Use these links to rapidly review the document

INDEX TO COMBINED CARVE-OUT FINANCIAL STATEMENTS AND UNAUDITED CONDENSED COMBINED INTERIM CARVE-OUT FINANCIAL STATEMENTS OF THE ENA BUSINESS OF OCI N.V.
CONTENTS

As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Darwin Holdings Limited
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	2870 (Primary Standard Industrial Classification Code Number)	98-1266249 (I.R.S. Employer Identification Number)

40 Bank Street
Canary Wharf
London E14 5DS
United Kingdom
+44 20-7519-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Douglas C. Barnard
Senior Vice President, General Counsel, and Secretary
CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL 60015
Telephone: (847) 405-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brian W. Duwe Richard C. Witzel, Jr. Skadden, Arps, Slate, Meagher & Flom LLP 155 N. Wacker Drive Chicago, IL 60614 Telephone: (312) 407-0700	Erika Wakid OCI N.V. Honthorststraat 19 1071 DC Amsterdam The Netherlands Telephone: +31 (0)20-723-4500	Robert P. Davis Paul M. Tiger Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Telephone: (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the other conditions to the combination described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary shares, nominal value $0.01 per share	335,963,707(1)	Not applicable	$13,289,070,618.93(2)	$1,338,209.42(3)

(1)
Represents the maximum number of the registrant's ordinary shares estimated to be issuable pursuant to the combination agreement described herein upon the completion of the combination described herein. Calculated as the sum of (a) 81,920,050 shares, representing an estimate of the maximum number of shares issuable as base share consideration (as defined herein), (b) 15,963,512 shares, representing an estimate of the maximum number of shares issuable as additional consideration (as defined herein), calculated as the quotient obtained by dividing (i) $700,000,000 by (ii) $43.85, which is the 52-week low trading price per share of CF Industries Holdings, Inc. ("CF Holdings") common stock on the New York Stock Exchange (the "NYSE") for the 52 weeks ended October 30, 2015, and (c) 238,080,145 shares, representing an estimate of the number of shares issuable as merger consideration with respect to shares of CF Holdings common stock, calculated as the sum of (i) 233,075,336 (the number of shares of CF Holdings common stock outstanding as of October 30, 2015) and (ii) 5,004,809, representing an estimate of the number of shares of CF Holdings common stock subject to, underlying or issuable in connection with the vesting, settlement or exercise of stock options, restricted stock units, performance restricted stock units, performance shares, phantom shares and other similar rights and awards under CF Holdings equity compensation plans that were outstanding as of October 30, 2015 or that may be issued or granted prior to completion of the combination.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price of the registrant's ordinary shares in respect of the shares identified in clauses (a) and (b) of note (1) above is $1,107,700,000, which is the book value of the purchased companies (as defined herein) other than Firewater One S.a.r.l. as of June 30, 2015, the most recent practicable date for which such information is available. Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant's ordinary shares in respect of the shares identified in clause (c) of note (1) above is $12,181,370,618.93, calculated as the number of such shares multiplied by $51.165, which is the average of the high and low prices of CF Holdings common stock on the NYSE on October 30, 2015.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This document relates to a combination agreement, dated as of August 6, 2015, as amended, by and among CF Industries Holdings, Inc., a Delaware corporation, OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands, Darwin Holdings Limited, a private company limited by shares incorporated under the law of England and Wales, and Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect subsidiary of Darwin Holdings.

        The combination agreement provides for the combination of CF Industries Holdings with OCI's European, North American and global distribution businesses under Darwin Holdings. As a result of the combination, OCI, existing shareholders of OCI and existing shareholders of CF Industries Holdings will receive ordinary shares of Darwin Holdings.

        This document serves different purposes depending on the investors to whom it is delivered and contains two forms of prospectuses. With respect to CF Industries Holdings and the holders of its common stock, this document serves as: (a) a proxy statement for the special meeting of CF Industries Holdings shareholders being held on                        , 2016, where such shareholders will vote on, among other things, a proposal to adopt the combination agreement, which serves as an agreement of merger for purposes of the General Corporation Law of the State of Delaware and (b) a prospectus for the Darwin Holdings ordinary shares that CF Industries Holdings shareholders will receive in the combination. With respect to OCI and the OCI shareholders, this document serves as: (a) a shareholders circular for the extraordinary general meeting of OCI shareholders being held on                        , 2016, where such shareholders will vote on, among other things, a proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination and (b) a prospectus for the Darwin Holdings ordinary shares that OCI shareholders will receive in connection with the combination.

        The two prospectuses being delivered to CF Industries Holdings shareholders and OCI shareholders are identical in all respects, except that:

  •
  the Letter to shareholders of CF Industries Holdings and the section entitled "Additional Information" on the page subsequent to the letter, the Notice of the Special Meeting of CF Holdings Shareholders and the sections entitled "Proposal No. 1—Adoption of the Combination Agreement and Approval of the Merger", "Proposal No. 2—Advisory (Non-Binding) Vote on Certain Compensation Arrangements" and "Proposal 3—Adjournment Proposal" appear only in the prospectus being delivered to CF Industries Holdings shareholders;

  •
  the Letter to shareholders of OCI and the section entitled "Additional Information" on the page subsequent to the letter, and the sections entitled "Proposal No. 1—Approval (within the meaning of Section 2:107a of the Dutch Civil Code) of the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination," "Proposal No. 2—Approval to increase the issued share capital and amendment of the articles of association of OCI," "Proposal No. 3—Approval to decrease the issued share capital and amendment of the articles of association of OCI," "Proposal No. 4—Approval to extend the designation of the OCI board of directors as the authorised body to issue shares in the share capital of OCI" and "Proposal No. 5—Approval to extend the designation of the OCI board of directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares" appear only in the prospectus being delivered to the OCI shareholders;

  •
  terms used in each form of prospectus will be defined the first time they are used and, accordingly, may be defined in different sections as a result of the differences outlined above; and

  •
  the table of contents, as well as the page numbers, of each document will be different as a result of the differences outlined above.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2015

[LETTER TO CF INDUSTRIES HOLDINGS, INC. SHAREHOLDERS]

To the shareholders of CF Industries Holdings, Inc.:

        You are cordially invited to attend a special meeting of the shareholders of CF Industries Holdings, Inc., which is referred to in this document as CF Holdings, to be held on             , 2016 at            local time, at            .

        As previously announced, on August 6, 2015, CF Holdings entered into a combination agreement, as may be amended from time to time, which is referred to in this document as the combination agreement, with OCI N.V., which is referred to in this document as OCI, Darwin Holdings Limited, which is referred to in this document as New CF, and Beagle Merger Company LLC, which is referred to in this document as MergerCo. The combination agreement provides for the combination, on the terms and subject to the conditions specified in the combination agreement, of CF Holdings with OCI's European, North American and global distribution businesses under New CF, a new holding company incorporated under the law of England and Wales that will be re-registered as a public limited company prior to the completion of the combination, as follows:

  •
  OCI will contribute certain holding companies that hold portions of OCI's European, North American and global distribution businesses to New CF in exchange for:

  •
  New CF ordinary shares, referred to in this document, after giving effect to any adjustment as described below, as the base share consideration, plus

  •
  additional consideration of $700 million (subject to adjustment as provided in the combination agreement) to be paid in cash, ordinary shares of New CF or a mixture of cash and ordinary shares of New CF, as determined by CF Holdings in accordance with the terms of the combination agreement.

    The base share consideration will represent 25.6% of the ordinary shares of New CF that, upon consummation of the combination, would be outstanding or subject to compensatory equity awards, subject to downward adjustment to account for the assumption by New CF, as contemplated by the combination agreement, of any of OCI's 3.875% Convertible Bonds due 2018 that remain outstanding as of the closing date of the combination, which is referred to in this document as the closing date.

  •
  OCI will distribute pro rata to its shareholders an amount of New CF ordinary shares, as determined in OCI's reasonable discretion, but not less than 80%, of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF.

  •
  MergerCo will then merge with and into CF Holdings, which transaction is referred to in this document as the merger, on the closing date, with CF Holdings surviving the merger as a wholly-owned subsidiary of New CF. At the effective time of the merger, each issued and outstanding share of CF Holdings common stock will be converted into the right to receive one ordinary share of New CF.

  •
  Subject to the satisfaction of certain additional conditions to closing, immediately before the effective time of the merger, CF Holdings or its designee will purchase for $517.5 million in cash a 45% equity interest in OCI's greenfield methanol production facility under construction near Beaumont, Texas.

        A complete copy of the combination agreement is attached as Annex A to this document.

        Upon completion of the combination and based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares and the balance of the additional consideration is paid in cash, the former shareholders of CF Holdings would own approximately 71.9%, and OCI and its shareholders would own approximately 28.1%, of New CF ordinary shares outstanding or subject to compensatory equity awards.

        The actual ownership split of New CF upon completion of the combination as between former CF Holdings shareholders, on the one hand, and OCI and its shareholders, on the other hand, will be dependent on the CF Holdings share price at the time of closing, the amount of convertible bonds to be assumed by New CF at closing, the amount of adjustments to the amount of the additional consideration and the mix of cash and New CF ordinary shares used to pay the additional consideration.

        The exchange of CF Holdings common stock for New CF ordinary shares in the merger will be a taxable transaction, for U.S. federal income tax purposes, for CF Holdings shareholders.

        The New CF ordinary shares are expected to be listed on the New York Stock Exchange under the symbol "CF." CF Holdings is holding a special meeting of its shareholders to obtain the shareholder approval necessary to adopt the combination agreement and approve the merger. At the special meeting, holders of CF Holdings common stock who are entitled to vote will be asked to adopt the combination agreement and thereby approve the transactions contemplated by the combination agreement, including the merger. The combination is also subject to approval of OCI shareholders and other conditions specified in the combination agreement and described in the accompanying document. CF Holdings shareholders are also being asked to approve at the special meeting, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the combination; this approval is not a condition to the completion of the combination. More information about CF Holdings, OCI, New CF, MergerCo and the proposed combination and merger is contained in this document. CF Holdings' board of directors urges all CF Holdings shareholders to read this document and the documents included with this document, including the Annexes, or incorporated by reference in this document, carefully and in their entirety. In particular, the CF Holdings board of directors urges you to read carefully "Risk Factors" beginning on page 29 of this document.

        After careful consideration, the CF Holdings board of directors has determined that the combination agreement and the transactions contemplated by the combination agreement, including the merger, are advisable and in the best interests of CF Holdings and its shareholders. The board of directors of CF Holdings unanimously recommends that you vote "FOR" the adoption of the combination agreement and approval of the merger and "FOR" the other proposals described in this document. Your vote is very important. Approval of the proposal to approve the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the combination will not be binding on CF Holdings. With the exception of the proposal to adopt the combination agreement and approve the merger, approval of the proposals is not a condition to the completion of the combination. Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in this document to make sure that your shares are represented.

        On behalf of the CF Holdings board of directors, thank you for your consideration and continued support.

Very truly yours,
Stephen A. Furbacher Chairman of the Board

        None of the Securities and Exchange Commission, the U.K. Financial Conduct Authority or any state securities commission has approved or disapproved of any of the transactions described in this document or the New CF ordinary shares to be issued in such transactions under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this document is not intended to be, and is not, a prospectus for the purposes of the Prospectus Rules made under the U.K. Financial Services and Markets Act 2000 (as set out in the U.K. Financial Conduct Authority's Handbook).

        This document is dated            , 201 , and is first being mailed to CF Holdings shareholders on or about            , 201  .

ADDITIONAL INFORMATION

        This document incorporates by reference important business and financial information about CF Holdings from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone from CF Holdings at the following address and telephone number:

Investor Relations
CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL 60015-2590
(847) 405-2550

        In addition, if you have questions about the combination or the special meeting, or if you need to obtain copies of this document, proxy cards, election forms or other documents incorporated by reference in this document, you may contact the contact listed below. You will not be charged for any of the documents you request.

        If you would like to request documents, please do so by                , 201    , in order to receive them before the special meeting.

        For a more detailed description of the information incorporated by reference in this document and how you may obtain it, see "Where You Can Find More Information" beginning on page 357 of the accompanying document.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2015

LETTER TO SHAREHOLDERS OF OCI N.V.

To the shareholders of OCI N.V.:

        You are cordially invited to attend an extraordinary general meeting of the shareholders of OCI N.V., which is referred to in this document as OCI, to be held on                    , 2016 at            local time, at                .

        As previously announced, on August 6, 2015, OCI entered into a combination agreement, as may be amended from time to time, which is referred to in this document as the combination agreement, with CF Industries Holdings, Inc., which is referred to in this document as CF Holdings, Darwin Holdings Limited, which is referred to in this document as New CF, and Beagle Merger Company LLC, which is referred to in this document as MergerCo. The combination agreement provides for the combination, on the terms and subject to the conditions specified in the combination agreement, of OCI's European, North American and global distribution businesses with CF Holdings under New CF, a new holding company incorporated under the law of England and Wales that will be re-registered as a public limited company prior to the completion of the combination, as follows:

  •
  OCI will contribute certain holding companies that hold portions of OCI's European, North American and global distribution businesses to New CF in exchange for:

  •
  New CF ordinary shares, referred to in this document, after giving effect to any adjustment as described below, as the base share consideration, plus

  •
  additional consideration of $700 million (subject to adjustment as provided in the combination agreement) to be paid in cash, ordinary shares of New CF or a mixture of cash and ordinary shares of New CF, as determined by CF Holdings in accordance with the terms of the combination agreement.

    The base share consideration will represent 25.6% of the ordinary shares of New CF that, upon consummation of the combination, would be outstanding or subject to compensatory equity awards, subject to downward adjustment to account for the assumption by New CF, as contemplated by the combination agreement, of any of OCI's 3.875% Convertible Bonds due 2018 that remain outstanding as of the closing date of the combination, which is referred to in this document as the closing date.

  •
  OCI will distribute pro rata to its shareholders an amount of New CF ordinary shares, as determined in OCI's reasonable discretion, but not less than 80%, of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF.

  •
  MergerCo will then merge with and into CF Holdings, which transaction is referred to in this document as the merger, on the closing date, with CF Holdings surviving the merger as a wholly-owned subsidiary of New CF. At the effective time of the merger, each issued and outstanding share of CF Holdings common stock will be converted into the right to receive one ordinary share of New CF.

  •
  Subject to the satisfaction of certain additional conditions to closing, immediately before the effective time of the merger, CF Holdings or its designee will purchase for $517.5 million in cash a 45% equity interest in OCI's greenfield methanol production facility under construction near Beaumont, Texas.

        A complete copy of the combination agreement is attached as Annex A to this document.

        Upon completion of the combination and based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar $(51), before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares and the balance of the additional consideration is paid in cash, the former shareholders of CF Holdings would own approximately 71.9%, and OCI and its shareholders would own approximately 28.1%, of New CF ordinary shares outstanding or subject to compensatory equity awards.

        The actual ownership split of New CF upon completion of the combination as between former CF Holdings shareholders, on the one hand, and OCI and its shareholders, on the other hand, will be dependent on the CF Holdings share price at the time of closing, the amount of convertible bonds to be assumed by New CF at closing, the amount of adjustments to the amount of the additional consideration and the mix of cash and New CF ordinary shares used to pay the additional consideration.

        Upon consummation of the combination and assuming that the Natgasoline LLC conditions to closing are met, OCI shareholders will hold both New CF ordinary shares, which are expected to be listed on the New York Stock Exchange under the symbol "CF," along with their shares in OCI. After the completion of the combination, shares in OCI will represent an interest in the following assets:

  •
  Egyptian Fertilizers Company (100% owned): a granular urea plant located in Egypt.

  •
  Sorfert Algérie (51% owned): an integrated nitrogen fertilizer producer located in Algeria.

  •
  Egypt Basic Industries Corporation (60% owned): an anhydrous ammonia plant located in Egypt.

  •
  BioMCN (100% owned): a methanol and bio-methanol producer located in the Netherlands.

  •
  Natgasoline LLC (55% equity interest): a greenfield methanol production facility under construction in Beaumont, Texas (subject to New CF's option to purchase such 55% equity interest for a certain amount of time post-closing).

        The New CF ordinary shares are expected to be listed on the New York Stock Exchange under the symbol "CF." Following completion of the combination, the OCI shares are expected to remain listed on Euronext in Amsterdam, a regulated market of Euronext Amsterdam N.V., under the symbol "OCI," and its American Depository Receipts (ADRs) are expected to remain listed on the OTCQX International Premier market under the symbol "OCINY." OCI is holding an extraordinary general meeting of its shareholders to obtain the shareholder approvals necessary to consummate the combination. At the extraordinary general meeting, OCI shareholders who are entitled to vote will be asked to (i) approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination, (ii) increase the issued share capital and approve the amendment of the articles of association of OCI and (iii) decrease the issued share capital and approve the amendment of the articles of association of OCI. Approval of the three aforementioned proposals is a condition to completion of the combination. OCI shareholders are also being asked to vote on (i) a proposal to extend the designation of the OCI board of directors as the authorized body to issue shares in the share capital of OCI and (ii) a proposal to extend the designation of the OCI board of directors as the authorized body to restrict or exclude pre-emptive rights upon the issuance of shares. Approval of these last two proposals is not a condition to the completion of the combination. The combination is also subject to approval of CF Holdings' shareholders and other conditions specified in the combination agreement and described in the accompanying document. More information about CF Holdings, OCI, New CF, MergerCo and the proposed combination and merger is contained in this document. OCI's board of directors urges all OCI shareholders to read this document and the documents included with this document, including the Annexes, or incorporated by reference in this document, carefully and in their entirety. In particular, the OCI board of directors urges you to read carefully "Risk Factors" beginning on page 29 of this document.

        After careful consideration, the OCI board of directors has determined that the combination agreement and the transactions contemplated by the combination agreement are advisable and in the best interests of OCI shareholders. The board of directors of OCI unanimously recommends that you vote "FOR" the proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination, "FOR" the proposal to increase the issued share capital and amendment of the articles of association of OCI and "FOR" the proposal to decrease the issued share capital and amendment of the articles of association of OCI. In addition, the OCI board of directors unanimously recommends that you vote "FOR" the proposal to extend the designation of the OCI board of directors as the authorized body to issue shares in the share capital of OCI and "FOR" the proposal to extend the designation of the OCI board of directors as the authorized body to restrict or exclude pre-emptive rights upon the issuance of shares. Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this document to make sure that your shares are represented. The official invitation and agenda, including explanatory notes, for the OCI extraordinary general meeting are attached to this document as Annex K and will also be available on the website of OCI.

        On behalf of the OCI board of directors, thank you for your consideration and continued support.

Very truly yours,
Michael Bennett Chairman of the Board

        None of the Securities and Exchange Commission, the U.K. Financial Conduct Authority, the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) or any state securities commission has approved or disapproved of any of the transactions described in this document or the New CF ordinary shares to be issued in such transactions under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this document is not intended to be, and is not, a prospectus for the purposes of the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) or the Prospectus Rules made under the U.K. Financial Services and Markets Act 2000 (as set out in the U.K. Financial Conduct Authority's Handbook).

        This document is dated                    , 201  , and is first being made available to OCI shareholders on or about                    , 201  .

ADDITIONAL INFORMATION

        This document incorporates by reference important business and financial information about CF Holdings from documents that are not included in or delivered with the document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the document by requesting them in writing or by telephone from CF Holdings at the following address and telephone number:

Investor Relations
CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL 60015-2590
(847) 405-2550

        If you have questions about the combination or the OCI extraordinary general meeting, you may contact the OCI Investor Relations Director in writing or by telephone at:

Hans Zayed
Email: investor.relations@oci.nl
Telephone: +31 (0)6-1825-1367

        In addition, if you need to obtain copies of this document, the full agenda, including explanatory notes, and other ancillary documentation required under Dutch law for the OCI extraordinary general meeting, you may obtain them from the websites www.oci.nl and www.abnamro.com/evoting, or via the contact listed below. You will not be charged for any of the documents you request.

ABN AMRO Bank N.V.
Email: corporate.broking@nl.abnamro.com
Telephone: +31 (0)20-344-2000

        If you would like to request documents, please do so by                        , 201  , in order to receive them before the extraordinary general meeting.

        For a more detailed description of the information incorporated by reference in this document and how you may obtain it, see "Where You Can Find More Information" beginning on page 357 of the accompanying document.

 [NOTICE OF SPECIAL MEETING OF CF INDUSTRIES HOLDINGS, INC. SHAREHOLDERS]

CF Industries Holdings, Inc.

Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD            , 2016

To the Shareholders of CF Industries Holdings, Inc.:

        A special meeting of the shareholders of CF Industries Holdings, Inc. will be held on            , 2016, commencing at            , local time, at            , to consider and vote on:

        1.     a proposal to adopt the combination agreement, dated as of August 6, 2015, by and among CF Holdings, New CF, MergerCo and OCI, and approve the merger;

        2.     a proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination; and

        3.     a proposal to adjourn the special meeting of CF Holdings shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CF Holdings special meeting to adopt the combination agreement and approve the merger.

        The above matters are more fully described in this document, which also includes, as Annex A, the complete text of the combination agreement. The close of business on             , 201  is the record date for determining shareholders entitled to vote at the special meeting. A list of these shareholders will be available in our corporate headquarters at the above address before the special meeting. We urge you to read carefully this document in its entirety including the Annexes and the documents incorporated by reference in this document. In particular, we urge you to read carefully "Risk Factors" beginning on page 29 of this document.

        Your proxy is being solicited by the board of directors of CF Holdings. After careful consideration, we have approved and declared advisable the combination agreement, the merger and all of the other transactions contemplated by the combination agreement, and have determined that the combination agreement and the transactions contemplated by the combination agreement, including the merger, are advisable and in the best interests of CF Holdings and its shareholders.

        We unanimously recommend that you vote "FOR" the proposal to adopt the combination agreement and approve the merger, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination, and "FOR" the adjournment proposal. Your vote is very important.

        The affirmative vote of the holders of a majority of the issued and outstanding shares of CF Holdings common stock outstanding and entitled to vote is required for the adoption of the combination agreement and approval of the merger. For each of Proposals 2 and 3, an affirmative vote of a majority of shares present in person or represented by proxy at the special meeting and entitled to vote thereon is required in order to approve such proposal. A quorum is not required in order to hold a vote on Proposal 3, the adjournment proposal. Approval of the proposal to approve the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the combination will not be binding on CF Holdings. Whether or not you attend the special meeting in person, to ensure your representation at the special meeting, please submit your proxy as described in this document.

        You may submit your proxy (1) over the Internet, (2) by telephone or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted to ensure that all your shares will be voted. If you submit your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in this document. If you hold your shares in the name of a bank, brokerage firm, dealer, trust company or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares or when changing those instructions. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will not have the discretion to vote your shares without your instructions.

        The prompt return of your proxy card, or your prompt voting by telephone or over the Internet, will assist us in preparing for the special meeting.

                      By order of the board of directors,

                      Douglas C. Barnard
                       Senior Vice President, General Counsel, and Secretary

Page
Record Date; Shareholders Entitled to Vote	66
Quorum	67
Required Vote	67
Failures to Submit a Proxy or Attend the Special Meeting of CF Holdings Shareholders, Broker Non-Votes and Abstentions	67
How to Vote Your Shares	67
Voting of Proxies	68
Revocation of Proxies	68
Solicitation of Proxies	69
Proposal No. 1—Adoption of the Combination Agreement and Approval of the Merger	69
Proposal No. 2—Advisory (Non-Binding) Vote on Certain Compensation Arrangements	69
Proposal No. 3—Adjournment Proposal	70
THE EXTRAORDINARY GENERAL MEETING OF OCI SHAREHOLDERS	71
General	71
Date, Time and Place	71
Purpose of the Extraordinary General Meeting of OCI Shareholders	71
Recommendation of the OCI Board of Directors	71
Record Date; Shareholders Entitled to Vote	72
Quorum	72
Required Vote	72
Failures to Submit a Proxy or Attend the Extraordinary General Meeting of OCI Shareholders and Abstentions	72
How to Vote Your Shares	72
Voting of Proxies	72
Change of Votes	73
Proposal No. 1—Approval (within the meaning of Section 2:107a of the Dutch Civil Code) of the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination	73
Proposal No. 2—Approval to increase the issued share capital and amendment of the articles of association of OCI	73
Proposal No. 3—Approval to decrease the issued share capital and amendment of the articles of association of OCI	74
Proposal No. 4—Approval to extend the designation of the OCI board of directors as the authorised body to issue shares in the share capital of OCI	74
Proposal No. 5—Approval to extend the designation of the OCI board of directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares	75
THE PARTIES TO THE COMBINATION	76
CF Holdings	76
OCI	76
New CF	77
MergerCo	77
EXCHANGE RATES	78
THE COMBINATION	79
Structure of the Combination	79
Background of the Combination	81

v

Page
Takeover Provisions	309
Mandatory Purchases and Acquisitions	310
COMPARISON OF RIGHTS OF SHAREHOLDERS OF CF HOLDINGS, OCI AND NEW CF	311
FUTURE SHAREHOLDER PROPOSALS	355
New CF	355
CF Holdings	355
OCI	355
LEGAL MATTERS	356
EXPERTS	356
WHERE YOU CAN FIND MORE INFORMATION	357
INDEX TO COMBINED CARVE-OUT FINANCIAL STATEMENTS AND UNAUDITED CONDENSED COMBINED INTERIM CARVE-OUT FINANCIAL STATEMENTS OF THE ENA BUSINESS OF OCI N.V.	FS-1
ANNEX A-COMBINATION AGREEMENT	A-1
ANNEX B-SHAREHOLDERS' AGREEMENT	B-1
ANNEX C-FIREWATER ONE TERM SHEET	C-1
ANNEX D-IRREVOCABLE UNDERTAKINGS	D-1
ANNEX E-NEW CF ARTICLES OF ASSOCIATION	E-1
ANNEX F-OCI'S ARTICLES OF ASSOCIATION	F-1
ANNEX G-OPINION OF MORGAN STANLEY	G-1
ANNEX H-OPINION OF GOLDMAN SACHS	H-1
ANNEX I-OPINION OF ZAOUI & CO.	I-1
ANNEX J-OPINION OF MERRILL LYNCH INTERNATIONAL	J-1
ANNEX K-MATERIALS FOR OCI'S EXTRAORDINARY GENERAL MEETING AS REQUIRED BY DUTCH LAW	K-1

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address briefly some commonly asked questions regarding the combination, the CF Holdings special meeting and the OCI extraordinary general meeting. These questions and answers only highlight some of the information contained in this document. They may not contain all the information that is important to you. You should read carefully this entire document, including the Annexes and the documents incorporated by reference into this document, to understand fully the proposed combination and the voting procedures for the CF Holdings special meeting and/or the OCI extraordinary general meeting. See "Where You Can Find More Information" beginning on page 357 of this document.

Q:
Why am I receiving this document?

A:
CF Holdings, OCI, New CF and MergerCo have entered into the combination agreement that is described in this document. Pursuant to the terms of the combination agreement, OCI's European, North American and global distribution businesses will be transferred to New CF. Following the transfer, MergerCo, a wholly-owned subsidiary of New CF, will merge with and into CF Holdings, with CF Holdings surviving as a wholly-owned subsidiary of New CF. As a result of the combination, New CF, a private company limited by shares incorporated under the law of England and Wales that will be re-registered as a public limited company prior to the completion of the combination, will hold CF Holdings and OCI's European, North American and global distribution businesses.

CF Holdings will hold a special meeting of CF Holdings shareholders in order to obtain the approval of CF Holdings shareholders necessary to adopt the combination agreement and approve the merger, as described in this document.

OCI will hold an extraordinary general meeting of OCI shareholders in order to obtain the approval of OCI shareholders necessary for the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination, as described in this document.

The parties will be unable to complete the combination unless the requisite CF Holdings and OCI shareholder approvals are obtained at the shareholders' meetings. However, as described below, the combination is not conditional on approval of certain of the matters being presented at the CF Holdings special meeting and the OCI extraordinary general meeting.

CF Holdings and OCI have included in this document important information about the combination, the combination agreement (a copy of which is attached as Annex A), the other transactions contemplated by the combination agreement, the CF Holdings special meeting and the OCI extraordinary general meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the CF Holdings special meeting and/or the OCI extraordinary general meeting by granting a proxy or by voting your shares as described below under "—How do I vote?"

Q:
When and where will the CF Holdings special meeting and the OCI extraordinary general meeting be held?

A:
The CF Holdings special meeting will be held on            , 201      at            local time, at            .

The OCI extraordinary general meeting will be held on            , 201            at            local time, at            Amsterdam, the Netherlands.

Q:
What will the CF Holdings shareholders receive as consideration in the combination?

A:
If the merger is completed, each share of CF Holdings common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into and become the right to receive one New CF ordinary share. The one-for-one ratio is fixed, and, as a result, the number of New CF ordinary shares received by the CF Holdings shareholders in the merger will not fluctuate based on the market price of a share of CF Holdings common stock prior to the merger. The New CF ordinary shares received by the CF Holdings shareholders will be registered with the Securities and Exchange Commission, which is referred to in this document as the SEC, and are expected to be listed on the New York Stock Exchange, which is referred to in this document as the NYSE, under the symbol "CF." For more information, see "The Combination—Receipt of New CF Ordinary Shares by CF Holdings Shareholders."

Each New CF ordinary share will be issued in accordance with, and subject to the rights and obligations of, the articles of association of New CF, which are referred to in this document as the New CF articles. The New CF articles that will be in effect at the consummation of the combination are attached as Exhibit A to this document. Following the merger, CF Holdings common stock will be delisted from NYSE. For a description of the rights and privileges of a holder of shares of CF Holdings common stock as compared to a holder of New CF ordinary shares, see "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF" beginning on page 311 of this document.

Q:
What will the OCI shareholders receive as consideration in the combination?

A:
If the combination is completed, OCI will receive a fixed 25.6% of New CF's ordinary shares, subject to downward adjustment to account for the assumption by New CF of any of the convertible bonds that remain outstanding as of the closing date. OCI will receive additional consideration of $700 million (subject to adjustment as provided in the combination agreement) to be paid in cash, ordinary shares of New CF or a mixture of cash and ordinary shares of New CF, as determined by CF Holdings in accordance with the terms of the combination agreement. Prior to the effective time of the merger, OCI will distribute pro rata to its shareholders an amount of New CF ordinary shares, as determined in OCI's reasonable discretion, but not less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF. The New CF ordinary shares received by the OCI shareholders in the distribution will be registered with the SEC, and are expected to be listed on the NYSE under the symbol "CF." OCI shareholders will also retain their ordinary shares of OCI, and after the combination will be shareholders of both New CF and OCI. Following the closing date, the OCI shares are expected to remain listed on Euronext in Amsterdam, a regulated market of Euronext Amsterdam N.V., under the symbol "OCI," and its American Depository Receipts (ADRs) are expected to remain listed on the OTCQX International Premier market under the symbol "OCINY." For more information, see "The Combination—Receipt of New CF Ordinary Shares by OCI Shareholders."

No fractional New CF ordinary shares will be distributed in connection with the distribution. Instead, each holder of OCI ordinary shares who would otherwise have been entitled to receive a fraction of a share of New CF ordinary shares (after aggregating all shares represented by book-entry shares of such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of CF Holdings common stock reported on the NYSE on the trading day immediately preceding the closing date, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of New CF ordinary shares to which such holder would otherwise have been entitled.

  Each New CF ordinary share will be issued in accordance with, and subject to the rights and obligations of, the New CF articles. The New CF articles that will be in effect at the consummation of the combination are attached as Exhibit A to this document. For a description of the rights and privileges of a holder of OCI ordinary shares as compared to a holder of New CF ordinary shares, see "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF" beginning on page 311 of this document.

Q:
What proposals are being voted on at the CF Holdings special meeting and what shareholder vote is required to adopt those proposals?

A:
(1) proposal to adopt the combination agreement and approve the merger: The affirmative vote of the holders of a majority of the issued and outstanding shares of CF Holdings common stock outstanding and entitled to vote.

(2) proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination: The affirmative vote of a majority of shares present in person or represented by proxy at the special meeting and entitled to vote thereon. This proposal is advisory and therefore not binding on the CF Holdings board of directors.

(3) proposal to adjourn the special meeting of CF Holdings shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CF Holdings special meeting to adopt the combination agreement and approve the merger: The affirmative vote of a majority of shares present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

The adoption of the combination agreement and approval of the merger are not conditional on approval of proposals 2 or 3 described above.

As of the CF Holdings record date, the directors and executive officers of CF Holdings and their affiliates owned and were entitled to vote            shares of CF Holdings common stock, representing approximately            % of the CF Holdings common stock outstanding on that date.

Q:
What proposals are being voted on at the OCI extraordinary general meeting and what shareholder vote is required to adopt those proposals?

A:
(1) proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination: The affirmative vote of a simple majority of the votes cast at the OCI extraordinary general meeting.

(2) proposal to increase the issued share capital and amendment of the articles of association of OCI: The affirmative vote of a simple majority of the votes cast at the OCI extraordinary general meeting. This proposal no. 2 is subject to adoption of proposal no. 3 described below.

(3) proposal to decrease the issued share capital and amendment of the articles of association of OCI: The affirmative vote of a simple majority of the votes cast at the OCI extraordinary general meeting, and in the event that less than one half of the issued share capital is represented at the OCI extraordinary general meeting, the affirmative vote of a two-thirds majority of votes cast at such meeting. This proposal no. 3 is subject to adoption of proposal no. 2 described above.

(4) proposal to extend the designation of the OCI board of directors as the authorised body to issue shares in the share capital of OCI: The affirmative vote of a majority of the votes cast at the OCI extraordinary general meeting.

  (5) proposal to extend the designation of the OCI board of directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares: The affirmative vote of a majority of the votes cast at the OCI extraordinary general meeting, and in the event that less than one half of the issued share capital is represented at the OCI extraordinary general meeting, the affirmative vote of a two-thirds majority of votes cast at such meeting.

  The combination is conditional on approval of proposals 1, 2 and 3 described above, but is not conditional on approval of proposals 4 or 5 described above.

Q:
What constitutes a quorum?

A:
CF Holdings: The holders of a majority of shares of CF Holdings common stock issued and outstanding and entitled to vote at the CF Holdings special meeting, present in person or represented by proxy, shall constitute a quorum at the special meeting. Shareholders who have submitted properly executed or transmitted proxies that are marked "abstain" will be treated as "present" for these purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the CF Holdings special meeting.

OCI: There are no quorum requirements for adopting proposals (1), (2) and (4), as referred to above, at the OCI extraordinary general meeting. With respect to proposals (3) and (5), the holders of more than one half of the issued share capital of OCI must be represented at the OCI extraordinary general meeting. If less than one half of the issued share capital of OCI is represented at the OCI extraordinary general meeting, the affirmative vote of more than two-thirds of the votes cast is required to adopt the proposal.

Q:
What are the recommendations of the CF Holdings and OCI boards of directors regarding the proposals being put to a vote at their respective shareholders' meetings?

A:
CF Holdings: The CF Holdings board of directors has unanimously approved the combination agreement and the transactions contemplated thereby and determined that they are advisable and in the best interests of CF Holdings and its shareholders.

The CF Holdings board of directors unanimously recommends that CF Holdings shareholders vote:

•
"FOR" the proposal to adopt the combination agreement and approve the merger;

•
"FOR" the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination; and

•
"FOR" the proposal to adjourn the special meeting of CF Holdings shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CF Holdings special meeting to adopt the combination agreement and approve the merger.

See "The Combination—Recommendation of the CF Holdings Board of Directors and CF Holdings' Reasons for the Combination" beginning on page 86 of this document.

In considering the recommendation of the board of directors of CF Holdings, you should be aware that certain directors and executive officers of CF Holdings will have interests in the proposed combination that may be different from, or in addition to, the interests of CF Holdings shareholders generally. See "The Combination—Interests of Certain Persons in the Combination—CF Holdings" beginning on page 126 of this document.

OCI: The OCI board of directors has unanimously approved the combination agreement and the transactions contemplated thereby and determined that they are advisable and in the best interests of the shareholders of OCI.

x

  The OCI board of directors unanimously recommends that OCI shareholders vote:

  •
  "FOR" the proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination;

  •
  "FOR" the proposal to increase the issued share capital and amendment of the articles of association of OCI;

  •
  "FOR" the proposal to decrease the issued share capital and amendment of the articles of association of OCI;

  •
  "FOR" the proposal to extend the designation of the OCI board of directors as the authorized body to issue shares in the share capital of OCI; and

  •
  "FOR" the proposal to extend the designation of the OCI board of directors as the authorized body to restrict or exclude pre-emptive rights upon the issuance of shares.

  See "The Combination—Recommendation of the OCI Board of Directors and OCI's Reasons for the Combination" beginning on page 99 of this document.

  In considering the recommendation of the board of directors of OCI, you should be aware that certain directors and executive officers of OCI will have an interest in the proposed combination that may be different from, or in addition to, the interests of OCI shareholders generally. See "The Combination—Interests of Certain Persons in the Combination—OCI" beginning on page 130 of this document.

Q:
When is the combination expected to be completed?

A:
As of the date of this document, the combination is expected to be completed in 2016. However, no assurance can be provided as to when or if the combination will be completed. The required vote of CF Holdings shareholders and OCI shareholders to adopt the required shareholder proposals at their respective shareholders' meetings, as well as necessary regulatory consents and approvals, must first be obtained and other conditions specified in the combination agreement must be satisfied or, if permitted by applicable laws, waived.

Q:
Who is entitled to vote?

A:
CF Holdings: The board of directors of CF Holdings has fixed a record date of                    , 201 as the CF Holdings record date. If you were a CF Holdings shareholder of record as of the close of business on the CF Holdings record date, you are entitled to receive notice of and to vote at the CF Holdings special meeting and any adjournments thereof for more than 30 days. If you hold shares as of the record date through a bank, brokerage firm, dealer, trust company or other nominee, you must follow the instructions provided by your bank, brokerage firm, dealer, trust company or other nominee in order to vote your shares.

OCI: Pursuant to Section 2:119 paragraph 2 of the Dutch Civil Code, the record date for the OCI extraordinary general meeting must be the 28th day before the date of the OCI extraordinary general meeting. Accordingly,                    , 201    will be the record date for the OCI extraordinary general meeting, which is referred to in this document as the OCI record date. If you were an OCI shareholder of record as of the close of business on the OCI record date, you are entitled to attend and to vote at the OCI extraordinary general meeting and any postponement thereof. If you hold shares as of the record date through a bank, brokerage firm, dealer, trust company or other nominee, you must follow the instructions provided by your bank, brokerage firm, dealer, trust company or other nominee in order to vote your shares.

Q:
What if I sell my CF Holdings common stock before the CF Holdings special meeting or my OCI ordinary shares before the OCI extraordinary general meeting?

A:
CF Holdings: The CF Holdings record date is earlier than the date of the CF Holdings special meeting and the date that the combination is expected to be completed. If you transfer your shares after the CF Holdings record date but before the CF Holdings special meeting, you will retain your right to attend and vote at the CF Holdings special meeting, but will have transferred the right to receive New CF ordinary shares pursuant to the combination. In order to receive the New CF ordinary shares, you must hold your shares through completion of the combination.

OCI: The OCI record date will be the 28th day before the date of the OCI extraordinary general meeting and is earlier than the date that the combination is expected to be completed. If you transfer your shares after the OCI record date but before the OCI extraordinary general meeting, you will retain your right to attend and to vote at the OCI extraordinary general meeting, but will have transferred the right to receive New CF ordinary shares in connection with the combination. In order to receive the New CF ordinary shares, you must hold your shares through completion of the combination.

Q:
How do I vote?

A:
CF Holdings: If you are a CF Holdings shareholder of record, you may vote your shares at the CF Holdings special meeting in one of the following ways:

•
by mailing your completed and signed proxy card in the enclosed return envelope;

•
by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•
by attending the CF Holdings special meeting and voting in person.

If you hold your CF Holdings common stock through a bank, brokerage firm, dealer, trust company or other nominee, you should follow the instructions provided by your bank, brokerage firm, dealer, trust company or other nominee in order to instruct them on how to vote such shares.

OCI: If you are an OCI shareholder of record, you may vote your shares at the OCI Holdings extraordinary general meeting in one of the following ways:

•
by granting a proxy in writing to a party of your choice who will vote in person at the meeting;

•
by granting a proxy to an independent third party: J.J.C.A. Leemrijse, civil law notary in Amsterdam, the Netherlands or her substitute, which we refer to in this document as the notary;

•
by electronic proxy by submitting a voting instruction at www.abnamro.com/evoting no later than                    , 2016, which we refer to in this document as e-voting; or

•
by attending the OCI extraordinary general meeting and voting in person.

Forms to be used to grant a proxy in writing are available free of charge at the offices of OCI and at www.oci.nl. Shareholders who wish to attend the extraordinary general meeting by proxy must ensure that their proxy have ultimately been received on            , 201  by the notary, at the offices of Allen & Overy LLP (Apollolaan 15, 1077 AB Amsterdam, the Netherlands), or, if sent in pdf-form electronically, at her e-mail address: joyce.leemrijse@allenovery.com. A copy of the written proxy must be shown at registration for the meeting.

If you hold your OCI ordinary shares through a bank, brokerage firm, dealer, trust company or other nominee, you should follow the instructions provided by your bank, brokerage firm, dealer, trust company or other nominee in order to instruct them on how to vote such shares.

Q:
If my CF Holdings common stock is held in "street name" by my bank, brokerage firm, dealer, trust company or other nominee will my bank, brokerage firm, dealer, trust company or other nominee automatically vote my common stock for me?

A:
No. Your bank, brokerage firm, dealer, trust company or other nominee will not vote your shares if you do not provide your bank, brokerage firm, dealer, trust company or other nominee with a signed voting instruction form with respect to your common stock, such failure to vote being referred to as a "broker non-vote." Therefore, you should instruct your bank, brokerage firm, dealer, trust company or other nominee to vote your common stock by following the directions your bank, brokerage firm, dealer, trust company or other nominee provides.

Broker non-votes are shares of common stock held by a bank, brokerage firm, dealer, trust company or other nominee that are present in person or represented by proxy at the special meeting, but with respect to which the bank, brokerage firm, dealer, trust company or other nominee is not instructed by the beneficial owner of such shares of common stock how to vote on a particular proposal and the bank, brokerage firm, dealer, trust company or other nominee does not have discretionary voting power on such proposal. Because banks, brokerage firms, dealers, trust companies and other nominees do not have discretionary voting authority with respect to any of the proposals at the CF Holdings special meeting, if a beneficial owner of CF Holdings common stock held in "street name" does not give voting instructions to the bank, brokerage firm, dealer, trust company or other nominee for any proposals, then those shares will not be counted as votes cast for or against any of the proposals. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the CF Holdings special meeting.

See "The Special Meeting of CF Holdings Shareholders—Failures to Submit a Proxy or Attend the Special Meeting of CF Holdings Shareholders, Broker Non-Votes and Abstentions" beginning on page 67 of this document.

Q:
How many votes do I have?

A:
CF Holdings: You are entitled to one vote for each share of CF Holdings common stock that you owned as of the close of business on the CF Holdings record date. As of the close of business on the CF Holdings record date,            shares of CF Holdings common stock were outstanding and entitled to vote at the special meeting.

OCI: You are entitled to one vote for each share of OCI ordinary shares that you owned as of the close of business on the OCI record date. As of the close of business on                    , 201    ,            OCI ordinary shares were outstanding and entitled to vote at the extraordinary general meeting.

Q:
What if I hold shares in both CF Holdings and OCI?

A:
If you are a shareholder of both CF Holdings and OCI, you will receive a package of proxy materials for the CF Holdings special meeting and the shareholders circular / prospectus, proxy form and other materials for the OCI extraordinary general meeting will be made available free of charge at the offices of OCI and at www.oci.nl. A vote as a CF Holdings shareholder for the proposal to adopt the combination agreement and approve the merger will not constitute a vote as an OCI shareholder for the proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination, or vice versa. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE FROM CF HOLDINGS AND/OR THE PROXY FORM MADE AVAILABLE AT THE WEBSITE OF OCI, OR SUBMIT A SEPARATE PROXY AS BOTH A CF HOLDINGS SHAREHOLDER AND AN OCI SHAREHOLDER FOR EACH SHAREHOLDERS' MEETING.

Q:
Should I send in my stock certificates now?

A:
CF Holdings: No. CF Holdings shareholders should keep their existing stock certificates at this time. If you are a holder of CF common stock, after the combination is completed, you will receive written instructions for exchanging your stock certificates for New CF ordinary shares.

OCI: All shares in OCI are registered shares. No share certificates have been issued.

Q:
What do I need to do now?

A:
If you are entitled to vote at the CF Holdings special meeting and/or the OCI extraordinary general meeting, you can vote in person by completing a ballot at the relevant meeting, or you can vote by proxy before the relevant meeting. Even if you plan to attend your company's shareholders' meeting, we encourage you to vote by proxy before the relevant meeting. After carefully reading and considering the information contained in this document, including the Annexes and the documents incorporated by reference, please submit your proxy in accordance with the instructions set forth on the relevant enclosed proxy card/proxy form, or mark, sign and date the relevant proxy card/proxy form, and return as soon as possible so that your shares may be voted at your company's relevant meeting. In this way, you will be able to instruct the persons identified as your proxy to vote your shares at your company's relevant meeting as directed by you.

If you are a shareholder of record and you sign and send in your proxy card and/or proxy form but do not indicate how you want to vote, your proxy will be voted "FOR" each of the proposals at the CF Holdings special meeting and OCI extraordinary general meeting.

If you hold your shares of CF Holdings common stock through a bank, brokerage firm, dealer, trust company or other nominee, you should follow the instructions provided by your bank, brokerage firm, dealer, trust company or other nominee when instructing them on how to vote your shares of CF Holdings common stock.

Q:
I am a CF Holdings shareholder. May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:
Yes, you may change your vote at any time before your proxy is voted at the CF Holdings special meeting. You can do this in one of four ways:

•
timely deliver a valid later-dated proxy by mail;

•
before midnight on the night before the CF Holdings special meeting, send a written notice of revocation to the corporate secretary of CF Holdings at the following address:

CF Industries Holdings, Inc.
4 Parkway North
Suite 400
Deerfield, Illinois 60015
Attention: Corporate Secretary

  •
  voting by telephone or through the Internet at a later date; or

  •
  attending the CF Holdings special meeting, requesting that your previously submitted proxy not be used, and voting in person.

  If you have instructed a bank, brokerage firm, dealer, trust company or other nominee to vote your shares, you must follow directions received from your bank, brokerage firm, dealer, trust company or other nominee to change your vote or revoke your proxy.

Q:
I am an OCI shareholder. May I change my vote after I have appointed a proxy or submitted my votes via e-voting?

A:
Yes, you may change your vote. You can do this in one of two ways:

•
if voting by proxy: timely delivery of a later-dated proxy by mail or electronically to the notary of the OCI extraordinary general meeting before            , 2016; and

•
if voting by e-voting: via your e-voting account before            , 2016 or attending the OCI extraordinary general meeting, requesting that your previously submitted votes via e-voting not be used, and voting in person.

If you have instructed a bank, brokerage firm, dealer, trust company or other nominee to vote your shares, you must follow directions received from your bank, brokerage firm, dealer, trust company or other nominee to change your vote or revoke your proxy.

Q:
Who can help answer my questions?

A:
If you have questions about the combination, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card/proxy form, you should, if you are a CF Holdings shareholder, contact                        the proxy solicitation agent for CF Holdings, at                , or, if you are an OCI shareholder, contact Maud de Vries, by telephone: +31 (0)20-723-4500 or by email: maud.devries@oci.nl or the OCI investor relations director, Hans Zayed, by telephone: +31 (0)6-1825-1367 or by email: investor.relations@oci.nl.

If your CF Holdings and/or OCI ordinary shares are held by a bank, brokerage firm, dealer, trust company or other nominee, you should contact your bank, brokerage firm, dealer, trust company or other nominee for additional information.

Q:
Where can I find more information?

A:
You can find more information about CF Holdings from various sources described under "Where You Can Find More Information" beginning on page 357 of this document. In addition, the assets of OCI to be included in the combination are described in the sections entitled "The ENA Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" beginning on pages 227 and 266, respectively, and in the ENA business' combined carve-out financial statements, which are referred to in this document as the Combined Carve-out Financial Statements, and unaudited condensed combined interim carve-out financial statements, which are referred to in this document as the Unaudited Condensed Combined Interim Carve-out Financial Statements, and related notes, which can be found beginning on page FS-1.

SUMMARY

        The following summary highlights selected information from this document and may not contain all of the information that may be important to you as a CF Holdings shareholder or OCI shareholder. Accordingly, we encourage you to read carefully this entire document, its Annexes and the documents referred to or incorporated by reference in this document. You may obtain the information incorporated by reference into this document without charge by following the instructions under the section entitled "Where You Can Find More Information" of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Combination (page 76)

CF Holdings

        CF Industries Holdings, Inc., which is referred to in this document as CF Holdings, a Delaware corporation, is one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. CF Holdings' address is 4 Parkway North, Suite 400, Deerfield, IL 60015, and its telephone number is (847) 405-2400.

OCI N.V.

        OCI N.V., which is referred to in this document as OCI, a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands, is a global producer and distributor of natural gas-based fertilizers and industrial chemicals. OCI's address is Honthorststraat 19, 1071 DC Amsterdam, the Netherlands, and its telephone number is +31 (0)20-723-4500.

        OCI's European, North American and global distribution businesses, which are referred to collectively in this document as the ENA business, are the portion of OCI's business to be combined with CF Holdings under New CF pursuant to the combination agreement. The ENA business consists of (i) manufacturing and supply of nitrogen fertilizers (including anhydrous ammonia, urea ammonium nitrate, granular urea and calcium ammonium nitrate), melamine and methanol in North America and Europe and (ii) trading and distribution of nitrogen fertilizers. See "The ENA Business" beginning on page 227 of this document.

New CF

        Darwin Holdings Limited, which is referred to in this document as New CF, a private company limited by shares incorporated under the law of England and Wales, was incorporated on July 31, 2015 for the purpose of engaging in the transactions contemplated by the combination agreement. New CF's registered address is 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom, and its telephone number is +44 20-7519-7000.

MergerCo

        Beagle Merger Company LLC, which is referred to in this document as MergerCo, a Delaware limited liability company, was formed on July 30, 2015 for the purpose of effecting the merger. MergerCo's address is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808, and its telephone number is (866) 403-5272.

Structure of the Combination (page 79)

        The combination agreement provides for the combination of CF Holdings with OCI's European, North American and global distribution businesses under New CF.

        The ENA business consists of the following assets and operations:

  •
  a nitrogen fertilizer and industrial chemical production facility in Geleen, the Netherlands;

  •
  a greenfield nitrogen fertilizer and industrial chemical production facility under construction in Wever, Iowa;

  •
  an equity interest of approximately 79.88% in a methanol and ammonia production facility near Beaumont, Texas, which is referred to in this document as OCI Beaumont;

  •
  a global distribution business; and

  •
  a greenfield methanol production facility under construction near Beaumont, Texas, which is referred to in this document as the Natgasoline project.

        OCI holds the ENA business (other than the Natgasoline project) through four direct or indirect wholly-owned subsidiaries, (i) OCI Fertilizer International B.V., (ii) OCI Nitrogen B.V., (iii) OCI Chem 1 B.V. and (iv) OCI Personnel B.V. OCI holds the Natgasoline project through an indirect wholly-owned subsidiary, Firewater One S.à.r.l., which is referred to in this document as Firewater One. These entities, including Firewater One, are collectively referred to in this document as the purchased companies.

        On the terms and subject to the conditions specified in the combination agreement, the combination will be effected as follows:

  •
  OCI will contribute the purchased companies (other than Firewater One) to New CF in exchange for:

  •
  New CF ordinary shares representing the base share consideration, plus

  •
  consideration, which is referred to in this document as the additional consideration, of $700 million (less (i) the estimated net amount owed by the purchased companies and their subsidiaries to OCI and its other subsidiaries as of immediately prior to the closing of the combination and (ii) the estimated amount of net debt of the purchased companies and their subsidiaries (other than any amount referred to in clause (i) and excluding any net debt of Firewater One and its subsidiaries incurred in connection to the Natgasoline project financing as described in the section entitled "Natgasoline Joint Venture") in excess of $1.95 billion as of immediately prior to the closing of the combination) to be paid in cash, ordinary shares of New CF or a mixture of cash and ordinary shares of New CF, as determined by CF Holdings in accordance with the terms of the combination agreement.

    The base share consideration will represent 25.6% of the ordinary shares of New CF that, upon consummation of the combination, would be outstanding or subject to compensatory equity awards, subject to downward adjustment to account for the assumption by New CF, as contemplated by the combination agreement, of any of OCI's 3.875% Convertible Bonds due 2018, which are referred to in this document as the convertible bonds, which remain outstanding at the effective time of the merger.

    The contribution of the purchased companies (other than Firewater One) to New CF in exchange for the base share consideration and the additional consideration is referred to in this document as the contribution.

  •
  OCI will distribute pro rata to its shareholders an amount of New CF ordinary shares, as determined in OCI's reasonable discretion, but not less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF. This distribution is referred to in this document as the distribution. The contribution together with the distribution is referred to in this document as the separation.

  •
  Following the distribution, MergerCo and CF Holdings will consummate the merger with CF Holdings surviving as a wholly-owned subsidiary of New CF. At the effective time of the merger,

    each issued and outstanding share of CF Holdings common stock will be converted into the right to receive one ordinary share of New CF.

  •
  Immediately before the effective time of the merger, CF Holdings or its designee will purchase for $517.5 million in cash a 45% equity interest in Firewater One, which transaction is referred to in this document as the Natgasoline joint venture. As part of the Natgasoline joint venture, CF Holdings or its designee will also acquire an option to acquire the remaining equity interests in Firewater One.

        The consummation of the Natgasoline joint venture is subject to conditions that are in addition to the conditions to which the consummation of the merger and the consummation of the separation are subject, and the consummation of the Natgasoline joint venture is not a condition to consummation of the merger and the separation.

        Accordingly, if the conditions to the consummation of the merger and the separation are satisfied or waived, but the additional conditions to the Natgasoline joint venture are not satisfied or waived, the combination may be effected without the consummation of the Natgasoline joint venture, in which case (i) OCI will retain 100% of its interest in Firewater One and the Natgasoline project, (ii) CF Holdings will not pay the $517.5 million to OCI, and (iii) CF Holdings will combine with the rest of the ENA business.

        Upon completion of the combination and based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest dollar ($51), before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares and the balance of the additional consideration is paid in cash, the former shareholders of CF Holdings would own approximately 71.9%, and OCI and its shareholders would own approximately 28.1%, of New CF ordinary shares outstanding or subject to compensatory equity awards.

        Based on the number of OCI ordinary shares outstanding as of October 30, 2015 and assuming (i) that all of the convertible bonds are converted by the holders thereof prior to the completion of the combination at the current conversion price of €28.4690 per ordinary share, and (ii) that OCI distributes an amount of New CF ordinary shares equal to 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF (and that the aggregate of such base share consideration and additional consideration paid in ordinary shares of New CF is 28.1% of New CF ordinary shares), OCI shareholders would receive in the distribution approximately                New CF ordinary shares for each OCI ordinary share that that they hold as of the time of the distribution. Moreover, the number of New CF ordinary shares that OCI shareholders will receive in the distribution may be further reduced to the extent convertible bonds remain outstanding at the closing of the combination and are assumed by New CF in accordance with the terms of the combination agreement.

        The actual ownership split of New CF upon completion of the combination as between former CF Holdings shareholders, on the one hand, and OCI and its shareholders, on the other hand, will be dependent on the CF Holdings share price at the time of closing, the amount of convertible bonds to be assumed by New CF at closing, the amount of net debt of the purchased companies and their subsidiaries and intercompany payables for purposes of determining, and the mix of cash and New CF ordinary shares used to pay the additional consideration. In particular, the conversion of the convertible bonds prior to closing, or the assumption of the convertible bonds by New CF at the closing of the combination, and the terms on which such bonds are converted and/or assumed, will affect the number of New CF ordinary shares to be received by the OCI and the OCI shareholders in the combination.

        The actual number of New CF ordinary shares received by OCI shareholders in the distribution will depend on the number of shares OCI receives as base consideration and additional consideration and the portion thereof that OCI determines to distribute to its shareholders in the distribution, which shall not be less than 80% of the aggregate number of shares received by OCI.

Simplified Current Structure

Simplified Structure Following the Separation and the Natgasoline Joint Venture and Immediately Prior to the Merger

Resulting Simplified Structure

(1)
Based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares.

Recommendation of the CF Holdings Board of Directors and CF Holdings' Reasons for the Combination (page 86)

        The CF Holdings board of directors has unanimously approved the combination agreement and the transactions contemplated thereby and determined that they are advisable and in the best interests of CF Holdings and its shareholders.

        The CF Holdings board of directors unanimously recommends that CF Holdings shareholders vote:

  •
  "FOR" the proposal to adopt the combination agreement and approve the merger;

  •
  "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination; and

  •
  "FOR" the proposal to adjourn the special meeting of CF Holdings shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CF Holdings special meeting to adopt the combination agreement and approve the merger.

        The CF Holdings board of directors, in consultation with members of CF Holdings management and its legal and financial advisors, considered many factors in (i) making its determination that the combination agreement, the combination and the other transactions contemplated thereby are advisable and in the best interests of CF Holdings and its shareholders and (ii) recommending that the shareholders of CF Holdings vote "FOR" the proposal to adopt the combination agreement.

        In considering the recommendation of the board of directors of CF Holdings, you should be aware that certain directors and executive officers of CF Holdings will have interests in the proposed combination that may be different from, or in addition to, the interests of CF Holdings shareholders generally. See "The Combination—Interests of Certain Persons in the Combination—CF Holdings" beginning on page 126 of this document.

Opinions of CF Holdings' Financial Advisors (page 89)

        CF Holdings retained Morgan Stanley & Co. LLC, which is referred to in this document as Morgan Stanley, and Goldman, Sachs & Co., which is referred to in this document as Goldman Sachs, to provide CF Holdings with financial advisory services in connection with the combination and the other transactions contemplated by the combination agreement. Morgan Stanley and Goldman Sachs are collectively referred to herein as CF Holdings' financial advisors. Pursuant to the respective engagements of Morgan Stanley and Goldman Sachs, CF Holdings requested each of Morgan Stanley and Goldman Sachs to evaluate the fairness, from a financial point of view, to CF Holdings of the consideration to be paid for the purchased companies pursuant to the combination agreement. At the meeting of the CF Holdings board of directors on August 5, 2015, Morgan Stanley and Goldman Sachs presented joint materials and each rendered its respective oral opinion, subsequently confirmed in their respective written opinions, that as of the date of such written opinions and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in such written opinions, the consideration to be paid for the purchased companies pursuant to the combination agreement was fair from a financial point of view to CF Holdings.

  Opinion of Morgan Stanley & Co. LLC

        The full text of Morgan Stanley's written opinion, dated August 6, 2015, is attached as Annex G to this document and is incorporated herein by reference in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. CF Holdings encourages you to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion was directed to the CF Holdings board of directors and addressed only the fairness from a financial point of view to CF Holdings of the consideration to be paid pursuant to the combination agreement as of the date of the written opinion and did not address any other aspects of the transactions contemplated by the combination agreement. In addition, Morgan Stanley's opinion did not in any manner address the prices at which shares of CF Holdings common stock or ordinary shares of New CF would trade at any time, including following consummation of the transactions contemplated by the combination agreement, and does not constitute a recommendation to any shareholder of CF Holdings as to how to vote at any shareholders' meeting to be held in connection with the transactions contemplated by the combination agreement.

  Opinion of Goldman, Sachs & Co.

        The full text of the written opinion of Goldman Sachs, dated August 6, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex H to this document and is incorporated herein by reference in its entirety. The summary of the Goldman Sachs opinion provided is qualified in its entirety by reference to the full text of the written opinion. CF Holdings encourages you to read the entire opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the CF Holdings board of directors in connection with its consideration of the transactions contemplated by the combination agreement, and Goldman Sachs' written opinion addressed only the fairness, from a financial point of view, to CF Holdings, as of August 6, 2015, of the consideration to be paid for the purchased companies pursuant to the combination agreement. Goldman Sachs did not express any view on, and its opinion did not address, any terms or aspects of the combination agreement or the transactions contemplated by the combination agreement or the prices at which shares of CF Holdings common stock or ordinary shares of New CF will trade at any time, including following consummation of the transactions contemplated by the combination agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of CF Holdings common stock should vote with respect to the transactions contemplated by the combination agreement, or any other matter.

Recommendation of the OCI Board and OCI's Reasons for the Combination (page 99)

        The OCI board of directors has unanimously approved the combination agreement and the transactions contemplated thereby and determined that they are advisable and in the best interests of the shareholders of OCI.

        The OCI board of directors unanimously recommends that OCI shareholders vote:

  •
  "FOR" the proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination;

  •
  "FOR" the proposal to increase the issued share capital and amendment of the articles of association of OCI;

  •
  "FOR" the proposal to decrease the issued share capital and amendment of the articles of association of OCI;

  •
  "FOR" the proposal to extend the designation of the OCI board of directors as the authorized body to issue shares in the share capital of OCI; and

  •
  "FOR" the proposal to extend the designation of the OCI board of directors as the authorized body to restrict or exclude pre-emptive rights upon the issuance of shares.

        The OCI board of directors, in consultation with members of OCI management and its legal and financial advisors, considered many factors in (i) making its determination that the combination agreement, the combination and the other transactions contemplated thereby are advisable and in the best interests of OCI and its shareholders and (ii) recommending that the shareholders of OCI vote "FOR" the proposals to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination, increase the issued share capital and approve the amendment of the articles of association of OCI and decrease the issued share capital and approve the amendment of the articles of association of OCI.

        In considering the recommendation of the board of directors of OCI, you should be aware that certain directors and executive officers of OCI will have interests in the proposed combination that may be different from, or in addition to, the interests of OCI's shareholders generally. See "The Combination—Interests of Certain Persons in the Combination—OCI" beginning on page 130 of this document.

Opinions of OCI's Financial Advisors (page 103)

  Opinion of Zaoui & Co.

        In connection with the combination, on August 5, 2015, Zaoui & Co. S.A., which is referred to in this document as Zaoui, delivered to OCI's board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of August 6, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the aggregate consideration proposed to be paid by CF Holdings to the holders (other than CF Holdings and its affiliates) of the OCI ordinary shares, pursuant to the combination agreement, was fair from a financial point of view to such holders.

        The full text of Zaoui's written opinion dated August 6, 2015, which sets forth a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Zaoui in preparing its opinion, is attached as Annex I to this document. The summary of the written opinion of Zaoui contained in this document is qualified in its entirety by the full text of Zaoui's written opinion. Zaoui's advisory services and opinion were provided for the information and assistance of OCI's board of directors in connection with its consideration of the transactions contemplated by the combination agreement and whether to recommend the combination to holders of OCI ordinary shares. In addition, Zaoui's opinion does not constitute a recommendation to any holder of OCI ordinary shares as to how to vote or act in connection with the proposed transactions contemplated by the combination agreement or any related matter.

  Opinion of BofA Merrill Lynch

        In connection with the combination, Merrill Lynch International, which is referred to in this document as BofA Merrill Lynch, delivered to OCI's board of directors a written opinion, dated August 5, 2015, as to the fairness, from a financial point of view and as of the date of the opinion of the base share consideration plus the additional consideration plus the $517.5 million of consideration in connection with the Natgasoline joint venture, which is referred to in this document as the aggregate consideration, to be received in the combination was fair, from a financial point of view, to OCI. The full text of the written opinion, dated August 5, 2015, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex J to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to OCI's board of directors (in its capacity as such) for the benefit and use of OCI's board of directors in connection with and for purposes of its evaluation of the aggregate consideration from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the combination and no opinion or view was expressed as to the relative merits of the combination in comparison to other strategies or transactions that might be available to OCI or in which OCI might engage or as to the underlying business decision of OCI to proceed with or effect the combination. BofA Merrill Lynch's opinion does not address any other aspect of the combination and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed combination or any related matter.

Interests of Certain Persons in the Combination (page 126)

CF Holdings

        In considering the recommendation of the CF Holdings board of directors with respect to the combination agreement, CF Holdings shareholders should be aware that the executive officers and directors of CF Holdings have certain interests in the combination that may be different from, or in addition to, the interests of CF Holdings shareholders generally. The CF Holdings board of directors was aware of these interests and considered them, among other matters, in approving the combination and the combination agreement and making its recommendation that the CF Holdings shareholders adopt the combination agreement and approve the merger.

OCI

        In considering the recommendation of the OCI board of directors with respect to the combination, OCI shareholders should be aware that some directors of OCI have certain interests in the combination that may be different from, or in addition to, the interests of OCI shareholders generally. The OCI board of directors was aware of these interests and considered them, among other matters, in approving the combination and the combination agreement and making its recommendation that the OCI shareholders approve the combination agreement and the combination.

Financing Related to the Combination (page 131)

        New CF expects that it will require a total of approximately $1.6 billion in cash in connection with the consummation of the combination to pay the consideration for the 45% equity interest in Firewater One, to pay the cash portion of the additional consideration, to repay indebtedness of the ENA business, and to pay transaction fees and expenses. New CF expects to fund this cash requirement from the following sources: borrowings under the bridge credit agreement described elsewhere in this document and/or alternative external financing, together with CF Holdings' cash on hand.

Regulatory Matters (page 135)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this document as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which is referred to in this document as the FTC, the merger cannot be completed until CF Holdings and OCI each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, which is referred to in this document as the Antitrust Division, and the applicable waiting period under the HSR Act has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties' filing of their respective HSR Act notification forms or the early termination of that waiting period. CF Holdings and OCI filed their respective HSR Act notifications on August 31, 2015. On September 30, 2015, with the consent of OCI, CF Holdings withdrew its HSR filing and re-filed it on October 2, 2015. The waiting period under the HSR Act with respect to the proposed merger expired at 11:59 p.m., Eastern Time, on November 2, 2015.

        The European Union Merger Regulation requires notification of the combination and approval by the European Commission because the combination exceeds certain thresholds. CF Holdings filed a first draft notification of the combination with the European Commission on September 14, 2015, a second draft on October 9, 2015, a third draft on October 25, 2015, and filed a formal notification on October 30, 2015. Turkish competition law requires notification of and approval by the Turkish Competition Authority (Rekabet Kurumu) because the combination exceeds certain thresholds. CF Holdings filed a formal notification of the combination with the Turkish Competition Authority on September 11, 2015, and received unconditional approval on October 6, 2015.

        Completion of the combination is also conditioned on the conclusion of any review or investigation of the combination by the Committee on Foreign Investment in the United States, which is referred to in this document as CFIUS, or a determination by CFIUS or the President of the United States of America to not take action under Section 721 of the Defense Production Act of 1950 as amended, as well as related Executive Orders and regulations, which is referred to collectively in this document as the DPA. Pursuant to the DPA, CFIUS reviews certain transactions which could result in control of a U.S. business by a foreign person. These reviews may be initiated upon the submission of a voluntary notice to CFIUS by the parties or by CFIUS acting unilaterally. The parties submitted a joint voluntary notice of the combination to CFIUS.

        A CF Holdings subsidiary, CF Industries Nitrogen, LLC, which is referred to in this document as CF Nitrogen, is registered with the U.S. Department of State as a manufacturer of materials that are controlled under the International Traffic in Arms Regulations. CF Nitrogen also engages in certain U.S. Government contracting activities that are regulated by the U.S. Department of Defense. In connection with the combination, appropriate notice and other filings will be made with the U.S. Department of State and the U.S. Department of Defense.

        A works council has been established at a subsidiary of OCI (OCI Nitrogen B.V.). Pursuant to the Dutch Works Council Act (Wet op de ondernemingsraden), the works council has to be informed about the combination and has the right to render advice regarding the combination. The works council of OCI Nitrogen B.V. was informed about the combination during a consultation meeting on September 22, 2015. A request for advice was submitted to the works council on September 24, 2015. The works council rendered its advice on November 3, 2015. Pursuant to the SER Merger Code 2000 (SER besluit Fusiegedragsregels 2000), the trade unions and the Social Economic Council (Sociaal Economische Raad) have to be informed about the combination. The trade unions and the secretariat of the Social Economic Council were informed about the combination on August 10, 2015. On August 18, 2015, the Social Economic Council confirmed the receipt of the notification and assumed that the SER Merger Code 2000 has been complied with.

Accounting Treatment of the Combination (page 136)

        The combination will be accounted for under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, which is referred to in this document as U.S. GAAP, with CF Holdings treated as the acquirer. Under the acquisition method of accounting, CF Holdings will allocate the purchase price of this acquisition to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values.

Board of Directors and Management of New CF Following Completion of the Combination (page 138)

        The combination agreement provides that the New CF board of directors after the combination will have ten directors consisting of: (i) eight directors designated by CF Holdings provided that such persons selected are members of the CF Holdings board of directors immediately prior to the closing and (ii) two directors designated by Capricorn Capital B.V., a private limited company incorporated under the law of the Netherlands, which is referred to in this document as Capricorn, in accordance with a shareholders' agreement, dated August 6, 2015, as amended, which is referred to in this document as the shareholders' agreement, entered into between New CF, OCI, Capricorn, Leo Capital B.V., a private limited company incorporated under the law of the Netherlands, which is referred to in this document as Leo, and Aquarius Investments B.V., a private limited company incorporated under the law of the Netherlands which is referred to in this document as Aquarius. We sometimes refer in this document to each of Capricorn, Leo and Aquarius as an S shareholder and collectively as the S shareholders. The chairman of the CF Holdings board of directors as of immediately prior to the closing will be the chairman of New CF.

        As of the date of this document CF Holdings has not determined which of its current directors will be its designees on the board of directors of New CF. Capricorn has selected Gregory Heckman, former CEO of The Gavilon Group, LLC and current OCI board member, and Alan Heuberger, senior manager at BMGI, as its two designees on the board of directors of New CF.

        Following the consummation of the combination, the executive officers of CF Holdings as of immediately prior to the closing will be the executive officers of New CF.

Listing of New CF Ordinary Shares (page 141)

        New CF ordinary shares are currently not traded or quoted on a stock exchange or quotation system. New CF expects that, following the combination, New CF ordinary shares will be listed for trading under the symbol "CF" on the NYSE.

Delisting and Deregistration of CF Holdings Common Stock (page 141)

        Upon consummation of the merger, the CF Holdings common stock currently listed on the NYSE will cease to be listed on the NYSE and subsequently will be deregistered under the U.S. Securities Exchange Act of 1934, as amended, which is referred to in this document as the Exchange Act.

CF Holdings Shareholder Appraisal Rights (page 141)

        Holders of shares of CF Holdings common stock will not be entitled to appraisal rights in connection with the combination, merger or any other transaction described in this document under Section 262 of the Delaware General Corporation law, which is referred to in this document as the DGCL.

OCI Shareholders Appraisal Rights (page 141)

        The Dutch Civil Code does not provide for "appraisal rights" similar to those under the DGCL.

Combination Agreement (page 142)

        The terms and conditions of the combination are contained in the combination agreement, a copy of which is attached as Annex A to this document. You are encouraged to read the combination agreement carefully because it is the principal document governing the combination.

Treatment of CF Holdings Equity-Based Awards and Employee Benefits Plans (page 146)

        Pursuant to the terms of the CF Holdings stock plans and applicable award agreements and under the terms of the combination agreement, at the effective time of the merger:

  •
  each stock option to purchase shares of CF Holdings common stock will vest in full upon the closing and will be converted into an option to purchase the same number of New CF ordinary shares at the same exercise price as applied to the CF Holdings option prior to the closing;

  •
  each share of restricted stock granted under a CF Holdings stock plan will vest in full and will be converted into the right to receive one New CF ordinary share; and

  •
  each award of restricted stock units, performance stock units, performance shares, phantom shares or other similar rights or awards granted under a CF Holdings stock plan and relating to shares of CF Holdings common stock will vest in full and will be converted into the right to receive one New CF ordinary share, except that shares of New CF issuable upon the vesting of CF Holdings restricted stock units will be issued in accordance with the vesting schedule applicable to the CF Holdings restricted stock units immediately prior to closing or such later time as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which is referred to in this document as the Code.

Conditions to the Closing (page 164)

        The consummation of the combination is subject to the satisfaction or waiver of a number of conditions. The following mutual conditions must be satisfied (or waived by both parties) before either party is obligated to complete the combination:

  •
  the adoption of the combination agreement by the requisite affirmative vote of CF Holdings shareholders;

  •
  the approval of the combination by the requisite affirmative vote of OCI shareholders;

  •
  the waiting period applicable to the distribution, by way of a reduction of the nominal value of the ordinary shares in the capital of OCI, of certain of the New CF ordinary shares received by OCI from New CF having expired with no opposition being instituted or, if opposition was instituted in accordance with section 2:100 DCC, such opposition will have been withdrawn or otherwise finally settled;

  •
  the waiting periods and approvals applicable to the consummation of the combination under the HSR Act, European Union Merger Regulation and the Turkish competition law having expired, been terminated or been obtained, as applicable, in each case without the imposition of a burdensome condition (as defined below in the section entitled "Combination Agreement—Further Action; Efforts—Regulatory Approvals");

  •
  CFIUS having concluded all action under any review or investigation under the DPA, having determined that the combination does not constitute a "covered transaction" pursuant to the DPA or that there are no unresolved national security concerns, or the President of the United States of America shall have determined not to take action authorized by the DPA with respect to the combination;

  •
  the effectiveness of New CF's registration statement (of which this document forms a part) under the U.S. Securities Act of 1933, as amended, which is referred to in this document as the Securities Act, and the absence of any stop order with respect to such registration statement;

  •
  the NYSE's authorization to list the New CF ordinary shares on such exchange;

  •
  the absence of any judgment, order or injunction by any governmental body or any applicable law that prohibits or makes illegal the consummation of the combination;

  •
  no action or proceeding having been commenced by any governmental body and be pending against New CF, CF Holdings or OCI seeking to restrain, or to obtain any material damages or other material remedy in connection with, the combination; provided that this condition, to the extent it relates to any action or proceeding by any antitrust authority or relating to any antitrust law, will be deemed to be satisfied unless the restraint, damages or remedy sought by the applicable governmental body constitutes a burdensome condition;

  •
  certain representations and warranties of New CF contained in the combination agreement being true and correct in all material respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of New CF contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct as of the date of the combination agreement and as of the closing date as though made at the closing date, except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of New CF or MergerCo to consummate the combination;

  •
  the performance in all material respects by New CF of agreements and covenants in the combination agreement that are required to be performed by it at or prior to the closing;

  •
  the absence of (A) any change in law, official interpretation thereof, or officially proposed action by the U.S. Internal Revenue Service, which is referred to in this document as the IRS, or the U.S. Department of the Treasury with respect to subject matters covered by Code Section 7874, and (B) passage of any bill that would implement a change in applicable laws by either the U.S. House of Representatives or the U.S. Senate with respect to subject matters covered by Code Section 7874, that, in either of case (A) or (B), if finalized and made effective, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to in this document as Skadden, or Cleary Gottlieb Steen & Hamilton LLP, which is referred to in this document as Cleary, would reasonably be expected to cause New CF to be treated as a U.S. domestic corporation for U.S. federal tax purposes; and

  •
  the completion in all material respects of certain internal restructuring steps in accordance with the terms and provisions of the combination agreement.

        The following additional conditions must be satisfied (or waived by CF Holdings) before CF Holdings is obligated to complete the combination:

  •
  certain representations and warranties of OCI contained in the combination agreement being true and correct in all respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of OCI contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct in all material respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of OCI contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct as of the date of the combination agreement and as of the closing date as though made at the closing date, except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had an OCI material adverse effect (as defined under the heading "Combination Agreement—Definition of Material Adverse Effect");

  •
  the performance in all material respects by OCI of agreements and covenants in the combination agreement that are required to be performed by it at or prior to the closing;

  •
  no OCI material adverse effect having occurred since the date of the combination agreement;

  •
  the receipt by CF Holdings from Skadden of an opinion dated as of the closing date to the effect that Section 7874 of the Code (or any other U.S. tax laws), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, should not apply in such a manner so as to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date;

  •
  the receipt by CF Holdings of certain consents as set forth in the confidential disclosure letter delivered by OCI;

  •
  the net indebtedness of the purchased companies and their subsidiaries (excluding any net indebtedness of Firewater One and its subsidiaries) as of immediately prior to the closing being not greater than $2.2 billion; and

  •
  the receipt by the OCI board from Rothschild Inc. of a customary "solvency" opinion in form and substance reasonably satisfactory to the CF Holdings board.

        The following additional conditions must be satisfied (or waived by OCI) before OCI is obligated to complete the combination:

  •
  certain representations and warranties of CF Holdings contained in the combination agreement being true and correct in all respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of CF Holdings contained in the combination agreement being true and correct in all material respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of CF Holdings contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct as of the date of the combination agreement and as of the closing date as though made at the closing date, except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had a CF Holdings material adverse effect (as defined under the heading "Combination Agreement—Definition of Material Adverse Effect");

  •
  the performance in all material respects by CF Holdings of agreements and covenants in the combination agreement that are required to be performed by it at or prior to the closing;

  •
  no CF Holdings material adverse effect having occurred since the date of the combination agreement; and

  •
  the receipt by OCI from Cleary of an opinion dated as of the closing date to the effect that, for U.S. federal income tax purposes, the separation should be treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code.

Conditions to Closing of the Natgasoline Joint Venture (page 166)

        The consummation of the Natgasoline joint venture is subject to the fulfillment or waiver of a number of conditions that are separate from the conditions to the closing of the combination, including, among others, that Natgasoline will have:

  •
  secured sufficient project financing;

  •
  entered agreements for methanol transport vehicles;

  •
  amended the engineering, procurement and construction contract relating to the Natgasoline project with Orascom E&C USA Inc.;

  •
  entered into an operations and maintenance agreement with CF Holdings or an affiliate of CF Holdings;

  •
  entered into a natural gas transportation agreement and a terminal, pipeline and connection agreement; and

  •
  obtained required consents and approvals.

If the conditions to the consummation of the merger and the separation are satisfied or waived, but the additional conditions to the Natgasoline joint venture are not satisfied or waived, CF Holdings may by written notice to OCI elect that the combination be effected without the consummation of the Natgasoline joint venture, in which case (i) OCI will retain 100% of its interest in Firewater One and the Natgasoline project, (ii) CF Holdings will not pay the $517.5 million to OCI and (iii) CF Holdings will combine with the rest of the ENA business.

Termination of the Combination Agreement (page 171)

        CF Holdings and OCI may terminate the combination agreement (A) by mutual written consent; (B) if the closing has not occurred on or before August 6, 2016 (although either CF Holdings or OCI may elect to extend such end date one or more times to a date no later than November 6, 2016 if all conditions to the closing other than certain regulatory conditions have been satisfied or are then capable of satisfaction); (C) if a governmental body has issued a final and nonappealable order or law prohibiting the transactions contemplated by the combination agreement; (D) if the required vote of CF Holdings' shareholders is not obtained; (E) if the required vote of OCI's shareholders is not obtained; (F) due to material breaches of the other party's representations, warranties, covenants or obligations; or (G) if there has been (i) a change in law, official interpretation thereof, or officially proposed action by the IRS or the U.S. Department of the Treasury (whether or not yet approved or effective) with respect to subject matters covered by Code Section 7874 or (ii) passage of any bill that would implement a change in applicable laws by either the U.S. House of Representatives or the U.S. Senate with respect to subject matters covered by Code Section 7874, that, in either of case (i) or (ii), if finalized and made effective, in the opinion of Skadden or Cleary, would reasonably be expected to cause New CF to be treated as a U.S. domestic corporation for U.S. federal tax purposes.

        CF Holdings may terminate the combination agreement (A) prior to the receipt of the approval of the OCI shareholders, if (i) the OCI board has failed to include in the notice of the OCI meeting its recommendation that OCI shareholders approve the combination, (ii) the OCI board has made an adverse recommendation change (as defined under the heading "Combination Agreement—No Solicitation; Change of Board Recommendation—Superior Proposals; Fiduciary Out"), (iii) in the event that a public offer that constitutes an acquisition proposal (as defined under the heading "Combination Agreement—No Solicitation; Change of Board Recommendation—Mutual No Solicitation Restriction") for OCI will have been commenced and OCI will not have published its position statement (including a recommendation rejecting such public offer) pursuant to article 18(2) of the Dutch decree on public takeovers within ten business days after such public offer is first published or sent or subsequently amended in any material respect, a statement recommending that shareholders reject such public offer and affirming the OCI board recommendation, or (iv) OCI has in any material respect violated its material non-solicitation obligations under the combination agreement; or (B) at any time if the closing condition that CF Holdings has received from Skadden an opinion dated as of the closing date to the effect that Section 7874 of the Code should not apply in such a manner so as to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing is incapable of being satisfied.

        OCI may terminate the combination agreement (A) prior to the receipt of the approval of the CF Holdings shareholders, if (i) the CF Holdings board has failed to include in the proxy statement its recommendation that CF Holdings shareholders adopt the combination agreement and approve the merger, (ii) the CF Holdings board has made an adverse recommendation change, (iii) in the event that a tender offer or exchange offer that constitutes an acquisition proposal for CF Holdings will have been commenced by a person unaffiliated with OCI and CF Holdings will not have published, sent or given to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten business day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published or sent or subsequently amended in any material respect, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the CF Holdings board recommendation, or (iv) CF Holdings has violated in any material respect its material non-solicitation obligations under the combination agreement; or (B) at any time if the closing condition that OCI has received from Cleary an opinion dated as of the closing date to the effect that for U.S. federal income tax purposes, the separation should be treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code from and after the closing is incapable of being satisfied.

Termination Fees (page 173)

        In the event that the combination agreement is terminated under specified circumstances, including either party's acceptance of a superior proposal (as defined under the heading "Combination Agreement—No Solicitation; Change of Board Recommendation—Superior Proposals; Fiduciary Out") and an adverse recommendation change, CF Holdings or OCI, as applicable, would be obligated to pay a $150 million termination fee to the other party. If the combination agreement is terminated because a party fails to obtain its required shareholder approval, that party is obligated to reimburse the other party's expenses up to a cap of $30 million. In the event that CF Holdings or OCI, as applicable, is required to pay a termination fee after the party has reimbursed the other party's expenses as described in the immediately preceding sentence, the termination fee that is payable will be reduced by the amount of such expenses previously paid.

        In addition, CF Holdings has agreed to pay OCI $150 million if the combination agreement is terminated in certain circumstances if certain regulatory approvals are not obtained.

Shareholders' Agreement (page 177)

        New CF also entered into the shareholders' agreement by and among New CF, OCI, Capricorn, Leo and Aquarius. From and after the effective time of the merger until the first anniversary of the date on which the S shareholders, in the aggregate, cease to beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF, the S shareholders and each of their affiliates and their representatives will be subject to certain "standstill" restrictions and certain transfer restrictions on their New CF ordinary shares.

        For so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 10% of the total voting securities of New CF outstanding, Capricorn may designate two individuals as directors of New CF and for so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 5% but less than 10% of the total voting securities of New CF, Capricorn may designate one individual as a director of New CF. At such time that the S shareholders, in the aggregate, cease to beneficially own voting securities representing 5% of the total voting securities outstanding at such time, Capricorn will use its best endeavors to promptly cause each shareholder designee, if any, then appointed to the board to resign and the right of Capricorn to designate shareholder designees will permanently terminate.

        Capricorn designated to serve on the board as an initial shareholder designee, effective at the closing, each of Gregory Heckman and Alan Heuberger, and New CF agreed, effective at the closing, to promptly appoint Gregory Heckman and Alan Heuberger as directors.

        So long as the S shareholders, in the aggregate, beneficially own at least 5% of the total voting securities of New CF, the S shareholders will have an obligation to vote in accordance with the recommendation of the board of directors of New CF, subject to certain limited exceptions.

Irrevocable Undertakings (page 188)

        In connection with the combination, CF Holdings and OCI have entered into an irrevocable undertaking with each of Capricorn, Leo and Aquarius, and in the case of Capricorn's irrevocable undertaking, as amended on November 6, 2015. Pursuant to each irrevocable undertaking, each S shareholder will vote, or cause to be voted, in favor of resolutions that are necessary to approve the combination and not take any action which would reasonably be expected to prejudice or frustrate successful consummation of the combination. Collectively, Capricorn, Leo and Aquarius own approximately 52% of OCI as of October 30, 2015.

Description of Certain Indebtedness (page 190)

OCI Convertible Bonds

        The combination agreement contemplates that New CF would be substituted for OCI as the issuer of the convertible bonds, in accordance with the terms and conditions governing the convertible bonds, to the extent that any convertible bonds remain outstanding upon consummation of the combination.

Iowa Fertilizer Company LLC Loan from the Iowa Finance Authority

        Iowa Fertilizer Company LLC, which is referred to in this document as IFCo, an indirect subsidiary of OCI that is developing a nitrogen fertilizer and industrial chemical production facility in Wever, Iowa, which is referred to in this document as the Wever facility, will become an indirect wholly-owned subsidiary of New CF upon consummation of the combination. IFCo's outstanding indebtedness includes a loan from the Iowa Finance Authority with a carrying value of $1.1732 billion as of June 30, 2015, a public instrumentality and agency of the State of Iowa, obtained for the financing or refinancing of a portion of the costs and expenses incurred in connection with the design, construction, commissioning and financing of the Wever facility.

U.S. Federal Income Tax Consequences Relating to the Combination (page 197)

U.S. Federal Income Tax Consequences to U.S. Holders of OCI Ordinary Shares

        The separation is intended to qualify as a tax-free transaction to holders of OCI ordinary shares for U.S. federal income tax purposes. The completion of the separation is conditioned upon the receipt by OCI of an opinion of Cleary to the effect that the separation should qualify as a tax-free transaction to holders of OCI ordinary shares for U.S. federal income tax purposes.

        Provided that the separation so qualifies as a tax-free transaction for U.S. federal income tax purposes, no taxable income, gain or loss will be recognized by holders of OCI ordinary shares upon the receipt of New CF ordinary shares in the distribution (except with respect to the receipt of cash in lieu of fractional New CF ordinary shares). A U.S. holder of OCI ordinary shares that receives New CF ordinary shares in the distribution will be required to allocate the aggregate tax basis of the OCI ordinary shares that the U.S. holder held immediately before the distribution between such shares and the New CF ordinary shares that the U.S. holder receives in the distribution in proportion to their respective fair market values. Information regarding the determination of a U.S. holder's tax basis in its OCI ordinary shares and New CF ordinary shares, including information regarding the fair market values of OCI ordinary shares and New CF ordinary shares as of the date of the distribution, will be made available on OCI's website within 45 days following the date of the distribution in accordance with applicable regulations of the U.S. Department of the Treasury.

        For more information regarding the potential tax consequences to you of the separation, see the section entitled "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Income Tax Consequences of the Separation."

U.S. Federal Income Tax Consequences to Holders of CF Holdings Common Stock

        The receipt of New CF ordinary shares in exchange for CF Holdings common stock pursuant to the combination will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of CF Holdings common stock will generally recognize taxable gain or loss equal to the difference between (1) the holder's adjusted tax basis in the CF Holdings common stock surrendered in the exchange and (2) the fair market value of the New CF ordinary shares received as consideration in the combination.

        In certain circumstances, Section 304 of the Code could cause a holder of CF Holdings common stock whose percentage interest in New CF after the proposed transaction and related purchases or sales is greater than or equal to such holder's percentage interest in CF Holdings immediately before the combination (for example, as a result of having a higher percentage ownership in OCI before the combination than in CF Holdings) to be treated as receiving a dividend up to the fair market value of the New CF ordinary shares issued in the combination, regardless of such holder's gain or loss on its CF Holdings common stock.

        See the section entitled "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Income Tax Consequences of the Merger" of this document for more information.

Netherlands Tax Consequences of the Separation (page 209)

        OCI may be required to withhold Netherlands dividend tax at a rate of 15% in relation to the distribution of the New CF ordinary shares to its shareholders. Such a withholding obligation exists to the extent that the aggregate fair market value of the distributed New CF ordinary shares at the time of the distribution exceeds the lower of (i) the amount of the reduction of the aggregate nominal value of the OCI shares as resolved in advance by the general meeting of the shareholders of OCI, and (ii) the recognised capital of OCI for Netherlands dividend tax purposes.

        Such withholding generally applies to all OCI shareholders, resident in the Netherlands or in any other country, unless a specific exemption from or reduction of dividend tax applies. Whether a specific exemption from or deduction of dividend tax applies pursuant to Netherlands tax law or a treaty for the avoidance of double taxation is assessed per shareholder that is known to OCI.

        To the extent that Netherlands dividend tax is required to be withheld by OCI in relation to the distribution, OCI has decided that the Netherlands dividend tax will be borne by OCI. Since OCI will bear any Netherlands dividend tax in relation to the distribution (instead of the holders of OCI ordinary shares) OCI will need to make the Netherlands dividend tax payment on a grossed-up basis resulting in a 17.65% rate.

        See the section entitled "Netherlands Tax Consequences Relating to the Combination" of this document for more information.

UK Tax Consequences Following the Combination (page 216)

        New CF is not required to withhold tax at source from dividend payments it makes.

        Any transaction treated as a disposal of New CF ordinary shares may, depending on the particular circumstances of the New CF shareholder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom, which is also referred to in this document as UK or U.K., taxation of chargeable gains.

        No stamp duty or stamp duty reserve tax is chargeable on paperless dealings in New CF ordinary shares within clearance systems which meet certain criteria. HM Revenue and Customs, which is referred to in this document as HMRC, has confirmed in public guidance that The Depository Trust Company is a clearance system for these purposes.

        See the section entitled "UK Tax Consequences Of Holding And Disposing of New CF Ordinary Shares" of this document for more information.

Comparison of Rights of Shareholders of CF Holdings, OCI and New CF (page 311)

        As a result of the combination, CF Holdings shareholders and OCI shareholders will become holders of New CF ordinary shares and will have different rights as holders of New CF ordinary shares than they had as holders of shares of CF Holdings common stock or will continue to have as OCI shareholders. The differences between the rights of these respective holders result from the differences in the law of England and Wales, the laws of Delaware, the laws of the Netherlands and the respective governing documents of CF Holdings, OCI and New CF.

Selected Historical Financial Data of CF Holdings and New CF

        The following selected historical financial data of CF Holdings as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 have been derived from CF Holdings' audited consolidated financial statements and related notes included in CF Holdings' Annual Report on Form 10-K filed on February 26, 2015, that are incorporated by reference in this document. The following selected historical financial data of CF Holdings as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 have been derived from audited consolidated financial statements of CF Holdings that are not included or incorporated by reference in this document. The following selected historical financial data of CF Holdings as of June 30, 2015 and 2014 and for the six months ended June 30, 2015 and 2014 have been derived from CF Holdings' unaudited consolidated financial statements and related notes included in CF Holdings' Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2015 and 2014 that are incorporated by reference in this document and which, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, that are necessary for the fair representation of the information for the periods presented.

        The selected historical financial data of CF Holdings should be read in conjunction with the audited consolidated financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this document, and with the unaudited consolidated financial statements and related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2015, which are incorporated by reference in this document. See "Where You Can Find More Information." The selected historical financial data of CF Holdings may not be indicative of the future performance of CF Holdings or New CF. The selected historical financial data of CF Holdings as of June 30, 2015 and for the six months ended June 30, 2015 may not be indicative of the results that may be expected for the year ending December 31, 2015.

        Financial information has not been presented for New CF because it is a business combination related shell company as defined in Rule 405 under the Securities Act, formed for the purpose of completing the combination.

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(in millions, except per share amounts)
Statement of Operations Data:
Net sales	$2,265.1	$2,605.3	$4,743.2	$5,474.7	$6,104.0	$6,097.9	$3,965.0
Cost of sales	1,163.4	1,572.2	2,964.7	2,954.5	2,990.7	3,202.3	2,785.5

Gross margin	1,101.7	1,033.1	1,778.5	2,520.2	3,113.3	2,895.6	1,179.5

Selling, general and administrative expenses	78.0	81.2	151.9	166.0	151.8	130.0	106.1
Restructuring and integration costs	—	—	—	—	—	4.4	21.6
Other operating—net	40.6	15.8	53.3	(15.8)	49.1	20.9	166.7

Total other operating costs and expenses	118.6	97.0	205.2	150.2	200.9	155.3	294.4
Gain on sale of phosphate business	—	747.1	750.1	—	—	—	—
Equity in earnings of operating affiliates	14.4	17.9	43.1	41.7	47.0	50.2	10.6

Operating earnings	997.5	1,701.1	2,366.5	2,411.7	2,959.4	2,790.5	895.7
Interest expense (income)—net	62.3	90.2	177.3	147.5	131.0	145.5	219.8
Loss on extinguishment of debt	—	—	—	—	—	—	17.0
Other non-operating—net	0.5	0.6	1.9	54.5	(1.1)	(0.6)	(28.8)

Earnings before income taxes and equity in earnings of non-operating affiliates	934.7	1,610.3	2,187.3	2,209.7	2,829.5	2,645.6	687.7
Income tax provision	313.4	570.4	773.0	686.5	964.2	926.5	273.7
Equity in earnings of non-operating affiliates—net of taxes	(20.6)	5.2	22.5	9.6	58.1	41.9	26.7

Net earnings	600.7	1,045.1	1,436.8	1,532.8	1,923.4	1,761.0	440.7
Less: Net earnings attributable to noncontrolling interest	18.2	24.0	46.5	68.2	74.7	221.8	91.5

Net earnings attributable to common shareholders	$582.5	$1,021.1	$1,390.3	$1,464.6	$1,848.7	$1,539.2	$349.2

Cash dividends declared per common share(1)	$0.60	$0.40	$1.00	$0.44	$0.32	$0.20	$0.08

(1)
Per share amounts have been retroactively restated for all prior periods presented to reflect the five-for-one split of CF Holdings' common stock effected in the form of a stock dividend that was distributed on June 17, 2015.

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(in millions, except per share amounts)
Share and per Share Data:
Net earnings per share attributable to common shareholders(1):
Basic	$2.45	$3.86	$5.43	$4.97	$5.79	$4.44	$1.08
Diluted	2.44	3.85	5.42	4.95	5.72	4.40	1.07
Weighted-average common shares outstanding(1):
Basic	237.4	264.5	255.9	294.4	319.3	347.0	323.3
Diluted	238.3	265.3	256.7	296.0	323.3	350.2	327.1

(1)
Shares and per share amounts have been retroactively restated for all prior periods presented to reflect the five-for-one split of CF Holdings' common stock effected in the form of a stock dividend that was distributed on June 17, 2015.

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(in millions, except per share amounts)
Other Financial Data:
Depreciation, depletion and amortization	$219.3	$203.1	$392.5	$410.6	$419.8	$416.2	$394.8
Capital expenditures	1,031.9	685.0	1,808.5	823.8	523.5	247.2	258.1

	June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$809.9	$2,194.1	$1,996.6	$1,710.8	$2,274.9	$1,207.0	$797.7
Short-term investments	—	—	—	—	—	—	3.1
Total assets	10,998.4	11,304.9	11,338.2	10,678.1	10,166.9	8,974.5	8,758.5
Customer advances	17.3	63.4	325.4	120.6	380.7	257.2	431.5
Total debt	4,592.6	4,592.4	4,592.5	3,098.1	1,605.0	1,617.8	1,959.0
Total equity	4,475.8	4,845.1	4,572.5	5,438.4	6,282.2	4,932.9	4,433.4

Selected Historical Financial Data of the ENA Business

        The following selected historical financial data of the ENA business as of and for the years ended December 31, 2014 and 2013 have been derived from the ENA business' Combined Carve-out Financial Statements and related notes that are included elsewhere in this document. The following selected historical financial data of the ENA business as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 have been derived from the ENA business' Unaudited Condensed Combined Interim Carve-out Financial Statements and related notes that are included elsewhere in this document and which, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, that are necessary for the fair representation of the information for the periods presented. The ENA business has applied IFRS 1, "First-Time Adoption of International Financial Reporting Standards" ("IFRS 1"), in its adoption of IFRS. The transition date is January 1, 2013 and as such none of the combined financial statements for the periods prior to January 1, 2013 are audited or included in this document.

        The selected historical financial data of the ENA business as of and for the year ended December 31, 2012 are unaudited and have been derived from the historical financial information of the legal entities comprising the ENA business. Such financial data is not prepared on the same basis as the Combined Carve-out Financial Statements of the ENA business and is therefore not directly comparable to the information in those financial statements.

        The selected historical financial data of the ENA business should be read in conjunction with the ENA business' Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" and "Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information" contained elsewhere in this document. The selected historical financial data of the ENA business may not be indicative of the future performance of the ENA business or New CF. The selected historical financial data of the ENA business as of and for the six months ended June 30, 2015 may not be indicative of the results that may be expected for the year ending December 31, 2015.

        The financial information of the ENA business presented in this document represents the combined financial information of those subsidiaries of OCI through which OCI conducts its European, North American and global distribution businesses. The historical financial position, results of operations and cash flows of the ENA business may be different from those that would have resulted had the ENA business been operated as a stand-alone company, or those that might actually be contributed as of the transaction date.

        Because the ENA business' Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements and related notes included in this document are the ENA business' first combined financial statements prepared in accordance with International Financial Reporting Standards, which is referred to in this document as IFRS, as issued by the International Accounting Standards Board, which is referred to in this document as IASB, this document, in accordance with the relief provided under SEC rules in respect of first-time adoption of IFRS as issued by the IASB, includes such financial statements and annual selected historical financial data of the ENA business only for the two most recent financial years.

        Our financial data for the years ended December 31, 2011 and 2010 have been omitted from this document because they are not available without unreasonable effort and expense. We believe the omission of the financial data for the years ended December 31, 2011 and 2010 does not have a material impact on the understanding of our financial performance and related trends.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
Statements of Profit or Loss Data:
Revenue, net	875.3	1,155.4	2,266.6	2,145.0	2,010.1
Cost of sales	(693.0)	(953.4)	(1,825.2)	(1,696.1)	(1,646.7)

Gross profit	182.3	202.0	441.4	448.9	363.4
Other income	2.2	10.8	7.6	8.1	17.4
Selling, general and administrative expenses	(80.8)	(86.6)	(168.4)	(153.5)	(78.8)
Other expenses	(5.0)	—	(6.4)	(36.3)	(21.4)

Operating profit	98.7	126.2	274.2	267.2	280.6
Finance income	10.2	16.3	34.0	25.8	20.0
Finance cost	(11.9)	(26.7)	(47.4)	(63.9)	(50.6)

Net finance cost	(1.7)	(10.4)	(13.4)	(38.1)	(30.6)
Income from equity accounted investees (net of tax)	1.8	4.6	4.6	7.2	(10.6)

Profit before income tax	98.8	120.4	265.4	236.3	239.4
Income tax	(12.3)	(28.8)	(54.6)	(68.4)	(64.4)

Net profit	86.5	91.6	210.8	167.9	175.0

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
Other Financial Data:
Depreciation and amortization	49.4	45.7	98.7	95.8	71.9
Capital expenditures	628.4	459.0	1,139.0	787.2	286.5

	As of
	June 30,	December 31,
	2015	2014	2013	2012
	(in millions)
Statements of Financial Position Data:
Cash and cash equivalents	355.7	595.0	1,464.7	100.0
Total assets	4,305.9	4,013.4	4,376.8	3,145.0
Current loans and borrowings, excluding related party loans	147.9	67.2	69.3	1,379.7
Non-current loans and borrowings, excluding related party loans	1,901.4	1,940.4	2,064.9	551.2
Total loans and borrowings, excluding related party loans	2,049.3	2,007.6	2,134.2	1,930.9

Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following selected unaudited pro forma condensed combined financial information of New CF, referred to in this section as the selected pro forma financial information, is presented to illustrate the effects of the following, which are referred to in this section as the pro forma transactions:

  •
  the combination, including the Natgasoline joint venture, and related financing transactions;

  •
  CF Holdings' acquisition on July 31, 2015 of the 50% equity interest in GrowHow UK Group Limited, which is referred to in this document as GrowHow, not already owned by CF Holdings;

  •
  CF Holdings' proposed strategic venture, which is referred to in this document as the CHS strategic venture, with CHS Inc., which is referred to in this document as CHS, described in note 1 to the unaudited pro forma condensed combined financial information of New CF appearing in "Unaudited Pro Forma Condensed Combined Financial Information" and expected to take effect in the first quarter of 2016;

  •
  the disposition of CF Holdings' phosphate business, which was completed in March 2014; and

  •
  the issuance by CF Industries, Inc. of $1.0 billion principal amount of senior notes in September 2015.

        The selected pro forma financial information includes selected unaudited pro forma condensed combined balance sheet information as of June 30, 2015, referred to in this section as the selected pro forma balance sheet information, and selected unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and for the six months ended June 30, 2015, referred to in this section as the selected pro forma income statement information.

        The selected pro forma income statement information gives effect to the pro forma transactions as if the pro forma transactions had been completed on January 1, 2014. The selected pro forma balance sheet information gives effect to the pro forma transactions other than the disposition of CF Holdings' phosphate business as if such transactions had been completed on June 30, 2015. The completion of the disposition of CF Holdings' phosphate business occurred before June 30, 2015 and, accordingly, that pro forma transaction is reflected in the historical unaudited consolidated balance sheet of CF Holdings as of June 30, 2015.

        The combination will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification Topic 805, Business Combinations, with CF Holdings as the acquirer of the ENA business (other than the portion of the ENA business held by Firewater One, in which New CF would have a noncontrolling 45% equity interest upon the consummation of the combination if the closing conditions applicable to the Natgasoline joint venture are satisfied).

        The selected pro forma financial information is based upon, derived from and should be read in conjunction with the more-detailed unaudited pro forma condensed combined financial information of New CF and the related notes thereto, referred to in this section as the notes to the pro forma financial information, appearing in "Unaudited Pro Forma Condensed Combined Financial Information," the historical audited and unaudited consolidated financial statements of CF Holdings that are incorporated by reference in this document and the historical Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements of the ENA business appearing elsewhere in this document. The pro forma financial information should also be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this document, with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2015, which are incorporated by reference in this document, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" contained elsewhere in this document. See "Where You Can Find More Information" regarding information incorporated by reference in this document.

        The pro forma adjustments reflected in the selected pro forma financial information are preliminary and are based upon available information and certain assumptions described in the notes to the pro forma financial information that management believes are reasonable under the circumstances. Actual results may differ materially from such assumptions. The selected pro forma financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the pro forma transactions occurred as of the dates indicated. The selected pro forma financial information is not meant to be indicative of any anticipated combined financial position or future results of operations that New CF will experience after the pro forma transactions occur.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(in millions, except per share amounts)
Selected Pro Forma Income Statement Information
Net sales	$3,351.3	$7,156.3
Net earnings attributable to common stockholders	569.7	940.8
Net earnings per share attributable to common stockholders:
Basic	1.78	2.78
Diluted	1.71	2.65
Dividends declared per common share	0.60	1.00

Six Months Ended June 30, 2015
(in millions)
Selected Pro Forma Balance Sheet Information
Total assets	$23,373.5
Long-term debt(1)	7,305.4
Total equity	11,702.4

(1)
Includes current portion of long-term debt in the amount of $30.6 million, which is reflected in short-term debt and current portion of long-term debt on the New CF unaudited pro forma condensed combined balance sheet that appears in "Unaudited Pro Forma Condensed Combined Financial Information."

Unaudited Comparative Per Share Data

        The following table sets forth selected historical share information of CF Holdings and unaudited pro forma share information of New CF after giving effect to the combination. Per share information for the ENA business is not presented because the ENA business is composed of a collection of different businesses that have not historically been held by a single entity separate from other businesses of OCI, as reflected by the combined financial statements of the ENA business being prepared on a carve-out basis. The closing price of CF Holdings common stock on the NYSE on August 5, 2015, the last trading day prior to public announcement of the parties' entry into the combination agreement, was $61.62 per share.

        You should read this information in conjunction with the selected unaudited historical financial information and the unaudited pro forma condensed combined financial information, "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" and the combined financial statements of the ENA business and the related notes thereto, covering these periods and included in this document, and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Annual Report on Form 10-K for the year ended December 31, 2014, and CF Holdings' Quarterly Report Form 10-Q for the period ended June 30, 2015, that were previously filed with the SEC and are incorporated by reference into this document, and the consolidated financial statements of CF Holdings covering these periods incorporated by reference into this document. See "Where You Can Find More Information" beginning on page 357 of this document for more information.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
CF Holdings Historical Data per Common Share
Net earnings per share attributable to common stockholders:
Basic	$2.45	$5.43
Diluted	$2.44	$5.42
Dividends declared per common share	$0.60	$1.00
Book value per common share(1)	$17.63	$17.42

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
New CF Unaudited Pro Forma Data per Common Share
Net earnings per share attributable to common stockholders:
Basic	$1.78	$2.78
Diluted	$1.71	$2.65
Dividends declared per common share(2)	$0.60	$1.00
Book value per common share(1)(3)	$26.46	N/A

(1)
Calculated as total stockholders' equity divided by common shares outstanding.

(2)
Same as CF Holdings historical as there has been no change in dividend policy.

(3)
Pro forma book value per share is not meaningful as of December 31, 2014, as the pro forma balance sheet assumes the combination was consumated on June 30, 2015.

Recent Developments

        On November 4, 2015, CF Holdings issued a press release announcing its results for the quarter ended September 30, 2015, including, among other things, net earnings attributable to common shareholders of $90.9 million for the quarter ended September 30, 2015 and net sales of $927.4 million for the quarter ended September 30, 2015.

RISK FACTORS

        In considering whether to vote in favor of the proposals in connection with the combination, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Concerning Forward-Looking Statements." Holders of OCI ordinary shares should also consider risks associated with OCI following the combination.

Risk Factors Relating to the Combination

The number of New CF ordinary shares to be issued in the combination will not be determined until the closing of the combination and the value of the New CF ordinary shares to be issued in the combination will fluctuate.

        Upon completion of the combination, CF Holdings shareholders will be entitled to receive one New CF ordinary share for each share of CF Holdings common stock that they own. The exchange ratio will not be adjusted to reflect any changes in the market value of CF Holdings common stock or OCI ordinary shares. In addition, because the number of New CF ordinary shares that will be issued in respect of any portion of the additional consideration paid in New CF ordinary shares will not be determined until the closing of the combination, the total number of New CF ordinary shares issued in the combination and the aggregate portion of such shares to be issued to the CF Holdings shareholders also will not be determined until the closing of the combination, and CF Holdings shareholders' interest in New CF may be diluted by the issuance of New CF ordinary shares as additional consideration.

        OCI shareholders, on the other hand, will receive a pro rata distribution of an amount of New CF ordinary shares, as determined in OCI's reasonable discretion in accordance with the terms of the combination agreement, but not less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in New CF ordinary shares. The amount of additional consideration, if any, paid in the form of New CF ordinary shares is subject to CF Holdings' good faith determination, after prior consultation with OCI, that it is reasonably necessary to pay such portion of additional consideration in the form of New CF ordinary shares in order to satisfy the conditions to closing set forth in the combination agreement and maintain the investment grade rating of New CF's outstanding indebtedness. The number of New CF ordinary shares that will be issued in respect of any portion of the additional consideration paid in New CF ordinary shares will be determined by reference to the value of CF Holdings common stock at the time of closing. Because the number of New CF ordinary shares included in the distribution is dependent upon OCI's discretion and the number of New CF ordinary shares issued as additional consideration, the amount of New CF ordinary shares that OCI shareholders will receive in the distribution is not yet known and will not be determined until the closing of the combination.

        In addition, the market value of the New CF ordinary shares that shareholders of CF Holdings and OCI and its shareholders will receive when the combination is completed could vary significantly, due to changes in the market value of the CF Holdings common stock or OCI ordinary shares (to the extent such change results from a change in the prospects or value of the ENA business), from the date the combination agreement was entered into, the date of this document, the date of the CF Holdings special meeting or the date of the extraordinary general meeting of the shareholders of OCI. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of CF Holdings or the ENA business, market assessments of the likelihood that the combination will be completed, the timing of the combination, regulatory considerations, general market and economic conditions and other factors. Shareholders are urged to obtain current market quotations for shares of CF Holdings common stock and OCI ordinary shares.

Any changes to the tax laws or relevant facts may jeopardize or delay the combination.

        Each of CF Holdings' and OCI's respective obligations to consummate the combination is subject to a condition that there shall have been no (i) change in law, official interpretation thereof, or officially proposed action by the IRS or the U.S. Department of the Treasury (whether or not yet approved or effective) with respect to subject matters covered by Code Section 7874 or (ii) passage of any bill that would implement a change in applicable laws by either the U.S. House of Representatives or the U.S. Senate with respect to subject matters covered by Code Section 7874, that, in either of case (i) or (ii), if finalized and made effective, in the opinion of Skadden or Cleary, would reasonably be expected to cause New CF to be treated as a U.S. domestic corporation for U.S. federal tax purposes. In addition, CF Holdings' obligations to consummate the combination are subject to a condition that CF Holdings shall have received from Skadden an opinion dated as of the closing date to the effect that Section 7874 of the Code (or any other U.S. tax laws), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, should not apply in such a manner so as to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date. OCI's obligations to consummate the combination are subject to a condition that OCI shall have received from Cleary an opinion dated as of the closing date to the effect that, for U.S. federal income tax purposes, the separation should be treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code. In the event that one or more of the above conditions are not satisfied, the relevant party (or if applicable, each party) will determine, based on the facts and circumstances existing at the applicable time, whether to invoke the applicable condition and not consummate the combination or waive the condition and consummate the combination (assuming the other closing conditions are satisfied or waived). Accordingly, any changes in applicable tax laws, regulations or the underlying facts before the closing date could jeopardize or delay the combination and/or have a material adverse effect on New CF's business, financial condition, results of operations, cash flows, and/or share price.

CF Holdings and OCI may be unable to obtain the regulatory clearances and other approvals required to complete the combination or, in order to do so, CF Holdings and OCI may be required to comply with material restrictions or satisfy material conditions.

        Conditions to closing the combination include the clearance and approval under the rules of the antitrust and competition law authorities, clearance by CFIUS and that there is no judgment, temporary restraining order, preliminary or permanent injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action of a governmental body in effect that prohibits the combination. As a result, even if CF Holdings shareholders and OCI shareholders adopt the combination agreement, CF Holdings and OCI can provide no assurance that all required regulatory clearances will be obtained, that the conditions associated with such clearances will be acceptable to either party, or that such conditions may not have an adverse effect on the combined company following closing of the combination. At any time before or after the completion of the merger, and notwithstanding the termination of applicable waiting periods, the Antitrust Division and the FTC or any state Attorney General could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the combination, before or after it is completed. CF Holdings and OCI may not prevail and may incur significant costs in defending or settling any action under the antitrust and competition laws. CF Holdings has agreed to pay OCI $150 million if the combination agreement is terminated in certain circumstances if certain regulatory approvals are not obtained.

CF Holdings and the ENA business are subject to business uncertainties and contractual restrictions while the proposed combination is pending, which could adversely affect each party's business and operations.

        In connection with the pending combination, it is possible that some customers, suppliers and other persons with whom CF Holdings or the ENA business have business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with CF Holdings or the ENA business as a result of the combination, which could negatively affect CF Holdings' and the ENA business' respective revenues and earnings, as well as the market price of CF Holdings common stock or OCI ordinary shares, regardless of whether the combination is completed.

        Under the terms of the combination agreement, CF Holdings and the ENA business are subject to certain restrictions on the conduct of their respective businesses prior to the closing, which may adversely affect their ability to execute certain of their respective business strategies. These restrictions, the waiver of which is subject to the consent of CF Holdings or OCI, as applicable (not to be unreasonably withheld), could prevent each party from taking certain actions that may be beneficial to its business, such as making acquisitions, pursuing certain business opportunities or entering into certain financing instruments. Such limitations could negatively affect CF Holdings and/or the ENA business' operations and businesses prior to the closing. For a description of the restrictive covenants, see "Combination Agreement—Conduct of the Business Prior to Closing."

        Furthermore, the process of planning to integrate two businesses and organizations for the post-combination period can divert management attention and resources and could ultimately have an adverse effect on each party.

The combination agreement contains provisions that limit the ability of CF Holdings and OCI to pursue alternative transactions to the combination, could discourage potential alternative transactions and/or third-parties from making alternative transaction proposals and could require, in certain circumstances, that CF Holdings or OCI pay a termination fee of $150 million.

        Pursuant to the terms of the combination agreement, CF Holdings may be required to pay a termination fee of $150 million if the transactions contemplated by the combination agreement are not consummated because of the occurrence of certain events, including a change to the recommendation of the CF Holdings board of directors with respect to the proposals set forth in this document. Such a fee could be payable even if no other alternative transaction is consummated. Similarly, pursuant to the terms of the combination agreement, OCI may be required to pay a termination fee of $150 million if the transactions contemplated by the combination agreement are not consummated because of the occurrence of certain events, including a change to the recommendation of the OCI board of directors with respect to the proposals set forth in this document. Such a fee could be payable even if no other alternative transaction is consummated. In addition, if the combination agreement is terminated because a party fails to obtain its required shareholder approval, such party is obligated to reimburse the other party's expenses up to a cap of $30 million.

        CF Holdings and OCI are each generally prohibited from entering into an acquisition agreement with a third party, soliciting an alternative proposal from any third party involving 15% or more of the party's common stock, assets or earning power, and, subject to limited exceptions, participating in any discussions or negotiations regarding any proposal that is or could reasonably be expected to lead to an alternative acquisition proposal or furnishing any nonpublic information in connection therewith. In addition, under the terms of the combination agreement, neither CF Holdings nor OCI is permitted to terminate the combination agreement if its respective board of directors withdraws its recommendation of the combination agreement or approves or recommends an alternative acquisition proposal and must continue in these circumstances to submit the combination agreement for consideration by its shareholders unless the other party terminates the combination agreement. Shareholders of OCI owning approximately 51.7% of OCI's outstanding shares have also agreed to vote in favor of the combination pursuant to the irrevocable undertakings, which irrevocable undertakings are not released if the OCI board of directors withdraws its recommendation of the combination agreement or approves or recommends an alternative acquisition proposal.

        The presence of the above provisions and the termination fee could discourage third parties from making alternative acquisition proposals, even if such third party were prepared to pay consideration with a higher per share cash or market value than the proposed market value of the shares in the transactions contemplated by the combination agreement. As a result, third parties may make acquisition proposals, if at all, at a lower price than they would otherwise be willing to make in the absence of such restrictions on the ability of the CF Holdings board of directors or OCI board of directors, as applicable, to consider and/or negotiate with respect to such proposals. CF Holdings and OCI, as applicable, may not be able to enter into an agreement with respect to a more favorable alternative transaction without incurring significant liability to OCI and CF Holdings, as applicable.

Failure to complete the combination, or significant delays in completing the combination, could negatively affect the trading price of CF Holdings common stock and/or OCI ordinary shares and/or the future business and financial results of CF Holdings and/or OCI.

        The consummation of the combination is subject to numerous conditions, which may not be satisfied in a timely manner or at all. If the combination is not completed, or if there are significant delays in completing the combination, the trading price of CF Holdings common stock and/or OCI ordinary shares, and/or the future business and financial results of CF Holdings and/or OCI could be negatively affected, and CF Holdings and/or OCI will be subject to various risks, including the following:

  •
  the parties may be liable for damages to one another under the terms and conditions of the combination agreement;

  •
  negative reactions from the financial markets, including declines in the price of CF Holdings common stock and/or OCI ordinary shares due to the fact that current prices may reflect a market assumption that the combination will be completed;

  •
  having to pay certain significant costs relating to the combination;

  •
  lost opportunities resulting from restrictions on the conduct of the business of CF Holdings and OCI during the pendency of the transaction; and

  •
  the attention of the management of CF Holdings and/or OCI will have been diverted to the combination rather than to current operations and pursuit of other opportunities that could have been beneficial to each respective company.

CF Holdings and/or OCI may have difficulty attracting, motivating and retaining executives and other employees in light of the combination.

        CF Holdings and/or OCI could experience difficulty in attracting, motivating and retaining executives and other employees due to the uncertainty of the closing of the combination. In addition, certain key employees of the ENA business may not wish to become employees of New CF. Until completion of the transactions contemplated by the combination agreement, employee retention could be a challenge for CF Holdings and/or OCI as employees may have uncertainty about the combination and their future roles with New CF. If employees of CF Holdings or the ENA business depart prior to the closing due to uncertainty or the difficulty of integrating the two businesses, New CF's ability to realize the anticipated benefits of the transactions contemplated by the combination agreement could be reduced or delayed.

No trading market currently exists for New CF ordinary shares.

        Prior to completion of the combination, there will have been no market for New CF ordinary shares. At consummation of the transactions contemplated by the combination agreement, the New CF ordinary shares are expected to be listed for trading on the NYSE. However, there can be no assurance that an active market for New CF ordinary shares will develop after closing of the transactions contemplated by the combination agreement or that, if it develops, the market will be sustained. In addition, the market price of the New CF ordinary shares following closing cannot be predicted with certainty.

New CF's actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this document.

        The unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may not be an indication of what New CF's financial condition or results of operations would have been had the combination been consummated on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the historical audited and unaudited consolidated financial statements of CF Holdings and the Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements of the ENA business and certain adjustments and assumptions have been made regarding the combined company after giving effect to the combination. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by New CF in connection with the combination. Accordingly, the actual financial condition and results of operations of New CF following the combination may not be consistent with, or evident from, this unaudited pro forma condensed combined financial information.

        In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect New CF's financial condition or results of operations following the consummation of the combination. Any potential decline in New CF's financial condition or results of operations may cause significant variations in the price of New CF ordinary shares. For additional information, see "Unaudited Pro Forma Condensed Combined Financial Information."

Some of the conditions to the combination may be waived or the combination agreement may be amended by CF Holdings or OCI without resoliciting CF Holdings shareholder approval or OCI shareholder approval of the proposals respectively approved by them.

        Some of the conditions set forth in the combination agreement may be waived, or the combination agreement may be amended, by CF Holdings, OCI or New CF, subject to certain limitations. If any conditions are waived, or if the combination agreement is amended, CF Holdings and OCI will evaluate whether amendment of this document and resolicitation of proxies would be warranted. Subject to applicable law, if CF Holdings and OCI determine that resolicitation of CF Holdings' shareholders is not warranted, the parties will have the discretion to complete the transactions contemplated by the combination agreement, as it may be amended, without seeking further OCI shareholder approval or CF Holdings shareholder approval.

The consummation of the Natgasoline joint venture is subject to specific closing conditions that are in addition to the closing conditions applicable to the consummation of the other transactions contemplated by the combination agreement.

        CF Holdings and OCI are in the process of documenting the Natgasoline joint venture. The consummation of the Natgasoline joint venture is subject to conditions that are in addition to the conditions to which the consummation of the merger and the consummation of the separation are subject, and the consummation of the Natgasoline joint venture is not a condition to consummation of the merger and the separation. Accordingly, if the conditions to the consummation of the merger and the separation are satisfied or waived, but the additional conditions to the Natgasoline joint venture are not satisfied or waived, the combination may be effected without the consummation of the Natgasoline joint venture, in which case (i) OCI will retain 100% of its interest in Firewater One, (ii) CF will not pay the $517.5 million to OCI and (iii) CF Holdings will combine with the rest of the ENA business. For a description of the conditions to the consummation of the Natgasoline joint venture, see "Combination Agreement—Conditions to the Natgasoline Joint Venture." If the Natgasoline joint venture is not consummated, New CF may not realize all of the anticipated benefits of the combination, including the operating and financial efficiencies, structural synergies and other cost savings that are expected to result from the combination.

CF Holdings' and OCI's executive officers and directors have interests in the combination that may be different from the interests of CF Holdings shareholders and OCI shareholders generally.

        When considering the unanimous recommendations of the CF Holdings and OCI boards of directors with respect to the combination agreement, CF Holdings shareholders and OCI shareholders should be aware that directors and executive officers of CF Holdings and OCI have certain interests in the combination that may be different from or in addition to the interests of CF Holdings shareholders and OCI shareholders generally. For more information, see the section of this document entitled "The Combination—Interests of Certain Persons in the Combination—CF Holdings."

New CF will incur direct and indirect costs as a result of the combination.

        New CF will incur additional costs and expenses in connection with and as a result of the combination. These costs and expenses include professional fees associated with complying with English corporate law and financial reporting requirements and professional fees associated with complying with the tax laws of the United Kingdom, as well as any additional costs New CF may incur going forward as a result of its new corporate structure. There can be no assurance that these costs will not exceed the costs historically borne by CF Holdings and those allocated to the ENA business in the historical financial data.

The receipt by OCI shareholders of New CF ordinary shares in the separation may be a taxable transaction for U.S. federal income tax purposes.

        The obligations of OCI to consummate the transaction, including the separation, are conditioned upon the receipt by OCI of the opinion of Cleary to the effect that, under current U.S. federal income tax law, the separation should qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code. Cleary has informed OCI that it expects to be able to render an opinion that, under current law and subject to certain factual representations and assumptions, the separation should qualify for U.S. federal income tax purposes as a tax-free transaction to U.S. holders of OCI ordinary shares under Sections 355 and 368(a)(1)(D) of the Code. The legal authorities upon which the opinion of Cleary would be based are subject to change or differing interpretations at any time, possibly with retroactive effect. The opinion would not be binding on the IRS or any court, and there is a risk that the IRS may challenge the conclusions reached in the opinion and that a court may sustain such a challenge. If the separation does not qualify under Sections 355 and 368(a)(1)(D) of the Code, U.S. holders of OCI ordinary shares could be subject to tax on their receipt of New CF ordinary shares distributed to them by OCI.

        For more information regarding the potential tax consequences of the separation to U.S. holders of OCI ordinary shares, see the section entitled "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Income Tax Consequences of the Separation."

OCI will be liable for Netherlands dividend tax in respect of the distribution for an amount equal to 17.65% of the amount, if any, by which the aggregate fair market value of the distributed New CF ordinary shares at the time of the distribution, exceeds the lower of (i) the amount of the reduction of the aggregate nominal value of the OCI shares as resolved in advance by the general meeting of the shareholders of OCI, and (ii) the recognised capital of OCI for Netherlands dividend tax purposes.

        OCI may be required to withhold Netherlands dividend tax at a rate of 15% in relation to the distribution of the New CF ordinary shares to its shareholders. Such a withholding obligation exists to the extent that the aggregate fair market value of the distributed New CF ordinary shares at the time of the distribution exceeds the lower of (i) the amount of the reduction of the aggregate nominal value of the OCI shares as resolved in advance by the general meeting of the shareholders of OCI, and (ii) the recognised capital of OCI for Netherlands dividend tax purposes.

        In the event that OCI is required to withhold Netherlands dividend tax in respect of the distribution, OCI will bear the cost of the tax on behalf of the holders of OCI ordinary shares and, as a result, OCI will be required to make the tax payment on a grossed-up basis resulting in a 17.65% rate.

        For further information, see "Netherlands Tax Consequences Relating to the Combination—Netherlands Tax Consequences of the Combination for OCI, CF Holdings and New CF" and "Netherlands Tax Consequences Relating to the Combination—Netherlands Tax Consequences of the Combination for Holders of OCI Ordinary Shares."

Risk Factors Relating to Ownership of New CF Ordinary Shares

After the combination, CF Holdings shareholders will have a significantly lower ownership and voting interest in New CF than they currently have in CF Holdings and will exercise less influence over management.

        Upon completion of the combination and based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares and the balance of the additional consideration is paid in cash, the former shareholders of CF Holdings would own approximately 71.9%, and OCI and its shareholders would own approximately 28.1%, of New CF ordinary shares outstanding or subject to compensatory equity awards. The actual ownership split of New CF upon completion of the combination as between former CF Holdings shareholders, on the one hand, and OCI and its shareholders, on the other hand, will be dependent on the CF Holdings share price at the time of closing, the amount of convertible bonds to be assumed by New CF at closing, the amount of adjustments to the amount of the additional consideration, and the mix of cash and New CF ordinary shares used to pay the additional consideration. Consequently, former CF Holdings shareholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of CF Holdings. In addition, under the terms of the combination agreement, upon completion of the merger, the New CF board of directors will, until the first annual general meeting of New CF following the completion of the combination, consist of ten members, including eight directors designated by CF Holdings and two directors designated by Capricorn. Until the first annual general meeting of New CF, where holders of New CF ordinary shares will be entitled to elect the directors of New CF (other than any directors designated by Capricorn), holders of New CF ordinary shares will have limited ability to influence the composition of the New CF board of directors.

The presence of a significant shareholder may affect the ability of a third party to acquire control of New CF.

        OCI shareholders and OCI will beneficially own approximately 28.1% of the outstanding New CF ordinary shares immediately following the closing, based on the assumptions discussed above. The shares beneficially owned by OCI that are not distributed to shareholders of OCI and the shares owned by the S shareholders will be subject to the terms of the shareholders' agreement. For more information, see the section entitled "Shareholders' Agreement." The shareholders' agreement will generally entitle Capricorn to appoint two directors to the New CF board of directors so long as the S shareholders continue to hold, in the aggregate, at least 10% of the outstanding voting securities of New CF. Although these directors will not constitute a majority of the board of directors, the directors may exercise influence over the decisions of the board.

        Having the S shareholders and OCI as significant shareholders of New CF may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding New CF ordinary shares in a public takeover offer (whether by means of a voluntary bid or scheme of arrangement), or control of the New CF board of directors through a proxy solicitation.

        For so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF, the shareholders' agreement will obligate the S shareholders to vote all of their New CF ordinary shares on all matters in accordance with the recommendation of the New CF board of directors, other than with regards to proposed mergers and acquisitions that would be reasonably expected to result in dilution of the S shareholders.

        For so long as OCI beneficially owns ordinary shares of New CF, the shareholders' agreement will obligate OCI to vote all the ordinary shares that it then holds on any matter or proposal on which the shareholders of New CF are entitled to vote in the same proportion as the other shareholders of New CF (excluding the ordinary shares of New CF owned by OCI) are voted.

Sales or hedging arrangements involving New CF ordinary shares after the combination may negatively affect the market price of New CF ordinary shares.

        The New CF ordinary shares issued by New CF in the merger and distribution will generally be eligible for immediate resale. In addition, the S shareholders and OCI will enter into registration rights agreements with New CF in connection with the combination that will entitle them to have New CF ordinary share registered under the federal securities laws for resale. Sales of New CF ordinary shares after the closing, whether on the open market, pursuant to the exercise of registration rights or otherwise, or hedging or other similar arrangements entered into by the S Shareholders, OCI or other significant shareholders of New CF after the closing of the combination, or the possibility that these sales or hedging arrangements may occur, including the possible sale of a large number of New CF ordinary shares in the public market, could materially and adversely affect the market price of the New CF ordinary shares.

New CF ordinary shares to be received by CF Holdings shareholders and OCI shareholders as a result of the combination will have rights different from the CF Holdings common stock and OCI ordinary shares they respectively hold prior to the completion of the combination.

        Upon completion of the combination, the rights of former CF Holdings shareholders and OCI shareholders who become shareholders of New CF will be governed by the New CF articles, and by the law of England and Wales. The rights associated with CF Holdings common stock and OCI ordinary shares are different from the rights associated with New CF ordinary shares. Material differences between the rights of shareholders of CF Holdings and shareholders of OCI and the rights of shareholders of New CF include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares/bonus issues, preemptive rights, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment or postponement of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend governing documents.

        For more information, see the section of this document entitled "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF."

Provisions in New CF's governance arrangements or governance arrangements that are otherwise available under English law could discourage, delay or prevent a change in control of New CF and may affect the market price of New CF ordinary shares.

        Some provisions of New CF's governance arrangements or governance arrangements that are otherwise available under English law may discourage, delay or prevent a change in control of New CF, even if such a change in control is sought by New CF shareholders. See "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF—Anti-Takeover Provisions."

New CF's articles provide that the courts of England and Wales have exclusive jurisdiction to determine any and all disputes brought by a holder of New CF ordinary shares (whether in its own name or in the name of New CF) against New CF and/or the New CF board of directors and/or any of the directors of New CF.

        The New CF articles provide that the courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a shareholder in that shareholder's capacity (whether in its own name or in the name of New CF) as such against New CF and/or the New CF board and/or any of the directors of New CF individually or collectively in connection with the New CF articles. The rights of shareholders under Delaware law and shareholders under English law in relation to the bringing of shareholder suits differ in several significant respects. For a detailed discussion of these differences see "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF." In particular, under English law, the proper claimant for wrongs committed against New CF, including by the New CF directors, is considered to be New CF itself. English law only permits a shareholder to initiate a lawsuit on behalf of a company such as New CF in limited circumstances, and requires court permission to do so.

As an English public limited company, certain capital structure decisions will require shareholder approval which may limit New CF's flexibility to manage its capital structure.

        English law provides that a board of directors may only allot shares (or rights to subscribe for or convertible into shares) with the prior authorization of shareholders, such authorization being up to the aggregate nominal amount of shares and for a maximum period of five years, each as specified in the New CF articles of association or relevant shareholder resolution. This authorization would need to be renewed by New CF's shareholders upon its expiration (i.e., at least every five years). The New CF articles that will apply to New CF after the completion of the combination will authorize the allotment of additional shares for a period of five years from the date of the adoption of New CF articles up to an aggregate nominal amount representing a certain percentage of the number of shares in the capital of New CF as of the date of the adoption of the New CF articles and after consummation of the combination, which authorization will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

        English law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the New CF articles, or shareholders in general meeting, to exclude or disapply preemptive rights. Such an exclusion or disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the New CF articles, if the exclusion is contained in the New CF articles, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution; in either case, this exclusion would need to be renewed by New CF's shareholders upon its expiration (i.e., at least every five years). The New CF articles will exclude preemptive rights in relation to an allotment of shares for cash pursuant to the authority referred to above for a period of five years following the date of the adoption of the New CF articles up to an aggregate nominal amount representing a certain percentage of the number of shares in the capital of New CF as of the date of the adoption of the New CF articles and after consummation of the combination, which exclusion will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

        English law also generally prohibits a public company from repurchasing its own shares without the prior approval of shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be for a maximum period of up to five years.

        These requirements may limit New CF's flexibility to manage its capital structure. For more information, see the section entitled "Description of New CF Ordinary Shares" of this document.

New CF may not be able to meet certain additional financial requirements under English law before it declares dividends or repurchases shares following the combination.

        Under English law, New CF will only be able to declare dividends, make distributions or repurchase shares out of "distributable profits." "Distributable profits" are a company's accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, New CF, as a public company, may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate. Prior to the effective time of the combination, the shareholders of New CF will pass a resolution to reduce the capital of New CF following the combination to allow the creation of "distributable profits." As soon as practicable following the combination, New CF will seek to obtain the approval of the English Companies Court through a customary process, which is required for the creation of "distributable profits" to be effective. New CF is not aware of any reason why the English Companies Court would not approve the creation of "distributable profits"; however, the issuance of the order required to establish "distributable profits" is a matter for the discretion of the English Companies Court. Therefore, immediately after the combination and prior to the receipt of such approval, New CF will not have "distributable profits." Neither the capitalization nor the reduction will impact shareholders' relative interests in the capital of New CF. The New CF articles will, from the effective date of the combination, permit New CF to declare dividends by ordinary resolution of the shareholders, provided that the directors have made a recommendation as to the amount of dividend to be declared. The dividend shall not exceed the amount recommended by the directors. The directors may also decide to pay interim dividends if it appears to them that the profits available for distribution justify the payment. When recommending or declaring the payment of a dividend, the directors will be required to comply with their duties under English law, including considering New CF's future financial requirements.

The enforcement of civil liabilities against New CF may be more difficult.

        Because New CF will be a public company incorporated under English law after the combination, investors could experience more difficulty enforcing judgments obtained against New CF in U.S. courts than would currently be the case for U.S. judgments obtained against CF Holdings. It may also be more difficult (or impossible) to bring some types of claims against New CF in courts sitting in England than it would be to bring similar claims against a U.S. company in a U.S. court. Further, the New CF articles will provide for the exclusive jurisdiction of the English courts for shareholder lawsuits against New CF or its directors.

        A judgment obtained against New CF from a U.S. court may not be recognized by the English courts. There are no reciprocal arrangements for the recognition and enforcement of U.S. court decisions in the courts of England and Wales. Rather, a separate common law action to enforce the U.S. judgment must be commenced in the English courts. In order for an English court to enforce a U.S. court judgment, it must (a) be for a debt or definite sum of money; (b) be final and conclusive; (c) not be of a penal or revenue nature; and (d) be rendered by a court that had jurisdiction to give that judgment in the circumstances of the case, and in accordance with the English rules of private international law. The English courts may not recognize and enforce the U.S. court decision if: (i) any of (a)-(d) are not satisfied; (ii) the judgment was obtained through fraud; (iii) the enforcement of the judgment would be contrary to the public policy of England and Wales; (iv) the judgment is for multiple damages or is based on a provision or rule of law specified by the UK Secretary of State as concerned with the prohibition of restrictive trade practices; or (v) the proceedings in which the judgment was obtained were opposed to the rules of natural justice.

Transfers of New CF ordinary shares may be subject to UK stamp duty and/or stamp duty reserve tax, which would increase the cost of dealing in New CF ordinary shares as compared to CF Holdings common stock

        UK stamp duty and/or UK stamp duty reserve tax is in principle chargeable on instruments of transfer, or transfers on sale of, or agreements to transfer, certain securities (which include shares in companies incorporated in England), generally at a rate of 0.5% of the consideration for the transfer.

        Certain transfers of shares into depositories or clearance systems are in principle charged at a higher rate of 1.5%.

        However, transfers of New CF ordinary shares within certain clearance systems (which HMRC has confirmed in published guidance includes The Depository Trust Company) should not give rise to a liability to UK stamp duty or stamp duty reserve tax, provided that no instrument of transfer is entered into and that no election that applies to the New CF ordinary shares is, or has been, made by the relevant clearance system under Section 97A of the UK Finance Act 1986.

Risk Factors Relating to New CF

For purposes of the risk factors relating to New CF included in this "—Risk Factors Relating to New CF," "we," "our" and "us" refer to New CF as it will exist immediately following the closing and its subsidiaries, except where the context makes clear that the reference is only to New CF itself and not its subsidiaries.

The combination of the ENA business with the business currently conducted by CF Holdings will create numerous risks and uncertainties which could adversely affect our operating results.

        There can be no assurance that we will be able to successfully integrate the ENA business with the business of CF Holdings or otherwise realize the expected benefits of the combination. The combination of independent businesses is a complex, costly, and time-consuming process. The ENA business will transition from being a part of OCI to being a part of New CF, and CF Holdings will migrate from being a stand-alone Delaware company to being part of a combined company incorporated under the law of England and Wales.

        Our ability to realize the anticipated benefits of the combination will depend, to a large extent, on our ability to integrate the ENA business with the business of CF Holdings and realize the benefits of the combined business. The integration of the ENA business with the business of CF Holdings is further complicated by (i) CF Holdings' ongoing integration of GrowHow, which became a wholly-owned subsidiary of CF Holdings on July 31, 2015, and (ii) the closing and integration of the CHS strategic venture. We will be required to devote significant management attention and resources to the integration process. The integration process may disrupt the ENA business or the business of CF Holdings and, if implemented ineffectively, could delay or preclude the realization of expected operating and financial efficiencies, synergies and other cost savings. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of key business relationships and the diversion of management's attention. The difficulties of combining the operations of the ENA business and CF Holdings include, among others:

  •
  managing a significantly larger company, including entry into geographic markets and involvement with products with which CF Holdings' management has limited experience;

  •
  the potential diversion of management focus and resources from other strategic opportunities and from operational matters;

  •
  retaining key business relationships, including relationships with employees, customers, partners and suppliers;

  •
  maintaining employee morale and retaining key management and other personnel;

  •
  integrating business cultures, processes and personnel;

  •
  the possibility of faulty assumptions underlying expectations regarding the integration process;

  •
  integrating products and distribution networks;

  •
  integrating information technology, communications and other systems;

  •
  changes in applicable laws and regulations, including changes associated with managing an English public limited company;

  •
  managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

  •
  unforeseen expenses or delays associated with the combination.

        Many of these factors will be outside of our control and any one of them could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, even if the operations of CF Holdings and the ENA business are integrated successfully, we may not realize the full benefits of the combination, including the operating and financial efficiencies, structural synergies and other cost savings that are expected.

We will have a material level of indebtedness following consummation of the combination, which may adversely affect our business.

        Upon the consummation of the combination, we expect to have a substantial amount of indebtedness on a consolidated basis. We expect that this indebtedness will include approximately $5.6 billion of existing senior notes issued by CF Industries, Inc., which is referred to in this document as CF Industries, approximately $1.2 billion of existing secured project finance indebtedness relating to the ENA business, and indebtedness under any of the existing OCI convertible bonds assumed by us in connection with the combination. In addition, to fund cash requirements in connection with the consummation of the combination, we expect that we or our subsidiaries will receive cash proceeds from external financing sources (whether using alternative financing arranged prior to the closing under the combination agreement or, if such financing is not arranged, a portion of the financing under the bridge credit agreement, as defined below) of approximately $1.0 billion. In addition, upon the consummation of the combination, the bridge credit agreement provides for borrowings of up to $1.3 billion for general corporate purposes, CF Holdings' amended credit agreement, as defined below, under which we will become a borrower upon consummation of the combination, provides for up to $2.0 billion of borrowings for general corporate purposes and GrowHow's existing revolving credit agreement provides for up to £40 million of borrowings for general corporate purposes.

        Our substantial debt service obligations following the consummation of the combination could have an adverse impact on our earnings and cash flows. Our substantial indebtedness could, as a result of our debt service obligation or through the operation of the financial and other restrictive covenants to which we will be subject under the agreements and instruments governing that indebtedness and otherwise, have important consequences. For example, it could:

  •
  make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

  •
  cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

  •
  cause us to use a portion of our cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

  •
  cause us to be more vulnerable to general adverse economic and industry conditions;

  •
  expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under our credit agreements, could be at variable rates of interest;

  •
  make us more leveraged than some of our competitors, which could place us at a competitive disadvantage;

  •
  limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes; and

  •
  result in a downgrade in the credit rating of our indebtedness which could increase the cost of further borrowings.

        We expect to consider options to refinance our outstanding indebtedness from time to time. Our ability to obtain any financing, whether through the issuance of new debt securities or otherwise, and the terms of any such financing are dependent on, among other things, our financial condition, financial market conditions within our industry and generally, credit ratings and numerous other factors, including factors beyond our control. Consequently, in the event that we need to access the credit markets, including to refinance our debt, there can be no assurance that we will be able to obtain financing on acceptable terms or within an acceptable timeframe, if at all. An inability to obtain financing with acceptable terms when needed could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We expect that the terms of our indebtedness will allow us to incur significant additional debt in the future. If we incur additional indebtedness, the risks that we face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of our outstanding debt securities, the lenders under the amended credit agreement, the bridge credit agreement and the GrowHow credit agreement and our suppliers, may be materially and adversely affected.

We are subject to risk associated with the CHS strategic venture including the risk that the strategic venture may not take effect as planned, or at all, due to a number of factors, many of which are beyond our control.

        On August 12, 2015, CF Holdings announced that it agreed to enter into the CHS strategic venture. CHS will purchase a minority equity interest in CF Nitrogen, a wholly-owned subsidiary of CF Holdings, for $2.8 billion. Additionally, CHS will purchase nitrogen products from CF Nitrogen under a long-term supply agreement, which is referred to in this document as the CHS supply agreement. Pursuant to the CHS supply agreement, CHS will have the right to purchase nitrogen products from CF Nitrogen at market prices. Pursuant to the CF Nitrogen limited liability company agreement, CHS will be entitled to semi-annual profit distributions from CF Nitrogen in respect of its equity interest in CF Nitrogen based generally on the volume of nitrogen products purchased by CHS pursuant to the CHS supply agreement. The CHS strategic venture is expected to take effect in the first quarter of 2016, subject to various conditions, including conditions relating to the absence of any injunction or other order by a court or other governmental authority or law that prohibits or makes illegal the consummation of the investment by CHS in CF Nitrogen, the execution by the parties of certain ancillary agreements and other customary closing conditions. If these conditions are not satisfied or waived (to the extent permitted by law), the CHS strategic venture may be delayed or may not take effect at all. In addition, either party may terminate the strategic venture if conditions with respect to the confirmation of certain tax and financial accounting matters relating to the investment by CHS in CF Nitrogen are not satisfied by specified dates.

        Even if the CHS strategic venture takes effect, we may not realize the full benefits from the CHS strategic venture that are expected. The realization of the expected benefits of the CHS strategic venture depends on our ability to successfully operate and manage the strategic venture, and on the market prices of the nitrogen fertilizer products that are the subject of the CHS supply agreement over the life of the agreement, among other factors. Additionally, disruptions related to the proposed CHS strategic venture could harm our relationships with our customers, employees or suppliers.

Our future results will suffer if we do not effectively manage our expanded operations.

        The size of our business will be significantly larger than the size of either CF Holdings' business or the ENA business as each exists today on a standalone basis. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management of new operations and the entry into new geographic markets and associated increased costs and complexity.

The ENA business has been subject to different standards governing internal controls.

        We may experience difficulties in integrating and harmonizing the internal controls of CF Holdings and the ENA business, and may need to implement additional financial and management controls, reporting systems and procedures. We may incur substantial costs or encounter problems or delays related to our efforts to integrate internal controls and related processes of CF Holdings and the ENA business. Any failure to integrate, develop or maintain effective internal controls could harm our operating results, cause us to fail to meet our reporting obligations or subject us to regulatory scrutiny, any of which could have an adverse effect on our business and the price of our ordinary shares.

If goodwill or other intangible assets that we record in connection with the combination become impaired, we could have to take significant charges against earnings.

        In connection with the accounting for the combination, we expect to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, we must assess, at least annually, whether the value of goodwill and other intangible assets has been impaired. Intangible assets subject to amortization will also be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Section 7874 of the Code likely will limit CF Holdings' and its U.S. affiliates' ability to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the combination or certain specified transactions for a period of time following the combination.

        Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions as more fully described in the section captioned "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to CF Holdings—Potential Limitation on the Utilization of CF Holdings' (and Its U.S. Affiliates') Tax Attributes." CF Holdings currently expects that, following the combination, this limitation will apply and, as a result, CF Holdings currently does not expect that it or its U.S. affiliates will be able to utilize certain U.S. tax attributes to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions. See the section entitled "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Tax Consequences of the Merger—Tax Consequences to CF Holdings—Potential Limitation on the Utilization of CF Holdings' (and Its U.S. Affiliates') Tax Attributes" for more information.

The IRS may not agree with the conclusion that we should be treated as a foreign corporation for U.S. federal income tax purposes following the combination.

        A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because we are a U.K. entity, we would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Even so, the IRS may assert that we should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code.

        Under Section 7874 of the Code, if the former shareholders of CF Holdings hold 80% or more of the vote or value of our ordinary shares by reason of holding stock in CF Holdings, which we refer to as the ownership test, and our expanded affiliated group after the transaction does not have substantial business activities in the United Kingdom relative to our worldwide activities, which we refer to as the substantial business activities test, we would be treated as a U.S. corporation. Based on the rules for determining share ownership under Section 7874 of the Code, CF Holdings shareholders are expected to receive less than 80% of our ordinary shares (by both vote and value) by reason of holding stock in CF Holdings. Therefore, under current law, we should not be treated as a U.S. corporation for U.S. federal income tax purposes. The proposed regulations described in Notice 2014-52, released on September 22, 2014, by the IRS, and the U.S. Department of the Treasury, do not alter this conclusion. Notice 2014-52 is referred to in this document as the Notice.

        There can be no assurance that the IRS will agree with the position that the ownership test is satisfied. There is limited guidance regarding the application of Section 7874 of the Code, including with respect to the provisions regarding the application of the ownership test.

        As described in the section entitled "—Risk Factors Relating to New CF—Recent guidance issued by the U.S. Department of the Treasury and the IRS could result in our being subject to significant U.S. tax liabilities after the transaction," the U.S. Department of the Treasury and the IRS issued the Notice announcing their intention to issue regulations interpreting Section 7874 of the Code that would apply to transactions completed on or after September 22, 2014. The proposed regulations interpreting Section 7874 of the Code announced in that guidance are not expected to cause us to be treated as a U.S. corporation for U.S. federal tax purposes.

        In addition, as described in more detail in other risk factors, new statutory or regulatory provisions under Section 7874 of the Code or otherwise could be enacted or promulgated that could adversely affect our status as a non-U.S. corporation for U.S. federal tax purposes, and any such provisions could have retroactive application.

        If we were to be treated as a U.S. corporation for federal tax purposes, we could be subject to substantially greater U.S. tax liability than currently contemplated as a non-U.S. corporation. Additionally, if we were treated as a U.S. corporation for U.S. federal tax purposes, non-U.S. holders of our ordinary shares could be subject to U.S. withholding tax on the gross amount of any dividends paid by us to such shareholder.

        See the section captioned "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to CF Holdings—In General" for more information regarding the application of Section 7874 to the combination.

Recent guidance issued by the U.S. Department of the Treasury and the IRS could result in our being subject to significant U.S. tax liabilities after the transaction.

        The Notice described certain regulations the U.S. Department of the Treasury and the IRS intend to promulgate under Section 7874 and certain other sections of the Code, which, when promulgated, would be effective for certain transactions completed on or after September 22, 2014, such as the combination. Such regulations would impose additional U.S. taxes on certain transactions involving the acquired U.S. corporation's controlled foreign subsidiaries. As a result, CF Holdings may recognize taxable income if we were to engage in transactions addressed by the Notice in connection with, or after completion of, the combination. See the section captioned "U.S. Federal Income Tax Consequences Relating to the Combination—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to CF Holdings—In General" for more information.

Future changes to international tax laws could adversely affect us.

        Under current law, we are expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, changes to the rules in Section 7874 of the Code could adversely affect our status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to us, our shareholders and affiliates, CF Holdings, CF Holdings' shareholders and affiliates, and/or the combination.

        Since Section 7874 of the Code was enacted, there have been various proposals to broaden its scope, including (i) a provision in the Obama Administration's 2016 budget proposals which, if enacted in its present form, would be effective for transactions completed after December 31, 2015, and (ii) proposals introduced by certain Democratic members of both houses of Congress which, if enacted in their present form, would be effective retroactively to any transactions completed after May 8, 2014. Each proposal would, among other things, treat a foreign acquiring corporation as a U.S. corporation under section 7874 of the Code if the former shareholders of the U.S. corporation own more than 50% of the shares of the foreign acquiring corporation after the transaction, or if the foreign corporation's affiliated group has substantial business activities in the United States and the foreign corporation is primarily managed and controlled in the United States. These proposals, if enacted in their present form and if made effective to transactions completed during the period in which the effective time of the combination occurs, would cause us to be treated as a U.S. corporation for U.S. federal tax purposes.

        If we were to be treated as a U.S. corporation for federal tax purposes, we could be subject to substantially greater U.S. tax liabilities than currently contemplated as a non-U.S. corporation. Additionally, if we were treated as a U.S. corporation for federal tax purposes, non-U.S. holders of our ordinary shares would be subject to U.S. withholding tax on the gross amount of any dividends paid by us to such shareholder.

        In addition, the U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example involves issues relating to "base erosion and profit shifting," including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect us.

        Further, a discussion draft for proposed legislation released on July 31, 2014, by certain members of the U.S. Congress would change certain U.S. federal income tax rules applicable to non-U.S. parented corporate groups, which would include us following the combination. If enacted as proposed, these changes could cause us to have a higher than anticipated worldwide effective corporate tax rate. Additionally, at least one U.S. Senator has urged the U.S. Department of the Treasury to promulgate unspecified regulations or other guidance that would likewise adversely impact our effective corporate tax rate following the combination. We are unable to predict the likelihood that any such proposals might be adopted, the nature of regulations that might be promulgated, or the effect such guidance may have on our business.

Our business is dependent on natural gas, the prices of which are subject to volatility.

        Natural gas is the principal raw material used to produce nitrogen fertilizers and methanol. We use natural gas both as a chemical feedstock and as a fuel to produce ammonia, urea, urea ammonium nitrate solution, which is referred to in this document as UAN, ammonium nitrate, which is referred to in this document as AN, calcium ammonium nitrate, which is referred to in this document as CAN, other nitrogen products and methanol.

        Because most of our manufacturing facilities are located in the United States and Canada, North American natural gas comprises a significant portion of the total production cost of our products. The price of natural gas in North America has been volatile in recent years. During the nine months ended September 30, 2015, the daily closing price at the Henry Hub, the most heavily-traded natural gas pricing point in North America, reached a low of $2.49 per MMBtu on April 28, 2015 and a high of $3.30 per MMBtu on January 16, 2015. During the three year and nine month period ended September 30, 2015, the daily closing price at the Henry Hub reached a low of $1.83 per MMBtu on three consecutive days in April 2012 and a high of $7.94 per MMBtu on March 5, 2014.

        We also have manufacturing facilities located in the United Kingdom and the Netherlands. These facilities are subject to fluctuations associated with the price of natural gas in Europe. The major natural gas trading point for the United Kingdom is the National Balancing Point, which is referred to in this document as NBP, and for the Netherlands is the Title Transfer Facility, which is referred to in this document as TTF. During the nine months ended September 30, 2015, the daily closing price at NBP reached a low of $5.80 per MMBtu on August 24, 2015 and a high of $8.50 per MMBtu on February 12, 2015. During the three year and nine month period ended September 30, 2015, the daily closing price at NBP reached a low of $5.80 per MMBtu on August 24, 2015 and a high of $16.00 per MMBtu on both February 7, 2012 and March 22, 2013. During the nine months ended September 30, 2015, the daily closing price at TTF reached a low of $6.03 per MMBtu on September 30, 2015 and a high of $8.18 per MMBtu on February 12, 2015. During the three year and nine month period ended September 30, 2015, the daily closing price at TTF reached a low of $5.94 per MMBtu on July 7, 2014 and a high of $14.53 per MMBtu on March 25, 2013.

        Changes in the supply of and demand for natural gas can lead to periods of volatile natural gas prices. If high prices were to occur during a period of low nitrogen fertilizer or methanol selling prices, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        The price of natural gas in North America and worldwide has been volatile in recent years and has declined on average due in part to significant natural gas reserves, including shale gas, and the rapid improvement in shale gas extraction techniques, such as hydraulic fracturing and horizontal drilling. Future production of natural gas from shale formations could be reduced by regulatory changes that restrict drilling or hydraulic fracturing or increase its cost or by reduction in oil exploration and development prompted by lower oil prices and resulting in production of less associated gas. If this were to occur, or if other developments adversely impact the supply/demand balance for natural gas in the United States or elsewhere, natural gas prices could rise, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The nitrogen fertilizer and methanol businesses are cyclical, resulting in periods of industry oversupply during which our financial condition, results of operations and cash flows are expected to be negatively affected.

        Historically, selling prices for nitrogen fertilizer products and methanol have fluctuated in response to periodic changes in supply and demand conditions. Demand for nitrogen fertilizer products is affected by planted acreage and application rates, driven by population growth, changes in dietary habits and non-food usage of crops such as the production of ethanol and other biofuels, among other things. Demand for methanol largely depends upon levels of global industrial production, changes in general economic conditions and energy prices. Supply of nitrogen fertilizer products and methanol is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade. The construction of new manufacturing capacity, plus improvements to increase output from the existing production assets, increase nitrogen and methanol supply and affect the supply demand balance.

        Periods of high demand, high capacity utilization and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and selling prices and capacity utilization to decline. Future growth in demand for nitrogen fertilizer products and methanol may not be sufficient to absorb excess industry capacity.

        During periods of nitrogen fertilizer or methanol industry oversupply, our financial condition, results of operations and cash flows are expected to be affected negatively as, based on historical pricing data, the price at which we will be able to sell our products is expected to decline, resulting in possible reduced profit margins, write-downs in the value of our inventory and temporary or permanent curtailments of nitrogen fertilizer production or methanol production.

Our nitrogen fertilizer products and methanol are global commodities and we face intense global competition from other producers.

        We are subject to intense price competition from our competitors. Methanol and most nitrogen fertilizers are global commodities, with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and to a lesser extent on customer service and product quality. We compete with many producers, including state-owned and government-subsidized entities.

        Consolidation in the industry has increased the resources of several of our competitors. Some of these competitors have greater total resources and are less dependent on earnings from nitrogen fertilizer or methanol sales, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. Our competitive position could suffer to the extent we are not able to expand our own resources either through investments in new or existing operations or through acquisitions, joint ventures or partnerships.

        China, the world's largest producer and consumer of nitrogen fertilizers, is expected to continue expanding its fertilizer production capacity in the medium term. If Chinese government policy, or decreases in Chinese producers' underlying costs such as the price of Chinese coal, encourage exports, this expected increase in capacity could adversely affect the balance between global supply and demand and may put downward pressure on global fertilizer prices, which could materially adversely affect our business, financial condition, results of operations and cash flows.

        Antidumping duties for Russian and Ukrainian fertilizer grade AN ended in November 2014. As a result, we could face much higher volumes of lower priced Russian and Ukrainian fertilizer grade AN in the United States.

        We also face competition from other nitrogen fertilizer and methanol producers in the Middle East, Europe and Latin America, who, depending on market conditions, fluctuating input prices, geographic location and freight economics, may take actions at times with respect to price or selling volumes that adversely affect our business, financial condition, results of operations and cash flows.

        Producers in Trinidad have historically been the largest suppliers of methanol to the United States. These producers have significant experience and expertise in production, transportation, marketing and sales of methanol in the United States. In addition, other methanol producers have announced plans to relocate, restart or construct methanol plants in the Gulf of Mexico coastal region over the next few years. These facilities would compete directly with our Beaumont integrated ammonia and methanol complex and, upon completion, our Natgasoline joint venture.

A decline in agricultural production or limitations on the use of our nitrogen fertilizer products for agricultural purposes could materially adversely affect the market for our nitrogen fertilizer products.

        Conditions in the U.S. agricultural industry significantly impact our operating results. Our operating results are also affected by conditions in the European agricultural industry. The agricultural industries in the United States and Europe can be affected by a number of factors, including weather patterns and field conditions, current and projected grain inventories and prices, demand for agricultural products and governmental policies regarding trade in agricultural products. These factors are outside of our control.

        Governmental policies, including farm and biofuel subsidies and commodity support programs, as well as the prices of fertilizer products, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of fertilizers for particular agricultural applications. Ethanol production in the United States contributes significantly to corn demand, due in part to federal legislation mandating use of renewable fuels. An increase in ethanol production has led to an increase in the amount of corn grown in the United States and to increased fertilizer usage on both corn and other crops that have also benefited from improved farm economics. While the current Renewable Fuel Standard, which is referred to in this document as RFS, encourages continued high levels of corn-based ethanol production, a continuing "food versus fuel" debate and other factors have resulted in calls to eliminate or reduce the renewable fuel mandate, or to eliminate or reduce corn-based ethanol as part of the renewable fuel mandate. This could have an adverse effect on corn-based ethanol production, planted corn acreage and fertilizer demand. The Environmental Protection Agency, which is referred to in this document as the EPA, is expected to finalize RFS targets for calendar years 2014, 2015 and 2016 by November 30, 2015. Developments in crop technology, such as nitrogen fixation, the conversion of atmospheric nitrogen into compounds that plants can assimilate, could also reduce the use of chemical fertilizers and adversely affect the demand for our nitrogen fertilizer products. In addition, from time to time various state legislatures have considered limitations on the use and application of chemical fertilizers due to concerns about the impact of these products on the environment.

Our operations and those of our joint ventures are dependent upon raw materials provided by third parties, and any delay or interruption in the delivery may adversely affect our business.

        We and our joint ventures use natural gas and other raw materials in the manufacture of nitrogen fertilizer products and methanol. We purchase the natural gas and other raw materials from third party suppliers. Our natural gas is transported by pipeline to our facilities and those of our joint ventures by third party transportation providers or through the use of facilities owned by third parties. Delays or interruptions in the delivery of natural gas or other raw materials may be caused by, among other things, severe weather or natural disasters, unscheduled downtime, labor difficulties, insolvency of our suppliers or their inability to meet existing contractual arrangements, deliberate sabotage and terrorist incidents, or mechanical failures. In addition, the transport of natural gas by pipeline is subject to additional risks, including delays or interruptions caused by capacity constraints, leaks or ruptures. Any delay or interruption in the delivery of natural gas or other raw materials, even for a limited period, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our transportation and distribution activities rely on third party providers and are subject to environmental, safety and regulatory oversight. This exposes us to risks and uncertainties beyond our control that may adversely affect our operations and exposes us to additional liability.

        We rely on railroad, truck, pipeline, river barge and ocean vessel companies to transport raw materials to our manufacturing facilities, to coordinate and deliver finished products to our distribution system and to ship finished products to our customers. We also lease rail cars in order to ship raw materials and finished products. These transportation operations, equipment and services are subject to various hazards, including adverse operating conditions on the inland waterway system, extreme weather conditions, system failures, work stoppages, delays, accidents such as spills and derailments and other accidents and operating hazards. Additionally, due to the aging infrastructure of certain bridges, roadways, rail lines, river locks, and equipment that our third party service providers utilize, we may experience delays in both the receipt of raw materials or the shipment of finished product while repairs, maintenance or replacement activities are conducted. Also, certain third party service providers, particularly railroads, have experienced periodic service slowdowns due to capacity constraints in their systems which impact the shipping times of our products.

        These transportation operations, equipment and services are also subject to environmental, safety, and regulatory oversight. Due to concerns related to accidents, discharges or other releases of hazardous substances, terrorism or the potential use of fertilizers as explosives, governmental entities could implement new regulations affecting the transportation of raw materials or finished products.

        If shipping of our products is delayed or we are unable to obtain raw materials as a result of these transportation companies' failure to operate properly, or if new and more stringent regulatory requirements are implemented affecting transportation operations or equipment, or if there are significant increases in the cost of these services or equipment, our revenues and cost of operations could be adversely affected. In addition, increases in our transportation costs, or changes in such costs relative to transportation costs incurred by our competitors, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        In the United States, the railroad industry continues various efforts to limit the railroads' potential liability stemming from the transportation of Toxic Inhalation Hazard materials, such as the anhydrous ammonia we transport to and from our manufacturing and distribution facilities. For example, various railroads have implemented tariffs that include provisions that purport to shift liability to shippers to the extent that liabilities arise from third parties with insufficient resources. These initiatives could materially and adversely affect our operating expenses and potentially our ability to transport anhydrous ammonia and increase our liability for releases of our anhydrous ammonia while in the care, custody and control of the railroads, for which our insurance may be insufficient or unavailable. New regulations also could be implemented affecting the equipment used to ship our raw materials or finished products.

Our operations and the production and handling of our nitrogen fertilizer products and methanol involve significant risks and hazards. We are not fully insured against all potential hazards and risks incident to our business. Therefore, our insurance coverage may not adequately cover our losses.

        Our operations are subject to hazards inherent in the manufacture, transportation, storage and distribution of chemical products, including ammonia, which is highly toxic and corrosive. These hazards include: explosions; fires; severe weather and natural disasters; train derailments, collisions, vessel groundings and other transportation and maritime incidents; leaks and ruptures involving storage tanks, pipelines and rail cars; spills, discharges and releases of toxic or hazardous substances or gases; deliberate sabotage and terrorist incidents; mechanical failures; unscheduled plant downtime; labor difficulties and other risks. Some of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities.

        We maintain property, business interruption, casualty and liability insurance policies, but we are not fully insured against all potential hazards and risks incident to our business. If we were to incur significant liability for which we were not fully insured, it could have a material adverse effect on our business, financial condition, results of operations and cash flows. We are subject to various self-retentions, deductibles and limits under these insurance policies. The policies also contain exclusions and conditions that could have a material adverse impact on our ability to receive indemnification thereunder. Our policies will generally be renewed annually. As a result of market conditions, our premiums, self-retentions and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. In addition, significantly increased costs could lead us to decide to reduce, or possibly eliminate, coverage.

        In April 2013, there was a fire and explosion at the West Fertilizer Co. fertilizer storage and distribution facility in West, Texas. According to published reports, 15 people were killed and approximately 200 people were injured in the incident, and the fire and explosion damaged or destroyed a number of homes and buildings around the facility. We have been named as defendants along with other companies in lawsuits filed in 2013, 2014 and 2015 in the District Court of McLennan County, Texas by the City of West, individual residents of the County and other parties seeking recovery for damages allegedly sustained as a result of the explosion. The cases have been consolidated for discovery and pretrial proceedings in the District Court of McLennan County under the caption "In re: West Explosion Cases." The two-year statute of limitations expired on April 17, 2015. As of that date, over 400 plaintiffs had filed claims, including at least 9 entities, 325 individuals, and 80 insurance companies. Plaintiffs allege various theories of negligence, strict liability, breach of warranty and assault under Texas law. Although we do not own or operate the facility or directly sell our products to West Fertilizer Co., products we have manufactured and sold to others have been delivered to the facility and may have been stored at the West facility at the time of the incident. The Court granted in part and denied in part our Motions for Summary Judgment in August 2015. Three cases, scheduled to begin trial on October 12, 2015, were resolved pursuant to a confidential settlement fully funded by insurance. The remaining cases are in various stages of discovery and pre-trial proceedings. We believe we have strong legal and factual defenses and intend to continue defending ourselves vigorously in the pending lawsuits. The increased focus on the risks associated with fertilizers as a result of the incident could impact the regulatory environment and requirements applicable to fertilizer manufacturing and storage facilities.

Cyber security risks could result in disruptions in business operations and adverse operating results.

        We rely on information technology and computer control systems in many aspects of our business, including internal and external communications, the management of our accounting, financial and supply chain functions and plant operations. Business and supply chain disruptions, plant and utility outages and information technology system and network disruptions due to cyber-attacks could seriously harm our operations and materially adversely affect our operating results. Cyber security risks include attacks on information technology and infrastructure by hackers, damage or loss of information due to viruses, the unintended disclosure of confidential information, the misuse or loss of control over computer control systems, and breaches due to employee error. Our exposure to cyber security risks includes exposure through third parties on whose systems we place significant reliance for the conduct of our business. We have implemented security procedures and measures in order to protect our systems and information from being vulnerable to cyber-attacks. We believe these measures and procedures are appropriate. However, we may not have the resources or technical sophistication to anticipate, prevent, or recover from rapidly evolving types of cyber-attacks. Compromises to our information and control systems could have severe financial and other business implications.

Adverse weather conditions may decrease demand for our nitrogen fertilizer products, increase the cost of natural gas or materially disrupt our operations.

        Weather conditions that delay or disrupt field work during the planting and growing seasons may cause agricultural customers to use different forms of nitrogen fertilizer, which may adversely affect demand for the forms that we sell or may impede farmers from applying our nitrogen fertilizers until the following growing season, resulting in lower demand for our nitrogen fertilizer products.

        Adverse weather conditions following harvest may delay or eliminate opportunities to apply nitrogen fertilizer in the fall. Weather can also have an adverse effect on crop yields, which could lower the income of growers and impair their ability to purchase nitrogen fertilizer from our customers. Our quarterly financial results can vary significantly from one year to the next due to weather-related shifts in planting schedules and nitrogen fertilizer purchasing patterns.

        Weather conditions or, in certain cases, weather forecasts, also can affect the price of natural gas, the principal raw material used to make our nitrogen fertilizer products and methanol. Colder than normal winters and warmer than normal summers increase the demand for natural gas for power generation and for residential and industrial use, which can increase the cost and/or decrease the availability of natural gas. In addition, adverse weather events such as very low temperatures leading to well freeze-offs or hurricanes affecting the Gulf of Mexico coastal states can impact the supply of natural gas and cause prices to rise.

We may not be able to complete our capacity expansion projects on schedule as planned, on budget or at all due to a number of factors, many of which are beyond our control.

        We are constructing new ammonia and urea/UAN plants at our complex in Donaldsonville, Louisiana, new ammonia and urea plants at our complex in Port Neal, Iowa, and a greenfield nitrogen complex in Wever, Iowa, consisting of ammonia and urea/UAN plants. These multi-billion dollar projects are scheduled for completion at various times in late 2015 and in 2016. We will also have a 45% equity interest in the Natgasoline joint venture, which involves the construction of a greenfield methanol production facility in Beaumont, Texas, that is scheduled for completion in 2017.

        The design, development, construction and start-up of the new plants are subject to a number of risks, any of which could prevent us from completing the projects on schedule as planned and on budget or at all, including cost overruns, performance of third parties, the inability to obtain necessary permits or to obtain such permits without undue delay, inability to comply with permit terms and conditions, adverse weather, defects in materials and workmanship, labor and raw material shortages, transportation constraints, engineering and construction change orders, errors in the design, construction or start-up, and other unforeseen difficulties, including environmental or geological issues.

        These expansion projects are dependent on the availability and performance of the engineering firms, construction firms, equipment suppliers, transportation providers and other vendors necessary to design and build the new units on a timely basis and on acceptable economic terms. If any of the third parties fails to perform as we expect, our ability to meet our expansion goals would be affected. Our ability to recoup damages associated with construction under the relevant construction agreements may be limited and we may need to indemnify and hold the relevant general contractor harmless for certain construction cost overruns.

        Our expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management's attention from our existing plants and businesses and other opportunities.

We may not be successful in the expansion of our business.

        We routinely consider possible expansions of our business, both within the United States and elsewhere. Major investments in our business, including as a result of acquisitions, partnerships, joint ventures, business combination transactions or other major investments require significant managerial resources, the diversion of which from our other activities may impair the operation of our business. We may be unable to identify or successfully compete for certain acquisition targets, which may hinder or prevent us from acquiring a target or completing other transactions. The risks of any expansion of our business through investments, acquisitions, partnerships, joint ventures or business combination transactions are increased due to the significant capital and other resources that we may have to commit to any such expansion, which may not be recoverable if the expansion initiative to which they were devoted is ultimately not implemented. As a result of these and other factors, including general economic risk, we may not be able to realize our projected returns from any future acquisitions, partnerships, joint ventures, business combination transactions or other major investments. Among the risks associated with the pursuit and consummation of acquisitions, partnerships, joint ventures or other major investments or business combination transactions are those involving:

  •
  difficulties in integrating the parties' operations, systems, technologies, products and personnel;

  •
  incurrence of significant transaction-related expenses;

  •
  potential integration or restructuring costs;

  •
  potential impairment charges related to the goodwill, intangible assets or other assets to which any such transaction relates, in the event that the economic benefits of such transaction prove to be less than anticipated;

  •
  other, unanticipated costs associated with such transactions;

  •
  our ability to achieve operating and financial efficiencies, synergies and cost savings;

  •
  our ability to obtain the desired financial or strategic benefits from any such transaction;

  •
  the parties' ability to retain key business relationships, including relationships with employees, customers, partners and suppliers;

  •
  potential loss of key personnel;

  •
  entry into markets or involvement with products with which we have limited current or prior experience or in which competitors may have stronger positions;

  •
  assumption of contingent liabilities, including litigation;

  •
  exposure to unanticipated liabilities;

  •
  differences in the parties' internal control environments, which may require significant time and resources to resolve in conformity with applicable legal and accounting standards;

  •
  increased scope, geographic diversity and complexity of our operations;

  •
  the tax effects of any such transaction; and

  •
  the potential for costly and time-consuming litigation, including shareholder lawsuits.

        International acquisitions, partnerships, joint ventures, business combination or investments and other international expansions of our business involve additional risks and uncertainties, including:

  •
  the impact of particular economic, tax, currency, political, legal and regulatory risks associated with specific countries;

  •
  challenges caused by distance and by language and cultural differences;

  •
  difficulties and costs of complying with a wide variety of complex laws, treaties and regulations;

  •
  unexpected changes in regulatory environments;

  •
  political and economic instability, including the possibility for civil unrest;

  •
  nationalization of properties by foreign governments;

  •
  tax rates that may exceed those in the United Kingdom, and earnings that may be subject to withholding requirements;

  •
  the imposition of tariffs, exchange controls or other restrictions; and

  •
  the impact of currency exchange rate fluctuations.

        If we finance acquisitions, partnerships, joint ventures, business combination transactions or other major investments by issuing equity or convertible or other debt securities or loans, our existing shareholders may be diluted or we could face constraints under the terms of, and as a result of the repayment and debt-service obligations under, the additional indebtedness. A business combination transaction between us and another company could result in our shareholders receiving cash or shares of another entity on terms that such shareholders may not consider desirable. Moreover, the regulatory approvals associated with a business combination may result in divestitures or other changes to our business, the effects of which are difficult to predict.

We are subject to numerous environmental, health and safety laws, regulations and permitting requirements, as well as potential environmental liabilities, which may require us to make substantial expenditures.

        We are subject to numerous environmental, health and safety laws and regulations in the United States, Canada, the United Kingdom, the Netherlands and the Republic of Trinidad and Tobago, including laws and regulations relating to the generation and handling of hazardous substances and wastes; the cleanup of hazardous substance releases; the discharge of regulated substances to air or water; and the demolition of existing plant sites upon permanent closure. In the United States, these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, which is referred to in this document as CERCLA, the Toxic Substances Control Act and various other federal, state and local laws.

        As a nitrogen fertilizer and methanol company working with chemicals and other hazardous substances, our business is inherently subject to spills, discharges or other releases of hazardous substances into the environment. Certain environmental laws, including CERCLA, impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment. Given the nature of our business, we have incurred, are incurring currently, and are likely to incur periodically in the future, liabilities under CERCLA and other environmental cleanup laws at our current facilities or facilities previously owned by CF Holdings or other acquired businesses, adjacent or nearby third-party facilities or offsite disposal locations. The costs associated with future cleanup activities that we may be required to conduct or finance may be material. Additionally, we may become liable to third parties for damages, including personal injury and property damage, resulting from the disposal or release of hazardous substances into the environment.

        Violations of environmental, health and safety laws can result in substantial penalties, court orders to install pollution-control equipment, civil and criminal sanctions, permit revocations and facility shutdowns. Environmental, health and safety laws change rapidly and have tended to become more stringent over time. As a result, we have not always been and may not always be in compliance with all environmental, health and safety laws and regulations. We may be subject to more stringent enforcement of existing or new environmental, health and safety laws in the future. Additionally, future environmental, health and safety laws and regulations or reinterpretation of current laws and regulations may require us to make substantial expenditures. Our costs to comply with, or any liabilities under, these laws and regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        From time to time, our production of anhydrous ammonia has resulted in accidental releases that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. To date, our costs to resolve these liabilities have not been material. However, we could incur significant costs if our liability coverage is not sufficient to pay for all or a large part of any judgments against us, or if our insurance carrier refuses coverage for these losses.

        We hold numerous environmental and other governmental permits and approvals authorizing operations at each of our facilities. Expansion or modification of our operations is predicated upon securing necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed regulatory material permit or approval, or to revoke or substantially modify an existing permit or approval, or a determination that we have violated a law or permit as a result of a governmental inspection of our facilities could have a material adverse effect on our ability to continue operations at our facilities and on our business, financial condition, results of operations and cash flows. On October 1, 2015, the EPA released a final regulation lowering the national ambient air quality standard for ozone. This action is expected to result in additional areas of the country being classified as being in nonattainment with the ozone standard and subject to more stringent permitting requirements, which in turn could make it much more difficult and expensive to obtain permits to construct new facilities or expand our existing operations.

Regulatory developments could materially adversely affect the market for our methanol.

        Changes in environmental, health and safety laws, regulations or requirements relating to formaldehyde or methanol blending in gasoline, such as in the production of methyl tertiary-butyl ether, which is referred to in this document as MTBE, could impact methanol demand. These factors are outside our control.

        Some of our customers use the methanol that we produce to manufacture formaldehyde, among other chemicals. Formaldehyde currently represents the largest single demand use for methanol in the United States. Formaldehyde has been classified as a likely carcinogen by the EPA and as a Group 1B carcinogen in the European Union. Changes in environmental, health and safety laws, regulations or requirements relating to formaldehyde could impact methanol demand. In addition, the EPA is evaluating non-cancer risks associated with exposure to methanol.

        In 2014, methanol demand for the production of MTBE, a source of octane and an oxygenate for gasoline, represented approximately 10.9% of global methanol demand. MTBE is no longer used as a gasoline additive in the United States but is produced for export markets, where demand for MTBE has continued at strong levels. Demand for methanol for use in MTBE production in the United States could decline materially if export demand is impacted by foreign governmental legislation or policy changes. Governmental efforts in recent years in some countries, primarily in the European Union and Latin America, to promote biofuels and alternative fuels through legislation or tax policy are also putting competitive pressures on the use of MTBE in gasoline in these countries.

Future regulatory restrictions on greenhouse gas emissions in the jurisdictions in which we operate could materially adversely affect our business, financial condition, results of operations and cash flows.

        We are subject to greenhouse gas, which is referred to in this document as GHG, regulations in the United Kingdom, Canada, the United States and the Netherlands. In the United States, our existing facilities currently are only subject to GHG emissions reporting obligations, although our new and modified facilities are likely to be subject to GHG emissions standards included in their air permits. Our facilities in the United Kingdom and the Netherlands are subject to regulatory emissions trading systems, which generally require us to hold or obtain emissions allowances to offset GHG emissions from those aspects of our operations that are subject to regulation under this program. Our facility in Alberta, Canada is subject to a provincial regulation requiring reductions in the facility's net emissions intensity, which can be met by facility improvements, the purchase of emissions offsets or performance credits, or contributions to a non-profit climate change fund established by Alberta. The province of Ontario, Canada, is also considering adoption of an emission trading system regulation. We also sell diesel exhaust fluid, which is referred to in this document as DEF, which is subject to EPA emissions standards that may become more stringent in the future. There are substantial uncertainties as to the nature, stringency and timing of any future GHG regulations. More stringent GHG limitations, if they are enacted, are likely to have a significant impact on us, because our production facilities emit GHGs such as carbon dioxide and nitrous oxide and because natural gas, a fossil fuel, is a primary raw material used in our nitrogen fertilizer and methanol production processes. Regulation of GHGs may require us to make changes in our operating activities that would increase our operating costs, reduce our efficiency, limit our output, require us to make capital improvements to our facilities, increase our costs for or limit the availability of energy, raw materials or transportation, or otherwise materially adversely affect our business, financial condition, results of operations and cash flows. In addition, to the extent that GHG restrictions are not imposed in countries where our competitors operate or are less stringent than regulations that may be imposed in the United Kingdom, Canada, the

United States or the Netherlands, our competitors may have cost or other competitive advantages over us.

Our business could be impacted by acrimonious employee relations, which could adversely affect our operations.

        Other than a limited number of employees located in the United Kingdom, none of our employees are currently represented by a labor union; however, employees in certain European countries are represented by a works council in their respective locations as required by local law. Although we consider our employee relations to be good, it cannot be certain that disputes will not emerge with employees or employee representatives of works councils or that union activity will not occur in the future. Such disputes could impact employee performance and workplace relations which could adversely affect our business, financial condition, results of operations and cash flows.

Our operating results fluctuate due to seasonality of the nitrogen fertilizer business. Our inability to predict future seasonal nitrogen fertilizer demand accurately could result in our having excess inventory, potentially at costs in excess of market value, or product shortages.

        The nitrogen fertilizer business is seasonal. The degree of seasonality of our nitrogen fertilizer business can change significantly from year to year due to conditions in the agricultural industry and other factors. The strongest demand for our nitrogen fertilizer products occurs during the spring planting season, with a second period of strong demand following the fall harvest. We and our customers generally build nitrogen fertilizer product inventories during the low demand periods of the year to ensure timely product availability during the peak sales seasons. Seasonality is greatest for ammonia due to the short application season and the limited ability of our customers and their customers to store significant quantities of this product. The seasonality of nitrogen fertilizer demand results in our sales volumes and net sales being the highest during the spring and our working capital requirements being the highest just prior to the start of the spring planting season.

        If seasonal demand for nitrogen fertilizer is less than we expect, we may be left with excess nitrogen fertilizer product inventory that will have to be stored (in which case our results of operations will be negatively affected by any related increased storage costs) or liquidated (in which case the selling price may be below our production, procurement and storage costs). The risks associated with excess nitrogen fertilizer product inventory and nitrogen fertilizer product shortages are exacerbated by the volatility of natural gas and nitrogen fertilizer prices and the relatively brief periods during which farmers can apply nitrogen fertilizers. If prices for our nitrogen fertilizer products rapidly decrease, we may be subject to inventory write-downs, adversely affecting our operating results. If seasonal demand for nitrogen fertilizer is greater than we expect, we may experience nitrogen fertilizer product shortages, and customers of ours may turn to our competitors for nitrogen fertilizer products that they would otherwise have purchased from us.

A change in the volume of nitrogen fertilizer products that our customers purchase on a forward basis, or the percentage of our nitrogen fertilizer sales volume that is sold to our customers on a forward basis, could increase our exposure to fluctuations in our profit margins on our nitrogen fertilizer products and materially adversely affect our business, financial condition, results of operations and cash flows.

        We offer our customers the opportunity to purchase nitrogen fertilizer products from us on a forward basis at prices and delivery dates we propose. Under our forward sales programs, customers generally make an initial cash down payment at the time of order and pay the remaining portion of the contract sales value in advance of the shipment date. Forward sales of nitrogen fertilizer products improve our liquidity due to the cash payments received from customers in advance of shipment of the product and allow us to improve our nitrogen fertilizer production scheduling and planning and the utilization of our manufacturing and distribution assets.

        Any cash payments received in advance from customers in connection with forward sales of our nitrogen fertilizer products are reflected on our consolidated balance sheets as a current liability until the related orders are shipped, which can take up to several months.

        We believe the ability to purchase nitrogen fertilizer products on a forward basis is most appealing to our customers during periods of generally increasing prices for nitrogen fertilizers. Our customers may be less willing or even unwilling to purchase nitrogen fertilizer products on a forward basis during periods of generally decreasing or stable prices or during periods of relatively high nitrogen fertilizer prices due to the expectation of lower prices in the future or limited capital resources. In periods of rising nitrogen fertilizer prices, selling our nitrogen fertilizer products on a forward basis may result in lower profit margins than if we had not sold our nitrogen fertilizer products on a forward basis. Conversely, in periods of declining nitrogen fertilizer prices, selling our nitrogen fertilizer products on a forward basis may result in higher profit margins than if we had not sold our nitrogen fertilizer products on a forward basis. In addition, fixing the selling prices of our nitrogen fertilizer products, often months in advance of their ultimate delivery to customers, typically causes our reported nitrogen fertilizer product selling prices and margins to differ from spot market prices and margins available at the time of shipment.

Our business is subject to risks involving derivatives, including the risk that our hedging activities might not prevent losses.

        We often utilize natural gas derivatives to hedge our financial exposure to the price volatility of natural gas, the principal raw material used in the production of nitrogen fertilizer and methanol. We have used fixed-price, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. In order to manage our exposure to changes in foreign currency exchange rates, from time to time, we may use foreign currency derivatives, primarily forward exchange contracts.

        Our use of derivatives can result in volatility in reported earnings due to the unrealized mark-to-market adjustments that occur from changes in the value of the derivatives that do not qualify for, or to which we do not apply, hedge accounting. To the extent that our derivative positions lose value, we may be required to post collateral with our counterparties, adversely affecting our liquidity.

        Hedging arrangements are imperfect and unhedged risks will always exist. In addition, our hedging activities may themselves give rise to various risks that could adversely affect us. For example, we are exposed to counterparty credit risk when our derivatives are in a net asset position. The counterparties to our derivatives are either multi-national commercial banks, major financial institutions or large energy companies. We monitor the derivative portfolio and credit quality of our counterparties and adjust the level of activity we conduct with individual counterparties as necessary. We also manage the credit risk through the use of multiple counterparties, credit limits, credit monitoring procedures, cash collateral requirements and master netting arrangements. However, our liquidity could be negatively impacted by a counterparty default on settlement of one or more of our derivative financial instruments.

We are reliant on a limited number of key facilities.

        Our nitrogen production operations are concentrated in 11 separate nitrogen complexes (which will become 12 complexes when the Wever project is operational), the largest of which is the Donaldsonville complex, which currently represents approximately 30% of our ammonia production capacity and will represent approximately 33% of our ammonia production capacity after the Donaldsonville, Port Neal and Wever capacity expansion projects are fully operational. One of these complexes, the Beaumont facility, is also our sole methanol production site. The suspension of operations at any of these complexes could adversely affect our ability to produce our nitrogen fertilizer products and methanol and fulfill our commitments, and could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, our Donaldsonville and Beaumont complexes and our Natgasoline joint venture, which is constructing a methanol production facility near Beaumont, Texas, are located in an area of the United States that experiences a relatively high level of hurricane activity and our other complexes are located in areas that experience severe weather. Such storms, depending on their severity and location, have the potential not only to damage our facilities and disrupt our operations, but also to adversely affect the shipping and distribution of our products and the supply and price of natural gas in the respective regions. Moreover, our facilities may be subject to failure of equipment that may be difficult to replace and could result in operational disruptions.

We are exposed to risks associated with our joint ventures.

        We participate in joint ventures including Point Lisas Nitrogen Limited (which owns a nitrogen production facility in the Republic of Trinidad and Tobago), which is referred to in this document as PLNL, Natgasoline (which is constructing a methanol production facility near Beaumont, Texas), FITCO (which is an importer of nitrogen fertilizers into Brazil) and various joint ventures related to our nitrogen fertilizer production facility in Geleen, the Netherlands. Our joint venture partners may share a measure of control over the operations of our joint ventures. As a result, our investments in joint ventures involve risks that are different from the risks involved in owning facilities and operations independently. These risks include the possibility that our joint ventures or our partners: have economic or business interests or goals that are or become inconsistent with our economic or business interests or goals; are in a position to take action contrary to (or have veto rights over) our instructions, requests, policies or objectives; subject a joint venture to liabilities exceeding those contemplated; take actions that reduce our return on investment; or take actions that harm our reputation or restrict our ability to run our business.

        In addition, we may become involved in disputes with our joint venture partners, which could lead to impasses or situations that could harm the joint venture, which could reduce our revenues or increase our costs.

        Our PLNL joint venture operates an ammonia plant that relies on natural gas supplied by The National Gas Company of Trinidad and Tobago Limited, which is referred to in this document as NGC. The joint venture has experienced natural gas curtailments due to major maintenance activities being conducted at natural gas facilities and decreased gas exploration and development activity in Trinidad. These curtailments have continued into 2015 and we are unable to predict when the curtailments will cease to occur. Failure to secure a long-term gas supply from NGC on a cost effective basis could adversely affect our ability to produce ammonia at the joint venture which could result in impairment to the value of the joint venture, and could have a material adverse effect on our results of operations.

Acts of terrorism and regulations to combat terrorism could negatively affect our business.

        Like other companies with major industrial facilities, we may be targets of terrorist activities. Many of our plants and facilities store significant quantities of ammonia and other materials that can be dangerous if mishandled. Any damage to infrastructure facilities, such as electric generation, transmission and distribution facilities, or injury to employees, who could be direct targets or indirect casualties of an act of terrorism, may affect our operations. Any disruption of our ability to produce or distribute our nitrogen fertilizer products and methanol could result in a significant decrease in revenues and significant additional costs to replace, repair or insure our assets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Due to concerns related to terrorism or the potential use of certain fertilizers as explosives, we are subject to various security laws and regulations. In the United States, these security laws include the Maritime Transportation Security Act of 2002 and the Chemical Facilities Anti-Terrorism Standards regulation. In addition, President Obama issued Executive Order 13650 Improving Chemical Facility Safety and Security to improve chemical facility safety in coordination with owners and operators. Governmental entities could implement new or impose more stringent regulations affecting the security of our plants, terminals and warehouses or the transportation and use of fertilizers. These regulations could result in higher operating costs or limitations on the sale of our nitrogen fertilizer products and could result in significant unanticipated costs, lower revenues and reduced profit margins. We manufacture and sell certain nitrogen fertilizers that can be used as explosives. It is possible that governmental entities in the United States or elsewhere could impose additional limitations on the use, sale or distribution of nitrogen fertilizers, thereby limiting our ability to manufacture or sell those products, or that illicit use of our nitrogen fertilizer products could result in liability for us.

We are subject to risks associated with international operations.

        Our international business operations are subject to numerous risks and uncertainties, including difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; unexpected changes in regulatory environments; currency fluctuations; tax rates that may exceed those in the United Kingdom; earnings that may be subject to withholding requirements; and the imposition of tariffs, exchange controls or other restrictions.

        Our principal reporting currency is the U.S. dollar and our business operations and investments outside the United States increase our risk related to fluctuations in foreign currency exchange rates. The main currencies to which we are exposed, besides the U.S. dollar, are the British pound and the Euro. We may selectively reduce some foreign currency exchange rate risk by, among other things, requiring contracted purchases of our products to be settled in, or indexed to, the U.S. dollar or a currency freely convertible into U.S. dollars, or hedging through foreign currency derivatives. These efforts, however, may not be effective and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We are subject to anti-corruption laws and regulations and economic sanctions programs in various jurisdictions, including the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, and economic sanctions programs administered by the United Nations, the European Union and the Office of Foreign Assets Control of the U.S. Department of the Treasury, and regulations set forth under the Comprehensive Iran Accountability Divestment Act. As a result of doing business internationally, we are exposed to a risk of violating anti-corruption laws and sanctions regulations applicable in those countries where we, our partners or agents operate. Violations of anti-corruption and sanctions laws and regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. The violation of applicable laws by our employees, consultants, agents or partners could subject us to penalties and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We are subject to antitrust and competition laws in various countries throughout the world. We cannot predict how these laws or their interpretation, administration and enforcement will change over time. Changes in antitrust laws globally, or in their interpretation, administration or enforcement, may limit our existing or future operations and growth.

Our investments in securities are subject to risks that may result in losses.

        We generally invest cash and cash equivalents from our operations in what we believe to be relatively short-term, highly liquid and high credit quality instruments, including notes and bonds issued by governmental entities or corporations and money market funds. Securities issued by governmental entities include those issued directly by the United States government, those issued by state, local or other governmental entities, and those guaranteed by entities affiliated with governmental entities. Our investments are subject to fluctuations in both market value and yield based upon changes in market conditions, including interest rates, liquidity, general economic and credit market conditions and conditions specific to the issuers.

        Due to the risks of investments, we may not achieve expected returns or may realize losses on our investments, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Deterioration of global market and economic conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        A slowdown of, or persistent weakness in, economic activity caused by a deterioration of global market and economic conditions could adversely affect our business in the following ways, among others: conditions in the credit markets could affect the ability of our customers and their customers to obtain sufficient credit to support their operations; the failure of our customers to fulfill their purchase obligations could result in increases in bad debts and impact our working capital; and the failure of certain key suppliers could increase our exposure to disruptions in supply or to financial losses. We also may experience declining demand and falling prices for some of our products due to our customers' reluctance to replenish inventories. The overall impact of a global economic downturn on us is difficult to predict, and our business could be materially adversely impacted.

        In addition, conditions in the international market for nitrogen fertilizers significantly influence our operating results. The international market for nitrogen fertilizers is influenced by such factors as currency exchange rates, including the relative value of the U.S. dollar and its impact upon the cost of importing of nitrogen fertilizers into the United States, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets and the laws and policies of the markets in which we operate that affect foreign trade and investment.

CF Holdings and New CF are entitled to indemnification by OCI under the terms of the combination agreement but OCI may fail to satisfy its indemnification obligations.

        The combination agreement provides that OCI will indemnify each of CF Holdings, its subsidiaries and affiliates, against, and hold harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys' fees and costs of investigation and defense) sustained that, directly or indirectly, arise out of various matters, including, among others, breaches of representations and warranties made by OCI in the combination agreement and any breach or nonfulfillment by OCI under any agreement or covenant in the combination agreement. OCI has also agreed to indemnify New CF and CF Holdings against certain tax actions, including taxes imposed on or in respect of the purchased companies and their acquired subsidiaries for any pre-closing period. Certain of the indemnity obligations are subject to applicable limits. For more information, see "Combination Agreement—Indemnification" and "Combination Agreement—Tax Matters." Following the closing of the combination, OCI and its business will be subject to a number of risks as set forth in "—Risk Factors Relating to OCI Following the Combination." If OCI is unable to meet its indemnification obligations under the terms of the combination agreement or if the indemnifiable losses exceed any applicable maximum cap, New CF and CF Holdings would be adversely affected.

New CF and CF Holdings may be obligated to indemnify OCI in accordance with the combination agreement

        The combination agreement provides that New CF and CF Holdings will jointly and severally indemnify each of OCI and its subsidiaries and affiliates against, and hold them harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys' fees and costs of investigation and defense) sustained that, directly or indirectly, arise out of or result from (i) breaches of representations and warranties made by New CF or CF Holdings in the combination agreement; (ii) any breach or nonfulfillment by New CF or CF Holdings under any agreement or covenant in the combination agreement; and (iii) the ENA business and their subsidiaries or their respective businesses, operations, properties or assets after the closing. New CF has also agreed to indemnify OCI against any taxes imposed on or in respect of the purchased companies and their acquired subsidiaries for any post-closing period.

        New CF and CF Holdings are unable to predict the amount, if any, that may be required for it to satisfy their indemnification obligations under the combination agreement, except to the extent of the minimum threshold, cap and de minimis amount set forth in the combination agreement. For more information, see "Combination Agreement—Indemnification" and "Combination Agreement—Tax Matters."

Members of the Sawiris family, who collectively own a majority of the shares of OCI, also collectively own 51% of the shares of Orascom Construction Limited, which is the general contractor responsible for the construction of the ENA business' Wever facility and the Natgasoline joint venture facility, and the ENA business may not be able to continue to benefit from the Sawiris family's relationship with Orascom Construction upon completion of the combination should any disputes with Orascom Construction arise.

        OCI has entered into engineering, procurement and construction contracts, which is referred to in this document as the EPC contracts, with Orascom E&C USA Inc., a wholly-owned subsidiary of Orascom Construction Limited, which is referred to in this document as Orascom Construction, for the development of the Wever facility and the Natgasoline joint venture facility. Orascom Construction was spun off from OCI in March 2015 when OCI completed the demerger of its engineering and construction business from its fertilizer and chemicals business, and is a publicly listed company dual listed on NASDAQ Dubai and the Egyptian Exchange. Members of the Sawiris family (principally OCI's founder Onsi Sawiris and his sons Nassef Sawiris and Samih Sawiris), which is referred to in this document as the Sawiris family, collectively own approximately 51% of the shares outstanding of Orascom Construction, and Nassef Sawiris, the Chief Executive Officer and an executive director of OCI, is also the chairman of the Orascom Construction board of directors. In addition, Salman Butt, the OCI Chief Financial Officer and an executive director of OCI, also serves on the Orascom Construction board of directors. See the section entitled "Ordinary Share Ownership of Certain Beneficial Owners of OCI—Sawiris Family Ownership of Shares of OCI" for more information on the Sawiris family interests in OCI.

        A commercial relationship between OCI and Orascom Construction is on-going in respect of the construction of each of the Wever facility and the Natgasoline joint venture facility on an arms' length basis, and a commercial relationship will remain on-going on an arms' length basis between New CF (with respect to each of the Wever facility and the Natgasoline joint venture facility), OCI (with respect to the Natgasoline joint venture facility) and Orascom Construction upon completion of the combination. The EPC contracts OCI entered into with Orascom Construction were originally negotiated while Orascom Construction was still a wholly-owned subsidiary of OCI.

        The Sawiris family will have interests in New CF upon completion of the combination, as described in the sections entitled "Ordinary Share Ownership of Certain Beneficial Owners of OCI—Sawiris Family Ownership of Shares of OCI" and "Shareholders' Agreement," and will continue to own significant percentages of both OCI and Orascom Construction. Upon completion of the combination, the ENA business may not be able to continue to benefit from the Sawiris family's relationship with Orascom Construction should disputes under the EPC contracts arise.

Risk Factors Relating to OCI Following the Combination

Following the closing, OCI's existing risks are likely to be even more material to OCI than they have been historically.

        OCI is subject to a number of risks, including, but not limited to, risks associated with business, competition, commodities, weather, cyclicality, macro-economics, environment, work stoppages, regulation and governmental interaction, litigation, customers, suppliers and joint venture partners. Following the closing of the transactions contemplated by the combination agreement, these risks are likely to be even more material to OCI than they have been historically.

OCI is subject to economic, social and political conditions and uncertainty in the Middle East and North Africa that could have an adverse impact on OCI's business.

        For the six months ended June 30, 2015, OCI's operations in the Middle East and North Africa, which is referred to in this document as the MENA region, comprised 25.7% of its consolidated revenues. Following the closing of the combination, OCI's business in the MENA region will form a more significant portion of OCI's total operations. Following the closing, OCI's only operations outside the MENA region will be in the Netherlands (in the form of BioMCN, a wholly-owned methanol producer) and in the U.S. (in the form of the 55% stake in the Natgasoline joint venture that will be retained by OCI following the closing of the combination).

        Increased political and economic instability in the MENA region could reduce foreign direct investment in the region and lead to capital outflows and increased volatility in regional markets, among other results. To the extent it affects OCI's operations or its customers, economic, social or political instability could materially adversely impact OCI's business, results of operations and future financial performance. OCI's ability to operate its businesses regularly and its willingness to commit new resources or investments may be affected or disrupted by economic, social or political instability, potentially resulting in reductions in revenue, increases in taxes, increases in other expenses, restrictions on repatriating funds and difficulties in recruiting staff.

        In addition, lack of certainty regarding the legal and regulatory framework in certain jurisdictions in which OCI operates could result in arbitrary actions such as suspension or termination of OCI's licenses and affect OCI's ability to protect its rights under its licences and contracts and to defend itself against claims by others and could have a material adverse effect on OCI's business, financial condition, results of operations and/or prospects.

        Moreover, OCI does business, and may continue to do business in the future, in countries and regions where governmental corruption has been known to exist, and where OCI may face, directly or indirectly, corrupt demands by officials, or the risk of unauthorized payments or offers of payments (including in violation of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and legislation promulgated pursuant to the 1997 Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as applicable) by employees, consultants, sponsors or agents for which OCI could be held responsible. Although OCI is committed to conducting business in a legal and ethical manner, OCI's existing and future anti-corruption policies and safeguards may not be fully effective in preventing actions that violate U.S. or other jurisdictions' anticorruption laws. Violation of these laws could result in severe criminal or civil sanctions or other liabilities such as costs associated with investigations, and could materially damage OCI's reputation and OCI's business, results of operations and financial condition. Conversely, compliance with these laws may place OCI at a competitive disadvantage should OCI face corrupt demands by officials, which could also damage OCI's business, results of operations and financial condition.

        In addition, OCI is required to comply with applicable export controls, economic sanctions and international trade laws and regulations, which are subject to change at any time based on social and political conditions. Violation of these laws and regulations could result in penalties, which could have a material adverse effect on OCI's reputation, business and financial condition.

OCI does business in locations where it is exposed to greater-than-average risk of adverse sovereign action.

        OCI does business in locations where it is exposed to greater-than-average risk of adverse sovereign action, including overt or effective expropriation or nationalization of property. OCI's joint venture partners also conduct business in such locations. In the past, countries in which OCI does business, including Egypt, have adopted protective policies including the nationalization of major private enterprises and some governments have repudiated or renegotiated contracts with, or expropriated assets from, companies operating in their countries. Governments may also implement export controls on certain products or place restrictions on foreign ownership or operation of certain assets. There can be no assurance that the governments of the countries in which OCI operates will not adopt such policies in the future, which could each have a material adverse effect on OCI's business, results of operations, financial condition and prospects.

        The governments of the countries in which OCI operates could also impose foreign exchange and currency control restrictions that could have an adverse impact on OCI's revenues if OCI is prevented from receiving dividends from its subsidiaries or if these restrictions affect its ability to procure external financing or supply contracts with foreign companies. For example, Egyptian exchange controls prevent the transfer of Egyptian pounds out of Egypt and, therefore, the ability of OCI Egyptian subsidiaries to pay dividends is limited by fluctuating foreign currency exchange rates and, occasionally, the unavailability of foreign currency in Egypt.

Immediately following the closing of the combination, OCI's increased leverage ratio and reduction of cash flows could adversely affect its ability to meet its obligations and raise additional debt for growth initiatives.

        As of June 30, 2015, on a pro forma basis after giving effect to the transactions contemplated by the combination agreement, OCI's total indebtedness would have been approximately $1.78 billion. Additionally, given the loss of cash flows generated by the ENA business, OCI's cash flows following the transaction will be significantly lower than the cash flows that OCI has experienced in the past.

        Following the closing, OCI's increased leverage ratio and reduced cash flows could adversely impact its business, including by:

  •
  making it more difficult for OCI to make payments to creditors or refinance its debts as they become due;

  •
  increasing OCI's vulnerability to general economic and industry conditions by limiting OCI's ability to adjust to changing market conditions;

  •
  requiring a substantial portion of cash flow from operations to be used to pay off principal and interest on indebtedness, thereby reducing OCI's ability to use its cash flow to fund operations, capital expenditures, research and development and future business opportunities;

  •
  restricting OCI from taking advantage of significant business opportunities, including strategic acquisitions or causing OCI to make non-strategic divestitures; and

  •
  limiting OCI's ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes.

        Should OCI fail to meet its obligations going forward, a court could deem the sale of the ENA business or certain internal restructuring transactions undertaken by OCI in connection therewith to be a fraudulent conveyance or transfer, in which case a court could void the transactions or impose substantial liabilities upon OCI. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

OCI may be obligated to indemnify New CF in accordance with the combination agreement and may be obligated to indemnify Orascom Construction in connection with the Natgasoline project.

        The combination agreement provides that OCI will indemnify each of CF Holdings, its subsidiaries and affiliates, against, and hold harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys' fees and costs of investigation and defense) sustained that, directly or indirectly, arise out of or result from (i) breaches of representations and warranties made by OCI in the combination agreement; (ii) any breach or nonfulfillment by OCI under any agreement or covenant in the combination agreement; (iii) OCI and its subsidiaries (other than the ENA business and their subsidiaries) or their respective businesses, operations, properties or assets, whether before or after the closing; (iv) certain matters relating to the construction of OCI's facility in Wever, Iowa; (v) any claims or any proceedings by or on behalf of any holder of convertible bonds relating to, arising out of or in connection with the combination; and (vi) the amount, if any, by which the actual net debt of the ENA business exceeds the estimated amount of net debt. OCI has also agreed to indemnify New CF and CF Holdings against certain tax actions, including taxes imposed on or in respect of the purchased companies and their acquired subsidiaries for any pre-closing period.

        Pursuant to the combination agreement, OCI has agreed to indemnify New CF for certain matters relating to the construction of the Wever facility, as described in the section entitled "Combination Agreement—Indemnification."

        Separate from its combination agreement indemnification obligations and in connection with the demerger of Orascom Construction from OCI, OCI entered into a letter agreement with Orascom Construction, pursuant to which OCI agreed to indemnify Orascom Construction for certain liabilities under the EPC contract for the Wever facility, capped at $150 million, and OCI paid $150 million to Orascom Construction in the third quarter of 2015 pursuant to such letter agreement. Natgasoline LLC has agreed to indemnify Orascom Construction for certain matters regarding construction of the Natgasoline joint venture facility, and OCI agreed to indemnify Orascom Construction for the increased liability incurred under the amended Natgasoline EPC contract and the obligation is capped at $150 million. The indemnity covers any costs Orascom Construction might incur under the original reimbursable portion of the Natgasoline EPC contract in excess of change orders originally budgeted at $300 million which was amended into a fixed price EPC contract. Separately under the indemnity, OCI also agrees to pay Orascom Construction for any claim or change order under the amended EPC contract, capped at $50 million.

        OCI is unable to predict the amount, if any, that may be required for it to satisfy its indemnification obligations under the combination agreement, except to the extent of the minimum threshold, cap and de minimis amount set forth in the combination agreement. For more information, see "Combination Agreement—Indemnification" and "Combination Agreement—Tax Matters." OCI is also unable to predict the amount, if any, that may be required to indemnify Orascom Construction in connection with the Natgasoline project.

The 55% stake in the Natgasoline joint venture to be retained by OCI following the closing is subject to a purchase option granted in favor of CF Holdings.

        Following the closing of the transactions contemplated by the combination agreement, one of OCI's principal remaining assets will be its 55% interest in Firewater One, the indirect parent of Natgasoline LLC. Pursuant to the terms of the Natgasoline joint venture, OCI granted CF Holdings the right to purchase this entire remaining interest in Firewater One for a price equal to $632.5 million, subject to escalation using a compound interest rate. CF Holdings will retain this call option until the later of (i) August 6, 2018 and (ii) twelve months from satisfaction of all conditions required for substantial completion of the construction on the Natgasoline project. There can be no guarantee that this purchase option correctly values OCI's remaining interest in Firewater One, particularly because it is expected that CF Holdings' purchase option will remain in effect both before and after the Natgasoline project is commissioned. OCI has therefore assumed the risk that its retained 55% stake in Firewater One may appreciate in value in excess of the $632.5 million purchase option at any point during the period that CF Holdings may exercise its option. For more information, see "Natgasoline Joint Venture—Transfer Restrictions and Exit Provisions—Call Option."

From time to time, OCI or its subsidiaries may, before or after closing, enter into commercial arrangements with the ENA business, CF Holdings and/or New CF.

        Apart from the transactions contemplated by the combination agreement, OCI may in the future enter into commercial arrangements with the ENA business, CF Holdings and/or New CF. These arrangements may be entered into before or after closing of the combination, subject to certain regulatory constraints and applicable law. It is intended that any agreements will be arms'-length transactions. There is no guarantee, however, that OCI will be able to enter into desired commercial arrangements with the ENA business, CF Holdings and/or New CF. Furthermore, should OCI enter into such arrangements, there is no guarantee that they will be profitable for OCI.

The value of your OCI shares will likely be substantially diminished after the transactions contemplated by the combination agreement.

        The ENA business that will be transferred to New CF upon closing of the transactions contemplated by the combination agreement represents a substantial portion of the assets of OCI. Accordingly, it is likely that the price of OCI shares will decline following the distribution of New CF ordinary shares to the OCI holders.

The value of New CF ordinary shares to be retained by OCI following the closing of the combination may decline before all shares are sold.

        The dollar value of the New CF ordinary shares retained by OCI following the distribution will depend on (i) the number of New CF ordinary shares that OCI determines to retain and (ii) the market value of the New CF ordinary shares in the future. Accordingly, OCI cannot predict with certainty the value of the New CF ordinary shares that it may retain. For more information, see "Combination Agreement—The Distribution."

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        All statements in this document made by New CF, CF Holdings and OCI and the documents incorporated into it by reference, other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project" and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond New CF's, CF Holdings' and OCI's control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the benefits, expected timing of closing and other aspects of the transactions contemplated by the combination agreement and the CHS strategic venture; statements about future strategic plans; and statements about future financial and operating results.

        Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, CF Holdings', OCI's and the ENA business' ability to manage indebtedness; risks and uncertainties arising from the possibility that the CHS strategic venture as contemplated may be delayed or may not take effect at all; difficulties associated with the operation or management of the CHS strategic venture; risks and uncertainties relating to the market prices of the nitrogen fertilizer products that are the subject of the CHS supply agreement over the life of the supply agreement; and risks that disruptions from the CHS strategic venture as contemplated will harm CF Holdings' other business relationships; the volatility of natural gas prices in North America and Europe; the cyclical nature of CF Holdings' business, the ENA business and the agricultural sector; the global commodity nature of nitrogen fertilizer and methanol products, the impact of global supply and demand on CF Holdings' and the ENA business' selling prices, and the intense global competition from other producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling CF Holdings' and the ENA business' products (risks against which CF Holdings and the ENA business may not be fully insured); risks associated with cyber security; weather conditions; CF Holdings' and the ENA business' ability to complete their production capacity expansion projects on schedule as planned, on budget or at all; risks associated with expansions of CF Holdings' business and the ENA business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory developments related to uses of methanol; future regulatory restrictions and requirements related to GHG emissions; risk associated with employee relations; the seasonality of the nitrogen fertilizer business; the impact of changing market conditions on CF Holdings' nitrogen fertilizer forward sales programs; risks involving derivatives and the effectiveness of CF Holdings' and the ENA business' risk measurement and hedging activities; CF Holdings' and the ENA business' reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on investments in securities; deterioration of global market and economic conditions; and indemnification obligations.

        Other important factors relating to the transactions contemplated by the combination agreement that could cause actual results to differ materially from those in the forward-looking statements include, among others: the risk that the transactions contemplated by the combination agreement are not accorded the tax and accounting treatment anticipated by the parties to the combination agreement; the effect of future regulatory or legislative actions on New CF, CF Holdings and the ENA business; risks and uncertainties relating to the ability to obtain the requisite approvals of shareholders of CF Holdings and shareholders of OCI with respect to the transactions contemplated by the combination agreement; the risk that CF Holdings, OCI and New CF, for the transactions contemplated by the combination agreement, are unable to obtain governmental and regulatory approvals required for such transactions, or that required governmental and regulatory approvals delay such transactions or result in the imposition of conditions that could reduce the anticipated benefits from such transactions or cause the parties to abandon such transactions; the risk that a condition to closing of the transactions contemplated by the combination agreement may not be satisfied; the length of time necessary to consummate the transactions contemplated by the combination agreement; the risk that CF Holdings and the ENA business are subject to business uncertainties and contractual restrictions while the combination is pending (including the risk that CF Holdings is limited from engaging in alternative transactions and could be required in certain circumstances to pay a termination fee); the risk that the transactions contemplated by the combination agreement or the prospect of such transactions disrupts or makes it more difficult to maintain existing relationships or impedes establishment of new relationships with customers, employees or suppliers; diversion of management time on transaction-related issues; the risk that New CF, CF Holdings and the ENA business are unable to retain and hire key personnel; the risk that closing conditions related to the Natgasoline joint venture may not be satisfied; the risk that New CF, CF Holdings and the ENA business will incur costs that exceed expectations; the risk that the businesses of CF Holdings and the ENA business will not be integrated successfully; the risk that the cost savings and any other synergies from the transactions contemplated by the combination agreement may not be fully realized or may take longer to realize than expected; the risk that access to financing, including for refinancing of indebtedness of the ENA business or CF Holdings, may not be available on a timely basis and on reasonable terms; unanticipated costs or liabilities associated with the financing related to the transactions contemplated by the combination agreement; the risk that the credit ratings of New CF and CF Holdings, including such ratings taking into account the transactions contemplated by the combination agreement and related financing, may differ from the parties' expectations; risks associated with the New CF's management of new operations and geographic markets; and the risk that the ENA business is unable to complete its current production capacity development and improvement projects on schedule as planned, on budget or at all.

        The foregoing list of factors is not exhaustive. More detailed information about factors that may affect CF Holdings' performance and could cause actual results to differ materially from those in any forward-looking statements may be found in this document in the section entitled "Risk Factors" and CF Holdings' filings with the SEC, which are incorporated herein by reference and available in the Investor Relations section of CF Holdings' web site. Forward-looking statements are given only as of the date of this document and CF Holdings and OCI disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING OF CF HOLDINGS SHAREHOLDERS

General

        This document is being provided to CF Holdings shareholders as part of a solicitation of proxies by the CF Holdings board of directors for use at the special meeting of CF Holdings shareholders to be held at the time and place specified below, and at any adjournment or postponement thereof. This document provides CF Holdings shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The special meeting of CF Holdings shareholders will be held at            on                    , 201    , at                 , local time.

Purpose of the Special Meeting of CF Holdings Shareholders

        At the special meeting, CF Holdings shareholders will be asked to consider and vote on:

  1.
  a proposal to adopt the combination agreement and approve the merger;

  2.
  a proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination; and

  3.
  a proposal to adjourn the special meeting of CF Holdings shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the combination agreement and approve the merger.

Recommendation of the CF Holdings Board of Directors

        After careful consideration, the CF Holdings board of directors has unanimously approved the combination agreement and the transactions contemplated thereby, determined that the combination agreement and the transactions contemplated thereby are advisable to and in the best interests of CF Holdings and its shareholders, directed that the adoption of the combination agreement be submitted to a vote at a meeting of the CF Holdings shareholders and resolved to recommend that the CF Holdings shareholders vote to adopt the combination agreement and approve the merger of MergerCo with and into CF Holdings at such special meeting of CF Holdings shareholders. ACCORDINGLY, THE CF HOLDINGS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CF HOLDINGS SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE COMBINATION AGREEMENT AND APPROVE THE MERGER, "FOR" THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO CF HOLDINGS' NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATED TO THE PROPOSED COMBINATION AND "FOR" THE ADJOURNMENT PROPOSAL.

Record Date; Shareholders Entitled to Vote

        The CF Holdings board of directors has fixed the close of business on                , 201    as the record date for determination of CF Holdings shareholders entitled to receive notice of, and to vote at, the special meeting of CF Holdings shareholders or any adjournments or postponements thereof. Only holders of record of issued and outstanding shares of CF Holdings common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournments thereof of longer than 30 days.

        At the close of business on                , there were        shares of CF Holdings common stock issued and outstanding and entitled to vote at the special meeting. CF Holdings shareholders are entitled to one vote for each share of CF Holdings common stock they owned as of the close of business on the record date.

Quorum

        The holders of a majority of the CF Holdings common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum at the special meeting. Shareholders who have submitted properly executed or transmitted proxies that are marked "abstain" will be treated as "present" for these purposes. A quorum is not required in order to vote on the adjournment proposal. Broker non-votes, will not be counted for purposes of determining whether a quorum is present at the CF Holdings special meeting.

Required Vote

        Pursuant to the DGCL and CF Holdings' bylaws, approval of the proposal to adopt the combination agreement and approve the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of CF Holdings common stock outstanding and entitled to vote on the matter at the special meeting of CF Holdings shareholders. Approval of the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination and the adjournment proposal require the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

Failures to Submit a Proxy or Attend the Special Meeting of CF Holdings Shareholders, Broker Non-Votes and Abstentions

        If you hold your shares of CF Holdings common stock through a bank, brokerage firm, dealer, trust company or other nominee (that is, in "street name") and do not provide voting instructions to your bank, brokerage firm, dealer, trust company or other nominee, your shares will not be voted on any proposal on which your bank, brokerage firm, dealer, trust company or other nominee does not have discretionary authority to vote. In this case, a "broker non-vote" occurs.

        If you fail to submit a proxy or attend the special meeting of CF Holdings shareholders, fail to instruct your bank, brokerage firm, dealer, trust company or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote "AGAINST" the proposal to adopt the combination agreement and approve the merger.

        If you fail to submit a proxy or attend the special meeting, or fail to instruct your bank, brokerage firm, dealer, trust company or other nominee to vote, it will have no effect on the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination or the adjournment proposal. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote "AGAINST" the proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination and the adjournment proposal.

How to Vote Your Shares

        Registered shareholders may vote (i) in person at the special meeting of CF Holdings shareholders; (ii) through the Internet by logging onto the website indicated on the enclosed proxy card; (iii) by telephone using the toll-free telephone number listed on the enclosed proxy card; or (iv) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If shareholders hold their CF Holdings common stock in "street name" with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise the shareholders right to vote with respect to the shares. Shareholders should follow the instructions provided to them by their bank, brokerage firm, dealer, trust company or other nominee to authorize a proxy to vote their shares. If shareholders want to vote in person at the special meeting and the shareholders hold their stock in "street name", the shareholders must obtain "legal" proxy from their broker and bring that proxy to the special meetings.

Voting of Proxies

        When you provide your proxy, the shares of CF Holdings common stock represented by the proxy will be voted in accordance with your instructions. If you sign your proxy card without giving instructions, you will have granted authority to the named proxies solicited by CF Holdings, which are referred to in this document as named proxies, to vote "FOR" the adoption of the combination agreement and approval of the merger, on a non-binding advisory basis, the compensation that will or may become payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination, and the adjournment proposal. In all cases, the delivery of a signed proxy card shall confer authority upon the named proxies to vote your shares in accordance with their judgment on any other matters properly presented at the special meeting of CF holdings shareholders. The CF Holdings board of directors currently knows of no other business that will be presented for consideration at the special meeting.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE, BY INTERNET OR BY MAIL, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

Revocation of Proxies

        If you are a shareholder of record, you may revoke your proxy at any time before it is exercised in any one of four ways: (i) by giving written notice of revocation to the corporate secretary, (ii) by submitting a subsequently dated and properly signed proxy card in accordance with the instructions in this document, (iii) by granting a subsequent proxy by telephone or through the Internet or (iv) by attending the special meeting of CF Holdings shareholders and requesting that your previously submitted proxy not be used and voting in person. Your attendance at the special meeting will not automatically revoke your proxy unless you vote again at the special meeting or specifically request in writing that your prior proxy be revoked. The most current proxy card or telephone or Internet proxy the inspector of elections for the special meeting receives is the one that will be counted. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

CF Industries Holdings, Inc.
Attention: Secretary
4 Parkway North
Suite 400
Deerfield, Illinois 60015

        Please note that if your shares are held in the name of a bank, brokerage firm, dealer, trust company or other nominee, you may change your voting instructions by submitting new voting instructions to your bank, brokerage firm, dealer, trust company or other nominee in accordance with its established procedures.

Solicitation of Proxies

        CF Holdings has engaged                        to assist in the solicitation of proxies and provide related advice and informational support in connection with the special meeting of CF Holdings shareholders, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $            in the aggregate. All expenses of solicitation of proxies by                        will be borne by CF Holdings. Directors, present and former officers and other employees of CF Holdings may solicit proxies by telephone, facsimile or mail, on the Internet, or by meetings with shareholders or their representatives. They will not be paid any additional amounts for soliciting proxies. CF Holdings will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of CF Holdings common stock.

Proposal No. 1—Adoption of the Combination Agreement and Approval of the Merger

(Item 1 on the CF Holdings proxy card)

        This document is being furnished to you as a shareholder of CF Holdings as part of the solicitation of proxies by the CF Holdings board of directors for use at the special meeting of CF Holdings shareholders to consider and vote upon a proposal to adopt the combination agreement, which is attached as Annex A to this document, and approve the merger.

        The merger cannot be completed without the approval of the proposal to adopt the combination agreement and approve the merger by the affirmative vote of the holders of a majority of the outstanding shares of CF Holdings common stock entitled to vote on the matter at the special meeting. If you do not vote, the effect will be the same as a vote "AGAINST" the proposal to adopt the combination agreement and approve the merger.

        THE CF HOLDINGS BOARD OF DIRECTORS, AFTER DUE AND CAREFUL DISCUSSION AND CONSIDERATION, HAS UNANIMOUSLY (I) APPROVED THE COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (II) DETERMINED THAT THE COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE TO AND IN THE BEST INTERESTS OF CF HOLDINGS AND ITS SHAREHOLDERS.

        THE CF HOLDINGS BOARD OF DIRECTORS, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT CF HOLDINGS SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE COMBINATION AGREEMENT AND APPROVE THE MERGER.

Proposal No. 2—Advisory (Non-Binding) Vote on Certain Compensation Arrangements

(Item 2 on the CF Holdings proxy card)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that CF Holdings provide shareholders with the opportunity to cast a non-binding advisory vote on the compensation that would be paid or becomes payable to CF Holdings' named executive officers that is based on or otherwise related to the proposed combination, as disclosed in this document, including the disclosures set forth in the section entitled "Compensation Related to the Combination" of this document. This vote is commonly referred to as a "golden parachute say on pay" vote. This non-binding, advisory vote relates only to already existing contractual obligations of CF Holdings that may result in a payment to CF Holdings' named executive officers in connection with, or following, the consummation of the proposed combination and does not relate to any new compensation or other arrangements between CF Holdings' named executive officers and New CF or, following the consummation of the proposed transactions, New CF, CF Holdings and their respective affiliates. Further, it does not relate to any compensation arrangement with CF Holdings' directors or executive officers who are not named executive officers.

        As an advisory vote, this proposal is not binding upon CF Holdings or the CF Holdings board of directors, and approval of this proposal is not a condition to completion of the combination or CF Holdings, OCI, and New CF's obligations to effect the combination. The vote on executive compensation payable in connection with the proposed combination is a vote separate and apart from the vote to adopt the combination agreement and approve the merger. Accordingly, you may vote to adopt the combination agreement and approve the merger but vote not to approve the advisory proposal concerning the combination-related compensation for CF Holdings' named executive officers. Because the vote is advisory and not binding, to the extent that CF Holdings is contractually obligated to pay certain combination-related compensation, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the combination is consummated and regardless of the outcome of the advisory vote.

        THE CF HOLDINGS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CF SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO CF HOLDINGS' NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATED TO THE PROPOSED COMBINATION AS DISCLOSED IN THIS DOCUMENT.

Proposal No. 3—Adjournment Proposal

(Item 3 on the CF Holdings proxy card)

        Our board of directors seeks your approval to adjourn the special meeting of CF Holdings shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the combination agreement and approve the merger. If it is necessary to adjourn the special meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to our shareholders, other than an announcement made at the special meeting. A quorum is not required in order to hold a vote on the adjournment proposal.

        THE CF HOLDINGS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CF HOLDINGS SHAREHOLDERS VOTE "FOR" THE ADJOURNMENT PROPOSAL.

THE EXTRAORDINARY GENERAL MEETING OF OCI SHAREHOLDERS

General

        This document is being provided to OCI shareholders as part of the invitation by the OCI board of directors to the extraordinary general meeting of OCI shareholders to be held at the time and place specified below, and at any postponement thereof. This document provides OCI shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

        The extraordinary general meeting of OCI shareholders will be held at                Amsterdam, the Netherlands on                , 2016, at                , local time.

Purpose of the Extraordinary General Meeting of OCI Shareholders

        At the extraordinary general meeting, OCI shareholders will be asked to consider and vote on:

  1.
  proposal to approve (within the meaning of Section 2:107a of the Dutch Civil Code) the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination;

  2.
  proposal to increase the issued share capital and amendment of the articles of association of OCI;

  3.
  proposal to decrease the issued share capital and amendment of the articles of association of OCI;

  4.
  proposal to extend the designation of the OCI board of directors as the authorised body to issue shares in the share capital of OCI; and

  5.
  proposal to extend the designation of the OCI board of directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares.

Recommendation of the OCI Board of Directors

        After careful consideration, the OCI board of directors has unanimously approved the combination agreement and the transactions contemplated thereby, determined that the combination agreement and the transactions contemplated thereby are advisable to and in the best interests of the shareholders of OCI, directed that the adoption of the combination agreement be submitted to a vote at a meeting of the OCI shareholders and resolved to recommend that the OCI shareholders vote to approve the distribution of OCI's North American, European and global distribution businesses in order to consummate the combination at an extraordinary general meeting of OCI shareholders. ACCORDINGLY, THE OCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCI SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE DISTRIBUTION OF OCI'S EUROPEAN, NORTH AMERICAN AND GLOBAL DISTRIBUTION BUSINESSES IN ORDER TO CONSUMMATE THE COMBINATION, "FOR" THE PROPOSAL TO INCREASE THE ISSUED SHARE CAPITAL AND AMENDMENT OF THE ARTICLES OF ASSOCIATION OF OCI, "FOR" THE PROPOSAL TO DECREASE THE ISSUED SHARE CAPITAL AND AMENDMENT OF THE ARTICLES OF ASSOCIATION OF OCI, "FOR" THE PROPOSAL TO EXTEND THE DESIGNATION OF THE OCI BOARD OF DIRECTORS AS THE AUTHORISED BODY TO ISSUE SHARES IN THE SHARE CAPITAL OF OCI AND "FOR" THE PROPOSAL EXTEND THE DESIGNATION OF THE OCI BOARD OF DIRECTORS AS THE AUTHORISED BODY TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS UPON THE ISSUANCE OF SHARES.

Record Date; Shareholders Entitled to Vote

        The record date for the OCI extraordinary general meeting must be the 28th day before the date of the OCI extraordinary general meeting, and thus                , 201    will be the record date for determination of OCI shareholders entitled to attend and to vote at the extraordinary general meeting of OCI. Only holders of record of issued and outstanding OCI shares after processing of all entries and deletions on the record date are entitled to attend and to vote at the extraordinary general meeting.

        At the close of business on                , 201    , there were            OCI ordinary shares entitled to attend and to vote at the extraordinary general meeting. OCI shareholders are entitled to one vote for each OCI ordinary share they own as of the OCI record date after processing of all entries and deletions.

Quorum

        There are no quorum requirements for adopting proposals (1), (2) and (4), as referred to above, at the OCI extraordinary general meeting. With respect to proposals (3) and (5), the holders of more than one half of the issued share capital of OCI must be represented at the OCI extraordinary general meeting. If less than one half of the issued share capital of OCI is represented at the OCI extraordinary general meeting, the affirmative vote of more than two-thirds of the votes cast is required to adopt the proposal.

Required Vote

        Proposals (1), (2) and (4) require an affirmative vote of a majority of the votes cast at the OCI extraordinary general meeting. Proposals (3) and (5) require an affirmative vote of a majority of the votes cast at the OCI extraordinary general meeting, and in the event that less than one half of the issued share capital is represented at the OCI extraordinary general meeting, the affirmative vote of a two-thirds majority of votes cast at such meeting is required. Moreover, adoption of Proposal (2) is subject to adoption of Proposal (3) and adoption of Proposal (3) is subject to adoption of Proposal (2).

        Approval of Proposals (1), (2) and (3) are conditions to completion of the combination.

Failures to Submit a Proxy or Attend the Extraordinary General Meeting of OCI Shareholders and Abstentions

        If you fail to submit a voting instruction by means of a proxy form or attend the extraordinary general meeting of OCI shareholders, fail to instruct your bank, brokerage firm, dealer, trust company or other nominee to vote, or provide voting instructions to abstain, it will have the effect that your vote will be regarded as not having been cast for all proposals.

How to Vote Your Shares

        OCI shareholders may vote (i) by granting a proxy in writing to a party of your choice who will vote in person at the meeting; (ii) by granting a proxy to an independent third party: J.J.C.A. Leemrijse, civil law notary in Amsterdam, the Netherlands or her substitute, which is referred to in this document as the notary; (iii) by electronic proxy by submitting a voting instruction via www.abnamro.com/evoting; or (iv) by attending the OCI extraordinary general meeting and voting in person.

Voting of Proxies

        When you provide your proxy form the shares of OCI represented by the proxy will be voted in accordance with your voting instructions. If you sign your proxy form without giving instructions, you will be regarded as having granted authority to your appointed attorney-in-fact to vote "FOR" the adoption of all proposals.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS PROMPTLY BY INTERNET OR BY MAIL, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

Change of Votes

        If you are a shareholder of record, you may revoke or change your vote in one of two ways: (i) if voting by proxy: timely delivery of a later-dated proxy by mail or electronically to the notary of the OCI extraordinary general meeting before                , 2016; and (ii) if voting by e-voting: via your e-voting account before                , 2016 or attending the OCI extraordinary general meeting, requesting that your previously submitted votes via e-voting not be used, and voting in person.

        If you have instructed a bank, brokerage firm, dealer, trust company or other nominee to vote your shares, you must follow directions received from your bank, brokerage firm, dealer, trust company or other nominee to change your vote or revoke your proxy.

Proposal No. 1—Approval (within the meaning of Section 2:107a of the Dutch Civil Code) of the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination

(Item 2 on the OCI proxy form)

        This document is being furnished to you as a shareholder of OCI as part of the invitation by the OCI board of directors to the extraordinary general meeting of OCI shareholders to consider and vote upon a proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination.

        The combination cannot be completed without the approval of the proposal to approve the distribution of OCI's European, North American and global distribution businesses in order to consummate the combination by the affirmative vote of the holders of a majority of the outstanding shares of OCI entitled to vote on the matter at the OCI extraordinary general meeting.

        THE OCI BOARD OF DIRECTORS, AFTER DUE AND CAREFUL DISCUSSION AND CONSIDERATION, HAS UNANIMOUSLY (I) APPROVED THE COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (II) DETERMINED THAT THE COMBINATION AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE TO AND IN THE BEST INTERESTS OF THE OCI SHAREHOLDERS.

        THE OCI BOARD OF DIRECTORS, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT OCI SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE (WITHIN THE MEANING OF SECTION 2:107A OF THE DUTCH CIVIL CODE) THE DISTRIBUTION OF OCI'S EUROPEAN, NORTH AMERICAN AND GLOBAL DISTRIBUTION BUSINESSES IN ORDER TO CONSUMMATE THE COMBINATION.

Proposal No. 2—Approval to increase the issued share capital and amendment of the articles of association of OCI

(Item 3 on the OCI proxy form)

        It is proposed, subject to adoption of Proposal no. 3, on such a moment as the OCI board of directors may determine, to increase the issued capital of OCI with an amount as to be determined by the OCI board of directors, not higher than the available (i) statutory reserves that can be converted into share capital plus (ii) freely distributable reserves, by means of an increase of the nominal value of each ordinary share at the expense of aforementioned reserves and for the purpose of amending articles 4.1 and 4.2 of the articles of association of OCI.

        The combination cannot be completed without the approval of the proposal to increase the issued share capital and amendment of the articles of association of OCI by the affirmative vote of the holders of a majority of the outstanding shares of OCI entitled to vote on the matter at the extraordinary general meeting.

        THE OCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCI SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE INCREASE OF THE ISSUED SHARE CAPITAL AND AMENDMENT OF THE ARTICLES OF ASSOCIATION OF OCI.

Proposal No. 3—Approval to decrease the issued share capital and amendment of the articles of association of OCI

(Item 4 on the OCI proxy form)

        It is proposed, subject to adoption of Proposal no. 2, on such a moment as the OCI board of directors may determine, to decrease the issued capital of OCI by such an amount as needed in order to result in a nominal value of EUR 0.01 for each ordinary share in issue. This capital reduction may, at the discretion of the board of directors, be effectuated by a repayment in kind, consisting of an amount of New CF ordinary shares, as determined in the OCI board of directors' reasonable discretion, but not less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF which OCI will hold. In case of fractional shares as a result of the repayment in kind, the shareholders will be compensated in cash. The amount by which the amount of the capital reduction exceeds the value of the shares of New CF which are distributed will be added to the share premium reserve of OCI. For this purpose, it is proposed to amend the articles 4.1 and 4.2 of the articles of association of OCI.

        The combination cannot be completed without the approval of the proposal to decrease the issued share capital and amendment of the articles of association of OCI by the affirmative vote of the holders of a majority of the outstanding shares of OCI entitled to vote on the matter at the extraordinary general meeting, and in the event that less than one half of the issued share capital is represented at the OCI extraordinary general meeting, by the affirmative vote of a two-thirds majority of votes cast at such meeting.

        THE OCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCI SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE DECREASE OF THE ISSUED SHARE CAPITAL AND AMENDMENT OF THE ARTICLES OF ASSOCIATION OF OCI.

Proposal No. 4—Approval to extend the designation of the OCI board of directors as the authorised body to issue shares in the share capital of OCI.

(Item 5 on the OCI proxy form)

        It is proposed by the OCI board of directors to extend the designation of the OCI board of directors as the authorised body to issue shares and to grant rights to subscribe for shares as provided for in Article 6 of the articles of association of OCI for a period of 18 months, starting on                 , 2016 and ending on                 , 2017, in order to ensure continuing financial flexibility. The number of shares to be issued shall be limited to a maximum of 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs within the context of a merger or an acquisition, plus 1% of the capital if the issuance or the granting of rights occurs for the purpose of the OCI 2014 Performance Share Plan, the OCI 2015 Bonus / Matching Plan, and the OCI 2014 Employees Incentive Plan. The term "capital" means the issued capital from time to time. Resolutions by the OCI board of directors to issue shares or to grant rights to subscribe for shares can only be adopted with the consent of the majority of the non-executive directors.

        Approval of this proposal is not a condition to completion of the combination or OCI, CF Holdings, or New CF's obligations to effect the combination.

        THE OCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCI SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE EXTENSION OF THE DESIGNATION OF THE OCI BOARD OF DIRECTORS AS THE AUTHORISED BODY TO ISSUE SHARES IN THE SHARE CAPITAL OF OCI.

Proposal No. 5—Approval to extend the designation of the OCI board of directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares

(Item 6 on the OCI proxy form)

        It is proposed by the OCI board of directors to extend the designation of the OCI board of directors as the authorised body to restrict or exclude pre-emptive rights of existing shareholders upon the issuance of shares or the granting of rights to subscribe for shares as provided for in Article 7 of the articles of association of OCI for a period of 18 months, starting on                 , 2016 and ending on                 , 2017. This authority shall be limited to a maximum of 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs within the context of a merger or an acquisition. The term "capital" means the issued capital from time to time. Resolutions by the OCI board of directors to restrict or exclude pre-emptive rights can only be adopted with the consent of the majority of the non-executive directors.

        Approval of this proposal is not a condition to completion of the combination or OCI, CF Holdings, or New CF's obligations to effect the combination.

        THE OCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCI SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE EXTENSION OF THE DESIGNATION OF THE OCI BOARD OF DIRECTORS AS THE AUTHORISED BODY TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS UPON THE ISSUANCE OF SHARES.

THE PARTIES TO THE COMBINATION

CF Holdings

        CF Industries Holdings, Inc., a Delaware corporation, is one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. CF Holdings' principal customers are cooperatives, independent fertilizer distributors and industrial users. CF Holdings' principal nitrogen fertilizer products are ammonia, granular urea, urea ammonium nitrate solution (UAN) and AN. Its other nitrogen products include DEF, urea liquor, and aqua ammonia, which are sold primarily to industrial customers and compound fertilizer products (NPKs) which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, potash, and phosphate. CF Holdings' core market and distribution facilities are concentrated in the Midwestern United States and other major agricultural areas of the United States, Canada and the United Kingdom. CF Holdings also exports nitrogen fertilizer products from its Donaldsonville, Louisiana manufacturing facility, Yazoo City, Mississippi manufacturing facility, and its Billingham, United Kingdom manufacturing facility. CF Holdings' address is 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

        CF Holdings common stock is listed on the NYSE under the symbol "CF." After the consummation of the merger, CF Holdings common stock will be delisted from the NYSE and deregistered under the Exchange Act, and CF Holdings will be an indirect wholly-owned subsidiary of New CF.

        Additional information about CF Holdings and its subsidiaries is included in documents incorporated by reference into this document. See "Where You Can Find More Information" beginning on page 357 of this document.

OCI

        OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands, is a global producer and distributor of nitrogen fertilizers and industrial chemicals. OCI produces nitrogen fertilizers, methanol and other natural gas based products, serving agricultural and industrial customers around the world. OCI ranks among the world's largest nitrogen fertilizer producers, and can produce more than 8.4 million metric tons of nitrogen fertilizers and industrial chemicals at production facilities in the Netherlands, the United States, Egypt and Algeria. OCI's address is Honthorststraat 19, 1071 DC Amsterdam, the Netherlands, and its telephone number is +31 (0)20-723-4500.

        OCI's shares are listed on Euronext in Amsterdam, a regulated market of Euronext Amsterdam N.V., under the symbol "OCI." OCI also has American Depository Receipts (ADRs) listed on the OTCQX International Premier market under the symbol "OCINY." After the consummation of the transactions contemplated by the combination agreement, OCI's business will consist of a portfolio of nitrogen fertilizers and industrial chemicals. OCI will remain headquartered in the Netherlands and it is expected that its shares and ADRs will remain listed on Euronext in Amsterdam and the OTCQX International Premier Market, respectively.

        The ENA business is the portion of OCI's business to be combined with CF Holdings under New CF pursuant to the combination agreement. The ENA business consists of (i) manufacturing and supply of nitrogen fertilizers (including anhydrous ammonia, UAN, and CAN), melamine and methanol in North America and Europe and (ii) trading and distribution of nitrogen fertilizers.

        The ENA business has operations primarily in the United States and Europe, with additional distribution operations in the United Arab Emirates and South America. The ENA business (other than the Natgasoline project) consists of four direct or indirect wholly-owned subsidiaries, (i) OCI Fertilizer International B.V., (ii) OCI Nitrogen B.V., (iii) OCI Chem 1 B.V. and (iv) OCI Personnel B.V.

OCI holds the Natgasoline project through an indirect wholly-owned subsidiary, Firewater One S.à.r.l. For more information, see the section entitled "The ENA Business."

New CF

        Darwin Holdings Limited, a private company limited by shares incorporated under the law of England and Wales, was incorporated on July 31, 2015 for the purpose of holding CF Holdings, the purchased companies of OCI and certain other companies following consummation of the combination. To date, New CF has not conducted any activities other than those incidental to its formation, the execution and performance of the combination agreement and the execution and submission of filings required to be made under applicable laws, including the U.S. securities laws, the laws of the United Kingdom and antitrust and competition laws in connection with the combination. New CF's address is 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom, and its telephone number is +44 20-7519-7000. Prior to the consummation of the combination, New CF will re-register as a public company limited by shares. CF Holdings will re-name the entity. It is anticipated that New CF ordinary shares will be listed on NYSE under the symbol "CF."

MergerCo

        Beagle Merger Company LLC, a Delaware limited liability company, was formed on July 30, 2015 for the purpose of effecting the merger. MergerCo is a wholly-owned direct or indirect subsidiary of New CF. Upon the terms and subject to the conditions set forth in the combination agreement, MergerCo will be merged with and into CF Holdings at the effective time of the merger, with MergerCo ceasing to be in existence and CF Holdings surviving as an indirect wholly-owned subsidiary of New CF. To date, MergerCo has not conducted any activities other than those incidental to its formation and the execution and performance of the combination agreement. MergerCo's address is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and its telephone number is (866) 403-5272.

 EXCHANGE RATES

        The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and Euros. The information in the following table is expressed in U.S. dollars per Euro and is based on the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last day of each month during the year.

        On October 30, 2015, the latest practicable date for which such information was available prior to the printing of this document, the exchange rate, based on the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the Federal Reserve Bank of New York was $1.10 per €1.00. The average rate, which means the average of the exchange rates on the last day of each month during the last twelve months, was $1.13 per €1.00. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted now or in the future into, Euros at the rates indicated.

	Period-end rate U.S.$	Average rate U.S.$	High U.S.$	Low U.S.$
Recent monthly data
October 2015	$1.10	$1.12	$1.14	$1.10
September 2015	$1.12	$1.12	$1.14	$1.11
August 2015	$1.12	$1.11	$1.16	$1.09
July 2015	$1.10	$1.10	$1.12	$1.08
June 2015	$1.12	$1.12	$1.14	$1.09
May 2015	$1.10	$1.12	$1.14	$1.09
Annual Data (year ended December 31)
2014	$1.21	$1.32	$1.39	$1.21
2013	$1.38	$1.33	$1.38	$1.28
2012	$1.32	$1.29	$1.35	$1.21
2011	$1.30	$1.40	$1.49	$1.29
2010	$1.33	$1.32	$1.45	$1.20

THE COMBINATION

Structure of the Combination

        The combination agreement provides for the combination of CF Holdings with the ENA business under New CF, a newly organized holding company incorporated under the law of England that will be re-registered as a public limited company prior to the completion of the combination.

        The ENA business consists of the following assets and operations:

  •
  a nitrogen fertilizer and industrial chemical production facility in Geleen, the Netherlands;

  •
  a greenfield nitrogen fertilizer and industrial chemical production facility under construction in Wever, Iowa;

  •
  an equity interest of approximately 79.88% in a methanol and ammonia production facility near Beaumont, Texas;

  •
  a global distribution business; and

  •
  the Natgasoline project, a greenfield methanol production facility under construction near Beaumont, Texas.

        OCI holds the ENA business (other than the Natgasoline project) through four direct or indirect wholly-owned subsidiaries: (i) OCI Fertilizer International B.V., (ii) OCI Nitrogen B.V., (iii) OCI Chem 1 B.V. and (iv) OCI Personnel B.V. OCI holds the Natgasoline project through an indirect wholly-owned subsidiary, Firewater One S.à.r.l. For a more detailed description of the ENA business, see "The ENA Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business."

        On the terms and subject to the conditions specified in the combination agreement, the combination will be effected as follows:

  •
  OCI will consummate the contribution by contributing the purchased companies (other than Firewater One) to New CF in exchange for

  •
  New CF ordinary shares representing the base share consideration, plus

  •
  consideration representing the additional consideration of $700 million (less (i) the estimated net amount owed by the purchased companies and their subsidiaries to OCI and its other subsidiaries as of immediately prior to the closing of the combination and (ii) the estimated amount of net debt of the purchased companies and their subsidiaries (other than any amount referred to in clause (i) and excluding any net debt of Firewater One and its subsidiaries incurred in connection with the Natgasoline project financing as described in the section entitled "Natgasoline Joint Venture") in excess of $1.95 billion as of immediately prior to the closing of the combination) to be paid in cash, ordinary shares of New CF or a mixture of cash and ordinary shares of New CF as determined by CF Holdings in accordance with the terms of the combination agreement.

  The base share consideration will represent 25.6% of the ordinary shares of New CF that, upon consummation of the combination, would be outstanding or subject to compensatory equity awards, subject to downward adjustment to account for the assumption by New CF, as contemplated by the combination agreement, of any convertible bonds that remain outstanding at the effective time of the merger.

  For a detailed description of the consideration payable in the contribution, see "Combination Agreement—The Contribution."

  •
  OCI will consummate the distribution and separation by distributing pro rata to its shareholders an amount of New CF ordinary shares, as determined in OCI's reasonable discretion, but not less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF.

  •
  MergerCo and CF Holdings will then consummate the merger with CF Holdings surviving as a wholly-owned subsidiary of New CF. At the effective time of the merger, each issued and outstanding share of CF Holdings common stock will be converted into the right to receive one ordinary share of New CF.

  •
  Immediately before the effective time of the merger, CF Holdings or its designee will consummate the Natgasoline joint venture by purchasing for $517.5 million in cash a 45% equity interest in Firewater One. As part of the Natgasoline joint venture, CF Holdings or its designee will also acquire an option to acquire the remaining equity interests in Firewater One. For a more detailed description of the Natgasoline joint venture, see "Natgasoline Joint Venture."

        The consummation of the Natgasoline joint venture is subject to conditions that are in addition to the conditions to which the consummation of the merger and the consummation of the separation are subject, and the consummation of the Natgasoline joint venture is not a condition to consummation of the merger and the separation. Accordingly, if the conditions to the consummation of the merger and the separation are satisfied or waived, but the additional conditions to the Natgasoline joint venture are not satisfied or waived, the combination may be effected without the consummation of the Natgasoline joint venture, in which case (i) OCI will retain 100% of its interest in Firewater One and the Natgasoline project, (ii) CF Holdings will not pay the $517.5 million to OCI, and (iii) CF Holdings will combine with the rest of the ENA business. For a description of the conditions to the consummation of the Natgasoline joint venture, see "Combination Agreement—Conditions to the Natgasoline Joint Venture."

        Upon completion of the combination and based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares and the balance of the additional consideration is paid in cash, the former shareholders of CF Holdings would own approximately 71.9%, and OCI and its shareholders would own approximately 28.1%, of New CF ordinary shares outstanding or subject to compensatory equity awards.

        Based on the number of OCI ordinary shares outstanding as of October 30, 2015 and assuming (i) that all of the convertible bonds are converted by the holders thereof prior to the completion of the combination at the current conversion price of €28.4690 per ordinary share, and (ii) that OCI distributes an amount of New CF ordinary shares equal to 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF (and that the aggregate of such base share consideration and additional consideration paid in ordinary shares of New CF is 28.1% of New CF ordinary shares), OCI shareholders would receive in the distribution approximately                New CF ordinary shares for each OCI ordinary share that that they hold as of the time of the distribution. Moreover, the number of New CF ordinary shares that OCI shareholders will receive in the distribution may be further reduced to the extent convertible bonds remain outstanding at the closing of the combination and are assumed by New CF in accordance with the terms of the combination agreement.

        The actual ownership split of New CF upon completion of the combination as between former CF Holdings shareholders, on the one hand, and OCI and its shareholders, on the other hand, will be dependent on the CF Holdings share price at the time of closing, the amount of convertible bonds to be assumed by New CF at closing, the amount of net debt of the purchased companies and their subsidiaries and intercompany payables for purposes of determining, and the mix of cash and New CF ordinary shares used to pay the additional consideration. In particular, the conversion of the convertible bonds prior to closing, or the assumption of the convertible bonds by New CF at the closing of the combination, and the terms on which such bonds are converted and/or assumed, will affect the number of New CF ordinary shares to be received by the OCI and the OCI shareholders in the combination.

Background of the Combination

        The board of directors of CF Holdings and the board of directors of OCI each regularly evaluates potential transactions that would further their respective companies' strategic objectives.

        In the ordinary course of business as part of their management duties, members of each of CF Holdings' and OCI's management teams periodically engage in discussions with executives at other companies concerning various business opportunities and strategic relationships.

        During 2014, the board of directors and management of CF Holdings evaluated a number of strategic opportunities for the global expansion of CF Holdings and its business.

        Also during 2014, the board of directors and management of OCI evaluated strategic opportunities for its various businesses, and determined to explore various strategic opportunities that would benefit OCI and enhance shareholder value. In 2014, the board of directors of OCI authorized the demerger of OCI's engineering and construction business from its fertilizer and chemicals business, which demerger was completed in March 2015.

        In October 2014, Mr. Sawiris, chief executive officer and an executive director of OCI, met with a representative of Morgan Stanley in London and had a general discussion about OCI and its businesses and possible strategic opportunities relating to the ENA business, including possible opportunities involving CF Holdings.

        Commencing in December 2014 and continuing through March 2015, OCI management participated in a series of preliminary conversations with various prospective interested parties regarding possible strategic opportunities for OCI's various businesses, including, among other things, the potential sale of some or all of the assets included in the ENA business.

        On December 5, 2014, Mr. Will, chief executive officer of CF Holdings, and Mr. Sawiris met in person in Chicago and had a general discussion about the fertilizer industry, their two companies and possible strategic opportunities for their two companies.

        On December 10, 2014, at its regularly scheduled in-person meeting, the CF Holdings board of directors reviewed a number of possible strategic initiatives, including a possible transaction with OCI. Mr. Will also updated the CF Holdings board of directors on his meeting with Mr. Sawiris. The CF Holdings board of directors was supportive of exploring a possible transaction with OCI. Following the December 10 board meeting, CF Holdings and Morgan Stanley and Goldman Sachs and Skadden began evaluating structures for a possible transaction with OCI.

        On January 26, 2015, Mr. Will met in person with Mr. Sawiris in London and discussed a framework for the structure of a possible combination of CF Holdings and the ENA business.

        On February 2, at its regularly scheduled in-person meeting, the CF Holdings board of directors again reviewed a number of possible strategic initiatives, including the possible combination with the ENA business, and Mr. Will updated the CF Holdings board of directors on his meeting with Mr. Sawiris. The CF Holdings board of directors was supportive of continuing to explore the possible transaction.

        On February 4, CF Holdings and OCI entered into a mutual confidentiality agreement to facilitate the exchange of preliminary due diligence information and to enable further discussions regarding a possible transaction.

        During February and the first week of March 2015, CF Holdings and OCI exchanged financial and other information, and representatives of CF Holdings, OCI, Morgan Stanley, Goldman Sachs, Zaoui, Skadden and Cleary engaged in various discussions relating to financial, legal and other due diligence and related matters.

        On March 9 and March 10, representatives of CF Holdings, OCI, Morgan Stanley, Goldman Sachs and Zaoui met in person in London to discuss the framework for the structure of a possible combination of CF Holdings and the ENA business and the results of the parties' respective financial and other due diligence. Following these discussions, CF Holdings and OCI determined to terminate further discussions regarding a possible transaction.

        From late March through mid-June 2015, Mr. Sawiris and other representatives of OCI management met with another industry participant, which is referred to as Company A, on several occasions to discuss the potential acquisition by Company A of one or more of the assets of the ENA business.

        In late March and April 2015, OCI management and representatives of another industry participant, which is referred to as Company B, engaged in discussions regarding a potential acquisition by Company B of certain United States assets of the ENA business, and on March 24 Company B submitted to OCI a non-binding indication of interest in acquiring OCI Beaumont and Natgasoline LLC. At the end of April 2015, OCI management and Company B agreed to terminate further discussions.

        In April and May 2015, OCI management had several discussions with another industry participant, which is referred to as Company C, regarding potential equity investments by Company C in certain United States assets of the ENA business, and in late May 2015, Company C submitted to OCI a non-binding indication of interest regarding a minority equity investment in Natgasoline LLC. OCI's management and representatives of Company C continued to discuss Company C's potential minority investment in Natgasoline LLC on and off until early July 2015.

        From May through June 2015, OCI management and representatives of another industry participant, which is referred to as Company D, had preliminary discussions regarding a potential acquisition by Company D of one of the assets included in the ENA business, until late June, when OCI management and Company D agreed to terminate further discussions.

        On May 26, Mr. Will and Mr. Sawiris met at a conference in Istanbul and discussed a variety of industry topics. Mr. Will and Mr. Sawiris also discussed whether there was a basis to resume evaluation of a possible transaction between CF Holdings and OCI.

        In June 2015, CF Holdings and OCI reengaged regarding a possible transaction, and representatives of Morgan Stanley, Goldman Sachs and Zaoui resumed financial due diligence.

        On June 19 and June 20, representatives of CF Holdings, OCI, Morgan Stanley, Goldman Sachs and Zaoui met in person in France to discuss a possible combination of CF Holdings and the ENA business. During these meetings, the parties also discussed the terms and conditions of a possible transaction, including the consideration to be paid in the transaction, governance arrangements for the resulting new combined company and various related matters.

        On June 23, CF Holdings management convened an update call with the CF Holdings board of directors, together with representatives of Morgan Stanley, Goldman Sachs and Skadden. On the call, CF Holdings management updated the CF Holdings board of directors regarding the recent discussions with OCI, and the CF Holdings board discussed various aspects of the potential transaction with CF Holdings management and representatives of Morgan Stanley, Goldman Sachs and Skadden. After discussion, the CF Holdings board of directors supported continued evaluation of the possible transaction, including continued negotiation of the terms and conditions of the transaction.

        Beginning in late June and continuing through mid-July 2015, the parties, their respective legal advisors and Morgan Stanley, Goldman Sachs and Zaoui conducted due diligence and participated in various discussions regarding the structure and other terms and conditions of a possible transaction.

        On July 3, a financial advisor to Company A contacted OCI management and provided a non-binding indication of interest regarding a possible acquisition of IFCo, which included details on a proposed transaction structure for the acquisition. On July 9, Mr. Sawiris notified the chief executive officer of Company A that OCI expected Company A to submit a revised offer with respect to the proposed transaction structure and valuation in light of the various strategic options for IFCo that OCI was then pursuing, including the possible contribution of IFCo to a master limited partnership and the possible offering of partnership interests therein.

        On July 10, the CF Holdings board of directors met in person at a special meeting to review in detail with CF Holdings management and representatives of Morgan Stanley, Goldman Sachs and Skadden the possible combination of CF Holdings and the ENA business, including the terms and conditions of the potential transaction (including those terms and conditions subject to ongoing negotiations among the parties), the financial analysis of the potential transaction, the ongoing structuring and due diligence activities relating to the potential transaction and financing and capital structure considerations. Representatives of Skadden also reviewed with the board of directors various legal matters relating to the potential transaction.

        On July 12, Mr. Will and Mr. Sawiris met in person at a conference in Idaho, and discussed the possible transaction. Mr. Will also met with Mr. Sawiris and a representative of one of OCI's largest U.S. shareholders to discuss CF Holdings and its business.

        On July 15, CF Holdings sent OCI a term sheet for the proposed combination of CF Holdings and the ENA business, which outlined the proposed terms for the transaction, including with respect to: (i) the structure of the transaction, (ii) the OCI assets and entities to be included in the combination, (iii) the form and amount of consideration to be paid, (iv) the treatment of ENA business and other OCI indebtedness in the transaction, including the convertible bonds, (v) the proposed terms of the Natgasoline joint venture, (vi) certain indemnification matters, and (vii) various governance matters for the resulting new combined company, including that the new combined company's international headquarters would be based in the U.K.

        On July 16, the OCI board of directors held a telephonic meeting attended by OCI management and representatives of Zaoui and reviewed the possible combination of the ENA business and CF Holdings, including the status of ongoing negotiations between the parties. OCI management also provided an update on other strategic alternatives, including the status of Company A's offer for IFCo, and the valuation and transaction structure of such offer, and Company C's indication of interest regarding an equity investment in Natgasoline. The OCI board of directors and OCI management discussed these and other strategic alternatives and the relative potential values to OCI shareholders of such alternatives.

        Also on July 16, OCI responded to the draft term sheet setting forth OCI's positions with respect to the various components of CF Holdings' proposal, including the form and amount of consideration to be paid and proposed the parties discuss the scope of covenants relating to obtaining antitrust clearances.

        During July and through the signing of the combination agreement, the parties, their respective legal advisors and Morgan Stanley, Goldman Sachs and Zaoui continued to exchange financial and other information and conducted business, legal and financial due diligence. During July, the parties, their respective legal advisors and Morgan Stanley, Goldman Sachs and Zaoui also continued discussions regarding the structure of the transaction and other related matters.

        On July 17, Dow Jones Newswire published a report stating that CF Holdings and OCI were in early talks about a possible transaction. A similar article subsequently appeared in The Wall Street Journal.

        On July 18, Skadden sent Cleary initial drafts of the combination agreement, the support agreements, the shareholders' agreement and the registration rights agreements.

        On July 20, CF Holdings issued a press release confirming that it was in discussions with respect to a potential transaction with OCI, and OCI issued a press release confirming that it was holding discussions about possible combinations or transactions.

        On July 20 and July 21, representatives of CF Holdings, OCI, Skadden, Cleary, Morgan Stanley, Goldman Sachs and Zaoui met in person in New York to discuss the structure of the transaction and other related matters.

        On July 22, Skadden and Cleary began discussions regarding the terms of the transaction agreements, and Cleary subsequently provided Skadden revised drafts of the various agreements.

        Also on July 22, a representative of Company A called Mr. Sawiris and proposed a revised offer for IFCo.

        On July 24, the CF Holdings board of directors met in person at its regularly scheduled meeting and reviewed in detail with CF Holdings management and representatives of Morgan Stanley, Goldman Sachs and Skadden the possible combination of CF Holdings and the ENA business, including the status of ongoing discussions and negotiations among the parties. Representatives of Morgan Stanley and Goldman Sachs presented their preliminary financial analysis of the transaction. Representatives of Skadden also reviewed with the board of directors various legal matters relating to the transaction. The CF Holdings board of directors, CF Holdings management and Morgan Stanley, Goldman Sachs and Skadden also discussed in detail the approach with respect to the negotiation of outstanding terms and conditions of the potential transaction.

        Also on July 24, the OCI board of directors held a telephonic meeting attended by OCI management and representatives of Zaoui and reviewed in detail the current status of ongoing discussions and negotiations between OCI and CF Holdings. Representatives of Zaoui presented their preliminary financial analysis of the transaction and the OCI board of directors, OCI management and Zaoui discussed the key items remaining subject to negotiation between the parties with respect to a potential transaction. OCI management also provided an update on other strategic alternatives, including the status of Company A's updated offer for IFCo, and the OCI board of directors and OCI management agreed to continue discussions with Company A in parallel with the potential business combination transaction with CF Holdings.

        On July 30, representatives of CF Holdings, OCI, Skadden, Cleary, Morgan Stanley, Goldman Sachs and Zaoui met in person in New York to discuss the proposed terms of the transaction.

        From July 31 to August 2, representatives of CF Holdings, OCI, Skadden and Cleary participated in conference calls and in-person meetings to negotiate the terms of the transaction agreements and exchanged drafts of the various agreements.

        On August 2, the OCI board of directors held a telephonic meeting attended by OCI management and representatives of Zaoui to review the status of ongoing negotiations among OCI and CF Holdings.

        Between August 3 and August 5, representatives of CF Holdings, OCI, Skadden, Cleary, Morgan Stanley, Goldman Sachs and Zaoui met in person in New York to continue to negotiate the terms of the transaction agreements.

        On August 5, the CF Holdings board of directors held a special telephonic meeting attended by CF Holdings management and representatives of Morgan Stanley, Goldman Sachs and Skadden. CF Holdings management described the developments that had taken place since the last board meeting, and representatives of Morgan Stanley, Goldman Sachs and Skadden again reviewed the terms of the proposed transaction. Representatives of Skadden reviewed in detail with the CF Holdings board of directors the terms and conditions of the transaction agreements and various legal matters relating to the proposed transaction. CF Holdings management also reviewed again with the CF Holdings board of directors a number of topics related to the proposed transaction, including the tax requirements and implications of the proposed transaction, the due diligence conducted with respect to the assets and entities to be acquired in the proposed transaction and financing and capital structure considerations relating to the proposed transaction. Representatives of Morgan Stanley and Goldman Sachs reviewed with the CF Holdings board of directors their financial analysis of the consideration to be paid in the transaction, and each delivered their opinion to the CF Holdings board of directors (subsequently confirmed in a written opinion by each of Morgan Stanley and Goldman Sachs, dated August 6, 2015) that as of the date of such written opinions and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in such written opinions, the consideration to be paid for the purchased companies pursuant to the combination agreement was fair from a financial point of view to CF Holdings. The CF Holdings board of directors, by unanimous vote, determined that the combination agreement and other transaction documents were advisable and in the best interest of CF Holdings and its shareholders, approved the combination agreement, the other transaction documents and the transactions contemplated thereby and resolved to recommend, subject to the provisions of the combination agreement, that the shareholders of CF Holdings vote in favor of the adoption of the combination agreement at a special meeting of the shareholders called for such purpose.

        Also on August 5, the OCI board of directors held a telephonic meeting attended by OCI management and representatives of Zaoui, BofA Merrill Lynch and Cleary. Representatives of Cleary reviewed in detail with the OCI board of directors the terms and conditions of the transaction agreements and various legal matters relating to the proposed transaction, including the structure of the combination, the closing conditions to the combination, including CF Holdings' obligations to obtain antitrust clearances, the terms relating to the assumption of the convertible bonds, OCI's and CF Holdings' respective termination rights, the termination fees and the occasions when such fees would be payable by OCI or CF Holdings, OCI's indemnification obligations pursuant to the combination agreement and the terms of the irrevocable undertakings, including their impact on the OCI shareholder approval, and the shareholders' agreement. Representatives of Zaoui reviewed with the OCI board of directors their financial analysis of the consideration to be paid in the transaction, and delivered its opinion to the OCI board of directors (subsequently confirmed in a written opinion by Zaoui, dated August 6, 2015) that as of the date of such written opinion and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in such written opinion, the aggregate consideration to be paid for the purchased companies pursuant to the combination agreement was fair from a financial point of view to OCI. Also at this meeting, OCI's board of directors received the written opinion of BofA Merrill Lynch to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the aggregate consideration to be received in the combination was fair, from a financial point of view, to OCI. OCI management described the developments that had taken place since the last board meeting, and reviewed with the OCI board of directors a number of topics related to the proposed transaction and certain matters related to the strategic and business opportunities of OCI after completion of the combination. The OCI board of directors, by unanimous vote, determined that the combination agreement and other transaction documents were advisable and in the best interest of OCI and its shareholders, approved the combination agreement, the other transaction documents and the transactions contemplated thereby and resolved to recommend, subject to the provisions of the combination agreement, that the shareholders of OCI approve the distribution of OCI's North American, European and global distribution businesses and the other matters necessary to consummate the combination at an extraordinary general meeting of the shareholders called for such purpose.

        The parties continued to work to finalize the transaction agreements during the evening of August 5 and early hours of August 6.

        The combination agreement, the irrevocable undertakings and the shareholders' agreement were executed by the parties thereto early in the morning on August 6, 2015, and the parties then issued a joint press release announcing the transaction.

Recommendation of the CF Holdings Board of Directors and CF Holdings' Reasons for the Combination

        The CF Holdings board of directors evaluated, with the assistance of its legal and financial advisors, the combination agreement and the combination and unanimously determined that the combination agreement, the combination and the other transactions contemplated thereby are advisable and in the best interests of CF Holdings and its shareholders and unanimously approved the combination agreement and the combination. The CF Holdings board of directors has unanimously recommended that the shareholders of CF Holdings vote "FOR" the proposal to adopt the combination agreement and approve the merger.

        In reaching its recommendation, the CF Holdings board of directors, in consultation with members of CF Holdings management and its legal and financial advisors, considered many factors, including the following factors (not necessarily in order of relative importance) that it believed generally supported its determination:

  •
  The combination will create the global leader in nitrogen products (based on production capacity) once the combined company's expansion projects are completed. When taken together with CF Holdings' own expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa, the combination, including the ENA business' green-field nitrogen project in Wever, Iowa, would result in an approximately 65% increase in production capacity over CF Holdings' production capacity as of August 2015.

  •
  The combination will provide CF Holdings with an extended global platform with the addition of one of Europe's largest nitrogen production facilities and the ENA business' Dubai-based global distribution and trading operations to the combined company's significant North American manufacturing base, the GrowHow facility in the U.K. and CF Holdings' expansive North American distribution network.

  •
  The combination will provide CF Holdings with an expanded portfolio of products through the addition of methanol, a product that is complementary to CF Holdings' existing nitrogen products due to similar production processes and manufacturing facilities and the use of natural gas as its primary feedstock, but with primarily industrial users and, in turn, different end-market exposures.

  •
  The combination is expected to provide estimated after-tax annual run-rate synergies of approximately $500 million by 2018 from the optimization of the combined company's operations, capital and corporate structure.

  •
  New CF is expected to generate strong cash flows, which should create significant additional financial flexibility for future share repurchases, dividends and growth opportunities at New CF consistent with CF Holdings' historical priorities.

  •
  The combination is expected to be accretive to free cash flow per share compared to CF Holdings on a stand-alone basis.

  •
  The anticipated enhanced flexibility and financial benefits associated with New CF's incorporation in the U.K. that are made possible by the combination, including widening its investor base, future international expansion, and the ability to optimize the combined company's global tax structure and more effectively compete with the other international companies in the global fertilizer industry.

  •
  The fact that CF Holdings shareholders will own a significant majority of the New CF ordinary shares (approximately 72.3%, before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares) and will participate ratably in the expected significant benefits of the combination.

  •
  The likelihood that the combination will be completed on a timely basis on the terms contemplated by the combination agreement.

  •
  The terms and conditions of the combination agreement and related agreements, including:

  •
  the representations and warranties provided by OCI in the combination agreement with respect to the ENA business and the purchased companies and their subsidiaries, and OCI's obligation to indemnify New CF for breaches of those representations and warranties and various other matters after the consummation of the combination as described in "Combination Agreement—Indemnification" and "Combination Agreement—Tax Matters" beginning on pages 167 and 169 respectively;

  •
  that CF Holdings' obligation to consummate the combination is subject to the condition that CF Holdings has received an opinion from Skadden to the effect that Section 7874 of the Code and other U.S. tax laws should not apply in a manner so as to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes;

  •
  the provisions in the shareholders' agreement, including the standstill and voting provisions, as described in "Shareholders' Agreement" beginning on page 177; and

  •
  that shareholders of OCI owning approximately 51.7% of OCI's outstanding shares have agreed to vote in favor of the combination pursuant to the irrevocable undertakings as described in "Irrevocable Undertakings" beginning on page 188.

  •
  Morgan Stanley's and Goldman Sachs' financial presentation to the CF Holdings board of directors and their oral opinions, which were subsequently confirmed by delivery of written opinions, that as of the date of such written opinions and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in such written opinions, the consideration to be paid for the purchased companies pursuant to the combination agreement was fair from a financial point of view to CF Holdings as described in "—Opinions of CF Holdings' Financial Advisors" beginning on page 89.

  •
  CF Holdings management's familiarity with the operations and assets of the ENA business based on the due diligence investigation of the ENA business and the purchased companies and their subsidiaries by CF Holdings and CF Holdings' financial, accounting and legal advisors in connection with the combination.

  •
  The CF Holdings board of directors' consideration of various alternatives to the combination, including the timing and likelihood of successfully completing any such alternative.

  •
  CF Holdings management's experience in integrating other significant acquisitions.

        The CF Holdings board of directors also considered a variety of risks and other potentially negative factors, including:

  •
  the risks faced by the combined company and inherent in the production and distribution of nitrogen fertilizer and methanol products, as described under "Risk Factors—Risk Factors Relating to New CF";

  •
  the risk that the synergies and other benefits expected to be obtained from the combination might not be obtained or may be delayed, and the substantial costs expected to be incurred to achieve the anticipated synergies;

  •
  the risk that CF Holdings and OCI must obtain required regulatory approvals and consents to consummate the combination, which, if delayed or not granted, may jeopardize or delay the consummation of the combination, result in additional expenses and/or reduce the expected benefits of the combination;

  •
  the risk that failure to consummate the combination could have a material adverse effect on CF Holdings' business, financial condition and results of operations, cash flows and/or stock price;

  •
  the presence of the S shareholders and OCI as significant shareholders of New CF following the consummation of the combination and the impact of such arrangements on the governance of New CF following the consummation of the combination, including the right of Capricorn to designate up to two members of the New CF board of directors in certain circumstances;

  •
  that the receipt of shares of New CF by U.S. holders of CF Holdings shares will result in the recognition of gain, if any, by such holders under U.S. federal income tax laws;

  •
  the risk that announcement and pendency of the combination, or failure to complete the combination, may cause harm to relationships with employees, suppliers and customers and may divert management's and employees' attention from day-to-day operations for a significant period of time;

  •
  the extended time period likely required to consummate the combination;

  •
  the risk that a change in applicable law with respect to Section 7874 of the Code or any other U.S. tax law, or official interpretations thereof, could cause New CF to be treated as a U.S. domestic corporation for U.S. federal income tax purposes following the completion of the combination or otherwise adversely affect New CF;

  •
  that CF Holdings will incur significant fees and expenses in connection with the combination;

  •
  that the rights of New CF shareholders and the responsibilities of New CF directors and officers will be governed by English law, and New CF's governance arrangements and these rights and responsibilities differ from the rights of CF Holdings shareholders and the responsibilities of the directors and officers of CF Holdings under Delaware law and the current organizational documents of CF Holdings;

  •
  the terms and conditions of the combination agreement and related agreements, including:

  •
  the consummation of the combination is subject to numerous conditions, which may not be satisfied in a timely manner or at all;

  •
  the restrictions on the conduct of CF Holdings business prior to the consummation of the combination, which may delay or prevent CF Holdings from pursuing business opportunities that may arise pending the consummation of the combination;

  •
  the fact that CF Holdings is not permitted to terminate the combination agreement if the CF Holdings board of directors withdraws its recommendation of the combination agreement or approves or recommends an alternative acquisition proposal and must continue in these circumstances to submit the combination agreement for consideration by the CF shareholders unless the combination agreement is terminated by OCI;

  •
  the fact that if the combination agreement is terminated in certain circumstances, including in the event that certain regulatory approvals are not obtained or the CF Holdings board of directors withdraws its recommendation of the combination agreement or approves or recommends an alternative acquisition proposal for CF Holdings, CF Holdings will be required to pay or cause to be paid to OCI an amount equal to $150 million, as described in "Combination Agreement—Termination Fees—CF Holdings Termination Fee";

    •
    the fact that CF Holdings will reimburse OCI for its expenses up to a cap of $30 million if the combination agreement is terminated by either party because the combination agreement was not adopted by CF Holdings shareholders upon a vote taken at a duly held meeting of CF Holdings shareholders as described in "Combination Agreement—Expenses Reimbursement"; and

    •
    CF Holdings' indemnity obligation to OCI under the combination agreement, as described in "Combination Agreement—Indemnification" and "Combination Agreement—Tax Matters" beginning on pages 167 and 169 respectively;

  •
  the possibility of litigation challenging the combination;

  •
  the risk that CF Holdings shareholders will fail to approve the combination agreement; and

  •
  other risk factors as described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

        In determining that the combination agreement, the combination and the other transactions contemplated thereby are advisable and in the best interests of CF Holdings and its shareholders, the CF Holdings board of directors considered the reasons and factors set forth above as a whole and concluded that the uncertainties, risks and potentially negative factors relevant to the combination were outweighed by the potential benefits that it expected CF Holdings and its shareholders would achieve as a result of the transaction. The CF Holdings board of directors did not assign specific or relative weights to such reasons and factors. The CF Holdings board of directors based its recommendation on the totality of the information presented. Individual directors may have attributed varying levels of importance to particular reasons and factors and such considerations may have differed significantly among the directors. The reasons and factors listed above are not meant to be a complete and exhaustive list and directors may have considered reasons and factors not discussed above. As you review the recommendation of the CF Holdings board of directors, you should understand that certain directors and executive officers have interests in the combination that may be different from, or are in addition to, the interests of CF Holdings shareholders. The CF Holdings board of directors was aware of such interests and considered them when approving the combination. See "—Interests of Certain Persons in the Combination" and "Risk Factors—Risk Factors Relating to the Combination."

Opinions of CF Holdings' Financial Advisors

        CF Holdings has retained Morgan Stanley and Goldman Sachs to act as financial advisors to CF Holdings to provide it with financial advisory services in connection with the combination and the other transactions contemplated by the combination agreement, which are referred to throughout this section collectively as the transactions. Morgan Stanley and Goldman Sachs are collectively referred to herein as CF Holdings' financial advisors. Pursuant to the respective engagements of Morgan Stanley and Goldman Sachs, CF Holdings requested each of Morgan Stanley and Goldman Sachs to evaluate the fairness, from a financial point of view, to CF Holdings of the consideration to be paid for the purchased companies pursuant to the combination agreement. For purposes of Morgan Stanley's and Goldman Sachs' financial analyses and opinions, consideration means (a) the base share consideration, (b) the additional consideration, all or part of which may be paid in ordinary shares of New CF as determined by CF Holdings in accordance with the terms of the combination agreement, and (c) the $517.5 million cash payment for a 45% equity interest in Firewater One. CF Holdings selected Morgan Stanley and Goldman Sachs to act as its financial advisors based on their qualifications, expertise and reputation and knowledge of the business and affairs of CF Holdings. At the meeting of the CF Holdings board of directors on August 5, 2015, Morgan Stanley and Goldman Sachs presented joint materials and each rendered its respective oral opinion, subsequently confirmed in their respective written opinions, that as of the date of such written opinions and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in such written opinions, the consideration to be paid for the purchased companies pursuant to the combination agreement was fair from a financial point of view to CF Holdings.

Opinion of Morgan Stanley

        The full text of Morgan Stanley's written opinion, dated August 6, 2015, is attached as Annex G to this document and is incorporated herein by reference in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. CF Holdings encourages you to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion was directed to the CF Holdings board of directors and addressed only the fairness from a financial point of view to CF Holdings of the consideration to be paid pursuant to the combination agreement as of the date of the written opinion and did not address any other aspects of the transactions. In addition, Morgan Stanley's opinion did not in any manner address the prices at which shares of CF Holdings common stock or ordinary shares of New CF would trade at any time, including following consummation of the transactions, and does not constitute a recommendation to any shareholder of CF Holdings as to how to vote at any shareholders' meeting to be held in connection with the transactions.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of the ENA business and CF Holdings, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the ENA business and CF Holdings, respectively;

  •
  reviewed certain financial projections concerning the ENA business prepared by the management of OCI and modified and approved for Morgan Stanley's use by the management of CF Holdings, which are referred to in this document as CF Holdings' projections of the ENA business, and certain financial projections concerning CF Holdings prepared by the management of CF Holdings, which are referred to in this document as the internal projections of CF Holdings and, together with CF Holdings' projections of the ENA business, the CF Holdings management projections;

  •
  reviewed information relating to certain strategic, financial, tax and operational benefits anticipated from the transactions, prepared by the management of CF Holdings;

  •
  discussed the past and current operations and financial condition and the prospects of CF Holdings, including information relating to certain strategic, financial, tax and operational benefits anticipated from the transactions, with the management of CF Holdings;

  •
  reviewed the pro forma impact of the transactions on CF Holdings' revenue, earnings, free cash flow, free cash flow per share and financial ratios;

  •
  reviewed the reported prices and trading activity for CF Holdings common stock;

  •
  compared the financial performance of the ENA business and CF Holdings with that of certain other publicly-traded companies comparable to the ENA business and CF Holdings, respectively;

  •
  participated in certain discussions and negotiations among representatives of OCI and CF Holdings and their financial and legal advisors;

  •
  reviewed the combination agreement, the commitment letter that CF Holdings entered into with Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA on August 6, 2015, in connection with the combination agreement and certain related documents; and

  •
  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by CF Holdings and OCI and formed a substantial basis for its opinion. With respect to the CF Holdings management projections, including information relating to certain strategic, financial and operational benefits anticipated from the transactions, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of CF Holdings and OCI of the future financial performance of the ENA business and of the management of CF Holdings of the future financial performance of CF Holdings. In addition, Morgan Stanley assumed that the transactions will be consummated in accordance with the terms set forth in the combination agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that CF Holdings will obtain financing in accordance with the terms set forth in the commitment letter and that CF Holdings will acquire the purchased companies (other than Firewater One) and it (or its designee) will pay the $517.5 million cash payment for a 45% equity interest in Firewater One as set forth in the combination agreement. Morgan Stanley relied upon, without independent verification, the assessment by the management of CF Holdings of: (i) the strategic, financial, tax and other benefits expected to result from the transactions; (ii) the timing and risks associated with the integration of the ENA business with CF Holdings; (iii) the ability to retain key employees of the ENA business and CF Holdings, respectively; and (iv) the validity of, and risks associated with, the ENA business' and CF Holdings' existing and future technologies, intellectual property, products, services and business models. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transactions, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on CF Holdings, New CF, MergerCo, the ENA business or the purchased companies or the contemplated benefits expected to be derived in the proposed transactions. Morgan Stanley is not a legal, tax, regulatory or accounting advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of CF Holdings and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

        Morgan Stanley did not, nor was it asked to, express any view on, and its opinion did not address, any terms or aspects of the combination agreement or the transactions (other than the consideration to the extent expressly specified therein), including, without limitation, the form or structure of the transactions, the fact that CF Holdings may elect to pay in the form of New CF ordinary shares such portion of the additional consideration as CF Holdings determines in good faith, after prior consultation with OCI, to be reasonably necessary to be paid in the form of New CF ordinary shares in order to satisfy the conditions to closing set forth in the combination agreement and maintain the investment grade rating of New CF's outstanding indebtedness, any ongoing obligations of CF Holdings, New CF or MergerCo or allocation of the consideration or any other agreements or arrangements contemplated by the transactions, including the shareholders' agreement, the irrevocable undertakings between CF Holdings, OCI and each S shareholder and the forms of registration rights agreement, and Morgan Stanley's opinion did not address the relative merits of the transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of CF Holdings to enter into the combination agreement. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of CF Holdings, OCI or any of their respective subsidiaries, or any class of such persons, relative to the consideration to be paid for the purchased companies pursuant to the combination agreement or otherwise. Morgan Stanley's opinion was not a solvency opinion and did not in any way address the solvency or financial condition of CF Holdings, New CF, MergerCo, the ENA business, the purchased companies or OCI. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the ENA business, the purchased companies, CF Holdings or any of their subsidiaries, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's written opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley, as of August 6, 2015. Events occurring after August 6, 2015 may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        Morgan Stanley is a global financial services firm engaged in the securities investment management and individual wealth management businesses. Morgan Stanley's securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CF Holdings, OCI, or any other company, or any currency or commodity, that may be involved in the transactions, or any related derivative instrument.

        As compensation for its services relating to the transactions, CF Holdings has agreed to pay Morgan Stanley a fee of $25 million in the aggregate, $7.5 million of which became payable upon execution of the combination agreement and the remainder of which is payable upon consummation of the transactions. CF Holdings has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, CF Holdings has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses. Morgan Stanley or one or more of its affiliates has also entered into a financing commitment and agreement to provide bridge debt financing to CF in connection with the Transactions, and will receive customary fees in relation to such commitment and any bridge financing provided.

        From August 1, 2013 to August 6, 2015, the date of its opinion, Morgan Stanley provided financial advisory and financing services for CF Holdings and received fees of approximately $8.1 million in connection with such services. Morgan Stanley may also seek to provide such services to CF Holdings and OCI in the future and would expect to receive fees for the rendering of these services. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley's customary practice.

Opinion of Goldman Sachs

        The full text of the written opinion of Goldman Sachs, dated August 6, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex H. The summary of the Goldman Sachs opinion provided is qualified in its entirety by reference to the full text of the written opinion. CF Holdings encourages you to read the opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the CF Holdings board of directors in connection with its consideration of the transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of CF Holdings Common Stock should vote with respect to the transactions, or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the combination agreement;

  •
  the shareholders' agreement, the irrevocable undertakings between CF Holdings, OCI and each S shareholder and the forms of registration rights agreement;

  •
  annual reports to shareholders and Annual Reports on Form 10-K of CF Holdings and annual reports to shareholders of OCI for the five fiscal years ended December 31, 2014;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of CF Holdings and a subsidiary of OCI;

  •
  certain other communications from CF Holdings and OCI to their respective shareholders;

  •
  certain publicly available research analyst reports for CF Holdings and OCI;

  •
  audited and unaudited financial statements for the ENA business for the five fiscal years ended December 31, 2014;

  •
  the CF Holdings management projections, which were approved for Goldman Sachs' use by CF Holdings, including certain operating, tax and structural synergies projected by the management of CF Holdings to result from the transactions, as approved for Goldman Sachs' use by CF Holdings, which are referred to in this section as the synergies.

        Goldman Sachs also held discussions with members of the senior management of CF Holdings regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of the ENA business and CF Holdings; reviewed the reported price and trading activity for the shares of CF Holdings common stock and the ordinary shares of OCI, respectively; compared certain financial information for the ENA business and certain financial and stock market information for CF Holdings with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the consent of CF Holdings, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of CF Holdings, that the CF Holdings management projections, including the synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CF Holdings. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the ENA business, the purchased companies, CF Holdings, New CF, MergerCo or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on CF Holdings, New CF, MergerCo, the ENA business or the purchased companies or on the expected benefits of the transactions in any way meaningful to its analysis, including that CF Holdings or its designee will acquire the 45% equity interest in Firewater One for the $517.5 million cash payment described above as set forth in the combination agreement. Goldman Sachs also assumed that the transactions will be consummated on the terms set forth in the combination agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion did not address the underlying business decision of CF Holdings to engage in the transactions, or the relative merits of the transactions as compared to any strategic alternatives that may be available to CF Holdings; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs' written opinion addressed only the fairness, from a financial point of view, to CF Holdings, as of August 6, 2015, of the consideration to be paid for the purchased companies pursuant to the combination agreement. Goldman Sachs did not express any view on, and its opinion did not address, any terms or aspects of the combination agreement or the transactions, or any other agreements or arrangements contemplated by the transactions, including the shareholders' agreement, the irrevocable undertakings between CF Holdings, OCI and each S shareholder and the forms of registration rights agreement, the fact that CF Holdings may elect to pay in the form of New CF ordinary shares such portion of the additional consideration as CF Holdings determines in good faith, after prior consultation with OCI, to be reasonably necessary to be paid in the form of New CF ordinary shares in order to satisfy the conditions to closing set forth in the combination agreement and maintain the investment grade rating of New CF's outstanding indebtedness, any ongoing obligations of CF Holdings, New CF or MergerCo or allocation of the consideration, the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of CF Holdings; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CF Holdings or the purchased companies, or any class of such persons in connection with the transactions, whether relative to the consideration to be paid for the purchased companies pursuant to the combination agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of CF Holdings common stock or ordinary shares of New CF will trade at any time, including following consummation of the transactions, or the impact of the transactions on the solvency or viability of CF Holdings, New CF, MergerCo, the purchased companies or OCI or the ability of CF Holdings, New CF, MergerCo, the purchased companies or OCI to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, August 6, 2015, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of CF Holdings, OCI and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions. Goldman Sachs has acted as a financial advisor to CF Holdings in connection with, and has participated in certain of the negotiations leading to, the transactions. At the request of the CF Holdings board of directors, an affiliate of Goldman Sachs has entered into financing commitments and agreements, together with another lender, in each case subject to the terms of such commitments and agreements and pursuant to which Goldman Sachs will receive certain fees. Goldman Sachs has provided certain financial advisory and/or underwriting services to CF Holdings and/or its affiliates from time to time, including having acted as a joint book-running manager with respect to the public offering by CF Holdings of the 5.150% senior notes due 2034 (aggregate principal amount $750 million) and 5.375% senior notes due 2044 (aggregate principal amount $750 million) in March 2014; as a financial advisor to CF Holdings in connection with a contemplated merger with Yara International ASA (that was not consummated) in October 2014; as a participant in CF Holdings' prior revolving credit facility; and as a participant in its amended credit agreement. During the two year period ended August 6, 2015, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to CF Holdings and/or its affiliates of approximately $4.4 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to CF Holdings, New CF, MergerCo, OCI and their respective affiliates for which Goldman Sachs' Investment Banking Division may receive compensation.

        Pursuant to a letter agreement, dated August 5, 2015, the CF Holdings board of directors engaged Goldman Sachs to act as its financial advisor in connection with the transactions. Pursuant to the terms of this engagement letter, CF Holdings agreed to pay Goldman Sachs a transaction fee of $25 million, $7.5 million of which became payable upon execution of the combination agreement and the remainder of which is payable upon consummation of the transactions. In addition, CF Holdings agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws, that may arise out of its engagement. At CF Holdings' request, an affiliate of Goldman Sachs has entered into commitments and agreements to provide bridge debt financing to CF Holdings in connection with the transactions, which financing is subject to the terms of such commitments and agreements and such affiliate of Goldman Sachs will receive fees in relation to such commitment and any bridge financing provided.

Summary of Financial Analyses of CF Holdings' Financial Advisors

        The following is a summary of the material financial analyses performed by Morgan Stanley and Goldman Sachs in connection with delivering their opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Morgan Stanley and Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to these analyses by Morgan Stanley and Goldman Sachs. Some of these summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley and Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Morgan Stanley and Goldman Sachs's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2015 and is not necessarily indicative of current market conditions. For purposes of rendering their opinions and performing their financial analysis, Morgan Stanley and Goldman Sachs assumed, at the instruction of CF Holdings, that CF Holdings will elect to pay $550 million of the additional consideration in the form of New CF ordinary shares and that CF Holdings (or its designee) will acquire the 45% equity interest in Firewater One for $517.5 million in cash.

Implied Acquisition Multiples

        Morgan Stanley and Goldman Sachs calculated and compared, for each year from 2015 through 2018, (i)(a) the multiples of the implied enterprise value, which is referred to in this section as EV, of the ENA business, based on the aggregate consideration proposed to be paid in the transactions (including debt less cash, which is referred to in this section as net debt, and additional liabilities to be assumed by New CF) to the estimated earnings before interest, taxes, depreciation and amortization, which is referred to in this section as EBITDA, adjusted for equity in earnings of affiliates, deferred income taxes and changes in other non-current assets or non-current liabilities, which is referred to in this section as Adjusted EBITDA, of the ENA business, as reflected in the CF Holdings management projections and without giving effect to the synergies, (b) the multiples of the implied EV of the ENA business based on the aggregate consideration proposed to be paid in the transactions (including net debt and additional liabilities to be assumed by New CF) to the estimated Adjusted EBITDA of the ENA business, as reflected in the CF Holdings management projections and giving effect to the cash impact of the operational and structural synergies, (ii) the multiples of CF Holdings' implied EV to CF Holdings' estimated Adjusted EBITDA, as reflected in the CF Holdings management projections, (iii) the multiples of CF Holdings' implied EV to CF Holdings' estimated Adjusted EBITDA, as published by the Institutional Brokers' Estimate System, which is referred to in this document as IBES, on August 4, 2015, and (iv) the median of the multiples of implied EV of each of the following selected companies to the estimated Adjusted EBITDA for each of the following selected companies:

  •
  CF Holdings (based on IBES consensus estimates)

  •
  The Potash Corporation of Saskatchewan Inc.

  •
  The Mosaic Company

  •
  Agrium Inc.

  •
  Yara International ASA

        Although none of the selected companies is directly comparable to CF Holdings, the ENA business, or OCI (except CF Holdings as compared to itself), the companies included were chosen because they are publicly traded companies in the fertilizer production industry with operations that, for purposes of analysis, may be considered similar to certain operations of CF Holdings or the ENA business.

        The tables below summarize the results of this analysis.

EV/Adjusted EBITDA Multiples Excluding Synergies for the ENA Business

EV/Adjusted EBITDA
2015E	17.3 x
2016E	11.6 x
2017E	9.8 x
2018E	9.0 x

EV/Adjusted EBITDA Multiples Including Synergies for the ENA Business

EV/Adjusted EBITDA
2015E	17.3 x
2016E	7.6 x
2017E	6.6 x
2018E	5.8 x

Fertilizer Multiples

EV/Adjusted EBITDA	CF Holdings on a Standalone Basis (as reflected in the CF Holdings management projections)	CF Holdings on a Standalone Basis (based on IBES consensus estimates)	Median of Selected Companies
2015E	7.8 x	8.4 x	8.3 x
2016E	6.9 x	7.2 x	7.2 x
2017E	6.4 x	7.2 x	7.0 x
2018E	6.0 x	7.1 x	6.5 x

Contribution Analysis

        Using the CF Holdings management projections, Morgan Stanley and Goldman Sachs reviewed the relative equity based contributions of each of CF Holdings and the ENA business to the following estimated financial metrics of New CF, in each case including and excluding the synergies:

  •
  Adjusted EBITDA for calendar year 2017 and 2018;

  •
  free cash flow for calendar year 2017 and 2018; and

  •
  discounted cash flow.

        To derive the discounted cash flow value for each of CF Holdings and the ENA business, Morgan Stanley and Goldman Sachs discounted to present value as of June 30, 2015 the estimates of the unlevered free cash flow to be generated by each of CF Holdings and the ENA business during the period from July 1, 2015 through the end of 2019, reflected in the CF Holdings management projections, using (x) in respect of CF Holdings' unlevered free cash flow, a discount rate of 8.0%, reflecting an estimate of CF Holdings' weighted average of cost of capital, and an estimated perpetuity growth rate of 1.0% and (y) in respect of the ENA business' unlevered free cash flow, a discount rate of 8.25%, reflecting an estimate of the ENA business' weighted average of cost of capital, and an estimated perpetuity growth rate of 1.0%. Also as directed by CF Holdings management, Morgan Stanley and Goldman Sachs assumed $4.4 billion of net debt for CF Holdings, which reflects pro forma adjustments for the acquisition of the remaining fifty percent (50%) interest of GrowHow UK Limited Group from Yara International ASA.

        The results of this analysis are set forth below:

Equity Based Contribution (Excluding Synergies)

		CF Holdings	ENA Business
Adjusted EBITDA	2017E	83%	17%
	2018E	83%	17%
Free Cash Flow	2017E	77%	23%
	2018E	76%	24%
DCF	Excluding Synergies	78%	22%

Equity Based Contribution (Including Synergies)

		CF Holdings	Synergies	ENA Business
Adjusted EBITDA	2017E	74%	10%	16%
	2018E	72%	12%	16%
Free Cash Flow	2017E	67%	14%	20%
	2018E	64%	16%	20%
DCF	Including Synergies	64%	18%	18%

        Morgan Stanley and Goldman Sachs noted that the transactions would result in an approximate pro forma ownership of New CF of 72.3% and 27.7% for CF Holdings and OCI, respectively, assuming, at the direction of CF Holdings, that CF Holdings will elect to pay $550 million of the additional consideration in the form of ordinary shares of New CF and that CF Holdings (or its designee) will acquire the 45% equity interest in Firewater One and pay the consideration therefor in cash.

Illustrative Discounted Cash Flow Analysis

        Using the CF Holdings management projections, Morgan Stanley and Goldman Sachs performed a discounted cash flow analysis to derive: (1) a range of illustrative EVs of CF Holdings on a standalone basis, (2) a range of illustrative EVs of the ENA business on a standalone basis and (3) a range of illustrative values per New CF ordinary share on a pro forma basis after giving effect to the transactions and the synergies. For purposes of this analysis, Morgan Stanley and Goldman Sachs applied discount rates ranging from 7.5% to 8.5%, reflecting estimates of CF Holdings' weighted average cost of capital, and discount rates ranging from 7.5% to 9.0%, reflecting estimates of the ENA business' weighted average cost of capital, to (a) estimates of the unlevered free cash flows to be generated by CF Holdings or the ENA business, as applicable during the period from July 1, 2015 through the end of 2019, reflected in the CF Holdings management projections, and (b) a range of illustrative terminal values for CF Holdings or the ENA business, as applicable at the end of 2019, to derive a range of illustrative EVs of CF Holdings of $19.5 billion to $29.2 billion and a range of illustrative EVs of the ENA business of $6.2 billion to $10.2 billion. Using estimated discount rates ranging from 8.0% to 10.0%, reflecting estimates of CF Holdings' cost of equity, in the case of structural synergies and 7.0% to 9.0%, reflecting estimates of CF Holdings' weighted average cost of capital, in the case of operational synergies, Morgan Stanley and Goldman Sachs also discounted to present value as of June 30, 2015 estimates of the synergies during the period from July 1, 2015 through the end of 2019, to derive a range of implied equity values of the synergies of $4.2 billion to $7.2 billion.

        Morgan Stanley and Goldman Sachs then subtracted from the range of illustrative EVs it derived for each of CF Holdings on a standalone basis and the ENA business an estimate of net debt of the applicable company as of June 30, 2015, as reflected in the CF Holdings management projections, to derive their respective illustrative range of equity values. Then by dividing the sum of the implied equity values of CF Holdings on a standalone basis, the ENA business and the synergies, by the total number of fully diluted shares of CF Holdings common stock on a pro forma basis, which, at the direction of CF Holdings, was assumed to be 324.4 million, Morgan Stanley and Goldman Sachs calculated a range of illustrative values per New CF ordinary share on a pro forma basis after giving effect to the transactions and the synergies of $75 per share to $117 per share.

Illustrative Present Value of Future Stock Price Analysis

        Morgan Stanley and Goldman Sachs calculated illustrative ranges of implied present values as of June 30, 2015 of one share of CF Holdings common stock on a standalone basis and of one New CF ordinary share on a pro forma basis after giving effect to the transactions and the synergies.

        For purposes of this analysis, Morgan Stanley and Goldman Sachs derived theoretical future values as of December 31, 2016, December 31, 2017 and December 31, 2018 by:

  •
  Applying an illustrative range of one year forward EV to Adjusted EBITDA multiples of 6.5x to 8.5x to the estimates of Adjusted EBITDA for the aforementioned years for the applicable company as reflected in the CF Holdings management projections, including, in the case of New CF on a pro forma basis after giving effect to the transactions and the operational synergies;

  •
  Subtracting the assumed amount of net debt as of the relevant year-end as reflected in the CF Holdings management projections;

  •
  Adding the midpoint equity value of structural synergies; and

  •
  Dividing the result by CF Holdings management's estimate of the total number of (i) fully diluted shares of CF Holdings common stock anticipated to be outstanding as of December 31, 2016, December 31, 2017 and December 31, 2018, respectively, on a standalone basis and (ii) fully diluted ordinary shares of New CF anticipated to be outstanding as of December 31, 2016, December 31, 2017 and December 31, 2018, respectively, on a pro forma basis.
        Morgan Stanley and Goldman Sachs derived present values per share as of December 31, 2016, December 31, 2017 and December 31, 2018, respectively, by applying a discount rate of 9.3%, reflecting an estimate of CF Holdings' cost of equity.

        This analysis resulted in a range of implied present values of $54 to $93 to CF Holdings on a standalone basis and $67 to $106 for New CF on a pro forma basis.

General

        As described above, in connection with the review of the transactions by the CF Holdings board of directors, Morgan Stanley and Goldman Sachs performed a variety of financial and comparative analyses for purposes of rendering their opinions. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at their respective opinions, each of Morgan Stanley and Goldman Sachs considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Rather, Morgan Stanley and Goldman Sachs made their determination as to fairness on the basis of their respective experience and professional judgment after considering the results of all of their analyses. No company used in the above analyses as a comparison is directly comparable to CF Holdings, New CF, the ENA business or OCI. Morgan Stanley and Goldman Sachs believe that selecting any portion of their analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying their analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Goldman Sachs' or Morgan Stanley's view of the actual value of CF Holdings, New CF, the ENA business or

OCI. In performing their analyses, Morgan Stanley and Goldman Sachs made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Analyses based upon forecasts of these results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Many of these assumptions are beyond the control of the parties or their respective advisors. Any estimates contained in Goldman Sachs' or Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates, and none of CF Holdings, Morgan Stanley, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        Morgan Stanley and Goldman Sachs conducted the analyses described above solely as part of their analysis of the fairness from a financial point of view of the consideration to be paid pursuant to the combination agreement and in connection with the delivery of their respective opinions described above. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may actually be sold.

        The consideration was determined through arm's length negotiations between CF Holdings and OCI and was approved by the CF Holdings board of directors. Morgan Stanley and Goldman Sachs provided advice to CF Holdings during these negotiations. Morgan Stanley and Goldman Sachs did not, however, recommend any specific amount or form of consideration to CF Holdings or the CF Holdings board of directors or that any specific amount or form of consideration constituted the only appropriate consideration.

        CF Holdings' financial advisors' opinions and their presentations to the CF Holdings board of directors were among many factors taken into consideration by the CF Holdings board of directors in deciding to approve, adopt and authorize the combination agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the CF Holdings board of directors with respect to the consideration, or of whether the CF Holdings board of directors would have been willing to agree to different consideration.

Recommendation of the OCI Board of Directors and OCI's Reasons for the Combination

        The OCI board of directors evaluated, with the assistance of its legal and financial advisors, the combination agreement and the transactions contemplated thereby and unanimously determined that the combination agreement and the transactions contemplated thereby are advisable and in the best interests of OCI and its shareholders and unanimously approved the combination agreement and the transactions contemplated thereby. The OCI board of directors has unanimously recommended that the shareholders of OCI vote to approve the distribution of OCI's North American, European and global distribution businesses in order to consummate the combination.

        In reaching its recommendation, the OCI board of directors, in consultation with members of OCI management and its legal and financial advisors, considered many factors, including the following factors (not necessarily in order of relative importance) that it believed generally supported its determination:

  •
  The combination had an implied value for the ENA business of approximately $8.0 billion, based on the value of the base share consideration, calculated using the closing price of CF Holdings shares as of August 4, 2015, the $700 million additional consideration, the $517.5 million in cash for a 45% equity interest in Firewater One, and $1.95 billion net debt of the ENA business to be assumed by New CF, which the OCI board of directors viewed as an attractive valuation relative to other potential transactions and peer comparisons.

  •
  The fact that OCI and its shareholders will own a significant percentage of the New CF ordinary shares (approximately 27.7%, before giving effect to any adjustment in respect of the convertible bonds and assuming that $550 million of the additional consideration is paid in the form of New CF ordinary shares), and will participate ratably in the expected significant benefits of the combination.

  •
  The combination will create the global leader in nitrogen products (based on production capacity) once the combined company's expansion projects are completed. When taken together with the ENA business' green-field nitrogen project in Wever, Iowa, the combination, including CF Holdings' own expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa, would result in an approximately 65% increase in production capacity over CF Holdings' production capacity as of August 2015.

  •
  The combination will provide the ENA business with an extended global platform with the addition of CF Holdings' expansive North American distribution network and the GrowHow facilities in the U.K. to the combined company's significant North American manufacturing base, one of Europe's largest nitrogen production facilities and the ENA business' Dubai-based global distribution and trading operations.

  •
  The combination is expected to provide estimated after-tax annual run-rate synergies of approximately $500 million by 2018 from the optimization of the combined company's operations, capital and corporate structure.

  •
  New CF is expected to generate strong cash flows, which should create significant additional financial flexibility for future share repurchases, dividends and growth opportunities at New CF.

  •
  The fact that members of the Sawiris family, who collectively may be deemed to beneficially own 54.4% of OCI's outstanding ordinary shares, preferred that New CF be incorporated in the U.K., in order to preserve the financial benefits and enhanced flexibility of holding shares in a non-U.S. company.

  •
  The fact that the fixed nature of the base share consideration (subject to downward adjustment to account for the assumption by New CF of any convertible bonds that remain outstanding at the effective time of the merger) provides certainty to the OCI shareholders as to their approximate aggregate pro forma percentage ownership of the combined company, and that such ownership percentage will not be reduced in the event of an increase in the share price of CF Holdings' common stock or a decrease in OCI's share price prior to the consummation of the combination.

  •
  The fact that the New CF ordinary shares are expected to be highly liquid, with a significant free float and capitalization, which should provide OCI and its shareholders with desired and improved liquidity for their investment.

  •
  The amount of any New CF ordinary shares included in the $700 million additional consideration will be calculated based on the average CF Holdings share price for a period shortly before closing, meaning that the value of the $700 million additional consideration will be relatively stable between signing and closing, which should help ensure that OCI will have a strong balance sheet post-closing.

  •
  The likelihood that the combination will be completed on a timely basis on the terms contemplated by the combination agreement.

  •
  The terms and conditions of the combination agreement and related agreements, including:

  •
  the representations and warranties provided by CF Holdings in the combination agreement with respect to the its business and operations;

  •
  the limited closing conditions to the combination, including the fact that the obligations of CF Holdings are not subject to a financing condition;

    •
    that OCI's obligation to consummate the combination is subject to the condition that OCI has received an opinion from Cleary to the effect that the separation should be treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code; and

    •
    the fact that if the combination agreement is terminated under specified circumstances, including CF Holdings' acceptance of a superior acquisition proposal and an adverse recommendation change or if certain regulatory approvals are not obtained, CF Holdings will be required to pay OCI a $150 million termination fee, as described in "Combination Agreement—Termination Fees—CF Holdings Termination Fee."

  •
  Zaoui's financial presentation to the OCI board of directors and its oral opinion, which was subsequently confirmed by delivery of a written opinion that as of the date of such written opinion and based upon and subject to the various assumptions and qualifications set forth in such written opinion, the aggregate consideration to be paid for the purchased companies pursuant to the combination agreement was fair, from a financial point of view, to OCI, as described in "—Opinion of OCI's Financial Advisors" beginning on page 103.

  •
  BofA Merrill Lynch's delivery of a written opinion, that as of the date of such written opinion and based upon and subject to the various assumptions and qualifications set forth in such written opinion, the aggregate consideration to be received in the combination was fair, from a financial point of view, to OCI, as described in "—Opinion of OCI's Financial Advisors" beginning on page 103.

  •
  OCI management's familiarity with the operations and assets of CF Holdings based on the due diligence investigation of CF Holdings and its subsidiaries by OCI and OCI's financial, accounting and legal advisors in connection with the combination.

  •
  The OCI board of directors' consideration of various alternatives to the combination, including the timing and likelihood of successfully completing any such alternative.

  •
  The fact that OCI shareholders will retain their ownership in OCI following the closing of the combination, and benefit from the significant upside potential of the retained fertilizer and chemicals business, the ability of current OCI management to focus on maximizing the remaining assets of OCI following closing and the anticipated balance sheet post-closing to support a new round of investment.

        The OCI board of directors also considered a variety of risks and other potentially negative factors, including:

  •
  the risks faced by the combined company and inherent in the production and distribution of nitrogen fertilizer and methanol products, as described under "Risk Factors—Risk Factors Relating to New CF";

  •
  the risk that the synergies and other benefits expected to be obtained from the combination might not be obtained or may be delayed, and the substantial costs expected to be incurred to achieve the anticipated synergies;

  •
  the risk that OCI and CF Holdings must obtain required regulatory approvals and consents to consummate the combination, which, if delayed or not granted, may jeopardize or delay the consummation of the combination, result in additional expenses and/or reduce the expected benefits of the combination;

  •
  the risk that failure to consummate the combination could have a material adverse effect on OCI's business, financial condition and results of operations, cash flows and/or stock price;

  •
  the risk that announcement and pendency of the combination, or failure to complete the combination, may cause harm to relationships with employees, suppliers and customers and may divert management's and employees' attention from day-to-day operations for a significant period of time;

  •
  the extended time period likely required to consummate the combination;

  •
  The risk that the value of New CF ordinary shares to be retained by OCI following the closing of the combination may decline before all shares are sold;

  •
  the risk that a change in applicable law with respect to Section 7874 of the Code or any other U.S. tax law, or official interpretations thereof, could cause New CF to be treated as a U.S. domestic corporation for U.S. federal income tax purposes following the completion of the combination or otherwise adversely affect New CF;

  •
  that OCI will incur significant fees and expenses in connection with the combination;

  •
  that the rights of New CF shareholders and the responsibilities of New CF directors and officers will be governed by English law, and New CF's governance arrangements and these rights and responsibilities differ from the rights of OCI shareholders and the responsibilities of the directors and officers of OCI under Dutch law and the current organizational documents of OCI;

  •
  the terms and conditions of the combination agreement and related agreements, including:

  •
  the consummation of the combination is subject to numerous conditions, which may not be satisfied in a timely manner or at all;

  •
  the restrictions on the conduct of OCI's business prior to the consummation of the combination, which may delay or prevent OCI from pursuing business opportunities that may arise pending the consummation of the combination;

  •
  the fact that OCI is not permitted to terminate the combination agreement if the OCI board of directors withdraws its recommendation of the combination agreement or approves or recommends an alternative acquisition proposal and must continue in these circumstances to submit the combination agreement for consideration by the OCI shareholders unless the combination agreement is terminated by CF Holdings;

  •
  the fact that if the combination agreement is terminated in certain circumstances, including in the event that the OCI board of directors withdraws its recommendation of the combination agreement or approves or recommends an alternative acquisition proposal for OCI, OCI will be required to pay or cause to be paid to CF Holdings an amount equal to $150 million, as described in "Combination Agreement—Termination Fees—OCI Termination Fee";

  •
  the fact that OCI will reimburse CF Holdings for its expenses up to a cap of $30 million if the combination agreement is terminated by either party because the combination agreement was not adopted by OCI shareholders upon a vote taken at a duly held meeting of OCI shareholders as described in "Combination Agreement—Expenses Reimbursement";

  •
  OCI's indemnity obligations to New CF under the combination agreement, as described in "Combination Agreement—Indemnification" and "Combination Agreement—Tax Matters" beginning on pages 167 and 169 respectively; and

  •
  that shareholders of OCI owning approximately 51.7% of OCI's outstanding shares have agreed to vote in favor of the combination pursuant to the irrevocable undertakings as described in "Irrevocable Undertakings" beginning on page 188;

  •
  the possibility of litigation challenging the combination;

  •
  the financial condition, results of operations, business and prospects of OCI after the sale of the ENA business, as well as the liabilities to be retained by OCI;

  •
  the possibility that OCI shareholders could achieve more value over the long term from the continued operation of OCI without the separation of the ENA business;

  •
  the risk that OCI's 55% stake in the Natgasoline joint venture may appreciate in value in excess of the value of the purchase option granted to CF Holdings, as described in "Natgasoline Joint Venture—Transfer Restrictions and Exit Provisions—Call Option."

  •
  the risk that the fixed amount of the base share consideration (subject to downward adjustment to account for the assumption by New CF of any convertible bonds that remain outstanding at the effective time of the merger) will not be increased to compensate OCI shareholders in the event of a decrease in the share price of CF Holdings' common stock or an increase in OCI's share price prior to the consummation of the combination;

  •
  the risk that CF Holdings shareholders will fail to approve the combination agreement; and

  •
  other risk factors as described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

        In determining that the combination agreement and the transactions contemplated thereby are advisable and in the best interests of OCI and its shareholders, the OCI board of directors considered the reasons and factors set forth above as a whole and concluded that the uncertainties, risks and potentially negative factors relevant to the combination were outweighed by the potential benefits that it expected OCI and its shareholders would achieve as a result of the transaction. The OCI board of directors did not assign specific or relative weights to such reasons and factors. The OCI board of directors based its recommendation on the totality of the information presented. Individual directors may have attributed varying levels of importance to particular reasons and factors and such considerations may have differed significantly among the directors. The reasons and factors listed above are not meant to be a complete and exhaustive list and directors may have considered reasons and factors not discussed above. As you review the recommendation of the OCI board of directors, you should understand that certain directors and executive officers have interests in the combination that may be different from, or are in addition to, the interests of OCI shareholders. The OCI board of directors was aware of such interests and considered them when approving the combination. See "—Interests of Certain Persons in the Combination" and "Risk Factors—Risk Factors Relating to the Combination."

Opinions of OCI's Financial Advisors

Opinion of Zaoui & Co.

        OCI retained Zaoui as financial advisor to OCI's board of directors in connection with the combination and the other transactions contemplated by the combination agreement, which are referred to collectively as the Transactions throughout this section. In connection with this engagement, OCI's board of directors requested that, prior to OCI entering into the combination agreement, Zaoui provide an opinion as to the fairness from a financial point of view to the holders (other than CF Holdings and its affiliates) of the OCI ordinary shares of the aggregate consideration, consisting of the base share consideration, the additional consideration and $517 million for the 45% equity interest in Firewater One, which is referred to collectively as the aggregate consideration, to be received by such holders pursuant to the terms of the combination agreement.

        On August 5, 2015, Zaoui delivered to OCI's board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of August 6, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the aggregate consideration proposed to be paid by CF Holdings to the holders (other than CF Holdings and its affiliates) of the OCI ordinary shares, pursuant to the combination agreement, was fair from a financial point of view to such holders.

        The full text of Zaoui's written opinion dated August 6, 2015, which sets forth a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Zaoui in preparing its opinion, is attached as Annex I to this document. The summary of the written opinion of Zaoui contained in this document is qualified in its entirety by the full text of Zaoui's written opinion. Zaoui's advisory services and opinion were provided for the information and assistance of OCI's board of directors in connection with its consideration of the Transactions and whether to recommend the combination to holders of OCI ordinary shares. In addition, Zaoui's opinion does not constitute a recommendation to any holder of OCI ordinary shares as to how to vote or act in connection with the proposed Transactions or any related matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Zaoui reviewed, among other things:

  •
  a draft of the combination agreement;

  •
  annual reports to shareholders of OCI for the three fiscal years ended December 31, 2014;

  •
  annual reports to shareholders of CF Holdings for the three fiscal years ended December 31, 2014;

  •
  certain interim reports to shareholders of each of OCI and CF Holdings;

  •
  certain other communications from OCI to its shareholders and from CF Holdings to its shareholders;

  •
  certain publicly available research analyst reports for OCI and CF Holdings;

  •
  certain financial forecasts for OCI prepared by the management of OCI (which are referred to in this document as the ENA business projections as described in the section captioned "—Certain Unaudited Financial Projections—OCI's ENA Business Projections");

  •
  certain financial forecasts for CF Holdings prepared by the management of CF Holdings (which are referred to in this document as the industry reference price projections of CF Holdings as described in the section captioned "—Certain Unaudited Financial Projections—CF Holdings' Projections"); and

  •
  certain operating and financial synergies projected by the management of CF Holdings to result from the Transactions (which are referred to together as the transaction synergies).

        Zaoui also participated in discussions with members of the senior managements of OCI and CF Holdings regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of OCI and CF Holdings; reviewed the reported price and trading activity for the OCI ordinary shares and CF Holdings common stock; compared certain financial and stock market information for OCI and CF Holdings with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent comparable business combinations; and performed such other studies and analyses, and considered such other factors, as Zaoui deemed appropriate.

        For purposes of rendering its opinion, Zaoui, with the consent of the OCI board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Zaoui assumed, with the consent of the OCI board of directors, that the ENA business projections and the industry reference price projections of CF Holdings were a reasonable basis upon which to evaluate the business and financial prospects of OCI and CF Holdings, respectively, and that the ENA business projections, the industry reference price projections of CF Holdings and the transaction synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of OCI (with respect to the ENA business projections) and of CF Holdings (with respect to the industry reference price projections of CF Holdings and transaction synergies). Zaoui further assumed, with the consent of the OCI board of directors, that after completion of the Transactions, that OCI will be solvent under all relevant laws applicable to OCI. Zaoui had not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of OCI, CF Holdings, New CF or any of their respective subsidiaries and Zaoui had not been furnished with any such evaluation or appraisal. Zaoui assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on OCI, CF Holdings or New CF or on the expected benefits of the Transactions in any way meaningful to its analysis. Zaoui assumed that the Transactions would be consummated on the terms set forth in the draft combination agreement, and the aggregate consideration will be paid, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Zaoui's opinion did not address the underlying business decision of OCI to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to OCI; nor did it address any legal, tax, regulatory or accounting matters. Zaoui did not conduct a process to solicit interest from any other third party with respect to any business combination or other extraordinary transaction in each case involving the sale of all or substantially all of the OCI ordinary shares and/or assets of OCI. Zaoui's opinion addresses only the fairness from a financial point of view to the holders (other than CF Holdings and its affiliates) of OCI ordinary shares, as of the date of its opinion, of the aggregate consideration to be received by such holders pursuant to the combination agreement. Zaoui did not express any view on, and its opinion did not address, any other term or aspect of the combination agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the combination agreement or entered into or amended in connection with the Transactions, including, the form or structure of the Transactions or the likely timeframe in which the Transactions will be consummated, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of OCI; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of OCI, or class of such persons, in connection with the Transactions, whether relative to the aggregate consideration to be received by the holders of OCI ordinary shares pursuant to the combination agreement or otherwise. Zaoui did not express any opinion as to the prices at which OCI ordinary shares, New CF ordinary shares or CF Holdings common stock will trade at any time or as to the impact of the Transactions on the solvency or viability of OCI, CF Holdings or New CF or the ability of OCI, CF Holdings or New CF to pay their respective obligations when they become due and its opinion did not in any way address any fraudulent conveyance considerations. Zaoui's opinion was necessarily based on economic, monetary, fiscal, market, regulatory and other conditions as in effect on, and the information made available to Zaoui as of, the date of such opinion and Zaoui assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments, changes in law or regulation or events occurring after the date of such opinion, it being understood that subsequent developments may affect the opinion given by Zaoui and the assumptions used in preparing it.

Summary of Zaoui's Financial Analysis Relating to its August 5, 2015 Opinion

        The following is a summary of the material financial analyses prepared and reviewed with OCI's board of directors in connection with the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Zaoui, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Zaoui. Zaoui may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Zaoui's view of the actual consideration payable in the Transactions. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Zaoui. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Zaoui's financial analyses and its opinion.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2015, the date immediately prior to the delivery of the oral fairness opinion, and is not necessarily indicative of current market conditions.

Transaction Multiples Analysis

        Zaoui determined the value of the aggregate consideration based on the closing price for the CF Holdings common stock of $60.53 on August 4, 2015, and OCI and its shareholders receipt of shares equal to 25.7% of the combined entity's outstanding equity on a fully diluted basis after adjustment for the convertible bonds, plus cash consideration of $668 million, plus the assumption of approximately $1.95 billion in net debt in addition to the convertible bond. This implied an equity value of $5.7 billion and an enterprise value of $8.0 billion for the ENA business.

        Zaoui then determined the implied multiples of CF Holdings' offer, calculated by dividing the enterprise value for the ENA business calculated above by the 2015, 2016 and 2017 EBITDA of the ENA business contained in the OCI Forecasts:

Reference year	EV / EBITDA multiple
2015	15.3x
2016	8.6x
2017	8.0x

        Zaoui then reviewed the multiples implied by selected precedent transactions occurring between 2004 and 2015, based on its professional judgment and experience and taking into account the target's business profile, geographic region and size, as reasonably comparable or relevant for purposes of this analysis. No target or transaction is identical to the ENA business or to the Transactions. There were 22 such transactions in total reviewed by Zaoui for its analysis, which transactions are identified in the below table. The average multiple of enterprise value (calculated as the market capitalization of each target, plus debt, less cash, cash equivalents and marketable securities, plus minority interests and less associates) to such target's earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, for the twelve months prior to the transaction of the target was 9.7x.

Date Announced	Target	Acquirer
January 2004	IMC Global	Cargill
September 2005	Dyno Nobel	Consortium led by Macquarie Bank
November 2006	Agricore United	Saskatchewan Wheat Pool
May 2007	Kemira GrowHow Oyj	Yara International ASA
July 2008	Saskferco Products ULC	Yara International ASA
February 2009 (failed)	CF Industries Holdings, Inc.	Agrium Inc.
December 2009	Nufarm Limited (20% stake)	Sumitomo Chemical Corp
January 2010	Fertilizantes Fosfatados S.A.—Fosfertil	Vale S.A
February 2010 (failed)	Terra Industries	Yara International ASA
March 2010	Terra Industries	CF Industries Holdings, Inc.
August 2010 (failed)	Potash Corporation of Saskatchewan, Inc.	BHP Billiton Ltd.
December 2010	Makhteshim Agan Industries (60% stake)	China National Chemical Corporation
December 2010	OAO Silvinit	OAO Uralkali
September 2011	BASF SE (Belgium fertilizer activities)	OAO EuroChem
December 2011	Taminco Corporation	Apollo Global Management, LLC
May 2012	K+S AG (German nitrogen activities)	OAO EuroChem
December 2012	Bunge (Brazilian fertilizer activities)	Yara International ASA
August 2014	Agriphar Crop	Platform Specialty Products Corporation
September 2014	Cheminova A/S	FMC Corporation
September 2014	Taminco Corporation	Eastman Chemical Company
March 2015	Royal DSM (chemicals activities)	CVC Capital Partners
July 2015	GrowHow UK Limited (50% JV stake)	CF Industries Holdings, Inc.

        The analysis indicated the following:

Precedent Transaction Multiples	Low End (excluding failed)	High End (excluding failed)	Average
Enterprise Value to last twelve month EBITDA	6.5x	14.0x	9.7x

        Zaoui determined, pursuant to this analysis, that the implied multiples of the aggregate consideration payable in the Transactions were within the range of multiples in the precedent transactions.

Historical Trading Range Analysis

        Zaoui reviewed the trading value of the OCI ordinary shares and CF Holdings common stock. To arrive at an estimated equity value of the ENA business, Zaoui adjusted the unaffected share price of the OCI ordinary shares of €26.95 (the closing price of the OCI ordinary shares on July 16, 2015) for an estimated range of trading values of the assets of OCI to be retained by OCI, which are referred to as the out-of-scope assets, based on publicly available equity research reports. Zaoui also reviewed the historical trading value of the CF Holdings common stock for the 52 weeks prior to July 16, 2015, which trading prices ranged from a low of $47.89 to a high of $65.75. Using the range of values obtained for the ENA business and CF Holdings, the estimated capitalized value of the transaction synergies of $5.5 billion and adjusting for the impact of the portion of the aggregate consideration payable in cash (including the $150 million of cash included in the additional consideration and the $517.5 million in cash to be paid for the 45% equity interest in Firewater One), Zaoui derived a range of equity values for the combined entity. Zaoui then compared the range of estimated equity values of the ENA business to the range of implied equity values of the aggregate consideration payable in the Transactions, based on an implied equity value of the New CF ordinary shares to be received by OCI and its shareholders, calculated by assuming that OCI and its shareholders will receive 25.7% of the combined entity on a diluted basis after adjustment for the convertible bonds, in addition to the cash consideration described above:

Equity value	Low End	High End
ENA business	$4.6bn	$4.9bn
Aggregate consideration (including synergies)	$6.0bn	$7.2bn

        Zaoui determined that the range of implied equity values of the consideration payable in connection with the Transactions was greater than the range of estimated equity values of the ENA business.

Selected Comparable Companies Analysis

        Zaoui performed a comparable companies analysis with respect to the ENA business and to the combined entity. For purposes of this analysis and comparison, Zaoui reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly-traded companies which it viewed, based on its professional judgment and experience and taking into account the company's business profile, geographic region and size, as reasonably comparable or relevant for purposes of this analysis of the ENA business and the combined entity. No company, independently or as part of a set, is identical to the ENA business or the combined entity.

        The following list sets forth the selected publicly-traded comparable companies that were reviewed in connection with this analysis:

  •
  CF Industries Holdings, Inc.

  •
  Agrium Inc.

  •
  Yara International ASA

  •
  The Potash Corporation of Saskatchewan Inc.

  •
  The Mosaic Company

  •
  Israel Chemicals Ltd.

  •
  K+S AG

        For each of the comparable companies, Zaoui calculated and compared the ratio of such company's enterprise value (calculated as the market capitalization of such company based on its closing share price on August 4, 2015, plus debt, less cash, cash equivalents and marketable securities, plus minority interests and less associates) to such company's estimated EBITDA for each of the years ending December 31, 2016 and 2017. The financial information for each of the selected companies listed above and used by Zaoui in its analysis was based on public filings, consensus estimates, recent equity research reports and other publicly available information.

        Based on the analysis of the relevant metrics for each of the comparable companies, Zaoui selected representative ranges of financial multiples as set forth in the table below:

	Enterprise Value to 2016 EBITDA		Enterprise Value to 2017 EBITDA
Multiple	Low End	High End	Low End	High End
ENA business	6.4x	7.4x	6.3x	7.0x
Combined entity	6.4x	7.4x	6.3x	7.0x

        Zaoui then applied the ranges of multiples noted above for the ENA business to the 2016 and 2017 EBITDA of the ENA business contained in the ENA business projections to calculate a range of implied equity values of the ENA business. Zaoui also applied the ranges of multiples noted above for the combined entity to the combined entity's estimated 2016 and 2017 EBITDA based on, in the case of the ENA business, the ENA business projections, and in the case of CF Holdings, based on certain publicly available forecasts for CF Holdings derived from a consensus of select analysts available as of August 4, 2015, which are referred to as the CF Holdings Street Estimates, and adjusting the combined EBITDA estimates for the operating synergies. The implied equity value of the combined entity was further adjusted for the estimated capitalized value of the financial synergies of $4.8 billion, and for the impact of the portion of the aggregate consideration payable in cash (including the $150 million of cash included in the additional consideration and the $517.5 million in cash to be paid for the 45% equity interest in Firewater One). Zaoui then compared the range of implied equity values of the ENA business to a range of implied equity values of the aggregate consideration payable in the Transactions, based on an implied equity value of the New CF ordinary shares to be received by OCI and its shareholders, calculated by assuming that OCI and its shareholders will receive 25.7% of the combined entity on a diluted basis after adjustment for the convertible bonds, in addition to the cash consideration described above:

	Multiple by 2016 EBITDA		Multiple by 2017 EBITDA
Equity value	Low End	High End	Low End	High End
ENA business	$3.5bn	$4.4bn	$3.8bn	$4.5bn
Aggregate consideration (including synergies)	$5.7bn	$6.7bn	$5.9bn	$6.7bn

        Zaoui determined, pursuant to this analysis, that the range of estimated equity values including synergies of the aggregate consideration payable in the Transactions was greater than the range of estimated equity values of the ENA business.

        Zaoui also applied the ranges of multiples noted above for the combined entity to the combined entity's estimated 2016 and 2017 EBITDA based on, in the case of the ENA business, the ENA business projections, and in the case of CF Holdings, based on the industry reference price projections of CF Holdings, and adjusting the combined EBITDA estimates for the operating synergies. The implied equity value of the combined entity was further adjusted for the estimated capitalized value of the financial synergies of $4.8 billion, and for the impact of the portion of the aggregate consideration payable in cash (including the $150 million of cash included in the additional consideration and the $517.5 million in cash to be paid for the 45% equity interest in Firewater One). Zaoui then compared the range of implied equity values of the ENA business to a range of implied equity values of the aggregate consideration payable in the Transactions, based on an implied equity value of the New CF ordinary shares to be received by OCI and its shareholders, calculated by assuming that OCI and its shareholders will receive 25.7% of the combined entity on a diluted basis after adjustment for the convertible bonds, in addition to the cash consideration described above:

	Multiple by 2016 EBITDA		Multiple by 2017 EBITDA
Equity value	Low End	High End	Low End	High End
ENA business	$3.5bn	$4.4bn	$3.8bn	$4.5bn
Aggregate consideration (including synergies)	$5.9bn	$6.9bn	$6.7bn	$7.5bn

        Zaoui determined, pursuant to this analysis, that the range of estimated equity values including synergies of the aggregate consideration payable in the Transactions was greater than the range of estimated equity values of the ENA business.

Discounted Cash Flow Analysis

ENA Business DCF

        Zaoui performed a discounted cash flow, which is referred to as DCF, analysis for the ENA business, without regards to the transaction synergies, to calculate the estimated net present value of (1) the standalone unlevered free cash flows that each of the assets in the ENA business were projected to generate, based on the ENA business projections; and (2) the terminal value for the ENA business. The unlevered free cash flows for the ENA business were calculated using the ENA business projections for EBITDA, depreciation and amortization, effective tax rate, capital expenditures and net impact of working capital. Zaoui, using its professional judgment and expertise, calculated a range of terminal values for the each of the assets in the ENA business at the end of the forecast period by applying a range of perpetual growth rates from 0.75% to 2.25%—depending on the assets—of the unlevered free cash flow of the ENA business for the terminal period based on the ENA business projections. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.75% to 11.25%, depending on the assets. Zaoui took the sum of the present value ranges for the ENA business' future cash flows and terminal value to calculate a range of implied enterprise values, and then adjusted such implied enterprise values for expected operating net debt, minority interests and associates to arrive at a range of implied equity values.

CF Holdings DCF based on CF Holdings Street Estimates

        Zaoui performed a DCF analysis for CF Holdings, without regards to the transaction synergies, to calculate the estimated net present value of (1) the standalone unlevered free cash flows that CF Holdings' assets were projected to generate, based on the CF Holdings Street Estimates; and (2) the terminal value for CF Holdings. Zaoui, using its professional judgment and expertise, calculated a range of terminal values for CF Holdings at the end of the forecast period by applying a perpetual growth rate ranging from 2.0% to 2.5% of the unlevered free cash flow of CF Holdings for the terminal period based on the CF Holdings Street Estimates. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.5% to 9.0%, which were based on CF Holdings' weighted average cost of capital. Zaoui took the sum of the present value ranges for CF Holdings' future cash flows and terminal value to calculate a range of implied enterprise values, and then added to such implied enterprise value cash and cash equivalents and investments in associates and joint-ventures as of June 30, 2015, subtracted the value of CF Holdings' debt as of June 30, 2015 and subtracted the value of minority interests as of June 30, 2015 to arrive at a range of implied equity values.

CF Holdings DCF based on CF Holdings Projections

        Zaoui performed a DCF analysis for CF Holdings, without regards to the transaction synergies, to calculate the estimated net present value of (1) the standalone unlevered free cash flows that CF Holdings assets was projected to generate, based on the industry reference price projections of CF Holdings; and (2) the terminal value for CF Holdings. The unlevered free cash flows for CF Holdings were calculated using the industry reference price projections of CF Holdings for EBITDA, depreciation and amortization, effective tax rate, capital expenditures and net impact of working capital. Zaoui, using its professional judgment and expertise, calculated a range of terminal values for CF Holdings at the end of the forecast period by applying a perpetual growth rate ranging from 2.0 to 2.5% of the unlevered free cash flow of CF Holdings for the terminal period based on the industry reference price projections of CF Holdings. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.5% to 9.0%, which were based on CF Holdings' weighted average cost of capital. Zaoui took the sum of the present value ranges for CF Holdings' future cash flows and terminal value to calculate a range of implied enterprise values, and then added to such implied enterprise value cash and cash equivalents and investments in associates and joint-ventures as of June 30, 2015, subtracted the value of CF Holdings' debt as of June 30, 2015 and subtracted the value of minority interests as of June 30, 2015 to arrive at a range of implied equity values.

Implied Valuation of the Aggregate Consideration Payable in the Transactions

        Using the range of values obtained for the ENA business and CF Holdings (based on the CF Holdings Street Estimates), the estimated capitalized value of the transaction synergies of $5.5 billion, and adjusting for the impact of the portion of the aggregate consideration payable in cash (including the $150 million of cash included in the additional consideration and the $517.5 million in cash to be paid for the 45% equity interest in Firewater One), Zaoui derived a range of equity values for the combined entity. Zaoui then compared the implied equity values of the ENA business to the implied equity values of the aggregate consideration payable in the Transactions based on an implied equity value of the New CF ordinary shares to be received by OCI and its shareholders, calculated by assuming that OCI and its shareholders will receive 25.7% of the combined entity on a diluted basis after adjustment for the convertible bonds, in addition to the cash consideration described above:

Equity value	Low End DCF Valuation	High End DCF Valuation
ENA business	$6.8bn	$8.0bn
Aggregate consideration (including synergies)	$8.0bn	$9.3bn

        The DCF analysis using the CF Holdings Street Estimates performed by Zaoui indicated that the range of implied equity values including synergies of the aggregate consideration payable in the Transactions was equal to or greater than the range of implied equity values of the ENA business.

        Zaoui also derived a range of equity values for the combined entity using the range of values obtained for the ENA business and CF Holdings (based on the industry reference price projections of CF Holdings), the estimated capitalized value of the transaction synergies of $5.5 billion, and adjusting for the impact of the portion of the aggregate consideration payable in cash (including the $150 million of cash included in the additional consideration and the $517.5 million in cash to be paid for the 45% equity interest in Firewater One). Zaoui also compared the implied equity values of the ENA business to the implied equity values of the aggregate consideration payable in the Transactions based on an implied equity value of the New CF ordinary shares to be received by OCI and its shareholders, calculated by assuming that OCI and its shareholders will receive 25.7% of the combined entity on a diluted basis after adjustment for the convertible bonds, in addition to the cash consideration described above:

Equity value	Low End DCF Valuation	High End DCF Valuation
ENA business	$6.8bn	$8.0bn
Aggregate consideration (including synergies)	$9.5bn	$10.9bn

        The DCF analysis using the industry reference price projections of CF Holdings performed by Zaoui indicated that the range of implied equity values including synergies of the aggregate consideration payable in the Transactions was greater than the range of implied equity values of the ENA business.

General

        The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its fairness determination, Zaoui considered the results of all of the analyses and did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Zaoui made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the ENA business, OCI, CF Holdings, New CF or the proposed Transactions.

        Zaoui prepared these analyses for purposes of providing its opinion to OCI's board of directors as to the fairness from a financial point of view to the holders of OCI ordinary shares, as of the date of its opinion, of the aggregate consideration payable in the Transactions. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of OCI, CF Holdings, New CF, Zaoui or any other person assumes responsibility if future results are materially different from those forecast.

        Zaoui's financial analyses and opinion were only one of many factors taken into consideration by OCI's board of directors in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of OCI's board of directors or OCI's management with respect to the aggregate consideration payable in the Transactions or as to whether OCI's board of directors would have been willing to determine that any different consideration was fair. The aggregate consideration payable in the Transactions was determined through arm's-length negotiations between OCI and CF Holdings and was approved by OCI's board of directors. Zaoui provided advice to OCI during these negotiations. Zaoui did not recommend any specific transaction consideration to OCI or OCI's board of directors or that any specific transaction consideration constituted the only appropriate consideration for the Transactions.

        OCI's board of directors selected Zaoui as its financial advisor in connection with the Transactions based on various factors and criteria, including Zaoui's understanding of OCI's business, Zaoui's leadership position in and understanding of the European M&A market, and other capabilities and strengths.

        In connection with Zaoui's services as financial advisor to OCI's board of directors, OCI has agreed to pay Zaoui an aggregate fee of USD 17.5 million, USD 3.5 million of which was payable upon the rendering of Zaoui's opinion and USD 14 million of which is payable contingent upon completion of the Transactions. In addition, OCI has agreed to reimburse certain of Zaoui's expenses arising, and to indemnify Zaoui against certain liabilities that may arise, out of Zaoui's engagement. In the two years prior to August 6, 2015, Zaoui did not receive any fees for financial advisory services provided to OCI. Zaoui may also in the future provide financial advisory services to OCI and its affiliates or CF Holdings and its affiliates (including New CF) for which Zaoui may receive further compensation.

Opinion of BofA Merrill Lynch

        BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. OCI selected BofA Merrill Lynch to act as OCI's financial advisor in connection with the transactions contemplated by the combination agreement on the basis of BofA Merrill Lynch's experience in similar transactions, its reputation in the investment community and its familiarity with OCI and its business. The "Transactions", as used in this section, collectively refer to (i) the contribution by OCI to New CF of OCI Fertilizer International B.V., OCI Nitrogen B.V., OCI Chem 1 B.V. and OCI Personnel B.V.; (ii) the transfer by OCI of 45% of the capital stock of Firewater One to CF Holdings; and (iii) the merger of CF Holdings with a subsidiary of New CF pursuant to which it will become a wholly-owned subsidiary of New CF.

        On August 5, 2015, BofA Merrill Lynch delivered to OCI's board of directors its written opinion, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the aggregate consideration to be received in the Transactions was fair, from a financial point of view, to OCI. OCI's board of directors did not request that BofA Merrill Lynch provide any additional materials or analyses or make any presentation to the board of directors in respect of its opinion and no such materials, analyses or presentations were in fact provided. OCI retained BofA Merrill Lynch to act as OCI's financial advisor, solely to render this written opinion in connection with the Transactions.

        The full text of BofA Merrill Lynch's written opinion to OCI's board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex J to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to OCI's board of directors for the benefit and use of OCI's board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the aggregate consideration to be received in the Transactions from a financial point of view to OCI. BofA Merrill Lynch's opinion does not address any other aspect of the Transactions and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to OCI or in which OCI might engage or as to the underlying business decision of OCI to proceed with or effect the Transactions. BofA Merrill Lynch's opinion does not address any other aspect of the Transactions and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Transactions or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch:

  (a)
  reviewed certain publicly available business and financial information relating to the ENA business and CF Holdings;

  (b)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of the ENA business furnished to or discussed with BofA Merrill Lynch by the management of OCI, including certain financial forecasts relating to the ENA business prepared by the management of OCI, which are referred to in this document as the ENA business projections and which are provided in the section captioned "—Certain Unaudited Financial Projections—OCI's ENA Business Projections";

  (c)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of CF Holdings furnished to BofA Merrill Lynch by the management of OCI, including the industry reference price projections of CF Holdings, which we refer to in this section as the CF Holdings projections and which are provided in the section captioned "—Certain Unaudited Financial Projections—CF Holdings' Projections";

  (d)
  reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (which we refer to in this section as the synergies) anticipated by the management of CF Holdings to result from the Transactions, including synergies related to structure and tax which we refer to in this section as the financial synergies;

  (e)
  discussed the past and current business, operations, financial condition and prospects of the ENA business with members of senior management of OCI;

  (f)
  reviewed the trading history for CF Holdings common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  (g)
  compared certain financial information of the ENA business and CF Holdings with similar information of other companies BofA Merrill Lynch deemed relevant;

  (h)
  compared certain financial terms of the Transactions to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  (i)
  reviewed a draft, dated August 4, 2015, of the combination agreement; and

  (j)
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of OCI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ENA business projections, BofA Merrill Lynch was advised by OCI, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of OCI as to the future financial performance of the ENA business. With respect to the CF Holdings projections and synergies including financial synergies, BofA Merrill Lynch was advised by OCI that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CF Holdings as to the future financial performance of CF Holdings. BofA Merrill Lynch relied, at the direction of OCI, on the assessments of the management of CF Holdings as to CF Holdings' ability to achieve the synergies including the financial synergies, and assumed, with the consent of OCI, that the synergies including financial synergies will be realized in the amounts and at the times projected. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OCI, the ENA business or CF Holdings, nor did it make any physical inspection of the properties or assets of OCI, the ENA business or CF Holdings. BofA Merrill Lynch did not evaluate the solvency or fair value of OCI, the ENA business or CF Holdings under any laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of OCI, that the Transactions would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on OCI, the ENA business or the contemplated benefits of the Transactions. BofA Merrill Lynch also assumed, at the direction of OCI, that the final executed combination agreement would not differ in any material respect from the draft combination agreement reviewed by it.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Transactions (other than the aggregate consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Transactions. BofA Merrill Lynch did not consider, and expressed no opinion on, the impact of the Transactions on the remaining assets and business of OCI. BofA Merrill Lynch understood that, in connection with the Transactions, a call option may be granted by OCI to New CF over the remainder of the equity share capital in Firewater One. BofA Merrill Lynch did not consider and did not take into account such call option or any value thereof in arriving at its opinion. BofA Merrill Lynch was not requested to, and it did not, participate in the negotiation of the terms of the Transactions, nor was it requested to, and it did not, provide any advice or services in connection with the Transactions other than the delivery of its written opinion. BofA Merrill Lynch expressed no view or opinion as to any such matters. BofA Merrill Lynch was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the ENA business or any alternative transaction. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, to OCI of the aggregate consideration to be received in the Transactions and no opinion or view was expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the aggregate consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to OCI or with respect to the ENA business in which OCI might engage or as to the underlying business decision of OCI to proceed with or effect the Transactions. BofA Merrill Lynch did not express any opinion as to what the value of any shares including New CF shares actually would be when issued or the prices at which any shares including New CF shares would trade at any time, including following announcement or consummation of the Transactions. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Transactions or any related matter. Except as described above, OCI imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's EMEA Fairness Opinion Review Committee.

        The following represents a brief summary of the material financial analyses prepared by BofA Merrill Lynch in connection with the opinion BofA Merrill Lynch delivered to OCI's board of directors. The financial analyses summarized below were not requested by OCI's board of directors. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the information provided in tabular format must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

  Summary of ENA Business Financial Analyses

        In performing its financial analyses, BofA Merrill Lynch divided the assets of the ENA business (which are referred to collectively in this section as ENA assets) into one of three categories based on their operational maturity and characteristics. The first category, which are referred to in this section as the ENA mature assets, includes mature assets producing output in line with capacity (OCI Nitrogen B.V. and the OCI production facility near Beaumont, Texas, are included in this category). The second category, which are referred to in this section as the ENA developing assets, includes developing assets not yet producing output at planned capacity (IFCo and the Natgasoline joint venture are included in this category). The third and final category, which are referred to in this section as the ENA other assets, includes all other in-scope assets (the ENA business' global distribution business is included in this category). The financial analyses undertaken on the ENA business were performed on the basis of the ENA business projections, without taking into account the potential synergies including financial synergies arising from the contemplated combination of the ENA business and CF Holdings.

        Selected Publicly Traded Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information for OCI, the ENA business and the following five publicly traded companies in the fertilizer sector, which are referred to in this section as the ENA business selected publicly traded companies, which BofA Merrill Lynch viewed, based on its professional judgment and experience, as comparable and relevant with respect to the ENA business, taking into account the ENA business' business profile, geographic exposure and size:

  •
  Agrium Inc.

  •
  CF Industries Holdings, Inc.

  •
  Mosaic Company

  •
  Potash Corporation of Saskatchewan Inc.

  •
  Yara International ASA

        BofA Merrill Lynch reviewed, among other things, enterprise values of the ENA business selected publicly traded companies, calculated as equity values based on their respective closing prices on August 4, 2015, plus debt and minority interests, less cash, and adjusted for equity affiliates and pension liabilities, as appropriate, as a multiple of calendar year 2016 estimated earnings before interest, taxes, depreciations and amortization, which is commonly referred to as EBITDA. BofA Merrill Lynch then applied calendar year 2016 EBITDA multiples of 6.3x to 7.9x from the ENA business selected publicly traded companies to the ENA mature assets' calendar year 2016 estimated EBITDA and to the estimated EBITDA assuming completion of ongoing expansion projects for the ENA developing assets. The resulting values for the ENA developing assets were then discounted to present value using the derived discount rate range (see "—Discounted Cash Flow Analysis" for further detail on discount rates). The enterprise value for the ENA other assets was valued only using a discounted cash flow analysis (see "—Discounted Cash Flow Analysis" for further detail). An enterprise value for the ENA business was then calculated by summing the derived values for the ENA assets. Estimated financial data of the ENA business selected publicly traded companies was based on publicly available research analysts' estimates, and estimated financial data of the ENA business was based on the ENA business projections. This analysis indicated the following approximate enterprise value reference range for the ENA business, as compared to the aggregate consideration calculated as set forth below:

Implied Enterprise Value Reference Range for the ENA Business	Aggregate Consideration
$6.2 billion - $7.6 billion	$8.0 billion

        The aggregate consideration is based on the closing price for the CF Holdings common stock of $60.53 on August 4, 2015, and OCI and its shareholders receipt of shares equal to 27.7% of New CF's outstanding equity on a fully diluted basis, plus cash consideration of $668 million plus the assumption of approximately $1.95 billion in net debt.

        No company used in this analysis is identical or directly comparable to the ENA business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the ENA business was compared.

        Selected Precedent Transactions Analysis.    BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following five selected transactions announced prior to August 4, 2015 involving companies in the nitrogen fertilizer sector:

Acquiror	Target	Announcement Date
CF Industries Holdings, Inc.	GrowHow UK Ltd.	July 1, 2015
CF Industries Holdings, Inc.	Terra Industries Inc.	January 16, 2009
CF Industries Holdings, Inc.	Canadian Fertilizers Limited	August 2, 2012
Yara International ASA	Terra Industries Inc (transaction aborted)	January 15, 2010
Yara International ASA	Saskferco Products ULC	July 14, 2008

        BofA Merrill Lynch reviewed transaction values, calculated as the implied enterprise value for the target company based on the consideration payable in the selected transaction, as a multiple of the target company's normalized last twelve months' estimated EBITDA. BofA Merrill Lynch then applied last twelve months' estimated EBITDA multiples of 6.6x to 7.9x, derived from the selected transactions, to the ENA mature assets' June 2015 last twelve months' estimated EBITDA and to the ENA developing assets' estimated EBITDA assuming completion of ongoing expansion projects. The resulting enterprise values for the ENA developing assets were then discounted to present value using the derived discount rate range (see "—Discounted Cash Flow Analysis" for further detail on discount rates). The enterprise value for the ENA other assets was valued only using a discounted cash flow analysis (see "—Discounted Cash Flow Analysis" for further detail). An enterprise value for the ENA business was then calculated by summing the derived values for the ENA assets. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of the ENA business was based on the ENA business projections. This analysis indicated the following approximate enterprise value reference range for the ENA business, as compared to the aggregate consideration:

Implied Enterprise Value Reference Range for the ENA Business	Aggregate Consideration
$6.4 billion - $8.0 billion	$8.0 billion

        Furthermore, BofA Merrill Lynch compared the aforementioned transaction multiples to the implied multiples of offer made by CF Holdings, based on the closing price for the CF Holdings common stock of $60.53 on August 4, 2015, and not accounting for synergies, resulting in the following implied transaction multiples:

Reference Year	Implied ENA Business EV / EBITDA Multiple
2015E	15.3x
2016E	8.6x

        No company, business or transaction used in this analysis is identical or directly comparable to the ENA business or the Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the ENA business and the Transactions were compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a sum-of-the-parts discounted cash flow analysis to calculate the estimated enterprise value of the ENA business by summing (i) the ENA business' projected after-tax unlevered free cash flows for fiscal years 2015 through 2019 based on ENA business projections and (ii) the "terminal value" of the ENA business, and discounted the resulting amount to its present value using a discount rate. BofA Merrill Lynch calculated the estimated present value of the standalone unlevered, after-tax free cash flows that the ENA business was forecasted to generate based on the ENA business projections. The unlevered, after-tax free cash flows of the ENA business were calculated by taking the tax-affected earnings before interest and tax expense, adding back non-cash charges, and subtracting capital expenditures and adjusting for changes in working capital. The residual values of the ENA mature assets and the ENA developing assets at the end of the forecast period, or "terminal values," were estimated by applying a terminal perpetuity growth rate of 1.1% - 1.5% to the ENA mature assets' and the ENA developing assets' normalized unlevered free cash flows following the end of the forecast period. The perpetuity growth rate mid-point was selected on the basis of International Fertilizer Industry Association's long term nitrogen demand forecasts. The terminal value of the ENA other assets was estimated by applying a terminal perpetuity growth rate of 0.0% to the ENA other assets' normalized unlevered free cash flow following the end of the forecast period.

        The cash flows and terminal values were then discounted to present values as of June 30, 2015 using a discount rate range from 8.50% to 11.00% depending on the ENA business asset. The range of discount rates was selected based on an analysis of the weighted average cost of capital of the ENA business assets and the ENA business selected publicly traded companies. This analysis indicated the following approximate enterprise value reference range for the ENA business as compared to the aggregate consideration:

Implied Enterprise Value Reference Range for the ENA Business	Aggregate Consideration
$7.0 billion - $8.7 billion	$8.0 billion

  Summary of CF Holdings Financial Analysis

        BofA Merrill Lynch, separate from the financial analysis of the ENA business, performed a valuation analysis on CF Holdings in order to assess the intrinsic value of the 27.7% fully diluted equity stake in New CF that would be received by OCI and its shareholders as part of the aggregate consideration. The financial analyses undertaken with respect to CF Holdings were performed on the basis of certain financial forecasts relating to CF Holdings from a consensus of the analysts who cover CF Holdings, which are referred to in this section as the CF Holdings street forecasts, without taking into account the potential synergies arising from the contemplated combination of the ENA business and CF Holdings.

        Selected Publicly Traded Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information for CF Holdings and the following four publicly traded companies in the fertilizer sector, which are referred to in this section as the CF Holdings selected publicly traded companies, which BofA Merrill Lynch viewed, based on its professional judgment and experience, comparable and relevant with respect to CF Holdings, taking into account its business profile, geographic exposure and size:

  •
  Agrium Inc.

  •
  Mosaic Company

  •
  Potash Corporation of Saskatchewan Inc.

  •
  Yara International ASA

        BofA Merrill Lynch reviewed, among other things, the closing stock prices on August 4, 2015 of the CF Holdings selected publicly traded companies as a multiple of calendar year 2016's estimated earnings per share, commonly referred to as EPS. BofA Merrill Lynch also reviewed enterprise values of the CF Holdings selected publicly traded companies, calculated as equity values based on closing stock prices on August 4, 2015, plus debt and minority interests, less cash, and adjusted for equity affiliates and pension liabilities, as appropriate, as a multiple of calendar year 2016 estimated EBITDA. BofA Merrill Lynch then applied calendar year 2016 EPS multiples of 11.0x to 13.7x derived from the CF Holdings selected publicly traded companies to CF Holdings' calendar year 2016 estimated EPS and applied calendar year 2016 EBITDA multiples of 6.3x to 7.9x derived from a comparison of the CF Holdings selected publicly traded companies to CF Holdings' calendar year 2016 estimated EBITDA. This analysis indicated the following approximate implied per share equity value reference range for CF Holdings as compared to the closing price of CF Holdings common stock on August 4, 2015:

Implied Per Share Equity Value Reference Ranges for CF Holdings
		Closing Trading Price of CF Holdings on August 4, 2015
2016E EPS	2016E EBITDA
$57.08 - $70.84	$60.85 - $78.41	$60.53

        No company used in this analysis is identical or directly comparable to CF Holdings. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which CF Holdings' business was compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis to calculate the estimated equity value of CF Holdings by summing (i) CF Holdings' projected after-tax unlevered free cash flows for fiscal years 2015 through 2019 based on the CF Holdings street forecasts and (ii) the "terminal value" of CF Holdings, and discounted the resulting amount to its present value using a discount rate. BofA Merrill Lynch calculated the estimated present value of the standalone unlevered, after-tax free cash flows that CF Holdings was forecasted to generate based on the CF Holdings street forecasts. The unlevered, after-tax free cash flows of CF Holdings were calculated by taking the tax-affected earnings before interest and tax expense, adding back non-cash charges, and subtracting capital expenditures and adjusting for changes in working capital. The terminal value for CF Holdings was estimated by applying a terminal perpetuity growth rate of 1.1% - 1.5% to CF Holdings' normalized unlevered free cash flows following the end of the forecast period. The perpetuity growth rate mid-point was selected on the basis of International Fertilizer Industry Association's long term nitrogen demand forecasts. The cash flows and terminal value were then discounted to present value as of June 30, 2015 using a discount rate range from 8.50% to 9.00%. The range of discount rates was selected based on an analysis of the weighted average cost of capital of CF Holdings and the CF Holdings selected publicly traded companies. This analysis indicated the following approximate implied per share equity value reference ranges for CF Holdings compared to the closing price of CF Holdings common stock on August 4, 2015:

Implied Per Share Equity Value Reference Range for CF Industries	Reference Share Price of CF Holdings on August 4, 2015
$64.76 - $74.05	$60.53

  Other Factors

        Synergies Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis to evaluate the value of the synergies including financial synergies. BofA Merrill Lynch calculated the net present value of free cash flows attributable to the synergies including financial synergies by discounting present value to June 30, 2015, using discount rates ranging from 8.50% to 9.00%, assuming a similar risk profile of

New CF vis-à-vis the ENA mature assets and CF Holdings (see "—Summary of CF Holdings Financial Analysis—Discounted Cash Flow Analysis" for further detail on discount rates) and observed approximately $1.2 billion of synergies including financial synergies attributable to OCI and its shareholders in accordance with their expected ownership of 27.7% of New CF's outstanding equity on a fully diluted basis.

        Research Analysts' Price Targets.    BofA Merrill Lynch reviewed research analysts' target prices for CF Holdings and observed equity analyst price targets in a range of $52.00 to $77.00.

        52-Week Trading Range (High / Low).    BofA Merrill Lynch reviewed historical trading levels of CF Holdings' common stock and observed historical stock prices of $47.89 - $70.32 for the 52-week period ending August 4, 2015.

  Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses prepared by BofA Merrill Lynch in connection with delivery of its opinion to OCI's board of directors and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of OCI and CF Holdings. The estimates of the future performance of the ENA business, CF Holdings and New CF in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, of the aggregate consideration in connection with the delivery by BofA Merrill Lynch of its opinion to OCI's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual values of the ENA business, CF Holdings or New CF.

        The type and amount of consideration payable in the Transactions was determined through negotiations between OCI and CF Holdings, rather than by any financial advisor, and was approved by OCI's board of directors. The decision to enter into the combination agreement was solely that of OCI's board of directors. As described above, BofA Merrill Lynch's opinion was only one of many factors considered by OCI's board of directors in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of OCI's board of directors or management with respect to the Transactions or the aggregate consideration.

        OCI agreed to pay BofA Merrill Lynch for its services in connection with the delivery of its written opinion a fee of $1,000,000, payable upon the delivery by BofA Merrill Lynch of its opinion (regardless of the conclusions reached therein). OCI also agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of OCI, CF Holdings and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to OCI and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) Joint Financial Advisor to Orascom Construction Ltd. in connection with the demerger and dual listing on NASDAQ Dubai and EGX of OCI's engineering and construction business; (ii) Mandated Lead Arranger for a bridge loan facility and a permanent financing in connection with OCI's methanol and ammonia production facility near Beaumont, Texas; (iii) Lead Left Bookrunner in connection with OCI Partners LP IPO; (iv) Joint Bookrunner for a financing in connection with Orascom Construction Industries SAE's nitrogen fertilizer plant , and (v) having provided or providing OCI and certain of its affiliates with treasury and trade management services and products. From September 1, 2013 to August 31, 2015, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $25 million from OCI for corporate, commercial and investment banking services.

        In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently may be providing, and in the future may provide investment banking, commercial banking and other financial (including credit or financing) services to CF Holdings and may have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender to CF in its $1,500 million revolving credit facility, which is referred to in this section as the CF Holdings former revolver. From September 1, 2013 to August 31, 2015, BofA Merrill Lynch and its affiliates received or derived aggregate revenues of approximately $1 million from CF for corporate, commercial and investment banking services. The CF Holdings former revolver was replaced on September 18, 2015 with a new $2,000 million revolving facility, in which an affiliate of BofA Merrill Lynch renewed and increased its participation as a lender at the request of CF Holdings and with the consent of OCI and in respect of which such BofA Merrill Lynch affiliate has or will receive compensation.

Certain Unaudited Financial Projections

        Neither CF Holdings nor OCI, as a matter of course, makes public long-term projections as to future financial performance due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, neither CF Holdings nor OCI endorses the unaudited financial projections as a reliable indication of future results.

CF Holdings' Projections

        CF Holdings produced two sets of projections of CF Holdings. One set of projections of CF Holdings, which are referred to as the internal projections of CF Holdings, was based upon nitrogen fertilizer price projections as determined by CF Holdings' management. The second set of projections of CF Holdings, which are referred to as the industry reference price projections of CF Holdings, was based upon nitrogen fertilizer price projections as published by a variety of industry reference publications. The internal projections of CF Holdings and CF Holdings' projections of the ENA business were provided in connection with the combination to each of Morgan Stanley and Goldman Sachs, CF Holdings' financial advisors. The industry reference price projections of CF Holdings were provided to OCI and OCI's financial advisors on a confidential basis as part of their due diligence process. Collectively, the internal projections of CF Holdings, the industry reference price projections of CF Holdings and CF Holdings' projections of the ENA business comprise the CF Holdings projections.

        The adjustments made by CF Holdings management to OCI's projections of the ENA business included (i) revising nitrogen fertilizer and methanol product pricing assumptions to make them consistent with CF Holdings' internal forecasts, (ii) revising manufacturing operating patterns to be consistent with CF Holdings' experience in running similar facilities, (iii) revising capacity and planned production mix at the Wever facility to values disclosed by OCI in previous public communications, (iv) deferring the expected start date of the Natgasoline project, and (v) adjusting certain fixed cost assumptions. The inclusion of information about the CF Holdings projections in this document should not be regarded as an indication that any of CF Holdings, OCI or any recipient of this information considered, or now considers, the CF Holdings projections to be predictive of actual future results. The information about the CF Holdings projections included in this document is presented solely because the internal projections of CF Holdings and CF Holdings' projections of the ENA business were provided to the CF Holdings board of directors, CF Holdings' financial advisors, Morgan Stanley and Goldman Sachs, and, with respect to the industry reference price projections of CF Holdings only, to OCI and OCI's financial advisors.

        The CF Holdings projections were prepared and adjusted solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the CF Holdings projections reflect numerous estimates and assumptions made by CF Holdings management and OCI management with respect to industry performance and competition, general business, economic, market, and financial conditions, and matters specific to CF Holdings and the ENA business, all of which are difficult to predict and many of which are beyond the control of CF Holdings, New CF and the ENA business. Many of these assumptions are subject to change and the CF Holdings projections do not reflect revised business prospects for CF Holdings or the ENA business, changes in general business, economic, market, or financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such projections were prepared and adjusted. As a result, there can be no assurance that the results reflected in the CF Holdings projections will be realized or that actual results will not materially vary from the CF Holdings' projections. In addition, since the CF Holdings projections cover multiple years, such projections by their nature become less accurate with each successive year. Therefore, the inclusion of the CF Holdings projections in this document should not be relied on as necessarily predictive of actual future results nor construed as financial guidance. Shareholders of CF Holdings and OCI are urged to review the risk factors under the heading "Risk Factors" beginning on page 29 of this document. See also "Cautionary Statement Concerning Forward-Looking Statements" and "Where You Can Find More Information" beginning on pages 64 and 357, respectively, of this document.

        The CF Holdings projections were not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or IFRS or U.S. GAAP. The CF Holdings projections reflect estimates and judgments at the time of preparation and adjustment based on the information available to CF Holdings management and OCI management. Neither CF Holdings' independent registered public accounting firm nor any other independent accountants have compiled, examined, or performed any procedures with respect to the CF Holdings projections, nor have they expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, these unaudited financial projections. Accordingly, neither CF Holdings' independent registered public accounting firm nor any other independent accountants provide any form of assurance with respect to the CF Holdings projections for the purpose of this document.

        The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by CF Holdings, OCI or New CF that it is viewed by CF Holdings, OCI or New CF as material information of CF Holdings, and in fact, none of CF Holdings, OCI and New CF views the unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. The unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding CF Holdings and the ENA business contained in this document and CF Holdings' public filings with the SEC.

        Readers of this document are cautioned not to rely on the CF Holdings projections. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts may have changed since the date such projections were prepared and adjusted. CF Holdings has not updated and does not intend to update or otherwise revise the CF Holdings projections to reflect circumstances existing after the date when such projections were prepared and adjusted or to reflect the occurrence of future events, except to the extent required by applicable law.

        Shareholders of CF Holdings and OCI are urged to review "The ENA Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" beginning on pages 227 and 266, respectively, and the ENA business' Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements and related notes beginning on page FS-1, for a description of the historical results of operations, financial condition, and capital resources of the ENA business.

	Internal Projections of CF Holdings(1) (in millions) Fiscal Year Ended December 31,
	2015		2016	2017	2018	2019
Revenue	$5,186	(3)	$5,670	$6,041	$6,244	$6,562
EBITDA(2)	$2,383	(3)	$2,687	$2,904	$3,083	$3,344
Free Cash Flow(3)	$(1,730	)(3)	$718	$1,624	$1,658	$1,854

(1)
Table assumes that the acquisition of the remaining fifty percent (50%) interest of GrowHow UK Limited from Yara International ASA occurred on January 1, 2015.

(2)
Non-GAAP measure. For this purpose, EBITDA means earnings before interest, taxes, depreciation and amortization.

(3)
Non-GAAP measure. For this purpose, Free Cash Flow means cash flow provided by operating activities less cash flow used in financing activities less dividends paid to non-controlling interest.

	Industry Reference Price Projections of CF Holdings(1) (in millions) Fiscal Year Ended December 31,
	2015	2016	2017	2018	2019
Revenue	$5,173	$5,806	$6,471	$6,927	$7,264
EBITDA(2)	$2,368	$2,780	$3,285	$3,707	$4,002

(1)
Table assumes that the acquisition of the remaining fifty percent (50%) interest of GrowHow UK Limited from Yara International ASA occurred on January 1, 2015.

(2)
Non-GAAP measure. For this purpose, EBITDA means earnings before interest, taxes, depreciation and amortization.

	CF Holdings' Projections of the ENA Business (in millions) Fiscal Year Ended December 31,
	2015	2016	2017	2018	2019
Revenue(1)	$1,502	$1,942	$2,118	$2,164	$2,217
EBITDA(1)(2)(3)	$460	$689	$815	$883	$946
Capital Expenditures(1)	$818	$247	$78	$70	$81
Free Cash Flow(4)(5)	$(541)	$260	$486	$536	$587

(1)
Includes 80% of the projection of OCI Partners LP for this financial measure.

(2)
Non-GAAP measure. For this purpose, EBITDA means earnings before interest, taxes, depreciation and amortization.

(3)
Includes 45% of Firewater One net income and depreciation and amortization.

(4)
Non-GAAP measure. For this purpose, Free Cash Flow means cash flow provided by operating activities less cash flow used in financing activities less dividends paid to non-controlling interest.

(5)
Includes 45% of Firewater One distributions.

OCI's ENA Business Projections

        In connection with its consideration of strategic alternatives and discussions with CF Holdings, OCI prepared and provided OCI's projections of the ENA business, which are referred to as the ENA business projections, to each of Zaoui and BofA Merrill Lynch, OCI's financial advisors, and on a confidential basis as part of their due diligence process, to CF Holdings and CF Holdings' financial advisors. The ENA business projections most recently provided to such parties before OCI's board of directors approved the combination agreement are set forth below. The inclusion of information about the ENA business projections in this document should not be regarded as an indication that any of OCI, CF Holdings or any recipient of this information considered, or now considers, the ENA business projections to be predictive of actual future results. The information about the ENA business projections included in this document is presented solely because the ENA business projections were provided to the OCI board of directors, OCI's financial advisors, Zaoui and BofA Merrill Lynch, CF Holdings and CF Holdings' financial advisors.

        The ENA business projections were prepared solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the ENA business projections reflect numerous estimates and assumptions made by OCI management with respect to industry performance and competition, general business, economic, market, and financial conditions, and matters specific to OCI and the ENA business, all of which are difficult to predict and many of which are beyond the control of OCI and the ENA business. Many of these assumptions are subject to change and the ENA business projections do not reflect revised business prospects for the ENA business, changes in general business, economic, market, or financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such projections were prepared. As a result, there can be no assurance that the results reflected in the ENA business projections will be realized or that actual results will not materially vary from the ENA business projections. In addition, since the ENA business projections cover multiple years, such projections by their nature become less accurate with each successive year. Therefore, the inclusion of the ENA business projections in this document should not be relied on as necessarily predictive of actual future results nor construed as financial guidance. Shareholders of OCI and CF Holdings are urged to review the risk factors under the heading "Risk Factors" beginning on page 29 of this document. See also "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 64 of this document.

        In particular, OCI made the following primary assumptions in preparing the ENA business projections:

  •
  That IFCo will begin production in late 2015 with full ramp-up in 2016;

  •
  That the Natgasoline facility will be completed on budget and begin production in the second quarter of 2017;

  •
  That input and labor costs (other than gas costs) will increase in line with inflation, and that gas costs will increase in line with the natural gas forward curve as of late July 2015;

  •
  That nitrogen fertilizer and methanol product price projections will be in line with certain industry reference publications, and, in the case of methanol, certain assumptions of OCI management; and

  •
  That existing plants would be operated in the ordinary course and turnarounds would take place as planned from time to time by management.

        The ENA business projections were not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or IFRS or U.S. GAAP. The ENA business projections reflect estimates and judgments at the time of preparation and adjustment based on the information available to OCI management. Neither OCI's independent public accounting firm nor any other independent accountants have compiled, examined, or performed any procedures with respect to the ENA business projections, nor have they expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, these unaudited financial projections. Accordingly, neither OCI's independent registered public accounting firm nor any other independent accountants provide any form of assurance with respect to the ENA business projections for the purpose of this document.

        The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by OCI, CF Holdings or New CF that it is viewed by OCI, CF Holdings or New CF as material information of the ENA business, and in fact, none of OCI, CF Holdings and New CF views the unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. The unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding the ENA business contained in this document.

        Readers of this document are cautioned not to rely on the ENA business projections. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts may have changed since the date such projections were prepared and adjusted. OCI has not updated and does not intend to update or otherwise revise the ENA business projections to reflect circumstances existing after the date when such projections were prepared and adjusted or to reflect the occurrence of future events, except to the extent required by applicable law.

        Shareholders of OCI and CF Holdings are urged to review "The ENA Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" beginning on pages 227 and 266, and the ENA business' Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements and related notes beginning on page FS-1 respectively, for a description of the historical results of operations, financial condition, and capital resources of the ENA business.

	ENA Business Projections (in millions) Fiscal Year Ended December 31,
	2015	2016	2017	2018	2019
Revenue(1)(2)	$1,628	$2,333	$2,911	$3,276	$3,286
EBITDA(1)(2)(3)	$527	$939	$1,275	$1,528	$1,536
Capital Expenditures(1)(2)	$1,417	$820	$184	$69	$89

(1)
Includes 100% of the projection of OCI Partners LP for this financial measure.

(2)
Includes 100% of the projection of Firewater One for this financial measure.

(3)
Non-GAAP measure. For this purpose, EBITDA means earnings before interest, taxes, depreciation and amortization.

Interests of Certain Persons in the Combination

CF Holdings

        In considering the recommendation of the CF Holdings board of directors with respect to the combination agreement, CF Holdings shareholders should be aware that the executive officers and directors of CF Holdings have certain interests in the combination that may be different from, or in addition to, the interests of CF Holdings shareholders generally. The CF Holdings board of directors was aware of these interests and considered them, among other matters, in approving the combination and the combination agreement and making its recommendation that the CF Holdings shareholders adopt the combination agreement and approve the merger. These interests are described below.

  New CF—Employment Following the Combination

        The New CF executive officers after the transactions are expected to be the same as the executive officers of CF Holdings prior to the effective time of the transactions.

  Equity Acceleration

        Pursuant to the terms of the CF Holdings stock plans and applicable award agreements and under the terms of the combination agreement:

  •
  each stock option to purchase shares of CF Holdings common stock will vest in full upon the closing and will be converted into an option to purchase the same number of New CF ordinary shares at the same exercise price as applied to the CF Holdings option prior to the closing;

  •
  each share of restricted stock granted under a CF Holdings stock plan will vest in full and will be converted into the right to receive one New CF ordinary share; and

  •
  each award of restricted stock units ("RSUs"), performance stock units (PSUs), performance shares, phantom shares or other similar rights or awards (collectively, the "Other Equity Rights") granted under a CF Holdings stock plan and relating to shares of CF Holdings common stock will vest in full and will be converted into the right to receive one New CF ordinary share, except that shares of New CF issuable upon the vesting of CF Holdings restricted stock units will be issued in accordance with the vesting schedule applicable to the CF Holdings restricted stock units immediately prior to closing or such later time as necessary to comply with Section 409A of the Internal Revenue Code.

        The table below shows the value of the accelerated vesting of CF Holdings equity awards held by the directors and executive officers of CF Holdings assuming the closing occurred on September 30, 2015, and based on a price of $60.40 per share with respect to CF Holdings common stock (the average per share closing price of CF Holdings common shares over the first five business days following August 6, 2015) and further assuming the holder of each stock option immediately exercised the New CF stock option in its entirety and received a New CF ordinary share.

	Number of Shares Underlying Awards Subject to Accelerated Vesting
Name	Stock Options ($)	Restricted Stock ($)	Other Equity Rights ($)	Total ($)
Directors
Robert C. Arzbaecher	—	118,082	—	118,082
William Davisson	—	118,082	—	118,082
Stephen A. Furbacher	—	196,904	—	196,904
Stephen J. Hagge	—	118,082	—	118,082
John D. Johnson	—	118,082	—	118,082
Robert G. Kuhbach	—	118,082	—	118,082
Edward A. Schmitt	—	118,082	—	118,082
Theresa E. Wagler	—	118,082	—	118,082
Anne Noonan	—	114,639	—	114,639
Executive Officers
W. Anthony Will	1,053,534	507,360	2,950,521	4,511,415
Dennis P. Kelleher	719,431	570,780	1,168,380	2,458,591
Douglas C. Barnard	558,253	413,740	899,750	1,871,743
Bert A. Frost	706,959	507,360	1,116,629	2,330,948
Philipp P. Koch	578,839	443,940	856,822	1,879,601
Christopher Bohn	219,361	160,060	510,428	889,849
Adam Luke Hall	233,139	366,930	414,076	1,014,145
Richard A. Hoker	190,483	160,060	303,036	653,579
Wendy S. Jablow	454,653	253,680	813,593	1,521,926

  Change in Control Agreements

        CF Holdings maintains change in control agreements with each of its executive officers. Under the terms of the change in control agreements, each executive is entitled to receive certain payments and benefits upon a qualifying termination, specifically if CF Holdings terminates the executive's employment without cause (other than by reason of the executive's death or disability) or if the executive resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

        The combination will constitute a change in control within the definition under the change in control agreements.

        Under the change in control agreements, an executive will be deemed to have good reason if CF Holdings:

  •
  fails to pay the executive specified annual salary or provide certain benefits;

  •
  assigns the executive duties inconsistent with the executive's current position or substantially and adversely alters the executive's responsibilities;

  •
  fails to continue any compensation plan that constitutes a material portion of the executive's compensation; or

  •
  changes the executive's primary employment location by more than 35 miles.

        Following a qualifying termination, the change in control agreements for each executive officer provide for (i) a lump sum payment to the executive officer equal to two times (or, three times in the case of Mr. Will) the sum of the executive's base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or three years, in the case of Mr. Will) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

        In addition, if the executive is otherwise eligible to participate in Supplement B of the CF Holdings Pension Plan, which is referred to in this document as the Old Retirement Plan, or, in the case of Messrs. Will and Kelleher, Supplement A of the CF Holdings Pension Plan, which is referred to in this document as the New Retirement Plan, the executive will receive a cash payment equal to the actuarial value of two additional years (or, three additional years in the case of Mr. Will) of age and service credit under the plan and will be credited with two additional years (or, three additional years in the case of Mr. Will) of age and service credit under the CF Holdings Supplemental Benefit and Deferral Plan. If the executive is not fully vested in the executive's benefits under these plans, the executive will also receive a cash payment equal to the executive's unvested benefits.

        Each executive will also receive a cash payment equal to the contributions that CF Holdings would have made on the executive's behalf for a period of two years (or, three years in the case of Mr. Will) under the CF Holdings' 401(k) Plan and the related amounts that CF Holdings would have credited to the executive's account balance under the CF Holdings Supplemental Benefit and Deferral Plan. If the executive is not fully vested in the executive's benefits under these plans, the executive will also receive a cash payment equal to the executive's unvested benefits.

        The change in control agreements of the executive officers, other than Messrs. Will and Kelleher, further provide that, if any of the payments to the executive become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional gross-up payment such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive will receive the net after-tax benefit that the executive would have received had the excise tax not been imposed.

        Each of the executives is required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits under the executive's change in control agreement.

        It is contemplated that certain stock-based compensation held by certain executive officers and directors of CF Holdings will become subject to an excise tax under Section 4985 of the Internal

Revenue Code as a result of the completion of the combination. Pursuant to the terms of the combination agreement, it is further contemplated that CF Holdings will enter into arrangements with affected executives and directors under which each such individual will receive a gross-up payment such that, after payment by the individual of the excise tax under Section 4985, the individual will receive the net after-tax benefit that the individual would have received had the excise tax not been imposed. In exchange for such gross-up payment, CF Holdings may require the executive officers to waive entitlement to accelerated vesting of their equity awards upon the closing of the combination and to instead provide that such accelerated vesting will apply only upon certain of the circumstances constituting a qualifying termination of employment following the closing of the combination.

        Assuming the closing of the combination occurred on September 30, 2015, and based on a price of $60.40 per share with respect to CF Holdings common shares (the average per share closing price of CF Holdings common shares over the first five business days following August 6, 2015) each of the executives would have been entitled to receive the following estimated severance benefits upon a qualifying termination of the executive's employment on such date, assuming the executive exercised all of the executive's stock options on such date:

	Severance Amount ($)	Defined Benefit Pension Plan Enhancement ($)	Retirement Savings Plan Enhancement ($)	Early Vesting Equity Awards ($)	Other Change in Control Benefits ($)	Estimated Excise Tax Gross-Up(1) ($)	Total ($)
W. Anthony Will	7,500,000	156,484	180,000	4,511,415	91,377	6,976,245	19,415,521
Dennis P. Kelleher	2,256,875	53,728	69,000	2,458,591	59,400	2,827,081	7,724,675
Douglas C. Barnard	1,962,500	—	60,000	1,871,743	70,579	3,821,648	7,786,470
Bert A. Frost	2,060,625	—	63,000	2,330,948	70,654	3,970,364	8,495,591
Philipp P. Koch	1,893,750	559,935	60,000	1,879,601	39,094	2,333,943	6,766,323
Christopher Bohn	1,368,750	35,096	45,000	889,849	69,271	1,349,603	3,757,569
Adam Luke Hall	1,405,000	30,815	48,000	1,014,145	70,799	884,332	3,453,091
Richard A. Hoker	1,282,500	—	45,600	653,579	70,740	1,146,374	3,198,793
Wendy S. Jablow	1,551,250	—	51,000	1,521,926	55,769	1,845,336	5,025,281

(1)
This amount includes the estimated gross-up amount that could become payable to each executive officer in connection with the Internal Revenue Code Section 4985 excise tax attributable to each executive based on the assumptions described above.

Other Potential Payments to Directors

        As noted above, it is contemplated that certain stock-based compensation held by certain directors of CF Holdings will become subject to an excise tax under Section 4985 of the Internal Revenue Code as a result of the completion of the combination and it is also contemplated that CF Holdings will enter into arrangements with affected directors under which each such director will receive a gross-up payment such that, after payment by the director of the excise tax under Section 4985, the director will receive the net after-tax benefit that the director would have received had the excise tax not been imposed. The table below sets forth an estimated gross up amount that could become payable to each director in connection with the Section 4985 excise tax attributable to each director, assuming the closing of the combination occurred on September 30, 2015, and based a price of $60.40 per share with respect to CF Holdings common shares.

Director Name	Estimated Excise Tax Gross-up ($)
Robert C. Arzbaecher	40,854
William Davisson	38,160
Stephen A. Furbacher	59,858
Stephen J. Hagge	38,167
John D. Johnson	42,544
Robert G. Kuhbach	41,736
Edward A. Schmitt	39,672
Theresa E. Wagler	37,879
Anne Noonan	38,069

Indemnification of Directors and Officers

        CF Holdings' certificate of incorporation provides that CF Holdings shall indemnify its directors and officers to the fullest extent permitted by law; provided, that, except for proceedings to enforce rights to indemnification, CF Holdings shall not be required to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors. The CF Holdings board of directors may provide to employees and agents of CF Holdings similar indemnification rights. The right to indemnification includes the right to advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        CF Holdings' bylaws provide that CF Holdings will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director or officer of CF Holdings against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith, in a manner such person reasonably believed to be in or not opposed to the best interests of CF Holdings and, in the case of criminal proceedings, held no reason to believe such action was unlawful. CF Holdings' bylaws provide equivalent indemnification rights with respect to actions, suits or proceedings by or in the right of CF Holdings, except if such director is adjudged to be liable to CF Holdings in such action, unless and to the extent the court determines that despite the finding of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        CF Holdings has entered into separate indemnification agreements with each of its directors and officers that require CF Holdings to indemnify them to the fullest extent permitted by law. These indemnification agreements also require CF Holdings to advance any expenses incurred by its directors and officers as a result of any proceeding against them as to which they could be indemnified.

OCI

        In considering the recommendation of the OCI board of directors, OCI shareholders should be aware that the directors and executive officers of OCI have interests in the proposed combination that may be different from, or in addition to, the interests of OCI shareholders generally and which may create potential conflicts of interest. The OCI board of directors was aware of these interests and considered them when it approved the combination agreement and the transactions contemplated thereby.

        As of October 30, 2015, the OCI directors and executive officers collectively beneficially owned 62,536,611 OCI ordinary shares (which number includes all unvested shares underlying certain equity awards to such directors and executive officers). Upon the completion of the combination, in respect of any OCI ordinary shares owned by such directors and executive officers, they will receive, as will all other OCI shareholders, their pro rata share of the New CF ordinary shares distributed by OCI in the distribution. The vesting or payment of such shares may be accelerated in connection with the combination.

New CF Shareholder Designees

        Pursuant to the shareholders' agreement, Capricorn has designated Gregory Heckman and Alan Heuberger to serve on the New CF board of directors as initial shareholder designees, effective at the closing. Mr. Heckman is currently a non-executive member of the OCI board of directors. Mr. Heuberger is a senior manager at BMGI, which is responsible for all of William H. Gates III's non-Microsoft investments as well as all of the investments of the Bill & Melinda Gates Foundation Trust. William H. Gates III is the sole member of Cascade Investment, L.L.C. For a description of Cascade Investment, L.L.C.'s and the Bill & Melinda Gates Foundation Trust's ownership interests in OCI as of October 30, 2015, see "Ordinary Share Ownership of Certain Beneficial Owners of OCI—Beneficial Ownership of 5% Shareholders of OCI."

Indemnification Following Closing of the Combination

        The combination agreement provides that, for a period of at least six years after the closing date, New CF shall not, and shall not permit any of the purchased companies and their subsidiaries to, amend, repeal or modify any provision in any charter documents of the purchased companies and their subsidiaries relating to the exculpation, indemnification or advancement of expenses with respect to any individual who is now, or who has been at any time prior to the date of the combination agreement, or who becomes prior to the closing, a director or officer of the purchased companies and their subsidiaries, in connection with acts or omissions occurring on or prior to the closing.

Financing Related to the Combination

        New CF expects that it will require a total of approximately $1.6 billion in cash in connection with the consummation of the combination to pay the consideration for the 45% equity interest in Firewater One, to pay the cash portion of the additional consideration, to repay indebtedness of the ENA business, and to pay transaction fees and expenses. New CF expects to fund this cash requirement from the following sources: borrowings under the bridge credit agreement and/or alternative external financing, together with CF Holdings' cash on hand.

        The following is a summary of selected provisions of the bridge credit agreement and the amended credit agreement. While CF Holdings believes this description covers the material terms of the bridge credit agreement and the amended credit agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the bridge credit agreement and the amended credit agreement which were attached as exhibits 10.1 and 10.2 to the Current Report on Form 8-K of CF Holdings filed with the SEC on September 23, 2015, and are incorporated by reference into this document. See the section entitled "Where You Can Find More Information" beginning on page 357. You are urged to read the bridge credit agreement and the amended credit agreement carefully and in their entirety.

Bridge Credit Agreement

        On September 18, 2015, CF Holdings, as a guarantor, and its wholly-owned subsidiary CF Industries, as the tranche A borrower, entered into a senior unsecured 364-Day Bridge Credit

Agreement, which is referred to in this document as the bridge credit agreement, with the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. On the tranche B closing date, as defined in the bridge credit agreement, New CF would become a party to the bridge credit agreement as the tranche B borrower. The tranche B closing date would occur upon the satisfaction of certain specified conditions, including the occurrence of the closing under the combination agreement, which is referred to in this document as the closing date.

        The bridge credit agreement was entered into pursuant to the terms of the commitment letter that CF Holdings entered into with Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA on August 6, 2015, in connection with the combination agreement.

        The bridge credit agreement provided for a single borrowing of tranche A bridge loan of up to $1,000,000,000 that would have been used by CF Industries, first to reduce amounts outstanding, if any, under the amended credit agreement and then for general corporate purposes; and provides for a single borrowing of tranche B bridge loan of up to $3,000,000,000 that may be used by New CF to pay the cash portion, if any, of the purchase price for specified equity interests to be acquired pursuant to the combination agreement; to consummate the refinancing of specified debt in connection with the transactions contemplated by the combination agreement, which is referred to in this document as the subject debt; to pay fees and expenses in connection with the transactions contemplated by the bridge credit agreement and the combination agreement; and in an amount of up to $1,300,000,000 for general corporate purposes.

        The obligations of the lenders to fund the tranche A bridge loan under the bridge credit agreement automatically terminated on September 24, 2015 in connection with the closing of a $1.0 billion private placement of senior notes issued by CF Industries and guaranteed by CF Holdings. The obligations of the lenders to fund the tranche B bridge loan under the bridge credit agreement expires on August 6, 2016 (or no later than November 6, 2016, if extended pursuant to the terms thereof), or earlier as provided in the bridge credit agreement. The obligations of the lenders to fund the tranche B bridge loan under the bridge credit agreement are subject to customary limited conditionality. The tranche B bridge loan matures on the date that is 364 days after the initial funding of such loan.

        The bridge credit agreement is voluntarily prepayable from time to time without premium or penalty and is mandatorily prepayable with, and the commitments thereunder will automatically be reduced by, the net cash proceeds from specified issuances of equity interests of CF Holdings and its subsidiaries and, on and after the closing date, New CF and its subsidiaries, specified issuances or incurrences of debt by such persons and the net cash proceeds (including casualty insurance proceeds and condemnation awards) from specified dispositions of assets of such persons, with specified exceptions, including a right to reinvest such proceeds or awards in assets used or useful in the business of such persons and their subsidiaries. Commitments under the bridge credit agreement will also be reduced by the amount of commitments under certain designated term loan facilities and by the amount of any subject debt as to which, on or prior to the tranche B closing date, arrangements have been made to permit such debt to remain outstanding in accordance with its terms or permanent repayment or termination has been effected by OCI and its affiliates.

        Borrowings under the bridge credit agreement will be denominated in dollars and will bear interest at a per annum rate equal to, at the applicable borrower's option, the one, two, three or six month (or, if available to, or with the consent of, each lender, such period that is less than one month or greater than six months) LIBOR rate plus a margin of 1.125% to 2.00%, or a base rate plus a margin of 0.125% to 1.00%. The margin added to the LIBOR rate or to the base rate will depend on CF Holdings' (or, after the consummation of the transactions contemplated by the combination agreement on the closing date, New CF's) credit rating at the time. In addition, the margin will increase by 0.25% per annum every 90 days commencing with the 90th day after the date of the initial funding of the tranche B bridge loan through the date that is 270 days after the date of such initial funding. Commencing on October 5, 2015, CF Industries is required to pay an undrawn commitment fee equal to 0.15% of the undrawn portion of the commitments under the bridge credit agreement. CF Industries and New CF will also be required to pay duration fees ranging from 0.50% to 1.00% at specified intervals following the funding of the tranche B bridge loan.

        All obligations under the bridge credit agreement are unsecured. Currently, CF Holdings and CF Industries are the only guarantors of the obligations under the bridge credit agreement. On and after the closing date, New CF will be required to be a guarantor of the obligations under the bridge credit agreement. Certain of CF Holdings' U.S. subsidiaries, and, on and after the closing date, certain of New CF's and CF Holdings' material wholly-owned U.S. and foreign subsidiaries, will be required to become guarantors of the obligations under the bridge credit agreement if (i) such subsidiaries guarantee other debt for borrowed money (subject to specified exceptions) of CF Holdings, CF Industries or New CF in an aggregate principal amount in excess of $500 million or (ii) such subsidiaries are borrowers under, issuers of, or guarantors of specified debt obligations of CF Holdings, CF Industries or New CF, including debt under the amended credit agreement.

        The bridge credit agreement contains customary representations and warranties and covenants for a transaction of this type, including two financial maintenance covenants: (i) a requirement that the interest coverage ratio, as defined in the bridge credit agreement, be maintained at a level of not less than 2.75 to 1.00 and (ii) a requirement that the total leverage ratio, as defined in the bridge credit agreement, be maintained at a level of not greater than 3.75 to 1.00.

        The bridge credit agreement contains events of default (with notice requirements and cure periods, as applicable) customary for a financing of this type, including, but not limited to, non-payment of principal, interest or fees; inaccuracy of representations and warranties in any material respect; and failure to comply with specified covenants. Upon the occurrence and during the continuance of an event of default under the bridge credit agreement and after any applicable cure period, subject to specified exceptions, the administrative agent may, and at the request of the requisite lenders is required to, accelerate the loans under the bridge credit agreement or terminate the lenders' commitments under the bridge credit agreement.

        Certain subsidiaries of CF Holdings are, and, on and after the closing date, certain subsidiaries of New CF will be, excluded from certain of the representations and warranties, events of default, and covenants under the bridge credit agreement.

        Each of the lenders under the bridge credit agreement and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for CF Holdings, CF Industries and subsidiaries and affiliates of CF Holdings and CF Industries, including as underwriters in connection with certain outstanding debt securities of CF Industries, for which they have received or will receive fees and reimbursement of expenses. Certain of the lenders under the bridge credit agreement are lenders under the amended credit agreement, and Morgan Stanley Senior Funding, Inc. is the administrative agent under the amended credit agreement.

Revolving Credit Agreement

        On September 18, 2015, CF Holdings, as a guarantor, and CF Industries, as a borrower prior to the closing date, entered into a $2.0 billion senior unsecured Third Amended and Restated Revolving Credit Agreement, which is referred to in this document as the amended credit agreement, with the lenders from time to time party thereto; Morgan Stanley Senior Funding, Inc., as administrative agent; and Morgan Stanley Bank, N.A., Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as issuing banks, which amended and restated CF Holdings' $1.5 billion senior unsecured Second

Amended and Restated Revolving Credit Agreement, dated as of March 20, 2015, that was scheduled to mature March 20, 2020. On the closing date, New CF would become a party to the amended credit agreement as a borrower. CF Industries or, following the closing date, New CF may designate as borrowers one or more wholly-owned subsidiaries that are organized in the U.S. or any state thereof, the District of Columbia or England and Wales. The amended credit agreement provides for a revolving credit facility of up to $2.0 billion with a maturity of September 18, 2020. The borrowers will use borrowings under the amended credit agreement for working capital and general corporate purposes.

        Borrowings under the amended credit agreement may be denominated in dollars, Canadian dollars, Euro and Sterling, and will bear interest at a per annum rate equal to, at the applicable borrower's option, the one, two, three or six month (or, if available to, or with the consent of, each lender, such period that is less than one month or greater than six months) eurocurrency rate for such currency plus a margin of 1.125% to 2.00%, or a base rate plus a margin of 0.125% to 1.00%. The borrowers are required to pay an undrawn commitment fee equal to 0.125% to 0.30% of the undrawn portion of the commitments under the amended credit agreement, as well as customary letter of credit fees. The margin added to the applicable eurocurrency rate or to the base rate, as well as the amount of the commitment fee, will depend on CF Holdings' (or, after the consummation of the transactions contemplated by the combination agreement on the closing date, New CF's) credit rating at the time.

        All obligations under the amended credit agreement are unsecured. Currently, CF Holdings and CF Industries are the only guarantors of the obligations under the amended credit agreement. On and after the closing date, New CF will be required to be a guarantor of the obligations of any other borrowers under the amended credit agreement. Certain of CF Holdings' U.S. subsidiaries, and, on and after the closing date, certain of New CF's and CF Holdings' material wholly-owned U.S. and foreign subsidiaries, will be required to become guarantors of the obligations under the amended credit agreement if (i) such subsidiaries guarantee other debt for borrowed money (subject to specified exceptions) of CF Holdings, CF Industries or New CF in an aggregate principal amount in excess of $500 million or (ii) such subsidiaries are borrowers under, issuers of, or guarantors of specified debt obligations of CF Holdings, CF Industries or New CF, including debt under the bridge credit agreement.

        The representations, warranties, events of default and covenants contained in the amended credit agreement are substantially similar to those contained in the bridge credit agreement. Upon the occurrence and during the continuance of an event of default under the amended credit agreement and after any applicable cure period, subject to specified exceptions, the administrative agent may, and at the request of the requisite lenders is required to, accelerate the loans under the amended credit agreement or terminate the lenders' commitments under the amended credit agreement. Certain subsidiaries of CF Holdings are, and, on and after the closing date, certain subsidiaries of New CF will be, excluded from certain of the representations and warranties, events of default, and covenants under the amended credit agreement.

        Each of the lenders under the amended credit agreement and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for CF Holdings, CF Industries and subsidiaries and affiliates of CF Holdings and CF Industries, including as underwriters in connection with certain outstanding debt securities of CF Industries for which they have received or will receive fees and reimbursement of expenses. Certain of the lenders under the amended credit agreement are lenders under the bridge credit agreement, and Morgan Stanley Senior Funding, Inc. is the administrative agent under the bridge credit agreement.

Regulatory Matters

HSR Act and U.S. Antitrust Matters

        Under the HSR Act and the rules promulgated thereunder by the FTC, the combination cannot be completed until CF Holdings and OCI each file a notification and report form with the FTC and the Antitrust Division of the DOJ and the applicable waiting period under the HSR Act has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties' filing of their respective HSR Act notification forms or the early termination of that waiting period. CF Holdings and OCI filed their respective HSR Act notifications on August 31, 2015. On September 30, 2015, with the consent of OCI, CF Holdings withdrew its HSR filing and re-filed it on October 2, 2015. The waiting period under the HSR Act with respect to the proposed merger expired at 11:59 p.m., Eastern Time, on November 2, 2015.

        At any time before or after consummation of the combination, notwithstanding the expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the combination, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Similarly, at any time before or after the completion of the combination, and notwithstanding the termination of the waiting period under the HSR Act, any state Attorney General could take such action under equivalent state antitrust laws it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the combination or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

European Union Antitrust Matters

        The completion of the combination is subject to obtaining antitrust approval in the European Union. The European Union Merger Regulation requires notification of the combination and approval by the European Commission as the combination exceeds certain thresholds. CF Holdings filed a first draft notification of the combination with the European Commission on September 14, 2015, a second draft on October 9, 2015, a third draft on October 25, 2015, and filed a formal notification on October 30, 2015.

        The European Commission has an initial period of 25 working days, which is referred to in this document as Phase I, after receipt of the formal notification to issue its decision. The Phase I review period is subject to extension or suspension in certain circumstances (e.g., it is extended to 35 working days if CF Holdings were to propose, within the first 20 working days of the review period, remedies to address any potential competition concerns). In case the European Commission is not able to clear the combination at the end of Phase I, the European Commission may open an extended investigation, a Phase II investigation, with up to 90 working days to reach a decision; this 90-working day period is subject to extension or suspension in certain circumstances. The combination cannot be completed until after the European Commission has issued its clearance decision.

Turkey Antitrust Matters

        Turkish competition law requires notification of and approval by the Turkish Competition Authority (Rekabet Kurumu) as the combination exceeds certain thresholds. CF Holdings filed a formal notification of the combination with the Turkish Competition Authority on September 11, 2015. The combination could not be completed until after the Turkish Competition Authority has issued its clearance decision.

        The Turkish Competition Authority granted unconditional approval on October 6, 2015.

CFIUS

        Completion of the combination is also conditioned on the conclusion of any review or investigation of the combination by CFIUS in which CFIUS determined that the combination does not constitute a "covered transaction" pursuant to the DPA or that there are no unresolved national security concerns, or a determination by the President of the United States of America to not take action under the DPA. The parties submitted a joint voluntary notice of the combination to CFIUS. Pursuant to the DPA, CFIUS reviews certain transactions which could result in control of a U.S. business by a foreign person. These reviews may be initiated upon the submission of a voluntary notice to CFIUS by the parties or by CFIUS acting unilaterally. Following CFIUS acceptance of the notice, CFIUS review of a covered transaction occurs in an initial 30 day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction or may send a report to the President recommending that the transaction be suspended or prohibited. It may also provide notice to the President that CFIUS cannot agree on a recommendation regarding the covered transaction. Under the DPA, the President has 15 days to act in response to a CFIUS report. CFIUS may also determine that the combination is not subject to CFIUS review because the combination will not result in control of a U.S. business by a foreign person.

Department of State and Department of Defense

        CF Nitrogen, a subsidiary of CF Holdings, is registered with the U.S. Department of State as a manufacturer of materials that are controlled under the International Traffic in Arms Regulations. CF Nitrogen also engages in certain U.S. Government contracting activities that are regulated by the U.S. Department of Defense. In connection with the combination, appropriate notice and other filings will be made with the U.S. Department of State and the U.S. Department of Defense.

Dutch Works Council Consultation Process

        A works council has been established at a subsidiary of OCI (OCI Nitrogen B.V.). Pursuant to the Dutch Works Council Act (Wet op de ondernemingsraden), the works council has to be informed about the combination and has the right to render advice regarding the combination. The works council of OCI Nitrogen B.V. was informed about the combination during a consultation meeting on September 22, 2015. A request for advice was submitted to the works council on September 24, 2015. The works council rendered its advice on November 3, 2015. Pursuant to the SER Merger Code 2000 (SER besluit Fusiegedragsregels 2000), the trade unions and the Social Economic Council (Sociaal Economische Raad) have to be informed about the combination. The trade unions and the secretariat of the Social Economic Council were informed about the combination on August 10, 2015. On August 18, 2015, the Social Economic Council confirmed the receipt of the notification and assumed that the SER Merger Code 2000 has been complied with.

Accounting Treatment of the Combination

        The combination will be accounted for under the acquisition method of accounting for business combinations under U.S. GAAP, with CF Holdings treated as the acquirer. Under the acquisition method of accounting, CF Holdings will allocate the purchase price of this acquisition to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values. These estimates will be determined through established and generally accepted valuation techniques. Transaction costs will be expensed as incurred.

Receipt of New CF Ordinary Shares by CF Holdings Shareholders

        As part of the transactions contemplated by the combination agreement, MergerCo will merge with and into CF Holdings, with CF Holdings as the surviving entity of the merger as a wholly-owned subsidiary of New CF. As part of such merger, each issued and outstanding share of CF Holdings common stock will be cancelled and converted into the right to receive one validly issued New CF ordinary share. As such, each share of CF Holdings common stock held by CF Holdings shareholders immediately prior to the closing will be exchanged for one New CF ordinary share.

        Promptly after the effective time of the merger, New CF's exchange agent will mail a letter of transmittal to each former holder of record of shares of CF Holdings common stock. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares, if you possess physical stock certificates, will pass, only upon proper delivery of such certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in such letter of transmittal. CF Holdings shareholders should not return stock certificates with the enclosed proxy card.

        After the completion of the combination, each share of CF Holdings common stock will no longer be outstanding and will cease to exist, and each certificate or book-entry share that previously represented outstanding shares of CF Holdings common stock will represent only the right to receive New CF ordinary shares and will not entitle its holder or any other person to any rights as a shareholder of CF Holdings or a shareholder of New CF.

        Upon issuance, it is expected that the New CF ordinary shares will be held through the facilities of The Depository Trust Company. A holder of New CF ordinary shares whose shares are removed from the facilities of The Depository Trust Company, whether at the election of such holder or otherwise, should note that UK stamp duty and/or UK stamp duty reserve tax is in principle chargeable on instruments of transfers, or transfers on sale of, or agreements to transfer, certain securities (which include shares in companies incorporated in England), generally at a rate of 0.5% of the consideration for the transfer. For more information, see the section entitled "UK Tax Consequences of Holding and Disposing of New CF Ordinary Shares—Stamp Duty and Stamp Duty Reserve Tax."

Receipt of New CF Ordinary Shares by OCI Shareholders

        As soon as practicable following its receipt of the base share consideration and prior to the effective time of the merger, OCI will distribute a portion of the New CF ordinary shares received as the base share consideration, as determined in the reasonable discretion of OCI, by way of a reduction of the nominal value of the ordinary shares in the capital of OCI pro rata to its shareholders; provided that the number of New CF ordinary shares distributed will not be less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF. The distribution will be effected by means of a reduction of the nominal value of each ordinary share in issue in the capital of OCI, which capital reduction will become effective at the time a notarial deed to amend OCI's articles of association is executed by the notary. OCI shareholders will also retain their ordinary shares of OCI, and after the combination will be shareholders of both New CF and OCI.

        Each OCI shareholder will be entitled to a pro rata share of the distribution based on the amount of OCI ordinary shares held of each such shareholder on the date of the distribution. No fractional New CF ordinary shares will be distributed in connection with the distribution. Instead, each holder of OCI ordinary shares who would otherwise have been entitled to receive a fraction of a share of New CF ordinary shares (after aggregating all shares represented by book-entry shares of such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of CF Holdings common stock reported on the NYSE on the trading day immediately preceding the closing date, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share

(rounded to the nearest one-thousandth when expressed in decimal form) of New CF ordinary shares to which such holder would otherwise have been entitled. It is expected that New CF ordinary shares held by OCI shareholders will be held through the facilities of The Depository Trust Company. A holder of New CF ordinary shares whose shares are removed from the facilities of The Depository Trust Company, whether at the election of such holder or otherwise, should note that UK stamp duty and/or UK stamp duty reserve tax is in principle chargeable on instruments of transfers, or transfers on sale of, or agreements to transfer, certain securities (which include shares in companies incorporated in England), generally at a rate of 0.5% of the consideration for the transfer. For more information, see "UK Tax Consequences of Holding and Disposing of New CF Ordinary Shares—Stamp Duty and Stamp Duty Reserve Tax."

Board of Directors and Management of New CF Following the Completion of the Combination

Board of Directors

        The combination agreement provides that the New CF board of directors after the combination will have ten directors consisting of: (i) eight directors designated by CF Holdings provided that such persons selected are members of the CF Holdings board of directors immediately prior to the closing and (ii) two directors designated by Capricorn in accordance with the shareholders' agreement. The chairman of the CF Holdings board of directors as of immediately prior to closing shall be the chairman of New CF.

        As of the date of this document CF Holdings has not determined which of its current directors will be its designees on the board of directors of New CF. Capricorn has selected Gregory Heckman, former CEO of The Gavilon Group, LLC and current OCI board member, and Alan Heuberger, senior manager at BMGI, as its two designees on the board of directors of New CF. Biographical information with respect to Messrs. Heckman and Heuberger is set forth below.

        Gregory Heckman (age 53) has more than 30 years of experience in the agriculture and energy industries. Mr. Heckman is the former President and CEO of The Gavilon Group, LLC from 2008 until its sale in 2013. Prior to Gavilon, he spent 24 years with ConAgra Foods, where he had responsibility for multiple business segments and corporate functions. Mr. Heckman is a board member of Waitt Brands and OCI, and he previously served on the board of trustees of the Brownell-Talbot College Preparatory School. Mr. Heckman holds a B.S. degree in agriculture economics and marketing from the University of Illinois.

        Alan Heuberger (age 41) is a senior manager at BMGI, which is responsible for all of William H. Gates III's non-Microsoft investments as well as all of the investments of the Bill & Melinda Gates Foundation Trust. Mr. Heuberger joined BMGI in 1996 and currently provides oversight on a variety of direct private equity and real asset portfolio investments, including BMGI's agriculture investments. He previously served as a director for GAMCO Investors, and he has served on several private company and non-profit boards as well. Mr. Heuberger received a B.A. in economics and mathematics from Claremont McKenna College and is a CFA .

        William H. Gates III is the sole member of Cascade Investment, L.L.C. For a description of Cascade Investment, L.L.C.'s and the Bill & Melinda Gates Foundation Trust's ownership interests in OCI as of October 30, 2015, see "Ordinary Share Ownership of Certain Beneficial Owners of OCI—Beneficial Ownership of 5% Shareholders of OCI."

Executive Officers

        Following the consummation of the combination, the executive officers of CF Holdings as of immediately prior to the closing will be the executive officers of New CF. Biographical information is set forth below.

        W. Anthony Will (age 50) has served as CF Holdings' president and chief executive officer and as a member of the CF Holdings board of directors since January 2014. He was previously CF Holdings' senior vice president, manufacturing and distribution, from January 2012 to January 2014, CF Holdings' vice president, manufacturing and distribution, from March 2009 to December 2011, and CF Holdings' vice president, corporate development, from April 2007 to March 2009. Mr. Will has also served in the comparable officer positions with Terra Nitrogen GP Inc., which is referred to in this document as TNGP, as he has held with CF Holdings since April 2010. Mr. Will has served as a director of TNGP since June 2010 and as chairman of the board of TNGP since January 2014. Before joining CF Holdings, Mr. Will was a partner at Accenture Ltd., a global management consulting, technology services, and outsourcing company. Earlier in his career, he held positions as vice president, business development at Sears, Roebuck and Company and vice president, strategy and corporate development at Fort James Corporation. Prior to that, Will was a manager with the Boston Consulting Group, a global management consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

        Douglas C. Barnard (age 56) has served as CF Holdings' senior vice president, general counsel, and secretary since January 2012 and was previously the vice president, general counsel, and secretary of CF Holdings from January 2004 to December 2011. Mr. Barnard has served as a director of TNGP since June 2010. Prior to joining CF Holdings in January 2004, Mr. Barnard had been an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group. Earlier in his career Mr. Barnard was a partner in the law firm of Kirkland & Ellis LLP and, prior to that, a vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago. Mr. Barnard is also a lecturer at the University of Chicago Law School.

        Christopher D. Bohn (age 47) has served as CF Holdings' senior vice president, supply chain, since January 2015 and was previously CF Holdings' vice president, supply chain, from January 2014 to December 2014. He was previously CF Holdings' vice president, corporate planning, from October 2010 to January 2014 and CF Holdings' director, corporate planning and analysis, from September 2009 to October 2010. Prior to joining CF Holdings, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009. Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc. He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

        Bert A. Frost (age 51) has served as CF Holdings' senior vice president, sales, distribution, and market development, since May 2014 and was previously CF Holdings' senior vice president, sales and market development, from January 2012 to May 2014 and vice president, sales and market development, from January 2009 to December 2011. Before joining CF Industries in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School's Advanced Management Program.

        Adam Hall (age 40) has served as CF Holdings' vice president, corporate development, since June 2013. Before joining CF Holdings, Mr. Hall spent 4 years with Bunge Limited, where he served as executive director, corporate strategy and development, from August 2010 to May 2013, where he led global strategy, mergers and acquisitions and the development of new growth initiatives, and director of global strategy and business development, sugar and bioenergy, from August 2009 to August 2010. Prior to his most recent role with Bunge, he worked in a number of countries in positions with several international companies, including, as a manager at Bain & Company, a global management consulting firm, from January 2008 to August 2009, and as a consultant at LEK Consulting, a global strategy consulting firm, from February 1999 to May 2002. Mr. Hall began his career as a corporate attorney with the law firm of Clayton Utz in Perth, Australia. He earned undergraduate degrees in law and commerce from the University of Western Australia and an M.B.A. degree from Harvard Business School.

        Richard A. Hoker (age 51) has served as CF Holdings' vice president and corporate controller since November 2007. Mr. Hoker has also served as a director of TNGP since January 2014 and previously served as a director of TNGP from September 2010 to August 2011. Before joining CF Industries, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is a certified public accountant.

        Wendy S. Jablow (age 53) has served as CF Holdings' senior vice president, human resources, since January 2012 and was previously CF Holdings' vice president, human resources, from August 2007 to December 2011. Prior to joining CF Holdings, Ms. Jablow served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer. Earlier in her career, Ms. Jablow spent eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration. During much of her time at Ideal Industries, Ms. Jablow held a concurrent position as vice president and general manager of Ideal Industries' DataComm business unit. Ms. Jablow holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is a certified public accountant.

        Dennis P. Kelleher (age 51) has served as CF's senior vice president and chief financial officer since August 2011. Mr. Kelleher has also served as a director of TNGP since August 2011. Before joining CF Industries, Mr. Kelleher served as vice president, portfolio and strategy for BP plc's upstream business. From 2007 to 2010, Mr. Kelleher served as chief financial officer for Pan American Energy LLC. From 2005 to 2007, Mr. Kelleher served as vice president, planning and performance management for BP plc's upstream business. Mr. Kelleher was employed as a senior accountant at Arthur Andersen & Co. early in his career. He holds a B.S. degree in accountancy from the University of Illinois and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University. He is a certified public accountant.

        Philipp P. Koch (age 63) has served as CF Holdings' senior vice president, manufacturing, since January 2014. He was previously CF Holdings' senior vice president, supply chain, from January 2012 to January 2014, CF Holdings' vice president, supply chain, from January 2008 to December 2011 and CF Holdings' vice president, raw materials procurement, from July 2003 to January 2008. Before joining CF Holdings in 2003, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP plc. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University. On September 2, 2015, Mr. Koch advised CF Holdings of his intention to retire effective March 4, 2016.

Listing of New CF Ordinary Shares

        New CF ordinary shares currently are not traded or quoted on a stock exchange or quotation system. New CF expects that (and it is condition to the combination that) New CF ordinary shares will be listed for trading on the NYSE, subject to official notice of issuance. New CF expects the New CF ordinary shares will be listed for trading on the NYSE under the symbol "CF."

Delisting and Deregistration of CF Holdings Common Shares

        Following the consummation of the combination, CF Holdings common stock will be delisted from the NYSE and deregistered under the Exchange Act.

CF Holdings Shareholder Appraisal Rights

        Holders of shares of CF Holdings common stock will not be entitled to appraisal rights in connection with the combination, merger or any other transaction described in this document under Section 262 of the DGCL.

OCI Shareholder Appraisal Rights

        The Dutch Civil Code does not provide for "appraisal rights" similar to those under the DGCL.

COMBINATION AGREEMENT

        The following is a summary of the material provisions of the combination agreement (as amended by the amendment to the combination agreement, dated November 6, 2015). The combination agreement, as amended, is attached to this document as Annex A and is incorporated by reference into this document. References to the combination agreement in this document refer to the combination agreement, as amended. This summary may not contain all of the information about the combination agreement that is important to you. We encourage you to read carefully the combination agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the combination agreement and not by this summary or any other information contained in this document.

Explanatory Note Regarding the Combination Agreement

        The following summary of the combination agreement, and the copy of the combination agreement attached as Annex A to this document, are intended to provide information regarding the terms of the combination agreement and are not intended to provide any factual information about CF Holdings or OCI or modify or supplement any factual disclosures about CF Holdings in its public reports filed with the SEC or about OCI in its public reports filed with the Dutch Trade Register or the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten). In particular, the combination agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CF Holdings. The combination agreement contains representations and warranties by CF Holdings, OCI and New CF which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the combination agreement were made solely for the benefit of the parties to the combination agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the combination agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the combination agreement, which subsequent information may or may not be fully reflected in CF Holdings' or OCI's public disclosures. Investors are not third-party beneficiaries under the combination agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the combination agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

        Additional information about CF Holdings and OCI may be found elsewhere in this document and CF Holdings' and OCI's other public filings. See "Where You Can Find Additional Information."

Overview

        The combination agreement, dated as of August 6, 2015, among CF Holdings, New CF, MergerCo and OCI, as it may be amended from time to time, provides for the combination of CF Holdings and the ENA business under New CF. The combination agreement provides for the combination to be implemented through (A) the contribution, (B) the distribution, (C) the Natgasoline joint venture and (D) the merger.

The Contribution

        At or prior to the closing and prior to the effective time of the merger, OCI will contribute the equity interests of: (A) OCI Fertilizer International B.V., (B) OCI Nitrogen B.V.,

(C) OCI Chem 1 B.V., and (D) OCI Personnel B.V. to New CF for the base share consideration and the additional consideration, which is described and subject to adjustment as provided below.

  •
  The base share consideration is a number of New CF ordinary shares equal to (A) the product of (i) (1) the number of shares of CF Holdings common stock issued and outstanding as of immediately prior to the effective time of the merger plus (2) the number of shares of CF Holdings common stock subject to, underlying or issuable in connection with the vesting, settlement or exercise of all CF Holdings stock awards as of immediately prior to the effective time of the merger (determined using the treasury stock method) multiplied by (ii) a fraction, the numerator of which is 256 and the denominator of which is 744 less (B) the convertible bond share reduction amount (as explained below); and

  •
  The additional consideration is an amount in cash equal to $700 million, minus (i) the estimated net amount owed by the purchased companies and their subsidiaries to OCI and its other subsidiaries as of immediately prior to the closing and (ii) the estimated amount of net debt of the purchased companies and their subsidiaries (other than the amount referred to in clause (i) and excluding any net debt of Firewater One and its subsidiaries incurred in connection with the Natgasoline project financing as described in the section entitled "Natgasoline Joint Venture") in excess of $1.95 billion as of immediately prior to the closing; provided, however, that at the written election of CF Holdings delivered to OCI prior to the closing date, CF Holdings may elect to pay in the form of New CF ordinary shares such portion of the $700 million as CF Holdings determines in good faith, after prior consultation with OCI, to be reasonably necessary to be paid in the form of New CF ordinary shares in order to satisfy the conditions to closing set forth in the combination agreement and maintain the investment grade rating of New CF's outstanding indebtedness, in which case, the $700 million consideration will consist of:

  •
  an amount in cash equal to $700 million minus (A) the estimated net amount owed by the purchased companies and their subsidiaries to OCI and its other subsidiaries as of immediately prior to the closing minus (B) the estimated amount of net debt of the purchased companies and their subsidiaries (other than the amount referred to in clause (A) and excluding any net debt of Firewater One and its subsidiaries incurred in connection with the Natgasoline project financing as described in the section entitled "Natgasoline Joint Venture") that exceeds $1.95 billion as of immediately prior to the closing minus (C) the dollar amount that CF Holdings elects to pay in the form of New CF ordinary shares; and

  •
  a number of New CF ordinary shares in an amount equal to (A) the dollar amount of the additional consideration that CF Holdings elects to pay in the form of New CF ordinary shares divided by (B) the volume weighted average price per share of CF Holdings common stock on the NYSE for the twenty consecutive trading days ending upon and including the third trading day immediately prior to the closing date, as calculated by Bloomberg Financial LP under the function "VWAP".

  •
  The convertible bond share reduction amount is the number of New CF ordinary shares equal to the sum of:

  •
  the number of New CF ordinary shares (if any) into which each convertible bond will be convertible after giving effect to the combination;

  •
  the number of New CF ordinary shares equal to (A) the value as of the closing date of a convertible bond in excess of the as converted value of such bond at the applicable conversion rate as of the closing date expressed as an amount in U.S. dollars (at the then prevailing exchange rate) after giving effect to the combination divided by (B) the closing price of CF Holdings common stock reported on the NYSE on the trading day immediately preceding the closing date; and

    •
    the number of New CF ordinary shares equal to (A) the sum of the fair market value of other securities and property of New CF (if any), other than New CF ordinary shares, into which each convertible bond will be convertible after giving effect to the combination, where the "fair market value" of any security or other property, for purposes of this calculation, is the fair market value, as determined in good faith by the CF Holdings board, of such security or property as of the closing date, divided by (B) the closing price of CF Holdings common stock reported on the NYSE on the trading day immediately preceding the closing date;

    multiplied by

    •
    the number of outstanding convertible bonds as of the closing date.

        The second bullet under the convertible bond share reduction amount requires the calculation of the value as of the closing date of an OCI convertible bond in excess of its as converted value at the applicable conversion rate as of the closing date. This value, unless agreed upon by OCI and CF Holdings in writing at least ten days prior to the closing date, will be subject to a process of resolution under which at least five days prior to the closing date, each of OCI and CF Holdings will appoint a recognized international investment banking firm with experience valuing convertible bonds to determine such value. The recognized investment banking firms selected by CF Holdings and OCI will appoint a third recognized investment banking firm. If the two recognized investment banking firms appointed by OCI and CF Holdings are unable to agree on a third recognized investment banking firm, the third recognized investment banking firm to be appointed will be determined by lot on the 3rd day prior to closing from one proposed recognized investment banking firm submitted by OCI (who may not be the recognized investment banking firm selected by OCI) and one proposed recognized investment banking firms submitted by CF Holdings (who may not be the recognized investment banking firm selected by CF Holdings).

        At least one day prior to the closing date, each of the three recognized investment banking firms will submit its good faith estimate of the calculated value discussed above to OCI and CF Holdings. If the good faith estimate of the calculation submitted by the recognized investment banking firms appointed by each of OCI and CF Holdings are within 10% of each other, unless otherwise agreed in writing by OCI and CF Holdings, the value will be the average of such values. If the good faith estimate of the values submitted by the recognized investment banking firms selected by each of OCI and CF Holdings differ by more than 10%, unless otherwise agreed by OCI and CF Holdings, the value submitted by the third recognized investment banking firm will be the value for purposes of the adjustment described above.

        At closing, New CF will cause the applicable purchased companies and their subsidiaries to pay to OCI an amount of cash equal to the estimated net intercompany payable that reduced the amount of the additional consideration as described above to OCI in satisfaction of such amount.

        The combination agreement includes procedures for an adjustment of the net intercompany payable to be completed no more than 30 days following the closing. To the extent that the actual net intercompany payable is greater than the estimate, the parties will treat OCI as having paid an amount of cash to New CF equal to the amount such payable is greater than the estimate as an adjustment to the portion of the $700 million that New CF elects to pay in cash (to the extent thereof, and thereafter as an adjustment to the share portion of such consideration), and New CF as having then used that cash to repay the amounts owed by the purchased companies and their subsidiaries. To the extent that the net intercompany payable is less than the estimated net intercompany payable, the parties will treat OCI as having paid an amount of cash equal to such difference as a refund of a portion of the payment described in the preceding paragraph, and New CF as having paid an equivalent amount to OCI as an adjustment to the cash portion of the $700 million that New CF elects to pay in cash.

        For an estimate of the consideration to be paid pursuant to the combination, see the section entitled "The Combination—Structure of the Combination." The actual amount of New CF ordinary shares to be issued and the amounts of cash to be paid by the parties at the closing cannot be calculated until the closing.

The Distribution

        As soon as practicable following its receipt of the base share consideration and prior to the effective time of the merger, OCI will distribute some or all of New CF ordinary shares received as the base share consideration, as determined in the reasonable discretion of OCI, by way of a reduction of the nominal value of the ordinary shares in the capital of OCI pro rata to its shareholders; provided that the number of New CF ordinary shares distributed shall not be less than 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF.

        No fractional New CF ordinary shares will be distributed in connection with the distribution. Instead, each holder of OCI ordinary shares who would otherwise have been entitled to receive a fraction of a share of New CF ordinary shares (after aggregating all shares represented by book-entry shares of such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of CF Holdings common stock reported on the NYSE on the trading day immediately preceding the closing date, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of New CF ordinary shares to which such holder would otherwise have been entitled.

The Natgasoline Joint Venture

        At the closing and immediately before the effective time of the merger, OCI will cause OCI Chem 2 B.V. to transfer to CF Holdings (or its designee) shares representing 45% of the capital stock of Firewater One in exchange for consideration consisting of an amount in cash equal to $517.5 million.

        The consummation of the Natgasoline joint venture is subject to conditions that are in addition to the conditions to which the consummation of the merger and the consummation of the separation are subject, and the consummation of the Natgasoline joint venture is not a condition to consummation of the merger and the separation.

        Accordingly, if the conditions to the consummation of the merger and the separation are satisfied or waived, but the additional conditions to the Natgasoline joint venture are not satisfied or waived, the combination may be effected without the consummation of the Natgasoline joint venture, in which case (i) OCI will retain 100% of its interest in Firewater One and the Natgasoline project, (ii) CF Holdings will not pay the $517.5 million to OCI, and (iii) CF Holdings will combine with the rest of the ENA business.

        For more information, see "—Conditions to the Natgasoline Joint Venture" and "Natgasoline Joint Venture."

The Merger

        At the closing, CF Holdings will merge with and into MergerCo, a wholly-owned subsidiary of New CF, with CF Holdings surviving as a direct or indirect wholly-owned subsidiary of New CF.

        At the effective time of the merger:

  •
  each outstanding share of common stock of CF Holdings will be converted into the right to receive one New CF ordinary share (except for shares of common stock of CF Holdings owned by CF Holdings or by any of its subsidiaries, which will be canceled and no consideration will be payable therefor);

  •
  the certificate of incorporation of CF Holdings in effect immediately before the effective time of the merger will become the certificate of incorporation of the surviving corporation; and

  •
  the bylaws of CF Holdings in effect immediately before the effective time of the merger will become the bylaws of the surviving corporation.

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA or at such later date and time as CF Holdings and OCI shall agree and as set forth in the certificate of merger.

Corporate Governance of New CF

Directors of New CF

        The combination agreement provides that the board of directors of New CF on the closing date and immediately following the effective time of the merger will consist of ten directors. Eight of the directors of New CF will be designated by CF Holdings from members of the CF Holdings board immediately prior to the closing, and two of the directors of New CF will be designated by Capricorn. In addition, the chairman of the board of directors of New CF at the closing will be the individual who was the chairman of the CF Holdings board immediately prior to the closing.

        See "Shareholders' Agreement—Transfer Restrictions—Board Representation" for additional information regarding the designation of Capricorn designees to the New CF board of directors.

Officers of New CF

        The combination agreement provides that the officers of New CF at the closing will be the officers of CF Holdings immediately prior to the closing.

Closing of the Combination

        Unless otherwise agreed by CF Holdings and OCI, the closing will occur on the later of (A) the fifth business day after the date on which all conditions to the closing have been satisfied or waived (except for conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and (B) the earlier of (i) any date before the commencement of or during the marketing period for the debt financing specified by CF Holdings upon no fewer than five business days' notice to OCI (it being understood that such date may be conditioned upon the simultaneous completion of the debt financing for the combination) and (ii) the first business day following the final day of the marketing period.

Treatment of CF Holdings Equity-Based Awards and Employee Benefit Plans

        Pursuant to the terms of the CF Holdings stock plans and applicable award agreements and under the terms of the combination agreement, at the effective time of the merger: (A) each stock option to purchase shares of CF Holdings common stock will vest in full upon the closing and will be converted into an option to purchase the same number of New CF ordinary shares at the same exercise price as applied to the CF Holdings option prior to the closing; (B) each share of restricted stock granted under a CF Holdings stock plan will vest in full and will be converted into the right to receive one New CF ordinary share; and (C) each award of restricted stock units, performance stock units, performance shares, phantom shares or other similar rights or awards granted under a CF Holdings stock plan and relating to shares of CF Holdings common stock will vest in full and will be converted into the right to receive one New CF ordinary share, except that shares of New CF issuable upon the vesting of CF Holdings restricted stock units will be issued in accordance with the vesting schedule applicable to the CF Holdings restricted stock units immediately prior to closing or such later time as necessary to comply with Section 409A of the Code.

Representations and Warranties

        CF Holdings, OCI and New CF made representations and warranties to one another in the combination agreement. These representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the combination agreement, in the confidential disclosure letters delivered by CF Holdings and OCI or, in the case of the CF Holdings and OCI Partners LP, disclosed in their respective filings with the SEC prior to the date of the combination agreement, or, in the case of OCI, disclosed in filings with the Dutch Trade Register or the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) prior to the date of the combination agreement.

        Each of OCI, CF Holdings and New CF has made various representations and warranties regarding, among other things:

  •
  existence, good standing and corporate authority;

  •
  authorization, validity and effect of agreements;

  •
  capital structure, capitalization and rights with respect to equity interests; and

  •
  no conflict with or violation of organizational documents, applicable law and certain contracts as a result of the execution and delivery of the combination agreement and the consummation of the combination;

        Each of OCI and CF Holdings has made various representations and warranties regarding, among other things:

  •
  the approval of the combination agreement and the combination by the OCI board of directors and the CF Holdings board of directors, as applicable;

  •
  the requisite vote of OCI shareholders and CF Holdings shareholders, as applicable;

  •
  certain financial statements of the purchased companies and their subsidiaries (audited and unaudited) and the financial statements of CF Holdings, in each case, including their preparation in accordance with certain accepted accounting standards and that they fairly present, in all material respects, the relevant financial position and results of operations;

  •
  the absence of undisclosed liabilities;

  •
  the absence of certain changes;

  •
  compliance with laws, and the possession of permits and licenses required to conduct the respective businesses;

  •
  tax matters;

  •
  employee benefit plans;

  •
  solvency following the combination;

  •
  accuracy of information supplied; and

  •
  fees payable to brokers or investment banks in connection with the combination.

        OCI has also made representations and warranties regarding:

  •
  subsidiaries of the purchased companies;

  •
  title to the material tangible personal property used in the ENA business;

  •
  title of OCI and certain of its subsidiaries to the equity interests of the purchased companies;

  •
  labor matters;

  •
  environmental matters;

  •
  intellectual property;

  •
  insurance policies;

  •
  material contracts, including certain restrictions imposed by such material contracts, and the status of material contracts;

  •
  real property matters;

  •
  compliance with customs and international trade laws;

  •
  absence of material transactions with related persons;

  •
  status as an accredited investor within the meaning of Rule 501 of Regulation D of the Securities Act; and

  •
  absence of an event of default or material breach of the conditions of the trust deed of the convertible bonds.

        CF Holdings has also made representations and warranties regarding:

  •
  a commitment letter from Morgan Stanley and Goldman Sachs regarding combination financing; and

  •
  actions taken to ensure the inapplicability of restrictions under state takeover statutes.

Definition of Material Adverse Effect

        Many of the representations and warranties contained in the combination agreement are qualified as to materiality or by exceptions related to the absence of a material adverse effect, which is referred to in this document as either a "CF Holdings material adverse effect" with respect to CF Holdings and its subsidiaries or an "OCI material adverse effect" with respect to the ENA business or the purchased companies and their subsidiaries. A "material adverse effect" is defined in the combination agreement as any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts has had, or is reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of CF Holdings and its subsidiaries, taken as a whole (with respect to CF Holdings), or the ENA businesses or the purchased companies and their subsidiaries, taken as a whole (with respect to OCI), except that none of the following will either alone or in combination constitute or be taken into account in determining whether there has been a material adverse effect:

  •
  capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates;

  •
  geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of the combination agreement;

  •
  any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of the combination agreement;

  •
  any change in applicable law or accounting standards;

  •
  general conditions in the industries in which CF Holdings and its subsidiaries operate (with respect to CF Holdings), or the ENA businesses or the purchased companies and their subsidiaries operate (with respect to OCI);

  •
  the failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the combination agreement, or changes in the market price, credit rating or trading volume of securities after the date of the combination agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a material adverse effect);

  •
  changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by CF Holdings (with respect to CF Holdings) or the ENA business and the purchased companies and their subsidiaries (with respect to OCI);

  •
  any change resulting from the identity of the parties or the announcement or pendency of the combination agreement and the combination, including any lawsuit in respect of the combination agreement or the combination and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer; and

  •
  any action taken at the express written request of the other party after the date of the combination agreement;

provided, however, that the changes and events referenced in the first five bullet points above may either alone or in combination constitute or be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur to the extent that such changes and events materially disproportionately adversely affect CF Holdings and its subsidiaries or the ENA business or the purchased companies and their subsidiaries, as applicable, as compared to other participants in the industries in which CF Holdings and its subsidiaries or the ENA business or the purchased companies and their subsidiaries, as applicable, operate.

Conduct of the Businesses Prior to Closing

Conduct of OCI

        The combination agreement provides that, from the date of the combination agreement until the earlier of the closing and the termination of the combination agreement, except as set forth in the confidential disclosure letter delivered by OCI, as expressly required by the combination agreement, as required by law or as in accordance with the prior written consent of CF Holdings (which consent may not be unreasonably withheld, delayed or conditioned), OCI will, and will cause the purchased companies and their subsidiaries to:

  •
  conduct the ENA business and operations related thereto in the ordinary course and in a manner consistent with past practice;

  •
  continue to make capital expenditures in the ordinary course and in a manner consistent with past practice and not delay in any material respect any scheduled or planned turnarounds;

  •
  use commercially reasonable efforts, in each case, to preserve intact the ENA business, the respective business organizations and goodwill of the purchased companies and their subsidiaries, to keep available the services of the respective officers and employees and contractors of the purchased companies and their subsidiaries to maintain satisfactory relationships with those persons having business relationships with them; and

  •
  not agree in writing or otherwise to take any of the prohibited actions described below in this section.

        From the date of the combination agreement until the earlier of the closing and the termination of the combination agreement, except as set forth in the confidential disclosure letter delivered by OCI, as expressly required by the combination agreement, as required by law or as in accordance with the prior written consent of CF Holdings (which consent may not be unreasonably withheld, delayed or conditioned), OCI:

  •
  will cause the purchased companies and their subsidiaries not to amend or propose to amend their charter documents;

  •
  will not amend or propose to amend the charter documents of New CF (except that New CF may make such amendments required to re-register as a public limited company);

  •
  will not deliver, sell, transfer, dispose of or subject to a lien any shares of capital stock of the purchased companies and their subsidiaries, or issue, deliver, sell or grant, or authorize to issue, deliver, sell or grant any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, any shares of capital stock of the purchased companies and their subsidiaries;

  •
  will cause each of the purchased companies and their subsidiaries not to issue, deliver, sell, grant, transfer, dispose of or subject to a lien or authorize to deliver, sell, grant, transfer, dispose of or subject to a lien, any shares of its capital stock or any capital stock of any other purchased company or its subsidiaries, or authorize to issue, deliver, sell, transfer, grant, dispose of or subject to a lien, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for its capital stock or any shares of capital stock of any other purchased company or its subsidiaries, effect any stock split, subdivision, combination, reclassification or otherwise change its capitalization as it existed on the date of the combination agreement;

  •
  will not (with respect to any employee of the purchased companies and their subsidiaries), and will cause the purchased companies and their subsidiaries not to, (A) grant, confer or award any option, stock appreciation right, restricted stock unit, phantom award, performance award, other compensatory equity-based award, warrant, conversion right or other right to acquire any shares of any capital stock of any purchased company and its subsidiaries, or grant or issue any restricted stock or securities in any of the purchased companies and their subsidiaries, (B) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of any capital stock of any of the purchased companies and their subsidiaries existing on the date of the combination agreement, (C) with respect to any of the directors or employees of the purchased companies and their subsidiaries, materially increase any compensation or benefits (D) adopt any material new employee benefit plan or agreement (including any stock option, stock benefit, stock purchase or other equity-based compensation plan or agreement) or materially amend any existing benefit plan, (E) negotiate, enter into, amend or terminate any collective bargaining agreement, (F) waive, release, limit or condition any restrictive covenant obligation of any current or former employee of the purchased companies and their subsidiaries, (G) terminate the employment of any employee of the purchased companies and their subsidiaries whose aggregate compensation exceeds $100,000 per year, other than for cause, (H) hire any employee of the purchased companies and their subsidiaries whose aggregate compensation exceeds $100,000 per year, or (J) transfer or reassign any employee of the purchased companies and their subsidiaries to a position outside of the ENA business;

  •
  will not, and will cause the purchased companies and their subsidiaries not to, grant, confer or award to any employee of the purchased companies and their subsidiaries any option, restricted stock units, phantom awards, stock appreciation rights, performance awards or other compensatory equity-based award or warrant, conversion right or other right not existing on the date of the combination agreement to acquire any shares of the capital stock of OCI or its subsidiaries other than the purchased companies and their subsidiaries;

  •
  will cause the purchased companies and their subsidiaries to use their commercially reasonable efforts to maintain, in full force without interruption, their present insurance policies or comparable insurance coverage applicable to the ENA business;

  •
  will cause the purchased companies and their subsidiaries not to:

  •
  (A) declare, set aside or pay any dividend or make any other distribution, payment or return of capital (whether in cash, stock or property) with respect to any shares of the capital stock of the purchased companies and their subsidiaries (provided that (1) OCI Partners LP may declare, set aside or pay its regular dividends in accordance with its charter documents and any purchased company or its subsidiaries that receives such a dividend may declare, set aside and pay as a cash dividend or pay as return of capital with respect to any shares of its capital stock the amount of such dividend, (2) OCI Nitrogen B.V. and its subsidiaries may declare, set aside and pay cash dividends or payments as return of capital with respect to any shares of its capital stock and any of purchased company or its subsidiaries that receives such a dividend may declare, set aside and pay as a cash dividend or pay as return of capital with respect to any shares of its capital stock the amount of such dividend and (3) OCI Fertilizer Trading Limited may declare, set aside and pay cash dividends or payments as return of capital with respect to any shares of its capital stock and any of its direct or indirect parents that receives such a dividend may declare, set aside and pay as a cash dividend or pay as return of capital with respect to any shares of its capital stock the amount of such dividend) or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any other of the purchased companies and their subsidiaries;

  •
  directly or indirectly, sell, transfer, lease, license, subject to a lien (other than a permitted lien), surrender, relinquish or dispose of, or enter into a contract to sell, transfer, lease, license, subject to a lien (other than a permitted lien), surrender, relinquish or dispose of, any of the material assets, property or rights of the purchased companies and their subsidiaries as would result in aggregate consideration exceeding $15 million (other than (A) in the ordinary course of business consistent with past practice, (B) dispositions of equipment or inventory that is no longer used or useful in the ENA business, and (C) solely between the purchased companies and their subsidiaries);

  •
  directly or indirectly, acquire or agree to acquire any person (other than any of the purchased companies and their subsidiaries) or division thereof for aggregate consideration exceeding $25 million;

  •
  materially change any of its material financial accounting principles or practices except as may be required as a result of a change in IFRS, GAAP or applicable laws (or authoritative interpretation thereof);

  •
  (A) make, change or rescind any material election relating to taxes, including material elections for joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (C) change, in any material respect, any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by applicable laws;

    •
    (A) file any U.S. federal income or other material amended tax return, (B) settle any material claim or assessment relating to taxes or consent to any material claim or assessment relating to taxes or any extension or waiver of the statute of limitations for any such material claim or assessment, (C) make, rescind or change any material tax election, (D) change any annual tax accounting period or method of tax accounting, (E) enter into any closing agreement with respect to any material tax, (F) surrender any right to claim a material tax refund, or (G) modify or amend, or cause to be revoked, any tax ruling;

    •
    create, incur, guarantee or assume any indebtedness (other than intercompany indebtedness solely among the purchased companies and their subsidiaries), or issue or sell any debt securities or warrants or rights to acquire any of their debt securities or guarantee any debt securities of others, in each case other than (A) in connection with the refinancing of any indebtedness of OCI Nitrogen B.V. existing on the date of the combination agreement (which refinancing will be able to be repaid at the closing, without delay, and will neither (1) increase the amount of indebtedness of OCI Nitrogen B.V. by more than $250 million nor (2) impose any cost, penalty or premium on the prepayment of such Indebtedness unless OCI agrees to bear the full amount of such cost, penalty or premium), (B) other indebtedness in an amount not to exceed $250 million less the amount of any increase in the amount of indebtedness of OCI Nitrogen B.V. permitted in accordance with the combination agreement or (C) with respect to Natgasoline, the project financing contemplated by the Firewater One Term Sheet (attached as Annex C to this document);

    •
    make any material loans, advances or capital contributions to, or material investments in, any other person, other than the purchased companies and their subsidiaries;

    •
    settle or compromise any pending or threatened legal proceeding or claim or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability in connection with any pending or threatened legal proceeding or claim, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities that would involve, individually or in the aggregate, payment of money by the purchased companies and their subsidiaries not in excess of $25 million (net of any reserves therefor and of any insurance proceeds or indemnity, contribution or similar payments available to the purchased companies or their subsidiaries in respect of such settlement) which would not involve any admission of criminal wrongdoing or result in any material conduct requirement or restriction on any of the purchased companies and their subsidiaries;

    •
    (A) except in the ordinary course of business or as permitted by the combination agreement (1) modify or amend in any material respect, waive any material right under or terminate any material contract or (2) enter into any new agreement that would have been considered a material contract if it had been entered into at or prior to the date of the combination agreement, (B) enter into any agreement or order that will delay the scheduled provisional acceptance date of the plant in Wever, Iowa, beyond December 31, 2016, or (C) permit any of the purchased companies or their subsidiaries to enter into any contract with a related person;

    •
    make any payments or other distributions to any related person other than payments to employees of the purchased companies and their subsidiaries in the ordinary course of business consistent with past practice;

    •
    directly or indirectly, (A) make any material changes in their respective cash management policies, (B) accelerate collection of any notes or accounts receivable or other amounts due from third parties in advance of their regular due date in the ordinary course of business, or (C) delay payment of any note or account payable or other amounts due to third parties beyond its due date or the date when such payment would have been paid in the ordinary course of business or, except with respect to payments being contested in good faith; and

    •
    adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of any of the purchased companies and their subsidiaries.

Conduct of CF Holdings

        From the date of the combination agreement until the earlier of the closing and the termination of the combination agreement, except as set forth in the confidential disclosure letter delivered by CF Holdings, as expressly required by the combination agreement, as required by law or as in accordance with the prior written consent of OCI (which consent may not be unreasonably withheld, delayed or conditioned), CF Holdings:

  •
  will not, and will cause its subsidiaries not to, consummate, or enter into any agreement to consummate, any merger, acquisition or similar transaction that would reasonably be expected to adversely affect or materially delay the ability of CF Holdings or any other party to obtain any consent, registration, approval, authorization, clearance, no-action letter or other permit necessary or advisable to be obtained from any third party or any governmental body in order to consummate the combination;

  •
  other than granting, conferring or awarding of any stock awards to employees, directors and consultants in the ordinary course of business, will not issue, deliver, sell, grant, transfer, dispose of or subject to a lien or authorize to deliver, sell, grant, transfer, dispose of or subject to a lien, any shares of its capital stock, or authorize to issue, deliver, sell, transfer, grant, dispose of or subject to a lien, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for its capital stock, effect any stock split, subdivision, combination, reclassification or otherwise change its capitalization as it existed on the date of the combination agreement, in each case except pursuant to the due exercise of stock options in accordance with their terms or the settlement of other stock awards in accordance with their terms, in each case that are outstanding as of the date of the combination agreement or granted after the date of the combination agreement in compliance with the combination agreement;

  •
  will not, directly or indirectly, amend or propose to amend the charter documents, or any similar business entity formation or governing document, of CF Holdings or New CF (except that New CF may make such amendments required to re-register as a public limited company);

  •
  will not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock other than quarterly dividends payable by CF Holdings, in an amount per share not to exceed its most recent quarterly per share dividend and with the timing of such dividend to be consistent with past practice, or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock except in the case of this clause (B) in an aggregate amount per fiscal quarter which, when taken together with the aggregate amount of all dividends or other distributions by CF Holdings during such fiscal quarter, would not exceed $250 million;

  •
  will not adopt or implement a plan of complete or partial liquidation or a dissolution, re-structuring, re-capitalization or other reorganization of CF Holdings; and

  •
  will not agree in writing or otherwise to take any of the prohibited actions described above in this section.

No Solicitation; Change of Board Recommendation

Mutual No Solicitation Restriction

        Pursuant to the terms of the combination agreement, from the date of the combination agreement until the earlier of the closing and the termination of the combination agreement, CF Holdings or OCI, as applicable, will, will cause its subsidiaries to and will use reasonable best efforts to cause its and its subsidiaries' representatives not to, directly or indirectly:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below);

  •
  enter into any letter, memorandum of understanding or agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, an acquisition proposal or enter into any letter, memorandum of understanding or agreement requiring CF Holdings or OCI, as applicable, to abandon, terminate or fail to consummate the combination;

  •
  enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

  •
  approve, recommend or endorse any acquisition proposal; or

  •
  resolve, agree or propose to do any of the above.

        At any time prior to receipt of the approval of CF Holdings shareholders or OCI shareholders, as applicable, CF Holdings or OCI, as applicable, may (A) furnish or disclose, pursuant to a confidentiality agreement, information with respect to CF Holdings or OCI, as applicable, and its subsidiaries to the person making such acquisition proposal for CF Holdings or OCI, as applicable, and (B) participate in discussions or negotiations with the person making such acquisition proposal in response to an unsolicited, bona fide written acquisition proposal, that the CF Holdings board or OCI board, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably expected to lead to a superior proposal (as defined below). CF Holdings or OCI may take such actions only if:

  •
  such acquisition proposal did not result from a knowing or intentional breach of the no-solicitation covenant described in this section; and

  •
  concurrently with the delivery of non-public information with respect to CF Holdings or OCI, as applicable, and its subsidiaries to the person making such acquisition proposal, CF Holdings or OCI, as applicable, provides to OCI or CF Holdings, as applicable, such non-public information unless it has been previously made available to OCI or CF Holdings, as applicable.

Pursuant to the terms of the combination agreement, CF Holdings or OCI, as applicable, will give prompt notice (and, in any event within 24 hours) to OCI or CF Holdings, as applicable, if it furnishes non-public information or enters into discussions or negotiations with the person making such acquisition proposal. CF Holdings or OCI, as applicable, will also give prompt notice (and, in any event within 24 hours) to OCI or CF Holdings, as applicable, after receipt of any acquisition proposal or a proposal or offer that is reasonably likely to lead to an acquisition proposal or any inquiry or request for such discussions or negotiations relating to a possible making of such acquisition, and keeps OCI or CF Holdings, as applicable, promptly informed of the status of such acquisition proposal and any material changes to its terms.

        The term "acquisition proposal" means, with respect to CF Holdings or OCI, as applicable, any offer or proposal for, or any indication of interest in, (A) any direct or indirect acquisition or purchase of CF Holdings or OCI, as applicable, or any of its subsidiaries that constitutes 15% or more of the consolidated gross revenue or consolidated gross assets of CF Holdings or OCI, as applicable, and its subsidiaries, taken as a whole (any such subsidiary, a "major subsidiary"), (B) any direct or indirect acquisition or purchase of (i) 15% or more of any class of equity securities or voting power or 15% or more of the consolidated gross assets of CF Holdings or OCI, as applicable, or (ii) 15% or more of any class of equity securities or voting power of any of its major subsidiaries, (c) any tender offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities or voting power of CF Holdings or OCI, as applicable, or (d) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CF Holdings or OCI, as applicable, or any major subsidiary of CF Holdings or OCI, as applicable, in each case, by, with or involving a person other than another party to the combination agreement or any of its subsidiaries; provided that an offer, proposal or indication of interest that does not contemplate the direct or indirect acquisition or purchase of any assets or capital stock of any of the purchased companies or any of their subsidiaries and is not otherwise mutually exclusive with or a material impediment or source of delay to the transactions will not constitute an acquisition proposal for OCI.

Superior Proposals; Fiduciary Out

        The term "superior proposal" means, with respect to CF Holdings or OCI, as applicable, a bona fide, unsolicited written acquisition proposal for CF Holdings or OCI, as applicable, (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and CF Holdings or OCI, as applicable, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding capital stock or ordinary shares of CF Holdings or OCI, as applicable, or more than 50% of the assets of CF Holdings or OCI, as applicable, and its subsidiaries, taken as a whole, and (B) that the CF Holdings board or OCI board, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, is reasonably likely to be completed on the terms proposed (taking into account any changes to the combination agreement proposed by the other party in response to such acquisition proposal), is more favorable to the shareholders of CF Holdings or shareholders of OCI, as applicable, from a financial point of view than the combination.

        The combination agreement provides that the CF Holdings board or the OCI board, as applicable, will not effect an adverse recommendation change (as defined below) or authorize, cause or permit CF Holdings or OCI, as applicable, or any of its subsidiaries to enter into any agreement with respect to an acquisition proposal. At any time prior to obtaining the approval of CF Holdings shareholders or OCI shareholders, as applicable, however, if the CF Holdings board or OCI board, as applicable, determines in good faith (after consultation with its outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the CF Holdings board or OCI board, as applicable, may make an adverse recommendation change in connection with an intervening event (as defined below) or a superior proposal. Before making an adverse recommendation change in accordance with the immediately preceding sentence, CF Holdings or OCI, as applicable, must:

  •
  provide the other party with five business days' written notice that CF Holdings or OCI, as applicable, intends to take such action, which notice must specify the reasons of the proposed adverse recommendation change;

  •
  negotiate, and cause its representatives to negotiate, in good faith with the other party during such notice period, to the extent the other party wishes to negotiate, to enable the other party to propose revisions to the terms of the combination agreement such that it would permit the CF

    Holdings board or OCI board, as applicable, not to make an adverse recommendation change; and

  •
  upon the end of such notice period, the CF Holdings board or OCI board, as applicable, will have considered in good faith any revisions to the terms of the combination agreement proposed in writing by the other party, and will have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the board's fiduciary duties under applicable law.

        An "intervening event" is, with respect to CF Holdings or OCI, as applicable, any material event, fact, circumstance, development or occurrence not relating to an acquisition proposal for CF Holdings or OCI, as applicable, that (A) is neither known to nor reasonably foreseeable by the CF Holdings board or the OCI board, as applicable, as of the date of the combination agreement and (B) becomes known to or by the CF Holdings board or the OCI board, as applicable, prior to obtaining the approval of CF Holdings shareholders or OCI shareholders, as applicable.

        The term "adverse recommendation change" means (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to CF Holdings or OCI, as applicable, the OCI board recommendation or CF Holdings board recommendation, as applicable, in favor of the combination or (B) adopt, approve or recommend to CF Holdings shareholders or OCI shareholders, as applicable, or publicly propose to adopt, approve or recommend to CF Holdings shareholders or OCI shareholders, as applicable, an acquisition proposal for CF Holdings or OCI, as applicable.

        The limitations described above in this section will not prohibit CF Holdings from (A) taking and disclosing to CF Holdings shareholders a position with respect to any tender or exchange offer by a third party pursuant to Rule 14d-9 and Rule 14e-2 under the Exchange Act or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (B) making any disclosures to its shareholders if the CF Holdings board determines in good faith that the failure to make such disclosure would be inconsistent with the CF Holdings board's fiduciary duties to CF Holdings' shareholders under applicable law. However, (i) in no event will the matters described in this paragraph affect the other obligations specified above in this section and (ii) any such disclosure (other than issuance by CF Holdings of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the CF Holdings board with respect to the combination agreement or an acquisition proposal will be deemed to be an adverse recommendation change by CF Holdings unless the CF Holdings board in connection with such communication publicly states that its recommendation with respect to the combination agreement has not changed or refers to the prior recommendation of the CF Holdings board without making or disclosing any adverse recommendation change.

CF Holdings Special Meeting; Recommendation of the CF Holdings Board

        The combination agreement provides that CF Holdings will, as soon as reasonably practicable after the SEC declares the registration statement effective, convene a special meeting of its shareholders for purposes of considering and voting upon the adoption of the combination agreement and thereby approving the combination.

        The combination agreement also provides that the CF Holdings board will include in the proxy statement its recommendation that the shareholders adopt the combination agreement and approve the merger, except to the extent that the CF Holdings board has made an adverse recommendation change as permitted by the combination agreement.

OCI Extraordinary General Meeting; Recommendation of the OCI Board

        The combination agreement provides that OCI will, as soon as reasonably practicable after the SEC declares the registration statement effective, convene an extraordinary general meeting of its shareholders for purposes of considering and voting upon the combination.

        The combination agreement also provides that the OCI board will include in the notice of the OCI meeting its recommendation that the shareholders approve the combination, except to the extent that the OCI board has made an adverse recommendation change as permitted by the combination agreement.

Employee Matters

        Employees of the purchased companies and their subsidiaries and CF Holdings and its subsidiaries will remain employees of the purchased companies, such subsidiaries and CF Holdings, respectively, as owned by New CF, at the closing. In this section of the document, such employees are referred to as the affected employees.

        With respect to any benefit plan of CF Holdings or OCI in which any affected employee first becomes eligible to participate on or after the effective time of the merger, and in which such affected employee did not participate prior to the effective time of the merger, New CF will: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the affected employees and their eligible dependents under any new plans in which such affected employees may be eligible to participate after the effective time of the merger, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous CF Holdings or OCI plan, as the case may be; (B) provide each affected employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the effective time of the merger under a CF Holdings or OCI plan; and (C) recognize all service of the affected employees with CF Holdings and OCI and their respective affiliates for all purposes, including any severance plan, to the extent such service is taken into account under the applicable new plan (to the extent recognized under the corresponding CF Holdings or OCI benefit plan).

        The terms and conditions of employment for any affected employee whose employment is subject to a collective bargaining agreement that binds New CF or its subsidiaries after the effective time of the merger will be governed by such collective bargaining agreement until its expiration or termination in accordance with its terms and applicable law.

        With respect to any individual who is employed as of the effective time of the merger by CF Holdings and its subsidiaries or the purchased companies and their subsidiaries and who becomes an employee of New CF or its subsidiaries or remains an employee of the purchased companies and their subsidiaries following the effective time of the merger, New CF will honor all obligations under any change in control severance agreement between such individuals and CF Holdings or a CF Holdings subsidiary.

        No provision in the combination agreement limits the right of New CF and its subsidiaries to amend or terminate any CF Holdings or OCI benefit plan that CF Holdings or OCI would otherwise have had the right to amend or terminate under the terms of such benefit plan, and the combination agreement does not require the continuation of the employment of any particular affected employee.

        OCI and CF Holdings will take all steps necessary to comply with any information or consultation requirements with any labor union, works council, labor organization or employee representative body regarding the combination prior to the closing, whether pursuant to any collective bargaining agreement to which OCI, CF Holdings, any of their respective subsidiaries is a party to or bound by or pursuant to applicable law, including for the avoidance of doubt the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit fusiegedragsregels 2000 ter bescherming van de belangen van werknemers) and the Dutch Works Council Act (Wet op de Ondernemingsraden),

which require OCI to inform and invite certain trade unions for consultation prior to entering into this agreement and to inform and consult with the OCI Nitrogen B.V. works council prior to the closing. If any of the employee representative bodies wishes to discuss or make their consultation or opinion conditional upon any commitment, forward-looking statement, condition, obligation, requirement, undertaking or modification, OCI and CF Holdings will discuss in good faith whether to accommodate this. OCI and CF Holdings will use commercially reasonable efforts to resolve any outstanding issues in this respect and to address any concerns or conditions of such employee representative bodies, without any binding obligation to address any concerns or agree on any conditions.

        In addition, for a period of one year from and after the closing date, OCI will not, and will not permit any of its controlled affiliates or any of its and their respective representatives to, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee of New CF and its subsidiaries or any purchased company or its subsidiaries to terminate such relationship; (B) in any way interfere with the relationship between New CF and its subsidiaries and the purchased companies and their subsidiaries and any of their respective employees; or (C) hire, retain, employ or otherwise engage or attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise, any employee of New CF and its subsidiaries or the purchased companies and their subsidiaries; provided, however, that OCI will not be precluded from hiring, retaining, employing or otherwise engaging any person who responds to general or public solicitation not targeted at employees of New CF and its subsidiaries or the purchased companies and their subsidiaries.

Restructuring Matters

        The combination agreement provides that the parties will take certain steps prior to and on the closing date, including that (A) OCI and its affiliates will settle intercompany balances between the purchased companies and their subsidiaries and other OCI companies; (B) OCI will extract the ownership of equity interests in the out-of-scope subsidiaries from the purchased companies; (C) the real property at the greenfield methanol production facility located in Beaumont, Texas will be portioned and subdivided; (D) any offtake contracts between OCI Trading, on the one hand, and Egyptian Fertilizer Company or Sorfert, on the other hand, will be cancelled; (E) New CF will undertake a reduction of capital under English law by reduction of share premium in order to allow the creation of distributable reserves; and (F) New CF will create subsidiaries to facilitate the combination.

Further Action; Efforts

General

        The combination agreement requires CF Holdings and OCI to use their respective reasonable best efforts to take all action and to do all things necessary, proper or advisable to cause the conditions to the closing to be satisfied and to consummate and make effective the combination as soon as practicable, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all governmental bodies and officials and parties to contracts with CF Holdings, OCI or any of their respective subsidiaries that may be or become necessary for the performance of obligations pursuant to the combination agreement and the consummation of the combination. Notwithstanding the foregoing, none of OCI, any of its subsidiaries or any affiliates will have any obligation to agree to amend or modify any contract or pay any fees, costs or expenses to any third party in connection with obtaining any such waivers, permits, consents, approvals, authorizations, qualifications or orders.

Regulatory Approvals

        CF Holdings and OCI agreed to make any filings required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable antitrust laws with respect to the combination as promptly as practicable after the date of the combination agreement and to supply as promptly as practicable to the appropriate governmental bodies any additional information and documentary material that may be requested by such governmental bodies pursuant to the HSR Act, the EU Merger Regulation or such other applicable antitrust laws.

        In addition, CF Holdings and OCI agreed to use their reasonable best efforts to cooperate with and assist each other in good faith to (A) determine which filings are required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable antitrust laws with respect to the combination, (B) provide to the other parties necessary information and assistance as any governmental body may from time to time require of such party in connection with obtaining the relevant waivers or permits in relation to such filings or in connection with any other review or investigation of the combination by a governmental body pursuant to the HSR Act, the EU Merger Regulation or other applicable antitrust laws, and (C) provide assistance and cooperation to allow the other parties to prepare and submit any such filings or submissions required to be submitted under the HSR Act, the EU Merger Regulation or other applicable antitrust laws, including providing to the other parties any information that the other parties may from time to time require for the purpose of any filing with any governmental body in respect of any such filing. CF Holdings will be permitted to take the lead in all joint meetings and communications with any governmental body in connection with obtaining any necessary antitrust, competition, fair trade or similar clearances.

        CF Holdings and OCI will, and will cause each of their respective subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the combination by any antitrust authority, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable antitrust law that may be asserted by any antitrust authority or any other person so as to enable the parties to consummate and make effective the combination as soon as practicable, and in any event prior to August 6, 2016. These steps may include proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their subsidiaries, assets, properties, leases or businesses, the entrance into, or the amendment, modification or termination of, any contracts, ownership rights, supply agreements, tolling agreements or other arrangements, and other remedies in order to obtain such approvals and to avoid the entry of, and to avoid the commencement of litigation or other legal proceedings seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other applicable law in any suit or other legal proceeding, which could otherwise have the effect of materially delaying or preventing the consummation of the combination.

        In addition, CF Holdings and OCI will, and will cause each of their respective subsidiaries to, defend through litigation on the merits so as to enable the parties to consummate and make effective the combination as soon as practicable (and in any event prior to August 5, 2016) any claim asserted in court or an administrative or other tribunal by any antitrust authority or other person under applicable antitrust laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) or other applicable law that could prevent or materially delay the closing from occurring as soon as practicable.

        Neither party, however, is required to agree to a divestiture if (A) such divestiture is not conditioned on the consummation of the combination or (B) such divestiture would constitute a burdensome condition (as defined below).

        The term "burdensome condition" means one or more divestitures if and to the extent such divestitures would, individually or in the aggregate with all other divestitures taken together, either (A) reasonably be expected to result (after giving effect to any net after-tax proceeds or other benefits reasonably expected to result from any such divestiture) in adverse valuation effects (measured on a net present value basis) to (i) the business, results of operations or financial condition of (x) the purchased companies and their subsidiaries, (y) CF Holdings or its subsidiaries either before or after giving effect to the combination or (z) New CF or its subsidiaries after giving effect to the combination or (ii) any anticipated benefits (net of any costs associated with or relating to such anticipated benefits so affected) reasonably expected to result to New CF, CF Holdings, the purchased companies and their respective subsidiaries from the combination, that, in the case of (i) and (ii), individually or in the aggregate exceed $100 million, or (B) require CF Holdings, OCI or any of their respective subsidiaries or affiliates to divest, sell, dispose, assign, license any rights with respect to any property, plant or equipment having a fair market value in excess of $100 million; provided, further, that for purposes of the combination agreement, "fair market value" is based on the value that a willing buyer would pay a willing seller independent of the combination.

Other Actions and Efforts

        CF Holdings and OCI have agreed, among other things:

  •
  to provide, subject to certain restrictions, each other and the other's representatives with reasonable access during normal business hours to their respective personnel, properties, books and records and contracts, and furnish information concerning its business, properties and personnel as the other party may reasonably request, except that such access will not include any right to conduct environmental sampling or testing of real property;

  •
  to consult with each other before issuing press releases or similar public announcements regarding the combination agreement, the combination;

  •
  that the obligations under confidentiality agreement executed by the parties on February 4, 2015, will remain in effect until the closing, upon which such obligations will expire and new confidentiality obligations will take effect;

  •
  to work together in good faith to prepare a mutually agreeable shareholder agreement by and between Firewater One, New CF and OCI consistent with the terms set forth in the Firewater One Term Sheet attached as Annex C to this document; and

  •
  to consider in good faith any reasonable request by the other party to enter into a transition services agreement at the closing, provided such agreement has a term no longer than six months and would otherwise be on terms and conditions satisfactory to each such party, in its sole discretion.

        In addition, CF Holdings and New CF have agreed, among other things:

  •
  to prepare and submit to the NYSE a listing application covering the New CF ordinary shares to be issued pursuant to the combination agreement and to use reasonable best efforts to obtain, prior to closing, the approval for the listing of such shares;

  •
  to take all such actions as may be required to cause any dispositions of CF Holdings common stock or acquisitions of New CF ordinary shares resulting from the combination by each person who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to New CF to be exempt under Rule 16b-3 promulgated thereunder;

  •
  to use reasonable best efforts to obtain the 7874 opinion from Skadden; and

  •
  to use commercially reasonable efforts to procure the return or unconditional release of, or cause New CF or CF Holdings to be substituted in all respects for, any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, OCI or any of its subsidiaries other than the purchased companies and their subsidiaries, in each case effective as of the closing date, which letter of credit, performance bond or surety is solely for the benefit the purchased companies and their subsidiaries in connection with the ENA business.

        In addition, OCI has agreed, among other things:

  •
  to provide to CF Holdings and New CF (A) audited combined financial statements of the purchased companies as of December 31, 2014 and December 31, 2013; (B) interim unaudited financial statements of the purchased companies required to be included in New CF's registration statement; and (C) other financial statements and other information relating to the purchased companies required to be included in New CF's registration statement;

  •
  to provide to New CF within 65 calendar days following the closing all historical, annual and interim audited and unaudited financial statements required to be filed in a Form 8-K amendment to be filed by New CF pursuant to Item 9.01 of Form 8-K on or before the date that is 71 calendar days after its filing of a Form 8-K announcing the effective time of the merger;

  •
  after the date of the filing of the registration statement, to provide to CF Holdings as soon as available and in any event within 40 calendar days after the end of each calendar quarter (other than the last quarter of the year) which ends prior to the closing date, an unaudited combined balance sheet of the purchased companies as of the end of that fiscal quarter and the related statements of income and, in the case of the second quarter only, cash flows for that fiscal quarter;

  •
  through the earlier of the closing and the date on which the combination agreement is terminated, to provide and cause its controlled affiliates and the purchased companies to, and will use reasonable best efforts to cause its and their respective representatives to, provide reasonable assistance and cooperation as is customary and reasonably requested by CF Holdings, Morgan Stanley Senior Funding, Inc. or Goldman Sachs Bank USA in connection with CF Holdings' obtaining, marketing and arrangement of the debt financing for the combination;

  •
  to take such actions as may be necessary so that, as of the closing date, all liabilities, indebtedness or other obligations owed between the purchased companies and their subsidiaries, on the one hand, and OCI or any related person, on the other hand, will be settled, discharged or released;

  •
  to use reasonable best efforts to cooperate in good faith with CF Holdings with respect to certain operational matters at the plant in Wever, Iowa;

  •
  to use reasonable best efforts to permit New CF to cause Iowa Fertilizer Company to issue not earlier than the effective time of the merger a notice of optional redemption for all of the Series 2013 Bonds;

  •
  to obtain at the closing a payoff letter, at the written request of CF Holdings at least ten days prior to closing, from the agents under credit facilities of the purchased companies and their subsidiaries;

  •
  to grant to New CF the right to use certain names and marks of OCI in connection with the operation of the business of the ENA business for a period of up to twelve months following the closing date;

  •
  to obtain duly signed resignation letters, effective immediately after the closing, of any directors and officers (or the equivalents) of the purchased companies (other than Firewater One) and to use commercially reasonable efforts to obtain duly signed resignation letters, effective immediately after the closing, of any directors and officers (or the equivalents) of any subsidiaries of the purchased companies (other than Firewater One), in each case at the written request of CF Holdings at least 20 days prior to the closing;

  •
  to use its reasonable best efforts to obtain the 355 opinion from Cleary;

  •
  to use its reasonable best efforts to obtain the solvency opinion from Rothschild Inc.;

  •
  that any of its retained New CF ordinary shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a combination not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. federal and U.S. state securities laws; and

  •
  to cause the registrant of certain domain names to change the registered owner as recorded by the applicable registrar of such domain names to one of the purchased companies or their subsidiaries.

        In addition, CF Holdings has agreed, among other things:

  •
  to use its reasonable best efforts to take, or cause to be taken, all actions to arrange and obtain the proceeds of the debt financing to be used to finance the combination, including using reasonable best efforts to (A) maintain in effect the commitment letter, dated as of August 6, 2015, between CF Holdings and Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA in accordance with the terms and subject to the conditions thereof; (B) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the commitment letter or on terms not prohibited by the combination agreement or on terms not materially less favorable, in the aggregate, to CF Holdings (as determined in the reasonable judgment of CF Holdings) than the terms and conditions contained in the commitment letter; (C) satisfy or seek a waiver of, on a timely basis, all conditions in the commitment letter and such definitive agreements within the control of CF Holdings; (D) upon satisfaction or waiver of all of the conditions precedent, draw a sufficient amount of the debt financing or any other financing to enable CF Holdings to consummate the merger; and (E) upon satisfaction or waiver of all the conditions, enforce the funding obligations rights under the commitment letter or such definitive agreements in the event of a failure to fund by the financing sources that would impede or delay the closing; and

  •
  in the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment letter and such portion is reasonably required to consummate the combination, to use its reasonable best efforts to arrange and to obtain from alternative sources upon terms and conditions not materially less favorable, in the aggregate, to CF Holdings (as determined in the reasonable judgment of CF Holdings) than those contained in the commitment letter, an amount sufficient to consummate the merger.

        In addition, New CF has agreed, among other things:

  •
  for a period of at least six years after the closing date, not to, and not to permit any of the purchased companies and their subsidiaries to, amend, repeal or modify any provision in any charter documents of the purchased companies and their subsidiaries relating to the exculpation, indemnification or advancement of expenses with respect to any individual who is now, or who has been at any time prior to the date of the combination agreement, or who becomes prior to the closing, a director or officer of the purchased companies and their subsidiaries, in connection with acts or omissions occurring on or prior to the closing; and

  •
  to use its reasonable best efforts to obtain the 355 opinion from Cleary.

        In addition, OCI, CF Holdings and New CF have agreed, among other things:

  •
  (A) to give the other parties the opportunity to participate in (but not control) such party's defense or settlement of any shareholder litigation against such party and/or its directors or executive officers relating to the combination agreement or the combination, and (B) to not settle or offer to settle any such litigation without the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed);

  •
  to grant approvals and take such actions as necessary so that the combination may be consummated if antitakeover statutes become applicable to the combination;

  •
  that the real property owned by OCI which is a greenfield methanol production facility located in Beaumont, Texas will be partitioned and subdivided as determined by the parties prior to the closing; and

  •
  that, prior to January 1, 2022, New CF will have a right to participate in any project commenced by OCI on real property owned by Texam Holdings LLC (a wholly-owned subsidiary of OCI), or any of Texam Holdings LLC's subsidiaries, on the same economic terms as OCI, with OCI retaining a 55% interest in such project and New CF acquiring a 45% interest and that, if OCI does not commence the development of a project on the real property owned by Texam Holdings LLC or any of its subsidiaries prior to January 1, 2022 for which New CF is provided the participation right as described above, New CF will have the option to acquire such real estate on January 1, 2022 for its fair market value as of January 1, 2022 as agreed to by OCI and New CF or failing such agreement as determined by a third party appraisal process reasonably satisfactory to OCI and New CF.

        In addition, with respect to the convertible bonds:

  •
  OCI, CF Holdings and New CF have agreed to (A) comply fully with the terms of the convertible bonds and the convertible bond trust deed, including giving any and all notices required to be given by such person under the terms of the convertible bonds and the convertible bond trust deed prior to the effective time of the merger with respect to the combination and delivering all documents required under the terms of the convertible bonds and the convertible bond trust deed; (B) consult with the other parties in relation to the appointment of an independent advisor to oversee the valuation and conversion of the convertible bonds; and (C) take all actions as are reasonably requested by any other party to carry out the purposes of the foregoing and to cooperate with the other parties in relation thereto;

  •
  OCI has agreed to use commercially reasonable efforts in compliance with applicable law to make an offer to the holders of the convertible bonds designed to incentivize such holders of convertible bonds to exercise their conversion rights with respect to the convertible bonds prior to the time of the distribution;

  •
  OCI has agreed to use commercially reasonable efforts prior to the closing date to assist CF Holdings in the preparation of an application to list the convertible bonds on a "recognised stock exchange" within the meaning of section 1005 of the Income Tax Act 2007 so that such application may be made by New CF on or after the closing date, with effectiveness reasonably expected on or as soon as practicable after the closing date and in any event prior to the first interest payment date under the convertible bonds after the closing; and

  •
  After the closing of the combination and prior to March 31, 2017, if the convertible bonds may be redeemed by New CF as described in the section entitled "Description of Certain Indebtedness—OCI Convertible Bonds" then New CF will use commercially reasonable efforts to redeem the convertible bonds. Upon such redemption, New CF will issue to OCI a number of New CF ordinary shares equal to the portion of the convertible bond share reduction amount (as explained above in the section entitled "—The Contribution") representing the premium to parity value of the convertible bond as of the closing minus the number of New CF ordinary shares equal to (i) a certain amount of interest paid or payable on the convertible bonds, divided by (ii) the volume weighted average price per New CF ordinary share on the NYSE for the ten consecutive trading days ending upon and including the third trading day immediately prior to the optional redemption date as calculated by Bloomberg Financial LP under the function "VWAP."

Conditions to the Closing

Conditions to Each Party's Obligations to Close the Combination

        Each party's obligation to effect the combination is subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the combination agreement by the requisite affirmative vote of CF Holdings shareholders;

  •
  the approval of the combination by the requisite affirmative vote of the OCI shareholders;

  •
  the waiting period applicable to the distribution by way of a reduction of the nominal value of the ordinary shares in the capital of OCI of certain of the New CF ordinary shares received by it from New CF will have expired with no opposition being instituted or, if opposition was instituted in accordance with section 2:100 DCC, such opposition will have been withdrawn or otherwise finally settled;

  •
  the waiting periods and approvals applicable to the consummation of the combination under the HSR Act, European Union Merger Regulation and the Turkish competition law will have expired, been terminated or been obtained, as applicable, in each case without the imposition of a burdensome condition;

  •
  CFIUS will have concluded all action under any review or investigation of the combination under the DPA, having determined that the combination does not constitute a "covered transaction" pursuant to the DPA or that there are no unresolved national security concerns, or the President of the United States of America will have determined not to take action authorized by the DPA with respect to the combination;

  •
  the effectiveness of New CF's registration statement (of which this document forms a part) under the Securities Act, and the absence of any stop order and no proceedings for that purpose with respect to such registration statement;

  •
  the NYSE's authorization to list the New CF ordinary shares on such exchange;

  •
  the absence of any judgment, order or injunction by any governmental body or any applicable law that prohibits or makes illegal the consummation of the combination;

  •
  no action or proceeding will have been commenced by any governmental body and be pending against New CF, CF Holdings or OCI seeking to restrain, or to obtain any material damages or other material remedy in connection with, the combination; provided that this condition, to the extent it relates to any action or proceeding by any antitrust authority or relating to any antitrust law, will be deemed to be satisfied unless the restraint, damages or remedy sought by the applicable governmental body constitutes a burdensome condition;

  •
  certain representations and warranties of New CF contained in the combination agreement being true and correct in all material respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of New CF contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct as of the date of the combination agreement and as of the closing date as though made at the closing date, except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of New CF or MergerCo to consummate the combination;

  •
  the performance in all material respects by New CF of agreements and covenants in the combination agreement that are required to be performed by it at or prior to the closing;

  •
  the absence of (A) any change in law, official interpretation thereof, or officially proposed action by the IRS or the U.S. Department of the Treasury with respect to subject matters covered by Code Section 7874, and (B) passage of any bill that would implement a change in applicable laws by either the U.S. House of Representatives or the U.S. Senate with respect to subject matters covered by Code Section 7874, that, in either of case (A) or (B), if finalized and made effective, in the opinion of Skadden or Cleary, would reasonably be expected to cause New CF to be treated as a U.S. domestic corporation for U.S. federal tax purposes; and

  •
  certain of the steps of the restructuring described in section 3.1 of the combination agreement (which very generally includes the steps involved in the separation and the settlement of certain intercompany payables and receivables) will have been completed in all material respects in accordance with the terms and provisions of the combination agreement.

Conditions to the Obligations of CF Holdings to Close the Combination

        Unless waived by CF Holdings, the obligations of CF Holdings to effect the combination are subject to the satisfaction of the following additional conditions:

  •
  certain representations and warranties of OCI contained in the combination agreement being true and correct in all respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of OCI contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct in all material respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of OCI contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct as of the date of the combination agreement and as of the closing date as though made at the closing date, except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had an OCI material adverse effect;

  •
  the performance in all material respects by OCI of agreements and covenants in the combination agreement that are required to be performed by it at or prior to the closing;

  •
  no OCI material adverse effect having occurred since the date of the combination agreement;

  •
  the receipt by CF Holdings from Skadden of an opinion dated as of the closing date to the effect that Section 7874 of the Code (or any other U.S. tax laws), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, should not apply in such a manner so as to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date;

  •
  the receipt by CF Holdings of certain consents as set forth in the confidential disclosure letter delivered by OCI;

  •
  the net indebtedness of the purchased companies and their subsidiaries (other than any such indebtedness owed to OCI and its subsidiaries other than the purchased companies and excluding any net indebtedness incurred by Firewater One and its subsidiaries in connection with the Natgasoline project financing as described in the section entitled "Natgasoline Joint Venture") as of immediately prior to the closing will not be greater than $2.2 billion; and

  •
  the receipt by the OCI board from Rothschild Inc. of a customary "solvency" opinion in form and substance reasonably satisfactory to the CF Holdings board.

Conditions to the Obligations of OCI to Close the Combination

        Unless waived by OCI, the obligations of OCI to effect the combination are subject to the satisfaction of the following additional conditions:

  •
  certain representations and warranties of CF Holdings contained in the combination agreement being true and correct in all respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of CF Holdings contained in the combination agreement being true and correct in all material respects as of the date of the combination agreement and as of the closing date as though made at the closing date;

  •
  certain representations and warranties of CF Holdings contained in the combination agreement, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, being true and correct as of the date of the combination agreement and as of the closing date as though made at the closing date, except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had a CF Holdings material adverse effect;

  •
  the performance in all material respects by CF Holdings of agreements and covenants in the combination agreement that are required to be performed by it at or prior to the closing;

  •
  no CF Holdings material adverse effect having occurred since the date of the combination agreement; and

  •
  the receipt by OCI from Cleary of an opinion dated as of the closing date to the effect that, for U.S. federal income tax purposes, the separation should be treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code.

Conditions to the Natgasoline Joint Venture

        If the conditions of the Natgasoline joint venture set forth below have not been satisfied as of the closing, CF Holdings may by written notice to OCI elect that the combination agreement be deemed modified such that: (A) the definition of purchased companies will not include Firewater One; (B) all references to OCI causing OCI Chem 2 B.V. to transfer to CF Holdings (or its designee) shares representing 45% of the capital stock of Firewater One in exchange for an amount in cash equal to $517.5 million will be deleted; and (C) all references to any Natgasoline construction contract or the Natgasoline complex will be deleted.

        Each party's obligation to consummate the Natgasoline joint venture transaction is subject to the satisfaction of the below conditions:

  •
  Natgasoline LLC will have secured a maximum of $1.4 billion of non-recourse project financing with all conditions precedent to initial disbursement met or waived, with such project financing to be on prevailing market terms and conditions, subject to certain conditions.

  •
  Natgasoline LLC will have entered into charter agreements (including any amendment, modifications or waivers thereof) for two methanol transport vessels.

  •
  Natgasoline LLC will have entered into the amendment of the engineering, procurement and construction contract for the Natgasoline methanol project, entered into as of April 15, 2015, between Natgasoline LLC and Orascom E&C USA Inc.:

  •
  to amend the such contract to be a turn-key, lump sum, fixed-price contract and to include a performance guaranty from the contractor secured by a standby letter of credit for an amount equal to 5% of the lump sum project cost for the benefit of Natgasoline; and

  •
  to amend the contract to be on terms and conditions satisfactory to the project financing lenders and such lenders' independent engineer.

    In connection with such amendment, CF Holdings will be entitled to (and Natgasoline LLC shall cause Orascom E&C USA Inc. to permit CF Holdings to) benefit from inspection and audit rights as are customarily granted to owners of projects with engineering, procurement and construction contracts of such type, regardless of whether such rights are contained in such contract as of the date hereof. Any costs of amendment of such contract as set forth above, including for purposes of complying with the requirements of the project financing lenders in order to secure the project financing with all conditions precedent to initial disbursement met or waived, shall be borne by OCI.

  •
  Natgasoline LLC will have executed and delivered an operations and maintenance agreement with CF Holdings or an affiliate of CF Holdings, pursuant to which CF Holdings or such affiliate will provide operation and maintenance services for the Natgasoline joint venture on market terms and conditions, including that pricing for such services shall be at cost plus a 7.5% mark-up.

  •
  Natgasoline LLC will have entered into a natural gas transportation agreement with a service provider reasonably acceptable to CF Holdings, and a terminal, pipeline and connection agreement with a service provider reasonably acceptable to CF Holdings, in each case on prevailing market terms and conditions.

  •
  No material adverse effect, as defined in the combination agreement (measured with respect to the Firewater One and all direct and indirect subsidiaries of Firewater One taken as a whole), will have occurred and be continuing.

  •
  Natgasoline LLC will be (i) in material compliance with, and no "default" or "event of default" shall have occurred and be continuing under, any of its material contracts, including, without limitation, the terms of the project financing and the engineering contract, and (ii) in material compliance with all applicable laws, rules and regulations applicable to the development, construction and operation of the Natgasoline methanol plant.

  •
  Any material consents or approvals required to be obtained from governmental authorities or contract counterparties in order to consummate the project financing shall have been obtained and in full force and effect.

  •
  The capital structure of Firewater One and its subsidiaries will be mutually satisfactory to OCI and CF Holdings; provided that any changes to the capital structure of Firewater One and its subsidiaries not contemplated pursuant to the terms of the combination agreement and requested by CF Holdings after August 6, 2015 shall be at no cost to OCI.

Indemnification

        From and after the closing, OCI will indemnify each of New CF, CF Holdings and their controlled affiliates (including the purchased companies and their subsidiaries after closing) and each of their representatives against, and hold them harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys' fees and costs of investigation and defense) they sustain that, directly or indirectly, arise out of or result from:

  •
  any breach of any representation or warranty made by or on behalf of OCI in the combination agreement (other than the tax matters representations and warranties). For the purpose of this bullet, the determination whether any breach of any representation or warranty has occurred will be made without giving effect to any "materiality" and "OCI material adverse effect" qualifications and exceptions in such representations and warranties other than certain representations and warranties of OCI regarding financial statements, the absence of an OCI material adverse effect, and disclosures regarding benefit plans, intellectual property rights, insurance and material contracts (it being understood that such representations and warranties will be deemed to have been made both as of the date of the combination agreement and as of the closing date as though made at the closing date (other than representations and warranties that by their terms speak as of another date, which shall be deemed to have been made only as of such date));

  •
  any breach or nonfulfillment by OCI of, or default by OCI under, any agreement or covenant in the combination agreement;

  •
  OCI and its subsidiaries (other than the purchased companies and their subsidiaries) or their respective businesses, operations, properties or assets, whether before or after the closing;

  •
  certain matters relating to the construction of OCI's facility in Wever, Iowa;

  •
  any claims or any proceedings by or on behalf of any holder of convertible bonds relating to, arising out of or in connection with the combination; and

  •
  the amount, if any, by which the actual net debt of the purchased companies and their subsidiaries (other than that owed to OCI and its subsidiaries other than the purchased companies) as of immediately prior to the closing exceeds the pre-closing estimate thereof.

        From and after the closing, New CF and CF Holdings will, jointly and severally, indemnify OCI and its controlled affiliates and each of their representatives against, and hold them harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys' fees and costs of investigation and defense) they sustain that, directly or indirectly, arise out of or result from:

  •
  any breach of any representation or warranty made by or on behalf of CF Holdings in the combination agreement (without giving effect to any "materiality" and "CF Holdings material adverse effect" qualifications and exceptions in such representations and warranties other than certain representations and warranties of CF Holdings regarding financial statements and the absence of a CF Holdings material adverse effect) (it being understood that such representations and warranties will be deemed to have been made both as of the date of the combination agreement and as of the closing date as though made at the closing date (other than representations and warranties that by their terms speak as of another date, which shall be deemed to have been made only as of such date));

  •
  any breach or nonfulfillment by CF Holdings of, or default by CF Holdings under, any agreement or covenant in the combination agreement;

  •
  any breach or nonfulfillment by New CF of, or default by New CF under, any agreement or covenant to be performed after the closing; or

  •
  the purchased companies and their subsidiaries or their respective businesses, operations, properties or assets, after the closing.

        In addition, from and after the closing, OCI and New CF will indemnify each other for certain tax matters as described below under "—Tax Matters."

Survival

        Most representations and warranties of the parties to the combination agreement survive the closing until 15 months after the closing. Representations and warranties regarding (A) authorization, validity and effect of agreements, capital structure, capitalization and rights with respect to equity interests, subsidiaries of the purchased companies, absence of amendments by purchased companies and their subsidiaries to certain construction contracts, title of OCI and certain of its subsidiaries to the equity interests of the purchased companies and fees payable to brokers or investment banks in connection with the combination will survive the closing until six years after the closing, (B) certain tax matters regarding inclusion on tax returns of material items of income and material items of deduction of the purchased companies survive until the applicable statute of limitations plus 90 days thereafter, and (C) other tax matters will expire at the closing.

        The covenants of the parties to the combination agreement that contemplate performance prior to the closing survive the closing until 15 months after the closing. The covenants that contemplate performance after the closing will survive the closing and continue in effect until (A) to the extent such covenants have an expiration date, such expiration date, and (B) to the extent that such covenants do not have an expiration date, indefinitely.

Threshold, Cap and de Minimis Amount

        Each party is required to indemnify the other party for breaches of representations and warranties only to the extent that the aggregate liability in respect of all indemnifiable claims exceeds a deductible of $50 million, except for breaches of the representations and warranties regarding authorization, validity and effect of agreements, capital structure, capitalization and rights with respect to equity interests, subsidiaries of the purchased companies, absence of amendments by purchased companies and their subsidiaries to certain construction contracts, title of OCI and certain of its subsidiaries to the equity interests of the purchased companies and fees payable to brokers or investment banks in connection with the transactions, to which the deductible does not apply.

        In no event shall any party's aggregate liability with respect to breaches of its representations and warranties exceed $450 million, except that such $450 million cap shall not apply to breaches of such representations and warranties to which the deductible does not apply (as discussed in the immediately preceding paragraph).

        There is no liability for breaches of representations and warranties for any individual claim (or series of related claims) that is less than a de minimis amount of $500,000, except that such $500,000 de minimis amount shall not apply to breaches of such representations and warranties to which the deductible does not apply (as discussed in the first paragraph of this section).

Tax Matters

        New CF will bear all transfer taxes and related out-of-pocket expenses, if any, relating to the combination (other than certain transfer taxes and related out-of-pocket expenses with respect to the convertible bonds). The party responsible under applicable law will prepare and file any transfer tax returns and provide them and any related documentation to the other parties. If OCI or any of its affiliates is required to pay transfer taxes for which it has filed a transfer tax return, New CF will indemnify and hold harmless OCI or its affiliate for any such transfer taxes and any out-of-pocket expenses in connection with the preparation and filing of such tax returns.

        OCI will prepare and file all tax returns of the purchased companies and their acquired subsidiaries that are due, taking into account extensions, on or prior to the closing date and will remit all taxes due in respect of such tax returns. Such tax returns shall be made in a manner consistent with past practices of each such purchased company or acquired subsidiary, except to the extent (i) required by applicable laws or (ii) where filing such tax returns in a manner that is not consistent with past practices of each such purchased company or acquired subsidiary would not increase taxes of or with respect to (or decrease a tax attribute of or otherwise available to) any such purchased company or acquired subsidiary, as the case may be, for a post-closing date tax period.

        New CF will prepare and file all tax returns of the purchased companies and their acquired subsidiaries after the closing date, other than any consolidated or combined tax return that is required to be filed by OCI or one of its subsidiaries or affiliates (other than a purchased company or acquired subsidiary), and will remit all taxes due in respect of such tax returns. Such tax returns shall be prepared and all elections with respect to such tax returns shall be made in a manner consistent with past practices of each such purchased company or acquired subsidiary, except to the extent required by applicable law. Before filing any straddle period tax return or any other pre-closing tax period tax return, New CF shall provide OCI with a copy of such tax return at least forty days prior to the last date for timely filing such tax return, and New CF shall include, in the tax return filed, all reasonable comments provided by OCI with respect to any such draft copy not later than five (5) days prior to such due date. OCI shall, and shall cause its affiliates to, execute any applicable powers of attorney with respect to the filing of such tax returns. New CF shall not, without the written consent (not to be unreasonably withheld) of OCI, withdraw, repudiate, amend, refile or otherwise modify, or cause or permit to be withdrawn, repudiated, amended, refiled or otherwise modified, any tax return filed by or in respect of any purchased company or acquired subsidiary for any taxable year or period beginning before the closing date.

        OCI will indemnify New CF and CF Holdings against (i) any taxes imposed on or with respect to any purchased company or acquired subsidiary for any pre-closing tax period (or portion thereof), (ii) any taxes imposed on or with respect to any purchased company or acquired subsidiary for which OCI or one of its affiliates (other than any of the purchased companies and their acquired subsidiaries) is primarily liable and which tax would not have arisen but for the relationship on or at any time before the closing date of a purchased company or acquired subsidiary with OCI or such affiliate, (iii) any breach of the representations and warranties relating to taxes of the purchased companies and their acquired subsidiaries made by OCI, (iv) certain transfer taxes for which OCI is responsible, (v) any taxes relating to the separation including, for the avoidance of doubt, any Dutch withholding taxes on the distribution, (vi) any taxes relating to or in connection with OCI's and its affiliates' exit from Egypt, (vii) any taxes relating to or in connection with the separation of OCI Construction Limited and its affiliates from OCI and its affiliates, (viii) any taxes with respect to the formation of, transfer of assets to or sale of interest in OCI Partners LP, a Delaware limited partnership, (ix) any amounts payable under the Tax Claim Agreement dated February 6, 2015, by and between OCI and OCI Construction Limited, and (x) any taxes or losses resulting from the failure of the Midwestern Disaster Relief Revenue Bonds, Series 2012 to qualify as tax-exempt bonds. The foregoing obligations of OCI shall survive until the expiration of the applicable statute of limitations plus thirty days. New CF will indemnify OCI against any taxes imposed on or in respect of the purchased companies and their acquired subsidiaries for any post-closing period and for any transfer taxes and related out-of-pocket expenses imposed on the combination (other than certain transfer taxes and related out-of-pocket expenses with respect to the convertible bonds). Any such indemnity payments will be treated by the parties as an adjustment of the cash consideration payable under the combination agreement and will be decreased by any tax benefit, and increased by any tax cost, realized by the recipient.

        All tax sharing agreements between the purchased companies and their acquired subsidiaries and OCI will terminate on the closing date. The parties agree to (a) retain and maintain all accounting and tax records and information relating to the purchased companies and their acquired subsidiaries including all tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of a purchased company or acquired subsidiary for each pre-closing tax period and any straddle period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such tax returns and other documents relate (giving effect to any valid extensions) or (ii) six years following the due date for such tax returns (giving effect to any valid extensions), (b) allow the other parties, their affiliates and representatives (and representatives of any of their affiliates), upon reasonable notice and at mutually convenient times, to access employees and to inspect, review and make copies of such records (at the expense of the party requesting the records) as such parties may deem reasonably necessary or appropriate from time to time and (c) as reasonably requested by any party, cooperate and make employees available at mutually convenient times to provide additional information or explanation of materials or documents. Such information shall be kept confidential except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.

        OCI will be entitled to control any tax contests to the extent they relate to taxes for which OCI is required to indemnify CF Holdings, New CF or their controlled affiliates; provided that New CF may participate in any such tax contests at its own expense, including the right to attend any meetings and participate in any communications with the relevant tax authority, to the extent they relate to taxes of a purchased company or acquired subsidiary; provided, further, that OCI shall not, and shall not permit any other person to, concede, settle or compromise a tax contest (or portion thereof) to the extent such concession, settlement or compromise could reasonably be expected to affect adversely New CF and its affiliates, including any increase in the taxes of any purchased company or acquired subsidiary for any post-closing tax period, without the prior written consent of New CF, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that if OCI fails to assume control of the conduct of any such tax contest within thirty (30) days following the receipt by OCI of notice of such tax contest, New CF may notify OCI in writing that it has failed to assume control of such tax contest, and if OCI does not assume control of such tax contest within five business days after such notice, New CF shall have the right to assume control of such tax contest and shall be empowered to settle, compromise and/or concede such tax contest upon the prior written consent of OCI, which consent shall not unreasonably be withheld, conditioned or delayed; provided, further, that OCI may participate in any tax contests described in the preceding clause at its own expense, including the right to attend any meeting and participate in any communications with the relevant tax authority, to the extent such tax contest relates to taxes of a purchased company or acquired subsidiary. New CF shall control any other tax contests of the purchased companies and their acquired subsidiaries, other than tax contests of a consolidated or combined group of which OCI or its affiliates (other than a purchased company) is the common parent.

        None of the parties may take or agree to take any action, or knowingly fail to take any action, which action or failure to act would or could reasonably be expected to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes following the combination. Neither CF nor OCI may take or agree to take any action, or knowingly fail to take any action, which action or failure to act would or could reasonably be expected to prevent the separation from being treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code.

Termination of the Combination Agreement

Termination by Mutual Consent

        The combination agreement may be terminated and the combination may be abandoned at any time prior to the closing, whether before or after the adoption of the combination agreement by CF Holdings shareholders or the approval of the combination by OCI shareholders, by the mutual written agreement of CF Holdings and OCI.

Termination by CF Holdings or OCI

        The combination agreement may be terminated and the combination may be abandoned at any time prior to the closing, whether before or after the adoption of the combination agreement by CF Holdings shareholders or the approval of the combination by OCI shareholders, by either CF Holdings or OCI:

  •
  if the closing does not occur on or before August 6, 2016, which is referred to in this document as the end date, except that CF Holdings and OCI may extend such date on one or more occasions to a date not later than November 6, 2016, in the event that all of the conditions to the closing, other than certain closing conditions related to antitrust or CFIUS, have been satisfied or are then capable of being satisfied; provided, that this right to terminate will not be available to any party if the failure of that party to perform any of its covenants or obligations under the combination agreement has caused or resulted in the failure of the closing to be consummated on or before such date;

  •
  if a final and nonappealable judgment, temporary restraining order, injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by a governmental body, or any law (other than those laws having only an immaterial effect and that do not impose criminal liabilities or penalties) makes the consummation of the combination illegal; provided, that the party seeking to so terminate the combination agreement has used its reasonable best efforts to remove the restraint;

  •
  if the combination agreement was not adopted by CF Holdings shareholders upon a vote taken at a duly held meeting of CF Holdings shareholders;

  •
  if the combination agreement was not approved by OCI shareholders upon a vote taken at a duly held meeting of OCI shareholders;

  •
  if there will have been a change of law that, if finalized and made effective, in the opinion of Skadden or Cleary, would reasonably be expected to cause New CF to be treated as a U.S. domestic corporation for U.S. federal tax purposes; or

  •
  in the event New CF breaches any representation, warranty, covenant or other agreement contained in the combination agreement which results in the failure to satisfy certain conditions to the closing, and the breach cannot be or has not been cured by the earlier of 30 calendar days after either CF Holdings or OCI provides written notice of the breach to New CF and the end date; provided, that the party seeking to so terminate the combination agreement is not then in breach of its obligation to cooperate to cause New CF to perform the obligations it is required to perform at or prior to the closing.

Termination by CF Holdings

        The combination agreement may be terminated and the combination may be abandoned at any time prior to the closing, whether before or after the adoption of the combination agreement by CF Holdings shareholders or the approval of the combination by OCI shareholders, by CF Holdings:

  •
  prior to the approval of the combination agreement by OCI shareholders, if (A) the OCI board has failed to include in the notice of the OCI meeting its recommendation that OCI shareholders approve the combination, (B) the OCI board has made an adverse recommendation change, (C) if in the event that a public offer that constitutes an acquisition proposal for OCI will have been commenced and OCI will not have published its position statement (including a recommendation rejecting such public offer) pursuant to article 18(2) of the Dutch decree on public takeovers within ten business days after such public offer is first published or sent or subsequently amended in any material respect, a statement recommending that shareholders reject such public offer and affirming the OCI board recommendation, or (D) OCI has in any material respect violated its material non-solicitation obligations under the combination agreement;

  •
  in the event OCI has breached any representation, warranty, covenant or other agreement contained in the combination agreement that (A) would give rise to a failure of the conditions to the obligations of CF Holdings to close the combination, and (B) cannot be or has not been cured by the earlier of 30 calendar days after CF Holdings provides written notice of the breach to OCI and the end date; or

  •
  if the closing condition that CF Holdings has received from Skadden an opinion dated as of the closing date to the effect that Section 7874 of the Code should not apply in such a manner so as to cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing is incapable of being satisfied.

Termination by OCI

        The combination agreement may be terminated and the combination may be abandoned at any time prior to the closing, whether before or after the adoption of the combination agreement by CF Holdings shareholders or the approval of the combination by OCI shareholders, by OCI:

  •
  prior to the adoption of the combination agreement by CF Holdings shareholders, if (A) the CF Holdings board has failed to include in the proxy statement its recommendation that CF Holdings shareholders adopt the combination agreement and approve the merger, (B) the CF Holdings board has made an adverse recommendation change, (C) in the event that a tender offer or exchange offer that constitutes an acquisition proposal for CF Holdings will have been commenced by a person unaffiliated with OCI and CF Holdings will not have published, sent or given to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten business day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published or sent or subsequently amended in any material respect, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the CF Holdings board recommendation, or (D) CF Holdings has violated in any material respect its material non-solicitation obligations under the combination agreement;

  •
  in the event CF Holdings has breached any representation, warranty, covenant or other agreement contained in the combination agreement that (A) would give rise to a failure of the conditions to the obligations of OCI to close the combination, and (B) cannot be or has not been cured by the earlier of 30 calendar days after OCI provides written notice of the breach to CF Holdings and the end date; or

  •
  if the closing condition that OCI has received from Cleary an opinion dated as of the closing date to the effect that, for U.S. federal income tax purposes, the separation should be treated as a reorganization within the meaning of Section 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code from and after the closing is incapable of being satisfied.

Termination Fees

CF Holdings Termination Fee

        CF Holdings will be required to pay OCI a termination fee of $150 million in the event that:

  •
  (A) OCI terminates the combination agreement as described in the first bullet under "—Termination of the Combination Agreement—Termination by OCI", or (B) either OCI or CF Holdings terminates the combination agreement because the combination agreement was not adopted by CF Holdings shareholders upon a vote taken at a duly held meeting of CF Holdings shareholders as described in the third bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" if at the time of such termination OCI had the right to terminate the combination agreement as described in the first bullet under "—Termination of the Combination Agreement—Termination by OCI";

  •
  (A) (i) CF Holdings or OCI terminates the combination agreement because the combination agreement was not adopted by CF Holdings shareholders upon a vote taken at a duly held meeting of CF Holdings shareholders as described in the third bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" or because the closing does not occur on or before the end date as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" or (ii) OCI terminates the combination agreement because CF Holdings has breached a covenant or agreement contained in the combination agreement that would give rise to a failure of the conditions to the obligations of OCI to close the combination as described in the second bullet under "—Termination of the Combination Agreement—Termination by OCI", (B) after the date of the combination agreement and prior to the termination in the case of termination as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" or in the second bullet under "—Termination of the Combination Agreement—Termination by OCI" or prior to the meeting of CF Holdings shareholders in the case of termination as described in the third bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" an acquisition proposal for CF Holdings has been publicly announced or otherwise made known to CF Holdings management or the CF Holdings board, and (C) within twelve months after the termination either (i) CF Holdings or any of its subsidiaries enters into an agreement with respect to an acquisition proposal for CF Holdings which is subsequently consummated or (ii) an acquisition proposal for CF Holdings is consummated (for purposes of the foregoing, all references in the definition of acquisition proposal to 15% are deemed to refer to 50%), which $150 million termination fee will be paid by CF Holdings prior to or contemporaneously with the consummation of such acquisition proposal; or

  •
  (A) CF Holdings or OCI terminates the combination agreement because the closing does not occur on or before the end date as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" and at the time of termination any of the conditions to closing relating to antitrust shall not be satisfied but all other conditions to closing described under "—Conditions to the Closing—Conditions to Each Party's Obligations to Close the Combination" and "—Conditions to the Closing—Conditions to the Obligations of CF Holdings to Close the Combination" have been satisfied or waived or (B) (i) CF Holdings or OCI terminates the combination agreement if a final and nonappealable restraint as described in the second bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" arising under the authority of any antitrust authority makes the consummation of the combination illegal or (ii) OCI terminates the combination agreement because CF Holdings has breached a covenant or agreement regarding its efforts to seek antitrust and regulatory approval of the combination that would give rise to a failure of the conditions to the obligations of OCI to close the combination as described in the second bullet under "—Termination of the Combination Agreement—Termination by OCI" and at the time of termination any of the conditions to closing relating to antitrust approvals shall not have be satisfied but all other conditions to closing described under "—Conditions to the Closing—Conditions to Each Party's Obligations to Close the Combination" and "—Conditions to the Closing—Conditions to the Obligations of CF Holdings to Close the Combination" have been satisfied; provided, that CF Holdings will have no obligation to pay such amount if (1) documents in OCI's or any of its affiliates' possession were produced by OCI to an antitrust authority that failed to provide a necessary clearance or approval of the combination, which documents a reasonable person would believe were a materially adverse factor to the parties' failure to obtain such clearance or approval and (2) no documents in CF Holdings' or any of its affiliates' possession were produced by CF Holdings to such antitrust authority that a reasonable person would believe were as significant an adverse factor as OCI's documents in the parties' failure to obtain such clearance and approval.

OCI Termination Fee

        OCI will be required to pay CF Holdings a termination fee of $150 million in the event that:

  •
  (A) CF Holdings terminates the combination agreement as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings", or (B) either OCI or CF Holdings terminates the combination agreement because the combination was not approved by OCI shareholders upon a vote taken at a duly held meeting of OCI shareholders as described in the fourth bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" if at the time of such termination CF Holdings had the right to terminate the combination agreement as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings"; or

  •
  (A) (i) CF Holdings or OCI terminates the combination agreement because the combination was not approved by OCI shareholders upon a vote taken at a duly held meeting of OCI shareholders as described in the fourth bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" or because the closing does not occur on or before the end date as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" or (ii) CF Holdings terminates the combination agreement because OCI has breached a covenant or agreement contained in the combination agreement that would give rise to a failure of the conditions to the obligations of CF Holdings to close the combination as described in the second bullet under "—Termination of the Combination Agreement—Termination by CF Holdings," (B) after the date of the combination agreement and prior to the termination in the case of termination as described in the first bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" or in the second bullet under "—Termination of the Combination Agreement—Termination by CF Holdings" or prior to the meeting of OCI shareholders in the case of termination as described in the fourth bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI" an acquisition proposal for OCI has been publicly announced or otherwise made known to OCI management or the OCI board, and (C) within twelve months after the termination either (i) OCI or any of its subsidiaries enters into an agreement with respect to an acquisition proposal for OCI which is subsequently consummated or (ii) an acquisition proposal for OCI is consummated (for purposes of the foregoing, all references in the definition of acquisition proposal to 15% are deemed to refer to 50%), which $150 million termination fee will be paid by OCI prior to or contemporaneously with the consummation of such acquisition proposal.

Expenses Reimbursement

        Subject to certain other exceptions, whether or not the combination is completed, each of CF Holdings and OCI is responsible for all of its respective costs and expenses incurred in connection with the combination, except that:

  •
  CF Holdings will reimburse OCI for its expenses up to a cap of $30 million if the combination agreement is terminated by either party because the combination agreement was not adopted by CF Holdings shareholders upon a vote taken at a duly held meeting of CF Holdings shareholders, as described in the third bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI," and

  •
  OCI will reimburse CF Holdings for its expenses up to a cap of $30 million if the combination agreement is terminated by either party because the combination was not approved by OCI shareholders upon a vote taken at a duly held meeting of OCI shareholders, as described in the fourth bullet under "—Termination of the Combination Agreement—Termination by CF Holdings or OCI."

        In the event that CF Holdings or OCI, as applicable, is required to pay a termination fee, as described above in the second bullet under "—Termination Fees—CF Holdings Termination Fee" or "—Termination Fees—OCI Termination Fee," as applicable, after the party has reimbursed expenses as described in the two preceding bullets, the termination fee that is payable will be reduced by the amount of such expenses previously paid.

Specific Performance

        The parties to the combination agreement are entitled (in addition to any other remedy that they are entitled at law or in equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the combination agreement and to enforce specifically the terms and provisions of the combination agreement.

Amendments; Waiver

        The combination agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, whether before or after the required vote by OCI shareholders or CF Holdings shareholders, but after the required vote has been obtained, no amendment shall be made that by law requires further approval by the OCI shareholders or CF Holdings shareholders, as applicable, without obtaining such further approval. However, the combination agreement will not be amended in any way that would adversely affect the rights of the sources of CF Holdings' financing for the combination without the prior written consent of such financing sources. The combination agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties thereto.

        At any time prior to the closing, any party to the combination agreement may (A) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (B) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and (C) except for the conditions regarding approval by the OCI shareholders and CF Holdings shareholders, waive compliance with any of the agreements or conditions contained therein.

Governing Law and Venue

        The combination agreement is governed by, and is to be construed in accordance with, Delaware law. Each party to the combination agreement has irrevocably agreed to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, the federal courts located in Wilmington, Delaware) in respect of all matters arising out of or relating to the combination agreement or the combination and agreed that any litigation relating thereto shall be heard and determined exclusively in such courts.

SHAREHOLDERS' AGREEMENT

        The following is a summary of the material provisions of the shareholders' agreement, (as amended by the amendment to the shareholders' agreement, dated November 6, 2015). The shareholders' agreement, as amended, is attached to this document as Annex B and is incorporated by reference into this document. This summary may not contain all of the information about the shareholders' agreement that is important to you. We encourage you to read carefully the shareholders' agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the shareholders' agreement and not by this summary or any other information contained in this document. See the section entitled "Ordinary Share Ownership Of Certain Beneficial Owners Of OCI" for additional information on the S shareholders and their relationships to each other and OCI.

General

        In connection with the combination agreement, New CF, OCI, and the S shareholders have entered a shareholders' agreement. The shareholders' agreement will govern the ownership interest of OCI and its affiliates in New CF after closing, as well as the ownership interest of the S shareholders in New CF. In this section of the document we refer to the OCI entities that will hold the New CF ordinary shares that are beneficially owned by OCI as OCI. The New CF ordinary shares to be issued to OCI and the S shareholders and certain of their affiliates pursuant to the combination agreement will equal approximately 5.61% and 11.75%, respectively, of the total issued and outstanding New CF ordinary shares immediately after the closing (based on CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), and assuming that (i) $550 million of the additional consideration is paid in the form of New CF ordinary shares and the balance of the additional consideration is paid in cash, (ii) OCI distributes an amount of New CF ordinary shares equal to 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF), and (iii) all of the convertible bonds are converted by the holders thereof prior to the completion of the combination at the current conversion price of €28.4690 per ordinary share. The number of New CF ordinary shares that OCI shareholders will receive in the distribution may be further reduced to the extent convertible bonds remain outstanding at the closing of the combination and are assumed by New CF in accordance with the terms of the combination agreement.

        For purposes of this section, "OCI shares" means the ordinary shares of New CF to be acquired by OCI (A) pursuant to the combination agreement that are not included in the distribution, and (B) should CF Holdings elect to deliver additional New CF ordinary shares to OCI pursuant to the Natgasoline joint venture call option described in the section entitled "Natgasoline Joint Venture—Transfer Restrictions and Exit Provisions—Call Option."

Warranties

        New CF, OCI, and the S shareholders have made warranties with respect to certain fundamental matters in the shareholders' agreement. Additionally, OCI and each S shareholder warranted that neither it nor any affiliate (as defined below) beneficially owns any voting securities of CF Holdings. The S shareholders also warranted that, except as otherwise disclosed to CF Holdings prior to execution of the shareholders' agreement, all shares of New CF beneficially owned by the S shareholders or their affiliates after completion of the combination agreement will be owned of record by the S shareholders or such affiliates, and such beneficial ownership will not exceed, in the aggregate, the ownership limit of 20.5% of the outstanding voting securities of New CF.

        For the purposes of the shareholder agreement, an "affiliate" is, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, provided that neither the shareholders, nor any of their subsidiaries shall be deemed to be an affiliate of New CF or vice versa, and provided further that any settlor of a family trust shall be deemed to be an affiliate of such family trust.

Standstill Restrictions

        From and after the effective time of the merger until the first anniversary of the date on which the S shareholders, in the aggregate, cease to beneficially own voting securities representing at least 5% of the outstanding voting securities of New CF, OCI and the S shareholders and each of their affiliates and their representatives will be prohibited from taking, directly or indirectly, any of the following actions without the prior written consent of the New CF board of directors:

  •
  acquire any voting securities that would result in (A) OCI and the S shareholders together with their affiliates beneficially owning, in the aggregate, voting securities in excess of 20.5% of New CF, or (B) OCI beneficially owning voting securities in excess of the amount of shares beneficially owned by it immediately following the distribution, as such amount may be reduced from time to time as a result of any transfers by OCI of OCI shares;

  •
  acquire or agree to acquire any assets of New CF or any of its subsidiaries that are material to the operations, financial condition or prospects of New CF and its subsidiaries, taken as a whole;

  •
  induce or attempt to induce any third party to offer to acquire beneficial ownership of voting securities of New CF (other than as and to the extent permitted in accordance with the transfer restrictions described below);

  •
  initiate or make a proposal for any scheme of arrangement, merger, tender, takeover or exchange offer, business combination, reorganization, restructuring, recapitalization or other extraordinary transaction with respect to New CF and any of its subsidiaries;

  •
  seek a change in the composition or size of the board of New CF (other than (A) with respect to the nomination, appointment or removal of its shareholder designees, if any, in the case of the S shareholders, or (B) to vote in accordance with the terms described under the section entitled "—Voting Arrangements" below);

  •
  make or cause to be made any press release or similar public announcement or public communication relating to the way it intends to or does vote its shares (other than to vote in accordance with the terms described under the section entitled "—Voting Arrangements" below);

  •
  deposit any of its shares into a voting trust or subject any of its shares to any proxy or agreement with respect to the voting of such shares or other agreement having a similar effect (other than to vote in accordance with the terms described under the section entitled "—Voting Arrangements" below, or an arrangement solely between OCI and/or the S shareholders);

  •
  participate in, directly or indirectly, any "solicitation" of "proxies" to vote or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date of the shareholders' agreement, whether or not such Regulation is applicable to New CF) with respect to any New CF voting securities (other than to vote in accordance with the terms described under the section entitled "—Voting Arrangements" below);

  •
  initiate or make a proposal for any matter to be voted on by New CF's shareholders, or call or request a call for any meeting of New CF's shareholders;

  •
  form or participate in a group with respect to any voting securities;

  •
  make any public communication or enter into any agreement inconsistent with the foregoing (other than as required by law);

  •
  assist or induce any third party with respect to any of the foregoing; or

  •
  request New CF to amend, waive or terminate any of the above provisions.

Transfer Restrictions

Generally

        OCI and the S shareholders agreed to comply with certain transfer restrictions on their New CF voting securities for so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF. Specifically, OCI and the S shareholders will not be permitted to effect certain transfers (in which OCI or the S shareholder, as applicable, negotiates the terms of such transfer directly with the third party purchaser) of any New CF voting securities:

  •
  in a single transfer or series of related transfers, shares representing more than 3% of the voting securities then outstanding to the extent that as a result of such transfer or transfers the person or group would beneficially own voting securities representing more than ten 10% of the voting securities then outstanding, and such shareholder will, to the extent reasonably practicable, request that each person to which any such shares were transferred provide reasonable confirmation thereof;

  •
  to any person (or publicly disclosed affiliate of a person) that has previously filed a Schedule 13D (or successor form) with the SEC pursuant to Section 13(d) of the Exchange Act with respect to CF Holdings or New CF during the two year period immediately preceding the date of such proposed transfer;

  •
  to any person that (A) has directly or indirectly through its publicly disclosed affiliates, within the two-year period immediately preceding such proposed transfer, and in each case with respect to New CF or CF Holdings or any of their respective equity securities (i) publicly made, engaged in or been a participant in any solicitation of proxies to vote any equity securities of New CF or CF Holdings, (ii) publicly called, or publicly sought to call, a meeting of shareholders of New CF or CF Holdings or publicly initiated any shareholder proposal for action by shareholders of New CF or CF Holdings, (iii) commenced a tender offer to acquire the equity securities of New CF or CF Holdings or (iv) publicly disclosed any intention, plan, agreement or arrangement to do any of the foregoing, or (B) is identified on the most-recently available "SharkWatch 50" list as of such date, or any publicly-disclosed affiliate of such person; or

  •
  that is a competitor of New CF (or is known by such shareholder to be an affiliate or associate of a competitor).

        Certain exceptions to the restrictions set forth above are permitted. OCI and the S shareholders may at any time transfer all or a portion of their shares:

  •
  in accordance with Rule 144 of the Securities Act;

  •
  in an offering registered with the SEC under the Securities Act that is not a directed offering;

  •
  in response to a tender or exchange offer commenced by a third party or by New CF, provided that with respect to an unsolicited tender or exchange offer commenced by a third party, such transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than three quarters of the then-outstanding shares of ordinary shares, and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous "poison pill" of New CF is in effect or (y) the board of New CF has affirmatively publicly recommended to New CF's shareholders that such shareholders tender into such offer, and has not publicly withdrawn or changed such recommendation;

  •
  to any permitted transferee (as defined below); provided that, prior to any such transfer, such permitted transferee (if other than New CF) agrees in writing to acquire and hold such transferred shares subject to the shareholders' agreement as if such permitted transferee were a party thereunder; and

  •
  with respect to the S shareholders only, (A) to a charitable institution for philanthropic purposes, provided that, prior to any such transfer, such transferee agrees in writing to be bound by the terms of the shareholders' agreement, (B) pursuant to the terms of any trust or will of such S shareholder or by the laws of intestate succession, or (C) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights.

"Permitted transferee" means New CF or any direct or indirect wholly-owned subsidiary or controlled affiliate of OCI or any S shareholder, and in the case of OCI, any shareholder of OCI who receives voting securities pursuant to a pro rata distribution by OCI after completion of the combination, and in the case of an S shareholder, (A) an S family member (as defined in the shareholders' agreement), (B) a family trust, or (C) any direct or indirect wholly-owned subsidiary or controlled affiliate of the foregoing.

Legends on Shares

        For so long as the transfer restrictions remain in effect, each share certificate will bear a legend that includes a statement noting that the shares are subject to a shareholders' agreement. New CF will remove such legend when the shares are no longer subject to the shareholders' agreement.

Termination of Transfer Restrictions

        The transfer restrictions described under "Transfer Restrictions" will be in effect for so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF.

Board Representation

        Capricorn may, for so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 10% of the total voting securities of New CF outstanding, designate two individuals as directors of New CF, and New CF will appoint such shareholder designees as directors. Each shareholder designee must satisfy the requirements set forth below. Capricorn has the exclusive right to fill vacancies created by the death, removal or resignation of its shareholder designees.

        At such time that the S shareholders, in the aggregate, cease to beneficially own voting securities representing 10% of the total voting securities outstanding at such time but still, in the aggregate, beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF, Capricorn will use its best endeavors to promptly cause one of its shareholder designees, if any, then appointed to the board to resign. At such time, the right of Capricorn to appoint shareholder designees will be permanently reduced from two to one.

        At such time that the S shareholders, in the aggregate, cease to beneficially own voting securities representing at least 5% of the total voting securities outstanding at such time, Capricorn will use its best endeavors to promptly cause each shareholder designee, if any, then appointed to the board to resign. At such time, the right of Capricorn to designate shareholder designees will permanently terminate.

        Capricorn designated to serve on the board as an initial shareholder designee, effective at the closing, each of Gregory Heckman and Alan Heuberger, and New CF agreed, effective at the closing, to promptly appoint Gregory Heckman and Alan Heuberger as directors. If, for whatever reason, Gregory Heckman and/or Alan Heuberger are not able to assume their function as director upon closing, Capricorn will be entitled to designate a replacement who meets the requirements of board representation.

        Any shareholder designee designated by Capricorn:

  •
  will not be an affiliate or associate of OCI or any S shareholder;

  •
  except in the case of Gregory Heckman, will qualify as an "independent director" under applicable provisions of the Exchange Act and under applicable NYSE rules and regulations, or the applicable rules and regulations of the principal securities exchange on which the New CF ordinary shares are then listed;

  •
  would not, at the time of such designation, be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D (as in effect at the date of the shareholders' agreement) if such shareholder designee were the "person filing" such Schedule 13D;

  •
  will not, at the time of such designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NYSE or pursuant to applicable law, including the U.K. Companies Act 2006 and the Company Directors Disqualification Act 1986;

  •
  will not during the term of his or her service as a director be a director, officer, employee or affiliate or associate of a competitor of New CF; and

  •
  will, in the good faith judgment of the Corporate Governance and Nominating Committee of the board, satisfy the requirements set forth in New CF's organizational documents and corporate governance guidelines (as in effect from time to time), in each case as are applicable to all non-executive directors generally.

        New CF agreed that Messrs. Heckman and Heuberger (A) satisfy, on the date of the shareholders' agreement, the requirements set forth in the six bullets above (other than Gregory Heckman with respect to the first bullet due to his service on the OCI board until he resigns therefrom); and (B) will, after the date of this agreement, be deemed to satisfy the requirements set forth in the sixth bullet above for so long as Messrs. Heckman and Heuberger meet the requirements set forth in the first five bullets above. New CF will obtain customary director indemnity insurance on commercially reasonable terms, which insurance will cover the shareholder designees.

Voting Arrangements

        For so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF, at each meeting of the shareholders of New CF, each S shareholder will vote (or abstain from voting) all shares then owned by such S shareholder on any matter or proposal on which the New CF shareholders are entitled to vote (including the nomination, appointment and removal of directors, but excluding any acquisition or merger that would reasonably be expected to result in dilution of the percentage of the outstanding voting securities beneficially owned by the S shareholders (in which event no S shareholder shall have any obligation to vote its shares in any manner under the shareholders' agreement)) in accordance with the recommendation of the board of New CF.

        For so long as OCI beneficially owns the OCI shares, at each meeting of the shareholders of New CF occurring, OCI will vote (or abstain from voting) all OCI shares then owned by OCI on any matter or proposal on which the New CF shareholders are entitled to vote (including the appointment and removal of directors), in the same proportion as the other New CF shareholders (excluding the OCI shares) are voted at such shareholders' meeting. This second provision of "—Voting Arrangements" will terminate upon the date that OCI ceases to beneficially own any OCI shares.

Attendance at Meetings

        For so long as the S shareholders, in the aggregate, beneficially own voting securities representing at least 5% of the total outstanding voting securities of New CF, OCI and the S shareholders will cause all shares then owned by them to be present, in person or by proxy, at any meeting of the New CF shareholders.

Freedom to Pursue Opportunities

        The parties agreed that: (A) OCI and each of the S shareholders, their affiliates and the shareholder designees, which are collectively referred to in this document as the shareholder affiliated persons, has the right to, and will have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as New CF or any of its subsidiaries, including those deemed to be competing with the company or any of its subsidiaries, and (B) in the event that a shareholder affiliated person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of New CF and such shareholder affiliated person, will have no duty (contractual or otherwise) to communicate or present such corporate opportunity to New CF or any of its subsidiaries and will not be liable to New CF or its affiliates or its shareholders for failure to present such corporate opportunity or because such shareholder affiliated person pursued such opportunity. However, a shareholder designee who is offered an investment or business opportunity solely in his or her capacity as a director of New CF will be obligated to communicate such opportunity to New CF, in which case none of the shareholder affiliated persons will be permitted to pursue such opportunity unless the board of New CF determines not to do so.

Indemnification and Reimbursement

        To the fullest extent permitted by law and the articles of association of New CF, New CF will indemnify and reimburse each of the shareholder designees in the same manner and to the same extent as any other director of New CF.

Termination

        Subject to certain terms that survive termination, the shareholders' agreement will terminate with immediate effect upon the earlier of (A) the date that is one year after the first date on which the S shareholders, in the aggregate, cease to beneficially own securities representing at least 5% of the outstanding voting securities of New CF; and (B) the date, not less than five years after August 6, 2015, that New CF elects to terminate the shareholders' agreement by giving written notice to the shareholders.

        At any time from and after the effective time of the merger, Capricorn may terminate the provisions regarding board representation by giving written notice to New CF. If any shareholder designee is serving on the board of directors at the time of any termination, Capricorn shall use its best endeavors to promptly cause each such shareholder designee to resign, effective immediately, from the board and from any committees or subcommittees thereof to which the shareholder designee is then appointed or on which he or she is then serving and any right of Capricorn to designate shareholder designees under the articles of association or the shareholders' agreement will terminate immediately.

REGISTRATION RIGHTS AGREEMENTS

        The following is a summary of the material provisions of the forms of registration rights agreement included as Exhibits D and E to the combination agreement. A copy of the combination agreement is attached to this document as Annex A and is incorporated by reference into this document. This summary may not contain all of the information about each form of registration rights agreement that is important to you. We encourage you to read carefully each form of registration rights agreement in its entirety, as the combination agreement contemplates that the registration rights agreements to be entered into upon the closing of the combination by the respective parties thereto will be substantially in the form of such forms. The rights and obligations of the parties thereto will be governed by the express terms of the applicable registration rights agreement and not by this summary or any other information contained in this document.

        The combination agreement provides for New CF, upon the closing of the combination, to enter into a registration rights agreement, which is referred to in this document as the shareholder registration rights agreement, with the S shareholders substantially in the form of Exhibit D to the combination agreement and to enter into a registration rights agreement, which is referred to in this document as the OCI registration rights agreement, with OCI substantially in the form of Exhibit E to the combination agreement. In this section, we refer to the OCI entities that will hold the New CF ordinary shares that are beneficially owned by OCI as OCI, and we refer to the shareholder registration rights agreement and the OCI registration rights agreement together as the registration rights agreements.

        Under the shareholder registration rights agreement, the S shareholders will be entitled, and under the OCI registration rights agreement, OCI will be entitled, to specified demand registration rights, piggyback registration rights and shelf registration rights following the completion of the merger, in each case, subject to specified limitations and requirements, pursuant to which OCI and the S shareholders may require New CF to register under the Securities Act specified registrable New CF ordinary shares held by them for resale. Under the shareholder registration rights agreement, subject to specified exceptions, registrable shares will include the New CF ordinary shares to be received by the S shareholders in connection with the consummation of the combination or acquired by the S shareholders thereafter. Pursuant to the applicable registration rights agreement and subject to the limitations and requirements set forth therein, the S shareholders are entitled to request three demand registrations and three shelf registrations and OCI is entitled to request three demand registrations and two shelf registrations. Under the OCI registration rights agreement, subject to specified exceptions, registrable shares will include the New CF ordinary shares OCI receives in connection with the consummation of the combination and does not distribute to its shareholders and any New CF ordinary shares acquired by OCI as a result of New CF's exercise of the call option described under "Firewater One Term Sheet—Transfer Restrictions and Exit Provisions—Call Option."

        The registration rights under the shareholder registration rights agreement terminate on the first date on which the S shareholders hold less than 5% of the outstanding voting securities of New CF and are able to sell their remaining shares under Rule 144 under the Securities Act without regard to the volume, manner of sale or filing requirements of such rule. The registration rights under the OCI registration rights agreement terminate on the first date on which OCI holds registrable shares representing less than 1% of the outstanding voting securities of New CF and is able to sell its remaining registrable shares under Rule 144 under the Securities Act without regard to the volume, manner of sale or filing requirements of such rule. Notwithstanding such termination, the registration rights of OCI under the OCI registration rights agreement revive if OCI, upon receipt of registrable shares as a result of New CF's exercise of its call option under the Firewater One shareholders' agreement, either (i) as a result of the receipt of such registrable shares, holds registrable shares representing 1% or more of the outstanding voting securities of New CF or (ii) is unable to sell its registrable shares under Rule 144 under the Securities Act without regard to the volume, manner of sale and filing requirements of such rule.

        Under each of the registration rights agreements, New CF may delay or suspend its obligations to file or maintain the effectiveness of a registration statement for up to ninety days in the case of any single delay or suspension (subject to a limit of 120 days for all delays and suspensions within any 12-month period and a limit of 90 days for all delays and suspensions in the 12-month period commencing on the closing date) in the event that New CF determines in good faith that its obligation to file or maintain effective a registration statement would require New CF to make a public disclosure of material non-public information that would materially impact New CF or materially impede, delay or interfere with New CF's ability to effect a reasonably imminent material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction.

        Under each of the registration rights agreements, except as otherwise provided in the applicable registration rights agreement (i) all expenses incidental to New CF's performance of or compliance with the registration rights agreement, including registration and filing fees and fees and disbursements of New CF's counsel and of all independent certified public accountants and other experts retained by New CF, will be borne by New CF, (ii) all selling expenses, comprising underwriting discounts, selling commissions and transfer taxes and fees and disbursements of counsel and any other advisers or agents of the applicable selling shareholders incurred in connection with the offering of any registrable shares, will be borne by the applicable selling shareholders and (iii) all expenses incurred in connection with any "road shows" will be borne in equal proportion by the applicable selling shareholders and New CF.

        Each of the registration rights agreements will provide that, in the case of each offering of registrable shares made pursuant to the registration rights thereunder, New CF will indemnify each selling shareholder and its directors, officers and specified control persons from, among other things, claims arising out of an untrue statement or omission of a material fact in any registration statement or prospectus or any violation by New CF of the Securities Act, the Exchange Act or any state securities law in connection with such offering, except to the extent the claims arise out of or are based upon an untrue statement or omission contained in any registration statement or prospectus made by New CF in reliance upon and in conformity with information furnished in writing by such shareholder or any of its representatives expressly for use therein. The applicable selling shareholder will indemnify New CF and its directors and officers and specified control persons for any such claims to such extent.

 NATGASOLINE JOINT VENTURE

        The following is a summary of the material provisions of the Natgasoline joint venture, as set forth on the Firewater One term sheet to which CF Holdings and OCI have agreed, which is referred to in this document as the term sheet. A copy of the term sheet is attached to this document as Annex C and is incorporated by reference into this document. The parties are in the process of documenting the final shareholders' agreement for the Natgasoline joint venture. This summary of the Natgasoline joint venture may not contain all of the information about the Natgasoline joint venture that is important to you and may not contain all the information that will be reflected in the final shareholders' agreement. We encourage you to read carefully the term sheet in its entirety, as the rights and obligations of OCI and CF Holdings will be governed by the express terms of the term sheet, as reflected in the final shareholders' agreement, among others, and not by this summary or any other information contained in this document.

General

        In connection with the combination agreement, CF Holdings or its designee will enter into a joint venture with OCI for the development and operation of the Natgasoline methanol production facility in Beaumont, Texas. The terms of the joint venture will be governed by a shareholders' agreement, which is referred to in this document as the final shareholders' agreement, which will contain the provisions set forth in the term sheet, among others, to be entered into between CF Holdings or its designee and OCI regarding CF Holdings' (or its designee) purchase of a 45% interest of equity in Firewater One. Firewater One in turn indirectly owns 100% of Natgasoline LLC, a Delaware limited liability company, which is referred to in this document as Natgasoline and, together with all direct and indirect subsidiaries of Firewater One, the group, and each a group company, that is developing the methanol production facility in Beaumont, Texas. The consideration for the purchase of the equity interest is $517.5 million in cash.

Project Funding

        The Natgasoline construction project is expected to cost approximately $2.1 billion, of which approximately $665 million will be equity funded by OCI and a maximum of $1.4 billion will be non-recourse project financing, which is referred to in this document as the project financing. Any project funding required for the Natgasoline facility to achieve substantial completion in excess of the initial $2.1 billion funding will be for OCI's sole account. OCI shall fund such amount as a contribution in respect of its equity in Firewater One, and there will be no dilution to CF Holdings' equity in connection with any such required additional funding. The parties have agreed to cooperate in good faith so that the terms and conditions of the final shareholders' agreement will not conflict with the applicable terms and conditions of the project financing.

Conditions

        Each party's obligation to consummate the Natgasoline joint venture is subject to the satisfaction of certain conditions. See "Combination Agreement—Conditions to the Natgasoline Joint Venture."

Distributions

        Firewater One will make pro rata distributions of the group's free cash to its members on a regular basis, subject to reserves approved through the annual budget process and except as prohibited by terms of the project financing or applicable law. Appropriate provision will also be made for tax distributions.

Operations and Management Agreement

        Natgasoline and CF Holdings will negotiate in good faith to enter into an operations and maintenance agreement, pursuant to which CF Holdings (or an affiliate of CF Holdings) will provide operation and maintenance services for Natgasoline, on market terms and conditions reasonably satisfactory to CF Holdings and OCI, including that pricing for such services shall be at cost plus a 7.5% mark-up. OCI may terminate the operations and maintenance agreement upon 12 months' notice if CF Holdings does not exercise its call option (as described in more detail below under "—Transfer Restrictions and Exit Provisions—Call Option").

Governance

Board Composition

        Each of OCI and CF Holdings will be entitled to designate a number of board members proportionate to its percentage ownership. The initial size of the board will be seven directors, of which four directors will be OCI designees and three directors will be CF Holdings designees.

Management

        CF Holdings, under the operations and management agreement, shall be responsible for the day-to-day operation of the business. The initial management team will be mutually agreed upon by OCI and CF Holdings prior to the consummation of the transaction. The board will have the power to elect and remove officers, subject to the supermajority consent right on election and removal of the CEO and CFO, as noted below under "—Approval Rights".

Approval Rights

        All matters with respect to Firewater One and the other group companies (including Natgasoline) will be determined by majority vote of the board (or delegated by majority vote of the board to the officers of Natgasoline), except, for so long as CF Holdings owns a 25% or more interest in Firewater One, the following matters, among others, will be subject to a supermajority requirement:

  •
  amendment to governing documents of any group company;

  •
  change to the number of board members of Firewater One;

  •
  capital calls or acceptance of additional capital from any member (other than certain funding obligations pertaining to OCI);

  •
  approval of the annual budget;

  •
  amendments to the Natgasoline project's engineering, procurement and construction contract (other than amendments not approved by the independent engineer and in excess of certain amounts);

  •
  change to any group company's business plan or purposes, or the cessation of any business activity;

  •
  entry into merger, sale or joint venture agreements;

  •
  creation of indebtedness more than $10 million annually in the aggregate;

  •
  election and removal of the CEO and CFO;

  •
  transactions with affiliates of related parties (other than expenses pursuant to the Natgasoline project's engineering, procurement and construction contract);

  •
  removing, replacing or appointing auditors or materially changing accounting policies; and

  •
  settlement of material litigation or claims.

Transfer Restrictions and Exit Provisions

        Subject to the call option (as discussed below), until the later of (A) August 6, 2018 and (B) twelve months from satisfaction of all conditions required for substantial completion of the construction on the Natgasoline project, which is referred to in this document as the blackout period, neither OCI nor CF Holdings may, directly or indirectly, transfer its interests in Firewater One except by mutual consent or to a wholly-owned subsidiary or in connection with a sale of OCI or, in the case of CF Holdings, to New CF.

Call Option

        During the blackout period, a call option gives CF Holdings the right to acquire OCI's entire interest in Firewater One for a purchase price equal to $632.5 million, which is referred to in this document as the call option purchase price, in cash or New CF ordinary shares, at CF Holdings' option, subject to certain limitations; provided, that the call option purchase price will escalate on a daily pro rata basis calculated using a compound interest rate of 10% per annum from the date of execution of the combination agreement.

        However, if both parties mutually agree to develop a certain land parcel at the project site prior to the exercise of the call option, then such land will not be included in the call option. Upon the expiration of the blackout period, and if (A) both parties have not mutually agreed to develop the land, and (B) CF Holdings has not exercised its call option, OCI may purchase CF Holdings' equity interest in the land for nominal consideration.

Exit Rights

        After the blackout period, either party may transfer all or part of such party's interest in Firewater One, subject to the restrictions described below; provided that, in the event that a party desires to transfer less than all of such party's interest in Firewater One, such party agrees to give the other party reasonable advance notice of such proposed transfer.

        Either party will have the right to transfer its shares to an unaffiliated third party for cash consideration, subject to a customary right of first refusal in favor of the other party.

        OCI will have a customary drag-along right with respect to any cash disposition of all of its interest in Firewater One to an unaffiliated third party.

        CF Holdings and OCI will have customary tag-along rights on any sale of any of the other party's interest in Firewater One to an unaffiliated third party.

Non-Solicitation

        So long as OCI and CF Holdings each owns, directly or indirectly, equity interests in Firewater One and for one year thereafter, none of OCI, CF Holdings or their respective controlled affiliates will solicit or hire any of a group company's employees (subject to customary exceptions) without the agreement of OCI and CF Holdings.

Independent Activities

        Each party and their respective affiliates may engage in, or own an interest in, any other entity that conducts or competes with, any business the same as or similar to the business of the group, and neither any group company nor the other party shall have any right to the profits therefrom or other claims with respect thereto.

IRREVOCABLE UNDERTAKINGS

        The following is a summary of the material provisions of each irrevocable undertaking (and in the case of the Capricorn irrevocable undertaking, as amended by the amendment to such irrevocable undertaking, dated November 6, 2015). Copies of the Leo and Aquarius irrevocable undertakings and the Capricorn irrevocable undertaking, as amended, are attached to this document in Annex D and are incorporated by reference into this document. This summary may not contain all of the information about each irrevocable undertaking that is important to you. We encourage you to read carefully each irrevocable undertaking in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the irrevocable undertaking and not by this summary or any other information contained in this document. See the section entitled "Ordinary Share Ownership Of Certain Beneficial Owners Of OCI" for additional information on the S shareholders and their relationships to each other and OCI.

General

        In connection with the combination agreement, CF Holdings and OCI have entered into an irrevocable undertaking with each of the S shareholders. Collectively, the S shareholders (Capricorn, Leo and Aquarius) own approximately 52% of OCI as of October 30, 2015. Pursuant to each irrevocable undertaking, each S shareholder will (i) vote, or cause to be voted, in favor of resolutions that are necessary to approve the transactions contemplated by the combination agreement and (ii) not take any action which would reasonably be expected to prejudice or frustrate successful consummation of the combination.

Representations and Warranties

        Each S shareholder has made representations and warranties to CF Holdings and OCI regarding:

  •
  corporate formation;

  •
  ownership and voting rights regarding OCI ordinary shares; and

  •
  authority to enter into the irrevocable undertaking.

Irrevocable Undertaking

        Each S shareholder has agreed to vote its OCI ordinary shares in the following manner:

  •
  each S shareholder will not contribute to the passing of resolutions or take any action which would reasonably be expected to prejudice or frustrate successful consummation of the transactions contemplated by the combination agreement;

  •
  each S shareholder will vote or cause to be voted in favor of resolutions that are necessary to approve the transactions contemplated by the combination agreement proposed to any general meeting of the shareholders of OCI; and

  •
  each S shareholder will not enter any voting agreement or voting trust that is inconsistent with the irrevocable undertaking or to grant a proxy, consent or power of attorney that is inconsistent with the irrevocable undertaking.

        Nothing in each irrevocable undertaking limits the right of any S shareholder to vote in favor of, against or abstain with respect to any matter presented to OCI shareholders, except as explicitly set forth in each irrevocable undertaking. Furthermore, nothing in the irrevocable undertakings limit any director of OCI affiliated with an S shareholder from exercising his fiduciary duties in such capacity as an OCI director.

Lock-up and Standstill

        Each S shareholder has agreed not, directly or indirectly, during the term of the undertaking to:

  •
  dispose of or agree to dispose of OCI ordinary shares, other than (i) any transfer to an affiliate or permitted transferee (as defined in the shareholders' agreement) of such S shareholder, or to any other S shareholder, but only if, in either case, prior to the effectiveness of such transfer, the transferee agrees in writing to be bound by the applicable terms of the irrevocable undertaking, (ii) the exercise or conversion of any options, warrants, convertible bonds or other rights to purchase or acquire shares in OCI, including any net settlement in connection therewith, (iii) a transfer pursuant to the terms of any trust or will of such S shareholder or by the laws of intestate succession, (iv) a transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights or (v) in the case of Capricorn only, certain transfers pursuant to a certain securities lending agreement;

  •
  make any proposal or offer to, or obtain voting proxies from third parties with respect to the ordinary shares or other securities of OCI (other than the solicitation of proxies by Mr. Nassef Sawiris in his capacity as a director and officer of OCI); or

  •
  solicit any third party to bring about any acquisition proposal for OCI.

Termination

        Each irrevocable undertaking will terminate upon the earliest to occur of:

  •
  the written agreement of CF Holdings, OCI and the applicable S shareholder to terminate the relevant irrevocable undertaking;

  •
  the termination of the combination agreement in compliance with the terms thereof;

  •
  entry, without the prior written consent of all the S shareholders, into any amendment of the combination agreement or waiver of rights thereunder, in connection with a request by CF Holdings, that results in a material change in the composition of the consideration to be received by OCI and its shareholders under the combination agreement, a material extension of the end date under the combination agreement or which is otherwise adverse to the S shareholders; or

  •
  the occurrence of the closing.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        Upon the consummation of the combination, New CF expects that its consolidated indebtedness would include approximately $5.6 billion of existing senior notes issued by CF Industries; new indebtedness of approximately $1.0 billion, consisting of borrowings under the bridge credit agreement (or alternative financing arranged prior to the closing) that would be incurred to fund cash requirements in connection with the consummation of the combination; indebtedness under any of the convertible bonds assumed by New CF in connection with the combination; and approximately $1.2 billion of existing secured project finance indebtedness relating to the ENA business, consisting of a loan from the Iowa Finance Authority to OCI's subsidiary Iowa Fertilizer Company LLC, which is referred to in this document as IFCo, which would become an indirect wholly-owned subsidiary of New CF upon the consummation of the combination. Descriptions of the material terms of the convertible bonds and the project finance indebtedness are set forth below under "—OCI Convertible Bonds" and "—Iowa Fertilizer Company LLC Loan from the Iowa Finance Authority," respectively.

        In addition, upon the consummation of the combination the bridge credit agreement provides for borrowings of up to $1.3 billion for general corporate purposes, and CF Holdings' amended credit agreement, under which New CF would become a borrower upon consummation of the combination, provides for up to $2.0 billion of borrowings for general corporate purposes. A description of the bridge credit agreement and the amended credit agreement appears under "The Combination—Financing Related to the Combination."

OCI Convertible Bonds

        On September 25, 2013, OCI N.V. issued €339,000,000 aggregate principal amount of 3.875% Convertible Bonds due 2018, which is referred to in this document as the convertible bonds. The following description of the convertible bonds is not complete and is qualified in all respects by reference to the terms of the trust deed governing the convertible bonds, which is referred to in this document as the trust deed. The trust deed, dated September 25, 2013, between OCI and BNY Mellon Corporate Trustee Services Limited, as trustee, which is referred to in this document as the convertible bond trustee, is filed as an exhibit to the registration statement of which this document is a part and incorporated by reference herein.

        Under the combination agreement, OCI has agreed to use commercially reasonable efforts to make an offer to the holders of the convertible bonds designed to incentivize holders of convertible bonds to exercise their conversion rights prior to the time of the distribution, although such offer need not be commenced prior to the time that is reasonably proximate to the anticipated closing date.

        The convertible bonds bear interest at a rate of 3.875% per annum calculated by reference to the principal amount thereof, payable semi-annually in arrears in equal installments on March 25 and September 25 in each year, and have a final maturity date of September 25, 2018. The convertible bonds constitute unsubordinated obligations of the issuer and, subject to any obligations required to be preferred by applicable law, rank equally in right of payment with other unsubordinated obligations of the issuer from time to time outstanding.

        Pursuant to the terms and conditions of the convertible bonds, which are included in the trust deed as Schedule 1 thereto and which is referred to in this document as the conditions, each €100,000 principal amount of convertible bonds may be converted at the option of the holder thereof into the number of fully paid ordinary shares of the issuer determined by dividing the principal amount of the applicable convertible bonds by the conversion price in effect on the relevant conversion date (and, where necessary, rounding down to the nearest whole number of ordinary shares). The conversion price, which was initially €34.45 per ordinary share, is subject to adjustment from time to time upon the occurrence of specified events, including, but not limited to, consolidations, reclassifications or subdivisions affecting the issuer's ordinary shares; specified issuances of fully paid ordinary shares by the issuer by way of capitalization of profits or reserves; specified dividends and distributions with respect to, or specified repurchases of, the issuer's ordinary shares; specified issuances of ordinary shares of the issuer or of rights, or securities carrying rights, to acquire ordinary shares of the issuer; specified modifications of the terms of securities carrying rights of conversion into, or exchange or subscription for, or other rights to purchase or acquire, ordinary shares of the issuer; specified offerings of securities to holders of the issuer's ordinary shares as a class; and determination by an independent adviser appointed in accordance with the conditions if the issuer, after consultation with the calculation agent, has determined that an adjustment should be made to the conversion price as a result of other circumstances. On the date of this document, the conversion price of the convertible bonds was €28.4690 per ordinary share.

        The conversion price is also subject to adjustment during a specified period following a change of control (as defined in the conditions). The transactions contemplated under the combination agreement will not be treated as a change of control under the conditions.

        In addition, the conversion feature of the convertible bonds will be subject to adjustment in the event of any consolidation, amalgamation or merger of the issuer with any other corporation if the issuer is not the continuing corporation or in the event of any sale or transfer of all, or substantially all, of the assets of the issuer to another entity, which is referred to in this document as the successor in business. Upon the occurrence of such circumstances, the issuer is required to take steps to ensure (i) that the convertible bonds would become convertible into the class and amount of securities or other property receivable in such transaction by a holder of the number of the issuer's ordinary shares into which such convertible bonds were convertible immediately prior to such transaction or (ii) in the case of a sale or transfer of all or substantially all of the assets of the issuer in which securities or other property are not receivable by holders of the issuer's ordinary shares, that the convertible bonds would become convertible into such securities and property of the successor in business on such basis and with a conversion price (subject to adjustment as provided in the conditions) as determined in good faith by an independent adviser appointed in accordance with the conditions. Pursuant to the conditions, any determination of such independent adviser will be final and binding on all bondholders and the parties to the trust deed, save in the case of manifest error. In the event of an adjustment described above, the convertible bond trustee may, without the consent of bondholders, agree to the substitution of the successor in business in place of the issuer as the principal debtor under the trust deed and the bonds, subject to the satisfaction of specified conditions.

        The combination agreement reflects the parties' expectation that the transactions under the combination agreement will result in an adjustment described in clause (ii) in the immediately preceding paragraph. Accordingly, the combination agreement provides that New CF would, in accordance with the trust deed and the conditions, be substituted for OCI as the issuer of the convertible bonds to the extent that any convertible bonds remain outstanding upon consummation of the combination. OCI will appoint an independent adviser in accordance with the conditions to determine the basis on which, and the conversion price at which, the convertible bonds will be convertible for securities and property of New CF (expected to be New CF ordinary shares).

        Conversion rights with respect to convertible bonds are exercisable at any time, subject to specified exceptions, at the option of each bondholder until the close of business on the date falling seven calendar days prior to the final maturity date (both days inclusive) or, if the convertible bonds are to be redeemed by the issuer prior to the final maturity date under the circumstances described in either of the two immediately-following paragraphs, the date falling seven calendar days before the date fixed for redemption (both days inclusive).

        The issuer may, subject to giving notice as required by the conditions, redeem all, but not less than all, of the convertible bonds at a price equal to their principal amount plus accrued but unpaid interest to (but excluding) the redemption date specified in the notice of redemption:

  •
  at any time on or after October 11, 2016, if the parity value of the convertible bonds (the value of the number of ordinary shares for which the convertible bonds are convertible, determined as specified in the conditions) on each of at least 20 trading days on the relevant stock exchange in any period of 30 consecutive trading days ending not earlier than 10 trading days prior to the giving of the relevant notice of redemption has equaled or exceeded 130% of the principal amount of the convertible bonds; or

  •
  at any time if 85% or more of the convertible bonds originally issued have been converted, purchased and cancelled or redeemed.

        In addition, the issuer has the right at any time, subject to giving requisite notice and delivering to the convertible bond trustee specified certificates and opinions, to redeem all, but not less than all, of the convertible bonds at a price equal to their principal amount plus accrued but unpaid interest to (but excluding) the redemption date specified in the notice of redemption if the issuer has or will become obligated to pay additional amounts with respect to the convertible bonds pursuant to the conditions as a result of specified changes in tax laws or regulations, and such obligation cannot be avoided by the issuer taking reasonable measures available to it. If the issuer exercises this redemption right, each holder of convertible bonds will have the right to elect that its convertible bonds will not be so redeemed and that the provisions of the conditions requiring payment of additional amounts will not apply to its convertible bonds after the applicable redemption date.

        Following a change of control, as defined in the conditions, or a de-listing or suspension of trading of the issuer's ordinary shares constituting a de-listing event, as defined in the conditions, each holder of a convertible bond will have the right to require the issuer to redeem that convertible bond on the relevant put date determined as specified in the conditions at a redemption price equal to its principal amount plus accrued and unpaid interest up to (but excluding) that date.

        The conditions include affirmative and negative covenants, including, among other things, limitations on the issuer's ability to issue or pay up any securities or modify rights attaching to its ordinary shares, limitations on the issuer's and its subsidiaries' ability to have liens on their assets securing debt securities other than the convertible bonds, unless the convertible bonds are equally and ratably secured, and requirements with respect to listing of the issuer's ordinary shares and the convertible bonds on applicable securities exchanges, in each case, subject to specified exceptions. Under the combination agreement, the issuer has agreed to use commercially reasonable efforts prior to the closing date to assist CF Holdings in the preparation of an application to list the convertible bonds on a "recognised stock exchange" within the meaning of section 1005 of the UK Income Tax Act 2007, so that such application may be made by New CF on or after the closing date, with effectiveness reasonably expected to be on or as soon as practicable after the closing date and in any event prior to the first interest payment date under the convertible bonds after the closing date.

        The conditions contain events of default customary for issuances of convertible debt securities (subject to applicable grace periods, thresholds and exceptions), including, but not limited to, failure to make payments of principal, interest or other amounts on the convertible bonds when due; failure to issue and deliver ordinary shares upon any exercise of conversion rights with respect to convertible bonds; failure to perform or observe any other obligations under the trust deed or the convertible bonds; a payment default by the issuer or any of its principal subsidiaries under, or other default giving rise to acceleration of, indebtedness other than the convertible bonds; judgments against or enforcements of liens on assets of the issuer or its principal subsidiaries; specified events of insolvency or dissolution involving the issuer or any of its principal subsidiaries; and the occurrence of any event which under the laws of any relevant jurisdiction has an analogous effect to any of the events described in the preceding portion of this sentence; provided that, in relation to certain of the events described in the preceding portion of this sentence, the convertible bond trustee shall have certified to the issuer that in its opinion such event is materially prejudicial to the interests of the bondholders. If any event of default occurs and is continuing, the convertible bond trustee may, and if requested by the holders of at least one-quarter in principal amount of the convertible bonds then outstanding or by an extraordinary resolution of the bondholders in accordance with the trust deed would be required to, give notice to the issuer that the convertible bonds are (and the convertible bonds would then immediately become) due and repayable at their principal amount together with accrued interest.

        The foregoing description of the convertible bonds, the trust deed and the conditions is qualified in its entirety by reference to the full text of the trust deed, which includes the conditions and forms of certificates representing the convertible bonds, filed as Exhibit 4.1 to the registration statement of which this document is a part and incorporated by reference herein.

Iowa Fertilizer Company LLC Loan from the Iowa Finance Authority

        IFCo, an indirect subsidiary of OCI that is developing the Wever facility, would become an indirect wholly-owned subsidiary of New CF upon consummation of the combination. IFCo's outstanding indebtedness includes a $1,184,660,000 loan, which is referred to in this document as the IFCo loan, from the Iowa Finance Authority, a public instrumentality and agency of the State of Iowa, which is referred to in this document as the IFCo bond issuer, obtained for the financing or refinancing of a portion of the costs and expenses incurred in connection with the design, construction, commissioning and financing of the Wever facility.

        On May 15, 2013, the IFCo bond issuer issued $1,184,660,000 aggregate principal amount of Iowa Finance Authority Midwestern Disaster Area Revenue Bonds (Iowa Fertilizer Company Project), Series 2013, which are referred to in this document as the series 2013 bonds, pursuant to the Indenture, dated as of May 1, 2013 (as amended, which is referred to in this document as the IFCo bond indenture), between the IFCo bond issuer and UMB Bank, N.A. (successor to Citibank, N.A.) as trustee, which is referred to in this document as the IFCo bond trustee. The series 2013 bonds were issued in three tranches: (i) $390,020,000 aggregate principal amount of 5% Term Bonds due December 1, 2019, (ii) $365,675,000 aggregate principal amount of 5.5% Term Bonds due December 1, 2022 and (iii) $428,965,000 aggregate principal amount of 5.25% Term Bonds due December 1, 2025. Interest on the bonds is payable semi-annually on June 1 and December 1 of each year.

        The series 2013 bonds were issued to refund the IFCo bond issuer's Iowa Finance Authority Midwestern Disaster Area Revenue Bonds (Iowa Fertilizer Company Project), Series 2012, which are referred to in this document as the series 2012 bonds. The series 2012 bonds were issued to, among other things, finance or refinance a portion of the costs of the acquisition of land and the construction and equipping of the Wever facility; capitalized interest; and a contribution to a debt service reserve fund securing repayment of a portion of IFCo's debt. The IFCo bond issuer loaned the proceeds from the issuance of the series 2013 bonds to IFCo pursuant to the bond financing agreement, dated as of May 1, 2013, which is referred to in this document as the financing agreement, between the IFCo bond issuer and IFCo. IFCo issued a promissory note, dated May 15, 2013, to the IFCo bond issuer in the principal amount of $1,184,660,000 to evidence IFCo's obligations under the financing agreement.

        The financing agreement requires that IFCo make payments to the IFCo bond issuer in such amounts and at such times as are sufficient to pay, when due, the principal or redemption price of, and interest on, the series 2013 bonds as provided in the IFCo bond indenture. Pursuant to the IFCo bond indenture, the IFCo bond issuer has assigned its rights under the financing agreement (with certain reservations), including the right to receive financing payments and other amounts due thereunder, to the IFCo bond trustee to secure the payment of the series 2013 bonds. IFCo's obligation to repay the IFCo loan is secured by a collateral assignment of and the grant of a lien on and security interest in all of the personal property in which IFCo has an interest, subject to specified exceptions, and the membership interests in IFCo. IFCo's repayment obligations are further secured by a mortgage on, and security interest in, the Wever facility's real property and improvements, fixtures and equipment thereon.

        The Collateral Agency and Account Agreement, dated as of May 1, 2013, as amended, which is referred to in this document as the collateral agreement, between IFCo and UMB Bank, N.A. (successor to Citibank, N.A.), as collateral agent, which is referred to in this document as the collateral agent, establishes funds and accounts in the name of the collateral agent for the deposit of funds received by IFCo. Upon the Wever facility's operations date (defined as the earlier of (i) the date upon which provisional acceptance of the Wever facility has been achieved under the engineering, procurement and construction contract, or (ii) so long as mechanical completion of the Wever facility has been achieved under the engineering, procurement and construction contract, November 15, 2016), all revenues, subject to specified exceptions, are required to be deposited in the revenue fund held by the collateral agent. Upon the instructions of IFCo (as and to the extent required by the collateral agreement), the collateral agent is required to make withdrawals, transfers and payments from the revenue fund in the amounts, at the times, for the purposes and in the order of priority set forth in the collateral agreement.

        The series 2013 bonds are subject to mandatory sinking fund redemption in designated aggregate principal amounts (as described below) prior to their maturity. The amount of each sinking fund installment due on a specified date is equal to 100% of the principal amount of the series 2013 bonds scheduled for redemption on such date, plus accrued interest thereon.

        The series 2013 bonds due December 1, 2019 are subject to sinking fund redemption as follows:

Date	Principal Amount
June 1, 2016	$28,815,000
December 1, 2016	47,860,000
June 1, 2017	49,055,000
December 1, 2017	50,280,000
June 1, 2018	51,540,000
December 1, 2018	52,825,000
June 1, 2019	54,145,000
December 1, 2019	55,500,000

        The series 2013 bonds due on December 1, 2022 are subject to sinking fund redemption as follows:

Date	Principal Amount
June 1, 2020	$56,890,000
December 1, 2020	58,455,000
June 1, 2021	60,060,000
December 1, 2021	61,710,000
June 1, 2022	63,410,000
December 1, 2022	65,150,000

        The series 2013 bonds due on December 1, 2025 are subject to sinking fund redemption as follows:

Date	Principal Amount
June 1, 2023	$66,945,000
December 1, 2023	68,700,000
June 1, 2024	70,505,000
December 1, 2024	72,355,000
June 1, 2025	74,255,000
December 1, 2025	76,205,000

        At any point IFCo may, on behalf of the IFCo bond issuer, in whole or in part redeem any portion of the series 2013 bonds at a specified make-whole redemption price plus accrued interest to the redemption date. On and after December 1, 2018, IFCo may, on behalf of the IFCo bond issuer, in whole or in part redeem any portion of the series 2013 bonds maturing on December 1, 2022 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest thereon to the date fixed for redemption. On and after December 1, 2023, IFCo may, on behalf of the IFCo bond issuer, in whole or in part redeem any portion of the series 2013 bonds maturing on December 1, 2025 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest thereon to the date fixed for redemption.

        The series 2013 bonds are subject to extraordinary mandatory redemption by IFCo on behalf of the IFCo bond issuer in the event of a loss at the Wever facility that results in the determination by IFCo that it is unable to restore the facility to commercially reasonable operations.

        The financing agreement contains various covenants of IFCo, including, but not limited to, granting access to the Wever facility to the IFCo bond issuer and the IFCo bond trustee; maintaining its legal existence; obtaining required governmental approvals; keeping, operating and maintaining the Wever facility in good working order and condition; paying and discharging all taxes and other assessments and governmental charges; not taking any action that would adversely affect the tax-exempt status of the series 2013 bonds; enforcing and complying with contracts related to the Wever facility; preserving and maintaining security interests granted under collateral documents relating to the series 2013 bonds; maintaining insurance on the Wever facility; maintaining books of record; delivering specified financial information to the IFCo bond trustee; complying with disclosure requirements under the securities laws; preparing and submitting an annual budget to the IFCo bond trustee; and preparing and submitting an annual maintenance plan to the IFCo bond trustee. The financing agreement also contains various covenants that restrict or prohibit IFCo from, among other things, creating or incurring any liens (except for permitted liens under the financing agreement); incurring additional debt; selling, assigning or transferring assets; engaging in other businesses; merging, consolidating or liquidating; acquiring other entities; terminating certain contracts related to the Wever facility; declaring or paying dividends or distributions other than as permitted by the financing agreement and the collateral agency agreement; entering into certain affiliate transactions; and making investments in equity or debt securities.

        The financing agreement provides for events of default (subject to applicable grace periods, thresholds and exceptions) including, but not limited to, failure by IFCo to make any required payment relating to the series 2013 bonds; a payment default under the IFCo bond indenture by the IFCo bond issuer; failure by IFCo to comply with covenants under the financing agreement or other documents relating to the series 2013 bonds; inaccuracy of any of IFCo's representations or warranties, under the financing agreement or other documents relating to the series 2013 bonds; default by IFCo under other debt resulting in the acceleration of maturity of such other debt; commencement of bankruptcy or similar proceedings with respect to IFCo; IFCo's abandonment of all or a substantial part of, or failure by IFCo to develop, construct, operate or maintain, the Wever facility; entry of a final money judgment against IFCo that remains unsatisfied and unstayed; the failure of applicable collateral documents to grant a lien on the collateral required to secure IFCo's obligations, the failure of such a lien to be perfected or the failure of specified documents relating to the series 2013 bonds to be in effect; occurrence of specified events with respect to employee benefit plans; use or withdrawal of funds from specified accounts other than as expressly permitted; failure to obtain specified governmental approvals; failure of specified contracts to be in effect; specified events involving the performance or status of contractors for the development of the Wever facility; and, prior to the second anniversary of the provisional acceptance date (as defined in the financing agreement), OCI Fertilizer International B.V. ceasing to own directly or indirectly at least 50.01% of the voting interest in IFCo or ceasing to control the management decisions of the managing member of IFCo.

        Upon the occurrence of an event of default based on commencement of bankruptcy or similar proceedings with respect to IFCo, the unpaid balance of the amount payable under the financing agreement with respect to the series 2013 bonds (and any additional bonds issued under the IFCo bond indenture in connection with loans to IFCo) will be due and payable immediately. Upon the occurrence of any other event of default, upon the direction to the IFCo bond trustee of the holders of not less than a majority in aggregate principal amount of the outstanding series 2013 bonds (and any additional bonds issued under the IFCo bond indenture in connection with loans to IFCo), the IFCo bond trustee is required to accelerate and declare the unpaid balance of the amount payable under the financing agreement with respect to the series 2013 bonds (and any additional bonds issued under the IFCo bond indenture in connection with loans to IFCo) to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the series 2013 bonds and any such additional bonds shall have been declared to be due and payable under the IFCo bond indenture. Upon the occurrence and continuance of an event of default, the series 2013 bonds will bear interest at a default rate equal to the otherwise-applicable rate plus 2.00% per annum.

U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE COMBINATION

Scope of Discussion

        The following discussion describes anticipated U.S. federal income tax consequences of the combination generally expected to be applicable to holders (as defined below) of CF Holdings common stock and OCI ordinary shares and the ownership and disposition of New CF ordinary shares after the combination.

        The summary is based upon the existing provisions of the Code, applicable Treasury regulations, judicial authority, administrative rulings of the IRS effective as of the date hereof, and the income tax treaty between the United Kingdom and the United States, which is referred to as the convention. These laws and authorities are subject to change, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of CF Holdings common stock, OCI ordinary shares, and New CF ordinary shares as described in this document. The discussion below does not address any state, local or foreign or any U.S. federal tax consequences other than U.S. federal income tax consequences, such as estate and gift tax or Medicare contribution tax consequences. The tax treatment of the proposed transactions to U.S. holders will vary depending upon their particular situations. U.S. holders should consult their own tax advisors concerning the U.S. federal income tax consequences to them in light of their particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

        This discussion deals only with CF Holdings common stock and OCI ordinary shares held, and New CF ordinary shares received in the combination that will be held, as capital assets (generally, property held for investment). This discussion is intended only as a summary of the anticipated U.S. federal income tax consequences of the combination and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to approve the combination. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are banks, financial institutions, underwriters, insurance companies; real estate investment trusts and regulated investment companies; tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; persons holding shares through a partnership, limited liability, or other fiscally or tax transparent entity; dealers or traders in securities, commodities or currencies; grantor trusts; persons subject to the alternative minimum tax; persons whose "functional currency" is not the U.S. dollar; persons who received their CF Holdings common stock or OCI ordinary shares through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan; persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding CF Holdings common stock or OCI ordinary shares, or, after the combination, New CF ordinary shares; or holders holding CF Holdings common stock, OCI ordinary shares, or, after the combination, New CF ordinary shares as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset.

        As used in this document, the term "U.S. holder" means a beneficial owner of CF Holdings common stock, OCI ordinary shares, or New CF ordinary shares that is a citizen or individual resident of the United States, a corporation (or an entity taxed as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust (i) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes. The term "non-U.S. holder" means a beneficial owner of CF common stock, OCI ordinary shares, or New CF ordinary shares other than a U.S. holder.

        If a partnership (or entity treated as a partnership for U.S. federal income tax purposes) holds CF Holdings common stock, OCI ordinary shares, or New CF ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding CF Holdings common stock, OCI ordinary shares, or New CF ordinary shares should consult their tax own advisers with regard to the U.S. federal income tax consequences of the combination and the subsequent ownership and disposition of New CF ordinary shares.

U.S. Federal Income Tax Consequences of the Separation

In General

        The obligations of OCI to consummate the transaction, including the separation, are conditioned upon the receipt by OCI of the opinion of Cleary to the effect that, under current U.S. federal income tax law, the separation should qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code. The opinion will be based upon specified assumptions, as well as statements, representations, and specified undertakings made by officers of OCI and New CF. These assumptions, statements, representations, and undertakings are expected to relate to, among other things, OCI's business reasons for engaging in the separation, the conduct of certain business activities by OCI and New CF, and the current plans and intentions of OCI and New CF to continue conducting those business activities and not to materially modify their ownership or capital structure following the separation. If any of those statements, representations, or assumptions is incorrect or untrue in any material respect, or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts that prevail at the time of the separation, the conclusions reached in the opinion could be adversely affected.

        Cleary has informed OCI that it expects to be able to render an opinion that, under current law and subject to the factual representations and assumptions described above, the separation should qualify for U.S. federal income tax purposes as a tax-free transaction to U.S. holders of OCI ordinary shares under Sections 355 and 368(a)(1)(D) of the Code. The legal authorities upon which the opinion of Cleary would be based are subject to change or differing interpretations at any time, possibly with retroactive effect. The opinion would not be binding on the IRS or any court, and there is a risk that the IRS may challenge the conclusions reached in the opinion and that a court may sustain such a challenge.

        Except as otherwise noted, it is assumed for purposes of the following discussion that the separation will qualify as a tax-free transaction. Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, if the separation qualifies as tax-free, then, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. holder of OCI ordinary shares solely as a result of the receipt of New CF ordinary shares in the separation;

  •
  a non-U.S. holder of OCI ordinary shares will not be subject to any U.S. federal gross income or withholding tax solely as a result of the receipt of New CF ordinary shares in the separation;

  •
  the holding period for New CF ordinary shares received by a U.S. holder in the separation will include the holding period for the OCI ordinary shares with respect to which the New CF ordinary shares is distributed;

  •
  the tax basis of the U.S. holders' OCI ordinary shares with respect to which New CF ordinary shares are distributed in the separation will be apportioned between the OCI ordinary shares and the New CF ordinary shares received in respect thereof, including any fractional New CF ordinary shares that are deemed to be received in respect thereof, in proportion to their respective fair market values at the time of the separation.

        Information regarding the determination of a U.S. holder's tax basis in its OCI ordinary shares and New CF ordinary shares, including information regarding the fair market values of OCI ordinary shares and New CF ordinary shares as of the date of the distribution, will be made available on OCI's website within 45 days following the date of the distribution in accordance with the applicable U.S. Treasury regulations. Holders who have acquired different blocks of OCI ordinary shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the New CF ordinary shares received with respect to such blocks of OCI ordinary shares.

        If the separation does not qualify under Sections 355 and 368(a)(1)(D) of the Code, the above consequences would not apply and U.S. holders of OCI ordinary shares could be subject to tax. If the separation were taxable to U.S. holders of OCI ordinary shares, then each U.S. holder that received New CF ordinary shares in the separation would be treated as if the U.S. holder received a taxable distribution equal to the fair market value of the New CF ordinary shares received, which would be taxed (i) as a dividend to the extent of the U.S. holder's pro rata share of OCI's current and accumulated earnings and profits, then (ii) as a non-taxable return of capital to the extent of the U.S. holder's tax basis in the OCI ordinary shares with respect to which the distribution was made, and finally (iii) as capital gain with respect to the remaining value. OCI will have substantial earnings and profits for U.S. federal income tax purposes as a result of the separation, and accordingly, we expect, and U.S. holders should presume, that the entire amount of such taxable distribution would be treated as a dividend.

        Any capital gains recognized by a U.S. holder on the receipt of New CF ordinary shares in the separation generally would be long-term capital gain if the holder's holding period in the OCI ordinary shares in respect of which such capital gains are realized exceeds one year at the time of the separation. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. holder that is a corporation. The deductibility of capital losses is subject to limitations.

        A non-U.S. holder would generally not be subject to U.S. federal income or withholding tax with respect to the distribution.

        OCI will be required to withhold a Netherlands dividend tax of the amount, if any, by which the fair market value of the New CF ordinary shares that are distributed to OCI shareholders exceeds the paid-in capital of OCI that is recognized as capital for Netherlands tax purposes. In the event that OCI is required to withhold this tax in respect of the distribution, OCI will bear the cost of the tax on behalf of OCI shareholders. For more information about this withholding tax, see "—Netherlands Tax Consequences of the Combination for OCI, CF Holdings and New CF—Tax Consequences for OCI." The amount of this Netherlands dividend tax paid by OCI with respect to the New CF ordinary shares will generally be reported as ordinary dividend income to U.S. holders. However, the amount of this Netherlands dividend tax may be creditable against the U.S. Holder's U.S. federal income tax liability, subject to applicable limitations, some of which vary depending upon the U.S. holder's particular circumstances. For more information about the foreign tax credit rules, see the discussion in "U.S. Federal Income Tax Consequences to Holders of the Ownership and Disposition of New CF Ordinary Shares—U.S. Holders—Distributions on New CF Ordinary Shares."

Cash in Lieu of Fractional Shares

        A U.S. holder of OCI ordinary shares that receives cash in lieu of a fractional share of New CF ordinary shares as a part of the separation generally will be treated as receiving such fractional share in the separation and then selling such fractional share for the amount of cash received. The sale will generally result in the U.S. holder recognizing capital gain or loss measured by the difference between the cash received for such fractional share and the holder's tax basis in the fractional share determined as described under "—In General," above.

        Any capital gains recognized by a U.S. holder on the receipt of cash in lieu of a fractional share generally will be long-term capital gain if the holder's holding period in such shares exceeds one year at the time of the separation. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. holder that is a corporation. The deductibility of capital losses is subject to limitations.

        A non-U.S. holder would generally not be subject to U.S. federal income tax with respect to such a capital gain.

Information Reporting and Backup Withholding in the Separation

        Except in the case of exempt holders, consideration (including cash in lieu of a fractional share of New CF ordinary shares) paid to a U.S. holder of OCI ordinary shares in the separation may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 (or appropriate successor form) and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding on such amounts. The amount of any backup withholding will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that certain required information is timely furnished to the IRS.

Tax Consequences to New CF

        New CF will not recognize any taxable gain or loss for U.S. federal income tax purposes on the separation.

Tax Consequences to OCI

        OCI will not be subject to any U.S. federal income tax on the separation.

U.S. Federal Income Tax Consequences of the Merger

Tax Consequences to CF Holdings

In General

        CF Holdings will not be subject to U.S. federal income tax on the merger; however, CF Holdings will continue to be subject to U.S. tax after the merger. CF Holdings (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below. In conjunction with the merger, New CF, CF Holdings, and their respective subsidiaries may engage in certain intercompany transactions. On September 22, 2014, the IRS and the U.S. Department of the Treasury released the Notice, describing certain regulations they intend to promulgate under Section 7874 and certain other sections of the Code, which, when promulgated, would be effective for certain transactions completed on or after September 22, 2014, such as the merger. Such regulations would impose additional U.S. taxes on certain transactions involving the acquired U.S. corporation's controlled foreign subsidiaries. As a result, CF Holdings may recognize taxable income if New CF were to engage in transactions addressed by the Notice in connection with, or after completion of, the merger. Whether New CF engages in any such transactions will be determined in the future based on an assessment of the costs and benefits of engaging in such transactions in light of the regulations. This discussion does not otherwise address any tax considerations relating to such transactions.

  Potential Limitation on the Utilization of CF Holdings' (and Its U.S. Affiliates') Tax Attributes

        Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by the U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation's expanded affiliated group does not have substantial business activities in the non-U.S. corporation's country of organization or incorporation relative to the expanded affiliated group's worldwide activities, and (iii) the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, then the taxable income of the U.S. corporation (and any person related to the U.S. corporation within the meaning of Section 7874) for any given year, within a ten-year period beginning on the last date the U.S. corporation's properties were acquired, will be no less than that person's "inversion gain" for that taxable year. A person's inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person.

        Pursuant to the merger, the holders of CF Holdings common stock are expected to receive at least 60% (but less than 80%) of the vote and value of the New CF ordinary shares by reason of holding CF Holdings common stock. As a result, CF Holdings and its U.S. affiliates would be limited in their ability to utilize certain U.S. tax attributes to offset their inversion gain, if any. However, neither CF Holdings nor its U.S. affiliates expects to recognize any inversion gain as part of the merger, nor do they currently intend to engage in any transaction in the near future that would generate inversion gain. If, however, CF Holdings or its U.S. affiliates were to engage in any transaction that would generate any inversion gain in the future, such transaction may be fully taxable to CF Holdings or its U.S. affiliates (notwithstanding that it may have certain deductions and other U.S. tax attributes which, but for the application of Section 7874 of the Code, it would be able to use to offset some or all of such gain) and thus CF Holdings may pay U.S. federal income tax sooner than it otherwise would have.

Tax Consequences to New CF

  In General

        New CF will not be subject to U.S. federal income tax on the merger.

  Tax Residence of New CF for U.S. Federal Income Tax Purposes

        Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New CF, which is a United Kingdom incorporated entity, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder (including certain regulations to be promulgated pursuant to the Notice), however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex, and in some cases, there is limited guidance as to their application.

        Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation); (ii) after the acquisition, the non-U.S. corporation's expanded affiliated group does not have substantial business activities in the non-U.S. corporation's country of organization or incorporation relative to the expanded affiliated group's worldwide activities as determined under Treasury regulations; and (iii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (which includes the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares), which is referred to in this document as the ownership test.

        At the effective time of the merger, the first two conditions described above will be satisfied because (i) New CF will acquire all of CF Holdings' assets through the indirect acquisition of all of the CF Holdings common stock, and (ii) New CF, including its expanded affiliated group, will not have substantial business activities in the United Kingdom for purposes of Section 7874 of the Code. As a result, the application of Section 7874 of the Code to the merger depends on the third condition described above—the ownership test. Under current law, New CF Holdings would be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code only if, after the merger, the former shareholders of CF Holdings are treated as owning (within the meaning of Section 7874 of the Code) at least 80% (by either vote or value) of New CF ordinary shares by reason of holding CF Holdings common stock.

        Based on the rules for determining share ownership under Section 7874 of the Code, the Notice and certain factual assumptions, after the merger, holders of CF Holdings common stock are expected to be treated as holding less than 80% (by both vote and value) of the New CF ordinary shares by reason of their ownership of CF Holdings common stock. In that case, New CF should be treated as a foreign corporation for U.S. federal income tax purposes. However, whether the Ownership Test has been satisfied must be finally determined after the completion of the merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, a subsequent change in the facts or in law might cause New CF to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect. In addition, by the time of the completion of the merger, there could be a change in law under Section 7874 of the Code, in the regulations promulgated thereunder, or other changes in law that, if enacted, could (possibly retroactively) cause New CF to be treated as a U.S. corporation for U.S. federal income tax purposes. In such event, New CF could be liable for substantial additional U.S. federal income tax on its operations and income following the completion of the merger.

        The remaining discussion assumes that New CF will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Tax Consequences for U.S. Holders of CF Holdings common stock

  In General

        The receipt of New CF ordinary shares in exchange for CF Holdings common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes to a U.S. holder of CF Holdings common stock. Subject to the discussion below relating to the potential application of Section 304 of the Code under "—Special Consequences of the Merger to Holders of CF Holdings Common Stock That Also Own OCI Ordinary Shares, or That Acquire Additional New CF Ordinary Shares in Connection with the Transaction," a U.S. holder of CF Holdings common stock will generally recognize taxable gain or loss equal to the difference between (1) the shareholder's adjusted tax basis in the CF Holdings common stock surrendered in the exchange and (2) the fair market value of the New CF ordinary shares received as consideration in the merger. U.S. Holders must determine such gain or loss separately for separate blocks of CF Holdings common stock held by such holder (i.e., shares acquired at different times and prices).

        Any gains or losses recognized by a U.S. holder on the receipt of New CF ordinary shares for CF Holdings common stock generally will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in such shares exceeds one year at the time of the merger. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. The deductibility of capital losses is subject to limitations. A U.S. holder's initial tax basis in the New CF ordinary shares it receives in the merger will equal the fair market value of such shares.

        All U.S. holders are urged to consult their own tax advisors as to the particular consequences of the exchange of CF Holdings common stock for New CF ordinary shares pursuant to the merger.

  Special Consequences of the Merger to Holders of CF Holdings Common Stock That Also Own OCI Ordinary Shares, or That Acquire Additional New CF Ordinary Shares in Connection with the Transaction

        The receipt of consideration by holders of CF Holdings common stock in the merger is subject to Section 304 of the Code. As a result, and as further described below, instead of recognizing taxable gain or loss as described above, a holder of CF Holdings common stock whose percentage ownership interest in New CF immediately after the proposed transaction is not lower than its percentage ownership interest in CF Holdings prior to the proposed transaction by an amount that satisfies the "substantially disproportionate" or "not essentially equivalent to a dividend" test described below may recognize dividend income in an amount up to the fair market value of the New CF ordinary shares received in the merger, regardless of its gain realized in the merger. Thus, Section 304 generally will apply to a holder of CF Holdings common stock if the holder owns (including by attribution) a percentage interest in New CF after the merger that is greater than or equal to the percentage interest the holder owns in CF Holdings immediately before the merger. The ownership percentage of a holder immediately after the proposed transaction will be determined after taking into account sales (or purchases) of New CF ordinary shares made by such holder (or by persons whose shares are attributed to the holder) in connection with the merger.

        The dividend treatment under Section 304 only applies if a holder's receipt of New CF ordinary shares in exchange for its CF Holdings common stock in the merger is not "substantially disproportionate" with respect to such holder, or is "not essentially equivalent to a dividend." As discussed below, that determination generally requires a comparison of (x) the percentage of the outstanding stock of CF Holdings that the holder is deemed actually and constructively to have owned immediately before the merger and (y) the percentage of the outstanding stock of CF Holdings that is actually and constructively owned by the holder immediately after the merger (including indirectly as a result of owning stock in New CF and taking into account any shares of New CF received in exchange for OCI ordinary shares actually or constructively owned by such holder, or otherwise acquired in connection with the transaction).

        The merger will generally result in a "substantially disproportionate" exchange with respect to a holder if the percentage described in (y) above is less than 80% of the percentage described in (x) above. Whether the merger results in an exchange that is "not essentially equivalent to a dividend" with respect to a holder will depend on such holder's particular circumstances. At a minimum, however, for the merger to be "not essentially equivalent to a dividend," it must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of CF Holdings, as determined by comparing the percentage described in (y) above to the percentage described in (x) above. The IRS has indicated that a minority shareholder in a publicly traded corporation will experience a "meaningful reduction" if the minority shareholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest.

        In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase stock in addition to the stock actually owned by the holder. In addition, as noted above, in applying the "substantially disproportionate" and "not essentially equivalent to a dividend" tests to a holder, sales (or purchases) of New CF ordinary shares made by such holder (or by persons whose shares are attributed to the holder) in connection with the proposed transaction will be taken into account. Holders should consult their own tax advisors regarding the application of these tests to them in light of their particular circumstances.

        If, as described above, a holder is treated as receiving a distribution under Section 304 of the Code in respect of the New CF ordinary shares it receives in the combination, such distribution will be taxable as a dividend (in an amount equal to the fair market value of the New CF ordinary shares received) to the extent of such holder's allocable share of the earnings and profits of CF Holdings. Non-corporate U.S. holders may be eligible for a reduced rate of taxation on deemed dividends arising under Section 304, subject to exceptions for short-term and hedged positions. To the extent that a corporate U.S. holder of CF Holdings common stock is treated as having received a dividend as a result of Section 304, such dividend will constitute an "extraordinary dividend." Corporate U.S. holders of CF Holdings common stock are urged to consult their own tax advisors as to the impact of receiving an extraordinary dividend in their particular circumstances.

        To the extent that the amount of any distribution under Section 304 exceeds CF Holdings' current and accumulated earnings and profits for the taxable year of the merger, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of the holder's CF Holdings common stock, and to the extent the amount of the distribution exceeds such tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. The amount of any such gain will be taxed as described above under "—In General."

        Section 304 and the regulations and guidance thereunder are complex. A holder that actually or constructively owns both CF Holdings common stock and OCI ordinary shares, or that purchases additional New CF ordinary shares in connection with the merger, should consult its own tax advisors with respect to the application of Section 304 in its particular circumstances (including as to its tax basis in the shares subject to Section 304). A holder of CF Holdings common stock that also owns OCI ordinary shares should consult its own tax advisors regarding the possible desirability of selling its shares in either CF Holdings or OCI prior to the transaction or in New CF immediately after the transaction.

Tax Consequences for Non-U.S. Holders of CF Holdings common stock

        Subject to the discussion below relating to the potential application of Section 304 of the Code under "—Section 304 dividend treatment and withholding taxation for certain non-U.S. holders," and subject to the discussion below under "—Information Reporting, Backup Withholding, and Foreign Account Compliance in the Merger," a non-U.S. holder that exchanges CF Holdings common stock for New CF ordinary shares in the merger generally will not be subject to U.S. federal income or withholding tax on its gain. However, as described below under "—Section 304 dividend treatment and withholding taxation for certain non-U.S. holders," certain non-U.S. holders may be subject to U.S. withholding tax at a 30% rate on the full amount of the consideration received in the merger. As a result, withholding agents may withhold at a 30% rate against all non-U.S. holders, unless a withholding agent has established special procedures allowing non-U.S. holders that are exempt from such withholding tax to certify their exemption to the withholding agent. If a withholding agent withholds a portion of the merger consideration payable to a non-U.S. holder that is exempt from such withholding, the non-U.S. holder may apply for a refund. Non-U.S. Holders whose gain is effectively connected with the conduct of a trade or business in the United States should see the discussion above under "—Tax Consequences for U.S. Holders of CF Holdings common stock"

        Section 304 dividend treatment and withholding taxation for certain non-U.S. holders.

        As discussed above under "—Special Consequences of the Merger to Holders of CF Holdings Common Stock That Also Own OCI Ordinary Shares, or That Acquire Additional New CF Ordinary Shares in Connection with the Transaction," the receipt of consideration by holders of CF Holdings common stock in the merger is subject to Section 304 of the Code. As a result, under the circumstances described in that discussion above, certain non-U.S. holders of CF Holdings common stock may recognize dividend income in an amount up to the fair market value of the New CF ordinary shares received in the merger. Generally, as described in that discussion above, such dividend treatment may arise for a non-U.S. holder of CF Holdings common stock if the holder owns (including by attribution) a percentage interest in New CF after the merger that is greater than or equal to the percentage interest the holder owns in CF Holdings immediately before the merger. The payment of any amount treated as a dividend to a non-U.S. holder of CF Holdings common stock (including the fair market value of the New CF ordinary shares received by a non-U.S. holder in the merger in the event the exchange is treated as giving rise to a dividend under Section 304) generally will be subject to U.S. withholding tax at a 30% rate (or lower rate under an applicable U.S. income tax treaty). The payment of any such amounts may also be subject to other withholding, and the applicable withholding agent may reduce consideration paid in the merger to cash to pay any withholding tax, as described below under "—Information Reporting, Backup Withholding and Foreign Account Compliance in the Merger." Because CF Holdings cannot determine its current and accumulated earnings and profits until the end of its taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any merger consideration treated as a distribution to a non-U.S. holder. In order to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder claiming such reduced rates will be required to deliver a properly completed Form W-8BEN or W-8BEN-E to the applicable withholding agent before the consideration is paid pursuant to the merger. Non-U.S. holders may seek a refund from the IRS of amounts withheld on distributions in excess of their allocable share of CF Holdings' current and accumulated earnings and profits, to the extent such amounts are not otherwise subject to U.S. federal income tax.

Information Reporting, Backup Withholding, and Foreign Account Compliance in the Merger

        Except in the case of corporations or other exempt holders, consideration paid to a U.S. holder in the merger (either as proceeds from a sale or exchange of CF Holdings common stock or as a dividend under Section 304) may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 (or appropriate successor form) and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding. The amount of any backup withholding will be allowed as a refund or credit against a holder's U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

        A holder that receives a dividend under Section 304 of the Code should be aware that, in addition to but not in duplication of the withholding tax imposed on non-U.S. holders as described above under "—Section 304 dividend treatment and withholding taxation for certain non-U.S. holders," a U.S. law commonly referred to as FATCA potentially imposes a withholding tax of 30% on payments of dividends on the equity of a U.S. issuer after June 30, 2014, to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government (or is required by applicable local law under an intergovernmental agreement with the U.S.

government) to collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution; or (b) a foreign entity (as a beneficial owner) that is not a financial institution unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or that identifies its substantial U.S. owners, which generally includes any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity. Non-U.S. holders, and any U.S. holders that own CF Holdings common stock through a non-U.S. intermediary, should consult their own tax advisor regarding foreign account tax compliance, and the possibility of FATCA withholding on a dividend paid from CF Holdings' earnings and profits as described above under "—Special Consequences of the Merger to Holders of CF Holdings Common Stock That Also Own OCI Ordinary Shares, or That Acquire Additional New CF Ordinary Shares in Connection with the Transaction."

        If a holder is subject to U.S. federal income tax withholding, backup withholding or FATCA withholding on all or any portion of the consideration received in the merger, then the applicable withholding agent will generally be required to withhold the appropriate amount even though there is insufficient cash from which to satisfy its withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the New CF ordinary shares that such holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure.

U.S. Federal Income Tax Consequences to Holders of the Ownership and Disposition of New CF Ordinary Shares

U.S. Holders

  Distributions on New CF Ordinary Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," the gross amount of any distribution on New CF ordinary shares made out of New CF's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. New CF historically has not and does not intend to calculate earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be reported as a dividend for U.S. federal income tax purposes.

        For purposes of calculating a U.S. holder's foreign tax credit, dividends received by a U.S. holder with respect to the common shares of a foreign corporation generally constitute foreign source income. However, and subject to certain exceptions, a portion of the dividends paid by a foreign corporation will be treated as U.S. source income for U.S. foreign tax credit purposes, in proportion to its U.S. source earnings and profits, if U.S. persons own, directly or indirectly, 50% or more of the voting power or value of the foreign corporation's stock. Dividends distributed by New CF will generally constitute "passive category" income for U.S. foreign tax credit purposes. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the impact of, and any exception available to, the special income sourcing rule described in this paragraph.

        Dividends received by non-corporate U.S. Holders (including individuals) from a "qualified foreign corporation" may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Department of the Treasury to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Department of the Treasury has determined that the convention meets these requirements. A

non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Department of the Treasury guidance indicates that the New CF ordinary shares, which are expected to be listed on the NYSE, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the New CF ordinary shares will be considered readily tradable on an established securities market in future years. In addition, New CF will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under "—Passive Foreign Investment Company Status."

  Sale, Exchange, Redemption or Other Taxable Disposition of New CF Ordinary Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of New CF ordinary shares in an amount equal to the difference between the amount realized on the disposition and such holder's tax basis in the shares. The tax basis of New CF ordinary shares received by a U.S. Holder in the combination is discussed above under "—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences for U.S. Holders of CF Holdings common stock." Any gain or loss recognized by a U.S. Holder on a taxable disposition of New CF ordinary shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New CF ordinary shares will generally be treated as U.S. source gain or loss.

  Passive Foreign Investment Company Status

        Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if New CF is treated as a passive foreign investment company, which is referred to in this document as PFIC, for any taxable year during which such U.S. Holder holds New CF ordinary shares. A non-U.S. corporation, such as New CF, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

        New CF is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for the taxable year of the combination or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that New CF will not be treated as a PFIC for any taxable year.

        If New CF were to be treated as a PFIC, U.S. Holders holding New CF ordinary shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. In addition, dividends received with respect to New CF ordinary shares would not constitute qualified dividend income eligible for preferential tax rates if New CF is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from

PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in the New CF ordinary shares.

  Information reporting and backup withholding

        Except in the case of corporations or other exempt holders, dividends paid by New CF to a U.S. holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is timely furnished to the IRS.

  Required Disclosure with Respect to Foreign Financial Assets

        Certain U.S. Holders are required to report information relating to an interest in New CF ordinary shares, subject to certain exceptions (including an exception for New CF ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in New CF ordinary shares. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the common shares.

Non-U.S. Holders

        Non-U.S. holders generally will not be subject to U.S. federal income tax (including U.S. federal withholding tax) on dividends or capital gains in respect of New CF ordinary shares.

        Holders whose dividend or gain is effectively connected with the conduct of a trade or business in the United States should see the discussion above under "—U.S. Holders."

        As noted above and discussed more fully under "Risk Factors—Risk Factors Relating to Ownership of New CF Ordinary Shares," the consequences of owning New CF ordinary shares would be materially different if New CF were to be treated as a U.S. corporation.

        Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

NETHERLANDS TAX CONSEQUENCES RELATING TO THE COMBINATION

Introduction

        The following summary sets forth the material Netherlands tax consequences of the combination for (i) OCI, CF Holdings and New CF, (ii) OCI shareholders who receive New CF ordinary shares in the combination, (iii) Netherlands resident holders of CF Holdings common stock who receive New CF ordinary shares in the combination, and (iv) the material Netherlands tax consequences of the holding, redemption and disposal of New CF ordinary shares after the combination. This summary is intended as general information only and it does not present any comprehensive or complete description of all aspects of Netherlands tax law which could be of relevance. For purposes of Netherlands tax law, a holder of OCI ordinary shares or CF Holdings common stock may include an individual who or entity that does not have the legal title of such OCI ordinary shares or CF Holdings common stock, but to whom nevertheless the OCI ordinary shares or CF Holdings common stock is attributed based on specific statutory provisions or on the basis of such individual or entity having a beneficial interest in the OCI ordinary shares or CF Holdings common stock or the income thereof. The discussion below addresses Netherlands corporate income tax, Netherlands individual income tax and Netherlands dividend tax. Any other Netherlands taxes, for instance VAT, Netherlands gift and inheritance tax, registration tax or transfer tax are not addressed.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT A PROFESSIONAL TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE COMBINATION AND THE ACQUISITION, HOLDING, REDEMPTION AND DISPOSAL OF THE NEW CF ORDINARY SHARES.

        This summary is based on tax legislation, published case law, treaties, regulations and published policy, in each case as in force as of the date of this document, and it does not take into account any developments or amendments thereof after that date whether or not such developments or amendments have retroactive effect.

        Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

        This summary does not address the Netherlands corporate income tax and individual income tax consequences for:

  (i)
  investment institutions (beleggingsinstellingen) as described in article 6a and 28 of the Dutch corporate income tax act 1969 ("CITA");

  (ii)
  pension funds or other Netherlands tax resident entities that are not subject to or exempt from Netherlands corporate income tax;

  (iii)
  corporate holders of OCI ordinary shares, CF Holdings common stock or New CF ordinary shares which qualify for the participation exemption (deelnemingsvrijstelling) as defined in article 13, CITA;

  (iv)
  holders of OCI ordinary shares, CF Holdings common stock or New CF ordinary shares holding a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in OCI, CF Holdings or New CF and holders of OCI ordinary shares, CF Holdings common stock or New CF ordinary shares of whom a certain related person holds a substantial interest in OCI, CF Holdings or New CF. Generally, a substantial interest in OCI, CF Holdings or New CF arises if a person, alone or, where such person is an individual, together with his or her partner (statutory defined term), directly or indirectly, holds or is deemed to hold (i) an interest of 5% or more of the total issued and outstanding capital of OCI, CF Holdings or New CF or of 5% or more of the issued and outstanding capital of a certain class of shares of OCI, CF Holdings or New CF, (ii) rights to acquire, directly or indirectly, shares, whether or not already issued, representing 5% or more of the total issued and outstanding capital of OCI, CF Holdings or New CF interest or (iii) certain profit sharing rights that relate to 5% or more of the annual profit or to 5% or more of the liquidation proceeds of OCI, CF Holdings or New CF;

  (v)
  persons to whom the OCI ordinary shares, CF Holdings common stock or New CF ordinary shares and the income from the OCI ordinary shares, CF Holdings common stock or New CF ordinary shares are attributed based on the separated private assets (afgezonderd particulier vermogen) provisions of the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001);

  (vi)
  entities which are a resident of Aruba, Curacao or Sint Maarten that have an enterprise which is carried on through a permanent establishment or a permanent representative on Bonaire, Sint Eustatius or Saba and the New CF ordinary shares are attributable to such permanent establishment or permanent representative;

  (vii)
  holders of OCI ordinary shares, CF Holdings common stock or New CF ordinary shares which are not considered the beneficial owner (uiteindelijk gerechtigde) of these OCI ordinary shares, CF Holdings common stock or New CF ordinary shares or the benefits derived from or realised in respect of these shares; and

  (viii)
  individuals to whom OCI ordinary shares, CF Holdings common stock or New CF ordinary shares or the income therefrom are attributable to employment activities which are taxed as employment income in the Netherlands.

        For the purpose of the Netherlands tax consequences described in this summary, it is assumed that New CF, CF Holdings and MergerCo are neither resident of the Netherlands nor deemed to be resident of the Netherlands for Netherlands tax purposes. New CF, CF Holdings and MergerCo are tax resident of their respective country of incorporation.

        Where this summary refers to the Netherlands, such reference is restricted to the part of the Kingdom of the Netherlands that is situated in Europe and the legislation applicable in that part of the Kingdom.

Netherlands Tax Consequences of the Combination for OCI, CF Holdings and New CF

Tax Consequences for OCI

        The contribution by OCI of the equity interests of: (A) OCI Fertilizer International B.V., (B) OCI Nitrogen B.V., (C) OCI Chem 1 B.V., and (D) OCI Personnel B.V. to New CF should not have adverse material Netherlands tax consequences for OCI.

        The distribution of some or all of New CF ordinary shares by OCI by way of a reduction of the nominal value of the ordinary shares in the capital of OCI pro rata to its shareholders may have Netherlands dividend tax consequences for OCI and its shareholders.

        OCI is required to withhold Netherlands dividend tax at a rate of 15% in respect of dividends paid on its shares. In the Netherlands Dividend Tax Act 1965 (Wet op de dividendbelasting 1965), dividends are defined as the proceeds from shares, which inter alia include partial repayments of paid-in capital recognized for Netherlands dividend tax purposes, if and to the extent there are qualifying profits (zuivere winst), unless the general meeting of the shareholders of OCI has resolved in advance to make such repayment and provided that the nominal value of the share capital of OCI has been reduced by an equal amount by way of an amendment of the articles of association.

        The distribution has the following characteristics:

  (i)
  the general meeting of the shareholders of OCI will have resolved to reduce the aggregate nominal value of the shares in the capital of OCI;

  (ii)
  the reduction of the nominal value of the shares in the capital of OCI will be implemented by transferring the New CF ordinary shares to the existing holders of shares in the capital of OCI; and

  (iii)
  the reduction of the nominal value of the shares in the capital of OCI consists entirely or largely of paid-in capital that is recognized as capital for Netherlands dividend tax purposes.

        The distribution itself and any gains realised thereon by OCI will not be subject to withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein to the extent that the aggregate fair market value of the distributed New CF ordinary shares at the time of the distribution does not exceed the lower of (i) the amount of the reduction of the aggregate nominal value of the OCI shares as resolved in advance by the general meeting of the shareholders of OCI, and (ii) the recognised capital of OCI for Netherlands dividend tax purposes.

        To the extent that the aggregate fair market value of the distributed New CF ordinary shares at the time of the distribution exceeds the lower of (i) the amount of the reduction of the aggregate nominal value of the OCI shares as resolved in advance by the general meeting of the shareholders of OCI, and (ii) the recognised capital of OCI for Netherlands dividend tax purposes, OCI will be required to withhold Netherlands dividend tax at a rate of 15% in relation such excess amount. Such withholding generally applies to all OCI shareholders, resident in the Netherlands or in any other country, unless a specific exemption from or reduction of dividend tax applies. Whether a specific exemption from or deduction of dividend tax applies pursuant to Netherlands tax law or a treaty for the avoidance of double taxation is assessed per shareholder that is known to OCI.

        To the extent that Netherlands dividend tax is required to be withheld by OCI in relation to the distribution, OCI has decided that the Netherlands dividend tax will be borne by OCI. Since OCI will bear any Netherlands dividend tax in relation to the distribution (instead of the holders of OCI ordinary shares) OCI will need to make the Netherlands dividend tax payment on a grossed-up basis resulting in a 17.65% rate.

        The combination, in the form of the merger of CF Holdings with MergerCo, should not have adverse Netherlands tax consequences for OCI.

Tax Consequences for New CF

        The contribution of the equity interests of: (A) OCI Fertilizer International B.V., (B) OCI Nitrogen B.V., (C) OCI Chem 1 B.V., and (D) OCI Personnel B.V. by OCI to New CF should not result in Netherlands taxation at the level of New CF. The distribution of some or all of the New CF ordinary shares by OCI should not result in Netherlands taxation at the level of New CF.

        The combination in the form of the merger of CF Holdings with MergerCo should not have adverse Netherlands tax consequences for New CF.

Tax Consequences for CF Holdings

        The combination, including the merger of CF Holdings with MergerCo, should not have adverse Netherlands tax consequences for CF Holdings.

Netherlands Tax Consequences of the Combination for Holders of OCI Ordinary Shares

Holders of OCI ordinary shares that are residents of the Netherlands

        If a corporate holder of OCI ordinary shares is a resident of the Netherlands or deemed to be a resident of the Netherlands for Netherlands corporate income tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of an enterprise to which the OCI ordinary shares are attributable, income derived from the OCI ordinary shares and gains realised upon the redemption or disposal of the OCI ordinary shares are generally taxable in the Netherlands (at up to a maximum statutory rate of 25%).

        The amount of the distribution should qualify as income derived from the OCI ordinary shares.

        If an individual is a resident of the Netherlands or deemed to be a resident of the Netherlands for Netherlands individual income tax purposes, income derived from the OCI ordinary shares and gains realised upon the redemption or disposal of the OCI ordinary shares are taxable at the progressive rates (at up to a maximum statutory rate of 52%) under the Netherlands Income Tax Act 2001 if:

  (i)
  the individual is an entrepreneur (ondernemer) and has an enterprise to which the OCI ordinary shares are attributable or the individual has, other than as a shareholder, a co-entitlement to the net worth of an enterprise (medegerechtigde), to which enterprise the OCI ordinary shares are attributable; or

  (ii)
  such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the OCI ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        The amount of the distribution should qualify as income derived from the OCI ordinary shares.

        If neither condition (i) nor condition (ii) above applies, an individual that holds the OCI ordinary shares must determine its taxable income with regard to the OCI ordinary shares on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realised. This deemed return on income from savings and investments has been fixed at a rate of 4% (applicable rate for 2015) of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year (1 January), insofar as the individual's yield basis exceeds a certain threshold (heffingvrij vermogen). The individual's yield basis is determined as the fair market value of certain qualifying assets held by the individual less the fair market value of certain qualifying liabilities on 1 January. The fair market value of the OCI ordinary shares and (after completion of the combination) New CF ordinary shares will be included as an asset in the individual's yield basis. The 4% deemed return on income from savings and investments is taxed at a statutory rate of 30% (applicable statutory rate for 2015).

        In case dividend tax is paid by OCI in relation to the distribution (as described above under "—Tax Consequences for OCI"), a credit against Netherlands individual income tax or Netherlands corporate income tax may be available for Netherlands resident holders of OCI ordinary shares.

Holders of OCI ordinary shares that are not residents of the Netherlands

        If a person is not a resident of the Netherlands nor is deemed to be a resident of the Netherlands for Netherlands corporate income tax or individual income tax purposes, such person should not be liable to Netherlands corporate income tax or individual income tax in respect of income derived from the OCI ordinary shares and gains realised upon the redemption or disposal of the OCI ordinary shares, unless:

  (i)
  the person is not an individual and such person (1) has an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the

    Netherlands to which permanent establishment or a permanent representative the OCI ordinary shares are attributable, or (2) is (other than by way of securities) entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands and to which enterprise the OCI ordinary shares are attributable.

    This income is subject to Netherlands corporate income tax at up to a maximum rate of 25% (as described above under "—Holders of OCI ordinary shares that are residents of the Netherlands").

  (ii)
  The person is an individual and such individual (1) has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or permanent representative the OCI ordinary shares are attributable, or (2) realises income or gains with respect to the OCI ordinary shares that qualify as income from miscellaneous activities in the Netherlands which includes activities with respect to the OCI ordinary shares that exceed regular, active portfolio management, or (3) is other than by way of securities entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands and to which enterprise the OCI ordinary shares are attributable.

    Income derived from the OCI ordinary shares as specified under (1) and (2) by an individual is subject to individual income tax at progressive rates up to a maximum rate of 52% (as described above under "—Netherlands holders of OCI ordinary shares"). Income derived from a share in the profits of an enterprise as specified under (3) that is not already included under (1) or (2) will be taxed on the basis of a deemed return on income from savings and investments (as described above under "—Netherlands holders of OCI ordinary shares"). The fair market value of the share in the profits of the enterprise (which includes the OCI ordinary shares) will be part of the individual's Netherlands yield basis.

Netherlands Tax Consequences of the Holding, Redemption and Disposal of New CF Ordinary Shares After the Combination

Netherlands resident CF Holdings common stock holders

        If a corporate holder of CF Holdings common stock is a resident of the Netherlands or deemed to be a resident of the Netherlands for Netherlands corporate income tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of an enterprise to which the CF Holdings common stock are attributable, income derived from the CF Holdings common stock and gains realised upon the redemption or disposal of the CF Holdings common stock are generally taxable in the Netherlands (at up to a maximum statutory rate of 25%).

        The merger effectively results in the disposal of the CF Holdings common stock, against a value that is equal to the fair market value of the New CF ordinary shares received.

        If an individual is a resident of the Netherlands or deemed to be a resident of the Netherlands for Netherlands individual income tax purposes, income derived from the CF Holdings common stock and gains realized upon the redemption or disposal of the CF Holdings common stock are taxable at the progressive statutory rates (at up to a maximum rate of 52%) under the Netherlands Income Tax Act 2001 if:

  (i)
  the individual is an entrepreneur (ondernemer) and has an enterprise to which the CF Holdings common stock are attributable or the individual has, other than as a shareholder, a co-entitlement to the net worth of an enterprise (medegerechtigde), to which enterprise the CF Holdings common stock are attributable; or

  (ii)
  such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the CF Holdings common stock that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If neither condition (i) nor condition (ii) above applies, an individual that holds the CF Holdings common stock must determine its taxable income with regard to the CF Holdings common stock on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realised. This deemed return on income from savings and investments has been fixed at a rate of 4% (applicable rate for 2015) of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year (1 January), insofar as the individual's yield basis exceeds a certain threshold (heffingvrij vermogen). The individual's yield basis is determined as the fair market value of certain qualifying assets held by the individual less the fair market value of certain qualifying liabilities on 1 January. The fair market value of the CF Holdings common stock and (after completion of the combination) New CF ordinary shares will be included as an asset in the individual's yield basis. The 4% deemed return on income from savings and investments is taxed at a statutory rate of 30% (applicable statutory rate for 2015).

        The merger effectively results in the disposal of the CF Holdings common stock, against a value that is equal to the fair market value of the New CF ordinary shares received.

Netherlands Withholding Tax

  Corporate and individual holders

        All payments made by New CF under the New CF ordinary shares may be made free of withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Netherlands Corporate and Individual Income Tax

  Corporate Holders

        If a holder of New CF ordinary shares is a resident of the Netherlands or deemed to be a resident of the Netherlands for Netherlands corporate income tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of an enterprise to which the New CF ordinary shares are attributable, income derived from the New CF ordinary shares and gains realised upon the redemption, settlement or disposal of the New CF ordinary shares are generally taxable in the Netherlands (at up to a maximum statutory rate of 25%).

  Individual Holders

        If an individual is a resident of the Netherlands or deemed to be a resident of the Netherlands for Netherlands individual income tax purposes, income derived from the New CF ordinary shares and gains realised upon the redemption, settlement or disposal of the New CF ordinary shares are taxable at the progressive statutory rates (at up to a maximum rate of 52%) under the Netherlands Income Tax Act 2001, if:

(i)
the individual is an entrepreneur (ondernemer) and has an enterprise to which the New CF ordinary shares are attributable or the individual has, other than as a shareholder, a co-entitlement to the net worth of an enterprise (medegerechtigde), to which enterprise the New CF ordinary shares are attributable; or

(ii)
such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the New CF ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If neither condition (i) nor condition (ii) above applies, an individual that holds the New CF ordinary shares must determine taxable income with regard to the New CF ordinary shares on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realised. This deemed return on income from savings and investments has been fixed at a rate of 4% (applicable rate for 2015) of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year (1 January), insofar as the individual's yield basis exceeds a certain threshold (heffingvrij vermogen). The individual's yield basis is determined as the fair market value of certain qualifying assets held by the individual less the fair market value of certain qualifying liabilities on 1 January. The fair market value of the New CF ordinary shares will be included as an asset in the individual's yield basis. The 4% deemed return on income from savings and investments is taxed at a rate of 30% (applicable statutory rate for 2015).

UK TAX CONSEQUENCES OF HOLDING AND DISPOSING OF NEW CF ORDINARY SHARES

United Kingdom Tax Considerations

        The following statements are only a general guide to the principal UK tax consequences of holding and disposing New CF ordinary shares. They do not constitute legal or tax advice. They are based on UK tax legislation as applied in England and published practice of Her Majesty's Revenue & Customs, which is referred to in this document as HMRC, in force and effect at the date of this document, both of which are subject to change, possibly with retrospective effect.

        These statements relate solely to holders of New CF ordinary shares who are resident and, in the case of individuals, resident and domiciled in the UK for UK tax purposes and who are not resident for tax purposes in any other jurisdiction, which are referred to in this section as New CF Shareholders, unless expressly provided otherwise.

        These statements relate solely to New CF Shareholders who are the absolute beneficial owners of New CF ordinary shares, who are beneficially entitled to the dividends thereon in circumstances where the dividends paid are regarded for UK tax purposes as that person's own income (and not the income of some other person) and receive dividends otherwise than through an Individual Savings Account or Self-Invested Personal Pension), who hold their New CF ordinary shares as an investment and not as trading stock, who have not (and are not deemed to have) acquired their New CF ordinary shares by reason of an office or employment and to whom the spilt year treatment does not apply.

        The statements below are not exhaustive and may not apply to certain classes of New CF Shareholders such as (but not limited to) dealers in securities, broker dealers, insurance companies, collective investment schemes, tax exempt organisations, financial institutions, persons who hold the New CF ordinary shares as part of hedging or conversion transactions, persons subject to the remittance basis, persons connected with New CF, persons who hold investments in any HMRC-approved arrangements or schemes, or persons who control or hold (either alone or together with one or more associated or connected persons) directly or indirectly, 10% or more of the shares and/or voting power of New CF.

        IF NEW CF SHAREHOLDERS OR POTENTIAL INVESTORS ARE IN ANY DOUBT AS TO THEIR TAX POSITION OR IF NEW CF SHAREHOLDERS OR POTENTIAL INVESTORS ARE OR MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UK SUCH NEW CF SHAREHOLDERS OR POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS.

UK Tax Consequences of Holding and Disposing of New CF Ordinary Shares

Taxation of dividends on New CF ordinary shares

        New CF is not required to withhold tax at source from dividend payments it makes.

  Individuals

        New CF Shareholders who are within the charge to UK income tax will generally be subject to UK income tax on the gross dividend on the New CF ordinary shares. Such individuals should generally be entitled to a non-payable tax credit equal to one-ninth of the amount of the dividend declared. For such New CF Shareholders as are eligible for this tax credit, the credit will have the effect of reducing the effective rate of UK income tax on the amount of the dividend declared to zero (for individuals who are subject to tax at the basic rate), 25% (for individuals subject to tax at the higher rate) and 30.56% (for individuals subject to tax at the additional rate).

        On 8 July 2015, the UK government announced changes to the taxation of dividends, which are to be included in the Finance Bill 2016 and currently intended to take effect from April 2016. The first change relates to the proposed abolition of the dividend tax credit, which is to be replaced by a new tax-free dividend allowance of £5,000 per year. The second change relates to the rates at which dividend income are to be taxed: (i) 7.5% for basic rate taxpayers; (ii) 32.5% for higher rate taxpayers; and (iii) 38.1% for additional rate taxpayers.

  Corporation tax payers

        New CF Shareholders who are within the charge to UK corporation tax will prima facie be subject to UK corporation tax on any dividends on the New CF ordinary shares unless the dividend falls within an exempt class and certain conditions for exemption are satisfied. The exemption is of wide application and such New CF Shareholders should therefore generally not be subject to UK corporation tax on the dividend.

  Overseas Shareholders

        Holders of New CF ordinary shares who are not resident in the UK for UK tax purposes will not be subject to UK tax on dividends received in respect of their New CF ordinary shares, unless they carry on a trade, profession or vocation in the UK through a branch or agency or (in the case of a company) permanent establishment and dividends received in respect of their New CF ordinary shares are received in the course of that trade, profession or vocation in the UK through branch, agency or permanent establishment.

        However, holders of New CF ordinary shares who are not resident in the UK may be subject to charges to foreign taxation depending on their personal circumstances.

Disposals of New CF ordinary shares—Taxation of chargeable gains ("CGT")

        A disposal or deemed disposal of New CF ordinary shares may, depending on the particular circumstances of the New CF Shareholder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for CGT purposes.

  Individuals

        An individual New CF Shareholder whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New CF ordinary shares, is less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year, referred to as, the band limit will generally be subject to capital gains tax at a flat rate of 18 percent in respect of any gain arising on a disposal or deemed disposal of his New CF ordinary shares in that year.

        An individual New CF Shareholder whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New CF ordinary shares, is greater than the band limit will generally be subject to capital gains tax at a flat rate of 18 percent in respect of any gain arising on a disposal or deemed disposal of his New CF ordinary shares (to the extent that, when added to the New CF Shareholder's other taxable gains and income in that tax year, the gain is less than or equal to the band limit) and at a flat rate of 28 percent in respect of the remainder of the gain arising on a disposal or deemed disposal of his New CF ordinary shares in that year.

        No indexation allowance will be available to an individual New CF Shareholder in respect of any disposal of New CF ordinary shares. However, each individual has an annual exemption, such that capital gains tax is chargeable only on gains arising from all sources during the tax year in excess of this figure.

        The annual exemption is £11,100 for the tax year 2015/2016.

  Corporation tax payers

        For New CF Shareholders within the charge to UK corporation tax indexation allowance may be available to reduce any chargeable gain arising (but not to create or increase any allowable loss).

  Overseas Shareholders and Temporary Non-residents

        Subject to the paragraph below (dealing with temporary non-residents) holders of New CF ordinary shares who are not resident in the UK for UK tax purposes will not be subject to UK tax on chargeable gains, unless they carry on a trade, profession or vocation in the UK through a branch or agency or (in the case of a company) permanent establishment and the New CF ordinary shares disposed of are used or held for the purposes of that branch, agency or permanent establishment.

        However, holders of New CF ordinary shares who are not resident in the UK may be subject to charges to foreign taxation depending on their personal circumstances.

        A New CF Shareholder who is an individual, who has ceased to be resident for tax purposes in the UK for a period of less than five years and who disposes of New CF ordinary shares during that period may be liable to UK taxation on capital gains (subject to any available exemption or relief). If applicable, the tax charge will arise in the tax year that the individual returns to the UK.

Stamp Duty and Stamp Duty Reserve Tax

        UK stamp duty and/or Stamp Duty Reserve Tax, which is referred to in this document as SDRT, is in principle chargeable on instruments of transfer, or transfers on sale of, or agreements to transfer, certain securities (which include shares in companies incorporated in England), generally at a rate of 0.5% of the consideration for the transfer.

        However, transfers of New CF ordinary shares within a depository receipt or clearance system (which HMRC has confirmed in published guidance includes The Depository Trust Company, which is referred to in this document as DTC) should not give rise to a liability to UK stamp duty or SDRT, provided that no instrument of transfer is entered into and that no election that applies to the New CF ordinary shares is, or has been, made by the relevant depository receipt or clearance system under Section 97A of the UK Finance Act 1986.

        Subject to the explanation that follows, where New CF ordinary shares are issued into depositories or clearance systems, stamp duty or SDRT may be payable at a rate of 1.5%. HMRC has confirmed in published guidance that DTC is a clearance system for these purposes. Following litigation, HMRC has, however, confirmed that it will no longer seek to impose the 1.5% charge on issues of shares in a UK incorporated company to depositary receipt issuers and clearance services anywhere in the world on the basis that the charge is not compatible with European Union law. The 1.5% charge should not therefore be payable in relation to the issue of New CF ordinary shares into DTC pursuant to the combination agreement.

        Based on HMRC published guidance, HMRC considers, though, that the 1.5% charge may still apply to transfers of shares to depositary receipt issuers or clearance services. Stamp duty or SDRT may therefore in principle be payable at a rate of 1.5% in relation to certain subsequent transfers of New CF ordinary shares into depositories or clearance systems. Specific professional advice should be sought before paying the 1.5% SDRT or stamp duty charge in any such circumstances. It is expected that New CF ordinary shares to be issued to and held by OCI pursuant to the combination agreement will not be capable of being held directly within DTC when issued. CF Holdings, OCI and New CF are therefore exploring whether it is feasible for those shares to be issued instead to a depository outside the United Kingdom and held by OCI in the form of depositary receipts. If so, New CF is expecting to seek confirmation from HMRC that the issue of New CF ordinary shares to such a depository would not be subject to UK stamp duty or SDRT.

 OWNERSHIP OF CF HOLDINGS COMMON STOCK BY CERTAIN BENEFICIAL
OWNERS AND CF HOLDINGS MANAGEMENT

        The following table sets forth information concerning the beneficial ownership of each person known to CF Holdings to beneficially own more than 5% of CF Holdings common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc.	15,700,300	(3)	6.7%
55 East 52nd Street
New York, New York 10022
D.E. Shaw & Co., L.P.	12,159,439	(4)	5.2%
1166 Avenue of the Americas, 9th Floor
New York, New York 10036
FMR LLC	25,408,085	(5)	10.9%
245 Summer Street
Boston, Massachusetts 02210
The Vanguard Group, Inc.	19,996,885	(6)	8.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of October 30, 2015.

(3)
Based solely on a Schedule 13G (Amendment No. 7), dated January 12, 2015 and filed with the SEC on January 30, 2015, by BlackRock, Inc. ("BlackRock"). BlackRock reports beneficial ownership of shares by its direct and indirect subsidiaries, including BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. These BlackRock entities have sole power to vote or to direct the vote of 13,419,625 shares of common stock and sole power to dispose or to direct the disposition of all 15,700,300 shares of common stock. Share amounts reported prior to June 17, 2015 have been restated to reflect the five-for-one split of CF Holdings' common stock effected in the form of a stock dividend that was distributed on June 17, 2015.

(4)
Based solely on a Schedule 13G (Amendment No. 1), dated October 26, 2015 and filed with the SEC on October 26, 2015, by D.E. Shaw & Co., L.P., D.E. Shaw Heliant Manager, L.L.C., D.E. Shaw Heliant Adviser, L.L.C., D.E. Shaw & Co., L.L.C. and David E. Shaw (the "D.E. Shaw 13G"), beneficial ownership of shares of common stock is reported as follows: (i) D.E. Shaw Heliant Manager, L.L.C. and D.E. Shaw Heliant Adviser, L.L.C. beneficially own 11,733,370 shares of common stock composed of (a) 7,504,370 shares in the name of D.E. Shaw Kalon Portfolios, L.L.C., (b) exposure to 1,375,000 shares through derivative instruments in the name of D.E. Shaw Kalon Portfolios, L.L.C., and (c) 2,854,000 shares in the name of D.E. Shaw Special Opportunities Portfolios, L.L.C; (ii) D.E. Shaw & Co., L.L.C. beneficially owns 11,754,836 shares of common stock composed of (a) 7,504,370 shares in the name of D.E. Shaw Kalon Portfolios, L.L.C., (b) exposure to 1,375,000 shares through derivative instruments in the name of D.E. Shaw Kalon Portfolios, L.L.C., (c) 2,854,000 shares in the name of D.E. Shaw Special Opportunities Portfolios, L.L.C., (d) 16,300 shares that Diffusion Markets, L.L.C. has the right to acquire through the exercise of listed call options, (e) 5,059 shares in the name of Diffusion Markets, L.L.C., and (f) 107 shares in the name of D.E. Shaw Asymptote Portfolios, L.L.C.; and (iii) D.E. Shaw & Co., L.P. and David E. Shaw beneficially own 12,159,439 shares of common stock composed of (a) 7,504,370 shares in the name of D.E. Shaw Kalon Portfolios, L.L.C., (b) exposure to 1,375,000 shares through derivative instruments in the name of D.E. Shaw Kalon Portfolios, L.L.C., (c) 2,854,000 shares in the name of D.E. Shaw Special Opportunities Portfolios, L.L.C., (d) 189,392 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., (e) 215,000 shares that D.E. Shaw Valence Portfolios, L.L.C. has the right to acquire through the exercise of listed call options, (f) 16,300 shares that Diffusion Markets, L.L.C. has the right to acquire through the exercise of listed call options, (vii) 5,059 shares in the name of Diffusion Markets, L.L.C., (g) 107 shares in the name of D.E. Shaw Asymptote Portfolios, L.L.C. and (h) 111 shares under the management of D.E. Shaw Investment Management, L.L.C. David E. Shaw does not own any shares of common stock directly; rather, by virtue of his position as President and sole shareholder of D.E. Shaw & Co. and such entity's relationships with the other D.E. Shaw entities named in the D.E. Shaw 13G, he may be deemed to be the beneficial owner of 12,159,439 shares of common stock.

Each of D.E. Shaw Heliant Manager, L.L.C. and D.E. Shaw Heliant Adviser, L.L.C. has shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of 11,733,370 shares of common stock; D.E. Shaw & Co., L.L.C. has shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of 11,754,836 shares of common stock; and each of D.E. Shaw & Co., L.P. and David E. Shaw has shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of 12,159,439 shares of common stock.

(5)
Based solely on a Schedule 13G (Amendment No. 1), dated March 9, 2015 and filed with the SEC on March 10, 2015, by FMR LLC ("FMR"), Edward C. Johnson 3d, a Director and the Chairman of FMR, and Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including Fidelity Management Trust Company, Inc., FMR Co., Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC, and Strategic Advisers, Inc. These FMR entities have sole power to vote or to direct the vote of 1,416,705 shares of common stock and sole power to dispose or to direct the disposition of all 25,408,085 shares of common stock. Share amounts reported prior to June 17, 2015 have been restated to reflect the five-for-one split of CF Holdings' common stock effected in the form of a stock dividend that was distributed on June 17, 2015.

(6)
Based solely on a Schedule 13G (Amendment No. 4), dated February 9, 2015 and filed with the SEC on February 10, 2015, by The Vanguard Group, Inc. ("Vanguard"). Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 429,725 shares of common stock, sole power to dispose or to direct the disposition of 19,598,485, and shared power to dispose or to direct the disposition of 398,400 shares of common stock. Share amounts reported prior to June 17, 2015 have been restated to reflect the five-for-one split of CF Holdings' common stock effected in the form of a stock dividend that was distributed on June 17, 2015.

        The following table lists, as of September 30, 2015, the beneficial ownership of common stock of CF Holdings by each director of CF Holdings, each named executive officer of CF Holdings and, as a group, all directors and executive officers of CF Holdings.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher	66,475	—	66,475	*
William Davisson	26,270	—	26,270	*
Stephen A. Furbacher	39,705	—	39,705	*
Stephen J. Hagge	24,250	—	24,250	*
John D. Johnson	67,630	—	67,630	*
Robert G. Kuhbach	21,395	—	21,395	*
Anne P. Noonan	1,898	—	1,898	*
Edward A. Schmitt	49,915	—	49,915	*
Theresa E. Wagler	4,310	—	4,310	*
W. Anthony Will(4)	68,164	299,510	367,674	*
Dennis P. Kelleher	32,392	136,110	168,502	*
Douglas C. Barnard(4)	40,611	208,520	249,131	*
Bert A. Frost	35,232	218,050	253,282	*
Philipp P. Koch	56,577	115,875	172,452	*
All directors and executive officers as a group (18 persons)	631,212	1,200,180	1,831,392	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated include for each of Messrs. Arzbaecher, Davisson, Hagge, Johnson, Kuhbach and Schmitt and Ms. Wagler 1,955 shares of restricted stock, for Mr. Furbacher 3,260 shares of restricted stock and for Ms. Noonan 1,898 shares of restricted stock, in each case granted under the CF Holdings 2014 Equity and Incentive Plan, that have not yet vested. The shares indicated for Messrs. Will, Kelleher, Barnard, Frost and Koch, respectively, include 8,400, 9,450, 6,850, 8,400, and 7,350 shares of restricted stock granted under the CF Holdings 2009 Equity and Incentive Plan that have not yet vested. These shares of restricted stock can be voted during the vesting period. The table does not include restricted stock units or performance vesting restricted stock units granted to the executive officers under the CF Holdings 2009 Equity and Incentive Plan or the CF Holdings 2014 Equity and Incentive Plan, as these awards cannot be voted during the vesting period.

(3)
The shares indicated in this column represent shares underlying stock options granted under the CF Holdings 2005 Equity and Incentive Plan, the CF Holdings 2009 Equity and Incentive Plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
Messrs. Will and Barnard each also hold, respectively, 1,910 and 13,369 additional "phantom" shares as a deemed investment under the CF Holdings Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

ORDINARY SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF OCI

Sawiris Family Ownership of Shares of OCI

        Members of the Sawiris family (principally OCI's founder Onsi Sawiris and his sons Nassef Sawiris and Samih Sawiris), which are referred to in this document as the Sawiris family, may each be deemed to beneficially own non-controlling interests in OCI, and, as of October 30, 2015, collectively may be deemed to beneficially own 54.4% of OCI's outstanding ordinary shares, through ordinary shares held by such individuals directly, and through certain holding companies that may be deemed to be controlled by such members of the Sawiris family, including Capricorn, Leo and Aquarius, which are also referred to in this document as the S shareholders. In addition, Mr. Nassef Sawiris is the Chief Executive Officer of OCI and a member of the OCI board of directors. See the beneficial ownership table and footnotes 3, 4 and 8 below in the section entitled "—Beneficial Ownership of 5% Shareholders of OCI" for more information.

        According to OCI's 2014 annual report, members of the Sawiris family have historically coordinated their voting of OCI ordinary shares, although they have not entered into formal agreements to act in concert, other than certain agreements entered into in connection with the combination, as described in the sections entitled "Shareholders' Agreement," "Registration Rights Agreements" and "Irrevocable Undertakings." OCI has previously disclosed that, with regards to OCI, the members of the Sawiris family should be regarded as parties acting in concert ("personen die in onderling overleg handelen") under the Dutch Financial Supervision Act, and, with regards to the Sawiris family's collective ownership in New CF, may be deemed to be acting as a group pursuant to the applicable SEC rules and regulations. However, each member of the Sawiris family disclaims beneficial ownership of the OCI ordinary shares held by each of the other members of the Sawiris family, and intends to disclaim beneficial ownership of any New CF ordinary shares received by the other Sawiris family members in the distribution. The Sawiris family's ownership of OCI ordinary shares will not be altered by the combination, and the Sawiris family members, together with the holding companies noted in the paragraph above that they may be deemed to control, and the other OCI shareholders, will each receive a pro rata share of the New CF ordinary shares distributed by OCI in the distribution.

        The Sawiris family, in addition to any New CF ordinary shares held by OCI, may be deemed to collectively beneficially own 11.75% of New CF upon completion of the combination, based on the number of OCI ordinary shares beneficially owned by the Sawiris family collectively on October 30, 2015 and CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), and assuming that (i) New CF elects to OCI pay $550 million of the $700 million of additional consideration in New CF ordinary shares, (ii) all of the convertible bonds are converted by the holders thereof prior to the completion of the combination at the current conversion price of €28.4690 per ordinary share, and (iii) OCI distributes an amount of New CF ordinary shares equal to 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF. Based on the foregoing assumptions, upon completion of the combination, OCI is expected to hold 5.61% of the ordinary shares outstanding of New CF. In addition to the Sawiris family's ownership of New CF and OCI ordinary shares, Capricorn, a holding company that Mr. Nassef Sawiris may be deemed to control, will have the right to appoint two directors to the New CF board at closing, as described in the section entitled "Shareholders' Agreement."

Beneficial Ownership of 5% Shareholders of OCI

        The following table sets forth information, as of October 30, 2015, concerning the beneficial ownership of each person known to OCI to beneficially own more than 5% of ordinary shares of OCI.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
NNS Holding	61,778,099	(3)>	29.40%
89 Nexus Way, Camana Bay, Grand Cayman
KY1-9007, Cayman Islands
OS Holding	36,516,859	(4)	17.38%
Maples Corporate Services Ltd.
P.O. Box 309, Ugland House,
South Church Street,
George Town, Grand Cayman
KY1-1104, Cayman Islands
Southeastern Asset Management, Inc.	14,037,719	(5)	6.68%
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
Cascade Investment, L.L.C., Bill & Melinda Gates Foundation Trust	12,725,704	(6)	6.06%
2365 Carillon Point
Kirkland, WA 98033
IGCF General Partner Limited	12,532,310	(7)	5.96%
c/o Abraaj Group
Dubai International Financial Centre
Gate Village 8, 3rd Floor
Dubai, United Arab Emirates
Aquarius Investments B.V.	11,522,425	(8)	5.48%
Intertrust Netherlands BV
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands

(1)
This table is based upon information supplied by principal shareholders to OCI and on information provided by such shareholders to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), which is referred to in this section as the NAFM, and posted on the NAFM notifications and registers website as of October 30, 2015. Unless otherwise indicated in the footnotes to this table and subject to (i) community property laws where applicable and (ii) the irrevocable undertakings entered into between each of the S shareholders and OCI and CF described in the section captioned "Irrevocable Undertakings", OCI believes that each of the shareholders named in this table has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned.

(2)
Unless otherwise indicated, percentages calculated based upon the amount of OCI ordinary shares outstanding as of October 30, 2015.

(3)
Represents 1,105,723 ordinary shares held directly by NNS Holding and 60,672,376 ordinary shares held directly by Capricorn, its wholly-owned subsidiary. The entire share capital of NNS Holding is held by a trust whose beneficiaries are principally Mr. Nassef Sawiris (OCI's chief executive officer) and his descendants. By virtue of their directorships of NNS Holding, Mr. Philip Le Cornu and Mr. Philip Norman have the shared power to vote and dispose of the ordinary shares held by

  NNS Holding. Mr. Philip Le Cornu, Mr. Philip Norman and Mr. Nassef Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly or indirectly by NNS Holding. By virtue of its directorship of Capricorn, Intertrust (Netherlands) BV, a licensed trust company supervised by the Dutch Central Bank, which is referred to in this section as Intertrust, has the power to vote and dispose of the ordinary shares held by Capricorn. Intertrust and Mr. Nassef Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly by Capricorn. In addition, on October 30, 2015, NNS Holding held approximately €53,300,000 principal amount of OCI's 3.875% Convertible Bonds due 2018, which, if converted based on the convertible bond's current conversion price of €28.4690 per share, represents the right to acquire approximately 1,872,211 OCI ordinary shares, subject to adjustment. Furthermore and as detailed in the following table, Mr. Nassef Sawiris held directly 68,000 ordinary shares in his individual capacity. For additional information on Mr. Nassef Sawiris and other members of the Sawiris family and their relationships to each other and OCI, see the section above entitled captioned "—Sawiris Family Ownership of Shares of OCI."

  On September 17, 2013, in connection with the issuance by OCI of the convertible bonds, Capricorn entered into a global master securities lending agreement with J.P. Morgan Securities plc, which is referred to in this document as JPM, pursuant to which Capricorn has agreed to lend to JPM from time to time, at JPM's request (until such time as the convertible bonds' conversion right ceases to be exercisable), OCI ordinary shares (and/or such other securities or property into which the convertible bonds are convertible), in return for a monthly fee and collateral consisting of convertible bonds, OCI ordinary shares, cash, debt securities or a combination thereof. On October 23, 2015, Capricorn and JPM entered into an amendment to the global master securities lending agreement limiting the maximum number of OCI ordinary shares potentially subject to loans to JPM thereunder to 1,000,000 OCI ordinary shares and providing for the termination of such global master securities lending agreement on the closing date. As of October 30, 2015, no OCI ordinary shares had been loaned by Capricorn to JPM under the global master securities lending agreement. Capricorn disclaims beneficial ownership of any OCI ordinary shares that may from time to time be loaned under such agreement to JPM.

(4)
Represents 25,000 ordinary shares held directly by OS Holding and 36,491,859 ordinary shares held directly by Leo, its wholly-owned subsidiary. The entire share capital of OS Holding is held by a trust whose beneficiaries are principally Mr. Onsi Sawiris and his descendants. By virtue of their directorships of OS Holding, Fiona Barrie and Colin MacKay have the shared power to vote and dispose of the ordinary shares held by OS Holding. Fiona Barrie, Colin MacKay and Mr. Onsi Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly or indirectly by OS Holding. By virtue of its directorship of Leo, Intertrust has the power to vote and dispose of the ordinary shares held by Leo. Intertrust and Mr. Onsi Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly or indirectly by Leo. In addition, Mr. Onsi Sawiris held directly 51 ordinary shares in his individual capacity. For additional information on Mr. Onsi Sawiris and certain other members of the Sawiris family and their relationships to each other and OCI, see the section above entitled "—Sawiris Family Ownership of Shares of OCI."

(5)
Based solely on information provided by Southeastern Asset Management, Inc. to the NAFM and posted on the NAFM notifications and registers website on June 9, 2014.

(6)
Based solely on information provided by Cascade Investment, L.L.C. and the Bill & Melinda Gates Foundation Trust to the NAFM and posted on the NAFM notifications and registers website on July 31, 2013.

(7)
Based solely on information provided by IGCF General Partner Limited to the NAFM and posted on the NAFM notifications and registers website on January 30, 2013.

(8)
Represents 11,522,425 ordinary shares held directly by Aquarius. The entire share capital of Aquarius is indirectly held by trusts whose beneficiaries are principally Mr. Samih Sawiris and his descendants. By virtue of its directorship of Aquarius, Intertrust has the power to vote and dispose of the ordinary shares held by Aquarius. Intertrust and Mr. Samih Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly or indirectly by Aquarius. In addition, Mr. Samih Sawiris held directly 4,424,884 ordinary shares in his individual capacity. For additional information on Mr. Samih Sawiris and certain other members of the Sawiris family and their relationships to each other and OCI, see the section above entitled "—Sawiris Family Ownership of Shares of OCI."

Beneficial Ownership of Named Executive Officers and Directors of OCI

        The following table lists, as of October 30, 2015, the beneficial ownership of ordinary shares of OCI by OCI directors, all individuals who served as either the chief executive officer or the chief financial officer of OCI during the last fiscal year and, as a group, all of such persons.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Ordinary Shares Owned Directly or Indirectly	Ordinary Shares that can be Acquired within 60 Days(2)	Total Ordinary Shares	Percent of Class
Michael Bennett	2,500	—	2,500	*
Salman Butt	167,000	—	167,000	*
Jérôme Guiraud	—	—	—	*
Gregory Heckman	—	—	—	*
Robert Jan van de Kraats	3,725	—	3,725	*
Arif Naqvi	—	—	—	*
Nassef Sawiris(3)	61,846,099	—	61,846,099	29.43%
Sipko Schat	—	—	—	*
Jan Ter Wisch	8,500	—	8,500	*
All directors and executive officers as a group (9 persons)	62,027,824	—	62,027,824	29.52%
Kees van der Graaf(4)	2,000	—	2,000	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the ordinary shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The ordinary shares indicated in this column represent ordinary shares underlying stock options granted under the Orascom Construction Industries S.A.E. Stock Incentive Plan, the OCI 2014 Performance Share Plan and the OCI 2015 Bonus/Matching Plan that have already vested or that will vest within 60 days. The ordinary shares underlying these stock options cannot be voted.

(3)
Mr. Nassef Sawiris owns 68,000 of these ordinary shares in his individual capacity. In addition, Mr. Nassef Sawiris may be deemed to beneficially own 61,778,099 ordinary shares through a trust whose beneficiaries are principally Mr. Nassef Sawiris and his descendants, that is the ultimate parent entity of NNS Holding and Capricorn, NNS Holding's wholly-owned subsidiary. By virtue of their directorships of NNS Holding, Mr. Philip Le Cornu and Mr. Philip Norman have the shared power to vote and dispose of the ordinary shares held by NNS Holding. Mr. Philip Le Cornu,

  Mr. Philip Norman and Mr. Nassef Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly or indirectly by NNS Holding. By virtue of its directorship of Capricorn, Intertrust has the power to vote and dispose of the ordinary shares held by Capricorn. Intertrust and Mr. Nassef Sawiris may be deemed to be the beneficial owners of the ordinary shares held directly by Capricorn. In addition, on October 30, 2015, NNS Holding held approximately €53,300,000 principal amount of OCI's 3.875% Convertible Bonds due 2018, which, if converted based on the convertible bond's current conversion price of €28.4690 per share, represents the right to acquire approximately 1,872,211 OCI ordinary shares, subject to adjustment. For additional information on Mr. Nassef Sawiris and certain other members of the Sawiris family and their relationships to each other and OCI, see the section above entitled "—Sawiris Family Ownership of Shares of OCI."

  On September 17, 2013, in connection with the issuance by OCI of the convertible bonds, Capricorn entered into a global master securities lending agreement with JPM, pursuant to which Capricorn has agreed to lend to JPM from time to time, at JPM's request (until such time as the convertible bonds' conversion right ceases to be exercisable), OCI ordinary shares (and/or such other securities or property into which the convertible bonds are convertible), in return for a monthly fee and collateral consisting of convertible bonds, OCI ordinary shares, cash, debt securities or a combination thereof. On October 23, 2015, Capricorn and JPM entered into an amendment to the global master securities lending agreement limiting the maximum number of OCI ordinary shares potentially subject to loans to JPM thereunder to 1,000,000 OCI ordinary shares and providing for the termination of such global master securities lending agreement on the closing date. As of October 30, 2015, no OCI ordinary shares had been loaned by Capricorn to JPM under the global master securities lending agreement. Capricorn disclaims beneficial ownership of any OCI ordinary shares that may from time to time be loaned under such agreement to JPM.

(4)
Effective as of June 10, 2015, Mr. van der Graaf resigned as a director.

THE ENA BUSINESS

        The ENA business consists of (i) manufacturing and supply of nitrogen fertilizers, melamine and methanol in North America and Europe and (ii) trading and distribution of nitrogen fertilizers. The ENA business' principal customers include regional and global fertilizer wholesalers, cooperatives and distributors, industrial chemical users, plants in close proximity to its production facilities in Geleen, the Netherlands and Beaumont, Texas, and companies in other downstream industries such as wood paneling, plastics and construction. The ENA business conducts its operations primarily out of the United States and Europe, with additional distribution operations in the United Arab Emirates and South America. As of June 30, 2015, the ENA Business has the capacity to annually produce and distribute a diversified product portfolio of up to 681 thousand metric tons of merchant anhydrous ammonia, which is referred to in this document as ammonia, 350 thousand metric tons of UAN, 1,450 thousand metric tons of calcium ammonium nitrate, 913 thousand metric tons of methanol, and 200 thousand metric tons of melamine, positioning it as one of the world's largest global fertilizer producers and the world's largest melamine producer.

        The ENA business is carried out by certain OCI subsidiaries (other than the Natgasoline project): OCI Fertilizer International B.V., OCI Nitrogen B.V., which is referred to in this document as OCI Nitrogen, OCI Chem 1 B.V., and OCI Personnel B.V., and their subsidiaries, which are directly or indirectly owned by OCI. OCI holds the Natgasoline project through an indirect wholly-owned subsidiary, Firewater One. The ENA business has manufacturing facilities in the U.S. and the Netherlands, and a global distribution network operating through offices in the Netherlands and Dubai, United Arab Emirates.

        The purchased companies, being the operating subsidiaries and activities held by the ENA Business, are:

  •
  OCI Nitrogen: one of Europe's largest integrated nitrogen fertilizer and melamine production sites. It is capable of producing over 2 million metric tons of sellable fertilizer and chemicals products annually through nine interconnected plants located on a fully integrated production site in Geleen, the Netherlands, complemented by a 49% stake in a melamine production facility in China. OCI Nitrogen's product portfolio primarily includes CAN, ammonia, UAN, and melamine.

  •
  OCI Partners LP (approx. 80% equity interest): a master limited partnership that owns and operates OCI Beaumont LLC, which is referred in this document as OCI Beaumont, an integrated 913 thousand metric ton per year methanol and 331 thousand metric ton per year anhydrous ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. OCI Partners LP is headquartered in Nederland, Texas. OCI indirectly owns a 79.88% equity interest in OCI Partners LP and the remainder is owned by public unitholders. OCI Partners LP is publicly traded on the NYSE under the symbol "OCIP."

  •
  Iowa Fertilizer Company (IFCo): a nitrogen fertilizer complex currently under construction in Wever County, Iowa. The plant is expected to produce approximately 1.5 to 2 million metric tons of nitrogen fertilizers and DEF per year once it is commissioned in 2016. The plant is the first world scale greenfield natural gas-based fertilizer plant built in the United States in nearly 25 years.

  •
  Global Distribution Network: a global trading and distribution business (which is also referred to in this document as the trading business) that operates on a lower margin volume based model, purchasing nitrogen fertilizers from third parties and selling and distributing them predominantly to agricultural customers. The trading business also distributes the ENA business' products and products from other nitrogen fertilizer production facilities owned by OCI. This is primarily achieved through OCI Fertilizer Trading, OCI Fertilizer Trade & Supply Ltd., and other joint ventures, agents and branches in Europe, South America, China, and the United States. Additionally, the trading business also distributes up to 1.75 million metric tons per year of crystalline and granular AS through two off-take agreements, which positions the trading business as the world's largest distributor of AS.

  •
  Natgasoline LLC (Natgasoline) (expected 45% equity interest at closing): a greenfield world-scale methanol production complex under construction in Beaumont, Texas. The plant is expected to have a capacity of up to approximately 1.75 million metric tons per year, once it is commissioned in 2017. It will be one of the world's largest methanol production facilities based on nameplate capacity. Natgasoline is a wholly-owned indirect subsidiary of Firewater One which in turn is currently an indirect wholly-owned subsidiary of OCI. At the closing of the combination and subject to the satisfaction of certain Natgasoline-specific closing conditions, a 45% equity interest in Firewater One will be transferred to New CF in accordance with the terms of the combination agreement. As part of the Natgasoline joint venture, CF Holdings or its designee will also acquire an option to acquire the remaining equity interests in Firewater One. See the section entitled "Natgasoline Joint Venture."

        The ENA business' production capabilities are as follows:

		Ammonia(2)									Total Fertilizer & Chemicals for sale
							Total Fertilizer for sale
Design Capacities Plant(1)	Country	Gross	Net	Urea	UAN(3)	CAN		Methanol	Melamine(4)	DEF
OCI Nitrogen(5)	Netherlands	1,150	350	—	350	1,450	2,150	—	200	—	2,350
OCI Beaumont	USA	331	331	—	—	—	331	913	—	—	1,244

Current design capacity		1,481	681	—	350	1,450	2,481	913	200	—	3,594

IFCo	USA	770	185	420	1,505	—	2,110	—	—	315	2,425

2016		2,251	866	420	1,855	1,450	4,591	913	200	315	6,019

Natgasoline LLC	USA	—	—	—	—	—	—	1,750	—	—	1,750

2017		2,251	866	420	1,855	1,450	4,591	2,663	200	315	7,769

(1)
All tonnage is in thousand metric tons per year (ktpa) and refers to total design capacity, IFCo and Natgasoline LLC volumes are estimates. Design capacities at OCI Nitrogen and IFCo cannot all be achieved at the same time.

(2)
Net ammonia is remaining capacity after downstream products are produced.

(3)
OCI Nitrogen maximum UAN capacity cannot be achieved when producing maximum CAN capacity.

(4)
Split as 150 ktpa in Geleen and 50 ktpa in China (Chinese capacity does not account for 49% stake and exclusive right to offtake 90%)

(5)
Also has 500 ktpa of captive urea liquor capacity used to produce downstream products.

        As of December 31, 2014, the ENA business was capable of producing approximately 3.8% of global merchant ammonia, 7.3% of global CAN, 1.2% of global UAN, 0.9% of global methanol, and 6.7% of global melamine.

Business Lines

        The ENA business is currently organized into four reportable segments: (1) OCI Nitrogen and Trading; (2) OCI Partners LP; (3) Iowa Fertilizer Company and (4) Natgasoline LLC.

  OCI Nitrogen and Trading

        The OCI Nitrogen and Trading segment includes OCI Nitrogen and the global trading and distribution business. OCI Nitrogen is Europe's second largest integrated nitrogen fertilizer producer and the world's largest melamine producer. OCI Nitrogen is capable of producing over 2 million metric tons of sellable fertilizer products annually through nine interconnected plants located on a fully integrated complex in Geleen, The Netherlands. OCI Nitrogen's melamine production capacity in Geleen is complemented by a melamine production facility in China, in which the ENA business has a 49% stake. OCI Nitrogen sells its nitrogen fertilizer products across Western Europe to agricultural and industrial customers that are delivered through pipeline connections to adjacent customers, port access including a wholly-owned ammonia terminal and a harbour near the production complex, and ground transportation including rail and truck.

        The trading business operates on a lower margin volume based model, purchasing nitrogen fertilizers from third parties and selling and distributing them predominantly to agricultural customers. The trading business also distributes the ENA business' products and products from other nitrogen fertilizer production facilities owned by OCI. This is primarily achieved through OCI Fertilizer Trading, OCI Fertilizer Trade & Supply Ltd, and other joint ventures, agents and branches in Europe, South America, China, and the United States. The ENA business is also able to distribute up to 1.75 million metric tons per year of crystalline and granular AS through two off-take agreements, which positions the ENA business as the world's largest distributor of AS.

  OCI Partners LP

        OCI Partners LP, a master limited partnership, owns OCI Beaumont, an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont, Texas. The plant also has two ammonia storage tanks with a total capacity of 33 thousand tons and two methanol storage tanks with a total capacity of 42 thousand tons. OCI Partners LP is headquartered in Nederland, Texas. OCI Partners LP is listed on the NYSE under the symbol "OCIP." The ENA business indirectly owns a 79.88% equity interest in OCI Partners LP as of June 30, 2015.

  Iowa Fertilizer Company LLC

        IFCo is a greenfield nitrogen fertilizer complex currently under construction in Wever County, Iowa. When operational, the plant is expected to produce more than 1.5 million tons of nitrogen fertilizers and DEF per year. The plant is expected to commence operations in 2016. The project is funded by a combination of cash and a non-recourse project finance tax-exempt municipal bond issuance from the Iowa Finance Authority's Midwestern Disaster Area Revenue Bonds.

  Natgasoline LLC

        Natgasoline LLC is a greenfield world-scale methanol production complex currently under construction in Beaumont, Texas. The plant is expected to have a capacity of up to approximately 1.75 million metric tons per year when operational, and is expected to commence operations in 2017. It is expected to be one of the world's largest methanol production facilities based on nameplate capacity. The project will be funded by a combination of cash and non-recourse project financing.

Properties

        Information regarding the ENA business' facilities and properties is included in the business descriptions above.

        The ENA business' owned storage facilities are as follows:

Facility	Location	Product	Capacity
OCI Beaumont	Beaumont, Texas	Ammonia	33,000 metric tons
OCI Beaumont	Beaumont, Texas	Methanol	42,000 metric tons
OCI Nitrogen	Netherlands	Ammonia	52,200 cubic meters
OCI Nitrogen	Netherlands	Nitric Acid	11,300 cubic meters
OCI Nitrogen	Netherlands	CAN	158,000 metric tons
OCI Nitrogen	Netherlands	AS	94,050 metric tons
OCI Nitrogen	Netherlands	UAN	7,500 cubic meters
OCI Terminal Europoort	Netherlands	Ammonia	47,500 cubic meters
OCI Terminal Europoort	Netherlands	Aqueous ammonia	1,500 cubic meters
IFCo(1)	Iowa, USA	Ammonia	110,000 short tons
IFCo(1)	Iowa, USA	Granular urea	44,000 short tons
IFCo(1)	Iowa, USA	UAN	132,000 short tons

(1)
Expected storage capacity.

        The ENA business also leases storage facilities, comprising:

Facility	Location	Product	Capacity
OCI Nitrogen	Netherlands / Belgium	CAN / AS	306,000 metric tons
OCI Nitrogen	Netherlands / France	UAN	55,000 metric tons

        The ENA business also leases railcars, comprising:

Facility	Number of railcars
OCI Nitrogen	250
IFCo	350

Environmental, Health and Safety

        The ENA business is subject to numerous environmental, health and safety laws and regulations in Europe and the United States, including laws and regulations relating to the generation and handling of hazardous substances and wastes; the cleanup of hazardous substance releases; the discharge of regulated substances to air or water; and the demolition of existing plant sites upon permanent closure. In the United States, these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act and various other federal, state, provincial, local and international statutes. In Europe, these regulations include the Registration, Evaluation, Authorisation & Restriction of Chemicals Regulation, as well as other provincial, local and international statutes. Violations of environmental, health and safety laws can result in substantial penalties, court orders to install pollution-control equipment, civil and criminal sanctions, permit revocations and facility shutdowns. In addition, environmental, health and safety laws and regulations may impose joint and several liability, without regard to fault, for cleanup costs on potentially responsible parties who have released or disposed of hazardous substances into the environment.

Legal Proceedings

        In the ordinary course of business, the ENA business is, and will continue to be, involved in various claims and legal proceedings, some of which are covered in whole or in part by insurance. The ENA business may not be able to predict the timing or outcome of these or future claims and proceedings with certainty, and an unfavorable resolution of one or more of such matters could have a material adverse effect on our financial condition, results of operations or cash flows. Currently, the ENA business is not party to any legal proceedings that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the ENA business' financial condition, results of operations or cash flows.

Employees and Labor Relations

        As of June 30, 2015, the ENA business employed approximately 921 employees.

OCI N.V.

        OCI, the parent of the ENA business and a Dutch company headquartered in Amsterdam, the Netherlands, is a global producer and distributor of nitrogen-based fertilizers and industrial chemicals. OCI owns and operates nitrogen-based fertilizer and industrial chemical production facilities in the Netherlands, the United States, Egypt, Algeria, and China. OCI's global distribution network includes operations in Europe, Asia, the Middle East, North America, and South America. For more information, see "The Parties to the Combination—OCI"

  Brief History of OCI N.V.'s Fertilizer and Industrial Chemical Activities

        OCI's roots extend to 1950, when its predecessor construction company was founded in Egypt by Onsi Sawiris, the father of OCI's Chief Executive Officer, Nassef Sawiris. OCI's entry into the fertilizer industry began with a minority investment in Egypt Basic Industries Corporation, which is referred to in this document as EBIC, in 2005, building on OCI's experience in constructing greenfield nitrogen fertilizer plants dating back to 2000.

        Over the past ten years, OCI has grown to become a leading global nitrogen fertilizer and industrial chemical producer through both greenfield investments and strategic acquisitions of assets. Between 2005 and 2009, OCI focused on growing its nitrogen fertilizer capacity in North Africa through the construction of the Egyptian Fertilizers Company, which is referred to in this document as EFC, and Sorfert Algérie, which is referred to in this document as Sorfert. In 2008, OCI acquired 100% of EFC and increased its ownership in EBIC to 60%. In 2010, OCI expanded its presence into Europe by acquiring 100% of Royal DSM's nitrogen fertilizer and melamine production subsidiaries, which OCI renamed OCI Nitrogen, and also acquired an ammonia terminal operator in the port of Rotterdam, which OCI renamed OCI Terminal Europoort. In 2011, OCI further expanded its global presence and entered into the methanol market by acquiring 100% of Pandora Methanol LLC, which it renamed OCI Beaumont. In 2012, OCI announced that it broke ground on IFCo, the first greenfield nitrogen fertilizer complex to be built in the United States in 25 years. In 2013, OCI announced that it would construct the Natgasoline project, which is expected to be one of the world's largest methanol production facilities. OCI also re-domiciled from Egypt to the Netherlands in 2013 to become OCI N.V. In 2015, OCI completed the demerger of its engineering and construction business from its fertilizer and chemicals business, with the demerged entity, Orascom Construction Limited, being publicly traded on NASDAQ Dubai and having a secondary listing on the Egyptian Exchange.

        OCI's current annual nitrogen fertilizer and industrial chemical production capacity is 8.4 million metric tons, growing to 12.5 million metric tons by 2017 upon completion of all planned construction activities.

  The Remaining Business of OCI Following the Combination

        OCI will continue to be a Dutch company listed on Euronext Amsterdam, a regulated market of Euronext Amsterdam N.V. Its remaining activities will comprise:

  •
  Egyptian Fertilizers Company (100% owned): a 1.55 million metric ton per year granular urea plant located in Egypt. The facility also includes a 325 thousand metric ton per year UAN blending unit, which was added on-site in 2010.

  •
  Sorfert Algérie (51% owned): an integrated nitrogen fertilizer producer located in Algeria, capable of producing 1.26 million metric tons of urea and 1.6 million metric tons of gross anhydrous ammonia per year.

  •
  Egypt Basic Industries Corporation (60% owned): a 0.73 million metric ton per year anhydrous ammonia plant located in Egypt. The plant also owns and is connected by pipeline to two 40 thousand metric ton refrigerated ammonia storage tanks next to the loading jetty at Sokhna Port.

  •
  BioMCN (100% owned): a 0.44 million metric ton per year methanol producer and pioneer in bio-methanol production located in the Netherlands.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information of New CF is presented to illustrate the effects of the following, which we refer to in this section as the pro forma transactions:

  •
  the combination, including the Natgasoline joint venture, and related financing transactions;

  •
  CF Holdings' acquisition on July 31, 2015 of the 50% equity interest in GrowHow not already owned by CF Holdings;

  •
  the CHS strategic venture, which is expected to take effect in the first quarter of 2016;

  •
  the disposition of CF Holdings' phosphate business, which was completed in March 2014; and

  •
  the issuance by CF Industries, Inc. of $1.0 billion principal amount of senior notes in September 2015.

        The unaudited pro forma condensed combined financial information is referred to herein as the pro forma financial information and includes an unaudited pro forma condensed combined balance sheet as of June 30, 2015, referred to herein as the pro forma balance sheet, unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014, referred to herein as the pro forma income statements, and accompanying notes, referred to herein as the notes to the pro forma financial information.

        The pro forma income statements give effect to the pro forma transactions as if the pro forma transactions had been completed on January 1, 2014. The pro forma balance sheet gives effect to the pro forma transactions, other than the disposition of CF Holdings' phosphate business, as if such transactions had been completed on June 30, 2015. The completion of the disposition of CF Holdings' phosphate business occurred before June 30, 2015 and, accordingly, that pro forma transaction is reflected in the historical unaudited consolidated balance sheet of CF Holdings as of June 30, 2015.

        The pro forma financial information is based in part on certain assumptions regarding the pro forma transactions that we currently believe are factually supportable and reflects adjustments that give effect to events that we currently believe are factually supportable and that we currently expect to have a continuing impact on the consolidated results of New CF. The pro forma adjustments reflected in the pro forma financial information are preliminary and are based upon available information and certain assumptions described in the notes to the pro forma financial information that management believes are reasonable under the circumstances. Actual results may differ materially from such assumptions.

        The pro forma balance sheet and the pro forma income statements are based upon, derived from and should be read in conjunction with the historical audited and unaudited consolidated financial statements of CF Holdings that are incorporated by reference in this document and the historical audited combined carve-out financial statements and unaudited condensed combined interim carve-out financial statements of the ENA business appearing elsewhere in this document. The pro forma financial information should also be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this document, with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CF Holdings' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2015, which are incorporated by reference in this document, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business" contained elsewhere in this document. See "Where You Can Find More Information" regarding information incorporated by reference in this document.

        CF Holdings prepares its financial information in accordance with U.S. GAAP with all amounts stated in U.S. dollars. The ENA business prepares its financial information in accordance with

International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) with all amounts presented in U.S. dollars. In this "Unaudited Pro Forma Condensed Combined Financial Information" section, references to IFRS are to IFRS as issued by the IASB. For purposes of the pro forma financial information, the ENA business historical financial information has been adjusted to conform with U.S. GAAP and certain historical financial information of the ENA business has been reclassified to conform to the historical presentation in CF Holdings' consolidated financial statements.

        The combination will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification Topic 805, Business Combinations, referred to herein as ASC 805, with CF Holdings as the acquirer of the ENA business (other than the portion of the ENA business held by Firewater One, in which New CF would have a noncontrolling 45% equity interest upon the consummation of the combination if the closing conditions applicable to the Natgasoline joint venture are satisfied). For purposes of the pro forma financial information, references to acquisition date in relation to the ENA business are to the closing date, i.e., the date of the closing of the combination.

        Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their fair value as of the acquisition date. For purposes of the pro forma financial information, the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the ENA business and GrowHow are based on preliminary estimates of fair value as of June 30, 2015. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes the fair values recognized in the pro forma financial information for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions, including, where applicable, current market-based assumptions. Preliminary fair value estimates may change as additional information becomes available, and such changes could be material.

        The pro forma financial information has been prepared by management in accordance with SEC Regulation S-X Article 11 and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the pro forma transactions occurred as of the dates indicated. The pro forma financial information is not meant to be indicative of any anticipated combined financial position or future results of operations that New CF will experience after the pro forma transactions occur. In addition, the pro forma financial information does not include the impact of certain future changes that are expected to occur, such as an increase in production capacity from the capacity expansion projects of CF Holdings and the ENA business described in note 1 to the pro forma financial information. Additionally, the pro forma financial information does not include any operational synergies, tax savings or other cost savings that may be achieved subsequent to the pro forma transactions. Furthermore, the pro forma income statements do not include the impact of any non-recurring activity and one-time transaction related costs or certain other adjustments, which may be significant. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting for the combination, as well as between the assumed and actual financing sources and terms in connection with the combination, will occur and could have a material impact on the pro forma financial information and New CF's consolidated financial position and future consolidated results of operations.

New CF
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2015

	Historical CF Holdings	GrowHow Pro Forma Adjustments (Note 2)	Other Pro Forma Adjustments (Note 3)	Pro Forma Prior to the ENA Business Acquisition	Historical ENA Business Adjusted for U.S. GAAP and Reclassifications (Note 4)	ENA Business Acquisition Pro Forma Adjustments (Note 5)	Pro Forma
	(in millions)
Assets
Cash and cash equivalents	$809.9	$(543.4)	$3,785.5	$4,052.0	$96.7	$(658.2)	$3,490.5
Restricted cash	54.0	—	—	54.0	259.0	—	313.0
Accounts receivable—net	194.9	76.1	—	271.0	207.2	—	478.2
Inventories	205.3	69.0	—	274.3	62.6	28.7	365.6
Related party receivables	—	—	—	—	94.0	(61.1)	32.9
Loans to related parties	—	—	—	—	505.0	(484.6)	20.4
Deferred income taxes	53.8	—	—	53.8	22.2	—	76.0
Prepaid income taxes	14.7	—	—	14.7	29.9	—	44.6
Other current assets	33.8	8.7	—	42.5	2.9	14.9	60.3

Total current assets	1,366.4	(389.6)	3,785.5	4,762.3	1,279.5	(1,160.3)	4,881.5
Property, plant and equipment—net	6,465.6	899.9	—	7,365.5	2,949.8	693.7	11,009.0
Investments in and advances to affiliates	808.7	(448.5)	—	360.2	37.4	517.5	915.1
Goodwill	2,090.8	317.0	—	2,407.8	43.8	2,123.6	4,575.2
Other intangible assets—net	35.4	133.8	—	169.2	16.5	1,521.1	1,706.8
Deferred income taxes	—	—	—	—	2.3	36.3	38.6
Other assets	231.5	6.9	7.2	245.6	38.0	(36.3)	247.3

Total assets	$10,998.4	$519.5	$3,792.7	$15,310.6	$4,367.3	$3,695.6	$23,373.5

Liabilities and Equity
Accounts payable and accrued expenses	$701.2	$63.2	$—	$764.4	$224.3	$(3.7)	$985.0
Income taxes payable	12.4	8.1	—	20.5	3.8	(5.6)	18.7
Customer advances	17.3	—	—	17.3	0.5	—	17.8
Deferred income taxes	—	—	—	—	3.8	7.9	11.7
Related party loans	—	—	—	—	532.8	(532.8)	—
Related party payables	—	—	—	—	114.3	(74.0)	40.3
Short-term debt and current portion of long-term debt	—	—	—	—	150.8	895.6	1,046.4
Other current liabilities	22.6	—	—	22.6	6.8	—	29.4

Total current liabilities	753.5	71.3	—	824.8	1,037.1	287.4	2,149.3

Long-term debt	4,592.6	—	1,000.0	5,592.6	1,937.7	(255.5)	7,274.8
Deferred income taxes	776.5	124.5	—	901.0	90.1	638.8	1,629.9
Other liabilities	400.0	189.6	—	589.6	27.5	—	617.1
Equity:
Preferred stock	—	—	—	—	—	—	—
Common stock	2.4	—	—	2.4	—	0.8	3.2
Paid-in capital	1,368.0	—	—	1,368.0	—	4,233.2	5,601.2
Retained earnings	3,080.3	89.8	(7.3)	3,162.8	—	(116.8)	3,046.0
Treasury stock	(129.0)	—	—	(129.0)	—	—	(129.0)
Accumulated other comprehensive loss	(205.8)	44.3	—	(161.5)	—	—	(161.5)
Owner's net investment	—	—	—	—	1,227.6	(1,227.6)	—

Total stockholders' equity	4,115.9	134.1	(7.3)	4,242.7	1,227.6	2,889.6	8,359.9
Noncontrolling interest	359.9	—	2,800.0	3,159.9	47.3	135.3	3,342.5

Total equity	4,475.8	134.1	2,792.7	7,402.6	1,274.9	3,024.9	11,702.4

Total liabilities and equity	$10,998.4	$519.5	$3,792.7	$15,310.6	$4,367.3	$3,695.6	$23,373.5

See accompanying notes to the unaudited pro forma condensed combined financial information.

New CF

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2015

	Historical CF Holdings	GrowHow Pro Forma Adjustments (Note 2)	Other Pro Forma Adjustments (Note 3)	Pro Forma Prior to the ENA Business Acquisition	Historical ENA Business Adjusted for U.S. GAAP and Reclassifications (Note 4)	ENA Business Acquisition Pro Forma Adjustments (Note 5)	Pro Forma
	(in millions, except per share amounts)
Net sales	$2,265.1	$323.3	$—	$2,588.4	$875.3	$(112.4)	$3,351.3
Cost of sales	1,163.4	274.3	—	1,437.7	693.0	(77.9)	2,052.8

Gross margin	1,101.7	49.0	—	1,150.7	182.3	(34.5)	1,298.5

Selling, general and administrative expenses	78.0	10.0	(7.5)	80.5	80.8	34.3	195.6
Other operating—net	40.6	2.2	—	42.8	0.1	(0.2)	42.7

Total other operating costs and expenses	118.6	12.2	(7.5)	123.3	80.9	34.1	238.3
Equity in earnings of operating affiliates	14.4	—	—	14.4	—	—	14.4

Operating earnings	997.5	36.8	7.5	1,041.8	101.4	(68.6)	1,074.6
Interest expense	62.9	0.3	24.5	87.7	11.2	17.8	116.7
Interest income	(0.6)	(0.1)	—	(0.7)	(6.8)	3.5	(4.0)
Other non-operating—net	0.5	—	—	0.5	—	—	0.5

Earnings before income taxes and equity in (losses) earnings of non-operating affiliates	934.7	36.6	(17.0)	954.3	97.0	(89.9)	961.4
Income tax provision	313.4	7.6	(22.6)	298.4	12.3	(23.3)	287.4
Equity in (losses) earnings of non-operating affiliates—net of taxes	(20.6)	(14.3)	—	(34.9)	1.8	(0.2)	(33.3)

Net earnings	600.7	14.7	5.6	621.0	86.5	(66.8)	640.7
Less: Net earnings attributable to noncontrolling interest	18.2	—	48.8	67.0	2.9	1.1	71.0

Net earnings attributable to common stockholders	$582.5	$14.7	$(43.2)	$554.0	$83.6	$(67.9)	$569.7

Net earnings per share attributable to common stockholders (Note 6):
Basic	$2.45						$1.78

Diluted	$2.44						$1.71

Weighted-average common shares outstanding (Note 6):
Basic	237.4						320.0

Diluted	238.3						329.8

See accompanying notes to the unaudited pro forma condensed combined financial information.

New CF

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

	Historical CF Holdings	GrowHow Pro Forma Adjustments (Note 2)	Other Pro Forma Adjustments (Note 3)	Pro Forma Prior to the ENA Business Acquisition	Historical ENA Business Adjusted for U.S. GAAP and Reclassifications (Note 4)	ENA Business Acquisition Pro Forma Adjustments (Note 5)	Pro Forma
	(in millions, except per share amounts)
Net sales	$4,743.2	$664.6	$(168.4)	$5,239.4	$2,266.6	$(349.7)	$7,156.3
Cost of sales	2,964.7	559.0	(158.3)	3,365.4	1,825.2	(277.9)	4,912.7

Gross margin	1,778.5	105.6	(10.1)	1,874.0	441.4	(71.8)	2,243.6

Selling, general and administrative expenses	151.9	18.1	(15.0)	155.0	168.4	54.9	378.3
Other operating—net	53.3	1.1	—	54.4	(6.5)	(1.8)	46.1

Total other operating costs and expenses	205.2	19.2	(15.0)	209.4	161.9	53.1	424.4
Gain on sale of phosphate business	750.1	—	(750.1)	—	—	—	—
Equity in earnings of operating affiliates	43.1	—	—	43.1	—	—	43.1

Operating earnings	2,366.5	86.4	(745.2)	1,707.7	279.5	(124.9)	1,862.3
Interest expense	178.2	0.6	49.0	227.8	47.4	9.9	285.1
Interest income	(0.9)	(0.3)	—	(1.2)	(28.7)	20.1	(9.8)
Other non-operating—net	1.9	0.1	—	2.0	—	—	2.0

Earnings before income taxes and equity in earnings of non-operating affiliates	2,187.3	86.0	(794.2)	1,479.1	260.8	(154.9)	1,585.0
Income tax provision	773.0	18.5	(340.9)	450.6	54.6	(43.9)	461.3
Equity in earnings of non-operating affiliates—net of taxes	22.5	(19.7)	—	2.8	4.6	(2.5)	4.9

Net earnings	1,436.8	47.8	(453.3)	1,031.3	210.8	(113.5)	1,128.6
Less: Net earnings attributable to noncontrolling interest	46.5	—	114.9	161.4	25.0	1.4	187.8

Net earnings attributable to common stockholders	$1,390.3	$47.8	$(568.2)	$869.9	$185.8	$(114.9)	$940.8

Net earnings per share attributable to common stockholders (Note 6):
Basic	$5.43						$2.78

Diluted	$5.42						$2.65

Weighted-average common shares outstanding (Note 6):
Basic	255.9						338.5

Diluted	256.7						348.2

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Transactions

        This note 1 provides an overview of the transactions reflected in the pro forma financial information.

GrowHow Acquisition

        CF Holdings completed the acquisition of the remaining 50% equity interest in GrowHow not previously owned by CF Holdings on July 31, 2015 for total cash consideration of $570.4 million and GrowHow became a wholly-owned subsidiary of CF Holdings. The GrowHow acquisition increased CF Holdings' manufacturing capacity through the addition of GrowHow's nitrogen manufacturing complexes in Ince and Billingham, United Kingdom. The Ince facility is located in northwestern England and consists of an ammonia plant, three nitric acid plants, an ammonium nitrate (AN) plant and three compound fertilizer product plants. The Billingham facility is located in the Teesside chemical area in northeastern England and consists of an ammonia plant, three nitric acid plants, a carbon dioxide plant and an AN fertilizer plant.

        Prior to the July 31, 2015 acquisition by CF Holdings of the remaining 50% equity interest in GrowHow not previously owned by CF Holdings, the initial 50% equity interest in GrowHow owned by CF Holdings was accounted for as an equity method investment and the financial results of such investment were included in CF Holdings' consolidated statements of operations in equity in earnings of non-operating affiliates—net of taxes. The pro forma income statements give effect to the GrowHow acquisition as if it had occurred on January 1, 2014. The pro forma balance sheet gives effect to the GrowHow acquisition as if it had occurred on June 30, 2015.

CHS Strategic Venture

        On August 12, 2015, CF Holdings announced that it agreed to enter into the CHS strategic venture. CHS will purchase a minority equity interest in CF Industries Nitrogen, LLC, which is referred to in this document as CF Nitrogen, a wholly-owned subsidiary of CF Holdings, for $2.8 billion. Additionally, CHS will purchase nitrogen products from CF Nitrogen under a long-term supply agreement, which is referred to in this document as the CHS supply agreement. Pursuant to the CHS supply agreement, CHS will have the right to purchase nitrogen products from CF Nitrogen at market prices. Pursuant to the CF Nitrogen limited liability company agreement, CHS will be entitled to semi-annual profit distributions from CF Nitrogen in respect of its equity interest in CF Nitrogen based generally on the volume of nitrogen products purchased by CHS pursuant to the CHS supply agreement. The CHS strategic venture is expected to take effect in the first quarter of 2016, subject to the satisfaction of certain conditions.

        The pro forma income statements give effect to the CHS strategic venture as if it had taken effect on January 1, 2014. The pro forma balance sheet gives effect to the CHS strategic venture as if it had taken effect on June 30, 2015.

Phosphate Business Disposition

        On March 17, 2014, CF Holdings completed the sale of its entire phosphate mining and manufacturing business, referred to herein as the phosphate business, which was located in Florida, to The Mosaic Company, for approximately $1.4 billion in cash. CF Holdings' consolidated statement of operations for the year ended December 31, 2014 includes the operations of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 gives effect to the sale of the phosphate business as if it had

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Transactions (Continued)

occurred on January 1, 2014. The completion of the disposition of CF Holdings' phosphate business occurred before June 30, 2015 and, accordingly, that pro forma transaction is reflected in the historical unaudited consolidated balance sheet of CF Holdings as of June 30, 2015.

Issuance of Senior Notes

        On September 24, 2015, CF Industries issued $250 million aggregate principal amount of 4.49% senior notes due October 15, 2022, $500.0 million aggregate principal amount of 4.93% senior notes due October 15, 2025 and $250 million aggregate principal amount of 5.03% senior notes due October 15, 2027, referred to herein as the Private Senior Notes. The note purchase agreement governing the Private Senior Notes provides that proceeds from the issuance and sale of the Private Senior Notes may be used for general corporate purposes. Interest on the Private Senior Notes is payable semi-annually. The pro forma income statements give effect to the issuance of the Private Senior Notes as if it had occurred on January 1, 2014. The pro forma balance sheet gives effect to the issuance of the Private Senior Notes as if it had occurred on June 30, 2015.

Combination

        As described more fully elsewhere in this document, on August 6, 2015, CF Holdings entered into the combination agreement, which provides for the combination, subject to specified conditions, of CF Holdings with the ENA business, comprising OCI's European, North American and global distribution businesses. The combination includes, subject to specified additional conditions, consummation of the Natgasoline joint venture, involving the purchase by CF Holdings (or its designee) of a 45% equity interest in Firewater One, the entity through which OCI holds the greenfield Natgasoline methanol production facility project. Under the terms of and subject to the conditions in the combination agreement:

  •
  New CF will acquire from OCI the entities holding the ENA business (other than the portion of the ENA business held through Firewater One) in exchange for the base consideration, consisting of New CF ordinary shares representing 25.6% (subject to downward adjustment to account for the assumption by New CF, as contemplated by the combination agreement, of any of OCI's 3.875% Convertible Bonds due 2018, referred to in this document as the convertible bonds, that remain outstanding as of the closing date of the combination) of the ordinary shares of New CF that, upon consummation of the combination, would be outstanding or subject to compensatory equity awards, and the additional consideration, consisting of an amount equal to $700 million (subject to specified adjustments) that is payable in cash, New CF ordinary shares or a mixture of cash and New CF ordinary shares; and

  •
  MergerCo, a wholly-owned subsidiary of New CF, will merge with and into CF Holdings, with CF Holdings surviving the merger as a wholly-owned subsidiary of New CF and each issued and outstanding share of CF Holdings being converted into the right to receive one ordinary share of New CF.

        Subject to satisfaction of the conditions to the Natgasoline joint venture, immediately before the effective time of the merger, CF Holdings or its designee will consummate the Natgasoline joint venture by purchasing for $517.5 million in cash a 45% equity interest in Firewater One. As part of the Natgasoline joint venture, CF Holdings or its designee will also acquire an option to acquire the remaining equity interests in Firewater One. See "The Combination—Structure of the Combination" for additional information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Transactions (Continued)

        The pro forma income statements give effect to the combination, including the related financing described below under "Financing Related to the Combination," as if it had occurred on January 1, 2014. The pro forma balance sheet gives effect to the combination, including the related financing, as if it had occurred on June 30, 2015.

Financing Related to the Combination

        New CF expects that it will require a total of approximately $1.6 billion in cash in connection with the consummation of the combination to pay the consideration for the 45% equity interest in Firewater One, to pay the cash portion of the additional consideration, to repay indebtedness of the ENA business and to pay transaction fees and expenses. New CF expects to fund this cash requirement from borrowings under the bridge credit agreement and/or alternative external financing, together with CF Holdings' cash on hand.

        The bridge credit agreement provides for, among other things, a single borrowing on the closing date of tranche B bridge loans of up to $3.0 billion that may be used by New CF to pay the cash portion, if any, of the consideration payable pursuant to the combination agreement, to consummate the refinancing of specified debt in connection with the transactions contemplated by the combination agreement; to pay fees and expenses in connection with the transactions contemplated by the bridge credit agreement and the combination agreement; and in an amount of up to $1.3 billion for general corporate purposes. The bridge credit agreement has a contractual maturity of 364 days. See "The Combination—Financing Related to the Combination—Bridge Credit Agreement" for additional information regarding the terms of the bridge credit agreement.

Expansion Projects and Synergies

        CF Holdings and the ENA business each have capacity expansion projects underway that are expected to result in production capacity being added in late 2015, 2016 and 2017. The projected net sales, production costs and gross margin that would result from the additional output from the expansion projects following their completion has not been reflected in the pro forma financial information. The costs during the construction phases of the expansion projects, including costs that have been capitalized and costs that have not qualified for capitalization and have been expensed, are included in the historical financial results of CF Holdings and the ENA business.

        The CF Holdings and ENA business capacity expansion projects consist of the following:

  •
  CF Holdings has two projects to expand production capacity of ammonia, granular urea and urea ammonium nitrate solution (UAN) at its Donaldsonville, Louisiana and Port Neal, Iowa complexes. The table below outlines on a product-by-product basis the projected annual capacity that is expected to result from, and expected start-up dates of, these capacity expansion projects.

  •
  The ENA business is constructing two greenfield nitrogen production complexes: a nitrogen fertilizer facility near Wever, Iowa to manufacture ammonia, granular urea, UAN and diesel exhaust fluid, and a methanol production facility, known as Natgasoline, near Beaumont, Texas.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Transactions (Continued)

        The table below outlines on a product-by-product basis the projected annual capacity that is expected to result from, and the expected start-up date of, these expansion projects.

	Expected Start-Up Date	Projected Annual Capacity(1) (000's of Short Tons)
CF Holdings Expansion Projects:
Donaldsonville, Louisiana
Ammonia—gross	Early 2016	1,274
Ammonia—net	Early 2016	184
Granular urea	Q4 2015	686
UAN	Q4 2015	1,768
Port Neal, Iowa
Ammonia—gross	Mid 2016	849
Ammonia—net	Mid 2016	81
Granular urea	Q3 2016	1,348
ENA Business Expansion Projects:
Wever, Iowa
Ammonia—gross	Q1 2016	849
Ammonia—net	Q1 2016	204
Granular urea	Q1 2016	278
UAN	Q1 2016	1,117
Diesel exhaust fluid	Q1 2016	66
Natgasoline(2):
Methanol	2017	868

(1)
Projected annual capacity figures are based on 350 operating days per year and assume a product mix. Upgraded product volume can vary from the projected annual capacity shown in the table depending on chosen product mix.

(2)
Projected annual capacity reflects the 45% equity interest in the capacity of this facility that would be held by New CF through its 45% equity interest in Firewater One under the Natgasoline joint venture.

        The pro forma financial information does not reflect any benefits or synergies that may result from the reduction of duplicative overhead costs, the benefits of restructuring activities, if any, or the synergies that may result from the operational efficiencies of management's actions to combine the businesses of CF Holdings and the ENA business in the most operationally beneficial way. In addition, CF Holdings and the ENA business will be combined under New CF, a newly organized holding company incorporated under the law of England and Wales that will be re-registered as a public limited company prior to the completion of the combination. Any benefits that may result from the combination due to a reduction in tax rates of business operations being conducted in lower tax jurisdictions has not been reflected in the pro forma financial information, and any expenses related to the new corporate office function have not been reflected in the pro forma financial information.

2. GrowHow Acquisition Pro Forma Adjustments

        As a result of the GrowHow acquisition, GrowHow became a wholly-owned subsidiary of CF Holdings on July 31, 2015. Prior to July 31, 2015 during the periods for which the pro forma financial information is presented, CF Holdings held a 50% equity interest in GrowHow that was accounted for as an equity method investment. The following pro forma adjustments reflect the impact of reversing the equity method investment and recording the financial position and results of GrowHow as a consolidated subsidiary of CF Holdings. The pro forma balance sheet as of June 30, 2015 gives effect to the GrowHow acquisition as if it had occurred on June 30, 2015. The pro forma income statements give effect to the GrowHow acquisition as if it had occurred on January 1, 2014.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

2. GrowHow Acquisition Pro Forma Adjustments (Continued)

Pro Forma Balance Sheet Adjustments

        CF Holdings completed a preliminary allocation of the GrowHow purchase price as of the acquisition date of July 31, 2015 using a preliminary valuation. CF Holdings has compared GrowHow's June 30, 2015 balance sheet to its July 31, 2015 balance sheet and noted no significant differences in asset and liability classifications or significant changes to the business during the one-month period ended July 31, 2015. Accordingly, the GrowHow pro forma adjustments utilize the GrowHow assets and liabilities as of June 30, 2015, adjusted to fair value based on the preliminary valuation completed as of the acquisition date.

        The following table outlines the impact to the pro forma balance sheet line items from the pro forma adjustments to reflect the GrowHow acquisition as if it had occurred on June 30, 2015. The adjustments are described in the footnotes below the table.

	Recognition of GrowHow Dividend Paid After June 30, 2015(2a)	Recognition of Remeasurement Gain and Reversal of Accumulated Other Comprehensive Loss(2b)	Purchase Price Allocation(2c)	Acquisition Transaction Fees(2d)	GrowHow Pro Forma Adjustments
	(in millions)
Assets
Cash and cash equivalents	$15.7	$—	$(555.6)	$(3.5)	$(543.4)
Accounts receivable—net	—	—	76.1	—	76.1
Inventories	—	—	69.0	—	69.0
Other current assets	—	—	8.7	—	8.7

Total current assets	15.7	—	(401.8)	(3.5)	(389.6)
Property, plant and equipment—net	—	—	899.9	—	899.9
Investments in and advances to affiliates	(15.7)	137.6	(570.4)	—	(448.5)
Goodwill	—	—	317.0	—	317.0
Other intangible assets—net	—	—	133.8		133.8
Other assets	—	—	6.9	—	6.9

Total assets	$—	$137.6	$385.4	$(3.5)	$519.5

Liabilities and Equity
Accounts payable and accrued expenses	$—	$—	$63.2	$—	$63.2
Income taxes payable	—	—	8.1	—	8.1

Total current liabilities	—	—	71.3	—	71.3

Deferred income taxes	—	—	124.5	—	124.5
Other liabilities	—	—	189.6	—	189.6
Equity:
Retained earnings	—	93.3	—	(3.5)	89.8
Accumulated other comprehensive loss	—	44.3	—	—	44.3

Total equity	—	137.6	—	(3.5)	134.1

Total liabilities and equity	$—	$137.6	$385.4	$(3.5)	$519.5

(2a)
In order to present the pro forma adjustments as of June 30, 2015, the total cash dividend paid by GrowHow in July 2015 of $31.4 million was excluded in the determination of the fair value acquired. GrowHow's cash and cash equivalents of $46.2 million as of June 30, 2015 was reduced by the amount of the dividend to $14.8 million, which represents the cash acquired. The portion of the cash dividend that was paid by GrowHow to CF Holdings of $15.7 million is added back to restore the cash to the June 30, 2015 balance sheet.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

2. GrowHow Acquisition Pro Forma Adjustments (Continued)

(2b)
The $93.3 million increase to retained earnings represents the gain resulting from an increase of $137.6 million to CF Holdings' previously held equity interest in GrowHow to remeasure the interest to its acquisition-date fair value less the reclassification of $44.3 million of accumulated other comprehensive loss to earnings upon CF Holdings obtaining control of GrowHow.

(2c)
The decrease to cash and cash equivalents of $555.6 million represents the $570.4 million that CF Holdings paid for the remaining 50% equity interest in GrowHow it did not previously own, net of cash acquired of $14.8 million. The total fair value of the investment in GrowHow as of the acquisition date is calculated as follows (in millions):

Cash consideration transferred to acquire the 50% equity interest not previously held	$570.4
Fair value of 50% of equity interest already held by CF Holdings as of June 30, 2015	570.4

Total fair value	$1,140.8

  The other purchase price allocation adjustments represent the recognition of the GrowHow assets and liabilities at fair value as of June 30, 2015 and the elimination of the equity method investment. CF Holdings completed a preliminary allocation of the purchase price as of the acquisition date using a preliminary valuation to arrive at the fair value amounts.

(2d)
Represents the transaction fees incurred in connection with the acquisition of GrowHow that have not been reflected in the historical consolidated financial statements of CF Holdings.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

2. GrowHow Acquisition Pro Forma Adjustments (Continued)

Pro Forma Income Statement Adjustments

        The pro forma income statements give effect to the GrowHow acquisition as if it had occurred on January 1, 2014. The following table reflects the pro forma adjustments for the six months ended June 30, 2015.

	Historical GrowHow U.S. GAAP	Elimination of CF Holdings' Equity in Earnings of GrowHow	GrowHow Other Pro Forma Adjustments		GrowHow Pro Forma Adjustments
	(in millions)
Net sales	$323.3	$—	$—		$323.3
Cost of sales	260.5	—	13.8	(2e)	274.3

Gross margin	62.8	—	(13.8)		49.0

Selling, general and administrative expenses	10.4	—	(0.4	)(2f)	10.0
Other operating—net	2.2	—	—		2.2

Total other operating costs and expenses	12.6	—	(0.4)		12.2

Operating earnings	50.2	—	(13.4)		36.8
Interest expense	0.3	—	—		0.3
Interest income	(0.1)	—	—		(0.1)

Earnings before income taxes and equity in (losses) earnings of non-operating affiliates	50.0	—	(13.4)		36.6
Income tax provision	10.3	—	(2.7	)(2g)	7.6
Equity in (losses) earnings of non-operating affiliates—net of taxes	—	(14.3)	—		(14.3)

Net earnings attributable to common stockholders	$39.7	$(14.3)	$(10.7)		$14.7

(2e)
Represents the elimination of historical GrowHow property, plant and equipment depreciation of $17.7 million and the recognition of pro forma depreciation expense of $31.5 million on the property, plant and equipment. The estimated fair value of the acquired property, plant and equipment is $899.9 million. The estimated useful lives range from one to 30 years.

(2f)
Reflects the net amortization on the portion of the purchase price allocated to definite-lived intangible assets and liabilities as follows (dollars in millions):

	Preliminary Fair Value	Estimated Useful Life (years)	Six months ended June 30, 2015
Trade names	$38.4	20	$1.0
Customer relationships	95.4	20	2.3
Unfavorable contracts	(11.2)	1.5	(3.7)

	$122.6		$(0.4)

(2g)
Reflects the income tax effect of pro forma adjustments based on the estimated statutory tax rate of 20.25% for the six months ended June 30, 2015.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

2. GrowHow Acquisition Pro Forma Adjustments (Continued)

        The following table reflects the pro forma adjustments made to the pro forma income statement for the year ended December 31, 2014.

	Historical GrowHow U.S. GAAP	Elimination of CF Holdings' Equity in Earnings of GrowHow	GrowHow Other Pro Forma Adjustments		GrowHow Pro Forma Adjustments
	(in millions)
Net sales	$664.6	$—	$—		$664.6
Cost of sales	552.8	—	6.2	(2h)	559.0

Gross margin	111.8	—	(6.2)		105.6

Selling, general and administrative expenses	19.1	—	(1.0	)(2i)	18.1
Other operating—net	1.1	—	—		1.1

Total other operating costs and expenses	20.2	—	(1.0)		19.2

Operating earnings	91.6	—	(5.2)		86.4
Interest expense	0.6	—	—		0.6
Interest income	(0.3)	—	—		(0.3)
Other non-operating—net	0.1	—	—		0.1

Earnings before income taxes and equity in earnings of non-operating affiliates	91.2	—	(5.2)		86.0
Income tax provision	19.6	—	(1.1	)(2j)	18.5
Equity in earnings of non-operating affiliates—net of taxes	—	(19.7)	—		(19.7)

Net earnings attributable to common stockholders	$71.6	$(19.7)	$(4.1)		$47.8

(2h)
Includes a net increase of $17.7 million in property, plant and equipment depreciation expense, partially offset by an $11.5 million reduction in pension expense. The $17.7 million depreciation expense adjustment includes the elimination of $51.3 million of historical depreciation expense and the recognition of $69.0 million of depreciation expense on fixed assets. The $11.5 million pension expense adjustment represents the net impact of the recalculation of pension expense by the pension plan's actuaries.

(2i)
Includes a $0.2 million net reduction in depreciation expense and a $0.8 million net reduction in amortization expense. The $0.2 million depreciation adjustment includes the reversal of $1.2 million of historical depreciation expense of GrowHow and the recognition of $1.0 million of depreciation expense on the property, plant and equipment. The $0.8 million reduction in amortization expense of definite-lived intangible assets and liabilities is as follows (dollars in millions):

	Preliminary Fair Value	Estimated Useful Life (years)	Year ended December 31, 2014
Trade names	$38.4	20	$2.0
Customer relationships	95.4	20	5.0
Unfavorable contracts	(11.2)	1.5	(7.8)

	$122.6		$(0.8)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

2. GrowHow Acquisition Pro Forma Adjustments (Continued)

(2j)
Reflects the income tax effect of pro forma adjustments based on the estimated statutory tax rate of 21.5% for the year ended December 31, 2014.

3. Other Pro Forma Adjustments

        The other pro forma adjustments consist of adjustments for the CHS strategic venture, the phosphate business disposition and the issuance of the Private Senior Notes. Each of these transactions is described in note 1 to the pro forma financial information.

Pro Forma Balance Sheet Adjustments

        The pro forma balance sheet adjustments detailed in the table below reflect the CHS strategic venture as if it had commenced and the issuance of the Private Senior Notes as if it had occurred on June 30, 2015. The completion of the disposition of CF Holdings' phosphate business occurred before June 30, 2015 and, accordingly, that pro forma transaction is reflected in the historical unaudited consolidated balance sheet of CF Holdings as of June 30, 2015.

	As of June 30, 2015
	CHS(3a)	Private Senior Notes(3b)	Total
	(in millions)
Cash and cash equivalents	$2,792.7	$992.8	$3,785.5
Other assets	—	7.2	7.2
Long-term debt	—	1,000.0	1,000.0
Retained earnings	(7.3)	—	(7.3)
Noncontrolling interest	2,800.0	—	2,800.0

(3a)
The pro forma adjustment to noncontrolling interest of $2.8 billion represents the proceeds from the sale of the equity in CF Nitrogen that CHS agreed to purchase as part of the CHS strategic venture. The pro forma adjustment of $2,792.7 million to cash and cash equivalents represents such proceeds less $7.3 million of transaction expenses pertaining to the CHS strategic venture.

(3b)
The adjustments reflect gross proceeds of $1.0 billion from the issuance of the Private Senior Notes, less $7.2 million of debt issuance costs, resulting in net proceeds of $992.8 million.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

3. Other Pro Forma Adjustments (Continued)

Pro Forma Income Statement Adjustments

        The pro forma adjustments detailed in the table below reflect the impact of the CHS strategic venture, the issuance of the Private Senior Notes and the sale of the phosphate business as if such pro forma transactions had been completed on January 1, 2014.

	Six Months Ended June 30, 2015			Year Ended December 31, 2014
	CHS Strategic Venture(3c)	Private Senior Notes(3d)	Total	CHS Strategic Venture(3c)	Private Senior Notes(3d)	Sale of Phosphate Business(3e)	Total
	(in millions)
Net sales	$—	$—	$—	$—	$—	$(168.4)	$(168.4)
Cost of sales	—	—	—	—	—	(158.3)	(158.3)

Gross margin	—	—	—	—	—	(10.1)	(10.1)
Selling, general and administrative expenses	(7.5)	—	(7.5)	(15.0)	—	—	(15.0)
Gain on sale of phosphate business	—	—	—	—	—	(750.1)	(750.1)

Operating earnings	7.5	—	7.5	15.0	—	(760.2)	(745.2)
Interest expense	—	24.5	24.5	—	49.0	—	49.0

Earnings before income taxes and equity in earnings (losses) of non-operating affiliates	7.5	(24.5)	(17.0)	15.0	(49.0)	(760.2)	(794.2)
Income tax provision	(13.3)	(9.3)	(22.6)	(32.1)	(18.5)	(290.3)	(340.9)

Net earnings	20.8	(15.2)	5.6	47.1	(30.5)	(469.9)	(453.3)
Less: Net earnings attributable to noncontrolling interest	48.8	—	48.8	114.9	—	—	114.9

Net earnings attributable to common stockholders	$(28.0)	$(15.2)	$(43.2)	$(67.8)	$(30.5)	$(469.9)	$(568.2)

(3c)
The pro forma adjustments to selling, general and administrative expense of $7.5 million and $15.0 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, reflect an assumed management fee that CHS would pay CF Industries. The income tax effect of these adjustments is reflected in the income tax provision adjustments at the estimated statutory tax rate of 37.8%.

The pro forma adjustments to net earnings attributable to noncontrolling interest of $48.8 million and $114.9 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, reflect the allocation of net income of CF Nitrogen to the equity interest held by CHS. The income tax effect of these adjustments is reflected in the income tax provision adjustments at the effective tax rate of 32.9%.

(3d)
Represents interest expense on the Private Senior Notes issued on September 24, 2015. The income tax effect of these adjustments is reflected in the income tax provision adjustments at the estimated statutory tax rate of 37.8%.

(3e)
CF Holdings' historical consolidated statement of operations for the year ended December 31, 2014 includes the operations of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

3. Other Pro Forma Adjustments (Continued)

  adjustments reflect the removal of the phosphate business' results of operations. In addition, the adjustment included the reversal of the gain on sale of the phosphate business because the gain would not have a continuing impact on New CF's consolidated statement of operations. The income tax effect of the adjustments is reflected in the income tax provision adjustments at the applicable effective tax rate.

4. Historical Financial Statements of the ENA Business Adjusted for U.S. GAAP

        The historical financial information of the ENA business was prepared in accordance with IFRS. The unaudited financial information of the ENA business reflected in the pro forma financial information has been adjusted for the identified preliminary differences between IFRS and U.S. GAAP. In addition, certain amounts were reclassified from the unaudited historical financial statements of the ENA business so that their presentation would be consistent with the financial statement line items of CF Holdings. These adjustments and reclassifications are based on management's preliminary analysis. Management's analysis is ongoing and, at the time of preparing the pro forma financial information, management is not aware of any material differences between IFRS and U.S. GAAP or between the accounting policies of CF Holdings and the ENA business, other than those for which adjustments or reclassifications, as applicable, are made herein. Following the combination, management will conduct a final review of the ENA business' accounting policies and differences between IFRS and U.S. GAAP in an effort to determine if additional differences in accounting policies and/or additional differences between IFRS and U.S. GAAP require adjustment or reclassification of ENA business' results of operations or require adjustment or reclassification of assets or liabilities to conform to CF Holdings' accounting policies and classifications, or to conform to U.S. GAAP. As a result of that review, management may identify differences that, when conformed, could have a material impact on the pro forma financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

4. Historical Financial Statements of the ENA Business Adjusted for U.S. GAAP (Continued)

Unaudited Condensed Combined Interim Carve-out Statement of Financial Position of the ENA Business as of June 30, 2015 Adjusted for U.S. GAAP and Reclassifications

        The following table reflects the adjustments made to the unaudited condensed combined interim carve-out statement of financial position of the ENA business as of June 30, 2015 to account for differences between IFRS and U.S. GAAP and to reclassify certain amounts for consistent presentation with the CF Holdings' historical financial statements. Certain line items in the unaudited condensed combined interim carve-out statement of financial position of the ENA business have been renamed to conform to the line items used in the CF Holdings' financial statements.

	Historical ENA Business (IFRS)	IFRS to U.S. GAAP Adjustments and Reclassifications		Historical ENA Business Adjusted for U.S. GAAP and Reclassifications
	(in millions)
Assets
Cash and cash equivalents	$355.7	$(259.0	)(4a)	$96.7
Restricted cash	—	259.0	(4a)	259.0
Accounts receivable—net	207.2	—		207.2
Inventories	62.6	—		62.6
Related party receivables	94.0	—		94.0
Loans to related parties	505.0	—		505.0
Deferred income taxes	—	22.2	(4b)	22.2
Prepaid income taxes	29.9	—		29.9
Other current assets	—	2.9	(4c)	2.9

Total current assets	1,254.4	25.1		1,279.5
Property, plant and equipment—net	2,949.8	—		2,949.8
Investments in and advances to affiliates	37.4	—		37.4
Goodwill	43.8	—		43.8
Other intangible assets—net	16.5	—		16.5
Deferred income taxes	2.3	—		2.3
Other assets	1.7	36.3	(4c)	38.0

Total assets	$4,305.9	$61.4		$4,367.3

Liabilities and Equity
Accounts payable and accrued expenses	$230.9	$(6.6	)(4d)	$224.3
Income taxes payable	3.8	—		3.8
Customer advances	—	0.5	(4d)	0.5
Deferred income taxes	—	3.8	(4b)	3.8
Related party loans	532.8	—		532.8
Related party payables	114.3	—		114.3
Short-term debt and current portion of long-term debt	147.9	2.9	(4c)	150.8
Other current liabilities	0.7	6.1	(4d)	6.8

Total current liabilities	1,030.4	6.7		1,037.1

Long-term debt	1,901.4	36.3	(4c)	1,937.7
Deferred income taxes	71.7	18.4	(4b)	90.1
Other liabilities	27.5	—		27.5
Equity:
Owner's net investment	1,227.6	—		1,227.6
Noncontrolling interest	47.3	—		47.3

Total equity	1,274.9	—		1,274.9

Total liabilities and equity	$4,305.9	$61.4		$4,367.3

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

4. Historical Financial Statements of the ENA Business Adjusted for U.S. GAAP (Continued)

(4a)
To reclassify $259.0 million from cash and cash equivalents to restricted cash to conform to CF Holdings' presentation.

(4b)
Under IFRS, deferred tax assets and liabilities are classified as noncurrent and are netted by individual tax jurisdiction when netting criteria have been met. Under U.S. GAAP, the classification of deferred tax assets and liabilities as current or noncurrent follows the classification of the related nontax asset or liability as either current or noncurrent and are netted by individual tax jurisdiction. Accordingly, $22.2 million of current deferred income tax assets included on a net basis in noncurrent deferred income tax liabilities has been reclassified to current deferred income tax assets. Additionally, a noncurrent deferred tax liability of $3.8 million related to inventories has been reclassified to current deferred tax liabilities to align the presentation with the classification of inventories as a current asset.

(4c)
Under IFRS, debt issuance costs are deducted from the carrying value of the financial liability and are not recorded as separate assets. Under U.S. GAAP, debt issuance costs are capitalized as separate assets to be amortized over the life or period to be used of the financial liability. Accordingly, $2.9 million and $36.3 million of debt issuance costs reflected in current portion of long-term debt and long-term debt, respectively, have been reclassified to other current assets and other assets, respectively.

(4d)
To reclassify $6.6 million of accounts payable and accrued expenses to customer advances of $0.5 million and other current liabilities of $6.1 million to conform to CF Holdings' presentation.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

4. Historical Financial Statements of the ENA Business Adjusted for U.S. GAAP (Continued)

Unaudited Condensed Combined Interim Carve-out Statement of Profit or Loss of the ENA Business Adjusted for U.S. GAAP and Reclassifications

        The following table reflects the adjustments made to the unaudited condensed combined interim carve-out statement of profit or loss of the ENA business to account for differences between IFRS and U.S. GAAP and to reclassify certain amounts for consistent presentation with the CF Holdings' historical financial statements. Certain line items in the unaudited condensed combined interim carve-out statement of profit or loss of the ENA business have been renamed to conform to the line items used in the CF Holdings' financial statements.

For the six months ended June 30, 2015	Historical ENA Business (IFRS)	IFRS to U.S. GAAP Adjustments and Reclassifications		Historical ENA Business Adjusted for U.S. GAAP and Reclassifications
	(in millions)
Net sales	$875.3	$—		$875.3
Cost of sales	693.0	—		693.0

Gross margin	182.3	—		182.3

Selling, general and administrative expenses	80.8	—		80.8
Other operating—net	2.8	(2.7	)(4e)	0.1

Total other operating costs and expenses	83.6	(2.7)		80.9

Operating earnings	98.7	2.7		101.4
Interest expense	11.9	(0.7	)(4e)	11.2
Interest income	(10.2)	3.4	(4e)	(6.8)

Earnings before income taxes and equity in (losses) earnings of non-operating affiliates	97.0	—		97.0
Income tax provision	12.3	—		12.3
Equity in (losses) earnings of non-operating affiliates—net of taxes	1.8	—		1.8

Net earnings	86.5	—		86.5
Less: Net earnings attributable to noncontrolling interest	2.9	—		2.9

Net earnings attributable to common stockholders	$83.6	$—		$83.6

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

4. Historical Financial Statements of the ENA Business Adjusted for U.S. GAAP (Continued)

Combined Carve-out Statement of Profit or Loss of the ENA Business Adjusted for U.S. GAAP and Reclassifications

        The following table reflects the adjustments made to the combined carve-out statement of profit or loss of the ENA business to account for differences between IFRS and U.S. GAAP and to reclassify certain amounts for consistent presentation with the CF Holdings' historical financial statements. Certain line items in the combined carve-out statement of profit or loss of the ENA business have been renamed to conform to the line items used in the CF Holdings' financial statements.

For the year ended December 31, 2014	Historical ENA Business (IFRS)	IFRS to U.S. GAAP Adjustments and Reclassifications		Historical ENA Business Adjusted for U.S. GAAP and Reclassifications
	(in millions)
Net sales	$2,266.6	$—		$2,266.6
Cost of sales	1,825.2	—		1,825.2

Gross margin	441.4	—		441.4

Selling, general and administrative expenses	168.4	—		168.4
Other operating—net	(1.2)	(5.3	)(4e)	(6.5)

Total other operating costs and expenses	167.2	(5.3)		161.9

Operating earnings	274.2	5.3		279.5
Interest expense	47.4	—		47.4
Interest income	(34.0)	5.3	(4e)	(28.7)

Earnings before income taxes and equity in earnings of non-operating affiliates	260.8	—		260.8
Income tax provision	54.6	—		54.6
Equity in earnings of non-operating affiliates—net of taxes	4.6	—		4.6

Net earnings	210.8	—		210.8
Less: Net earnings attributable to noncontrolling interest	25.0	—		25.0

Net earnings attributable to common stockholders	$185.8	$—		$185.8

(4e)
To reclassify foreign exchange gains and losses and other costs from interest income and/or interest expense to other operating—net to conform to CF Holdings' presentation.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business

Balance Sheet Pro Forma Adjustments

        The following table details the pro forma balance sheet adjustments relating to the acquisition of the ENA business in the combination as if the closing of the combination had occurred on June 30, 2015. The adjustments are described in the footnotes below the table.

	Firewater One (5a)	Other Adjustments (5b)	Purchase Price Allocation (5c)	Financing (5d)	Transaction and Other Costs (5e)	ENA Business Acquisition Pro Forma Adjustments
	(in millions)
Assets
Cash and cash equivalents	$(529.1)	$0.2	$(111.0)	$67.0	$(85.3)	$(658.2)
Inventories	—	—	28.7	—	—	28.7
Related party receivables	5.7	(66.8)	—	—	—	(61.1)
Loans to related parties	213.8	(698.4)	—	—	—	(484.6)
Other current assets	—	—	1.5	13.4	—	14.9

Total current assets	(309.6)	(765.0)	(80.8)	80.4	(85.3)	(1,160.3)
Property, plant and equipment—net	(402.9)	(3.3)	1,099.9	—	—	693.7
Investments in and advances to affiliates	517.5	—	—	—	—	517.5
Goodwill	—	—	2,123.6	—	—	2,123.6
Other intangible assets—net	—	—	1,521.1	—	—	1,521.1
Deferred income taxes	(1.5)	—	37.8	—	—	36.3
Other assets	—	—	(36.3)	—	—	(36.3)

Total assets	$(196.5)	$(768.3)	$4,665.3	$80.4	$(85.3)	$3,695.6

Liabilities and Equity
Accounts payable and accrued expenses	$(0.5)	$—	$—	$(3.2)	$—	$(3.7)
Income taxes payable	—	—	—	(5.6)	—	(5.6)
Deferred income taxes	—	—	7.9	—	—	7.9
Related party loans	—	(532.8)	—	—	—	(532.8)
Related party payables	(28.8)	(45.2)	—	—	—	(74.0)
Short-term debt and current portion of long-term debt	—	—	1.8	893.8	—	895.6

Total current liabilities	(29.3)	(578.0)	9.7	885.0	—	287.4

Long-term debt	—	—	532.0	(787.5)	—	(255.5)
Deferred income taxes	—	—	647.5	—	(8.7)	638.8
Equity:
Common stock	—	—	0.8	—	—	0.8
Paid-in capital	—	—	4,210.1	—	23.1	4,233.2
Retained earnings	—	—	—	(17.1)	(99.7)	(116.8)
Owner's net investment	(167.2)	(190.3)	(870.1)	—	—	(1,227.6)

Total stockholders' equity	(167.2)	(190.3)	3,340.8	(17.1)	(76.6)	2,889.6
Noncontrolling interest	—	—	135.3	—	—	135.3

Total equity	(167.2)	(190.3)	3,476.1	(17.1)	(76.6)	3,024.9

Total liabilities and equity	$(196.5)	$(768.3)	$4,665.3	$80.4	$(85.3)	$3,695.6

(5a)
Represents the impact of the removal of the consolidated Firewater One assets and liabilities included in the historical ENA business combined financial statements and recognition of a 45% equity method investment in Firewater One for cash consideration of $517.5 million. Cash and cash equivalents adjustments of $529.1 million represent the $517.5 million of cash consideration paid to OCI and the removal of $11.6 million of cash and cash equivalents of Firewater One.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

  Other assets removed consist of $402.9 million related to property, plant and equipment and $1.5 million related to deferred tax assets. Liabilities removed consist of $0.5 million of accounts payable and accrued expenses and $28.8 million of related party payables. Additionally, the adjustment adds back $5.7 million of related party receivables and $213.8 million of loans due from Firewater One to other ENA business entities, which were previously eliminated in the consolidation of the ENA business financial statements. The related party loans of $213.8 million are included in the settlement of related party balances described in note (5b).

  The pro forma financial information has been prepared with the assumption that New CF's 45% ownership interest in Firewater One will be treated as an equity method investment. This presentation is based on management's preliminary analysis of the provisions in the draft governance and organizational documents of Firewater One, as amended to reflect the effects of the combination. Management believes that this presentation most fairly represents the accounting treatment that will apply to New CF's 45% ownership interest in Firewater One upon the closing of the combination. However, changes in the accounting treatment of New CF's ownership interest in Firewater One may arise as additional information becomes available, and such changes may have a material impact on actual results.

(5b)
Other adjustments represent the settlement of certain related party receivables, payables and loans as well as the removal of property, plant and equipment of $3.3 million related to assets not transferred to New CF in the combination. The settlement of certain related party balances is required by the combination agreement prior to, or simultaneously with, the closing of the combination.

(5c)
The combination will be accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805, with CF Holdings as the acquirer of the ENA business (other than the portion of the ENA business held by Firewater One, in which New CF would have a noncontrolling 45% equity interest upon the consummation of the combination if the closing conditions applicable to the Natgasoline joint venture are satisfied). The pro forma adjustments reflect the preliminary estimate of the fair value of the consideration transferred with respect to the combination agreement and identifiable assets acquired and liabilities assumed. The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the acquisition date. As such, the following preliminary purchase price allocation is subject to adjustments and such adjustments may be material.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

  The following table presents the preliminary consideration and allocation of the purchase price to the ENA business' assets acquired and liabilities assumed as if the acquisition date were June 30, 2015 (in millions):

Calculation of consideration
Base share consideration	(i)	$3,660.9
Additional share consideration	(i)	550.0
Cash consideration	(ii)	111.0

Fair value of total consideration transferred		4,321.9

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of ENA business' net assets	(iii)	870.1
Net fair value adjustments to inventories	(iv)	28.7
Net fair value adjustments to other current assets	(v)	1.5
Net fair value adjustments to property, plant and equipment	(vi)	1,099.9
Net fair value adjustments to other assets	(vii)	(36.3)
Fair value of identifiable intangible assets	(viii)	1,537.6
Less: Fair value of convertible bonds assumed	(ix)	(455.3)
Less: Net fair value adjustments to long-term debt, excluding the convertible bonds	(x)	(78.5)
Less: Net fair value adjustments to noncontrolling interest	(xi)	(135.3)
Less: Historical book value of goodwill of the ENA business	(xii)	(43.8)
Less: Historical book value of other intangible assets of the ENA business	(viii)	(16.5)
Deferred income taxes	(xiii)	(617.6)

Net assets to be acquired		2,154.5

Goodwill	(xii)	$2,167.4

  (i)
  Total purchase price consists of the cash consideration identified in (ii) below and the acquisition date fair value of share consideration issued to OCI consisting of base share consideration and additional consideration, calculated as shown below:

	Base Share Consideration	Additional Consideration Paid in Shares	Total
	(in millions, except for share price)
Shares of New CF issued to OCI	71.8	10.8	82.6
CF Holdings share price (1)	$51.00
CF Holdings average share price (2)		$51.00

	$3,660.9	$550.0	$4,210.9

    (1)
    The assumed share price of $51.00 is based on the closing price of CF Holdings common stock on October 30, 2015 of $50.77.

    (2)
    Under the combination agreement, to the extent an amount of additional consideration is to be paid in the form of ordinary shares of New CF, the number of shares to be delivered in payment of such additional consideration is equal to the dollar amount of such additional consideration divided by the volume weighted-average price per share of

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

      CF Holdings common stock on the NYSE for the twenty consecutive trading days ending upon and including the third trading day immediately prior to the closing date, as calculated by Bloomberg Financial LP under the function "VWAP." The assumed CF Holdings average share price of $51.00 is approximately the volume-weighted average price per share of CF Holdings common stock on the NYSE for the twenty consecutive trading days ending on and including October 30, 2015, as calculated by Bloomberg Financial LP under the function "VWAP."

      An increase (decrease) of 10% in the assumed CF Holdings share price would increase (reduce) the value of the total share consideration of $4,210.9 million by $396.9 million and $(396.3) million, respectively, assuming the additional share consideration paid to OCI in the form of New CF ordinary shares is $550.0 million.

  (ii)
  Represents additional consideration paid to OCI in the form of cash, determined as described in "Combination Agreement—The Contribution" assuming that CF Holdings elects to have payment of a portion of the additional consideration made in the form of New CF ordinary shares, as $700.0 million minus (x) specified intercompany payables (assumed to be zero at the time of the closing of the combination for purposes of the pro forma financial information), (y) specified net debt of the ENA business entities in excess of $1.95 billion (assumed to be $39.0 million for purposes of the pro forma financial information based on amounts reflected in the ENA business historical financial statements as of June 30, 2015) and (z) the amount of additional consideration paid to OCI in the form of New CF ordinary shares (assumed for purposes of the pro forma financial information to be $550.0 million).

  (iii)
  Reflects the acquisition of the ENA business' net assets as of June 30, 2015 at their historical book value, calculated as follows (in millions):

Unadjusted net assets of the ENA business (note 4)	$1,227.6
Less: Net assets impact from Firewater One (note 5a)	(167.2)
Less: Net assets impact of Other Adjustments (note 5b)	(190.3)

Book value of ENA business' net assets	$870.1

      The adjustment to owner's net investment of $870.1 million represents the elimination of the historical book value of equity of the ENA business, net of the adjustments described in notes (5a) and (5b).

  (iv)
  Reflects an estimated fair value increase in finished goods and work-in-process inventory of $28.7 million. The fair value of finished goods and work-in-process inventory represents the estimated selling price less cost to completion/disposition and a reasonable profit allowance for completing the manufacturing/selling effort. The pro forma income statements do not reflect an increase in cost of sales of $28.7 million resulting from this estimated valuation adjustment, because this increase would not have a continuing impact on New CF's consolidated statement of operations.

  (v)
  Reflects a fair value increase to record a receivable of $4.4 million representing an indemnification claim against OCI on all tax liabilities recorded on the ENA business as of June 30, 2015, the assumed closing date of the combination for purposes of the pro forma balance sheet, and a decrease of $2.9 million for the write-off of historical deferred financing fees of the ENA business.

  (vi)
  Reflects an estimated fair value increase in property, plant and equipment of $1,099.9 million.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

  (vii)
  Reflects a decrease of $36.3 million for the write-off of historical deferred financing fees of the ENA business.

  (viii)
  Of the total estimated consideration, the preliminary valuation of acquired intangible assets is composed of approximately $1,537.6 million of definite-lived intangible assets. The historical unaudited condensed combined interim carve-out statement of financial position of the ENA business as of June 30, 2015 includes $16.5 million of intangible assets; therefore, the net fair value adjustment for other intangible assets is $1,521.1 million. The definite-lived intangible assets are primarily related to certain trade names and customer relationships with an estimated average useful life of 20 years. The preliminary annual amortization of the definite-lived intangible assets is expected to be $83.5 million.

  (ix)
  Represents the estimated fair value of the convertible bonds to be assumed by New CF on June 30, 2015, the assumed date of the closing of the combination for purposes of the pro forma balance sheet, assuming that the entire €339,000,000 initial principal amount of the convertible bonds remains outstanding at that time. The convertible bonds are not, and have not been, an obligation of the ENA business entities. The functional currency of New CF is expected to be the U.S. dollar. The convertible bonds, which are denominated in euros, are assumed to have become obligations of New CF on January 1, 2014, the assumed date of the closing of the combination for purposes of the pro forma income statements, and New CF would then have become exposed to the impact of changes in the euro/U.S. dollar exchange rates on the carrying value of the convertible bonds. Since the convertible bonds are not obligations of the ENA business, no hedging activities relating to the convertible bonds is reflected in the historical ENA financial results. However, New CF management has historically managed significant foreign currency exposures using derivative instruments; therefore, the impact of exchange rate changes on New CF's obligations with respect to the convertible bonds has not been reflected in the pro forma financial information. Under the assumptions on which the pro forma financial information is based, changes in the euro/U.S. dollar exchange rate would have resulted in after-tax foreign currency gains relating to the convertible bonds of $29.2 million and $50.6 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively.

  (x)
  Represents the estimated fair value increase in long-term debt for the IFCo loan of $66.7 million (of which $1.8 million is related to the current portion of long-term debt) to a fair value of $1,257.4 million, and the fair value increase of $11.8 million for the OCI Partners LP—Term Loan B Credit Facility to a fair value of $404.8 million representing the amount to be paid at closing of the combination as detailed in (5d) below.

  (xi)
  Represents an adjustment to noncontrolling interest of $135.3 million to an estimated fair value of $182.6 million relating to the noncontrolling interest in OCI Partners LP.

  (xii)
  Goodwill with respect to the ENA business as a result of the combination of $2,167.4 million is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The historical unaudited condensed combined interim carve-out statement of financial position of the ENA business as of June 30, 2015 includes $43.8 million of goodwill.

  (xiii)
  Represents the recording of deferred tax assets of $37.8 million and deferred tax liabilities of $655.4 million (of which $7.9 million relates to current deferred tax liabilities) related to the fair value adjustments described in the other notes to this table, utilizing the statutory tax

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

    rates of the jurisdictions in which the tax effects of the adjustments are expected to be realized. The valuation of deferred tax assets and liabilities is preliminary and is subject to change based upon management's final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

(5d)
Reflects the assumption that $1.0 billion of tranche B bridge loan borrowings will be incurred under the bridge credit agreement by CF Holdings to fund the combination, less the repayment of $893.7 million of debt that New CF will assume in the combination.

	Principal Outstanding						Total Pro Forma Impact to Cash
				Deferred Financing Fees	Interest Payable	Bridge Loan Fees
	Current	Noncurrent	Total
	(i)	(ii)		(iii)	(iv)	(v)	(vi)
	(in millions)
Increase for new debt issuance:
Bridge credit agreement borrowings	$1,000.0	$—	$1,000.0	$(13.4)	$—	$(22.7)	$963.9
Debt assumed by New CF to be paid at closing of the combination (vii):
OCI Partners LP—Term Loan B Credit Facility (viii)	(4.0)	(400.8)	(404.8)	—	(2.5)	—	(407.3)
OCI Partners LP—Revolving Credit Facility	(40.0)	—	(40.0)	—	—	—	(40.0)
OCI Nitrogen B.V.—Term Loan and Revolving Credit Facility	(55.6)	(333.6)	(389.2)	—	(0.5)	—	(389.7)
Iowa Fertilizer Company LLC—Term Loan	(6.6)	(53.1)	(59.7)	—	(0.2)	—	(59.9)

	(106.2)	(787.5)	(893.7)	—	(3.2)	—	(896.9)

Pro forma adjustment	$893.8	$(787.5)	$106.3	$(13.4)	$(3.2)	$(22.7)	$67.0

  (i)
  Reflects the net increase of $893.8 million in short-term debt and current portion of long-term debt.

  (ii)
  Reflects the decrease of $787.5 million in long-term debt.

  (iii)
  Reflects the increase of $13.4 million in other current assets for the debt issuance costs of the borrowings under the bridge credit agreement.

  (iv)
  Reflects the reduction of $3.2 million in accounts payable and accrued expenses for the repayment of accrued interest due on the repayment of certain assumed debt of the ENA business.

  (v)
  Reflects the $22.7 million of certain bridge loan transaction costs expensed prior to or at closing of the combination which reduces retained earnings by $17.1 million and reduces income taxes payable by $5.6 million. The tax impact adjustment of $5.6 million is based on a statutory tax rate of 24.8%.

  (vi)
  Reflects the net increase in cash and cash equivalents of $67.0 million.

  (vii)
  Absent a waiver, the combination would constitute a change in control under the agreements governing these debt obligations, resulting in, or giving the respective lenders the right to cause, the acceleration of the maturity of the debt.

  (viii)
  Total principal outstanding of $404.8 million includes an estimate of $11.8 million representing the 3% prepayment penalty that applies if the loan is paid in full prior to March 12, 2016.

(5e)
In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The pro forma balance sheet reflects $85.3 million of

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

  costs as a reduction of cash with a corresponding decrease in retained earnings.
  The adjustment to paid-in capital of $23.1 million and the related decrease in retained earnings of $14.4 million and the decrease in deferred income tax of $8.7 million (calculated using a statutory tax rate of 37.8%) represent the recognition of unrecognized stock compensation expense for CF Holdings share-based awards that will vest as a result of the combination.
  It is contemplated that certain stock-based compensation held by certain executive officers and directors of CF Holdings will become subject to an excise tax under Section 4985 of the Internal Revenue Code as a result of the completion of the combination. Pursuant to the terms of the combination agreement, it is further contemplated that CF Holdings will enter into arrangements with affected executives and directors under which each such individual will receive a gross-up payment such that, after payment by the individual of the excise tax under Section 4985, the individual will receive the net after-tax benefit that the individual would have received had the excise tax not been imposed. In exchange for such gross-up payment, CF Holdings may require the executive officers to waive entitlement to accelerated vesting of their equity awards upon the closing of the combination and to instead provide that such accelerated vesting will apply only upon certain qualifying terminations of employment following the closing of the combination. Assuming the closing of the combination occurred on June 30, 2015, upon which date the closing trading price for CF Holdings' stock was $64.28 per share, the estimated excise tax gross-up payments would total approximately $30.5 million in the aggregate. See "The Combination—Interests of Certain Persons in the Combination—CF Holdings—Change in Control Agreements" and "The Combination—Interests of Certain Persons in the Combination—CF Holdings—Other Potential Payments to Directors." The determination of any CF Holdings stock compensation program changes, and changes that could impact the determination of the excise tax and gross-up amounts that may result from the combination, have not been finalized at the time of the preparation of the pro forma financial information. As a result, any potential excise tax and gross-up amounts have been excluded from the pro forma financial information.
  CF Holdings maintains change in control agreements with each of its executive officers. Under the terms of the change in control agreements, each executive is entitled to receive certain payments and benefits upon a qualifying termination, specifically if CF Holdings terminates the executive's employment without cause (other than by reason of the executive's death or disability) or if the executive resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements). The combination will constitute a change in control within the definition under the change in control agreements. The total payments to, or on behalf of, executive officers that would be required under the change in control agreements assuming all executive officers had experienced a qualifying termination as of June 30, 2015, would be approximately $22.4 million. Management actions with regard to the CF Holdings senior management team in connection with the combination have not been finalized at the time of the preparation of the pro forma financial information; therefore, no pro forma adjustment has been made for any amounts that may become payable under the change in control agreements or otherwise in connection with the combination.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

Statement of Operations Pro Forma Adjustments

        The following tables detail the pro forma statement of operations adjustments relating to the acquisition of the ENA business in the combination as if the closing of the combination had occurred on January 1, 2014. The adjustments are described in the footnotes below the tables.

For the six months ended June 30, 2015	Firewater One (5f)	Other Adjustments (5g)	Purchase Price Allocation (5h)		Financing Pro Forma Adjustments (5i)	ENA Business Acquisition Pro Forma Adjustments
	(in millions)
Net sales	$—	$(112.4)	$—		$—	$(112.4)
Cost of sales	—	(104.8)	26.9	(i)	—	(77.9)

Gross margin	—	(7.6)	(26.9)		—	(34.5)

Selling, general and administrative expenses	(0.2)	—	34.5	(i)(ii)	—	34.3
Other operating—net	(0.2)	—	—		—	(0.2)

Total other operating costs and expenses	(0.4)	—	34.5		—	34.1

Operating earnings	0.4	(7.6)	(61.4)		—	(68.6)
Interest expense	5.2	(4.0)	(9.1)	(iii)	25.7	17.8
Interest income	(7.4)	10.9	—		—	3.5

Earnings before income taxes and equity in (losses) earnings of non-operating affiliates	2.6	(14.5)	(52.3)		(25.7)	(89.9)
Income tax provision	0.8	(3.7)	(15.2)	(iv)	(5.2)	(23.3)
Equity in (losses) earnings of non-operating affiliates—net of taxes	(0.2)	—	—		—	(0.2)

Net earnings	1.6	(10.8)	(37.1)		(20.5)	(66.8)
Less: Net earnings attributable to noncontrolling interest	—	—	0.6	(v)	0.5	1.1

Net earnings attributable to common stockholders	$1.6	$(10.8)	$(37.7)		$(21.0)	$(67.9)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

For the year ended December 31, 2014	Firewater One (5f)	Other Adjustments (5g)	Purchase Price Allocation (5h)		Financing Pro Forma Adjustments (5i)	ENA Business Acquisition Pro Forma Adjustments
	(in millions)
Net sales	$—	$(349.7)	$—		$—	$(349.7)
Cost of sales	—	(343.0)	65.1	(i)	—	(277.9)

Gross margin	—	(6.7)	(65.1)		—	(71.8)

Selling, general and administrative expenses	(2.1)	—	57.0	(i)(ii)	—	54.9
Other operating—net	(1.8)	—	—		—	(1.8)

Total other operating costs and expenses	(3.9)	—	57.0		—	53.1

Operating earnings	3.9	(6.7)	(122.1)		—	(124.9)
Interest expense	1.4	(4.9)	(23.0)	(iii)	36.4	9.9
Interest income	(5.3)	25.4	—		—	20.1

Earnings before income taxes and equity in earnings of non-operating affiliates	7.8	(27.2)	(99.1)		(36.4)	(154.9)
Income tax provision	0.7	(6.9)	(31.5)	(iv)	(6.2)	(43.9)
Equity in earnings of non-operating affiliates—net of taxes	(2.5)	—	—		—	(2.5)

Net earnings	4.6	(20.3)	(67.6)		(30.2)	(113.5)
Less: Net earnings attributable to noncontrolling interest	—	—	(1.8)	(v)	3.2	1.4

Net earnings attributable to common stockholders	$4.6	$(20.3)	$(65.8)		$(33.4)	$(114.9)

(5f)
Represents the impact of the reversal of Firewater One's results of operations included in the ENA business as a combined entity, and the recognition of New CF's 45% equity in earnings of non-operating affiliates—net of taxes of $(0.2) million and $(2.5) million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively.

(5g)
The ENA business maintains a distribution company used to distribute products manufactured both by the ENA business and by other OCI manufacturing facilities, located in Egypt and Algeria, that are not part of the ENA business(referred to herein as "the out-of-scope manufacturing facilities"). The out-of-scope manufacturing facilities will be retained by OCI and will not be part of New CF's business upon the closing of the combination. Under the terms of the combination agreement, all intercompany supply arrangements between the out-of-scope manufacturing facilities and the ENA business will be terminated. These adjustments remove the revenue, cost of sales and gross margin of the products that were historically subject to the distribution arrangements for the out-of-scope manufacturing facilities over the pro forma period as such arrangements will not continue after the closing of the combination. The net impact on the pro forma income statement for the six months ended June 30, 2015 is to remove net sales and cost of sales of $112.4 million and $104.8 million, respectively. The net impact on the pro forma income statement for the year ended December 31, 2014 is to remove net sales and cost of sales of $349.7 million and $343.0 million, respectively.

The adjustments to interest expense and interest income represent the reversal of intercompany interest expense and interest income pertaining to certain intercompany loan amounts that are contractually agreed to be settled prior to, or simultaneously with, the closing of the combination.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

  The income tax provision adjustments reflect the tax effect of the adjustments to interest expense and interest income and the adjustments relating to out-of-scope manufacturing facilities described above at the statutory tax rate of the jurisdictions in which the taxes to which the adjustments relate were originally realized or expected to be realized.

(5h)
Amounts, as detailed below, represent (i) the change in depreciation expense due to fair value adjustments to property, plant and equipment, (ii) the incremental amortization expense due to the identification of definite-lived intangible assets, (iii) the change in historical interest expense as a result of the acquisition, (iv) the tax effects of each adjustment, and (v) the net earnings attributable to noncontrolling interest of each adjustment.

(i)
Incremental depreciation expense was recorded as follows (in millions):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Cost of sales	$26.9	$65.1
Selling, general and administrative expenses	(0.3)	(4.9)

Incremental depreciation expense	$26.6	$60.2

  (ii)
  All amortization adjustments related to identified definite-lived intangible assets were recorded to selling, general and administrative expenses. Previously recorded amortization expense of $6.9 million and $21.6 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, was removed and replaced with the amortization expense for the identified definite-lived intangible assets as follows (dollars in millions):

	Preliminary Fair Value	Estimated Useful Life (years)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Trade names and customer relationships	$1,526.9	20	$38.2	$76.3
Purchase rights and other	10.7	1.5	3.5	7.2

	$1,537.6		$41.7	$83.5

    Amortization of trade names and customer relationships is computed on a straight-line basis using an estimated average useful life of 20 years. An increase (decrease) in the estimated fair value allocated to the trade names and customer relationships intangible asset of $100.0 million would result in an increase (decrease) in annual amortization expense of $5.0 million. An increase in estimated useful life of one year would result in a decrease in annual amortization expense of $3.7 million, while a decrease in estimated useful life of one year would result in an increase in annual amortization expense of $4.0 million.

  (iii)
  The change in interest expense includes elimination of historical amortization of debt issuance costs for $4.8 million and $9.5 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively. It also includes an adjustment for the recognition of the stated interest expense on the convertible bonds of $7.3 million and $17.4 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, and the amortization of the premium on the convertible bonds of $(11.6) million and $(30.9) million, respectively.

  (iv)
  Reflects the tax effect of each of the adjustments described in (i) through (iii) above determined at the statutory tax rate of the applicable jurisdiction.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

5. Pro Forma Adjustments for the Acquisition of the ENA Business (Continued)

  (v)
  Reflects the net earnings attributable to noncontrolling interest for the portion of the purchase price allocation adjustments pertaining to OCI Partners LP.

(5i)
The pro forma adjustments to interest expense, as detailed in the following table, reflect the removal of interest expense in the historical results of the ENA business and interest expense and amortization of debt issuances costs for the assumed borrowings under the bridge credit agreement:

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(in millions)
Reversal of historical interest expense for assumed debt repaid at closing:
OCI Partners LP—Term Loan B Credit Facility	$(2.1)	$(15.0)
OCI Partners LP—Revolving Credit Facility	(0.4)	(0.4)
OCI Nitrogen B.V.—Term Loan and Revolving Credit Facility	(4.7)	(18.0)
Interest expense pertaining to bridge credit agreement borrowings:
Interest expense(i)	32.9	56.4
Amortization of debt issuance costs(ii)	—	13.4

Pro forma adjustments to interest expense	$25.7	$36.4

  (i)
  The adjustment to interest expense assumes that borrowings under the bridge credit agreement were effected on January 1, 2014 and mature on June 30, 2015. The interest rate assumed, for purposes of preparing the pro forma financial information, to apply to borrowings under the bridge credit agreement is based on the twelve-month LIBOR rate of 0.82455% per annum as of September 18, 2015 plus an applicable margin ranging from 1.25% to 1.75%. A 12.5 basis point increase or decrease in the applicable interest rate would result in a change in interest expense of approximately $0.5 million for the six months ended June 30, 2015 and approximately $1.0 million for the year ended December 31, 2014. The adjustment to interest expense also includes duration fees of $20.0 million and $32.5 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively. These fees are computed on the amount outstanding under the bridge credit agreement and escalate with the passage of time.

  (ii)
  As described in note 1, the bridge credit agreement matures one year after funding. Therefore, all debt issuance costs associated with the bridge credit agreement have been recognized in the year ended December 31, 2014. For the six months ended June 30, 2015, CF Holdings did not assume any further debt issuance costs related to the bridge credit agreement or any other capital that New CF may obtain, as there is no factually supportable basis upon which to make such estimate.

        The income tax provision adjustments related to the adjustments noted in the above table are calculated at the statutory tax rate of the jurisdictions in which the taxes to which the adjustments relate were originally realized or expected to be realized.

        The noncontrolling interest adjustments related to the adjustments noted in the above table reflects the impact of these adjustments to net earnings attributable to noncontrolling interest for the portion of the interest expense adjustments pertaining to OCI Partners LP.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

6. Pro Forma Net Earnings Per Share

        Pro forma basic weighted-average shares outstanding of New CF is a combination of historical CF Holdings shares outstanding and the 82.6 million shares assumed to be issued to OCI in the combination. See note 5 to the pro forma financial information. Historical CF Holdings' share and per share amounts have been retroactively restated for the year ended December 31, 2014 to reflect the five-for-one split of CF Holdings' common stock effected in the form of a stock dividend that was distributed on June 17, 2015.

        Pro forma net earnings per share were computed as follows (in millions, except for per share amounts):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Pro forma net earnings per share—basic
Pro forma net earnings attributable to common stockholders	$569.7	$940.8
Pro forma basic weighted-average common shares outstanding of New CF	320.0	338.5

Pro forma net earnings attributable to common stockholders	$1.78	$2.78

        Pro forma basic weighted-average common shares outstanding of New CF were calculated as follows (in millions):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Historical CF Holdings basic weighted-average common shares outstanding	237.4	255.9
Shares issued to OCI as consideration for the combination	82.6	82.6

Pro forma basic weighted-average common shares outstanding of New CF	320.0	338.5

        Pro forma diluted earnings per share was calculated using the "if-converted" method. Under the "if-converted" method, interest expense recognized on the convertible bonds, adjusted for the income tax effect, is added back to the numerator. The convertible bonds are assumed to have been converted to shares at the beginning of the period and added to the historical CF Holdings diluted weighted-average shares outstanding and 82.6 million shares assumed to be issued to OCI in the combination.

        Pro forma net earnings per diluted share were computed as follows (in millions, except for per share amounts):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Pro forma net earnings per share—diluted
Pro forma net earnings attributable to common stockholders—diluted	$563.9	$923.5
Pro forma diluted weighted-average common shares outstanding of New CF	329.8	348.2

Pro forma net earnings attributable to common stockholders	$1.71	$2.65

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

6. Pro Forma Net Earnings Per Share (Continued)

        Pro forma net earnings attributable to common stockholders—diluted were calculated as follows (in millions):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Pro forma net earnings attributable to common stockholders	$569.7	$940.8
Interest expense recognized on convertible bonds—net of tax(1)	(5.8)	(17.3)

Pro forma net earnings attributable to common stockholders—diluted	$563.9	$923.5

(1)
Includes the stated interest expense of $7.3 million and $17.4 million and the amortization of the premium of $(11.6) million and $(30.9) million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, as described in note 5h(iii).

        Pro forma diluted weighted-average common shares outstanding of New CF were calculated as follows (in millions):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Historical CF Holdings diluted weighted-average common shares outstanding	238.3	256.7
Shares issued to OCI as consideration for the combination	82.6	82.6
Dilutive common shares—convertible bonds	8.9	8.9

Pro forma diluted weighted-average common shares outstanding of New CF	329.8	348.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE ENA BUSINESS

        The following discussion and analysis is based on, and should be read in conjunction with our Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements and the accompanying notes included elsewhere in this document, which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and derived from the financial statements of OCI. This Management's Discussion and Analysis of Financial Condition and Results of Operations of the ENA Business (MD&A) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be read in conjunction with the disclosures and information contained and referenced under the caption "Cautionary Statement Concerning Forward-Looking Statements" in this document.

Overview

The ENA Business

        The combination agreement provides for the combination of CF Holdings with OCI's ENA business. In this section, OCI is hereinafter also referred to as our "parent company" and the ENA business is hereinafter referred to as "we," "our," or "the Group". The ENA business is a global producer and distributor of nitrogen-based fertilizers and industrial chemicals. Our principal customers include regional and global fertilizer wholesalers, cooperatives and distributors, industrial chemical users, plants in close proximity to our production facilities in Geleen, the Netherlands and Beaumont, Texas, and companies in other downstream industries such as wood paneling, plastics and construction. Our main operations are in Europe and the United States, with additional distribution operations in the United Arab Emirates and South America. The core markets in which we sell the products we produce are the United States and Western Europe. In addition to distributing our own products, we distribute third-party nitrogen fertilizers across the globe.

        As of June 30, 2015, we have the capacity to annually produce and distribute a diversified product portfolio of up(1) to 681 thousand metric tons of merchant anhydrous ammonia ("ammonia"), 350 thousand metric tons of urea ammonium nitrate ("UAN"), 1,450 thousand metric tons of calcium ammonium nitrate ("CAN"), 913 thousand metric tons of methanol, and 200 thousand metric tons of melamine, positioning us as one of the world's largest global fertilizer producers and the world's largest melamine producer. As of December 31, 2014, our global market share in terms of production capacity was approximately 3.8% of global merchant ammonia, 7.3% of global CAN, 1.2% of global UAN, 0.9% of global methanol, and 6.7% of global melamine.(2)

        We are also constructing two greenfield plants in the United States through our subsidiaries Iowa Fertilizer Company LLC ("IFCo") and Natgasoline LLC, which we expect when operational will add to our annual production capacity 420 thousand metric tons of granular urea ("urea") and 315 thousand metric tons of diesel exhaust fluid ("DEF"), and increase our annual production capacity of ammonia, UAN and methanol to 866 thousand metric tons, 1,855 thousand metric tons, and 2,663 thousand metric tons, respectively.

        Our annual production capabilities are set forth in "The ENA Business" section of this document.

(1)
All annual production capacities, except for ammonia, represent maximum design capacities and cannot all be achieved at the same time. Please refer to "The ENA Business" section of this document for additional information.

(2)
Global capacity share information sourced from reported global capacities by independent industry consultants and publicly available company information

        We employed approximately 921 employees as of June 30, 2015.

  Segments

        We conduct our business through four reportable segments based on our operating units: (1) OCI Nitrogen and Trading; (2) OCI Partners LP; (3) Iowa Fertilizer Company LLC; and (4) Natgasoline LLC.

  OCI Nitrogen and Trading

        The OCI Nitrogen and Trading segment includes OCI Nitrogen and our global trading and distribution business. OCI Nitrogen is Europe's second largest integrated nitrogen fertilizer producer and the world's largest melamine producer. OCI Nitrogen is capable of producing over 2.00 million metric tons of sellable fertilizer products annually through nine interconnected plants located on a fully integrated complex in Geleen, The Netherlands. OCI Nitrogen's melamine production capacity in Geleen is complemented by a melamine production facility in China, in which we have a 49% stake and which is reported as part of this segment. OCI Nitrogen sells its nitrogen fertilizer products across Western Europe to agricultural and industrial customers that are delivered through pipeline connections to adjacent customers, port access including a wholly-owned ammonia terminal and a harbor near the production complex, and ground transportation including rail and truck.

        The global trading and distribution business, which is referred to as the trading business, operates on a lower margin volume based model, purchasing nitrogen fertilizers from third parties and selling and distributing them predominantly to agricultural customers. The trading business also distributes the ENA business' products and products from other nitrogen fertilizer production facilities owned by our parent company. This is primarily achieved through OCI Fertilizer Trading, OCI Fertilizer Trade & Supply Ltd, and other joint ventures, agents and branches in Europe, South America, China, and the United States. We are also able to distribute up to 1.75 million metric tons per year of crystalline and granular ammonium sulphate, which is referred to as AS, through two off-take agreements, which positions us as the world's largest distributor of AS.

  OCI Partners LP

        OCI Partners LP, which is referred to in this section as the Partnership, a master limited partnership, owns OCI Beaumont LLC, an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont, Texas. The plant also has two ammonia storage tanks with a total capacity of 33 thousand metric tons and two methanol storage tanks with a total capacity of 42 thousand metric tons. The Partnership is headquartered in Nederland, Texas. The Partnership is listed on the NYSE in New York under the symbol "OCIP." We indirectly own a 79.88% equity interest in the Partnership as of June 30, 2015.

  Iowa Fertilizer Company LLC

        IFCo is a greenfield nitrogen fertilizer complex currently under construction in Wever County, Iowa. When operational, the plant is expected to produce more than 1.5 million metric tons of nitrogen fertilizers and DEF per year. The plant is expected to commence operations in 2016. The project is funded by a combination of cash and a non-recourse project finance tax-exempt municipal bond issuance from the Iowa Finance Authority's Midwestern Disaster Area Revenue Bonds.

  Natgasoline LLC

        Natgasoline LLC is a greenfield world-scale methanol production facility currently under construction in Beaumont, Texas. The plant is expected to have a capacity of up to approximately 1.75 million metric tons per year when operational, and is expected to commence operations in 2017.

We expect it to be one of the world's largest methanol production facilities based on nameplate capacity.

Recent Events

  Payment to Orascom Construction Limited

        In July 2015, our parent company paid USD 150 million to Orascom Construction Limited pursuant to the reimbursement agreement that was entered into between both parties in connection with the demerger of the Engineering & Construction business. The payment related to a claim from a subsidiary of Orascom Construction Limited for overruns associated with the greenfield projects in the United States.

  Indemnity to Orascom Construction Limited

        On October 5, 2015, the OCI board of directors agreed to authorize OCI to indemnify Orascom Construction Limited for costs Orascom Construction Limited might incur in excess of those originally budgeted of USD 300 million in the amended EPC contract, with such indemnity capped at USD 150 million. Separately under the indemnity, OCI also agreed to pay Orascom Construction Limited for the cost of any claim or change order under the amended EPC Contract, capped at USD 50 million.

  Production stoppage at OCI Nitrogen

        On September 30, 2015, OCI Nitrogen was required to stop production due to a fire at the CAN plant. OCI Nitrogen restarted its ammonia production on October 8, 2015, and its UAN and melamine production shortly thereafter. CAN production is expected to restart once necessary repairs are completed. The damage to property and loss due to business interruption is insured. We are currently assessing the damage in collaboration with our insurer, and expect to record an expense of approximately USD 10-15 million related to own risk.

  Key Industry Factors

        We operate in a highly competitive, global industry. Our agricultural products are globally-traded commodities and, as a result, we compete principally on the basis of delivered price and to a lesser extent on customer service and product quality. Moreover, our operating results are influenced by a broad range of factors, including those set forth below. The key drivers of our performance include:

  •
  selling prices;

  •
  cost of natural gas;

  •
  seasonality of operations;

  •
  global supply and demand; and

  •
  regulatory environment.

  Selling prices

        Our results of operations are dependent on the selling prices of the nitrogen fertilizers and industrial chemicals that we produce, which fluctuate in a given market depending on major crop planting seasons, among other factors. Pricing is largely determined by market supply of, and demand for, each product. Market demand is a function of population size, per capita consumption, the availability of the product, and other general conditions in the marketplace.

        We sell our products on various bases, including free on board ("FOB"), cost and freight ("CFR"), cost, insurance and freight ("CIF"), free discharge ("FD"), free carrier ("FCA"), and delivered duty paid ("DDP"), in accordance with the agreement with the relevant distributor, trader, or direct customer, which result in net selling prices. Net selling prices for a product vary based on the fluctuations in international selling prices and regional benchmark prices. Our diversified product portfolio comprising ammonia, urea, UAN, CAN, AS, methanol, melamine, and the expected addition of DEF in 2016, helps to mitigate price fluctuations for any single product.

        During the periods shown below, the average international selling prices for our produced and traded products were are follows:

		Six months ended June 30,		Year ended December 31,
Price / metric ton(3)	Currency	2015	2014	2014	2013
Ammonia North West Europe DDP	USD	482	537	571	546
Ammonia Tampa CFR	USD	479	504	545	543
Urea Granular Black Sea FOB	USD	303	349	344	361
Urea Granular France FCA	EUR	322	308	302	321
UAN Rouen FCA	EUR	218	207	203	214
CAN Germany CIF	EUR	261	253	247	238
AS Black Sea Caprolactam Grade FOB	USD	152	133	139	162
Melamine Europe Spot FD	EUR	1,344	1,339	1,178	1,271
Methanol United States Contract	USD	428	594	537	535

(3)
Source: CRU Fertilizer Week

  Cost of natural gas

        Natural gas is the primary feedstock required in our production processes. Natural gas is procured at the Dutch Title Transfer Facility (TTF) spot price plus a delivery fee for OCI Nitrogen and the spot Houston Ship Channel price plus a delivery fee for OCI Partners LP. In order to partially hedge the impact of spot natural gas price fluctuations on our business, IFCo has entered into a natural gas swaption. We do not otherwise hedge our natural gas purchases but may choose to do so in the future if market conditions are favorable. See Note 5 to our Combined Carve-out Financial Statements included elsewhere in this document for information on the natural gas swaption and hedging.

        Operating at full capacity, OCI Partners LP requires approximately 110,000 to 120,000 million British thermal units (MMBtu) per day of natural gas, and OCI Nitrogen requires approximately 100,000 MMBtu per day of natural gas. Accordingly, variations in natural gas prices in Europe and the United States impact our cost of production and can have a significant impact on our profitability. If natural gas prices at our operating facilities had decreased or increased by USD 1.00 per MMBtu in 2014 or 2013, the resulting increase or decrease in cost of sales would have been USD 58.8 million and USD 61.2 million in 2014 and 2013, respectively.

  Seasonality of operations

        We sell both nitrogen fertilizers and industrial chemicals. Our operations are inherently dependent on seasonal fluctuations in demand as governed by major crop planting and harvesting seasons. Weighted average netback prices for our products tend to be higher during the Northern and Southern Hemispheres' planting seasons, translating into generally stronger first and fourth quarters. This particularly impacts the OCI Nitrogen segment, which primarily sells nitrogen fertilizers that are produced at OCI Nitrogen, along with nitrogen fertilizers traded by the distribution business.

        OCI Partners LP predominantly sells methanol and ammonia as industrial chemicals to industrial customers and downstream producers of other products, including plastics, synthetic fibers, resins, formaldehyde, acetic acid and other chemical derivatives. Sales of industrial chemicals are more evenly distributed throughout the year, thereby contributing to seasonal stability in sales. Additionally, our overall diversified product mix—both fertilizers and chemical products—and global sales mitigate the impact of any one region's seasonal fluctuations.

  Global supply & demand

        Historically, global fertilizer demand has been driven primarily by population growth, changes in dietary habits and planted acreage, and application rates, among other things. We expect these key variables to continue to have major impacts on long-term fertilizer demand for the foreseeable future. Short-term fertilizer demand depends on global economic conditions, weather patterns, the level of global grain stocks relative to consumption, farm sector income and government regulations, including regulations mandating increased use of bio-fuels. Other geopolitical factors such as temporary disruptions in fertilizer trade related to government intervention or changes in the selling or buying patterns of key exporting or consuming countries such as China, India and Brazil, among others, often play a major role in shaping short-term market fundamentals. The above factors all play a key role in decisions to increase or reduce production capacity. Supply of fertilizers is generally driven by available capacity and operating rates, raw material costs, availability of raw materials, government policies and global trade.

  Regulatory environment

        Changes in laws, regulations and other directives directly or indirectly applicable to our business may alter the environment in which we do business. Examples include changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements, among others. Accordingly, our ability to manage our operations within the boundaries of such changes in applicable laws, regulations and directives applicable to our business and products, and to resolve any claims or other matters that may arise as a result of changes to applicable laws may impact our results.

        Governmental policies, including farm and biofuel subsidies and commodity support programs, as well as the prices of fertilizer products, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of fertilizers for particular agricultural applications.

        Developments in crop technology (such as nitrogen fixation, which is the conversion of atmospheric nitrogen into compounds that plants can absorb), particularly in response to regulatory or political pressure or demands could also reduce the use of chemical fertilizers and adversely affect the demand for our products. In addition, from time to time various regulators in the jurisdictions in which we operate have considered limitations on the use and application of chemical fertilizers due to concerns about the impact of these products on the environment.

Principal Components of Statement of Profit or Loss Affecting our Results

  Revenue, Net

        Net revenue is derived primarily from the sale of our products and is determined by sales volumes of produced and traded nitrogen fertilizers and industrial chemicals and the average selling prices realized during the applicable period.

  Cost of Sales

        Cost of sales include all raw materials, labor, transportation and general and administrative expenses directly related to the production and distribution of our products. Cost of sales also includes depreciation and amortization.

  Other Income

        Other income includes a net gain on sale of equity investments, for which we use the equity method of accounting, insurance claims and refunds received, gain on sale of redundant emissions rights, and other miscellaneous income.

  Selling, general and administrative expenses (SG&A)

        SG&A expenses consist primarily of expenses that are not directly allocable to the cost of sales, including employee benefits for employees not directly involved in the production process, corporate expense allocations from our parent company, consultancy and other third-party related expenses and other expenses. Employee benefits are the largest component of our SG&A expenses, and include wages and salaries, employee profit share and other indirect personnel-related expenses.

  Other Expenses

        Other expenses is primarily composed of any loss on the gas price derivative held by IFCo, and includes other miscellaneous operating expenses.

  Net Finance Cost

        Net finance cost consists of finance income less finance cost. For a description of finance income and finance cost, see Note 2.12 to our Consolidated Carve-out Financial Statements included elsewhere in this registration statement.

Key Performance Metrics Used by Management

        The primary measure used to evaluate the OCI Nitrogen and OCI Partners LP segments is profit before income tax. The primary measure used to evaluate each of the IFCo and Natgasoline segments is capital expenditures, which is discussed in "—Liquidity and Capital Resources" below.

Results of Operations—Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Financial Highlights

        Significant changes for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014 are as follows:

  •
  Revenue decreased by USD 280.1 million to USD 875.3 million, primarily due to:

  •
  A USD 184.6 million decrease in revenue from the OCI Nitrogen and Trading segment primarily caused by a 0.42 million metric ton, or 24.8%, decrease in traded volumes.

  •
  A USD 95.7 million decrease in revenue from OCI Partners LP due to a planned 82 day stoppage beginning January 2015 for a planned debottlenecking project.

  •
  A decline in sales volumes of 0.49 million metric tons to 2.64 million metric tons in the six months ended June 30, 2015 as compared to 3.13 million metric tons in the six months ended June 30, 2014, primarily due to the decline in traded volumes described above.

  •
  Gross profit decreased by USD 19.7 million to USD 182.3 million, primarily due to:

  •
  A USD 64.4 million decrease in gross profit from OCI Partners LP resulting from the planned debottlenecking project.

  •
  A USD 44.5 million increase in gross profit from the OCI Nitrogen and Trading segment, primarily due to lower natural gas costs resulting from a 20.3% decrease in Dutch TTF natural gas spot prices on a U.S. dollar basis, and an 18.4% average devaluation of the Euro against the U.S. dollar resulting in lower cost of sales from fixed costs and depreciation expense which are mainly denominated in Euros.

  •
  Gross margin improved to 20.8% in the six months ended June 30, 2015 as compared to 17.5% in the six months ended June 30, 2014, primarily due to lower costs at the OCI Nitrogen and Trading segment as described above, as well as lower traded volumes. Traded volumes generally contribute lower gross profit margins as compared to produced volumes, meaning that the change in business mix from the lower traded volumes during the six months ended June 30, 2015 resulted in higher gross profit margins.

  •
  Operating profit decreased by USD 27.5 million to USD 98.7 million, primarily due to:

  •
  A USD 19.7 million decrease in gross profit;

  •
  A USD 8.6 million decrease in other income and a USD 5.0 million increase in other expenses, which were both due to the mark to market adjustment of IFCo's natural gas swaption. In the six months ended June 30, 2014, the favorable mark to market adjustment of IFCo's natural gas swaption was reflected as a gain of USD 6.6 million in other income. Adverse movements in natural gas forward prices have resulted in an unfavorable mark to market adjustment due to decrease in fair value of IFCo's natural gas swaption being reflected as a USD 5.0 million loss in other expenses in the six months ended June 30, 2015.

  •
  The decrease in other income and increase in other expenses was partially offset by a USD 5.8 million decrease in SG&A expenses, primarily due to an 18.4% average devaluation of the Euro against the U.S. dollar, a USD 2.5 million decrease in SG&A expense at OCI Partners LP primarily due to a decrease in legal, professional and consultation expenses, and a USD 4.1 million decrease in amortization of intangible assets, which were partially offset by an increase in IFCo's SG&A by USD 13.1 million due to an increase in permanent employees in preparation for the plant's start-up.

  •
  Profit before income tax decreased by USD 21.6 million to USD 98.8 million, primarily due to:

  •
  A USD 27.5 million decrease in operating profit as described above; and

  •
  A USD 2.8 million decrease in income from equity accounted investees caused by a decrease in profit from our Chinese joint venture.

  •
  The decrease in profit before income tax was partially offset by a USD 8.7 million decrease in net finance cost, attributed primarily to a USD 14.8 million total decrease in finance cost primarily due to an 18.4% average devaluation of the Euro against the U.S. dollar, which resulted in a decrease in finance cost associated with OCI Nitrogen's Euro denominated debt; partially offset by a USD 6.1 million total decrease in finance income, primarily due to settlement of loans issued to related parties by OCI Nitrogen in the second half of 2014.

  •
  Net profit decreased in dollar terms by USD 5.1 million, a smaller decline in dollar terms than profit before income tax, primarily due to a USD 16.5 million decrease in income tax, which was primarily due to lower profits before tax and lower profit contribution from higher tax jurisdictions.

	For the Six Months Ended June 30,
			Increase/ (Decrease)	Change (%)
($ millions)	2015	2014
Revenue, net	875.3	1,155.4	(280.1)	(24.2)%
Cost of sales	(693.0)	(953.4)	(260.4)	(27.3)%

Gross profit	182.3	202.0	(19.7)	(9.8)%
Other income	2.2	10.8	(8.6)	(79.6)%
Selling, general and administrative expenses	(80.8)	(86.6)	(5.8)	(6.7)%
Other expenses	(5.0)	—	(5.0)	N/M (4)

Operating profit	98.7	126.2	(27.5)	(21.8)%
Finance income	10.2	16.3	(6.1)	(37.4)%
Finance cost	(11.9)	(26.7)	(14.8)	(55.4)%

Net finance cost	(1.7)	(10.4)	(8.7)	(83.7)%
Income from equity accounted investees (net of tax)	1.8	4.6	(2.8)	(60.9)%

Profit before income tax	98.8	120.4	(21.6)	(17.9)%
Income tax	(12.3)	(28.8)	(16.5)	(57.3)%

Net profit	86.5	91.6	(5.1)	(5.6)%

(4)
N/M refers to not material

Results of Operations by Segment

($ millions)	OCI Nitrogen & Trading	OCI Partners LP	IFCo	Natgasoline	Corporate & Other	Total
For the six months ended June 30, 2015
Revenue, net	757.8	117.3	—	—	0.2	875.3
Profit before income tax	123.3	14.8	(25.1)	(2.5)	(11.7)	98.8

For the six months ended June 30, 2014
Revenue, net	942.4	213.0	—	—	—	1,155.4
Profit before income tax	73.0	71.0	(0.3)	(3.3)	(20.0)	120.4

	For the Six Months Ended June 30,
	2015		2014
Thousand metric tons	OCI Nitrogen & Trading	OCI Partners LP	OCI Nitrogen & Trading	OCI Partners LP
Produced ammonia	255.3	84.6	185.0	129.3
Produced CAN	565.8	—	560.3	—
Produced UAN	160.4	—	155.2	—
Produced methanol	—	211.9	—	306.1
Produced melamine	71.4	—	85.5	—
Total Trading	1,287.8	—	1,712.1	—

Total	2,340.7	296.5	2,698.1	435.4

  Revenue

        Revenue decreased by USD 280.1 million to USD 875.3 million in the six months ended June 30, 2015, compared to USD 1,155.4 million in the six months ended June 30, 2014, primarily due to a planned shutdown at OCI Partners LP, and lower trading volumes in the OCI Nitrogen and Trading segment, which both resulted in a decrease in total sales volumes of 0.49 million metric tons to 2.64 million metric tons in the six months ended June 30, 2015 as compared to 3.13 million metric tons in the six months ended June 30, 2014.

  The OCI Nitrogen and Trading Segment

        The OCI Nitrogen and Trading segment's revenue decreased by USD 184.6 million to USD 757.8 million in the six months ended June 30, 2015 as compared to USD 942.4 million in the six months ended June 30, 2014. This decrease in revenue was primarily due to a decrease in traded sales volumes in the six months ended June 30, 2015 to 1.29 million metric tons as compared to 1.71 million metric tons in the six months ended June 30, 2014, primarily due to a 0.54 million metric ton, or 67.8%, decrease in urea and ammonia traded volumes sourced from production assets in the Middle East owned by our parent company. The decrease in traded volumes was partially offset by an improvement in OCI Nitrogen's own product sales volumes to 1.05 million metric tons as compared to 0.99 million metric tons in the six months ended 2014.

        The OCI Nitrogen and Trading segment was also impacted by a 10.2% decline in ammonia benchmark prices, which was partially offset by a 3.2% and 5.3% improvement in benchmark CAN and UAN prices, respectively, due to favorable weather conditions, coupled with lower production of nitrogen fertilizers by Eastern European producers during the first six months of the year.

  The OCI Partners LP Segment

        The OCI Partners LP segment's revenue decreased by USD 95.7 million to USD 117.3 million in the six months ended June 30, 2015 as compared to USD 213.0 million in the six months ended June 30, 2014. This decrease in revenue was primarily due to a planned shutdown to complete a debottlenecking project at the OCI Beaumont plant, which resulted in a decrease in sales volumes by 0.14 million metric tons to 0.30 million metric ton in the six months ended June 30, 2015 as compared to 0.44 million metric tons in the six months ended June 30, 2014. The debottlenecking project was executed to improve production efficiencies, reduce energy consumption, perform maintenance work, and implement environmental upgrades, which increased OCI Partners LP's annual methanol and ammonia production design capacities by 25% to approximately 912.5 thousand and 331 thousand metric tons per year, respectively. The plant's methanol and ammonia production units were shut down for 82 and 71 days, respectively, in order to complete the debottlenecking project.

        The OCI Partners LP segment was also negatively impacted by a 27.9% decrease in benchmark methanol selling price and a 5.0% decrease in benchmark ammonia selling price, in each case due to worsening in global supply and demand trends.

  The IFCo Segment

        The IFCo segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2016.

  The Natgasoline Segment

        The Natgasoline segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2017.

  Cost of sales

        Cost of sales decreased by USD 260.4 million to USD 693.0 million in the six months ended June 30, 2015 as compared to USD 953.4 million in the six months ended June 30, 2014. This was primarily due to the 0.49 million metric ton decrease in sales volumes as described above, coupled with decrease in production costs that was primarily due to a decrease in natural gas costs at both OCI Nitrogen and OCI Partners LP. Dutch TTF spot prices declined 2.2% on a Euro basis, which translated into a 20.3% decrease on a U.S. dollar basis. Houston Ship Channel spot prices declined 43.9%. Moreover, the 18.4% average devaluation of the Euro against the U.S. dollar in the six months ended June 30, 2015 as compared to the six months period ending June 30, 2014 resulted in lower fixed costs and depreciation expenses, which are mainly denominated in Euros at the OCI Nitrogen and Trading segment.

  Gross profit

        Gross profit decreased by USD 19.7 million to USD 182.3 million in the six months ended June 30, 2015 as compared to USD 202.0 million in the six months ended June 30, 2014. The decrease in gross profit was primarily attributed to a USD 64.4 million decrease in gross profit from OCI Partners LP resulting from the planned debottlenecking project and a USD 44.5 million increase in gross profit from OCI Nitrogen and Trading segment resulting primarily from lower natural gas costs and the 18.4% devaluation of the Euro against the U.S. dollar, as described above.

        Gross margin improved to 20.8% in the six months ended June 30, 2015 as compared to 17.5% in the six months ended June 30, 2014, primarily due to lower costs in OCI Nitrogen and Trading segment as described above, as well as lower traded volumes. Traded volumes generally contribute lower gross profit margins as compared to produced volumes, meaning that the lower traded volumes during the six months ended June 30, 2015 resulted in higher gross profit margins.

  Other income

        Other income decreased by USD 8.6 million to USD 2.2 million in the six months ended June 30, 2015 as compared to other income of USD 10.8 million in the six months ended June 30, 2014. The decrease is primarily due to the mark to market adjustment of IFCo's natural gas swaption, which changed from a USD 6.6 million gain in other income for the six months ended June 30, 2014, to a USD 5.0 million loss in other expenses for the six months ended June 30, 2015. The mark to market adjustment is an adjustment to the carrying value of the IFCo natural gas swaption to reflect the fair value as of the balance sheet date. The decrease in fair value is largely a result of continued declines in natural gas price forwards during 2014 and 2015.

  Selling, general and administrative expenses

        SG&A decreased by USD 5.8 million to USD 80.8 million in the six months ended June 30, 2015 as compared to USD 86.6 million in the six months ended June 30, 2014, primarily due to an 18.4% average devaluation of the Euro against the U.S. dollar, which resulted in lower U.S. dollar SG&A contribution from OCI Nitrogen, a USD 2.5 million decrease in SG&A expense at OCI Partners LP primarily due to a decrease in legal, professional and consultation expenses, and a USD 4.1 million decrease in the amortization of licenses and other rights at the OCI Nitrogen and Trading segment. Licenses and other rights resulted from the acquisition of DSM Agro and DSM Melamine business in 2010 and were amortized over five year period, which ended in March 2015. Accordingly, the amortization in the six month period ended June 30, 2015 was only for three months. The impact of the above items was partially offset by a USD 13.1 million increase in IFCo's SG&A due to an increase in permanent employee headcount in preparation for the plant's start-up, from 54 employees in the six months ended June 30, 2014 to 198 employees in the six months ended June 30, 2015.

  Other expenses

        Other expenses were USD 5.0 million in the six months ended June 30, 2015 as compared to zero other expenses in the six months ended June 30, 2014. The increase is due to the mark to market adjustment of the carrying value of IFCo's natural gas swaption, as described in "—Other income" above.

  Operating profit

        Operating profit decreased by USD 27.5 million to USD 98.7 million in the six months ended June 30, 2015 as compared to USD 126.2 million in the six months ended June 30, 2014, primarily due to the USD 19.7 million decrease in gross profit, coupled with the changes in other income and other expenses as a result of the mark to market adjustment of the carrying value of IFCo's natural gas swaption as described in "Other income" above. This was partially offset by the USD 5.8 million decrease in SG&A expenses described above.

        Operating profit margin increased to 11.3% in the six months ended June 30, 2015 as compared to 10.9% in the six months ended June 30, 2014, primarily due to the increase in gross profit margin, partially offset by the changes in "—Other income," "—Other expenses" and "—SG&A," as described above.

  Net finance cost

        Net finance cost decreased by USD 8.7 million to USD 1.7 million in the six months ended June 30, 2015 as compared to USD 10.4 million in the six months ended June 30, 2014. The decrease in net finance cost was primarily a result of a USD 14.8 million decrease in finance cost, which was primarily attributed to an 18.4% average devaluation of the Euro against the U.S. dollar and a partial loan repayment instalment of EUR 50 million, resulting in a USD 4.3 million decrease in finance costs associated with OCI Nitrogen's Euro-denominated debt. This was coupled with a decrease in interest expense at OCI Partners LP attributed to the capitalization of USD 8.4 million of interest expense during the six months ended June 30, 2015 as compared to USD 2.2 million of capitalized interest expense during the six months ended June 30, 2014. This decrease in finance cost was partially offset by a USD 6.1 million decrease in finance income, which was primarily attributed to the settlement of a related party loan for USD 344.6 million in the second half of 2014 by OCI Nitrogen.

  Profit before income tax

        Profit before income tax decreased by USD 21.6 million to USD 98.8 million for the six months ended June 30, 2015 compared to USD 120.4 million in the six months ended June 30, 2014. The decrease in profit before income tax was primarily attributable to the decrease in operating profit, and a USD 2.8 million decrease in profit from equity accounted investees to USD 1.8 million for the six months ended June 30, 2015 as compared to USD 4.6 million for the six months ended June 30, 2014, caused by a decrease in profit from our Chinese joint venture. The decrease in profit before income tax was partially offset by a USD 8.7 million decrease in net finance cost, as described above.

  OCI Nitrogen and Trading segment

        The OCI Nitrogen and Trading segment's profit before income tax increased by USD 50.3 million to USD 123.3 million in the six months ended June 30, 2015 as compared to USD 73.0 million in the six months ended June 30, 2014, primarily due to a USD 44.5 million increase in the segment's gross profit, which was due to lower natural gas costs and the 18.4% average devaluation of the Euro against the U.S. dollar, as described above.

  OCI Partners LP segment

        The OCI Partners LP segment's profit before income tax decreased by USD 56.2 million to USD 14.8 million in the six months ended June 30, 2015 as compared to USD 71.0 million in the six months ended June 30, 2014, primarily as a result of the decrease in sales volumes due to the debottlenecking stoppage as described above, partially offset by a USD 6.3 million decrease in the segment's net financing cost. The decrease in net financing costs is due to capitalization of borrowing costs amounting to USD 8.4 million in the six months ended June 30, 2015 as compared to USD 2.2 million in the six months ended June 30, 2014.

  The IFCo Segment

        The IFCo segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2016. The USD 25.1 million loss before income tax primarily relates to SG&A expenses.

  The Natgasoline Segment

        The Natgasoline segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2017. The USD 2.5 million loss before income tax primarily relates to SG&A expenses.

  Income tax

        Income tax decreased by USD 16.5 million to USD 12.3 million in the six months ended June 30, 2015 as compared to USD 28.8 million in the six months ended June 30, 2014. The effective tax rate in the six months ended June 30, 2015 was 12.4% as compared to 23.9% in the six months ended June 30, 2014. The decrease in income tax and effective tax rate was primarily a result of a decrease in income before tax and lower contribution from high tax jurisdiction, which resulted in a decrease in the weighted average statutory tax rate from 28.1% to 19.0%.

  Net profit

        Net profit decreased by USD 5.1 million to USD 86.5 million in the six months ended June 30, 2015 as compared to USD 91.6 million in the six months ended June 30, 2014. The decrease in net profit was primarily attributed to the decrease in profit before income tax by USD 21.6 million, which was partially offset by the USD 16.5 million decrease in income tax.

Results of Operations—Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Financial Highlights

        Significant changes for the year ended December 31, 2014 as compared to the year ended December 31, 2013 are as follows:

  •
  Revenue increased by USD 121.6 million to USD 2,266.6 million, primarily due to:

  •
  A USD 146.8 million increase in revenue from the OCI Nitrogen and Trading segment, primarily due to a 0.16 million metric ton increase in sales volumes, with ammonia contributing a larger portion of our total traded volumes at 24.7% in 2014 as compared to 9.8% in 2013. This increase in ammonia traded volumes was coupled with a 4.6% increase in European ammonia benchmark prices.

  •
  A USD 25.2 million decrease in revenue from the OCI Partners LP segment, primarily caused by a 0.05 million metric ton decrease in total ammonia and methanol sales volumes due to unplanned stoppages during the year.

    •
    An increase in sales volumes of 0.11 million metric tons to 6.11 million metric tons for the year ended December 31, 2014 as compared to 6.00 million metric tons for the year ended December 31, 2013.

  •
  Gross profit decreased by USD 7.5 million to USD 441.4 million, primarily due to a USD 129.1 million increase in cost of sales, primarily due to:

  •
  higher sales volumes as described above, higher natural gas prices at OCI Partners LP due to Houston Ship Channel benchmark spot prices increasing 17.2% on average during 2014, and a USD 13.3 million increase in maintenance and labor costs at OCI Partners LP as a result of unplanned stoppages during the year.

  •
  These increases in cost of sales were partially offset by a decrease in natural gas costs at OCI Nitrogen, with Dutch TTF benchmark spot prices decreasing 22.6% in U.S. dollar equivalent, resulting in a USD 53.8 million decrease in the segment's cost of sales.

  •
  Gross margin decreased to 19.5% in 2014 as compared to 20.9% in 2013. The decrease in gross margin was primarily due to the higher cost of sales at OCI Partners LP as described above.

  •
  Operating profit increased by USD 7.0 million to USD 274.2 million, primarily due to:

  •
  a decrease in other expenses of USD 29.9 million partially offset by a USD 14.9 million increase in SG&A expenses.

  •
  The decrease in other expense was primarily due to the unfavorable mark to market adjustment to the carrying value of IFCo's natural gas swaption which amounted to USD 6.4 million in 2014 as compared to USD 34.4 million in 2013.

  •
  The increase in SG&A was primarily due to an increase of IFCo's SG&A due to the increase in permanent headcount in preparation for the plant's start-up.

  •
  Profit before income tax increased by USD 29.1 million to USD 265.4 million, primarily due to:

  •
  a USD 7.0 million increase in operating profit; and

  •
  a USD 24.7 million decrease in net finance cost, primarily due to a USD 7.0 million increase in finance income and a USD 16.5 million decrease in finance cost:

  •
  The increase in finance income was primarily attributed to IFCo receiving a full year of interest income on its restricted funds during 2014 as compared to six months during 2013 (see "—Liquidity and Capital Resources—Derivative Financial Instruments").

  •
  The decrease in finance costs was primarily attributed to a decrease in interest expense at OCI Nitrogen due to a partial loan repayment installment of EUR 50.0 million in 2014, coupled with lower interest expense at OCI Partners LP related to lower interest rates and capitalization of USD 6.4 million in interest expense in 2014 as compared to USD 1.0 million in 2013.

  •
  Net profit increased by USD 42.9 million to USD 210.8 million, primarily due to the aforementioned increase in profit before income tax and a USD 13.8 million decrease in income tax, which was primarily due to tax benefits on the financing of OCI Partners LP.

	For the Years Ended December 31,
			Increase/ (Decrease)	Change (%)
	2014	2013
	($ millions)
Revenue, net	2,266.6	2,145.0	121.6	5.7%
Cost of sales	(1,825.2)	(1,696.1)	129.1	7.6%

Gross profit	441.4	448.9	(7.5)	(1.7)%
Other income	7.6	8.1	(0.5)	(6.2)%
Selling, general and administrative expenses	(168.4)	(153.5)	14.9	9.7%
Other expenses	(6.4)	(36.3)	(29.9)	(82.4)%

Operating profit	274.2	267.2	7.0	2.6%
Finance income	34.0	25.8	8.2	31.8%
Finance cost	(47.4)	(63.9)	(16.5)	(25.8)%

Net finance cost	(13.4)	(38.1)	(24.7)	(64.8)%
Income from equity accounted investees (net of tax)	4.6	7.2	(2.6)	(36.1)%

Profit before income tax	265.4	236.3	29.1	12.3%
Income tax	(54.6)	(68.4)	(13.8)	(20.2)%

Net profit	210.8	167.9	42.9	25.6%

Results of Operations by Segment

($ millions)	OCI Nitrogen & Trading	OCI Partners LP	IFCo	Natgasoline	Corporate & Other	Total
For the year ended December 31, 2014
Revenue, net	1,863.8	402.8	—	—	—	2,266.6
Profit before income tax	212.1	121.3	(27.2)	(9.0)	(31.8)	265.4

For the year ended December 31, 2013
Revenue, net	1,717.0	428.0	—	—	—	2,145.0
Profit before income tax	164.7	156.1	(39.0)	(4.3)	(41.2)	236.3

	For the Years Ended December 31,
	2014		2013
	OCI Nitrogen & Trading	OCI Partners LP	OCI Nitrogen & Trading	OCI Partners LP
	Thousand metric tons
Produced ammonia	402.2	252.2	442.0	259.2
Produced CAN	1,158.7	—	1,131.0	—
Produced UAN	321.1	—	358.1	—
Produced methanol	—	614.3	—	655.6
Produced melamine	165.5	—	146.5	—
Total Trading	3,198.7	—	3,014.1	—

Total	5,246.2	866.5	5,091.7	914.8

  Revenue

        Revenue increased by USD 121.6 million to USD 2,266.6 million for the year ended December 31, 2014 compared to USD 2,145.0 million for the year ended December 31, 2013, primarily due to a

0.11 million metric ton increase in sales volumes to 6.11 million metric tons for the year ended December 31, 2014 as compared to 6.00 million metric tons for the year ended December 31, 2013.

  The OCI Nitrogen and Trading Segment

        The OCI Nitrogen and Trading segment's revenue increased by USD 146.8 million to USD 1,863.8 million in 2014 as compared to USD 1,717.0 million in 2013, primarily due to a 0.16 million metric ton increase in sales volumes to 5.25 million metric tons for the year ended December 31, 2014 as compared to 5.09 million metric tons for the year ended December 31, 2013. The increase in volumes was primarily as a result of a 0.19 million metric ton increase in traded ammonia volumes, which represented a larger portion of our total traded volumes during 2014, contributing 24.7% of total traded product mix in 2014 as compared to 9.8% in 2013. The increase in traded volumes was partially offset by a 0.03 million metric ton decrease in sales volumes from OCI Nitrogen, primarily due to lower ammonia and UAN sales volumes.

        The OCI Nitrogen and Trading segment also benefitted from a 4.6% increase in European ammonia prices primarily attributed to global supply constraints coupled with the increase in ammonia traded volumes. This was partially offset by flat overall nitrogen fertilizer prices due to fluctuations in supply and demand throughout the year, the depreciation of the Euro as compared to the U.S. dollar and weaker melamine prices due to subdued demand.

  The OCI Partners LP Segment

        The OCI Partners LP segment's revenue decreased by USD 25.2 million to USD 402.8 million in 2014 as compared to USD 428.0 million in 2013, primarily due to a 5.3% decrease in sales volumes by OCI Partners LP. The decrease in sales volume was attributable to unplanned stoppages of ammonia and methanol production units in the first and third quarters of 2014, for 45 days and 28 days, respectively, as a result of electrical power outages and necessary repairs.

        Additionally, during 2014, sales prices for ammonia and methanol increased by 0.4% on average. During the beginning of 2014, methanol benchmark prices were elevated due to global supply disruptions caused by production issues primarily attributable to natural gas supply restrictions, but during the second half of 2014, prices declined due to an increase in global supply from the recovery of global production, which outpaced demand growth. Ammonia benchmark prices fell during the beginning of 2014 due to lower demand as a result of poor weather conditions, but increased during the second half of 2014 due to improved demand coupled with supply constraints.

  The IFCo Segment

        The IFCo segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2016.

  The Natgasoline Segment

        The Natgasoline segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2017.

  Cost of sales

        Cost of sales increased by USD 129.1 million to USD 1,825.2 million in 2014 as compared to USD 1,696.1 million in 2013. This increase was primarily due to higher sales volumes as described above, higher natural gas prices at OCI Partners LP as a result of Houston Ship Channel benchmark spot prices increasing by 17.2% on average during 2014, and a USD 13.3 million increase in maintenance and labor costs at OCI Partners LP as a result of the unplanned shutdowns described above. These increases in cost of sales were partially offset by a decrease in natural gas costs at OCI Nitrogen, with Dutch TTF benchmark spot prices decreasing 22.6% in U.S. dollar equivalent, which resulted in a decrease in cost of sales of approximately USD 53.8 million.

  Gross profit

        Gross profit decreased by USD 7.5 million to USD 441.4 million in 2014, primarily due to a USD 53.0 million decrease in OCI Partners LP's gross profit primarily attributable to the segment's higher cost of sales as described above. This decrease was partially offset by a USD 47.1 million increase in the OCI Nitrogen and Trading segment's gross profit, which was primarily due to the segment's lower cost of sales, as described above.

        Gross margin decreased to 19.5% in 2014 as compared to 20.9% in 2013, as a result of the higher cost of sales described above.

  Other income

        Other income decreased by USD 0.5 million to USD 7.6 million in 2014 as compared to USD 8.1 million in 2013, primarily due to a USD 2.3 million decrease in insurance claims and other income at our operating entities, which was partially offset by a USD 1.8 million increase in proceeds from the sale of carbon dioxide emissions rights.

  Selling, general and administrative expenses

        SG&A expenses increased by USD 14.9 million to USD 168.4 million in 2014 as compared to USD 153.5 million in 2013, primarily due to an increase in wages and salaries of USD 13.8 million. Wages and salaries increased due to the increase in permanent headcount at IFCo from 14 employees as of December 31, 2013 to 166 employees as of December 31, 2014.

  Other expenses

        Other expenses decreased by USD 29.9 million to USD 6.4 million in 2014 as compared to USD 36.3 million in 2013, primarily due to the unfavorable mark to market adjustment to the carrying value of IFCo's natural gas swaption which amounted to USD 6.4 million in 2014 as compared to USD 34.4 million in 2013. The change in the fair value is largely the result of continued declines in natural gas price forwards during 2014 and 2015.

  Operating profit

        Operating profit increased by USD 7.0 million to USD 274.2 million in 2014, primarily due to the decrease in other expenses by USD 29.9 million, partially offset by a USD 14.9 million increase in SG&A expenses as well as a USD 7.5 million decrease in gross profit. The decrease in other expense was mainly due to the unfavorable mark to market adjustment to the carrying value of IFCo's natural gas swaption which amounted to USD 6.4 million in 2014 as compared to USD 34.4 million in 2013. The increase in SG&A was primarily due to an increase of IFCo's SG&A due to the increase in permanent headcount in preparation for the plant's start-up.

  Net finance cost

        Net finance cost decreased by USD 24.7 million to USD 13.4 million in 2014 compared to USD 38.1 million in 2013. The decrease in net finance cost was primarily due to an USD 8.2 million increase in finance income, which was primarily attributable to IFCo receiving a full year of interest income on its restricted funds during 2014 totaling USD 3.8 million as compared to six months during 2013 totaling USD 1.9 million (see "—Liquidity and Capital Resources—Derivative Financial

Instruments"). This was coupled with a USD 16.5 million decrease in finance cost, primarily attributed to a decrease in interest expense at OCI Partners LP related to lower interest rates and capitalization of USD 6.4 million in interest expense in 2014 as compared to USD 1.0 million in 2013, as well as with a USD 6.7 million in interest expense in 2013 related to a loss on extinguishment of debt as a result of the OCI Partners LP debt refinancing, as compared to no loss on extinguishment of debt in 2014.

  Profit before income tax

        Profit before income tax increased by USD 29.1 million to USD 265.4 million in 2014 as compared to USD 236.3 million in 2013 due to the USD 7.0 million increase in operating profit, coupled with a USD 24.7 million decrease in net finance cost as described above. The increase in operating profit and decrease in net finance cost was partially offset by a USD 2.6 million decrease in income from equity accounted investees, primarily due to a USD 2.6 million decrease in profit from our joint ventures in South America and Spain.

  OCI Nitrogen and Trading Segment

        The OCI Nitrogen and Trading segment's profit before income tax increased by USD 47.4 million to USD 212.1 million in 2014 as compared to USD 164.7 million in 2013. The increase in profit before income tax was primarily due to a USD 42.7 million increase in operating profit and an USD 7.4 million decrease in net finance cost, which was partially offset by the USD 2.6 million decrease in income from equity accounted investees contributed from the segment's joint ventures in South America and Spain.

  OCI Partners LP Segment

        The OCI Partners LP segment's profit before income tax decreased by USD 34.8 million to USD 121.3 million in 2014 as compared to USD 156.1 million in 2013. The decrease in profit before income tax was primarily due to the USD 53.7 million decrease in operating profit as a result of unplanned stoppages, partially offset by a USD 18.9 million decrease in the segment's net financing cost as described above.

  The IFCo Segment

        The IFCo segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2016. The USD 27.2 million loss before income tax primarily relates to SG&A expenses.

  The Natgasoline Segment

        The Natgasoline segment is a greenfield growth initiative that is currently under construction and is expected to begin generating revenue in 2017. The USD 9.0 million loss before income tax primarily relates to SG&A expenses.

  Income tax

        Income tax in 2014 amounted to USD 54.6 million, equivalent to an effective tax rate of 20.5%, compared to an income tax expense of USD 68.4 million in 2013, equivalent to an effective rate of 28.9%. The decrease in income tax and effective income tax rate in 2014 was primarily due to tax benefits on the financing of OCI Partners LP offset by minority interest tax expense related to non-controlling interest holders in OCI Partners LP and unrecognized tax assets on certain start-up losses.

  Net profit

        Net profit increased by USD 42.9 million to USD 210.8 million in 2014 as compared to USD 167.9 million in 2013, primarily due to the aforementioned increase in profit before income tax. The larger increase in net profit as compared to profit before income tax was attributed to a decrease in the effective tax rate to 20.5% in 2014 as compared to 28.9% in 2013.

Liquidity and Capital Resources

  Overview

        We have historically funded our operations principally through operating cash flow, loans, which include revolving credit facilities, cash investments and sales of equity. We have access to long-term financing from financial institutions, related parties, and through bond issuances, to fund our capital expenditures for expansion. Cash is used to meet continuing operating obligations and costs, and for investing activities, capital expenditures, working capital outflows, the payment of long-term and short-term debt, and distribution of profits to shareholders. Our working capital requirements are affected by several factors, including demand for our products, selling prices, raw material costs, freight and seasonal factors inherent in the business.

        In the six months ended June 30, 2015, the following significant events have had or will have an impact on our cash and liquidity position:

  •
  OCI Partners LP underwent a planned USD 384.0 million debottlenecking project, of which USD 314.0 million in project expenditures was paid in cash as of June 30, 2015. In April 2015, OCI Partners LP issued 3,502,218 common units representing limited partner interests in the Partnership to our parent company for a capital contribution of USD 60.0 million in order to fund the balance of the debottlenecking project costs.

  •
  We entered into contracts to purchase property, plant and equipment totaling USD 1,108.7 million, of which USD 79.5 million was capital commitments pertaining to IFCo, USD 10.0 million for OCI Nitrogen and USD 1,019.2 million for Natgasoline. Further details are provided below and in the Carve-out Financial Statements found elsewhere in this document.

  Cash and Cash Equivalents

        Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less from the acquisition date (original maturity) that are subject to an insignificant risk of changes in their fair value and are used to manage its short-term commitments. Restricted cash comprises cash balances where specific restrictions exist on our ability to use this cash. Under the terms of the IFCo Collateral Agency Agreement with UMB Bank, N.A., restricted cash related to the project's funding requirements totaled USD 258.2 million as of June 30, 2015 as compared to USD 410.2 million as of December 31, 2014.

        As of June 30, 2015, we had cash and cash equivalents of USD 355.7 million as compared to USD 595.0 million as of December 31, 2014 and USD 1,464.7 million at December 31, 2013.

  Capacity Expansion Projects

        We are currently constructing two greenfield production facilities in the United States, IFCo and Natgasoline, which require significant capital commitments. In 2014, we spent USD 835.7 million in capital expenditures related to the construction of these facilities, and in the six months ended June 2015 we spent USD 418.8 million in capital expenditures for the construction of these facilities.

        The following table presents the capital expenditures for IFCo and Natgasoline for the respective periods:

	Capital Expenditures
	Six Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013
	USD millions
IFCo	199.0	269.9	678.7	633.8
Natgasoline	219.8	65.2	157.0	3.5

  Capital expenditures

        Capital expenditures are defined as expenditures on the maintenance and expansion of our existing operations, and the development of new greenfield assets. Capital expenditures totaled USD 1,139.0 million in 2014 as compared to USD 787.2 million during 2013. Capital expenditures totaled USD 628.4 million in the six months ended June 30, 2015. The year-over-year increase in capital expenditures is primarily the result of the construction of the two greenfield projects in the United States, IFCo and Natgasoline, as well as the USD 384.0 million planned debottlenecking project at OCI Partners LP, of which USD 314.0 million in project expenditures was paid in cash as of June 30, 2015.

  Loans and borrowings

        Our loans and borrowings as of June 30, 2015 include secured and unsecured bank loans and a non-recourse project finance municipal bond issued by the Iowa Finance Authority's private activity tax-exempt Midwestern Disaster Area bond program, the proceeds of which were loaned to IFCo. Our debt instruments are subject to customary financial incurrence covenants and contain standard cross-default clauses which provide that default or acceleration of any of our payment obligations under our other loans and certain other financial indebtedness specified in the loan agreements may be deemed an event of default under the bank loans. As of June 30, 2015, we were not in default on any of the covenants under our secured and unsecured bank loans and unsecured bank facilities.

        As of December 31, 2014, gross debt, representing bank facilities, related party loans, short term loans and long term loans, was USD 2,388.0 million as compared to USD 2,497.5 million at December 31, 2013. Net debt, which is defined as gross debt including related party loans less cash and cash equivalents, amounted to USD 1,793.0 million compared to USD 1,032.8 million as of December 31, 2013. As of June 30, 2015, gross debt stood at USD 2,582.1 million and net debt amounted to USD 2,226.4 million.

        Our debt instruments as of June 30, 2015 were as follows:

Borrowing Company	Type of loan	Interest rate	Date of maturity	Carrying amount	Collateral/Guarantee given (if applicable)
				($ millions)
Iowa Fertilizer Company (IFCo)	Secured	2019: fixed 5.0% 2022: fixed 5.50% 2025: fixed 5.25%	Dec 2025	1,173.2	Certain bank accounts, personal property of IFCo, all funds, including equity contributions of USD 612 million by Parent company.
Iowa Fertilizer Company (IFCo)	Secured	LIBOR + 3% margin	Dec 2019	58.1

All assets to which IFCo is entitled or which it otherwise has any interest upon. Collateral does not include excluded collateral or any of the funds or accounts established and maintained under the indenture (convertible notes).

OCI Nitrogen B.V.	Secured	LIBOR/EURIBOR + a variable margin based on leverage ratio ranging 2.25%—3.5%	Dec 2016	385.4	Pledge of OCI Fertilizer International shares in OCI Nitrogen, pledge of moveable assets, trade receivables and company accounts, property mortgage.
OCI Fertilizer Trading Ltd. and OCI Fertilizer Trade & Supply B.V.	Secured	LIBOR + 2.5%	Renewed annually	15.8	OCI Fertilizer B.V. as guarantor and pledge over all commodities and bank accounts.
OCI Partners LP	Secured	USD LIBOR + 4.5% Margin, with USD LIBOR floor of 1%	Aug 2019	376.9	Secured by liens on OCI Partners LP's assets, as well as assets of future combined entities.
OCI Partners LP	Secured	Base Rate loans, 1.75% or USD LIBOR + 2.75% Margin	Mar 2016	39.9	Secured by liens on OCI Partners LP's assets, as well as assets of future combined entities.
Total secured loans and borrowings				2,049.3
OCI Fertilizer International B.V.	Related party	USD LIBOR + 1.4% Margin	Dec 2019	464.1
OCI Fertilizer International B.V.	Related party	USD LIBOR + 1.4% Margin	Dec 2019	64.5
OCI Fertilizer Trade & Supply B.V.	Related party	3.0% fixed rate	Dec 2015	4.2
Total related party loans				532.8
Total as of June 30, 2015				2,582.1

  Derivative Financial Instruments

        On April 12, 2013, IFCo entered into a derivative financial instrument, which is referred to in this document as IFCo's natural gas swaption, with Merrill Lynch Commodities, Inc., which is referred to in this document as MLCI, to attempt to mitigate the potential impact of sustained increases in natural gas prices for a portion of the expected usage upon completion of IFCo's construction. IFCo's natural gas swaption covers approximately 50% of IFCo's natural gas needs for the seven-year period commencing on November 1, 2015. IFCo's natural gas swaption gives it an option to buy 95,887,500 MMBtu at a strike price of USD 6.00/MMBtu for years 2015 to 2018 and USD 6.50/MMBtu for years 2019 to 2022. At June 30, 2015 and December 31, 2014, the fair value of IFCo's natural gas swaption was USD 0.9 million and 4.8 million, respectively. Because the ENA business does not apply hedge accounting, all fair value changes related to IFCo's natural gas swaption are recognized in profit or loss.

        A premium of USD 15.0 million is scheduled to be paid on IFCo's natural gas swaption during each of 2016 and 2017. In exchange, IFCo will have the right, but not the obligation, to exercise an option on seven annual exercise dates relating to the corresponding annual calculation periods that commence approximately six months after the exercise dates. As part of the terms, if exercised, MLCI will pay IFCo an amount equal to the difference between the then-current floating price and strike price, implied by a specific volume of gas.

Cash Flow Comparisons—Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

	Unaudited
	Six Months Ended June 30,
($ millions)	2015	2014
Cash flows from operating activities	72.4	164.8
Cash flows used in investing activities	(604.3)	(440.7)
Cash flows from/(used in) financing activities	298.2	(158.3)

Net cash flows	(233.7)	(434.2)

Cash Flow from Operating Activities

        Net cash from operating activities decreased by USD 92.4 million to USD 72.4 million in the six months ended June 30, 2015 compared to USD 164.8 million for the six months ended June 30, 2014, primarily due to the following factors:

  •
  Net income adjusted for non-cash items, net finance cost, income from equity accounted investees, share-based payments, and tax decreased by USD 24.6 million to USD 150.4 million in the six months ended June 30, 2015 as compared to USD 175.0 in the six months ended June 30, 2014. This was primarily due to a USD 27.5 million decrease in operating profits after accounting for depreciation and share based payments.

  •
  Inventory increased by USD 27.2 million in the six months ended June 30, 2015 as compared to a decrease of USD 15.0 million in the six months ended June 30, 2014, mainly due to a buildup of CAN inventory at OCI Nitrogen during 2014 to cover demand during a planned turnaround in March 2015.

  •
  Trade and other receivables, including related party receivables, increased by USD 5.2 million in the six months ended June 30, 2015 as compared to a USD 143.8 million decrease in the six months ended June 30, 2014, primarily due to a USD 92.6 million decrease in related party receivables.

  •
  Trade and other payables, including related party payables, decreased by USD 4.6 million in the six months ended June 30, 2015 as compared to a USD 50.0 million increase in the six months ended June 30, 2014, primarily due to a USD 69.9 million increase in related party payables. There was no similar movement in related party receivables and payables in the six months period ending June 30, 2015.

Cash Flow used in Investing Activities

        Net cash used in investing activities increased by USD 163.6 million to USD 604.3 million in the six months ended June 30, 2015 compared to USD 440.7 million in the six months ended June 30, 2014. The increase was primarily due to the ramp up in the development and construction of the IFCo plant, the debottlenecking costs of OCI Partners LP and the construction at Natgasoline, which resulted in total investments in property, plant and equipment of USD 608.8 million in the six months ended June 30, 2015 as compared to USD 449.1 million in the six months ended June 30, 2014.

Cash Flows from/(used in) Financing Activities

        Net cash from financing activities amounted to USD 298.2 million in the six months ended June 30, 2015 compared to cash flows used in financing activities of USD 158.3 million in the six months ended June 30, 2014, primarily due to:

  •
  Proceeds from a USD 78.0 million capital contribution from our parent company to OCI Fertilizer International B.V. in 2015;

  •
  An increase in proceeds from loans and borrowings of USD 79.2 million to USD 108.3 million primarily from the new revolving credit facility at OCI Partners LP for USD 40.0 million and a new credit agreement at IFCo for USD 59.7 million; and

  •
  An increase in proceeds from related party loans USD 183.0 million as compared to no change in related party loans in the six months ended June 30, 2014 due to a new loan between OCI Fertilizer International and OCI Overseas Holding.

Cash Flow Comparisons—Years Ended December 31, 2014 and 2013

	Audited
	Years Ended December 31,
($ millions)	2014	2013
Cash flows from operating activities	285.2	12.4
Cash flows (used in)/from investing activities	(1,033.0)	518.4
Cash flows (used in)/from financing activities	(111.7)	830.1

Net cash flows	(859.5)	1,360.9

Cash Flow from Operating Activities

        Net cash from operating activities increased by USD 272.8 million to USD 285.2 million in 2014 as compared to USD 12.4 million in 2013, primarily due to the following factors:

  •
  Net income adjusted for non-cash items, net finance cost, income from equity accounted investees, share-based payments, and tax increased by USD 8.8 million to USD 379.1 million in 2014 as compared to USD 370.3 in 2013. This was primarily due to a USD 7.0 million increase in operating profits in 2014 after accounting for depreciation and share based payments.

  •
  Trade and other receivables, including related party receivables, decreased by USD 123.5 million in 2014 as compared to a USD 310.9 million increase in 2013. The decrease in 2014 was primarily due to a USD 118.8 million decrease in related party receivables, excluding the impact of a USD 344.6 million non-cash settlement through the declaration of dividends. The increase in 2013 was primarily due to the issuance of a USD 290.0 million loan to a related party.

  •
  Income taxes paid to related parties amounted to USD 64.3 million in 2014 as compared to zero in 2013. The amount in 2014 represents payments from OCI Nitrogen to OCI N.V. which is in the same Dutch tax unity, and covers both years ended December 31, 2013 and December 31, 2014.

Cash Flow (used in)/from Investing Activities

        Net cash used in investing activities amounted to USD 1,033.0 million in 2014 compared to net cash from investing activities of USD 518.4 million in 2013. The change in 2014 was primarily due to the ramp up in development and construction of IFCo's plant, the costs to prepare for the planned debottlenecking of OCI Partners LP, and the start of construction at Natgasoline, for which the total investments in property, plant and equipment were USD 1,041.4 million in 2014 as compared to USD 681.2 million in 2013. Cash from investing activities in 2013 included USD 1,194.1 million in proceeds from the sale of U.S. Treasury Bills. The cash proceeds were invested under an investment agreement with Natixis Funding Corporation and are restricted due to the requisition procedures in the Collateral Agency Agreement.

Cash Flows (used in)/from Financing Activities

        Net cash used in financing activities increased by USD 941.8 million to USD 111.7 million in 2014 compared to net cash from financing activities of USD 830.1 million in 2013, primarily due to the following occurrences:

  •
  USD 675.4 million in parent company capital contributions to IFCo in March and May 2013, as well as proceeds from the initial public offering of OCI Partners LP in October 2013, as compared to no capital equity contribution or issuance in 2014;

  •
  The payment of USD 59.0 million in distributions from OCI Partners LP to unitholders in 2014 as compared to no dividends or distributions in 2013; and

  •
  The net repayments of loans and borrowings of USD 52.7 million in 2014 as compared to net proceeds of loans and borrowings of USD 154.7 million in 2013.

Contractual Obligations and Off-Balance Sheet Arrangements

  Contractual Obligations and Commercial Commitments

        The following table presents our contractual obligations and commercial commitments as of December 31, 2014:

($ millions)	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total
Long-term debt obligations (A)	537.1	773.7	709.3	941.2	2,961.3
Capital lease obligations	—	—	—	—	—
Operating lease obligations (B)	8.4	14.9	5.3	33.9	62.5
Purchase obligations (C)	737.7	845.2	—	—	1,582.9
Purchase commitments for raw materials (D)	57.4	61.7	61.7	61.2	242.0
Other long-term liabilities (E)	6.3	30.0	—	—	36.3

Total	1,346.9	1,725.5	776.3	1,036.3	4,885.0

(A)
Refer to Note 5 in the Notes to the Combined Carve-out Financial Statements for details of our long-term debt obligations.

(B)
Refer to Note 25 in the Notes to the Combined Carve-out Financial Statements for details on our operating lease obligations.

(C)
Refer to Note 24 in the Notes to the Combined Carve-out Financial Statements for details on our purchase obligations.

(D)
Includes minimum commitments to purchase natural gas, hydrogen, nitrogen and other raw materials required to produce our finished goods at each of our operating facilities, and future commitments at OCI Partners LP. Quantities of feedstock and raw materials to be purchased are subject to change based on our current and expected production.

(E)
Includes premiums to be paid under IFCo's swaption agreement with MLCI.

  Off-Balance Sheet Arrangements

        Other than the commitments disclosed in the table above, we had no off-balance sheet arrangements as of December 31, 2014.

Critical Accounting Policies and Significant Estimates

        We set out the most significant accounting policies, judgments and estimates in our Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements included elsewhere in this document. The preparation of the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements in compliance with IFRS requires management to make judgments, estimates and assumptions that affect amounts reported in the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements. The estimates and assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances and are used to judge the carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised or in the revision period and future periods, if the changed estimates affect both current and future periods.

        See Note 2 "Summary of significant accounting policies" in the Notes to the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements included elsewhere in this document for further discussion on our significant accounting policies.

  Revenue recognition

        Revenues comprise the fair value of the consideration received or receivable from the sale of goods and services to third parties in the ordinary course of our activities, excluding any taxes levied on those revenues and taking into account any discounts granted. We recognize revenue when the amount of revenue can be reliably determined and it is probable that we will receive the determined amount as described below.

        Revenue on goods sold is recognized when persuasive evidence exists, typically in the form of an executed sales agreement, that the significant risks and rewards of ownership of the goods have transferred to the customer, the associated costs and risk of possible return of goods can be estimated reliably and there is no continuing management involvement with the goods. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of revenue when the revenue is recognized. The timing of the transfer of risks and rewards varies depending on the individual terms of each sales agreement. Typically the transfer and related recognition of revenue occurs either when the product is received at the customer's warehouse or the products leave our warehouse; however, for some international shipments transfer occurs on loading the goods onto the relevant carrier at the port. Generally the customer has no right of return.

        See Note 2 "Summary of significant accounting policies" in the Notes to the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements for further details.

  Property, Plant and Equipment

        Property, plant and equipment are measured at cost less accumulated depreciation and any impairment. Cost includes expenditures that are directly attributed to the acquisition of the asset. The cost of self-constructed assets includes cost of material, direct labor, other directly attributed costs incurred to make the asset ready for its intended use, cost of asset retirement obligations and any capitalized borrowing cost.

        When parts of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of property, plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognized in profit or loss. Subsequent expenditures are capitalized only when it is probable that the future economic benefits associated with the expenditure will flow to our business and extend the useful life of the asset. Ongoing repairs and maintenance costs are expensed as incurred. Spare parts of property, plant and equipment are recognized under property, plant and equipment if the average turn-over is at least 12 months or more, otherwise they are recognized within inventories.

        Expenditures incurred for purchasing and constructing property, plant and equipment are initially recorded as 'under construction' until the asset is completed and becomes ready for use. Upon the completion of the assets, the recognized costs are reclassified from 'under construction' to its final category of property, plant and equipment. Assets under construction are not depreciated and are measured at cost less any impairment losses.

  Goodwill and Intangible assets

        Intangible assets with finite useful lives are carried at cost less accumulated amortization and any impairment. Amortization is calculated using the 'straight-line' method based on the estimated useful lives. Management makes estimates regarding assets' useful lives and adjusts them if appropriate at each balance sheet date. For intangible assets with finite useful lives, we assess on an annual basis whether indicators exist that the intangible assets might be impaired by comparing the recoverable amounts to their carrying amounts. In determining the recoverable amounts of intangible assets, we make estimates and assumptions about future cash flows associated with the asset. The discount rates used in order to calculate the net present value of the future cash flows in the impairment analysis is based on the Weighted Average Cost of Capital ("WACC").

        The Combined Carve-out Statements of Financial Position contained in the Combined Carve-out Financial Statements include all of the goodwill and the other intangible assets directly attributable to the specific legal entities that comprise the ENA business of OCI N.V.

        Within these specific legal entities which represent cash generating units, as of December 31, 2014, goodwill totaled USD 45.7 million, attributable to (1) the acquisition of OCI Beaumont, subsequently renamed OCI Partners LP, for USD 23.0 million in 2012 and (2) the acquisition of OCI Europoort by OCI Nitrogen B.V. in 2012 for USD 22.7 million.

        Goodwill has been allocated to the aforementioned cash generating units as follows:

	As of December 31,
(USD millions)	2014	2013
OCI Partners	23.0	23.0
OCI Nitrogen	22.7	25.7

Total	45.7	48.7

        OCI allocated the goodwill from the OCI Beaumont acquisition to OCI Partners LP and allocated the goodwill from the OCI Terminal Europoort acquisition to OCI Nitrogen.

        The impairment test was carried out by discounting future cash flows to be generated into perpetuity from cash generating units to which the goodwill applies and on the assumption of an indefinite life. Key assumptions used in the calculation of the recoverable amounts are the discount rate, the terminal value growth rate, selling price outlook per product and the number of expected operating days. Selling price assumptions are based on a published independent price outlook prepared by global fertilizer experts. The other assumptions are based on past experience and external sources, but are unpredictable and inherently uncertain.

        The impairment test is based on specific estimates for the future cash flow projections for the years 2014-2019 which are approved by the board of directors of OCI. For the subsequent years the residual value was calculated on the basis of the results in the last year of relevant forecasts and whereby a perpetual growth rate of 2.0% was taken into account. The estimated pre-tax cash flows are discounted to their present value using a pre-tax weighted average cost of capital for OCI Nitrogen of 12.0% in 2013 and 11.6% in 2014 and for OCI Partners LP of 14.8% in 2013 and 14.3% in 2014.

        In determining the pretax discount rate, first the post-tax average cost of capital was calculated for OCI Nitrogen and OCI Partners LP. The post-tax rate is based on debt leveraging compared to the market value of equity of 10%.

        The result of the impairment test was that the recoverable amounts exceeded the carrying values for OCI Nitrogen by USD 693.0 million as of December 31, 2013 and USD 881.0 million as of

December 31, 2014 and for OCI Partners LP by USD 498.0 million as of December 31, 2013 and USD 766.0 million as of December 31, 2014.

        When performing the annual impairment test, we performed sensitivity analysis. The effect on the recoverable amount of 100 bps modifications in the assumed WACC and the terminal growth rate showed that both cash generating units have sufficient headroom.

        See Note 2 "Summary of significant accounting policies" and Note 7 "Goodwill and other intangible assets" in the Notes to the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements for further details.

  Fair value

        Financial instruments at fair value through profit or loss are measured at fair value. Any changes, including any interest or dividend income, or any directly attributed transaction costs are recognized under Finance income and Finance cost within the Statements of Profit or Loss and Other Comprehensive Income. A financial instrument is classified at fair value through profit or loss if it is classified as held-for-trading or designated into this category. These financial instruments are initially recognized on the trade date.

        The fair value of financial instruments traded in active markets (financial instruments in the fair value hierarchy category 1) are based on quoted market prices at the balance sheet date. The fair value of financial instruments that are not traded in an active market (financial instruments in the fair value hierarchy category 2) is determined using generally accepted valuation techniques. These valuation techniques include estimates and assumptions about forward rates, discount rates based on a single interest rate, or on a yield-curve based on market conditions existing at the balance sheet date. The fair value of borrowings and interest rate swaps is calculated based on the present value of the estimated future cash flows based on the yield-curve applicable at the balance sheet date. If the financial instrument contains a floating interest rate, the future expected interest rates are determined based on the 'boot-strap' method. The fair value of forward foreign exchange contracts is determined using quoted forward exchange rates at the balance sheet date. The net carrying amount of trade receivables and trade payables is assumed to approximate the fair value due to the short term nature.

        The fair value of non-current financial liabilities is estimated by discounting the future cash flows using yield-curves. For unlisted equity securities in the available-for-sale category (financial instruments in the fair value hierarchy category 3) the equity-method is used as a proxy for fair value. In using the equity method, input is derived from the financial statements of the unlisted equity investments. Counterparty risk in connection with triggers for impairment is based on judgment of the financial position of the counterparty. A significant and prolonged decline in fair value of available-for-sale financial assets depends on the average volatility of the instrument, if an instrument exceeds certain ranges in both time frame and negative volatility, a trigger for impairment is considered. This is considered on an item-by-item basis.

        See Note 2 "Summary of significant accounting policies" in the Notes to the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements for further details.

  Impairment of financial instruments (including trade receivables)

        Objective evidence may exist in circumstances in which a counterparty has been placed in bankruptcy, or has failed on the repayments of principal and interest. In other circumstances, we use judgment in order to determine whether a financial asset may be impaired. We use judgment in order to determine whether an impairment can be reversed, an assumption in doing so might be an improvement in the debtor's credit rating or receipt of payments due. For listed equity securities in the available-for-sale financial assets category, we use the assumption that if the market value declined by more than 25% and for more than 6 months, the asset is assumed to be impaired. For debt-securities, an impairment trigger exists when the counterparty fails to meet its contractual payment obligations or there is evidence that the counterparty has encountered financial difficulties. The impairment is determined based on the carrying amount and the recoverable amount. The recoverable amount is determined as the present value of estimated future cash flows using the original effective interest rate.

        See Note 2 "Summary of significant accounting policies" in the Notes to the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements for further details.

Recent IFRS Accounting Pronouncements

  Standards, amendments, revisions and interpretations effective for the ENA business in 2014

        As these are the first Financial Statements of the ENA business, there are no effects of IAS 8 with respect to the adoption of any new standards. The accounting principles used by the ENA business for the preparation of its Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements do not differ from those used in the preparation of the financial information for OCI's Consolidated Financial Statements (in accordance with IFRS as adopted by the European Union), except for the difference that these Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements do not contain the one-year extension exception on the application of IFRS 10, 11 and 12 granted by the European Union. Therefore, the application of these standards has been applied as of 1 January 2013 in these Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements whereas for OCI these standards are applied as of 2014.

  Standards, amendments, revisions and interpretations not yet effective for the ENA business

  IFRS 9 "Financial Instruments"

        IFRS 9 is effective for annual periods beginning on or after January 1, 2018 (tentative). IFRS 9 addresses the classification and measurement of financial assets. The publication of IFRS 9 represents the completion of the first part of a three-part project to replace IAS 39 "Financial Instruments: Recognition and Measurement". IFRS 9 enhances the ability of investors and other users of financial information to understand the accounting of financial assets and reduces complexity. The ENA business is currently investigating the impact of IFRS 9 on the Combined Carve-out Financial Statements and Unaudited Condensed Combined Interim Carve-out Financial Statements.

  IFRS 14 "Regulatory Deferral Accounts"

        The Standard was issued in January 2014 and is effective from January 1, 2016, with earlier application permitted. IFRS 14 permits an entity, which is a first-time adopter of IFRS to continue to account, with some limited changes, for 'regulatory deferral account balances' in accordance with its previous GAAP, both on initial adoption of IFRS and in subsequent financial statements.

        Regulatory deferral account balances, and movements in them, are presented separately in the statements of financial position and statements of profit or loss and other comprehensive income, and specific disclosures are required. The ENA business is currently investigating the impact of the amendments.

  IFRS 15 "Revenue from Contracts with Customers"

        The Standard was issued in January 2014 and is effective for annual periods beginning on or after January 1, 2017. IFRS 15 specifies how and when an IFRS reporter will recognize revenue as well as requiring such entities to provide users of financial statements with more informative, relevant disclosures. The Standard provides a single, principle-based five-step model to be applied to all contracts with customers. The ENA business does not expect a significant impact from the application of this standard.

  Amendments to IAS 1 "Disclosure Initiative"

        The amendments issued on December 18, 2014 are effective for annual periods beginning on or after January 1, 2016, with earlier application permitted. The amendments aim at clarifying IAS 1 to address perceived impediments to preparers exercising their judgment in presenting their financial reports. The ENA business is currently investigating the impact of the amendments.

        Amendments to IFRS 10 and IAS 28 "Sale or Contribution of Assets between an Investor and its Associate or Joint Venture"

        The amendments issued on September 11, 2014 are effective for annual periods beginning on or after January 1, 2016. When a parent loses control of a subsidiary in a transaction with an associate or joint venture, there is a conflict between the existing guidance on consolidation and equity accounting. In response to this conflict and the resulting diversity in practice, the amendments require the recognition of the full gain when the assets transferred meet the definition of a business combination under IFRS 3. The ENA business is currently investigating the impact of the amendments.

  Amendments to IAS 27 "Equity Method in Separate Financial Statements"

        The amendment to IAS 27 issued on August 12, 2014 will be effective for reporting period starting on or after January 1, 2016. In some countries, local regulations require entities to apply the equity method for accounting for investments in subsidiaries in their separate financial statements. The amendment allows for the use of the equity method. The amendment will not affect the ENA business as it does not present separate financial statements.

        Amendments to IAS 16 and IAS 38 "Clarification of Acceptable Methods of Depreciation and Amortization"

        The amendments issued on May 12, 2014 are effective for annual periods beginning on or after January 1, 2016, with earlier application permitted. These amendments clarify the principle in IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets that revenue reflects a pattern of economic benefits that are generated from operating a business (of which the asset is part) rather than the economic benefits that are consumed through use of the asset. As a result, the ratio of revenue generated to total revenue expected to be generated cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortize intangible assets. The ENA business is currently investigating the impact of the amendments.

  Amendments to IFRS 11 "Accounting for Acquisitions of Interests in Joint Operations"

        The amendment was issued on May 6, 2014 and will be effective for reporting periods starting on or after January 1, 2016. The amendment states that, where a joint operator acquires an interest in a joint operation in which the activity of the joint operation constitutes a business, it must apply all of the principles of business combination accounting as set out in IFRS 3 Business Combinations, and other standards. In addition, the joint operator must disclose the information required by IFRS 3 and other IFRSs for business combinations. The amendment will only affect the ENA business' combined financial statements if the entity would enter into a significant joint operation, which is not expected.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may affect our financial position due to one or more adverse changes in financial market prices and rates. Our multinational operations expose us to different financial risks including foreign exchange rate risks, interest rate risks, and commodity price risks. These market risks may adversely affect our results of operations and financial condition. We have a risk management program in place which seeks to limit the impact of these risks on our financial performance as explained below, and have determined policies for managing these risks in a non-speculative manner that are approved by OCI's board of directors, implemented by our Executive Directors, and monitored by OCI's audit committee.

        Our risk management policies and systems are reviewed regularly to reflect changes in market conditions and our activities. Through our training and management standards and procedures, we aim to develop a disciplined and constructive control environment in which all employees understand their roles and obligations. OCI's audit committee oversees how management monitors compliance with our risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the ENA business. The OCI audit committee is assisted in its oversight role by the OCI Internal Audit Department. The Internal Audit Department undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

        Additional information in relation to these risks, including relevant sensitivity analyses, is provided in Note 5 of the Notes to the Combined Carve-out Financial Statements and the Unaudited Condensed Combined Interim Carve-out Financial Statements, presented elsewhere in this document.

  Foreign exchange risk

        Our entities predominantly execute their activities in their respective functional currencies. Some subsidiaries are exposed to foreign currency risks in connection with scheduled payments in currencies that are not their functional currencies. In general, this relates to foreign currency denominated supplier payables associated with capital expenditures and receivables. We monitor the exposure to foreign currency risk arising from operating activities. We do not use foreign exchange contracts for hedge accounting purposes; therefore all changes in fair value adjustments are recognized in profit or loss in the period in which they occur.

        We are exposed to foreign exchange transaction exposure to the extent that there is a mismatch between the currencies in which sales, purchases and borrowings are denominated and the respective functional currencies of our companies. The functional currencies of our companies are primarily the Euro and the U.S. Dollar.

        As of June 30, 2015, if the Euro had strengthened or weakened by 7.0% against the U.S. dollar, with all other variables held constant, the translation of foreign currency receivables, payables and loans and borrowings would have resulted in an increase or decrease, respectively of USD 3.3 million in net profit for the six months then ended June 30, 2015.

        As of December 31, 2014, if the Euro had strengthened or weakened by 7.0% against the U.S. dollar, with all other variables held constant, the translation of foreign currency receivables, payables and loans and borrowings would have resulted in an increase or decrease, respectively, of USD 3.3 million in net profit for the year then ended December 31, 2014.

        We use foreign exchange contracts to manage foreign exchange transaction exposure.

  Interest rate risk

        We are subject to fluctuations in interest rates on our loans and cash deposits. Our cash flow interest rate risks arise from the exposure to variability in future cash flows of floating rate financial instruments. We review our exposure in light of global interest rate environment after consulting with a consortium of global banks.

        We analyze our interest rate exposure on a dynamic basis and calculate the impact on profit or loss of a given interest rate shift. The same interest rate shift is used for all currencies. We analyze our interest rate exposure on a dynamic basis and calculate the impact on profit or loss of a defined interest rate shift. The same interest rate shift is used for all currencies.

  Commodity price risk

        We are exposed to natural gas price commodity risk, as natural gas is one of the primary raw materials used in the production processes of all of our plants. Management has taken a view on the long-term sustainability of low natural gas prices. Accordingly, natural gas is procured at the Dutch TTF spot price plus a delivery fee for OCI Nitrogen and the spot Houston Ship Channel price plus a delivery fee for OCI Partners LP. In order to partially hedge the impact of spot natural gas price fluctuations on our business, IFCo has entered into a natural gas swaption. We do not otherwise hedge our natural gas purchases, but we may choose to do so in the future if market conditions are favorable.

        If natural gas prices at our operating facilities had decreased or increased by USD 1.00 per MMBtu in 2014 or 2013, the resulting increase or decrease on cost of sales would have been USD 58.8 million and USD 61.2 million in 2014 and 2013, respectively.

 EXECUTIVE AND DIRECTOR COMPENSATION FOR NEW CF

        Information about director and executive compensation for CF Holdings is contained in CF Holdings' proxy statement for its 2015 annual meeting of shareholders under the headings "Compensation Discussion and Analysis," "Executive Compensation" and "Director Compensation," which are incorporated herein by reference. New CF has not yet paid compensation to its directors, executive officers or other managers. The form and amount of compensation to be paid to each of New CF's directors, executive officers and other managers will be determined by the board of directors of New CF as soon as practicable prior to or following the completion of the combination.

        The executive officers and directors of New CF after the business combination will receive compensation and benefits as determined to be appropriate for persons performing the types of services to be performed. Following the proposed combination, the board of directors of New CF will consider compensation paid to executive officers and directors of comparable public companies and workload in determining appropriate compensation for New CF's executive officers and directors of the New CF board of directors.

 COMPENSATION RELATED TO THE COMBINATION

        The following table sets forth the information required by Item 402(t) of Regulation S-K, regarding the compensation for CF Holdings' "named executive officers" (as identified in accordance with SEC regulations), based on the proposed combination, assuming that the closing of the combination occurred on September 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and the employment of each of the listed named executive officers is terminated on the same date under circumstances that entitle such individual to severance payments and benefits. The amounts in the table further assume that each named executive officer becomes entitled to accelerated vesting of all unvested equity-based awards held by such named executive officer on such date, based on a price of $60.40 per share with respect to CF Holdings common stock (the average per share closing price of CF Holdings common shares over the first five business days following August 6, 2015, determined pursuant to Item 402(t) of Regulation S-K). The compensation shown in the table below is subject to a nonbinding advisory vote of the shareholders of CF Holdings at the special meeting, as described in this registration statement under "The Special Meeting of CF Holdings Shareholders—Proposal No. 2—Advisory (Non-Binding) Vote on Certain Compensation Arrangements."

Named Executive Officer(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
W. Anthony Will	7,500,000	4,511,415	91,377	6,976,245	19,079,037
Dennis P. Kelleher	2,256,875	2,458,591	59,400	2,827,081	7,601,947
Douglas C. Barnard	1,962,500	1,871,743	70,579	3,821,648	7,726,470
Bert A. Frost	2,060,625	2,330,948	70,654	3,970,364	8,432,591
Philipp P. Koch	1,893,750	1,879,601	39,094	2,333,943	6,146,388

(1)
Stephen R. Wilson, who was a named executive officer for purposes of CF Holdings' most recent annual proxy statement, has been excluded from this table because his employment ceased prior to filing of this document, and as a result, he would not be entitled to any payments under the termination assumptions of this table.

(2)
As described above, this amount equals the lump sum cash severance payment provided to named executive officers experiencing a qualifying termination following the closing of the combination, including (i) two times (or, three times in the case of Mr. Will) the sum of the executive's base salary and target annual incentive payment, and (ii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance. This amount also includes additional amounts described above with respect to the additional vesting and contribution payments under CF Holdings' various retirement plans. These amounts are double trigger in nature.

Named Executive Officer	Multiple of Base Salary and Target Bonus($)	Pro-rata Annual Incentive ($)	Defined Benefit Pension Plan Enhancement ($)	Retirement Savings Plan Enhancement ($)	Total ($)
W. Anthony Will	6,600,000	900,000	156,484	180,000	7,836,484
Dennis P. Kelleher	1,955,000	301,875	53,728	69,000	2,379,603
Douglas C. Barnard	1,700,000	262,500	—	60,000	2,022,500
Bert A. Frost	1,785,000	275,625	—	63,000	2,123,625
Philipp P. Koch	1,650,000	243,750	559,935	60,000	2,513,685
(3)
As described above, this amount reflects the value of the accelerated vesting of equity awards, based on a price of $60.40 per share with respect to CF Holdings common stock (the average per share closing price of CF Holdings common shares over the first five business days following August 6, 2015, determined pursuant to Item 402(t) of Regulation S-K), and assuming each named executive officer exercised all of the executive's outstanding stock options prior to the closing. These benefits are single trigger in nature.

Named Executive Officer	Stock Options ($)	Restricted Stock ($)	Restricted Stock Units ($)	Performance Vesting Restricted Stock Units ($)	Total ($)
W. Anthony Will	1,053,534	507,360	1,269,608	1,680,913	4,511,415
Dennis P. Kelleher	719,431	570,780	497,394	670,986	2,458,591
Douglas C. Barnard	558,253	413,740	381,124	518,626	1,871,743
Bert A. Frost	706,959	507,360	471,422	645,207	2,330,948
Philipp P. Koch	578,839	443,940	361,796	495,026	1,879,601
(4)
As described above, this amount reflects for each named executive officer, the value of (i) welfare benefit continuation for a period of two years (or three years, in the case of Mr. Will) and (ii) outplacement services for a period of up to two years. These benefits are double trigger.

Named Executive Officer	Welfare Benefits Continuation ($)	Outplacement Services ($)	Total ($)
W. Anthony Will	56,377	35,000	91,377
Dennis P. Kelleher	24,400	35,000	59,400
Douglas C. Barnard	35,579	35,000	70,579
Bert A. Frost	35,654	35,000	70,654
Philipp P. Koch	4,094	35,000	39,094
(5)
As described above, all of named executive officers except Mr. Will and Mr. Kelleher will be entitled to receive an additional gross-up payment if any of the payments to the executive become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code. The excise tax would not be triggered by virtue of the combination and, therefore, no named executive officer would become entitled to a gross-up payment as a result of the excise tax under Section 4999 of the Internal Revenue Code being imposed. In addition, as described above, it is contemplated that certain stock-based compensation held by the named executive officers will become subject to an excise tax under Section 4985 of the Code as a result of the closing of the combination. Pursuant to the terms of the combination agreement, it is further contemplated that CF Holdings will enter into arrangements with the named executive officers under which each such officer will receive a gross-up payment such that, after payment by the officer of the excise tax under Section 4985, the officer will receive the net after-tax benefit that the officer would have received had the excise tax not been imposed. The amounts in this column reflect the estimated amount of such gross-up payment to each of the named executive officers based on the closing timing assumptions described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        There are no relationships or related person transactions that New CF, CF Holdings or OCI are aware of that would be required to be disclosed in this document in accordance with the SEC rules with respect to each person who is expected to serve as a director or an executive officer of New CF.

 DESCRIPTION OF NEW CF ORDINARY SHARES

General

        The following information is a summary of the material terms of the ordinary shares of £1.00 each in the capital of New CF, as specified in the proposed articles of association of New CF.

        You are encouraged to read the New CF articles, which will be substantially the articles of association of New CF following completion of the merger, which are included as Annex E to this document. For more information, see the comparison of relative rights described in the section entitled "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF" of this document.

        Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the New CF ordinary shares in the same manner and under the same terms as U.K. residents or nationals.

Share Capital

        As of the date of this document, there is only one New CF ordinary share issued. The one New CF ordinary share of a nominal value of £1.00 is held by Douglas Barnard, the sole director of New CF.

        Prior to the consummation of the combination, the entire issued share capital of New CF will be comprised of: (i) one New CF ordinary share with a nominal value of £1.00 and (ii) 50,000 non-voting shares with a nominal value of £1.00 each. The non-voting shares will be issued solely to satisfy the English law requirement that New CF, as a public company, has an authorized minimum allotted share capital of £50,000.

        The New CF board of directors will be authorized in the New CF articles to allot and issue the shares of New CF, and to grant rights to subscribe for or to convert any security into New CF ordinary shares, up to an aggregate nominal amount (i.e., par value), representing a certain percentage of the number of shares in the capital of New CF as at the date of the adoption of the New CF articles and after consummation of the transactions contemplated by the combination agreement (in addition to any authority to allot that has not yet expired granted to the New CF board of directors prior to the date of the adoption of the New CF articles) for a period expiring (unless previously renewed, varied or revoked by New CF in general meeting) on the date which is five years from the date of the adoption of the New CF articles. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.

Dividends and Distributions

        Under English law, New CF may only pay dividends out of profits available for that purpose. New CF's profits available for distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The amount of New CF's distributable reserves is a cumulative calculation. New CF may be profitable in a single financial year but unable to pay a dividend if the realized profits of that year do not offset all previous years' accumulated realized losses.

        Additionally, New CF may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.

        The New CF articles permit the holders of New CF ordinary shares, by ordinary resolution, to declare dividends, but no dividend shall exceed the amount recommended by the directors.

        In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses, if the directors so resolve, if unclaimed for 12 years. Subject to the U.K. Companies Act 2006, the New CF board of directors may declare bonus issues of shares.

Voting Rights

        The general meeting must vote by poll. Each outstanding New CF ordinary share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of New CF ordinary shares have no cumulative voting rights. On a poll taken at a general meeting, each holder of New CF ordinary shares present and entitled to vote on the resolution has one vote for every New CF ordinary share held by such holder. In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the register of members in respect of the joint holding.

        The necessary quorum for a general meeting is the holders of New CF ordinary shares who together represent at least a majority of the voting rights of all the holders of New CF ordinary shares entitled to vote at the meeting, present in person or by proxy.

Conversion or Redemption Rights

        The New CF ordinary shares are neither convertible nor redeemable. The New CF board of directors has the right to issue additional classes of shares in New CF (including redeemable shares) on such terms and conditions, and with such preferred, deferred or other special rights or restrictions (whether in regard to dividend, return of capital, voting or otherwise), as determined by either New CF by ordinary resolution or, if holders of New CF ordinary shares pass a resolution to so authorize them, the New CF board.

Liquidation Rights

        Holders of New CF ordinary shares are entitled to participate in any distribution of assets upon a liquidation after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding. A liquidator may, with the sanction of a special resolution (i.e., a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding New CF ordinary shares that, being entitled to vote, vote on the resolution) and any other sanction required by the U.K. Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of New CF and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members.

Variation of Rights

        The rights or privileges attached to any class of New CF ordinary shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by (i) the written consent of the holders of 75% in nominal value of the issued shares of that class or (ii) a special resolution passed at a general meeting of the shareholders of that class.

Capital Calls

        The New CF board of directors may from time to time make calls on shareholders in respect of any amounts unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days' notice specifying the time and place for payment. If a shareholder fails to pay any part of a call, the New CF board of directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment, the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the New CF board of directors.

Rights of Pre-Emption on New Issues of New CF Ordinary Shares

        Under the U.K. Companies Act 2006, subject to various exceptions, the issuance of equity securities that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders' approval would be required to renew the exclusion). In this context, equity securities generally means New CF ordinary shares other than New CF ordinary shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to New CF, will include the New CF ordinary shares, and all rights to subscribe for or convert securities into such New CF ordinary shares.

        The New CF articles will authorize the directors to allot shares in New CF, or to grant rights to subscribe for or to convert or exchange any security into shares in New CF, up to an aggregate nominal amount representing a certain percentage of the number of shares in the capital of New CF as at the date of the adoption of the New CF articles and after consummation of the transactions contemplated by the combination agreement (in addition to any authority to allot that has not yet expired granted to the New CF board of directors prior to the date of the adoption of the New CF articles) for a period expiring (unless previously renewed, varied or revoked by holders of New CF ordinary shares in general meeting) on the date which is five years from the date of the adoption of the New CF articles and the preemptive rights under the U.K. Companies Act 2006 will not apply in respect of allotment of shares for cash made pursuant to such authority. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.

        Where New CF allots further New CF ordinary shares, it must apply for such further New CF ordinary shares to be admitted to listing with the New York Stock Exchange.

Alteration of Share Capital/Repurchase of New CF Ordinary Shares

        Subject to the provisions of the U.K. Companies Act 2006, and without prejudice to any relevant special rights attached to any class of shares, New CF may, from time to time, among other things:

  •
  increase its share capital by allotting and issuing new shares in accordance with the New CF articles and any relevant shareholder resolution;

  •
  consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

  •
  subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; or

  •
  redenominate its share capital or any class of share capital.

        English law prohibits New CF from purchasing its own shares unless such purchase has been approved by its shareholders. Holders of New CF ordinary shares may approve two different types of such share purchases: "on-market" purchases or "off-market" purchases. "On-market" purchases may only be made on a "recognised investment exchange" as defined under English law, which does not include the NYSE, which is the only exchange on which New CF's shares will be traded. In order to purchase its own shares, New CF must therefore obtain shareholder approval for "off-market" purchases. This requires that holders of New CF ordinary shares pass a resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a maximum period of up to five years, but may be renewed by a further resolution of holders of New CF ordinary shares.

        Prior to the closing, a resolution will be passed by Douglas Barnard, as the current sole shareholder of New CF, to approve certain contracts pursuant to which New CF will be able to make "off-market" purchases from selected investment banks. This resolution may be renewed prior to its expiration (i.e., within five years), and renewal of such authorization will be sought at least once every five years, and possibly more frequently. However, New CF ordinary shares may only be repurchased out of distributable reserves (see the section entitled "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF—Repurchases and Redemptions of Shares") or, subject to certain exceptions, out of the proceeds of a new issuance of shares made for that purpose.

Transfer of New CF Ordinary Shares

        The New CF articles allow holders of New CF ordinary shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the U.K. Companies Act 2006 and is approved by the New CF board of directors. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a New CF ordinary share which is not fully paid) by or on behalf of the transferee. The New CF articles also are expected to permit transfer of shares in uncertificated form by means of a relevant clearing system . There are costs associated with holding New CF ordinary shares in certificated form, and transfer of such certificated shares may be subject to stamp duty and/or stamp duty reserve tax. New CF may not charge a fee for registering the transfer of a share.

        The New CF board of directors may, in its absolute discretion, refuse to register a transfer of a share which is:

  •
  not fully paid or on which New CF has a lien;

  •
  not lodged duly stamped at New CF's registered office or at such other place as the New CF board of directors may appoint, except where uncertificated shares are transferred without a written instrument;

  •
  not accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the New CF board of directors to show the right of the transferor to make the transfer, except where a certificate has not been issued;

  •
  a "default share" for the purposes of the New CF articles where the holder has failed to provide the required notification and information to New CF;

  •
  an "Excess Share" for the purposes of the New CF articles where the holder has crossed a shareholding limit prescribed by the New CF articles and has not made a mandatory bid for all shares of New CF in accordance with the New CF articles (see the section entitled "—Takeover Provisions" below);

  •
  in respect of more than one class of share; or

  •
  in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.

        If the New CF board of directors refuses to register a transfer of a share, it shall send notice to the transferee of notice of the refusal together with reasons for the refusal and any instrument of transfer shall (except in the case of fraud) be returned when the notice of refusal is sent.

Disclosure of Ownership Interests in New CF Ordinary Shares

        Pursuant to the New CF articles, any shareholder who has a notifiable interest in New CF's share capital (being an interest at any time when the aggregate nominal value of the shares in which he or she is interested is equal to or more than three percent of the aggregate nominal value of New CF's issued share capital) shall be required to notify New CF of that interest:

  •
  immediately after the relevant time he or she acquires that interest, if he or she did not have such an interest immediately before that time;

  •
  immediately after the relevant time he or she ceases to have that interest, if he or she did have a notifiable interest immediately before that time; or

  •
  if he or she had a notifiable interest immediately before the relevant time and has such an interest immediately after it, but the percentage levels are not the same.

        Any notification required to be made in accordance with the New CF articles must be made in writing within the period of two days next following the day on which that obligation arises. The notification must specify New CF's share capital to which it relates and provide details of the number of shares comprised in that share capital immediately after the notification obligation arose, or otherwise state that the person no longer has a notifiable interest.

        Section 793 of the U.K. Companies Act 2006 gives New CF the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any New CF ordinary shares to disclose specified information regarding those New CF ordinary shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information after the date the notice is sent) can result in criminal or civil sanctions being imposed against the person in default.

        Under the New CF articles, if a person defaults in supplying New CF with the required details in relation to the shares in question, or "default shares", a court may order, or New CF may direct, that in respect of the default shares:

  •
  the relevant member shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings;

  •
  any dividend or distribution or other money payable in respect of the default shares shall be retained by New CF without liability to pay interest;

  •
  no transfers by the relevant person of shares other than approved transfers may be registered (unless such transfer is approved in accordance with the terms of the New CF articles or such person is not in default and the transfer does not relate to Default Shares);

  •
  any shares held by the relevant person in uncertificated form shall be converted into certificated form; and/or

  •
  the default shares are transferred to a person(s) procured by New CF.

Preferred Shares

        The New CF board of directors may, from time to time, issue preferred shares following (i) an ordinary resolution of holders of New CF ordinary shares granting authority to the directors to allot shares, and (ii) a special resolution of the holders of New CF ordinary shares to amend the New CF articles (and dis-apply pre-emption rights, if not already dis-applied and to the extent that the preferred shares constitute equity securities). At the time of issuance, the board of directors may determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the New CF ordinary shares. Satisfaction of any dividend preferences of outstanding preferred ordinary shares would reduce the amount of funds available for the payment of dividends on New CF ordinary shares. Holders of preferred ordinary shares may be entitled to receive a preference payment in the event of New CF's liquidation before any payment is made to the holders of New CF ordinary shares. There are not presently any preferred ordinary shares outstanding, and New CF has no present intention to issue any preferred ordinary shares.

Shareholders Rights Plan

        The New CF board of directors may establish a shareholders rights plan, in a form as determined by the New CF board of directors in its absolute discretion and may in particular include terms described in the form appended to the New CF articles. Such shareholders rights plan may include rights granted by the New CF board of directors in its exercise of any power of New CF to either: (a) subscribe for shares in New CF; or (b) acquire shares of New CF. The New CF board of directors will be entitled to establish a shareholders rights plan if, in the opinion of the majority of the New CF board members present at a duly convened board meeting, it would improve the likelihood that:

  •
  a process which may result in a change of control of New CF is conducted in an orderly manner;

  •
  a change of control of New CF will treat all members of New CF holding the same class of shares equally and fairly;

  •
  an optimum price for shares would be received by all members of New CF;

  •
  the success of New CF would be promoted for the benefit of its members;

  •
  the New CF board of directors would have additional time to gather relevant information or pursue appropriate strategies;

  •
  the long term interests of New CF, its employees, its members and its business would be safeguarded; or

  •
  New CF would not suffer serious economic harm.

        The New CF board of directors may, subject to the U.K. Companies Act 2006, determine not to redeem the rights contained in the shareholders rights plan. In particular, the New CF board of directors shall be entitled not to redeem the rights if this would reduce the likelihood of any of the above outcomes being achieved.

Amendment to the New CF Articles of Association

        Under English law, the shareholders may amend the articles of association of a public limited company by special resolution at a general meeting. The notice shall specify the intention to propose the resolution as a special resolution.

General Meetings and Notices

        An annual general meeting must be called by not less than 21 clear days' notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). New CF expects Douglas Barnard, as its current sole shareholder, to pass a special resolution prior to the closing date, and intends to propose such a resolution at each annual general meeting, to allow all other general meetings to be called by not less than 14 clear days' notice. General meetings that are not annual general meetings may be called by shorter notice if agreed to by a majority in number of the holders of New CF ordinary shares having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the New CF ordinary shares given that right. At least seven clear days' notice is required for any adjourned meeting, if the meeting is adjourned for 30 days or more or for an indefinite period. If a meeting is adjourned for lack of quorum, the adjourned meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place specified for the purpose in the notice calling the meeting or as decided by the chairman of the meeting.

        The notice of a general meeting must be given to the holders of New CF ordinary shares (other than any who, under the provisions of the New CF articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the New CF board of directors, to the beneficial owners nominated to enjoy information rights under the U.K. Companies Act 2006 and to the auditors. Under English law, New CF is required to hold an annual general meeting of its holders of New CF ordinary shares within six months from the day following the end of its fiscal year. Subject to the foregoing, a general meeting may be held at a time and place determined by the New CF board of directors.

        Under English law, New CF must convene such a meeting once it has received requests to do so from holders of New CF ordinary shares representing at least 5% of the paid up share capital of New CF as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares).

        Under the New CF articles, a general meeting may also be called if New CF has fewer than three directors and the directors (if any) are unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more holders of New CF ordinary shares may call a general meeting for the purpose of appointing directors.

Requisitioning Shareholder Meetings and Shareholder Proposed Nominations and Resolutions

        If any shareholder requests, in accordance with the provisions of the U.K. Companies Act 2006, New CF to: (a) call a general meeting for the purposes of bringing a resolution before the meeting; or (b) give notice of a resolution to be proposed at a general meeting, such request must (in addition to any other statutory requirements):

  •
  set forth (amongst other things):

  •
  the name and address of the requesting person and equivalent details of any person associated with it or him (in the manner contemplated by the New CF articles);

  •
  the details of all interests held by it or him (and their associated persons) in New CF;

  •
  whether and the extent to which any agreements, arrangements, understandings, transactions or series of transactions have been entered into by or on behalf of the requesting person (or their associated persons), the effect or intent of which is to mitigate loss or risk or to increase or decrease the voting power of such persons;

  •
  the name of each person with whom the requesting person (or their associated persons) has any agreement, arrangement or understanding: (i) relating to acquiring, holding, voting, or disposing of any shares in New CF; (ii) to cooperate in obtaining, changing or influencing the control of New CF; (iii) with the effect or intent of increasing or decreasing the voting power of the requesting person (or their associated persons); or (iv) otherwise in connection with any business proposed by a member;

  •
  a list of all transactions by the requesting person (and their associated persons) involving any securities of New CF within the six-month period prior to the date of the request; and

  •
  a description of all economic terms of all of the items above.

  •
  if the request relates to any business the member proposes to bring before the meeting, set forth (amongst other things) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal

    (including the complete text of any proposed resolutions) and, in the case of any proposal to amend the New CF articles, the complete text of the proposed amendment;

  •
  set forth, as to each person (if any) whom the shareholder proposes to nominate for appointment to the New CF board of directors all information that would be required to be disclosed by New CF in connection with the election of directors, and such other information as New CF may require to determine the eligibility of such proposed nominee for appointment to the New CF board of directors; and

  •
  set forth, to the extent known by the member(s) making the request, the name and address of any other member supporting the nominee for election or re-election as a director or the proposal of other business on the date of such request.

Directors

        Unless and until New CF, in a general meeting of shareholders, otherwise determines, the number of directors shall not be more than fifteen (15) and shall not be less than three (3). Directors may be appointed by an ordinary resolution of shareholders or by the New CF board of directors. Subject to the other provisions of the New CF articles and the terms of the shareholders' agreement (as described in the section entitled "Shareholders' Agreement—Transfer Restrictions—Board Representation"), the directors shall be elected at each annual general meeting of New CF by ordinary resolution.

Winding Up

        In the event of a voluntary winding up of New CF, the liquidator may, with the sanction of a special resolution of holders of New CF ordinary shares and any other sanction required by law, subject to the U.K. Companies Act 2006, divide among the holders of New CF ordinary shares the whole or any part of the assets of New CF, whether they consist of property of the same kind or not, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the holders of New CF ordinary shares as the liquidator, with the like sanction, may determine. No holders of New CF ordinary shares shall be compelled to accept any assets upon which there is a liability.

        On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of New CF available for distribution among the holders of New CF ordinary shares shall be applied pro rata (rounded to the nearest whole number) with the New CF ordinary shares ranking equally.

Annual Accounts and Independent Auditor

        As an English company with no applicable exemptions from the audit requirements under the U.K. Companies Act 2006, New CF must appoint an independent auditor to audit the annual accounts of New CF. The auditor of a public company may be appointed by ordinary resolution at the general meeting of New CF at which New CF's annual accounts are laid. Directors can also appoint auditors at any time before New CF's first accounts meeting, after a period of exemption or to fill a casual vacancy.

Liability of New CF and its Directors and Officers

        Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to New CF is void. See the section entitled "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF—Liability of Directors and Officers" of this document for further information regarding the liability of New CF's directors and officers.

Governing Law and Jurisdiction

        The rights of New CF's shareholders and any issues arising out of the New CF articles will generally be governed by English law, and the English courts shall have exclusive jurisdiction with respect to any suits brought by shareholders (in their capacity as such) against New CF or the directors. (See "Risk Factors—Risk Factors Relating to Ownership of New CF Ordinary Shares—New CF's articles provide that the courts of England and Wales have exclusive jurisdiction to determine any and all disputes brought by a holder of New CF ordinary shares (whether in its own name or in the name of New CF) against New CF and/or the New CF board of directors and/or any of the directors of New CF") For shareholders who hold their shares through DTC, their rights will also be governed by the rules and procedures of DTC and the terms of the relationship between them and the bank, broker or other financial institution through which they hold their interest.

Takeover Provisions

        The takeover provisions applicable to New CF differ from those applicable to a Delaware corporation (such as CF Holdings) by virtue of the differences between (a) the DGCL and the U.K. Companies Act 2006 and (b) the governing documents of CF Holdings and the New CF articles.

        An English public company is potentially subject to the Takeover Code if, among other factors, its place of central management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Code is issued and administered by the Takeover Panel. The Takeover Panel is an independent U.K. regulatory body which supervises and regulates takeovers and other matters to which the Takeover Code applies. The Takeover Panel will generally look to the residency of a company's directors to determine where it is centrally managed and controlled. Based upon New CF's current and intended plans for its directors and management, the Takeover Code will not apply to New CF. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to New CF.

        The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

  •
  acquires an interest in a company's shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of the company's shares; or

  •
  who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the company's outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

        Notwithstanding the above paragraphs and the assumption that the Takeover Code does not apply to New CF, the New CF articles contain provisions restricting, in specified circumstances, certain transactions which would have an equivalent effect to a trigger of the mandatory offer rules set out in Rule 9 of the Takeover Code.

        In particular, the New CF articles provide that if a person breaches any of the triggers for a mandatory offer under Rule 9 of the Takeover Code, or a "Limit", or is otherwise involved in an acquisition prohibited by the New CF articles, then unless such breach is a result of certain specified permitted acquisitions, that person will be in breach of the New CF articles.

        If the New CF board of directors believes that a breach of a Limit or the New CF articles has occurred it shall be permitted to take such actions as it in its absolute discretion sees fit, including: (i) requiring any person appearing to be interested in New CF's shares to provide such information as the New CF board of directors considers appropriate to make its necessary determinations; (ii) determining that the voting rights in relation to shares which are in excess of the Limit, or which otherwise triggered a breach of the New CF articles are for a particular time incapable of being exercised; (iii) determining that no transfer of any such excess shares shall be registered; (iv) determining that some or all of such excess shares will not carry any rights to dividends for a definite or indefinite period; (iv) determining that some or all of such excess shares must be sold or are capable of being sold by New CF on such terms as the New CF board of directors shall determine; or (v) taking such other action as the New CF board of directors thinks fit for the purpose of ensuring compliance with the New CF articles.

        The New CF articles further provide, however, that an acquisition of shares in breach of a Limit will be permitted if the relevant person who breached the Limit (or any person connected with it or him) completes the making and implementation of a mandatory offer to acquire all of New CF's shares, provided (amongst other things) that the New CF board of directors has consented to the acquisition, or the acquisition is pursuant to an offer made by or on behalf of the acquiring person that is recommended by the New CF board of directors.

        If a mandatory offer is made in accordance with the requirements of the New CF articles and, notwithstanding that New CF may not at that time be subject to the provisions of the Takeover Code, the New CF articles provide that the New CF board of directors shall have full authority to determine the application of the relevant provisions of the New CF articles by reference to the deemed application of the relevant parts of the Takeover Code. Such authority shall include all discretion vested in the Takeover Panel (as if the Takeover Code applied to New CF) and the New CF board of directors shall not be required to give any reasons for any decision, determination, resolution or declaration taken or made in accordance with the relevant provisions of the New CF articles.

        It should be noted that if New CF becomes subject to the Takeover Code, the ability of the directors of New CF to engage in defensive measures to seek to frustrate bids will, in addition to being subject to the directors' statutory and fiduciary duties, be restricted by the provisions of the Takeover Code.

Mandatory Purchases and Acquisitions

        English law provides that where: (a) a takeover offer is made for shares (other than by way of a scheme of arrangement) and (b) following the offer, the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the takeover offer relates, and not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the same terms as the general offer.

        A dissenting shareholder may object to the transfer and apply for an order that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF CF HOLDINGS, OCI AND NEW CF

        The rights of CF Holdings shareholders and the relative powers of the CF Holdings board of directors are governed by the laws of the State of Delaware, including the DGCL, and CF Holdings' certificate of incorporation and bylaws. The rights of OCI shareholders and the relative powers of the OCI board of directors are governed by the laws of the Netherlands, including the Dutch Civil Code, the OCI articles of association and the Dutch Corporate Governance Code. As a result of the merger, each outstanding CF Holdings common share and all associated rights will be cancelled and automatically converted into the right to receive one New CF ordinary share and, assuming that (i) OCI distributes an amount of New CF ordinary shares equal to 80% of the sum of the base share consideration plus the portion of the additional consideration paid in ordinary shares of New CF (and that the aggregate of such base share consideration and additional consideration paid in ordinary shares of New CF is 28.1% of New CF ordinary shares), (ii) all of the convertible bonds are converted by the holders thereof prior to the completion of the combination at the current conversion price of €28.4690 per ordinary share, and (iii) $550 million of the additional consideration is paid in the form of New CF ordinary shares using CF Holdings' closing share price as of October 30, 2015 rounded to the nearest whole dollar ($51), each OCI shareholder would receive in the distribution approximately            New CF ordinary shares for each OCI ordinary share that that they hold as of the time of the distribution. Because New CF will be, upon completion of the combination, a public limited company organized under the law of England and Wales, the rights of shareholders of New CF will be governed by the applicable law of England and Wales, including the U.K. Companies Act 2006 and the articles of association of New CF.

        Many of the principal attributes of New CF ordinary shares, CF Holdings common stock and OCI ordinary shares will be similar. However, there are differences between the rights of shareholders of New CF under the law of England and Wales, the rights of shareholders of CF Holdings under Delaware law and the rights of shareholders of OCI under the laws of the Netherlands. In addition, there are differences between New CF's articles of association as they will be in effect from and after the completion of the merger, CF Holdings' certificate of incorporation and bylaws and OCI's articles of association. The material differences between the governing documents of New CF and CF Holdings are required by the law of England and Wales or are necessary to preserve the current rights of CF Holdings shareholders and powers of the CF Holdings board following the merger.

        The following is a summary comparison of the material differences between the rights of CF Holdings shareholders under the DGCL and the CF Holdings certificate of incorporation and bylaws, the rights of OCI shareholders under the laws of the Netherlands, including the Dutch Civil Code, and the OCI articles of association and the rights CF Holdings and OCI shareholders will have as shareholders of New CF under the U.K. Companies Act 2006 and New CF's articles of association effective upon consummation of the merger. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on CF Holdings', OCI's, or New CF's governance or other policies. Under English law, holders of a company's shares are referred to as "members," but for clarity, they are referred to as "shareholders" in the following comparison and elsewhere in this document.

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of CF Holdings' certificate of incorporation and bylaws, OCI's articles of association and New CF's articles of association as they will be in effect from and after the completion of the merger. The form of New CF's articles of association substantially as they will be in effect from and after the completion of the merger are attached as Annex E to this document. The CF Holdings' certificate of incorporation and bylaws are incorporated by reference herein. See "Where You Can Find More Information". OCI's articles of association are attached as Annex F to this document. You are also urged to carefully read the relevant provisions of the DGCL, the U.K. Companies Act 2006, the Dutch Civil Code and the Dutch Corporate Governance Code for a more complete understanding of the differences between being a shareholder of New CF and being a shareholder of CF Holdings or OCI.

New CF	CF Holdings	OCI
Authorized and Outstanding Capital Stock

As a company incorporated under the U.K. Companies Act 2006, New CF does not have an authorized share capital. Pursuant to the New CF articles of association, the New CF directors shall be generally and unconditionally authorized: (a) to allot shares in New CF, and to grant rights to subscribe for or to convert any security into shares in New CF, up to an aggregate nominal amount representing a certain percentage of shares specified in the New CF articles for a period expiring (unless previously renewed, varied or revoked by New CF in general meeting) on the date which is five years from the date of the adoption of the New CF articles of association; and (b) to make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority granted pursuant to the New CF articles of association and the directors may allot shares and grant rights in pursuance of that offer or agreement as if such authority had not expired.
The authorized share capital of CF is 550,000,000 shares of capital stock consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share.
Under the DGCL, the directors of CF may, at any time and from time to time, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue or take subscriptions for additional shares of its capital stock up to the amount authorized in its certificate of incorporation.
OCI has an authorized share capital amounting to €6,000,000,000 and divided into 300,000,000 ordinary shares, each with a nominal value of €20.
During OCI's annual general meeting on 10 June 2015, the board of directors was designated as the authorized body to issue shares and to grant rights to subscribed for shares in the share capital of OCI for a period of 18 months, starting 10 June 2015 ending 10 December 2016. The number of shares to be issued will be limited to a maximum of 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs within the context of a merger or acquisition, plus 1% of the capital if the issuance or the granting of rights occurs for the purpose of OCI's 2014 performance share plan, OCI's 2015 bonus matching plan and OCI's 2014 employee incentive plan. The term capital means the issued capital as of 10 June 2015.

New CF	CF Holdings	OCI
Distributions and Dividends

Under English law, dividends and distributions may only be made from distributable profits. "Distributable profits" generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made. This would include reserves created by way of a court-approved reduction of capital.

Additionally, New CF may only make a distribution (i) if, at the time that the distribution is made, the amount of its net assets is not less than the total of its called up share capital and undistributable reserves, and (ii) if, and to the extent that, the distribution itself, at the time it is made, does not reduce the amount of net assets to less than that total.
Undistributable reserves include the share premium account, the capital redemption reserve, the amount by which New CF's unrealized uncapitalized profits exceed its unrealized losses not written off, or any other reserve that New CF is prohibited from distributing either by statute or by its constitutional documents.
Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, the CF Holdings board of directors may declare and pay dividends upon the shares of the corporation's capital stock either (i) out of its surplus or (ii) if the corporation does not have surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The excess, if any, at any given time, of the net assets of the corporation over the amount determined by the CF Holdings board of directors to be capital is surplus. Net assets mean the amount by which total assets exceed total liabilities.
The DGCL and the CF Holdings bylaws provide that dividends may be paid in cash, property, or shares of the corporation's capital stock.
OCI may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that its shareholders' equity exceeds the sum of the called-up and paid-in share capital and any statutory reserves.
OCI may only make a distribution of dividends to the shareholders after the adoption of the statutory annual accounts demonstrating that such distribution is legally permitted; however, the board of directors is permitted, subject to certain requirements, to declare interim dividends.
Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to OCI.

New CF	CF Holdings	OCI
The determination as to whether or not New CF has sufficient distributable profits to fund a dividend or distribution must be made by reference to the "relevant accounts" of New CF. Relevant accounts are always individual (not group) accounts and may be any of the following: (i) New CF's most recent annual accounts, (ii) specifically prepared interim accounts, or (iii) specifically prepared initial accounts.
Irrespective of the accounts used to justify the dividend or distribution, they must enable reasonable judgment to be made of New CF's profits, losses, assets and liabilities, include appropriate provisions, and include details of New CF's share capital and reserves (including undistributable reserves).
Dividends may be declared and paid in the form of cash, property, stock or other non-cash assets and may be paid in dollars or any other currency.

New CF	CF Holdings	OCI
The New CF articles of association provide that: (i) New CF may by ordinary resolution pay dividends out of the profits available for distribution, provided that no such dividend exceeds the amount recommended by the New CF board of directors, and (ii) the New CF board of directors may pay interim dividends if it appears to the New CF board of directors that they are justified by the profits of New CF available for distribution and the financial position of New CF. A general meeting declaring a dividend may, on the recommendation of the New CF board of directors, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets, including without limitation paid up shares or debentures of another body corporate.

The New CF articles of association provide that the New CF board of directors may set the record date for a dividend or other distribution.

New CF	CF Holdings	OCI
Repurchases and Redemptions of Shares

Under English law, a company is free to purchase its own shares, unless its articles of association expressly prohibit or limit share buybacks. A company's articles of association may also provide that repurchased shares are either cancelled or held as treasury shares.
A share repurchase can be funded either (i) out of distributable profits or (ii) from the proceeds of a fresh issue of shares made for the purpose of financing the buyback. Public companies are not permitted to purchase their own shares out of capital.
Any repurchase of a company's shares will require shareholder approval. For an "off-market" purchase, the relevant buyback contract must be approved by shareholders either (i) before it was entered into, or (ii) after it was entered into, but provided that no shares may be purchased under the contract until it has been approved (by way of an ordinary resolution). Repurchases on the New York Stock Exchange shall be treated as "off-market" purchases because the New York Stock Exchange is not a "recognised investment exchange" under the U.K. Companies Act 2006.
Pursuant to the DGCL, CF Holdings may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that it may not (i) purchase or redeem its own shares of capital stock for cash or other property when its capital is impaired or when such purchase or redemption would cause any impairment of the capital of CF Holdings, except that CF Holdings may purchase or redeem out of capital, upon any distribution of its assets, whether by dividend or in liquidation, any of its own shares which are entitled to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of CF Holdings reduced; (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of CF Holdings; or (iii) redeem any of its shares, unless their redemption is authorized by the DGCL and then only in accordance with its certificate of incorporation.
OCI may acquire its own fully paid up ordinary shares at any time for no consideration or, subject to certain provisions of the laws of the Netherlands and the OCI articles of association, if: (i) the shareholders' equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any statutory reserves, (ii) OCI and its subsidiaries would thereafter not hold shares or hold a pledge over OCI's shares with an aggregate nominal value exceeding 50% of their issued share capital and (iii) the OCI board of directors has been authorized thereto by the general meeting.
The acquisition of ordinary shares by OCI other than for no consideration requires authorization by the general meeting. Such authorization may be granted for a period not exceeding 18 months and shall specify the number of ordinary shares, the manner in which ordinary shares may be acquired and the price range within which ordinary shares may be acquired. The authorization is not required for the acquisition of ordinary shares for employees of OCI or another member of its group, under a scheme applicable to such employees.

New CF	CF Holdings	OCI
A public limited company has the authority to issue redeemable shares provided that this is permitted by its articles of association (and the articles can be amended by way of special resolution if necessary for these purposes).
Shares which are capable of being redeemed must be issued as redeemable shares from the outset and, accordingly, a company cannot amend the terms attaching to a non-redeemable class of shares to make them redeemable. Under the U.K. Companies Act 2006, a company which has issued redeemable shares must ensure that it has at least one non-redeemable share in issue and, in the case of New CF as a public limited company, that the redemption does not reduce the share capital of New CF below the statutory minimum (£50,000, of which one-quarter must be fully paid up) unless New CF intends to re-register as a private limited company.

The New CF articles of association do not expressly prohibit or limit share buybacks. Under the New CF articles of association, New CF may issue redeemable shares.	Under the OCI articles or association, upon a proposal from the OCI board of directors, the general meeting may resolve to reduce OCI's issued and outstanding share capital by cancelling the ordinary shares, or by amending the OCI articles or association to reduce the nominal value of the ordinary shares. Under the laws of the Netherlands, the resolution to reduce the issued share capital of OCI must specifically state the shares concerned and lay down rules for the implementation of the resolution.
A resolution to cancel ordinary shares may only concern ordinary shares which are held by OCI. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital is present or represented at the general meeting.
During OCI's annual general meeting on 10 June 2015, the board of directors was authorized to repurchase shares in the share capital of OCI on the stock exchange for a period of 18 months from the date of this annual general meeting of shareholders up to a maximum of 10% of the issued capital. The repurchase can take place for a price between the nominal value of the shares and the opening price of Euronext in Amsterdam on the day of the repurchase plus 10%.

New CF	CF Holdings	OCI
Appraisal Rights

The U.K. Companies Act 2006 does not provide for "appraisal rights" similar to those under the DGCL. However, English law will provide for dissenter's rights which permit a shareholder to object to a Court in the context of the compulsory acquisition of minority rights.
	Under the DGCL, a shareholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specific procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation's stock is either (i) listed on a national securities exchange or designated as national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) held of record by more than 2,000 holders.	The Dutch Civil Code does not provide for "appraisal rights" similar to those under the DGCL.

New CF	CF Holdings	OCI
However, even if a corporation's stock meets the foregoing requirements (as CF Holdings' currently does), the DGCL provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than: (i) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (ii) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; or (iii) any combination of the foregoing.

New CF	CF Holdings	OCI
Preemptive Rights

Under the U.K. Companies Act 2006, equity securities proposed to be allotted for cash must be offered first to existing holders of equity securities in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the U.K. Companies Act 2006.
Any authorization to disapply preemption rights must specify: (a) the corresponding authority to allot the shares; and (b) the expiry date of the authorization, which must no later than the expiry date of the corresponding authority to allot.
The New CF articles of association authorize the New CF board of directors to allot equity securities for cash without first offering to existing holders of equity securities in accordance with the U.K. Companies Act 2006, provided that, such authorization:
(i)    expires (unless previously renewed, varied or revoked by New CF in general meeting) on the date which is five years from the date of the adoption of the New CF articles of association, although New CF may make an offer or agreement which would or might require equity securities to be allotted after expiry of this power and the directors may allot equity securities in pursuance of that offer or agreement as if this power had not expired; and

Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation or any amendment thereto, or in the resolution or resolutions providing for the issue of such shares adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation, a shareholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's capital stock.
CF Holdings' certificate of incorporation does not provide for preemptive rights to subscribe to additional issuances of CF Holdings' common stock.

Under the laws of the Netherlands and the OCI articles of association, each shareholder has a pre-emptive right in proportion to the aggregate nominal value of its shareholding upon the issue of new ordinary shares (or the granting of rights to subscribe for ordinary shares). Exceptions to this pre-emptive right include the issue of new ordinary shares (or the granting of rights to subscribe for ordinary shares): (i) to employees of OCI or another member of its group, (ii) against payment in kind (contribution other than in cash) and (iii) to persons exercising a previously-granted right to subscribe for ordinary shares.

Upon a proposal of the board of directors, the general meeting may resolve to limit or exclude the preemptive rights, which resolution requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital is represented at the general meeting. The general meeting may also designate the board of directors to resolve to limit or exclude the pre-emptive rights. Pursuant to the laws of the Netherlands, this designation may be granted to the board of directors for a specified period of time of not more than five years and only if the board of directors has also been designated or is simultaneously designated the authority to resolve to issue ordinary shares.

New CF	CF Holdings	OCI
(ii) is limited to the allotment of equity securities up to an aggregate nominal amount representing a certain percentage of shares specified in the New CF articles.		During OCI's annual general meeting on 10 June 2015, the board of directors was designated as the authorized body to restrict or exclude pre-emptive rights upon the issuance of shares or the granting of rights to subscribe for shares for a period of 18 months, starting 10 June 2015 ending on 10 December 2016. This authority should be limited to a maximum 10% of the capital, plus 10% of the capital if the issuance or of the granting of rights occurs within the context of a merger or an acquisition. The term capital means the issued capital as of 10 June 2015.
Amendment of Constitutional Documents
Under the U.K. Companies Act 2006, companies may only alter their articles of association by way of passing a special resolution of shareholders at a general meeting, provided no provisions of the articles of association are "entrenched." A special resolution under English law requires the approval of not less than 75% of the votes cast at a general meeting at which a quorum is present.

If a provision is "entrenched", that provision may only be amended or repealed if the stated conditions are met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution.
The New CF articles of association contain one "entrenched" provision regarding:

•

the requirement for resolutions put to the vote of a general meeting to be decided on a poll, which may only be removed, amended or varied by resolution of New CF shareholders passed unanimously at a general meeting of New CF.

The DGCL generally provides that amendments to a corporation's certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding capital stock entitled to vote thereon, unless the certificate of incorporation requires a greater vote than the DGCL. CF Holdings' certificate of incorporation does not require a greater vote than the DGCL.

Under the DGCL, shareholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.
CF Holdings' bylaws provide that the CF Holdings bylaws may be amended by a majority vote of the CF Holdings board of directors or by a vote of a majority of the total number of votes of CF Holdings stock represented and entitled to vote at a meeting of shareholders.

The general meeting may resolve to amend the OCI articles of association, by a vote of a majority of the votes cast, but only on a proposal of the board of directors. Any such proposal must be stated in the notice of the general meeting of shareholders.

New CF	CF Holdings	OCI
Number of Directors

Under the U.K. Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company's articles of association. The U.K. Companies Act 2006 does not contain provisions regarding the composition of the board and does not require any number of independent directors.
The New CF articles of association provide that the number of directors shall be as the New CF board of directors may determine from time to time, but shall be not less than three (3) and no more than fifteen (15).
Under the New CF articles of association, subject to the Shareholders' Agreement not having been terminated, Capricorn shall be entitled to appoint: (i) two (2) directors so long as the S shareholders continue to beneficially own at least 10% of the outstanding share capital of New CF; and (ii) one (1) director so long as the S shareholders continue to beneficially own at least 5% of the outstanding share capital of New CF.

Under the DGCL, a corporation must have at least one director. The number of directors of a corporation is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors must be made by amendment of the certificate of incorporation. The DGCL does not contain specific provisions requiring a majority of independent directors.

CF Holdings' certificate of incorporation provides that the CF Holdings board of directors shall consist of not less than three (3) or more than fifteen (15) members, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire CF Holdings board of directors.

The board of directors consists of one or more executive directors and two or more non-executive directors. The exact number of directors, as well as the number of executive directors and non-executive directors, is determined by the general meeting

New CF	CF Holdings	OCI
Director Qualifications

Under the U.K. Companies Act 2006, any person may become a company director so long as they are: (i) over the age of sixteen; (ii) not bankrupt; and (iii) not disqualified from being a director.
Under the New CF articles of association, a director shall not be required to hold any shares in New CF by way of qualification.
The New CF articles of association provide that, in respect of a proposed shareholder nomination of a director, the nominating shareholder must complete a questionnaire with respect to such nominee which details the nominee's professional background and qualifications, and the proposed nominee must enter into a written representation and agreement (see "—Proposed Shareholder Nominations and Resolutions" below).

Under the DGCL, a corporation may provide qualifications for directors in its bylaws or certificate of incorporation.
CF Holdings' bylaws provide that each nominee for election as a director must deliver to CF Holdings' secretary a written representation and agreement that such person: (i) is not and will not become party to any agreement, arrangement or understanding with, and has not given and will not give any assurance to, any person or entity as to how such nominee, if elected as a director, will vote or act as a director; and (ii) in connection with the nominee's candidacy, is not and will not become a party to any compensatory, payment or other financial agreement with any person or entity other than CF Holdings and has not and will not receive any compensation or other payment from any person or entity other than CF Holdings, in each case that has not been disclosed to the CF Holdings secretary.

Only individuals can be non-executive directors. The members of the board of directors are appointed by the general meeting. The board of directors may nominate candidates for a vacancy on the board of directors. Appointment of such candidates as member of the board of directors requires at least two-thirds of the votes cast. The OCI articles of association provide that members of the board of directors will be appointed for a maximum term of four years, provided, however, that unless such member of the board of directors has resigned at an earlier date, his or her term of office shall lapse on the day of the general meeting to be held when four years after his or her appointment have lapsed. An appointment can be renewed for a term of not more than four years at a time.

New CF	CF Holdings	OCI
Removal of Directors

Under the U.K. Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with New CF, provided that 28 clear days' notice of the resolution is given to New CF and its shareholders and certain other procedural requirements under the U.K. Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing). Under English law, a director will be automatically removed from office if he is prohibited by law from being a director or a bankruptcy order is made against him.

The New CF articles of association provide that no special notice need be given of any resolution to remove a director pursuant to the New CF articles of association and no director proposed to be so removed has any special right to protest against his removal.
Upon termination of the Shareholders' Agreement or at any other time that the number of S shareholders Directors is greater than that which the S shareholders are entitled to appoint to the New CF board of directors pursuant to the New CF articles of association and the Shareholders' Agreement, the New CF articles of association provide that the S shareholders shall remove or procure the resignation of the relevant number of S shareholders Directors from the New CF board of directors.

Under the DGCL, directors may generally be removed from office, with or without cause, by a majority shareholder vote, except:
(i)    unless otherwise provided in the certificate of incorporation, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause; and
(ii)    in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director can be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board, or, if there are classes of directors, at an election of the class of directors of which such director is a part.
As of the 2015 annual general meeting, the board of directors of CF Holdings is not classified. CF Holdings' certificate of incorporation provides that any CF Holdings director or the entire CF Holdings board of directors may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

The OCI general meeting is entitled to temporarily suspend and to dismiss members of the board of directors at any time. A resolution to suspend or remove other than on the proposal of the board of directors, may only be adopted by a majority of the votes cast, representing more than one third of the issued capital of OCI. The executive directors shall not participate in the discussion and decision-making process of the board of directors on making nominations for suspension and removal.

New CF	CF Holdings	OCI
Vacancies on the Board of Directors

Under English law, the procedure by which directors (other than a company's initial directors) are appointed is generally set out in a company's articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually, unless a resolution allowing the contrary has first been agreed to at the relevant general meeting without any vote being given against it.

Under the New CF articles of association, New CF may by ordinary resolution or by resolution of the New CF board of directors appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director, but so that the total number of directors shall not at any time exceed the maximum number fixed by the New CF articles of association.
The New CF articles of association require the directors to exercise their powers as necessary to enable the S shareholders to exercise their appointment rights pursuant to the New CF articles of association and the Shareholders' Agreement.
Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

The CF Holdings certificate of incorporation provides that vacancies caused by an increase in the number of directors may only be filled by a majority of the remaining directors then in office, provided that a quorum is present, and any other vacancy may only be filled by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.
Nominations for the CF Holdings board of directors may be made: (i) by the board of directors or (ii) by any shareholder of the corporation who is a shareholder of record on the date of giving notice and complies with the notice procedures as noted below under "—Proposed Shareholder Nominations and Resolutions".
In the event that one or more members of OCI's board of directors are absent or prevented from performing his duties, the remaining member(s) of the board of directors or the sole remaining member of the board of directors shall be entrusted with the management of the company. If the seats of one or more executive directors are vacant or one or more executive directors are unable to perform their duties, the board of directors may temporarily entrust duties and powers of an executive director to another executive director (if any is remaining), a non-executive directors, former directors or another person. In the event that all the members of the board of directors or the sole member of the board of directors is absent or prevented from acting, the management of OCI will be temporarily entrusted to one or more persons designated for that purpose by the general meeting.

New CF	CF Holdings	OCI

Under the New CF articles of association, the directors may act notwithstanding any vacancies in their number, but if the number of directors is less than the number fixed as the quorum, the continuing directors may act only for the purpose of filling vacancies or calling a general meeting. If there are no directors willing to act, then any two members may summon a general meeting for the purpose of appointing directors.
Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company's articles of association, shareholders shall vote on all resolutions on a show of hands.
The CF Holdings bylaws provide that holders of CF Holdings common stock are entitled to one vote per share on all matters to be voted on by shareholders. No shareholder has the right of cumulative voting.
Each OCI ordinary share confers the right on the holder to cast one vote at a general meeting of shareholders. Resolutions are passed by a simple majority of the votes cast, unless the laws of the Netherlands or the OCI articles of association prescribe a larger majority (such as a resolution to reduce the issued share capital or a resolution to restrict or exclude pre-emptive rights, which requires at least two-thirds of the votes cast, in a meeting if less than half of the issued share capital is present or represented).

Under the U.K. Companies Act 2006, a poll may be demanded by: (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right). A company's articles of association may provide more extensive rights for shareholders to call a poll.
	If any shares of preferred stock are issued, the voting rights of holders of those shares will be determined by the CF Holdings board of directors, as stated and expressed in the resolution or resolutions adopted by the CF Holdings board of directors providing for the issuance such preferred stock.	No voting rights may be exercised in respect of any ordinary shares held by OCI or its subsidiary companies.

New CF	CF Holdings	OCI
Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.	The CF Holdings bylaws provide that, unless otherwise required by law or the CF Holdings certificate of incorporation or bylaws, any question brought before any meeting of the shareholders shall be decided by the vote of the holders of a majority of the total number of votes of CF Holdings' capital stock represented and entitled to vote thereat, voting as a single class.

The New CF articles of association provide that a resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of New CF may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of New CF. Under the New CF articles of association, a poll shall be taken in such manner as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

New CF	CF Holdings	OCI
Proxies

Under the U.K. Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.
Under the New CF articles of association, a proxy appointment shall be deemed to entitle the proxy to exercise all or any of the appointing member's rights to attend and to speak and vote at a meeting of New CF in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates.
	Under the DGCL and the CF Holdings certificate of incorporation, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	Those entitled to attend a general meeting may be represented at a general meeting by a proxy authorized in writing. Members of the board of directors may attend a general meeting.

Pursuant to the New CF articles of association, invitations to appoint a proxy shall be sent or made available by New CF to all persons entitled to notice of and to attend and vote at any meeting. The accidental omission to send or make available an invitation to appoint a proxy or the non-receipt thereof by any member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

New CF	CF Holdings	OCI
Shareholder Action by Written Consent

Under the U.K. Companies Act 2006, public companies cannot pass a written resolution by sanction of its members, and the relevant approval must be obtained by the company in a duly convened and held general meeting.
However, the English common law will apply to New CF so that if it can be shown that all shareholders who have a right to attend and vote at a general meeting of New CF assent to a matter which a general meeting of New CF could carry into effect, that assent is as binding as a resolution in general meeting would be.
Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent to the action is signed by shareholders holding at least a majority of the voting power, unless a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is instead required.

	CF Holdings' certificate of incorporation provides that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting, and that shareholders do not have the right to act by written consent.	The general meeting of a Dutch listed company cannot take resolutions in writing.

New CF	CF Holdings	OCI
Annual General Meeting

Under the U.K. Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company's annual accounting reference date.
Meetings will take place at such date, time and place, as may be specified by the New CF board of directors in the notice of the meeting.
The only business that may be conducted at an annual general meeting is the business that is referred to in the relevant notice of such annual general meeting.
CF Holdings' bylaws provide that the annual meeting of shareholders for the election of directors shall be held on such date and at such time and place as shall be designated from time to time by the CF Holdings board of directors. The CF Holdings' bylaws further provide that any other proper business may be transacted at the annual meeting of the shareholders.

Under the DGCL, if an annual shareholder meeting is not held within 13 months of the date of the last annual shareholder meeting, or within 30 days after the date designated for such annual meeting, the Delaware Court of Chancery may order a meeting to be held upon application of any shareholder or director.
An annual general meeting of shareholders must be held within six months from the end of the preceding financial year of OCI. The purpose of the annual general meeting of shareholders is to discuss, inter alia, the annual report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the board of directors from liability for their management and supervision, respectively, and other proposals brought up for discussion by the board of directors. Directors may be elected at any general meeting of shareholders.

Each year a general meeting of shareholders will be held not later than in the month of June,.
Proposed Shareholder Nominations and Resolutions

Under the U.K. Companies Act 2006, either: (a) a shareholder holding at least 5% of total voting rights; or (b) at least one hundred shareholders holding shares in a company on which there has been an average sum of at least £100 paid up per member, may require New CF to:
(i)    circulate to members entitled to receive notice of the next annual general meeting, notice of a resolution which is intended to be moved at that meeting; and/or
(ii) circulate to members entitled to receive notice of the next annual general meeting, a statement (containing no more than 1,000 words) with respect to a proposed resolution to be dealt with at that meeting, or other business to be dealt with at that meeting.
CF Holdings shareholders may bring business before the annual meeting provided that: (a) they are a shareholder of record on the date of giving notice and on the record date for the annual meeting; and (b) they comply with the notice procedures set forth in the bylaws.
To comply with the notice procedures of the bylaws, a shareholder's notice must be delivered to CF Holdings' Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.
The agenda for a general meeting of shareholders may contain the items requested by one or more shareholders, or other persons entitled to attend general meetings, alone or together representing at least 3%. Requests must be made in writing, substantiated or including a proposal for a resolution, and received by the board of directors at least sixty days before the day of the meeting.
Shareholders, whether individually or collectively, who meet the relevant thresholds can requisition general meetings and require certain resolutions to be proposed at general meetings.

New CF	CF Holdings	OCI

Pursuant to the New CF articles of association, if any shareholder requests, in accordance with the provisions of the U.K. Companies Act 2006, that New CF give notice of a resolution to be proposed at the annual general meeting, such request must (in addition to any other statutory requirements):
(i)    set forth (amongst other things) the name and address of the requesting person and equivalent details of any person associated with it or him (in the manner contemplated by the New CF articles of association), together with details of all interests held by it or him (and their associated persons) in New CF;

(ii)    if the request relates to any business the member proposes to bring before the meeting, set forth (amongst other things) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any proposed resolutions) and, in the case of any proposal to amend the New CF articles of association, the complete text of the proposed amendment; and
(iii) set forth, as to each person (if any) whom the shareholder proposes to nominate for appointment to the New CF board of directors all information that would be required to be disclosed by New CF in connection with the election of directors, and such other information as New CF may require to determine the eligibility of such proposed nominee for appointment to the New CF board of directors.
Additionally, a shareholder's notice must set forth a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting and as to each shareholder giving notice: (i) the name and address of the shareholder; (ii) the class and number of shares of CF Holdings stock owned by the shareholder; (iii) the nominee holder for, and number of shares of, any CF Holdings stock owned beneficially, but not of record, by the shareholder; (iv) whether and to the extent any hedging or other transaction has been entered into, the effect or intent of which is to mitigate loss or manage risk or benefit of share price changes, or to increase or decrease the voting power, of the shareholder with respect to CF Holdings stock; (v) a description of all arrangements between shareholders in connection with the proposal of the business; (vi) a description of any material interests of the shareholder in such business; (vii) to the extent known by the shareholder, the name and address of any other shareholder supporting the proposal of business; (viii) a representation that the shareholder intends to appear in person or by proxy at the special meeting to bring such business before the meeting; (ix) notice of whether the shareholder intends to solicit proxies in connection with the proposed matter; and (x) any other information that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies.

New CF	CF Holdings	OCI

The New CF articles of association provide that, in respect of a proposed shareholder nomination of a director, the nominating shareholder must complete a questionnaire with respect to such nominee which details the nominee's professional background and qualifications, and the proposed nominee must enter into a written representation and agreement (in the form provided by the secretary of New CF) that states that such nominee: (a) is not and will not become party to any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will vote (any such agreement, arrangement, understanding, commitment or assurance, a "Voting Commitment"), unless otherwise disclosed to New CF; (b) is not and will not become a party to any Voting Commitment that could limit or interfere with such nominee's ability to comply, if appointed as a director of New CF, with such person's fiduciary duties under applicable law; (c) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than New CF with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; (d) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made,
To comply with notice procedures regarding a director nomination, a shareholder director nomination must be from a shareholder of CF Holdings of record on the date of giving notice and on the date of the meeting and must be received, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the special meeting was made, whichever was first.
Additionally, a shareholder's director nomination notice must set forth: (a) as to each person to be nominated for election: (i) name, age, business address and residence address of the person; (ii) principal occupation or employment of the person; (iii) the class and number of shares of CF Holdings stock owned by the person; (iv) the nominee holder for, and number of shares of, any shares owned beneficially but not of record by the person; (v) whether and to the extent any hedging or other transaction has been entered into, the effect or intent of which is to mitigate loss or manage risk or benefit of share price changes, or to increase or decrease the voting power, of such person with respect to CF Holdings stock; (vi) the representations and warranties required to be made by directors; and (vii) any other information relating to the person

New CF	CF Holdings	OCI
would be in compliance, if appointed as a director of New CF, and will comply with all applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines of New CF and any other policies and guidelines of New CF applicable to directors or adopted by the New CF board of directors (such policies and guidelines to be made available to such person by New CF's secretary on request); and (e) irrevocably submits his resignation as a director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.	that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors and (b) as to the shareholder giving notice: (i) name and address of the shareholder; (ii) the class and number of shares of CF Holdings stock owned by the shareholder; (iii) the nominee holder for, and number of shares of, any shares owned beneficially but not of record by the person; (iv) whether and to the extent any hedging or other transaction has been entered into, the effect or intent of which is to mitigate loss or manage risk or benefit of share price changes, or to increase or decrease the voting power, of the shareholder with respect to CF Holdings stock; (v) a description of all arrangements between shareholders in connection with the nominations; (vi) a description of any material interests of the shareholder in the nomination; (vii) a description of any relationship between the shareholder and each proposed nominee; (viii) to the extent known by the shareholder, the name and address of any other shareholder supporting the nominees named in the notice for election; (ix) a representation that the shareholder intends to appear in person or by proxy at the special meeting to nominate the proposed nominees; (x) notice of whether the shareholder intends to solicit proxies in connection with the nomination; and (xi) any other information that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies.

New CF	CF Holdings	OCI
Additionally, the director nomination notice must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as director if elected, and CF Holdings may require a nominee to furnish information to determine the eligibility of any proposed nominee.

The New CF articles of association provide that the New CF board of directors may in its sole and absolute discretion from time to time adopt, modify or rescind a proxy access policy allowing eligible shareholders (as determined pursuant to such policy), subject to the terms and conditions of such policy, to include in New CF's proxy materials under the Exchange Act for an annual general meeting such shareholders' nominees for appointment or reappointment to the New CF board of directors and such shareholders' resolution or resolutions with respect to such appointment or reappointment to be proposed at such annual general meeting.
The "proxy access" provisions of the bylaws permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of 3% or more of CF Holdings' outstanding common stock for at least the previous three years to include a specified number of director nominees in CF Holdings' proxy materials for the annual meeting of shareholders. For purposes of determining the number of shareholders comprising a group of shareholders, any two or more funds under common management or sharing a common investment adviser will be counted as one shareholder. For purposes of determining qualifying ownership, loaned shares are counted as owned if the applicable shareholder has the power to recall the shares on five business days' notice, and hedged shares are counted as owned if the hedging is across a broad multi-industry investment portfolio and is solely with respect to currency risk, interest rate risk or, using a broad index-based hedge, equity risk.

New CF	CF Holdings	OCI

The maximum number of shareholder-nominated candidates allowed under the proxy access provisions of the bylaws is equal to 25% of the directors in office at the time of nomination. Shareholder-nominated candidates that the CF Holdings board of directors determines to include in CF Holdings' proxy materials as board-nominated candidates and any director in office as of the nomination deadline who was included in CF Holdings' proxy materials as a shareholder nominee for either of the two preceding annual meetings and whom the CF Holdings board of directors decides to renominate for election will be counted against the 25% maximum.

Requests to include shareholder-nominated candidates in CF Holdings' proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that CF Holdings issued its proxy statement for the previous year's annual meeting of shareholders.
Each shareholder seeking to include a director nominee in CF Holdings' proxy materials is required to provide certain information, including proof of qualifying stock ownership as of the date of the submission and the record date for the applicable annual meeting of shareholders; the shareholder's notice on Schedule 14N required to be filed with the SEC; the written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected; and the information required by the advance notice provision of the bylaws relating

New CF	CF Holdings	OCI
to nomination of directors. Nominating shareholders are also required to make certain representations and agreements regarding not nominating for election to the board of directors any person other than the shareholder nominees nominated pursuant to the proxy access provisions of the bylaws; lack of intent to effect a change of control; intent to maintain qualifying ownership through the meeting date; intentions with respect to maintaining qualifying ownership for one year after the meeting date; only participating in solicitation in support of the election of their shareholder nominees or nominees of the CF Holdings board of directors; not distributing any form of proxy other than the form distributed by CF Holdings; and complying with solicitation rules and assuming liabilities related to and indemnifying CF Holdings against losses arising out of the nomination. Each nominee for election as a director, including each shareholder nominee, is required to make specified representations and agreements, including representations and agreements regarding refraining from voting commitments, and disclosure of special compensation arrangements in connection with the nominee's candidacy for director. Each shareholder nominee also must submit completed and signed questionnaires required of CF Holdings' directors and officers and provide any additional information necessary for the CF Holdings board of directors to determine if such nominee is independent.

New CF	CF Holdings	OCI

A shareholder nominee would not be eligible for inclusion in CF Holdings' proxy materials if such person has been nominated on an opposing slate under the advance notice provision of the bylaws relating to nomination of directors; the nominating shareholder who nominated him or her is soliciting for one or more candidates nominated on an opposing slate under the advance notice provision of the bylaws; his or her election would cause CF Holdings to violate its certificate of incorporation or bylaws or any laws or regulations; he or she has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past year; he or she is the subject of a pending criminal proceeding; or the nominee or the nominating shareholder who nominated him or her has provided false and misleading information to CF Holdings or breached any of their obligations under the proxy access provisions of the bylaws. Shareholder nominees who are included in CF Holdings' proxy materials but subsequently withdraw from or become ineligible for election at the meeting or do not receive at least 25% of the votes cast in the election would be ineligible for nomination under the proxy access provisions of the bylaws for the next two years.

Nominating shareholders under the proxy access provisions of the bylaws are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). CF Holdings may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.

New CF	CF Holdings	OCI
General and Special Meetings

Under the U.K. Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.
Shareholders holding at least 5% of the paid-up capital of New CF carrying voting rights at general meetings can require the directors to call a general meeting.
The only business that may be conducted at an annual general meeting is the business that is referred to in the relevant notice of such annual general meeting.
Under the DGCL, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
CF Holdings' bylaws provide that special meetings may be called by: (1) the Chairman of the CF Holdings board of directors; (2) the President; or (3) the CF Holdings board of directors. Additionally, the Secretary of CF Holdings shall call a special meeting upon written request in proper form to the Secretary from one or more record holders of common stock representing at least 25% of the voting power of all outstanding shares of common stock which are determined to be "Net Long Shares."

In order for a shareholder's special meeting request to be in proper form, such request must include: (i) statement of the specific purpose of the special meeting and the text of any proposal or business; (ii) if it is for the nomination of a director, the requirements under (a)(i)-(vii) and (b)(i)-(vi) and (ix) under the second to last paragraph of "—Proposed Shareholder Nominations and Resolutions", above; (iii)(a) name and address of the shareholder, (b) the class and number of shares of CF Holdings stock owned by the shareholder, (c) the nominee holder for, and number of shares of, any CF Holdings stock owned beneficially but not of record by the shareholder, (d) whether and to the extent any hedging or other transaction
Other general meetings of shareholders will be held if requested by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of OCI (taking into account the relevant provisions of the laws of the Netherlands and the OCI articles). General meetings will be held in Amsterdam, or Haarlemmermeer (including Schiphol), the Netherlands.

New CF	CF Holdings	OCI
has been entered into, the effect or intent of which is to mitigate loss or manage risk or benefit of share price changes, or to increase or decrease the voting power, of the shareholder with respect to CF Holdings stock, (e) a description of all arrangements between shareholders in connection with the proposals, (f) a description of any material interests of the shareholder in such business, and (g) any other information that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies; (iv) a representation that the shareholder intends to appear in person or by proxy at the special meeting to present the proposal, (v) a representation as to whether the shareholder is part of a group that intends to solicit proxies, (vi) an agreement that the shareholders will notify CF Holdings of any decrease in "Net Long Shares" and an acknowledgment that any decrease will be a revocation of the request to the extent of such reduction and (vii) documentary evidence that the shareholders own the requisite amount of shares.

New CF	CF Holdings	OCI
Notice of General Meetings

Under the U.K. Companies Act 2006, 21 clear days' notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company's articles of association providing for a longer period (which the New CF articles of association currently do not), at least 14 clear days' notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days' notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders' consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shared giving a right to attend and vote at the meeting.

New CF expects Douglas Barnard, as its current sole shareholder, to pass a special resolution prior to the closing date, and intends to propose such a resolution at each annual general meeting, to allow all other general meetings to be called by not less than 14 clear days' notice.
Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws or under other provisions of the DGCL, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and must specify the place, if any, date, hour, means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes of the meeting.
General meetings of shareholders can be convened by the OCI board of directors by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued at least forty-two days before the meeting. All convocations, announcements, notifications and communications to shareholders have to be made in accordance with the relevant provisions of the laws of the Netherlands and the convocation and other notices may also occur by means of sending an electronically transmitted legible and reproducible message to the address of those shareholders which consented to this method of convocation.
Each shareholder entitled to vote, and each usufructuary (i.e., the person or entity with the right to the voting and economic interests of the ordinary shares), to whom the right to vote on the ordinary shares accrues, shall be authorized to attend the general meeting, to address the general meeting and to exercise his/her voting rights.

New CF	CF Holdings	OCI
Reduction of Share Capital

Under the U.K. Companies Act 2006, a public company may reduce or cancel its issued share capital in accordance with the provisions of the U.K. Companies Act 2006 if the reduction of capital has been approved by a special resolution of shareholders in general meeting and the reduction of capital has been confirmed by the court.

The special resolution of shareholders will need to specify the exact amount of the proposed reduction, although a public company cannot reduce its share capital below the minimum share capital requirements under the U.K. Companies Act 2006 (i.e., £50,000, of which at least one quarter must be fully paid up) unless the court so directs.
Under the DGCL, a corporation, by resolution of its board of directors, may retire any shares of its capital stock that are issued but are not outstanding. Whenever any shares of the capital stock of a corporation are retired, they resume the status of authorized and unissued shares of the class or series to which they belong unless the certificate of incorporation otherwise provides. Under the DGCL, a corporation may, under certain circumstances, by resolution of its board of directors, reduce its capital. No reduction of capital may be made or effected unless the assets of the corporation remaining after such reduction are sufficient to pay any debts of the corporation for which payment has not been otherwise provided. A reduction of capital will not release any liability of any shareholder whose shares have not been fully-paid.
A general meeting may, but only at the proposal of the board of directors, resolve to reduce OCI's issued capital: (a) by cancellation of shares; or (b) by reducing the nominal value of shares by amendment of the articles of association.
The shares in respect of which such resolution is passed must be designated in the resolution and provisions for the implementation of such resolution must be made in the resolution.
A resolution to cancel shares can only relate to shares held by OCI itself or of which it holds the depositary receipts.

New CF	CF Holdings	OCI
Bonus Issue of Shares

Under the U.K. Companies Act 2006, if a company's articles of association permit a bonus issue of shares, the board of directors may be authorized to capitalize certain reserves or profits and use those to issue bonus shares in accordance with the terms of the articles of association and the provisions of the U.K. Companies Act 2006.

Under the New CF articles of association, New CF may, subject to the approval of shareholders by ordinary resolution, capitalize any undistributed profits or any sum standing to the credit of any reserve or other fund, including without limitation New CF's share premium account and capital redemption reserve, in order to pay up any unpaid amounts on shares or pay up in full any unissued shares of New CF to be allotted to members credited as fully paid.	Under the DGCL, by resolution of the board of directors, dividends may be paid in shares of the corporation's capital stock.
The board of directors may decide that a distribution on shares shall not take place as a cash payment but as a payment in shares, or decide that holders of shares shall have the option to receive a distribution as a cash payment and/or as a payment in shares, out of the profit and/or at the expense of reserves, provided that the board of directors is authorized to do so by the general meeting. The board of directors shall then determine the conditions applicable to the aforementioned choices.

New CF	CF Holdings	OCI
Liability of Directors and Officers

Under the U.K. Companies Act 2006, any provision (whether contained in a company's articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the U.K. Companies Act 2006, which provides exceptions for a company to (a) purchase and maintain insurance against such liability; (b) provide a "qualifying third party indemnity" (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he or she is successful in defending the claim or criminal proceedings); and (c) provide a "qualifying pension scheme indemnity" (being an indemnity against liability incurred in connection with the company's activities as trustee of an occupational pension plan).
Under the DGCL, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or (iv) any transaction from which the director derives an improper personal benefit.
Under the laws of the Netherlands, members of the OCI board of directors may be liable to OCI for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to OCI and to third parties for infringement of the OCI articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

New CF	CF Holdings	OCI

The New CF articles of association provide that, to the extent permitted by the U.K. Companies Act 2006, New CF: (a) shall indemnify, out of the assets of New CF, any director of New CF or of any associated company against all losses, liabilities and expenditures which he may sustain or incur in the execution and discharge of the duties of his office or otherwise in relation thereto; (b) may indemnify, out of the assets of New CF, any director of either New CF or any associated company where New CF or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company's activities as trustee of such scheme; (c) may provide a director with funds to meet expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to New CF or an associated company, and New CF shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under the U.K. Companies Act 2006 to enable a director to avoid incurring such expenditure; and (d) may provide a director with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him
In addition, under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action is by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; provided, with respect to any criminal action or proceeding, there was no reasonable cause to believe the person's conduct was unlawful; provided, further, that the corporation may not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless determined otherwise by court order.

New CF	CF Holdings	OCI
in relation to New CF or any associated company and New CF shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under the U.K. Companies Act 2006 to enable a director to avoid incurring such expenditure.
The New CF articles of association also provide that, to the extent permitted by the U.K. Companies Act 2006, the New CF board of directors may exercise all the powers of New CF to purchase and maintain insurance for or for the benefit of, among others, any person who is or was: (a) a director, officer or employee of New CF, or any body which is or was the holding company or subsidiary undertaking of New CF; or (b) a trustee of any pension fund in which employees of New CF, or any body which is or was the holding company or subsidiary undertaking of New CF, are or have been interested, including, without limitation, insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the relevant body or fund.	CF Holdings' certificate of incorporation limits the personal liability of its directors to the fullest extent permitted by the DGCL.
CF Holdings' certificate of incorporation provides that CF Holdings shall indemnify its directors and officers to the fullest extent permitted by law; provided, that, except for proceedings to enforce rights to indemnification, CF Holdings shall not be required to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors. The CF Holdings board of directors may provide to employees and agents of CF Holdings similar indemnification rights. The right to indemnification includes the right to advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

New CF	CF Holdings	OCI
CF Holdings' bylaws provide that CF Holdings will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director or officer of CF Holdings against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith, in a manner such person reasonably believed to be in or not opposed to the best interests of CF Holdings and, in the case of criminal proceedings, held no reason to believe such action was unlawful. CF Holdings' bylaws provide equivalent indemnification rights with respect to actions, suits or proceedings by or in the right of CF Holdings, except if such director is adjudged to be liable to CF Holdings in such action, unless and to the extent the court determines that despite the finding of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

New CF	CF Holdings	OCI
Shareholder Vote on Certain Transactions

The U.K. Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of restructurings, amalgamations, capital reorganizations or takeovers.
These arrangements require:

•

the approval at a shareholders' or creditors' meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the court.

Generally, under the DGCL, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires the approval of the board of directors and approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.
CF Holdings' certificate of incorporation does not provide for supermajority voting rights.	Pursuant to the Dutch Civil Code and the OCI articles of association, resolutions of the board of directors in respect of an important change in the identity or character of OCI or its business are subject to the approval of the general meeting, which in any event include:

•

the transfer of the business or substantially all of the business to a third party;

•

the entry into or termination of a long-term cooperation by OCI or any of its subsidiaries with another legal entity or as a fully liable partner in a limited or general partnership, if such cooperation or the termination thereof is of far-reaching significance to OCI; and

•

the acquisition or disposal by OCI or by any of its subsidiaries of a participation in the capital of another company, the value of which equals at least one-third of OCI's assets according to its consolidated balance sheet with explanatory notes included in OCI's most recently adopted consolidated annual accounts.

The request for approval as referred to above shall be submitted to OCI's general meeting only after its works council has been given a timely opportunity to determine a point of view in respect thereof. The point of view of the works council shall be submitted to the general meeting simultaneously with the request for approval of OCI's general meeting.

New CF	CF Holdings	OCI
The chairman or a member of the works council designated by him may give an explanation at the general meeting of the point of view of the works council. The absence of a point of view shall not affect the adoption of a resolution in respect of the request for approval.
The general meeting may only resolve to amend the OCI articles, to conclude a legal merger or a demerger, or to dissolve OCI on a proposal of the board of directors.

New CF	CF Holdings	OCI
Anti-Takeover Provisions

Neither the U.K. Companies Act 2006 nor the New CF articles of association include provisions equivalent to Section 203 of the DGCL.
The U.K. Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

•

acquires an interest in a company's shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of the company's shares; or

•

who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the company's outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Notwithstanding the assumption that the Takeover Code does not apply to New CF, the New CF articles contain provisions restricting, in specified circumstances, certain

CF Holdings is subject to Section 203 of the DGCL.
Under Section 203, CF Holdings is prohibited from engaging in certain business combinations with an interested shareholder (a person or group of affiliates owning at least 15% of the voting power of CF Holdings) for a period of three years after such interested shareholder became an interested shareholder unless (a) before the shareholder became an interested shareholder, CF Holdings board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of CF Holdings outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the voting stock outstanding owned by the interested shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the shareholder became an interested shareholder the business combination is approved by the board of directors and authorized by the	There is no equivalent provision to Section 203 of the DGCL in OCI's articles of association or under the laws of the Netherlands.
Pursuant to the Dutch Financial Supervision Act, and in accordance with European Directive 2004/25/EC, also known as the takeover directive, any shareholder who directly or indirectly obtains control of a Dutch listed company, is required to make a public offer for all issued and outstanding shares in that company's share capital at a fair price. Such control is deemed present if a (legal) person is able to exercise, alone or acting in concert, at least 30% of the voting rights in the general meeting of such listed company (subject to a grandfathering exemption for major shareholders who, acting alone or in concert, already had control at the time of that company's initial public offering).
An exemption exists as well if such (legal) person, alone or acting in concert, reduces its holding below 30% within 30 days of the acquisition of control provided that: (i) the reduction of such (legal) person's holding was not effected by a transfer of shares or depositary receipts to an exempted party; and (ii) during this period such (legal) person, alone or acting in concert, did not exercise its voting rights. Furthermore, an additional exemption exists if such (legal) person has predominant control at the moment when the shares or the depositary receipts for

New CF	CF Holdings	OCI
transactions which would have an equivalent effect to a trigger of the mandatory offer rules set out in Rule 9 of the Takeover Code.
In particular, the New CF articles of association provide that if a person breaches any of the triggers for a mandatory offer under Rule 9 of the Takeover Code, or a "Limit", or is otherwise involved in an acquisition prohibited by the New CF articles of association, then unless such breach is a result of certain specified permitted acquisitions, that person will be in breach of the New CF articles of association.

The New CF articles further provide, however, that an acquisition of shares in breach of a Limit will be permitted if the relevant person who breached the Limit (or any person connected with it or him) completes the making and implementation of a mandatory offer to acquire all of New CF's shares, provided (amongst other things) that the New CF board of directors has consented to the acquisition, or the acquisition is pursuant to an offer made by or on behalf of the acquiring person that is recommended by the New CF board of directors.	affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder at an annual or special meeting of the shareholders of CF Holdings.	shares issued with the company's concurrence are admitted for the first time to trading on a regulated market.

New CF	CF Holdings	OCI
Shareholder Rights Plan

Under the New CF articles of association, the New CF board of directors may establish a shareholders rights plan, in a form as determined by the New CF board of directors in its absolute discretion and may in particular include terms described in the form appended to the articles. Such shareholders rights plan may include rights to either: (a) subscribe for shares in New CF; or (b) acquire shares of New CF. The New CF board of directors will be entitled to establish a shareholders rights plan if, in the opinion of the majority of the New CF board members present at a duly convened board meeting, it would improve the likelihood that: (i) a process which may result in a change of control of New CF is conducted in an orderly manner; (ii) a change of control of New CF will treat all members of New CF holding the same class of shares equally and fairly; (iii) an optimum price for shares would be received by all members of New CF; (iv) the success of New CF would be promoted for the benefit of its shareholders; (v) the New CF board of directors would have additional time to gather relevant information or pursue appropriate strategies; (vi) the long term interests of New CF, its employees, its shareholders and its business would be safeguarded; or (vii) New CF would not suffer serious economic harm. The New CF board of directors may, subject to the UK Companies Act 2006, determine not to redeem the rights contained in the shareholders rights plan. In particular, the New CF board of directors shall be entitled not to	CF Holdings does not have a shareholders' rights plan in effect, but under Delaware law the CF Holdings board of directors could adopt such a plan without shareholder approval.	There is no equivalent provision in OCI's articles of association.

New CF	CF Holdings	OCI
redeem the rights if this would reduce the likelihood of any of the above outcomes being achieved.
Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to New CF, including:

•

to act in the way he or she considers, in good faith, would be most likely to promote the success of New CF for the benefit of its members as a whole;

•

to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of New CF;

•

to act in accordance with New CF's constitution and only exercise his or her powers for the purposes for which they are conferred;

•

to exercise independent judgment;

•

to exercise reasonable care, skill and diligence;

•

not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

•

a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with New CF.

	The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the shareholders.	In the Netherlands, a directors' duty of care is expressed in terms of a duty to "act in the interests of OCI and the business connected with it."

New CF	CF Holdings	OCI
Shareholder Suits

Under English law, generally, New CF, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to New CF or whether there is an irregularity in New CF's internal management.
Notwithstanding this general position, the U.K. Companies Act 2006 provides that: (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of New CF) in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust; and (ii) a shareholder may bring a claim for a court order where New CF's affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.
New CF's articles of association provide that English courts will have exclusive jurisdiction with respect to any suits brought by shareholders (in their capacity as such) against New CF or the directors.

Under the DGCL, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff shares thereafter devolved on the plaintiff by operation of law; and

•

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiffs failure to obtain the action; or

•

state the reasons for not making the effort.

Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit. The action will not be dismissed without the approval of the Delaware Court of Chancery.

There is no equivalent provision in OCI's articles of association or under the laws of the Netherlands.

New CF	CF Holdings	OCI
Inspection of Books and Records

Under the U.K. Companies Act 2006, New CF shareholders have certain information rights including the right to:

•

inspect and obtain copies (for a fee) of the minutes of all general meetings of New CF and all resolutions of members passed other than at a general meeting;

•

inspect copies of the register of members, register of directors, register of secretaries and other statutory registers maintained by New CF;

•

receive copies of New CF's annual report and accounts for each financial year; and

•

receive notices of general meetings of New CF.

A company's articles of association must be registered at Companies House and the New CF articles of association are therefore open to public inspection.

New CF shareholders do not have any right to inspect board minutes of New CF.
The New CF articles of association expressly state that no member shall (as such) have any right to inspect any accounting records or other book or document of New CF except as conferred by statute or authorized by the New CF board of directors or by ordinary resolution of New CF or order of a court of competent jurisdiction.

Under the DGCL, any shareholder, in person or by attorney or other agent, does, upon written demand under oath stating the purposes thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:

•

the corporation's stock ledger, a list of its shareholders, and its other books and records; and

•

a subsidiary's books and records, to the extent that: (a) the corporation has actual possession and control of such records of such subsidiary; or (b) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (i) the shareholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (ii) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

Under OCI's articles of association, the laws of the Netherlands, and the Dutch Corporate Governance Code, OCI has to publish its annual reports and accounts, and the notices and the minutes of general meetings on its website.
Furthermore, a company's articles of association, and annual reports and accounts must be registered at the Trade Register and these documents are therefore open to public inspection.

FUTURE SHAREHOLDER PROPOSALS

New CF

        Assuming completion of the combination, holders of New CF ordinary shares will be entitled to present proposals for consideration at forthcoming New CF shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and the New CF articles. The deadline for submission of all New CF shareholder proposals to be considered for inclusion in New CF's proxy statement for its next annual meeting will be disclosed in a subsequent filing with the SEC.

CF Holdings

        CF Holdings has not yet determined the impact of the proposed combination on its 2016 annual meeting of shareholders. If an annual meeting is held in 2016, any CF Holdings shareholder intending to present a proposal at such meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to the CF Holdings corporate secretary at CF Industries Holdings, Inc., Attention: Secretary, 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The proposal must be received by CF Holdings no later than December 4, 2015, except that, if the date of the 2016 annual meeting has been changed by more than 30 days from the date of the 2015 annual meeting, the proposal must be received by CF Holdings by a reasonable time before CF Holdings begins to print and send its proxy materials.

        In connection with the 2016 annual meeting, if there is one, the CF Holdings bylaws require that, to be timely, written notice of (i) proposals intended to be presented by shareholders at the 2016 annual meeting, but that are not intended for inclusion in the proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominations of persons for election as directors intended to be made by a shareholder at the 2016 annual meeting be delivered to the CF Holdings corporate secretary at the address above no earlier than January 16, 2016 and no later than February 15, 2016, except that, if the 2016 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2015 annual meeting, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2016 annual meeting was mailed or public disclosure of the date of the 2016 annual meeting was made, whichever first occurs. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, the notice must set forth the information prescribed in the CF Holdings bylaws. Under the proxy access provisions of the CF Holdings bylaws, certain shareholders and/or shareholder groups will be permitted to include shareholder nominated director candidates in CF Holdings' proxy materials for the 2016 annual meeting of shareholders, if there is one. See "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF—Proposed Shareholder Nominations and Resolutions." Requests pursuant to such proxy access provisions to include shareholder nominated director candidates in CF Holdings' proxy materials for an annual meeting in 2016 must be received by CF Holdings no earlier than November 4, 2015 and no later than December 4, 2015.

OCI

        OCI will hold an annual meeting within 6 months of January 1, 2016. OCI will inform its shareholders of the date of the annual meeting at least 42 days in advance of such meeting. Any proposal that an OCI shareholder intends to present at the 2016 annual meeting of OCI shareholders pursuant to Section 2:114a of the Dutch Civil Code, including any nominations for the OCI board of directors, must be submitted to the chairman of OCI, and the proposal must be received no later than 60 days prior to the date of the meeting. Only one or more OCI shareholders, who, alone or jointly, represent not less than a three per cent part of the issued capital have the right to present a proposal.

 LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom (UK) LLP, counsel for CF Holdings as to matters of English law, will provide an opinion regarding the validity of the New CF ordinary shares to be issued in the combination.

EXPERTS

        The consolidated financial statements of CF Holdings and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The Combined Carve-out Financial Statements of the ENA business of OCI N.V. as of December 31, 2014 and 2013 and January 1, 2013, and for each of the years in the two-year period ended December 31, 2014, have been included in this document and in the registration statement in reliance upon the report of KPMG Accountants N.V., an independent public accounting firm, appearing elsewhere in this document and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings files annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

        This document is part of a registration statement and constitutes a prospectus of New CF in addition to being a proxy statement of CF Holdings for its special meeting and a shareholders circular of OCI for their extraordinary general meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the New CF ordinary shares. The rules and regulations of the SEC allow certain information included in the registration statement to be omitted from this document.

        In addition, the SEC allows CF Holdings to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this document, except for any information that is superseded by information included directly in this document. In addition, any later information that CF Holdings files with the SEC will automatically update and supersede this information. This document incorporates by reference the documents listed below that CF Holdings has previously filed with the SEC. These documents contain important information about CF Holdings, including its financial condition, business and results.

        The following documents, which have been filed with the SEC by CF Holdings, are hereby incorporated by reference into this document:

  •
  CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 26, 2015;

  •
  CF Holdings' Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 7, 2015 and the quarter ended June 30, 2015 filed with the SEC on August 6, 2015;

  •
  CF Holdings' definitive proxy statement for its 2015 annual meeting of shareholders filed with the SEC on April 2, 2015; and

  •
  CF Holdings' Current Reports on Form 8-K (only to the extent "filed" and not "furnished") filed with the SEC on February 10, 2015, March 16, 2015, March 20, 2015, May 15, 2015, June 25, 2015, July 1, 2015, August 6, 2015, August 12, 2015 (two filings), August 17, 2015, September 8, 2015, September 23, 2015, September 25, 2015, September 30, 2015, October 16, 2015 and November 3, 2015.

        In addition, any future filings CF Holdings makes with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document and prior to the date of the CF Holdings special meeting are incorporated by reference into this document. Such documents are considered to be a part of this document, effective as of the date such documents are filed. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this document. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from CF Holdings by requesting them in writing or by telephone at the following address:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention: Secretary
Telephone: (847) 405-2400

        These documents are available from CF Holdings without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this document is a part. If you are a shareholder of CF Holdings or OCI and would like to request documents, please do so by            to receive them before the CF Holdings special meeting or the OCI extraordinary general meeting. If you request any documents from CF Holdings, CF Holdings will mail them to you by first class mail, or another equally prompt means, within one business day after CF Holdings receives your request. All information contained in this document or incorporated herein by reference with respect to CF Holdings was supplied by CF Holdings, and all information contained in this document with respect to OCI, the ENA business and the purchased companies and their subsidiaries was supplied by OCI.

        This document does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. The distribution or possession of this document in or from certain jurisdictions may be restricted by law. You should, if applicable, observe any such restrictions. New CF, CF Holdings and OCI do not assume any responsibility in this regard.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO BUY OR SELL, OR A SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITIES, OR A SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT TO VOTE YOUR SHARES OF CF HOLDINGS COMMON STOCK AT THE CF HOLDINGS SPECIAL MEETING OR YOUR OCI ORDINARY SHARES AT THE OCI EXTRAORDINARY GENERAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT.

        THIS DOCUMENT IS DATED AS OF THE DATE ON THE COVER HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE DISTRIBUTION OF THIS DOCUMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO COMBINED CARVE-OUT FINANCIAL STATEMENTS AND UNAUDITED CONDENSED COMBINED INTERIM CARVE-OUT FINANCIAL STATEMENTS OF THE
ENA BUSINESS OF OCI N.V.

Page
Combined Carve-out Financial Statements of the ENA business of OCI N.V.:
Independent Auditors' Report	FS-2
Combined Carve-out Statements of Financial Position as of December 31, 2014, 2013 and January 1, 2013	FS-3
Combined Carve-out Statements of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2014 and 2013	FS-4
Combined Carve-out Statements of Changes in Net Investment for the Years Ended December 31, 2014 and 2013	FS-5
Combined Carve-out Statements of Cash Flows for the Years Ended December 31, 2014 and 2013	FS-6
Notes to Combined Carve-out Financial Statements	FS-7
Unaudited Condensed Combined Interim Carve-out Financial Statements of the ENA business of OCI N.V.:
Unaudited Condensed Combined Interim Carve-out Statements of Financial Position as of June 30, 2015 and December 31, 2014	FS-67
Unaudited Condensed Combined Interim Carve-out Statements of Profit or Loss and Other Comprehensive Income for the Six Months Ended June 30, 2015 and 2014	FS-68
Unaudited Condensed Combined Interim Carve-out Statements of Changes in Net Investment for the Six Months Ended June 30, 2015 and 2014	FS-69
Unaudited Condensed Combined Interim Carve-out Statements of Cash Flows for the Six Months Ended June 30, 2015 and 2014	FS-70
Notes to the Unaudited Condensed Combined Interim Carve-out Financial Statements	FS-71

Independent Auditors' Report

The Board of Directors and Stockholders
OCI N.V.:

        We have audited the accompanying combined carve-out financial statements of the ENA business of OCI N.V., which comprise the combined carve-out statements of financial position as of December 31, 2014 and 2013 and January 1, 2013, and the related combined carve-out statements of profit or loss and other comprehensive income, changes in net investment, and cash flows for the years ended December 31, 2014 and 2013, and the related notes to the combined carve-out financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these combined carve-out financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these combined carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined carve-out financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the ENA business's preparation and fair presentation of the combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the ENA business's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

        In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of the ENA business of OCI N.V. as of December 31, 2014 and 2013 and January 1, 2013, and the results of its operations and its cash flows for each of the years ended December 31, 2014 and 2013, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Accountants N.V.

Amstelveen, Netherlands
November 5, 2015

The ENA Business of OCI N.V.

Combined Carve-out Statements of Financial Position

		As of
($ millions)	Note	December 31, 2014	December 31, 2013	January 1, 2013
Assets
Non-current assets
Property, plant and equipment	(6)	2,394.1	1,374.0	646.5
Goodwill and other intangible assets	(7)	70.0	97.3	116.5
Trade and other receivables	(8)	2.1	8.4	2.7
Equity-accounted investees	(9)	40.2	48.0	43.9
Deferred tax assets	(10)	1.2	0.1	—

Total non-current assets		2,507.6	1,527.8	809.6
Current assets
Inventories	(11)	89.8	81.1	75.9
Other investments	(13)	—	—	1,194.1
Trade and other receivables	(8)	244.2	272.9	240.8
Related party receivables	(26)	45.8	118.7	136.4
Loans to related parties	(26)	519.5	910.0	587.6
Current income tax receivables	(12)	11.5	1.6	0.6
Cash and cash equivalents	(13)	595.0	1,464.7	100.0

Total current assets		1,505.8	2,849.0	2,335.4

Total assets		4,013.4	4,376.8	3,145.0

Net investment
Owner's net investment	(14)	1,101.4	1,342.2	401.4
Non-controlling interest	(15)	39.4	32.8	—

Total net investment		1,140.8	1,375.0	401.4
Liabilities
Non-current liabilities
Loans and borrowings	(16)	1,940.4	2,064.9	551.2
Trade and other payables	(17)	22.5	16.1	6.7
Deferred tax liabilities	(10)	95.5	100.3	70.7

Total non-current liabilities		2,058.4	2,181.3	628.6
Current liabilities
Loans and borrowings	(16)	67.2	69.3	1,379.7
Related party loans	(16)(26)	380.4	363.3	386.9
Trade and other payables	(17)	216.8	201.1	193.8
Related party payables	(26)	143.6	156.0	105.8
Provisions	(18)	1.5	1.1	1.1
Current income tax payables		4.7	29.7	47.7

Total current liabilities		814.2	820.5	2,115.0

Total liabilities		2,872.6	3,001.8	2,743.6

Total net investment and liabilities		4,013.4	4,376.8	3,145.0

See accompanying Notes to the Combined Carve-out Financial Statements.

The ENA Business of OCI N.V.

Combined Carve-out Statements of Profit or Loss and Other Comprehensive Income

		For the Years Ended December 31,
($ millions)	Note	2014	2013
Revenue, net	(23)	2,266.6	2,145.0
Cost of sales	(19)	(1,825.2)	(1,696.1)

Gross profit		441.4	448.9
Other income	(20)	7.6	8.1
Selling, general and administrative expenses	(19)	(168.4)	(153.5)
Other expenses	(21)	(6.4)	(36.3)

Operating profit		274.2	267.2
Finance income	(22)	34.0	25.8
Finance cost	(22)	(47.4)	(63.9)

Net finance cost	(22)	(13.4)	(38.1)
Income from equity-accounted investees (net of tax)	(9)(23)	4.6	7.2

Profit before income tax		265.4	236.3
Income tax	(10)	(54.6)	(68.4)

Net profit		210.8	167.9
Other comprehensive income:
Items that are or may be reclassified to profit or loss
Foreign currency translation differences		(47.1)	23.0

Other comprehensive income, net of tax		(47.1)	23.0

Total comprehensive income		163.7	190.9

Profit attributable to:
Owner's net investment		185.8	157.3
Non-controlling interest	(15)	25.0	10.6

Net profit		210.8	167.9

Total comprehensive income attributable to:
Owner's net investment		138.7	180.3
Non-controlling interest	(15)	25.0	10.6

Total comprehensive income		163.7	190.9

See accompanying Notes to the Combined Carve-out Financial Statements.

The ENA Business of OCI N.V.

Combined Carve-out Statements of Changes in Net Investment

($ millions)	Note	Owner's net investment	Foreign currency translation differences	Total owner's net investment	Non- controlling interest	Total net investment
Balance as of January 1, 2013		401.4	—	401.4	—	401.4
Net profit		157.3	—	157.3	10.6	167.9
Other comprehensive income		—	23.0	23.0	—	23.0

Total comprehensive income		157.3	23.0	180.3	10.6	190.9
Contributions from investors (in kind)	(14)	101.0	—	101.0	—	101.0
Contributions from investors (in cash)	(14)	385.2	—	385.2	—	385.2
IPO Proceeds OCI Partners	(14)	268.0	—	268.0	22.2	290.2
Share-based payments	(19c)	6.3	—	6.3	—	6.3

Balance as of December 31, 2013		1,319.2	23.0	1,342.2	32.8	1,375.0
Net profit		185.8	—	185.8	25.0	210.8
Other comprehensive income		—	(47.1)	(47.1)	—	(47.1)

Total comprehensive income		185.8	(47.1)	138.7	25.0	163.7
Distributions to investors (in kind)	(14)	(344.6)	—	(344.6)	—	(344.6)
Distributions to investors (in cash)	(14)	(28.1)	—	(28.1)	(30.9)	(59.0)
Contributions from investors in OCI Partners	(14)	(12.5)	—	(12.5)	12.5	—
Share-based payments	(19c)	5.7	—	5.7	—	5.7

Balance as of December 31, 2014		1,125.5	(24.1)	1,101.4	39.4	1,140.8

See accompanying Notes to the Combined Carve-out Financial Statements.

The ENA Business of OCI N.V.

Combined Carve-out Statements of Cash Flows

		For the Years ended December 31,
($ millions)	Note	2014	2013
Net profit		210.8	167.9
Adjustments for:
Depreciation and amortization	(6),(7)	98.7	95.8
Share-based payments	(19c)	5.7	6.3
Interest income	(22)	(29.4)	(25.7)
Interest expense	(22)	47.4	61.2
Foreign exchange gains and losses	(22)	(4.1)	2.6
Income from equity accounted investees (net of tax)	(9)	(4.6)	(7.2)
Gain on sale of equity accounted investees	(20)	—	1.0
Income tax	(10)	54.6	68.4
Changes in:
Inventories		(8.7)	(5.2)
Trade and other receivables, including related party receivables		123.5	(310.9)
Trade and other payables, including related party payables		(37.7)	47.1
Provisions		0.4	—
Cash flows:
Interest paid		(107.3)	(89.2)
Interest received		7.2	2.3
Income taxes paid		(7.0)	(2.0)
Income taxes paid to related parties		(64.3)	—

Cash flow from operating activities		285.2	12.4

Investments in property, plant and equipment		(1,041.4)	(681.2)
Investments in intangible assets	(7)	—	(0.8)
Proceeds from sale of equity accounted investees		—	1.5
Dividends from equity accounted investees	(9)	8.4	4.8
Proceeds from sale of other investments	(13)	—	1,194.1

Cash flow (used in) / from investing activities		(1,033.0)	518.4

Proceeds from capital contributions	(14)	—	385.2
Proceeds from IPO proceeds OCI Partners	(14)	—	290.2
Proceeds from loans and borrowings	(16)	5.5	1,712.8
Proceeds from related party loans	(16)	145.2	85.8
Repayments of loans and borrowings	(16)	(70.4)	(1,532.9)
Repayments of related party loans	(16)	(133.0)	(111.0)
Dividends paid	(14)	(59.0)	—

Cash flow (used in) / from financing activities		(111.7)	830.1

Net cash flows		(859.5)	1,360.9

Cash and cash equivalents as of January 1,	(13)	1,464.7	100.0
Effect of exchange rate fluctuations on cash		(10.2)	3.8

Cash and cash equivalents as of December 31,	(13)	595.0	1,464.7

See accompanying Notes to the Combined Carve-out Financial Statements.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation

1.1 Background and purpose of the Combined Carve-out Financial Statements

        On August 6, 2015, OCI N.V. ("OCI" or the "Parent") and CF Industries Holdings, Inc. ("CF") entered into a definitive agreement to combine OCI's European, North American, and Global Distribution businesses (together referred to as the "divested business" or the "ENA business") with CF's global assets in a transaction that is expected to be completed in the first half of 2016. This transaction is subject to certain conditions, including obtaining regulatory approvals and the approval of OCI and CF shareholders. In accordance with regulations of the United States Securities and Exchange Commission ("SEC"), OCI has prepared Combined Carve-out Financial Statements for the divested business, and these will be included in a Registration Statement on Form S-4. The terms of the merger are further documented in the combination agreement as agreed between CF and OCI as of August 6, 2015 (the "Combination Agreement").

        The ENA business is a producer and distributor of nitrogen fertilizers and natural gas-based chemicals, with plants in the Netherlands and United States and employs a total workforce of approximately 850 full-time equivalents ("FTEs"). The principal markets include USA, Europe and South America. The ENA business is currently and was historically managed centrally as part of the OCI N.V. Group located in Amsterdam, the Netherlands.

        The accompanying Combined Carve-out Financial Statements include historical financial information as of and for the years ended December 31, 2014 and 2013. As a parent subsidiary relationship for the ENA business, did not exist on a standalone basis as of and for the years ended December 31, 2014 and 2013, the Carve-out Financial Statements of the ENA business are being presented as "Combined Carve-out Financial Statements". The Combined Carve-out Financial Statements consist of the Combined Carve-out Statements of Financial Position, Combined Carve-out Statements of Profit or Loss and Other Comprehensive Income, Combined Carve-out Statements of Changes in Net Investment, Combined Carve-out Statements of Cash Flow and Notes to the Combined Carve-out Financial Statements as of and for the years ended December 31, 2014 and 2013 (the "Combined Carve-out Financial Statements").

        The purpose of these Combined Carve-out Financial Statements is to provide historical financial information of the legal entities that comprise the ENA business being contributed as part of the Combination Agreement for inclusion in the relevant filings with the SEC.

        References herein to "we," "us" and "our" refer to the ENA business unless the context specifically requires otherwise.

1.2 Entities comprising the Combined Carve-out Financial Statements

        Pursuant to the Combination Agreement, OCI will contribute the Dutch holding companies owning OCI Nitrogen B.V., Iowa Fertilizer Company ("IFCo"), OCI's global distribution businesses (OCI Fertilizer Trading Limited and OCI Fertilizer Trade & Supply B.V.), OCI's stake in OCI Partners LP ("OCI Partners"), which stake as of December 31, 2014 was 79.04%, and several other holding and finance companies (collectively the "ENA business"). OCI will also sell to CF a 45% interest in Natgasoline LLC ("Natgasoline").

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation (Continued)

        The accompanying Combined Carve-out Financial Statements of the ENA business include all of the assets, liabilities and results of operations of the aforementioned entities, including Natgasoline, on a 100% legal entity basis (adjusted for non-controlling interest of OCI Partners). For a full list of ENA entities, refer to Note 29.

1.3 Presentation of the Combined Carve-out Financial Statements

        The Combined Carve-out Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and the carve-out basis of presentation as stated in Note 1.4. The Combined Carve-out Financial Statements have been prepared on a historical cost basis, except where otherwise stated, and are presented on a combined basis. The financial year commences on January 1 and ends on December 31 of each year. The Combined Carve-out Financial Statements have been presented in U.S. dollars (USD or $), which is the presentation currency of the ENA business. The entities comprising the ENA business have the U.S. dollar or the Euro as their functional currencies.

        The Combined Carve-out Financial Statements of the ENA business present the financial position, results of operations and cash flows and have been derived from the Consolidated Financial Statements of OCI N.V. using the historical results of operations and historical basis of assets and liabilities of the entities comprising the ENA business. The ENA business was operated and held by OCI during the years presented in the accompanying Combined Carve-out Financial Statements. In the opinion of management, these financial statements reflect all adjustments necessary for fair presentation of results for the years reported. All such adjustments are of a normal, recurring nature unless otherwise disclosed. The accompanying Combined Carve-out Financial Statements include financial data at historical cost and include 100% of the operations of the entities listed above reflecting the historical ownership of these businesses by the Parent.

        All significant intercompany balances and transactions between the legal entities of the ENA business have been eliminated. All transactions, balances and any unrealized income and expenses between the ENA business and OCI N.V. and any of its other non-ENA subsidiaries have been reflected as related party transactions in the accompanying Combined Carve-out Financial Statements. These related party transactions are disclosed in Note 26 of the accompanying Combined Carve-out Financial Statements.

        The ENA business has applied IFRS 1, "First-Time Adoption of International Financial Reporting Standards" ("IFRS 1") in its adoption of IFRS. The transition date ("Transition Date") is January 1, 2013. The ENA business has applied IFRS standards effective for the year ended December 31, 2014 and to all years presented in these Combined Carve-out Financial Statements. The ENA business has never before prepared financial statements or financial information on a stand-alone carve-out basis of preparation as presented herein. The ENA business applied exemption D13 of IFRS 1 related to the reset of cumulative translation difference in the opening Combined Carve-out Financial Statements as of January 1, 2013 as applicable for first-time IFRS adopters. The ENA business elected not to apply the optional exceptions for first time adopters. Estimates made by the ENA business in preparing its first IFRS financial statements reflect the facts and circumstances which existed at the time such estimates were made. Accordingly, the estimates made by the ENA business to prepare these Combined Carve-out Financial Statements are consistent with those made in the historical reporting of

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation (Continued)

financial information of OCI N.V. taking into account post balance sheet events after December 31, 2014 until the issuance date of the Combined Carve-out Financial Statements. Since the ENA business has not previously prepared stand-alone financial statements, the Combined Carve-out Financial Statements do not include any IFRS 1 first-time adoption reconciliations. The financial information with respect to the ENA business is reflected in the individual legal entities that comprise the ENA business, which were all under the common control and management of OCI N.V. for all years presented. These Combined Carve-out Financial Statements have been prepared from the accounting records of OCI N.V. and reflect the cash flows, revenues, expenses, assets, and liabilities of these individual legal entities. All transactions and balances between the individual legal entities within the ENA business have been eliminated in combination. Because the separate legal entities that comprise the ENA business were not and are not held by a single legal entity, Owner's net investment is shown in lieu of shareholders' equity in these Combined Carve-out Financial Statements. Owner's net investment represents the cumulative net investment by OCI N.V. in the ENA business through that date. The impact of transactions between the ENA business and OCI N.V. that were not historically recognized and settled in cash are also included in Owner's net investment.

        The accounting principles used by the ENA business for the preparation of the accompanying Combined Carve-out Financial Statements do not differ from those used in the preparation of the financial information for OCI N.V.'s Consolidated Financial Statements in accordance with IFRS as adopted by the European Union. However, the accompanying Combined Carve-out Financial Statements do not contain the one-year extension exception on the application of IFRS 10, 11 and 12 granted by the European Union, therefore the application of these standards has been applied as of January 1, 2013 in these accompanying Combined Carve-out Financial Statements whereas for OCI N.V. these standards have only been applied as of 2014. All standards and interpretations issued by the International Accounting Standards Board (IASB) and the IFRS Interpretations Committee effective for year-end 2014 have been endorsed by the EU, except that the EU did not adopt some paragraphs of IAS 39 applicable to certain hedge transactions. The ENA business has no transactions to which these paragraphs are applicable.

1.4 Significant allocations

1.4.1 Corporate overhead allocations

        The accompanying Combined Carve-out Financial Statements include allocations to the ENA business of certain expenses for shared headquarter services rendered by the Parent including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, internal audit, investor relations, treasury services, employee benefits and incentives, and share-based payments. The allocations were based primarily on direct usage when identifiable or other relevant measures, such as estimates of management resource effort, which is based on the ENA Business' contribution of significant financial metrics compared to OCI N.V., during the respective years. We believe the assumptions underlying the accompanying Combined Carve-out Financial Statements, including the allocation of expenses from the Parent, are reasonable. Nevertheless, the accompanying Combined Carve-out Financial Statements may not include all of the expenses that would have been incurred and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the years presented.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation (Continued)

1.4.2 Allocation of share-based payments

        Costs related to share-based payment awards issued by OCI N.V. have been allocated to and recorded in selling, general and administrative expenses in the accompanying Combined Carve-out Financial Statements in two ways. First, direct employees of the entities included in the ENA business are considered to be delivering service to these entities directly and their share-based payment costs are fully included in the Combined Carve-out Financial Statements. All costs of these employees have been accounted for as "Group share-based payments", which have been disclosed in Note 19c. "Share-based payment arrangements" for an amount of USD 2.7 million and USD 2.7 million for the years ended December 31, 2014 and 2013, respectively. Second, share-based payments related to certain OCI N.V. employees that spend a portion of their time on entities within the ENA business are allocated to the accompanying Combined Carve-out Financial Statements based primarily on estimates of management effort, which is based on the ENA Business contribution of significant financial metrics compared to OCI N.V., during the respective years, and included as part of corporate overhead allocations. The ENA Business has been allocated USD 3.0 million and USD 3.6 million of share-based payment expenses for the years ended December 31, 2014 and 2013, respectively.

1.4.3 Attribution of goodwill

        The combined carve-out statements of financial position include all of the goodwill and the other intangible assets directly attributable to the specific legal entities that comprise the ENA business of OCI N.V.

1.4.4 Attribution of financing arrangements

        The combined carve-out statements of financial position include all financing arrangements directly attributable to the specific legal entities that comprise the ENA business.

Note 2. Summary of significant accounting policies

2.1 Non-controlling interest

        Non-controlling interest is presented as a separate component in net investment. Net earnings attributable to the non-controlling interest are recorded as a separate item in the Combined Carve-out Statement of Profit or Loss. Non-controlling interest is measured at its proportionate share of the acquiree's identifiable net assets at the date of acquisition. Changes in the interest in an entity that do not result in a loss of control are accounted for as equity transactions.

2.2 Equity-accounted investees

2.2.1 Associates

        Associates are those companies in which the ENA business exercises significant influence, but does not have control over the financial and operating policies, and are presumed to exist when the ENA business holds 20% to 50% of the shareholding and related voting rights of the other entity. Associates are accounted for under the equity method. The ENA business' share of profit or loss of an associate is recognized in profit or loss from the date when significant influence begins up to the date when that

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

influence ceases. Investments in associates with negative shareholder's equity are impaired and a provision for its losses is recognized only if the ENA business has a legal or constructive obligation to cover the losses. Equity changes in investees accounted for under the equity method that do not result from profit or loss are recognized in other comprehensive income. Unrealized gains on transactions between the ENA business and its associates are eliminated to the extent of the ENA business' interest in associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Unrealized gains on transactions between two associates are not eliminated.

2.2.2 Joint ventures

        Under IFRS 11, investments in joint arrangements are classified as either joint ventures or joint operations depending on the contractual rights and obligations of each investor. Those joint arrangements that are assessed as joint ventures are accounted for using the equity method. Joint operations are accounted for using the line-by-line accounting.

        Joint ventures are accounted for under the equity method. Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted subsequently for the ENA business' share in the post-acquisition profit or losses and movements in comprehensive income. When the ENA business' share of losses in a joint venture equals or exceeds its interest in the joint venture (which includes any long-term interest that, in substance, forms part of the ENA business' net investment in joint ventures), the ENA business does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint venture.

2.3 Foreign currency

2.3.1 Foreign currency transactions

        The Financial Statements of the ENA business entities are prepared in the currencies which are determined based on the primary economic environment in which they operate ('functional currency'). Transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on the transaction dates. At each balance sheet date, monetary items denominated in foreign currencies are revalued into the entity's functional currency at the then-prevailing closing rates. Exchange differences arising on the settlement and revaluation of monetary items are included in profit or loss for the year except when deferred to other comprehensive income for equity available-for-sale assets and the effective part of qualifying cash flow hedges.

2.3.2 Foreign currency translation

        Upon elimination of inter-ENA business transactions, the assets and liabilities of entities with a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rates prevailing at the balance sheet dates. Income and expense items are translated using exchange rates prevailing at the date of the transactions. Investments in joint ventures and associates with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates prevailing on the balance sheet dates. Exchange rate differences arising during the ENA business combination and on the translation of investments, joint arrangements and associates are included in other

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

comprehensive income, as 'currency translation adjustments'. When a foreign operation is (partly) disposed of or sold, (the proportionate share of) the related currency translation differences that were recorded in other comprehensive income are recycled to profit or loss as part of the gain and loss on disposal or sale. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are considered as assets and liabilities denominated in the functional currency of the foreign entity.

2.4 Financial instruments

        The ENA business classifies financial instruments into the following categories: (i) financial instruments at fair value through profit or loss, (ii) derivatives designated in a hedge relationship, (iii) loans and receivables and (iv) available-for-sale financial assets. Financial instruments are classified as 'current' unless the remaining term of the financial instrument or facility, under which the financial instruments are drawn, is 12 months or more. The ENA business derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognized financial assets that is created or retained by the ENA business is recognized as a separate asset or liability. The ENA business derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the ENA business has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

2.4.1 Financial instruments classified at fair value through profit or loss

        Financial instruments at fair value through profit or loss are measured at fair value. Any changes, including any interest or dividend income, or any directly attributable transaction costs are recognized under finance income and finance cost within the Combined Carve-out Statements of Profit or Loss and Other Comprehensive Income. A financial instrument is classified at fair value through profit or loss if it is classified as held-for-trading or designated into this category. These financial instruments are initially recognized on the trade date.

2.4.2 Embedded derivatives

        Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not clearly and closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss. Changes in the fair value of separated embedded derivatives are recognized immediately in profit or loss.

2.4.3 Other non-trading derivatives

        When a derivative financial instrument is not designated as a hedge that qualifies for hedge accounting, all changes in its fair value are recognized immediately in profit or loss.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

2.4.4 Derivatives designated in a hedge relationship

        The ENA business uses derivative financial instruments to hedge its interest rate risk and fluctuating natural gas price exposures. On initial designation of the derivative as a hedging instrument, the ENA business formally documents the relationship between the hedging instrument and hedged item, including the risk management objectives and strategy in undertaking the hedge transaction and the hedged risk, together with the methods that will be used to assess the effectiveness of the hedging relationship. The ENA business makes an assessment, both at the inception of the hedge relationship as well as on an ongoing basis, of whether the hedging instruments are expected to be highly effective in offsetting the changes in the fair value or cash flows of the respective hedged items attributable to the hedged risk on a prospective and retrospective basis.

        For cash flow hedges, the transaction should be highly probable to occur and should present an exposure to variations in cash flows that ultimately could affect reported profit or loss. Derivatives are recognized initially at fair value. Attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value and changes in fair value are accounted for as described below.

2.4.5 Cash flow hedges

        When a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to a particular risk associated with a recognized asset or liability, or a highly probable forecast transaction that could ultimately affect profit or loss, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income as 'hedging reserve', net of related tax. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss. When the hedged item is a non-financial asset, the amount otherwise accumulated in other comprehensive income is included in the carrying amount of the asset. In other cases, the amounts recognized as other comprehensive income are reclassified to profit or loss when the hedged transaction affects profit or loss. If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or the designation is revoked, then hedge accounting is discontinued prospectively. In these cases, the cumulative gain or loss on the hedging instrument that has been recognized in other comprehensive income from the period when the hedge was effective shall remain separately in other comprehensive income until the forecasted transaction occurs. If the forecasted transaction is no longer expected to occur, the balance in net investment is reclassified to profit or loss.

2.4.6 Loans and receivables

        Loans and receivables are initially recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, the loans and receivables are measured at amortized cost, using the effective interest method, less any impairment losses.

2.4.7 Owner's net investment

        In the accompanying Combined Carve-out Statements of Financial Position contained in the Combined Carve-out Financial Statements, Owner's net investment represents the Parent's and other

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

related parties' historical investment in the ENA business, accumulated net results, and the net effect of transactions with, and allocations from, the Parent and other related parties.

2.4.8 Cash and cash equivalents

        Cash and cash equivalents include cash balances and call deposits with original maturities of three months or less. Restricted cash comprises cash balances where specific restrictions exist on the ENA business' ability to use this cash. Restricted cash includes cash deposited as collateral for letters of credit issued by the ENA business.

2.5 Property, plant and equipment

        Items of property, plant and equipment are measured at cost less accumulated depreciation and any impairment. Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes cost of material, direct labor, other directly attributable costs incurred to make the asset ready for its intended use, cost of asset retirement obligations and any capitalized borrowing cost.

        Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. When parts of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of property, plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognized in profit or loss. Subsequent expenditures are capitalized only when it is probable that the future economic benefits associated with the expenditure will flow to the ENA business and they extend the useful life of the asset. Ongoing repairs and maintenance costs are expensed as incurred. Spare parts of property, plant and equipment are recognized under property, plant and equipment if the average turn-over is at least 12 months or more, otherwise they are recognized within inventories.

2.5.1 Property, plant and equipment under construction

        Expenditures incurred for purchasing and constructing property, plant and equipment are initially recorded as 'under construction' until the asset is completed and becomes ready for use. Upon the completion of the assets, the recognized costs are reclassified from 'under construction' to its final category of property, plant and equipment. Assets under construction are not depreciated and are measured at cost less any impairment losses.

2.5.2 Depreciation

        Items of property, plant and equipment are depreciated on a straight-line basis through profit or loss over the estimated useful lives of each component, taking into account any residual values. If it is reasonably certain that the ENA business will obtain ownership by the end of the lease term, the finance lease assets are depreciated over their useful lives. Land is not depreciated. Items of property, plant and equipment are depreciated from the date that they are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

2.5.3 Estimated useful life

        The estimated useful lives for items of property, plant and equipment are as follows:

Years
Buildings	10 - 50
Plant and equipment	5 - 25
Fixtures and fittings	3 - 10

Depreciation methods, useful lives and residual values are reviewed at each reporting date by the ENA business.

2.5.4 Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of assets or incurred as part of the process of bringing the asset to the location and the condition for its intended use are recognized as part of the cost of those assets. All other borrowing costs are recognized as finance costs in the year in which they are incurred.

2.6 Goodwill and other intangible assets

2.6.1 Goodwill

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired that were directly attributable to the legal entities comprising the ENA business. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the gain is recognized in profit or loss.

        After initial recognition, goodwill is measured at cost less any impairment losses. Goodwill is tested annually for impairment or more frequently if any impairment indicators exist. An impairment loss is recognized for the amount by which the cash-generating unit's carrying amount exceeds its recoverable amount. The recoverable amount of the cash-generating unit is determined by the higher of its fair value less cost to sell and its value in use. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of a business include the carrying amount of goodwill related to the entity sold. All other expenditures on internally generated goodwill and other intangible assets are recognized in profit or loss as incurred. Refer to Note 2.8 related to the "Impairment of assets" for further information.

2.6.2 Other intangible assets

        Other intangible assets with a finite useful life (licenses, customer relationships, brand names and other rights that are acquired separately or through business combinations) are amortized on a straight-line basis in profit or loss over their estimated useful lives, taking into account any residual value, from the date that they are available for use.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

        The estimated useful lives of intangible assets are as follows:

Years
Licenses and trade names	3 - 10
Purchase rights and other	4 - 10

        Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if necessary.

2.7 Inventories

        Inventories are measured at the lower of cost and net realizable value. The cost of inventories of raw materials, spare parts and supplies are based on weighted average principle or the first-in-first-out method, and includes expenditures incurred in acquiring the inventories and bringing them to their existing location and condition. In case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and selling expenses.

2.8 Impairment of assets

2.8.1 Non-derivative financial assets

        The ENA business assesses at each balance sheet date whether there is objective evidence that a non-derivative financial asset or a group of non-derivative financial assets is impaired. An impairment loss is recognized for the amount by which the carrying amount of a non-derivative financial asset exceeds its estimated discounted future cash flows using the original interest rate. Impaired non-derivative financial assets are tested periodically to determine whether the estimated future cash flows have increased and the impairment has to be reversed. Reversal of impairments is only permitted if, in a subsequent period after an impairment loss has been recognized, the amount of the impairment loss decreases and the decrease can be related objectively to an event after the impairment loss was recognized.

2.8.2 Derivative financial assets

        Derivative financial assets are measured at fair value. When determining the fair value, credit value and debit value adjustments are taken into account.

2.8.3 Non-financial assets

        Non-financial assets that have an indefinite useful life are not subject to amortization but are tested annually for impairment or more frequently when indicators arise. Assets with a finite useful life are subject to depreciation or amortization and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs of disposal and its value in use. For the purposes of assessing impairment, assets are grouped based on the lowest

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

level for which there are separately identifiable cash flows (cash-generating units). Impairment is recognized as an expense in profit or loss. Non-financial assets, which are impaired, are tested periodically to determine whether the recoverable amount has increased and the impairment has to be (partially) reversed. Impairment losses on goodwill are not reversed. Reversal of impairments is only permitted if, in a subsequent period after an impairment loss has been recognized, the amount of the impairment loss decreases and the decrease can be related objectively to an event after the impairment loss was recognized.

2.9 Provisions

        Provisions are recognized when a present legal or constructive obligation as a result of a past event exists and it is probable that an outflow of economic benefits is required to settle the obligation. If the outflow is probable but cannot be determined reliably, the provision is disclosed. The non-current part of provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a component of finance cost.

        A provision for onerous contracts is recognized if the ENA business expects that the unavoidable costs of meeting the obligations under a contract exceed the economic benefits expected to be received under it. A provision for onerous contracts is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the ENA business recognizes any impairment loss on the assets associated with that contract.

2.9.1 Legal

        The ENA business is subject to legal and regulatory proceedings in various jurisdictions. Such proceedings may result in criminal or civil sanctions, penalties or disgorgements against the ENA business. If it is probable that an obligation exists, which will result in an outflow of resources and the amount of the outflow can be reliably estimated, a provision is recognized.

2.10 Revenue recognition

        Revenues comprise the fair value of the consideration received or receivable from the sale of goods and services to third parties in the ordinary course of the ENA business' activities, excluding the taxes levied and taking into account any discounts granted. The ENA business recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the ENA business, and specific criteria have been met as described below.

        Revenue on goods sold is recognized, in addition to abovementioned criteria, when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership of the goods have transferred to the customer, the associated costs and possible return of goods can be estimated reliably and there is no continuing management involvement with the goods. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of revenue as the sales are recognized. The timing of the transfer of risks and rewards varies depending on the individual terms of the sales agreement, whereby

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

usually the transfer occurs when the product is received at the customer's warehouse or the products leave the ENA business' warehouse; however, for some international shipments transfer occurs on loading the goods onto the relevant carrier at the port. Generally the customer has no right of return.

2.11 Operating leases

        Leases in which a significant portion of the risks and rewards incidental to ownership are retained by the lessor are classified as operating leases. Payments made by the ENA business under operating leases (net of any incentives received from the lessor) are charged to the Combined Carve-out Statements of Profit or Loss and Other Comprehensive Income on a straight-line basis over the period of the lease.

2.12 Finance income

        Finance income comprises:

  •
  interest income on funds invested (including available-for-sale financial assets);

  •
  gains on the disposal of available-for-sale financial assets;

  •
  fair value gains on financial assets at fair value through profit or loss; and

  •
  gains on hedging instruments that are recognized in profit or loss and reclassifications of amounts previously recognized in other comprehensive income.

        Dividend income is recognized in profit or loss on the date that the right to receive payment is established, which in the case of quoted securities is normally the ex-dividend date.

        Finance cost comprises:

  •
  interest expense on borrowings;

  •
  unwinding of the discount on provisions and contingent consideration;

  •
  losses on disposal of available-for-sale financial assets;

  •
  fair value losses on financial assets at fair value through profit or loss; and

  •
  impairment losses recognized on financial assets (other than trade receivables).

        Interest expense is recognized as it accrues in profit or loss, using the effective interest method.

        Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss as incurred.

2.13 Employee benefits

2.13.1 Defined contribution plan

        OCI N.V. allows the ENA business entities to participate in its "pension plans," "end of service remuneration plans" and "long-term service benefits." These pension plans qualify as defined contribution plans. Obligations for contributions to defined contribution plans are expensed as the

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

2.13.2 Short-term employee benefits

        Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the ENA business has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.13.3 Long-term employee benefits

        The ENA business long-term employee benefits are recognized if the ENA business has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably to determine its present value. The discount rate is the yield at the balance sheet date on triple-A ('AAA') credit rated bonds that have maturity dates approximating to the terms of the ENA business' obligations. Re-measurements are recognized in profit or loss in the period in which they arise.

2.13.4 Termination benefits

        Employee termination benefits are payable when employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. The ENA business recognizes termination benefits when the ENA business is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal or when the ENA business is providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to present value.

2.13.5 Share-based payments

        Employees (including senior executives) of the ENA business receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments of OCI N.V. (OCI share-based payment arrangements). The grant date fair value of share-based payment awards granted to employees is recognized as an employee expense, with a corresponding increase in net investment, over the period that the employees render service and becomes unconditionally entitled to the awards (the vesting period). The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

2.14 Income tax

2.14.1 General

        In determining taxes in these Combined Carve-out Financial Statements, the "separate return method" is used, whereby taxes are determined as if the entities belonging to the ENA business filed separate tax returns.

2.14.2 Current tax

        Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Current tax payable also includes any tax liability arising from the declaration of dividends. Current income tax assets and liabilities are offset when there is a legally enforceable right to offset and when the current income tax relates to the same fiscal authority.

2.14.3 Deferred tax

        Deferred income tax liabilities are recognized for all taxable temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Combined Carve-out Financial Statements ("asset and liability method"). Deferred income tax assets are recognized for all deductible temporary differences, unused carry forward losses and unused carry forward tax credits, to the extent that it is probable that future taxable profit will be available against which the deferred income tax assets can be utilized.

        Deferred income tax is not recognized if it arises from initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss. Also, no deferred income tax is recognized regarding the initial recognition of goodwill.

        Deferred income tax is measured at the tax rates that are expected to apply to the period when the asset will be realized or the liability will be settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset tax assets against tax liabilities and when the deferred income tax relates to the same fiscal authority.

2.15 Segment reporting

        An operating segment is a component of an entity that engages in business activities for which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity's Chief Operating Decision Maker ("CODM") to make decisions about resource allocation to the segment and to assess its performance and for which discrete financial information is available. The ENA business determines and presents operating segments on the basis of information that is internally provided to the CODM during the period.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 2. Summary of significant accounting policies (Continued)

2.16 Combined Carve-out Statements of Cash Flows

        The Combined Carve-out Statements of Cash Flows has been prepared using the 'indirect' method. Cash flows in foreign currencies have been translated applying average exchange rates. Currency translation differences are shown separately in the combined carve-out statements of cash flows. Cash flows from investing activities consist mostly of investments and divestments in property, plant and equipment, intangible assets, and acquisitions insofar as these are paid for in cash. Cash flows relating to capitalized borrowing cost are presented as cash flows from operating activities.

Note 3. New accounting standards and policies

        On a regular basis, the IASB issues new accounting standards, amendments and revisions to existing standards and interpretations. In 2014, the following new accounting standards, amendments and revisions to existing standards and interpretations were issued by the IASB, which will become or became effective for the ENA business.

3.1 Standards, amendments, revisions and interpretations effective for the ENA business in 2014

        As these are the first Financial Statements of the ENA business, there are no effects of IAS 8 with respect to the adoption of any new standards. The accounting principles used by the ENA business for the preparation of its Combined Carve-out Financial Statements do not differ from those used in the preparation of the financial information for OCI N.V.'s Consolidated Financial Statements (in accordance with IFRS as adopted by the European Union), except for the difference that these Combined Carve-out Financial Statements do not contain the one-year extension exception on the application of IFRS 10, 11 and 12 granted by the European Union. Therefore, the application of these standards has been applied as of 1 January 2013 in these Combined Carve-out Financial Statements whereas for OCI N.V. these standards are applied as of 2014.

3.2 Standards, amendments, revisions and interpretations not yet effective for the ENA business:

IFRS 9 "Financial Instruments"

        IFRS 9 is effective for annual periods beginning on or after January 1, 2018 (tentative). IFRS 9 addresses the classification and measurement of financial assets. The publication of IFRS 9 represents the completion of the first part of a three-part project to replace IAS 39 "Financial Instruments: Recognition and Measurement". IFRS 9 enhances the ability of investors and other users of financial information to understand the accounting of financial assets and reduces complexity. The ENA business is currently investigating the impact of IFRS 9 on the Combined Carve-out Financial Statements.

IFRS 14 "Regulatory Deferral Accounts"

        The Standard was issued in January 2014 and is effective from January 1, 2016, with earlier application permitted. IFRS 14 permits an entity, which is a first-time adopter of IFRS to continue to account, with some limited changes, for 'regulatory deferral account balances' in accordance with its previous GAAP, both on initial adoption of IFRS and in subsequent financial statements.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 3. New accounting standards and policies (Continued)

        Regulatory deferral account balances, and movements in them, are presented separately in the statements of financial position and statements of profit or loss and other comprehensive income, and specific disclosures are required. The ENA business is currently investigating the impact of the amendments.

IFRS 15 "Revenue from Contracts with Customers"

        The Standard was issued in January 2014 and is effective for annual periods beginning on or after January 1, 2018. IFRS 15 specifies how and when an IFRS reporter will recognize revenue as well as requiring such entities to provide users of financial statements with more informative, relevant disclosures. The standard provides a single, principle-based five-step model to be applied to all contracts with customers. The ENA business does not expect a significant impact from the application of this standard.

Amendments to IAS 1 "Disclosure Initiative"

        The amendments issued on December 18, 2014 are effective for annual periods beginning on or after January 1, 2016, with earlier application permitted. The amendments aim at clarifying IAS 1 to address perceived impediments to preparers exercising their judgment in presenting their financial reports. The ENA business is currently investigating the impact of the amendments.

Amendments to IFRS 10 and IAS 28 "Sale or Contribution of Assets between an Investor and its Associate or Joint Venture"

        The amendments issued on September 11, 2014 are effective for annual periods beginning on or after January 1, 2016. When a parent loses control of a subsidiary in a transaction with an associate or joint venture, there is a conflict between the existing guidance on consolidation and equity accounting. In response to this conflict and the resulting diversity in practice, the amendments require the recognition of the full gain when the assets transferred meet the definition of a business combination under IFRS 3. The ENA business is currently investigating the impact of the amendments.

Amendments to IAS 27 "Equity Method in Separate Financial Statements"

        The amendment to IAS 27 issued on August 12, 2014 will be effective for reporting periods starting on or after January 1, 2016. In some countries, local regulations require entities to apply the equity method for accounting for investments in subsidiaries in their separate financial statements. The amendment allows for the use of the equity method. The amendment will not affect the ENA business as it does not present separate financial statements.

Amendments to IAS 16 and IAS 38 "Clarification of Acceptable Methods of Depreciation and Amortization"

        The amendments issued on May 12, 2014 are effective for annual periods beginning on or after January 1, 2016, with earlier application permitted. These amendments clarify the principle in IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets that revenue reflects a pattern of economic benefits that are generated from operating a business (of which the asset is part) rather than the economic benefits that are consumed through use of the asset. As a result, the ratio of revenue

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 3. New accounting standards and policies (Continued)

generated to total revenue expected to be generated cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortize intangible assets. The ENA business is currently investigating the impact of the amendments.

Amendments to IFRS 11 "Accounting for Acquisitions of Interests in Joint Operations"

        The amendment was issued on May 6, 2014 and will be effective for reporting periods starting on or after January 1, 2016. The amendment states that, where a joint operator acquires an interest in a joint operation in which the activity of the joint operation constitutes a business, it must apply all of the principles of business combination accounting as set out in IFRS 3 Business Combinations, and other standards. In addition, the joint operator must disclose the information required by IFRS 3 and other IFRSs for business combinations. The amendment will only affect the ENA business' Combined Carve-out Financial Statements if the entity would enter into a significant joint operation, which is not expected.

Note 4. Critical accounting judgment, estimates and assumptions

        The preparation of the Combined Carve-out Financial Statements in compliance with IFRS requires management to make judgments, estimates and assumptions that affect amounts reported in the Combined Carve-out Financial Statements. The estimates and assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances and are used to recognize the carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the changed estimates affect both current and future periods. The most critical accounting policies involving a higher degree of judgment and complexity in applying principles of valuation and for which changes in the assumptions and estimates could result in significantly different results than those recorded in the Combined Carve-out Financial Statements are the following:

Goodwill and Intangible assets

        Intangible assets with finite useful lives are carried at cost less accumulated amortization and any impairment. Amortization is calculated using the 'straight-line' method based on the estimated useful lives. Management makes estimates regarding the useful lives and residual values and assumes that amortization takes place on a 'straight-line' basis. The assets' useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. For intangible assets with finite useful lives, the ENA business assesses on an annual basis whether indicators exist that the intangible assets might be impaired by comparing the recoverable amounts with their carrying amounts. In determining the recoverable amounts of intangible assets, the ENA business makes estimates and assumptions about future cash flows based on the value in use. The discount rates used in order to calculate the net present value of the future cash flows in the impairment analysis is based on the Weighted Average Cost of Capital ("WACC").

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 4. Critical accounting judgment, estimates and assumptions (Continued)

        The ENA business tests at least annually whether goodwill is impaired by comparing the recoverable amounts of cash-generating units with their carrying amounts. The recoverable amount is the higher of the fair value less cost to sell and the value in use. In determining the recoverable amount, the ENA business makes estimates and assumptions concerning future revenues, future costs, future working capital, future investments, WACC and future inflation rates.

Property, plant and equipment

        Depreciation is calculated using the 'straight-line' method based on the estimated useful lives, taking into account any residual values. Management makes estimates regarding the useful lives and residual values and assumes that depreciation takes place on a 'straight-line' basis. The assets' residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. The ENA business assesses annually, or more frequently, whether indicators exist that suggest that an item of property, plant and equipment might be impaired by comparing the recoverable amounts with their carrying amounts. In determining the recoverable amounts of property, plant and equipment, the ENA business makes estimates and assumptions about future cash flows based on the value in use. The discount rates to be used in order to calculate the net present value of the future cash flows in the impairment analysis is based on the WACC.

Financial instruments

        The fair value of financial instruments traded in active markets (financial instruments in the fair value hierarchy category 1) is based on quoted market prices at the balance sheet date. The fair value of financial instruments that are not traded in an active market (financial instruments in the fair value hierarchy category 2) is determined using generally accepted valuation techniques. These valuation techniques include estimates and assumptions about forward rates, discount rates based on a single interest rate, or on a yield-curve based on market conditions existing at the balance sheet date. The fair value of borrowings and interest rate swaps is calculated based on the present value of the estimated future cash flows based on the yield-curve applicable at the balance sheet date. If the financial instrument contains a floating interest rate, the future expected interest rates are determined based on the 'boot-strap' method. The fair value of forward foreign exchange contracts is determined using quoted forward exchange rates at the balance sheet date. The net carrying amount of trade receivables and trade payables is assumed to approximate the fair value due to their short term nature.

        The fair value of non-current financial liabilities is estimated by discounting the future cash flows using yield-curves. For unlisted equity securities in the available-for-sale category (financial instruments in the fair value hierarchy category 3) the equity-method is used as a proxy for fair value. In using the equity method, input is derived from the financial statements of the unlisted equity investments. Counterparty risk in connection with triggers for impairment is based on judgment of the financial position of the counterparty.

Impairment of financial instruments (including trade receivables)

        Objective evidence may exist in circumstances in which a counterparty has been placed in bankruptcy, or has failed on the repayments of principal and interest. In other circumstances, the ENA business uses judgment in order to determine whether a financial asset may be impaired. The ENA

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 4. Critical accounting judgment, estimates and assumptions (Continued)

business uses judgment in order to determine whether an impairment can be reversed; an assumption in doing so might be an improvement in the debtor's credit rating or receipt of payments due. For listed equity securities in the available-for-sale financial assets category, the ENA business uses the assumption that if the market value declined by more than 25% and for more than 6 months, the asset is assumed to be impaired. For debt securities, an impairment trigger exists when the counterparty fails to meet its contractual payment obligations or there is evidence that the counterparty has encountered financial difficulties. The impairment is determined based on the carrying amount and the recoverable amount. The recoverable amount is determined as the present value of estimated future cash flows using the original effective interest rate.

Inventories

        In determining the net realizable value of inventories, the ENA business estimates the selling prices in the ordinary course of business, cost of completion and cost to sell. In doing so, the ENA business makes estimates and assumptions based on current market prices, historical usage of various product categories versus current inventory levels and specific identified obsolescence risks (e.g. end of life of specific goods and spare parts and the impact of new environmental legislation).

Provisions

        Recognition of provisions includes significant estimates, assumptions and judgments. IFRS requires only those provisions to be recognized if there is an expected outflow of resources in the near future and if the cost of these outflows can be estimated reliably. Accordingly, management exercises considerable judgment in determining whether there is a present obligation as a result of a past event at the end of the reporting period, whether it is probable that such a proceeding will result in an outflow of resources and whether the amount of the obligation can be reliably estimated. These judgments are subject to change as new information becomes available. The required amount of a provision may change in the future due to new developments in the particular matter. Revisions to estimates may significantly impact future profit or loss. Upon resolution, the ENA business may incur charges in excess of the recorded provisions for such matters.

Income taxes

        The ENA business is subject to income taxes in numerous jurisdictions. Estimates are required in determining the worldwide provision for income taxes. There are some transactions and calculations for which the ultimate tax position is uncertain during the ordinary course of business. The ENA business recognizes provisions for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from amounts that were initially recorded, such differences will impact the current income tax and deferred tax provisions in the period in which such determination is made. The ENA business recognizes deferred tax assets to the extent that it is probable that future taxable profits will be available for the deferred tax asset to be recovered. This is based on estimates of taxable future income by jurisdiction in which the ENA business operates and the period over which deferred tax assets are expected to be recoverable. In the event that actual results or new estimates differ from previous estimates and depending on the possible tax strategies

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 4. Critical accounting judgment, estimates and assumptions (Continued)

that may be implemented, changes to the recognition of deferred tax assets could be required, which could impact the financial position and profit or loss.

Note 5. Financial risk and capital management

Overview

        The ENA business has exposure to credit, liquidity, and market risks from financial instruments. These risks arise from exposures that occur in the normal course of business and are managed on a combined company basis. This note presents information about the ENA business' exposure to each of the above risks, the business objectives, policies and processes for measuring and managing risk, and the ENA business' capital management.

Risk management framework

        Senior management has an overall responsibility for the establishment and oversight of the ENA business' risk management framework. OCI N.V.'s board of directors is responsible for developing and monitoring the ENA business' risk management policies.

        The ENA business' risk management policies are established to identify and analyze the risks faced by the ENA business, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the ENA business' activities. The ENA business, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

        OCI N.V.'s audit committee oversees how management monitors compliance with the ENA business' risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the ENA business. OCI N.V.'s audit committee is assisted in its oversight role by OCI N.V.'s Internal Audit Department. The Internal Audit Department undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to OCI N.V.'s audit committee.

Exposure to credit risk

        The Company mitigates the exposure to credit risk on outstanding cash balances by placing funds at multiple financial institutions with a sufficient credit rating. As of December 31, 2014, IFCo has a maximum concentration risk of USD 410.2 million in relation to its outstanding cash at UMB Bank (treasury bills). The ENA business' exposure to customer credit risk is monitored and mitigated by performing credit checks before selling any goods. The ENA business establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main components of this allowance are a specific loss component that relates to individually significant exposures, and collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified. The collective loss allowance is determined based on historical data of payment statistics for similar financial assets. The carrying amount of financial assets represents the maximum credit exposure. In both 2014 and 2013, no allowances for bad debt have been recognized, as management's assessments did not result in any significant credit risk.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

        With respect to transactions with financial institutions, the ENA business sets limits on the credit worthiness rating of the counterparty. The maximum credit risk is the carrying amount of financial instruments. For an overview, reference is made to the tables of financial instruments by category.

        The major exposure to credit risk at the reporting date was as follows:

		As of December 31,
($ millions)	Note	2014	2013
Trade and other receivables	(8)	246.3	281.3
Related party receivables	(26)	45.8	118.7
Loans to related parties	(26)	519.5	910.0
Cash and cash equivalents	(13)	595.0	1,464.7

Total		1,406.6	2,774.7

        The ENA business does not recognize any allowance for impairment of trade receivables based on the assessment of the outstanding receivables.

        The major exposure to credit risk for trade and other receivables and issued loans (including related party) balances by geographic region was as follows:

	As of December 31,
($ millions)	2014	2013
Middle East and Africa	244.2	22.6
Asia and Oceania	16.1	13.9
Europe and United States	551.3	1,273.5

Total	811.6	1,310.0

Liquidity risk

        Liquidity risk is the risk that the ENA business will encounter difficulty in meeting the obligations associated with its financial liabilities that are required to be settled by delivering cash or another financial asset. The ENA business' approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the ENA business' reputation. This is also safeguarded by using multiple financial institutions in order to mitigate any concentration of liquidity risk.

        Liquidity risk has historically been monitored internally at the Parent level; however on an ongoing basis the ENA business prepares liquidity forecasts to verify whether the ENA business is able to meet its future debt obligations.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

        The following are the contractual maturities of financial liabilities, including estimated interest payments and exclude the impact of netting agreements:

As of December 31, 2014 ($ millions)	Note	Carrying amount	Contractual cash flow	6 months or less	6 - 12 months	1 - 5 years	More than 5 years
Financial liabilities
Cash outflows:
Loans and borrowings	(16)	2,007.6	2,580.9	77.8	78.9	1,483.0	941.2
Related party loans	(26)	380.4	380.4	380.4	—	—	—
Trade and other payables (excluding derivatives)	(17)	219.6	219.6	216.8	—	2.8	—
Related party payables	(26)	143.6	143.6	143.6	—	—	—
Derivatives	(17)	19.7	56.4	26.4	—	30.0	—
Cash inflows:
Derivatives		—	(26.4)	(26.4)	—	—	—

Total		2,770.9	3,354.5	818.6	78.9	1,515.8	941.2

As of December 31, 2013 ($ millions)	Note	Carrying amount	Contractual cash flow	6 months or less	6 - 12 months	1 - 5 years	More than 5 years
Financial liabilities
Cash outflows:
Loans and borrowings	(16)	2,134.2	2,850.7	87.6	92.9	1,734.5	935.7
Related party loans	(26)	363.3	363.3	363.3	—	—	—
Trade and other payables (excluding derivatives)	(17)	203.3	203.3	201.1	—	2.2	—
Related party payables	(26)	156.0	156.0	156.0	—	—	—
Derivatives	(17)	13.9	69.0	39.0	—	30.0	—
Cash inflows:
Derivatives		—	(38.4)	(38.4)	—	—	—

Total		2,870.7	3,603.9	808.6	92.9	1,766.7	935.7

        The ENA business entered into construction agreements regarding the building of new plants (reference is made to Notes 24 and 26) and operating lease commitments (reference is made to Note 25). The building of these new plants is financed by cash held by the operating company, new loans or shares issued or dividends received.

        The ENA business intends to settle all related party loans prior to the transaction with CF Industries.

        The interest on floating rate loans and borrowings is based on forward interest rates at period-end. This interest rate may change as the market interest rate changes. Callable loan amounts are classified as "six months or less." The future obligations will be managed by the future incoming cash from

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

operations, current available non-restricted cash and cash equivalents of USD 183.7 million and unused amounts on credit facility agreements (reference is made to Note 13).

Market risk

        Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the ENA business' income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable boundaries, while optimizing the return.

Foreign exchange translation risk

        Due to the ENA business' international presence, the ENA business is exposed to foreign exchange fluctuations as these affect the translation of the ENA business entities presented in foreign currencies to the U.S. dollar (the presentation currency). The currency concerned is mainly the Euro. Foreign exchange translation exposure is considered a part of doing business on an international level; this risk is not actively managed, nor is it hedged.

Foreign exchange transaction risk

        The ENA business entities predominantly execute their activities in their respective functional currencies. Some of the ENA business entities are, however, exposed to foreign currency transaction risks in connection with the scheduled payments in currencies that are not their functional currencies. In general this relates to foreign currency denominated supplier payables due to capital expenditures and receivables. The ENA business monitors the exposure to foreign currency risk arising from operating activities. The ENA business enters into foreign exchange contracts to hedge foreign currency exposures but does not apply hedge accounting, therefore all changes in fair value adjustments are recognized in profit or loss. The ENA business is exposed to foreign exchange transaction exposure to the extent that there is a mismatch between the currencies in which sales, purchases and borrowings are denominated and the respective functional currencies of the ENA business entities. The functional currencies of the ENA business entities are primarily the U.S. dollar and the Euro.

        As of December 31, 2014, if the Euro had weakened/strengthened by 7.0% against the USD, with all other variables held constant, the translation of foreign currency receivables, payables and loans and borrowings would have resulted in an increase/decrease of USD 3.3 million in the net profit for the year.

        The ENA business uses foreign exchange contracts to manage its foreign exchange transaction exposure.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

        The summary of quantitative data about the ENA business' exposure to foreign exchange transaction exposure based on its risk management policy for the main currencies was as follows:

As of December 31, 2014 ($ millions)	USD	EUR
Trade and other receivables	29.2	8.5
Trade and other payables	1.3	32.1
Loans and borrowings	—	—

As of December 31, 2013 ($ millions)	USD	EUR
Trade and other receivables	72.4	—
Trade and other payables	5.6	26.8
Loans and borrowings	—	0.1

        The following USD exchange rates applied as of and during the years ended December 31:

	Average		Closing
	2014	2013	2014	2013
Euro	1.3282	1.3284	1.2155	1.3761

        The following tables demonstrate the sensitivity to a reasonably possible change in EUR exchange rates, with all other variables held constant. The impact on the ENA business' cost of goods sold is due to changes in the spot rates of monetary assets and liabilities, including intercompany positions. The ENA business' exposure to foreign currency changes for all other currencies is not material.

As of December 31, 2014 ($ millions)	Change in FX rate	Effect on profit before tax	Effect on Other comprehensive income
EUR - USD / USD - EUR	7.0%	3.3	—

As of December 31, 2013 ($ millions)	Change in FX rate	Effect on profit before tax	Effect on Other comprehensive income
EUR - USD / USD - EUR	7.0%	4.9	—

        The figures in the above overview are determined based on the volatility of last year for the respective currencies. The effects are displayed in absolute amounts.

Interest rate risk

        The ENA business' interest rate risk arises from the exposure to variability in future cash flows of floating rate financial instruments. The ENA business reviews its exposure in light of the global interest rate environment after consulting with a consortium of global banks. The ENA business has not entered into any interest derivatives to mitigate the risk of fluctuating future interest cash flows.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

        The ENA business analyses its interest rate exposure on a dynamic basis. The ENA business calculates the impact on profit or loss of a defined interest rate shift. The same interest rate shift is used for all currencies. The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of borrowings affected. With all other variables held constant, the ENA business' profit before tax is affected through the impact on floating rate borrowings, as follows:

($ millions)	in basis points	2014	2013
Effect on profit before tax for the year	+10 bps	(0.4)	—
	–10 bps	0.3	(0.2)

        The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a significantly lower volatility than in prior years. As of December 31, 2014, the ENA business did not apply cash flow hedge accounting. The interest sensitivity calculation is based on the interest bearing financial instruments excluding the restricted funds of IFCo, refer to Note 13.

Commodity price risk

        The ENA business is exposed to natural gas price commodity risk as natural gas is one of the primary raw materials used in the fertilizer and chemicals production process. The ENA business enters into gas swaptions (option to swap) in order to hedge future gas price levels over a certain period of time (refer to Note 17). This commodity hedging policy is only applied in those regions (mainly the US) in which natural gas commodity hedging is possible. As of December 31, 2014, the ENA business did not apply hedge accounting.

        Management monitors the gas and selling prices on a daily basis using external market data provided by several data vendors. These data vendors provide historical and forecast market data. The market data is used by management to analyze the potential profit margin per product in order to make operational decisions.

        Although the IFCo plant is still under construction, IFCo has entered into a swaption to mitigate the potential impact of the increase in natural gas prices for a portion of the expected usage. The ENA business does not apply hedge accounting therefore all fair value changes related to this financial instrument are recognized in profit or loss. The derivative entitles IFCo to an option to buy a quantity of 95,887,500 MMBtu representing 50% of expected consumption against a strike price of USD 6.0/MMBtu for years 2015-2018 and USD 6.5/MMBtu for years 2019-2022. As of December 31, 2014 and 2013, the fair value of the derivative amounted to USD 4.8 million and USD 9.5 million, respectively.

        If the gas price would have decreased or increased by USD 1 per MMBtu, the impact on cost of sales would be USD 58.8 million and USD 61.2 million as of December 31, 2014 and 2013, respectively.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

Categories of financial instruments

As of December 31, 2014 ($ millions)	Note	Loans and receivables / payables at amortized cost	Derivatives at fair value
Assets
Trade and other receivables	(8)	246.3	—
Related party receivables	(26)	45.8	—
Loans to related parties	(26)	519.5	—
Cash and cash equivalents	(13)	595.0	—

Total		1,406.6	—

Liabilities
Loans and borrowings	(16)	2,007.6	—
Related party loans	(26)	380.4	—
Trade and other payables	(17)	244.1	(4.8)
Related party payables	(26)	143.6	—

Total		2,775.7	(4.8)

As of December 31, 2013 ($ millions)	Note	Loans and receivables / payables at amortized cost	Derivatives at fair value
Assets
Trade and other receivables	(8)	281.3	—
Related party receivables	(26)	118.7	—
Loans to related parties	(26)	910.0	—
Cash and cash equivalents	(13)	1,464.7	—

Total		2,774.7	—

Liabilities
Loans and borrowings	(16)	2,134.2	—
Related party loans	(26)	363.3	—
Trade and other payables	(17)	226.1	(8.9)
Related party payables	(26)	156.0	—

Total		2,879.6	(8.9)

        The ENA business makes limited use of financial instruments carried at fair value. For those carried at fair value, the fair value is calculated within hierarchy category level 2. During the years ended December 31, 2014 and 2013, there were no transfers between the fair value hierarchy categories. The fair value of loans and receivables are disclosed in Note 8 and the fair value of loans and other payables are disclosed in Notes 16 and 17.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

Capital management

        OCI N.V.'s board of director's policy is to maintain a strong capital base (net investment) so as to maintain investor, creditor and market confidence and to sustain future development of the business. Net investment consists of the combined ordinary shares, combined retained earnings and non-controlling interest of the ENA business. OCI N.V.'s board of directors monitors the return on net investment as well as the level of distributions to the owners' investment. The ENA business is required by external financial institutions to maintain certain capital requirements compared to its debt. Reference is made to Note 16 for a description of financial covenants. The ENA business' net debt to net investment ratio at the reporting date was as follows:

		As of December 31,
($ millions)	Note	2014	2013
Loans and borrowings	(16)	2,007.6	2,134.2
Less: cash and cash equivalents	(13)	(595.0)	(1,464.7)

Net debt		1,412.6	669.5
Total net investment		1,140.8	1,375.0

Net debt to net investment ratio		1.24	0.49

        Related party loans have been excluded from the above overview as the related party loans are not used to finance the operations of the ENA business.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 6. Property, plant and equipment

($ millions)	Land and buildings	Plant and equipment	Fixtures and fittings	Under construction	Total
Cost	25.8	678.0	40.7	75.8	820.3
Accumulated depreciation	(4.6)	(165.0)	(4.2)	—	(173.8)

As of January 1, 2013	21.2	513.0	36.5	75.8	646.5
Movements in the carrying amount:
Additions	33.8	81.7	1.0	670.7	787.2
Depreciation	(1.6)	(61.8)	(10.1)	—	(73.5)
Transfers	0.9	—	1.0	(1.9)	—
Effect of movement in exchange rate	0.4	10.1	1.1	2.2	13.8

As of December 31, 2013	54.7	543.0	29.5	746.8	1,374.0
Cost	61.2	773.5	43.3	746.8	1,624.8
Accumulated depreciation	(6.5)	(230.5)	(13.8)	—	(250.8)

As of December 31, 2013	54.7	543.0	29.5	746.8	1,374.0

Movements in the carrying amount:
Additions	1.0	80.1	1.3	1,056.6	1,139.0
Depreciation	(1.9)	(69.9)	(5.2)	—	(77.0)
Transfers	—	2.3	2.1	(4.4)	—
Effects of movements in exchange rates	(1.8)	(29.9)	(2.9)	(7.3)	(41.9)

As of December 31, 2014	52.0	525.6	24.8	1,791.7	2,394.1
Cost	58.6	785.8	39.7	1,791.7	2,675.8
Accumulated depreciation	(6.6)	(260.2)	(14.9)	—	(281.7)

As of December 31, 2014	52.0	525.6	24.8	1,791.7	2,394.1

        As of December 31, 2014 and 2013, the ENA business had land with a carrying amount of USD 40.0 million and USD 39.9 million, respectively.

        Assets under construction in 2014 and 2013 are mainly related to the construction of IFCo and Natgasoline in Iowa and Texas, respectively.

        The capitalized borrowing costs during the year ended December 31, 2014 amounted to USD 72.1 million and relates to IFCo for USD 64.2 million, OCI Partners USD 6.4 million and Natgasoline USD 1.5 million. The capitalized borrowing costs during the year ended December 31, 2013 amounted to USD 41.2 million and relates to IFCo for USD 40.2 million and OCI Partners USD 1.0 million. The capitalized borrowing costs during the years ended December 31, 2014 and 2013 were substantially paid.

        The amount of USD 41.9 million loss under effect of movement in exchange rates in 2014 mainly relates to OCI Nitrogen B.V., which has a different functional currency (Euro), than the ENA business' presentation currency. The Euro decreased against the U.S. dollar by approximately 11.7% during 2014.

        For capital commitments, refer to Note 24.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 7. Goodwill and other intangible assets

($ millions)	Goodwill	Licenses and trademarks	Purchase rights and other	Total
Cost	47.6	87.1	32.2	166.9
Accumulated amortization and impairment	—	(46.8)	(3.6)	(50.4)

As of January 1, 2013	47.6	40.3	28.6	116.5
Movements in the carrying amount:
Additions	—	—	0.8	0.8
Amortization	—	(15.1)	(7.2)	(22.3)
Effect of movement in exchange rate	1.1	1.1	0.1	2.3

As of December 31, 2013	48.7	26.3	22.3	97.3
Cost	48.7	90.8	33.0	172.5
Accumulated amortization and impairment	—	(64.5)	(10.7)	(75.2)

As of December 31, 2013	48.7	26.3	22.3	97.3

Movements in the carrying amount:
Disposals	—	—	(0.8)	(0.8)
Amortization	—	(14.5)	(7.2)	(21.7)
Effect of movement in exchange rates	(3.0)	(1.8)	—	(4.8)

As of December 31, 2014	45.7	10.0	14.3	70.0
Cost	45.7	80.2	32.2	158.1
Accumulated amortization and impairment	—	(70.2)	(17.9)	(88.1)

As of December 31, 2014	45.7	10.0	14.3	70.0

Goodwill

        The Combined Carve-out Statements of Financial Position include all of the goodwill and the other intangible assets directly attributable to the specific legal entities that comprise the ENA business of OCI N.V.

        Within these specific legal entities which represent cash generating units ("CGU"), as of December 31, 2014 goodwill amounting to USD 45.7 million related to (1) acquisition of OCI Beaumont, subsequently renamed OCI Partners, for USD 23.0 million in 2012 and (2) the acquisition of OCI Europoort by OCI Nitrogen B.V. in 2012 for USD 22.7 million.

        Goodwill has been allocated to the cash generating units as follows:

($ millions)	2014	2013
OCI Partners	23.0	23.0
OCI Nitrogen	22.7	25.7

As of December 31,	45.7	48.7

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 7. Goodwill and other intangible assets (Continued)

        OCI allocated the goodwill from the OCI Partners acquisition to the CGU OCI Partners and allocated the OCI Europoort acquisition to the CGU OCI Nitrogen.

        The impairment test was carried out by discounting future cash flows to be generated from the continuing use of cash generating units to which the goodwill applies and on the assumption of an indefinite life. Key assumptions used in the calculation of the recoverable amounts are the discount rate, the terminal value growth rate, selling price outlook per product and the number of expected operating days. Selling prices assumptions are based on a published independent price outlook prepared by global fertilizer experts. The other assumptions are based on past experience and external sources but are unpredictable and inherently uncertain.

        The impairment test is based on specific estimates for the future cash flow projections for the years 2014-2019 which are approved by the board of directors of OCI N.V. For the subsequent years the residual value was calculated on the basis of the results in the last year of relevant forecasts and whereby a perpetual growth rate of 2.0% was taken into account. The estimated pre-tax cash flows are discounted to their present value using a pre-tax weighted average cost of capital for OCI Nitrogen of 11.6% in 2014 and 12.0% in 2013 and for OCI Partners of 14.3% in 2014 and 14.8% in 2013.

        In determining the pretax discount rate, first the post-tax average cost of capital was calculated for OCI Nitrogen and OCI Partners. The post-tax rate is based on a debt leveraging compared to the market value of equity of 10%.

        The result of the impairment test was that the recoverable amounts exceeded the carrying values for OCI Nitrogen by USD 881.0 million as of December 31, 2014 and USD 693.0 million as of December 31, 2013 and for OCI Partners by USD 766.0 million as of December 31, 2014 and USD 498.0 million as of December 31, 2013.

        When performing the annual impairment test, we performed sensitivity analysis. The effect on the recoverable amount of 100 bps modifications in the assumed WACC and the terminal growth rate showed that both cash generating units have sufficient headroom.

Licenses and trademarks

        As of December 31, 2014, the total licenses and trademarks have a carrying amount of USD 10.0 million as compared to an amount of USD 26.3 million as of December 31, 2013. The licenses and trademarks mainly relate to the customer relationships, trademarks and technology assets of OCI Nitrogen B.V. These intangible assets were identified during the acquisition of OCI Nitrogen B.V. in 2010. The useful life of the customer relationships, trademarks and technology assets are five to ten years, three years and five years, respectively.

Purchase rights and other

        As of December 31, 2014 and 2013, the 'Purchase rights and other' have a carrying amount of USD 14.3 million and USD 22.3 million, respectively. The purchase rights and other mostly relates to the Ammonium Sulphate supply agreement between Fertiva GmbH and OCI Fertilizer Trading, where OCI Fertilizer Trading is entitled to all rights, benefits and obligations relating to the supply of

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 7. Goodwill and other intangible assets (Continued)

Ammonium Sulphate by LANXESS. The term of the contract is from November 1, 2012 through December 31, 2016.

Note 8. Trade and other receivables

	As of December 31,
($ millions)	2014	2013
Trade and receivables (net)	219.8	245.6
Prepayments	7.3	6.9
Derivative financial instruments	0.1	—
Loans to third-party joint venture partner	6.1	6.9
Other tax receivable	10.0	17.5
Other receivables	3.0	4.4

Total	246.3	281.3

Non-current	2.1	8.4
Current	244.2	272.9

Total	246.3	281.3

        The carrying amount of 'Trade and other receivables' as of December 31, 2014 and December 31, 2013 approximates its fair value. The aging of current trade receivables were as follows:

	As of December 31,
($ millions)	2014	2013
Neither past due nor impaired	214.5	195.0
Past due 1 - 30 days	4.8	50.5
Past due 31 - 90 days	—	0.1
Past due 91 - 360 days	0.5	—

Total	219.8	245.6

        The ENA business does not recognize any allowance for impairment of trade receivables based on the assessment of the outstanding receivables.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 9. Equity-accounted investees

        The following table shows the movement in the carrying amount of the ENA business' associates and joint ventures:

($ millions)	2014	2013
As of January 1,	48.0	43.9
Share in income	4.6	7.2
Dividends	(8.4)	(4.8)
Effect of movement in exchange rates	(4.0)	1.7

As of December 31,	40.2	48.0

Associates	26.9	32.3
Joint ventures	13.3	15.7

Total	40.2	48.0

        The ENA business has interests in a number of associates and joint ventures:

Name	Type	Participation via	Country	Participation %
Sitech Manufacturing Services C.V.	Associate	OCI Nitrogen B.V.	The Netherlands	35
Sitech Utility Holding Beheer B.V.	Associate	OCI Nitrogen B.V.	The Netherlands	40
Sitech Utility Holding C.V.	Associate	OCI Nitrogen B.V.	The Netherlands	40
Sitech Services B.V.	Associate	OCI Nitrogen B.V.	The Netherlands	23
Nitrogen Iberian Company SL.	Joint venture	OCI Nitrogen B.V.	Spain	50
Shanxi Fenghe Melamine Company Ltd.	Joint venture	OCI Nitrogen B.V.	China	49
Fitco OCI Agro S.A.	Joint venture	OCI Fertilizer International B.V.	Uruguay	50
Fitco OCI Agronegocios do Brazil	Joint venture	OCI Fertilizer International B.V.	Brazil	50

        The following table summarizes the financial information of the ENA business' associates and joint ventures (on a 100% basis):

	As of and for the years ended December 31,
($ millions)	Associates 2014	Joint ventures 2014	Total 2014	Associates 2013	Joint ventures 2013	Total 2013
Non-current assets	115.3	24.4	139.7	121.1	27.5	148.6
Current assets	141.0	64.7	205.7	180.7	79.4	260.1
Non-current liabilities	(17.4)	—	(17.4)	(12.5)	(3.1)	(15.6)
Current liabilities	(122.0)	(62.3)	(184.3)	(149.0)	(72.1)	(221.1)

Net assets	116.9	26.8	143.7	140.3	31.7	172.0

Revenue	466.8	417.7	884.5	475.6	413.3	888.9
Expenses	(447.7)	(417.2)	(864.9)	(457.6)	(411.3)	(868.9)

Net profit	19.1	0.5	19.6	18.0	2.0	20.0

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 9. Equity-accounted investees (Continued)

        The joint ventures consist mainly of OCI's investment in Fitco OCI Agro S.A. (Uruguay), OCI Nitrogen Iberia Company SL (Spain) and Shanxi Fenghe Melamine Company Ltd. (China).

        The following table summarizes the financial information of the significant joint ventures (on a 100% basis):

	As of and for the Years Ended December 31,
	Fitco OCI Agro S.A.		Nitrogen Iberia Company SL		Shanxi Fenghe Melamine Co. Ltd
($ millions)	2014	2013	2014	2013	2014	2013
Non-current assets	—	—	—	—	24.4	27.5
Current assets (excluding cash and cash equivalents)	25.6	21.7	26.8	40.7	4.2	8.6
Cash and cash equivalents	0.2	—	0.6	1.3	7.3	7.1
Non-current liabilities	—	(3.1)	—	—	—	—
Current liabilities	(21.0)	(9.8)	(24.6)	(39.6)	(16.7)	(22.7)

Net assets	4.8	8.8	2.8	2.4	19.2	20.5
ENA business' share of net assets	2.4	4.4	1.4	1.2	9.4	10.0
Revenues	266.9	234.9	109.4	127.0	41.3	51.4
Depreciation	—	—	—	—	—	—
Interest income	—	—	0.2	—	—	—
Interest expense	(0.1)	(0.1)	(0.2)	(0.1)	—	(1.0)
Profit/(loss) before income taxes	0.6	4.4	0.8	2.6	(0.8)	0.1
Income tax	(0.1)	(0.1)	—	(0.7)	—	(0.1)

Net profit	0.5	4.3	0.8	1.9	(0.8)	—
Other comprehensive income	—	—	—	—	—	—

Total comprehensive income	0.5	4.3	0.8	1.9	(0.8)	—

ENA business' share of total comprehensive income	0.3	2.2	0.4	1.0	(0.4)	—
Dividends	—	—	—	—	—	—

        The associates mainly include the Sitech entities, which are used to operate the Chemelot site in Geleen, the Netherlands for OCI Nitrogen B.V. The Chemelot site is used by several other companies. The associates consist mainly of OCI's investment in Sitech Services B.V. and Sitech Manufacturing Services B.V.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 9. Equity-accounted investees (Continued)

        The following table summarizes the financial information of the significant associates (on a 100% basis):

	As of and for the Years Ended December 31,
	Sitech Services B.V.		Sitech Manufacturing Services B.V.
($ millions)	2014	2013	2014	2013
Non-current assets	110.7	118.5	4.6	2.6
Current assets (excluding cash and cash equivalents)	63.7	80.8	77.1	99.5
Cash and cash equivalents	—	—	—	—
Non-current liabilities	(14.4)	(9.9)	(3.0)	(2.6)
Current liabilities	(43.2)	(49.4)	(78.7)	(99.5)

Net assets	116.8	140.0	—	—
ENA business' share of net assets	26.9	32.2	—	—
Revenues	129.5	133.2	337.0	342.1
Depreciation	—	—	—	—
Interest income	—	—	—	—
Interest expense	—	0.1	—	—
Profit/(loss) before income taxes	25.4	24.0	—	—
Income tax	(6.4)	(6.0)	—	—
Net profit	19.0	18.0	—	—
Other comprehensive income	—	—	—	—

Total comprehensive income	19.0	18.0	—	—

ENA business' share of total comprehensive income	4.4	4.1	—	—
Dividends	26.6	13.3	—	—

Note 10. Income taxes

Income tax in the statement of profit or loss or other comprehensive income

        The income tax amounted to USD 54.6 million and USD 68.4 million for 2014 and 2013, respectively and are summarized as follows:

	For the Years Ended December 31,
($ millions)	2014	2013
Current tax	(54.9)	(40.6)
Deferred tax	0.3	(27.8)

Total income tax in profit or loss	(54.6)	(68.4)

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 10. Income taxes (Continued)

        The income tax provision included in these Combined Carve-out Financial Statements has been calculated using the separate return basis, as if the entities belonging to the ENA business filed separate tax returns.

Reconciliation of effective tax rate

        The ENA business' operations are subject to income taxes in various foreign jurisdictions. The statutory income tax rates vary from 0% to 41.0%, which results in a difference between the weighted average statutory income tax rate as shown in the table below and the Netherlands' statutory income tax rate (25.0%) of 1.1% and 0.7% in 2014 and 2013, respectively.

        Reconciliation of the weighted average statutory income tax rate to the effective tax rate can be summarized as follows:

	For the Years Ended December 31,
($ millions)	2014	%	2013	%
Profit / (loss) before income tax	265.4		236.3
Weighted average statutory tax rate	26.10%		25.74%

Tax calculated at statutory tax rate	(69.3)	26.1%	(60.8)	25.7%

Unrecognized deferred tax assets	(13.4)	5.0%	(17.8)	7.5%
Expenses non-deductible	(1.5)	0.6%	(3.5)	1.5%
Income not subject to tax	29.6	(11.2)%	13.7	(5.8)%

Total income tax in profit or loss	(54.6)	20.5%	(68.4)	28.9%

        The effective income tax rate in 2014 was lower than the weighted average statutory tax rate primarily due to tax benefits on the financing of OCI Partners offset by minority interest tax expense related to non-controlling interest holders in OCI Partners and unrecognized tax assets on certain start-up losses.

Deferred income tax assets and liabilities

        Changes in deferred tax asset and liabilities:

($ millions)	2014	2013
As of January 1,	(100.2)	(70.7)

Profit or loss	0.3	(27.8)
Effect of movement in exchange rates	5.6	(1.7)

As of December 31,	(94.3)	(100.2)

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 10. Income taxes (Continued)

        Recognized deferred tax assets and liabilities:

	As of December 31,
	Assets		Liabilities		Net
($ millions)	2014	2013	2014	2013	2014	2013
Property, plant and equipment	—	—	(20.0)	(21.0)	(20.0)	(21.0)
Investment in Partnership	—	—	(64.8)	(69.1)	(64.8)	(69.1)
Inventories	—	—	(5.3)	(6.6)	(5.3)	(6.6)
Intangible assets	—	—	(2.5)	(6.6)	(2.5)	(6.6)
Provisions	—	—	(9.5)	(11.2)	(9.5)	(11.2)
Loans and borrowings	3.5	—	—	—	3.5	—
Net operating losses and other tax credits	35.4	32.2	—	—	35.4	32.2
Other	1.3	—	(1.2)	(0.3)	0.1	(0.3)
Valuation allowance	(31.2)	(17.6)	—	—	(31.2)	(17.6)

Total	9.0	14.6	(103.3)	(114.8)	(94.3)	(100.2)
Netting of fiscal positions	(7.8)	(14.5)	7.8	14.5	—	—

Amounts recognized in the statement of financial position	1.2	0.1	(95.5)	(100.3)	(94.3)	(100.2)

        Deferred tax liabilities recognized in relation to property, plant and equipment will be realized over the depreciation period of the related asset. Carry-forward losses recognized in the balance sheet are expected to be realized in 2015-2018. The net tax impact on operating losses of Natgasoline (USD 3.4 million) and IFCo (USD 27.8 million) have not been recognized (valuation allowance) because these plants are still under construction and have not realized any positive income as of December 31, 2014. The carry forward losses expire over a 20 year period.

        The deferred tax liability 'investment in partnership' relates to OCI Partners LP. This partnership is a Delaware limited partnership and is a non-taxable entity. Each partner of the partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability.

Note 11. Inventories

	As of December 31,
($ millions)	2014	2013
Finished goods	74.3	62.1
Raw materials and consumables	4.3	6.7
Spare parts, fuels and others	11.2	12.3

Total	89.8	81.1

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 11. Inventories (Continued)

        During the years ended December 31, 2014 and 2013, inventory write-downs amounted to USD 0.5 million and USD 0.4 million, respectively, related to raw materials and there were no reversals of prior write-downs. No significant amount of inventories has been written down to net realizable value. For inventory pledged as securities for financing arrangements, reference is made to Note 16.

Note 12. Current income tax receivables

        The outstanding balances for current income tax receivables are primarily balances owed to OCI Nitrogen B.V. and OCI USA Inc. relating to income tax payments.

Note 13. Cash and cash equivalents

	As of December 31,
($ millions)	2014	2013
Bank balances	183.7	314.9
Restricted funds	410.2	1,142.8
Restricted cash and cash equivalents	1.1	7.0

Total	595.0	1,464.7

Restricted funds / Other investments

        IFCo issued bonds in 2012 for the financing of the construction of the IFCo plant. The unused part of the proceeds of these bonds were invested in U.S. Treasury Bills during 2012 recognized in other investments amounting to USD 1,194.1 million as of January 1, 2013. In May 2013, the proceeds of the settlement of the U.S. Treasury Bills were recognized as restricted funds.

        In May 2013, IFCo entered into a Bond Financing Agreement with the Iowa Finance Authority for the construction of its plant. IFCo entered into a Collateral Agency and Account Agreement with Citibank, N.A., and moved the funds and the Collateral Agency and Account Agreement to UMB Bank during the year. The cash proceeds were invested under an investment agreement with Natixis Funding Corporation and is restricted due to the requisition procedures in the agreement. As of December 31, 2014 and 2013, the invested funds had a carrying amount of USD 371.2 million and USD 1,142.8 million, respectively.

        As of December 31, 2014, an amount of USD 39.0 million was held as restricted fund in order to secure the first installments on debt due on June 1, 2016.

Note 14. Owner's net investment

        The transactions recognized in the Owner's net investments for the years ended December 31, 2013 and 2014 are summarized as follows:

        The changes in Owner's Net investment during 2014 were:

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 14. Owner's net investment (Continued)

  •
  Distributions to investors:  OCI Nitrogen B.V. distributed to investors (OCI Fertilizers B.V.) a dividend in kind of USD 344.6 million in order to settle a related party loan receivable, and paid an amount of USD 28.1 million in cash to OCI Fertilizers B.V. Furthermore, OCI Partners LP paid an amount of USD 30.9 to the non-controlling unit holders.

  •
  Contributions in OCI Partners:  OCI USA Inc., a ENA Business entity, contributed USD 60.0 million in cash to OCI Partners LP, without issuing additional Partnership's common units. Following this contribution the non-controlling interest changed by USD 12.5 million.

  •
  Allocation of share-based compensations:  An amount of USD 5.7 million of share-based payments has been allocated to the ENA Business in 2014. Further reference is made to Note 19c.

        The changes in Owner's Net investment during 2013 were:

  •
  IPO Proceeds OCI Partners:  OCI Partners LP is a Delaware Limited partnership formed on February 7, 2013 with the purpose to own and operate OCI Beaumont LLC. On September 24, 2013, OCI N.V. launched an initial public offering ('IPO') for 21.7% of OCI Partners LP in the Master Limited Partnership ('MLP') market and on October 4, 2013, the Partnership's common units began trading on the New York Stock Exchange under the symbol 'OCIP'. The net proceeds amounted to USD 290.2 million after deducting the underwriting discount, underwriter fees and shareholder costs.

  •
  Contributions from Investors:  OCI Fertilizer Holding Limited, a non-ENA Business entity, contributed an amount of USD 101.0 million in kind to OCI Fertilizer International B.V. Furthermore, OCI Fertilizers B.V., a non-ENA Business entity contributed an amount of USD 385.2 million in cash to OCI Fertilizer International B.V.

  •
  Allocation of share-based compensations:  An amount of USD 6.3 million of share-based payments has been allocated to the ENA Business in 2013. Further reference is made to Note 19c.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 15. Non-controlling interest

        Non-controlling interest consists of other unit holders besides the ENA business, holding an interest in OCI Partners. The following table summarizes the non-controlling interest:

($ millions)	2014	2013
Non-controlling interest percentage	20.96%	21.70%
Non-current assets	114.6	78.5
Current assets	24.6	51.3
Non-current liabilities	(79.4)	(83.7)
Current liabilities	(20.4)	(13.3)

Net assets	39.4	32.8

Revenues	84.4	24.5
Profit	25.0	10.6
Other comprehensive income	—	—

Total comprehensive income	25.0	10.6

Dividend cash flows	30.9	—

Note 16. Loans and borrowings

        The table on the next page discloses the details on the loans and borrowings.

The ENA Business of OCI N.V.
Notes to Combined Carve-out Financial Statements (Continued)
(Amounts in USD millions unless otherwise noted)

Note 16. Loans and borrowings (Continued)

($ millions) Borrowing Company	Type of loan	Interest rate	Date of maturity	Fair value	Carrying amount	Long term portion	Short term portion	Bank facility and overdraft	Collateral / Guarantee given (if applicable)
Iowa Fertilizer Company	Secured	2019: fixed 5.00% 2022: fixed 5.50% 2025: fixed 5.25%	December 2025	1,229.0	1,170.5	1,170.5	—	—	Certain bank accounts, personal property of IFCo, all funds, including equity contributions of USD 612 million by Parent company.
OCI Nitrogen B.V.	Secured	LIBOR / EURIBOR + a variable margin based on leverage ratio ranging 2.25% - 3.5%	December 2016	450.2	450.2	392.5	57.7	—	Pledge of OCI Fertilizer International shares in OCI Nitrogen B.V., Pledge of moveable assets, trade receivables and company accounts, property mortgage.
OCI Fertilizer Trading Ltd. and OCI Fertilizer Trade & Supply B.V.	Secured	LIBOR + 2.5%	Renewed annually	5.5	5.5	—	—	5.5	OCI Fertilizer B.V. as guarantor and pledge over all commodities and bank accounts.
OCI Partners	Secured	USD LIBOR + 4% Margin, with USD LIBOR floor of 1%	August 2019	381.4	381.4	377.4	4.0	—	Secured by liens on OCI Partners' assets, as well as assets of future combined entities.

Total secured loans and borrowings				2,066.1	2,007.6	1,940.4	61.7	5.5

OCI Fertilizer International B.V.	Related Party	USD LIBOR + 1.4% Margin	December 2019	345.8	345.8	—	345.8	—
OCI Fertilizer Trade & Supply B.V.	Related Party	3.0% fixed rate	December 2015	34.6	34.6	—	34.6	—

Total related party loans				380.4	380.4	—	380.4	—

Total as of December 31, 2014				2,446.5	2,388.0	1,940.4	442.1	5.5

All related party loans are classified as current, as the loans are repayable on demand of the lender.

The ENA Business of OCI N.V.
Notes to Combined Carve-out Financial Statements (Continued)
(Amounts in USD millions unless otherwise noted)

Note 16. Loans and borrowings (Continued)

($ millions) Borrowing Company	Type of loan	Interest rate	Date of maturity	Fair value	Carrying amount	Long term portion	Short term portion	Bank facility and overdraft	Collateral / Guarantee given (if applicable)
Iowa Fertilizer Company	Secured	2019: fixed 5.00% 2022: fixed 5.50% 2025: fixed 5.25%	December 2025	1,100.7	1,170.6	1,170.6	—	—	Certain bank accounts, personal property of IFCo, all funds, including equity contributions of USD 612 million by Parent company.
OCI Nitrogen B.V.	Secured	LIBOR / EURIBOR + a variable margin based on leverage ratio ranging 2.25% - 3.5%	December 2016	575.0	575.0	509.7	65.3	—	Pledge of OCI Fertilizer International shares in OCI Nitrogen B.V., Pledge of movable assets, trade receivables and company accounts, property mortgage.
OCI Partners	Secured	USD LIBOR + 5% Margin, with USD LIBOR floor of 1%	August 2019	388.6	388.6	384.6	4.0	—	Secured by liens on OCI Partners' assets, as well as assets of future combined entities.

Total secured loans and borrowings				2,064.3	2,134.2	2,064.9	69.3	—

OCI Fertilizer Trading Limited (Dubai)	Related party	3.0% fixed rate	December 2015	86.6	86.6	—	86.6	—
OCI Fertilizer International B.V.	Related party	USD LIBOR + 1.4% Margin	December 2019	275.9	275.9	—	275.9	—
Other loans	Related party	—	—	0.8	0.8	—	0.8	—

Total related party loans				363.3	363.3	—	363.3	—

Total as of December 31, 2013				2,427.6	2,497.5	2,064.9	432.6	—

All related party loans are classified as current, as the loans are repayable on demand of the lender.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 16. Loans and borrowings (Continued)

Movement schedule of loans and borrowings

($ millions)	2014	2013
As of January 1,	2,134.2	1,930.9
Proceeds from loans	5.5	1,712.8
Repayments of loans	(70.4)	(1,532.9)
Amortization transaction cost	7.3	3.8
Exchange rate effects	(69.0)	19.6

As of December 31,	2,007.6	2,134.2

Movement schedule of related party loans

($ millions)	2014	2013
As of January 1,	363.3	386.9
Proceeds from loans	145.2	85.8
Repayments of loans	(133.0)	(111.0)
Accrued interest	4.9	1.6

As of December 31,	380.4	363.3

        Information about the ENA business' exposure to interest rate, foreign currency and liquidity risk is disclosed in the Financial risk and capital management paragraph in Note 5.

        As of December 31, 2014 and 2013, the fair value of loans and borrowings was USD 58.5 million higher and USD 69.9 million lower than the nominal amount, respectively.

Covenants

        Certain covenants apply to the aforementioned borrowings. Covenants include compliance with the following financial ratios: Debt to net investment ratio, debt-service coverage ratio, leverage ratio, interest coverage ratio, cash flow coverage threshold, and tangible net worth threshold. As of December 31, 2014 and 2013, the aforementioned covenants were satisfied or a waiver has been obtained from the lenders.

        The aforementioned external borrowings include change in control clauses that enable the lenders to call the financing provided, including a change of ownership in the entities comprising the ENA business.

New and amended financing arrangements in 2014

OCI Fertilizer Trading and OCI Fertilizer Trade and Supply

        On January 15, 2014, OCI Fertilizer Trading signed an uncommitted trade finance facility for USD 75.0 million. The facility carries an interest rate of LIBOR + 2.50% margin. In December 2014 the agreement was amended and the facility amount was increased to USD 115.0 million. As of December 31, 2014, the outstanding debt balance was USD 5.5 million.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 16. Loans and borrowings (Continued)

New and amended Financing Arrangements in 2013

Iowa Fertilizer Company

        On May 15, 2013, Iowa Fertilizer Company entered into a Financing Agreement with Iowa Finance Authority. IFCo entered into a Collateral Agency and Account Agreement with Citibank, N.A. IFCo moved the funds and the Collateral Agency and Account Agreement during the year to UMB Bank. The cash was invested under an Investment Agreement with Natixis Funding Corporation and is restricted to the requisition procedures in the agreement. Refer to Note 13. The invested funds have a maturity date of January 4, 2016, except for the Debt Service Reserve Funds which had a maturity of July 1, 2014. Requisitions are submitted for reimbursement of eligible project and construction costs.

OCI Partners

        On August 20, 2013, OCI Partners entered into a new senior secured term loan credit facility for USD 235.0 million ('Term B-2 loans'). The loan carries an interest rate of LIBOR + 5.0% and matures in 2019. On November 27, 2013, OCI Partners borrowed an incremental $165.0 million term B-2 loan (the "Incremental Term Loan") under the Term Loan B Credit Facility. OCI Partners utilized the proceeds of the Incremental Term Loan to repay related party loans. The Incremental Term Loan carries an interest rate of LIBOR + 5.0% and matures in 2019.

Note 17. Trade and other payables

	As of December 31,
($ millions)	2014	2013
Trade payables	163.6	162.7
Other payables	20.5	5.8
Accrued expenses	35.0	29.0
Deferred revenues	—	5.5
Other tax payables	0.5	0.3
Derivative financial instrument	19.7	13.9

Total	239.3	217.2

Non-current	22.5	16.1
Current	216.8	201.1

Total	239.3	217.2

        Information about the ENA business' exposure to currency and liquidity risk is included in Note 5. The carrying amount of 'trade and other payables' approximated the fair value as of December 31, 2014 and 2013.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 17. Trade and other payables (Continued)

        Derivative financial instruments include the following:

	As of December 31,
($ millions)	2014	2013
Gas price derivative at fair value	(4.8)	(9.5)
Discounted value of outstanding installments on gas price derivative	24.5	22.8

	19.7	13.3
Interest rate swap at fair value	—	0.6

Total	19.7	13.9

Gas price derivative

        Although the IFCo plant is still under construction, IFCo has entered into a swaption (option to swap) to mitigate the potential impact of the increase in natural gas prices for a portion of the expected usage. The ENA business does not apply hedge accounting, therefore all fair value changes related to this financial instrument are recognized in profit or loss. The derivative entitles IFCo to an option to buy a quantity of 95,887,500 MMBtu representing 50% of expected consumption against a strike price of USD 6.0/MMBtu for years 2015-2018 and USD 6.5/MMBtu for years 2019-2022. As of December 31, 2014 and 2013, the fair value of the derivative amounted to USD 4.8 million and USD 9.5 million, respectively. The discounted value of the outstanding installments related to the gas price derivative amounting to USD 24.5 million and USD 22.8 million, respectively, have been netted with the fair value of the derivative.

Interest rate swap

        As of April 27, 2012, OCI Nitrogen B.V. entered into an interest rate swap for a notional amount of EUR 150.0 million (equivalent to USD 206.4 million) with Commerzbank by means of an amortizing plain vanilla interest rate swap. The swap matured during 2014. The fair value of the interest rate swap amounted to USD 0.6 million at December 31, 2013. The entity intended to apply cash flow hedge accounting on this instrument, but the hedge was ineffective.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 18. Provisions

($ millions)	Restructuring	Onerous contracts	Other	Total
As of January 1, 2013	0.6	—	0.5	1.1

Provision made during the year	—	0.2	1.1	1.3
Provision used during the year	(0.6)	(0.2)	(0.5)	(1.3)

As of December 31, 2013	—	—	1.1	1.1

Provision made during the year	—	—	4.0	4.0
Provision used during the year	—	—	(3.4)	(3.4)
Effect of movement in exchange rates	—	—	(0.2)	(0.2)

As of December 31, 2014	—	—	1.5	1.5

        The provision balances for 2014 and 2013 are current.

Note 19. Development of Cost of sales and Selling, general and administrative expenses

a. Expenses by nature

	For the Years Ended December 31,
($ millions)	2014	2013
Changes in raw materials and consumables, finished goods and work in progress	(1,600.9)	(1,508.9)
Employee benefit expenses (b)	(103.3)	(84.8)
Depreciation and amortization	(98.7)	(95.8)
Maintenance and repair	(96.4)	(61.6)
Holding recharges from OCI N.V. and OCI Fertilizer B.V.	(37.4)	(34.3)
Allocated share-based payments	(3.0)	(3.6)
Consultancy expense	(11.4)	(6.3)
Other	(42.5)	(54.3)

Total	(1,993.6)	(1,849.6)

        The expenses by nature comprise 'cost of sales' and 'selling, general and administrative expenses.'

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 19. Development of Cost of sales and Selling, general and administrative expenses (Continued)

b. Employee benefit expenses

	For the Years Ended December 31,
($ millions)	2014	2013
Wages and salaries	(74.8)	(61.0)
Social securities	(5.7)	(5.3)
Employee profit sharing (recognized in cost of sales)	(2.7)	(1.7)
Employee profit sharing (recognized in general, selling and administrative expenses)	(3.8)	(3.2)
Pension costs	(9.0)	(8.8)
Share-based payment expenses	(2.7)	(2.7)
Other employee expenses	(4.6)	(2.1)

Total	(103.3)	(84.8)

        During the years ended December 31, 2014 and 2013, the average number of staff employed in the ENA business converted into full-time equivalents amounted to approximately 850 and 680 employees, respectively.

c. Share-based payment arrangements

        Certain employees of the ENA business participate in the share-based payment arrangements issued by OCI N.V. Cost of share-based payment arrangements issued by OCI N.V. towards employees of the ENA business have been recognized as 'group share-based payment arrangements' in these Combined Carve-out Financial Statements based on the requirements of IFRS 2 and are accounted for as equity-settled share-based payment arrangements. Share-based payments related to certain OCI N.V. employees that spend a portion of their time on entities within the ENA business are allocated to the accompanying Combined Carve-out Financial Statements based primarily on estimates of management effort during the respective years and included as part of corporate overhead allocations which is recognized as 'selling, general and administrative expenses'.

		For the Years Ended December 31,
($ millions)	Note	2014	2013
Allocated share-based payment	(19a)	(3.0)	(3.6)
Share-based payment as employee benefit expenses	(19b)	(2.7)	(2.7)

Share-based payment in Combined Carve-out Statements of Profit or Loss		(5.7)	(6.3)

        The ENA business has been allocated USD 2.7 million and USD 2.7 million of share-based payment expense for the years ended December 31, 2014 and 2013, respectively, which is included in selling, general and administrative expenses in the accompanying Combined Carve-out Statements of Profit or Loss and Other Comprehensive Income.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 19. Development of Cost of sales and Selling, general and administrative expenses (Continued)

        OCI N.V. currently has four incentive plans relating to employees of the ENA business, which are intended to (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to management and employees, (iii) promote the success of the Parent and the ENA business, and (iv) align the economic interests of key personnel directly with those of shareholders.

Share option plans

        As a result of a group restructuring that took place during 2013, OCI N.V. acquired the assets and liabilities of the Orascom Construction Industries S.A.E. Stock Incentive Plan (the first plan). Under the terms of the Orascom Construction Industries S.A.E. Stock Incentive Plan, in the event of a change in control of Orascom Construction Industries S.A.E., each outstanding option or right shall be assumed or an equivalent option, or right substituted by the successor company or a subsidiary of the successor company. OCI N.V. elected that holders of options or rights under the Orascom Construction Industries S.A.E. incentive plan exchange each of their existing options or rights for an option or right in respect of shares of OCI N.V. on the same terms and conditions as the existing options or rights. The options under the Orascom Construction Industries S.A.E. plan were generally granted at the fair market value on the date of grant, vested after four years (cliff vesting) and expired after five years. On August 28, 2013 following the commencement of OCI N.V.'s share trading in Euros, the options under the Orascom Construction Industries S.A.E. plan were replaced by the OCI N.V.'s options and accounted for as a modification of the original grant of options.

        On December 21, 2013, the non-executive board members of OCI N.V. adopted an additional Employees Incentive Plan (the second plan). The second plan authorized the issuance of up to one million shares to employees and excludes the executive directors. The exercise price of the options granted to employees is equal to the fair market value of the shares on the date of grant. The options granted under this plan generally vest after three years (cliff vesting) and expire after seven years.

        The following table summarizes information about the stock options outstanding as of December 31, 2014:

Grant date	Number of options outstanding at December 31, 2014	Exercise price per share (EUR)	Remaining life as of December 31, 2014 (in years)	Number of options exercisable as of December 31, 2014
June 1, 2010	154,000	29.99	0.42	154,000
March 31, 2011	70,000	26.43	1.25	—
March 31, 2011	202,400	31.48	1.25	—
November 28, 2012	246,800	25.45	2.91	—
December 31, 2013	130,500	32.74	6.00	—

Total	803,700	—	—	154,000

        In the table above, options granted between 2010 and 2012 are a part of the first plan described above replaced in August 2013. Options granted in December 2013 are a part of the second plan described above.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 19. Development of Cost of sales and Selling, general and administrative expenses (Continued)

Measurement of fair values

        The inputs used in the measurement of the fair values at grant date of plans were as follows:

Options granted	2013	2012	2011	2010
Fair value at grant date	EUR 9.75	USD 9.69	USD 17.69	EGP 79.43
Share price at grant date	EUR 32.74	EUR 25.45	EUR 31.48	EUR 26.43
Exercise price	EUR 32.74	EUR 25.45	EUR 31.48	EUR 26.43
Expected volatility (weighted average)	31.86%	39.80%	59.00%	48.00%
Expected life (weighted average in years)	5.0	3.5	4.1	4.3
Expected dividends	none	1.5%	3.0%	3.0%
Risk-free interest rate (based on government bonds)	1.07%	0.35%	1.90%	10.00%
Performance conditions	No	No	No	Yes

        Expected volatility has been based on an evaluation of the historical volatility of OCI N.V.'s share price, particularly over the historical period commensurate with the expected term. The expected term of the instruments has been based on historical experience and general option holder behavior. The fair value for the 2010 options were completely expensed as of December 31, 2014. The fair value for the 2010 and 2011 options were calculated using Monte-Carlo simulations. The fair value calculation took into account the performance condition as a market condition. The fair value of the options granted as of November 28, 2012 and December 31, 2013 were calculated using the Black-Scholes model.

        The number and weighted-average exercise prices of share options under the share option plans and replacement awards were as follows:

	2014		2013
Options	Number of options	Weighted average exercise price EUR	Number of options	Weighted average exercise price EUR
Outstanding as of January 1	879,700	28.90	749,200	28.23
Forfeited during the year	—	—	—	—
Granted during the year	—	—	130,500	32.74
Exercised during the year	(76,000)	26.71	—	—
Expired during the year	—	—	—	—

Outstanding as of December 31,	803,700	29.11	879,700	28.90

Exercisable as of December 31,	154,000	29.99	—	—

        In August 2013 options under the Orascom Construction Industries S.A.E. plan were replaced by OCI N.V.'s options.

        The options outstanding as of December 31, 2014 had an exercise price in the range of EUR 25.45 to EUR 32.74 and as of December 31, 2013 had an exercise price in the range of EUR 25.45 to EUR 32.74. The options outstanding had a weighted-average contractual life of 2.37 years and 3.08 years as of December 31, 2014 and 2013, respectively.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 19. Development of Cost of sales and Selling, general and administrative expenses (Continued)

Share plans

Performance share plans

        In 2014, a new performance share plan was introduced for the board of directors of OCI N.V. and part of Senior Management. The share plan comprises the conditional granting of shares in OCI N.V. Each year a plan with a three-year vesting period starts in which the Parent's performance is measured on total shareholder return (TSR) against a peer group of companies. The fair value of these awards has been calculated using Monte-Carlo simulations. The number of conditional shares corresponds to a percentage (at most 150%) of the fixed reference salary divided by the price of the share on the stock market on the first day of the vesting period. The relative ranking that the Parent achieves in the peer group determines the definitive number of shares that are granted at the end of the vesting period. The remaining shares vested must be retained by the members of the board of directors of OCI N.V. for a period of two years. In 2014, in total 9,614 conditional shares have been granted to an employee of the ENA business with a fair value of EUR 75,950 (fair value at grant date EUR 7.90 per share, using a volatility of 49.0%, a risk-free rate of 0.10%).

Bonus matching plan

        In 2014, a new bonus matching plan was introduced for the members of the board of directors of OCI N.V. and Senior Management. In this plan, members of the board of directors of OCI N.V. and Senior Management are entitled to buy shares from their annual bonus. The shares will be withheld for a period of three years. After the three-year period, the participants will receive a bonus share for each share of the plan. In 2014, 5,011 shares were granted to an employee of the ENA business in the bonus matching plan with a fair value of EUR 140,000 (fair value of EUR 28.02 at grant date equal to the share price at grant date).

Note 20. Other income

	For the Years Ended December 31,
($ millions)	2014	2013
Net gain on sale of equity accounted investees	—	1.0
Insurance claims	0.6	5.8
CO2 emission rights	1.8	—
Other	5.2	1.3

Total	7.6	8.1

        Insurance claims of USD 5.8 million in 2013 relate mostly to claims received by OCI Partners with respect to business interruption. CO2 emission rights relate to redundant emissions rights held and sold by OCI Nitrogen B.V. The USD 1.0 million net gain on sale of equity accounted investees relates to the sale by OCI Nitrogen of OKM in Indonesia.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 21. Other expenses

	For the Years Ended December 31,
($ millions)	2014	2013
Loss on gas price derivatives by IFCo	(6.4)	(34.4)
Other	—	(1.9)

Total	(6.4)	(36.3)

        Other expense mainly relates to the loss on the gas price derivative held by IFCo. For further information on the gas price derivative, reference is made to Note 17.

Note 22. Net Finance Cost

($ millions)	2014	2013
Interest income on loans and receivables, third parties	8.9	4.6
Interest income on loans and receivables, related parties	20.5	21.1
Fair value gain on derivatives	0.5	—
Foreign exchange gain	4.1	0.1

Finance income	34.0	25.8

Interest expense on financial liabilities measured at amortized cost, third parties	(42.5)	(52.3)
Interest expense on financial liabilities measured at amortized cost, related parties	(4.9)	(8.9)
Foreign exchange loss	—	(2.7)

Finance cost	(47.4)	(63.9)

Net finance cost recognized in profit or loss	(13.4)	(38.1)

        The above finance income and finance costs include the following interest income and expense in respect of assets (liabilities) not measured at fair value through profit or loss:

	For the Years Ended December 31,
($ millions)	2014	2013
Total interest income on financial assets	29.4	25.7
Total interest expenses on financial liabilities	(47.4)	(61.2)

Note 23. Segment reporting

        The ENA business' reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are: OCI Nitrogen and Trading, OCI Partners LP (USA), Iowa Fertilizer Company LLC (USA), and Natgasoline LLC (USA). The ENA business'

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 23. Segment reporting (Continued)

organizational structure is based on a number of factors that our chief operating decision maker (CODM) uses to evaluate, view, and run our business operations.

        A summary description of each reportable segment is as follows:

OCI Nitrogen and Trading

        OCI Nitrogen and Trading ("Nitrogen & OFT") aggregates two operating segments: (1) OCI Nitrogen B.V., which produces fertilizer and melamine, and (2) OCI Fertilizer Trading and OCI Fertilizer Trading & Supply, which trades fertilizer products. The segment is Europe's second largest integrated nitrates fertilizer producer and the world's largest melamine producer. The segment also operates a trading and distribution arm operating through offices in Dubai, U.A.E, and Geleen, the Netherlands. In addition, the business trades nitrogen-based fertilizers in Brazil through FITCO, a joint venture with Fertipar, capturing a significant share of the Brazilian ammonia sulfate (AS) market through the joint venture.

OCI Partners LP (USA)

        OCI Partners LP (USA) ("OCIP") operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The facility has a maximum annual methanol and ammonia production capacity of approximately 912,500 and 331,000 metric tons, respectively making it one of the largest producing methanol facilities in the United States. OCIP sells all production domestically; primarily to industrial customers in and around the U.S. Gulf Coast through pipeline connections to adjacent customers, port access with dedicated methanol and ammonia import/export jetties, and truck loading facilities for both methanol and ammonia.

Iowa Fertilizer Company LLC (USA)

        Iowa Fertilizer Company LLC (USA) ("IFCo") is currently constructing a greenfield nitrogen fertilizer complex in Wever County, Iowa. Once operational in 2016, the plant is expected to produce approximately 1.5 to 2.0 million tons of nitrogen fertilizers and diesel exhaust fluid per year. The facility was a strategic effort to expand into the U.S.

        Iowa Fertilizer Company LLC (USA) will use state-of-the-art production process technologies from world leaders. Kellogg Brown & Root LLC, Maire Tecnimont Stamicarbon, and Uhde are supplying the process technologies for the plant. It is expected that the plant will have 100 thousand metric tons of ammonia storage, 120 thousand metric tons of UAN storage and 40 thousand metric tons of urea storage. Construction work on the plant broke ground on November 19, 2012. The project is funded by a combination of equity and non-recourse project finance tax-exempt municipal bond issuance.

Natgasoline LLC (USA)

        Natgasoline LLC (USA) ("Natgasoline") is a newly-formed greenfield methanol production complex being developed in Beaumont, Texas. The plant is expected to have capacity up to 1.75 million metric tons per year and is expected to start commissioning in 2017. It is expected to be one of the world's largest methanol production facilities based on nameplate capacity. The project will use

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 23. Segment reporting (Continued)

state-of-the-art Lurgi MegaMethanol technology and will incorporate best available environmental control technology.

Segment policy

        The ENA business derives the results of the business segments directly from its internal management reporting system. All segments are managed separately because they require different operating strategies and use their own assets and employees.

        Segment revenue includes revenue from sales to external customers and intersegment revenues. Prices for transactions between segments are determined on an arm's length basis. Profit before tax is the primary performance measure used by our CODM to evaluate operating results and allocate capital resources among segments. Profit/(loss) before tax is also the profitability measure used to set management and executive incentive compensation goals. Corporate and other consists of share-based payment compensation and certain corporate general and administrative expenses that are not allocated to the segments. Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be reasonably and consistently allocated.

        Selected information about reportable segments as of and for the years ended December 31, 2014 and 2013 is as follows:

Segment operating results

	Reportable segments
As of and for the year ended December 31, 2014 ($ millions)	Nitrogen & OFT	OCIP	IFCo	Natgasoline	Corporate & Other	Total
Segment revenue	1,863.8	402.8	—	—	—	2,266.6

Revenue, net	1,863.8	402.8	—	—	—	2,266.6
Income from equity-accounted investees (net of tax)	4.6	—	—	—	—	4.6
Depreciation and amortization	(74.8)	(22.8)	(0.2)	—	(0.9)	(98.7)
Finance income	24.8	—	8.3	0.4	0.5	34.0
Finance cost	(22.1)	(18.3)	(3.6)	—	(3.4)	(47.4)
Income tax	(50.4)	(1.6)	—	0.8	(3.4)	(54.6)
Inter-segment profits	(0.1)	—	—	—	—	(0.1)
Profit/(loss) before income tax	212.1	121.3	(27.2)	(9.0)	(31.8)	265.4
Equity-accounted investees	40.2	—	—	—	—	40.2
Net capital expenditure PP&E	82.8	207.7	693.8	154.7	—	1,139.0
Total assets	1,103.5	659.9	1,759.2 (1)	200.5	290.3	4,013.4

(1)
IFCo's assets are legally owned by our subsidiary Iowa Fertilizer Company LLC and included in these Combined Carve-Out Financial Statements based on IFRS requirements.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 23. Segment reporting (Continued)

	Reportable segments
As of and for the year ended December 31, 2013 ($ millions)	Nitrogen & OFT	OCIP	IFCo	Natgasoline	Corporate & Other	Total
Segment revenue	1,717.0	428.0	—	—	—	2,145.0

Revenue, net	1,717.0	428.0	—	—	—	2,145.0
Income from equity-accounted investees (net of tax)	7.2	—	—	—	—	7.2
Depreciation and amortization	(73.5)	(21.9)	—	—	(0.4)	(95.8)
Finance income	22.2	—	3.4	—	0.2	25.8
Finance cost	(27.7)	(23.0)	(2.2)	—	(11.0)	(63.9)
Income tax	(28.6)	(1.4)	—	—	(38.4)	(68.4)
Inter-segment profits	(0.1)	—	—	—	—	(0.1)
Profit/(loss) before income tax	164.7	156.1	(39.0)	(4.3)	(41.2)	236.3
Equity-accounted investees	48.0	—	—	—	—	48.0
Net capital expenditure PP&E	81.3	53.9	616.4	30.5	5.1	787.2
Net capital expenditure intangible assets	—	0.8	—	—	—	0.8
Total assets	1,604.2	593.1	1,793.3 (1)	60.5	325.7	4,376.8

(1)
IFCo's assets are legally owned by our subsidiary Iowa Fertilizer Company LLC and included in these Combined Carve-out Financial Statements based on IFRS requirements.

Geographical information

        The geographic information below analyzes the ENA business' revenue and non-current assets. The ENA business has no single customer that represents 10% or more of revenues, and therefore, information about major customers is not provided.

	Revenue		Non-current Assets(1)
($ millions)	2014	2013	2014	2013
Europe	1,439.4	1,241.6	432.0	454.3
North America	479.1	497.6	2,065.0	495.6
South America	176.6	247.2	—	564.8
Middle East	98.1	77.5	—	—
Africa	15.7	22.9	—	—
Asia and Oceania	57.7	58.2	10.6	13.1

Total	2,266.6	2,145.0	2,507.6	1,527.8

(1)
The non-current assets in the above overview are presented excluding "Derivatives" and "Deferred tax assets" based on the disclosure requirements of IFRS 8.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 24. Capital commitments

        As of December 31, 2014 and 2013, the ENA business entered into contracts to buy property, plant and equipment for USD 1,582.9 million and USD 893.5 million, respectively, of which as of December 31, 2014 an amount of USD 152.4 million represents capital commitments pertaining to OCI Partners LP, USD 180.5 million relating to IFCo, USD 1,239.0 million related to Natgasoline and USD 11.0 million related to OCI Nitrogen B.V., mostly relating to contracts with Orascom E&C (reference is made to Note 26).

        Although Natgasoline entered into a contract with Orascom Construction Limited for the construction of the Natgasoline facility (reference is made to Note 26), there are no legal capital commitments agreed to between the parties as of December 31, 2014 and 2013.

($ millions)	Plant at cost	Machinery and equipment	Total PP&E cost
IFCo	180.5	—	180.5
OCI Nitrogen B.V.	—	11.0	11.0
OCI Partners LP	—	152.4	152.4
Natgasoline	1,234.2	4.8	1,239.0

Total as of December 31, 2014	1,414.7	168.2	1,582.9

($ millions)	Plant at cost	Machinery and equipment	Total PP&E cost
IFCo	724.1	—	724.1
OCI Nitrogen B.V.	—	28.0	28.0
OCI Partners LP	—	141.4	141.4

Total as of December 31, 2013	724.1	169.4	893.5

Note 25. Operating lease commitments

        The ENA business leases a number of office spaces, computers, machinery and cars under operating leases. The leases typically run for a period of three to ten years, with an option to renew the lease after that date. Lease payments are renegotiated every five years to reflect market rentals. Some leases provide for additional rent payments that are based on changes in local price indices.

        Future minimum lease payments:

($ millions)	2014	2013
Less than one year	8.4	23.8
Between one and five years	20.2	6.2
More than five years	33.9	2.7

Total	62.5	32.7

        Amount recognized in profit or loss:

($ millions)	2014	2013
Lease expenses	7.7	11.9

Total	7.7	11.9

        Operating lease expense is recognized in either the 'cost of sales' or in 'selling, general and administrative expenses' depending on the nature of the underlying asset.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 26. Related party transactions

Transactions with related parties—Normal course of business

        The following is a list of significant related party transactions and outstanding amounts as of December 31, 2014:

($ millions) Related party	Relationship	Revenue transactions during the year	AR outstanding at year end	Purchase transactions during the year	AP outstanding at year end	Loans payable	Interest expense	Loans receivable	Interest income
OCI N.V.	OCI N.V. Group Company	0.1	0.4	—	23.4	—	—	—	—
OCI Overseas Holding (Cyprus)	OCI N.V. Group Company	—	—	—	0.3	380.4	(4.9)	267.1	0.4
OCI SAE	OCI N.V. Group Company	—	0.5	—	0.2	—	—	230.0	0.6
OCI Construction Holding Cyprus	OCL Company	—	—	—	0.8	—	—	—	—
OCI Fertilizer B.V.	OCI N.V. Group Company	0.1	3.3	—	7.8	—	—	—	—
Orascom E&C	OCL Company	—	—	844.0	69.3	—	—	—	—
EFC	OCI N.V. Group Company	—	0.1	119.2	6.0	—	—	—	0.5
Sorfert Algeria SPA	OCI N.V. Group Company	—	5.6	219.0	—	—	—	—	—
Contrack International	OCL Company	—	—	0.8	—	—	—	—	—
Weitz	OCL Company	—	12.1	—	—	—	—	—	—
Fitco OCI Agro S.A.	Joint Venture	157.7	21.1	—	—	—	—	—	—
OCI Nitrogen Finance Limited	OCI N.V. Group Company	—	—	—	3.7	—	—	—	18.2
Sitech Manuf Services C.V.	Associate	—	—	108.9	30.1	—	—	—	—
Sitech Utility Hold Beheer B.V.	Associate	—	2.4	—	—	—	—	—	—
Utility Support Group B.V.	Associate	—	—	96.0	1.5	—	—	16.9	0.4
Sitech Services B.V.	Associate	—	—	5.9	0.1	—	—	—	—
OCI Nitrogen Iberian Company	Joint Venture	65.7	—	—	0.4	—	—	—	—
Shanxi Fenghe Melamine Co. Ltd	Joint Venture	0.4	0.3	31.3	—	—	—	5.5	0.4

Total		224.0	45.8	1,425.1	143.6	380.4	(4.9)	519.5	20.5

        All related party balances as of December 31, 2014 are current in the table above.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 26. Related party transactions (Continued)

        As of December 31, 2014, OCI Fertilizer International had a related party loan payable balance of USD 345.7 million and OCI Overseas had a USD 248.6 million related party loan receivable balance with the same counterparty.

        The following is a list of significant related party transactions and outstanding amounts as of December 31, 2013:

($ millions) Related party	Relationship	Revenue transactions during the year	AR outstanding at year end	Purchase transactions during the year	AP outstanding at year end	Loans payable	Interest expense	Loans receivable	Interest income
OCI N.V.	OCI N.V. Group Company	—	17.5	—	34.6	0.1	—	—	—
OCI Overseas Holding (Cyprus)	OCI N.V. Group Company	—	0.3	—	0.1	362.5	(1.6)	324.4	0.1
OCI SAE	OCI N.V. Group Company	0.1	2.6	—	5.2	—	—	—	—
OCI Construction Holding Cyprus	OCL Company	—	—	1.5	0.4	—	—	—	—
OCI Fertilizer B.V.	OCI N.V. Group Company	—	—	—	10.5	0.5	—	—	—
Orascom E&C	OCL Company	—	—	475.5	63.8	—	—	—	—
EFC	OCI N.V. Group Company	—	23.8	171.2	—	—	—	—	—
Sorfert Algeria SPA	OCI N.V. Group Company	—	1.2	13.5	—	—	—	—	—
Fitco OCI Agro S.A.	Joint Venture	260.1	6.7	—	—	—	—	—	—
OCI Nitrogen Finance Limited	OCI N.V. Group Company	—	30.0	—	—	—	—	564.7	19.8
Sitech Manuf Services C.V.	Associate	—	—	100.3	38.7	—	—	—	—
Utility Support Group B.V.	Associate	—	4.1	107.1	1.2	—	—	14.7	0.4
Sitech Services B.V.	Associate	—	—	6.2	0.4	—	—	—	—
OCI Nitrogen Iberian Company	Joint Venture	112.2	30.6	—	—	—	—	—	—
Shanxi Fenghe Melamine Co. Ltd	Joint Venture	—	0.7	37.6	—	—	—	6.2	—
Contrack International	OCL Company	—	—	0.3	0.9	—	—	—	—
Weitz	OCL Company	—	1.1	—	0.2	—	—	—	—
EBIC	OCI N.V. Group Company	—	0.1	—	—	—	—	—	—
OCI Construction Inter Netherlands	OCI N.V. Group Company	—	—	—	—	0.2	—	—	—
OCI Fertilizer Holding	OCI N.V. Group Company	—	—	—	—	—	(7.3)	—	0.8

Total		372.4	118.7	913.2	156.0	363.3	(8.9)	910.0	21.1

        All related party balances as of December 31, 2013 are current in the table above.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 26. Related party transactions (Continued)

        In addition to the transactions presented in the tables above, the ENA business incurs certain operating expenses for services provided by related parties. These expenses include direct and indirect expense allocations of certain costs for shared headquarter services rendered by the Parent, including but not limited to general corporate expenses related to finance, legal, information technology, human resources, internal audit, investor relations, treasury services, employee benefits and incentives, and share-based payment compensation. Direct costs represent allocated share-based compensation expense recognized in selling, general, and administrative expenses. Indirect costs represent recharges from OCI N.V. and OCI Fertilizers B.V. are disclosed in Note 19. For the years ended December 31, 2014 and 2013, the total amount of direct and indirect allocated costs recognized were as follows:

($ millions)	Note	2014	2013
Direct costs	(19b)	2.7	2.7
Indirect costs	(19a)	40.4	37.9

Total allocated expenses		43.1	40.6

Construction contracts

        On March 7, 2015, Orascom Construction Limited was demerged from the OCI N.V. group of companies. The Sawiris family is a majority shareholder in both OCI N.V. and Orascom Construction Limited. This commercial relationship will remain on-going for the construction of the IFCo and Natgasoline projects.

        Orascom E&C USA, a wholly owned subsidiary of Orascom Construction Limited is:

  •
  A party to an Engineering, Procurement and Construction (EPC) contract for IFCo's 1.5-2.0 million metric ton per year fertilizer and industrial chemicals greenfield plant under construction in Iowa, USA. Under the terms of the EPC contract, the contractor is required to furnish a complete nitrogen fertilizer facility that is engineered, procured and constructed on a lump-sum fixed-price basis of USD 1,216.0 million, plus limited increases, including costs related to breaches, extraordinary subsurface conditions, certain hazardous substances, change orders, changes in law, certain work outside the boundaries of the property, specified reimbursable work and off-site and on-site training ("Contract Price"). The Contract Price is divided among certain categories of work and then further divided among specified milestones. Orascom E&C has subcontracted with Tecnimont, KBR and Uhde for state-of-the-art engineering and technology procurement. The plant is expected to begin production in 2016. The project is funded by a combination of cash and a non-recourse project finance tax-exempt municipal bond issuance.

  •
  A party to an EPC contract for Natgasoline's 1.75 million metric ton per year methanol plant under construction in Texas, USA. Under the terms of the EPC contract, the contractor is required to furnish a complete methanol facility that is engineered, procured and constructed on a lump-sum fixed-price basis of USD 1,396.0 million plus limited increases, including costs related to breaches, extraordinary subsurface conditions, change orders, changes in law, work outside the boundaries of the property and necessary for the operation of the Facility, specified reimbursable work and off-site and on-site training and delays caused by other contractors, engineers or other person engaged to work on the plant ("Contract Price"). The Contract Price

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 26. Related party transactions (Continued)

    is divided among certain categories of work and then further divided among specified milestones. Orascom E&C has subcontracted with ALPC to engineer and procure the plant incorporating state-of-the-art production process technology from Lurgi MegaMethanol® technology supplied by Air Liquide's engineering and construction division, Air Liquide Global E&C Solutions. The plant is expected to begin production in 2017. The project will be funded by a combination of cash and a non-recourse project finance tax-exempt municipal bond issuance. Natgasoline has agreed to indemnify Orascom Construction for certain matters regarding construction of the Natgasoline facility. Our parent company OCI N.V. has separately agreed to indemnify Orascom Construction for certain liabilities Orascom Construction could incur regarding the Natgasoline facility in October 2015. OCI N.V's obligation is capped at USD 150.0 million, with an additional indemnity by our parent company OCI N.V. for claims or change orders, capped at USD 50.0 million. These amounts will be allocated to the ENA business and recognized in property, plant and equipment in the second half of 2015.

  •
  In June 2013, OCIP entered into a procurement and construction contract with Orascom E&C USA Inc., at that time, an indirect, wholly-owned construction subsidiary of OCI, pursuant to which Orascom E&C USA Inc. will undertake the debottlenecking of OCIP's methanol and ammonia production units (the "Construction Contract"). Upon execution of the Construction Contract, the Technical Service Agreement was subsumed within the Construction Contract. Under the terms of the Construction Contract, Orascom E&C USA Inc. will be paid on a cost-reimbursable basis, plus a fixed fee that will equal 9% of the costs of the project, excluding any discounts. The contract allocates customary responsibilities to OCIP and Orascom E&C USA Inc. The agreement does not provide for the imposition of liquidated or consequential damages.

  •
  In addition, our parent company OCI N.V. paid USD 150.0 million to Orascom Construction in the July 2015 pursuant to an indemnity for certain liabilities under or in connection with the contracts with the ENA business. This amount will be allocated to the ENA business and recognized in property, plant and equipment in the second half of 2015.

        Due to the related party nature of above transactions, the terms and conditions may not necessarily be the same as transactions negotiated between third parties. Management believes that the terms and conditions of all transactions with our related parties are generally no less favourable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

Note 27. Contingencies

        In the normal course of business, the ENA business, associates, and joint ventures may become involved in certain litigation or court cases as defendants or claimants. These litigations are carefully monitored by the entities' management and legal counsel, and are regularly assessed with due consideration for possible insurance coverage and recourse rights on third parties. The ENA business does not have any proceedings to report in liabilities that might have a material effect on the ENA business' financial position. In cases where it is probable that the outcome of the proceedings will be unfavorable, and the financial outcome can be measured reliably, a provision would be recognized in the Combined Carve-out Financial Statements. It should be understood that, in light of possible future

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 27. Contingencies (Continued)

developments, such as (a) potential additional lawsuits, (b) possible future settlements, and (c) rulings or judgments in pending lawsuits, certain cases may result in liabilities and related costs. At this point in time, the ENA business cannot estimate any additional amount of loss or range of loss in excess of the recorded amounts with sufficient certainty to allow such amount or range of amounts to be meaningful. Moreover, if and to the extent that any contingent liabilities arise, they are typically paid over a number of years and the timing of such payments cannot be predicted with confidence. As of June 30, 2015, the ENA business does not have any provisions for such cases, claims and disputes or any other contingencies.

Note 28. Subsequent events

Combination with CF Industries

        OCI and CF announced on August 6, 2015, that they have entered into a definitive agreement to combine OCI's North American, European and Global Distribution businesses with CF's global assets. The transaction is subject to receipt of certain regulatory approvals and other customary closing conditions. The transaction is expected to be completed in 2016.

Payment to Orascom Construction Limited

        In July 2015, the OCI NV paid an amount of USD 150.0 million to Orascom Construction Limited following the reimbursement agreement between both parties as agreed as part of the demerger of the Engineering & Construction business, in relation to a claim from a subsidiary of Orascom Construction Limited for overruns in the greenfield projects in the U.S.

Production stoppage at OCI Nitrogen B.V.

        On September 30, 2015, OCI Nitrogen B.V. was required to stop production due to a fire incident in the basement of the CAN plant. On October 8, 2015, OCI Nitrogen B.V. restarted its ammonia production, shortly followed by UAN and melamine production. The CAN line is expected to restart operations once necessary repairs have been finalized. The damage to property and loss due to business interruption is insured, taking into account a certain amount of own risk (approximately USD 10.0 to 15.0 million). The case is currently under investigation of insurance experts.

Indemnity to Orascom Construction Limited

        On October 5, 2015, the OCI board of directors agreed to indemnify Orascom Construction Limited for the increased liability incurred under the amended Natgasoline EPC contract. The obligation is capped at USD 150.0 million. The indemnity covers any costs Orascom Construction Limited might incur under the original reimbursable portion of the EPC in excess of change orders originally budgeted at USD 300.0 million which was amended into a fixed price EPC contract. Separately, under the indemnity, OCI also agrees to pay Orascom Construction Limited for any claim or change order under the amended EPC Contract, capped at USD 50.0 million.

Natgasoline Funding

        OCI N.V. contributed capital to Natgasoline in the third quarter of 2015 by an amount of USD 440.2 million, including settlement of existing related party loans of USD 217.0 million.

The ENA Business of OCI N.V.

Notes to Combined Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 29. Full list of ENA business entities as of December 31, 2014

Name	Location	Currency	Ownership (%)	Treatment
OCI Fertilizer International B.V.	The Netherlands	USD	100%	Combined
Iowa One S.a.r.l	Luxembourg	USD	100%	Combined
Iowa Two S.a.r.l	Luxembourg	USD	100%	Combined
OCI Iowa Inc.	USA	USD	100%	Combined
Iowa Fertilizer Company LLC	USA	USD	100%	Combined
OCI Freight Services	British Virgin Islands	USD	100%	Combined
OCI Fertilizer Trading	British Virgin Islands	USD	100%	Combined
OCI Nitrogen B.V.	The Netherlands	EUR	100%	Combined
OCI Trade Holding B.V.	The Netherlands	USD	100%	Combined
OCI Fertilizer Trade and Supply B.V.	The Netherlands	USD	100%	Combined
Iapetus B.V.	The Netherlands	USD	100%	Combined
OCI Partners LP	USA	USD	79.04%	Combined
OCI USA Inc.	USA	USD	100%	Combined
Firewater LLC	USA	USD	100%	Combined
Texam Holding LLC	USA	USD	100%	Combined
Texam LLC	USA	USD	100%	Combined
Natgasoline LLC	USA	USD	100%	Combined
OCI GP LLC	USA	USD	100%	Combined
OCI Fertilizers USA LLC	USA	USD	100%	Combined
OCIP Holding LLC	USA	USD	100%	Combined
Mercury Holding Limited	United Kingdom	USD	100%	Combined
Pluto Holding Limited	United Kingdom	USD	100%	Combined
Firewater One S.a.r.l.	Luxembourg	USD	100%	Combined
Firewater Two	Luxembourg	USD	100%	Combined
Mena Mining B.V.	The Netherlands	USD	100%	Combined
Firewater B.V.	The Netherlands	USD	100%	Combined
OCI Terminal Europoort B.V.	The Netherlands	EUR	100%	Combined
Iowa Intermediate Fertilizer Holding LLC	USA	USD	100%	Combined
Iowa Fertilizer Holding LLC	USA	USD	100%	Combined
OCI Personnel B.V.	The Netherlands	EUR	100%	Combined
OCI Agro Belgium N.V./S.A.	Belgium	EUR	100%	Combined
OCI Agro Deutschland GmbH	Germany	EUR	100%	Combined
OCI Agro France S.A.S.	France	EUR	100%	Combined
OCI Melamine Spain Srl	Spain	EUR	100%	Combined
OCI Trading Shanghai Ltd	China	RMB	100%	Combined
Melamine UK Limited	UK	GBP	100%	Combined
OCI China Holding B.V.	The Netherlands	EUR	100%	Combined
OCI Melamine Americas, Inc	USA	USD	100%	Combined
OCI Beaumont LLC	USA	USD	100%	Combined
        For a list of associates and joint ventures, reference is made to Note 9.

The ENA Business of OCI N.V.

Unaudited Condensed Combined Interim Carve-out Statements of Financial Position

		As of
($ millions)	Note	June 30, 2015	December 31, 2014
Assets
Non-current assets
Property, plant and equipment	(6)	2,949.8	2,394.1
Goodwill and other intangible assets	(7)	60.3	70.0
Trade and other receivables		1.7	2.1
Equity-accounted investees	(8)	37.4	40.2
Deferred tax assets		2.3	1.2

Total non-current assets		3,051.5	2,507.6
Current assets
Inventories	(9)	62.6	89.8
Trade and other receivables		207.2	244.2
Related party receivables	(18)	94.0	45.8
Loans to related parties	(18)	505.0	519.5
Current income tax receivables		29.9	11.5
Cash and cash equivalents	(10)	355.7	595.0

Total current assets		1,254.4	1,505.8

Total assets		4,305.9	4,013.4

Net investment
Owner's net investment	(11)	1,227.6	1,101.4
Non-controlling interest		47.3	39.4

Total net investment		1,274.9	1,140.8
Liabilities
Non-current liabilities
Loans and borrowings	(12)	1,901.4	1,940.4
Trade and other payables		27.5	22.5
Deferred tax liabilities		71.7	95.5

Total non-current liabilities		2,000.6	2,058.4
Current liabilities
Loans and borrowings	(12)	147.9	67.2
Related party loans	(12)(18)	532.8	380.4
Trade and other payables		230.9	216.8
Related party payables	(18)	114.3	143.6
Provisions		0.7	1.5
Current income tax payables		3.8	4.7

Total current liabilities		1,030.4	814.2

Total liabilities		3,031.0	2,872.6

Total net investment and liabilities		4,305.9	4,013.4

See accompanying Notes to the Unaudited Condensed Combined Interim Carve-out Financial Statements.

The ENA Business of OCI N.V.

Unaudited Condensed Combined Interim Carve-out Statements of Profit or Loss and
Other Comprehensive Income

		For the Six Months Ended June 30,
($ millions)	Note	2015	2014
Revenue, net	(15)	875.3	1,155.4
Cost of sales		(693.0)	(953.4)

Gross profit		182.3	202.0
Other income		2.2	10.8
Selling, general and administrative expenses		(80.8)	(86.6)
Other expenses		(5.0)	—

Operating profit		98.7	126.2
Finance income	(14)	10.2	16.3
Finance cost	(14)	(11.9)	(26.7)

Net finance cost		(1.7)	(10.4)
Income from equity-accounted investees (net of tax)	(8)	1.8	4.6

Profit before income tax		98.8	120.4
Income tax	(13)	(12.3)	(28.8)

Net profit		86.5	91.6
Other comprehensive income:
Items that are or may be reclassified to profit or loss
Foreign currency translation differences		(26.2)	(3.2)

Other comprehensive income, net of tax		(26.2)	(3.2)

Total comprehensive income		60.3	88.4

Profit attributable to:
Owner's net investment		83.6	77.0
Non-controlling interest		2.9	14.6

Net profit		86.5	91.6

Total comprehensive income attributable to:
Owner's net investment		57.4	73.8
Non-controlling interest		2.9	14.6

Total comprehensive income		60.3	88.4

See accompanying Notes to the Unaudited Condensed Combined Interim Carve-out Financial Statements.

The ENA Business of OCI N.V.

Unaudited Condensed Combined Interim Carve-out Statements of Changes in Net Investment

($ millions)	Note	Owner's net investment	Foreign currency translation differences	Total owner's net investment	Non- controlling interest	Total net investment
Balance as of December 31, 2013		1,319.2	23.0	1,342.2	32.8	1,375.0
Net profit		77.0	—	77.0	14.6	91.6
Other comprehensive income		—	(3.2)	(3.2)	—	(3.2)

Total comprehensive income		77.0	(3.2)	73.8	14.6	88.4
Distributions to investors (cash)	(11)	—	—	—	(15.9)	(15.9)
Share-based payments	(16)	3.1	—	3.1	—	3.1

Balance as of June 30, 2014		1,399.3	19.8	1,419.1	31.5	1,450.6

Balance as of December 31, 2014		1,125.5	(24.1)	1,101.4	39.4	1,140.8
Net profit		83.6	—	83.6	2.9	86.5
Other comprehensive income		—	(26.2)	(26.2)	—	(26.2)

Total comprehensive income		83.6	(26.2)	57.4	2.9	60.3
Distributions to investors (cash)	(11)	—	—	—	(6.5)	(6.5)
Contributions from investors in OCI Partners	(11)	(11.5)	—	(11.5)	11.5	—
Contributions from investors (cash)	(11)	78.0	—	78.0	—	78.0
Share-based payments	(16)	2.3	—	2.3	—	2.3

Balance as of June 30, 2015		1,277.9	(50.3)	1,227.6	47.3	1,274.9

See accompanying Notes to the Unaudited Condensed Combined Interim Carve-out Financial Statements.

The ENA Business of OCI N.V.

Unaudited Condensed Combined Interim Carve-out Statements of Cash Flows

		For the Six Months Ended June 30,
($ millions)	Note	2015	2014
Net profit		86.5	91.6
Adjustments for:
Depreciation and amortization	(6),(7)	49.4	45.7
Interest income	(14)	(7.0)	(15.3)
Interest expense	(14)	11.2	26.5
Foreign exchange gains and losses	(14)	(2.5)	(0.8)
Income from equity accounted investees, net of tax	(8)	(1.8)	(4.6)
Share-based payments	(11)	2.3	3.1
Income tax	(13)	12.3	28.8
Changes in:
Inventories	(9)	27.2	(15.0)
Trade and other receivables, including related party receivables		(5.2)	143.8
Trade and other payables, including related party payables		4.6	(50.0)
Provisions		(0.8)	3.0
Cash Flows:
Interest paid		(50.5)	(56.3)
Interest received		3.2	4.4
Income taxes paid		(1.2)	(1.4)
Income taxes paid to related parties		(55.3)	(38.7)

Cash flow from operating activities		72.4	164.8

Proceeds from sale of property, plant and equipment		2.3	—
Investments in property, plant and equipment		(608.8)	(449.1)
Dividends from equity accounted investees	(8)	2.2	8.4

Cash flow used in investing activities		(604.3)	(440.7)

Share premium contribution	(11)	78.0	—
Proceeds from loans and borrowings	(12)	108.3	29.1
Proceeds from related party loans	(12)	183.0	—
Repayments of loans and borrowings	(12)	(30.0)	(36.3)
Repayments of related party loans	(12)	(34.6)	(135.2)
Dividends paid	(11)	(6.5)	(15.9)

Cash flow from / (used in) financing activities		298.2	(158.3)

Net cash flows		(233.7)	(434.2)

Cash and cash equivalents as of beginning of period	(10)	595.0	1,464.7
Effect of exchange rate fluctuations on cash		(5.6)	(0.5)

Cash and cash equivalents as of end of period	(10)	355.7	1,030.0

See accompanying Notes to the Unaudited Condensed Combined Interim Carve-out Financial Statements.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation

1.1 Background and purpose of the Unaudited Condensed Combined Interim Carve-out Financial Statements

        On August 6, 2015, OCI N.V. ("OCI" or the "Parent") and CF Industries Holdings, Inc. ("CF") entered into a definitive agreement to combine OCI N.V.'s European, North American, and Global Distribution businesses (together referred to as the "divested businesses" or the "ENA business") with CF's global assets in a transaction that is expected to be completed in the first half of 2016. This transaction is subject to certain conditions, including obtaining regulatory approvals and the approval of OCI N.V. and CF shareholders. In accordance with regulations of the United States Securities and Exchange Commission ("SEC"), OCI N.V. has prepared the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements for the divested business and these will be included in a Registration Statement on Form S-4. The terms of the merger are further documented in the combination agreement as agreed between CF and OCI N.V. as of August 6, 2015 ("Combination Agreement").

        The ENA business is a producer and distributor of nitrogen fertilizers and natural gas-based chemicals, with plants in the Netherlands and United States. The principal markets include the U.S., Europe and South America. The ENA business is currently and was historically managed centrally as part of the OCI N.V. Group located in Amsterdam, the Netherlands.

        As a parent subsidiary relationship for the ENA business did not exist on a standalone basis for the period January 1, 2013 until June 30, 2015, the financial statements of the ENA business are being presented as "Combined Carve-out Financial Statements" and "Unaudited Condensed Combined Interim Carve-out Financial Statements," respectively.

        The purpose of these Unaudited Condensed Combined Interim Carve-out Financial Statements is to provide historical financial information of the legal entities that comprise the ENA business being contributed as part of the Combination Agreement for the inclusion in the relevant filings with the SEC.

        References herein to "we," "us" and "our" refer to the ENA business unless the context specifically requires otherwise.

1.2 Presentation of the Unaudited Condensed Combined Interim Carve-out Financial Statements

        The Unaudited Condensed Combined Interim Carve-out Financial Statements have been prepared in accordance with International Accounting Standard (IAS) 34 "Interim Financial Reporting" and the carve-out basis of presentation and allocations as stated in Notes 1.3 and 1.4. All accounting policies and estimates are consistent with those applied in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013 under International Financial Reporting Standards (IFRS) as adopted by the International Standards Board (IASB). The Unaudited Condensed Combined Interim Carve-out Financial Statements have been prepared on a historical cost basis, except where otherwise stated, and are presented on a combined basis. The financial year commences on January 1 and ends on December 31 of each year. The Unaudited Condensed Combined Interim Carve-out Financial Statements have been presented in U.S. dollars (USD or $), which is the presentation currency of the ENA business. The entities comprising the ENA business have the U.S. dollar or the Euro as their functional currency.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation (Continued)

        The Unaudited Condensed Combined Interim Carve-out Statement of Financial Position as of December 31, 2014, was derived from The ENA business' Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013. Certain financial information and disclosures included in the Combined Carve-out Financial Statements are not required for interim reporting purposes and have been condensed or omitted. Selected explanatory notes are included to explain events and transactions that are significant to understanding the changes in the ENA business' financial position and performance compared to the Combined Carve-out Financial Statements. For an adequate understanding of the Unaudited Condensed Combined Interim Carve-out Financial Statements, they should be read in conjunction with the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

1.3 Comparison of information

        Comparisons in the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements refer to the six months ended June 30, 2015 and 2014, except in the accompanying Unaudited Condensed Combined Interim Carve-out Statements of Financial Position, which compares information as of June 30, 2015 and as of December 31, 2014.

        There has been no change concerning the combined entities and the combination methods compared to the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013. The same accounting policies, methods of computation and presentation have been followed in the preparation of the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements as were applied in the Combined Carve-out Financial Statements. As such, the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements should be read in conjunction with the Basis of presentation as included in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

1.4 Significant allocations

1.4.1 Corporation overhead allocations

        The accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements include allocations of certain expenses for shared headquarter services rendered by the Parent including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, internal audit, investor relations, treasury services, employee benefits and incentives, and share-based compensation. The various allocation methodologies for these items are discussed in the Notes to the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013 and as such the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements should be read in conjunction with the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

        Management believes the assumptions underlying the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements, including the allocation of expenses from the Parent, are reasonable. However, the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements may not include all of the expenses that would have been incurred and

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 1. Basis of presentation (Continued)

may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented.

1.4.2 Share-based payments

        Costs related to share-based payment awards issued by OCI N.V. have been allocated to the ENA business in the same way as discussed in the Notes to the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013 and as such these Unaudited Condensed Combined Interim Carve-out Financial Statements should be read in conjunction with the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013. The ENA business has been allocated USD 2.3 million and USD 3.1 million of share-based payment expenses for the six months ended June 30, 2015 and 2014, respectively.

1.4.3 Attribution of Goodwill

        The Unaudited Condensed Combined Interim Carve-out Statements of Financial Position include all of the goodwill and the other intangible assets directly attributable to the specific legal entities that comprise the ENA business of OCI N.V.

1.4.4 Attribution of financing arrangements

        The Unaudited Condensed Combined Interim Carve-out Statements of Financial Position include all financing arrangements directly attributable to the specific legal entities that comprise the ENA business of OCI N.V.

1.5 Combination

        All intercompany balances and transactions have been eliminated in preparing the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements. Unrealized gains arising from transactions with associates and joint ventures are eliminated against the investment to the extent of the ENA business' interest in the associate and joint venture. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Note 2. Summary of significant accounting policies

        The accounting policies applied in these Unaudited Condensed Combined Interim Carve-out Financial Statements are consistent with those in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013. The ENA business has not early adopted any other standard, interpretation or amendment that have been issued but are not yet effective.

        During the six months ended June 30, 2015 and 2014, no new standards became applicable to the ENA business that significantly impacted the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 3. Seasonality of operations

        The fertilizer operations are inherently dependent on seasonal fluctuations in demand as governed by major crop planting and harvesting seasons. Weighted average netback prices tend to be higher during the Northern and Southern Hemispheres' planting seasons, translating into generally stronger first and fourth quarters. In addition, industrial sales of our chemical products, methanol and ammonia are more evenly distributed throughout the year, thereby contributing to stability in sales. The global sales and diversified product mix—both as fertilizers and chemical products—mitigate the impact of any one region's seasonal fluctuations.

Note 4. Critical accounting judgments, estimates and assumptions

        The preparation of the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements in compliance with International Financial Reporting Standards ("IFRS") requires management to make judgments, estimates and assumptions that affect amounts reported. The estimates and assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances and are used to determine the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised or in the revision period and future periods, if the changed estimates affect both current and future periods.

        Compared to the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013, there were no significant changes to the critical accounting judgments, estimates and assumptions that could result in significantly different amounts than those recognized in the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements.

        With respect to financial instruments, there have not been any reclassifications between categories of financial instruments. Neither have business or economic circumstances affected the fair value of the entity's financial assets nor liabilities either measured at fair value or amortized cost with the exception of natural gas swaption.

Note 5. Financial risk and capital management

        The ENA business has exposure to credit, liquidity, and market risks from financial instruments. These risks arise from exposures that occur in the normal course of business and are managed on a combined company basis. The objectives and policies of financial risk and capital management are consistent with those included in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

Credit risk

        The ENA business mitigates the exposure to credit risk on outstanding cash balances by placing funds at multiple financial institutions with a sufficient credit rating. As of June 30, 2015, Iowa Fertilizer Company ("IFCo") has a concentration risk of USD 258.2 million in relation to its outstanding cash at UMB Bank (treasury bills), reference is made to Note 10. The ENA business' exposure to customer credit risk is monitored and mitigated by performing credit checks before selling

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

any goods. The policies and procedures to manage credit risk are consistent with those included in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

        The major exposure to credit risk for trade and other receivables and issued loans (including related party) balances by geographic region was as follows:

	As of
($ millions)	June 30, 2015	December 31, 2014
Middle East and Africa	213.1	244.2
Asia and Oceania	12.7	16.1
Europe and United States	582.1	551.3

Total	807.9	811.6

Liquidity risk

        Liquidity risk is the risk that the ENA business will encounter difficulty in meeting the obligations associated with its financial liabilities that are required to be settled by delivering cash or another financial asset. The ENA business' approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the ENA business' reputation. This is also safeguarded by using multiple financial institutions in order to mitigate any concentration of liquidity risk.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

        The following are the contractual maturities of financial liabilities, including estimated interest payments and exclude the impact of netting agreements:

As of June 30, 2015 ($ millions)	Note	Carrying amount	Contractual cash flow	6 months or less	6 - 12 months	1 - 5 years	More than 5 years
Financial liabilities
Cash outflows:
Loans and borrowings	(12)	2,049.3	2,587.7	77.5	168.4	1,484.0	857.8
Related party loans	(18)	532.8	532.8	532.8	—	—	—
Trade and other payables (excluding derivatives)		233.5	233.5	230.9	—	2.6	—
Related party payables	(18)	114.3	114.3	114.3	—	—	—
Derivatives		24.9	39.1	9.1	7.5	22.5	—
Cash inflows:
Derivatives		—	(9.1)	(9.1)	—	—	—

Total		2,954.8	3,498.3	955.5	175.9	1,509.1	857.8

As of December 31, 2014 ($ millions)	Note	Carrying amount	Contractual cash flow	6 months or less	6 - 12 months	1 - 5 years	More than 5 years
Financial liabilities
Cash outflows:
Loans and borrowings	(12)	2,007.6	2,580.9	77.8	78.9	1,483.0	941.2
Related party loans	(18)	380.4	380.4	380.4	—	—	—
Trade and other payables (excluding derivatives)		219.6	219.6	216.8	—	2.8	—
Related party payables	(18)	143.6	143.6	143.6	—	—	—
Derivatives		19.7	56.4	26.4	—	30.0	—
Cash inflows:
Derivatives		—	(26.4)	(26.4)	—	—	—

Total		2,770.9	3,354.5	818.6	78.9	1,515.8	941.2

        The ENA business entered into construction agreements regarding the building of new plants (reference is made to Note 17) and operating lease commitments. The building of these new plants is financed by cash held by the operating company, new loans or shares issued or dividends received.

        The interest on floating rate loans and borrowings is based on forward interest rates at period-end. This interest rates may change as the market interest rates change. The callable loan amounts are classified as "six months or less." The future obligations will be managed by the future incoming cash from operations, current available non-restricted cash and cash equivalents of USD 96.7 million as of June 30, 2015 and unused amounts on credit facility agreements (reference is made to Note 10).

        The ENA business intends to settle all related party loans prior to the transaction with CF Industries.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

Market risk

        Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the ENA business' income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable boundaries, while optimizing the return.

Foreign exchange translation risk

        Due to the ENA business' international presence, the ENA business is exposed to foreign exchange fluctuations as these affect the translation of the combined entities' assets and liabilities presented in foreign currencies to the U.S. dollar (the presentation currency). The currency concerned is the Euro. Foreign exchange translation exposure is considered a part of doing business on an international level; this risk is not actively managed, nor is it hedged.

Foreign exchange transaction risk

        The ENA business entities predominantly execute their activities in their respective functional currencies. Some of the ENA business entities with functional currencies other than the U.S. dollar, are, however, exposed to foreign currency transaction risks in connection with the scheduled payments in currencies that are not their functional currencies. In general, this relates to foreign currency denominated supplier payables due to capital expenditures and receivables. The ENA business monitors the exposure to foreign currency risk arising from operating activities. The ENA business uses foreign exchange contracts to manage its foreign exchange transaction exposure, but does not apply hedge accounting therefore all changes in fair value adjustments are recognized in profit or loss. The ENA business is exposed to foreign exchange transaction exposure to the extent that there is a mismatch between the currencies in which sales, purchases and borrowings are denominated and the respective functional currencies of the ENA business entities. The functional currencies of the ENA business entities are primarily the U.S. dollar and the Euro.

        The exposure to foreign currency transaction risk did not materially change compared to the foreign currency transaction risk disclosed in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

        The following U.S. dollar exchange rates have been applied during the periods:

	Average for the Six Months Ended June 30,		Closing as of
			June 30, 2015	December 31, 2014
	2015	2014
Euro	1.1188	1.3716	1.1119	1.2155

Interest rate risk

        The ENA business' interest rate risk arises from the exposure to variability in future cash flows of floating rate financial instruments. The ENA business manages its exposure in light of the global

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

interest rate environment after consulting with a consortium of global banks. The ENA business has not entered into any interest derivatives to mitigate the risk of fluctuating future interest cash flows.

        The exposure to interest rate risk did not materially change compared to the interest rate risk disclosed in the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

Commodity price risk

        The ENA business is exposed to natural gas price commodity risk, as natural gas is one of the primary raw materials used in the fertilizer and chemicals production process. IFCo entered into gas swaptions in order to hedge future gas price levels over a certain period of time. In other areas, the ENA business enters into long-term gas supply contracts in order to manage its natural gas commodity risk.

        Derivative financial instruments include the following:

        Although the IFCo plant is still under construction, IFCo has entered into a swaption (option to swap) to mitigate the potential impact of the increase in natural gas prices for a portion of the expected usage. The ENA business does not apply hedge accounting therefore all fair value changes related to this financial instrument are recognized in profit or loss. The derivative entitles IFCo to an option to buy a quantity of 95,887,500 MMBtu representing 50% of expected consumption against a strike price of USD 6.0/MMBtu for years 2015-2018 and USD 6.5/MMBtu for years 2019-2022. As of June 30, 2015 and December 31, 2014, the fair value of the derivative amounted to USD 0.9 million and 4.8 million, respectively.

Categories of financial instruments

As of June 30, 2015 ($ millions)	Note	Loans and receivables / payables at amortized cost	Derivatives at fair value
Assets
Trade and other receivables		208.9	—
Related party receivables	(18)	94.0	—
Loans to related parties	(18)	505.0	—
Cash and cash equivalents	(10)	355.7	—

Total		1,163.6	—

Liabilities
Loans and borrowings	(12)	2,049.3	—
Related party loans	(18)	532.8	—
Trade and other payables		259.3	(0.9)
Related party payables	(18)	114.3	—

Total		2,955.7	(0.9)

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 5. Financial risk and capital management (Continued)

As of December 31, 2014 ($ millions)	Note	Loans and receivables / payables at amortized cost	Derivatives at fair value
Assets
Trade and other receivables		246.3	—
Related party receivables	(18)	45.8	—
Loans to related parties	(18)	519.5	—
Cash and cash equivalents	(10)	595.0	—

Total		1,406.6	—

Liabilities
Loans and borrowings	(12)	2,007.6	—
Related party loans	(18)	380.4	—
Trade and other payables		244.1	(4.8)
Related party payables	(18)	143.6	—

Total		2,775.7	(4.8)

        The ENA business makes limited use of financing instruments carried at fair value. For those carried at fair value, the fair value is calculated within hierarchy category level 2. During the six months ended June 30, 2015 and 2014, there were no transfers between the fair value hierarchy categories.

Note 6. Property, plant and equipment

($ millions)	Land and buildings	Plant and equipment	Fixtures and fittings	Under construction	Total
Cost	58.6	785.8	39.7	1,791.7	2,675.8
Accumulated depreciation	(6.6)	(260.2)	(14.9)	—	(281.7)

As of December 31, 2014	52.0	525.6	24.8	1,791.7	2,394.1

Movements in the carrying amount:
Additions	—	32.3	0.2	595.9	628.4
Disposal	—	(2.3)	—	—	(2.3)
Depreciation	(0.8)	(39.8)	(1.8)	—	(42.4)
Transfers	7.9	398.9	—	(406.8)	—
Effects of movements in exchange rates	(0.7)	(20.4)	(2.0)	(4.9)	(28.0)

As of June 30, 2015	58.4	894.3	21.2	1,975.9	2,949.8
Cost	64.4	1,182.3	35.0	1,975.9	3,257.6
Accumulated depreciation	(6.0)	(288.0)	(13.8)	—	(307.8)

As of June 30, 2015	58.4	894.3	21.2	1,975.9	2,949.8

        As of June 30, 2015 and December 31, 2014, the ENA business had land with a carrying amount of USD 40.1 million and USD 40.0 million, respectively.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 6. Property, plant and equipment (Continued)

        Assets under construction as of June 30, 2015 and December 31, 2014 are mainly related to the construction of IFCo and Natgasoline in Iowa and Texas, respectively. The transfer of assets under construction in 2015 related mostly to the debottlenecking project of OCI Partners.

        The capitalized borrowing costs during the six months ended June 30, 2015 amounted to USD 45.2 million and relates to IFCo for USD 33.7 million, OCI Partners USD 8.4 million and Natgasoline USD 3.1 million. The capitalized borrowing costs during the year ended December 31, 2014 amounted to USD 72.1 million and related mainly to IFCo for USD 64.2 million, OCI Partners USD 6.4 million and Natgasoline USD 1.5 million.

        The amount of USD 28.0 million loss under effect of movement in exchange rates mainly relates to OCI Nitrogen, which has a different functional currency (Euro) than the ENA business' presentation currency. The Euro devalued against the U.S. dollar by approximately 8.5% during the six months ended June 30, 2015.

Note 7. Goodwill and other intangible assets

($ millions)	Goodwill	Licenses and trademarks	Purchase rights and other	Total
Cost	45.7	80.2	32.2	158.1
Accumulated amortization and impairment	—	(70.2)	(17.9)	(88.1)

As of December 31, 2014	45.7	10.0	14.3	70.0

Movements in the carrying amount:
Amortization	—	(3.4)	(3.6)	(7.0)
Effect of movement in exchange rates	(1.9)	(0.8)	—	(2.7)

As of June 30, 2015	43.8	5.8	10.7	60.3
Cost	43.8	73.4	32.2	149.4
Accumulated amortization and impairment	—	(67.6)	(21.5)	(89.1)

As of June 30, 2015	43.8	5.8	10.7	60.3

Goodwill

        The Unaudited Condensed Combined Interim Carve-out Statements of Financial Position include all of the goodwill and other intangible assets directly attributable to the specific legal entities that comprise the ENA business of OCI N.V.

        Within these specific legal entities which represent cash generating units ("CGU"), as of June 30, 2015 goodwill amounting to USD 43.8 million related to (1) the acquisition of OCI Beaumont, subsequently renamed OCI Partners in 2012 of USD 23.0 million and (2) the acquisition of OCI

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 7. Goodwill and other intangible assets (Continued)

Terminal Europoort B.V. by OCI Nitrogen B.V. in 2012 for USD 20.8 million. Goodwill has been allocated to the cash generating units as follows:

	As of
($ millions)	June 30, 2015	December 31, 2014
OCI Partners	23.0	23.0
OCI Nitrogen	20.8	22.7

Total	43.8	45.7

        The goodwill impairment test for the year ended December 31, 2014 for OCI Nitrogen B.V. and OCI Partners was performed using a pre-tax Weighted Average Cost of Capital (WACC) of 11.6% and 14.3% for OCI Nitrogen and OCI Partners, respectively, and a terminal growth rate of 2.0%. When performing the annual impairment test, we performed sensitivity analysis. The effect on the recoverable amount of 100 bps modifications in the assumed WACC and the terminal growth rate showed that both cash generating units have sufficient headroom. During the six months ended June 30, 2015, there were no triggering events that would have required the ENA business to perform an additional impairment test.

Licenses and trademarks

        As of June 30, 2015, the total licenses and trademarks have a carrying amount of USD 5.8 million as compared to an amount of USD 10.0 million as of December 31, 2014. The licenses and trademarks mainly relate to the customer relationships, trademarks and technology assets of OCI Nitrogen B.V. These intangible assets were identified during the acquisition of OCI Nitrogen B.V. in 2010. The useful life of the customer relationships, trademarks and technology assets are respectively five to ten years, three years and five years.

Purchase rights and other

        As of June 30, 2015, the 'Purchase rights and other' have a carrying amount of USD 10.7 million as compared to an amount of USD 14.3 million as of December 31, 2014. The purchase rights and other mostly relates to the Ammonium Sulphate supply agreement between Fertiva GmbH and OCI Fertilizer Trading, where OCI Fertilizer Trading is entitled to all rights, benefits and obligations relating the supply of Ammonium Sulphate by LANXESS. The term of the contract is from November 1, 2012 through December 31, 2016.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 8. Equity accounted investees

        The following table shows the movement in the carrying amount of the ENA business' associates and joint ventures as of June 30, 2015:

($ millions)	June 30, 2015
As of beginning of period	40.2
Share in income	1.8
Dividend	(2.2)
Effect of movement in exchange rates	(2.4)

As of end of period	37.4

Associates	24.2
Joint Ventures	13.2

Total	37.4

        There were no changes in the percentage ownerships related to equity accounted investees compared to the Combined Carve-out Financial Statements.

Note 9. Inventories

	As of
($ millions)	June 30, 2015	December 31, 2014
Finished goods	48.1	74.3
Raw materials and consumables	4.0	4.3
Spare parts, fuels and others	10.5	11.2

Total	62.6	89.8

        There were no write-downs on inventories during the six months ended June 30, 2015. There were write-downs on inventories amounting to USD 0.5 million for the year ended December 31, 2014. No inventories have been written down to the net realizable value.

Note 10. Cash and cash equivalents

	As of
($ millions)	June 30, 2015	December 31, 2014
Bank balances	96.7	183.7
Restricted funds	258.2	410.2
Restricted cash and cash equivalents	0.8	1.1

Total	355.7	595.0

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 10. Cash and cash equivalents (Continued)

Restricted funds

        The total amount of restricted funds amounted to USD 258.2 million and USD 410.2 million as of June 30, 2015 and December 31, 2014, respectively, and consisted of:

  •
  On May 2013, Iowa Fertilizer Company (IFCo) entered into a Bond Financing Agreement with Iowa Finance Authority for the construction of the plant. IFCo entered into a Collateral Agency and Account Agreement with Citibank, N.A. and moved the funds and Collateral Agency and Account Agreement to UMB Bank during the year. The cash proceeds were invested under an Investment Agreement with Natixis Funding Corporation and is restricted to the requisition procedures in the agreement for an amount of USD 219.2 million and USD 371.2 million as of June 30, 2015 and December 31, 2014, respectively;

  •
  As of June 30, 2015 and December 31, 2014, an amount of USD 39.0 million and USD 39.0 million, respectively, was held as restricted fund in order to secure the first installments on debt due on June 1, 2016.

Note 11. Owner's Net Investment

        The transactions recognized in the Owner's net investments for the six month periods ended June 30, 2015 and 2014 are summarized as follows:

        The changes in Owner's Net investment during the six months ended June 30, 2015 were:

  •
  Contributions from investors:  OCI N.V., the Parent, contributed USD 78.0 million in cash to OCI Fertilizer International B.V.

  •
  Distributions to investors:  OCI Partners LP distributed USD 6.5 million in cash to non-controlling interest unitholders.

  •
  Contributions from investors in OCI Partners:  OCI USA Inc., a ENA Business entity, contributed USD 60.0 million in cash to OCI Partners LP, without issuing additional Partnership's common units. Following this contribution the non-controlling interest changed by USD 11.5 million.

  •
  Allocation of share-based compensations:  An amount of USD 2.3 million of share-based payments has been allocated to the ENA Business during the six months ended June 30, 2015.

        The changes in Owner's Net investment during the six months ended June 30, 2014 were:

  •
  Distributions to investors:  OCI Partners LP distributed USD 15.9 million in cash to the non-controlling unit holders.

  •
  Allocation of share-based compensations:  An amount of USD 3.1 million of share-based payments has been allocated to the ENA Business during the six months ended June 30, 2014.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 12. Loans and borrowings

($ millions)	June 30, 2015
As of beginning of period	2,007.6
Proceeds from loans	108.3
Repayments of loans	(30.0)
Amortization transaction cost	3.8
Exchange rate effects	(40.4)

As of end of period	2,049.3

Loans and borrowings–non-current	1,901.4
Loans and borrowings—current	147.9

Total	2,049.3

        The exchange rate effects of USD 40.4 million for the six months ended June 30, 2015 relate to the translation of the Euro loan held by OCI Nitrogen B.V. into U.S. dollars.

Movement schedule of related party loans—current

($ millions)	June 30, 2015
As of beginning of period	380.4
Proceeds from loans	183.0
Repayments of loans	(34.6)
Accrued interest	4.0

As of end of period	532.8

Covenants

        Certain covenants apply to the aforementioned borrowings. Covenants include compliance with the following financial ratios: debt to net investment ratio, debt-service coverage ratio, leverage ratio, interest coverage ratio, cash flow coverage threshold, and tangible net worth threshold. As of June 30, 2015 the aforementioned covenants were satisfied or a waiver has been obtained from the lenders.

        The aforementioned external borrowings include change in control clauses that enable the lenders to call the financing provided, including a change of ownership in the entities comprising the ENA business.

New and amended financing arrangements in 2015

OCI Partners

        In March 2015, OCI Partners borrowed USD 40.0 million under the Revolving Credit Facility agreement with several lenders. The Revolving Credit Facility bears interest at OCI Partners' option at either LIBOR plus a margin of 2.75% or a base rate plus a margin of 1.75%. OCI Partners pays a commitment fee of 1.10% per annum on the unused portion of the Revolving Credit Facility. The

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 12. Loans and borrowings (Continued)

facility has a one-year term that may be extended for additional one year periods subject to the consent of the lenders.

Iowa Fertilizer Company

        In May 2015, IFCo entered into a new credit agreement with several lenders for a total amount of USD 59.7 million. The credit agreement bears interest of LIBOR plus a margin of 3.0%. The credit agreement matures in December 2019.

Note 13. Income taxes

Income tax in Statement of Profit or Loss or Other Comprehensive Income

        The income tax provision included in these Unaudited Combined Interim Carve-out Financial Statements has been calculated using the separate return basis, as if the entities of the ENA business filed separate tax returns.

        The income tax expense for the six months ended June 30, 2015 was USD 12.3 million. The effective tax rate for the six months ended June 30, 2015 was 12.4%. The major difference between the weighted average statutory rate and the effective tax rates relates mainly to income not subject to tax and unrecognized deferred tax assets. Reconciliation of the weighted average statutory rate with the effective tax rate can be summarized as follows:

	For the Six Months Ended June 30,
($ millions)	2015	(%)	2014	(%)
Profit before income tax	98.8		120.4
Weighted average statutory tax rate	19.0%		28.1%

Tax calculated at statutory tax rate	(18.8)	19.0%	(33.8)	28.1%

Unrecognized deferred tax assets	(11.6)	11.7%	(1.3)	1.1%
Expenses non-deductible	(1.7)	1.7%	(1.1)	0.9%
Income not subject to tax	19.8	(20.0)%	7.4	(6.2)%

Total Income tax in profit or loss	(12.3)	12.4%	(28.8)	23.9%

        The weighted average nominal tax rate for the six months ended June 30, 2015 and 2014 was 19.0% and 28.1%, respectively. The decrease of the weighted average nominal tax rate is primarily caused by the decrease of profit before income tax for IFCo. The effective tax rate for the six months ended June 30, 2015 and 2014 was 12.4% and 23.9%, respectively. This decrease relates mainly to benefits on the financing of OCI Partners offset by minority interest tax expenses related to non-controlling interest holders in OCI Partners, which did not exist for the six months ended June 30, 2014.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 14. Net finance cost

	For the Six Months Ended June 30,
($ millions)	2015	2014
Interest income on loans and receivables, third parties	3.5	4.2
Interest income on loans and receivables, related parties	3.5	11.1
Foreign exchange gain	3.2	1.0

Finance income	10.2	16.3

Interest expense on financial liabilities measured at amortized cost, third parties	(7.2)	(24.1)
Interest expense on financial liabilities measured at amortized cost, related parties	(4.0)	(2.4)
Foreign exchange loss	(0.7)	(0.2)

Finance cost	(11.9)	(26.7)

Net finance cost recognized in profit or loss	(1.7)	(10.4)

        The above finance income and finance costs include the following interest income and expense in respect of assets (liabilities) not measured at fair value through profit or loss:

	For the Six Months Ended June 30,
($ millions)	2015	2014
Total interest income on financial assets	7.0	15.3
Total interest expenses on financial liability	(11.2)	(26.5)

Note 15. Segment reporting

        The ENA business is organized into four segments for financial reporting purposes: OCI Nitrogen B.V. (Netherlands) and OCI Fertilizer Trading, OCI Partners LP (USA), Iowa Fertilizer Company LLC (USA), and Natgasoline LLC (USA). The ENA business' organizational structure is based on a number of factors that management uses to evaluate, view, and run its business operations. A summary description of each segment is as follows:

OCI Nitrogen B.V. and OCI Fertilizer Trading

        OCI Nitrogen and Trading aggregates two operating segments: (1) OCI Nitrogen B.V., which produces fertilizer and melamine, and (2) OCI Fertilizer Trading and OCI Fertilizer Trading & Supply, which trades fertilizer products. The segment is Europe's second largest integrated nitrates fertilizer producer and the world's largest melamine producer. The segment also operates a trading and distribution arm operating through offices in Dubai, U.A.E, and Geleen, the Netherlands. In addition, the business trades nitrogen-based fertilizers in Brazil through FITCO, a joint venture with Fertipar, capturing a significant share of the Brazilian Ammonium Sulphate (AS) market through the joint venture.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 15. Segment reporting (Continued)

OCI Partners LP (USA)

        OCI Partners LP (USA) ("OCIP") operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The facility has a maximum annual methanol and ammonia production capacity of approximately 912,500 and 331,000 metric tons, respectively making it one of the largest producing methanol facilities in the United States. OCIP sells all production domestically to primary industrial customers in and around the U.S. Gulf Coast through pipeline connections to adjacent customers, port access with dedicated methanol and ammonia import/export jetties, and truck loading facilities for both methanol and ammonia.

Iowa Fertilizer Company LLC (USA)

        Iowa Fertilizer Company LLC (USA) is currently constructing a greenfield nitrogen fertilizer facility in Wever County, Iowa. Once operational in 2016, the plant is expected to produce approximately 1.5 to 2.0 million tons of nitrogen fertilizers and diesel exhaust fluid per year. The facility was a strategic effort to expand into the U.S.

        Iowa Fertilizer Company LLC (USA) will use state-of-the-art production process technologies from world leaders. Kellogg Brown & Root LLC, Maire Tecnimont Stamicarbon, and Uhde are supplying the process technologies for the plant. It is expected that the plant will have 100 thousand metric tons of ammonia storage, 120 thousand metric tons of UAN storage and 40 thousand metric tons of urea storage. Construction work on the plant broke ground on November 19, 2012. The project is funded by a combination of equity and non-recourse project finance tax-exempt municipal bond issuance.

Natgasoline LLC (USA)

        Natgasoline LLC (USA) is a newly-formed greenfield methanol production facility being developed in Beaumont, Texas. The plant is expected to have capacity up to 1.75 million metric tons per year, and is expected to start commissioning in 2017. It is expected to be one of the world's largest methanol production facilities based on nameplate capacity. The project will use state-of-the-art Lurgi MegaMethanol technology and will incorporate best available environmental control technology.

Segment policy

        The ENA business derives the results of the business segments directly from its internal management reporting system. All segments are managed separately because they require different operating strategies and use their own assets and employees. Management measures the performance of each segment based on several metrics, including revenue and profits before tax. Management uses these results, in part, to evaluate the performance of each segment. Segment revenue includes revenue from sales to external customers and intersegment revenues. Prices for transactions between segments are determined on an arm's length basis. Profit before income tax is the primary performance measure used by our CODM to evaluate operating results and allocate capital resources among segments. Profit before income tax is also the profitability measure used to set management and executive incentive compensation goals. 'Corporate and other' consists of share-based compensation and certain corporate general and administrative expenses that are not allocated to the segments. Segment results, assets and

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 15. Segment reporting (Continued)

liabilities include items directly attributable to a segment as well as those that can reasonably and consistently be allocated.

Segment operating results

	Reportable segments
For the six months ended June 30, 2015 ($ millions)	Nitrogen & Trading	OCIP	IFCo(1)	Natgasoline	Corporate and Other	Total
Segment revenue, net	757.8	116.7	—	—	0.8	875.3
Inter-segment revenue, net	—	0.6	—	—	(0.6)	—

Total revenue, net	757.8	117.3	—	—	0.2	875.3

Profit before income tax	123.3	14.8	(25.1)	(2.5)	(11.7)	98.8

For the six months ended June 30, 2014 ($ millions)
Segment revenue, net	942.4	213.0	—	—	—	1,155.4
Total revenue, net	942.4	213.0	—	—	—	1,155.4

Profit before income tax	73.0	71.0	(0.3)	(3.3)	(20.0)	120.4

	Reportable segments
As of June 30, 2015 ($ millions)	Nitrogen & Trading	OCIP	IFCo(1)	Natgasoline	Corporate and Other	Total
Total assets	1,027.4	766.8	1,805.1	415.9	290.7	4,305.9

As of December 31, 2014 ($ millions)
Total assets	1,103.5	659.9	1,759.2	200.5	290.3	4,013.4

(1)
The assets of IFCo are legally owned by our subsidiary Iowa Fertilizer Company LLC and included in these Unaudited Condensed Combined Interim Carve-out Financial Statements based on the requirements of IFRS.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 16. Share-based payments

        Certain employees of the ENA business participate in the share-based payment arrangements issued by OCI N.V. Cost of share-based payment arrangements issued by OCI N.V. towards employees of the ENA business have been recognized as 'group share-based payment arrangements' in these Unaudited Condensed Combined Interim Carve-out Financial Statements based on the requirements of IFRS 2 and are accounted for as equity-settled share-based payment arrangements. Share-based payments related to certain OCI N.V. employees that spend a portion of their time on entities within the ENA business are allocated to the accompanying Unaudited Condensed Combined Interim Carve-out Financial Statements based primarily on estimates of management effort during the respective years and included as part of corporate overhead allocations which is recognized as 'selling, administrative and other expenses'. The ENA business has been allocated USD 2.3 million and USD 3.1 million of share-based payment expenses for the six months ended June 30, 2015 and 2014, respectively.

        OCI N.V. has modified part of its share-based payment arrangements as of March 7, 2015. The change relates to the settlement type, which used to be equity settlement and has now been modified to cash settlement. Other terms and conditions remained unchanged. The modification does not affect the classification of shared-based payments of OCI N.V. for these are group shared-based payment arrangements issued by OCI N.V. The modification did not cause any incremental fair value at the modifications date, nor were the modifications otherwise beneficial to employees.

        For the six months ended June 30, 2015 and 2014, there was no significant activity or change in balances since the Combined Carve-out Financial Statements for the years ended December 31, 2014 and 2013.

Note 17. Capital commitments

        As of June 30, 2015 and December 31, 2014, the ENA business entered into contracts to buy property, plant and equipment for USD 1,108.7 million and USD 1,582.9 million, respectively, of which as of June 30, 2015 an amount of USD 79.5 million represents capital commitments pertaining to IFCo, USD 10.0 million to OCI Nitrogen B.V and USD 1,019.2 million to Natgasoline.

        Although Natgasoline entered into a contract with Orascom Construction Limited for the construction of the Natgasoline facility (reference is made to Note 18), there are no legal capital commitments agreed between the parties as of June 30, 2015 and December 31, 2014.

($ millions)	Plant at cost	Machinery and equipment	Total PP&E cost
IFCo	79.5	—	79.5
OCI Nitrogen B.V.	—	10.0	10.0
Natgasoline	1,014.8	4.4	1,019.2

Total as of June 30, 2015	1,094.3	14.4	1,108.7

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 17. Capital commitments (Continued)

($ millions)	Plant at cost	Machinery and equipment	Total PP&E cost
IFCo	180.5	—	180.5
OCI Nitrogen B.V.	—	11.0	11.0
OCI Partners	—	152.4	152.4
Natgasoline	1,234.2	4.8	1,239.0

Total as of December 31, 2014	1,414.7	168.2	1,582.9

Note 18. Related party transactions

($ millions) Related party	Relation	Revenue transactions during the period	AR outstanding at period end	Purchase transactions during the period	AP outstanding at period end	Loans payable	Interest expense	Loans receivable	Interest Income
OCI N.V.	OCI N.V. Group Company	—	4.9	—	37.3	—	—	247.1	0.1
OCI Overseas Holding (Cyprus)	OCI N.V. Group Company	—	—	—	0.3	464.1	(3.7)	—	0.2
OCI SAE	OCI N.V. Group Company	—	0.5	—	0.2	—	—	213.3	2.9
OCI Construction Holding Cyprus	OCL Company	—	—	—	0.8	—	—	—	—
OCI Fertilizer B.V.	OCI N.V. Group Company	—	60.8	—	12.3	68.7	(0.3)	24.2	0.2
Orascom E&C	OCL Company	—	—	385.9	42.9	—	—	—	—
Sorfert Algeria SPA	OCI N.V. Group Company	—	0.5	—	—	—	—	—	—
Fitco OCI Agro S.A	Joint Venture	62.8	16.2	—	—	—	—	—	—
Sitech Manufactoring Services C.V.	Associate	—	—	51.1	18.0	—	—	—	—
Sitech Utility Holding Beheer B.V.	Associate	8.5	1.9	—	—	—	—	—	—
Utility Support Group B.V.	Associate	—	—	40.2	1.5	—	—	15.4	0.1
Sitech Services B.V.	Associate	—	—	2.8	0.6	—	—	—	—
OCI Nitrogen Iberian Company	Joint venture	(0.1)	—	—	—	—	—	—	—
Contrack International	OCL Group Company	—	—	0.3	0.4	—	—	—	—
Weitz	OCL Group Company	—	8.4	—	—	—	—	—	—
EFC	OCI N.V. Group Company	—	—	19.3	—	—	—	—	—
Sorfert Algeria SPA	OCI N.V. Group Company	—	—	79.9	—	—	—	—	—
Shanxi Fenghe Melamine Co. Ltd	Joint venture	—	0.8	8.9	—	—	—	5.0	—

Total as of June 30, 2015		71.2	94.0	588.4	114.3	532.8	(4.0)	505.0	3.5

        All related party balances as of June 30, 2015 are current in the table above. Because of the related party nature of above transactions the terms and conditions may not necessarily be the same as transactions negotiated with third parties.

        In addition to the transactions presented in the tables above, the ENA business incurs certain operating expenses for services provided by related parties. These expenses include direct and indirect expense allocations of certain costs for shared corporate services rendered by our parent, including but not limited to general corporate expenses related to finance, legal, information technology, human recourses, internal audit, investor relations, treasury services, employee benefits and incentives, and share-based compensation. Direct costs represent allocated share-based compensation expense from our parent which are recognized in selling, general, and administrative expenses. Indirect costs represent recharges from OCI N.V. and OCI Fertilizers B.V. recognized in selling, general and administrative

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 18. Related party transactions (Continued)

expenses. For the six months ended June 30, 2015 and 2014 the total amount of direct and indirect allocated costs recognized were as follows:

	For the Six Months Ended June 30,
($ millions)	2015	2014
Direct costs	0.8	1.3
Indirect costs	19.3	20.8

Total allocated expenses	20.1	22.1

Construction contracts

        On March 7, 2015, Orascom Construction Limited was demerged from the OCI N.V. group of companies. The Sawiris family is a majority shareholder in both OCI N.V. and Orascom Construction Limited. This commercial relationship will remain on-going for the construction of the IFCo and Natgasoline projects.

        Orascom E&C USA, a wholly owned subsidiary of Orascom Construction Limited is:

  •
  A party to an Engineering, Procurement and Construction (EPC) contract for IFCo's 1.5-2.0 million metric ton per year fertilizer and industrial chemicals greenfield plant under construction in Iowa, USA. Under the terms of the EPC contract, the contractor is required to furnish a complete nitrogen fertilizer facility that is engineered, procured and constructed on a lump-sum fixed-price basis of USD 1,216.0 million plus limited increases, including costs related to breaches, extraordinary subsurface conditions, change orders, changes in law, work outside the boundaries of the property and necessary for the operation of the Facility, specified reimbursable work and off-site and on-site training ("Contract Price"). The Contract Price is divided among certain categories of work and then further divided among specified milestones. Orascom E&C has subcontracted with Tecnimont, KBR and Uhde for state-of-the-art engineering and technology procurement. The plant is expected to begin production in 2016. The project is funded by a combination of cash and a non-recourse project finance tax-exempt municipal bond issuance.

  •
  A party to an EPC contract for Natgasoline's 1.75 million metric ton per year methanol plant under construction in Texas, USA. Under the terms of the EPC contract, the contractor is required to furnish a complete methanol facility that is engineered, procured and constructed on a lump-sum fixed-price basis of USD 1,396.0 million plus limited increases, including costs related to breaches, extraordinary subsurface conditions, certain hazardous substances, change orders, changes in law, certain work outside the boundaries of the property, specified reimbursable work and off-site and on-site training and delays caused by other contractors, engineers or other person engaged to work on the plant ("Contract Price"). The Contract Price is divided among certain categories of work and then further divided among specified milestones. Orascom E&C has subcontracted with ALPC to engineer and procure the plant incorporating state-of-the-art production process technology from Lurgi MegaMethanol®

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 18. Related party transactions (Continued)

    technology supplied by Air Liquide's engineering and construction division, Air Liquide Global E&C Solutions. The plant is expected to begin production in 2017. Natgasoline has agreed to indemnify Orascom Construction for certain matters regarding construction of the Natgasoline facility. Our parent company OCI N.V. has separately agreed to indemnify Orascom Construction for certain liabilities Orascom Construction could incur regarding the Natgasoline facility in October 2015. OCI N.V.'s obligation is capped at USD 150.0 million, with an additional indemnity by our parent company OCI N.V. for claims or change orders, capped at USD 50.0 million. These amount will be allocated to the ENA business and recognized in property, plant and equipment in the second half of 2015.

  •
  In June 2013, OCIP entered into a procurement and construction contract with Orascom E&C USA Inc., an indirect, wholly-owned construction subsidiary of OCI, pursuant to which Orascom E&C USA Inc. will undertake the debottlenecking of OCIP's methanol and ammonia production units (the "Construction Contract"). Upon execution of the Construction Contract, the Technical Service Agreement was subsumed within the Construction Contract. Under the terms of the Construction Contract, Orascom E&C USA Inc. will be paid on a cost-reimbursable basis, plus a fixed fee that will equal 9% of the costs of the project, excluding any discounts. The contract allocates customary responsibilities to OCIP and Orascom E&C USA Inc. The agreement does not provide for the imposition of liquidated or consequential damages.

  •
  In addition, our parent company OCI N.V. paid USD 150.0 million to Orascom Construction Limited in July 2015 pursuant to an indemnity for certain liabilities under or in connection with the contracts with the ENA business. This amount will be allocated to the ENA business and recognized in property, plant and equipment in the second half of 2015.

        Due to the related party nature of above transactions the terms and conditions may not necessarily be the same as transactions negotiated between third parties. Management believes that the terms and conditions of all transactions with our related parties are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

Note 19. Contingencies

        In the normal course of business, the ENA business, associates, and joint ventures may become involved in certain litigation or court cases as defendants or claimants. These litigations are carefully monitored by the entities' management and legal counsel, and are regularly assessed with due consideration for possible insurance coverage and recourse rights on third parties. The ENA business does not have any proceedings to report in liabilities that might have a material effect on the ENA business' financial position. In cases where it is probable that the outcome of the proceedings will be unfavorable, and the financial outcome can be measured reliably, a provision would be recognized in the Unaudited Condensed Combined Interim Carve-out Financial Statements. It should be understood that, in light of possible future developments, such as (a) potential additional lawsuits, (b) possible future settlements, and (c) rulings or judgments in pending lawsuits, certain cases may result in liabilities and related costs. At this point in time, the ENA business cannot estimate any additional amount of loss or range of loss in excess of the recorded amounts with sufficient certainty to allow such amount or range of amounts to be meaningful. Moreover, if and to the extent that any contingent liabilities arise, they are typically paid over a number of years and the timing of such payments cannot

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 19. Contingencies (Continued)

be predicted with confidence. As of June 30, 2015, the ENA business does not have any provisions for such cases, claims and disputes or any other significant contingencies.

Note 20. Subsequent events

Combination with CF Industries

        OCI and CF announced on August 6, 2015, that they have entered into a definitive agreement to combine OCI's North American, European and Global Distribution businesses with CF's global assets. The transaction is subject to receipt of certain regulatory approvals and other customary closing conditions. The transaction is expected to be completed in 2016.

Payment to Orascom Construction Limited

        In July 2015, the OCI NV paid an amount of USD 150 million to Orascom Construction Limited following the reimbursement agreement between both parties as agreed as part of the demerger of the Engineering & Construction business, in relation to a claim from a subsidiary of Orascom Construction Limited for overruns in the greenfield projects in the US.

Production stoppage at OCI Nitrogen B.V.

        On September 30, 2015, OCI Nitrogen B.V. was required to stop production due to a fire incident in the basement of the CAN plant. On October 8, 2015, OCI Nitrogen B.V. restarted its ammonia production, shortly followed by UAN and melamine production. The CAN line is expected to restart operations once necessary repairs have been finalized. The damage to property and loss due business interruption is insured, taking into account a certain amount of own risk (approximately USD 10 to 15 million). The case is currently under investigation of insurance experts.

Indemnity to Orascom Construction Limited

        On October 5, 2015, the OCI board of directors agreed to authorize OCI to indemnify Orascom Construction Limited for the increased liability incurred under the amended Natgasoline EPC contract, the obligation is capped at USD 150 million. The indemnity covers any costs Orascom Construction Limited might incur under the original reimbursable portion of the EPC in excess of change orders originally budgeted at USD 300 million which was amended into a fixed price EPC contract. Separately under the indemnity, OCI also agrees to pay Orascom Construction Limited for any claim or change order under the amended EPC Contract, capped at USD 50 million.

Natgasoline Funding

        OCI N.V. contributed capital to Natgasoline in the third quarter of 2015 by an amount of USD 440.2 million, including settlement of existing related party loans of USD 217.0 million.

The ENA Business of OCI N.V.

Notes to Unaudited Condensed Combined Interim Carve-out Financial Statements (Continued)

(Amounts in USD millions unless otherwise noted)

Note 21. Full list of ENA business entities as of June 30, 2015

Name	Location	Currency	Ownership (%)	Treatment
OCI Fertilizer International B.V.	The Netherlands	USD	100%	Combined
Iowa One S.a.r.l	Luxembourg	USD	100%	Combined
Iowa Two S.a.r.l	Luxembourg	USD	100%	Combined
OCI Iowa Inc.	USA	USD	100%	Combined
Iowa Fertilizer Company LLC	USA	USD	100%	Combined
OCI Freight Services	British Virgin Islands	USD	100%	Combined
OCI Fertilizer Trading	British Virgin Islands	USD	100%	Combined
OCI Nitrogen B.V.	The Netherlands	EUR	100%	Combined
OCI Trade Holding B.V.	The Netherlands	USD	100%	Combined
OCI Fertilizer Trade and Supply B.V.	The Netherlands	USD	100%	Combined
Iapetus B.V.	The Netherlands	USD	100%	Combined
OCI Partners LP	USA	USD	79.88%	Combined
OCI USA Inc.	USA	USD	100%	Combined
Firewater LLC	USA	USD	100%	Combined
Texam Holding LLC	USA	USD	100%	Combined
Texam LLC	USA	USD	100%	Combined
Natgasoline LLC	USA	USD	100%	Combined
Natgasoline Holding Inc.	USA	USD	100%	Combinee
OCI GP LLC	USA	USD	100%	Combined
OCI Fertilizers USA LLC	USA	USD	100%	Combined
OCIP Holding LLC	USA	USD	100%	Combined
Mercury Holding Limited	United Kingdom	USD	100%	Combined
Pluto Holding Limited	United Kingdom	USD	100%	Combined
Firewater One S.a.r.l.	Luxembourg	USD	100%	Combined
Firewater Two	Luxembourg	USD	100%	Combined
Mena Mining B.V.	The Netherlands	USD	100%	Combined
Firewater B.V.	The Netherlands	USD	100%	Combined
Iowa Intermediate Fertilizer Holding LLC	USA	USD	100%	Combined
Iowa Fertilizer Holding LLC	USA	USD	100%	Combined
OCI Personnel B.V.	The Netherlands	EUR	100%	Combined
OCI Agro Belgium N.V./S.A.	Belgium	EUR	100%	Combined
OCI Agro Deutschland GmbH	Germany	EUR	100%	Combined
OCI Agro France S.A.S.	France	EUR	100%	Combined
OCI Melamine Spain Srl	Spain	EUR	100%	Combined
OCI Trading Shanghai Ltd	China	RMB	100%	Combined
Melamine UK Limited	UK	GBP	100%	Combined
OCI China Holding B.V.	Netherlands	EUR	100%	Combined
OCI Melamine Americas, Inc	USA	USD	100%	Combined
OCI Beaumont LLC	USA	USD	100%	Combined
OCI Chem 1 B.V.	The Netherlands	USD	100%	Combined
OCI Chem 4 B.V.	The Netherlands	USD	100%	Combined
OCI Terminal Europoort B.V.	The Netherlands	EUR	100%	Combined
Iowa Fertilizer Partners GP LLC	USA	USD	100%	Combined
Iowa Fertilizer Partners LP	USA	USD	100%	Combined

ANNEX A—COMBINATION AGREEMENT

        Combination Agreement, dated as of August 6, 2015, as amended as of November 6, 2015, by and among CF Industries Holdings, Inc., Darwin Holdings Limited, Beagle Merger Company LLC and OCI N.V. (composite copy incorporating the Combination Agreement, dated as of August 6, 2015 and Amendment to Combination Agreement, dated as of November 6, 2015).

        Each reference in the Combination Agreement to "this Agreement," "hereof," "hereunder," "herein" or words of like import referring to the Combination Agreement shall mean and be a reference to the Combination Agreement as amended by Amendment to the Combination Agreement. All references in the Combination Agreement to "the date hereof" or "the date of this Agreement" shall refer to August 6, 2015.

COMBINATION AGREEMENT
BY
AND
AMONG
CF INDUSTRIES HOLDINGS, INC.,
DARWIN HOLDINGS LIMITED,
BEAGLE MERGER COMPANY LLC,
AND
OCI N.V.
Dated as of August 6, 2015
As Amended as of November 6, 2015

A-i

A-ii

A-iii

Exhibit A	Holdco Articles of Association
Exhibit B	Firewater One Term Sheet
Exhibit C	Holdco Shareholder Agreement
Exhibit D	Oxford Registration Rights Agreement
Exhibit E	Stockholder Registration Rights Agreement

A-iv

 COMBINATION AGREEMENT

        This Combination Agreement (this "Agreement"), dated as of August 6, 2015, is entered into by and among CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), Darwin Holdings Limited, a private company limited by shares incorporated under the law of England, which, prior to the Effective Time, will re-register as a public company limited by shares in accordance with the provisions of this Agreement ("Holdco"), Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of Holdco ("MergerCo") and OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands ("Oxford"). Each of Cambridge, Oxford, Holdco and MergerCo are referred to herein as a "Party" and together the "Parties".

R E C I T A L S

        WHEREAS, Oxford directly or indirectly owns one hundred percent (100%) of the equity interests of: (i) OCI Fertilizer International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the law of the Netherlands; (ii) OCI Nitrogen B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the law of the Netherlands; (iii) OCI Chem 1 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the law of the Netherlands; (iv) OCI Personnel B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the law of the Netherlands; and (vi) Firewater One S.a.r.l., a société à responsabilité limitée organized under the law of Luxembourg ("Firewater One") (the Persons identified in (i)-(vi), the "Purchased Companies" and together with the Subsidiaries of the Purchased Companies at any given time, the "Target Companies");

        WHEREAS, the Purchased Companies are directly and indirectly engaged in the Business;

        WHEREAS, subject to the terms and conditions set forth herein, Oxford desires to convey to Holdco, and Holdco desires to acquire from Oxford, by a contribution by Oxford, directly or indirectly, to Holdco, all of the Capital Stock held, directly or indirectly, by Oxford of the Purchased Companies other than Firewater One (the "Holdco-Purchased Equity Interests") in exchange for consideration consisting of shares of Holdco Common Stock to be issued by Holdco to Oxford and cash (the "Contribution");

        WHEREAS, upon completion of the Contribution, at the Closing and prior to the Effective Time, Oxford shall distribute by way of a reduction of the nominal value of the ordinary shares in the capital of Oxford certain of the Holdco Common Stock received by it in connection with the Contribution pro rata to the stockholders of Oxford (the "Distribution");

        WHEREAS, subject to the terms and conditions set forth herein, Oxford desires to convey to Cambridge (or its designee), and Cambridge desires to acquire, or cause its designee to acquire, from Oxford's Subsidiary Oxford Chem 2, at the Closing and immediately before the Effective Time, shares representing forty five percent (45%) of the Capital Stock of Firewater One (the "Cambridge-Purchased Equity Interests" and together with the Holdco-Purchased Equity Interests, the "Purchased Equity Interests") in exchange for consideration consisting of a specified amount of cash payable by Cambridge to Oxford (the "Stock Sale");

        WHEREAS, the Oxford Board has determined that it is in the best interests of Oxford and its stakeholders including Oxford's stockholders for Oxford to engage in the Transactions, including the Restructuring, the Contribution, the Distribution and the Stock Sale, in order to facilitate the Merger, has adopted resolutions approving the entering into Agreement and declaring its advisability and has resolved to recommend, subject to Section 7.4, that Oxford's stockholders approve the Transactions;

        WHEREAS, concurrently with the execution hereof, certain stockholders of Oxford are granting irrevocable undertakings in support of the Transactions;

        WHEREAS, the Cambridge Board has determined that it is advisable and in the best interests of Cambridge's stockholders for Cambridge to engage in the Transactions and, as part of and in connection with the Transactions, to reorganize so that MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of Holdco (the "Merger"), has adopted resolutions approving this Agreement and declaring its advisability and has resolved to recommend, subject to Section 7.5, that Cambridge's stockholders adopt this Agreement;

        WHEREAS, pursuant to the Merger, each issued share of Cambridge Common Stock, other than those shares of Cambridge Common Stock held by Cambridge (as treasury shares or otherwise) or by any Subsidiaries of Cambridge, shall be converted into the right to receive one (1) share of Holdco Common Stock;

        WHEREAS, MergerCo's sole member and Holdco's board of directors (the "Holdco Board") have each unanimously determined that it is advisable and in the best interests of MergerCo's sole member and Holdco's sole shareholder, respectively, to enter into the Merger and have each unanimously approved the Merger, this Agreement and, to the extent applicable, the other Transactions, in accordance with the DLLCA and the Companies Act, as applicable;

        WHEREAS, MergerCo's sole member has approved this Agreement prior to the execution of this Agreement, and immediately following execution of this Agreement, Holdco's sole shareholder will act by written consent to approve this Agreement; and

        WHEREAS, in connection with the Closing, Cambridge, Oxford, Holdco and MergerCo and certain of their Affiliates will enter into the Ancillary Agreements.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

CONTRIBUTION, DISTRIBUTION AND STOCK SALE

        Section 1.1 Contribution of the Holdco-Purchased Equity Interests. Subject to the terms and conditions of this Agreement, at or prior to the Closing and prior to the Effective Time, Oxford shall contribute, transfer, convey, assign and deliver or cause to be contributed, transferred, conveyed, assigned and delivered to Holdco, and Holdco shall acquire, the Holdco-Purchased Equity Interests, in each case, free and clear of any Liens.

        Section 1.2 Consideration for Holdco-Purchased Equity Interests. The aggregate consideration payable by Holdco to Oxford for the Holdco-Purchased Equity Interests shall consist of:

        (a)   a number of shares of Holdco Common Stock in an amount equal to (i) the product of (A) (1) the number of shares of Cambridge Common Stock issued and outstanding as of immediately prior to the Effective Time plus without duplication (2) the number of shares of Cambridge Common Stock subject to, underlying or issuable in connection with the vesting, settlement or exercise of all Cambridge Stock Awards as of immediately prior to the Effective Time (determined using the treasury stock method) multiplied by (B) a fraction, the numerator of which is two hundred fifty-six (256) and the denominator of which is seven hundred forty-four (744) less (ii) the Convertible Bond Share Reduction Amount (the "Base Share Consideration"); and

        (b)   an amount in cash equal to seven hundred million dollars ($700,000,000) minus the Estimated Net Intercompany Payable and the Estimated Target Company Excess Net Debt (the "Election Consideration"); provided, however, that at the written election of Cambridge (the "Stock Election") delivered to Oxford prior to the Closing Date (it being understood that the Parties will consult in good faith regarding the delivery of any notice of Stock Election), Cambridge may elect to pay in the form of Holdco Common Stock such portion of the Election Consideration (the "Election Amount") as Cambridge shall determine in good faith, after prior consultation with Oxford, to be reasonably necessary to be paid in the form of Holdco Common Stock in order to satisfy the conditions to Closing set forth in Article X and maintain the investment grade rating of Cambridge's outstanding Indebtedness, in which case, the Election Consideration shall consist of:

            (i)  an amount in cash equal to seven hundred million dollars ($700,000,000) minus (A) the Estimated Net Intercompany Payable minus (B) the Estimated Target Company Excess Net Debt minus (C) the Election Amount (the cash contemplated by this clause (i), the "Holdco Cash Consideration"); and

           (ii)  a number of shares of Holdco Common Stock in an amount equal to (A) the Election Amount divided by (B) the Cambridge Average Price (the shares of Holdco Common Stock contemplated by this clause (ii), the "Additional Share Consideration").

        Section 1.3 Distribution of Distributable Consideration. As soon as practicable following its receipt of the Base Share Consideration and prior to the Effective Time, Oxford shall distribute some or all of the Base Share Consideration, as determined in the reasonable discretion of Oxford (such portion, the "Distributable Consideration") by way of a reduction of the nominal value of the ordinary shares in the capital of Oxford pro rata to its stockholders; provided that the Distributable Consideration shall not be less than the amount sufficient to constitute control of Holdco within the meaning of Section 368(c) of the Code.

        Section 1.4 Consideration Notices. No later than three (3) Business Days prior to the Closing Date, (a) Oxford shall deliver to Cambridge a written notice setting forth (i) its good faith estimate of the Net Intercompany Payable (the "Estimated Net Intercompany Payable"), (ii) its good faith estimate of the Target Company Excess Net Debt (the "Estimated Target Company Excess Net Debt") and (ii) the amount of Distributable Consideration and (b) Cambridge shall deliver to Oxford a written notice setting forth (i) the number of shares of Cambridge Common Stock estimated to be issued and outstanding as of immediately prior to the Effective Time and (ii) the number of shares of Cambridge Common Stock estimated to be subject to, underlying or issuable in connection with the vesting, settlement or exercise of all Cambridge Stock Awards as of immediately prior to the Effective Time (determined using the treasury stock method).

        Section 1.5 No Fractional Shares in Distribution. No fractional shares of Holdco Common Stock shall be distributed in connection with the Distribution. Notwithstanding any other provision of this Agreement, each holder of ordinary shares of Oxford who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (after aggregating all shares represented by certificates (or, if applicable, book-entry shares) of such holder) shall receive, in lieu thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of Cambridge Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Holdco Common Stock to which such holder would otherwise have been entitled (the "Fractional Share Cash Amount"). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Holdco Common Stock.

        Section 1.6 Tax Treatment of the Contribution and Distribution. The Contribution of the Holdco-Purchased Equity Interests by Oxford to Holdco pursuant to Section 1.1 of this Agreement in exchange for the Base Share Consideration and the Election Consideration pursuant to Section 1.2 of this Agreement and the subsequent Distribution of the Distributable Consideration pursuant to Section 1.3 along with the transactions described in the Restructuring Steps Plan (collectively, the "Separation") is intended, for U.S. federal income tax purposes, to be treated as a reorganization within the meaning of Sections 368(a)(1)(D) and a distribution qualifying under Section 355 of the Code. The Restructuring Steps Plan and Section 1.1, Section 1.2, Section 1.3 and this Section 1.6 are intended to constitute, and are hereby adopted as, a "plan of reorganization" within the meaning of section 368 of the Code.

        Section 1.7 Stock Sale of Cambridge-Purchased Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing and immediately before the Effective Time, Oxford shall cause

Oxford Chem 2 to transfer, convey, assign and deliver to Cambridge (or its designee), and Cambridge (or such designee) shall acquire, the Cambridge-Purchased Equity Interests, in each case, free and clear of any Liens.

        Section 1.8 Consideration for Cambridge-Purchased Equity Interests. The aggregate consideration payable by Cambridge (or its designee) to Oxford Chem 2 for the Cambridge-Purchased Equity Interests shall consist of an amount in cash equal to five hundred seventeen million five hundred thousand dollars ($517,500,000) (the "Firewater One Consideration").

        Section 1.9 Repayment of Net Intercompany Balance.

        (a)   At Closing, Holdco shall cause the relevant Target Companies to pay to the Oxford Companies an amount of cash equal to the Estimated Net Intercompany Payable in satisfaction thereof, as set forth in the Restructuring Steps Plan.

        (b)   No more than 30 days following the Closing, Oxford shall deliver to Holdco notice of Oxford's determination of the Net Intercompany Payable as of the Closing Date. To the extent that the Net Intercompany Payable is greater than the Estimated Net Intercompany Payable, the Parties shall treat Oxford as having paid an amount of cash equal to the difference to Holdco as an adjustment to the cash portion of the Election Consideration (to the extent thereof, and thereafter as an adjustment to the share portion of the Election Consideration), and Holdco as having then used that cash to repay the amounts owed by Target Companies to Oxford Companies that comprise the excess of the Net Intercompany Payable over the Estimated Net Intercompany Payable. To the extent that the Net Intercompany Payable is less than the Estimated Net Intercompany Payable, the Parties shall treat Oxford as having paid an amount of cash equal to such difference as a refund of a portion of the payment described in Section 1.9(a), and Holdco as having paid an equivalent amount to Oxford as an adjustment to the Election Consideration. To the extent that the Net Intercompany Payable would be less than zero if the second sentence of the definition thereof were ignored, such amount shall be deemed to have been distributed by the Target Companies to Oxford immediately prior to the Closing pursuant to the Restructuring Steps Plan.

ARTICLE II

MERGER

        Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, which shall constitute an agreement and plan of merger for all purposes of the DGCL and DLLCA, and in accordance with the DGCL and the DLLCA, at the Effective Time, MergerCo shall merge with and into Cambridge, and the separate limited liability company existence of MergerCo shall thereupon cease. From and after the Effective Time, and in accordance with the DGCL and the DLLCA, Cambridge shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to in this Agreement as the "Surviving Corporation"), becoming a wholly-owned, direct or indirect, subsidiary of Holdco.
        Section 2.2 Effective Time.

        (a)   At the Closing, Cambridge, Holdco and MergerCo shall cause a certificate of merger with respect to the Merger (the "Certificate of Merger") meeting the applicable requirements of the DGCL and the DLLCA to be properly executed and filed and otherwise make all other filings or recordings as required by the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (or at such later date and time as Cambridge and Oxford shall agree and as set forth in the Certificate of Merger) (the "Effective Time"); provided, however, the Effective Time shall be (i) subsequent to the Contribution pursuant to Section 1.1 and Section 1.2 and (ii) subsequent to the Distribution pursuant to Section 1.3.

        (b)   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

        Section 2.3 Charter Documents; Directors and Officers of Surviving Corporation.

        (a)   The name of the Surviving Corporation shall be "CF Industries Holdings, Inc."

        (b)   The Cambridge Certificate, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Laws and the Charter Documents of the Surviving Corporation.

        (c)   The Cambridge Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

        (d)   The officers of MergerCo immediately prior to the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Corporation. The officers of Cambridge immediately prior to the Effective Time shall, from and after the Effective Time, become the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Corporation.

        Section 2.4 Effect of the Merger on the Cambridge Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any Cambridge Common Stock, any MergerCo common stock or any Holdco Common Stock:

        (a)   Each issued share of Cambridge Common Stock that is owned by Cambridge (as a treasury share or otherwise), or by any Subsidiaries of Cambridge immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable hereunder in connection with such cancellation ("Excluded Shares").

        (b)   All issued and outstanding limited liability company interests of MergerCo shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        (c)   Each issued and outstanding share of Cambridge Common Stock (other than the Excluded Shares) shall be converted into the right to receive one (1) validly issued share of Holdco Common Stock, credited as fully paid, which, when issued, ranks pari passu in all respects with all of the shares of Holdco Common Stock then in issue (the "Merger Consideration").

        (d)   All of the shares of Cambridge Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.4(c) shall no longer be outstanding and automatically cease to exist as of the Effective Time, and each certificate (each, a "Certificate") or book-entry share (each, a "Book Entry Share") previously representing any such Cambridge Common Stock shall thereafter represent only the right to receive the Merger Consideration. From and after the Effective Time, the stock transfer books of Cambridge shall be closed and thereafter there shall be no further registration of transfers of shares of Cambridge Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Book Entry Shares and Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the Merger Consideration and any dividend or distribution payable in accordance with Section 2.5(f), in accordance with the procedures set forth in Section 2.5.

        Section 2.5 Surrender and Exchange of Shares.

        (a)   Following the date of this Agreement and in any event prior to the Effective Time, Cambridge shall select an exchange agent in connection with the Merger (together with any agent also selected, the "Exchange Agent") for the purpose of delivering or causing to be delivered to each holder of Cambridge Common Stock the shares of Holdco Common Stock that such holder shall become entitled to receive with respect to such holder's shares of Cambridge Common Stock pursuant to Section 2.4.

The Exchange Agent shall act as agent for each holder of shares of Cambridge Common Stock in connection therewith.

        (b)   Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of Cambridge Common Stock that are represented by Book Entry Shares or Certificates, a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to Book Entry Shares or Certificates held by such holder representing such shares of Cambridge Common Stock shall pass, only upon actual and proper delivery of Book Entry Shares or Certificates to the Exchange Agent.

        (c)   At or prior to the Effective Time, Holdco shall procure the deposit with, or otherwise make or cause to be made available to, the Exchange Agent, for the benefit of the holders of Cambridge Common Stock, that number of shares of Holdco Common Stock that is sufficient to deliver the aggregate Merger Consideration pursuant to Section 2.4. In addition, Holdco shall make available by depositing (or causing to be deposited) cash, shares or other property with the Exchange Agent, as necessary from time to time after the Effective Time, sufficient to pay any dividends or distributions payable pursuant to Section 2.5(f) (the Holdco Common Stock to be deposited with the Exchange Agent, together with any cash, shares or other property necessary to pay any dividends or other distributions pursuant to Section 2.5(f) the "Exchange Fund").

        (d)   Each holder of shares of Cambridge Common Stock that are represented by Book Entry Shares or Certificates shall be entitled to receive in exchange for such holder's shares of Cambridge Common Stock that are represented by Book Entry Shares or Certificates, upon surrender to the Exchange Agent of a Book Entry Share or Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (i) the Merger Consideration deliverable in respect of such holder's shares of Cambridge Common Stock represented by such holder's properly surrendered Book Entry Shares or Certificates in accordance with Section 2.4 and (ii) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.5(f), and Book Entry Shares or Certificates so surrendered shall forthwith be canceled, and Holdco's register of members shall be updated accordingly. No interest will be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of shares of Cambridge Common Stock.

        (e)   If delivery of shares of Holdco Common Stock in respect of shares of Cambridge Common Stock represented by a Book Entry Share or Certificate is directed by the Person in whose name the surrendered Book Entry Share or Certificate is registered to be made to a Person other than the Person in whose name the surrendered Book Entry Share or Certificate is registered, it shall be a condition of delivery that the Book Entry Share or Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer. Until so surrendered, each Book Entry Share and Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions as contemplated by this Section 2.5 but shall not entitle its holder or any other Person to any rights as a stockholder of Holdco or Cambridge.

        (f)    No dividends or other distributions with respect to Holdco Common Stock deliverable with respect to the shares of Cambridge Common Stock shall be paid to the holder of any unsurrendered Book Entry Shares or Certificates until after those Book Entry Shares or Certificates are surrendered as provided in this Section 2.5. After surrender, there shall be delivered and/or paid to the holder of the Holdco Common Stock delivered in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of Holdco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Holdco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

        (g)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable shares of Holdco Common Stock deliverable, and the dividends or other distributions payable, in respect of the shares of Cambridge Common Stock represented by the Certificate pursuant to Section 2.4.

        (h)   The Exchange Agent shall invest any cash deposited by Cambridge and/or Holdco in the Exchange Fund for the purpose of paying dividends or other distributions pursuant to Section 2.5(f), pending its disbursement to the relevant shareholders, in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Holdco shall be responsible for any losses of such cash and shall deposit additional cash with the Exchange Agent as may be required from time to time in order for the Exchange Agent to make the payments required by this Agreement. Any portion of the Exchange Fund that remains undistributed to the holders of Cambridge Common Stock on the date that is twelve (12) months after the Effective Time (including all interest and other income received by the Exchange Agent in respect to all funds made available to it) shall be delivered to Holdco upon demand. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Section 2.5 shall thereafter look only to Holdco (subject to abandoned property, escheat, unclaimed money or similar Laws) with respect to the Merger Consideration and any dividends or other distributions pursuant to Section 2.5(f). None of Holdco, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Holdco Common Stock, cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

        Section 2.6 No Appraisal Rights. There are no appraisal rights available to holders of Cambridge Common Stock under the DGCL in connection with the Merger.

        Section 2.7 Effect of the Merger on Cambridge Stock Options and Awards.

        (a)   Each option to purchase Cambridge Common Stock (a "Cambridge Stock Option") granted under the employee and director stock plans of Cambridge (the "Cambridge Stock Plans") that is outstanding immediately prior to the Effective Time and held by a current or former employee, director or consultant of Cambridge shall become vested in accordance with the terms of the Cambridge Stock Plans, the award agreement pursuant to which each such Cambridge Stock Option was granted and any other agreement between the holder of any such Cambridge Stock Option and Cambridge and at the Effective Time shall cease to represent a right to acquire Cambridge Common Stock and shall be converted, at the Effective Time, into a stock option to acquire shares of Holdco Common Stock (a "Holdco Stock Option") on substantially the same terms and conditions as were applicable under such Cambridge Stock Option. The number of shares of Holdco Common Stock subject to each such Holdco Stock Option shall be equal to the number of shares of Cambridge Common Stock subject to such option immediately prior to the Effective Time, and such Holdco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of Cambridge Common Stock of such option immediately prior to the Effective Time.

        (b)   Each award of restricted Cambridge Common Stock granted under a Cambridge Stock Plan that is outstanding and unvested or otherwise subject to forfeiture or other restrictions as of immediately prior to the Effective Time (the "Cambridge Restricted Shares") shall become vested in accordance with the terms of the Cambridge Stock Plans, the award agreement pursuant to which each such Cambridge Restricted Share was granted and any other agreement between the holder of any such

Cambridge Restricted Shares and Cambridge at the Effective Time and shall be treated in a manner consistent with Section 2.4.

        (c)   Each award of restricted stock units, performance restricted stock units, performance shares, phantom shares or other similar rights or awards (an "Equity Right") granted under a Cambridge Stock Plan and relating to shares of Cambridge Common Stock (any such award a "Cambridge Equity Right" and such awards together with the Cambridge Stock Options and the Cambridge Restricted Shares, the "Cambridge Stock Awards") that is outstanding immediately prior to the Effective Time shall become vested in accordance with the terms of the Cambridge Stock Plans, the award agreement pursuant to which each such Cambridge Equity Right was granted and any other agreement between the holder of any such Cambridge Equity Right and Cambridge and shall be settled immediately prior to the Effective Time and the shares delivered shall be exchanged as provided in Section 2.4(c); provided that any shares of Holdco Common Stock issuable in connection with the vesting of any Cambridge Equity Rights that are restricted stock units will be issued in accordance with the terms of the award agreements pursuant to which such restricted stock units were granted or at such time or times as necessary to ensure that no additional Tax will be imposed under Section 409A of the Code, and at the Effective Time each Cambridge Equity Right shall cease to relate to or represent a right to receive shares of Cambridge Common Stock and shall be converted, at the Effective Time, into an Equity Right relating to Holdco Common Stock (a "Holdco Equity Right") of the same type and on the same terms and conditions as were applicable to the corresponding Cambridge Equity Right, except as adjusted hereby. The number of shares of Holdco Common Stock covered by each such Holdco Equity Right shall be equal to the number of shares of Cambridge Common Stock subject to the Cambridge Equity Right immediately prior to the Effective Time. All dividend equivalents credited to the account of each holder of a Cambridge Equity Right as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

        (d)   As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Cambridge Stock Awards appropriate notices setting forth such holders' rights pursuant to the respective Cambridge Stock Awards and stating that such Cambridge Stock Awards and the agreements relating thereto have been assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.7 after giving effect to the Merger and the terms of the Cambridge Stock Plans).

        (e)   Prior to the Effective Time, Cambridge shall take all necessary action for the adjustment of Cambridge Stock Awards under this Section 2.7; provided that such actions shall expressly be conditioned upon the consummation of the Merger and the other Transactions and shall be of no effect if this Agreement is terminated; and, provided further, that notwithstanding anything to the contrary in this Section 2.7 or otherwise in this Agreement, any assumption, adjustment or other treatment of the Cambridge Stock Awards, as contemplated under this Section 2.7 shall be performed in a manner that is in compliance with the adjustment requirements of Sections 409A and 424(a) of the Code and in compliance with all other applicable requirements of Section 409A of the Code such that no Tax or penalty under Section 409A shall result from such assumption, adjustment or other treatment contemplated under this Section 2.7. Holdco shall reserve for issuance a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Holdco Stock Options and Holdco Equity Rights as a result of the actions contemplated by this Section 2.7.

        (f)    At the Effective Time, if Holdco determines that it desires to do so, Holdco may assume any or all of the Cambridge Stock Plans. If Holdco elects to so assume any Cambridge Stock Plan, then under such Cambridge Stock Plan Holdco will be entitled to grant stock awards, to the extent permissible under applicable Laws, using the share reserves of such Cambridge Stock Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination or forfeiture of a Holdco Equity Right that is issued or granted in substitution of a Cambridge Stock

Award pursuant to this Section 2.7), except that, following the Effective Time: (i) shares covered by such Cambridge Stock Plan will be shares of Holdco Common Stock; (ii) all references in such Cambridge Stock Plan to a number of shares will be deemed amended to refer instead to that number of shares of Holdco Common Stock (rounded down to the nearest whole share); and (iii) the Holdco Board or a committee thereof will succeed to the authority and responsibility of the Cambridge Board or any committee thereof with respect to the administration of such Cambridge Stock Plan.

        (g)   As soon as practicable following the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Holdco Common Stock subject to Holdco Equity Rights held by individuals who are employees or consultants of Holdco and its Subsidiaries immediately following the Closing Date.

        (h)   If, as a result of the Transactions, an excise Tax is imposed under section 4985 of the Code on any equity awards granted prior to the date hereof to the officers or directors of any of the parties hereto, Holdco, or one of its Affiliates, shall indemnify such Persons for any such excise Tax obligation with respect to such equity awards (including any such excise Tax on such indemnification amounts) so that, with respect to such equity awards, they would be in the same position as if no such excise Tax had been applied, on a net after tax basis.

        Section 2.8 Withholding. Notwithstanding anything in this Agreement to the contrary, Holdco, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash, Holdco Common Stock or other property otherwise payable pursuant to this Agreement (other than pursuant to Article VIII or Article IX) any amounts as may be required to be deducted and withheld with respect to the making of any payment under the Code or under any provision of state, local or foreign Tax Laws. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Holdco, the Surviving Corporation or the Exchange Agent, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

ARTICLE III

RESTRUCTURING; HOLDCO MATTERS; CLOSING

        Section 3.1 Restructuring. To facilitate the Transactions, from the date of this Agreement until and including the Closing Date, the Parties shall cooperate and take all steps necessary to effectuate the restructuring as outlined in the steps plan set forth in Section 3.1 of the Oxford Disclosure Letter (such steps plan, the "Restructuring Steps Plan" and the steps outlined therein, the "Restructuring") prior to the Closing, with such changes to the Restructuring Steps Plan as may be approved by each of Oxford and Cambridge (such approval not to be unreasonably withheld, conditioned or delayed). The Parties shall keep one another reasonably informed with respect to the status of, and any material developments in connection with, the Restructuring. All transfer documents required to implement the Restructuring shall be prepared by Oxford and shall be subject to prior review and approval by Cambridge, such approval not to be unreasonably withheld, conditioned or delayed.

        Section 3.2 Holdco Matters.

        (a)   Within twenty-seven (27) days prior to the Effective Time, Holdco will re-register as a public company limited by shares named "CF plc" (or such other name as Cambridge may select at its sole discretion) (the date of such re-registration, the "Re-Registration Date"). From the Re-Registration Date until the Effective Time, the Holdco Board shall consist of three (3) directors, each of which shall be designated by Oxford. On the Closing Date, immediately following the Effective Time, the articles of association of Holdco shall be amended and restated in their entirety and adopted substantially in the form set forth on Exhibit A, with such changes and additions thereto as shall be determined by Cambridge (the "Holdco Articles of Association").

        (b)   The issues of Holdco Common Stock pursuant to this Agreement shall be written up in the register of members, books of account or account records maintained under the Companies Act as fully paid up and to credit the share capital and share premium accounts of Holdco as appropriate and required by the Companies Act.

        (c)   Cambridge and Holdco shall take all necessary action to cause the following to occur on the Closing Date, immediately following the Effective Time:

            (i)  (A) the Holdco Board shall consist of ten (10) directors; (B) eight (8) directors of Holdco shall be designated by Cambridge prior to the Closing; provided that such persons selected are members of the Cambridge Board immediately prior to the Closing; and (C) two (2) directors of Holdco shall be designated in accordance with the Holdco Shareholder Agreement.

           (ii)  the chairman of the Holdco Board shall be the individual who was the chairman of the Cambridge Board immediately prior to the Closing.

          (iii)  the officers of Holdco shall be the officers of Cambridge immediately prior to the Closing.

        (d)   Cambridge may or may procure that Holdco shall prior to the Closing enter into any arrangements with the Exchange Agent and/or any other financial institution as may be necessary to implement a custodian arrangement in respect of the Holdco Common Stock issuable as Base Share Consideration pursuant to Section 1.2(a), as Additional Share Consideration pursuant to Section 1.2(b), Distributable Consideration pursuant to Section 1.3 or as Merger Consideration pursuant to Section 2.4 and any other Holdco Common Stock the issuance of which is contemplated by this Agreement and/or to place any such Holdco Common Stock into one or more clearance systems or any combination of the above. In this Agreement, any reference to Base Share Consideration, Additional Share Consideration, Merger Consideration, Share Consideration or Holdco Common Stock shall be treated as including, where the context requires, any interest in any such custodian or clearance system which represents any Holdco Common Stock. For the avoidance of doubt, the Parties agree that Holdco shall be entitled to deliver such book-entry or other interests as Base Share Consideration, Additional Share Consideration, Election Consideration, Election Shares, Distributable Consideration, Merger Consideration and Share Consideration. Cambridge shall use commercially reasonable efforts such that the foregoing arrangements implemented with respect to the Merger Consideration shall also be implemented with respect to the Distributable Consideration. Holdco shall also use commercially reasonable efforts after the Closing to facilitate the transfer of any Retained Shares into the foregoing arrangements as, if and when such shares may be so transferred.

        Section 3.3 Closing.

        (a)   The closing of the Transactions (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Dr., Chicago, IL 60606 (or, in the case of the transfer of the Holdco-Purchased Equity Interests, at the offices of the Notary), on the later of (i) a date that is five (5) Business Days after the date on which all of the conditions set forth in Article X have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Parties may agree and (ii) the earlier of (A) any date before the commencement of or during the Marketing Period specified by Cambridge upon no fewer than five (5) Business Days' notice to Oxford (it being understood that such date may be conditioned upon the simultaneous completion of the Financing) and (B) the first Business Day following the final day of the Marketing Period (such later date, the "Closing Date").

        (b)   At the Closing, Oxford and Holdco shall execute before the Notary instruments of transfer in customary form and otherwise reasonably satisfactory to Oxford and Holdco, and each of the Purchased Companies other than Firewater One will acknowledge the transfer of the relevant Holdco-Purchased Equity Interests by executing the relevant instrument of transfer before the Notary.

        (c)   At the Closing, Oxford Chem 2 and a direct or indirect Subsidiary of Holdco shall execute before a notary, if customary, instruments of transfer in customary form and otherwise reasonably satisfactory to Oxford Chem 2 and Cambridge, and Firewater One will acknowledge the transfer of the Cambridge-Purchased Equity Interests by executing the relevant instruments of transfer before a notary, if customary.

        (d)   At the Closing, Oxford shall deliver or cause to be delivered to Cambridge the following:

            (i)  Customary payoff letters and evidence of the release of Liens (other than Permitted Liens) in connection with the obligations of Oxford under Section 7.19.

           (ii)  A certificate of compliance of Oxford signed by its chief executive officer or chief financial officer, dated the Closing Date, confirming that the conditions in Sections 10.2(a), 10.2(b), 10.2(c) and 10.2(f) (including a reasonably detailed calculation of Net Indebtedness of the Target Companies) have been satisfied.

          (iii)  Counterparts of each of the Ancillary Agreements to be delivered at the Closing to which Oxford or any of its Affiliates are parties, duly executed by an authorized officer of the applicable Person.

        (e)   At the Closing, Cambridge shall deliver or cause to be delivered to Oxford the following:

            (i)  A certificate of compliance of Cambridge signed by its chief executive officer or chief financial officer, dated the Closing Date, confirming that the conditions in Sections 10.3(a), 10.3(b) and 10.3(c) have been satisfied.

           (ii)  Counterparts of each of the Ancillary Agreements to be delivered at the Closing to which Cambridge or any of its Affiliates are parties, duly executed by an authorized officer of the applicable Person.

          (iii)  By wire transfer of immediately available funds to an account or accounts designated by Oxford, the Firewater One Consideration.

        (f)    At the Closing, Holdco shall deliver or cause to be delivered to Oxford the following:

            (i)  A written statement from the Exchange Agent certified by the Secretary of Holdco evidencing a book entry position in the name of Oxford (or its designee) and reflecting that Oxford (or its designee) is the holder of the Share Consideration.

           (ii)  Counterparts of each of the Ancillary Agreements to be delivered at the Closing to which Holdco or any of its Affiliates are parties, duly executed by an authorized officer of the applicable Person.

          (iii)  By wire transfer of immediately available funds to an account or accounts designated by Oxford, the Holdco Cash Consideration, if any.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OXFORD

        Except (i) other than with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.7, (A) as disclosed in the publicly available Oxford Reports filed with the Dutch Trade Register or the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading "Risk Management and Compliance" (other than any factual information contained therein) and any disclosure of risks included in any "forward-looking statements" disclaimer), or (B) as disclosed in the publicly available MLP Reports filed with the SEC prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading "Risk Factors" (other than any factual information contained therein) and any disclosure of risks included in any "forward-looking statements" disclaimer) or (ii) as set forth in the disclosure letter delivered to Cambridge by Oxford at or prior to the execution of this Agreement

(the "Oxford Disclosure Letter") and making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Oxford Disclosure Letter shall also be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face). Oxford represents and warrants to Cambridge that:

        Section 4.1 Existence; Good Standing; Corporate Authority.

        (a)   Oxford and each Oxford Company party to any Oxford Transaction Agreement is a corporation or other legal entity duly organized, validly existing and duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of its jurisdiction of organization and any other jurisdiction in which the character of the properties owned or leased by it therein or in which the conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, individually or in the aggregate (i) has not had an Oxford Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. Oxford and each Oxford Company party to any Oxford Transaction Agreement has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on its business, except where the failure to have such power and authority, individually or in the aggregate, (i) has not had an Oxford Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

        (b)   Each of the Target Companies is a corporation or other legal entity duly organized, validly existing and duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of its jurisdiction of organization and any other jurisdiction in which the character of the properties owned or leased by it therein or in which the conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, individually or in the aggregate, has not had an Oxford Material Adverse Effect. Each of the Target Companies has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on its business, except where the failure to have such power and authority, individually or in the aggregate, (i) has not had an Oxford Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. True and correct copies of the Charter Documents of each Target Joint Venture and each material Target Company have been made available to Cambridge, as amended as of the date of this Agreement.

        Section 4.2 Authorization, Validity and Effect of Agreements. Oxford and each Oxford Company party to any Oxford Transaction Agreement has the requisite corporate or similar organizational power and authority to execute and deliver, and perform their respective obligations under, each of the Oxford Transaction Agreements entered into by such Person and, upon receipt of the Oxford Stockholder Approval, to consummate the Transactions. The execution and delivery of, and the performance of each of their respective obligations under, the Oxford Transaction Agreements entered into by such Person, and the consummation by Oxford and each Oxford Company party to any Oxford Transaction Agreement of the Transactions have been duly authorized by all requisite corporate or similar organizational action on behalf of Oxford or the applicable Oxford Company, other than the receipt of the Oxford Stockholder Approval. Assuming each Oxford Transaction Agreement constitutes the valid and legally binding obligation of the other parties thereto, each Oxford Transaction Agreement constitutes the valid and legally binding obligation of Oxford and each Oxford Company party to such Oxford Transaction Agreement, enforceable against Oxford and each Oxford Company party to such Oxford Transaction Agreement in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to creditors' rights generally and general principles of equity.

        Section 4.3 Capitalization of Purchased Companies. The authorized and outstanding Capital Stock of each Purchased Company is as set forth in Section 4.3 of the Oxford Disclosure Letter. Oxford is the direct or indirect owner of all Capital Stock of the Purchased Companies. All issued and outstanding Capital Stock of each Purchased Company is duly authorized and validly issued in accordance with applicable Laws and its Charter Documents and is fully paid (to the extent required by its Charter Documents), non-assessable (except to the extent such non-assessability may be affected by applicable Laws) and were not issued in violation of any preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, stock appreciation rights, restricted stock units, phantom awards, performance awards, other compensatory equity-based awards, warrants, conversion rights, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate any Purchased Company to issue, transfer, sell or register any shares of Capital Stock of such Purchased Company. No Purchased Company has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders of such Purchased Company.

        Section 4.4 Target Company Subsidiaries. The authorized and outstanding Capital Stock of each Target Company Subsidiary and each Target Joint Venture is as set forth in Section 4.4 of the Oxford Disclosure Letter. The Purchased Companies are, directly or indirectly, the record and beneficial owner of (a) all of the outstanding Capital Stock of each Target Company Subsidiary, other than the Target Joint Ventures and MLP and (b) all of the Capital Stock of each Target Joint Venture and MLP owned by a Target Company, in each case free and clear of any Liens. All issued and outstanding Capital Stock of each such Target Company Subsidiary and Target Joint Venture is duly authorized and validly issued in accordance with applicable Laws and its Charter Documents and is fully paid (to the extent required by its Charter Documents), non-assessable (except to the extent such non-assessability may be affected by applicable Laws) and were not issued in violation of any preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, stock appreciation rights, restricted stock units, phantom awards, performance awards, other compensatory equity-based awards, warrants, conversion rights, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate any Target Company Subsidiary or Target Joint Venture to issue, transfer, sell or register any shares of Capital Stock of such Target Company Subsidiary or Target Joint Venture. No Target Company Subsidiary or Target Joint Venture has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders of such Target Company Subsidiary or Target Joint Venture. Except for the Capital Stock of the Target Company Subsidiaries or Target Joint Ventures, the Purchased Companies do not own, directly or indirectly, any Capital Stock in any Person. No Target Company (other than a Target Joint Venture located in China) has, and, after the Closing, Cambridge and its Subsidiaries (other than a Target Joint Venture located in China) will not have, any material Liabilities related to or on account of any Target Joint Venture located in China or any other material obligations with respect to any Target Joint Venture located in China, other than, in each case, any Liabilities or obligations related to the Distribution Agreement between DSM Trading (Shanghai) Limited and Shanxi FengHe Melamine Co., Ltd.

        Section 4.5 No Conflict.

        (a)   Neither the execution and delivery by Oxford or any Oxford Company party to any Oxford Transaction Agreement, the compliance by each of them with all of the provisions of and the performance by each them of their respective obligations under the Oxford Transaction Agreements, to which Oxford or such Oxford Company is a party, nor, subject to the filings and other matters referred to in Section 4.5(b), the consummation of the Transactions by Oxford or such Oxford Company in accordance with the terms thereof will: (i) subject to receipt of the Oxford Stockholder Approval, conflict with or result in a breach of any provisions of the Charter Documents of Oxford or any of its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, result in any acceleration of any rights or obligations under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or otherwise result in creation of a Lien (other than a Permitted Lien) under, any of the terms, conditions or provisions of, with respect to the Target Companies, any Material Contract, and with respect to Oxford and its other Subsidiaries, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, Contract, agreement, joint venture or other instrument or obligation to which Oxford or any of its Subsidiaries is a party, or by which Oxford or any of such Subsidiaries or any of their respective properties or assets may be bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Oxford or any of its Subsidiaries or any of their respective properties or assets, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, (x) has not had an Oxford Material Adverse Effect and (y) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

        (b)   Neither the execution and delivery by Oxford or any Oxford Company party to any Oxford Transaction Agreement, the compliance by each of them with all of the provisions of and the performance by each of them of their respective obligations under the Oxford Transaction Agreements to which they are a party, nor the consummation of the Transactions by Oxford or such Oxford Company in accordance with the terms thereof, will require any Governmental Approvals other than (i) filings required under the HSR Act, (ii) filings and notifications required under applicable non-U.S. Antitrust Laws, (iii) the filing of a listing application with the NYSE pursuant to Section 7.13, and (iv) filings under the DPA ((i), (ii), (iii) and (iv) collectively, the "Regulatory Filings"), except where the failure to make or obtain such Governmental Approvals, individually or in the aggregate, (x) has not had an Oxford Material Adverse Effect and (y) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. Except for the consents, approvals and notices listed in Section 4.5(b)(ii) of the Oxford Disclosure Letter and the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by Oxford or any Oxford Company party to any Oxford Transaction Agreement of the Oxford Transaction Agreements to which they are a party, the compliance by each of them with all of the provisions of and the performance by each of them of their respective obligations under the Oxford Transaction Agreements to which they are a party, nor the consummation of the Transactions by Oxford or any Oxford Company party to any Oxford Transaction Agreement in accordance with the terms thereof will require any consent or approval of or notice to any Governmental Body, except where the failure to obtain any such consent or approval or provide any such notice, individually or in the aggregate, (i) has not had an Oxford Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

        Section 4.6 Board Approval. The Oxford Board, at a meeting duly called and held, (a) determined that the Oxford Transaction Agreements and the Transactions are in the best interests of Oxford, and its stakeholders, including the stockholders of Oxford, (b) approved the Oxford Transaction Agreements and the Transactions and (c) recommended approval of the Transactions by the stockholders of Oxford (the "Oxford Board Recommendation"). The Oxford Board has received the opinions of its financial advisors set forth in Section 4.6 of the Oxford Disclosure Letter (the "Oxford Financial Advisors"), dated August 5, 2015, substantially to the effect that, as of such date, and subject to the limitations, assumptions and other matters considered in the preparation thereof as set forth therein, the Consideration (as defined in such opinion) is fair, from a financial point of view, to the Oxford stockholders.

        Section 4.7 Vote Required. The only approval of the stockholders of Oxford that is required for Oxford to consummate the Transactions (including pursuant to section 2:107a DCC and for the Distribution) is the affirmative vote of a simple majority of the votes cast at the Oxford Stockholder Meeting (or, only with regards to the resolution regarding the approval of the Distribution, in the event that less than one half of the issued share capital is represented at the Oxford Stockholder Meeting, the affirmative vote of a two-thirds (2/3) majority of votes cast at such meeting) approving the Transactions, in accordance with applicable Laws (such approval, the "Oxford Stockholder Approval").

        Section 4.8 Oxford Reports; Financial Statements; Indebtedness.

        (a)   Oxford has publicly disclosed, as required by the Dutch Trade Register and the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), all documents (including exhibits and any amendments thereto) required to be so disclosed by it since February 1, 2013, pursuant to applicable Dutch Laws (collectively, the "Oxford Reports"). As of its respective date, each Oxford Report (i) complied in all material respects with the applicable requirements of applicable Dutch Laws and (ii) was true and accurate in all material respects and did not require any further disclosure or update to prevent any such prior disclosure from being materially incorrect, misleading or incomplete by reference to the date of the relevant disclosure (except for any statements in any Oxford Report that have been modified by any further disclosure or update to such report filed with the Dutch Trade Register and the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) prior to the date of this Agreement). Each of the consolidated statements of financial position included in or incorporated by reference into the Oxford Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the applicable Dutch Governing Body with respect thereto and, in all material respects, gives a true and fair view (getrouw beeld) of the consolidated financial position of Oxford and its consolidated Subsidiaries as of its date, and each of the consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity included in or incorporated by reference into the Oxford Reports (including any related notes and schedules), in all material respects, gives a true and fair view (getrouw beeld) of the consolidated results of operations, cash flows or changes in stockholders' equity, as the case may be, of Oxford and its consolidated Subsidiaries for the periods set forth therein (the "Oxford Financial Statements") (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by the applicable Laws or the applicable Dutch Governing Body and (y) normal year-end audit adjustments and any other adjustments described therein, including the notes thereto), in each case in accordance with IFRS consistently applied during the periods involved, except as may be noted therein.

        (b)   MLP has filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2013, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the "MLP Reports"). As of its respective date, each MLP Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any MLP Report that have been modified by an amendment to such report filed with the SEC prior to the date of this Agreement. Each of the consolidated balance sheets included in or incorporated by reference into the MLP Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of MLP and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and member's capital and partners' capital included in or incorporated by reference into the MLP Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows or changes in stockholders' equity, as the case may be, of MLP and its consolidated Subsidiaries for the periods set forth therein (the "MLP Financial Statements") (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        (c)   A true and correct copy of (i) the audited financial statements as of and for the years ended December 31, 2014 and 2013 and (ii) the unaudited financial statements as of and for the six (6) months ended June 30, 2015 of IFCO (collectively, the "IFCO Financial Statements") has been made available to Cambridge. Each of the consolidated balance sheets included in the IFCO Financial Statements (including related notes and schedules) fairly presents in all material respects the financial position of IFCO as of its date, and each of the statements of operations, member's equity and cash flows of IFCO included in the IFCO Financial Statements (including any related notes and schedules) fairly presents in all material respects the statements of operations, member's equity and cash flows, as the case may be, of IFCO for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        (d)   A true and correct copy of (i) the audited consolidated financial statements as of and for the years ended December 31, 2014 and 2013 and (ii) the unaudited consolidated financial statements as of and for the six (6) months ended June 30, 2015 of Oxford Nitrogen (collectively, the "Nitrogen Financial Statements") has been made available to Cambridge. Each of the consolidated balance sheets included in the Nitrogen Financial Statements (including related notes and schedules), in all material respects, gives a true and fair view (getrouw beeld) of the consolidated financial position of Oxford Nitrogen and its consolidated Subsidiaries as of the its date, and each of the consolidated statements of profit and loss, and recognized income and expense of Oxford Nitrogen and its consolidated Subsidiaries included in the Nitrogen Financial Statements (including any related notes and schedules), in all material respects, gives a true and fair view (getrouw beeld) of the consolidated statements of profit and loss, and recognized income and expense, as the case may be, of Oxford Nitrogen and its consolidated Subsidiaries for the periods set forth therein, (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes), in each case in accordance with Part 9 of Book 2 of the Dutch Civil Code consistently applied during the periods involved, except as may be noted therein.

        (e)   Section 4.8(e) of the Oxford Disclosure Letter sets forth as of the date of this Agreement the principal amount of all Indebtedness of the Target Companies for money borrowed from third parties.

        (f)    Oxford has heretofore furnished to Cambridge true and correct copies of all comment letters from the SEC since January 1, 2013 through the date of this Agreement with respect to any of the MLP Reports, together with all written responses thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the MLP Reports, and, to the knowledge of Oxford, none of the MLP Reports are subject to ongoing SEC review.

        (g)   MLP maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance to MLP regarding the reliability of MLP's financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. MLP has evaluated the effectiveness of MLP's internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable MLP Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. MLP has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to MLP's auditors and the audit committee (A) all "significant deficiencies" and "material weaknesses" in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect MLP's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MLP's internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Cambridge prior to the date of this Agreement. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standard No. 5, as in effect on the date of this Agreement.

        (h)   MLP maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) reasonably designed to ensure that all information required to be disclosed by MLP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to MLP's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of MLP required under the Exchange Act with respect to such reports.

        (i)    To the knowledge of Oxford, as of the date of this Agreement, there are no governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Target Companies or the Oxford Companies (with respect to the Business or any Target Company) or any malfeasance by any director or executive officer of any Target Company or the Oxford Companies (with respect to the Business or any Target Company).

        Section 4.9 Absence of Undisclosed Liabilities. To the knowledge of Oxford, as of the date of this Agreement, none of the Target Companies has any liabilities or obligations (whether or not accrued, contingent or otherwise) required by IFRS or GAAP, as applicable, to be reflected on its consolidated balance sheet or statement of financial position, except for liabilities and obligations:

        (a)   reflected on or reserved against in (i) the IFCO Financial Statements as of June 30, 2015; (ii) the Nitrogen Financial Statements as of June 30, 2015; (iii) the MLP Financial Statements as of the most recent period ended date prior to the date of this Agreement that was filed with the SEC; and (iv) to the extent relating to the Business, the Oxford Financial Statements as of the most recent period ended prior to the date of this Agreement that was filed with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

        (b)   incurred in the ordinary course of business consistent with past practice since (i) June 30, 2015 in the case of IFCO and its Subsidiaries and Oxford Nitrogen and its Subsidiaries; (ii) in the case of MLP and its Subsidiaries, the most recent period ended date prior to the date of this Agreement that was filed with the SEC and (iii) in the case of Oxford and its Subsidiaries, the most recent period ended date prior to the date of this Agreement that was filed with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten); or

        (c)   that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Oxford Material Adverse Effect.

        Section 4.10 Absence of Certain Changes.

        (a)   From December 31, 2014 until the date of this Agreement, and except for the Transactions, each of the Target Companies has conducted the Business in all material respects in the ordinary course consistent with past practice.

        (b)   From December 31, 2014 until the date of this Agreement, there has been no change, development, event, occurrence, effect or state of facts that has had an Oxford Material Adverse Effect.

        (c)   From December 31, 2014 until the date of this Agreement, and except for the Transactions, there has not been any action taken by Oxford (and Oxford has not caused or permitted any Target Company to take any action) that, if taken during the period from the date of this Agreement through the Closing Date without Cambridge's consent, would constitute a breach of clauses (8), (9), (15), (16) or (20) of Section 7.1(b).

        Section 4.11 All Assets of Business.

        (a)   As of the Closing Date, the Oxford Companies will not hold any material assets (whether tangible or intangible), rights or properties used in the Business. One or more of the Target Companies has good and valid title or a valid leasehold interest in all of the material tangible personal property used in, or held for use by, the Business free and clear of any Liens other than Permitted Liens.

        (b)   No Target Company has entered into any amendments to the applicable Contracts of any of the Target Companies pursuant to, or has made any payments under, that certain letter agreement, dated as of November 14, 2014, between Orascom Holding Cooperatief U.A. and Oxford (the "Reimbursement Agreement").

        Section 4.12 Title to Purchased Equity Interests. Oxford or one or more of its wholly-owned Subsidiaries have good, valid and marketable title (or the jurisdictional equivalent) to all of the Purchased Equity Interests, free and clear of any Liens.

        Section 4.13 Compliance with Laws; Permits.

        (a)   Except as has not had an Oxford Material Adverse Effect, no Target Company is, or since February 1, 2013, has been, in violation of any applicable Law, and no written claim is pending or, to the knowledge of Oxford, threatened, by a Governmental Body, with respect to any such matters.

        (b)   Except as has not had an Oxford Material Adverse Effect, the Target Companies hold or have obtained all Governmental Approvals that are necessary to entitle (i) the Target Companies to carry on and conduct the Business to the extent currently conducted by them and (ii) Oxford to invest, directly or indirectly, in the Target Companies (collectively, the "Oxford Governmental Permits"). To the knowledge of Oxford, there are no material impediments to each of IFCO and Natgasoline obtaining all material Governmental Approvals that will be necessary to entitle it to carry on and conduct its portion of the Business once operational. The Target Companies are in compliance with all terms and conditions of the Oxford Governmental Permits and all Oxford Governmental Permits are valid and in full force and effect and there exists no default thereunder or breach thereof, in each case except as has not had, individually or in the aggregate, an Oxford Material Adverse Effect. No Governmental Body has taken, or to the knowledge of Oxford, threatened to take, any action to terminate, cancel or reform any Oxford Governmental Permit except as has not had, individually or in the aggregate, an Oxford Material Adverse Effect.

        (c)   As of the date of this Agreement, (i) there are no material lawsuits, claims, suits or proceedings pending or, to the knowledge of Oxford, threatened, against any Target Company or any of their assets or properties, (ii) to the knowledge of Oxford, no material investigations are pending or have been threatened by any Governmental Body and (iii) there are no material lawsuits, claims, suits or proceedings against any director or officer of any Target Company relating to the performance of their duties as directors or officers, as applicable.

        (d)   No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Body or any arbitral or other dispute resolution body has been issued or entered against any Target Company or any of their respective assets or properties.

        Section 4.14 Taxes.

        (a)   All material Tax Returns required to be filed by or on behalf of each Target Company have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes (whether or not shown on any Tax Return) required to be paid by each Target Company have been timely paid. All required material estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each Target Company.

        (b)   Each Target Company has complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Tax Authority all material Taxes required to be so withheld and paid over.

        (c)   No Target Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than an extension which is automatically granted upon the request of a taxpayer.

        (d)   All material deficiencies asserted in writing or material assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of any Target Company have been fully paid, and no other material audits or material investigations by any Tax Authority relating to any Tax Returns of any Target Company are in progress with respect to which any Target Company or Oxford Company has received written notice from a Tax Authority.

        (e)   No Target Company will be required to include any material item of income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing or similar agreement with any Tax Authority executed on or prior to the Closing Date, (ii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) intercompany transaction occurring on or before the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) existing on the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

        (f)    No Target Company is a party to any Tax allocation or sharing agreement with a Person (other than another Target Company), other than agreements entered into by any Target Company in the ordinary course of its business, the primary purpose of which does not relate to Taxes.

        (g)   No Target Company (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which is another Target Company) or (ii) has any liability for Taxes of any Person (other than another Target Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law.

        (h)   There are no Liens for Taxes on any of the Purchased Equity Interests or any of the assets of any of the Target Companies, other than Permitted Liens.

        (i)    Except with respect to the Separation, no Target Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years or which could constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (j)    All material related party transactions involving each of the Target Companies have been conducted at arm's length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local law, and each Acquired Company has maintained in all material respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local law.

        (k)   No Target Company is a "controlled foreign corporation" within the meaning of Section 957 of the Code.

        (l)    No Target Company has engaged in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (m)  No Target Company has any Tax liability resulting from or in connection with Oxford's and its Affiliates' exit from Egypt or the separation of Oxford Construction Limited and its Affiliates from Oxford and its Affiliates.

        (n)   Each Target Company is and has been throughout the past seven (7) years, or for the period of a Target Company's existence if less than seven (7) years, resident for Tax purposes in its jurisdiction of incorporation and no Target Company is or has been a resident or subject to Tax in any jurisdiction other than that of its incorporation for any Tax purpose. No Target Company is an agent of another Person for the purpose of assessing the latter to Tax in the country of residence of that Target Company.

        (o)   There are no material agreements, concessions, dispensations, permissions, undertakings or other arrangements of any Target Company which have been made with or by any Tax Authority regarding or affecting the Tax treatment of any Target Company.

        Section 4.15 Oxford Benefit Plans.

        (a)   Section 4.15(a) of the Oxford Disclosure Letter contains a list of all material Oxford Benefit Plans. Oxford has provided or made available to Cambridge true and complete copies of the material, written Oxford Benefit Plans, all material amendments thereto and, if applicable and material, the most recent trust agreements, Forms 5500, summary plan descriptions and all summaries of material modifications, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

        (b)   All applicable reporting and disclosure requirements have been met in all material respects with respect to the Oxford Benefit Plans; to the extent applicable, the Oxford Benefit Plans comply in all material respects with the requirements of ERISA and the Code and with all other Laws of any applicable jurisdiction, and any Oxford Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service and to the knowledge of Oxford, nothing has occurred that would reasonably be expected to affect such qualification; the Oxford Benefit Plans have been maintained and operated in all material respects in accordance with their terms, and there are no breaches of fiduciary duty in connection with the Oxford Benefit Plans; there are no pending or, to the knowledge of Oxford, threatened claims against or otherwise involving any Oxford Benefit Plans, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Oxford Benefit Plan activities) has been brought against or with respect to any Oxford Benefit Plans, in each case except as would not reasonably be expected to result in any material liability; and all contributions, premiums and other payments required to have been made with respect to the Oxford Benefit Plans have been timely made or provided for or accrued in accordance with IFRS or GAAP.

        (c)   No Oxford Benefit Plan is (i) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

        (d)   (i) Neither the execution of the Oxford Transaction Agreements nor the consummation of the Transactions shall cause any payments or benefits to any current or former employee, officer or director of any Target Company to either be subject to an excise Tax or be non-deductible under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered and (ii) the execution of, and performance of the Transactions as contemplated by, the Oxford Transaction Agreements shall not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Affected Employee. Notwithstanding the foregoing, no Target Benefit Plan, policy, arrangement or agreement or any trust or loan will or may result in any payment (whether of severance or pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any current or former employee, officer or director of any Target

Company as a result of the Transactions contemplated by the Oxford Transaction Agreements (either alone or upon the occurrence of any additional or subsequent event).

        (e)   No Target Benefit Plan covering Affected Employees based in the United States provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Affected Employees for periods extending beyond their retirement or other termination of service other than coverage mandated by Law.

        (f)    Since January 1, 2005, each Oxford Benefit Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, at all times since December 31, 2008, each Oxford Benefit Plan that is a nonqualified deferred compensation plan or arrangement has been in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113, IRS Notice 2010-6 or IRS Notice 2010-80 or has not had, individually or in the aggregate, an Oxford Material Adverse Effect.

        (g)   All grants made under the OCI N.V. 2013 Employees Incentive Plan and the Rules of the OCI N.V. Bonus/Matching Plan (together, the "Oxford Equity Plans") to employees of the Target Companies, Oxford or any of their respective Affiliates who will become Affected Employees as of the Effective Time and that are outstanding as of immediately prior to the Effective Time shall be treated by Oxford in accordance with the terms of such plans and any award agreements governing such grants and no payment or other treatment with respect to such grants shall result in any liability to any such employee or other Person under Section 409A of the Code. Neither Cambridge, Holdco or any of their respective Affiliates shall at any time have any liability under or with respect to the Oxford Equity Plans or any grants or awards made thereunder.

        (h)   With respect to all Oxford Benefit Plans that are not subject to Laws of the United States (the "Oxford Foreign Business Plans"), (i) each such Oxford Foreign Business Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms and (ii) all contributions required to have been made under such Oxford Foreign Business Plans have been timely made and all liabilities thereunder have been properly accrued on (A) the MLP Financial Statements; (B) the IFCO Financial Statements; or (C) the Nitrogen Financial Statements, as applicable.

        Section 4.16 Labor Matters.

        (a)   To the knowledge of Oxford, no Target Company has received any written notice of resignation since June 30, 2015 from any executive officer actively employed as of the date hereof.

        (b)   The Parties acknowledge that one or more Target Companies may be party to, or may be bound by, a Collective Bargaining Agreement (including to or by the Oxford Nitrogen Collective Bargaining Agreement and other Collective Bargaining Agreements as ordinarily applicable to the industry or business in which the Target Companies operate), that a Collective Bargaining Agreement is or may be currently negotiated, and that unions, labor organizations, works councils or similar employee representatives are active within any of the Target Companies. The provisions of any Collective Bargaining Agreement applicable to one or more Target Companies largely contain working arrangements that are customary to the industry or business in which such Target Companies operate. To the knowledge of Oxford, there are no organizational efforts by any union, labor organization, works council or similar employee representative body being made or threatened in connection with the Business.

        (c)   No Target Company (i) has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment or engagement of individuals by, or the employment practices of, any Target Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against any Target Company pending or, to the knowledge of Oxford, threatened, before any Governmental Body by or concerning the employees or independent contractors working in the Business, the Target Companies or otherwise, in each case of (i) and (ii) that would reasonably be expected to result in any material liability.

        (d)   Each Target Company is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, working conditions of independent contractors, former independent contractors and prospective independent contractors, wages and hours, pay equity, discrimination, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, health and labor insurance programs, personal rights, equal employment opportunity, immigration, work authorization, social security, workers' compensation, affirmative action, leave issues, plant closures, layoffs or any other labor and employment-related matters and no Target Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or independent contractors or employment practices. Each Dutch Target Company has implemented or is in the process of implementing the Dutch Work and Security Act (Wet Werk en Zekerheid) which came into force on July 1, 2015.

        (e)   To the knowledge of Oxford, with respect to the Business, all Affected Employees of any Oxford Company or any Target Company have been properly classified as "employees" or "independent contractors" (or the equivalent foreign terms) and as "exempt" or "non-exempt" (or equivalent foreign terms) for all purposes in the jurisdictions where such classifications are applicable, and all compensation paid to the Affected Employees of the Target Companies has been properly reported for all such purposes.

        (f)    In the last twelve (12) months no Target Company has been involved in any industrial strike, or any material industrial or trade dispute or any dispute or negotiation regarding a claim with any trade union or other body representing employees or former employees of any Target Company.

        (g)   The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement, and in connection with the execution of this Agreement and the consummation of the Transactions, either: (i) any Target Company other than Oxford Nitrogen is not required to provide notice to or consult with or (ii) any Target Company (including Oxford Nitrogen) has timely provided any required notice to, or has timely completed any required consultation procedure with and, if applicable, has obtained an unconditional advice from, any labor union, works council or other labor organization or Governmental Body, pursuant to any Collective Bargaining Agreement to which any Target Company is a party or bound, or pursuant to applicable Laws.

        Section 4.17 Environmental Matters.

        (a)   Each Target Company is, and for the previous five (5) years has been, in compliance with all applicable Environmental Laws and Environmental Permits with respect to the Business and the ownership and operation of the Oxford Real Property, excluding such noncompliance that has not had, individually or in the aggregate, an Oxford Material Adverse Effect. To the knowledge of Oxford, no environmental condition or environmental compliance issue exists at any of the Oxford Real Property that interferes with the conduct of their respective businesses thereon in the manner now conducted or that is reasonably likely to interfere with continued compliance with any applicable Environmental Law, excluding such condition or noncompliance that has not had, individually or in the aggregate, an Oxford Material Adverse Effect.

        (b)   Excluding any of the following matters that have been fully resolved with no further obligations, financial or otherwise, or potential or future liability, no Target Company: (i) has received any written notice of noncompliance with, violation of, or liability or potential liability under, any Environmental Law; (ii) is subject to any consent decree, settlement agreement or order or is subject to any order of any Governmental Body or tribunal under any Environmental Law; (iii) is subject to any Environmental Claims; or (iv) has received any requests for information, including pursuant to CERCLA or the Clean Air Act, or other notices indicating that said Target Company is the subject of an investigation pursuant to Environmental Law, except, in each case, that has not had, individually or in the aggregate, an Oxford Material Adverse Effect.

        (c)   The Target Companies (or where applicable and to the knowledge of Oxford, third parties providing site services to the Target Companies at the complex in Beaumont, Texas) hold all material Environmental Permits required for the construction, modification, operation and maintenance of the Oxford Real Property and the conduct of the Business as conducted as of the date of this Agreement and as of the Closing Date (collectively, the "Oxford Environmental Permits"). The Target Companies (or where applicable and to the knowledge of Oxford, third parties providing site services to the Target Companies at the complex in Beaumont, Texas) are in compliance with all terms and conditions of the Oxford Environmental Permits, excluding any noncompliance, that has not had, and would not reasonably be expected to have, individually or in the aggregate, an Oxford Material Adverse Effect. The Oxford Environmental Permits are valid and in full force and effect, and all renewals have been timely applied for, except as has not had, individually or in the aggregate, an Oxford Material Adverse Effect. No Governmental Body has provided written notice of any actual or threatened action to terminate, suspend, cancel or reform any material Oxford Environmental Permit, provided, that with respect to such Environmental Permits held by third parties, the foregoing shall be subject to the knowledge of Oxford.

        (d)   There have been no Releases of Materials of Environmental Concern at the Oxford Real Property that have had, individually or in the aggregate, an Oxford Material Adverse Effect under Environmental Laws, and, to the knowledge of Oxford, there have been no Releases of Materials of Environmental Concern at properties that were formerly owned, operated or leased by the Target Companies that have had, individually or in the aggregate, an Oxford Material Adverse Effect.

        (e)   None of the Oxford Real Property is subject to a Lien (other than a Permitted Lien) or an activity or use limitation issued or filed pursuant to Environmental Laws that would be reasonably likely to prohibit, restrict or limit the use of the Oxford Real Properties in a manner that is materially inconsistent with the use of such properties as of the date of this Agreement.

        (f)    None of the Target Companies, by agreement has assumed or retained any liabilities arising pursuant to Environmental Law of any other Person, including any former owners or operators of the Oxford Real Property or any predecessors of the Target Companies, except for such liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Oxford Material Adverse Effect.

        Section 4.18 Intellectual Property.

        (a)   Section 4.18(a) of the Oxford Disclosure Letter contains an accurate and complete list (in all material respects) of (i) all material United States and foreign Patents, Trademarks and copyright registrations and applications owned by any Target Company that are part of the Oxford Intellectual Property Rights (the "Registered Oxford IP Rights"); (ii) all material Target Company IP Contracts (excluding shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software) pursuant to which any Target Company has been granted the right by a third party to use in the Business any material Intellectual Property, accurately describing the title of each agreement and the parties thereto; (iii) all material Target Company IP Contracts (excluding non-exclusive licenses to customers, suppliers, distributors or service providers that are ancillary to the purpose of such agreements as entered into in the ordinary course of business) pursuant to which any Target Company grants to any third party the right to use any material Oxford Intellectual Property Rights, accurately describing the title of each agreement and the parties thereto.

        (b)   (i) The Intellectual Property owned by the Target Companies or licensed from third parties constitute all of the material Intellectual Property used or held for use in the Business; (ii) the execution, delivery and performance of the Oxford Transaction Agreements and the consummation of the Transactions will not cause the forfeiture, termination, cancellation or abandonment of any of the Registered Oxford IP Rights, or termination of or loss of rights under any of the Target Company IP Contracts, subject to the expiration of any of the Registered Oxford IP Rights pursuant to applicable Law, except as, individually or in the aggregate, would not materially impair or interfere with the Business; (iii) all Registered Oxford IP Rights are in effect and subsisting and, to the knowledge of Oxford, none of the Registered Oxford IP Rights are being opposed or are the subject of any interference, reexamination request or other similar proceeding requesting reconsideration of the grant of such rights; (iv) the Target Companies have entered into agreements with, or have otherwise required assignment (including by operation of Law) by, its employees and contractors as reasonably required to assign to the Target Companies such employees' and contractors' (as applicable) ownership rights in any material Oxford Intellectual Property Rights purported to be owned by the Target Companies; and (v) the Target Companies have each taken reasonable measures to protect the confidentiality of any material trade secrets included in the Oxford Intellectual Property Rights.

        (c)   Except as has not had, individually or in the aggregate an Oxford Material Adverse Effect: (i) no claim or litigation asserting infringement, misappropriation or other violation of any Oxford Intellectual Property Rights owned by any Target Company is pending or threatened in writing by any Target Company, or, to the knowledge of Oxford, any other Person; (ii) no claim or litigation challenging the validity or enforceability of any of the Oxford Intellectual Property Rights owned by any Target Company is pending or threatened in writing against any Target Company; (iii) to the knowledge of Oxford, no Person is infringing, misappropriating or otherwise violating the Oxford Intellectual Property Rights owned by any Target Company; (iv) the conduct of the Business as presently conducted and as conducted since February 1, 2013, including any product, service or activity of the Business, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (v) no Target Company has, since February 1, 2013, received any written charge, complaint, claim or notice alleging that the conduct of the Business has infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

        (d)   Since February 1, 2013, there have been no security breaches of or disruptions to any Target Company's respective information technology systems that have had, or would reasonably be expected to have, individually or in the aggregate, an Oxford Material Adverse Effect.

        Section 4.19 Insurance. Section 4.19 of the Oxford Disclosure Letter contains a complete and accurate list of all material insurance maintained with respect to the Target Companies, the conduct of the Business and the Oxford Real Property. All such policies are now and will be until the Closing in full force and effect with no premium arrearages. As of the date of this Agreement, to the knowledge of Oxford, Oxford (with respect to the Business) and the Target Companies have given to their respective applicable insurers in a timely manner all material notices required to be given under their third-party insurance policies with respect to all material claims and actions covered by third-party insurance. As of the date of this Agreement, there is no material claim pending regarding the Target Companies or the Business under any of such material policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. No Target Company has received any written notice or other communication from any such insurance company canceling or materially increasing the premiums of any of said insurance policies, other than increases in connection with Oxford's annual renewals and, to Oxford's knowledge, no such cancellation or premium increase is threatened.

        Section 4.20 Material Contracts.

        (a)   Section 4.20(a) of the Oxford Disclosure Letter sets forth a list of each of the following types of Contracts to which any of the Target Companies (other than the Target Joint Ventures) is a party or any of their respective assets or properties are bound, as of the date of this Agreement (the agreements, arrangements and plans that are required to be set forth in Section 4.20(a) of the Oxford Disclosure Letter, are referred to herein as "Material Contracts"):

            (i)  any agreement relating to Indebtedness including intercreditor and security agreements, or Contracts under which any Target Company has advanced or loaned any Person, in each case with any outstanding obligations in excess of $15 million;

           (ii)  any material joint venture agreements, strategic partnership agreements, limited liability company operating agreements or other similar Contracts relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture, including any related supply, transport, off-take, marketing, profit-sharing, take-or-pay, sales or other similar agreements, other than any such Contract solely between Target Companies;

          (iii)  any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2012, for consideration exceeding $25 million, including any option agreement, relating to the acquisition of any material real property, entered since January 1, 2015 and under which sales have not yet closed but which agreements remain in force, for consideration exceeding $25 million;

          (iv)  any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either (A) the type of business in which any Target Company (or, after the Effective Time, the Holdco or its Subsidiaries) may engage, (B) the manner or locations in which any of them may so engage, or (C) that could require the disposition of any material assets or line of business;

           (v)  any material agreement with any Related Person;

          (vi)  any agreement providing for the production by any Target Company of any product on an exclusive or requirements basis or the purchase by any Target Company of any product on an exclusive or output basis other than (A) agreements that cannot be cancelled by a Target Company without material penalty upon no more than ninety (90) days' notice or (B) agreements with total outstanding obligations of less than $10 million;

         (vii)  any agreement providing for the sale of any product or purchase of any raw materials with a term of three (3) years or longer or with total outstanding obligations over $5 million and that certain Contract set forth on Section 4.20(a)(vii) of the Oxford Disclosure Schedules, other than purchase orders entered into in the ordinary course of business consistent with past practice and agreements that cannot be cancelled by a Target Company without material penalty upon no more than ninety (90) days' notice;

        (viii)  any agreement with a "most-favored-nations" pricing provision that purports to limit or restrict in any material respect any Target Company that cannot be cancelled by a Target Company without material penalty upon no more than ninety (90) days' notice;

          (ix)  the Wever Construction Contracts, the Natgasoline Construction Contracts and any other material construction, engineering, procurement, license, supply, interconnection, transportation or other similar material contract related to any Oxford Real Property, and any material amendments, supplements, change orders or other material modifications related thereto;

           (x)  any gas supply agreement, offtake agreements, hedging agreements related to supply or offtake, and any related or similar agreements;

          (xi)  any agreement, including any Oxford Real Property Lease, regarding or granting a material leasehold or similar interest used or occupied by a Target Company;

         (xii)  any material agreement with any Governmental Body;

        (xiii)  any agreement by which any Target Company licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (excluding shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software) or by which any Target Company is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce or register any material Intellectual Property (excluding non-exclusive licenses to customers, suppliers, distributors or service providers that are ancillary to the purpose of such agreements as entered into in the ordinary course of business); and

        (xiv)  any Collective Bargaining Agreement.

        (b)   Each Material Contract is in full force and effect, except for terminations, or expirations at the end of the stated term, in each case, in the ordinary course of business consistent with past practice or, if after the date of this Agreement, in compliance with Section 7.1, and each Target Company has performed all obligations required to be performed by them under each Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, has not had, individually or in the aggregate, an Oxford Material Adverse Effect. Except for such matters as have not had, individually or in the aggregate, an Oxford Material Adverse Effect, no Target Company (i) has received written notice of, any breach of or violation or default under (nor, to the knowledge of Oxford, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract or (ii) has received written notice of the intention of the other party or parties to any such Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Material Contract. Each Material Contract is enforceable by a Target Company in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and general principles of equity, except where such unenforceability has not had, individually or in the aggregate, an Oxford Material Adverse Effect. True, correct and complete copies of each Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Cambridge.

        Section 4.21 Real Property Matters.

        (a)   Section 4.21(a) of the Oxford Disclosure Letter lists, and includes the street address (if applicable), all real property that Oxford or any of its Subsidiaries owns in fee (or the jurisdictional equivalent) as of the date hereof and is used or held for use in the Business (collectively, the "Oxford Owned Real Property") and, for each of those properties, the title holder of such property (it being understood that the Natgasoline Existing Parcel shall be partitioned and subdivided prior to the Closing in accordance with Section 7.33).

        (b)   The Target Companies own legal and valid fee simple title (or the jurisdictional equivalent) to the Oxford Owned Real Property free and clear of any Liens, other than Permitted Liens (it being understood that the Natgasoline Existing Parcel shall be partitioned and subdivided prior to the Closing in accordance with Section 7.33), and neither Oxford nor any Subsidiary of Oxford has leased to any third party or granted to any third party the right to use or occupy the Oxford Owned Real Property or any portion thereof.

        (c)   Section 4.21(c) of the Oxford Disclosure Letter lists and correctly describes all material real property that (i) is leased, subleased, licensed or otherwise used or held by any Target Company and

(ii) is leased, subleased, licensed or otherwise used or held by an Oxford Company, in connection with the Business as of the date hereof (collectively, the "Oxford Leased Real Property" and, together with the Oxford Owned Real Property, the "Oxford Real Property") and, for each of those properties, identifies the lease, sublease, license or occupancy agreement, as applicable, and all amendments thereto (each, an "Oxford Real Property Lease"), the counterparty to the Oxford Real Property Lease and either the address of such property or the legal description of such property. A true, correct and complete copy of each Oxford Real Property Lease has been made available to Cambridge.

        (d)   (i) The Target Companies have valid leasehold (or, as applicable, license or other contractual) interests in the Oxford Leased Real Property, free and clear of any Liens, other than Permitted Liens, (ii) each Oxford Real Property Lease is in full force and effect, (iii) each Oxford Real Property Lease is a valid, binding and enforceable obligation of the applicable Target Company and, to the knowledge of Oxford, the other parties thereto, subject in each instance to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to creditors' rights and general principles of equity, except as has not had an Oxford Material Adverse Effect and (iv) no Target Company has received or given any written notice of any material default or is in material breach of any Oxford Real Property Lease and, to the knowledge of Oxford, no counterparty to any Oxford Real Property Lease is in material breach thereof.

        (e)   Section 4.21(e) of the Oxford Disclosure Letter lists and correctly describes all real property with respect to which a Target Company holds a right of first option, right to purchase or other similar right as of the date hereof (each, an "Oxford Purchase Option") and lists the counterparty to such agreement and the address of such property. A true, correct and complete copy of each Oxford Purchase Option has been made available to Cambridge.

        (f)    To the knowledge of Oxford, the Oxford Owned Real Property (i) has access to and from public highways, streets and roads and there is no proceeding pending or, to the knowledge of Oxford, threatened that could result in the termination of or material limitations on such access, (ii) is connected to and serviced by utilities, public services or by other private providers of utilities and inputs that service the Oxford Owned Real Property and (iii) has sufficient appurtenant easement or other similar rights providing for the transport of outputs from the Iowa Fertilizer Plant, the Beaumont Complex and the Natgasoline Complex, all of which are adequate for the use of the real property listed thereon to conduct the Business except to the extent, in each case, such failure, has not had, individually or in the aggregate, an Oxford Material Adverse Effect. There are no pending proceeding of which Oxford has received written notice or, to the knowledge of Oxford, threatened proceedings to take all or any portion of the Oxford Owned Real Property or any interest therein or portion thereof by eminent domain or any condemnation proceeding (or the equivalent proceedings in other jurisdictions) or any sale or disposition in lieu thereof. The use or occupancy of the Oxford Owned Real Property (or any portion thereof) or the conduct of the Business thereon is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any Governmental Body.

        Section 4.22 Compliance with Customs & International Trade Laws.

        (a)   During the past five (5) years, the Target Companies have been in compliance with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any Target Company under such Laws. Without limiting the foregoing: (i) at all times during the past five (5) years the Target Companies and, to the knowledge of Oxford, Persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import or reexport of goods, services, software and technology required for the Business, including Customs & International Trade Authorizations; (ii) during the past five (5) years no Governmental Body has initiated any proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment, or denial of future Customs & International Trade Authorizations against any Target Company or director, officer or, to the knowledge of Oxford, employee or agent, of any Target Company (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) to the knowledge of Oxford, in the last five (5) years, there have been no claims, investigations, or requests for information by a Governmental Body with respect to each Target Company's Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws.

        (b)   No Target Company and no director, officer or, to the knowledge of Oxford, employee of any Target Company: (i) is a Sanctioned Person; or (ii) has pending or, to the knowledge of Oxford, threatened claims against it with respect to Sanctions.

        (c)   Each Target Company and any director, officer or, to the knowledge of Oxford, employee of any Target Company: (i) is in compliance in all material respects with, and has not in the past five (5) years materially violated, Sanctions; and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which the Target Companies do or in the past have done business.

        (d)   During the past five (5) years, no director or officer or, to the knowledge of Oxford, employee, or other Representative (or Persons performing equivalent functions) of any Target Company (i) has been or is currently an officer, employee or agent of any Governmental Body (including any business or corporate entity owned, controlled or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank) or (ii) has, directly or indirectly, offered, or promised to pay or given any payment of money or anything of value regardless of form, whether in money, property, gifts or services, to (A) any officer, employee or agent of any Governmental Body (including any business or corporate entity owned, controlled or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank), or any Person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Body (including any business or corporate entity owned, controlled or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank), (B) any political party or official thereof, (C) any candidate for public office or (D) any officer, employee or agent of a public international organization, including the United Nations, the International Monetary Fund or the World Bank, in order to obtain, retain or direct business or obtain any improper advantage, in each case, in violation of any applicable Customs & International Trade Laws.

        (e)   During the past five (5) years, (i) the Target Companies have kept books and records of the Business that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of such Target Companies and (ii) Oxford has maintained a system of internal accounting controls and policies and procedures with respect to the Business designed to promote accuracy in the books and records in compliance with applicable Laws. To the knowledge of Oxford, there are no significant deficiencies or weaknesses in the design or operation of its internal controls over financial reporting or fraud, whether or not material, that involves management or other employees who have a significant role in Oxford's internal controls or those of the Target Companies.

        Section 4.23 Solvency. Oxford is not insolvent and will not be rendered insolvent as a result of the Transactions. For purposes hereof, the term "Oxford" refers to Oxford and its Subsidiaries, on a consolidated basis, and the term "solvency" means that: (a) the fair salable value of Oxford's assets is in excess of the total amount of Oxford's liabilities (including for purposes of this definition a reasonable estimate of contingent liabilities); (b) Oxford is able to pay its debts and obligations in the ordinary course as they mature; and (c) immediately after the Closing, Oxford will not have an unreasonably small amount of capital to carry on its business.

        Section 4.24 Information Supplied. None of the information supplied or to be supplied by Oxford expressly for inclusion in (i) the Proxy Statement or Form S-4 (including any amendments thereto), at the date first mailed to each of Cambridge's stockholders or at the time of the Cambridge Stockholder Meeting or, in the case of the Form S-4, when the Form S-4 goes effective under the Securities Act, and (ii) any other document (including any amendments thereto) filed by Cambridge or Holdco with the SEC (or included in any financing offering document) that includes any information supplied or to be supplied by Oxford expressly for inclusion pursuant to this Agreement, at the time of such filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Oxford makes no representation or warranty with respect to information or statements provided by or on behalf of Cambridge, Holdco, or their Representatives for inclusion in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by Cambridge with the SEC (or included in any financing document).

        Section 4.25 Transactions with Certain Persons. Except as provided for in any Oxford Transaction Agreement or as otherwise contemplated by or provided in this Agreement, the Firewater One Shareholder Agreement or the Holdco Shareholder Agreement:

        (a)   no Related Person (i) has any direct or indirect material interest (excluding any interest created solely by the record or beneficial ownership of Capital Stock of Oxford), on an individual or joint basis, in any material property (whether real, personal or mixed and whether tangible or intangible) used in the Business as of the date of this Agreement and as of the Closing Date, (ii) is a party to any material Contract that binds the Business or (iii) serves as an officer, director or employee of any customer or supplier that has a Material Contract with any Target Company; (iv) owes any material amount of money to a Target Company; or (v) has any material direct or indirect equity interest (excluding any interest created solely by the record or beneficial ownership of Capital Stock of Oxford) in any entity (excluding any publicly-traded entity) the principal business of which is the same as the Business; and

        (b)   no Target Company has any outstanding monetary liabilities or legally binding commitments in an amount in excess of $1,000,000 individually, or other material outstanding liabilities or legally binding commitments, in each case to any Related Person (other than base salary and compensation for services as a director, officer or employee of a Target Company).

        Section 4.26 Investment Intent. Oxford is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act. Oxford is acquiring the Retained Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act. Oxford acknowledges that the Retained Shares are not registered under the Securities Act, or any state securities laws, and that the Retained Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Oxford is able to bear the economic risk of holding the Retained Shares for an indefinite period (including total loss of its investment) in violation of the registration requirements of the Securities Act.

        Section 4.27 No Brokers. No broker, investment banker, financial advisor or other Person, other than the Oxford Financial Advisor, the fees and expenses of which will be paid by Oxford, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Oxford.

        Section 4.28 Convertible Bonds. Subject to compliance by Cambridge and Holdco with their respective obligations pursuant to Section 7.20, as of the Closing there shall not have occurred and be continuing, and the consummation of the Transactions shall not give rise to, an Event of Default (as defined in the Conditions) or material breach of the Conditions or the Convertible Bond Trust Deed or any event or circumstance that, with notice or the passage of time, would constitute such an Event of Default or material breach of the Conditions or the Convertible Bond Trust Deed.

        Section 4.29 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Oxford in connection with the Closing, Cambridge and Holdco acknowledge that neither Oxford nor any Person on behalf of Oxford makes any other express or implied representation or warranty with respect to Oxford, the Business or the Target Companies or with respect to any other information provided or made available to Cambridge in connection with the Transactions, including information conveyed at management presentations, in the Data Room, or in due diligence sessions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE

        Except (i) other than with respect to Section 5.1, Section 5.2, Section 5.3, Section 5.5 and Section 5.6, as disclosed in the publicly available Cambridge Reports filed with the SEC prior to the date of this Agreement (but, in each case, excluding any risk factor disclosures contained under the heading "Risk Factors" (other than any factual information contained therein) and any disclosure of risks included in any "forward-looking statements" disclaimer) or (ii) as set forth in the disclosure letter delivered to Oxford by Cambridge at or prior to the execution of this Agreement (the "Cambridge Disclosure Letter") and making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Cambridge Disclosure Letter shall also be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), Cambridge represents and warrants to Oxford that:

        Section 5.1 Existence; Good Standing; Corporate Authority. Cambridge is a corporation duly organized, validly existing and duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of Delaware and any other jurisdiction in which the character of the properties owned or leased by it therein or in which the conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, individually or in the aggregate (i) has not had a Cambridge Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. Cambridge has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, (i) has not had a Cambridge Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

        Section 5.2 Authorization, Validity and Effect of Agreements. Cambridge has the requisite corporate or similar organizational power and authority to execute and deliver, and perform its obligations under, each of the Cambridge Transaction Agreements entered into by Cambridge and, upon receipt of the Cambridge Stockholder Approval, to consummate the Transactions. The execution and delivery of, and the performance by Cambridge of obligations under, the Cambridge Transaction Agreements, and the consummation by Cambridge of the Transactions, have been duly authorized by all requisite corporate or similar organizational action on behalf of Cambridge, other than the receipt of the Cambridge Stockholder Approval. Assuming each Cambridge Transaction Agreement constitutes the valid and legally binding obligation of the other parties thereto, each Cambridge Transaction Agreement constitutes the valid and legally binding obligation of Cambridge, enforceable against Cambridge in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to creditors' rights generally and general principles of equity.

        Section 5.3 Capitalization.

        (a)   The authorized Capital Stock of Cambridge consists of five hundred million (500,000,000) shares of Cambridge Common Stock and fifty million (50,000,000) shares of preferred stock, par value $0.01 per share ("Cambridge Preferred Stock"). As of July 31, 2015 (the "Cut-Off Time"), there were (i) two hundred thirty three million forty seven thousand seven hundred eighty five (233,047,785) issued and outstanding shares of Cambridge Common Stock (not including shares held in treasury), (ii) three million eight hundred forty seven thousand two hundred seventy eight (3,847,278) shares of Cambridge Common Stock reserved for issuance upon either the exercise of outstanding Cambridge Stock Options or the vesting, settlement or exercise, as applicable, of outstanding Cambridge Equity Rights, (iii) two million three hundred ninety three thousand nine hundred thirty (2,393,930) shares of Cambridge Common Stock were held in treasury, (iv) no outstanding shares of Cambridge Preferred Stock and (v) no other shares of Capital Stock were issued, reserved for issuance or outstanding. From the Cut-Off Time to the date of this Agreement, no additional shares of Cambridge Common Stock have been issued (other than pursuant to Cambridge Stock Options and Cambridge Equity Rights which were outstanding as of the Cut-Off Time and are included in the number of shares of Cambridge Common Stock reserved for issuance upon exercise of outstanding Cambridge Stock Options or the vesting of Cambridge Equity Rights in (ii) above), no additional Cambridge Stock Options or Cambridge Equity Rights have been issued or granted, and there has been no increase in the number of shares of Cambridge Common Stock subject to the Cambridge Stock Options or the Cambridge Equity Rights from those subject to Cambridge Stock Options and Cambridge Equity Rights as of the Cut-Off Time. All such issued and outstanding shares of Cambridge Common Stock are, and all shares that may be issued pursuant to the Cambridge Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

        (b)   As of the date of this Agreement, there are no outstanding shares of Capital Stock which, and there are no options, stock appreciation rights, restricted stock units, phantom awards, performance awards, other compensatory equity-based awards, warrants, conversion rights, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate Cambridge to issue transfer, sell or register any shares of Capital Stock of Cambridge or any of its Subsidiaries. Cambridge has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Cambridge on any matter.

        Section 5.4 No Conflict.

        (a)   Neither the execution and delivery by Cambridge of the Cambridge Transaction Agreements, the compliance by Cambridge with all of the provisions of and the performance by Cambridge of its obligations under the Cambridge Transaction Agreements nor, subject to the filings and other matters referred to in Section 5.4(b) the consummation of the Transactions by Cambridge in accordance with the terms thereof will: (i) subject to receipt of the Cambridge Stockholder Approval, conflict with or result in a breach of any provisions of the Charter Documents of Cambridge; (ii) violate, or conflict with, or result in a breach of any provision of, result in any acceleration of any rights or obligations under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or otherwise result in creation of a Lien or other detriment to Cambridge under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, Contract, agreement, joint venture or other instrument or obligation to which Cambridge or any Cambridge Subsidiary is a party, or by which Cambridge or any Cambridge Subsidiary or any of their respective properties or assets may be bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Cambridge or any of their respective properties or assets, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, (i) has not had a Cambridge Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

        (b)   Neither the execution and delivery by Cambridge of the Cambridge Transaction Agreements, the compliance by it with all of the provisions of and the performance by Cambridge of its obligations under the Cambridge Transaction Agreements to which Cambridge is a party, nor the consummation of the Transactions by Cambridge in accordance with the terms thereof, will require any Governmental Approvals other than the Regulatory Filings and (i) the filing of the Certificate of Merger and any other related subsequent filings with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (ii) the filings with the SEC of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; and (iii) any registration, filing or notification required pursuant to state securities or "blue sky" laws except where the failure to make or obtain such Governmental Approvals, individually or in the aggregate, (i) has not had a Cambridge Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. Except for the consents, approvals and notices listed in Section 5.4(b) of the Cambridge Disclosure Letter and the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by Cambridge of the Cambridge Transaction Agreements, the compliance by it with all of the provisions of and the performance by its obligations under the Cambridge Transaction Agreements, nor the consummation of the Transactions by Cambridge in accordance with the terms thereof will require any consent or approval of or notice to any Governmental Body, except where the failure to obtain any such consent or approval or provide any such notice, individually or in the aggregate, (i) has not had an Oxford Material Adverse Effect and (ii) would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

        Section 5.5 Board Approval. The Cambridge Board, at a meeting duly called and held, (a) determined that the Cambridge Transaction Agreements and the Transactions are advisable and in the best interests of the stockholders of Cambridge, (b) approved the Cambridge Transaction Agreements and the Transactions and (c) resolved to recommend that its stockholders approve the Merger and adopt the Agreement (the "Cambridge Board Recommendation"). The Cambridge Board has received the opinions of Morgan Stanley & Co. LLC and Goldman, Sachs & Co. (the "Cambridge Financial Advisors"), dated August 5, 2015, substantially to the effect that, as of such date, and subject to the assumptions made, matters considered and limitations set forth therein, the Consideration (as defined in such opinions) to be paid for the Purchased Equity Interests is fair, from a financial point of view, to Cambridge.

        Section 5.6 Vote Required. The only votes of the holders of any class or series of Capital Stock of Cambridge necessary to approve the Transactions are (a) the affirmative vote of the holders of a majority of the issued and outstanding shares of Cambridge Common Stock in favor of the adoption of this Agreement and (b) the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote, in each case in accordance with the Cambridge Certificate, the Cambridge Bylaws, the DGCL, the NYSE Listed Company Manual and other Laws, as applicable (the "Cambridge Stockholder Approval").

        Section 5.7 SEC Documents; Financial Statements.

        (a)   Cambridge and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since January 1, 2013, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the "Cambridge Reports"). As of its respective date, each Cambridge Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Cambridge Report that have been modified by an amendment to such report filed with the SEC prior to the date of this Agreement. Each of the consolidated balance sheets included in or incorporated by reference into the Cambridge Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Cambridge and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders' equity included in or incorporated by reference into the Cambridge Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows or changes in stockholders' equity, as the case may be, of Cambridge and its consolidated Subsidiaries for the periods set forth therein (the "Cambridge Financial Statements") (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        (b)   Cambridge has heretofore furnished to Oxford true and correct copies of all comment letters from the SEC since January 1, 2013, through the date of this Agreement with respect to any of the Cambridge Reports, together with all written responses thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Cambridge Reports, and, to the knowledge of Cambridge, none of the Cambridge Reports are subject to ongoing SEC review.

        (c)   Cambridge maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance to Cambridge regarding the reliability of Cambridge's financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. Cambridge has evaluated the effectiveness of Cambridge's internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Cambridge Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Cambridge has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to Cambridge's auditors and the audit committee (A) all "significant deficiencies" and "material weaknesses" in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Cambridge's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cambridge's internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Oxford prior to the date of this Agreement. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standard No. 5, as in effect on the date of this Agreement.

        (d)   Cambridge maintains disclosure controls and procedures (as defined in Rules 13a-15(e) of the Exchange Act) reasonably designed to ensure that all information required to be disclosed by Cambridge in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cambridge's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Cambridge required under the Exchange Act with respect to such reports.

        Section 5.8 Absence of Undisclosed Liabilities. To the knowledge of Cambridge, as of the date of this Agreement, Cambridge and Cambridge's Subsidiaries do not have any liabilities or obligations (whether or not accrued, contingent or otherwise) required by GAAP to be reflected on the consolidated balance sheet of Cambridge and Cambridge's Subsidiaries, except for liabilities and obligations: (a) reflected on or reserved against in the Cambridge Financial Statements as of March 31, 2015, (b) incurred in connection with this Agreement or in the Transactions, (c) incurred in the ordinary course of business consistent with past practice since March 31, 2015 or (d) that have not had, individually or in the aggregate, a Cambridge Material Adverse Effect

        Section 5.9 Absence of Certain Changes.

        (a)   From December 31, 2014, until the date of this Agreement, and except for the Transactions, Cambridge and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice.

        (b)   From December 31, 2014, until the date of this Agreement, there has been no change, development, event occurrence, effect or state of facts that has had a Cambridge Material Adverse Effect.

        Section 5.10 Taxes. Except as has not had, individually or in the aggregate, a Cambridge Material Adverse Effect:

        (a)   All Tax Returns required to be filed by or on behalf of Cambridge or any Cambridge Subsidiary have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings), and all such Tax Returns are true, correct, and complete in all material respects. All Taxes (whether or not shown on any Tax Return) required to be paid by Cambridge and the Cambridge Subsidiaries have been timely paid.

        (b)   Cambridge and the Cambridge Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Tax Authority all Taxes required to be so withheld and paid over.

        (c)   All material deficiencies asserted in writing or material assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of Cambridge and the Cambridge Subsidiaries have been fully paid, and no other material audits or material investigations by any Tax Authority relating to any Tax Returns of Cambridge or any Cambridge Subsidiary are in progress with respect to which Cambridge or any Cambridge Subsidiary has received written notice from a Tax Authority.

        (d)   There are no Liens for Taxes on the equity interests in any Cambridge Subsidiary or any of the assets of Cambridge and the Cambridge Subsidiaries, other than Permitted Liens.

        (e)   Cambridge and the Cambridge Subsidiaries have not engaged in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        Section 5.11 Information Supplied. None of the information supplied or to be supplied by Cambridge expressly for inclusion in (i) the Oxford Notice (including any amendments thereto), at the date first mailed to each of Oxford's stockholders or at the time of the Oxford Stockholder Meeting, (ii) the Form S-4 (including any amendments thereto), when the Form S-4 goes effective under the Securities Act, and (iii) any other document (including any amendments thereto) filed by Oxford or Holdco with the SEC that includes any information supplied or to be supplied by Cambridge in writing expressly for inclusion pursuant to this Agreement, at the time of such filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Cambridge makes no representation or warranty with respect to information or statements provided by or on behalf of Oxford or its Representatives for inclusion in the Oxford Notice (including any amendments thereto).

        Section 5.12 Financing. Cambridge has delivered to Oxford (i) a correct and complete fully executed copy of the commitment letter, dated as of August 6, 2015, between Cambridge and Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the "Commitment Letter") and (ii) a correct and complete fully executed copy of the fee letter referenced in the Commitment Letter (the "Fee Letter") (it being understood that such letter has been redacted to omit the fee amounts and market flex provisions therein and that the provisions redacted would not reasonably be expected to adversely affect the principal amount or availability of the debt financing being made available by the Financing Sources under the Commitment Letter for the purpose of financing the Transactions). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, each of the parties thereto (other than Cambridge) has committed to lend the amounts set forth therein (the provision of certain of such funds designated in the Commitment Letter for the purpose of financing the Transactions, but subject to the provisions of Sections 7.16 (a) and (b), the "Debt Financing," and collectively with all other commitments under the Commitment Letter, and any private or capital markets debt financing undertaken in replacement of all or any portion of any of the foregoing, the "Financing") for the purposes set forth in such Commitment Letter. Neither the Commitment Letter nor the Fee Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Cambridge, and to the knowledge of Cambridge, each of the other parties thereto, and enforceable against Cambridge, and, to the knowledge of Cambridge, each of the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to creditors' rights and general principles of equity. As of the date of this Agreement, there are no conditions precedent related to the funding of the full amount of the Debt Financing pursuant to the Commitment Letter, and there are no, and there are not contemplated to be any, agreements, side letters or arrangements relating to (x) the conditions precedent to the funding of the full amount of the Debt Financing or (y) any reduction of the amount of the Debt Financing, in each case other than as expressly set forth in the Commitment Letter. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or prevent a condition precedent from being satisfied, in each case on the part of Cambridge, or, to its knowledge, any other parties thereto, under the Commitment Letter (assuming, for such purpose, the accuracy of Oxford's Acquisition Agreement Representations (as defined in the Commitment Letter on the date hereof) and the satisfaction or waiver of all conditions precedent under Section 10.1 and Section 10.2 (other than those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)). As of the date of this Agreement, assuming, for such purpose, the accuracy of Oxford's Acquisition Agreement Representations (as defined in the Commitment Letter on the date hereof) and the satisfaction or waiver of all conditions precedent under Section 10.1 and Section 10.2 (other than those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Cambridge does not have any reason to believe that (I) any of the conditions to the Debt Financing will not be satisfied, or (II) the Debt Financing will not be available to Cambridge on the Closing Date. Cambridge has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing.

        Section 5.13 Solvency. Cambridge is not insolvent and will not be rendered insolvent as a result of the Transactions (giving effect to the Financing and payment of all related fees and expenses). For purposes hereof, the term "Cambridge" refers to Cambridge and its Subsidiaries, on a consolidated basis, and the term "solvency" means that: (a) the fair salable value of Cambridge's assets is in excess of the total amount of Cambridge's liabilities (including for purposes of this definition a reasonable estimate of contingent liabilities); (b) Cambridge is able to pay its debts and obligations in the ordinary course as they mature; and (c) immediately after the Closing, Cambridge will not have an unreasonably small amount of capital to carry on its business.

        Section 5.14 No Brokers. No broker, investment banker, financial advisor or other Person, other than the Cambridge Financial Advisors, the fees and expenses of which will be paid by Cambridge, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cambridge.

        Section 5.15 State Takeover Statutes. The Cambridge Board has taken all action necessary to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on "business combinations" set forth in Section 203 of the DGCL to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions.

        Section 5.16 Compliance with Laws; Permits.

        (a)   Except as has not had a Cambridge Material Adverse Effect, (i) neither Cambridge nor any Cambridge Subsidiary is, or since December 31, 2014, has been, in violation of any applicable Law, and no written claim is pending or, to the knowledge of Cambridge, threatened, by any Governmental Body with respect to any such matters.

        (b)   Except as has not had a Cambridge Material Adverse Effect, to the knowledge of Cambridge, Cambridge and its Subsidiaries hold or have obtained all Governmental Approvals that are necessary to entitle (i) Cambridge and its Subsidiaries to carry on and conduct their business to the extent currently conducted by them and (ii) Cambridge to invest, directly or indirectly, in its Subsidiaries (collectively, the "Cambridge Governmental Permits"). As of the date of this Agreement, Cambridge and its Subsidiaries are in compliance with all terms and conditions of the Cambridge Governmental Permits and all Cambridge Governmental Permits are valid and in full force and effect and there exists no default thereunder or breach thereof, in each case except as has not had, individually or in the aggregate, a Cambridge Material Adverse Effect. No Governmental Body has taken, or to the knowledge of Cambridge, threatened to take, any action to terminate, cancel or reform any Cambridge Governmental Permit, except as has not had a Cambridge Material Adverse Effect.

        (c)   As of the date of this Agreement, (i) there are no lawsuits, claims, suits or proceedings pending or, to the knowledge of Cambridge, threatened, against Cambridge or any of its Subsidiaries or any of their assets or properties, (ii) to the knowledge of Cambridge, no such investigations are pending or have been threatened by any Governmental Body and (iii) there are no lawsuits, claims, suits or proceedings against any director or officer of Cambridge or any of its Subsidiaries relating to the performance of their duties as directors or officers, as applicable, in each case, except as has not had a Cambridge Material Adverse Effect.

        (d)   No order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Body or any arbitral or other dispute resolution body has been issued or entered against Cambridge or any of its Subsidiaries or any of their respective assets or properties that has had, individually or in the aggregate, a Cambridge Material Adverse Effect.

        Section 5.17 Cambridge Benefit Plans.

        (a)   The Cambridge Benefit Plans comply in all material respects with the requirements of ERISA and the Code and with all other Laws of any applicable jurisdiction; the Cambridge Benefit Plans have been maintained and operated in all material respects in accordance with their terms; there are no pending or, to the knowledge of Cambridge, threatened claims against or otherwise involving any Cambridge Benefit Plan and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Cambridge Benefit Plan activities) has been brought against or with respect to any Cambridge Benefit Plans, in each case, except as would not reasonably be expected to result in any material liability; and all contributions, premiums and other payments required to have been made with respect to the Cambridge Benefit Plans have been timely made or provided for or accrued in accordance with GAAP.

        (b)   (i) Neither the execution of this Agreement nor the consummation of the Transactions shall cause any payments or benefits to any current or former employee, officer or director of Cambridge to either be subject to an excise Tax or to be non-deductible under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered; and (ii) the execution of and performance of the Transactions as contemplated by this Agreement will not (either alone or upon the occurrence of any additional subsequent event) constitute an event under any Benefit Plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Cambridge Affected Employee.

        (c)   Except as would not reasonably be expected to result in material liability to Cambridge or Holdco, Cambridge is in material compliance with all applicable Laws respecting employment and employment practices. The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement, and in connection with the execution of this Agreement and the consummation of the Transactions, either (i) Cambridge is not required to provide notice to or consult with or (ii) Cambridge has timely provided any required notice to or has timely completed any required consultation procedure with and, if applicable, has obtained an unconditional advice from, any labor union, works council or other labor organization or Governmental Body, pursuant to any Collective Bargaining Agreement to which Cambridge is a party or bound, or pursuant to applicable Laws.

        Section 5.18 No Other Representations. Except for the representations and warranties contained in this Article V or in any certificates delivered by Cambridge in connection with the Closing, Oxford acknowledges that neither Cambridge nor any Person on behalf of Cambridge makes any other express or implied representation or warranty with respect to Cambridge, its business or any Cambridge Subsidiary or with respect to any other information provided or made available to Oxford in connection with the Transactions, including information conveyed at management presentations, in the data room, or in due diligence sessions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HOLDCO

        Holdco represents and warrants to Oxford and Cambridge that:

        Section 6.1 Existence; Good Standing; Corporate Authority. Each of Holdco and MergerCo is a corporation or other legal entity duly organized, validly existing and duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Holdco or MergerCo to consummate the Transactions.

        Section 6.2 Authorization, Validity and Effect of Agreements. Each of Holdco and MergerCo has the requisite corporate or similar organizational power and authority to execute and deliver, and perform its obligations under, each of the Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery of, and the performance by each of Holdco and MergerCo of its obligations under the Agreement and the Ancillary Agreements Holdco and MergerCo is party to, and the consummation by Holdco and MergerCo of the Transactions, has been duly authorized by all requisite corporate or similar organizational action on behalf of Holdco and MergerCo, as applicable.

        Section 6.3 Capitalization.

        (a)   The shares of Holdco Common Stock to be issued in the Merger and the Contribution, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and free of preemptive rights, other than preemptive rights pursuant to applicable Laws or the Holdco Charter Documents.

        (b)   There is no statutory limit on the number of shares of Holdco Common Stock that Holdco can issue. As of the date of this Agreement, there is one (1) issued share of Holdco Common Stock. All issued shares of Holdco Common Stock are duly authorized, validly issued, fully paid and free of preemptive rights, other than preemptive rights pursuant to applicable Laws or the Holdco Charter Documents. Subject to the foregoing, there are no issued shares of Holdco Common Stock or other Capital Stock of Holdco. There are no options, stock appreciation rights, restricted stock units, phantom awards, performance awards, other compensatory equity-based awards, warrants, conversion rights, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate Holdco to issue transfer, sell or register any shares of Capital Stock of Holdco. From formation until immediately prior to Closing, except as contemplated by this Agreement, Holdco and MergerCo have conducted no business or operations of any kind and have existed solely for purposes of the Transactions.

        (c)   Holdco is the direct or indirect owner of all Capital Stock of MergerCo. All issued and outstanding Capital Stock of MergerCo is duly authorized and validly issued in accordance with applicable Laws and its Charter Documents and is fully paid (to the extent required by its Charter Documents), non-assessable (except to the extent such non-assessability may be affected by applicable Laws) and free of preemptive rights. There are no outstanding equity interests of Capital Stock which, and there are no options, stock appreciation rights, restricted stock units, phantom awards, performance awards, other compensatory equity-based awards, warrants, conversion rights, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate MergerCo to issue, transfer, sell or register any shares of Capital Stock of MergerCo. MergerCo does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders of MergerCo.

        Section 6.4 No Conflict.

        (a)   Neither the execution and delivery by Holdco or MergerCo of the Agreement and any Ancillary Agreement to which Holdco or MergerCo is a party, the compliance by Holdco and MergerCo with all of the provisions of and the performance by Holdco and MergerCo of their obligations under the Agreement and any Ancillary Agreements to which Holdco or Merger is a party, nor, subject to the filings and other matters referred to in Section 4.5(b) and Section 6.4(b), the consummation of the Transactions by Holdco and MergerCo in accordance with the terms thereof will: (i) result in a material breach of any provisions of the Charter Documents of Holdco or MergerCo; (ii) violate, or result in a material breach of, result in any acceleration of any rights or obligations under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or otherwise result in creation of a Lien (other than a Permitted Lien) under, any of the terms, conditions or provisions of, any material Contract to which Holdco or MergerCo is a party, or by which Holdco, MergerCo or any of their respective properties or assets is bound; or (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Holdco or MergerCo or any of their respective properties or assets, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Holdco or MergerCo to consummate the Transactions.

        (b)   Neither the execution and delivery by Holdco or MergerCo of the Agreement and any Ancillary Agreement to which Holdco or MergerCo is a party, the compliance by Holdco and MergerCo with all of the provisions of and the performance by Holdco and MergerCo of their obligations under the Agreement and any Ancillary Agreements to which Holdco or MergerCo is a party, nor the consummation of the Transactions by Holdco and MergerCo in accordance with the terms thereof, will require any Governmental Approvals other than the Regulatory Filings and (i) the filing of the Certificate of Merger and any other related subsequent filings with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (ii) the filings with the SEC of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; and (iii) any registration, filing or notification required pursuant to state securities or "blue sky" laws except where the failure to make or obtain such Governmental Approvals, individually or in the aggregate would not reasonably be expected to prevent or materially impair the ability of Holdco or MergerCo to consummate the Transactions. Except for the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by Holdco or MergerCo of the Agreement and any of the Ancillary Agreements to which Holdco or MergerCo is a party, the compliance by Holdco and MergerCo with all of the provisions of and the performance by Holdco and MergerCo of their obligations under the Agreement and the Ancillary Agreements to which Holdco or MergerCo is a party, nor the consummation of the Transactions by Holdco and MergerCo in accordance with the terms thereof will require any consent or approval of or notice to any third party under any material Contract, except where the failure to obtain any such consent or approval or provide any such notice, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Holdco or MergerCo to consummate the Transactions.

        Section 6.5 No Other Representations. Except for the representations and warranties contained in this Article VI or in any certificates delivered by Holdco and MergerCo in connection with the Closing, Cambridge and Oxford acknowledge that neither Holdco, MergerCo nor any person on behalf of Holdco or MergerCo makes any other express or implied representation or warranty with respect to Holdco or MergerCo or with respect to any other information provided or made available to Cambridge and Oxford, as applicable, in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms, or in due diligence sessions.

ARTICLE VII

COVENANTS AND AGREEMENTS OF THE PARTIES

        Section 7.1 Conduct of Oxford Business Pending Closing.

        (a)   From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, except as (i) set forth in the Oxford Disclosure Letter, (ii) any other provision of this Agreement expressly requires (including with regard to the Restructuring), (iii) required by applicable Laws, (iv) Cambridge shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned), Oxford shall, and shall cause each of the Target Companies to, (x) conduct the Business and operations related thereto in the ordinary course and in a manner consistent with past practice, (y) continue to make capital expenditures in the ordinary course and in a manner consistent with past practice and not delay in any material respect any scheduled or planned turnarounds, and (z) use its commercially reasonable efforts, in each case, to preserve intact the Business, the respective business organizations and goodwill of the Target Companies, to keep available the services of the respective officers and employees and contractors of the Target Companies to maintain satisfactory relationships with those Persons having business relationships with the Target Companies, including Governmental Bodies, customers and suppliers and to maintain the current rights and franchises of the Target Companies. Notwithstanding anything to the contrary in this Agreement (including this Section 7.1), (A) no action by Oxford or any of the Target Companies with respect to any specific exception specifically addressed by any provision of Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such provision of Section 7.1(b) and (B) the failure of Oxford or any Target Company to take any action prohibited by Section 7.1(b) shall not be deemed a breach of this Section 7.1(a).

        (b)   From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, except as (i) set forth in the Oxford Disclosure Letter; (ii) any other provision of this Agreement (including the Restructuring Steps Plan and Section 7.17) expressly requires (including with regard to the Restructuring), or (iii) required by applicable Laws, unless Cambridge has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, Oxford:

          (1)   shall cause the Target Companies not to amend or propose to amend any of their respective Charter Documents;

          (2)   shall not amend or propose to amend the Charter Documents of Holdco (provided that, for the avoidance of doubt, Holdco may make such amendments required by the Companies Act in order to re-register as a public limited company as contemplated by Article III in accordance with the Restructuring Steps Plan);

          (3)   shall not, and shall cause the Oxford Companies not to, deliver, sell, transfer, dispose of or subject to a Lien any shares of Capital Stock of any Purchased Company, or issue, deliver, sell or grant, or authorize to issue, deliver, sell or grant any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, any shares of Capital Stock of any Purchased Company;

          (4)   shall cause each Target Company not to issue, deliver, sell, grant, transfer, dispose of or subject to a Lien or authorize to deliver, sell, grant, transfer, dispose of or subject to a Lien, any shares of its Capital Stock or any Capital Stock of any other Target Company, or authorize to issue, deliver, sell, transfer, grant, dispose of or subject to a Lien, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for its Capital Stock or any shares of Capital Stock of any other Target Company, effect any stock split, subdivision, combination, reclassification or otherwise change its capitalization as it existed on the date of this Agreement;

          (5)   shall not (with respect to any Target Company employee), and shall cause the Target Companies not to (A) grant, confer or award any option, stock appreciation right, restricted stock unit, phantom award, performance award, other compensatory equity-based award, warrant, conversion right or other right to acquire any shares of any Capital Stock of any Target Company, or grant or issue any restricted stock or securities in any of the Target Companies, (B) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of any Capital Stock of any Target Company existing on the date of this Agreement, (C) with respect to any of the Target Companies' directors or employees, materially increase any compensation or benefits (D) adopt any material new employee benefit plan or agreement (including any stock option, stock benefit, stock purchase or other equity-based compensation plan or agreement) or materially amend any existing Oxford Benefit Plan, (E) negotiate, enter into, amend or terminate any Collective Bargaining Agreement, (F) waive, release, limit or condition any Restrictive Covenant obligation of current or former Target Company employee, (G) terminate the employment of any Target Company employee whose aggregate compensation exceeds $100,000 per year, other than for cause, (H) hire any Target Company employee whose aggregate compensation exceeds $100,000 per year, or (J) transfer or reassign any Target Company employee to a position outside of the Business;

          (6)   shall not, and shall cause the Target Companies not to, grant, confer or award to any Affected Employee any option, restricted stock units, phantom awards, stock appreciation rights, performance awards or other compensatory equity-based award or warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of the Capital Stock of the Oxford Companies, or grant or issue to any Affected Employee any restricted stock or securities in any of the Oxford Companies, or grant or issue to any Affected Employees any restricted stock or securities in any of the Oxford Companies;

          (7)   shall cause the Target Companies not to (A) declare, set aside or pay any dividend or make any other distribution, payment or return of capital (whether in cash, stock or property) with respect to any shares of the Capital Stock of the Target Companies (provided that (1) MLP may declare, set aside or pay its regular dividends in accordance with its Charter Documents and any Target Company that receives such a dividend may declare, set aside and pay as a cash dividend or pay as return of capital with respect to any shares of its Capital Stock the amount of such dividend, (2) Oxford Nitrogen and its Subsidiaries may declare, set aside and pay cash dividends or payments as return of capital with respect to any shares of its Capital Stock and any Target Company that receives such a dividend may declare, set aside and pay as a cash dividend or pay as return of capital with respect to any shares of its Capital Stock the amount of such dividend and (3) OCI Fertilizer Trading Limited may declare, set aside and pay cash dividends or payments as return of capital with respect to any shares of its Capital Stock and any of its direct or indirect parents that receives such a dividend may declare, set aside and pay as a cash dividend or pay as return of capital with respect to any shares of its Capital Stock the amount of such dividend) or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its Capital Stock or the Capital Stock of any other Target Company;

          (8)   shall cause the Target Companies not to, directly or indirectly, sell, transfer, lease, license, subject to a Lien (other than a Permitted Lien), surrender, relinquish or dispose of, or enter into a Contract to sell, transfer, lease, license, subject to a Lien (other than a Permitted Lien), surrender, relinquish or dispose of, any of the material assets, property or rights of the Target Companies as would result in aggregate consideration exceeding $15 million (other than (A) in the ordinary course of business consistent with past practice, (B) dispositions of equipment or inventory that is no longer used or useful in the Business, and (C) solely between Target Companies); provided that notwithstanding anything to the contrary in the clause (8), Oxford shall use commercially reasonable efforts to cause the Target Companies to maintain inventory at levels in the ordinary course of business consistent with past practice;

          (9)   shall cause the Target Companies not to, directly or indirectly, acquire or agree to acquire (by merging or consolidating with, or by share exchange, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other means) any Person (other than a Target Company) or division thereof for aggregate consideration exceeding $25 million;

          (10) shall cause the Target Companies not to materially change any of the material financial accounting principles or practices used by it except as may be required as a result of a change in IFRS, GAAP or applicable Laws (or authoritative interpretation thereof);

          (11) shall cause the Target Companies to use their commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage applicable to the Business;

          (12) shall cause the Target Companies not to (A) make, change or rescind any material election relating to Taxes, including material elections for joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (C) change, in any material respect, any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by applicable Laws;

          (13) shall cause the Target Companies not to (A) file any U.S. federal income or other material amended Tax Return, (B) settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any extension or waiver of the statute of limitations for any such material claim or assessment, (C) make, rescind or change any material Tax election, (D) change any annual Tax accounting period or method of Tax accounting, (E) enter into any closing agreement with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) modify or amend, or cause to be revoked, any Tax ruling;

          (14) shall cause the Target Companies not to create, incur, guarantee or assume any Indebtedness (other than intercompany Indebtedness solely among Target Companies), or issue or sell any debt securities or warrants or rights to acquire any of their debt securities or guarantee any debt securities of others, in each case other than (A) in connection with the refinancing of any Indebtedness of Oxford Nitrogen existing on the date of this Agreement (which refinancing shall be able to be repaid at the Closing, without delay, and shall neither (1) increase the amount of Indebtedness of Oxford Nitrogen by more than $250 million nor (2) impose any cost, penalty or premium on the prepayment of such Indebtedness unless Oxford agrees to bear the full amount of such cost, penalty or premium), (B) other Indebtedness in an amount not to exceed $250 million less the amount of any increase in the amount of Indebtedness of Oxford Nitrogen permitted in accordance with clause (14)(1) above in the aggregate (which Indebtedness shall be able to be repaid at the Closing, without delay, and shall not impose any cost, penalty or premium on the prepayment of such Indebtedness unless Oxford agrees to bear the full amount of such cost, penalty or premium) or (C) with respect to Natgasoline, the "Project Financing" contemplated by the Firewater One Term Sheet; provided that in no event shall Oxford cause or permit any of the Target Companies to incur Indebtedness pursuant to the foregoing clauses (A) and (B) to the extent any such incurrence would reasonably be expected to result in the failure of the condition set forth in Section 10.2(f);

          (15) shall cause the Target Companies not to make any material loans, advances or capital contributions to, or material investments in, any other Person, other than another Target Company;

          (16) shall cause the Target Companies not to, settle or compromise any pending or threatened legal proceeding or claim or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability in connection with any pending or threatened legal proceeding or claim, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities that would involve, individually or in the aggregate, payment of money by a Target Company not in excess of $25 million (net of any reserves therefor and of any insurance proceeds or indemnity, contribution or similar payments available to the Target Companies in respect of such settlement) which would not involve any admission of criminal wrongdoing or result in any material conduct requirement or restriction on a Target Company;

          (17) shall cause the Target Companies not to, (A) except in the ordinary course of business or as permitted by any other subsection of this Section 7.1(b), (1) modify or amend in any material respect, waive any material right under or terminate any Material Contract or (2) enter into any new agreement that would have been considered a Material Contract if it had been entered into at or prior to the date of this Agreement, (B) enter into any time Change Orders (as defined in the

  Wever EPC Contract) that will delay the scheduled Provisional Acceptance Date beyond December 31, 2016, or (C) permit any Target Company to enter into any Contract with a Related Person;

          (18) shall cause the Target Companies not to make any payments or other distributions to any Related Person other than payments to employees of the Target Companies in the ordinary course of business consistent with past practice;

          (19) shall cause the Target Companies not to, directly or indirectly, (A) make any material changes in their respective cash management policies, (B) accelerate collection of any notes or accounts receivable or other amounts due from third parties in advance of their regular due date in the ordinary course of business or (C) delay payment of any note or account payable or other amounts due to third parties beyond its due date or the date when such payment would have been paid in the ordinary course of business or, except with respect to payments being contested in good faith;

          (20) shall cause the Target Companies not to adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of any Target Company; and

          (21) (A) shall not, directly or indirectly, agree in writing or otherwise to take any of the prohibited actions described in this Section 7.1(b) that refer to Oxford and (B) shall cause the Target Companies not to agree in writing or otherwise to take any of the prohibited actions described in this Section 7.1(b) that refer to such Target Companies.

        Section 7.2 Conduct of Cambridge Business Pending Closing. From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, except as (a) set forth in the Cambridge Disclosure Letter, (b) any other provision of this Agreement expressly permits or requires or (c) required by applicable Laws, unless Oxford has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, Cambridge:

            (i)  shall not, and shall cause its Subsidiaries not to, consummate, or enter into any agreement to consummate, any merger, acquisition or similar transaction that would reasonably be expected to adversely affect or materially delay the ability of Cambridge or any other Party to obtain any consent, registration, approval, authorization, clearance, no-action letter or other permit necessary or advisable to be obtained from any third party or any Governmental Body in order to consummate the Merger and the other Transactions;

           (ii)  other than granting, conferring or awarding of any Cambridge Stock Awards to employees, directors and consultants of Cambridge in the ordinary course of business, shall not issue, deliver, sell, grant, transfer, dispose of or subject to a Lien or authorize to deliver, sell, grant, transfer, dispose of or subject to a Lien, any shares of its Capital Stock, or authorize to issue, deliver, sell, transfer, grant, dispose of or subject to a Lien, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for its Capital Stock, effect any stock split, subdivision, combination, reclassification or otherwise change its capitalization as it existed on the date of this Agreement, in each case except pursuant to the due exercise of Cambridge Stock Options in accordance with their terms or the settlement of other Cambridge Stock Awards in accordance with their terms, in each case that are outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement;

          (iii)  shall not, directly or indirectly, amend or propose to amend the Charter Documents, or any similar business entity formation or governing document, of Cambridge or Holdco (provided that, for the avoidance of doubt, Holdco may make such amendments required by the Companies Act in order to re-register as a public limited company as contemplated by Article III in accordance with the Restructuring Steps Plan);

          (iv)  shall not(A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its Capital Stock other than quarterly dividends payable by Cambridge, in an amount per share not to exceed its most recent quarterly per share dividend and with the timing of such dividend to be consistent with past practice or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its Capital Stock except in the case of this clause (B) in an aggregate amount per fiscal quarter which, when taken together with the aggregate amount of all dividends or other distributions by Cambridge during such fiscal quarter, would not exceed $250 million;

           (v)  shall not adopt or implement a plan of complete or partial liquidation or a dissolution, re-structuring, re-capitalization or other reorganization of Cambridge; and

          (vi)  shall not agree in writing or otherwise to take any of the prohibited actions described in this Section 7.2.

        Section 7.3 Control of Operations. Without in any way limiting any Party's rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Cambridge or Oxford, directly or indirectly, the right to control or direct the other's (or, in the case of Cambridge, the right to control or direct any Target Company's) operations prior to the Effective Time and (b) prior to the Effective Time, each of Cambridge and Oxford shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        Section 7.4 No Solicitation by Oxford.

        (a)   Oxford shall, shall cause its Subsidiaries to and shall use reasonable best efforts to cause Oxford's and its Subsidiaries' Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal for Oxford, (ii) use reasonable best efforts to have all copies of all non-public information that Oxford, its Subsidiaries and Oxford's or its Subsidiaries' Representatives have previously furnished or distributed on or prior to the date of this Agreement to any such Person promptly returned or destroyed, and (iii) from the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, (A) not terminate, waive, amend, release or modify any provision of any confidentiality agreement or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal for Oxford, and (B) use reasonable best efforts to enforce any such agreement; provided that if the Oxford Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, Oxford may waive any such standstill agreement solely to the extent necessary to permit a third party to make, on a confidential basis to the Oxford Board, an Acquisition Proposal for Oxford, conditioned upon such third party agreeing that Oxford shall not be prohibited from providing any information to Cambridge (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 7.4.

        (b)   From the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, Oxford shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause Oxford's and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for Oxford (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 7.4 and to limit its conversation or other communication exclusively to such referral), (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal for Oxford or that would require Oxford to abandon, terminate or fail to consummate the Transactions, (iii) enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a Party) any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal for Oxford, (iv) approve, recommend or endorse any Acquisition Proposal for Oxford, or (v) resolve, agree or propose to do any of the foregoing.

        (c)   Notwithstanding anything to the contrary contained in this Section 7.4, if at any time after the date of this Agreement and prior to obtaining the Oxford Stockholder Approval, Oxford, any of its Subsidiaries or any of its or their respective Representatives, receives a bona fide, unsolicited written Acquisition Proposal for Oxford from any Person that did not result from Oxford's, its Subsidiaries' or its or their respective Representatives' knowing or intentional breach of this Section 7.4, and if the Oxford Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal for Oxford and that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, then Oxford, its Subsidiaries and its and their respective Representatives may, (A) furnish or disclose, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Oxford and its Subsidiaries (including the Target Companies) to the Person who has made such Acquisition Proposal and its Representatives; provided that Oxford shall concurrently with the delivery to such Person provide to Cambridge any non-public information concerning the Target Companies or the Business that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Cambridge and (B) enter into, initiate, continue or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. Oxford shall promptly (and in any event within twenty-four (24) hours) notify Cambridge in writing if Oxford furnishes non-public information or enters into discussions or negotiations as provided in this Section 7.4(c).

        (d)   Oxford shall promptly (and in any event within twenty-four (24) hours) notify Cambridge in writing of its receipt, directly or indirectly, of an Acquisition Proposal for Oxford or a proposal or offer that is reasonably likely to lead to an Acquisition Proposal for Oxford or any inquiry or request for discussions or negotiations relating to a possible Acquisition Proposal for Oxford. Such notice shall indicate the identity of the Person or group making such Acquisition Proposal or such inquiry, request, proposal or offer and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter Oxford shall keep Cambridge promptly informed of the status of such Acquisition Proposal and any material changes to the terms thereof.

        (e)   Except as expressly permitted by this Section 7.4(e), the Oxford Board shall not (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Cambridge, the Oxford Board Recommendation or (B) adopt, approve or recommend to stockholders of Oxford, or publicly propose to adopt, approve or recommend to stockholders of Oxford, an Acquisition Proposal for Oxford (any action described in this clause (i) being referred to as an "Oxford Adverse Recommendation Change"), or (ii) authorize, cause or permit Oxford or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to any Acquisition Proposal for Oxford (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.4(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Oxford Stockholder Approval is obtained, but not after, the Oxford Board may make an Oxford Adverse Recommendation Change under clause (A) of such definition if and only if, both (1) solely in response to an Intervening Event or a Superior Proposal for Oxford and (2) prior to taking such action, the Oxford Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Oxford Board's fiduciary duties under applicable Law; provided, however, that prior to making such Oxford Adverse Recommendation Change, (x) Oxford has given Cambridge at least five (5) Business Days' prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, (y) Oxford has negotiated, and has caused its Representatives to negotiate, in good faith with Cambridge during such notice period, to the extent Cambridge wishes to negotiate, to enable Cambridge to propose revisions to the terms of this Agreement such that it would permit the Oxford Board not to make an Oxford Adverse Recommendation Change pursuant to this Section 7.4(e) and (z) upon the end of such notice period, the Oxford Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Cambridge, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Oxford Board's fiduciary duties under applicable Law.

        Section 7.5 No Solicitation by Cambridge.

        (a)   Cambridge shall, shall cause its Subsidiaries to and shall use reasonable best efforts to cause Cambridge's and its Subsidiaries' Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal for Cambridge, (ii) use reasonable best efforts to have all copies of all non-public information that Cambridge, its Subsidiaries and Cambridge's or its Subsidiaries' Representatives have previously furnished or distributed on or prior to the date of this Agreement to any such Person promptly returned or destroyed, and (iii) from the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, (A) not terminate, waive, amend, release or modify any provision of any confidentiality agreement or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal for Cambridge, and (B) use reasonable best efforts to enforce any such agreement; provided that if the Cambridge Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, Cambridge may waive any such standstill agreement solely to the extent necessary to permit a third party to make, on a confidential basis to the Cambridge Board, an Acquisition Proposal for Cambridge, conditioned upon such third party agreeing that Cambridge shall not be prohibited from providing any information to Oxford (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 7.5.

        (b)   From the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, Cambridge shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause Cambridge's and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for Cambridge (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 7.5 and to limit its conversation or other communication exclusively to such referral), (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal for Cambridge or that would require Cambridge to abandon, terminate or fail to consummate the Transactions, (iii) enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a Party) any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition

Proposal for Cambridge, (iv) approve, recommend or endorse any Acquisition Proposal for Cambridge, or (v) resolve, agree or propose to do any of the foregoing.

        (c)   Notwithstanding anything to the contrary contained in this Section 7.5, if at any time after the date of this Agreement and prior to obtaining the Cambridge Stockholder Approval, Cambridge, any of its Subsidiaries or any of its or their respective Representatives, receives a bona fide, unsolicited written Acquisition Proposal for Cambridge from any Person that did not result from Cambridge's, its Subsidiaries' or its or their respective Representatives' knowing or intentional breach of this Section 7.5, and if the Cambridge Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal for Cambridge and that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, then Cambridge, its Subsidiaries and its and their respective Representatives may, (A) furnish or disclose, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Cambridge and its Subsidiaries to the Person who has made such Acquisition Proposal and its Representatives; provided that Cambridge shall concurrently with the delivery to such Person provide to Oxford any non-public information concerning Cambridge or its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Oxford and (B) enter into, initiate, continue or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. Cambridge shall promptly (and in any event within twenty-four (24) hours) notify Oxford in writing if Cambridge furnishes non-public information or enters into discussions or negotiations as provided in this Section 7.5(c).

        (d)   Cambridge shall promptly (and in any event within twenty-four (24) hours) notify Oxford in writing of its receipt, directly or indirectly, of an Acquisition Proposal for Cambridge or a proposal or offer that is reasonably likely to lead to an Acquisition Proposal for Cambridge or any inquiry or request for discussions or negotiations relating to a possible Acquisition Proposal for Oxford. Such notice shall indicate the identity of the Person or group making such Acquisition Proposal or such inquiry, request, proposal or offer and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter Cambridge shall keep Oxford promptly informed of the status of such Acquisition Proposal and any material changes to the terms thereof.

        (e)   Except as expressly permitted by this Section 7.5(e), the Cambridge Board shall not (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Oxford, the Cambridge Board Recommendation or (B) adopt, approve or recommend to stockholders of Cambridge, or publicly propose to adopt, approve or recommend to stockholders of Cambridge, an Acquisition Proposal for Cambridge (any action described in this clause (i) being referred to as a "Cambridge Adverse Recommendation Change"), or (ii) authorize, cause or permit Cambridge or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to any Acquisition Proposal for Cambridge (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Cambridge Stockholder Approval is obtained, but not after, the Cambridge Board may make a Cambridge Adverse Recommendation Change under clause (A) of such definition if and only if, prior to taking such action, both (1) solely in response to an Intervening Event or an Superior Proposal and (2) the Cambridge Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Cambridge Board's fiduciary duties under applicable Law; provided, however, that prior to making such Cambridge Adverse Recommendation Change, (x) Cambridge has given Oxford at least five (5) Business Days' prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, (y) Cambridge has negotiated, and has caused its Representatives to negotiate, in good faith with Oxford during such notice period, to the extent Oxford wishes to negotiate, to enable Oxford to propose revisions to the terms of this Agreement such that it would permit the Cambridge Board not to make a Cambridge Adverse Recommendation Change pursuant to this Section 7.5(e) and (z) upon the end of such notice period, the Cambridge Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Oxford, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Cambridge Board's fiduciary duties under applicable Law.

        (f)    Nothing contained in this Section 7.5 shall prohibit Cambridge or the Cambridge Board from (i) taking and disclosing to Cambridge's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or (ii) making any disclosures to its stockholders if the Cambridge Board determines in good faith that the failure to make such disclosure would be inconsistent with the Cambridge Board's fiduciary duties to Cambridge's stockholders under applicable Law; provided, however, that (A) in no event shall this Section 7.5(f) affect the other obligations specified in this Section 7.5 and (B) any such disclosure (other than issuance by Cambridge of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Cambridge Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Cambridge Adverse Recommendation Change unless the Cambridge Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Cambridge Board without making or disclosing any Cambridge Adverse Recommendation Change.

        Section 7.6 Preparation of the Proxy Statement and Form S-4; Provision of Oxford Financial Statements; Cambridge and Oxford Stockholder Meetings.

        (a)   Cambridge shall, as promptly as reasonably practicable, prepare and file, subject to receipt of all financial statements and other information required to be provided by Oxford hereunder, with the SEC (i) a proxy statement (together with any supplement or amendment thereto, the "Proxy Statement"), which Cambridge shall file with the SEC, relating to the meeting of Cambridge's stockholders to be held for the purpose of obtaining the Cambridge Stockholder Approval (such meeting, the "Cambridge Stockholder Meeting") in accordance and in compliance with the Exchange Act and the rules and regulations thereunder and (ii) the Form S-4, which Holdco shall file with the SEC, and in which the Proxy Statement and Oxford Notice will be included as prospectuses. Each of the Parties will cooperate in the preparation of the Proxy Statement and Form S-4. Oxford shall as promptly as reasonably practicable furnish to Cambridge and Holdco in writing, for inclusion in the Proxy Statement and Form S-4, all information concerning Oxford required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement and Form S-4, as may be reasonably requested by Cambridge. Cambridge, Holdco and Oxford shall notify one another promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Form S-4 or for additional information related to the Proxy Statement or Form S-4 and will promptly supply one another with copies of all correspondence between Cambridge, Holdco, Oxford or any of their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff or any state securities commission, on the other hand, with respect to the Proxy Statement or Form S-4 or the Transactions. Prior to filing or mailing the Proxy Statement or Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Cambridge shall provide Oxford with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. No filing of, or amendment or supplement to, the Proxy

Statement or Form S-4 shall be made by Cambridge or Holdco without first providing Oxford a reasonable opportunity to review and comment thereon and considering in good faith any such comments from Oxford. If at any time prior to the Closing, any information relating to Cambridge or Oxford or any of their respective Affiliates, directors or officers, should be discovered by Cambridge or Oxford which should be set forth in an amendment or supplement to the Proxy Statement or Form S-4, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and disseminated to the stockholders of Cambridge, in each case to the extent required by applicable Laws. Each of the Parties shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after its filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. The applicable Party shall advise the other Parties promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or the suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement or Form S-4 has been included therein by Cambridge and Holdco, if applicable, Cambridge shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its stockholders of record, as of the record date established by the Cambridge Board pursuant to Section 7.6(d) and set forth in the Proxy Statement. In addition to the foregoing, the Parties shall use their respective reasonable best efforts to take any action (other than qualifying to do business in a jurisdiction in which it is not now so qualified) required to be taken under any applicable state or provincial securities Laws in connection with the issuance and reservation of shares of Holdco Common Stock in the Merger. Cambridge shall be solely responsible for all filing fees and printing and mailing expenses incurred by or on behalf of Cambridge and Holdco in connection with the Proxy Statement, Form S-4 and the Cambridge Stockholder Meeting.

        (b)   As promptly as reasonably practicable after the date of this Agreement, except as otherwise provided in Section 7.6(c) or Section 7.14(b), Oxford shall furnish to Cambridge and Holdco all information concerning it, the Business, its Affiliates and the Target Companies (including a description of the Business, customary management's discussion and analysis of financial condition and results of operations, a discussion of quantitative and qualitative disclosures of market risk and the information necessary for Cambridge and Holdco to prepare any required pro forma financial statements) as may be reasonably requested and as required by the applicable rules of the SEC and other Laws, and such other information as the SEC or any other Governmental Body may reasonably request or require, in connection with the preparation of the Proxy Statement and Form S-4. All information supplied by or on behalf of Oxford for inclusion or incorporation by reference in the Proxy Statement and Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

        (c)   Oxford shall deliver to Cambridge and Holdco:

            (i)  on or before November 5, 2015 or, if available prior to such date, when they become available, audited combined balance sheets of the Target Companies as of December 31, 2014 and December 31, 2013;

           (ii)  on or before November 5, 2015 or, if available prior to such date, when they become available, audited combined statements of income and cash flows of the Target Companies for the years ended December 31, 2014 and December 31, 2013 and unaudited combined statements of income and cash flows of the Target Companies for the year ended December 31, 2012 (the audited financial statements in this Section 7.6(c)(i)-(ii), the "Business Audited Financial Statements");

          (iii)  such interim unaudited financial statements of the Target Companies required to be included in the Proxy Statement and Form S-4, which, for the avoidance of doubt, shall include providing interim unaudited financial statements of the Target Companies as of and for the six months ending June 30, 2015 no later than November 5, 2015 or, if available prior to such date, when they become available (the interim financial statements in this Section 7.6(c)(iii), the "Business Interim Financial Statements"); and

          (iv)  such other audited and unaudited financial statements of and information regarding the Business and the Target Companies, to the extent required for the Proxy Statement and Form S-4, and any reports, attestations or similar documents by Oxford's auditor to be included in the Proxy Statement and Form S-4.

The Business Audited Financial Statements, Business Interim Financial Statements and the other information provided pursuant to this Section 7.6(c) shall be prepared in accordance with IFRS-IASB, except that the financial information required to be provided in connection with the preparation of pro forma financial statements of Cambridge or Holdco shall be prepared in accordance with GAAP.

        (d)   As promptly as reasonably practicable following the date on which the Form S-4 is declared effective, subject to Oxford's timely performance of its obligations set forth in Section 7.6(a) , but subject to Section 7.6(g), Cambridge shall take all action in accordance with the federal securities Laws, the DGCL, the Cambridge Certificate and the Cambridge Bylaws necessary to establish a record date for, duly call, give notice of, convene and hold the Cambridge Stockholder Meeting as soon as reasonably practical for purposes of seeking the Cambridge Stockholder Approval. Cambridge may adjourn or postpone the Cambridge Stockholder Meeting only (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by applicable Laws to be disseminated to its stockholders is so disseminated or (ii) if there are insufficient shares of Cambridge Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Cambridge Stockholder Meeting. Except as expressly permitted by Section 7.5, Cambridge shall include the Cambridge Board Recommendation in the Proxy Statement and solicit and use reasonable best efforts to obtain the Cambridge Stockholder Approval at the Cambridge Stockholder Meeting. For the avoidance of doubt, Cambridge shall not be required to hold the Cambridge Stockholder Meeting if this Agreement is validly terminated in accordance with Article XI.

        (e)   Oxford shall, as promptly as reasonably practicable, prepare a notice together with a shareholders circular (together with any supplement or amendment thereto, the "Oxford Notice") relating to the meeting of Oxford's stockholders to be held for the purpose of obtaining the Oxford Stockholder Approval (such meeting, the "Oxford Stockholder Meeting") in accordance and in compliance with Dutch Laws and the Oxford Articles of Association (including the rules of Euronext Amsterdam). Each of the Parties will cooperate in the preparation of the Oxford Notice. Prior to mailing or otherwise making available to Oxford's stockholders the Oxford Notice (or any amendment or supplement thereto), Oxford shall provide Cambridge with a reasonable opportunity to review and comment on the Oxford Notice and all documents attached thereto. As promptly as reasonably practicable following the date on which the Form S-4 is declared effective, but subject to Section 7.6(g), Oxford shall take all action in accordance with Dutch Laws and the Oxford Articles of Association necessary to establish a record date for, duly call, give notice of, convene and hold the Oxford Stockholder Meeting as soon as reasonably practical for purposes of seeking the Oxford Stockholder Approval. Oxford may postpone the Oxford Stockholder Meeting only to the extent necessary to ensure that any supplement or amendment to the Oxford Notice that it determines in good faith is required by applicable Laws to be disseminated to its stockholders is so disseminated (it being understood that, pursuant to Dutch Law, any such postponement may require Oxford to cancel, establish a new record date for, duly call, give notice anew of, convene and hold the Oxford Stockholder Meeting). Except as expressly permitted by Section 7.4, Oxford shall include the Oxford Board Recommendation in the Oxford Notice and solicit and use reasonable best efforts to obtain the Oxford Stockholder Approval at the Oxford Stockholder Meeting. For the avoidance of doubt, Oxford shall not be required to hold the Oxford Stockholder Meeting if this Agreement is validly terminated in accordance with Article XI. Oxford shall be solely responsible for all filing fees and printing and mailing expenses incurred by or on behalf of Oxford in connection with the Oxford Notice.

        (f)    The Parties shall cooperate with and keep one another informed on a current basis regarding their respective solicitation efforts and voting results following the dissemination of the Proxy Statement or Oxford Notice to their respective stockholders.

        (g)   Notwithstanding anything to the contrary in this Section 7.6, the Parties will use their respective reasonable best efforts to hold the Oxford Stockholder Meeting and the Cambridge Stockholder Meeting on the same date.

        Section 7.7 Notification.

        (a)   From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, (i) Cambridge shall give prompt notice to Oxford of the occurrence or non-occurrence of any change, development, event, occurrence, effect or state of facts whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 10.3(a), Section 10.3(b) or Section 10.3(c) not to be satisfied at any time from the date of this Agreement to the Closing Date, and (ii) Oxford shall give prompt notice to Cambridge of the occurrence or non-occurrence of any change, development, event, occurrence, effect or state of facts whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 10.2(a), Section 10.2(b) or Section 10.2(c) not to be satisfied at any time from the date of this Agreement to the Closing Date; provided that any failure to give notice in accordance with the foregoing shall not in and of itself constitute a violation of this Agreement (including this Section 7.7) or the failure of any condition set forth in Section 10.2 or Section 10.3 to be satisfied.

        (b)   From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, each Party shall make available to the other a copy of (i) any written notice or other written communication received by such Party or any of its Subsidiaries from any third party alleging that the consent of such third party is or may be required in connection with the Merger or the other Transactions, if there is a reasonable likelihood that the failure to obtain such consent would have a material impact on such Party or on the timing of the consummation of the Merger or the other Transactions, (ii) any written notice or other written communication between any Governmental Body and such Party or any of its Subsidiaries in connection with the Merger or the other Transactions and (iii) any material suits, actions, proceedings or investigations commenced or, to such Party's knowledge, threatened that relate to this Agreement, the Merger or the other Transactions. Any Party making available a copy of any document pursuant to this Section 7.7(b) may redact therefrom such information as would, in such Party's and its outside legal counsel's reasonable judgment, (i) cause significant competitive harm to such Party or any of its Subsidiaries if the Transactions are not consummated or disclose references concerning the valuation of the Transactions, (ii) jeopardize the attorney-client or other legal privilege of such Party or any of its Subsidiaries or (iii) conflict with any (A) Law applicable to such Party or any of its Subsidiaries or the assets, or operation of the business, of such Party or any of its Subsidiaries or (B) Contract to which such Party or any of its Subsidiaries is a party or by which any of the its or their assets or properties are bound; provided, however, that in such instances such Party shall when providing the redacted copy of such document contemporaneously inform the other Party of the general nature of the information being redacted and, upon the other Party's request, reasonably cooperate with the other Party to provide such redacted information, in whole or in part, in a manner that would not cause any such competitive harm (including by entering in to a "clean team" or similar agreement), jeopardize any such privilege (including by entering into a common interest or joint defense agreement) or conflict with any such Law or Contract.

        (c)   No notification or making available of information contemplated by this Section 7.7 shall affect the representations, warranties, covenants or agreements of the Parties, the conditions to the obligations of the Parties or the other remedies available to the Party receiving such notification.

        Section 7.8 Employee Matters

        (a)   With respect to any Benefit Plans in which any individual who is employed as of the Effective Time by Cambridge and its Subsidiaries or by the Target Companies and who remains employed by Cambridge and its Subsidiaries or by the Target Companies (such employees collectively the "Affected Employees") first becomes eligible to participate on or after the Effective Time, and in which such Affected Employee did not participate prior to the Effective Time (the "New Plans"), Holdco shall, or shall cause its Subsidiaries (subject to applicable Laws and applicable tax qualification requirements) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their eligible dependents under any New Plans in which such Affected Employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Cambridge Benefit Plan or Oxford Benefit Plan, as the case may be; (ii) provide each Affected Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Cambridge Benefit Plan or Oxford Benefit Plan (to the same extent that such credit was given under the analogous Cambridge Benefit Plan or Oxford Benefit Plan, as applicable, prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Affected Employee may be eligible to participate after the Effective Time for the same plan year; and (iii) recognize all service of the Affected Employees with Cambridge and Oxford and their respective Affiliates for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan (to the extent recognized under the corresponding Cambridge Benefit Plan or Oxford Benefit Plan); provided that the foregoing shall not apply for purposes of benefit accrual under defined benefit plans or to the extent it would result in duplication of benefits.

        (b)   Notwithstanding anything in this Agreement to the contrary, after the Effective Time, the terms and conditions of employment for any Affected Employee whose employment is subject to a Collective Bargaining Agreement that binds Holdco or its Subsidiaries after the Effective Time shall be governed by such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law.

        (c)   With respect to any individual who is employed as of the Effective Time by Cambridge and its Subsidiaries or the Target Companies and who becomes an employee of Holdco or its Subsidiaries or remains an employee of the Target Companies following the Effective Time, Holdco shall assume in its entirety or cause its Subsidiaries to honor all obligations under, any change in control severance agreement between such individuals and Cambridge or a Cambridge Subsidiary.

        (d)   Subject to Section 7.8(a), no provision of this Section 7.8 shall be construed as a limitation on the right of Holdco and its Subsidiaries to amend or terminate any specific Cambridge Benefit Plan or Target Benefit Plan that Cambridge or Oxford would otherwise have under the terms of such Cambridge Benefit Plan or Target Benefit Plan, or shall any provision of this Section 7.8 be construed to require the continuation of the employment of any particular Affected Employee. The provisions of this Section 7.8 are solely for the benefit of the Parties, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Section 7.8 of this Agreement, and nothing herein shall be construed as an amendment to any Oxford

Benefit Plan, Cambridge Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

        (e)   Oxford and Cambridge shall consult each other in good faith and in a reasonably timely manner in advance of any material communications with Affected Employees or their Representatives regarding the impact of the Transactions on the Affected Employees, including the impact on Oxford Benefit Plans or Cambridge Benefit Plans.

        (f)    Oxford and Cambridge have taken and/or shall take all steps necessary to comply with any information or consultation requirements with any labor union, works council, labor organization or employee representative body regarding the Transactions prior to the Closing, whether pursuant to any Collective Bargaining Agreement to which Oxford, Cambridge, any of their respective Subsidiaries is a party to or bound by or pursuant to applicable Law, including for the avoidance of doubt the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit fusiegedragsregels 2000 ter bescherming van de belangen van werknemers) and the Dutch Works Council Act (Wet op de Ondernemingsraden), which require Oxford to inform and invite certain trade unions for consultation prior to entering into this agreement and to inform and consult with the Oxford Nitrogen works council prior to the Closing. If any of the employee representative bodies wishes to discuss or make their consultation or opinion conditional upon any commitment, forward-looking statement, condition, obligation, requirement, undertaking or modification, Oxford and Cambridge shall discuss in good faith whether to accommodate this. Oxford and Cambridge shall use commercially reasonable efforts to resolve any outstanding issues in this respect and to address any concerns or conditions of such employee representative bodies, without any binding obligation to address any concerns or agree on any conditions.

        (g)   For a period of one (1) year from and after the Closing Date, Oxford shall not, and shall not permit any of its controlled Affiliates or any of its and their respective Representatives to, directly or indirectly, (i) cause, induce or attempt to cause or induce any employee of Holdco and its Subsidiaries or a Target Company to terminate such relationship; (ii) in any way interfere with the relationship between Holdco and its Subsidiaries and the Target Companies and any of their respective employees; or (iii) hire, retain, employ or otherwise engage or attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise, any employee of Holdco and its Subsidiaries or the Target Companies; provided, however, that Oxford shall not be precluded from hiring, retaining, employing or otherwise engaging any Person who responds to general or public solicitation not targeted at employees of Holdco and its Subsidiaries or the Target Companies.

        Section 7.9 Access; Confidentiality.

        (a)   From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, Oxford shall, and shall cause the Target Companies to, subject to applicable Laws relating to the sharing of information and upon reasonable advance notice, afford Cambridge's Representatives reasonable access, during normal business hours, to its personnel, properties, books and records and contracts of the Target Companies and, during such period, Oxford shall, and shall cause the Target Companies to, furnish promptly to the other all information concerning the Business, the Target Companies and their properties and personnel as may reasonably be requested by Cambridge; provided that such access shall not include any right to conduct environmental sampling or testing at any of the Oxford Real Property; provided, further, that all access and furnishing of information contemplated by this Section 7.9 shall be conducted in such a manner as not to interfere unreasonably with the normal operations of Oxford or the Target Companies.

        (b)   From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, Cambridge shall, and shall cause its Subsidiaries to, subject to applicable Laws relating to the sharing of information and upon reasonable advance notice, afford Oxford's Representatives reasonable access, during normal business hours, to its personnel, properties, books and records and Contracts and, during such period, Cambridge shall, and shall cause its Subsidiaries to, furnish promptly to the other all information concerning its and their businesses, properties and personnel as may reasonably be requested by Oxford; provided that such access shall not include any right to conduct environmental sampling or testing at any Cambridge real property; provided, further, that all access and furnishing of information contemplated by this Section 7.9(b) shall be conducted in such a manner as not to interfere unreasonably with the normal operations of Cambridge or its Subsidiaries.

        (c)   All information exchanged pursuant to Section 7.9(a) or Section 7.9(b) shall be governed by the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 7.9, no Party or any of its Subsidiaries shall be required to provide any access, or furnish any information, if doing so would, in such Party's and its outside legal counsel's reasonable judgment, (i) cause significant competitive harm to such Party or any of its Subsidiaries if the Transactions are not consummated or disclose references concerning the valuation of the Transactions, (ii) jeopardize the attorney-client or other legal privilege of such Party or any of its Subsidiaries or (iii) conflict with any (A) Law applicable to such Party or any of its Subsidiaries or the assets, or operation of the business, of such Party or any of its Subsidiaries or (B) Contract to which such Party or any of its Subsidiaries is a party or by which any of the its or their assets or properties are bound; provided, however, that in such instances such Party shall promptly inform the other Party of the general nature of the information being withheld and, upon the other Party's request, reasonably cooperate with the other Party to provide such access or furnish such information, in whole or in part, in a manner that would not cause any such competitive harm (including by entering in to a "clean team" or similar agreement), jeopardize any such privilege (including by entering into a common interest or joint defense agreement) or conflict with any such Law or Contract. No access provided or information furnished pursuant to Section 7.9(a) or Section 7.9(b) shall affect the representations, warranties, covenants or agreements of the Parties, the conditions to the obligations of the Parties or the other remedies available to the other Party to which such access was provided or such information was furnished.

        (d)   Cambridge and Oxford agree that their respective obligations under the Confidentiality Agreement shall continue and remain in effect until the Closing, upon which such obligations shall expire. In the event that this Agreement is terminated pursuant to the terms hereof prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms or, if later, for one (1) years from the date of such termination.

        (e)   From and after the Closing, Oxford shall not, and Oxford shall cause the Oxford Companies and its and their respective Representatives not to, divulge or convey to any third party or use any Target Confidential Information; provided, however, that any such Person may furnish such portion (and only such portion) of Target Confidential Information as such Person reasonably determines they are legally obligated to disclose if: (i) they receive a request to disclose all or any part of the Target Confidential Information under the terms of a subpoena, civil investigative demand or order issued by or for the benefit of a Governmental Body; (ii) to the extent not inconsistent with such request and permissible under applicable Law, the recipient notifies Holdco of the existence, terms and circumstances surrounding such request and consults with Holdco on the advisability of taking steps available under applicable Laws to resist or narrow such request; (iii) the recipient discloses only that portion of the Target Confidential Information as it reasonably determines it is legally obligated to disclose; and (iv) if so requested by Holdco, the recipient cooperates with Holdco and otherwise exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Target Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order. Any cooperation or other exercise of efforts pursuant to the foregoing clause (iv) shall be undertaken at Holdco's sole cost and expense.

        (f)    From and after the Closing, Holdco shall not, and Holdco shall cause its Subsidiaries (including the Target Companies and Cambridge) and its and their respective Representatives not to, divulge or convey to any third party or use any Oxford Confidential Information; provided, however, that any such Person may furnish such portion (and only such portion) of Oxford Confidential

Information as such Person reasonably determines they are legally obligated to disclose if: (i) they receive a request to disclose all or any part of the Oxford Confidential Information under the terms of a subpoena, civil investigative demand or order issued by or for the benefit of a Governmental Body; (ii) to the extent not inconsistent with such request and permissible under applicable Law, the recipient notifies Oxford of the existence, terms and circumstances surrounding such request and consults with Oxford on the advisability of taking steps available under applicable Laws to resist or narrow such request; (iii) the recipient discloses only that portion of the Oxford Confidential Information as it reasonably determines it is legally obligated to disclose; and (iv) if so requested by Oxford, the recipient cooperates with Oxford and otherwise exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Oxford Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order. Any cooperation or other exercise of efforts pursuant to the foregoing clause (iv) shall be undertaken at Oxford's sole cost and expense.

        (g)   For a period of ten (10) years after the Closing Date or such other period required by applicable Laws, Holdco shall, and shall cause the Target Companies to, (i) preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of each Target Company (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations, collectively the "Target Records") relating to the conduct and operations of the Business prior to the Closing Date and (ii) afford to Oxford and Oxford's accountants, counsel and other Representatives reasonable access to inspect and copy during regular business hours, upon reasonable advance notice, any such Target Records. During such ten (10)-year period, Holdco (or its successors and assigns) shall not, and shall cause the Target Companies not to, destroy or dispose of or allow the destruction or disposition of any Target Record, without first having offered in writing to deliver such Target Records to Oxford. Holdco and the Target Companies (or their respective successors and assigns) shall be entitled to destroy or dispose of the Target Records only if (i) Oxford shall have failed to request delivery of such Target Records within forty-five (45) days after receipt of the written offer described in the preceding sentence or (ii) Oxford shall have requested copies of such Target Records within such forty-five (45) day period and Holdco shall have delivered such Target Records to Oxford (which delivery shall be at Oxford's sole cost and expense).

        (h)   For a period of ten (10) years after the Closing Date or such other period required by applicable Laws Oxford shall (i) preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of each Target Company (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations, collectively the "Oxford Records") relating to the conduct and operations of the Business prior to the Closing Date in Oxford's possession and (ii) afford to Holdco and Holdco's accountants, counsel and other Representatives reasonable access to inspect and copy during regular business hours, upon reasonable advance notice, any such Oxford Records. During such ten (10)-year period, Oxford (or its successors and assigns) shall not destroy or dispose of or allow the destruction or disposition of any Oxford Record, without first having offered in writing to deliver such Oxford Records to Holdco. Oxford (or its successors and assigns) shall be entitled to destroy or dispose of the Oxford Records only if (i) Holdco shall have failed to request delivery of such Oxford Records within forty-five (45) days after receipt of the written offer described in the preceding sentence or (ii) Holdco shall have requested copies of such Oxford Records within such forty-five (45) day period and Oxford shall have delivered such Oxford Records to Holdco (which delivery shall be at Holdco's sole cost and expense).

        Section 7.10 Reasonable Best Efforts; Regulatory Filings and Other Actions.

        (a)   Each Party shall use its reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Section 10.1 and (in the case of Oxford) Section 10.2 or (in the case of Cambridge) Section 10.3 to be satisfied and to consummate and make effective the Merger and the other Transactions as soon as practicable, including using its reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Bodies and officials and parties to Contracts with Cambridge, Oxford or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the Merger and the other Transactions. Notwithstanding the foregoing, none of Oxford, any of its Subsidiaries or any Affiliates shall have any obligation to agree to amend or modify any Contract or pay any fees, costs or expenses to any third party in connection with obtaining any such waivers, permits, consents, approvals, authorizations, qualifications or orders. Each Party shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 7.10(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information hereunder, and (ii) in seeking, as promptly as practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders. Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.10(b)), each Party agrees to make any filings required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable Antitrust Laws with respect to the Merger and the other Transactions as promptly as practicable and to supply as promptly as practicable to the appropriate Governmental Bodies any additional information and documentary material that may be requested by such Governmental Bodies pursuant to the HSR Act, the EU Merger Regulation or such other applicable Antitrust Laws. All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act, the EU Merger Regulation and such other applicable Antitrust Laws, as applicable. All filing fees payable to Governmental Bodies in connection with the foregoing shall be borne exclusively by Cambridge, and Cambridge shall promptly reimburse Oxford and its Affiliates for any such fees paid by such Persons in connection with this Agreement, the Merger and the other Transactions.

        (b)   In furtherance, and without limiting the generality, of the foregoing, the Parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as practicable, which filings are required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable Antitrust Laws with respect to the Merger and the other Transactions, (B) provide or cause to be provided as promptly as practicable to the other Parties all necessary information and assistance as any Governmental Body may from time to time require of such Party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Merger and the other Transactions by a Governmental Body pursuant to the HSR Act, the EU Merger Regulation or other applicable Antitrust Laws and (C) provide or cause to be provided as promptly as practicable all assistance and cooperation to allow the other Parties to prepare and submit any such filings or submissions required to be submitted under the HSR Act, the EU Merger Regulation or other applicable Antitrust Laws, including providing to the other Parties any information that the other Parties may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Body in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other Parties and in good faith take the other Parties' views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other Parties prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Bodies with respect to such antitrust, competition, fair trade or similar clearances. Cambridge shall be permitted to take the lead in all joint meetings and communications with any Governmental Body in connection with obtaining any necessary antitrust, competition, fair trade or similar clearances; provided that Cambridge shall have complied with its obligations under the other provisions of this Section 7.10. Each Party shall permit the other Parties to review and discuss in advance, and shall consider in good faith the views of the other Parties in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Bodies. Each Party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Body with respect to the Merger and the other Transactions, including promptly notifying the other of any material communication it receives from any Governmental Body relating to any review or investigation of the Merger and the other Transactions under the HSR Act, the EU Merger Regulation or other applicable Antitrust Laws. The Parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Oxford and its Subsidiaries or Cambridge and its Subsidiaries, as applicable; (2) as necessary to comply with any Contract or applicable Laws or orders; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

        (c)   Cambridge and Oxford shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the Merger and the other Transactions by any Antitrust Authority, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable Antitrust Law that may be asserted by any Antitrust Authority or any other Person so as to enable the Parties to consummate and make effective the Merger and the other Transactions as soon as practicable, and in any event prior to the End Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their Subsidiaries, assets, properties, leases or businesses, the entrance into, or the amendment, modification or termination of, any Contracts, ownership rights, supply agreements, tolling agreements or other arrangements, and other remedies (each a "Divestiture") in order to obtain such approvals and to avoid the entry of, and to avoid the commencement of litigation or other legal proceedings seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other applicable Law in any suit or other legal proceeding, which could otherwise have the effect of materially delaying or preventing the consummation of the Merger or any of the other Transactions. In addition, Cambridge and Oxford shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits so as to enable the Parties to consummate and make effective the Merger and the other Transactions as soon as practicable (and in any event prior to the End Date) any claim asserted in court or an administrative or other tribunal by any Antitrust Authority or other Person under applicable Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) or other applicable Law that could prevent or materially delay the Closing from occurring as soon as practicable; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the Parties to comply with their obligations under the terms of this Section 7.10. Notwithstanding the foregoing or any other provision of this Agreement, neither Cambridge nor Oxford nor any of their respective Subsidiaries or Affiliates shall be required to agree to Divestiture if (i) such Divestiture is not conditioned on the consummation of the Merger and the other Transactions or (ii) such Divestiture would constitute a Burdensome Condition. In the event of any conflict between Section 7.10(a), Section 7.10(b) or Section 7.10(c), the provisions of this Section 7.10(c) shall, which respect to the matters addressed in this Section 7.10(c), supersede the provisions of Section 7.10(a) and Section 7.10(b). For purposes of this Agreement, one or more Divestitures shall constitute a "Burdensome Condition" if and to the extent such Divestitures would, individually or in the aggregate with all other Divestitures taken together, either (i) reasonably be expected to result (after giving effect to any net after-tax proceeds or other benefits reasonably expected to result from any such Divestiture) in adverse valuation effects (measured on a net present value basis) to (A) the business, results of operations or financial condition of (x) the Target Companies, (y) Cambridge or its Subsidiaries either before or after giving effect to the Merger and the other Transactions or (z) Holdco or its Subsidiaries after giving effect to the Merger and the other Transactions or (B) any anticipated benefits (net of any costs associated with or relating to such anticipated benefits so affected) reasonably expected to result to Holdco, Cambridge, the Target Companies and their respective Subsidiaries from the Merger or the other Transactions, that, in the case of (A) and (B), individually or in the aggregate exceed $100,000,000 or (ii) require Cambridge, Oxford or any of their respective Subsidiaries or Affiliates to divest, sell, dispose, assign, license any rights with respect any property, plant or equipment having a Fair Market Value in excess of $100,000,000; provided, further, that for purposes of this Agreement, "Fair Market Value" is based on the value that a willing buyer would pay a willing seller independent of the Merger or any of the other Transactions.

        (d)   Each Party shall and shall cause its Subsidiaries to respond as promptly as practicable to any inquiries or requests for information and documentary material received from any Governmental Body in connection with any antitrust or competition matters related to this Agreement and the Transactions. Cambridge and Oxford shall not, and shall cause each of their respective Subsidiaries not to, (i) agree to extend any waiting period or to refile under the DPA or any Antitrust Laws (except with the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed), or (ii) enter into any agreement with any Governmental Body to not consummate the Merger and the other Transactions.

        (e)   Cambridge and Oxford each shall, upon request by the other and subject to applicable Laws relating to the sharing of information, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Cambridge and Oxford or any of their respective Subsidiaries to any third party and/or any Governmental Body in connection with the Merger and the other Transactions.

        Section 7.11 Insurance. Holdco acknowledges that coverage for the Target Companies under the insurance policies listed on Section 7.11 of the Oxford Disclosure Letter will cease as of the Closing Date. Following the Closing, Oxford agrees to cooperate with Holdco and the Target Companies in making claims under such insurance policies with respect to material occurrences, accidents, incidents or claims regarding the Target Companies that occurred between the date of this Agreement and prior to the Closing Date, and shall use its commercially reasonable efforts to obtain and remit promptly any recoveries (net of any expenses, incurred in obtaining such recoveries, including collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) under such insurance policies with respect thereto, to the extent actually received by any Oxford Company, to Holdco; provided that the foregoing shall not apply with respect to claims under any such policies to the extent such claims relate to any interruption in the business of the Target Companies, except OCI Fertilizer International B.V. and its Subsidiaries (other than OCI Fertilizer Trading Limited, OCI Fertilizer Trade & Supply B.V. and OCI Trade Holding B.V.), prior to the Closing. Following the Closing, Holdco shall, and shall cause its Subsidiaries (including the Target Companies) to, use commercially reasonable efforts to obtain and remit promptly any recoveries (net of any expenses incurred in obtaining such recoveries, including collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums, and net of any portion of such recoveries attributable to the reasonable cost of maintenance during the period of interruption (including those required by Section 7.1(a)(y))) under such insurance policies with respect to claims relating to any interruption in the business of the Target Companies, except OCI Fertilizer International B.V. and its Subsidiaries (other than OCI Fertilizer Trading Limited, OCI Fertilizer Trade & Supply B.V. and OCI Trade Holding B.V.), prior to the Closing, to the extent actually received by Holdco or any of its Subsidiaries (including the Target Companies), to Oxford or Oxford's designee.

        Section 7.12 Public Announcements. The Parties will (a) consult with each other before issuing any press release or otherwise making any public announcement or statement with respect to this Agreement, the Merger or any of the other Transactions, (b) provide each other a reasonable opportunity to review and comment upon any such press release, public announcement or statement,

(c) shall consider in good faith the others' comments to any such press release, public announcement or statement and (d) not issue any such press release or make any such public announcement or statement prior to such consultation, review, comment and consideration, except to the extent (a) as any Party may be required to do by applicable Laws, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case such Party will, to the extent practicable, promptly inform the other Parties in writing in advance of such compelled disclosure) and (b) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties for issuance to the public pursuant to this Section 7.12.

        Section 7.13 Listing Application. Cambridge and Holdco shall use their reasonable best efforts to promptly prepare and submit to the NYSE a listing application covering the shares of Holdco Common Stock to be issued pursuant to this Agreement and shall use their reasonable best efforts to obtain, prior to the Closing, approval for the listing of such shares, subject to official notice of issuance.

        Section 7.14 Cooperation with Financial Reporting; Additional Financial Statements.

        (a)   Oxford shall, within sixty-five (65) calendar days following the Closing, furnish all historical, annual and interim audited and unaudited financial statements required to be filed in a Form 8-K amendment (the "Form 8-K/A") to be filed by Holdco pursuant to Item 9.01 of Form 8-K on or before the date that is seventy-one (71) calendar days after its filing of an 8-K announcing the Effective Time (which in turn must be filed by Holdco within four (4) Business Days following the Effective Time). Oxford shall use its reasonable best efforts to provide Holdco with any other financial information with respect to the Target Companies necessary to prepare, and will reasonably cooperate with Holdco's preparation of, pro forma financial statements required to be included in such Form 8-K/A.

        (b)   After the date of the filing of the Form S-4, Oxford will furnish to Cambridge as soon as available and in any event (x) within forty (40) calendar days after the end of each calendar quarter (other than the last quarter of the year) which ends prior to the Closing Date, an unaudited combined balance sheet of the Target Companies as of the end of that fiscal quarter and the related unaudited statements of income, and in the case of the second quarter only, the related unaudited statements of cash flows, for that fiscal quarter and for the interim period ending as of that fiscal quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Target Companies' previous fiscal year and (ii) prepared in accordance with IFRS-IASB, it being understood that such quarterly financial statements for the first and third quarters of the year need not be reviewed by the auditors of the Target Companies unless otherwise required for purposes of any such financial statements to be provided under Section 7.6(c), Section 7.14(a) or Section 7.16 and (y) within forty (40) calendar days after the end of each calendar quarter (other than the last quarter of the year) which ends prior to the Closing Date the information, including financial information prepared in accordance with GAAP, necessary for Cambridge and Holdco to prepare pro forma financial statements in accordance with Regulation S-X of the SEC as of the end of that fiscal quarter and for such interim period and corresponding portion of the previous year. Oxford will furnish to Cambridge as soon as available and in any event within eighty-five (85) calendar days after the end of each calendar year which ends prior to the Closing Date, an audited combined balance sheet of the Target Companies as of the end of that fiscal year and the related audited statements of income and cash flows for that fiscal year and for the Target Companies' prior fiscal year prepared in accordance with IFRS-IASB, together with the information, including financial information prepared in accordance with GAAP, necessary for Cambridge and Holdco to prepare pro forma financial statements in accordance with Regulation S-X of the SEC as of the end of that fiscal year and for such fiscal year and the prior year.

        Section 7.15 Section 16 Matters. Prior to the Effective Time, Holdco and Cambridge shall take all such actions as may be required to cause any dispositions of Cambridge Common Stock (including derivative securities thereof) or acquisitions of Holdco Common Stock (including derivative securities thereof) resulting from the Transactions by each Person who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated thereunder.

        Section 7.16 Cambridge Financing.

        (a)   Cambridge shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing, including using reasonable best efforts to (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof (except for replacements thereof not prohibited by this Section 7.16(a) or Section 7.16(b)); (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter (including any "market flex" provisions in respect thereof) or on other terms not prohibited by this Section 7.16(a) or Section 7.16(b) or not materially less favorable, in the aggregate, to Cambridge (as determined in the reasonable judgment of Cambridge) than the terms and conditions contained in the Commitment Letter, to the extent such definitive agreements are executed and delivered prior to the Closing, maintain in effect such definitive agreements; (iii) satisfy (or, if deemed advisable by Cambridge, seek a waiver of) on a timely basis all conditions in the Commitment Letter and such definitive agreements within the control of Cambridge and required to be satisfied by it and otherwise comply in all material respects with all terms applicable to Cambridge in such definitive agreements; (iv) upon satisfaction or waiver (by the applicable party that is the beneficiary of such condition precedent in the Commitment Letter or the definitive agreements, as applicable) of all of the conditions precedent under Section 10.1 and Section 10.2 (other than those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), draw a sufficient amount of the Debt Financing or any other financing to enable Cambridge to consummate the Merger, it being understood that, notwithstanding the foregoing, the receipt of the Debt Financing or any other financing by Cambridge is not a condition to Cambridge's obligation to consummate the Merger on the terms and conditions set forth herein (subject to the terms of Article X); and (v) upon satisfaction or waiver (by the applicable party that is the beneficiary of such condition precedent in the Commitment Letter or the definitive agreements, as applicable), of all the conditions precedent under Section 10.1 and Section 10.2 (other than those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), enforce the funding obligations rights under the Commitment Letter or such definitive agreements in the event of a failure to fund by the Financing Sources that would impede or delay the Closing.

        (b)   In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Transactions, Cambridge shall promptly notify Oxford and shall use its reasonable best efforts to arrange and to obtain from alternative sources upon terms and conditions (including any market flex provisions) not materially less favorable, in the aggregate, to Cambridge (as determined in the reasonable judgment of Cambridge) than those contained in the Commitment Letter ("Alternative Financing"), an amount sufficient, when taken together with (x) amounts of financing otherwise obtained and available at the Closing and (y) other financial resources of Cambridge (including its cash on hand and marketable securities readily convertible into cash, in each case, that are available at the Closing), to consummate the Merger, it being understood and agreed that if Cambridge proceeds with any Alternative Financing, Cambridge shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. For purposes of this Agreement, (1) the term "Debt Financing" shall be deemed to include any Alternative Financing, and (2) the term "Commitment Letter" shall be deemed to include the Commitment Letter as amended, restated, supplemented or otherwise modified in a manner not prohibited by Section 7.16(a) or this Section 7.16(b), and any commitment letter with respect to the Alternative Financing. Cambridge shall promptly deliver to Oxford correct and complete copies of all agreements (redacted to omit the fee amounts and market flex provisions therein in the event such agreement is a fee letter) pursuant to which any such alternative source shall have committed to provide Cambridge with any portion of such Alternative Financing. Cambridge shall give Oxford prompt notice of any material breach (of which Cambridge becomes aware) by any party to the Commitment Letter or of any termination, waiver, amendment, restatement or other modification of the Commitment Letter. Cambridge shall keep Oxford reasonably informed of the status of its efforts to arrange the Financing. Cambridge shall not amend, restate, waive, or modify, or agree to amend, restate, waive or modify, the Commitment Letter in any manner that would (A) impose new or additional conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Debt Financing, (B) reduce the aggregate principal amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing if such changes would reduce the aggregate principal amount of the Debt Financing), below the amount required, taken together with (x) amounts of financing otherwise obtained and available at the Closing, and (y) other financial resources of Cambridge (including its cash on hand and marketable securities readily convertible into cash, in each case, that are available at the Closing), to consummate the Merger or (C) individually or in the aggregate with all other such amendments, modifications or waivers, reasonably be expected to materially adversely affect the ability of Cambridge to enforce its rights against other parties to the Commitment Letter or the definitive agreements with respect to the Debt Financing, or would reasonably be expected to prevent or impair or delay the ability of Cambridge to consummate the Transactions, in each case with respect to the foregoing clauses (A), (B) and (C) without the prior written consent of Oxford; provided, that no consent from Oxford shall be required for any amendment, restatement, waiver or modification of the Commitment Letter that (v) is limited to adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement, (w) implements or exercises any "market flex" or other similar provisions provided in the Fee Letter as in effect on the date of this Agreement, (x) increases the commitments or the amount of indebtedness thereunder, (y) reduces the commitments or the amount of indebtedness thereunder not constituting part of the Debt Financing or (z) reduces the commitments or the amount of indebtedness thereunder by the amount of proceeds actually received from any private or capital markets debt financing in replacement thereof and available at the Closing.

        (c)   From and after the date of this Agreement and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article XI, Oxford shall, and shall cause its controlled Affiliates (including Holdco if it is a Controlled Affiliate at such time) and the Target Companies to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide, on a timely basis, in each case subject to Cambridge's reimbursement and indemnification obligations in this Section 7.16(c) and Section 7.16(d), such reasonable assistance and cooperation as is customary and reasonably requested by Cambridge and/or the Financing Sources in connection with Cambridge's obtaining, marketing and arrangement of the Financing, including:

            (i)  furnishing Cambridge and the Financing Sources and their respective Representatives with (A) all historical financial information regarding the Business, Oxford and the Target Companies reasonably requested by Cambridge or the Financing Sources in order to market and consummate the Financing, including the historical financial statements required to be delivered pursuant to the Commitment Letter (in which, for purposes of this Section 7.16, the term "IFRS" shall be deemed to mean IFRS-IASB), and the information necessary for Cambridge to prepare pro forma financial statements required to be delivered pursuant to the Commitment Letter (in each case as in effect on the date hereof, or any similar provisions pursuant to any amendments to the Commitment Letter in a manner not prohibited by Section 7.16(a) or Section 7.16(b) or pursuant to any Alternative Financing) (provided that Oxford shall not be required to provide any audited financial statements for fiscal years prior to 2013), and (B) such other information regarding the Business, Oxford and the Target Companies as may be reasonably requested by Cambridge, the Financing Sources or their respective agents to prepare customary bank information memoranda, lender and investor presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act), and registration statements and prospectuses (including on Form S-1) under the Securities Act, including (x) customary "management's discussion and analysis of financial condition and results of operations" disclosure regarding the Business and (y) such other information and data as are otherwise reasonably necessary in order to receive customary "comfort" letters with respect to the financial statements and data referred to in this clause (i), including as to customary negative assurance and change period comfort and other materials in connection with a syndicated bank financing or other debt offering in connection with the Financing (including information reasonably requested by such Persons so as to permit Cambridge to prepare the "Projections" contemplated by the Commitment Letter) (all information required to be delivered pursuant to this clause (i) being referred to collectively as the "Required Information");

           (ii)  furnishing Cambridge with documentation and other information reasonably requested by such Financing Sources required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act to the extent reasonably requested by Cambridge or such Financing Sources at least ten (10) Business Days prior to the Closing Date;

          (iii)  using reasonable efforts to participate (including by making members of senior management, certain Representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders, underwriters, initial purchasers and purchasers of, the Financing), due diligence sessions, presentations and "road shows", drafting sessions and sessions with rating agencies in connection with the syndication or other marketing of the Financing, in each case upon reasonable advance notice and at mutually agreed times;

          (iv)  reasonably cooperating with the Financing Sources' and their respective agents' due diligence, including providing reasonable access to documentation reasonably requested by such Persons in connection with lending or capital markets transactions;

           (v)  reasonably cooperating with the marketing efforts for any portion of the Financing, including using reasonable best efforts to ensure that any syndication effort benefits materially from any existing lending and investment banking relationship;

          (vi)  reasonably aiding in the preparation of documentation, including bank information memoranda, lender and investor presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act), and registration statements and prospectuses (including on Form S-1) under the Securities Act (including, in the case of bank information memoranda, offering memoranda and private placement memoranda, the delivery of customary authorization and representation letters), rating agency presentations, road show presentations and written offering materials and similar documents used to complete such Financing, in each case, to the extent information contained therein relates to the Business, Oxford and the Target Companies and is customarily included in such documents;

         (vii)  using reasonable best efforts to cause Oxford's certified independent auditors to provide (A)(x) consent to use of their reports in any materials relating to the Financing, including offering memoranda that include or incorporate Oxford's consolidated financial information and their reports thereon and (y) auditors' reports and customary comfort letters with respect to financial information included in the Required Information in customary form, including as to customary negative assurance and change period comfort, and (B) other customary documentation and assistance (including reasonable assistance in the preparation of pro forma financial statements by Cambridge) (for the avoidance of doubt, the auditors will provide such documents and assistance in advance of the Effective Time in connection with any part of the Financing);

        (viii)  using reasonable best efforts to provide information in the preparation of documents for Closing, to the extent such information pertains to Oxford, the Business or the Target Companies;

          (ix)  to the extent that Holdco or its Subsidiaries, in each case when a controlled Affiliate of Oxford, or any Target Company is to be party to any definitive agreements in respect of the Financing following the Effective Time and the relevant signatories will continue in office post-Closing, providing (including using reasonable best efforts to obtain such documents from its advisors) customary certificates, corporate authorizations, or other customary closing documents and definitive agreements as may be reasonably requested by Cambridge or the Financing Sources;

           (x)  taking all actions reasonably necessary in connection with the payoff of existing Indebtedness (excluding any Indebtedness permitted to be outstanding on the Closing Date, if any) of any Target Company at the Closing and the release of any related Lien at the Closing (including, without limitation, obtaining customary payoff letters, security agreement and lien terminations, mortgage releases, UCC releases and authorization letters, release and delivery of possessory collateral, termination of control agreements and other instruments of release or discharge, and delivery of notices of prepayment or redemption); provided that the effectiveness of any such documents shall be subject to delivery of sufficient funds by Cambridge or, at or substantially simultaneously with the Closing, Holdco to Oxford or the applicable borrower;

          (xi)  providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about Oxford or its Subsidiaries or their respective Affiliates or securities;

         (xii)  informing Cambridge if the Oxford Board or a committee thereof, Oxford's chief financial officer or any other executive officer of Oxford concludes that any previously issued financial statements included or intended to be used in the Required Information should no longer be relied upon;

        (xiii)  informing Cambridge promptly if any member of the Oxford Board or any executive officer of Oxford shall have knowledge of any facts as a result of which a restatement of any of Oxford's or its Subsidiaries' financial statements is probable; and

        (xiv)  taking all actions to remove all recorded mechanics' Liens of record on the Oxford Real Property.

Notwithstanding the foregoing, it is understood and agreed that Oxford, its controlled Affiliates and the Target Companies (i) shall not be required to take any action that would require them to incur any other cost or expense that is not reimbursed promptly by Cambridge pay any commitment or similar fee, incur any actual or potential liability, or provide or agree to provide any indemnity, in each case in connection with the Financing or any cooperation provided pursuant to this Section 7.16(c). In no event shall Oxford and its controlled Affiliates be required by the terms of this Section 7.16(c) to: (A) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of Oxford and its Subsidiaries or controlled Affiliates; (B) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Charter Documents of Oxford, its Subsidiaries or controlled Affiliates, any applicable Laws, or any Contract to which Oxford, its Subsidiaries or controlled Affiliates is a party; or (C) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Financing, including any pledge or security documents or closing certificates, other than those applicable only to Holdco or its Subsidiaries, in each case when a controlled Affiliate of Oxford, or the Target Companies, and that are effective no earlier than, and conditioned on the occurrence of, the Closing. Oxford hereby consents to the reasonable use of Oxford's, its controlled Affiliates' and the Target Companies' trademarks, service marks and logos in connection with the Financing; provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage Oxford or its controlled Affiliates and the Target Companies or the reputation or goodwill of

Oxford or its Affiliates and the Target Companies, and on such other customary terms and conditions as shall be mutually agreed.

        (d)   Cambridge shall from time to time, promptly upon request by Oxford, reimburse Oxford for all documented and reasonable out-of-pocket costs and expenses (including reasonable professional fees and expenses) incurred by Oxford, its Subsidiaries, its controlled Affiliates and their respective Representatives in connection with the Financing, including in connection with this cooperation of Oxford, its controlled Affiliates and their respective Representatives contemplated by Section 7.16(c) (other than any cost and expenses incurred in connection with the covenant set forth in Section 7.16(c)(xiv)), and shall indemnify and hold harmless Oxford, its Subsidiaries and controlled Affiliates and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs and expenses suffered or incurred by any of them in connection with claims asserted by a Financing Source in connection with the arrangement of the Financing and costs and expenses incurred in defending such claims, and any information used in connection therewith, except (i) to the extent suffered or incurred as a result of such indemnitee's or such indemnitee's respective Representatives' gross negligence, bad faith, willful misconduct or material breach of this Agreement, or (ii) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons expressly for use in connection herewith or the Financing.

        (e)   All non-public or otherwise confidential information regarding Oxford or its Affiliates obtained by Cambridge, Holdco, their Financing Sources or their Representatives pursuant to this Section 7.16 shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be shared (x) on a non-public basis with participants in the Financing who enter into confidentiality arrangements customary for financing transactions of the same type as the applicable Financing and (y) on a confidential basis with rating agencies; provided, however, that such information may be included in bank information memoranda, lender and investor presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act).

        Section 7.17 Intercompany Obligations. Other than pursuant to this Agreement (including the Restructuring Steps Plan), the Ancillary Agreements and the intercompany obligations described in Section 7.17 of the Oxford Disclosure Letter, Oxford shall take such actions as may be necessary so that, as of the Closing Date, all liabilities, Indebtedness or other obligations owed between the Business or the Target Companies, on the one hand, and Oxford or any Related Person, on the other hand, shall be settled, discharged or released in accordance with the Restructuring Steps Plan, without any remaining liability of any kind on the part of any Target Company, except to the extent of any liability that shall be settled pursuant to Section 1.9 of this Agreement and the Restructuring Steps Plan. Oxford and Cambridge acknowledge and agree (on behalf of themselves and on behalf of each of their Affiliates) that all Contracts between the Business or the Target Companies, on the one hand, and Oxford or any Related Person, on the other hand, other than pursuant to this Agreement, the Ancillary Agreements and the intercompany obligations described in Section 7.17 of the Oxford Disclosure Letter, shall be deemed terminated as of the Closing Date and of no further force or effect, without any remaining liability of any kind on the part of any Target Company as result of or in connection with such termination or otherwise, and Oxford and Cambridge shall cause each of their Affiliates not to take any action or assert any claim that is inconsistent with such deemed termination.

        Section 7.18 Operational Matters. At Cambridge's request and expense, Oxford shall use reasonable best efforts to cooperate in good faith with Cambridge with respect to the actions set forth on Section 7.18 of the Oxford Disclosure Letter; provided that neither the failure to complete such actions prior to the Closing, nor the results of any such actions, shall be the basis for the failure of any condition to the Closing set forth in Article X to be satisfied.

        Section 7.19 Oxford Indebtedness.

        (a)   At Cambridge's request, Oxford shall use reasonable efforts to cooperate with Holdco to permit Holdco to cause IFCO to issue not earlier than the Effective Time a notice of optional redemption for all of the Series 2013 Bonds pursuant to the requisite provisions of the Indenture and the Bond Financing Agreement.

        (b)   At the written request of Cambridge at least ten (10) days prior to the Closing, Oxford shall, in respect to each credit facility of a Target Company (excluding any Indebtedness permitted to be outstanding on the Closing Date, if any), obtain at the Closing a payoff letter (or written confirmation that no amounts are then outstanding and, if applicable, that all commitments have been terminated under such credit facility) from the agents under such credit facilities in form and substance reasonably satisfactory to Cambridge; provided that the effectiveness of any such documents shall be subject to delivery of sufficient funds by Cambridge to Oxford or the applicable borrower to the extent delivery of such funds is required pursuant to the terms of this Agreement.

        Section 7.20 Convertible Bonds.

        (a)   Oxford and Cambridge agree that the Transactions constitute a sale or transfer of substantially all of the assets of Oxford to Holdco within the terms of Condition 6(m) of the Convertible Bonds and, accordingly, the provisions of Condition 6(m) of the Convertible Bonds shall be applicable.

        (b)   Oxford, Cambridge and Holdco shall take such action as may be necessary to ensure that at or around the Effective Time: (i) Holdco shall be substituted in place of Oxford as the issuer of the Convertible Bonds in accordance with Clause 15.2 of the Convertible Bond Trust Deed; and (ii) the Convertible Bonds shall become convertible into shares and other securities and property of Holdco on such basis and with such Conversion Price as may be determined in good faith by the Convertible Bond Independent Adviser in accordance with Condition 6(m)(ii) of the Convertible Bonds.

        (c)   Oxford, Cambridge and Holdco agree to: (i) comply fully with the terms of the Convertible Bonds and the Convertible Bond Trust Deed, including giving any and all notices required to be given by such Person under the terms of the Convertible Bonds and the Convertible Bond Trust Deed prior to the Effective Time with respect to the Transactions and delivering all documents required under the terms of the Convertible Bonds and the Convertible Bond Trust Deed; (ii) consult with the other Parties in relation to the appointment of the Convertible Bond Independent Adviser and all discussions with the Convertible Bond Trustee and the Convertible Bond Independent Adviser; and (iii) take all actions as are reasonably requested by any other Party to carry out the purposes of this Section 7.20 and to cooperate with the other Parties in relation thereto.

        (d)   Prior to the anticipated Closing Date, Oxford shall use commercially reasonable efforts in compliance with applicable Law to make an offer to the holders of the Convertible Bonds designed to incentivize such holders of Convertible Bonds to exercise their conversion rights with respect to the Convertible Bonds prior to the time of the Distribution; provided that such offer need not be commenced prior to the time that is reasonably proximate to the anticipated Closing Date. Oxford shall determine the terms of the offer in good faith, after prior consultation with Cambridge. Oxford shall keep Cambridge informed in a timely manner of the status of any such offers to holders of the Convertible Bonds.

        (e)   Oxford shall use commercially reasonable efforts prior to the Closing Date to assist Cambridge in the preparation of an application to list the Convertible Bonds on a "recognised stock exchange" within the meaning of section 1005 of the Income Tax Act 2007 so that such application may be made by Holdco on or after the Closing Date, with effectiveness reasonably expected on or as soon as practicable after the Closing Date and in any event prior to the first interest payment date under the Convertible Bonds after the Closing Date.

        (f)    Unless Oxford and Cambridge agree in writing on the Convertible Bond Premium to Parity Value at least 10 day prior to the Closing Date, at least 5 days prior to the Closing Date, each of Oxford and Cambridge shall appoint a recognized international investment banking firm with experience valuing convertible bonds, such as the Convertible Bonds (a "Recognized Investment Banking Firm"), to determine the Convertible Bond Premium to Parity Value. The Recognized Investment Banking Firms selected by Cambridge and Oxford shall appoint a third Recognized Investment Banking Firm. If the two Recognized Investment Banking Firms appointed by Oxford and Cambridge are unable to agree on a third Recognized Investment Banking Firm, the third Recognized Investment Banking Firm to be appointed hereunder shall be determined by lot on the 3rd day prior to Closing from one proposed Recognized Investment Banking Firm submitted by Oxford (who shall not be the Recognized Investment Banking Firm selected by Oxford in accordance with this Section 7.20(f)) and one proposed Recognized Investment Banking Firms submitted by Cambridge (who shall not be the Recognized Investment Banking Firm selected by Oxford in accordance with this Section 7.20(f)). Each party will bear the fees and expenses of its own Recognized Investment Banking Firm, and the fees and expenses of the third Recognized Investment Banking Firm shall be borne equally by Oxford and Cambridge.

        (g)   As soon as practicable after the Convertible Bond Independent Adviser shall have completed, and informed Cambridge and Oxford of, the determination pursuant to clause (ii) of Section 6(m) of the Conditions in connection with the Transactions and in any event prior one (1) day prior to the Closing Date, each of the three Recognized Investment Banking Firms appointed hereunder shall submit its good faith estimate of the Convertible Bond Premium to Parity Value to Oxford and Cambridge. If the good faith estimate of the Convertible Bond Premium to Parity Value submitted by the Recognized Investment Banking Firms appointed by each of Oxford and Cambridge are within 10% of each other, unless otherwise agreed in writing by Oxford and Cambridge, the Convertible Bond Premium to Parity Value for purposes of the adjustments contemplated by Section 1.2 of this Agreement and related definitions shall be the average of such values. If the good faith estimate of the Convertible Bond Premium to Parity Value submitted by the Recognized Investment Banking Firms selected by each of Oxford and Cambridge differ by more than 10%, unless otherwise agreed by Oxford and Cambridge, the Convertible Bond Premium to Parity Value submitted by the third Recognized Investment Banking Firm shall be the Convertible Bond Premium to Parity Value for purposes of the adjustments contemplated by Section 1.2 of this Agreement and related definitions.

        (h)   If, at any time after the Closing Date and prior to March 31, 2017, the Convertible Bonds may be redeemed in accordance with Clause 7(b) of the Conditions, Holdco shall use commercially reasonable efforts to redeem the Convertible Bonds in accordance with Clause 7(b). If the Convertible Bonds are called for redemption, on the Optional Redemption Date (as defined in the Convertible Bond Trust Deed) Holdco shall issue to Oxford (i) the Adjusted Convertible Bond Share Reduction Amount minus (ii) the number of shares of Holdco Common Stock equal to the aggregate amount of interest paid or payable on the Convertible Bonds after the Closing Date through the Optional Redemption Date divided by the volume weighted average price per share of Holdco Common Stock on the NYSE for the ten (10) consecutive trading days ending upon and including the third (3rd) trading day immediately prior to the Optional Redemption Date as calculated by Bloomberg Financial LP under the function "VWAP".

        Section 7.21 Trademark Licenses. Holdco shall have the right to use the names and marks set forth in Section 7.21 of the Oxford Disclosure Letter in connection with the operation of the Business for a period of up to twelve (12) months following the Closing Date. After such twelve (12)-month period, Holdco shall discontinue all use of any such names and marks and any Trademarks related thereto or containing or comprising such names, including any confusingly similar or dilutive variations thereof (the "Oxford Marks"). In furtherance thereof, as soon as practicable, but in no event later than twelve (12) months following the Closing Date, Holdco shall, and shall cause each of its Subsidiaries to, remove, strike over, or otherwise obliterate all Oxford Marks from all assets and other materials owned by such Person, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Holdco agrees to use, and cause its Subsidiaries to use, the Oxford Marks (i) in a form and manner of that in effect for the Oxford Marks as of the Closing Date or as otherwise reasonably requested by Oxford and (ii) only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Oxford used the Oxford Marks prior to the Closing Date. Any goodwill generated by the use of the Oxford Marks pursuant to this Section 7.21 shall inure solely to the benefit of Oxford. Holdco acknowledges that the Oxford Marks are owned exclusively by Oxford, and it shall have no rights to use thereto after such twelve (12)-month period following the Closing Date nor challenge Oxford's rights thereto. Notwithstanding the foregoing, Holdco shall change the legal entity names of all Target Companies so as not to use any Oxford Marks as soon as reasonably practicable (and in any event within one (1) month) following the Closing Date.

        Section 7.22 Firewater Shareholder Agreement. Between the date of this Agreement and the Closing Date, Cambridge and Oxford will work together in good faith to prepare a mutually agreeable shareholder agreement by and between Firewater One, Holdco and Oxford consistent with the terms set forth in the term sheet attached hereto as Exhibit B (the "Firewater One Shareholder Agreement")

        Section 7.23 Further Assistance. From and after the Closing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate and make effective the Transactions. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).

        Section 7.24 Firewater One. If the conditions set forth in the Firewater One Term Sheet shall not have been satisfied as of the Closing, Cambridge may by written notice to Oxford elect that this Agreement be deemed modified such that: (a) the references to Firewater One in the first recital shall be deleted and the definition of Purchased Companies shall not include Firewater One; (b) the fifth recital shall be deleted and the definitions of Cambridge-Purchased Equity Interest and Purchased Equity Interest shall not include any Capital Stock of Firewater One; (c) all references to the Natgasoline Construction Contract shall be deleted; (d) all references to the Natgasoline Complex shall be deleted; (e) clause (d) in the definition of Business shall be deleted; (e) Section 1.7, 1.8 and 7.22 shall be deleted in their entirety; (f) all references to the Firewater One Shareholder Agreement, the Firewater One Consideration and the Stock Sale shall be deleted; and (g) Sections 1.7 and 1.8 shall be deleted in their entirety.

        Section 7.25 Directors and Officers Indemnification. For a period of at least six (6) years after the Closing Date, Holdco shall not, and shall not permit any Target Company to, amend, repeal or modify any provision in any Target Company's Charter Documents relating to the exculpation, indemnification or advancement of expenses with respect to any individual who is now, or who has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director or officer of a Target Company, in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement, the Merger or the other Transactions), unless, and only to the extent, required by applicable Law.

        Section 7.26 Director and Officer Resignations. To the extent requested by Cambridge in writing at least twenty (20) Business Days prior to the Closing, Oxford shall (a) obtain and deliver to Cambridge at the Closing duly signed resignation letters, effective immediately after the Closing, of any directors and officers (or the equivalents) of the Purchased Companies (other than Firewater One) and (b) use commercially reasonable efforts to obtain and deliver to Cambridge at the Closing duly signed resignation letters, effective immediately after the Closing, of any directors and officers (or the equivalents) of any other Target Companies (other than Firewater One and any of its Subsidiaries).

        Section 7.27 Transaction Litigation. Each Party shall, subject to the preservation of privilege and confidential information, (a) give the other Parties the opportunity to participate in (but not control) such Party's defense or settlement of any stockholder litigation against such Party and/or its directors or executive officers relating to this Agreement, the Merger or the other Transactions and (b) not settle or offer to settle any such litigation without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).

        Section 7.28 State Takeover Statutes. In the event that any "fair price," "moratorium," "control share acquisition," "supermajority," "affiliate transactions," "business combination" or other similar anti-takeover Law (including Section 203 of the DGCL) becomes applicable to the Merger or any of the other Transactions, each Party and its board of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other Transactions.

        Section 7.29 Obligations of Holdco and MergerCo. Cambridge and Oxford shall cooperate to cause each of Holdco and MergerCo, as applicable, to perform those obligations it is required to perform at or prior to the Closing under this Agreement and any Ancillary Agreement. Neither Cambridge nor Oxford will take any action that would reasonably be expected to cause the representations and warranties of Holdco not to be true and correct in all material respects. From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 11.1, each of Cambridge and Oxford shall, and shall cause their respective designees acting as directors or shareholders of Holdco to, cause Holdco and MergerCo to take all actions contemplated by this Agreement (including the Restructuring Steps Plan) to be taken by Holdco and MergerCo and to not take any other action without the prior written consent of Oxford and Cambridge (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Parties acknowledge and agree that Holdco will create one or more additional Subsidiaries and otherwise take steps to prepare its Subsidiary structure (including capital structure) for the Transaction. The structure to be in place as of the Closing shall be determined in good faith by Cambridge, after prior consultation with Oxford.

        Section 7.30 Tax Opinions.

        (a)   Each of Holdco and Cambridge shall use its reasonable best efforts to obtain the 7874 Opinion. Each of Holdco, Cambridge and Oxford shall deliver to Skadden customary representations and covenants reasonably satisfactory in form and substance to Skadden.

        (b)   Each of Holdco and Oxford shall use its reasonable best efforts to obtain the 355 Opinion. Each of Holdco and Oxford shall deliver to Cleary Gottlieb Steen and Hamilton LLP ("Cleary Gottlieb") customary representations and covenants reasonably satisfactory in form and substance to Cleary Gottlieb.

        Section 7.31 Solvency Opinion. Oxford shall use its reasonable best efforts to obtain the Solvency Opinion. Oxford shall deliver to Rothschild Inc. ("Rothschild") customary representations, warranties and covenants reasonably satisfactory to Rothschild.

        Section 7.32 Transfer Restrictions. Notwithstanding any other provision of this Article VII, Oxford covenants Retained Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. federal and U.S. state securities laws. Each share certificate representing Retained Shares (and any shares of Holdco issued in respect thereof or into which any such securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or similar recapitalizations, reclassifications or capital reorganizations occurring after the issuance of the Retained Shares) shall bear the following legend (and a comparable notation or other arrangement will be made with respect to any uncertificated shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

In connection with any disposition of any such securities, Oxford agrees that it will, if requested by Holdco and as a condition to such disposition (other than a disposition pursuant to an effective registration statement under the Securities Act), deliver at its expense to Holdco an opinion of reputable U.S. counsel selected by Oxford and reasonably acceptable to Holdco, in form and substance reasonably satisfactory to Holdco and counsel for Holdco, that such disposition does not require registration under the Securities Act.

        Section 7.33 Natgasoline Subdivision. The Parties acknowledge and agree that the land on which the Oxford Owned Real Property identified in Section 4.21(a) of the Oxford Disclosure Letter which is a greenfield methanol production facility located in Beaumont, Texas known as "Natgasoline LLC" (the "Natgasoline Existing Parcel") will be partitioned and subdivided as determined by the Parties prior to the Closing and in accordance with the Restructuring Steps Plan, such that ownership of a portion of the Natgasoline Existing Parcel (the "Transferred Natgasoline Parcel") will remain vested in Natgasoline LLC and ownership of the remainder of the Natgasoline Existing Parcel (the "Oxford/Cambridge Natgasoline Parcel") will be conveyed by deed to a new entity of which following the Closing, if Cambridge shall not have made the election contemplated by Section 7.24, 45% will be owned, directly or indirectly, by Cambridge and 55% will be owned, directly or indirectly, by Oxford, such entity contemplated to be named "Natgasoline Land Holding LLC". The Parties agree that, prior to the Closing and in accordance with the Restructuring Steps Plan, Oxford shall cause the Natgasoline LLC entity to take all actions reasonably necessary to complete the partition and subdivision, including actions necessary to ensure that the Transferred Natgasoline Parcel and the Oxford/Cambridge Natgasoline Parcel are recognized as separate real estate parcels and tax lots. Section 7.33 of the Oxford Disclosure Letter sets forth a depiction of the parties' understanding of those portions of the Natgasoline Existing Parcel which will comprise the Transferred Natgasoline Parcel and the Oxford/Cambridge Natgasoline Parcel, it being understood and agreed that a survey of the Natgasoline Existing Parcel will be completed to more precisely identify the separate parcels. As part of such partition and subdivision process, such access and other easements and rights of way shall be granted as shall be reasonably necessary so that the newly subdivided parcels can maintain substantially the same uses they currently support, without any material interruptions to or material adverse impact on the businesses to be conducted on either such parcel. Oxford shall be responsible for all costs and expenses in connection with such partition and subdivision including, the cost of a survey, it being understood that Oxford has already engaged a surveyor; provided, however, that Cambridge shall be responsible for the cost of any separate counsel which it engages to advise it in connection with such partition and subdivision. The Parties agree that no separate consideration shall be payable by either to the other in connection with such partition and subdivision, either prior to, at or following the Closing. To the extent that either Party desires to obtain title insurance on its subdivided parcel, it may do so at its own sole cost and expense.

        Section 7.34 Domain Names. On or prior to Closing, Oxford shall or shall cause the registrant of the domain names set forth on Section 7.34 of the Oxford Disclosure Letter to change the registered owner as recorded by the applicable registrar of such domain names to a Target Company.

        Section 7.35 Guarantees. Holdco and Cambridge each shall use commercially reasonable efforts to procure the return or unconditional release of, or cause Holdco or Cambridge to be substituted in all respects for, any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, any Oxford Company, in each case effective as of the Closing Date, which letter of credit, performance bond or surety is solely for the benefit a Target Company in connection with the Business. If as of the Closing Date Holdco and Cambridge shall have failed to procure any such return or release or to have caused any such substitution, then Holdco and Cambridge shall continue to use such commercially reasonable efforts and, to the extent the Oxford Companies are not fully and irrevocably released and discharged therefrom, Holdco shall indemnify and hold harmless the Oxford Companies from and against, and pay and reimburse the Oxford Companies for, any and all Losses incurred or sustained the Oxford Companies to the extent arising out of any such failure, other than any such Losses due to the gross negligence or willful misconduct of any such Oxford Company.

        Section 7.36 Texam. In the event that, prior to January 1, 2022, Oxford commences the development of any project on the real property owned by Texam Holdings LLC or any of its Subsidiaries as of the date hereof, Oxford shall deliver written notice thereof, including a reasonable description of the project, to Holdco. Holdco shall have the right (but not the obligation), exercisable by written notice to Oxford no later than 60 days following Holdco's receipt of Oxford's notice, to participate in such project on the same economic terms as Oxford (after giving effect to all expenses incurred by Oxford and its Subsidiaries in respect of such project prior to the commencement of Holdco's participation therein); provided that Oxford shall retain a 55% interest in such project and Holdco shall obtain a 45% interest. If Oxford does not commence the development of a project on the real property owned by Texam Holdings LLC or any of its Subsidiaries as of the date hereof prior to January 1, 2022 for which Holdco is provided the participation right as described above, Holdco shall have the option to acquire such real estate on January 1, 2022 for its fair market value as of January 1, 2022 as agreed to by Oxford and Holdco or failing such agreement as determined by a third party appraisal process reasonably satisfactory to Oxford and Holdco.

        Section 7.37 Transition Services Agreement. Each of Cambridge and Oxford agrees to consider in good faith any reasonable request by the other party to enter into a transition services agreement at the closing, provided such agreement has a term no longer than six months and would otherwise be on terms and conditions satisfactory to each such party, in its sole discretion.

ARTICLE VIII

INDEMNIFICATION

        Section 8.1 Survival. The representations and warranties and covenants and agreements that contemplate performance prior to the Closing contained in this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months (it being understood that such representations and warranties and covenants and agreements shall terminate on, and no claim or action with respect thereto may be brought after, the date that is fifteen (15) months after the Closing); provided that (i) the representations and warranties contained in Section 4.2, Section 4.3, Section 4.4, Section 4.12, Section 4.11(b) Section 4.27, Section 5.2, Section 5.3 and Section 5.14 shall survive the Closing and continue in full force and effect until the date that is the six (6) year anniversary of the Closing Date, (ii) the representations and warranties contained in Section 4.14(e) and Section 4.14(f) shall survive the Closing and continue in full force and effect for the applicable statute of limitations (including any valid extension) plus ninety (90) days thereafter and (iii) the other representations and warranties contained in Section 4.14 shall expire on the Closing. The covenants and agreements that contemplate performance in whole or in part after the Closing shall survive the Closing and continue in effect until (x) to the extent such covenants and agreements have an expiration date, such expiration date, and (y) to the extent that such covenants do not have an expiration date, indefinitely. Notwithstanding the preceding sentences, any representation and warranty or covenant or agreement in respect of which indemnification may hereunder be sought shall survive the time at which it would otherwise terminate pursuant to the preceding sentences (and the obligation to indemnify shall not terminate as provided above), with respect to any item as to which, before the expiration of the applicable period, notice of any claim shall have been provided in accordance with the provisions of this Article VIII.

        Section 8.2 Oxford's Indemnity Obligations. From and after the Closing, and subject to the limitations set forth in this Article VIII, Oxford shall indemnify each Cambridge Indemnified Party against, and hold each Cambridge Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys' fees and costs of investigation and defense) (the "Losses") sustained by the Cambridge Indemnified Parties that, directly or indirectly, arise out of or result from:

        (a)   any breach of any representation or warranty made by or on behalf of Oxford in this Agreement (other than Section 4.14) (without giving effect to any "materiality" and "Oxford Material Adverse Effect" qualifications and exceptions in such representations and warranties other than those representations and warranties in Section 4.8, Section 4.10(b), the first sentence Section 4.15(a), Section 4.18(a), the first sentence Section 4.19, Section 4.20(a) and the first sentence Section 4.21(c)) (it being understood that for purposes of this Section 8.2(a), such representations and warranties shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be deemed to have been made only as of such date));

        (b)   any breach or nonfulfillment by Oxford, or default by, Oxford under any agreement or covenant in this Agreement;

        (c)   the Oxford Companies or their respective businesses, operations, properties or assets, whether before or after the Closing;

        (d)   (i) the breach by the Wever Contractor of any of its obligations to achieve Provisional Acceptance (as defined in the Wever EPC Contract) (including the Lender's Reliability Test set forth in Section 6.1.2.8 of the Wever EPC Contract, which is due to occur after Provisional Acceptance, except to the extent failure to achieve the Lender's Reliability Test is due to negligence by Cambridge Indemnified Parties), (ii) the breach by the Wever Contractor of Section 6.5(i), (ii), (iii) or (vi) of the Wever EPC Contract, (iii) the breach by the Wever Contractor of its obligation to indemnify IFCO with respect to any Liens (as defined in the Wever EPC Contract), other than Liens resulting from a failure of IFCO to pay amounts due and owing under the Wever EPC Contract after the Closing Date, (iv) solely with respect to events occurring prior to the Closing, the failure by IFCO to pay amounts due and owing to the Wever Contractor under the Wever EPC Contract, (v) any Change Orders (as defined in the Wever EPC Contract) approved by IFCO prior to the Closing, (vi) any Change Orders under the EPC Contract due to Contract Price Adjustment Factors (as defined in the Wever EPC Contract), so long as (A) such Change Order was accepted by IFCO in good faith, (B) approved by the Independent Engineer (as defined in the Wever EPC Contract) and (C) the events giving rise to such Change Order occurred prior to the Closing (but have not been approved by IFCO prior to the Closing) and (vii) any Change Orders under the Wever EPC Contract due to Time Adjustment Factors that extend scheduled Provisional Acceptance Date beyond December 31, 2016; provided that Oxford shall not be required to indemnify the Cambridge Indemnified Parties against or hold any Cambridge Indemnified Parties harmless from any Losses sustained by the Cambridge Indemnified Parties as a result of any delay in the timing of the occurrence of the scheduled Provisional Acceptance, as long as such Provisional Acceptance occurs prior to December 31, 2016, regardless of whether the events causing such delay occurred before or after the Closing; and provided further that, in no event shall Oxford's maximum total liability pursuant to Section 8.2(d)(i), (ii) or (iii) exceed the amount of liabilities of the Wever Contractor under the respective provisions of the Wever EPC Contract;

        (e)   any claims or any proceedings by or on behalf of any holder of Convertible Bonds relating to, arising out of or in connection with the Transactions, including the provisions relating to the Convertible Bonds set forth in Section 7.20; and

        (f)    the amount, if any, by which the Target Company Excess Net Debt exceeds the Estimated Target Company Excess Net Debt;

except to the extent such Losses arise out of or result from a matter for which indemnification would be provided under Section 8.3 without regard to the limitations set forth in Section 8.1 or Section 8.4.

        Section 8.3 Holdco's and Cambridge's Indemnity Obligations. From and after the Closing, and subject to the limitations set forth in this Article VIII, Holdco and Cambridge shall, jointly and severally, indemnify each Oxford Indemnified Party against, and hold each Oxford Indemnified Party harmless from and against, any and all Losses sustained by the Oxford Indemnified Parties that, directly or indirectly, arise out of or result from:

        (a)   any breach of any representation or warranty made by or on behalf of Cambridge in this Agreement (without giving effect to any "materiality" and "Cambridge Material Adverse Effect" qualifications and exceptions in such representations and warranties other than those representations and warranties in Section 5.7 and Section 5.9(b)) (it being understood that for purposes of this Section 8.3(a), such representations and warranties shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be deemed to have been made only as of such date));

        (b)   any breach or nonfulfillment by Cambridge or Holdco of, or default by, Cambridge or Holdco under any agreement or covenant in this Agreement;

        (c)   any breach or non-fulfillment by Holdco of, or default by Holdco under, any covenant or agreement to be performed after the Closing; or

        (d)   the Target Companies or their respective businesses, operations, properties or assets, after the Closing;

except to the extent such Losses arise out of or result from a matter for which indemnification would be provided under Section 8.2 without regard to the limitations set forth in Section 8.1 or Section 8.4.

        Section 8.4 Certain Limitations.

        (a)   No amount of Losses shall be payable pursuant to Section 8.2(a) to any Cambridge Indemnified Party or pursuant to Section 8.3(a) to any Oxford Indemnified Party, as applicable, unless the aggregate amount of all Losses that are indemnifiable pursuant to Section 8.2(a) or Section 8.3(a), as applicable, exceeds fifty million dollars ($50,000,000) (the "Deductible"), upon which the aggregate amount of all Losses in excess of such Deductible shall be recoverable by the Cambridge Indemnified Parties or the Oxford Indemnified Parties, as applicable, in accordance with the terms hereof and subject to the other limitations herein; and provided that the Deductible shall not apply to any claims for breach of the representations and warranties in Sections 4.2, 4.3, 4.4, 4.11(b), 4.12, 4.27, 5.2, 5.3 and 5.14. For the avoidance of doubt, the Deductible shall be calculated in the aggregate with respect to all claims to which the Deductible applies by the Cambridge Indemnified Parties pursuant to Section 8.2(a) or all claims to which the Deductible applies by the Oxford Indemnified Parties pursuant to Section 8.3(a), as applicable.

        (b)   In no event shall the aggregate amount of Losses for which the Cambridge Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) or for which the Oxford Indemnified Parties shall be entitled to indemnification pursuant to Section 8.3(a) exceed four hundred fifty million dollars ($450,000,000) (the "Cap"); provided that the Cap shall not apply to any claims for breach of the representations and warranties in Sections 4.2, 4.3, 4.4, 4.11(b), 4.12, 4.27, 5.2, 5.3 and 5.14. For the avoidance of doubt, the Cap shall be calculated in the aggregate with respect to all claims by the Cambridge Indemnified Parties pursuant to Section 8.2(a) or all claims by the Oxford Indemnified Parties pursuant to Section 8.3(a), as applicable.

        (c)   In no event shall the Cambridge Indemnified Parties be entitled to indemnification pursuant to Section 8.2(a) or the Oxford Indemnified Parties be entitled to indemnification pursuant to Section 8.3(a) for a Loss unless the claim to which such Loss relates together with any other claims arising out of the same facts, events or circumstances involves Losses in excess of five hundred thousand dollars ($500,000) (the "De Minimis Amount") and if such claim for Losses does not exceed the De Minimis Amount, such claim for Losses shall not be applied to or considered for purposes of the Deductible or Cap; provided that the De Minimis Amount shall not apply to any claims for breach of the representations and warranties in Sections 4.2, 4.3, 4.4, 4.11(b), 4.12, 4.27, 5.2, 5.3 and 5.14.

        Section 8.5 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

        (a)   A Person entitled to indemnity under Section 8.2 or Section 8.3 (an "Indemnified Party") shall give the Person obligated to indemnify under such section (an "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.

        (b)   If an Indemnified Party shall receive notice of any action or proceeding, audit, claim, demand or assessment made by any Person who is not a party to this Agreement or one of its Affiliates (each, a "Third Party Claim") against it which may give rise to a claim for Losses under this Article VIII, within sixty (60) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the Indemnified Party if it gives written notice of its intention to do so (which notice shall constitute the Indemnifying Party's irrevocable acknowledgment and agreement that such Third Party Claim is subject to indemnification by the Indemnifying Party hereunder) to the Indemnified Party within thirty (30) days of the receipt of such notice from the

Indemnified Party. If the Indemnifying Party elects to assume and control any such defense against a Third Party Claim the Indemnified Party may, upon giving prior written notice to the Indemnifying Party, participate in such defense at its own expense. Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or shall have failed to have engaged counsel reasonably satisfactory to the Indemnified Party within the period of time specified above or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party, then (A) the Indemnifying Party shall not be entitled to assume or control the defense of any such claim or action, and (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes and controls the defense of any such claim or proceeding, the Indemnified Party shall not settle such Third Party Claim unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes and controls the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which may be withheld in the Indemnified Party's sole discretion), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim, or (iii) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

        Section 8.6 General.

        (a)   The obligations of Oxford in respect of any claim for Losses under Section 8.2(a) with respect to a breach of the representations and warranties contained in Section 4.17 shall not become operative and effective to the extent arising from any conduct by Holdco, Cambridge or any of their respective Affiliates or Representatives not consistent with that of a reasonable and prudent business person who owns the applicable Oxford Real Property (without consideration of the benefit of any indemnification provided by Oxford).

        (b)   The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

        (c)   Except (i) in the case of actual fraud, willful misrepresentation or intentional breach or (ii) with respect to claims for specific performance or other equitable remedies, from and after the Closing, the remedies set forth in this Article VIII shall be the sole and exclusive remedies by the Cambridge Indemnified Parties or the Oxford Indemnified Parties for any inaccuracy of any representation or breach of any warranty, covenant or agreement by any of the Parties contained in this Agreement.

        (d)   The indemnification provisions in this Article VIII shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

        (e)   Notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnifying Party be required to indemnify or hold harmless any Indemnified Party under this Agreement for any Losses that are punitive, consequential, special or indirect; provided, however, that the limitation set forth in this Section 8.6(e) shall not apply to any Losses to the extent (i) such Losses (other than punitive damages) were reasonably foreseeable or (ii) the applicable Indemnified Party was held liable to a third party for such Losses.

        (f)    The amount of any Losses that are subject to indemnification under this Article VIII shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (net of any expenses incurred in obtaining such proceeds or payments, including collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses ("Third Party Payments"). If an Indemnified Party receives any Third Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving such Third Party Payment) pay to the Indemnifying Party an amount equal to such Third Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under such insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification hereunder.

        (g)   Nothing in this Article VIII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of Losses under applicable Law.

        (h)   Oxford shall have rights of subrogation against the Wever Contractor in respect of any matter for which Oxford indemnifies or holds harmless any Cambridge Indemnified Party pursuant to Section 8.2(d).

        (i)    Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.

        (j)    Cambridge shall have the right to withhold and set-off against any payment due under this Agreement or any of the Ancillary Agreements the amount of any claim for indemnification any Cambridge Indemnified Party is entitled to pursuant to a written agreement between Oxford and Cambridge or a final judicial determination in accordance with Section 12.9 (or other dispute resolution mechanism agreed to in writing by Oxford and Cambridge). The withholding and offset rights set forth in this Section 8.6(i) shall in no way be deemed to limit or override Cambridge's other remedies and rights under this Agreement or the Ancillary Agreements under applicable Law.

ARTICLE IX

TAX MATTERS

        Section 9.1 Transfer Taxes. All Transfer Taxes and related out-of-pocket expenses, if any, arising out of or in connection with the Transactions shall be borne by Holdco, provided that any Transfer Taxes and related out-of-pocket expenses required to be paid by Holdco arising out of or in connection with the transactions referred to in Sections 7.20(b), (d), (e) and (h) shall be borne by Oxford. The Party that is required under applicable Laws to file Tax Returns with respect to all such Transfer Taxes shall prepare and file all such necessary Tax Returns with respect to all such Transfer Taxes, promptly provide the other Parties such Tax Returns and any related documentation and, to the extent required by applicable Law, Oxford, Cambridge and Holdco shall, and shall cause their respective Affiliates to, join in the preparation and execution of any such Tax Returns. To the extent Oxford or any of its Affiliates files such Tax Returns with respect to Transfer Taxes and pays such Transfer Taxes, Holdco shall indemnify and hold harmless and, within ten (10) days of a written request therefor, reimburse such Person for all such Transfer Taxes and any out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns.

        Section 9.2 Tax Returns.

        (a)   Oxford shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of each Purchased Company and each Target Company Subsidiary that is due (taking account any extensions) on or prior to the Closing Date and shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. Such Tax Returns shall be made in a manner consistent with past practices of each such Purchased Company or Target Company Subsidiary, except to the extent (i) required by applicable Laws or (ii) where filing such Tax Returns in a manner that is not consistent with past practices of each such Purchased Company or Target Company Subsidiary would not increase Taxes of or with respect to (or decrease a Tax attribute of or otherwise available to) any such Purchased Company or Target Company Subsidiary, as the case may be, for a Post-Closing Tax Period.

        (b)   Holdco shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns required to be filed by or in respect of each Purchased Company or Target Company Subsidiary after the Closing Date, other than any consolidated or combined Tax Return that is required to be filed by Oxford or one of its Subsidiaries or Affiliates (other than a Purchased Company or Target Company Subsidiary), and shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made in a manner consistent with past practices of each such Purchased Company or Target Company Subsidiary, as applicable, except to the extent required by applicable Law. Before filing any Straddle Period Tax Return or any other Pre-Closing Tax Period Tax Return, Holdco shall provide Oxford with a copy of such Tax Return at least forty (40) days prior to the last date for timely filing such Tax Return, and Holdco shall include, in the Tax Return filed, all reasonable comments provided by Oxford with respect to any such draft copy not later than five (5) days prior to such due date. Oxford shall, and shall cause its Affiliates to, execute any applicable powers of attorney with respect to the filing of such Tax Returns. Holdco shall not, without the written consent (not to be unreasonably withheld) of Oxford, withdraw, repudiate, amend, refile or otherwise modify, or cause or permit to be withdrawn, repudiated, amended, refiled or otherwise modified, any Tax Return filed by or in respect of any Purchased Company or Target Company Subsidiary for any taxable year or period beginning before the Closing Date.

        Section 9.3 Tax Indemnity.

        (a)   Oxford shall indemnify, defend and hold the Cambridge Indemnified Parties harmless from and against, without duplication, (i) any Taxes imposed on or with respect to any Target Company for any Pre-Closing Tax Period, including any part of the Straddle Period before the Closing Date apportioned in accordance with Section 9.3(c), (ii) any Taxes imposed on or with respect to any Target Company for which Oxford or one of its Affiliates (other than any of the Target Companies) is primarily liable and which Tax would not have arisen but for the relationship on or at any time before the Closing Date of a Target Company with Oxford or such Affiliate, including a Tax liability pursuant to section 39 and 43 of the Tax Collection Act 1990 (Invorderingwet 1990), or under Treasury

Regulations Section 1.1502-6 (or any similar provision of Laws in any jurisdiction) as a result of the membership of any Target Company in an affiliated, consolidated, combined, unitary, or similar group for any taxable period ending on or before, or that includes, the Closing Date, (iii) any breach of the representations and warranties contained in Section 4.14(e) and 4.14(f), (iv) any Transfer Taxes for which Oxford is responsible pursuant to Section 9.1, (v) any Taxes relating to the Separation including, for the avoidance of doubt, any Dutch withholding Taxes on the Distribution, (vi) any Taxes relating to or in connection with Oxford's and its Affiliates' exit from Egypt, (vii) any Taxes relating to or in connection with the separation of Oxford Construction Limited and its Affiliates from Oxford and its Affiliates, (viii) any Taxes with respect to the formation of, transfer of assets to or sale of interest in OCI Partners LP, a Delaware limited partnership, (ix) any amounts payable under the Tax Claim Agreement dated February 6, 2015, by and between Oxford and Oxford Construction Limited, and (x) any Taxes or Losses resulting from the failure of the Midwestern Disaster Relief Revenue Bonds, Series 2012 to qualify as tax-exempt bonds; The obligations of Oxford pursuant to this Section 9.3(a) shall survive until the expiration of the applicable statute of limitations plus thirty (30) days.

        (b)   Except for such matters for which Oxford is required to indemnify the Cambridge Indemnified Parties pursuant to Section 8.2 or Section 9.3(a), Holdco shall indemnify, defend and hold the Oxford Indemnified Parties harmless from and against any (i) Taxes imposed on or with respect to any Target Company for any Post-Closing Tax Period, including any part of the Straddle Period after the Closing Date apportioned in accordance with Section 9.3(c), and (ii) any Transfer Taxes for which Holdco is responsible pursuant to Section 9.1.

        (c)   Where it is necessary for purposes of this Agreement to apportion between Oxford and Cambridge the Taxes of a Target Company for a Straddle Period, such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

        (d)   Any indemnity payments made pursuant to Article VIII or this Article IX shall be treated by the Parties as an adjustment of the cash Consideration described in Section 1.2 or Section 1.7, as appropriate, for all income tax purposes except to the extent otherwise required by applicable Law. Notwithstanding anything contained in this Agreement to the contrary, any indemnity payments made pursuant to Article VIII or this Article IX shall be increased by any Tax cost actually imposed on the Indemnified Party (including by way of withholding Taxes) in respect of receipt of the indemnity payment, and reduced by any Tax Benefit actually realized by the Indemnified Party in respect of the Loss or Tax liability in respect of which the indemnity payment is made.

        Section 9.4 Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (i) a Target Company, on the one hand, and (ii) Oxford or any Related Person, on the other hand, shall be terminated, with respect to each such Target Company, effective as of the Closing Date and have no further effect after the Closing Date.

        Section 9.5 Cooperation, Exchange of Information and Record Retention. The Parties recognize that each Party may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information of the Target Companies held by Oxford, Cambridge, Holdco or any Target Company; therefore, from and after the Closing Date, each Party shall, and shall cause its applicable Affiliates (including the Target Companies) and Representatives to, (a) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Target Company for each Pre-Closing Tax Period and any Straddle Period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions) or (ii) six (6) years following the due date for such Tax Returns (giving effect to any valid extensions), (b) allow the other Parties, their Affiliates and Representatives (and Representatives of any of their Affiliates), upon reasonable notice and at mutually convenient times, to access employees and to inspect, review and make copies of such records (at the expense of the Party requesting the records) as such Parties may deem reasonably necessary or appropriate from time to time and (c) as reasonably requested by any Party, cooperate and make employees available at mutually convenient times to provide additional information or explanation of materials or documents. Any information obtained under this Section 9.5 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

        Section 9.6 Tax Contests.

        (a)   If a claim for Taxes (including notice of a pending audit) is made by any Tax Authority in writing (a "Tax Contest"), which, if successful, might result in an indemnity payment pursuant to Section 9.3, Holdco shall notify Oxford in writing of the Tax Contest within ten (10) Business Days of the receipt of such Tax Contest; provided, however, that failure to provide such notice shall only reduce Oxford's liability to the extent that Oxford is actually materially prejudiced as a result thereof.

        (b)   Oxford shall have the sole right to control, contest, resolve and defend against any Tax Contests to the extent they relate to Taxes for which Oxford is obligated to indemnify the Cambridge Indemnified Parties pursuant to Section 9.3; provided, however, that Holdco may participate in any such Tax Contests at their own expense, including the right to attend any meeting and participate in any communications with the relevant Tax Authority, to the extent such Tax Contest relates to Taxes of a Purchased Company or Target Company Subsidiary; provided, further, that Oxford shall not, and shall not permit any other Person to, concede, settle or compromise a Tax Contest (or portion thereof) to the extent such concession, settlement or compromise could reasonably be expected to affect adversely Cambridge or their Affiliates, including any increase in the Taxes of any Purchased Company or Target Company Subsidiary for any Post-Closing Tax Period, without the prior written consent of Holdco, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that if Oxford fails to assume control of the conduct of any such Tax Contest within thirty (30) days following the receipt by Oxford of notice of such Tax Contest, Holdco may notify Oxford in writing that it has failed to assume control of such Tax Contest, and if Oxford does not assume control of such Tax Contest within five (5) Business Days after such notice, Holdco shall have the right to assume control of such Tax Contest and shall be empowered to settle, compromise and/or concede such Tax Contest upon the prior written consent of Oxford, which consent shall not unreasonably be withheld, conditioned or delayed; provided, further, that Oxford may participate in any Tax Contests described in the preceding clause at its own expense, including the right to attend any meeting and participate in any communications with the relevant Tax Authority, to the extent such Tax Contest relates to Taxes of a Purchased Company or Target Company Subsidiary.

        (c)   The Cambridge Indemnified Parties shall have the sole right to control, contest, resolve and defend against all Tax Contests of any Purchased Company or Target Company Subsidiary that are not governed by Section 9.6(b) , other than, for the avoidance of doubt, Tax Contests of a consolidated or combined group of which Oxford or any of its Affiliates (other than a Target Company) is the common parent.

        Section 9.7 Certain Actions.

        (a)   None of the Parties or any Subsidiary or Affiliate thereof may take or agree to take any action, or knowingly fail to take any action, which action or failure to act would or could reasonably be expected to cause Holdco to be treated as a domestic corporation for U.S. federal income tax purposes following the Effective Time. None of Holdco, Oxford or any Subsidiary or Affiliate thereof may take or agree to take any action, or knowingly fail to take any action, which action or failure to act would or could reasonably be expected to prevent the Restructuring from qualifying for the Tax treatment set forth in Section 1.6.

        (b)   Notwithstanding anything herein to the contrary, except as expressly authorized by the Restructuring Steps Plan or Article I, none of Oxford and its Subsidiaries and Affiliates shall, nor shall they cause or permit any Person to, (i) forgive any indebtedness of any of the Target Companies or Holdco, (ii) make any capital contribution (without regard to whether or not any Capital Stock is issued) to any of the Target Companies or Holdco, or (iii) take any other action that, for U.S. federal income tax purposes, could be treated as, or deemed to be, the forgiveness of debt of or the contribution of capital (without regard to whether or not any Capital Stock is issued) to any of the Target Companies or Holdco.

        (c)   Notwithstanding anything herein to the contrary, from the date of this Agreement until after the Effective Time, Oxford shall not (i) raise any new capital, except by the issuance of instruments treated as indebtedness for U.S. federal income tax purposes, but not including any indebtedness that is convertible into the Capital Stock, or any other instrument treated as stock for U.S. federal income tax purposes, of Oxford that would participate in the Distribution, (ii) issue any Capital Stock, or any other instrument treated as stock for U.S. federal income tax purposes, that would participate in the Distribution, except with respect to an exercise of the Convertible Bonds outstanding as of the date of this Agreement, (iii) issue any options to acquire the Capital Stock, or any other instrument treated as stock for U.S. federal income tax purposes, of Oxford, except to the extent that such stock would not participate in the Distribution, or (iv) receive any capital contribution (without regard to whether or not any Capital Stock is issued) for U.S. federal income tax purposes, except to the extent that such capital contribution is in exchange for stock that would not participate in the Distribution.

        (d)   Notwithstanding anything herein to the contrary, except as expressly authorized by the Restructuring Steps Plan (as such Plan may be modified pursuant to Section 3.1) , none of Oxford and its Subsidiaries and Affiliates shall, nor shall they cause or permit any Person to, modify the terms of any intercompany indebtedness, including by refinancing, reissuance or otherwise, between any of the Target Companies, provided that such intercompany indebtedness may be incurred in the ordinary course of business or repaid in cash.

        (e)   None of Oxford and its Subsidiaries and Affiliates shall, nor shall they cause or permit any Person to, transfer any of the Share Consideration to a creditor of Oxford or any of its Subsidiaries or Affiliates in satisfaction of any indebtedness, for U.S. federal income tax purposes, of Oxford or any of its Subsidiaries that is associated with the Target Companies or the Business. For the avoidance of doubt, nothing in this Section 9.7(e) shall prevent Oxford or any of its Subsidiaries or Affiliates from selling any Share Consideration and using the proceeds from such sale to satisfy any indebtedness of Oxford or any of its Subsidiaries that is associated with the Target Companies or the Business, provided, however, no such cash proceeds shall be transferred to a creditor of Oxford or any of its Subsidiaries or Affiliates if, to the knowledge of Oxford, such creditor was also the purchaser of such Share Consideration.

ARTICLE X

CONDITIONS TO CLOSING

        Section 10.1 Conditions to Each Party's Obligation to Close the Transactions. The respective obligations of each Party to consummate the Transactions and to take the other actions required hereunder to be taken at the Closing are subject to the satisfaction (or waiver by Oxford and Cambridge if permitted by applicable Laws) on or prior to the Closing Date of the following conditions:

        (a)   Cambridge shall have obtained the Cambridge Stockholder Approval.

        (b)   Oxford shall have obtained the Oxford Stockholder Approval.

        (c)   The waiting period applicable to the Distribution shall have expired with no opposition being instituted or, if opposition was instituted in accordance with section 2:100 DCC such opposition shall have been withdrawn or otherwise finally settled.

        (d)   The waiting periods and approvals applicable to the consummation of the Transactions under the HSR Act, European Merger Regulation and Turkish Competition Authority (Rekabet Kurumu) shall have expired, been terminated or been obtained, as applicable, in each case without the imposition of a Burdensome Condition.

        (e)   The Committee on Foreign Investment in the United States shall have concluded all action under any review or investigation of the Transactions under the DPA, having determined that the Transactions do not constitute a "covered transaction" pursuant to the DPA or that there are no unresolved national security concerns, or the President of the United States of America shall have determined not to take action authorized by the DPA with respect to the Transactions.

        (f)    The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall have been initiated or threatened in writing (and not withdrawn) by the SEC.

        (g)   The Holdco Common Stock, including the Merger Consideration and the Share Consideration shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (h)   No judgment, temporary restraining order, preliminary or permanent injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by, entered into, or otherwise put into effect by or under the authority of any Governmental Body, or any provision of any applicable Laws (collectively, "Restraints") shall be in effect that prohibits or makes illegal the consummation of the Transactions (other than any Restraint having only an immaterial effect and that does not impose criminal liabilities or penalties).

        (i)    No action, proceeding or suit shall have been commenced by Governmental Body and be pending against Holdco, Cambridge or Oxford seeking to restrain, or to obtain any material damages or other material remedy in connection with, the Transactions; provided that the condition set forth in this Section 10.1(i), to the extent it relates to any action, proceeding or suit by any Antitrust Authority or relating to any Antitrust Law, shall be deemed to be satisfied unless the restraint, damages or remedy sought by the applicable Governmental Body constitutes a Burdensome Condition.

        (j)    The representations and warranties of Holdco contained in Section 6.2 and Section 6.3 shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Holdco set forth in Article VI, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect" or similar matters, shall be true and correct, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Holdco or MergerCo to consummate the Transactions.

        (k)   Holdco shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

        (l)    There shall have been no (i) change in Law, official interpretation thereof, or officially proposed action by the United States Internal Revenue Service or United States Department of

Treasury (whether or not yet approved or effective) with respect to subject matters covered by Code Section 7874 or (ii) passage of any bill that would implement a change in applicable Laws by either the United States House of Representatives or the United States Senate with respect to subject matters covered by Code Section 7874, that, in either of case (i) or (ii), if finalized and made effective, in the opinion of Skadden or Cleary, would reasonably be expected to cause Holdco to be treated as a U.S. domestic corporation for U.S. federal Tax purposes.

        (m)  Steps I-XIII of the Restructuring Steps Plan shall have been completed in all material respects in accordance with the terms and provisions of this Agreement.

        Section 10.2 Additional Conditions to Obligations of Cambridge. The obligations of Cambridge to consummate the Transactions and to take the other actions required hereunder to be taken by Cambridge at the Closing are further subject to satisfaction of each of the following conditions (any of which may be waived by Cambridge, in whole or in part):

        (a)   (i) The representations and warranties of Oxford contained in Section 4.10(b) and Section 4.28 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct in all respects as of such date), (ii) the representations and warranties of Oxford contained in Sections 4.2, 4.3, 4.4, 4.12, 4.23 and 4.27, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Material Adverse Effect, shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct in all material respects as of such date) and (iii) all other representations and warranties of Oxford set forth in Article IV, in each case made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "Oxford Material Adverse Effect" or similar matters, shall be true and correct, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had an Oxford Material Adverse Effect.

        (b)   Oxford shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)   There shall not have occurred after the date of this Agreement an Oxford Material Adverse Effect.

        (d)   Cambridge shall have received from Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") an opinion dated as of the Closing Date to the effect that Section 7874 of the Code (or any other U.S. Tax Laws), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, should not apply in such a manner so as to cause Holdco to be treated as a domestic corporation for U.S. federal income Tax purposes from and after the Closing Date (the "7874 Opinion").

        (e)   Cambridge shall have obtained, each in form and substance reasonably satisfactory to Cambridge, the consents and approvals set forth in Section 10.2(e) of the Oxford Disclosure Letter.

        (f)    The Net Indebtedness of the Target Companies as of immediately prior to the Closing shall not be greater than two billion two hundred million dollars ($2,200,000,000).

        (g)   The Oxford Board shall have received from Rothschild a customary "solvency" opinion in form and substance reasonably satisfactory to the Cambridge Board (such opinion to be dated as of the date of the Distribution) (the "Solvency Opinion").

        Section 10.3 Additional Conditions to Obligations of Oxford. The obligations of Oxford to consummate the Transactions and to take the other actions required hereunder to be taken by Oxford at the Closing are further subject to satisfaction of each of the following conditions (any of which may be waived by Oxford, in whole or in part):

        (a)   (i) the representations and warranties of Cambridge contained in Section 5.9(b) shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct in all respects as of such date), (ii) the representations and warranties of Cambridge contained in Sections 5.2, 5.3 and 5.14 shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made at the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Cambridge set forth in Article V, in each case made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "Cambridge Material Adverse Effect" or similar matters, shall be true and correct, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had a Cambridge Material Adverse Effect.

        (b)   Cambridge shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date.

        (c)   There shall not have occurred after the date of this Agreement a Cambridge Material Adverse Effect.

        (d)   Oxford shall have received from Cleary Gottlieb an opinion dated as of the Closing Date to the effect that, under applicable U.S. Tax Law, the Restructuring should qualify for the Tax treatment set forth in Section 1.6 (the "355 Opinion").

ARTICLE XI

TERMINATION

        Section 11.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the Transactions abandoned, at any time prior to the Closing, whether before or after receipt of the Cambridge Stockholder Approval or Oxford Stockholder Approval:

        (a)   By the mutual written agreement of Cambridge and Oxford.

        (b)   By either Cambridge or Oxford:

            (i)  if the Transactions are not consummated at or before 11:59 p.m., Chicago time, on the date which is one (1) year after the date of the Agreement (such date, the "End Date"); provided, however, that if all conditions to Closing have theretofore been satisfied or waived other than those set forth in Section 10.1(d), Section 10.1(e) or Section 10.1(h) (solely as a result of a Restraint arising under the authority of any Antitrust Authority or under any Antitrust Law) and other than those that by their nature are to be satisfied at the Closing, Cambridge or Oxford may elect, on or prior to the End Date (if this Agreement has not been earlier terminated pursuant to its terms), by written notice to the other Party, on one or more occasions, to extend such date to a date no later than the date which is fifteen (15) months after the date of the Agreement (the latest of any such dates being deemed the End Date); and provided, further, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose failure to perform any covenant or obligation or whose willful breach of a provision under this Agreement has been the cause of or resulted in the failure of the Transactions to be consummated on or before such date;

           (ii)  if (A) any Restraint having any of the effects set forth in Section 10.1(h) shall be in effect and shall have become final and nonappealable or (B) there shall be in effect any Laws that make consummation of the Transactions illegal (other than those having only an immaterial effect and that do not impose criminal liabilities or penalties); provided that the Party seeking to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall have complied in all material respects with its obligations under Section 7.10 and shall have used its reasonable best efforts, consistent with, and subject to, the terms of this Agreement, to remove the Restraint;

          (iii)  if the Cambridge Stockholder Approval is not obtained upon a vote taken at the Cambridge Stockholder Meeting duly convened and concluded (or any adjournment or postponement thereof);

          (iv)  if the Oxford Stockholder Approval is not obtained upon a vote taken at the Oxford Stockholder Meeting duly convened and concluded (or any postponement thereof);

           (v)  if the closing condition set forth in Section 10.1(l) shall be incapable of being satisfied; or

          (vi)  in the event of a breach by Holdco of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 10.1(j) or Section 10.1(k) (assuming, solely for purposes of this Section 11.1(b)(vi), that the date of such breach is, or such breach is continuing as of, the Closing Date), and (B) cannot be or has not been cured by the earlier of (x) thirty (30) calendar days after the giving of written notice to Holdco describing such breach and the basis for such notice in reasonable detail and (y) the End Date; provided that, in the case of any such breach by Holdco of any covenant or other agreement in this Agreement, the Party seeking to terminate this Agreement pursuant to this Section 11.1(b)(vi) shall have complied in all material respects with its obligations under Section 7.29 as they relate to such covenant or other agreement.

        (c)   By Cambridge:

            (i)  prior to receipt of the Oxford Stockholder Approval, if (A) Oxford shall have failed to include the Oxford Board Recommendation in the Oxford Notice; (B) the Oxford Board shall have made an Oxford Adverse Recommendation Change; (C) if in the event that a public offer that constitutes an Acquisition Proposal for Oxford shall have been commenced and Oxford shall not have published its position statement (including a recommendation rejecting such public offer) pursuant to article 18(2) of the Dutch decree on public takeovers within ten (10) Business Days after such public offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such public offer and affirming the Oxford Board Recommendation; or (D) Oxford shall have violated or breached in any material respect any of its material obligations under Section 7.4;

           (ii)  in the event of a breach by Oxford of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 10.2(a) or Section 10.2(b) (assuming, solely for purposes of this Section 11.1(c)(ii), that the date of such breach is, or such breach is continuing as of, the Closing Date), and (B) cannot be or has not been cured by the earlier of (x) thirty (30) calendar days after the giving of written notice to Oxford describing such breach and the basis for such notice in reasonable detail and (y) the End Date; or

          (iii)  if the closing condition set forth in Section 10.2(d) shall be incapable of being satisfied.

        (d)   By Oxford:

            (i)  prior to receipt of the Cambridge Stockholder Approval, if (A) Cambridge shall have failed to include the Cambridge Board Recommendation in the Proxy Statement, (B) the Cambridge Board shall have made a Cambridge Adverse Recommendation Change (C) in the event that a tender offer or exchange offer that constitutes an Acquisition Proposal for Cambridge shall have been commenced by a Person unaffiliated with Oxford and Cambridge shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten (10) Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Cambridge Board Recommendation; or (D) Cambridge shall have violated or breached in any material respect any of its material obligations under Section 7.5;

           (ii)  in the event of a breach by Cambridge of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 10.3(a) or Section 10.3(b) (assuming, solely for purposes of this Section 11.1(d)(ii), that the date of such breach is, or such breach is continuing as of, the Closing Date) and (B) cannot be or has not been cured by the earlier of (x) thirty (30) calendar days after the giving of written notice to Cambridge describing such breach and the basis for such notice in reasonable detail and (y) the End Date; or

          (iii)  if the closing condition set forth in Section 10.3(d) shall be incapable of being satisfied.

        Section 11.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

        (a)   In the event of termination of this Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the last sentence of Section 7.6(a), the last sentence of Section 7.6(e), Section 7.9(d), the last sentence of Section 7.10(a), Section 7.16(d), this Section 11.2 and Article XII, each of which shall survive any such termination) and there shall be no liability on the part of Cambridge, Holdco, MergerCo or Oxford, except (i) as set forth in the provisions of this Agreement that survive such termination; and (ii) nothing herein shall relieve any Party from liability for any fraud or willful breach of this Agreement (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

        (b)

            (i)  In the event that this Agreement is terminated by either Cambridge or Oxford pursuant to Section 11.1(b)(iii), then Cambridge shall, within two (2) Business Days of such termination, pay or cause to be paid to Oxford the amount of reasonable out-of-pocket costs and expenses incurred by Oxford and its Affiliates in connection with this Agreement, the Merger and the other Transactions by wire transfer of same day funds to an account designated by Oxford in an amount not to exceed thirty million dollars ($30,000,000).

           (ii)  In the event that this Agreement is terminated (A) by Oxford pursuant to Section 11.1(d)(i) or (B) by either Cambridge or Oxford pursuant to Section 11.1(b)(iii) if at the time of such termination pursuant to Section 11.1(b)(iii) Oxford had the right to terminate this Agreement pursuant to Section 11.1(d)(i), then Cambridge shall, within two (2) Business Days of such termination, pay or cause to be paid to Oxford an amount equal to one hundred fifty million dollars ($150,000,000) (the "Cambridge Termination Payment") by wire transfer of same day funds to an account designated by Oxford.

          (iii)  In the event that (A) this Agreement is terminated by Cambridge or Oxford pursuant to Section 11.1(b)(i) or Section 11.1(b)(iii) or by Oxford pursuant to Section 11.1(d)(ii) with respect to the breach of a covenant or agreement, (B) after the date of this Agreement and (x) prior to the time of termination in case of such a termination pursuant to Section 11.1(b)(i) or Section 11.1(d)(ii) or (y) prior to the Cambridge Stockholder Meeting (as it may be adjourned or postponed)in the case of such a termination pursuant to Section 11.1(b)(iii), an Acquisition Proposal for Cambridge shall have been publicly announced or made publicly known or otherwise communicated or made known to Cambridge management or the Cambridge Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for Cambridge), and (C) within twelve (12) months following such termination, Cambridge or any of its Subsidiaries executes an agreement with respect to any Acquisition Proposal for Cambridge (whether or not involving the same Acquisition Proposal as that referred to in clause (B)) which is subsequently consummated, or any Acquisition Proposal for Cambridge is consummated (it being understood that, for purposes of this clause (C), the term "Acquisition Proposal" shall have the meaning assigned to such term in this Agreement except that each reference to "fifteen percent (15%) or more" in the definition of "Acquisition Proposal" and "Major Subsidiary" shall be deemed to be a reference to "fifty percent (50%) or more"), then Cambridge shall, prior to or contemporaneously with the consummation of such acquisition or transaction pay, or cause to be paid to Oxford, by wire transfer of same day funds to an account designated by Oxford, the Cambridge Termination Payment (less any amount previously paid by Cambridge pursuant to Section 11.2(b)(i)).

          (iv)  In the event that (i) this Agreement is terminated by either Cambridge or Oxford pursuant to Section 11.1(b)(i) and at the time of such termination any of the conditions to Closing set forth in Section 10.1(d) or Section 10.1(h) (solely as a result of a Restraint arising under the authority of any Antitrust Authority or under any Antitrust Law) shall not be satisfied but all other conditions set forth in Section 10.1 or Section 10.2 (other than, in either such case, any such conditions that by their nature are to be satisfied at the Closing, but which conditions would be satisfied if the Closing Date were the date of such termination) shall have been satisfied or waived or (ii) this Agreement is terminated (x) by either Cambridge or Oxford pursuant to Section 11.1(b)(ii) solely as a result of a Restraint arising under the authority of any Antitrust Authority or under any Antitrust Law or (y) by Oxford pursuant to Section 11.1(d)(ii) as a result of the breach by Cambridge of any covenant or agreement contained in Section 7.10, and, in either case, and at the time of such termination any of the conditions to Closing set forth in Section 10.1(d) or Section 10.1(h) (solely as a result of a Restraint arising under the authority of any Antitrust Authority or under any Antitrust Law) shall not be satisfied but all other conditions set forth in Section 10.1 and Section 10.2 shall be satisfied, shall have been waived or shall be capable of being satisfied at or prior to the End Date, then Cambridge shall, within two (2) Business Days of such termination, pay or cause to be paid to Oxford an amount equal to one hundred fifty million dollars ($150,000,000) by wire transfer of same day funds to an account designated by Oxford; provided, that Cambridge shall have no obligation to pay such amount if (1) documents in Oxford's or any of its Affiliates' possession ("Oxford's Documents") were produced by Oxford to an Antitrust Authority that failed to provide a necessary clearance or approval of the Transactions, which documents a reasonable Person would believe were a materially adverse factor to the Parties' failure to obtain such clearance or approval and (2) no documents in Cambridge's or any of its Affiliates' possession were produced by Cambridge to such Antitrust Authority that a reasonable Person would believe were as significant an adverse factor as Oxford's Documents in the Parties' failure to obtain such clearance and approval.

           (v)  In the event that this Agreement is terminated by either Cambridge or Oxford pursuant to Section 11.1(b)(iv), then Oxford shall, within two (2) Business Days of such termination, pay or cause to be paid to Cambridge the amount of reasonable out-of-pocket costs and expenses incurred by Cambridge and its Affiliates in connection with this Agreement, the Merger and the other Transactions by wire transfer of same day funds to an account designated by Cambridge in an amount not to exceed thirty million dollars ($30,000,000).

          (vi)  In the event that this Agreement is terminated (A) by Cambridge pursuant to Section 11.1(c)(i) or (B) by either Cambridge or Oxford pursuant to Section 11.1(b)(iv) if at the time of such termination pursuant to Section 11.1(b)(iv) Cambridge had the right to terminate this Agreement pursuant to Section 11.1(c)(i), then Oxford shall, within two (2) Business Days of such termination, pay or cause to be paid to Cambridge an amount equal to one hundred fifty million dollars ($150,000,000) (the "Oxford Termination Payment") by wire transfer of same day funds to an account designated by Cambridge.

         (vii)  In the event that (A) this Agreement is terminated by Cambridge or Oxford pursuant to Section 11.1(b)(i) or Section 11.1(b)(iv) or by Cambridge pursuant to Section 11.1(c)(ii), (B) after the date of this Agreement and (x) prior to the time of termination in case of such a termination pursuant to Section 11.1(b)(i) or Section 11.1(c)(ii) or (y) prior to the Oxford Stockholder Meeting (as it may be postponed) in the case of such a termination pursuant to Section 11.1(b)(iv), an Acquisition Proposal for Oxford shall have been publicly announced or made publicly known or otherwise communicated or made known to Oxford management or the Oxford Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for Oxford), and (C) within twelve (12) months following such termination, Oxford or any of its Subsidiaries executes an agreement with respect to any Acquisition Proposal for Oxford (whether or not involving the same Acquisition Proposal as that referred to in clause (B)) which is subsequently consummated, or any Acquisition Proposal for Oxford is consummated (it being understood that, for purposes of this clause (C), the term "Acquisition Proposal" shall have the meaning assigned to such term in this Agreement except that each reference to "fifteen percent (15%) or more" in the definition of "Acquisition Proposal" and "Major Subsidiary" shall be deemed to be a reference to "fifty percent (50%) or more"), then Oxford shall, prior to or contemporaneously with the consummation of such acquisition or transaction pay, or cause to be paid to Cambridge, by wire transfer of same day funds to an account designated by Cambridge, the Oxford Termination Payment (less any amount previously paid by Cambridge pursuant to Section 11.2(b)(v)).

        (c)   Each of Cambridge and Oxford acknowledges that the agreements contained in this Section 11.2 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 11.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 11.2 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment. In no event shall Cambridge or Oxford be obligated pursuant to this Section 11.2 to pay more than one Cambridge Termination Payment or Oxford Termination Payment, respectively.

 ARTICLE XII

GENERAL PROVISIONS

        Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by facsimile (with written confirmation of completed transmission), by email (with receipt confirmed by the intended recipient, or if a duplicate copy is promptly delivered by one of the other methods described in this Section 12.1), or sent by a nationally recognized overnight courier service (with confirmation of delivery) . All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice in a notice given in accordance with this Section 12.1:

      If to Cambridge, to:

      CF Industries Holdings, Inc.
      4 Parkway North, Suite 400
      Deerfield, IL 60015-2590
      Attn: Douglas C. Barnard
      Facsimile: (847) 405-2711
      Email: Dbarnard@cfindustries.com

      with a copy to (which shall not constitute notice):

      Skadden, Arps, Slate, Meagher & Flom LLP
      155 N. Wacker Drive
      Chicago, IL 60606
      Attn: Brian W. Duwe
      Attn: Richard C. Witzel, Jr.
      Fax: (312) 407-0411
      Telephone: (312) 407-0700
      Email: brian.duwe@skadden.com
      Email: richard.witzel@skadden.com

      If to Oxford, to:

      OCI N.V.
      Honthorststraat 19
      1071 DC Amsterdam
      The Netherlands
      Attn: Erika Wakid
      Facsimile: +31 20 723 4501
      Email: Erika.Wakid@oci.nl

      with a copy to (which shall not constitute notice):

      Cleary Gottlieb Steen and Hamilton LLP
      One Liberty Plaza
      New York, NY 10006
      Attn: Robert P. Davis
      Attn: Paul M. Tiger
      Facsimile: (212) 225-3999
      Email: rdavis@cgsh.com
      Email: ptiger@cgsh.com

        Section 12.2 Interpretation.

        (a)   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References herein to any gender include the other gender. The term "or" is not exclusive. The words "hereof," "herein," "hereby," "hereto," and "hereunder" shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other item extends and shall not simply mean "if". "Dollars" and "$" shall mean United States dollars. Any reference to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms. Any references to any Law shall be deemed to refer to such Law as amended from time to time and to include any successor legislation thereto and any rules and regulations promulgated thereunder. References to any document or information having been "made available" or "furnished" by Oxford shall include Oxford or any of its Representatives having posted any such document or information to the online data room hosted on behalf of Oxford and located at https://datasite.merrillcorp.com (the "Data Room") prior to the execution of this Agreement or provided as an exhibit to any publicly available Oxford Report or MLP Report.

        (b)   Any covenant or agreement in this Agreement or any Ancillary Agreement that requires Oxford to cause any Target Joint Venture to take (or not take) any action shall be deemed to require Oxford to cause such Target Joint Venture to take (or not take) such action solely to the extent within the control of Oxford.

        (c)   Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Oxford Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Oxford Disclosure Letter is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Oxford Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Oxford Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

        (d)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement.

        Section 12.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, when taken together,

shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

        Section 12.4 Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the exhibits hereto, the Disclosure Letters delivered in connection herewith, the Ancillary Agreements and the Restructuring Steps Plan), constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior representations, warranties, agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successor and permitted assigns, except for (i) from and after the Effective Time, the rights of the stockholders of Cambridge to receive the Merger Consideration and the rights of the stockholders of Oxford to receive the Distributable Consideration, (ii) as provided in Section 7.25, Article VIII or Article IX or (iii) solely with respect to each Financing Source, this Section 12.4(b) and Sections 12.7, 12.9(b) and 12.11.

        (c)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.8 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 12.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Laws or public policy in any situation or in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the offending term or provision in any other situation or any other jurisdiction. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

        Section 12.6 Assignments.

        (a)   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        (b)   In the event that, after the Closing, Oxford, Cambridge, Holdco or any of their respective successors consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets (determined by its properties and assets after the Closing) to any Person, then in each such case, proper provisions reasonably acceptable to Oxford, in the case of Cambridge or Holdco as the consolidating, merging, transferring or conveying Party, or Holdco, in the case of Oxford as the consolidating, merging, transferring or conveying Party, shall be made so that the successors and assigns of the consolidating, merging, transferring or conveying Party shall succeed to such Party's obligations set forth in this Agreement; provided, that, in connection with any of the foregoing, no Party shall be released from any of its obligations or liabilities hereunder.

        Section 12.7 Amendments.    This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with this Agreement to the stockholders of Cambridge or Oxford, but, after such approval, no amendment shall be made which by applicable Laws or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided that no modification or amendment to this Agreement shall be made that would adversely affect the rights of the Financing Sources as set forth in Sections 12.4(b), this Section 12.7, Section 12.9(b) or Section 12.11 without the prior written consent of the Financing Sources.

        Section 12.8 Extension; Waiver.    At any time prior to the Closing, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, any Ancillary Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 11.1(b)(iii) or (iv), conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written instrument. Neither any course of conduct nor the failure or delay of any Party to this Agreement to assert any of its rights, remedies or powers under this Agreement or otherwise shall constitute a waiver of those rights, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

        Section 12.9 Governing Law and Venue; Waiver of Jury Trail

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the City of Wilmington in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, the Ancillary Agreements, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.9(b).

        Section 12.10 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 12.4(b)) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision of any such bond or other security.

        Section 12.11 Certain Claims

        (a)   Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The Parties further agree that all of the provisions of Section 12.9(b) relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party claim referenced in this Section 12.11(a).

        (b)   Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that, on or prior to the Closing Date, the definitions of

"Acquired Business Material Adverse Effect" and "Acquisition Agreement Representations," as defined in and for the purposes of the Commitment Letter, shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        (c)   Notwithstanding anything to the contrary contained in this Agreement, Oxford agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Financing or the Transactions. In addition, no Financing Source shall have any liability or obligation to Oxford or any of Oxford's Affiliates or Representatives in connection with or related to this Agreement, the Financing or the Transactions, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For avoidance of doubt, nothing in this Section 12.11(c) shall modify or alter the rights of Cambridge under the Commitment Letter and any provision of any definitive loan documentation between or among Cambridge, Holdco (or the Surviving Corporation), and any of their Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in the Commitment Letter or any such definitive loan documentation, as applicable, the provisions of the Commitment Letter or any such definitive loan documentation, as applicable, shall govern and control.

        Section 12.12 Fees; Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated. For the avoidance of doubt, except as otherwise expressly provided herein, any costs incurred in connection with this Agreement, the Ancillary Agreements or any aspect of the Restructuring or the other Transactions by Oxford and its Subsidiaries prior to the Closing, shall be paid by Oxford or one or more of the Oxford Companies, and not by the Target Companies.

        Section 12.13 Nonrecourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any lawsuits, claims, suits or proceedings that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against each Person that is expressly named as a Party in such Person's capacity as such, and only with respect to the specific obligations set forth herein with respect to such Party, and no former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, Affiliates, agents, attorneys or other Representatives of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any lawsuits, claims, suits or proceedings (whether at law or in equity, in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any representations, warranties, covenants, agreements or statements (whether written or oral, express or implied) made or alleged to have been made in connection herewith.

        Section 12.14 Provision Regarding Legal Representation. Recognizing that each of Cleary Gottlieb, Allen & Overy LLP ("Allen & Overy") and Orrick, Herrington & Sutcliffe LLP ("Orrick") has acted as legal counsel to Oxford, the Target Companies and their Affiliates in connection with the negotiation, documentation and consummation of the transactions contemplated hereby prior to the Closing (the "Engagement"), and that Cleary Gottlieb, Allen & Overy and Orrick intend to act as legal counsel to Oxford and its Affiliates (which will no longer include the Target Companies) after the Closing, Holdco and Cambridge hereby waive (on their own behalf) and agree to cause their Affiliates (including, after the Closing, the Target Companies) to waive, any conflicts to the extent related to the Engagement that may arise in connection with Cleary Gottlieb, Allen & Overy or Orrick representing Oxford or any of its Affiliates after the Closing as such representation may relate to Holdco, Cambridge and the Target

Companies or the Transactions. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Oxford, the Target Companies and their respective Affiliates, on the one hand, and Cleary Gottlieb, Allen & Overy or Orrick, on the other hand, in the course of the Engagement shall be deemed to be attorney-client confidences that belong solely to Oxford and its Affiliates (and not the Target Companies). Accordingly, the Target Companies shall not have access to any such communications or to the files of Cleary Gottlieb, Allen & Overy or Orrick relating to the Engagement from and after the Closing, and no actions taken by Oxford or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, from and after the Closing, (a) Oxford and its Affiliates (and not the Target Companies) shall be the sole holders of the attorney-client privilege with respect to communications relating to the Engagement, and no Target Company shall be a holder thereof, (b) to the extent that files of Cleary Gottlieb, Allen & Overy or Orrick in respect of the Engagement constitute property of the client, only Oxford and its Affiliates (and not the Target Companies) shall hold such property rights and (c) neither Cleary Gottlieb, Allen & Overy nor Orrick shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files in connection with the Engagement to any of the Target Companies by reason of any attorney-client relationship between Cleary Gottlieb, Allen & Overy or Orrick, as the case may be, and the Target Companies or otherwise.

ARTICLE XIII

DEFINITIONS

        "Acceptable Confidentiality Agreement" means, with respect to Cambridge or Oxford, as applicable, any customary confidentiality agreement that contains provisions with respect to confidentiality that are no less favorable to such Party in any substantive respect than those contained in the Confidentiality Agreement.

        "Acquisition Proposal" means, with respect to Cambridge or Oxford, as applicable, any offer or proposal for, or any indication of interest in, (a) any direct or indirect acquisition or purchase of Cambridge or Oxford, as applicable, or any of its Subsidiaries that constitutes fifteen percent (15%) or more of the consolidated gross revenue or consolidated gross assets of Cambridge or Oxford, as applicable, and its Subsidiaries, taken as a whole (any such Subsidiary, a "Major Subsidiary"), (b) any direct or indirect acquisition or purchase of (i) fifteen percent (15%) or more of any class of equity securities or voting power or fifteen percent (15%) or more of the consolidated gross assets of Cambridge or Oxford, as applicable, or (ii) fifteen percent (15%) or more of any class of equity securities or voting power of any of its Major Subsidiaries, (c) any tender offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities or voting power of Cambridge or Oxford, as applicable, or (d) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cambridge or Oxford, as applicable, or any Major Subsidiary of Cambridge or Oxford, as applicable, in each case, by, with or involving a Person other than another Party or any of its Subsidiaries; provided that an offer, proposal or indication of interest that does not contemplate the direct or indirect acquisition or purchase of any assets or Capital Stock of any Target Company and is not otherwise mutually exclusive with or a material impediment or source of delay to the Transactions shall not constitute an Acquisition Proposal for Oxford.

        "Adjusted Convertible Bond Share Reduction Amount" means the Convertible Bond Share Reduction Amount computed without regard to the components thereof specified in subclauses (a)(i) and (a)(iii) of the definition thereof.

        "Affiliate," with respect to any Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether though ownership of voting securities or equity interest in the registered capital of that Person, by Contract or otherwise). For the avoidance of doubt, Orascom Construction Limited shall be considered an Affiliate of Oxford and its Subsidiaries for the purposes of this Agreement and any Ancillary Agreement.

        "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Laws.

        "Ancillary Agreements" means all agreements, instruments, certificates and documents, executed and delivered by either, Cambridge or any of its Affiliates or Oxford or any of its Affiliates under this Agreement or in connection herewith, including the Firewater One Shareholder Agreement, the Holdco Shareholder Agreement and the Registration Rights Agreements.

        "Antitrust Authority" means any Governmental Body responsible for the administration and enforcement of Antitrust Law.

        "Antitrust Laws" means any Law designed to prohibit restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.

        "Benefit Plan" means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (a) Cambridge or Oxford, (b) any Subsidiary of Cambridge or Oxford or (c) any ERISA Affiliate of Cambridge or Oxford, for the benefit of any current or former employee, director or member of Cambridge or Oxford or any Subsidiary of Cambridge or Oxford, other than any plan, program, agreement or arrangement mandated by applicable Laws.

        "Bond Financing Agreement" means the Bond Financing Agreement, dated as of May 1, 2013, between Iowa Finance Authority and IFCO.

        "Business" means: (a) the development, construction and operation of a fertilizer plant in Wever, Iowa (the "Iowa Fertilizer Plant") and, once operational, the sale of products therefrom; (b) the nitrogen fertilizer and melamine business as operated at, or in respect of, the complex in Geleen, the Netherlands and the marketing and sale of nitrogen fertilizer and melamine therefrom; (c) the ammonia and methanol business as operated at, or in respect of, the complex in Beaumont, Texas (the "Beaumont Complex") and the marketing and sale of ammonia and methanol therefrom; (d) the development, construction and operation of a methanol plant in Beaumont, Texas (the "Natgasoline Complex") and the marketing and sale of products therefrom and (e) the sales and trading business in support of the businesses in clauses (a)-(d) above, including the trading operations in Dubai, United Arab Emirates, in each case, as currently conducted, by Oxford and/or its Subsidiaries.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which the commercial banks in Chicago, IL or Amsterdam, the Netherlands are authorized or required by Law to remain closed.

        "Cambridge Average Price" means the volume weighted average price per share of Cambridge Common Stock on the NYSE for the twenty (20) consecutive trading days ending upon and including the third (3rd) trading day immediately prior to the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP".

        "Cambridge Board" means the board of directors of Cambridge.

        "Cambridge Bylaws" means the bylaws of Cambridge.

        "Cambridge Certificate" means the certificate of incorporation of Cambridge.

        "Cambridge Common Stock" means common stock, par value $0.01 per share, of Cambridge.

        "Cambridge Indemnified Party" means Holdco, Cambridge and their controlled Affiliates (including, for the avoidance of doubt, after the Closing, the Target Companies) and each of their Representatives in their capacities as such.

        "Cambridge Material Adverse Effect" means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts has, or is reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of Cambridge and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Cambridge Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (a) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (b) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (c) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (d) any change in applicable Law, GAAP or IFRS (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (e) general conditions in the industries in which Cambridge and its Subsidiaries operate, (f) the failure, in and of itself, of Cambridge to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of Cambridge's securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Cambridge Material Adverse Effect), (g) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by Cambridge or its Subsidiaries, (h) the identity of Oxford or the announcement or pendency of this Agreement and the Transactions, including any lawsuit in respect of this Agreement or the Transactions and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of Cambridge and its Subsidiaries and (i) any action taken at the express written request of Oxford after the date of this Agreement, except, in the cases of clauses (a), (b), (c), (d) and (e), to the extent that Cambridge and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Cambridge and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably expected to be, a Cambridge Material Adverse Effect).

        "Cambridge Transaction Agreements" means this Agreement and the Ancillary Agreements, being or to be executed and delivered by Cambridge or any of its Affiliates under this Agreement or in connection herewith.

        "Capital Stock" means, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

        "Cash Consideration" means the Firewater One Consideration and the Holdco Cash Consideration.

        "Charter Documents" means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles and, where relevant, the memorandum of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity's Capital Stock or of any rights in respect of that entity's Capital Stock.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collective Bargaining Agreement" means any collective bargaining agreement, labor agreement, union agreement, works council agreement, or similar Contract with any labor organization, union, works council, or similar employee representative body.

        "Companies Act" means the UK Companies Act 2006.

        "Confidentiality Agreement" means the confidentiality agreement, dated February 4, 2015, between Cambridge and Oxford.

        "Conditions" means the terms and conditions of the Convertible Bonds, as set out in Schedule 1 to the Convertible Bond Trust Deed.

        "Consideration" means the Base Share Consideration, the Election Consideration and the Firewater One Consideration.

        "Contract" means any written or oral lease, contract, license, arrangement, option, promise, commitment, undertaking, instrument or other agreement that purports to bind a Person or its property.

        "Conversion Price" means the Conversion Price (as such term is defined in the Conditions) applicable to the Convertible Bonds.

        "Convertible Bond Independent Adviser" means the Independent Adviser (as such term is defined in the Conditions) appointed pursuant to the terms of Convertible Bonds to determine the adjustment required to the Conversion Price in connection with completion of the Transactions.

        "Convertible Bond Premium to Parity Value" means the value as of the Closing Date of a Convertible Bond in excess of the as converted value at the applicable conversion rate as of Closing Date expressed as an amount in U.S. dollars (at the then prevailing exchange rate) after giving effect to the Transactions and adjustments in relation thereto under Condition 6(m) of the Convertible Bonds. For the avoidance of doubt, the Convertible Bond Premium to Parity Value shall in no event be less than $0.

        "Convertible Bond Share Reduction Amount" means the number of shares of Holdco Common Stock equal to:

        (a)   the sum of

            (i)  the number of shares of Holdco Common Stock (if any) into which a Convertible Bond shall be convertible (in accordance with the Convertible Bond Trust Deed after giving effect to the Transactions and adjustments in relation thereto under Condition Section 6(m) of the Convertible Bonds); and

           (ii)  the number of shares of Holdco Common Stock equal to (A) the Convertible Bond Premium to Parity Value divided by (B) the closing price of Cambridge Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date;

          (iii)  the number of shares of Holdco Common Stock equal (A) to sum of the fair market value of other securities and property of Holdco (if any), other than Holdco Common Stock, into which a Convertible Bond shall be convertible (in accordance with the Convertible Bond Trust Deed after giving effect to the Transactions and adjustments in relation thereto under Condition Section 6(m) of the Convertible Bonds), where the "fair market value" of any security or other property, for purposes of this definition, is the fair market value, as determined in good faith by the Cambridge Board, of such security or property as of the Closing Date divided by (B) the closing price of Cambridge Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date;

  multiplied by

        (b)   the number of outstanding Convertible Bonds as of the Closing Date.

        "Convertible Bond Trust Deed" means the trust deed dated September 25, 2013 between Oxford as issuer and BNY Mellon Corporate Trustee Services Limited as trustee, as in effect on the date hereof.

        "Convertible Bonds" means the €339,000,000 3.875% Convertible Bonds due 2018 issued by Oxford in principal amounts of €100,000 each.

        "Customs & International Trade Authorizations" means any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws for the lawful export or import of goods, software, technology, technical data, and services and international financial transactions.

        "Customs & International Trade Laws" means the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which any Target Company is incorporated or does business, including the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC's list of Specially Designated Nationals and Blocked Persons, and persons or entities designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury.

        "DCC" means the Dutch Civil Code.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "DLLCA" means the Delaware Limited Liability Company Act.

        "DPA" means Section 721 of the Defense Production Act of 1950, as amended, and the U.S. Department of the Treasury implementing regulations thereof, codified at 31 C.F.R. Part 800.

        "Environmental Claim" means any claim, action, cause of action, suit, proceeding, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup or cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        "Environmental Law" means any federal, state, local, foreign or international Laws regulating or protecting public or employee health and safety (including in the workplace), or regulating or protecting natural resources, wildlife, threatened or endangered species or the environment (including ambient air, surface water (including water management and runoff), groundwater, land surface or subsurface strata), regulating greenhouse gases, or regulating the distribution, labeling, registration, use, treatment, storage, disposal, recycling, removal, transport or handling of Materials of Environmental Concern, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.) and the regulations promulgated pursuant thereto and any counterpart or similar local, state or foreign Laws.

        "Environmental Permits" means permits, licenses, consents, certificates, approvals, authorizations, registrations, variances, exemptions, and other approvals issued pursuant to applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity (whether or not incorporated) that, together with any other Person, is or has been considered in the past six (6) years to be under common control and treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Family Member" means, with respect to any Person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, or any other Person (other than a tenant or employee) sharing the household of such Person.

        "Financing Sources" means the Persons (including the parties to the Commitment Letter, but excluding Oxford and its Affiliates) that have committed to provide (directly or indirectly) or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Financing, together with their Affiliates and Representatives involved in the Financing or any such alternative financing and their successors and assigns.

        "Form S-4" means the Registration Statement on Form S-4, or other appropriate form or forms, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by

Holdco under the Securities Act in respect of the shares of Holdco Common Stock to be issued in respect of the Merger Consideration and the Distributable Consideration.

        "GAAP" means generally accepted accounting principles for financial reporting in the United States.

        "Governmental Approval" means, at any time, any authorization, qualification, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, notice to, or registration or filing with, any Governmental Body.

        "Governmental Body" means any (a) international, supranational, national, central, state, provincial, county, municipal, local or other government or quasi-governmental body or authority, domestic or foreign, or any agency, board, branch, bureau, commission, court, tribunal, office, commission, council, department or other instrumentality or subdivision of such government or (b) any other body (including NYSE, NASDAQ, NYSE Euronext Amsterdam and any other national securities exchange or other self-regulatory body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power of any nature.

        "Holdco Common Stock" means the ordinary shares of Holdco.

        "Holdco Shareholder Agreement" means the shareholder agreement by and among Holdco, Oxford and the stockholders of Oxford party thereto, dated on or prior to the date of this Agreement, substantially in the form attached hereto as Exhibit C.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

        "IFCO" means Iowa Fertilizer Company LLC, a Delaware limited liability company.

        "IFRS" means International Financial Reporting Standards as adopted by the EU.

        "IFRS-IASB" means International Financial Reporting Standards as issued by the International Accounting Standards Board.

        "Indebtedness" means, without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations, other than letters of credit to the extent cash collateralized; (d) all costs arising out of overdrafts, acceptance credit or similar facilities; (e) the principal component of all obligations for deferred purchase price of property or services (excluding any trade payables for goods and services incurred in the ordinary course of business); (f) all amounts owing or due on a net basis under any interest rate, currency, swap or other hedging agreements; and (g) all guarantees of Indebtedness of third parties.

        "Intellectual Property" means all of the following, whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon), utility models and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof ("Patents"), and all rights therein provided by international treaties or conventions; (b) Trademarks; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions (whether or not patentable), processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and (f) the right to sue and collect damages for any past infringement of any of the foregoing.

        "Intervening Event" means, with respect to Cambridge or Oxford, as applicable, any material event, fact, circumstance, development or occurrence not relating to an Acquisition Proposal for Cambridge or Oxford, as applicable, that (a) is neither known to nor reasonably foreseeable by the Cambridge Board or the Oxford Board, as applicable, as of the date of this Agreement and (b) becomes known to or by the Cambridge Board or the Oxford Board, as applicable, prior to obtaining the Cambridge Stockholder Approval or the Oxford Stockholder Approval, as applicable.

        "IP Contracts" means Contracts that primarily relate to the (a) receiving or granting or limiting of rights in or to any Intellectual Property or (b) confidentiality of any Intellectual Property.

        "knowledge of Cambridge" and phrases with similar wording mean the knowledge of the Persons listed on Section 13(a) of the Cambridge Disclosure Letter after reasonable inquiry of the current employees of Cambridge and its Affiliates having primary responsibility for the subject matter of the inquiry.

        "knowledge of Oxford" and phrases with similar wording mean the knowledge of the Persons listed on Section 13(a) of the Oxford Disclosure Letter after reasonable inquiry of the current employees of Oxford and its Affiliates having primary responsibility for the subject matter of the inquiry.

        "Law" means any law, rule, regulation, statute, order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative, ordinance or code promulgated by any Governmental Body, including any securities law.

        "Lien" means any lien (statutory or otherwise) pledge, charge or other security interest, in each case whether voluntarily incurred or arising by operation of Law; provided, however, that the foregoing shall not include licenses of or other grants of rights to use Intellectual Property.

        "Marketing Period" means the first period of 15 consecutive Business Days after the date of this Agreement throughout which (i) Cambridge shall have the Required Information and (ii) the conditions set forth in Section 10.1 and Section 10.2 (other than the conditions set forth in Section 10.1(a) and Section 10.1(b)) shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Section 10.1 or Section 10.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Cambridge on the first day of any such 15 consecutive Business Day period would not be sufficiently current on any day during such 15 consecutive Business Day period to permit (x) a registration statement filed by a first-time U.S. registrant using such financial statements to be declared effective by the SEC on the last day of the 15 consecutive Business Day period and (y) Oxford's independent auditors to issue a customary comfort letter, including a "negative assurance" comfort letter, in accordance with such independent auditors' normal practices and procedures, on the last day of the 15 consecutive Business Day period (any documents complying with the requirements of clauses (x) and (y), mutatis mutandis, "Compliant Documents"), then a new 15 consecutive Business Day period shall commence upon Cambridge receiving updated Required Information that would qualify as a Compliant Document; provided, further, that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such 15 consecutive Business Day period (1) Oxford's independent auditors shall have withdrawn such independent auditors' audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by Oxford's independent auditors, another "big four"

accounting firm or another independent public accounting firm reasonably acceptable to Cambridge or (2) the Oxford Board or a committee thereof, Oxford's chief financial officer or any other executive officer of Oxford concludes that any previously issued financial statements included or intended to be used in the Required Information should no longer be relied upon, in which case the Marketing Period shall be deemed not to commence unless and until Oxford has determined that such financial statements may be relied upon and notified Cambridge of such determination or (3) Oxford or any of the Target Companies shall have publicly announced any intention to restate any material financial information included or intended to be used in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and reflected in the Required Information and in Oxford's and any such Target Company's filings with applicable regulatory authorities or Oxford has determined and publicly announced that no such restatement is required; provided, further, that such 15 consecutive Business Day period (i) shall not include November 26, 2015, November 27, 2015, November 24, 2016 or November 25, 2016 and (ii) shall (x) end prior to December 21, 2015 or commence on or after January 4, 2016, (y) end prior to August 15, 2016 or commence on or after September 6, 2016 and (z) end prior to December 19, 2016 or commence on or after January 3, 2017, which for purposes of such 15 consecutive Business Day period shall not constitute Business Days. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained and are sufficient to consummate the transactions contemplated by this Agreement.

        "Materials of Environmental Concern" means any chemicals, materials, greenhouse gases, substances, pollutants or contaminants in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are regulated under Environmental Laws, or which are listed, defined or otherwise designated as hazardous, toxic, dangerous, infectious or radioactive under Environmental Laws, or exposure to which is prohibited or regulated by any applicable Environmental Law, including explosive substances, asbestos or asbestos-containing material, polychlorinated biphenyls, and any petroleum, petroleum hydrocarbons, crude oil petroleum derivatives, petroleum products, or by-products of petroleum refining.

        "MLP" means OCI Partners LP.

        "Natgasoline" Natgasoline LLC, a Delaware limited liability company.

        "Natgasoline Construction Contracts" means (i) that certain Engineering, Procurement and Construction Contract, dated as of April 15, 2015, by and between Natgasoline, as owner, and Orascom E&C USA Inc., as contractor, including any amendments, supplements, change orders or other modifications thereto (in each case made in accordance with the terms hereof), (ii) that certain Basic Engineering Agreement, dated as of February 13, 2014, by and between Natgasoline, as owner, and Air Liquide Process & Construction, Inc., as contractor, including any amendments, supplements, change orders or other modifications thereto (in each case made in accordance with the terms hereof), (iii) that certain License Agreement, dated February 13, 2014, by and between Natgasoline, as licensee, and Air Liquide Process & Construction, Inc., as licensor, including any amendments, supplements, change orders or other modifications thereto (in each case made in accordance with the terms hereof), and (iv) any other engineering, procurement or construction contract or license agreement related to the Natgasoline Project, in each case, including any amendments, supplements, change orders or other modifications thereto.

        "Net Indebtedness" means the Indebtedness of the Target Companies (other than any Indebtedness owed to any of the Oxford Companies after giving effect to the Restructuring and other than the "Project Financing" contemplated by the Firewater One Term Sheet incurred by Natgasoline) less the Target Companies Cash.

        "Net Intercompany Payable" means, as of immediately prior to the Closing, the net amount owed by the Target Companies to the Oxford Companies after giving effect to the Restructuring. In the event the net amount owed by the Target Companies to the Oxford Companies after giving effect to the Restructuring is less than zero, the Net Intercompany Payable shall be deemed to be zero.

        "Non-Distributable Consideration" means the Consideration other than the Distributable Consideration.

        "Notary" means a civil law notary holding offices at Allen & Overy LLP (Amsterdam office) or that notary's substitute.

        "NYSE" means the New York Stock Exchange.

        "Oxford Articles of Association" means the articles of association of Oxford.

        "Oxford Benefit Plans" means the Benefit Plans of the Oxford Companies and the Target Companies.

        "Oxford Board" means the board of directors of Oxford (or an equivalent governing body of Oxford).

        "Oxford Chem 2" means OCI Chem 2, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) that is indirectly wholly owned by Oxford.

        "Oxford Companies" means Oxford and the direct and indirect Subsidiaries of Oxford that are not Target Companies at any given time.

        "Oxford Confidential Information" means (a) all information and data that any Oxford Company maintains as confidential relating to the business of the Oxford Companies (which shall not include the Business), including customer and supplier lists, pricing information, marketing plans, market studies and all other information or data and (b) all Information (as defined in the Confidentiality Agreement), other than Target Confidential Information, furnished by or on behalf of Oxford to Cambridge or its Representatives that Cambridge is required as of immediately prior to the Closing to keep confidential pursuant to the Confidentiality Agreement; provided that Oxford Confidential Information shall not include any information or data that (i) is or becomes available to the public after the Closing other than as a result of a disclosure in violation of Section 7.9(f) or (B) becomes available to Holdco or its Representatives after the Closing from a source other any Oxford Company or their Representatives if the source of such information is not known by Holdco or its applicable Representative to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any Oxford Company with respect to such information.

        "Oxford Indemnified Party" means Oxford and its controlled Affiliates and each of their Representatives in their capacities as such.

        "Oxford Intellectual Property Rights" means all Intellectual Property owned by the Target Companies, including any such Intellectual Property licensed pursuant to any Target Company IP Contract.

        "Oxford Material Adverse Effect" means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts has, or is reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of (a) the Business or (b) the Target Companies, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been an Oxford Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law GAAP or IFRS (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Business or the Target Companies, as applicable, operate, (vi) the failure, in and of itself, of the Business or the Target Companies, as applicable, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of MLP or Oxford's securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been an Oxford Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by the Business or the Target Companies, as applicable, (viii) the identity of Cambridge or the announcement or pendency of this Agreement and the Transactions, including any lawsuit in respect of this Agreement or the Transactions and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Business or the Target Companies, as applicable and (ix) any action taken at the express written request of Cambridge after the date of this Agreement, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that the Business or the Target Companies, as applicable, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Business or the Target Companies, as applicable, operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably expected to be, an Oxford Material Adverse Effect).

        "Oxford Nitrogen" means OCI Nitrogen B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)

        "Oxford Registration Rights Agreement" means the registration rights agreement by and between Holdco and Oxford, substantially in the form attached hereto as Exhibit D.

        "Oxford Transaction Agreements" means this Agreement and the Ancillary Agreements, being or to be executed and delivered by Oxford or any of their Affiliates under this Agreement or in connection herewith.

        "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended.

        "Permitted Liens" means (a) liens for Taxes and other governmental charges and assessments which (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceedings diligently conducted, and, in the case of this clause (ii), for which appropriate reserves have been provided in accordance with GAAP or IFRS, as applicable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens imposed by applicable Laws arising in the ordinary course of business and consistent with past practice for sums not yet due and payable or which are being contested in good faith by appropriate proceedings that, in the aggregate as to the liens in this subjection (b), do not exceed $5 million, (c) with respect to any real property, Liens (but excluding (i) any monetary lien or other lien securing Indebtedness and (ii) any Lien imposed or promulgated by Laws, which are governed under clauses (a), (b) and (e)) which do not, individually or in the aggregate, materially impair the continued use of such property as currently conducted or as reasonably contemplated to be conducted and/or the operation of the Business; (d) with respect to any real property leased or otherwise used by a Target Company pursuant to any lease or other occupancy agreement, all title exceptions, defects, easements, restrictions and other matters encumbering the landlord's (or, as applicable, any other owner's) interest in such real property and to which such lease or other use is subordinate, whether or not of record, (e) with respect to any real property, Liens imposed or promulgated by Laws with respect to such real property and improvements, excluding Liens described in clauses (a) and (b), but including zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements imposed by any Governmental Body (excluding Liens imposed by applicable Environmental Laws related to investigation or remediation of contaminated real property) to the extent not violated in any material respect by the current use of such real property; (f) Liens that would be revealed by current title reports or surveys which do not, individually or in the aggregate, materially impair the continued use of such property as currently conducted or as reasonably contemplated to be conducted and/or the operation of the Business; (g) Liens arising in the ordinary course of business under workmen's compensation, unemployment insurance, social security, retirement laws and other similar Laws, (h) Liens and other obligations arising under the credit facilities of any Target Company, Revolving Credit Agreement or the Series 2013 Bonds, (i) Liens set forth in Section 13(b) of the Oxford Disclosure Letter; (j) Liens to be released on or before the Closing Date; (k) any Liens arising pursuant to the Cambridge Transaction Agreements; (l) any Liens arising as a result of the actions of the Cambridge, Holdco, MergerCo or any of their respective Representatives; (m) the rights of any third party to minerals attaching to any of the Oxford Real Property, provided that, if exercised, would not materially impair the development, construction, operation, use or management of the Iowa Fertilizer Plan, the Beaumont Complex or the Natgasoline Complex; and (n) any other Liens that will be released on or prior to the Closing Date.

        "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

        "Post-Closing Tax Period" means any taxable year or period (or portion thereof) that begins after the Closing Date.

        "Pre-Closing Tax Period" means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

        "Registration Rights Agreements" means the Oxford Registration Rights Agreement and the Stockholder Registration Rights Agreement.

        "Related Person" means (a) any Affiliate of Oxford other than the Target Companies, (b) any officer or director (or person performing equivalent functions) of Oxford or any Affiliate of Oxford, (c) any ultimate beneficial owner of ten percent (10%) or more of the Capital Stock of Oxford and any officer or director (or person performing equivalent functions) of such beneficial owner and (d) any Family Member of any natural person referenced in clause (a) or (b).

        "Release" means any spill, emission, leak, pumping, pouring, emptying, escaping, dumping, injection, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, including any abandonment of containers containing Materials of Environmental Concern.

        "Representative" means, in relation to any Person, any director (or Person serving in a similar capacity), officer, employee, consultant, advisor, agent or other representative (including any legal counsel, accountant, investment banker and financial advisor) of that Person or any Subsidiary of that Person.

        "Restrictive Covenant" means any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation.

        "Retained Shares" means the Share Consideration that is not Distributable Consideration.

        "Revolving Credit Agreement" means that certain Facility Agreement, dated July 30, 2014, for Oxford, arranged by Bank of America Merrill Lynch International Limited, Barclays Bank plc,

Coöperative Centrale Raiffeisen-Boerenleenbank B.A. Trading As Rabobank International, Crédit Agricole Corporate and Investment Bank and HSBC Bank Middle East Limited as Bookrunning Mandated Lead Arrangers, ING Bank NV as Mandated Lead Arranger and Bank of America Merrill Lynch International Limited as Facility Agent, as amended.

        "Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

        "Sanctioned Person" means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons.

        "Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC") or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty's Treasury of the United Kingdom or Switzerland.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series 2013 Bonds" means the Iowa Finance Authority Midwestern Disaster Area Revenue Bonds (OCI Fertilizer Company Project), Series 2013.

        "Share Consideration" shall mean the Base Share Consideration and any Additional Share Consideration.

        "Stockholder Registration Rights Agreement" means the registration rights agreement by and among Holdco and the stockholders of Oxford party thereto, substantially in the form attached hereto as Exhibit E.

        "Straddle Period" means any Tax period that includes, but does not end on, the Closing Date.

        "Subsidiary" means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries and, in the case of (a) Oxford; (b) the Purchased Companies; and (c) any Target Company, the Target Joint Ventures.

        "Superior Proposal" means, with respect to Cambridge or Oxford, as applicable, a bona fide, unsolicited written Acquisition Proposal for Cambridge or Oxford, as applicable, (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and Cambridge or Oxford, as applicable, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Capital Stock of Cambridge or Oxford, as applicable, or more than fifty percent (50%) of the assets of Cambridge or Oxford, as applicable, and its Subsidiaries, taken as a whole, and (b) that the Cambridge Board or Oxford Board, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, is reasonably likely to be completed on the terms proposed (taking into account any changes to this Agreement proposed by the other Party in response to such Acquisition Proposal), is more favorable to the stockholders of Cambridge or Oxford, as applicable, from a financial point of view than the Merger and the other Transactions.

        "Target Benefit Plans" means each Benefit Plan of a Target Company.

        "Target Companies Cash" means all cash and cash equivalents of the Target Companies (other than Firewater One or any of its Subsidiaries), regardless of currency (with foreign currency translated to U.S. dollars at the then-current exchange rates); provided, however, that Target Companies Cash shall exclude (a) any cash or cash equivalents in the IFCo debt service reserve account, and (b) any cash or cash equivalents to the extent collateralizing letters of credit and cash subject to similar restrictions.

        "Target Company Excess Net Debt" means the amount by the Net Indebtedness of the Target Companies exceeds one billion nine hundred fifty million dollars $1,950,000,000, if any, as of immediately prior to the Closing.

        "Target Company Subsidiaries" means the Subsidiaries of the Purchased Companies set forth on Section 11(c) of the Oxford Disclosure Letter.

        "Target Confidential Information" means all information and data that any Target Company maintains as confidential relating to the Business, including customer and supplier lists, pricing information, marketing plans, market studies; provided that Target Confidential Information shall not include any information or data that (a) is or becomes available to the public after the Closing other than as a result of a disclosure in violation of Section 7.9(e) or (B) becomes available to any Oxford Company or its Representatives after the Closing from a source other than Holdco, any of its Subsidiaries (including the Target Companies) or its or their respective Representatives if the source of such information is not known by such Oxford Company or its applicable Representative to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Holdco or any of its Subsidiaries (including the Target Companies) with respect to such information.

        "Target Joint Ventures" means those joint ventures listed on Section 11(b) of the Oxford Disclosure Letter.

        "Tax" or "Taxes" means any federal, state, local, non-U.S. or other tax (including all taxes measured by or referred to as income, excise, gross receipts, premium, ad valorem, sales, use, employment, franchise, profits, gains, real property, personal property, transfer, payroll, stamp, license, severance, documentary, occupation, escheat, windfall profits, guarantee fund assessment or retaliatory tax, business, environmental (including taxes under Section 59A of the Code), climate change, customs duties, Capital Stock, withholding, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, estimated or other tax), or similar levy, assessment, tariff or duty (including any customs duty) (whether payable directly or by withholding) imposed by any Governmental Body, together with any interest, fines and penalties thereon or additional amounts with respect thereto. For purposes of this Agreement, "Tax" or "Taxes" also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, taxes (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or non-U.S. tax Laws) and including any liability for taxes as a transferee or successor, by contract or otherwise.

        "Tax Authority" means the Internal Revenue Service and any other national, regional, state, municipal, non-U.S. or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

        "Tax Benefit" means, with respect to any Losses, the net reduction in cash Taxes actually payable by the Indemnified Party that is attributable to any deduction, loss, credit or other item which decreases Taxes resulting from such Losses (treating such Tax item as the last item used in calculating such net reduction in cash Taxes), taking into account the receipt of the related indemnity payment.

        "Tax Return" means all federal, state, local and non-U.S. tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

        "Trademarks" means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, registrations and applications for registration thereof, all rights therein provided by international treaties or conventions and all renewals of any of the foregoing and Internet domain names.

        "Transactions" means the Merger, the Contribution, the Restructuring, the Distribution, the Stock Sale and the other transactions contemplated by this Agreement or the Ancillary Agreements.

        "Transfer Taxes" means all sales (including bulk sales), use, transfer, value-added, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

        "Wever Construction Contracts" means the Wever EPC Contract, and any other engineering, procurement or construction contract or license agreement related to the Wever Project, in each case, including any amendments, supplements, change orders or other modifications thereto.

        "Wever Contractor" means Orascom E&C USA Inc.

        "Wever EPC Contract" means that certain Engineering, Procurement and Construction Contract, dated as of April 26, 2013, by and between IFCO, as owner, and the Wever Contractor, as contractor, including any amendments, supplements, change orders or other modifications thereto (in each case made in accordance with the terms thereof).

        The terms listed below are defined in the sections set forth opposite such defined term.

355 Opinion	Section 10.3(d)
7874 Opinion	Section 10.2(d)
Additional Share Consideration	Section 1.2(b)
Affected Employees	Section 7.8
Agreement	Preamble
Allen & Overy	Section 12.14
Alternative Financing	Section 7.16(b)
Base Share Consideration	Section 1.2(a)
Beaumont Complex	Article XIII
Book Entry Share	Section 2.4(d)
Burdensome Condition	Section 7.10(c)
Business Audited Financial Statements	Section 7.6(c)(ii)
Business Interim Financial Statements	Section 7.6(c)(iii)
Cambridge	Preamble
Cambridge Adverse Recommendation Change	Section 7.5(e)

Cambridge Board Recommendation	Section 5.5
Cambridge Disclosure Letter	Article V
Cambridge Equity Right	Section 2.7(c)
Cambridge Financial Advisors	Section 5.5
Cambridge Financial Statements	Section 5.7(a)
Cambridge Governmental Permits	Section 5.16(b)
Cambridge Preferred Stock	Section 5.3(a)
Cambridge Reports	Section 5.7(a)
Cambridge Restricted Shares	Section 2.7(b)
Cambridge Stock Awards	Section 2.7(c)
Cambridge Stock Option	Section 2.7(a)
Cambridge Stock Plans	Section 2.7(a)
Cambridge Stockholder Approval	Section 5.6
Cambridge Stockholder Meeting	Section 7.6(a)
Cambridge Termination Payment	Section 11.2(b)(ii)
Cambridge-Purchased Equity Interests	Recitals
Cap	Section 8.4(b)
CERCLA	Article XIII
Certificate	Section 2.4(d)
Certificate of Merger	Section 2.2(a)
Cleary Gottlieb	Section 7.30(b)
Closing	Section 3.3
Closing Date	Section 3.3(a)
Commitment Letter	Section 5.12
Compliant Documents	Recitals
Contribution	Recitals
Cut-Off Time	Section 5.3(a)
Data Room	Section 12.2(a)
De Minimis Amount	Section 8.4(c)
Debt Financing	Section 5.12
Deductible	Section 8.4(a)
Distributable Consideration	Section 1.3
Distribution	Recitals
Divestiture	Section 7.10(c)

Effective Time	Section 2.2(a)
Election Amount	Section 1.2(b)
Election Consideration	Section 1.2(b)
End Date	Section 11.1(b)(i)
Engagement	Section 12.14
Equity Right	Section 2.7(c)
Estimated Net Intercompany Payable	Section 1.4
Estimated Target Company Excess Net Debt	Section 1.4
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(c)
Excluded Shares	Section 2.4(a)
Fee Letter	Section 5.12
Financing	Section 5.12
Firewater One	Recitals
Firewater One Consideration	Section 1.8
Firewater One Shareholder Agreement	Section 7.22
Form 8-K/A	Section 7.14(a)
Fractional Share Cash Amount	Section 1.5
Holdco	Preamble
Holdco Articles of Association	Section 3.2(a)
Holdco Board	Recitals
Holdco Cash Consideration	Section 1.2(b)
Holdco Equity Right	Section 2.7(c)
Holdco Stock Option	Section 2.7(a)
Holdco-Purchased Equity Interests	Recitals
IFCO Financial Statements	Section 4.8(c)
Indemnified Party	Section 8.5(a)
Indemnifying Party	Section 8.5(a)
Iowa Fertilizer Plant	Article XIII
Losses	Section 8.2
Major Subsidiary	Article XIII
Material Contract	Section 4.20(a)
Merger	Recitals
Merger Consideration	Section 2.4(c)

MergerCo	Preamble
MLP Financial Statements	Section 4.8(b)
MLP Reports	Section 4.8(b)
Natgasoline Complex	Article XIII
Natgasoline Existing Parcel	Section 7.33
New Plans	Section 7.8
Nitrogen Financial Statements	Section 4.8(d)
OFAC	Article XIII
Orrick	Section 12.14
Oxford	Preamble
Oxford Adverse Recommendation Change	Section 7.4(e)
Oxford Board Recommendation	Section 4.6
Oxford Disclosure Letter	Article IV
Oxford Environmental Permits	Section 4.17(c)
Oxford Equity Plans	Section 4.15(g)
Oxford Financial Advisors	Section 4.6
Oxford Financial Statements	Section 4.8(a)
Oxford Foreign Business Plans	Section 4.15(h)
Oxford Governmental Permits	Section 4.13(b)
Oxford Leased Real Property	Section 4.21(c)
Oxford Marks	Section 7.21
Oxford Notice	Section 7.6(e)
Oxford Owned Real Property	Section 4.21(a)
Oxford Purchase Option	Section 4.21(e)
Oxford Real Property	Section 4.21(c)
Oxford Real Property Lease	Section 4.21(c)
Oxford Records	Section 7.9(h)
Oxford Reports	Section 4.8(a)
Oxford Stockholder Approval	Section 4.7
Oxford Stockholder Meeting	Section 7.6(e)
Oxford Termination Payment	Section 11.2(b)(vi)
Oxford/Cambridge Natgasoline Parcel	Section 7.33
Oxford's Documents	Section 11.2(b)(iv)
Parties	Preamble

Party	Preamble
Patents	Article XIII
Proxy Statement	Section 7.6(a)
Purchased Companies	Recitals
Purchased Equity Interests	Recitals
Recognized Investment Banking Firm	Section 7.20(f)
Registered Oxford IP Rights	Section 4.18(a)
Regulatory Filings	Section 4.5(b)
Reimbursement Agreement	Section 4.11
Required Information	Section 7.16(c)(i)
Re-Registration Date	Section 3.2(a)
Restraints	Section 10.1(h)
Restructuring	Section 3.1
Restructuring Steps Plan	Section 3.1
Rothschild	Section 7.30(b)
Separation	Section 1.6
Skadden	Section 10.2(d)
Solvency Opinion	Section 10.2(g)
Stock Election	Section 1.2(b)
Stock Sale	Recitals
Surviving Corporation	Section 2.1
Target Companies	Recitals
Target Records	Section 7.9(g)
Tax Contest	Section 9.6(a)
Third Party Claim	Section 8.5(b)
Third Party Payments	Section 8.6(f)
Transferred Natgasoline Parcel	Section 7.33

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CF INDUSTRIES HOLDINGS, INC.
By:	/s/ W. ANTHONY WILL
	Name:	W. Anthony Will
	Title:	President and Chief Executive Officer

DARWIN HOLDINGS LIMITED
By:	/s/ DOUGLAS C. BARNARD
	Name:	Douglas C. Barnard
	Title:	Director

BEAGLE MERGER COMPANY LLC
By:	/s/ W. ANTHONY WILL
	Name:	W. Anthony Will
	Title:	President and Chief Executive Officer

OCI N.V.
By:	/s/ NASSEF SAWIRIS
	Name:	Nassef Sawiris
	Title:	Chief Executive Officer

ANNEX B—SHAREHOLDERS' AGREEMENT

        Shareholders' Agreement, dated as of August 6, 2015, as amended as of November 6, 2015, by and among Darwin Holdings Limited, Capricorn Capital B.V., Leo Capital B.V., Aquarius Investments B.V. and OCI N.V. (composite copy incorporating the Shareholders' Agreement, dated as of August 6, 2015, and the Amendment to the Shareholders' Agreement, dated as of November 6, 2015).

        Each reference in the Shareholders' Agreement to "this Agreement," "hereof," "hereunder," "herein" or words of like import referring to the Shareholders' Agreement shall mean and be a reference to the Shareholders' Agreement as amended by the Amendment to the Shareholders' Agreement. All references in the Shareholders' Agreement to "the date hereof" or "the date of this Agreement" shall refer to August 6, 2015.

SHAREHOLDERS' AGREEMENT

BY

AND

AMONG

DARWIN HOLDINGS LIMITED,

CAPRICORN CAPITAL B.V.,

LEO CAPITAL B.V.,

AQUARIUS INVESTMENTS B.V.

AND

OCI N.V.

DATED August 6, 2015

As Amended as of November 6, 2015

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

This Agreement (this "Agreement") is made on August 6, 2015

BY AND AMONG:

(1)
Darwin Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (registered number 9713230) whose registered office is at c/o SASMF (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom (the "Company");

(2)
OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands (registered number 56821166) whose registered office is at Honthorststraat 19, 1071 DC Amsterdam, The Netherlands ("Oxford");

(3)
Capricorn Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929870) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Capricorn");

(4)
Leo Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929315) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Leo"); and

(5)
Aquarius Investments B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929102) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Aquarius" and, together with Leo and Capricorn, the "S Shareholders" and, together with Oxford, the "Shareholders").

WHEREAS:

(A)
CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), the Company, Beagle Merger Company, LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of the Company ("MergerCo") and Oxford entered into a Combination Agreement, dated August 6, 2015 (the "Combination Agreement"), pursuant to which, among other things: (i) Oxford will contribute to the Company certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares (as defined below) to be issued by the Company to Oxford, (ii) a portion of the Ordinary Shares issued by the Company to Oxford will be distributed by Oxford to its shareholders (the "Distribution") and (iii) MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of the Company whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Ordinary Shares upon the terms and conditions set forth in the Combination Agreement;

(B)
the Company and the Shareholders desire to establish in this Agreement certain terms and conditions concerning the Ordinary Shares to be owned directly or indirectly by the Shareholders as of and after the Closing and related provisions concerning the Shareholders' relationship with and investment in the Company as of and after the Closing.

IT IS AGREED as follows:

1.
Interpretation

  In this Agreement:

1.1
Definitions

  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with, such Person, provided that neither the Shareholders, nor any of their Subsidiaries shall be deemed to be an Affiliate of the Company or vice versa, and provided, further, that solely for purposes of this Agreement, any settlor of a Family Trust shall be deemed to be an Affiliate of such Family Trust;

  "Articles" mean the articles of association of the Company, as amended from time to time in accordance with the provisions of this Agreement;

  "Associate" means, with respect to any Person, (i) any Person of which such Person is an officer, partner or equivalent or is, directly or indirectly, the beneficial owner of ten per cent. (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any Family Member or spouse of such Person;

  "Beneficially Own" means, with respect to any securities, having "beneficial ownership" of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement and (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise. The terms "Beneficial Owner", "Beneficial Ownership" and "Beneficially Owned" shall have a correlative meaning;

  "Board" means, as of any date, the board of directors of the Company on such date;

  "Business Day" means a day which is not a Saturday or Sunday or a bank or public holiday in New York, New York, The Netherlands or the United Kingdom;

  "Capricorn" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of Capricorn are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

  "CDDA" means the Company Directors Disqualification Act 1986;

  "Closing" has the meaning given to such term in the Combination Agreement;

  "Combination Agreement" has the meaning given to such term in the recitals to this Agreement;

  "Companies Act" means the Companies Act 2006;

  "Competitor" means any Person set forth on Schedule A;

  "Control" (including, with correlative meanings, "Controlled by" and "under Common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise;

  "Director" means any member of the Board;

  "Directed Offering" means any so-called "registered direct" sale, block trade or other similar offering or Transfer made pursuant to an effective registration statement filed under the Securities Act, but in which the Voting Securities Transferred are not directly or indirectly widely distributed, and the Shareholder making such Transfer has knowledge of the identity of each transferee;

  "Distribution" has the meaning given to such term in the recitals to this Agreement;

  "Effective Time" has the meaning given to such term in the Combination Agreement;

  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

  "Family Member" with respect to any individual, means such individual's mother, father, sisters, brothers and children;

  "Family Trust" means a trust for the benefit of one or more S Family Members;

  "Firewater One Shareholder Agreement" has the meaning given to such term in the Combination Agreement;

  "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder;

  "Losses" means all losses, damages, costs, expenses, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, expenses, diminutions in value, legal proceedings or other charges of any kind, including reasonable attorneys' fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers;

  "Nominating Committee" has the meaning given to such term in Clause 3.3(b);

  "NYSE" means New York Stock Exchange LLC;

  "Ordinary Shares" means the ordinary shares of the Company;

  "Organisational Documents" means, with respect to any Person:

  (a)
  if a company or a corporation, the memorandum and articles of association, articles or certificate of incorporation and the bylaws;

  (b)
  if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership;

  (c)
  if a limited partnership, the limited partnership agreement and the certificate of limited partnership;

  (d)
  if a limited liability company, the certificate of formation and limited liability company agreement;

  (e)
  if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organisation of the Person; and

  (f)
  any similar document, amendment or supplement to any of the foregoing;

  "Other Shares" means shares of any class of share capital of the Company (other than Ordinary Shares) that are entitled to vote on the appointment or removal of Directors;

  "Ownership Limit" means, at any time of determination, twenty point five per cent. (20.5%) of the Voting Securities outstanding at such time, computed without regard to any Oxford Shares;

  "Ownership Threshold" means, at any time of determination, five per cent. (5%) of the Voting Securities outstanding at such time;

  "Oxford" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of Oxford are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

  "Oxford Shares" means the Ordinary Shares acquired by Oxford (i) pursuant to the Combination Agreement and not included in the Distribution and (ii) pursuant to the Firewater One Shareholder Agreement, if any;

  "Permitted Transferee" means the Company or any direct or indirect wholly-owned Subsidiary or Controlled Affiliate of any Shareholder, and in the case of Oxford, any shareholder of Oxford who receives Voting Securities pursuant to a pro rata distribution by Oxford after the Effective Time, and in the case of an S Shareholder, (i) an S Family Member, (ii) a Family Trust, or (iii) any direct or indirect wholly-owned Subsidiary or Controlled Affiliate of the foregoing;

  "Person" means any individual, private or public company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, governmental entity or other entity of any kind or nature;

  "Proceedings" has the meaning given to such term in Clause 10.2;

  "Registration Rights Agreements" has the meaning set forth in the Combination Agreement;

  "Representatives" means, with respect to any designated Person, such designated Person's Affiliates and the respective directors, officers, employees, accountants, counsel, consultants and other agents and advisers of such designated Person and its Affiliates;

  "S Family Member" means any of Onsi Naguib Sawiris, his children and remoter issue or the spouses of any of them;

  "SEC" means the United States Securities and Exchange Commission;

  "Securities Act" means the United States Securities Act of 1933, as amended;

  "Shareholder Affiliated Persons" has the meaning given to such term in Clause 5;

  "Shareholder Designee" has the meaning given to such term in Clause 3.3(a);

  "Shareholder Shares" means Voting Securities Beneficially Owned by the S Shareholders or by Oxford, as the case may be;

  "S Shareholders" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of any S Shareholders are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

  "Shareholders" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of any Shareholders are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees, and in the event that Shareholder Shares of any Shareholders are Transferred in accordance with Clause 4.1(c)(v)(A), shall include such transferees;

  "Standstill Period" has the meaning given to such term in Clause 3.1;

  "Subsidiary" has the meaning set forth in the Combination Agreement;

"Transfer" means any voluntary or involuntary sale, transfer, assignment, pledge, hypothecation, charge, mortgage, license, gift, creation of a security interest in or lien on, grant of any right or option, creation of any convertible, exchangeable or derivative security with respect to, placement in trust (voting or otherwise), encumbrance or other disposition of any kind to any Person, including those by way of hedging or derivative transactions, in each case, directly or indirectly, including by means of a disposition of any equity interests in an S Shareholder or in a Person that directly or indirectly holds any equity interests in an S Shareholder, by operation of law or otherwise, provided, however, that a "Transfer" shall not include any direct or indirect transfer of the equity securities or Control of Oxford. Notwithstanding the foregoing, any direct or indirect mortgage, pledge, hypothecation, encumbrance or any other similar disposition of the nature of a security interest, lien or charge contemplated by the first sentence of this definition, by a Shareholder of any Ordinary Shares, or with respect to any such Ordinary Shares, shall not be deemed to constitute a "Transfer" subject to the restrictions on Transfer contained or referenced herein. The term "Transferred" shall have a correlative meaning; and

  "Voting Securities" means the Ordinary Shares together with any Other Shares.

1.2
Interpretation Act 1978

  The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.3
Subordinate legislation

  References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4
Modification etc. of statutes

  References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated.

1.5
Clauses, Schedules etc.

  References to this Agreement include the Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement, unless the context otherwise require.

1.6
Headings

  Headings shall be ignored in construing this Agreement.

1.7
Parties

  Any reference in this Agreement to a "party" or "parties" shall be a reference to a party or parties to this Agreement.

1.8
Effectiveness of this Agreement

  This Agreement, other than this Clause 1, Clause 2, Clause 6 and Clauses 8 to 10 (which will come into force immediately), will take effect at and as of the Effective Time. Notwithstanding anything to the contrary herein, in the event the Combination Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement shall terminate immediately and be null and void.

1.9
General interpretation

(a)
The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)
Wherever the word "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

(c)
A reference to a Person (including a party to this Agreement) includes a reference to that Person's legal personal representatives and permitted successors and assigns.

(d)
A reference to a document is a reference to that document as may be supplemented, amended or modified from time to time.

(e)
Any reference to an English or U.S. legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales or the United States, as the case may be, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English or U.S. legal term, as the case may be.

  (f)
  If, and as often as, there is any change in the outstanding Voting Securities by reason of stock dividends, stock splits, reverse stock splits or subdivisions, distributions, spin-offs, split-ups, mergers, reclassifications, reorganisations, recapitalisations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change.

1.10
Actions at the Effective Time

  Upon completion of the Distribution, the S Shareholders shall update Schedule B to reflect all Voting Securities Beneficially Owned by the S Shareholders at such time.

2.
Warranties

2.1
Warranties of the Company

  The Company warrants to the Shareholders as of the date hereof that:

  (a)
  it is a private limited company incorporated under the laws of England and Wales;

  (b)
  it has all requisite power and authority and has taken all action necessary in order to execute this Agreement and to perform its obligations hereunder. The execution by the Company of this Agreement and the performance of its obligations hereunder have been duly authorised by all necessary action of the Company, including the approval of the Board. This Agreement has been duly executed by the Company and, assuming the due authorisation and execution of this Agreement by the Shareholders, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws affecting the enforcement of creditors' rights generally and, as to enforceability, by general equitable principles; and

  (c)
  the execution of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in:

  (i)
  a breach or violation of, or a default under, the Organisational Documents of the Company;

  (ii)
  a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company; or

  (iii)
  conflict with, breach or violate any law applicable to the Company or by which its properties are bound or affected,

    except, in the case of sub-clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement.

2.2
Warranties of the Shareholders

  Each Shareholder warrants, severally, and not jointly, to the Company as of the date hereof that:

  (a)
  it is a private limited company incorporated under the laws of its jurisdiction of incorporation or formation;

  (b)
  it has all requisite power and authority and has taken all action necessary in order to execute this Agreement and to perform its obligations hereunder. The execution by such Shareholder of this Agreement and the performance of each of their obligations hereunder has been duly authorised by all necessary action of such Shareholder or, including the approval of its board of directors. This Agreement has been duly executed by such Shareholder and, assuming the due authorisation and execution of this Agreement by the Company, constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws affecting the enforcement of creditors' rights generally and, as to enforceability, by general equitable principles;

  (c)
  the execution of this Agreement by it and the performance of each of its obligations hereunder will not constitute or result in:

  (i)
  a breach or violation of, or a default under, its Organisational Documents;

  (ii)
  a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an encumbrance on any of its assets (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon it; or

  (iii)
  conflict with, breach or violate any law applicable to it or by which its properties are bound or affected,

    except, in the case of sub-clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to materially impair its ability to perform its obligations under this Agreement;

  (d)
  immediately prior to the execution hereof and at the Effective Time, other than pursuant to the terms of, or as contemplated by, the Combination Agreement, neither it nor any of its Affiliates Beneficially Owns any shares of common stock of Cambridge, and

  (e)
  (i) except as otherwise disclosed to Cambridge prior to the execution hereof, or with respect to an amount of shares in the aggregate not exceeding one million (1,000,000) at any one time, as may be transferred from time to time in accordance with the terms of that certain Global Master Securities Lending Agreement, by and between J.P. Morgan Securities plc and Capricorn, dated as of September 17, 2013, as amended and restated on October 23, 2015, as in effect as of October 23, 2015, all shares of Oxford Beneficially Owned by the S Shareholders or any of their Affiliates are owned of record directly by the S Shareholders or any of their Affiliates in the amounts set forth on Schedule B and (ii) upon completion of the Distribution, (A) except as otherwise disclosed to Cambridge prior to the execution hereof or set forth on Schedule B, all Voting Securities Beneficially Owned by the S Shareholders or any of their Affiliates (other than Oxford) will be owned of record directly by the Shareholders or any of their Affiliates, and (B) such Beneficial Ownership shall not exceed the Ownership Limit.

3.
Standstill; Board representation; meetings; voting; share ownership related information

3.1
Standstill restrictions

  From and after the Effective Time until the one (1) year anniversary of the date on which the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing at least the Ownership Threshold (the "Standstill Period"), each Shareholder agrees that, without the prior written consent of the Board, such Shareholder shall not, and shall cause each of its and their Affiliates and, shall use reasonable endeavours to cause, its and their Representatives acting on their behalf not to, directly or indirectly, alone or acting together with any other Person, except as otherwise (A) expressly set forth in this Clause 3.1 or (B) provided in the Combination Agreement and/or the Firewater One Shareholder Agreement:

  (a)
  acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities that would result in (a) the Shareholders together with the Shareholders' Affiliates Beneficially Owning Voting Securities in excess of the Ownership Limit or (b) Oxford Beneficially Owning Voting Securities in excess of the amount of Oxford Shares Beneficially Owned by it immediately following the Distribution, as such amount may be reduced from time to time as a result of any Transfers by Oxford of Oxford Shares;

  (b)
  acquire, offer to acquire or agree to acquire the Company or any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole (it being understood that this sub-clause (b) shall not apply to any transaction in the ordinary course of business between the Company and its Affiliates and Oxford and its Affiliates);

  (c)
  induce or attempt to induce any third party to propose or offer to acquire Beneficial Ownership of Voting Securities (other than Shareholder Shares as and to the extent permitted in accordance with Clause 4);

  (d)
  initiate or make a proposal for any scheme of arrangement, merger, tender, takeover or exchange offer, business combination, reorganisation, restructuring, recapitalisation or other extraordinary transaction with respect to the Company and any of its Subsidiaries;

  (e)
  seek the nomination, appointment or removal of any Directors or seek a change in the composition or size of the Board (other than (i) with respect to the nomination, appointment or removal of its Shareholder Designees, if any, in the case of the S Shareholders, or (ii) to vote in accordance with Clause 3.5);

  (f)
  make or cause to be made any press release or similar public announcement or public communication relating to the way it intends to, or does, vote its Shareholder Shares at any meeting of the shareholders of the Company or in connection with any action by written resolution at or in which Voting Securities are entitled to vote (other than as required by law);

  (g)
  deposit any Shareholder Shares into a voting trust or subject any Shareholder Shares to any proxy, arrangement or agreement with respect to the voting of such Shareholder Shares or other agreement having a similar effect (other than (i) to vote in accordance with Clause 3.5, or (ii) an arrangement or agreement solely by and between the Shareholders;

  (h)
  initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date of this Agreement, whether or not such Regulation is applicable to the Company) with respect to any Voting Securities (other than to vote in accordance with Clause 3.5);

  (i)
  initiate or make a proposal for any matter to be voted on by the Company's shareholders, or call or request a call for any meeting of the Company's shareholders;

  (j)
  form, join or in any way participate in a Group with respect to any Voting Securities (other than a Group comprising some or all of the Shareholders);

  (k)
  make any public communication or disclosure or enter into any agreement or arrangement inconsistent with the foregoing (other than as required by law);

  (l)
  assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any third party with respect to, or take any affirmative action to do, any of the foregoing; or

  (m)
  request the Company to amend, waive or terminate any of the provisions of this Clause 3.

3.2
In the event that, as a result of repurchases of outstanding Voting Securities by the Company or otherwise, the Shareholders at any time Beneficially Own together with their Affiliates in the aggregate Voting Securities in excess of the Ownership Limit, the S Shareholders shall, within 90 days following the filing with the SEC of the Quarterly Report of the Company on Form 10-Q that forms the basis for the determination that the Ownership Limit has been exceeded, sell a sufficient number of Voting Securities in a manner otherwise permitted by the terms of this Agreement such that upon completion of such Transfers, the Voting Securities Beneficially Owned by the Shareholders would no longer exceed the Ownership Limit; provided that if the Ownership Limit is exceeded as a result of such repurchases during the first six months after the Closing, the time period permitted to complete such disposal shall be 120 days rather than 90 days; and provided, further, that sale of such Voting Securities may be delayed beyond such 90 or 120 day period in an amount and to the extent necessary to (i) (A) allow such sales to be effected pursuant to Rule 144 or another available exemption from the registration requirements of the Securities Act and any applicable state securities laws, or (B) facilitate the sale of such Voting Securities under an effective Registration Statement (as defined in the Registration Rights Agreements) pursuant to the Registration Rights Agreements, and (ii) prevent any S Shareholder from being subject to short-swing profit recapture pursuant to Section 16(b) of the Exchange Act; and provided, further, any Beneficial Ownership of Voting Securities resulting from the Company's exercise of its call option pursuant to the terms of the Firewater One Shareholder Agreement shall be disregarded in determining Beneficial Ownership of Voting Securities for purposes of this Clause 3.2.

3.3
Board representation

(a)
For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least ten per cent. (10%) of the Voting Securities outstanding at such time, Capricorn may, upon written notice to the Company, designate two (2) individuals as Directors (each, a "Shareholder Designee") and the Company shall appoint such Shareholder Designees as Directors and take all necessary actions to maintain their appointment (subject to this Clause 3.3); provided, however, that such Shareholder Designee shall satisfy the requirements set forth in Clause 3.3(b); provided, further, that, at such time that the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing ten per cent. (10%) of the Voting Securities outstanding at such time but still, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, Capricorn shall use its best endeavours to promptly cause one (1) of its Shareholder Designees, if any, then appointed to the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving, and the right of Capricorn to appoint Shareholder Designees shall be permanently reduced from two (2) to one (1); provided, further, that, at such time that the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing at least the Ownership Threshold, Capricorn shall use its best endeavours to promptly cause each Shareholder Designee, if any, then appointed to the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving, and the right of Capricorn to designate Shareholder Designees shall permanently terminate. Capricorn hereby designates to serve on the Board as an initial Shareholder Designee, effective at the Closing, each of Gregory Heckman and Alan C. Heuberger, and the Company agrees, effective at the Closing, to promptly appoint Gregory Heckman and Alan C. Heuberger as Directors, and shall take all necessary actions to maintain their appointment (subject to this Clause 3.3). If for whatever reason, Gregory Heckman and/or Alan C. Heuberger are not able to assume their function as director upon Closing, Capricorn will be entitled to designate a replacement who meets the requirements of Clause 3.3(b). Upon the Closing, the Board shall consist of ten (10) Directors.

  (b)
  Notwithstanding anything to the contrary set forth in this Agreement, from and after the Effective Time, any Shareholder Designee designated by the Shareholders pursuant to Clause 3.3(a) or 3.3(d):

  (i)
  shall not be an Affiliate or Associate of any Shareholder;

  (ii)
  except in the case of Gregory Heckman, shall qualify as an "independent director" under applicable provisions of the Exchange Act and under applicable NYSE rules and regulations, or the applicable rules and regulations of the principal securities exchange on which the Ordinary Shares are then listed;

  (iii)
  would not, at the time of such designation, be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D (as in effect at the date of this Agreement) if such Shareholder Designee were the "person filing" such Schedule 13D;

  (iv)
  shall not, at the time of such designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NYSE or pursuant to applicable law, including the Companies Act and the CDDA;

  (v)
  shall not during the term of his or her service as a Director be a director, officer, employee or Affiliate or Associate of a Competitor; and

  (vi)
  shall, in the good faith judgment of the Corporate Governance and Nominating Committee of the Board (the "Nominating Committee"), satisfy the requirements set forth in the Company's Organisational Documents and Corporate Governance Guidelines (as in effect from time to time), in each case as are applicable to all non-executive Directors generally;

  provided, however, that, for purposes of this Clause 3.3(b), the Company agrees that Messrs. Heckman and Heuberger (A) satisfy, on the date of this Agreement, the requirements set forth in sub-clauses (i)-(vi) of this Clause 3.3(b) (other than Gregory Heckman with respect to sub-clause (i) due to his service on the Oxford board until he resigns therefrom); and (B) shall, after the date of this Agreement, be deemed to satisfy the requirements set forth in sub-clause (vi) of this Clause 3.3(b) for so long as Messrs. Heckman and Heuberger meet the requirements set forth in sub-clauses (i)-(v) of this Clause 3.3(b). Each Shareholder Designee shall, upon appointment, to the Board, execute such agreements as are required to be executed by all non-executive Directors generally, including agreements relating to confidentiality and non-use of information, and shall otherwise abide by the provisions of all codes and policies of the Company that are in effect from time to time and applicable to all non-executive Directors generally.

  (c)
  The Company shall obtain customary director indemnity insurance on commercially reasonable terms, which insurance shall cover the Shareholder Designees.

  (d)
  The Shareholder has the exclusive right to fill vacancies created by reason of death, removal or resignation of any of its Shareholder Designees and the Company shall, subject to the Articles, use its best endeavours to promptly take all necessary actions to cause any such vacancies to be filled by replacement directors designated by the Shareholder that meet the requirement of Clause 3.3(b).

3.4
Attendance at meetings

  For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, the Shareholders shall cause all Shareholder Shares then owned by the Shareholders to be present, in person or by proxy, at any meeting of the shareholders of the Company occurring.

3.5
Voting

(a)
For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, at each meeting of the shareholders of the Company (including any adjournments or postponements thereof) occurring, each S Shareholder shall vote (or abstain from voting) all Shareholder Shares then owned by such S Shareholder on any matter or proposal on which the shareholders are entitled to vote (including the nomination, appointment and removal of directors, but excluding any acquisition or merger that would reasonably be expected to result in dilution of the percentage of the outstanding Voting Securities Beneficially Owned by the S Shareholders (in which event no S Shareholder shall have any obligation to vote its Shareholder Shares in any manner hereunder)) in accordance with the recommendation of the Board.

(b)
For so long as Oxford Beneficially Owns the Oxford Shares, at each meeting of the shareholders of the Company (including any adjournments or postponements thereof) occurring, Oxford shall vote (or abstain from voting) all Oxford Shares then owned by Oxford on any matter or proposal on which the shareholders are entitled to vote (including the appointment and removal of directors), in the same proportion as the Voting Securities of the Company (excluding the Oxford Shares) are voted at such shareholders' meeting.

3.6
Share ownership related information

  For so long as this Agreement is in effect, each Shareholder shall, upon request in writing by the Company, provide to the Company as soon as reasonably practicable and in any event within ten (10) Business Days, any information related to such Shareholder's ownership or holding of Shareholder Shares, including any agreements or arrangements relating to such ownership or holding.

4.
Transfer restrictions

4.1
Transfer restrictions

(a)
For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, all Transfers by Shareholders of Shareholder Shares shall be subject to the restrictions set forth in Clause 4.1(b). No Transfer of Shareholder Shares by any Shareholder may be effected except in compliance with the restrictions set forth in this Clause 4 and with the requirements of the Securities Act and any other applicable securities laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the share register of the Company.

  (b)
  For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, no Shareholder shall in connection with any Transfer of Shareholder Shares effected pursuant to a Directed Offering or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case, in which a Shareholder (or any of its Representatives) negotiates the terms of such Transfer directly with the third party purchasers, or their Representatives, of such Shareholder Shares, Transfer any Shareholder Shares to any Person or Group (whether such Person or Group is purchasing Shareholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts):

  (i)
  in a single Transfer or series of related Transfers by any Shareholder, Shareholder Shares representing more than 3 per cent. (3%) of the Voting Securities then outstanding to the extent that as a result of such Transfer or Transfers the Person or Group would Beneficially Own Voting Securities representing more than ten per cent. (10%) of the Voting Securities then outstanding (calculated on the basis of the aggregate number of Voting Securities outstanding, as contained in the then most recently-available filing by the Company with the SEC), and such Shareholder shall, to the extent reasonably practicable, request that each Person to which any such Shareholder Shares were Transferred provide reasonable confirmation thereof;

  (ii)
  that is a Person (or a publicly disclosed Affiliate of a Person) that has previously filed a Schedule 13D (or successor form) with the SEC pursuant to Section 13(d) of the Exchange Act with respect to Cambridge or the Company during the two (2) year period immediately preceding the date of such proposed Transfer;

  (iii)
  that is any Person that (a) has directly or indirectly through its publicly disclosed Affiliates, within the two-year period immediately preceding such proposed Transfer, and in each case with respect to Holdco or Cambridge or any of their respective equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of Holdco or Cambridge, (ii) publicly called, or publicly sought to call, a meeting of shareholders of Holdco or Cambridge or publicly initiated any shareholder proposal for action by shareholders of Holdco or Cambridge, (iii) commenced a "tender offer" (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of Holdco or Cambridge or (iv) publicly disclosed any intention, plan, agreement or arrangement to do any of the foregoing or (b) is identified on the most-recently available "SharkWatch 50" list as of such date, or any publicly-disclosed Affiliate of such Person; or

  (iv)
  that is a Competitor (or is known by such Shareholder to be an Affiliate or Associate of a Competitor).

  (c)
  Notwithstanding anything to the contrary set forth in this Clause 4, the Shareholders may, at any time, Transfer all or any portions of the Shareholder Shares:

  (i)
  in accordance with Rule 144 of the Securities Act;

    (ii)
    in an offering registered with the SEC under the Securities Act that is not a Directed Offering;

    (iii)
    in response to a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement but including a tender or exchange offer effected by way of a scheme of arrangement pursuant to the Companies Act or any equivalent or analogous transaction) or by the Company, provided that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than three quarters of the then-outstanding shares of Ordinary Shares and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous "poison pill" of the Company is in effect or (y) the Board has affirmatively publicly recommended to the Company's shareholders that such shareholders tender into such offer, and has not publicly withdrawn or changed such recommendation;

    (iv)
    to any Permitted Transferee; provided that, prior to any such Transfer, such Permitted Transferee (if other than the Company) agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as if such Permitted Transferee were a Shareholder hereunder (but the original Shareholder shall not be released from liability for any breach hereof by such Permitted Transferee); provided, further, that if, at any time after such Transfer, such Permitted Transferee ceases to be an S Family Member or Family Trust or direct or indirect wholly-owned Subsidiary or Controlled Affiliate of such Shareholder, as applicable, such Shareholder shall cause, prior to the time the Permitted Transferee ceases to be an S Family Member or Family Trust or direct or indirect wholly-owned Subsidiary or Controlled Affiliate, as applicable, of the Shareholder, all Shareholder Shares held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, prior to such Transfer, agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with this Agreement as if such Permitted Transferee were a Shareholder hereunder; and

    (v)
    with respect to the S Shareholders only, (A) to a charitable institution for philanthropic purposes, provided that, prior to any such Transfer, such transferee agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as if such transferee were a Shareholder hereunder, or (B) pursuant to the terms of any trust or will of such S Shareholder or by the laws of intestate succession or (C) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights.

4.2
Legends on Shareholder Shares

  For so long as any restrictions set forth in Clause 4.1 remain in effect, each share certificate representing Shareholder Shares shall bear a legend that includes the following (and a comparable notation or other arrangement will be made with respect to any uncertificated Shareholder Shares):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS (INCLUDING TRANSFER RESTRICTIONS) OF A SHAREHOLDERS' AGREEMENT, DATED AUGUST 6, 2015, BETWEEN THE ISSUER AND THE SHAREHOLDERS PARTY THERETO, A COPY OF WHICH

    MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE."

  In connection with any Transfer made pursuant to Clause 4, other than a Transfer to a Permitted Transferee that becomes a party to this Agreement pursuant to Clause 4.1(c)(iv) or a Transfer to a transferee that becomes a party to this Agreement pursuant to Clause 4.1(c)(v)(A), or at the time that Transfers of Shares by any Shareholder or Shareholders are no longer subject to any restrictions under this Agreement pursuant to Clause 7 or otherwise, the Company shall remove, or cause to be removed, the legend set forth above from the certificate or certificates evidencing any Shares of any such Shareholder.

5.
Freedom to pursue opportunities

  Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that: (a) each Shareholder, its Affiliates and the Shareholder Designees (collectively, the "Shareholder Affiliated Persons") has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries, and (b) in the event that a Shareholder Affiliated Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Shareholder Affiliated Person, shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and shall not be liable to the Company or its Affiliates or shareholders for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder Affiliated Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, provided that any Shareholder Designee who is offered an investment or business opportunity solely in his or her capacity as a Director shall be obligated to communicate such opportunity to the Company, in which case none of the Shareholder Affiliated Persons shall be permitted to pursue such opportunity unless the Board determines not to do so.

6.
Indemnification and Reimbursement

  To the fullest extent permitted by law and the Articles, the Company shall indemnify and reimburse each of the Shareholder Designees in the same manner and to the same extent as any other director of the Company from time to time.

7.
Termination

  This Agreement shall terminate with immediate effect upon the earlier of (a) the date that is one (1) year after the first date on which the S Shareholders, in the aggregate, shall cease to Beneficially Own Voting Securities representing at least the Ownership Threshold; and (b) the date not less than the date five (5) years after the date hereof that the Company elects to terminate this Agreement by giving written notice to the Shareholders; provided that Clause 3.5(b) shall remain in full force and effect following such termination, and shall terminate upon the date that Oxford ceases to Beneficially Own any Oxford Shares; and provided further that this Clause 7 and Clauses 6, 8 and 9 shall remain in full force and effect following such termination. At any time from and after the Effective Time, Capricorn may terminate the provisions of Clause 3.3 by giving written notice to the Company. If any Shareholder Designee is serving on the Board at the time of any termination pursuant to this Clause 7, Capricorn shall use its best endeavours to promptly cause each such Shareholder Designee to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving and any right of

  Capricorn to designate Shareholder Designees under the Articles or this Agreement shall terminate immediately.

8.
Notices

8.1
Addresses

  Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class mail addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

  (a)
  personally delivered, be deemed to have been received at the time of delivery; or

  (b)
  sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 a.m. on the next following Business Day.

    For the purposes of this Clause 6 the authorised address of each party shall be the address set out below or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 6:

    To the Company:

    CF Industries Holdings, Inc.
    4 Parkway North, Suite 400
    Deerfield, IL 60015-2590

    Telephone: (847) 405-2400

    Facsimile: (847) 405-2711

    Email: Dbarnard@cfindustries.com

    Attention: Douglas C. Barnard

    With copies (which shall not constitute notice) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    155 North Wacker Drive

    Chicago, Illinois 60606

    Telephone: (312) 407-0700

    Facsimile: (312) 407-0411

    Email: brian.duwe@skadden.com, richard.witzel@skadden.com

    Attention: Brian W. Duwe, Richard C. Witzel, Jr.

    To any of the Shareholders:

    Intertrust Netherlands BV
    Prins Bernhardplein 200
    1097 JB Amsterdam
    The Netherlands

    Telephone: + 31 20 521 4777

    Email: jurjen.hardeveld@intertrustgroup.com

    Attention: Jurjen Hardeveld

    With copies (which shall not constitute notice) to:

    Withers LLP
    16 Old Bailey
    London EC4M 7EG
    United Kingdom

    Telephone: +44 (0)20 7597 6116

    Email: Samantha.Morgan@withersworldwide.com

    Attention: Samantha Morgan

    Cleary Gottlieb Steen & Hamilton LLP
    One Liberty Plaza
    New York, NY 10006

    Telephone: (212) 225-2000

    Facsimile: (212) 225-3999

    Email: rdavis@cgsh.com, ptiger@cgsh.com

    Attention: Robert P. Davis, Paul M. Tiger

    To Oxford:

    OCI N.V.
    Honthorststraat 19
    1071 DC Amsterdam
    The Netherlands

    Facsimile: +44 (0) 20 7439 4802

    Email: Erika.Wakid@oci.nl

    Attention: Erika Wakid

    With copies (which shall not constitute notice) to:

    Cleary Gottlieb Steen & Hamilton LLP
    One Liberty Plaza
    New York, NY 10006

    Telephone: (212) 225-2000

    Facsimile: (212) 225-3999

    Email: rdavis@cgsh.com, ptiger@cgsh.com

    Attention: Robert P. Davis, Paul M. Tiger

9.
General

9.1
Whole agreement

  This Agreement contains the whole agreement between the parties hereto relating to the subject matter hereof at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with herein.

9.2
No inducement

  Each party to this Agreement acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly provided for in this Agreement.

9.3
Remedies

  So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this Agreement shall be for breach of the terms of the this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.4
Injunctive relief

  Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other parties shall, in addition to any other rights or remedies which they may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defence that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

9.5
Legal advice

  Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 9.5, and agrees, having considered the terms of this Clause 9.5, and this Agreement as a whole, that the provisions of this Clause 9.5, are fair and reasonable.

9.6
Survival of rights, duties and obligations

  Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

9.7
Conflict with the Articles

  To the extent permitted by law, in the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles.

9.8
Several and not joint liability of Shareholders

  Each party hereby agrees that the representations, warranties, covenants and agreements of the Shareholders under this Agreement are being made severally, and not jointly, by the Shareholders, and no Shareholder will be liable for any breach, default, liability or other obligation of any of the other Shareholders.

9.9
No partnership

  Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose except as expressly provided in this Agreement.

9.10
Shareholder actions

  Any determination, consent or approval of, or notice or request delivered by, or any other action of, any S Shareholder shall be made by, and shall be valid and binding upon, all S Shareholders, if made by one or more S Shareholders Beneficially Owning a majority of the aggregate amount of the Shareholder Shares Beneficially Owned by the S Shareholders. The Company shall be entitled to demand from time to time and at any time, from the S Shareholders, evidence reasonably satisfactory to the Company of such majority approval before proceeding with the Company's obligations under this Agreement.

9.11
Release etc.

  Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

9.12
Amendments and waiver

  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Company, where enforcement of the amendment, modification, discharge or waiver is sought against the Company; or (ii) each Shareholder, where enforcement of the amendment, modification, discharge or waiver is sought against the Shareholders. Any waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by the Company or the Shareholders of a breach of or a default under any of the provisions of this Agreement or the failure to exercise or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.13
Assignment

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as contemplated by Clause 4.1(c)(iv), none of the parties may directly or indirectly assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other parties. Any purported direct or indirect assignment in violation of this Clause 9.13 shall be null and void ab initio.

9.14
Further assurance

  At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant party execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

9.15
Invalidity

  If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9.16
Counterparts

  This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

9.17
Costs

  Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

9.18
Contracts (Rights of Third Parties) Act 1999

  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, provided, that any Shareholder Designee from time to time may enforce the terms of Clauses 5, 6 and 7 as if they were a party to this Agreement and the parties shall not amend Clauses 5, 6 and 7, where to do so would have an adverse effect on the rights of any Shareholder Designee, without the consent of all Shareholder Designees at the relevant time.

10.
Governing law and submission to jurisdiction

10.1
Governing law

  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law, without regard to the conflict of laws thereof.

10.2
Jurisdiction

  Each party to this Agreement irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or to settle any dispute which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Dispute") and the documents to be entered into pursuant to it and accordingly any Proceedings or Dispute arising out of or in connection with this Agreement shall be brought in such courts.

10.3
Submission and waiver

  All the parties irrevocably submit to the jurisdiction of the courts of England and Wales and waive any objection to Proceedings in any such court on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

10.4
Agent for service of process

  Without prejudice to any other permitted mode of service, each party to this Agreement agrees that service of any claim form, notice or other document (whether for the purpose of Proceedings begun in the courts of England and Wales or for any other purpose set out in this

  Agreement) shall be duly served on it if delivered personally or sent by registered post in the case of:

  (a)
  Capricorn, Leo or Aquarius, to Intertrust Netherlands BV, Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (marked for the attention of Jurjen Hardeveld);

  (b)
  the Company, to CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, IL 60015-2590 (marked for the attention of Douglas C. Barnard); and

  (c)
  Oxford, to OCI N.V., Honthorststraat 19, 1071 DC Amsterdam, The Netherlands (marked for the attention of Erika Wakid).

Signed for and on behalf of Darwin Holdings Limited by:

/s/ Douglas C. Barnard Name
Chairman Title

Signed for and on behalf of OCI N.V. by:

/s/ Nassef Sawiris Name
Chief Executive Officer Title

Signed for and on behalf of Leo Capital B.V. by:

/s/ G.A.R. Warris Name
Proxyholder Title

Signed for and on behalf of Leo Capital B.V. by:

/s/ P. Oosthoek Name
Proxyholder Title

Signed for and on behalf of Capricorn Capital B.V. by:

/s/ G.A.R. Warris Name
Proxyholder Title

Signed for and on behalf of Capricorn Capital B.V. by:

/s/ P. Oosthoek Name
Proxyholder Title

Signed for and on behalf of Aquarius Investments B.V. by:

/s/ G.A.R. Warris Name
Proxyholder Title

Signed for and on behalf of Aquarius Investments B.V. by:

/s/ P. Oosthoek Name
Proxyholder Title

Schedule A

The Mosaic Company
OJSC "Phosagro"
BASF SE
LyondellBasell Industries N.V.
Honeywell International Inc.
Fertilizantes Heringer S.A.
Grupo Fertipar LTDA
PJSC Uralkali
Glencore plc
Archer-Daniels-Midland Company
HELM AG
Ameropa AG
Keytrade AG
Marubeni Corporation
Saudi Arabian Fertilizer Company / Saudi Basic Industries Corporation
Yara International ASA
Potash Corporation of Saskatchewan Inc.
Qatar Fertiliser Company S.A.Q
PT Pupuk Indonesia (Persero)
Koch Industries, Inc.
OCI N.V.
Agrium Inc.
PETRONAS Chemicals Group Berhard
PetroChina Company Limited
Trammo Inc.
TogliattiAzot Corporation
Borealis AG
Sinofert Holdings Limited
Group DF Limited
EuroChem Group AG
China BlueChemical Ltd.
JSC Acron
Hubei Yihua Fertilizer Co., Ltd.
Indian Farmers Fertiliser Cooperative Limited
Methanol Holdings (Trinidad) Limited

 Schedule B

S Shareholder Oxford Shares:
Capricorn Capital B.V.	60,672,376
Leo Capital B.V.	36,491,859
Aquarius Investments B.V.	11,522,425
Oxford Shares held by Affiliates of the S Shareholders:
Onsi Sawiris	51
Nassef Sawiris	68,000
NNS Holding	1,105,723
OS Holding	25,000
OCI N.V. 3.875 per cent. Convertible Bonds due 2018:
NNS Holding	€53,300,000

ANNEX C—FIREWATER ONE TERM SHEET

Ownership Structure	Oxford and Cambridge will own 55% and 45%, respectively, of Firewater One SARL ("Firewater One"), which in turn indirectly owns 100% of Natgasoline LLC, a Delaware limited liability company ("Natgasoline" and, together with all direct and indirect subsidiaries of Firewater One, the "Group", and each a "Group Company"). Cambridge or its designee will acquire its 45% interest in Firewater One for the consideration provided for in, and subject to the terms and conditions of, the Combination Agreement.
Capital Structure
Natgasoline' s capital structure will consist of $600 million of equity funded by Oxford and a maximum of $1.4 billion(1) in gross indebtedness (excluding indebtedness related to natural gas hedging as may be required pursuant to the Project Financing), for a total capitalization of $2 billion.

All intercompany loans between Oxford and any Group Company, including the current $110 million junior subordinated loan from Oxford to Natgasoline, will be settled and converted to equity before the consummation of the transaction.
Any indebtedness issued by the Group will be subject to the supermajority consent rights relating to indebtedness, and will be nonrecourse to Oxford and Cambridge.
Conditions	The consummation of the Firewater One transaction shall be subject to the following conditions (only with respect to inclusion of Firewater One and the Group in the larger transaction):

1.
Natgasoline shall have secured a maximum of $1.4 billion of non-recourse project financing with all conditions precedent to initial disbursement met or waived, with such project financing to be on prevailing market terms and conditions (including any amendments, modifications or waivers thereof) (the "Project Financing"); provided that, for the avoidance of doubt, in no event shall the collateral granted to the lenders under the Project Financing include any of the real property contemplated to be owned by [Natgasoline Land Holding LLC] unless specifically requested by the Project Financing lenders. Cambridge shall cooperate in good faith to provide necessary information (subject to any confidentiality restrictions that may be applicable to Cambridge or its affiliates), management time and other support to Oxford as may be reasonably requested by the Project Financing lenders in order to meet all conditions precedent to initial disbursement of the Project Financing.
2.	Natgasoline shall have entered into charter agreements (including any amendment, modifications or waivers thereof) for two methanol transport vessels.
3.
The amendment of the Engineering, Procurement and Construction Contract for Natgasoline Methanol Project, entered into as of April 15, 2015, between Natgasoline and Orascom E&C USA Inc. (the "EPC Contract"):

(1)
Assumes a 6% weighted average interest rate.

a.	to amend the EPC Contract to be a turn-key, lump sum, fixed-price contract and to include a performance guaranty from the contractor secured by a standby letter of credit for an amount equal to 5% of the lump sum Project cost for the benefit of Natgasoline; and
b.	to amend the EPC Contract to be on terms and conditions satisfactory to the Project Financing lenders and such lenders' independent engineer.

In connection with such amendment, Cambridge shall be entitled to (and Natgasoline shall cause Orascom E&C USA Inc. to permit Cambridge to) benefit from inspection and audit rights as are customarily granted to owners of projects with engineering, procurement and construction contracts of such type, regardless of whether such rights are contained in the EPC Contract as of the date hereof. Any costs of amendment of the EPC Contract as set forth above, including for purposes of complying with the requirements of the Project Financing lenders in order to secure the Project Financing with all conditions precedent to initial disbursement met or waived, shall be borne by Oxford.

4.	Natgasoline shall have executed and delivered the O&M Agreement (as defined below).
5.
Natgasoline shall have entered into a natural gas transportation agreement with a service provider reasonably acceptable to Cambridge, and a Terminal, Pipeline and Connection Agreement with a service provider reasonably acceptable to Cambridge, in each case on prevailing market terms and conditions.
6.
No "Material Adverse Effect" as defined in the Combination Agreement (measured, for purposes of this term sheet, with respect only to the Group, taken as a whole) shall have occurred and be continuing.
7.
Natgasoline shall be (i) in material compliance with, and no "default" or "event of default" shall have occurred and be continuing under, any of its material contracts, including, without limitation, the terms of the Project Financing and the EPC Contract, and (ii) in material compliance with all applicable laws, rules and regulations applicable to the Group and the Project.
8.
Any material consents or approvals required to be obtained from governmental authorities or contract counterparties in order to consummate the Project Financing shall have been obtained and in full force and effect.
9.
The Group's capital structure shall be mutually satisfactory to Oxford and Cambridge; provided that any changes to the Group's capital structure not contemplated pursuant to the terms of the Combination Agreement and requested by Cambridge after the date hereof shall be at no cost to Oxford.

The Parties intend for the Project Financing to be in the form of a non-recourse bond market financing. If Project Financing is unavailable as a non-recourse bond market financing, Oxford shall obtain the consent of Cambridge with respect to any such Project Financing, such consent not to be unreasonably withheld or delayed.

Business Purpose
The purpose of the Group will be to develop, construct and operate a 5,000 metric ton per day methanol plant in Beaumont, Texas (the "Project") using Lurgi MegaMethanol technology and distribute, market, research into and sell products therefrom.
Distributions
The Shareholders' Agreement will provide for Firewater One to make pro rata distributions of the Group's free cash pro rata to its members on a regular basis subject to reserves approved through the annual budget process and except as prohibited by the terms of the Project Financing or applicable law.
Appropriate provision to also be made for tax distributions, except as prohibited by the terms of the Project Financing or applicable law.
Project Funding
The Project is expected to cost $2 billion, of which $600 million will be funded with equity contributed to Natgasoline as described above. Any Project funding required for the Natgasoline facility to achieve substantial completion (as defined in the Project Financing) in excess of the initial $2 billion funding will be for Oxford's sole account. Oxford shall fund such amount as a contribution in respect of its equity in Firewater One, and there will be no dilution to Cambridge's equity in connection with any such required additional funding. Cambridge will have no obligation to invest additional capital in the Group for the Project.

The parties agree to cooperate in good faith so that the terms and conditions of the Shareholders' Agreement shall not conflict with the applicable terms and conditions of the Project Financing (provided that, notwithstanding the foregoing, in no event shall the Project Financing require any further capital contributions or other financial support from Cambridge in respect of any Group Company or the Project).
Additional Funding	It is anticipated that any capital required by Natgasoline for the conduct of the business after the facility is operational will be provided through the cash flow from the business.
Anticipated funding needs shall be part of the annual budgeting process.
The board of directors of Firewater One (the "Board") will determine whether and how to raise additional funds for the Group if needed, subject to the supermajority consent rights described below.
Term of Project	Perpetual (subject to any permitted early termination or buyout).

O&M Agreement	Natgasoline and Cambridge shall negotiate in good faith to enter into an operations and maintenance agreement (the "O&M Agreement"), pursuant to which Cambridge (or an affiliate of Cambridge) will provide operation and maintenance services for the Project, and on market terms and conditions reasonably satisfactory to Cambridge and Oxford, including, without limitation, that the pricing for Cambridge's operation and maintenance services shall be at cost to Cambridge (such cost to be documented costs only) plus a 7.5% mark-up. If Cambridge has not exercised the Call Option by the expiration of the Blackout Period, Oxford shall have a termination right on the O&M Agreement upon twelve months' notice to Cambridge (provided that, if such termination right is not exercised within nine (9) months after the expiration of the Blackout Period, it shall be deemed to have been waived).
GOVERNANCE
Board Composition
Each of Oxford and Cambridge shall be entitled to designate a number of Board members proportionate to its percentage ownership. The initial size of the Board shall be seven (7) directors, of which four (4) directors shall be Oxford designees and three (3) directors shall be Cambridge designees.
Management
Cambridge under the O&M Agreement shall be responsible for the day-to-day operation of the business. The initial management team shall be mutually agreed upon by Oxford and Cambridge prior to the consummation of the transaction. The scope of authority of the officers will be set forth in the Firewater One Shareholders' Agreement or as otherwise determined by Oxford and Cambridge. The Board shall have the power to elect and remove officers, subject to the supermajority consent right on election and removal of the CEO and CFO.
Member Board Meetings and Quorum	Each of the parties shall be entitled to call special meetings of the members or the Board, with reasonable notice provided to all members and the Board.

In order for there to be a quorum at any meeting of the members or the Board, Cambridge or at least one Cambridge designee, as applicable, shall be in attendance, provided that if Cambridge or a Cambridge designee does not attend two such meetings, then a quorum for the next such meeting shall not require the attendance of Cambridge or a Cambridge designee, as applicable, provided that the agenda items for such meeting shall be limited to those specific items set forth in the notice of meetings delivered to Cambridge or a Cambridge designee at least 7 days in advance of such meeting and shall not include any item subject to the supermajority approval requirements.
Provision shall be made for attendance by telephone at all board and member meetings.

Approval Rights	All matters with respect to Firewater One and the other Group Companies (including Natgasoline) shall be determined by majority vote of the Board (or delegated by majority vote of the Board to the officers of Natgasoline), except, for so long as Cambridge owns 25% or more interest in Firewater One, that the following specified matters shall be subject to a supermajority requirement (which will be set at a level that requires Cambridge or Cambridge board designees to approve (allocation of decisions between Board and members to be determined to give maximum effect to the fiduciary waivers described below)).

1.	Amendment to the governing documents of any Group Company (including the Shareholders' Agreement);
2.	Any change to the number of Board members;
3.	Except as provided above with respect to Oxford's additional funding obligations, any capital calls or other acceptance of additional capital from any member;
4.	Approval of annual budget (in the event of deadlock, the prior year's annual budget shall be subject to a 5% increase);
5.
Any amendment or modification to the Natgasoline EPC contract or related agreements, including change orders and variances, in each case, where such amendment, modification, change order or variance is not approved by the Project lenders' independent engineer and is in excess of $10 million, individually, or $25 million in the aggregate;
6.	Any change to any Group Company's business plan or purpose or the cessation of any business activity;
7.
Other than any expenses pursuant to the Natgasoline EPC contract, which shall be subject to clause 5 above, following Provisional Acceptance, the making of any capital expenditure other than as approved through the annual budget process;
8.	Any merger, sale, disposal or consolidation or other similar business combination;
9.	The entry into any joint venture, partnership, consortium or other similar arrangement;
10.	The purchase or acquisition, sale, assignment, lease, exchange, transfer or disposal of any material assets outside the ordinary course of business;
11.	Issuance, sale, dividend, distribution, redemption, conversion, exchange, repurchase, cancelation, retirement or other disposal or acquisition of equity interests or other securities;
12.
Other than any expenses pursuant to the Natgasoline EPC contract, which shall be subject to clause 5 above, the incurrence, assumption or guarantee of any indebtedness or the creation of any lien or other security over any assets or property, in excess of $10 million annually in the aggregate;

13.	Election and removal of the CEO and the CFO, if any (the process for determining replacements so as to remove prospect of deadlock to be discussed; minimum qualifications for applicable candidates to be agreed) ;
14.	Other than any expenses pursuant to the Natgasoline EPC contract, which shall be subject to clause 5 above, transactions with affiliates or related parties;
15.	Reserved;
16.	The giving of any guarantee or indemnity other than in the ordinary course of business;
17.	Loans to members, managers or employees;
18.	Distributions other than as contemplated by the distribution policy set forth above;
19.
Entering into or amending material contracts or other transactions not in the ordinary course of business, including, without limitation, entering into or amending (i) gas contracts for >15% of annual consumption or longer than 90 days and (ii) sales arrangements for >15% of annual production or longer than 90 days ahead, in each case, such approval not to be unreasonably withheld, conditioned or delayed;
20.	Removing, replacing or appointing auditors, or materially changing accounting policies, practices or procedures unless as required by applicable law;
21.	Settlement or compromise of material litigation or claims (i.e., in excess of a to be agreed threshold); and
22.	Bankruptcy, dissolution or liquidation.

TRANSFER/EXIT PROVISIONS

Transfer Restrictions	Subject to the Call Right, until the later of (i) the three (3) year anniversary of the execution of the Combination Agreement and (ii) twelve (12) months from satisfaction of all conditions required for substantial completion (as defined in the Project Financing) to be achieved (the "Blackout Period"), neither Oxford nor Cambridge may transfer, directly or indirectly, its interests in Firewater One (or any interest in any entity that holds an interest in Firewater One) except by mutual consent or to a wholly owned subsidiary or in connection with a sale of Oxford or, in the case of Cambridge, Holdco.
Call Right
During the Blackout Period, Cambridge shall have the right to acquire Oxford's entire interest in Firewater One (including Oxford's equity interest in [Natgasoline Land Holding LLC] (as defined in the Restructuring Steps Plan)) for a purchase price equal to $632.5 million (the "Call Option Purchase Price"); provided, that the Call Option Purchase Price shall escalate on a daily pro rata basis, calculated using a compound interest rate of 10% per annum, from the execution of the Combination Agreement.

Notwithstanding the foregoing, if both parties mutually agree to develop the land in [Natgasoline Land Holding LLC] prior to the exercise of the Call Right, then [Natgasoline Land Holding LLC] shall not be included in the Call Right. Upon the expiry of the Blackout Period, and if (i) both parties have not mutually agreed to develop the land in [Natgasoline Land Holding LLC] and (ii) Cambridge has not exercised the Call Right, Oxford may purchase Cambridge's equity interest in [Natgasoline Land Holding LLC] for $1.

The Call Option Purchase Price may be satisfied in Holdco shares(2) or cash at Cambridge's election; provided, that Holdco may only elect to satisfy the Call Option Purchase Price in Holdco shares if doing so would not cause Oxford or any of its affiliates to be subject to the short-swing profit recapture provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. The number of Holdco shares to be issued shall be determined using an exchange ratio based on the market value of such shares immediately before the closing of the call transaction.
Exit Rights
After the Blackout Period, either party may transfer all or part of such party's interest in Firewater One, subject to the restrictions described below; provided that, in the event that a party desires to transfer less than all of such party's interest in Firewater One, such party agrees to give the other party reasonable advance notice of such proposed transfer.

Right of First Refusal. Either party shall have the right to transfer its shares to an unaffiliated third party for cash consideration, subject to a customary right of first refusal in favor of the other party.

Drag Along. Oxford shall have a customary drag-along right with respect to any cash disposition of all of Oxford's interest in Firewater One to an unaffiliated third party made pursuant to the foregoing process, subject to minimum consideration and other customary requirements.

Tag Along. Cambridge and Oxford shall have customary tag-along rights on any sale of any of a party's interest in Firewater One by the other party of equity interests in Firewater One to an unaffiliated third party.

(2)
Any shares of Holdco will be included as registrable shares the Registration Rights Agreement to be entered into between Holdco and Oxford and, if such Agreement has terminated prior to the consummation of the Call Right, Holdco and Oxford shall enter into a new registration rights agreement on substantially equivalent terms.

OTHER PROVISIONS

Confidentiality	Customary confidentiality provisions, including provision allowing for each party to share confidential information with potential third party purchasers of Firewater One equity, subject to the applicable party entering into a confidentiality agreement with such third party.
Information Rights
In addition to all Board materials, each party shall receive monthly financials, audited annual financial statements, bank compliance certificates, quarterly financial statements, an annual budget and monthly reports of operations (including a comparison to the annual budget) and any other reports received by either party from any Group Company, or provided to lenders or potential financing sources.

Each party shall be granted reasonable access to the properties, books and records and personnel of all Group Companies at reasonable hours, upon reasonable advance notice and for reasonable purposes, including in order to conduct periodic audits of various kinds.
Independent Activities
Each party and their respective affiliates may engage in, or own an interest in, any other entity that conducts or competes with, any business the same or similar to the business of the Group and neither any Group Company nor the other party shall have any right to the profits therefrom or other claims with respect thereto.
Fiduciary Duties
The parties acknowledge that each party shall be entitled to act in its own self-interest and shall not have any fiduciary duties to Firewater One, Natgasoline, the other party or any affiliate of the other party.

The parties acknowledge that each director, when conducting his or her affairs and in making decisions with respect to the Group Companies shall be entitled to act in the self-interest of the party that nominated him and shall not have any fiduciary duties to any Group Company, the other party or any affiliate of the other party. The parties and the Group Companies also waive, and agree not to commence, any action against a director in his capacity as such based on the assertion that such director made a decision for the benefit of the party that nominated him and not a Group Company, the other party or any affiliates of the other party.
Non-Solicit
So long as Oxford and Cambridge each owns, directly or indirectly interests in Firewater One and for 1 year thereafter, none of Oxford, Cambridge or their respective controlled affiliates shall solicit or hire any of a Group Company's employees (subject to customary exceptions) without the agreement of Oxford and Cambridge.
Dispute Resolution	In the event of certain disputes (scope to be agreed), there will be an escalation mechanism to allow top executives to attempt to resolve the matter.
The failure of the parties to agree on any matter requiring supermajority approval as provided above shall not constitute grounds for any dispute or judicial recourse.
Courts in Delaware shall be the exclusive venue for settling any disputes outside of this process.
Remedies	The parties shall be entitled to specific performance, in addition to all other remedies available at law or equity.

Cambridge shall have the right to withhold and set-off against any payment due under the Shareholders' Agreement (including in exercising the Call Right) the amount of any claim for indemnification any Cambridge Indemnified Party is entitled to pursuant to a written agreement between Oxford and Cambridge or a final judicial determination in accordance with Section 12.9 of the Agreement (or other dispute resolution mechanism agreed to in writing by Oxford and Cambridge).

Governing Law/Jurisdiction	This term sheet was originally drafted assuming that Firewater One was a Delaware LLC and that the laws of the State of Delaware applied. The parties understand modifications may be required to give the parties equivalent rights and protections now that the investment vehicle is a Luxembourg entity. It is the intent of the parties that to the maximum extent permitted by applicable law such rights and protections (or their applicable equivalents) shall be preserved.

ANNEX D—IRREVOCABLE UNDERTAKINGS

        For the Irrevocable Undertaking, dated as of August 6, 2015, as amended as of November 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Capricorn Capital B.V., a composite copy is included incorporating the Irrevocable Undertaking, dated as of August 6, 2015, and the Amendment to the Irrevocable Undertaking, dated as of November 6, 2015.

        Each reference in said Irrevocable Undertaking to "this Agreement," "hereof," "hereunder," "herein" or words of like import referring to the Irrevocable Undertaking shall mean and be a reference to the Irrevocable Undertaking as amended by the Amendment to the Irrevocable Undertaking. All references in the Irrevocable Undertaking to "the date hereof" or "the date of this Agreement" shall refer to August 6, 2015.

CONFIDENTIAL

To:	CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, Illinois 60015
To:	OCI N.V. Honthorststraat 19 1071 DC Amsterdam The Netherlands

IRREVOCABLE UNDERTAKING

Dear Sirs/Madams,

We, Aquarius Investments B.V. (the "Stockholder") have been informed about the discussions regarding the potential transactions between CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands ("Oxford"), Darwin Holdings Limited, a private limited company limited by shares incorporated under the law of England and Wales ("Holdco") and Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of Holdco ("MergerCo").

This undertaking (the "Agreement") is dated August 6, 2015 and sets out the agreement of Cambridge, Oxford and the Stockholder (the "Parties") in relation thereto. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Combination Agreement (as defined below).

The Transactions and Oxford Stockholder Meeting

1.
You have informed us that Cambridge, Holdco, MergerCo and Oxford are contemplating entering into a Combination Agreement, dated as of the date hereof (the "Combination Agreement"), pursuant to which, among other things:

(a)
Oxford will contribute to Holdco certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares to be issued by Holdco to Oxford;

(b)
a portion of the Ordinary Shares issued by Holdco to Oxford will be distributed by Oxford to its stockholders;

(c)
MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of Holdco whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Holdco Ordinary Shares; and

(d)
Cambridge, Holdco, MergerCo and Oxford will cooperate and take all steps necessary to effectuate the restructuring as outlined in the Restructuring Steps Plan,

  on the terms and subject to the conditions set forth in the Combination Agreement (clause (a) through (e) collectively, the "Transactions").

2.
On the terms and subject to the conditions of the Combination Agreement, Oxford will convene a meeting of stockholders for the purpose of obtaining the approval of the stockholders of Oxford to consummate the Transactions and the matters as set out in the Oxford Notice (the "Oxford Stockholder Meeting").

Representations and warranties

3.
The Stockholder hereby represents and warrants to Cambridge and Oxford that, on the date of this Agreement:

(a)
it is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organised and validly existing under the laws of The Netherlands;

(b)
it is, directly or indirectly, the legal and beneficial holder and owner of 11,522,425 ordinary shares in Oxford (the "Stockholder Shares");

(c)
it has sole voting power over such Stockholder Shares; and

(d)
it has the power and authority to enter into this Agreement and perform its obligations hereunder.

Irrevocable undertaking

4.
From and after the date hereof until the termination of this Agreement in accordance with paragraph 8, the Stockholder irrevocably agrees that it will cast the votes attached to the Stockholder Shares and any shares in Oxford which Stockholder may acquire at any time on or after the date hereof until and prior to the record date of the Oxford Stockholder Meeting (provided that all options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford shall be considered Stockholder Shares upon their exercise or conversion but, provided, further, that, nothing contained herein shall require Stockholder to convert, exercise or exchange any such options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (such shares, the "After-Acquired Shares")), in the following manner:

(a)
the Stockholder shall not contribute or permit to contribute to the passing of resolutions or initiate or take any action which would reasonably be expected to prejudice or frustrate successful consummation of the Transactions;

(b)
the Stockholder shall vote or cause to be voted (including by proxy or written consent, if applicable) in favour of resolutions that are necessary to approve the Transactions proposed to any general meeting of stockholders of Oxford; and

(c)
the Stockholder shall not enter into any voting agreement or voting trust with respect to the Stockholder Shares that is inconsistent with this Agreement and shall not grant a proxy, consent or power of attorney with respect to the Stockholder Shares that is inconsistent with this Agreement.

5.
Except as explicitly set forth in paragraph 4, nothing in this Agreement shall limit the right of the Stockholder to vote in favour of, against or abstain with respect to any matter presented to Oxford's stockholders. The Stockholder is signing this Agreement solely in its capacity as a stockholder of Oxford and nothing contained herein shall in any way limit or affect Mr. Nassef Sawiris (or any future director of Oxford who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of Oxford or from otherwise taking any action or inaction in his capacity as a director of Oxford, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.

Lock-up and standstill

6.
The Stockholder shall not, directly or indirectly, (i) dispose of or agree to dispose of or bring about a transaction in or involving any Stockholder Shares, any After-Acquired Shares or any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (a "Transfer"), other than (w) any Transfer to an Affiliate or Permitted Transferee (as defined in the

  Holdco Shareholder Agreement) of such Stockholder, or to any other S Stockholder (as defined below), but only if, in either case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is an S Stockholder (as defined below)) and notice of such Transfer is delivered to Cambridge and Oxford pursuant to paragraph 19, (x) the exercise or conversion of any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford, including any net settlement in connection therewith, (y) a Transfer pursuant to the terms of any trust or will of such Stockholder or by the Laws of intestate succession or (z) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights, or (ii) make any proposal or offer to, or obtain (voting) proxies from third parties with respect to the ordinary shares or other securities of Oxford (other than the solicitation of proxies by Mr. Nassef Sawiris in his capacity as a director and officer of Oxford).

7.
The Stockholder shall not directly or indirectly solicit any third party to bring about any Acquisition Proposal for Oxford (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to Section 7.4 of the Combination Agreement and to limit its conversation or other communication exclusively to such referral). In the event that the Stockholder receives an unsolicited approach by any third party in connection with a potential Acquisition Proposal, it shall promptly, and in any event within twenty-four (24) hours after receiving such unsolicited approach, notify Cambridge and Oxford thereof and shall provide reasonable details on the unsolicited approach to Cambridge and Oxford. The Stockholder confirms that it is not, at the date of signing of this Agreement, directly or indirectly, in discussions or negotiations with any third party regarding an Acquisition Proposal.

Termination

8.
Except for paragraphs 8 through 24 which will survive termination of this Agreement, this Agreement shall terminate upon the earliest to occur of:

(a)
termination of this Agreement by written agreement of Cambridge, Oxford and the Stockholder;

(b)
termination of the Combination Agreement pursuant to and in compliance with the terms thereof;

(c)
entry, without the prior written consent of the Stockholder and each of the other stockholders listed in Schedule A (collectively, the "S Stockholders"), into any amendment or modification of the Combination Agreement, or any written waiver of Oxford's, Holdco's or MergerCo's rights under the Combination Agreement made in connection with a request by Cambridge, in each case, which results in a decrease in, or a material change in the composition of, the Consideration or a material extension of the End Date or which is otherwise adverse to any of the S Stockholders; or

(d)
the occurrence of the Closing.

9.
If this Agreement terminates in accordance with paragraph 8, the Stockholder shall have no claim against Cambridge or Oxford, and Cambridge and Oxford shall have no claim against the Stockholder, provided that such termination shall not affect any rights or liabilities under this Agreement in respect of prior breaches of this Agreement that occurred prior to such termination.

Miscellaneous

10.
The Stockholder confirms that it is aware of and shall comply with the applicable corporate and securities laws and stock exchange regulations, including in particular with respect to the insider trading regulations.

11.
This Agreement, including the Schedules hereto and, to the extent referenced herein, the Combination Agreement, contain the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

12.
If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

13.
Except as contemplated by paragraph 6, no Party may assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement in whole or in part without having obtained the other Party's prior written consent, provided that Cambridge may transfer its rights and obligations under this Agreement to any member of its group as described in section 2:24b Dutch Civil Code.

14.
No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to such waiver.

15.
No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

16.
This Agreement does not contain any stipulation in favour of a third party (derdenbeding).

17.
The Parties hereby waive: (i) their rights under sections 6:265 up to and including 6:272 and 6:228 of the Dutch Civil Code (Burgerlijk Wetboek) to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of this Agreement; and (ii) their rights to annul and to demand in legal proceedings annulment (vernietiging) of this Agreement.

18.
All costs which a Party has incurred or must incur in negotiating, preparing, concluding or performing this Agreement are for its own account.

19.
A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service (with confirmation of delivery), by telefax or by email to the Party due to receive the notice or communication, at its address, email or telefax number set out below (or another address specified by that Party by written notice to the other) and shall if:

(a)
personally delivered, be deemed to have been received at the time of delivery;

(b)
by nationally recognized overnight courier service, be deemed to have been received at the time of confirmation of delivery;

(c)
sent by telefax, be deemed to have been received upon receipt by the sender of a telefax report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee;

  (d)
  or by email, be deemed to have been received upon receipt confirmed by the intended recipient, or if a duplicate copy is promptly delivered by one of the other methods described in this paragraph 19.

Cambridge
Attn:	CF Industries Holdings, Inc. Douglas C. Barnard
Address:	4 Parkway North, Suite 400 Deerfield, Illinois 60015
Telephone:	(847) 405-2400
Telefax:	(847) 405-2711
Email:	Dbarnard@cfindustries.com
With copies (which shall not constitute notice) to:
Attn:	Skadden, Arps, Slate, Meagher & Flom LLP Brian W. Duwe and Richard C. Witzel, Jr.
Address:	155 N. Wacker Drive Chicago, IL 60606
Telephone:	(312) 407-0700
Telefax:	(312) 407-0411
Email:	brian.duwe@skadden.com, richard.witzel@skadden.com
Oxford
Attn:	OCI N.V. Erika Wakid
Address:	Honthorststraat 19 1071 DC Amsterdam The Netherlands
Telefax:	+44 (0) 20 7439 4802
Email:	Erika.Wakid@oci.nl
With copies (which shall not constitute notice) to:
Attn:	Cleary Gottlieb Steen & Hamilton LLP Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com
Stockholder
Attn:	Intertrust Netherlands B.V. Jurjen Hardeveld
Address:	Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands
Telefax:	+31 20 521 4777
Email:	jurjen.hardeveld@intertrustgroup.com

With copies (which shall not constitute notice) to:
Attn:	Withers LLP Samantha Morgan
Address:	16 Old Bailey London EC4M 7EG United Kingdom
Telephone:	+44 (0)20 7597 6116
Email:	Samantha.Morgan@withersworldwide.com
Attn:	Cleary Gottlieb Steen & Hamilton LLP Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com
20.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by any combination of such means, shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

21.
This Agreement shall be governed by the laws of The Netherlands, without regard to any conflict of laws principles thereof.

22.
Any dispute arising out of or in connection with this Agreement (including any dispute as to the validity of this Agreement, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. Their arbitral award will not be disclosed other than to the parties to the arbitral proceedings.

23.
Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to the Stockholder and (b) Cambridge and Oxford shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Stockholder Shares or direct the Stockholder in the performance of its duties or responsibilities as a stockholder of Oxford. Nothing in this Agreement shall be interpreted as creating or forming a "group" with any other person, including Cambridge or Oxford, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

24.
For purposes of this Agreement, the term "Affiliate" shall have the meaning assigned to it in the Combination Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of the Stockholder serves as a member of its board of directors or similar governing body, unless the Stockholder or its Affiliates otherwise control such entity. For purposes of this Agreement, Oxford shall not be deemed to be an Affiliate of the Stockholder.

Agreed and acknowledged:
AQUARIUS INVESTMENTS B.V.		AQUARIUS INVESTMENTS B.V.
Name:	/s/ G.A.R. Warris	Name:	/s/ P. Oosthoek
Title:	Proxyholder	Title:	Proxyholder
CF INDUSTRIES HOLDINGS, Inc.		OCI N.V.
Name:	/s/ W. Anthony Will	Name:	/s/ Nassef Sawiris
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

 Schedule A

S Stockholders

Capricorn Capital B.V.
Leo Capital B.V.
Aquarius Investments B.V.

CONFIDENTIAL

To:	CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, Illinois 60015
To:	OCI N.V. Honthorststraat 19 1071 DC Amsterdam The Netherlands

IRREVOCABLE UNDERTAKING

Dear Sirs/Madams,

We, Capricorn Capital B.V. (the "Stockholder") have been informed about the discussions regarding the potential transactions between CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands ("Oxford"), Darwin Holdings Limited, a private limited company limited by shares incorporated under the law of England and Wales ("Holdco") and Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of Holdco ("MergerCo").

This undertaking (the "Agreement") is dated August 6, 2015 and sets out the agreement of Cambridge, Oxford and the Stockholder (the "Parties") in relation thereto. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Combination Agreement (as defined below).

The Transactions and Oxford Stockholder Meeting

1.
You have informed us that Cambridge, Holdco, MergerCo and Oxford are contemplating entering into a Combination Agreement, dated as of the date hereof (the "Combination Agreement"), pursuant to which, among other things:

(a)
Oxford will contribute to Holdco certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares to be issued by Holdco to Oxford;

(b)
a portion of the Ordinary Shares issued by Holdco to Oxford will be distributed by Oxford to its stockholders;

(c)
MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of Holdco whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Holdco Ordinary Shares; and

(d)
Cambridge, Holdco, MergerCo and Oxford will cooperate and take all steps necessary to effectuate the restructuring as outlined in the Restructuring Steps Plan,

  on the terms and subject to the conditions set forth in the Combination Agreement (clause (a) through (e) collectively, the "Transactions").

2.
On the terms and subject to the conditions of the Combination Agreement, Oxford will convene a meeting of stockholders for the purpose of obtaining the approval of the stockholders of Oxford to consummate the Transactions and the matters as set out in the Oxford Notice (the "Oxford Stockholder Meeting").

Representations and warranties

3.
The Stockholder hereby represents and warrants to Cambridge and Oxford that, on the date of this Agreement:

(a)
it is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organised and validly existing under the laws of The Netherlands;

(b)
it is, directly or indirectly, the legal and beneficial holder and owner of 60,672,376 ordinary shares in Oxford (the "Stockholder Shares");

(c)
it has sole voting power over such Stockholder Shares; and

(d)
it has the power and authority to enter into this Agreement and perform its obligations hereunder.

Irrevocable undertaking

4.
From and after the date hereof until the termination of this Agreement in accordance with paragraph 8, the Stockholder irrevocably agrees that it will cast the votes attached to the Stockholder Shares and any shares in Oxford which Stockholder may acquire at any time on or after the date hereof until and prior to the record date of the Oxford Stockholder Meeting (provided that all options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford shall be considered Stockholder Shares upon their exercise or conversion but, provided, further, that, nothing contained herein shall require Stockholder to convert, exercise or exchange any such options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (such shares, the "After-Acquired Shares")), in the following manner:

(a)
the Stockholder shall not contribute or permit to contribute to the passing of resolutions or initiate or take any action which would reasonably be expected to prejudice or frustrate successful consummation of the Transactions;

(b)
the Stockholder shall vote or cause to be voted (including by proxy or written consent, if applicable) in favour of resolutions that are necessary to approve the Transactions proposed to any general meeting of stockholders of Oxford; and

(c)
the Stockholder shall not enter into any voting agreement or voting trust with respect to the Stockholder Shares that is inconsistent with this Agreement and shall not grant a proxy, consent or power of attorney with respect to the Stockholder Shares that is inconsistent with this Agreement.

5.
Except as explicitly set forth in paragraph 4, nothing in this Agreement shall limit the right of the Stockholder to vote in favour of, against or abstain with respect to any matter presented to Oxford's stockholders. The Stockholder is signing this Agreement solely in its capacity as a stockholder of Oxford and nothing contained herein shall in any way limit or affect Mr. Nassef Sawiris (or any future director of Oxford who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of Oxford or from otherwise taking any action or inaction in his capacity as a director of Oxford, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.

Lock-up and standstill

6.
The Stockholder shall not, directly or indirectly, (i) dispose of or agree to dispose of or bring about a transaction in or involving any Stockholder Shares, any After-Acquired Shares or any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (a "Transfer"), other than (v) any Transfer to an Affiliate or Permitted Transferee (as defined in the

  Holdco Shareholder Agreement) of such Stockholder, or to any other S Stockholder (as defined below), but only if, in either case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is an S Stockholder (as defined below)) and notice of such Transfer is delivered to Cambridge and Oxford pursuant to paragraph 19, (w) the exercise or conversion of any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford, including any net settlement in connection therewith, (x) a Transfer pursuant to the terms of any trust or will of such Stockholder or by the Laws of intestate succession, (y) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights or (z) a Transfer in accordance with the terms of that certain Global Master Securities Lending Agreement, by and between J.P. Morgan Securities plc and the Stockholder, dated as of September 17, 2013, as amended and restated on October 23, 2015, as in effect as of October 23, 2015 (the "Global Master Securities Lending Agreement"), provided that the amount of shares in the aggregate that are subject to a Transfer at any one time in accordance with the terms of the Global Master Securities Lending Agreement shall not exceed 1,000,000 or (ii) make any proposal or offer to, or obtain (voting) proxies from third parties with respect to the ordinary shares or other securities of Oxford (other than the solicitation of proxies by Mr. Nassef Sawiris in his capacity as a director and officer of Oxford).

7.
The Stockholder shall not directly or indirectly solicit any third party to bring about any Acquisition Proposal for Oxford (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to Section 7.4 of the Combination Agreement and to limit its conversation or other communication exclusively to such referral). In the event that the Stockholder receives an unsolicited approach by any third party in connection with a potential Acquisition Proposal, it shall promptly, and in any event within twenty-four (24) hours after receiving such unsolicited approach, notify Cambridge and Oxford thereof and shall provide reasonable details on the unsolicited approach to Cambridge and Oxford. The Stockholder confirms that it is not, at the date of signing of this Agreement, directly or indirectly, in discussions or negotiations with any third party regarding an Acquisition Proposal.

Termination

8.
Except for paragraphs 8 through 24 which will survive termination of this Agreement, this Agreement shall terminate upon the earliest to occur of:

(a)
termination of this Agreement by written agreement of Cambridge, Oxford and the Stockholder;

(b)
termination of the Combination Agreement pursuant to and in compliance with the terms thereof;

(c)
entry, without the prior written consent of the Stockholder and each of the other stockholders listed in Schedule A (collectively, the "S Stockholders"), into any amendment or modification of the Combination Agreement, or any written waiver of Oxford's, Holdco's or MergerCo's rights under the Combination Agreement made in connection with a request by Cambridge, in each case, which results in a decrease in, or a material change in the composition of, the Consideration or a material extension of the End Date or which is otherwise adverse to any of the S Stockholders; or

(d)
the occurrence of the Closing.

9.
If this Agreement terminates in accordance with paragraph 8, the Stockholder shall have no claim against Cambridge or Oxford, and Cambridge and Oxford shall have no claim against the Stockholder, provided that such termination shall not affect any rights or liabilities under this Agreement in respect of prior breaches of this Agreement that occurred prior to such termination.

Miscellaneous

10.
The Stockholder confirms that it is aware of and shall comply with the applicable corporate and securities laws and stock exchange regulations, including in particular with respect to the insider trading regulations.

11.
This Agreement, including the Schedules hereto and, to the extent referenced herein, the Combination Agreement, contain the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

12.
If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

13.
Except as contemplated by paragraph 6, no Party may assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement in whole or in part without having obtained the other Party's prior written consent, provided that Cambridge may transfer its rights and obligations under this Agreement to any member of its group as described in section 2:24b Dutch Civil Code.

14.
No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to such waiver.

15.
No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

16.
This Agreement does not contain any stipulation in favour of a third party (derdenbeding).

17.
The Parties hereby waive: (i) their rights under sections 6:265 up to and including 6:272 and 6:228 of the Dutch Civil Code (Burgerlijk Wetboek) to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of this Agreement; and (ii) their rights to annul and to demand in legal proceedings annulment (vernietiging) of this Agreement.

18.
All costs which a Party has incurred or must incur in negotiating, preparing, concluding or performing this Agreement are for its own account.

19.
A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service (with confirmation of delivery), by telefax or by email to the Party due to receive the notice or communication, at its address, email or telefax number set out below (or another address specified by that Party by written notice to the other) and shall if:

(a)
personally delivered, be deemed to have been received at the time of delivery;

(b)
by nationally recognized overnight courier service, be deemed to have been received at the time of confirmation of delivery;

(c)
sent by telefax, be deemed to have been received upon receipt by the sender of a telefax report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee;

  (d)
  or by email, be deemed to have been received upon receipt confirmed by the intended recipient, or if a duplicate copy is promptly delivered by one of the other methods described in this paragraph 19.

Cambridge
Attn:	CF Industries Holdings, Inc. Douglas C. Barnard
Address:	4 Parkway North, Suite 400 Deerfield, Illinois 60015
Telephone:	(847) 405-2400
Telefax:	(847) 405-2711
Email:	Dbarnard@cfindustries.com
With copies (which shall not constitute notice) to:
Attn:	Skadden, Arps, Slate, Meagher & Flom LLP Brian W. Duwe and Richard C. Witzel, Jr.
Address:	155 N. Wacker Drive Chicago, IL 60606
Telephone:	(312) 407-0700
Telefax:	(312) 407-0411
Email:	brian.duwe@skadden.com, richard.witzel@skadden.com
Oxford
Attn:	OCI N.V. Erika Wakid
Address:	Honthorststraat 19 1071 DC Amsterdam The Netherlands
Telefax:	+44 (0) 20 7439 4802
Email:	Erika.Wakid@oci.nl
With copies (which shall not constitute notice) to:
Attn:	Cleary Gottlieb Steen & Hamilton LLP Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com
Stockholder
Attn:	Intertrust Netherlands B.V. Jurjen Hardeveld
Address:	Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands
Telefax:	+31 20 521 4777
Email:	jurjen.hardeveld@intertrustgroup.com

With copies (which shall not constitute notice) to:
Attn:	Withers LLP Samantha Morgan
Address:	16 Old Bailey London EC4M 7EG United Kingdom
Telephone:	+44 (0)20 7597 6116
Email:	Samantha.Morgan@withersworldwide.com
Attn:	Cleary Gottlieb Steen & Hamilton LLP Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com
20.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by any combination of such means, shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

21.
This Agreement shall be governed by the laws of The Netherlands, without regard to any conflict of laws principles thereof.

22.
Any dispute arising out of or in connection with this Agreement (including any dispute as to the validity of this Agreement, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. Their arbitral award will not be disclosed other than to the parties to the arbitral proceedings.

23.
Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to the Stockholder and (b) Cambridge and Oxford shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Stockholder Shares or direct the Stockholder in the performance of its duties or responsibilities as a stockholder of Oxford. Nothing in this Agreement shall be interpreted as creating or forming a "group" with any other person, including Cambridge or Oxford, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

24.
For purposes of this Agreement, the term "Affiliate" shall have the meaning assigned to it in the Combination Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of the Stockholder serves as a member of its board of directors or similar governing body, unless the Stockholder or its Affiliates otherwise control such entity. For purposes of this Agreement, Oxford shall not be deemed to be an Affiliate of the Stockholder.

Agreed and acknowledged:
CAPRICORN CAPITAL B.V.		CAPRICORN CAPITAL B.V.
Name:	/s/ G.A.R. Warris	Name:	/s/ P. Oosthoek
Title:	Proxyholder	Title:	Proxyholder
CF INDUSTRIES HOLDINGS, Inc.		OCI N.V.
Name:	/s/ W. Anthony Will	Name:	/s/ Nassef Sawiris
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

 Schedule A

S Stockholders

Capricorn Capital B.V.
Leo Capital B.V.
Aquarius Investments B.V.

CONFIDENTIAL

To:	CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, Illinois 60015
To:	OCI N.V. Honthorststraat 19 1071 DC Amsterdam The Netherlands

IRREVOCABLE UNDERTAKING

Dear Sirs/Madams,

We, Leo Capital B.V. (the "Stockholder") have been informed about the discussions regarding the potential transactions between CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands ("Oxford"), Darwin Holdings Limited, a private limited company limited by shares incorporated under the law of England and Wales ("Holdco") and Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of Holdco ("MergerCo").

This undertaking (the "Agreement") is dated August 6, 2015 and sets out the agreement of Cambridge, Oxford and the Stockholder (the "Parties") in relation thereto. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Combination Agreement (as defined below).

The Transactions and Oxford Stockholder Meeting

1.
You have informed us that Cambridge, Holdco, MergerCo and Oxford are contemplating entering into a Combination Agreement, dated as of the date hereof (the "Combination Agreement"), pursuant to which, among other things:

(a)
Oxford will contribute to Holdco certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares to be issued by Holdco to Oxford;

(b)
a portion of the Ordinary Shares issued by Holdco to Oxford will be distributed by Oxford to its stockholders;

(c)
MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of Holdco whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Holdco Ordinary Shares; and

(d)
Cambridge, Holdco, MergerCo and Oxford will cooperate and take all steps necessary to effectuate the restructuring as outlined in the Restructuring Steps Plan,

  on the terms and subject to the conditions set forth in the Combination Agreement (clause (a) through (e) collectively, the "Transactions").

2.
On the terms and subject to the conditions of the Combination Agreement, Oxford will convene a meeting of stockholders for the purpose of obtaining the approval of the stockholders of Oxford to consummate the Transactions and the matters as set out in the Oxford Notice (the "Oxford Stockholder Meeting").

Representations and warranties

3.
The Stockholder hereby represents and warrants to Cambridge and Oxford that, on the date of this Agreement:

(a)
it is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organised and validly existing under the laws of The Netherlands;

(b)
it is, directly or indirectly, the legal and beneficial holder and owner of 36,491,859 ordinary shares in Oxford (the "Stockholder Shares");

(c)
it has sole voting power over such Stockholder Shares; and

(d)
it has the power and authority to enter into this Agreement and perform its obligations hereunder.

Irrevocable undertaking

4.
From and after the date hereof until the termination of this Agreement in accordance with paragraph 8, the Stockholder irrevocably agrees that it will cast the votes attached to the Stockholder Shares and any shares in Oxford which Stockholder may acquire at any time on or after the date hereof until and prior to the record date of the Oxford Stockholder Meeting (provided that all options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford shall be considered Stockholder Shares upon their exercise or conversion but, provided, further, that, nothing contained herein shall require Stockholder to convert, exercise or exchange any such options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (such shares, the "After-Acquired Shares")), in the following manner:

(a)
the Stockholder shall not contribute or permit to contribute to the passing of resolutions or initiate or take any action which would reasonably be expected to prejudice or frustrate successful consummation of the Transactions;

(b)
the Stockholder shall vote or cause to be voted (including by proxy or written consent, if applicable) in favour of resolutions that are necessary to approve the Transactions proposed to any general meeting of stockholders of Oxford; and

(c)
the Stockholder shall not enter into any voting agreement or voting trust with respect to the Stockholder Shares that is inconsistent with this Agreement and shall not grant a proxy, consent or power of attorney with respect to the Stockholder Shares that is inconsistent with this Agreement.

5.
Except as explicitly set forth in paragraph 4, nothing in this Agreement shall limit the right of the Stockholder to vote in favour of, against or abstain with respect to any matter presented to Oxford's stockholders. The Stockholder is signing this Agreement solely in its capacity as a stockholder of Oxford and nothing contained herein shall in any way limit or affect Mr. Nassef Sawiris (or any future director of Oxford who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of Oxford or from otherwise taking any action or inaction in his capacity as a director of Oxford, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.

Lock-up and standstill

6.
The Stockholder shall not, directly or indirectly, (i) dispose of or agree to dispose of or bring about a transaction in or involving any Stockholder Shares, any After-Acquired Shares or any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (a "Transfer"), other than (w) any Transfer to an Affiliate or Permitted Transferee (as defined in the

  Holdco Shareholder Agreement) of such Stockholder, or to any other S Stockholder (as defined below), but only if, in either case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is an S Stockholder (as defined below)) and notice of such Transfer is delivered to Cambridge and Oxford pursuant to paragraph 19, (x) the exercise or conversion of any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford, including any net settlement in connection therewith, (y) a Transfer pursuant to the terms of any trust or will of such Stockholder or by the Laws of intestate succession or (z) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights, or (ii) make any proposal or offer to, or obtain (voting) proxies from third parties with respect to the ordinary shares or other securities of Oxford (other than the solicitation of proxies by Mr. Nassef Sawiris in his capacity as a director and officer of Oxford).

7.
The Stockholder shall not directly or indirectly solicit any third party to bring about any Acquisition Proposal for Oxford (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to Section 7.4 of the Combination Agreement and to limit its conversation or other communication exclusively to such referral). In the event that the Stockholder receives an unsolicited approach by any third party in connection with a potential Acquisition Proposal, it shall promptly, and in any event within twenty-four (24) hours after receiving such unsolicited approach, notify Cambridge and Oxford thereof and shall provide reasonable details on the unsolicited approach to Cambridge and Oxford. The Stockholder confirms that it is not, at the date of signing of this Agreement, directly or indirectly, in discussions or negotiations with any third party regarding an Acquisition Proposal.

Termination

8.
Except for paragraphs 8 through 24 which will survive termination of this Agreement, this Agreement shall terminate upon the earliest to occur of:

(a)
termination of this Agreement by written agreement of Cambridge, Oxford and the Stockholder;

(b)
termination of the Combination Agreement pursuant to and in compliance with the terms thereof;

(c)
entry, without the prior written consent of the Stockholder and each of the other stockholders listed in Schedule A (collectively, the "S Stockholders"), into any amendment or modification of the Combination Agreement, or any written waiver of Oxford's, Holdco's or MergerCo's rights under the Combination Agreement made in connection with a request by Cambridge, in each case, which results in a decrease in, or a material change in the composition of, the Consideration or a material extension of the End Date or which is otherwise adverse to any of the S Stockholders; or

(d)
the occurrence of the Closing.

9.
If this Agreement terminates in accordance with paragraph 8, the Stockholder shall have no claim against Cambridge or Oxford, and Cambridge and Oxford shall have no claim against the Stockholder, provided that such termination shall not affect any rights or liabilities under this Agreement in respect of prior breaches of this Agreement that occurred prior to such termination.

Miscellaneous

10.
The Stockholder confirms that it is aware of and shall comply with the applicable corporate and securities laws and stock exchange regulations, including in particular with respect to the insider trading regulations.

11.
This Agreement, including the Schedules hereto and, to the extent referenced herein, the Combination Agreement, contain the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

12.
If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

13.
Except as contemplated by paragraph 6, no Party may assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement in whole or in part without having obtained the other Party's prior written consent, provided that Cambridge may transfer its rights and obligations under this Agreement to any member of its group as described in section 2:24b Dutch Civil Code.

14.
No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to such waiver.

15.
No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

16.
This Agreement does not contain any stipulation in favour of a third party (derdenbeding).

17.
The Parties hereby waive: (i) their rights under sections 6:265 up to and including 6:272 and 6:228 of the Dutch Civil Code (Burgerlijk Wetboek) to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of this Agreement; and (ii) their rights to annul and to demand in legal proceedings annulment (vernietiging) of this Agreement.

18.
All costs which a Party has incurred or must incur in negotiating, preparing, concluding or performing this Agreement are for its own account.

19.
A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service (with confirmation of delivery), by telefax or by email to the Party due to receive the notice or communication, at its address, email or telefax number set out below (or another address specified by that Party by written notice to the other) and shall if:

(a)
personally delivered, be deemed to have been received at the time of delivery;

(b)
by nationally recognized overnight courier service, be deemed to have been received at the time of confirmation of delivery;

(c)
sent by telefax, be deemed to have been received upon receipt by the sender of a telefax report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee;

  (d)
  or by email, be deemed to have been received upon receipt confirmed by the intended recipient, or if a duplicate copy is promptly delivered by one of the other methods described in this paragraph 19.

Cambridge
Attn:	CF Industries Holdings, Inc. Douglas C. Barnard
Address:	4 Parkway North, Suite 400 Deerfield, Illinois 60015
Telephone:	(847) 405-2400
Telefax:	(847) 405-2711
Email:	Dbarnard@cfindustries.com
With copies (which shall not constitute notice) to:
Attn:	Skadden, Arps, Slate, Meagher & Flom LLP Brian W. Duwe and Richard C. Witzel, Jr.
Address:	155 N. Wacker Drive Chicago, IL 60606
Telephone:	(312) 407-0700
Telefax:	(312) 407-0411
Email:	brian.duwe@skadden.com, richard.witzel@skadden.com
Oxford
Attn:	OCI N.V. Erika Wakid
Address:	Honthorststraat 19 1071 DC Amsterdam The Netherlands
Telefax:	+44 (0) 20 7439 4802
Email:	Erika.Wakid@oci.nl
With copies (which shall not constitute notice) to:
Attn:	Cleary Gottlieb Steen & Hamilton LLP Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com
Stockholder
Attn:	Intertrust Netherlands B.V. Jurjen Hardeveld
Address:	Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands
Telefax:	+31 20 521 4777
Email:	jurjen.hardeveld@intertrustgroup.com

With copies (which shall not constitute notice) to:
Attn:	Withers LLP Samantha Morgan
Address:	16 Old Bailey London EC4M 7EG United Kingdom
Telephone:	+44 (0)20 7597 6116
Email:	Samantha.Morgan@withersworldwide.com
Attn:	Cleary Gottlieb Steen & Hamilton LLP Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com
20.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by any combination of such means, shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

21.
This Agreement shall be governed by the laws of The Netherlands, without regard to any conflict of laws principles thereof.

22.
Any dispute arising out of or in connection with this Agreement (including any dispute as to the validity of this Agreement, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. Their arbitral award will not be disclosed other than to the parties to the arbitral proceedings.

23.
Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to the Stockholder and (b) Cambridge and Oxford shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Stockholder Shares or direct the Stockholder in the performance of its duties or responsibilities as a stockholder of Oxford. Nothing in this Agreement shall be interpreted as creating or forming a "group" with any other person, including Cambridge or Oxford, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

24.
For purposes of this Agreement, the term "Affiliate" shall have the meaning assigned to it in the Combination Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of the Stockholder serves as a member of its board of directors or similar governing body, unless the Stockholder or its Affiliates otherwise control such entity. For purposes of this Agreement, Oxford shall not be deemed to be an Affiliate of the Stockholder.

Agreed and acknowledged:
LEO CAPITAL B.V.		LEO CAPITAL B.V.
Name:	/s/ G.A.R. Warris	Name:	/s/ P. Oosthoek
Title:	Proxyholder	Title:	Proxyholder
CF INDUSTRIES HOLDINGS, INC.		OCI N.V.
Name:	/s/ W. Anthony Will	Name:	/s/ Nassef Sawiris
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

 Schedule A

S Stockholders

Capricorn Capital B.V.
Leo Capital B.V.
Aquarius Investments B.V.

ANNEX E—NEW CF ARTICLES OF ASSOCIATION

COMPANY NUMBER: 9713230

COMPANIES ACT 2006

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

Of

[HOLDCO] PLC

E-i

COMPANY NUMBER: 9713230

COMPANIES ACT 2006

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

[HOLDCO] PLC

(the "Company")

(adopted by special resolution passed on [    •    ])

 PRELIMINARY

1.
This document comprises the Articles of Association of the Company and no regulations set out in any statute or statutory instrument concerning companies shall apply as Articles of Association of the Company.

2.
In these Articles, except where the subject or context otherwise requires:

  Act means the Companies Act 2006, including any modification or re-enactment of it for the time being in force;

  address means in relation to electronic communications, any number or address (including, in the case of any Uncertificated Proxy Instruction permitted in accordance with these Articles, an identification number of a participant in the Relevant System concerned) used for the purposes of such communications;

  Articles means these articles of association, as amended from time to time by special resolution;

  auditors means the auditors for the time being of the Company;

  board means the directors or any of them acting as the board of directors of the Company from time to time;

  Capricorn means [Capricorn Capital B.V.];

  Capricorn Director means a director appointed by [Capricorn Capital B.V.] pursuant to its appointment rights set out in Articles 155 and 156 and the Shareholders Agreement, and Capricorn Directors shall be construed accordingly;

  certificated share means a share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

  clear days means, in relation to the sending of a notice, the period excluding the day on which a notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

  Company's website means the website, operated or controlled by the Company, which contains information about the Company in accordance with the Statutes;

  Depositary means any depositary, custodian or nominee approved by the board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by other individuals;

  director means a director of the Company for the time being, and includes any person occupying the position of director, by whatever name called;

  dividend means dividend or bonus;

  electronic communication has the same meaning as provided in section 15 of the Electronic Communications Act;

  Electronic Communications Act means the Electronic Communications Act 2000 (as amended from time to time);

  entitled by transmission means, in relation to a share in the capital of the Company, entitled as a consequence of the death or bankruptcy of the holder or otherwise by operation of law;

  Exchange Act means the United States Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder;

  holder in relation to a share in the capital of the Company means the member whose name is entered in the Register as the holder of that share;

  Independent Director means a director who is both (i) a NYSE Independent Director, and (ii) in the case of any appointment to the audit committee of the Company, "independent" for the purposes of Rule 10A-3(b)(1) under the Exchange Act;

  in electronic form means a form specified by section 1168(3) of the Act and otherwise complying with the provisions of that section;

  member means a member of the Company;

  NYSE means the New York Stock Exchange;

  NYSE Independent Director means a director who is "independent" within the meaning of, and determined by the board in accordance with, Rule 303A.02 of the NYSE Manual and applicable provisions of the NYSE rules, the Exchange Act and the rules and regulations of the principal securities exchange on which the shares are listed from time to time;

  NYSE Manual means the Listed Company Manual of NYSE, as amended;

  office means the registered office for the time being of the Company;

  Operator means a person approved under the Regulations as operator of a Relevant System;

  ordinary resolution has the meaning given in section 282 of the Act;

  paid means paid or credited as paid;

  Register means the register of members of the Company;

  Regulations means the Uncertificated Securities Regulations 2001 (SI 2001 No. 2001/3755) (as amended and replaced from time to time and any subordinate legislation and rules made under them for the time being in force);

  Relevant System means any computer based system, and procedures, permitted by the Regulations, which enable title in units of a security to be evidenced and transferred without a written instrument and which facilitate supplementary and incidental matters;

  [S Shareholders] means [Capricorn Capital B.V.], [Leo Capital B.V.], [Aquarius Investments B.V.] and any person to whom the rights of the S Shareholders may be assigned in accordance with the Shareholders Agreement (being a Permitted Transferee, as defined in the Shareholders Agreement);

  seal means the common seal of the Company and includes any official seal kept by the Company by virtue of section 49 or 50 of the Act;

  SEC means the United States Securities and Exchange Commission;

  secretary means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary;

  Shareholder Information means notices, documentation or information which the Company wishes or is required to communicate to members including, without limitation, annual reports and accounts, interim financial statements, summary financial statements, notices of meeting and proxy forms;

  Shareholders Agreement means the shareholders agreement entered into on or about [    •    ] August 2015 between, among others, the Company and the [S Shareholders];

  share means any share (of whatever class or denomination) in the share capital of the Company, and shares shall be construed accordingly;

  special resolution has the meaning given to it in section 283 of the Act;

  Statutes means the Act and every other statute (including any orders, regulations or other subordinate legislation made under them) for the time being in force concerning companies and affecting the Company (including, without limitation, the Regulations and the Electronic Communications Act);

  Uncertificated Proxy Instruction means a properly authenticated dematerialised instruction, or other instruction or notification, which is sent by means of the Relevant System concerned and received by such participant in that system acting on behalf of the Company as the directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the directors (subject always to the facilities and requirements of the Relevant System concerned);

  uncertificated share means in relation to any share or other security of the Company, that title to it is evidenced and may be transferred by means of a Relevant System;

  United Kingdom means Great Britain and Northern Ireland;

  Voting Securities means the ordinary shares of the Company together with shares of any other class of share capital of the Company that are entitled to vote on the election of directors; and

  website communication means the publication of a notice or other Shareholder Information on the Company's website in accordance with Part 4 of Schedule 5 to the Act.

3.
References to a document or information being sent, supplied or given to or by a person mean such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by these Articles, and sending, supplying and giving shall be construed accordingly.

  References to "outstanding shares in the Company" shall not include shares held by the Company in treasury.

  References to writing mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and written shall be construed accordingly.

  Words denoting the singular number include the plural number and vice versa, words denoting the masculine gender include the feminine gender and vice versa, and words denoting persons include corporations.

  Words or expressions contained in these Articles which are not defined in Article 2 but are defined in the Statutes have the same meaning as in the Statutes (but excluding any modification of the Statutes not in force at the date these Articles took effect) unless inconsistent with the subject or context.

  Subject to the preceding two paragraphs, references to any provision of any enactment or of any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

  Headings are inserted for convenience only and do not affect the construction of these Articles.

  In these Articles, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them; (b) the word board in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been lawfully delegated; (c) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

SHARE CAPITAL AND LIMITED LIABILITY

4.
The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

5.
Subject to the provisions of the Statutes, and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such preferred, deferred or other special rights or restrictions (whether in regard to dividend, return of capital, voting or otherwise) as determined by either the Company by ordinary resolution or, if the Company passes a resolution to so authorise them, the board.

6.
Subject to the provisions of these Articles and to the Statutes, and to any direction given by the Company in general meeting, any shares (whether forming part of the original or any increased capital of the Company) and all (if any) shares lawfully held by or on behalf of the Company shall be at the disposal of the board, which may offer, allot (with or without a right of renunciation), issue or grant options over such shares to such persons, at such time and for such consideration and upon such terms and conditions as the board may determine.

7.
The Company may in its discretion issue share warrants to bearer in respect of any fully paid shares under a seal of the Company or in any other manner authorised by the board. Any share while represented by such a warrant shall be transferrable by delivery of the warrant relating to it. In any case in which a warrant is so issued, the board may provide for the payment of future dividends or other moneys on the shares represented by the warrant by coupons or otherwise.

  The board may decide, either generally or in any particular case or cases, that any signature on a warrant may be applied by electronic or mechanical means or printed on it or that the warrant need not be signed by any person.

8.
The board may determine, and from time to time vary, the conditions on which share warrants to bearer shall be issued and, in particular (but without limitation), conditions on which:

(a)
a new warrant or coupon shall be issued in place of one worn-out, defaced, stolen, lost or destroyed (but, in each case, no new warrant shall be issued unless the Company is satisfied beyond reasonable doubt that the original has been destroyed);

(b)
the bearer shall be entitled, if at all, to attend and vote at general meetings or to join in requisitioning general meetings; or

(c)
a warrant may be surrendered and the name of the bearer entered in the Register in respect of the shares specified in the warrant.

  The bearer of such a warrant shall be subject to the conditions for the time being in force in relation to the warrant, whether made before or after the issue of the warrant. Subject to those conditions and to the provisions of the Act, the bearer shall be deemed to be a member of the Company and shall have the same rights and privileges as he would have if his name had been included in the Register as the holder of the shares comprised in the warrant. The bearer shall be subject to the conditions governing share warrants for the time being in force whether made before or after the issue of warrants.

9.
The Company shall not be bound by or be compelled in any way to recognise any right in respect of the share represented by a share warrant other than the bearer's absolute right to the warrant.

10.
Without prejudice to any powers which the Company or the board may have to issue, dispose of, convert, or otherwise deal with or make arrangements in relation to, warrants and other securities in any form:

(a)
the holding of warrants in uncertificated form and the transfer of title to such share warrants shall be permitted; and

(b)
the Company may issue warrants in uncertificated form and may convert share warrants from certificated form to uncertificated form and vice versa.

11.
The board may permit the holding of shares in any class of shares in uncertificated form.

12.
Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

13.
Where the Company is entitled under any provision of the Statutes or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Statutes and these Articles:

(a)
to require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company; and

(b)
to take any action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

14.
The board has general and unconditional authority to exercise all the powers of the Company to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount equal to the section 551 amount, for each prescribed 551 period.

15.
The board is empowered for each prescribed 561 period to allot equity securities for cash pursuant to the authority conferred by Article 14 as if section 561 of the Act did not apply to any such allotment, provided that its power shall be limited to the allotment of equity securities up to an aggregate nominal amount equal to the section 561 amount.

  This Article 15 applies in relation to a sale of shares which is an allotment of equity securities by virtue of section 560(3) of the Act as if in this Article 15 the words "pursuant to the authority conferred by Article 14" were omitted.

16.
The Company may make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after an authority given pursuant to Article 14 or a power given pursuant to Article 15 has expired. The board may allot shares, or grant rights to subscribe for or convert any security into shares, in pursuance of that offer or agreement as if the authority or power pursuant to which that offer or agreement was made had not expired.

17.
In this Article 17 and Articles 14, 15 and 16:

  prescribed 551 period means any period for which the authority conferred by Article 14 is given by ordinary resolution stating the section 551 amount (which may be the same as the prescribed 561 period);

  prescribed 561 period means any period for which the power conferred by Article 15 is given by special resolution stating the section 561 amount (which may be the same as the prescribed 551 period);

  section 551 amount means, for any prescribed 551 period, the amount stated as such in the relevant ordinary resolution; and

  section 561 amount means, for any prescribed 561 period, the amount stated as such in the relevant special resolution.

18.
The directors shall be generally and unconditionally authorised pursuant to section 551 of the Act to:

(a)
allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company, up to [    •    ](1) shares for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the adoption of these Articles by the Company; and

(b)
make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 18 and the directors may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

19.
The directors shall be generally empowered pursuant to section 570 and section 573 of the Act to allot equity securities (as defined in the Act) for cash, pursuant to the authorities conferred by Article 18 as if section 561(1) of the Act did not apply to the allotment. This power:

(a)
expires (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the adoption of these Articles

(1)
Note to draft: This amount shall represent [    •    ]% of the outstanding shares at closing.

  by the Company, but the Company may make an offer or agreement which would or might require equity securities to be allotted after expiry of this power and the directors may allot equity securities in pursuance of that offer or agreement as if this power had not expired; and

  (b)
  shall be limited to the allotment of equity securities up to [    •    ](2) shares.

  This Article 19 applies in relation to a sale of shares which is an allotment of equity securities by virtue of section 560(3) of the Act as if in the first paragraph of the words "pursuant to the authorities conferred by Article 18" were omitted.

20.
Subject to the provisions of the Statutes relating to authority, pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 27, all shares for the time being in the capital of the Company (whether forming part of the original or any increased capital) and all (if any) shares in the Company lawfully held by or on behalf of it shall be at the disposal of the board which may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons, on such terms and conditions and at such times as it thinks fit.

21.
Subject to the provisions of the Statutes, the board may exercise any power of the Company to establish a shareholders rights plan (the Rights Plan). The Rights Plan may be in such form as the board shall in its absolute discretion decide and may in particular (but without restriction or limitation) include such terms as are described in the Summary of Example Terms in the form appearing in the Appendix to these Articles.

22.
Subject to the provisions of the Statutes, the board may exercise any power of the Company to grant rights: (a) to subscribe for shares of the Company; or (b) to acquire shares of the Company, in each case in accordance with the Rights Plan (the Rights).

23.
The purposes for which the board shall be entitled to establish the Rights Plan and to grant Rights in accordance therewith, as provided in Articles 21 and 22, shall include (without limitation) the following where, in the opinion of the majority of the board members present at a duly convened board meeting, on such grounds as the board shall genuinely consider reasonable, irrespective of whether such grounds would be considered reasonable by any other person with or without the benefit of hindsight, to do so would improve the likelihood that:

(a)
any process which may result in an acquisition or change or Control of the Company is conducted in an orderly manner;

(b)
any potential acquisition or change of Control of the Company will treat all members of the Company holding the same class of shares equally and fairly;

(c)
an optimum price for shares would be received by or on behalf of all members of the Company;

(d)
the success of the Company would be promoted for the benefit of its members as a whole;

(e)
the board would have additional time to gather relevant information or pursue appropriate strategies;

(f)
the long term interests of the Company, its employees, its members and its business would be safeguarded; or

(g)
the Company would not suffer serious economic harm.

(2)
Note to draft: This amount shall represent [    •    ]% of the outstanding shares at closing.

24.
Subject to the provisions of the Statutes, the board may determine not to redeem the Rights and accordingly exercise any power of the Company to allot shares of the Company pursuant to the exercise of the Rights in accordance with the Rights Plan. The purposes for which the board shall be entitled not to redeem the Rights, and accordingly to exercise any power of the Company to allot shares of the Company, shall include (without limitation) the following where, in the opinion of the majority of the board members present at a duly convened board meeting, on such grounds as the board shall genuinely consider reasonable, irrespective of whether such grounds would be considered reasonable by any other person with or without the benefit of hindsight, not to redeem the Rights and accordingly to exercise any power of the Company to allot shares in the Company would improve the likelihood that:

(a)
the use of abusive tactics by any person in connection with any potential acquisition or change of Control of the Company would be prevented;

(b)
any potential acquisition or change of Control of the Company that would be unlikely to treat all members of the Company holding the same class of shares equally and fairly would be prevented;

(c)
any potential acquisition or change of Control of the Company at a price that would undervalue the Company or its shares would be prevented;

(d)
any potential acquisition or change of Control of the Company that would be likely to harm the prospects of the success of the Company for the benefit of its members as a whole would be prevented;

(e)
the long term interests of the Company, its employees, its members and its business would be safeguarded; or

(f)
the Company would not suffer serious economic harm.

25.
For the purposes of Articles 23 and 24, a person shall be deemed to have control (Control) of the Company if he, either alone or as part of a group of affiliated or associated persons, exercises, or is able to exercise or is entitled to acquire, the direct or indirect power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise, and in particular, but without prejudice to the generality of the preceding words, if he, either alone or as part of a group of affiliated or associated persons, possesses or is entitled to acquire:

(a)
beneficial ownership of 15 per cent. or more of the voting rights attributable to the capital of the Company which are generally exercisable at a general meeting; or

(b)
such percentage of the issued share capital of the Company as would, if the whole of the income or assets of the Company were in fact distributed among the members (without regard to any rights which he or any other person has as a loan creditor), entitle him, either alone or as part of a group of affiliated or associated persons, to receive 15 per cent. or more of the income or assets so distributed; or

(c)
such rights as would, in the event of the winding-up of the Company or in any other circumstances, entitle him, either alone or as part of a group of affiliated or associated persons, to receive 15 per cent. or more of the assets of the Company which would then be available for distribution among the members.

26.
For the purposes of Article 25:

(a)
person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality and group of affiliated or associated persons shall have the meaning given to such terms under the U.S. federal securities laws, including the Exchange Act;

  (b)
  a person shall be treated as entitled to acquire anything which he is entitled to acquire at a future date, or will at a future date be entitled to acquire, irrespective of whether such future acquisition is contingent upon satisfaction of any conditions precedent;

  (c)
  there shall be attributed to any person any rights or powers of a nominee for him, that is to say, any rights or powers which another person possesses on his behalf or may be required to exercise on his direction or behalf; and

  (d)
  beneficial ownership of any person or group of affiliated or associated persons shall have the meaning given to such term under the U.S. federal securities laws, including the Exchange Act, and shall also mean the direct or indirect possession of any right or interest that would be required to be set forth in any notice if the person or group in question were a member giving notice under these Articles.

27.
Subject to the provisions of the Statutes, and without prejudice to any rights attached to any existing shares or class of shares, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder. The board may determine the terms, conditions and manner of redemption of shares, provided that it does so before the shares are allotted.

28.
The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Statutes. Subject to the provisions of the Statutes, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

29.
Except as required by law, the Company shall recognise no person as holding any share on any trust and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or recognise any interest in any share (or in any fractional part of a share) except the holder's absolute right to the entirety of the share (or fractional part of the share).

30.
The Company may give financial assistance for the acquisition of shares by the Company to the extent that it is not restricted by the Statutes.

VARIATION OF RIGHTS

31.
Subject to the provisions of the Statutes, if at any time the capital of the Company is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of allotment of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either:

(a)
with the written consent of the holders of three-quarters in nominal value of the issued shares of the class, which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the office, and may consist of several documents, each executed or authenticated in such manner as the board may approve by or on behalf of one or more holders, or a combination of both; or

(b)
with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class, but not otherwise.

32.
For the purposes of Article 31, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed to be varied by:

(a)
the reduction of the capital paid up on that share or class of shares otherwise than by a purchase or redemption by the Company of its own shares; and

(b)
the allotment of another share ranking in priority for payment of a dividend or in respect of capital or which confers on its holder voting rights more favourable than those conferred by that share or class of shares, but shall not be deemed to be varied by the creation or issue of another share ranking equally with, or subsequent to, that share or class of shares or by the purchase or redemption by the Company of its own shares.

33.
Subject to the terms on which any shares may be issued, the rights or privileges attached to any class of shares in the capital of the Company shall be deemed not to be varied or abrogated by the creation or issue of any new shares ranking pari passu in substantially all respects (save as to the date from which such new shares shall rank for dividend) with or subsequent to those already issued or by any purchase by the Company of its own shares.

SHARES IN UNCERTIFICATED FORM

34.
The directors shall have power to implement such arrangements as they may, in their absolute discretion, deem fit in order for any class of shares to be a participating security (subject always to the Regulations and the facilities and requirements of the Relevant System concerned). Where they do so, Articles 35 and 36 shall come into effect immediately prior to the time at which the Operator of the Relevant System concerned permits the class of shares concerned to be a participating security.

35.
In relation to any class of shares which is, for the time being, a participating security, and for so long as such class remains a participating security, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with:

(a)
the holding of shares of that class in uncertificated form;

(b)
the transfer of title to shares of the class by means of a Relevant System; or

(c)
the Regulations,

  and, without prejudice to the generality of this Article 35, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering by the Operator, so long as that is permitted or required by the Regulations, of an Operator register of securities in respect of shares of that class in uncertificated form.

36.
Without prejudice to the generality of Article 35 and notwithstanding anything contained in these Articles where any class of shares is, for the time being, a participating security (such class being referred to in these Articles as the Relevant Class):

(a)
shares of the Relevant Class may be issued in uncertificated form in accordance with and subject as provided in the Regulations;

(b)
unless the board otherwise determines, shares of the Relevant Class held by the same holder or joint holder in certificated form and uncertificated form shall be treated as separate holdings;

  (c)
  shares of the Relevant Class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Regulations;

  (d)
  title to shares of the Relevant Class which are recorded on the Register as being held in uncertificated form may be transferred by means of the Relevant System concerned and accordingly (and in particular) Article 62 shall not apply in respect of such shares to the extent that those Articles require or contemplate the effecting of a transfer by an instrument in writing and the production of a certificate for the share to be transferred;

  (e)
  the Company shall comply with the provisions of Regulations 25 and 26 in relation to the Relevant Class;

  (f)
  the provisions of these Articles with respect to meetings of or including holders of the Relevant Class, including notices of such meetings, shall have effect subject to the provisions of Regulation 41; and

  (g)
  Articles 39 to 43 shall not apply so as to require the Company to issue a certificate to any person holding shares of the Relevant Class in uncertificated form.

37.
If, under these Articles or the Statutes, the Company is entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share then, subject to these Articles and the Statutes, such entitlement shall include the right of the board to:

(a)
require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for so long as the board requires;

(b)
appoint any person to take such other steps, by instruction given by means of a Relevant System or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be effective as if they had been taken by the registered holder of that share; and

(c)
take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise enforce a lien in respect of that share.

38.
The Company shall be entitled to assume that the entries of any record of securities maintained by it in accordance with the Regulations and regularly reconciled with the relevant register of securities held by the Operator are a complete and accurate reproduction of the particulars entered into the register of securities held by the Operator and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance upon such assumption, and, in particular, any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the Register shall be construed to permit that action to be taken in reliance on information contained in any relevant register of securities (as so maintained and reconciled).

SHARE CERTIFICATES

39.
Subject to these Articles and the provisions of the Regulations, every member (except a person in respect of whom the Company is not by law required to complete and have ready for delivery a certificate), on becoming the holder of a share shall be entitled, except as provided by the Statutes, without payment, to one certificate for all the shares of each class held by him (and, on transferring a part of his holding of shares of any class, to a certificate for the balance of his holding of shares). Each member may elect to receive one or more additional certificates for any of his shares if he pays a reasonable sum determined from time to time by the board for every certificate after the first.

40.
Every certificate shall:

(a)
be executed by the Company in such manner as the board, having regard to the Statutes, may approve; and

(b)
specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the nominal value of and the amount paid up on the shares.

41.
The board may by resolution decide, either generally or in particular case or cases, that any signatures or any certificates for shares or any other form of security issued at any time by the Company need not be autographic but may be applied to the certificates by some mechanical means or may be printed on them or that the certificates need not be signed by any person.

42.
The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

43.
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses reasonably incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the board may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

LIEN

44.
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies payable to the Company (whether presently or not) in respect of that share. The board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of this Article 44. The Company's lien on a share shall extend to any amount (including, without limitation, dividends) payable in respect of it.

45.
The Company may sell, in such manner as the board determines, any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice in writing has been sent to the holder of the share in question, or to the person entitled to it by transmission, demanding payment of the sum presently payable and stating that if the notice is not complied with the share may be sold.

46.
To give effect to any such sale, the board may authorise such person as it directs to execute an instrument of transfer in respect of the share sold to, or in accordance with the directions of, the buyer. If the share is an uncertificated share, the board may exercise any of the powers of the Company under Article 13 to effect the sale of the share. The buyer shall not be bound to see to the application of the purchase money and his title to the share shall not be affected by any irregularity in or invalidity of the proceedings in relation to the sale.

47.
The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the sum in respect of which the lien exists as is presently payable. Any residue shall (if the share sold is a certificated share, on surrender to the Company for cancellation of the certificate in respect of the share sold and, whether the share sold is a certificated share or an uncertificated share, subject to a like lien for any monies not presently payable as existed on the share before the sale) be paid to the person entitled to the share at the date of the sale.

CALLS ON SHARES

48.
Subject to the terms of allotment of any shares, the board may from time to time make calls on the members in respect of any monies unpaid on their shares (whether in respect of nominal value or premium). Each member shall (subject to receiving at least 14 clear days' notice specifying when and where payment is to be made) pay to the Company the amount called on his shares as required by the notice. A call may be required to be paid by instalments. A call may be revoked in whole or part and the time fixed for payment of a call may be postponed in whole or part as the board may determine. A person on whom a call is made shall remain liable for calls made on him even if the shares in respect of which the call was made are subsequently transferred.

49.
A call shall be deemed to have been made at the time when the resolution of the board authorising the call was passed.

50.
The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

51.
If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is actually paid. Interest shall be paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, the rate determined by the board, not exceeding 15 per cent. per annum, or, if higher, the appropriate rate (as defined in the Act), but the board may in respect of any individual member waive payment of such interest wholly or in part. No dividend or other payment or distribution in respect of any such share shall be paid or distributed and no other rights which would otherwise normally be exercisable in accordance with these Articles may be exercised by a holder of any such share so long as any such sum or any interest or expenses payable in accordance with this Article 51 in relation thereto remains due.

52.
An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid, the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

53.
Subject to the terms of allotment, the board may make arrangements on the issue of shares for a difference between the allottees or holders in the amounts and times of payment of calls on their shares.

54.
The board may, if it thinks fit, receive from any member all or any part of the monies uncalled and unpaid on any share held by him. Such payment in advance of calls shall extinguish the liability on the share in respect of which it is made to the extent of the payment. The Company may pay on all or any of the monies so advanced (until they would but for such advance become presently payable) interest at such rate agreed between the board and the member not exceeding (unless the Company by ordinary resolution otherwise directs) 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Act).

FORFEITURE AND SURRENDER

55.
If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable, the board may, at any time thereafter during such time as any part of such call or instalment remains unpaid, give the person from whom it is due not less than 14 clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

56.
If that notice is not complied with, any share in respect of which it was sent may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the board to that effect. The forfeiture shall include all dividends or other monies payable in respect of the forfeited share which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the person who was the holder of the share before the forfeiture. An entry shall be made promptly in the Register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture, which shall be deemed to occur at the time of the passing of the relevant board resolution. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

57.
Subject to the provisions of the Statutes, a forfeited share shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the board determines, either to the person who was the holder before the forfeiture or to any other person. At any time before sale, re-allotment or other disposal, the forfeiture may be cancelled on such terms as the board thinks fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person, the board may authorise any person to execute an instrument of transfer of the share to that person. Where for the purposes of its disposal a forfeited share held in uncertificated form is to be transferred to any person, the board may exercise any of the powers of the Company under Article 8. The Company may receive the consideration given for the share on its disposal and may register the transferee as holder of the share.

58.
A person, any of whose shares have been forfeited, shall cease to be a member in respect of any share which has been forfeited and shall, if the share is held in certificated form, surrender the certificate for any forfeited share to the Company for cancellation. The person shall remain liable to the Company for all monies which at the date of forfeiture were presently payable by him to the Company in respect of that share with interest on that amount at the rate at which interest was payable on those monies before the forfeiture or, if no interest was so payable, at the rate determined by the board, not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Act), from the date of forfeiture until payment. The board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

59.
The board may accept the surrender of any share which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

60.
The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the person whose share is forfeited or surrendered and the Company, except only those rights and liabilities expressly saved by these Articles, or as are given or imposed in the case of past members by the Statutes.

61.
A statutory declaration by a director or the secretary that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject if necessary to the execution of an instrument of transfer, if necessary) constitute a good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the purchase money, if any, and his title to the share shall not be affected by any irregularity in, or invalidity of, the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.

TRANSFER OF SHARES

62.
Without prejudice to any power of the Company to register as a member a person to whom the right to any share has been transmitted by operation of law, an instrument of transfer may be in any usual form or in any other form which the board may approve. An instrument of transfer shall be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

63.
The board may, in its absolute discretion, refuse to register the transfer of a share which is not fully paid, provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

64.
The board may also refuse to register the transfer of a share:

(a)
unless the instrument of transfer:

(i)
is lodged, duly stamped (if the Statutes so require), at the office or at another place appointed by the board, accompanied by the certificate for the shares to which it relates and such other evidence (if any) as the board may reasonably require to show the right of the transferor to make the transfer; and

(ii)
is in respect of only one class of shares, or is in favour of not more than four transferees;

(b)
if it is with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share in accordance with Article 45; or

(c)
if it is a certificated share and is not presented for registration together with the share certificate and such evidence of title as the Company reasonably requires.

65.
If the board refuses to register a transfer of a share, it shall send the transferee notice of its refusal within two months after the date on which the instrument of transfer was lodged with the Company, together with reasons for the refusal.

66.
No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to a share.

67.
The Company shall be entitled to retain an instrument of transfer which is registered, but an instrument of transfer which the board refuses to register (except in the case of fraud) shall be returned to the person lodging it when notice of the refusal is sent.

68.
For the avoidance of doubt, nothing in these Articles shall require shares to be transferred by a written instrument if the Statutes provide otherwise and the directors shall be empowered to implement such arrangements as they consider fit in accordance with and subject to the Statutes and the rules of the NYSE to regulate the transfer of title to shares in the Company and for the approval or disapproval, as the case may be, by the board or the Operator of any Relevant System of the registration of those transfers.

TRANSMISSION OF SHARES

69.
If a member dies, the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest. Nothing in these Articles shall release the estate of a deceased member (whether a sole or joint holder) from any liability in respect of any share held by him solely or jointly with other persons.

70.
A person becoming entitled by transmission to a share may, on production of any evidence as to his entitlement reasonably required by the board and subject to these Articles, elect either to be registered as the holder of the share or to have another person nominated by him registered as the transferee. If he elects to become the holder, he shall send notice to the Company to that effect. If he elects to have another person registered and the share is a certificated share, he shall execute an instrument of transfer of the share to that person. If he elects to have himself or another person registered and the share is an uncertificated share, he shall take any action the board may require (including without limitation the execution of any document) to enable himself or that person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares apply to that notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

71.
The board may at any time send a notice requiring any such person to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the board may after the expiry of that period withhold payment of all dividends or other monies payable in respect of the share until the requirements of the notice have been complied with.

72.
A person becoming entitled by transmission to a share shall, on production of any evidence as to his entitlement properly required by the board and subject to the requirements of Article 70, have the same rights in relation to the share as he would have had if he were the holder of the share, subject to Article 231. That person may give a discharge for all dividends and other monies payable in respect of the share, but he shall not (except with the authority of the board), before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any meeting of the Company or to receive notice of, or to attend or vote at, any separate meeting of the holders of any class of shares in the capital of the Company.

ALTERATION OF SHARE CAPITAL

73.
The Company may by ordinary resolution alter its share capital in accordance with the Act.

74.
All shares created by increase of the Company's share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to payment of calls, lien, forfeiture, transfer and transmission.

75.
Whenever any fractions arise as a result of a consolidation or sub-division of shares, the board may on behalf of the members deal with the fractions as it thinks fit, and, in particular, the board may sell shares representing fractions to which any members would otherwise become entitled to any person (including, subject to the provisions of the Statutes, the Company) and distribute the net proceeds of sale in due proportion among those members. Where the shares to be sold are held in certificated form, the board may authorise a person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the buyer. Where the shares to be sold are held in uncertificated form, the board may do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the buyer. The buyer shall not be bound to see to the application of the purchase monies and his title to the shares shall not be affected by any irregularity in, or invalidity of, the proceedings in relation to the sale.

 PURCHASE OF OWN SHARES

76.
On any purchase by the Company of its own shares, neither the Company nor the board shall be required to select the shares to be purchased rateably or in any manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares.

GENERAL MEETINGS

77.
The Company shall hold general meetings as annual general meetings in accordance with the requirements of the Statutes. The annual general meeting shall be held at such time and place as the board may appoint.

78.
All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(a)
the necessary quorum at any such meeting (or adjournment thereof) shall be members of that class who together represent at least the majority of the voting rights of all the members of that class entitled to vote, present in person or by proxy, at the relevant meeting;

(b)
all votes shall be taken on a poll; and

(c)
each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

79.
The board may call general meetings whenever and at such times and places as it shall determine. On the requisition of members pursuant to the provisions of the Statutes, the board shall promptly convene a general meeting in accordance with the requirements of the Statutes.

NOTICE OF GENERAL MEETINGS

80.
An annual general meeting shall be called by not less than 21 clear days' notice in writing and no more than 60 days' notice in writing. Subject to the provisions of the Statutes, all other general meetings may be called by not less than 14 clear days' notice in writing and no more than 60 days' notice in writing.

81.
Subject to the provisions of the Statutes, to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall be sent to every member and every director. The auditors are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive.

82.
Subject to the provisions of the Statutes, the notice shall specify the time, date and place of the meeting (including without limitation any satellite meeting place arranged for the purposes of Article 85, which shall be identified as such in the notice), and the general nature of the business to be dealt with and shall state, with reasonable prominence, that a member entitled to attend and vote is entitled to appoint one or more proxies to attend, to speak and to vote instead of him and that a proxy need not be a member.

83.
In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall include the text of the resolution and shall specify the intention to propose the resolution as a special resolution.

84.
The notice shall include details of any arrangements made for the purpose of Article 87 (making clear that participation in those arrangements will not amount to attendance at the meeting to which the notice relates).

85.
The board may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that members attending at all the meeting places are able to:

(a)
participate in the business for which the meeting has been convened;

(b)
hear and see all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place; and

(c)
be heard and seen by all other persons so present in the same way.

  The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

86.
If it appears to the chairman of the general meeting that the facilities at the principal meeting place or any satellite meeting place have become inadequate for the purposes referred to in Article 85, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid. The provisions of Article 100 shall apply to that adjournment.

87.
The board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

88.
The board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 86 (including without limitation the issue of tickets or the imposition of some other means of selection) which it, in its absolute discretion, considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to Article 86. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any such arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

89.
If, after the sending of notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 85 applies) or time, it may change the place (or any of the places, in the case of a meeting to which Article 85 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the board may then change the place (or any of the places, in the case of a meeting to which

  Article 85 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

  (a)
  no new notice of the meeting need be sent, but the board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

  (b)
  a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 144(a) or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 144(b).

  For the purposes of this Article 89, public announcement shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the board may deem appropriate in the circumstances.

90.
For the purposes of Articles 85, 86, 87, 88 and 89, the right of a member to participate in the business of any general meeting shall include without limitation the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Statutes or these Articles to be made available at the meeting.

91.
The accidental omission to send a notice of a meeting or resolution, or to send any omission to send notification where required by the Statutes or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Statutes or these Articles, to any person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

92.
The board and, at any general meeting, the chairman may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chairman are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.

93.
The chairman of each general meeting of the Company may take such action as he considers appropriate to permit the orderly conduct of the business of the meeting as set out in the notice of the meeting and the chairman's discretion on matters of procedure or arising incidentally from the business of the meeting shall be final as shall be his determination as to whether any matter is of such a nature.

94.
The board may postpone a general meeting if it deems it necessary to do so. Notice of such postponement shall be given in accordance with these Articles.

PROCEEDINGS AT GENERAL MEETINGS

95.
No business shall be dealt with at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the choice or appointment of a chairman in accordance with these Articles, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Articles, a quorum is the members who together represent at least the majority of the voting rights of all members entitled to vote, present in person or by proxy, at the relevant meeting.

96.
If such a quorum is not present within five minutes (or such longer time not exceeding 30 minutes as the chairman of the meeting may decide) from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such time and place (being not less than 14 days nor more than 28 days thereafter) as the chairman of the meeting may, subject to the provisions of the Statutes, determine. The adjourned meeting shall be dissolved if a quorum is not present within 15 minutes after the time appointed for holding the meeting.

97.
The chairman, if any, of the board or, in his absence, any deputy chairman of the Company shall preside as chairman of the meeting. If neither the chairman nor the deputy chairman is present within five minutes after the time appointed for holding the meeting or is not willing to act as chairman, the directors present shall elect one of their number to be chairman. If there is only one director present and willing to act, he shall be chairman. If no director is willing to act as chairman, or if no director is present within five minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person or a proxy of a member or a person authorised to act as a representative of a corporation in relation to the meeting to be chairman.

98.
A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the capital of the Company. Subject to the Statutes, the chairman may invite any person to attend and speak at general meetings of the Company whom the chairman considers to be equipped by knowledge or experience of the Company's business to assist in the deliberations of the meeting. In addition, the chairman may invite any person who has been nominated by a member of the Company (provided that the chairman is satisfied that at such time as the chairman may determine, the member holds any shares in the Company as such person's nominee) to attend and, if the chairman considers it appropriate, to speak at general meetings.

99.
Without prejudice to any other power of adjournment which he may have under these Articles or at common law, the chairman:

(a)
may adjourn a meeting from time to time and from place to place without giving any reason therefore and without notice other than announcement at the meeting;

(b)
shall, if so directed by a meeting at which a quorum is present, adjourn the meeting from time to time and from place to place; or

(c)
may adjourn the meeting to another time and place if it appears to him that:

(i)
it is likely to be impracticable to hold or continue that meeting because of the number of members wishing to attend who are not present;

(ii)
the unruly conduct of persons attending the meeting prevents or is likely to prevent the orderly continuation of the business of the meeting; or

(iii)
an adjournment is otherwise necessary so that the business of the meeting may be properly conducted, including where the chairman determines that proper conduct requires an adjournment to enable time for consideration of new information, and each of paragraphs (a), (b) and (c) of this Article 99 shall constitute a separate power to adjourn and no such paragraph shall limit or restrict the power contained in another such paragraph.

100.
No business shall be dealt with at an adjourned meeting other than business which might properly have been dealt with at the meeting had the adjournment not taken place. Any such adjournment may, subject to the provisions of the Statutes, be for such time and to such other place (or, in the case of a meeting held at a principal meeting place and a satellite meeting place, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Article 144 or by means of a document in hard copy form which, if delivered at the meeting which is adjourned to the chairman or the secretary or any director, shall be valid even though it is given at less notice than would otherwise be required by Article 144(a). When a meeting is adjourned for 30 days or more or for an indefinite period, notice shall be sent at least seven clear days before the date of the adjourned meeting specifying the time and place (or places, in the case of a meeting to which Article 85 applies) of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to send any notice of an adjournment or of the business to be dealt with at an adjourned meeting.

101.
If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairman, an amendment may be withdrawn by its proposer before it is voted on. No amendment to a resolution duly proposed as a special resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error). No amendment to a resolution duly proposed as an ordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error) unless either:

(a)
at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the ordinary resolution is to be considered (which, if the board so specifies, shall be calculated taking no account of any part of a day that is not a working day), notice of the terms of the amendment and the intention to move it has been delivered in hard copy form to the office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose and such notice of amendment shall provide the information required under Article 106 relating to the proposing member or Shareholder Associated Person (as defined in Article 106) of such a member as if the notice was of a resolution proposed by such member in accordance with that Article; and

(b)
the proposed amendment does not, in the reasonable opinion of the chairman, materially alter the scope of the resolution.

102.
A resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of the Company may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

103.
Subject to Article 104, a poll shall be taken in such manner as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

104.
A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at either the meeting or at such time and place as the chairman directs not being more than 28 days after the meeting.

105.
Where for any purpose an ordinary resolution of the Company is required, a special resolution shall also be effective.

PROPOSED SHAREHOLDER NOMINATIONS AND RESOLUTIONS

106.
Where a member or members, in accordance with the provisions of the Act, request the Company to (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Statutes:

(a)
set forth, as to the member making the request and any Shareholder Associated Person of such member:

(i)
the name and address of such member, as they appear in the Register, and of any such Shareholder Associated Person;

(ii)
the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such member and by any such Shareholder Associated Person;

(iii)
the nominee holder for, and number of, any shares owned beneficially but not of record by such member and by any such Shareholder Associated Person;

(iv)
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or mitigate risk or benefit of share price changes for, or to increase or decrease the voting power of, such person or any such Shareholder Associated Person with respect to any shares;

(v)
any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of the Company or any class or series of shares or other securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Company or otherwise directly or indirectly owned beneficially by such member or by any of its Shareholder Associated Persons and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any security or instrument of the Company, in each case, regardless of whether (x) such interest conveys any voting rights in such security to such member or Shareholder Associated Person, (y) such interest is required to be, or is capable of being, settled through delivery of such security or instrument or (z) such person may have entered into other transactions to hedge the economic effect of such interest (any such interest in this paragraph (v) (a Derivative Instrument);

(vi)
the name of each person with whom such member or Shareholder Associated Person has any agreement, arrangement or understanding (whether written or oral) (1) for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy or consent solicitation made generally by such person to all holders of shares of the Company) or disposing of any shares of the Company, (2) to cooperate in obtaining, changing or influencing the control of the Company (except independent financial, legal and other advisers acting in the ordinary course of their respective businesses), (3) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any such member or Shareholder Associated Person with respect to any shares of the Company or any business proposed by the member or (4) otherwise in connection with any business proposed by a member and a description of each such agreement, arrangement or understanding (any agreement, arrangement or understanding described in this paragraph (vi) being a Voting Agreement);

    (vii)
    details of all other material interests of each such member or any Shareholder Associated Person of such member in such request or any security of the Company (including, without limitation, any rights to dividends or performance-related fees based on any increase or decrease in the value of such security or Derivative Instruments or if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) (collectively, Other Interests);

    (viii)
    a list of all transactions by such member and any Shareholder Associated Person of such member involving any securities of the Company or any Derivative Instruments, Voting Agreements or Other Interests within the six-month period prior to the date of the request;

    (ix)
    any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member or any Shareholder Associated Person of such member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

    (x)
    any performance-related fees (other than an asset-based fee) that such member or any Shareholder Associated Person of such member is entitled to base on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such request, including without limitation any such interests held by the immediate family of such member or any Shareholder Associated Person of such member sharing the same household (which information shall be supplemented by such member and any Shareholder Associated Person of such member not later than ten days after the record date for the meeting to disclose such ownership as of the record date);

    (xi)
    a description of all economic terms of all of the foregoing items, including all Derivative Instruments, Voting Agreements or Other Interests, and copies of all agreements and other documents (including, without limitation, master agreements, confirmations and all ancillary documents and the names and details of counterparties to, and brokers involved in, all such transactions) relating to each such item, including all Derivative Instruments, Voting Agreements or Other Interests;

    (xii)
    a representation that the member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

    (xiii)
    a representation as to whether the member or any Shareholder Associated Person of such member intends, or is part of a group that intends, to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's shares required to approve or adopt the proposal or (2) otherwise solicit proxies or votes from members in support of such proposal; and

    (xiv)
    any other information relating to such member and any Shareholder Associated Person of such member that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

  (b)
  if the request relates to any business that the member proposes to bring before the meeting, set forth:

  (i)
  a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any resolution(s) proposed for consideration) and, in the event that such business includes a proposal to amend these Articles, the complete text of the proposed amendment;

  (ii)
  any material interest of such member or any Shareholder Associated Person of such member in such business (including any anticipated benefit therefrom to the member or Shareholder Associated Person of such member); and

  (iii)
  a description of all agreements, arrangements and understandings (whether written or oral) between such member or any Shareholder Associated Person of such member and any other person or persons (including their names) in connection with the request by such member;

  (c)
  set forth, as to each person, if any, whom the member proposes to nominate for appointment or reappointment to the board as a result of any such request:

  (i)
  (A) the name, age, business address and residential address of such person; (B) the principal occupation or employment of such person; (C) the class or series and number of shares which are owned beneficially or of record by such person; (D) the nominee holder for, and number of, any shares owned beneficially but not of record by such person; and (E) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase the voting power of, such person with respect to any shares;

  (ii)
  all other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election (even if a contested election is not involved) pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

  (iii)
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member or any Shareholder Associated Person of such member, and their respective affiliates and associates, on the one hand, and each proposed nominee, and his respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act if the member making the nomination and any Shareholder Associated Person of such member on whose behalf the nomination is made, if any, or any affiliate or associate thereof, were the "registrant" for the purposes of such rule and the nominee were a director or executive officer of such registrant; and

  (d)
  set forth, to the extent known by the member(s) making the request, the name and address of any other member supporting the nominee for election or re-election as a director or the proposal of other business on the date of such request, provided that (1) with respect to each nominee for appointment or reappointment to the board, the Company may require any proposed nominee for appointment to the board to furnish such other information as may be required by the board to determine the eligibility of such proposed nominee to serve as an Independent Director or that could be material to a reasonable member's understanding of the independence, or lack thereof, of such nominee under the listing standards of each principal securities exchange upon which the shares are listed, any applicable rules of the SEC and any publicly disclosed standards used by the board in determining and disclosing the independence of directors; and (2) the information required by this Article 106 shall be supplemented so as to operate by reference to and be accurate as at the record date for the applicable general meeting by the member(s) making the applicable request not later than ten (10) calendar days after such record date; and provided further that such business must otherwise be a proper matter for member action.

  For the purposes of this Article 106, a Shareholder Associated Person of any member shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such member, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such member, and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

  Subject to the provisions of these Articles, only a person who (i) is nominated by or at the direction of the board; (ii) is nominated in compliance with and otherwise complies with the procedures set forth in this Article 106; or (iii) so long as the Shareholders Agreement is in force, is a Capricorn Director appointed in accordance with Articles 155 and 156, shall be eligible to serve as a director and only such business shall be conducted at a general meeting as shall have been brought before the meeting by or at the direction of the board or pursuant to a member request that complies with the procedures set forth in this Article 106.

  Except as otherwise provided by law or the Articles, the chairman of the meeting shall have the power and duty to determine whether a member request was made in compliance with the procedures set forth in this Article 106 and, if any request is not in compliance with this Article 106, to declare that such defective request shall be disregarded.

  To be eligible to be a nominee for appointment or reappointment as a director (other than a Capricorn Director, provided that the Shareholders Agreement is in full force and effect and Capricorn is entitled to appoint at least one Capricorn Director in accordance with Articles 155 and 156) pursuant to a proposal made by a member or members pursuant to this Article 106, a person must deliver (in accordance with the time periods prescribed for delivery of request set forth in this Article 106) to the secretary at the office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person:

  (a)
  is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with, and has not given and will not give any commitment or assurance to, any person or entity as to how such person, if appointed as a director of the Company, will act or vote on any issue or question (any such agreement, arrangement, understanding, commitment or assurance, a Voting Commitment) that has not been disclosed to the Company;

  (b)
  is not and will not become a party to any Voting Commitment that could limit or interfere with such person's ability to comply, if appointed as a director of the Company, with such person's fiduciary duties under applicable law;

  (c)
  is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein;

  (d)
  in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if appointed as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines of the Company and any other policies and guidelines of the Company applicable to directors or adopted by the board (such policies and guidelines to be made available to such person by the secretary on request); and

  (e)
  irrevocably submits his resignation as a director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement,

  provided that such person must in addition deliver to the secretary at the office not later than 5:00 p.m., local time, on the tenth (10th) calendar day after the record date for the applicable general meeting, an updated questionnaire (on such form as shall be provided by the secretary) that is accurate as at the record date for such meeting.

  For the purpose of Article 106, where a request(s) in respect of a general meeting is made by more than one member, references to a member in relation to notice and other information requirements shall apply to each member, respectively, as the context requires.

107.
If a request made in accordance with Article 106 does not include the information specified in that Article, or if a request made in accordance with Article 106 is not received in the time and manner indicated in Article 108, in respect of the shares which the relevant member(s) hold (the member default shares), the board may in its absolute discretion determine that the relevant member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 106.

108.
Without prejudice to the rights of any member under the Act, a member who makes a request to which Article 106 relates, must deliver any such request in writing to the secretary at the office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the date of the first anniversary of the preceding year's annual general meeting, provided, however, that if the date of an annual meeting is more than thirty (30) calendar days before or more than sixty

  (60) calendar days after the date of the first anniversary of the preceding year's annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting, and (ii) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member's notice as described in this Article 108.

  For the purposes of the annual general meeting of the Company to be held in [2016], references in this Article 108 to the Company's "preceding year's annual general meeting" shall be construed as references to the annual general meeting of the Company held in [2015].

  Notwithstanding anything in the foregoing provisions of this Article 108 to the contrary, in the event that the number of directors to be elected to the board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year's annual general meeting, a member's notice required by this Article 108 shall also be considered as validly delivered in accordance with Article 108, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the office not later than 5:00 p.m., local time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

  For the purposes of this Article 108, public announcement shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

  Notwithstanding the provisions of Article 106 or Article 107 or the foregoing provisions of this Article 108, a member shall also comply with all applicable requirements of the Statutes and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 106 or Article 107 and this Article 108 provided, however, that any references in the Articles to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements of these Articles applicable to member requests. Nothing in Article 106 or Article 107 or this Article 108 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, subject in each case to compliance with the Exchange Act.

109.
Without prejudice to the rights of a member to (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, either in accordance with the Act or Article 106, the board may in its sole and absolute discretion from time to time adopt, modify or rescind a policy allowing eligible members (as determined pursuant to such policy), subject to the terms and conditions of such policy, to include in the Company's proxy materials under the Exchange Act for an annual general meeting such members' nominees for appointment or reappointment to the board and such members' resolution or resolutions with respect to such appointment or reappointment to be proposed at such annual general meeting.

110.
The board or the chairman of the board may, if the facts warrant, determine that a notice or request received by the Company relating to a nomination proposed to be made or an item of business proposed to be introduced at a general meeting does not meet the requirements of

  Articles 106 and 108. The board or the chairman of the applicable general meeting shall have the power and duty to determine whether a nomination or any other business brought before a general meeting was brought before the meeting in accordance with the procedures set forth in Articles 106 and 108, and, if such nomination or other business is determined not to have been brought before the meeting in accordance with such procedures, to determine that such defective nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such matters may have been received.

  Any and all such actions, interpretations and determinations that are done or made by the board, the chairman of the board or any chairman of a general meeting in good faith pursuant to this Article 110 shall be final, conclusive and binding on the Company, the members and all other parties.

VOTES OF MEMBERS

111.
Subject to any rights or restrictions attached to any shares, on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder.

112.
In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose seniority shall be determined by the order in which the names of the holders stand in the Register in respect of the joint holding.

113.
A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by his receiver, curator bonis or other person authorised for that purpose appointed by that court or official. That receiver, curator bonis or other person may vote by proxy. The right to vote shall be exercisable only if evidence satisfactory to the board of the authority of the person claiming to exercise the right to vote has been delivered to the office, or another place specified in accordance with these Articles for the delivery of proxy appointments, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised provided that the Company may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day.

114.
No member shall, unless the board otherwise determines, be entitled to vote at a general meeting or at a separate meeting of the holders of any class of shares in the capital of the Company, either in person or by proxy, in respect of any share held by him unless all monies presently payable by him in respect of that share have been paid.

115.
If at any time the board is satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Act (a section 793 notice) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement or given information which is false or inadequate in a material particular, then the board may, in its absolute discretion at any time thereafter by notice (a direction notice) to such member direct that:

(a)
in respect of the shares in relation to which the default occurred (the default shares, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll or to exercise any other right conferred by membership in relation to any such meeting or poll;

  (b)
  in respect of the default shares:

  (i)
  no payment shall be made by way of dividend or distribution (or any other amount payable in respect of the default shares) and the Company shall not be required to pay interest in respect of any such amounts not paid;

  (ii)
  no transfer of any default share shall be registered unless:

  (A)
  the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer and that none of the shares the subject of the transfer are default shares; or

  (B)
  the transfer is an approved transfer; and/or

  (iii)
  in respect of any shares held in uncertificated form, such shares be converted into certificated form (and the board shall be entitled to direct the Operator of any Relevant System applicable to those shares to effect that conversion immediately) and that member shall not after that be entitled to convert all or any shares held by him into uncertificated form (except with the authority of the board),

  (and, for the purposes of ensuring this Article 115(b) can apply to all shares held by the holder, the Company may, in accordance with the Regulations, issue a written notification to the Operator requiring the conversion into certificated form of any shares held by the holder in uncertificated form).

116.
The Company shall send the direction notice to each other person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

117.
Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)
a notice of an approved transfer, but only in relation to the shares transferred; or

(b)
all the information required by the relevant section 793 notice, in a form satisfactory to the board and with the board being reasonably satisfied that such information is complete and accurate.

118.
The board may at any time withdraw a direction notice, in whole or in part, or suspend in whole or in part, the imposition of any restrictions contained in the direction notice for a given period by serving on the holder of the default shares a notice in writing to that effect (a withdrawal notice).

119.
Unless and until a withdrawal notice is duly served in relation thereto or a direction notice in relation thereto is deemed to have been withdrawn, suspended or varied or the shares to which a direction notice relates are transferred by means of an approved transfer, the sanctions referred to in Article 115 shall continue to apply.

120.
The Company may exercise any of its powers under Article 13 in respect of any default share that is held in uncertificated form.

121.
For the purposes of this Article 121 and Articles 115 to 120:

(a)
a person shall be treated as appearing to be interested in any shares if the member holding such shares has sent to the Company a notification under section 793 of the Act which names such person as being so interested or if the Company (after taking into account information obtained from the member and from any other relevant section 793 notification) knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(b)
"interested" shall be construed as it is for the purposes of section 793 of the Act;

(c)
the prescribed period is 14 days from the date of service of the section 793 notice; and

(d)
a transfer of shares is an approved transfer if:

(i)
it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 974 of the Act);

(ii)
the board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with any other person appearing to be interested in the shares; or

(iii)
the transfer results from a sale made through NYSE or any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) or any other stock exchange outside the United Kingdom on which the Company's shares are normally traded.

122.
Nothing contained in Articles 115 to 121 limits the power of the Company under section 794 of the Act.

123.
If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or at any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

124.
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting or poll at which the vote objected to is tendered. Every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

125.
On a poll, a member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

NOTIFICATION OF INTERESTS IN SHARES

126.
For the purposes of Article 127 through Article 139:

(a)
Relevant Share Capital means any class of the Company's issued share capital carrying rights to vote in all circumstances at general meetings of the Company; and for the avoidance of doubt (a) where the Company's share capital is divided into different classes of shares, references to Relevant Share Capital are to each such class taken separately and (b) any adjustment to or restriction on the voting rights attached to shares shall not affect the application of this Article 126 in relation to interests in those or any other shares; and

(b)
interested shall be construed as it is for the purposes of section 793 of the Act.

127.
The provisions of Article 126 through Article 139 are in addition to and separate from any other rights or obligations arising at law or otherwise.

128.
A member other than a Depositary holding Relevant Share Capital for the purpose of enabling any shares or other securities of the Company to be traded in uncertificated form shall notify the Company of his interests (if any) in Relevant Share Capital if:

(a)
he has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time;

(b)
he had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or

(c)
he had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.

129.
A member, other than a Depositary holding Relevant Share Capital (i) for the purpose of enabling any shares or other securities of the Company to be traded in uncertificated form or (ii) on behalf of the [S Shareholders], shall, to the extent he is lawfully able to do so, notify the Company of the interests of any other person in the Relevant Share Capital of which he is the registered holder (or, to the extent he is not lawfully able to make such notification, shall use his reasonable endeavours to procure that such person makes notification of his interests to the Company) if:

(a)
such person has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time;

(b)
such person had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or

(c)
such person had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.

130.
The expression percentage level in Article 128(c) and 129(c), means the percentage figure found by expressing the aggregate nominal value of all the shares comprised in the Relevant Share Capital concerned in which the person has interests immediately before or (as the case may be) immediately after the relevant time as a percentage of the aggregate nominal value of that Relevant Share Capital and rounding that figure down, if it is not a whole number, to the next whole number. Where the aggregate nominal value of the Relevant Share Capital is greater immediately after the relevant time than it was immediately before, the percentage level of the person's interest immediately before (as well as immediately after) that time shall be determined by reference to the larger amount.

131.
For the purposes of Article 128, 129 and 130:

(a)
relevant time means:

(i)
the time at which:

(A)
a person acquires an interest in shares comprised in Relevant Share Capital;

(B)
a person ceases to be interested in shares comprised in Relevant Share Capital; or

(C)
another change of circumstances affecting facts relevant to the application of this Article 131 occurs,

    in each case provided that the person is aware of such acquisition, cessation or change in circumstances at the time it occurs; and

    (ii)
    where a person is not so aware, the time at which:

    (A)
    that person becomes aware that he has acquired an interest in shares comprised in Relevant Share Capital; or

    (B)
    that person becomes aware that he has ceased to be interested in shares comprised in Relevant Share Capital; or

    (C)
    that person otherwise becomes aware of any facts relevant to the application of this Article 131 (whether or not arising from a change of circumstances); and

  (b)
  a person who is interested in shares comprised in Relevant Share Capital has a notifiable interest at any time when the aggregate nominal value of the shares in the Relevant Share Capital in which he has such interests is equal to or more than 3 per cent. of the aggregate nominal value of that Relevant Share Capital.

132.
Any notification required by to be made by a member under Article 128 and Article 129 must be made in writing to the Company within the period of two (2) days next following the day on which that obligation arises. To the extent a member is not lawfully able to make a notification under Article 129, such member shall use its reasonable endeavours to procure that the relevant person notifies his interests to the Company within such two (2) day period or within such longer period as the Directors may allow.

133.
The notification shall specify the share capital of the Company to which it relates, and must also:

(a)
state the number of shares comprised in that share capital in which the person making the notification knows he (or any other relevant person) had interests immediately after the time when the obligation arose; or

(b)
in a case where the person making the notification (or any other relevant person) no longer has a notifiable interest in shares comprised in that share capital, state that he (or that other person) no longer has that interest.

134.
A notification (other than one stating that a person no longer has a notifiable interest) shall include the following particulars, so far as known to the person making the notification at the date when it is made:

(a)
the identity of each registered holder of shares to which the notification relates and the number of such shares held by each of them; and

(b)
the nature of the relevant interests in such shares.

135.
A person other than a Depositary holding Relevant Share Capital for the purpose of enabling any shares or other securities of the Company to be traded in uncertificated form who has an interest in shares comprised in Relevant Share Capital or knows or becomes aware that any other person has an interest in shares so comprised of which he is the registered holder, that interest being notifiable, shall notify (or, to the extent he is not lawfully able to make such notification, shall use his reasonable endeavours to procure that such other person shall notify) the Company in writing:

(a)
of any particulars in relation to those shares which are specified in Article 134; and

(b)
of any change in those particulars,

  of which, in either case, he becomes aware at any time after any interest notification date and before the first occasion following that date on which he comes under any further obligation of disclosure with respect to his interest in shares comprised in that share capital. A notification required under this Article 135 shall be made within the period of two (2) days next following the day on which it arises. The reference to an interest notification date, in relation to a person's interest in shares comprised in the Company's Relevant Share Capital, is to either (i) the date of any notification made or procured by him with respect to his or any other person's interest under this Article 135 or (ii) where he has failed to make, or procure the making of, a notification, the date on which the period allowed for making it came to an end.

136.
A person who at any time has a notifiable interest in shares is to be regarded under Article 135 as continuing to have a notifiable interest in them unless and until the registered holder of the shares in question comes under an obligation to make or use his reasonable endeavours to procure a notification stating that he (or any other relevant person) no longer has such an interest in those shares.

137.
Where a person authorises another (the agent) to acquire or dispose of, on his behalf, interests in shares comprised in the Relevant Share Capital, he shall secure that the agent notifies him immediately of acquisitions or disposals effected by the agent which will or may give rise to any obligation of disclosure imposed on him by this Article 137 with respect to his interest in that share capital.

138.
If it shall come to the notice of the board that any member has not, within the requisite period, made or, as the case may be, procured the making of any notification required by Article 128, Article 129 or Article 135, the Company may (in the absolute discretion of the board) at any time thereafter give notice to such member and such notice shall have the same contents and effect, and be subject to the same provisions of these Articles as if it were a direction notice given under Article 115, provided that the provisions of Article 115(b)(ii) shall not apply to any shares subject to such a direction notice.

139.
For the purposes of this Article 139, Article 128, Article 129 or Article 135, a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a notification whether following service of a notice in accordance with the Act or otherwise which either:

(a)
names such person as being so interested; or

(b)
(after taking into account any such notification and any other relevant information in the possession of the Company) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares.

PROXIES AND CORPORATE REPRESENTATIVES

140.
Invitations to appoint a proxy (whether made by instrument in writing, in electronic form or by website communication) shall be in any usual form as contemplated by these Articles or as the board may otherwise approve. Invitations to appoint a proxy shall be sent or made available by the Company to all persons entitled to notice of and to attend and vote at any meeting. The accidental omission to send or make available an invitation to appoint a proxy or the non-receipt thereof by any member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

141.
The appointment of a proxy shall be:

(a)
in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

    (A)
    in hard copy form; or

    (B)
    in electronic form, to the electronic address provided by the Company for this purpose; or

  (b)
  in the case of a proxy relating to shares to which Article 141(a) does not apply:

  (i)
  in any usual form or in any other form or manner of communication which the board may approve. Subject thereto, the appointment of a proxy may be:

  (A)
  in hard copy form; or

  (B)
  in electronic form, to the electronic address provided by the Company for this purpose.

142.
The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed in such manner as may be approved by or on behalf of the Company from time to time. Subject thereto, the appointment of a proxy shall be executed by the appointor or any person duly authorised by the appointor or, if the appointor is a corporation, executed by a duly authorised person or under its common seal or in any other manner authorised by its constitution.

143.
The board may, if it thinks fit, but subject to the provisions of the Statutes, at the Company's expense send hard copy forms of proxy for use at the meeting and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the board. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member.

144.
Without prejudice to Article 89(b) or to the third sentence of Article 100, the appointment of a proxy shall:

(a)
if in hard copy form, be delivered by hand or by post to the office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)
in the notice convening the meeting; or

(ii)
in any form of proxy sent by or on behalf of the Company in relation to the meeting, by the time specified by the board (as the board may determine, in compliance with the provisions of the Act) in any such notice or form of proxy.

(b)
if in electronic form, be received at any address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Statutes or to any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)
in the notice convening the meeting;

(ii)
in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)
in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

    (iv)
    on a website that is maintained by or on behalf of the Company and identifies the Company,

  by the time specified by the board (as the board may determine, in compliance with the provisions of the Statutes) in any such method of notification. The board may specify, when determining the dates by which proxies are to be lodged, that no account need be taken of any part of a day that is not a working day.

145.
Any means of appointing a proxy which is authorised by or under this Article 145 shall be subject to any terms, limitations, conditions or restrictions that the board may from time to time prescribe. Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the board may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction, and received by such participant in the Relevant System concerned acting on behalf of the Company as the board may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the board (subject always to the facilities and requirements of the Relevant System concerned), and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The board may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the Company or such participant. The board may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

146.
Subject to the provisions of the Statutes, where the appointment of a proxy is expressed to have been or purports to have been made, sent or supplied by a person on behalf of the holder of a share:

(a)
the Company may treat the appointment as sufficient evidence of the authority of that person to make, send or supply the appointment on behalf of that holder; and

(b)
that holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment may be treated as invalid.

147.
Subject to Article 145, a proxy appointment which is not delivered or received in accordance with Article 144 shall be invalid. When two or more valid proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one that was last delivered or received shall be treated as replacing or revoking the others as regards that share, provided that if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled to determine which proxy appointment (if any) is to be treated as valid. Subject to the Statutes, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

148.
A proxy appointment shall be deemed to entitle the proxy to exercise all or any of the appointing member's rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates.

149.
The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

150.
Any corporation which is a member of the Company (in this Article 150 the grantor) may, by resolution of its directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A director, the secretary or other person authorised for the purpose by the secretary may require all or any of such persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one person to exercise a power in respect of the same shares and more than one such person exercises such power:

(a)
if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)
if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

151.
The termination of the authority of a person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)
whether he counts in deciding whether there is a quorum at a meeting;

(b)
the validity of anything he does as chairman of a meeting;

(c)
the validity of a poll demanded by him at a meeting; or

(d)
the validity of a vote given by that person,

  unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 144(a) or in electronic form received at the address specified by or on behalf of the Company in accordance with Article 144(b), regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

152.
A proxy given in the form of a power of attorney or similar authorisation granting power to a person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid for a period of more than twelve (12) months, unless a contrary intention is stated in it.

NUMBER OF DIRECTORS

153.
The number of directors shall be as the board may determine from time to time, but shall be not less than three (3) and no more than fifteen (15).

154.
If the number of directors is reduced below the minimum number fixed in accordance with these Articles, the directors for the time being may act for the purpose of filling vacancies in their number or of calling a general meeting of the Company, but for no other purpose. If there are no directors willing to act, then any two members may summon a general meeting for the purpose of appointing directors.

 APPOINTMENT OF DIRECTORS

155.
Subject to Article 156 and the Shareholders Agreement being in full force and effect, the Company shall (if designated by Capricorn under the Shareholders Agreement) cause the board to include:

(a)
two Capricorn Directors from the date of adoption of these Articles until the earlier of (i) the first date that the [S Shareholders], in the aggregate, cease to beneficially own, directly or indirectly, at least ten per cent. (10%) of the outstanding Voting Securities, and (ii) the termination of the Shareholders Agreement; and

(b)
one Capricorn Director from the first date that the [S Shareholders], in the aggregate, cease to beneficially own, directly or indirectly, at least ten per cent. (10%) until the earlier of (i) the first date that the [S Shareholders], in the aggregate, cease to beneficially own, directly or indirectly, at least five per cent. (5%) of the outstanding Voting Securities, and (ii) the termination of the Shareholders Agreement, provided that, in each case, each such Capricorn Director shall qualify as an Independent Director (except as set out in the Shareholders Agreement) and satisfy any other eligibility criteria contained in the Shareholders Agreement, the Statutes, these Articles or any other applicable laws and regulations.

156.
Notwithstanding Article 155, prior to the earlier of (i) the first date that the [S Shareholders], in the aggregate, cease to beneficially own, directly or indirectly, at least five per cent. (5%) of the outstanding Voting Securities, and (ii) the termination of the Shareholders Agreement, Capricorn shall be entitled to appoint and remove a director appointed as a Capricorn Director, subject to any eligibility criteria in the Shareholders Agreement, the requirements of the NYSE, SEC and any other applicable laws and regulations. Any such appointment or removal of a Capricorn Director by Capricorn shall be made by notice in writing to the Company and such appointment or removal shall have effect from the later of the date of delivery of any such notice and the date (if any) specified for this purpose in any such notice. Upon the termination of the Shareholders Agreement or at any other time that the number of Capricorn Directors is greater than that which Capricorn is entitled to appoint pursuant to Article 155 and the Shareholders Agreement (the Trigger Date), Capricorn shall promptly, or immediately in the event of termination of the Shareholders Agreement, remove or procure the resignation of the relevant number of Capricorn Directors from the board so as to cause the number of directors then appointed by Capricorn to correspond with the number of directors that Capricorn is entitled to appoint pursuant to Article 155 and the Shareholders Agreement (the Required Reduction). Except in the event of termination of the Shareholders Agreement, where the Required Reduction shall be all Capricorn Directors, if at the time of any Required Reduction there is more than one Capricorn Director, Capricorn shall determine which Capricorn Director shall be so removed or resign. If Capricorn has not removed or procured the resignation of the requisite number of Capricorn Directors within five days of the Trigger Date, or immediately in the event of termination of the Shareholders Agreement, Capricorn (and in default of Capricorn acting in accordance with this provision, the board) shall remove the most recently appointed Capricorn Director or both Capricorn Directors, as the case may be, in order to achieve the Required Reduction. Except in the event of termination of the Shareholders Agreement, if any Capricorn Director is removed from office otherwise than by notice given pursuant to this Article 156, the board shall re-appoint such person as a director as soon as reasonably practicable and in any event within two days following such removal under the power conferred on them in Article 161.

157.
Subject to the foregoing provisions of Articles 153 to 155 and Article 161, the directors shall be elected at each annual general meeting of the Company by ordinary resolution.

158.
Other than pursuant to Article 174 and subject to Article 180, each director elected shall hold office until his successor is elected or until his earlier resignation or removal in accordance with Article 156 or pursuant to any of Article 175, Article 177, Article 178 or Article 179, as applicable.

159.
No person shall be appointed a director at any general meeting unless:

(a)
he is recommended by the board or appointed by Capricorn in accordance with these Articles and the Shareholders Agreement; or

(b)
notice in respect of that person is given by a member qualified to vote at the meeting in accordance with Article 106 and Article 108 (and, if applicable, section 338 of the Act) of the intention to propose that person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company's register of directors, and such notice has been received by the Company together with notice by that person of his willingness to be appointed.

160.
Except as otherwise authorised by the Statutes, a motion for the appointment of two or more persons as directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

161.
Subject to Articles 157 to 159 and Article 162, the Company may by ordinary resolution or by resolution of the board appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director. The appointment of a person to fill a vacancy or as an additional director shall take effect from the end of the relevant meeting.

162.
If at a meeting of the Company it is proposed to vote upon a number of resolutions for the appointment of a person as a director (each a Director Resolution) that exceeds the total number of directors that may be appointed to the board at that meeting (the board Number), the persons that shall be appointed shall first be the person who receives the greatest number of "for" votes (whether or not a majority of those votes cast in respect of that Director Resolution), and then shall second be the person who receives the second greatest number of "for" votes (whether or not a majority of those votes cast in respect of that Director Resolution), and so on, until the number of directors so appointed equals the board Number, provided that this Article 162 shall not operate in any manner that is contrary to the rights of Capricorn to appoint a Capricorn Director in accordance with Articles 155 and 156.

163.
Article 162 shall not apply to any resolution proposed to be voted on at a meeting in respect of the proposed removal of an existing director and appointment of a person instead of the person so removed, which pursuant to Article 179 and the Act shall be proposed as an ordinary resolution.

164.
Subject to the rights of Capricorn to appoint a Capricorn Director in accordance with Articles 155 and 156, the board may appoint a person who is willing to act to be a director, either to fill a casual vacancy or as an additional director, but so that the total number of directors shall not at any time exceed the maximum number fixed by these Articles. Any director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for election, or until his earlier resignation or removal in accordance with Article 162, Article 175, Article 177, Article 178 or Article 179.

165.
A director shall not be required to hold any shares in the capital of the Company by way of qualification.

POWERS OF THE BOARD

166.
Subject to the provisions of the Statutes and these Articles and any directions given by special resolution, the business of the Company shall be managed by the board, which may pay all expenses incurred in forming and registering the Company and may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of the Articles and no such direction shall invalidate any prior act of the board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article 166 shall not be limited by any special power given to the board by these Articles. A meeting of the board at which a quorum is present may exercise all powers exercisable by the board.

167.
The board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

BORROWING POWERS

168.
Subject as provided in these Articles, the board may exercise all of the powers of the Company to borrow money, to indemnify and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or parts thereof, and, subject to the Statutes, to issue debentures and other securities, whether outright or as collateral security, for any debt, liability or obligation of the Company or of any third party.

CHANGE OF THE COMPANY'S NAME

169.
The Company's name may be changed by resolution of the board.

DELEGATION OF POWERS OF THE BOARD

170.
The board may delegate any of its powers to any committee consisting of one or more directors. The board may also delegate to any director holding any executive office such of its powers as the board considers desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the board may specify, and may be revoked or altered.

  Subject to any conditions imposed by the board, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of directors so far as they are capable of applying.

171.
The board may establish local or divisional boards or agencies for managing any of the affairs of the Company, either in the United Kingdom or elsewhere, and may appoint any persons to be members of the local or divisional boards, or any managers or agents, and may fix their remuneration. The board may delegate to any local or divisional board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the board, with power to sub-delegate, and may authorise the members of any local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any appointment or delegation made pursuant to this Article 171 may be made on such terms and subject to such conditions as the board may decide. The board may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

172.
The board may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the board) and for such period and on such conditions as the board determines, including without limitation authority for the agent to delegate all or any of his powers, authorities and discretions, and may revoke or vary such delegation.

173.
The board may appoint any person to any office or employment having a designation or title including the word "director" or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word "director" in the designation or title of any such office or employment shall not imply that the holder is a director of the Company, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a director of the Company for any of the purposes of these Articles.

FIXED TERM DIRECTORS

174.
Directors, other than any Capricorn Director, may be appointed to serve for a fixed term following which that director shall retire.

175.
A retiring director shall be eligible for re-election. If he is not re-elected or deemed to be re-elected, he shall hold office until the next annual general meeting elects someone in his place or, if it does not do so, until the end of that meeting.

176.
If the Company at the meeting at which a director retires does not fill the vacancy, the retiring director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the director is put to the meeting and not passed.

RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS

177.
A director may resign his office either by notice in writing submitted to the board or, if he shall in writing offer to resign, if the other directors resolve to accept such offer.

178.
A person ceases to be a director as soon as:

(a)
that person ceases to be a director by virtue of any provision of the Statutes or is prohibited from being a director by law or, if applicable, any provisions of the rules of the NYSE;

(b)
a bankruptcy order is made against that person;

(c)
a composition is made with that person's creditors generally in satisfaction of that person's debts;

(d)
a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)
by reason of that person's health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have;

(f)
that person is absent from meetings of the board for six consecutive months without permission of the board and the board resolves that his office be vacated;

  (g)
  that person dies; or

  (h)
  the board gives notice to such person that it has resolved that such person shall cease to be a director.

179.
Subject to the rights of Capricorn to appoint a Capricorn Director in accordance with Articles 155 and 156, the Company may, without prejudice to the provisions of the Statutes, by ordinary resolution remove any director from office (notwithstanding any provision of these Articles or of any agreement between the Company and such director, but without prejudice to any claim he may have for damages for breach of any such agreement). No special notice need be given of any resolution to remove a director in accordance with this Article 179 and no director proposed to be removed in accordance with this Article 179 has any special right to protest against his removal. The Company may, by ordinary resolution, appoint another person in place of a director removed from office in accordance with this Article 179.

180.
Articles 178(h) and 179 shall not apply to any Capricorn Director except as contemplated by Article 156. The directors shall exercise their powers pursuant to Article 178(h) as necessary so as to create any vacancy required to enable Capricorn to exercise its appointment rights pursuant to Article 156.

NON-EXECUTIVE DIRECTORS

181.
Subject to the provisions of the Statutes, the board may enter into, vary and terminate an agreement or arrangement with any director who does not hold executive office for the provision of his services to the Company. Any such agreement or arrangement may be made on such terms as the board determines, provided that the terms of any such agreement or arrangement would not result in non-compliance with any listing requirements of the NYSE in accordance with the NYSE Manual.

182.
Each non-executive director shall be paid a fee for their services (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the board, provided that the agreement or payment of any such fee would not result in non-compliance with any listing requirements of the NYSE in accordance with the NYSE Manual.

183.
Any director who does not hold executive office with the Company and who performs special services which in the opinion of the board are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of additional fee, salary, commission or otherwise as the board may determine, provided the payment of any such extra remuneration would not result in non-compliance with any listing requirements of the NYSE in accordance with the NYSE Manual.

DIRECTORS' EXPENSES

184.
The directors may be paid all reasonable travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the board or committees of the board, general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties as a director.

EXECUTIVE OFFICERS

185.
Subject to the provisions of the Statutes, the board may appoint one or more of its body or any other employee of the Company to be the holder of any executive office (including, without limitation, to hold office as president, chief executive officer and/or treasurer, but excluding that of auditor) in the Company and may enter into an agreement or arrangement with any such director or employee for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director or employee. Any such appointment, agreement or arrangement may be made on such terms, including without limitation terms as to remuneration, as the board determines, provided that the terms of any such agreement or arrangement would not result in non-compliance with any listing requirements of the NYSE in accordance with the NYSE Manual. The board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

186.
Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any rights or claims which he may have against the Company by reason of such cessation. A director appointed to an executive office shall not be exempt from retirement by rotation, and if he ceases for any reason to hold the executive office by virtue of which he is termed an executive director, he shall offer to resign as a director in accordance with Article 177 and he shall cease to be a director if the other directors resolve to accept such offer.

187.
The emoluments of any director or employee holding executive office for his services as such shall be determined by the board, provided that the terms of any such agreement or arrangement would not result in non-compliance with any listing requirements of the NYSE in accordance with the NYSE Manual and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

DIRECTORS' INTERESTS

188.
Subject to the provisions of the Statutes, and provided that he has made the disclosures required by Article 189, a director notwithstanding his office may be a party to or otherwise directly or indirectly be interested in:

(a)
any transaction or arrangement with the Company or in which the Company is otherwise interested; or

(b)
a proposed transaction or arrangement with the Company.

189.
A director shall (unless the circumstances referred to in section 177(5) or section 177(6) of the Act apply, in which case no such disclosure is required), be required to disclose all interests whether or not material in any transaction or arrangement referred to in Article 188 and the declaration of interest must (in the case of a transaction or arrangement referred to in Article 188(a)) and may (in the case of a transaction or arrangement referred to in Article 188(b)), but need not, be made:

(a)
at a meeting of the directors; or

(b)
by notice to the directors in accordance with either (i) section 184 of the Act (notice in writing), or (ii) section 185 of the Act (general notice).

190.
The board may resolve that any situation referred to in Article 188 and disclosed to them under Article 189 shall also be subject to such terms as they may determine including, without limitation, the terms referred to in Articles 193(a) to 193(c).

191.
For the purposes of section 175 of the Act, the board may authorise any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a director under that section, including, without limitation, any matter which relates to a situation in which a director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company. Any such authorisation will be effective only if:

  (a)
  the matter in question shall have been proposed in writing (giving full particulars of the relevant situation) for consideration at a meeting of the board, in accordance with the board's normal procedures or in such other manner as the board may approve;

  (b)
  any requirement as to quorum at the meeting of the board at which the matter is considered is met without counting the director in question or any other interested director; and

  (c)
  the matter was agreed to without the interested directors voting or would have been agreed to if their votes had not been counted.

  The board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The board may vary or terminate any such authorisation at any time.

  For the purposes of these Articles, a conflict of interest includes a conflict of interest and duty and a conflict of duties, and interest includes both direct and indirect interests.

192.
Any authorisation of a matter pursuant to Article 191 shall extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised.

193.
Any authorisation of a matter under Article 191 shall be subject to such terms as the board may determine, whether at the time such authorisation is given or (without prejudice to the permissibility of any prior actions of a director that were, at the time they were taken, in accordance with the authorisation as then in force) subsequently, and may be terminated or varied by the board at any time. Such terms may include, without limitation, terms that the relevant directors:

(a)
may be required by the Company to maintain in the strictest confidence any confidential information relating to the Company which also relates to the situation as a result of which the conflict arises (the conflict situation);

(b)
may be required by the Company not to attend any part of a meeting of the directors at which any matter which may be relevant to the conflict situation is to be discussed, and not to view any board papers relating to such matters; and

(c)
shall not be obliged to account to the Company for any remuneration or other benefits received by him in consequence of the conflict situation.

194.
Subject to the provisions of the Statutes, and provided that he has disclosed to the board the nature and extent of his interest (unless the circumstances referred to in section 177(5) or section 177(6) of the Act apply, in which case no such disclosure is required) a director notwithstanding his office:

(a)
may be a party to, or otherwise interested in, any transaction, contract or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)
may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director; and

  (c)
  may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate:

  (i)
  in which the Company is (directly or indirectly) interested as a shareholder or otherwise; or

  (ii)
  with which he has such a relationship at the request or direction of the Company.

195.
A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he (or any person connected with him) derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

(a)
the acceptance, entry into or existence of which has been approved by the board pursuant to Article 191 (subject, in any such case, to any limits or conditions to which such approval was subject); or

(b)
which he is permitted to hold or enter into by virtue of paragraph (a), (b) or (c) of Article 194, nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

196.
A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this Article 196 applies only if the existence of that relationship has been approved by the board pursuant to Article 191 (provided that, notwithstanding any other Article, the board shall not be entitled to impose any term on such approval that would be inconsistent with the provisions of this Article 196). In particular, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he fails:

(a)
to disclose any such information to the board or to any director or other officer or employee of the Company; and/or

(b)
to use or apply any such information in performing his duties as a director of the Company.

197.
Where the existence of a director's relationship with another person has been authorised and approved by the board pursuant to Article 191 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

(a)
absents himself from meetings of the board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)
makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

198.
Save as otherwise provided by these Articles, a director shall not vote at a meeting of the board or of any committee of the board or any resolution concerning a matter in which he has, directly or indirectly, an interest (other than by virtue of his interest in shares, debentures or other securities of or in or otherwise through the Company) which is material, or a duty which conflicts or can reasonably be regarded as likely to give rise to a conflict with the interests of the

  Company, unless his interest or duty arises only because one of the following applies (in which case he may vote and be counted in the quorum):

  (a)
  the resolution relates to the giving by him or any other person of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or by any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

  (b)
  the resolution relates to the giving to a third party of a guarantee, security or indemnity in respect of an obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

  (c)
  his interest arises by virtue of his being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any shares, debentures or other securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

  (d)
  the resolution relates to a contract, arrangement, transaction or proposal concerning any other body corporate in which he or any person connected with him is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise, if he and any persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital of such body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of this Article 198 to be likely to give rise to a conflict with the interests of the Company in all circumstances);

  (e)
  the resolution relates to an arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings, which does not award him any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

  (f)
  the resolution relates to any proposal concerning any insurance which the Company is empowered to purchase and/or maintain for, or for the benefit of, any of the directors or for persons who include the directors;

  (g)
  the resolution relates to a subscription, or an agreement to subscribe, for shares or other securities of the Company or any of its subsidiary undertakings, or to underwrite, sub-underwrite or guarantee an offer of any such shares or securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

  (h)
  the resolution relates to the giving to a director of an indemnity against liabilities incurred or to be incurred by that director in the execution and discharge of his duties; or

  (i)
  the resolution relates to the provision to a director of funds to meet expenditure incurred or to be incurred by that director in defending criminal or civil proceedings against him or in connection with any application under any of the provisions mentioned in section 205(5) of the Act or in respect of an investigation by any regulatory authority or otherwise enabling him to avoid incurring that expenditure or relates to entering or performing obligations under an agreement pursuant to which the Company incurs costs directly in respect of an action or proceeding taken by a third party against the director.

199.
The provisions of Articles 196 to 197 are without prejudice to any equitable principle or rule of law which may excuse the director from:

(a)
disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)
attending meetings or discussions or receiving documents and information, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

200.
For the purposes of Articles 188 to 190 inclusive:

(a)
an interest of a person who is, for the purpose of the Act (excluding any such modification thereof not in force when these Articles became binding on the Company), connected with a director shall be treated as an interest of the director; and

(b)
an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

201.
The board may exercise the voting power conferred by the shares in any company held or owned by the Company in such matter and in all respects as it deems fit (including the exercise thereof in favour of any resolution appointing the directors or any of them directors of such company, or voting or providing for the remuneration to the directors of such company).

202.
A director shall be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

203.
If a question arises at a meeting of the board or of a committee of the board as to the rights of a director to vote, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting (or if the director concerned is the chairman, to the other directors at the meeting) and his ruling in relation to any director (or, as the case may be, the ruling of the majority of the directors in relation to the chairman) shall be final and conclusive.

GRATUITIES, PENSIONS AND INSURANCE

204.
The board may (by establishment of, or maintenance of, schemes or otherwise) provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present director or employee of the Company or any of its subsidiary undertakings or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse, a civil partner, a former spouse and a former civil partner) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

205.
Subject to the provisions of the Act, and without prejudice to the provisions of Articles 267 to 270, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)
a director, officer or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)
a trustee of any pension fund in which employees of the Company or any other body referred to in paragraph (a) of this Article 205 are or have been interested, including, without limitation, insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the relevant body or fund.

206.
No director or former director shall be accountable to the Company or the members or liable to account for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

207.
The board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiaries other than a director or former director or shadow director in connection with the cessation or the transfer of the whole or part of the undertaking of the Company or any subsidiary. Any such provision shall be made by a resolution of the board in accordance with section 247 of the Act.

PROCEEDINGS OF THE BOARD

208.
Subject to the provisions of these Articles, the board may regulate its proceedings as it thinks fit. A director may, and the secretary at the request of a director shall, call a meeting of the board by giving notice of the meeting to each director. Notice of a board meeting shall be deemed to be given to a director if it is given to him personally or by word of mouth or sent in hard copy form to him at his last known address or such other address (if any) as may for the time being be specified by him or on his behalf to the Company for that purpose, or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for that purpose. Questions arising at a meeting shall be decided by a majority of votes. Any director may waive notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 208 need not be in writing if the board so determines and any such determination may be retrospective.

209.
The quorum for the transaction of the business of the board may be fixed by the board and unless so fixed at any other number shall be a majority of the directors then in office. Any director who ceases to be a director at a board meeting may continue to be present and to act as a director and be counted in the quorum until the termination of the board meeting if no director objects.

210.
The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number, but if the number of directors is less than the number fixed as the quorum the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

211.
The board may appoint one of their number to be the chairman, and one of their number to be the deputy chairman, of the board and may at any time remove either of them from such office. Unless he is unwilling to do so, the director appointed as chairman, or in his stead the director appointed as deputy chairman, shall preside at every meeting of the board at which he is present. If there is no director holding either of those offices, or if neither the chairman nor the deputy chairman is willing to preside or neither of them is present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

212.
All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a director, shall, as regards all persons dealing in good faith with the Company, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director and had been entitled to vote.

213.
A resolution in writing agreed to by all the directors entitled to vote at a meeting of the board or of a committee of the board (not being less than the number of directors required to form a quorum of the board or committee of the board) shall be as valid and effectual as if it had been passed at a meeting of the board or (as the case may be) a committee of the board duly convened and held. For this purpose:

(a)
a director signifies his agreement to a proposed written resolution when the Company receives from him a document indicating his agreement to the resolution authenticated in the manner permitted by the Statutes for a document in the relevant form; and

(b)
the director may send the document in hard copy form or in electronic form to such address (if any) for the time being specified by the Company for that purpose.

214.
Without prejudice to the first sentence of Article 208, a person entitled to be present at a meeting of the board or of a committee of the board shall be deemed to be present for all purposes if he is able (directly or by electronic communication) to speak to and be heard by all those present or deemed to be present simultaneously. A director so deemed to be present shall be entitled to vote and be counted in a quorum accordingly. Such a meeting shall be deemed to take place where it is convened to be held or (if no director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is. The word meeting in these Articles shall be construed accordingly.

215.
The Company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a director from voting at a meeting of the board or of a committee of the board.

216.
Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately. In such cases each of the directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

217.
If a question arises at a meeting of the board or of a committee of the board as to the entitlement of a director to vote, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the nature and extent of the interests of the chairman have not been fairly disclosed.

SECRETARY

218.
Subject to the provisions of the Statutes, the secretary shall be appointed by the board for such term, at such remuneration and on such conditions as it may think fit. Any secretary so appointed may be removed by the board, but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

 MINUTES

219.
The board shall cause minutes to be recorded for the purpose of:

(a)
all appointments of officers made by the board;

(b)
all proceedings at meetings of the Company, the holders of any class of shares in the capital of the Company, the board and committees of the board, including the names of the directors present at each such meeting; and

(c)
all resolutions of the Company.

220.
Any such minutes, if purporting to be authenticated by the chairman of the meeting to which they relate or of the next meeting at which they are read, shall be sufficient evidence of the proceedings at the meeting without any further proof of the facts stated in them.

221.
Any such minutes must be kept for the period specified in the Act.

THE SEAL

222.
The seal shall only be used by the authority of a resolution of the board. The board may determine who shall sign any document executed under the seal. If they do not, it shall be signed by at least one authorised person in the presence of a witness who attests the signature. Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the board, in any manner permitted by section 44(2) of the Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

223.
The board may by resolution determine either generally or in any particular case that any certificate for shares or debentures or representing any other form of security may have any signature affixed to it by some mechanical or electronic means, or printed on it or, in the case of a certificate executed under the seal, need not bear any signature.

REGISTERS

224.
Subject to the provisions of the Statutes, the Company may keep an overseas or local or other register in any place, and the board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

225.
Any director or the secretary or any other person appointed by the board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)
any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)
any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the board or any committee of the board, whether in hard copy form or electronic form; and

(c)
any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

  If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the board or a committee of the board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of proceedings at a duly constituted meeting.

DIVIDENDS

226.
Subject to the provisions of the Statutes, the Company may by ordinary resolution declare that out of the profits available for distribution there be paid dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the board.

227.
Subject to the provisions of the Statutes, the board may pay interim dividends if it appears to the board that they are justified by the profits of the Company available for distribution and the position of the Company. If the share capital is divided into different classes, the board may:

(a)
pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears; and

(b)
pay at intervals settled by it any dividend payable at a fixed rate if it appears to the board that the profits available for distribution justify the payment.

  If the board acts in good faith it shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

228.
Dividends may be declared and paid in any currency or currencies that the board shall determine. The board may also determine the exchange rate and the relevant date for determining the value of the dividend in any currency.

229.
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, but no amount paid on a share in advance of the date on which a call is payable shall be treated for the purpose of this Article 229 as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but, if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

230.
A general meeting declaring a dividend may, on the recommendation of the board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets, including without limitation paid up shares or debentures of another body corporate. If the shares in respect of which any such proposed non-cash distribution is paid are uncertificated, any shares in the Company which are issued as non-cash consideration in respect of them must be uncertificated. The board may make any arrangements it thinks fit to settle any difficulty arising in connection with the distribution, including without limitation (a) the fixing of the value for distribution of any assets, (b) the payment of cash to any member on the basis of that value in order to adjust the rights of members, and (c) the vesting of any asset in a trustee.

231.
The board may deduct from any dividend or other monies payable to any member in respect of a share any monies presently payable by him to the Company in respect of that share. Where a person is entitled by transmission to a share, the board may retain any dividend payable in respect of that share until that person (or that person's transferee) becomes the holder of that share.

232.
Any dividend or other monies payable in respect of a share may be paid:

(a)
in cash; or

(b)
by cheque or warrant made payable to or to the order of the holder or person entitled to payment; or

(c)
by any direct debit, bank or other funds transfer system to the holder or person entitled to payment or, if practicable, to a person designated by notice to the Company by the holder or person entitled to payment;

(d)
if any share is in uncertificated form, where the Company is authorised to do so by or on behalf of the holder or joint holders in such manner as the Company shall from time to time consider sufficient, the Company may also pay any such dividend, interest or other monies by means of the Relevant System concerned (subject always to the facilities and requirements of the Relevant System); or

(e)
by any other method approved by the board and agreed (in such form as the Company thinks appropriate) by the holder or person entitled to payment.

  Without prejudice to paragraph (d) of the foregoing, in respect of any shares in uncertificated form, such payment may include sending by the Company or any person on its behalf of an instruction to the Operator of the Relevant System to credit the cash memorandum account of the holder or joint holders or, if permitted by the Company, of such person as the holder or joint holders may direct in writing.

233.
If two or more persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)
pay any dividend or other monies payable in respect of the share to any one of them and any one of them may give effectual receipt for that payment; and

(b)
for the purpose of Article 232, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

234.
A cheque or warrant may be sent by post:

(a)
where a share is held by a sole holder, to the registered address of the holder of the share;

(b)
if two or more persons are the holders, to the registered address of the person who is first named in the Register;

(c)
if a person is entitled by transmission to the share, as if it were a notice to be sent under Article 249; or

(d)
in any case, to such person and to such address as the person entitled to payment may direct by notice to the Company.

235.
Payment of a cheque or warrant by the bank on which it was drawn or the transfer of funds by the bank instructed to make the transfer shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or system in accordance with these Articles shall be at the risk of the holder or person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 232.

236.
No dividend or other monies payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

237.
Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other monies payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company's own account. Such payment shall not constitute the Company a trustee in respect of it. The Company shall be entitled to cease sending dividend warrants and cheques by post or otherwise to a member if those instruments have been returned undelivered, or left uncashed by that member, on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the member's new address. The entitlement conferred on the Company by this Article 237 in respect of any member shall cease if the member claims a dividend or cashes a dividend warrant or cheque.

CAPITALISATION OF PROFITS AND RESERVES

238.
The board may with the authority of an ordinary resolution of the Company:

(a)
subject to the provisions of this Article 238, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or other fund, including without limitation the Company's share premium account and capital redemption reserve, if any;

(b)
appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(c)
apply that sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 238, only be applied in paying up shares to be allotted to members credited as fully paid;

(d)
allot the shares, debentures or other obligations credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other;

(e)
where shares or debentures become, or would otherwise become, distributable under this Article 238 in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)
authorise any person to enter into an agreement with the Company on behalf of all the members concerned providing for either:

(i)
the allotment to the members respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(ii)
the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under that authority shall be binding on all such members; and

(g)
generally do all acts and things required to give effect to the ordinary resolution.

239.
The board may, before recommending any dividend (whether preferential or otherwise), set aside out of the profits of the Company such sum as it deems fit as a reserve or reserves which shall, at the discretion of the board, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the board may deem fit, and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The board may also, without placing the same to reserve, carry forward any profits which it may deem prudent not to distribute.

RECORD DATES

240.
Notwithstanding any other provision of these Articles, and subject to the Act, the Company or the board may:

(a)
fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made;

(b)
for the purpose of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such persons may cast, specify in the notice of meeting a time by which a person must be entered on the Register in order to have the right to attend or vote at the meeting, and any changes to the Register after the time specified by virtue of this Article 240 shall be disregarded in determining the rights of any person to attend or vote at the meeting; and

(c)
for the purpose of sending notices of general meetings of the Company, or separate general meetings of the holders of any class of shares in the capital of the Company, under these Articles, determine that persons entitled to receive such notices are those persons entered on the Register at the close of business on a day determined by the Company or the board, which day may not be more than 21 days before the day that notices of the meeting are sent.

ACCOUNTS

241.
No member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by statute or authorised by the board or by ordinary resolution of the Company or order of a court of competent jurisdiction.

242.
Subject to the Statutes, a copy of the Company's annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Statutes, be sent (which for the avoidance of doubt shall include where given in electronic form or by website communication) to every member and to every holder of the Company's debentures, and to every person who is entitled to receive notice of meetings from the Company under the provisions of the Statutes or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a person for whom the Company does not have a current address.

243.
Subject to the Statutes, the requirements of Article 242 shall be deemed satisfied in relation to any person by sending to the person, instead of such copies, a summary financial statement derived from the Company's annual accounts and the directors' report, which shall be in the form and contain the information prescribed by the Statutes and any regulations made under the Statutes.

COMMUNICATIONS

244.
Any notice to be sent to or by any person pursuant to these Articles shall be in writing (which for the avoidance of doubt shall include where given in electronic form or by website communication).

245.
Subject to Article 244 and unless otherwise provided by these Articles, the Company shall send or supply any Shareholder Information that is required or authorised to be sent or supplied to a member or any other person by the Company by a provision of the Statutes or pursuant to these Articles or to any other rules or regulations to which the Company may be subject in such form and by such means as it may in its absolute discretion determine provided that the provisions of the Act which apply to sending or supplying a document or information required or authorised to be sent or supplied by the Statutes shall, the necessary changes having been made, also apply to sending or supplying any document or information required or authorised to be sent by these Articles or any other rules or regulations to which the Company may be subject.

246.
Subject to Article 245 and unless otherwise provided by these Articles, a member or a person entitled by transmission to a share shall send any notices, documentation or information which such person wishes or is required to communicate to the Company pursuant to these Articles to the Company in such form and by such means as it may in its absolute discretion determine provided that:

(a)
the determined form and means are permitted by the Statutes for the purpose of sending or supplying a document or information of that type to a company pursuant to a provision of the Statutes; and

(b)
unless the board otherwise permits, any applicable condition or limitation specified in the Statutes, including without limitation as to the address to which the document or information may be sent, is satisfied.

  Unless otherwise provided by these Articles or required by the board, any such notices, documentation or information shall be authenticated in the manner specified by the Statutes for authentication of a document or information sent in the relevant form.

247.
In the case of joint holders of a share, any Shareholder Information shall be sent to the joint holder whose name stands first in the Register in respect of the joint holding and any Shareholder Information so sent shall be deemed for all purposes to have been sent to all the joint holders.

248.
A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the capital of the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

249.
Shareholder Information may be sent or supplied by the Company to the person or persons entitled by transmission to a share by sending it in any manner the Company may choose authorised by these Articles for the sending of a document or information to a member, addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt or by any similar description at the address (if any) as may be supplied for that purpose by or on behalf of the person or persons claiming to be so entitled. Until such an address has been supplied, Shareholder Information may be sent in any manner in which it might have been sent if the death or bankruptcy or other event giving rise to the transmission had not occurred.

250.
Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register, has been sent to a person from whom he derives his title.

251.
Proof that Shareholder Information was properly addressed, prepaid and posted shall be conclusive evidence that the document or information was sent or supplied. Shareholder Information sent by the Company to a member by post shall be deemed to have been received:

(a)
if sent by first class post or special delivery post from an address in the United Kingdom to another address in the United Kingdom, or by a postal service similar to first class post or special delivery post from an address in another country to another address in that other country, on the day following that on which the document or information was posted; or

(b)
in any other case, on the second day following that on which the document or information was posted.

252.
Shareholder Information sent by the Company to a member by hand shall be deemed to have been received by the member when it is handed to the member or left at his registered address.

253.
Subject to the provisions of the Statutes, any notice or other Shareholder Information (excluding a share certificate) will be validly supplied if sent by the Company to any member or person nominated by a member to receive Shareholder Information in electronic form if that person has agreed (generally or specifically) (or, if the member is a company and is deemed by the Statutes to have agreed) that the communication may be sent in that form and:

(a)
the notice or other Shareholder Information is sent using electronic means (as that term is used in Section 1168 of the Act) to such address (or to one of the addresses if more than one) as may for the time being be notified by the member to the Company (generally or specifically) for that purpose or, if the intended recipient is a company, to such address as may be deemed by a provision of the Statutes to have been so satisfied;

(b)
the notice or other Shareholder Information is sent in electronic form; and

(c)
in each case that person has not revoked the agreement.

254.
Subject to the provisions of the Statutes, any notice or Shareholder Information (excluding a share certificate) will be validly supplied if it is made available by means of a website communication where that person has agreed, or is deemed by the Statutes to have agreed (generally or specifically) that the communication may be supplied to him in that manner and:

(a)
that person has not revoked the agreement;

(b)
that person is notified in a manner for the time being agreed for the purpose between that person and the Company of (i) the publication of the notice or other Shareholder Information on a website, (ii) the address of that website, and (iii) the place on that website where the notice of other Shareholder Information may be accessed and how it may be accessed; and

(c)
the notice or other Shareholder Information continues to be published on the website throughout the period specified in the Act, provided that if the notice or other Shareholder Information is published on that website for a part but not all of such period, the notice or other Shareholder Information will be treated as published throughout that period if the failure to publish the notice or other Shareholder Information throughout that period is wholly attributable to circumstances that it would not be reasonable to have expected the Company to prevent or avoid.

255.
Proof that a document or information sent or supplied by electronic means was properly addressed shall be conclusive evidence that the document or information was sent or supplied. A document or information sent or supplied by the Company to a member in electronic form shall be deemed to have been received by the member on the day following that on which the document or information was sent to the member. Such a document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such document or information by post to the member.

256.
A document or information sent or supplied by the Company to a member by means of a website shall be deemed to have been received by the member:

(a)
when the document or information was first made available on the website; or

(b)
if later, when the member is deemed by Article 253, 254 or 255 to have received notice of the fact that the document or information was available on the website. Such a document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such document or information by post to the member.

257.
Where in accordance with these Articles a member is entitled or required to give or send to the Company a notice in writing, the Company may, if it in its absolute discretion so decides (and shall, if it is registered to do so or is deemed to have so agreed by any provision of the Statutes), permit such notices to be sent to the Company by such means of electronic communication as may from time to time be specified (or be deemed by the Statutes to be agreed) by the Company, so as to be received at such address as may for the time being be specified (or deemed by the Statutes to be specified) by the Company (generally or specifically) for the purpose. Any means of so giving or sending such notices by electronic communications shall be subject to any terms, limitations, conditions or restrictions that the board may from time to time prescribe.

258.
A member shall not be entitled to receive any document or information that is required or authorised to be sent or supplied to him by the Company by a provision of the Statutes or pursuant to these Articles or to any other rules or regulations to which the Company may be subject if documents or information sent or supplied to that member by post in accordance with the Articles have been returned undelivered to the Company:

(a)
on at least two consecutive occasions; or

(b)
on one occasion and reasonable enquiries have failed to establish the member's address.

  Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

  A member to whom this Article 258 applies shall become entitled to receive such documents or information when he has given the Company an address to which they may be sent or supplied.

 DESTRUCTION OF DOCUMENTS

259.
The Company shall be entitled to destroy:

(a)
all instruments of transfer of shares in the Company which have been registered, and all other documents on the basis of which any entry is made in the Register, at any time after the expiration of six years from the date of registration;

(b)
all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address at any time after the expiration of one year from the date of recording;

(c)
all share certificates which have been cancelled at any time after the expiration of one year from the date of the cancellation;

(d)
all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)
all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use; and

(f)
all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded.

260.
It shall conclusively be presumed in favour of the Company that:

(a)
every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 259 was duly and properly made;

(b)
every instrument of transfer destroyed in accordance with Article 259 was a valid and effective instrument duly and properly registered;

(c)
every share certificate destroyed in accordance with Article 259 was a valid and effective certificate duly and properly cancelled; and

(d)
every other document destroyed in accordance with Article 259 was a valid and effective document in accordance with its recorded particulars in the books or records of the Company,

  but

  (e)
  the provisions of this Article 260 and Article 259 apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties) to which the document might be relevant;

  (f)
  nothing in this Article 260 or Article 259 shall be construed as imposing on the Company any liability in respect of the destruction of any document earlier than the time specified in Article 259 or in any other circumstances which would not attach to the Company in the absence of this Article 260 or Article 259; and

  (g)
  any reference in this Article 260 or Article 259 to the destruction of any document includes a reference to its disposal in any manner.

 UNTRACED MEMBERS

261.
The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a member or the shares to which a person is entitled by transmission if:

(a)
during the period of 12 years before the date of the publication of the advertisements referred to in paragraph (b) of this Article 261 (or, if published on different dates, the first date) (the relevant period) at least three dividends in respect of the shares in question have been declared and all dividend warrants and cheques which have been sent in the manner authorised by these Articles in respect of the shares in question have remained uncashed;

(b)
the Company shall as soon as practicable after expiry of the relevant period have inserted advertisements both in a national daily newspaper and in a newspaper circulating in the area of the last known address of such member or other person giving notice of its intention to sell the shares; and

(c)
during the relevant period and the period of three months following the publication of the advertisements referred to in paragraph (b) of this Article 261 (or, if published on different dates, the first date) the Company has received no indication either of the whereabouts or of the existence of such member or person.

262.
To give effect to any sale pursuant to Article 261, the board may (a) if the shares are in certificated form, authorise any person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the buyer, or (b) where the shares are held in uncertificated form, in accordance with the Regulations, do all acts and things it considers necessary and expedient to effect the transfer of the shares to, or in accordance with the directions of, the buyer (including issuing a written notification to the Operator requiring the conversion of the shares into certificated form).

263.
An instrument of transfer executed by that person in accordance with Article 262 shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with Article 262(b) shall be as effective as if exercised by the registered holder of or person entitled by transmission to the shares. The transferee shall not be bound to see to the application of the purchase money, and his title to the shares shall not be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

264.
The net proceeds of sale shall belong to the Company which shall be obliged to account to the former member or other person previously entitled for an amount equal to the proceeds. The Company shall enter the name of such former member or other person in the books of the Company as a creditor for that amount. In relation to the debt, no trust is created and no interest is payable. The Company shall not be required to account for any money earned on the net proceeds of sale, which may be used in the Company's business or invested in such a way as the board from time to time thinks fit.

WINDING UP

265.
If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Insolvency Act 1986:

(a)
divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members;

(b)
vest the whole or any part of the assets in trustees for the benefit of the members; and

  (c)
  determine the scope and terms of those trusts,

  but no member shall be compelled to accept any asset on which there is a liability.

266.
The power of sale of a liquidator shall include a power to sell wholly or partially shares or debentures or other obligations of another body corporate, either then already constituted, or about to be constituted, for the purpose of carrying out the sale.

INDEMNITY

267.
Subject to the Act but without prejudice to any indemnity to which he may otherwise be entitled, the Company shall indemnify, out of the assets of the Company, any director of the Company or of any associated company against all losses, liabilities and expenditures which he may sustain or incur in the execution and discharge of the duties of his office or otherwise in relation thereto, provided that this Article 267 shall only have effect insofar as its provisions are not void under sections 232 or 234 of the Act.

268.
The Company may also indemnify, out of the assets of the Company, any director of either the Company or any associated company where the Company or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company's activities as trustee of such scheme, provided that this Article 268 shall only have effect insofar as its provisions are not void under sections 232 or 234 of the Act.

269.
Subject to sections 205(2) to (4) of the Act, the Company may provide a director with funds to meet expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an associated company, and the Company shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under sections 197 to 203 of the Act to enable a director to avoid incurring such expenditure.

270.
The Company may also provide a director with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any associated company and the Company shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under section 197 of the Act to enable a director to avoid incurring such expenditure.

271.
For the purpose of Articles 267, 268, 269 and 270 the expression associated company shall mean a company which is either a subsidiary or a holding company of the Company or a subsidiary of such holding company, as such terms are defined in the Act.

272.
Where any person becomes involved in a situation of any nature in connection with which the Company shall indemnify, may indemnify, may provide funds or may take or omit to take any action or enter into any arrangement which would enable a director to avoid incurring expenditure, in each case in accordance with any of Articles 267 to 271 above (the Alternatives), the Company may undertake to pay to any third party (as a direct and primary obligation of the Company to that third party) any expenses or costs in connection therewith to which any of the Alternatives could apply.

 MANDATORY OFFER PROVISIONS

273.
The following terms used in Article 274 through Article 295 shall have the meanings set out in this Article 273:

  City Code shall mean the City Code on Takeovers and Mergers as promulgated by the Panel on Takeovers and Mergers, as amended from time to time, and the phrase Panel on Takeovers and Mergers shall mean the Panel on Takeovers and Mergers or such other authority designated as the supervisory authority in the United Kingdom to carry out certain regulatory functions in relation to takeovers under the EC Directive on Takeover Bids (2004/25/EC);

  Depositary means a depositary or custodian or other person approved by the board who holds shares in the Company under arrangements where either the depositary or some other person issues Depositary Receipts which evidence beneficial ownership of shares in the Company; and

  Depositary Receipts means the certificates issued by a Depositary to evidence shares.

274.
A person must not:

(a)
effect or purport to effect a Prohibited Acquisition (as defined in Article 283); or

(b)
except as a result of a Permitted Acquisition (as defined in Article 280):

(i)
whether by a series of transactions over a period of time or not, acquire an interest in shares which (taken together with shares in which persons determined by the board to be acting in concert with him are interested) carry 30 per cent. or more of the voting rights of the Company; or

(ii)
whilst he (together with persons determined by the board to be acting in concert with him) is interested in shares that in aggregate carry not less than 30 per cent. but not more than 50 per cent. of the voting rights of the Company, acquire, whether by himself or with persons determined by the board to be acting in concert with him, an interest in any other shares that (taken together with any interests in shares held by persons determined by the board to be acting in concert with him) increases the percentage of shares carrying voting rights in which he is interested,

  (each of (i) and (ii) a Limit).

275.
Where any person breaches any Limit, except as a result of a Permitted Acquisition, or becomes interested in any shares as a result of a Prohibited Acquisition, that person is in breach of these Articles.

276.
The board may do all or any of the following as it in its absolute discretion sees fit where it has reason to believe that any Limit is or may be breached, except as a result of a Permitted Acquisition (and, in the case of a breach of a Limit which is capable of becoming a Permitted Acquisition in accordance with Article 280(c), at any time that such acquisition has not become a Permitted Acquisition), or any Prohibited Acquisition has been or may be effected:

(a)
require any member or person appearing or purporting to be interested in any shares of the Company or any other person (other than, in each case, a Depositary in its capacity as Depositary) to provide such information as the board considers appropriate to determine any of the matters under Articles 274 through 295 inclusive (including, without limitation, information regarding (i) any persons acting in concert with such member or other person, and (ii) any interests in shares of such member (or other person or any persons acting in concert with any of them));

  (b)
  have regard to such public filings as it considers appropriate to determine any of the matters under Articles 274 through 295 inclusive;

  (c)
  make such determinations under Articles 274 through 295 inclusive as it thinks fit, either after calling for submissions from affected members or other persons or without calling for such submissions;

  (d)
  determine that the voting rights attached to such number of shares held by such persons as the board may determine to be held, or in which such persons are or may be interested, in breach of these Articles (for the purposes of Articles 274 through 295 inclusive, Excess Shares) are from a particular time incapable of being exercised for a definite or indefinite period;

  (e)
  determine that members shall not be entitled in respect of any Excess Shares to be present at meetings of the Company or any class of shareholders;

  (f)
  determine that some or all of the Excess Shares must be sold (in accordance with Article 288 or otherwise);

  (g)
  determine that no transfer of any certificated Excess Shares (other than Excess Shares held by a Depositary in its capacity as Depositary) to or from an affected member (or other person or any persons acting in concert with them) shall be registered;

  (h)
  determine that some or all of the Excess Shares will not carry any right to any dividends or other distributions or other amounts payable in respect of the Excess Shares from a particular time for a definite or indefinite period; and

  (i)
  take such other action as it thinks fit for the purposes of Articles 274 through 295 inclusive including:

  (i)
  prescribing rules (not inconsistent with Articles 274 through 295 inclusive);

  (ii)
  setting deadlines for the provision of information;

  (iii)
  drawing adverse inferences where information requested is not provided;

  (iv)
  making determinations or interim determinations;

  (v)
  appointing an expert to advise the board on any issues arising from this Article 276 including any questions of interpretation;

  (vi)
  executing documents on behalf of a member;

  (vii)
  converting any Excess Shares held in uncertificated form into certificated form, or vice-versa;

  (viii)
  paying costs and expenses out of proceeds of sale; and

  (ix)
  changing any decision or determination or rule previously made.

277.
For the purpose of enforcing the sanction in Article 276(g), the board may give notice to the relevant member requiring the member to change the Excess Shares held in uncertificated form to certificated form by the time stated in the notice. The notice may also state that the member may not change any Excess Shares held in certificated form to uncertificated form. If the member does not comply with the notice, the board may require the Operator to convert Excess Shares held in uncertificated form into certificated form in the name and on behalf of the relevant member in accordance with the Regulations.

278.
Where any Excess Shares are held by any Depositary in its capacity as a Depositary, the provisions of Articles 274 through 295 shall be treated as applying only to such Excess Shares held by any such Depositary and not to any other shares held by the relevant Depositary.

279.
No Depositary shall be in breach of Article 274 or Article 275 or be an affected member for the purposes of Article 276 solely as a result of holding any shares (or interests in shares) in its capacity as a Depositary, provided that any shares held by any such Depositary may still be Excess Shares. Notwithstanding the preceding sentences, all interests in shares held by or on behalf of persons other than a Depositary with respect to shares held by such Depositary shall be taken into account for all purposes of Articles 274 through 295.

280.
An acquisition is a Permitted Acquisition (or, in the case of Article 280(c), an acquisition will become a Permitted Acquisition upon completion of the making and implementation of a Mandatory Offer in accordance with, and compliance with the other provisions of, Article 280(c)) if:

(a)
the board consents to the acquisition or the acquisition is pursuant to an offer made by or on behalf of an acquirer that is recommended by the board; or

(b)
the acquisition is made as a result of a voluntary offer made and implemented, save to the extent that the board determines otherwise:

(i)
for all of the issued and outstanding shares of the Company (except not necessarily for those already held by the acquirer);

(ii)
in cash (or accompanied by a cash alternative);

(iii)
at a price not less than the highest price at which the acquirer (or any person acting in concert with it) has acquired or been issued shares in the 12 month period prior to such offer being made;

(iv)
with the offer being open for acceptances for at least 14 days after such offer becomes or is declared unconditional as to acceptances;

(v)
a condition of the offer must be that the offer will not become or be declared unconditional as to acceptances unless the acquirer has acquired or agreed to acquire (either pursuant to the offer or otherwise) shares carrying over 75 per cent. of the voting rights of the Company; and

(vi)
the offer shall be otherwise made and implemented by the acquirer in accordance with the provisions of the City Code (as if the City Code applied to the Company); or

(c)
the acquisition is made pursuant to a single transaction which causes a breach of a Limit (otherwise than as a result of a Permitted Acquisition) and provided that:

(i)
no further acquisitions are made by the acquirer (or any persons determined by the board to be acting in concert with him) other than: (A) pursuant to a Mandatory Offer made in accordance with Article 280(c)(ii) or (B) that are Permitted Acquisitions under Article 280(a) or (d), provided that no such further acquisition (other than pursuant to a Mandatory Offer made in accordance with Article 280(c)(ii)) shall be or become, in any event, a Permitted Acquisition under this Article 280(c); and

(ii)
the acquirer makes, within seven days of such further acquisition, and does not subsequently withdraw, an offer which, except to the extent the board determines otherwise, is made and implemented in accordance with Rule 9 and the other relevant provisions of the City Code (as if it so applied to the Company) (a Mandatory Offer), and is conditional on, but only on, the acquirer receiving acceptances as set out in Article 280(b)(v), and (for the avoidance of doubt) acquisitions pursuant to a Mandatory Offer shall (subject to compliance with the other provisions of this Article 280(c)) also be Permitted Acquisitions; or

  (d)
  the acquisition was approved previously by a special resolution passed by a general meeting of members if no votes are cast in favour of the resolution by:

  (i)
  the person proposing to make the acquisition and any persons determined by the board to be acting in concert with him; or

  (ii)
  the persons (if any) from whom the acquirer (together with persons determined by the board to be acting in concert with him) has agreed to acquire shares or has otherwise obtained an irrevocable commitment in relation to the acquisition of shares by the acquirer or any persons determined by the board to be acting in concert with him; or

  (e)
  a person breaches a Limit only as a result of the circumstances referred to in Article 291.

281.
Unless the board determines otherwise, in the case of a Permitted Acquisition pursuant to Article 280(a), 280(b) or 280(c) above, an offer must also be made in accordance with Rule 15 of the City Code (as if Rule 15 applied to the Company, but excluding Rule 15(b) which shall not apply to the Company).

282.
No acquisition of any interest in shares which would give rise to a requirement for an offer pursuant to Article 280(c) may be made (and the board shall be entitled to refuse to register any transfer of shares effecting such acquisition) if the making or implementation of such offer would or might be dependent on the passing of a resolution at any meeting of shareholders of the acquirer or upon any other conditions, consents or arrangements without the permission of the board.

283.
Unless (a) the acquisition is a Permitted Acquisition; or (b) the board determines otherwise, an acquisition of an interest in shares is a Prohibited Acquisition if Rules 4 (Restrictions on dealings), 5 (Timing restrictions on acquisitions), 6 (Acquisitions resulting in an obligation to offer a minimum level of consideration), 8.1 (Disclosure by an Offeror), 8.4 (Disclosure by Concert Parties) or 11 (Nature of consideration to be offered) of the City Code would in whole or part apply to the acquisition if the Company were subject to the City Code and the acquisition of such interest in shares were made (or, if not yet made, would, if and when made, be) in breach of or otherwise would not comply with Rules 4, 5, 6, 8.1, 8.4 or 11 of the City Code.

284.
The board or such person appointed by the board has full authority to determine the application of Articles 274 through 295 inclusive including as to the deemed application of relevant parts of the City Code (as if it applied to the Company). Such authority shall include all discretion vested in the Panel on Takeovers and Mergers (as if the City Code applied to the Company). Any resolution or determination of, or decision or exercise of any discretion or power by, the board or such person appointed by the board acting in good faith and on such grounds as the board or such person appointed by the board shall reasonably consider appropriate, irrespective of whether such grounds would be considered reasonable by any other party with or without the benefit of hindsight, shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever and, in the absence of fraud, the board or such person appointed by the board shall not owe any duty of care to or have any liability to any person in respect of any cost, loss or expense as a result of any such resolution, determination, decision or exercise of any discretion or power. The board or such person appointed by the board shall not be required to give any reasons for any decision, determination, resolution or declaration taken or made in accordance with Articles 274 through 295 inclusive.

285.
The board may determine that at all times when the Company is in an offer period pursuant to Article 280(c) each member shall comply with the disclosure obligations set out in Rule 8 of the City Code as if the City Code applied to the Company.

286.
If a person incurs an obligation to make an offer under Article 280(c), the board may waive the requirement to make such an offer if sufficient interests in shares are disposed of within a limited period (being such period as the board may determine in the particular case being not less than seven days) to persons unconnected with such person, so that the percentage of shares carrying voting rights in which the person, together with persons acting in concert with him, is interested is reduced to below 30 per cent. in a manner satisfactory to the board.

287.
A receiver, liquidator or administrator of a company, or any other insolvency or bankruptcy official, is not required to make an offer under Article 280(c) when he acquires an interest in shares carrying 30 per cent. or more of the voting rights in the Company in his capacity as such, but Article 280(c) shall for the avoidance of doubt apply to a purchaser from such a person.

288.
If the board determines that a sale of shares (including Excess Shares) is required pursuant to Article 276(f) or 292, the board shall give such notices and make such requests for evidence of the disposal of any such shares as it may require, and the board may refuse the transfer of any such shares until the disposal required by Article 276(f) or 292 has been made to the satisfaction of the directors. In the event that any notice or request under this Article 288 has not been complied with to the satisfaction of the board and has not ceased to apply, the Company shall, so far as it is able, make a disposal of such shares, as the agent for the registered holder thereof or the person entitled by transmission from such holder. Such disposal shall be made or sought to be made by the Company in such manner, at such time and on such terms as the board determines in its absolute discretion to be appropriate. For the purposes of effecting any disposal under this Article 288, any one or more of the directors may, and the board may authorise any officer or employee of the Company to, act as the attorney(s) of any member in relation to the execution of documents and other actions to be taken for the sale of shares (including Excess Shares) determined by the board under Articles 274 through 295 inclusive.

289.
No nominee of an acquirer or persons acting in concert with it may be appointed as a director, nor may an acquirer or any persons acting in concert with it exercise the votes attaching to any shares until the relevant offer has been declared unconditional in all respects.

290.
If a director is affiliated with any acquirer or persons acting in concert with it under Articles 274 through 295 inclusive, he shall forthwith vacate his office if his resignation is requested by notice tendered at a meeting of the board by a majority of the other directors who are not so affiliated. For the purposes of this Article 290, like notices signed by each such director shall be effective as a single notice signed by all such directors.

291.
If as a consequence of the Company redeeming or purchasing its own shares, there is a resulting increase in the percentage of the voting rights attributable to any interest in shares held by a person or persons determined by the board to be acting in concert and such an increase would constitute a breach of any Limit, such an increase shall be deemed a Permitted Acquisition.

292.
Where an acquisition has been made that breaches a Limit and is a Permitted Acquisition by virtue of Article 280(c), the board may determine that some or all of the shares in which the acquirer is interested by virtue of such Permitted Acquisition must be sold (in accordance with Article 288 or otherwise) in the event that the corresponding Mandatory Offer required to be made under Article 280(c) is not successfully completed.

293.
If any provision under Articles 274 through 295 inclusive or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then:

(a)
such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent;

(b)
the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and

(c)
the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of Articles 274 through 295 inclusive.

  Each provision of Articles 274 through 295 inclusive is severable from every other provision of such Articles, and each part of each provision of such Articles is severable from every other part of such provision.

294.
Where used in Article 106 and Articles 274 through 295 inclusive, the phrases offer, interest in shares, acting in concert and voting rights shall have the meanings ascribed to them in the City Code.

295.
Articles 274 through 294 inclusive only apply whilst the City Code does not apply to the Company.

DISPUTE RESOLUTION

296.
The courts of England shall have exclusive jurisdiction to determine any dispute brought by a member in that member's capacity as such, or as a purported derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, against the Company or the board or any of the directors or officers individually (or against any combination of the foregoing persons), arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

297.
In no situation shall any director or officer owe any duty of any nature whatsoever to any member (in that member's capacity as such).

298.
Damages alone may not be an adequate remedy for any breach of Article 296 or Article 297, so that, in the event of a breach or anticipated breach, the remedies of injunction and an order for specific performance would in appropriate circumstances each be available.

299.
The governing law of the Articles is the substantive law of England and these Articles shall be interpreted in accordance with English law.

300.
For the purposes of Articles 296 and 297:

(a)
a dispute shall mean any dispute, controversy or claim;

(b)
references to Company shall be read so as to include each and any of the Company's subsidiary undertakings from time to time; and

(c)
director and officer shall be read so as to include each and any director and officer of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former director or officer of the Company.

APPENDIX

SUMMARY OF EXAMPLE TERMS

RIGHTS TO PURCHASE
ORDINARY SHARES OF
[HOLDCO] PLC

Subject to the provisions of the Statutes, so far as they apply to or affect [HoldCo] PLC (the Company), the board of directors of the Company (the Board) may exercise any power of the Company to establish a shareholders rights plan (the Rights Plan). The Rights Plan may be in such form as the Board shall in its absolute discretion decide and may in particular (but without restriction or limitation) include such terms as are described in this Summary of Example Terms.

Pursuant to the Rights Plan, the Board would declare and issue one purchase right (a Right) for each outstanding ordinary share, nominal value $[    •    ] per share, of the Company (the Ordinary Shares). Each Right would entitle the registered holder, upon payment to the Company of the price per Ordinary Share specified in the Rights Plan, to have delivered to such holder one Ordinary Share, subject to adjustment.

Until the earlier to occur of: (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (a group) has acquired beneficial ownership of 15 per cent. or more of the outstanding Ordinary Shares (such person or group, an Acquiring Person) or (ii) ten (10) business days (or such later date as may be determined by the Board) following the commencement of, or announcement of an intention to make, an offer by a person or group the consummation of which would result in the beneficial ownership of 15 per cent. or more of the outstanding Ordinary Shares being acquired by that person or group (the earlier of such dates being the Distribution Date), each Right would be associated with an individual Ordinary Share and the Rights would be transferred with and only with the Ordinary Shares.

After the Distribution Date, separate certificates evidencing the Rights (Right Certificates) would be mailed to (or credited to the account of) holders of record of the Ordinary Shares as of the close of business on the Distribution Date. Such separate Right Certificates would then evidence the Rights, and the Rights would then be separately transferable.

The Rights would not be exercisable until the Distribution Date. The Rights would expire on a date to be specified in the Rights Plan, unless the Rights were earlier redeemed or exchanged by the Company.

After the Distribution Date, each holder of a Right, other than Rights held by or on behalf of any Acquiring Person (which would thereupon become void), would thereafter have the right to receive upon exercise of a Right that number of Ordinary Shares having a market value of two times the exercise price for the Right.

In the event that, after a person or group were to become an Acquiring Person, Control (as defined in Article 25) of the Company were to be acquired by any other person or group, provisions would be made so that each holder of a Right (other than Rights held by or on behalf of an Acquiring Person which would have become void) would thereafter have the right to receive upon the exercise of a Right that number of shares of any such other person or group (or parent of any such other person or group) that at the time of such acquisition would have a market value of two times the exercise price of the Right.

At any time after any person or group were to become an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50 per cent. or more of the outstanding Ordinary Shares, the Board would have the authority to exchange or cause to be exchanged the Rights (other than Rights held by or all behalf of such

Acquiring Person, which would have become void), in whole or in part, for Ordinary Shares at an exchange ratio of one Ordinary Share per Right, subject to the receipt of any consideration required by applicable law to be received by the Company in respect of the same.

At any time before any person or group were to become an Acquiring Person, the Board would have the authority to redeem the Rights in whole, but not in part, at a price per Right to be specified in the Rights Plan (the Redemption Price).

Prior to the Distribution Date, the Board would have the authority, except with respect to the Redemption Price, to amend the Rights Plan in any manner, subject to applicable law and any restrictions set forth in the Articles. After the Distribution Date, the Board would have the authority, except with respect to the Redemption Price, to amend the Rights Plan in any manner that would not adversely affect the interests of holders of the Rights (other than Rights held by or on behalf of any Acquiring Person, which would have become void).

Prior to the exercise of a Right, a Right would not entitle the holder thereof to any rights as a member of the Company, including, without limitation, the right to vote or to receive dividends in respect of such Right.

ANNEX F—OCI'S ARTICLES OF ASSOCIATION

        The text of the Articles of Association of OCI N.V. below is an English translation of a Dutch document. In preparing the text below, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. However, to the extent differences may occur in translation, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms. The same or similar terminology may be used in jurisdictions outside the Netherlands to describe various legal concepts. However, the Dutch legal concepts will govern.

ARTICLES OF ASSOCIATION
OF
OCI N.V.
DATED 11 AUGUST 2015

ARTICLES OF ASSOCIATION:

Chapter 1. DEFINITIONS.

Article 1. Definitions and Construction.

1.1
In these Articles of Association, the following terms have the following meanings:

  Board means the board of the Company.

  Company means the company the internal organization of which is governed by these Articles of Association.

  Director means a member of the Board and refers to both an Executive Director and a Non-Executive Director.

  Executive Director means a Director appointed as Executive Director referred to in Article 13.1.

  Euroclear Netherlands means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., trading under the name Euroclear Nederland, being the central depositary as referred to in the Dutch Securities Giro Act.

  External Auditor has the meaning ascribed to that term in Article 24.1.

  General Meeting or General Meeting of Shareholders means the body of the Company consisting of those in whom as shareholder or otherwise the voting rights on shares are vested or a meeting of such persons (or their representatives) and other persons holding Meeting Rights.

  Meeting Rights means the right to be invited to General Meetings of Shareholders and to speak at such meetings, as a Shareholder or as a person to whom these rights have been attributed in accordance with Article 12.

  Non-Executive Director means a Director appointed as Non-Executive Director referred to in Article 13.1.

  Share means an ordinary share in the capital of the Company.

  Shareholder means a holder of one or more Shares. This includes a person holding co-ownership rights with regard to shares included in the Statutory Giro System.

  Statutory Giro System means the giro system as referred to in the Giro Securities Transactions Act (Wet giraal effectenverkeer).

1.2
A message in writing means a message transmitted by letter, by telecopier, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written is to be construed accordingly.

1.3
The Board and the General Meeting each constitutes a distinct body of the Company.

1.4
References to Articles refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

1.5
Unless the context otherwise requires, words and expressions contained and not otherwise defined in these Articles of Association bear the same meaning as in the Dutch Civil Code. References in these Articles of Association to the law are references to provisions of Dutch law as it reads from time to time.

Chapter 2. NAME, OFFICIAL SEAT AND OBJECTS.

Article 2. Name and Official Seat.

2.1
The Company's name is: OCI N.V.

2.2
The official seat of the Company is in Amsterdam, the Netherlands.

Article 3. Objects.

The objects of the Company are:

(a)
to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)
to finance businesses and companies;

(c)
to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)
to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)
to grant guarantees, to bind the Company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

(f)
to acquire, alienate, manage and exploit registered property and items of property in general;

(g)
to trade in currencies, securities and items of property in general;

(h)
to develop and trade in patents, trade marks, licenses, know-how, copyrights, data base rights and other intellectual property rights; and

(i)
to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Chapter 3. SHARE CAPITAL AND SHARES.

Article 4. Authorised Capital and Shares.

4.1
The authorised capital of the Company amounts to six billion euro (EUR 6,000,000,000).

4.2
The authorised capital is divided into three hundred million (300,000,000) Shares, having a nominal value of twenty euro (EUR 20) each.

4.3
All Shares will be registered Shares. No share certificates will be issued.

Article 5. Shareholders' register.

5.1
The Company must keep a shareholders' register. The shareholders' register may consist of various parts which may be kept in different places and each may be kept in more than one copy and in more than one place as determined by the Board.

5.2
Shares included in the Statutory Giro System will be registered in the name of Euroclear Netherlands or an intermediary (as referred to in the Giro Securities Transactions Act). Holders of Shares that are not included in the Statutory Giro System, as well as each usufructuary and each pledgee of such Shares, are obliged to furnish their names and addresses to the Company in writing; these will be recorded in the shareholders' register. The Board will supply anyone recorded in the shareholders' register on request and free of charge with an extract from the register relating to his right to Shares.

5.3
The shareholders' register will be kept up to date. The signing of registrations and entries in the shareholders' register will be done by an Executive Director or the Company Secretary of the Company.

5.4
Article 2:85 of the Dutch Civil Code applies to the register of Shareholders.

Article 6. Resolution to Issue; Conditions of Issuance.

6.1
Shares may be issued pursuant to a resolution of the General Meeting. This competence concerns all non-issued Shares of the Company's authorised capital, except insofar as the competence to issue Shares is vested in the Board in accordance with Article 6.2 hereof.

6.2
Shares may be issued pursuant to a resolution of the Board, if and insofar as that board is designated to do so by the General Meeting. Such designation can be made each time for a maximum period of five years and can be extended each time for a maximum period of five years. A designation must determine the aggregate nominal value up to which Shares may be issued pursuant to a resolution of the Board. A resolution to make such designation must also determine how many shares of each class may be issued. A resolution of the General Meeting to designate the Board as a body of the Company authorised to issue Shares can only be withdrawn at the proposal of the Board, unless provided otherwise in the resolution to make the designation.

6.3
A resolution of the General Meeting to issue Shares or to designate the Board as a body of the Company authorised to do so can only take place at the proposal of the Board.

6.4
The foregoing provisions of this Article 6 apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.5
The body of the Company resolving to issue Shares must determine the issue price and the other conditions of issuance in the resolution to issue. It may be resolved that in respect of a legal merger or demerger to which the Company or one of its (in)direct subsidiaries is a party Shares are issued at the account of the reserves of the Company to shareholders of third parties involved in such merger or demerger.

Article 7. Pre-emptive Rights.

7.1
Upon the issuance of Shares, each holder of Shares will have pre-emptive rights in proportion to the aggregate nominal value of his Shares. A Shareholder will not have the pre-emptive rights in respect of Shares issued against a non-cash contribution. Nor will the Shareholder have pre-emptive rights in respect of Shares issued to employees of the Company or of a group company (groepsmaatschappij).

7.2
Prior to each individual issuance, the pre-emptive rights may be restricted or excluded by a resolution of the General Meeting. However, with respect to an issue of Shares pursuant to a resolution of the Board, the pre-emptive rights can be restricted or excluded pursuant to a resolution of the Board if and insofar as that board is designated authorised to do so by the General Meeting. The provisions of Articles 6.1 and 6.2 apply by analogy.

7.3
A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate the Board as a body of the Company authorised to do so can only be adopted at the proposal of the Board.

7.4
If a proposal is made to the General Meeting to restrict or exclude the pre-emptive rights, the reason for such proposal and the choice of the intended issue price must be set forth in the proposal in writing.

7.5
A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate the Board as the body of the Company authorised to do so requires a majority of not less than two-thirds of the votes cast, if less than one-half of the Company's issued capital is represented at the meeting.

7.6
When rights are granted to subscribe for Shares, the Shareholders will have pre-emptive rights in respect thereof; the foregoing provisions of this Article 7 apply by analogy. Shareholders will have no pre-emptive rights in respect of Shares issued to a person exercising a right to subscribe for Shares previously granted.

Article 8. Payment on Shares.

8.1
Upon issuance of a Share, the full nominal value thereof must be paid-up, as well as the difference between the two amounts if the Share is subscribed for at a higher price, without prejudice to the provisions of Section 2:80 subsection 2 of the Dutch Civil Code.

8.2
Payment for a Share must be made in cash insofar as no contribution in any other form has been agreed on.

8.3
With respect to Shares issued pursuant to a resolution of the Board, the Board may decide that the issuance takes place at the expense of the reserves of the Company.

8.4
The Board is authorised to enter into legal acts relating to non-cash contributions and the other legal acts referred to in Section 2:94 of the Dutch Civil Code without the prior approval of the General Meeting.

8.5
Payments for Shares and non-cash contributions are furthermore subject to the provisions of Sections 2:80, 2:80a, 2:80b and 2:94b of the Dutch Civil Code.

Article 9. Own Shares.

9.1
When issuing Shares, the Company may not subscribe for its own Shares. The Company is entitled to acquire its own fully paid-up Shares, or depositary receipts for Shares with due observance of the relevant statutory provisions.

9.2
Acquisition for valuable consideration is permitted only if the General Meeting has authorised the Board to do so. Such authorization will be valid for a period not exceeding eighteen months. The General Meeting must determine in the authorization the number of Shares or depositary receipts for Shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

9.3
The Company may, without authorisation by the General Meeting, acquire its own Shares for the purpose of transferring such Shares to employees of the Company or of a group company (groepsmaatschappij) under a scheme applicable to such employees, provided such Shares are quoted on the price list of a stock exchange.

9.4
Article 9.2 does not apply to Shares or depositary receipts for Shares which the Company acquires by universal succession in title.

9.5
No voting rights may be exercised in the General Meeting with respect to any Share held by the Company or by a subsidiary (dochtermaatschappij), or any Share for which the Company or a subsidiary (dochtermaatschappij) holds the depositary receipts. No payments will be made on Shares which the Company holds in its own share capital.

9.6
The Board is authorised to alienate Shares held by the Company or depositary receipts for Shares.

9.7
Own Shares and depositary receipts for Shares are furthermore subject to the provisions of Sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, 2:98c, 2:98d and 2:118 of the Dutch Civil Code.

Article 10. Reduction of the Issued Capital.

10.1
The General Meeting may, but only at the proposal of the Board, resolve to reduce the Company's issued capital:

(a)
by cancellation of Shares; or

(b)
by reducing the nominal value of Shares by amendment of the Articles of Association.

    The Shares in respect of which such resolution is passed must be designated therein and provisions for the implementation of such resolution must be made therein.

10.2
A resolution to cancel Shares can only relate to Shares held by the Company itself or of which it holds the depositary receipts.

10.3
Reduction of the nominal value of the Shares with or without repayment shall take place proportionately on all Shares. The requirement of proportion may be deviated from with the consent of all Shareholders concerned.

10.4
A reduction of the issued capital of the Company is furthermore subject to the provisions of Sections 2:99 and 2:100 of the Dutch Civil Code.

Article 11. Transfer of Shares.

11.1
The transfer of rights a Shareholder holds with regard to Shares included in the Statutory Giro System must take place in accordance with the provisions of the Dutch Securities Giro Act.

11.2
The transfer of Shares not included in the Statutory Giro System requires an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement must be made in the instrument or by a dated statement of acknowledgement on the instrument or on a copy or extract thereof and signed as a true copy by a civil law notary or the transferor. Official service of such instrument or such copy or extract on the Company is considered to have the same effect as an acknowledgement.

11.3
A transfer of Shares from the Statutory Giro System is subject to the restrictions of the Dutch Securities Giro Act and is further subject to approval of the Board.

Article 12. Usufruct in Shares and Pledging of Shares; Depositary Receipts for Shares.

12.1
The provisions of Articles 11.1 and 11.2 apply by analogy to the creation or transfer of a right of usufruct in Shares. Whether the voting rights attached to the Shares on which a right of usufruct is created, are vested in the Shareholder or the usufructuary, is determined in accordance with Section 2:88 of the Dutch Civil Code. Shareholders, with or without voting rights, and the usufructuary with voting rights hold Meeting Rights. An usufructuary without voting rights does not hold Meeting Rights.

12.2
The provisions of Articles 11.1 and 11.2 apply by analogy to the pledging of Shares. Shares may also be pledged as an undisclosed pledge: in such case, Section 3:239 of the Dutch Civil Code applies by analogy. No voting rights and/ or Meeting Rights accrue to the pledgee of Shares.

12.3
Holders of depositary receipts for Shares are not entitled to Meeting Rights, unless the Company, explicitly granted these rights by a resolution to that effect of the Board.

Chapter 4. THE BOARD.

Article 13. Directors.

13.1
The Board consists of one or more Executive Directors and two or more Non-Executive Directors.

13.2
The exact number of Directors, as well as the number of Executive Directors and Non-Executive Directors, is determined by the General Meeting, taking into account Article 13.1.

13.3
The Board appoints one of the Executive Directors as Chief Executive Officer. In addition, the Board may grant other titles to an Executive Director.

13.4
Only individuals can be Non-Executive Directors.

13.5
The Company must have a policy with respect to the remuneration of the Board. This policy is determined by the General Meeting; the Board will make a proposal to that end. The remuneration policy will include at least the subjects described in Sections 2:383c through 2:283e of the Dutch Civil Code, to the extent these subjects concern the Board. The Executive Directors shall not participate in the discussion and decision-making process of the Board on this.

13.6
The authority to establish remuneration and other terms of service for Executive Directors is vested in the Board. The Executive Directors shall not participate in the discussion and decision-making process of the Board on this.

13.7
The authority to establish remuneration for Non-Executive Directors is vested in the General Meeting.

Article 14. Appointment and Removal.

14.1
Directors are appointed by the General Meeting. A Director shall be appointed either as an Executive Director or as a Non-Executive Director. Each Director will be appointed for a term of not more than four (4) years.

14.2
The Board may nominate one or more candidates for each vacancy. The Executive Directors shall not participate in the discussion and decision-making process of the Board on making nominations for the appointment of Directors.

14.3
A nomination for appointment of a Director shall state the candidate's age and the positions he holds or has held, in so far as these are relevant for the performance of the duties of a Director. A nomination for appointment must be accounted for by giving reasons for it.

14.4
A resolution from the General Meeting to appoint a Director other than in accordance with a nomination by the Board, may only be adopted by an absolute majority of the votes cast, representing more than one third of the issued capital of the Company.

14.5
At the General Meeting of Shareholders only candidates whose names are stated on the agenda of the meeting can be voted on for appointment as Director. If no appointment is made of a candidate nominated by the Board, the Board has the right to nominate a new candidate at a next meeting.

14.6
Each Director may be removed by the General Meeting at any time.

14.7
Each Director may be suspended by the General Meeting at any time. An Executive Director may also be suspended by the Board. A suspension may be extended one or more times, but may not last longer than three months in aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end. A suspension can be ended by the General Meeting at any time.

14.8
A resolution to suspend or remove other than on the proposal of the Board, may only be adopted by an absolute majority of the votes cast, representing more than one third of the issued capital of the Company. The Executive Directors shall not participate in the discussion and decision-making process of the Board on making nominations for suspension and removal.

14.9
On re-appointment of a Director the provisions of this Article 14 regarding appointment of a Director apply by accordingly.

Article 15. Chairman.

15.1
The Board appoints a Non-Executive Director as Chairman of the Board for a term to be determined by the Board.

15.2
The Board may appoint one or more other Non-Executive Directors as Vice-Chairman of the Board for a term to be determined by the Board.

Article 16. Duties and Powers, Allocation of Duties.

16.1
The Board is entrusted with the management of the Company. In the exercise of their duties, the Directors must be guided by the interests of the Company and the business connected with it. Each Director is responsible for the general course of affairs.

16.2
The Executive Directors are charged with the daily management of the business related to the Company.

16.3
The Non-Executive Directors must supervise the performance of duties by the Executive Directors as well as the general course of affairs of the Company and the business connected with it. They will also be charged with the duties assigned to them pursuant these Articles of Association or by the Board.

16.4
In addition to Articles 16.2 and 16.3 the Board may assign duties and powers to individual Directors and/or committees that are composed of two or more Directors. This may also include a delegation of resolution-making power, provided this is laid down in writing. A Director to whom and a committee to which powers of the Board are delegated, must comply with the rules set in relation thereto by the Board.

Article 17. Representation.

17.1
The Board is authorised to represent the Company. Each Executive Director and the Chairman is also solely authorised to represent the Company.

17.2
The Board may appoint officers with general or limited power of representation. Each of these officers may represent the Company subject to the limitations relating to his power. Their titles shall be determined by the Board.

Article 18. Meetings; Decision-making Process.

18.1
The Board meets as often as deemed desirable by the Chairman, the Chief Executive Officer or one-third (1/3) of the Directors, but at least four (4) times each financial year. The meeting is presided by the Chairman, or in his absence a Vice-Chairman, of the Board. Minutes of the proceedings at the meeting must be kept.

18.2
Except as provided otherwise in these articles of association Board resolutions are adopted by absolute majority of the votes cast. If there is a tie in voting, the Chairman has a decisive vote.

18.3
The following Board resolutions can only be taken with the consent of the majority of the Non-Executive Directors:

(a)
the issuance of Shares or granting of rights to subscribe for Shares, as well as to limit or exclude the pre-emption rights as referred to in Articles 6.2 and 7.2;

(b)
the proposal to issue Shares, to designate another corporate body authorised to issue shares or grant rights to subscribe for Shares, as well as to make the proposal to limit or exclude the pre-emption rights as referred to in Articles 6.3 and 7.3;

(c)
the acquisition or alienation of Shares in its own capital or depositary receipts thereof as referred to in Articles 9.2 and 9.6;

(d)
temporarily entrust duties and powers of an Executive Director to another Executive Director, a Non-Executive Director, a former Director or another person as referred to in Article 20.2;

(e)
determine which part of the profits—the positive balance on the profit and loss account—is added to the reserves as referred to in Article 26.1;

(f)
the proposal to make distributions from the Company's distributable reserves as referred to in Article 26.3;

(g)
resolve to distribute an interim dividend as referred to in Article 26.4; and

(h)
the proposal to make a dividend payment on Shares wholly or partly in shares in the Company as referred to in Article 26.5.

18.4
The Board may designate further resolutions which also require the consenting vote of a majority of the Non-Executive Directors. These further resolutions must be clearly specified and laid down in writing.

18.5
Resolutions of the Board can be adopted either in or outside a meeting.

18.6
Decisions taken at a meeting of the Board shall only be valid if the majority of the Directors is present or represented at the meeting. However, the Board may designate types of resolutions which are subject to a deviating requirement. These types of resolutions and the nature of the deviation must be clearly specified and laid down in writing.

18.7
Meetings of the Board may be held by means of an assembly of the Directors in person in a formal meeting or by conference call, video conference or by any other means of communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

18.8
For adoption of a resolution other than at a meeting, it is required that the proposal is submitted to all Directors, none of them has objected to the relevant manner of adopting resolutions and such majority of the Directors as determined pursuant to Article 18.6 has expressly consented to the relevant manner of adopting resolutions. In the next meeting held after such consultation of Directors, the Chairman of that meeting shall inform about the results of the consultation.

18.9
Third parties may rely on a written declaration by the Chairman or a Vice-Chairman of the Board, or by the Company Secretary, concerning resolutions adopted by the Board or a committee thereof. Where it concerns a resolution adopted by a committee, third parties may also rely on a written declaration by the chairman of such committee.

18.10
The Board may establish additional rules regarding its working methods and decision-making process.

Article 19. Conflicts of Interests.

19.1
A Director having a conflict of interests as referred to in Article 19.2 or an interest which may have the appearance of such a conflict of interests (both a (potential) conflict of interests) must declare the nature and extent of that interest to the other Directors. If the (potential) conflict of interests concerns all Directors, this declaration must be made to the General Meeting as well.

19.2
A Director may not participate in deliberating or decision-making within the Board, if with respect to the matter concerned he has a direct or indirect personal interest that conflicts with the interests of the Company and the business connected with it. This prohibition does not apply if the conflict of interests exists for all Directors.

19.3
A conflict of interests as referred to in Article 19.2 only exists if in the situation at hand the Director must be deemed to be unable to serve the interests of the Company and the business connected with it with the required level of integrity and objectivity. If a transaction is proposed in which apart from the Company also an affiliate of the Company has an interest, then the mere fact that a Director holds any office or other function with the affiliate concerned or another affiliate, whether or not it is remunerated, does not mean that a conflict of interests as referred to in Article 19.2 exists.

19.4
The Director who in connection with a (potential) conflict of interests renounces to exercise, or who pursuant to Article 19.2 may not exercise, certain duties and powers will insofar be regarded as a Director who is unable to perform his duties (belet).

19.5
A (potential) conflict of interests does not affect the authority concerning representation of the Company set forth in Article 17.1. The General Meeting may, ad hoc or otherwise, determine that, in addition, one or more persons will be authorised pursuant to this Article 19.5 to represent the Company in matters in which a (potential) conflict of interests exists between the Company and one or more Directors.

Article 20. Vacancy or Inability to Act.

20.1
If a seat on the Board is vacant (ontstentenis) or a Director is unable to perform his duties (belet), the remaining Directors or Director will be temporarily entrusted with the management of the Company.

20.2
If the seats of one or more Executive Directors are vacant or one or more Executive Directors are unable to perform his duties, the Board may temporarily entrust duties and powers of an Executive Director to another Executive Director (if any is remaining), a Non-Executive Directors, former Directors or another person.

20.3
If all seats on the Board are vacant or all Directors or the sole Director, as the case may be, are unable to perform their duties, the management of the Company will be temporarily entrusted to one or more persons designated for that purpose by the General Meeting.

20.4
When determining to which extent Directors are present or represented, consent to a manner of adopting resolutions, or vote, no account will be taken of vacant board seats and Directors who are unable to perform their duties.

Article 21. Company Secretary.

21.1
The Board may appoint a Company Secretary and is authorised to replace him at any time.

21.2
The Company Secretary holds the duties and powers vested in him pursuant to these Articles of Association or a resolution of the Board.

21.3
In absence of the Company Secretary, his duties and powers are exercised by his deputy, if designated by the Board.

Article 22. Approval of Board Resolutions.

22.1
The Board requires the approval of the General Meeting for resolutions entailing a significant change in the identity or character of the Company or its business, in any case concerning:

(a)
the transfer of (nearly) the entire business of the Company to a third party;

(b)
entering into or terminating a long term cooperation between the Company or a subsidiary (dochtermaatschappij) and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the Company;

(c)
acquiring or disposing of a participation in the capital of a company if the value of such participation is at least one third of the sum of the assets of the Company according to its balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of the Company, by the Company or a subsidiary (dochtermaatschappij).

22.2
The absence of approval required pursuant to this Article 22.1 will not affect the authority of the Board or its members to represent the Company.

Chapter 5. ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 23. Financial Year and Annual Accounts.

23.1
The Company's financial year is the calendar year.

23.2
Annually, not later than four months after the end of the financial year, the Board must prepare annual accounts and deposit the same for inspection by the Shareholders and other persons holding Meeting Rights at the Company's office. Within the same period, the Board must also deposit the annual report for inspection by the Shareholders and other persons holding Meeting Rights.

23.3
The annual accounts must be signed by the Directors. If the signature of one or more of them is missing, this will be stated and reasons for this omission will be given.

23.4
The Company must ensure that the annual accounts, the annual report and the information to be added by virtue of the law are kept at its office as of the day on which notice of the annual General Meeting of Shareholders is given. Shareholders and other persons holding Meeting Rights may inspect the documents at that place and obtain a copy free of charge.

23.5
The annual accounts, the annual report and the information to be added by virtue of the law are furthermore subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

23.6
The annual accounts will be presented in United States Dollars, unless the General Meeting resolves otherwise.

Article 24. External Auditor.

24.1
The General Meeting of Shareholders will commission an organization in which certified public accountants cooperate, as referred to in Section 2:393 subsection 1 of the Dutch Civil Code (an External Auditor) to examine the annual accounts drawn up by the Board in accordance with the provisions of Section 2:393 subsection 3 of the Dutch Civil Code.

24.2
The External Auditor is entitled to inspect all of the Company's books and documents and is prohibited from divulging anything shown or communicated to it regarding the Company's affairs except insofar as required to fulfil its mandate. Its fee is chargeable to the Company.

24.3
The External Auditor will present a report on its examination to the Board. In this it will address at a minimum its findings concerning the reliability and continuity of the automated data processing system.

24.4
The External Auditor will report on the results of its examination, in an auditor's statement, regarding the accuracy of the annual accounts.

24.5
The annual accounts cannot be adopted if the General Meeting has not been able to review the auditor's statement from the External Auditor, which statement must have been added to the annual accounts, unless the information to be added to the annual accounts states a legal reason why the statement has not been provided.

Article 25. Adoption of the Annual Accounts and Release from Liability.

25.1
The General Meeting will adopt the annual accounts.

25.2
At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, it will be separately proposed that the Directors be released from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts and/or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts.

Article 26. Profits and Distributions.

26.1
The Board may decide that the profits realised during a financial year will fully or partially be appropriated to increase and/or form reserves.

26.2
The profits remaining after application of Article 26.1 shall be put at the disposal of the General Meeting. The Board shall make a proposal for that purpose. A proposal to pay a dividend shall be dealt with as a separate agenda item at the General Meeting of Shareholders.

26.3
Distributions from the Company's distributable reserves are made pursuant to a resolution of the General Meeting at the proposal of the Board.

26.4
Provided it appears from an interim statement of assets signed by the Board that the requirement mentioned in Article 26.8 concerning the position of the Company's assets has been fulfilled, the Board may make one or more interim distributions to the holders of Shares.

26.5
The Board may decide that a distribution on Shares shall not take place as a cash payment but as a payment in Shares, or decide that holders of Shares shall have the option to receive a distribution as a cash payment and/or as a payment in Shares, out of the profit and/or at the expense of reserves, provided that the Board is designated by the General Meeting pursuant to Articles 6.2. The Board shall determine the conditions applicable to the aforementioned choices.

26.6
The Company's policy on reserves and dividends shall be determined and can be amended by the Board. The adoption and thereafter each amendment of the policy on reserves and dividends shall be discussed and accounted for at the General Meeting of Shareholders under a separate agenda item.

26.7
The Company may further have a policy with respect to profit participation for employees which policy will be established by the Board.

26.8
Distributions may be made only insofar as the Company's equity exceeds the amount of the paid in and called up part of the issued capital, increased by the reserves which must be kept by virtue of the law or these Articles of Association.

Article 27. Payment of and Entitlement to Distributions.

27.1
Dividends and other distributions will be made payable pursuant to a resolution of the Board within four weeks after adoption, unless the Board sets another date for payment.

27.2
A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed after the day of payment.

27.3
For all dividends and other distributions in respect of Shares included in the Statutory Giro System the Company will be discharged from all obligations towards the relevant Shareholders by placing those dividends or other distributions at the disposal of, or in accordance with the regulations of, Euroclear Netherlands.

Chapter 6. THE GENERAL MEETING.

Article 28. Annual and Extraordinary General Meetings of Shareholders.

28.1
Each year, though not later than in the month of June, a General Meeting of Shareholders will be held.

28.2
The agenda of such meeting will include the following subjects for discussion:

(a)
appointment and dismissal of Directors (if applicable);

(b)
discussion of the annual report;

(c)
discussion and adoption of the annual accounts;

(d)
dividend proposal (if applicable);

(e)
appointment of an External Auditor;

(f)
other subjects presented for discussion by the Board and announced with due observance of the provisions of these Articles of Association, as for instance (i) release of the Directors from liability; (ii) discussion of the policy on reserves and dividends; (iii) designation of a body of the Company authorised to issue Shares; and/or (iv) authorisation of the Board to make the Company acquire own Shares or depositary receipts for Shares.

28.3
Other General Meetings of Shareholders will be held whenever the Board deems such to be necessary, without prejudice to the provisions of Sections 2:108a, 2:110, 2:111 and 2:112 of the Dutch Civil Code.

28.4
If the Company has instituted a works council pursuant to Dutch statutory provisions, then:

(a)
a proposal to appoint, suspend or remove a Board member;

(b)
a proposal to determine or modify the remuneration policy referred to in Article 13.5; or

(c)
a proposal to approve a resolution as referred to in Article 22.1,

  will not be submitted to the General Meeting until the works council has been given the opportunity to take a position with respect thereto, timely prior to the date notice of the relevant General Meeting of Shareholders is given. The chairperson of the works council, or a member of the works council appointed by him, will be given the opportunity to explain the position of the works council in the General Meeting of Shareholders. The absence of a position of the works council will not affect the validity of the resolution-making in the General Meeting.

28.5
For the purpose of Article 28.4, the term works council is deemed to also include the works council of the business of a subsidiary (dochtermaatschappij), provided the majority of the employees of the Company and its subsidiaries (dochtermaatschappijen) are employed within the Netherlands. If there is more than one works council, these councils must exercise their powers jointly. If a central works council has been instituted for the business or businesses involved, the powers of the works council accrue to this central works council. The powers of the works council referred to in Article 28.4 only apply if and insofar as prescribed by Sections 2:107a, 2:134a, 2:135 and 2:144a of the Dutch Civil Code.

Article 29. Notice and Agenda of Meetings.

29.1
Notice of General Meetings of Shareholders will be given by the Board or its Chairman.

29.2
Notice of the meeting must be given with due observance of the statutory notice period.

29.3
The notice of the meeting will state:

(a)
the subjects to be dealt with;

(b)
venue and time of the meeting;

(c)
the requirements for admittance to the meeting as described in Articles 33.2, and 33.3, as well as the information referred to in Article 34.3 (if applicable); and

(d)
the address of the Company's website, and such other information as may be required by law.

29.4
Further communications which must be made to the General Meeting pursuant to the law or these Articles of Association can be made by including such communications either in the notice, or in a document which is deposited at the Company's office for inspection, provided a reference thereto is made in the notice itself.

29.5
Shareholders and/or other persons holding Meeting Rights, who, alone or jointly, meet the requirements set forth in Section 2:114a subsection 2 of the Dutch Civil Code will have the right to request the Board to place items on the agenda of the General Meeting of Shareholders, provided the reasons for the request must be stated therein and the request must be received by the chairman of the Board in writing at least sixty (60) days before the date of the General Meeting of Shareholders.

29.6
The notice will be given in the manner stated in Article 35.

Article 30. Venue of Meetings.

General Meetings of Shareholders can be held in Amsterdam or Haarlemmermeer (including Schiphol Airport), at the choice of those who call the meeting.

Article 31. Chairman of the Meeting.

31.1
The General Meetings of Shareholders will be presided over by the Chairman of the Board or his replacement. However, the Board may also appoint another chairman to preside over the meeting. The Chairman of the meeting will have all powers necessary to ensure the proper and orderly functioning of the General Meeting of Shareholders.

31.2
If the chairmanship of the meeting is not provided for in accordance with Article 31.1, the meeting will itself elect a chairman, provided that so long as such election has not taken place, the chairmanship will be held by a Board member designated for that purpose by the Board members present at the meeting.

Article 32. Minutes.

32.1
Minutes will be kept of the proceedings at the General Meeting of Shareholders by, or under supervision of, the Company Secretary, which will be adopted by the Chairman and the Corporate Secretary and will be signed by them as evidence thereof.

32.2
However, the Chairman may determine that notarial minutes will be prepared of the proceedings of the meeting. In that case the co-signature of the chairman will be sufficient.

Article 33. Rights at Meetings and Admittance.

33.1
Each Shareholder and each other person holding Meeting Rights is authorised to attend, to speak at, and to the extent applicable, to exercise his voting rights in the General Meeting of Shareholders. They may be represented by a proxy holder authorised in writing.

33.2
For each General Meeting of Shareholders a statutory record date will be applied, in order to determine in which persons voting rights and Meeting Rights are vested. The record date and the manner in which persons holding Meeting Rights can register and exercise their rights will be set out in the notice convening the meeting.

33.3
A person holding Meeting Rights or his proxy will only be admitted to the meeting if he has notified the Company of his intention to attend the meeting in writing at the address and by the date specified in the notice of meeting. The proxy is also required to produce written evidence of his mandate.

33.4
The Board is authorised to determine that the Meeting Rights and voting rights can be exercised by using an electronic means of communication. If so decided, it will be required that the each person holding Meeting Rights, or his proxy holder, can be identified through the electronic means of communication, follow the discussions in the meeting and, to the extent applicable, exercise the voting right. The Board may also determine that the electronic means of communication used must allow each person holding Meeting Rights or his proxy holder to participate in the discussions.

33.5
The Board may determine further conditions to the use of electronic means of communication as referred to in Article 33.4, provided such conditions are reasonable and necessary for the identification of persons holding Meeting Rights and the reliability and safety of the communication. Such further conditions will be set out in the notice of the meeting. The foregoing does, however, not restrict the authority of the chairman of the meeting to take such action as he deems fit in the interest of the meeting being conducted in an orderly fashion. Any non or malfunctioning of the means of electronic communication used is at the risk of the persons holding Meeting Rights using the same.

33.6
The Company Secretary will arrange for the keeping of an attendance list in respect of each General Meeting of Shareholders. The attendance list will contain in respect of each person with voting rights present or represented: his name, the number of votes that can be exercised by him and, if applicable, the name of his representative. The attendance list will furthermore contain the aforementioned information in respect of persons with voting rights who participate in the meeting in accordance with Article 33.4 or which have cast their votes in the manner referred to in Article 34.3. The chairman of the meeting can decide that also the name and other information about other people present will be recorded in the attendance list. The Company is authorised to apply such verification procedures as it reasonably deems necessary to establish the identity of the persons holding Meeting Rights and, where applicable, the identity and authority of representatives.

33.7
The Directors will have the right to attend the General Meeting of Shareholders in person and to address the meeting. They will have the right to give advice in the meeting. Also, the external auditor of the Company is authorised to attend and address the General Meetings of Shareholders.

33.8
The chairman of the meeting will decide upon the admittance to the meeting of persons other than those aforementioned in this Article 33, without prejudice to the provisions of Article 28.4.

Article 34. Adoption of Resolutions and Voting Power.

34.1
Each Share confers the right to cast one vote.

34.2
At the General Meeting of Shareholders, all resolutions must be adopted by an absolute majority of the valid votes cast, except in those cases in which the law or these Articles of Association require a greater majority. If there is a tie in voting, the proposal will thus be rejected.

34.3
The Board may determine that votes cast prior to the General Meeting of Shareholders by electronic means of communication or by mail, are equated with votes cast at the time of the General Meeting. Such votes may not be cast before the record date referred to in Article 33.2. Without prejudice to the provisions of Article 33 the notice convening the General Meeting of Shareholders must state how Shareholders may exercise their rights prior to the meeting.

34.4
Blank and invalid votes will be regarded as not having been cast.

34.5
The chairman of the meeting will decide whether and to what extent votes are taken orally, in writing, electronically or by acclamation.

34.6
When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or what portion of the Company's issued capital is represented, no account will be taken of Shares for which no votes can be cast by law.

Article 35. Notices and Announcements.

35.1
Notice of General Meetings of Shareholders will be given in accordance with the requirements of law and the requirements of regulation applicable to the Company pursuant to the listing of its Shares on the stock exchange of Euronext Amsterdam N.V.

35.2
The Board may determine that Shareholders and other persons holding Meeting Rights will be given notice of meetings exclusively by announcement on the website of the Company and/or through other means of electronic public announcement, to the extent in accordance with Article 35.1.

35.3
Shareholders and other persons holding Meeting Rights may also be given notice in writing. Barring proof to the contrary, the provision of an electronic mail address by a person holding Meeting Rights to the Company will constitute evidence of that Shareholder's consent to the sending of notices electronically.

35.4
The provisions of Articles 35.1, 35.2 and 35.3 apply by analogy to other announcements, notices and notifications to Shareholders and other persons holding Meeting Rights.

Chapter 7. AMENDMENT OF THE ARTICLES OF ASSOCIATION AND DISSOLUTION.

Article 36. Amendment of Articles of Association.

36.1
The General Meeting may pass a resolution to amend the Articles of Association or to dissolve the Company, with an absolute majority of the votes cast, but only on a proposal of the Board. Any such proposal must be stated in the notice of the General Meeting of Shareholders.

36.2
In the event of a proposal to the General Meeting of Shareholders to amend the Articles of Association, a copy of such proposal containing the verbatim text of the proposed amendment will be deposited at the Company's office, for inspection by Shareholders and other persons holding Meeting Rights, until the end of the meeting. Furthermore, a copy of the proposal will be made available free of charge to Shareholders and other persons holding Meeting Rights from the day it was deposited until the day of the meeting.

Article 37. Dissolution and Liquidation.

37.1
The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. The provision of Article 36.1 applies by analogy. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

37.2
In the event of the dissolution of the Company by resolution of the General Meeting, the Directors will be charged with effecting the liquidation of the Company's affairs, without prejudice to the provisions of Section 2:23 subsection 2 of the Dutch Civil Code.

37.3
During liquidation, the provisions of these Articles of Association will remain in force to the extent possible.

37.4
The balance remaining after payment of all debts and the costs of the liquidation will be distributed to the holders of Shares. All distributions shall be made in proportion to the number of Shares held by each Shareholder.

37.5
After liquidation, the Company's books and documents shall remain in the possession of the person designated for this purpose by the liquidators of the Company for the period prescribed by law.

37.6
The liquidation is otherwise subject to the provisions of Title 1, Book 2 of the Dutch Civil Code.

0 - 0 - 0

ANNEX G—OPINION OF MORGAN STANLEY

August 6, 2015

Board of Directors of CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL
60015-2590

Members of the Board:

        We understand that CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), Darwin Holdings Limited, a private company limited by shares incorporated under the law of England ("Holdco"), Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of Holdco ("MergerCo" and, together with Cambridge and Holdco, the "Cambridge Parties") and OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands ("Oxford") have entered into a Combination Agreement, dated as of August 6, 2015 (the "Agreement"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Agreement. The Agreement provides that, among other things, (a) Holdco will acquire from Oxford by a contribution by Oxford, directly or indirectly, to Holdco all of the Capital Stock held, directly or indirectly, by Oxford of the Purchased Companies other than Firewater One (such Capital Stock, the "Holdco-Purchased Equity Interests" and such contribution, the "Contribution"), (b) Cambridge (or its designee) will acquire from a subsidiary of Oxford shares representing 45% of the Capital Stock of Firewater One (the "Cambridge-Purchased Equity Interests" and together with the Holdco-Purchased Equity Interests, the "Purchased Equity Interests"), (c) in connection with the Contribution, Holdco will (i) issue to Oxford a number of shares of Holdco Common Stock in an amount equal to (A) the number of fully diluted shares of Cambridge Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) a fraction, the numerator of which is 256 and the denominator of which is 744, determined in accordance with the terms of the Agreement (the "Base Share Consideration") and (ii) pay to Oxford an amount in cash equal to $700,000,000 minus the Estimated Net Intercompany Payable and the Estimated Target Company Excess Net Debt (the "Election Consideration"); provided, however, Holdco may, subject to the terms of the Agreement, elect (the "Stock Election") to pay all or part of the Election Consideration in shares of Holdco Common Stock (any such portion, the "Election Amount"), in which case the Election Consideration will be adjusted as set forth in the Agreement, (d) Cambridge will pay to a subsidiary of Oxford for the Cambridge-Purchased Equity Interests an amount in cash equal to $517,500,000 (the "Firewater One Consideration" and together with the Base Share Consideration and the Election Consideration, as adjusted pursuant to Section 1.2 of the Agreement, the "Consideration") and (e) MergerCo will merge with and into Cambridge, as a result of which Cambridge will become a wholly-owned, direct or indirect, subsidiary of Holdco and each issued and outstanding share of Cambridge Common Stock (other than Excluded Shares) shall be converted into the right to receive one share of Holdco Common Stock (the "Merger Consideration") (all such transactions and the other transactions contemplated by the Agreement, the "Transactions"). The terms and conditions of the Transactions are more fully set forth in the Agreement.

        You have asked for our opinion as to whether the Consideration to be paid for the Purchased Equity Interests pursuant to the Agreement is fair from a financial point of view to Cambridge.

        For purposes of the opinion set forth herein, we have:

          (1)   Reviewed certain publicly available financial statements and other business and financial information of the Business and Cambridge, respectively;

          (2)   Reviewed certain internal financial statements and other financial and operating data concerning the Business and Cambridge, respectively;

          (3)   Reviewed certain financial projections concerning the Business prepared by the management of Oxford and modified and approved for our use by the management of Cambridge and certain financial projections concerning Cambridge prepared by the management of Cambridge;

          (4)   Reviewed information relating to certain strategic, financial, tax and operational benefits anticipated from the Transactions, prepared by the management of Cambridge;

          (5)   Discussed the past and current operations and financial condition and the prospects of Cambridge, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Transactions, with the management of Cambridge;

          (6)   Reviewed the pro forma impact of the Transactions on Cambridge's revenue, earnings, free cash flow, free cash flow per share and financial ratios;

          (7)   Reviewed the reported prices and trading activity for Cambridge Common Stock;

          (8)   Compared the financial performance of the Business and Cambridge with that of certain other publicly-traded companies comparable to the Business and Cambridge, respectively;

          (9)   Participated in certain discussions and negotiations among representatives of Oxford and Cambridge and their financial and legal advisors;

          (10) Reviewed the Agreement, the commitment letters from certain lenders (the "Commitment Letters") and certain related documents; and

          (11) Performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Cambridge and Oxford and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cambridge and Oxford of the future financial performance of the Business and of the management of Cambridge of the future financial performance of Cambridge. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Cambridge will obtain financing in accordance with the terms set forth in the Commitment Letters and that Cambridge will acquire the Cambridge Purchased Equity Interests and will pay the Firewater One Consideration as set forth in the Agreement. We have relied upon, without independent verification, the assessment by the management of Cambridge of: (i) the strategic, financial, tax and other benefits expected to result from the Transactions; (ii) the timing and risks associated with the integration of the Business with Cambridge; (iii) the ability to retain key employees of the Business and Cambridge, respectively; and (iv) the validity of, and risks associated with, the Business' and Cambridge's existing and future technologies, intellectual property, products, services and business models. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Cambridge Parties, the Business or the Purchased Companies or the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax, regulatory or accounting advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Cambridge and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

        We have not been asked to, nor do we express any view on, and our opinion does not address, any terms or aspects of the Agreement or the Transactions (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transactions, the Stock Election, any ongoing obligations of the Cambridge Parties or allocation of the Consideration or any other agreements or arrangements, contemplated by the Transactions, including the Ancillary Agreements and our opinion does not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Cambridge to enter into the Agreement. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Cambridge, Oxford or any of their respective subsidiaries, or any class of such persons, relative to the Consideration to be paid for the Purchased Equity Interests pursuant to the Agreement or otherwise. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Cambridge Parties, the Business, the Purchased Companies or Oxford. We have not made any independent valuation or appraisal of the assets or liabilities of the Business, the Purchased Companies, Cambridge or any of their subsidiaries, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of Cambridge in connection with the Transactions and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transactions. In addition, Morgan Stanley or one or more of its affiliates has made a commitment to provide bridge debt financing to Cambridge in connection with the Transactions, and will receive customary fees in relation to such commitment and any bridge financing provided. In the two years prior to the date hereof, we have provided financial advisory and financing services for Cambridge and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Cambridge and Oxford in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Cambridge, Oxford, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Cambridge and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Cambridge is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address what the value of Holdco Common Stock actually will be when issued in connection with the Transactions or the prices at which shares of Cambridge Common Stock or shares of Holdco Common Stock will trade at any time, including following consummation of the Transactions, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Cambridge should vote at the stockholders' meeting to be held in connection with the Transactions.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid for the Purchased Equity Interests pursuant to the Agreement is fair from a financial point of view to Cambridge.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ RICHARD H.M. ROBINSON
	Name:	Richard H.M. Robinson
	Title:	Managing Director

ANNEX H—OPINION OF GOLDMAN SACHS

PERSONAL AND CONFIDENTIAL

August 6, 2015

Board of Directors
CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL
60015-2590

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to CF Industries Holdings, Inc. (the "Company") of the Consideration (as defined below) to be paid for the Purchased Equity Interests (as defined below) pursuant to the Combination Agreement, dated as of August 6, 2015 (the "Agreement"), entered into by and among the Company, Darwin Holdings Limited ("Holdco"), Beagle Merger Company LLC, a wholly-owned subsidiary of Holdco ("MergerCo" and, together with the Company and Holdco, the "Cambridge Parties") and OCI N.V. ("OCI"). The Agreement provides that, among other things, (a) Holdco will acquire from OCI by a contribution by OCI, directly or indirectly, to Holdco all of the Capital Stock held, directly or indirectly, by OCI of the Purchased Companies other than Firewater One (such Capital Stock, the "Holdco-Purchased Equity Interests" and such contribution, the "Contribution"), (b) the Company (or its designee) will acquire from a subsidiary of OCI shares representing 45% of the Capital Stock of Firewater One (the "Cambridge-Purchased Equity Interests" and together with the Holdco-Purchased Equity Interests, the "Purchased Equity Interests"), (c) in connection with the Contribution, Holdco will (i) issue to OCI a number of shares of Holdco Common Stock in an amount equal to (A) the number of fully diluted shares of Cambridge Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) a fraction, the numerator of which is 256 and the denominator of which is 744, determined in accordance with the terms of the Agreement (the "Base Share Consideration") and (ii) pay to OCI an amount in cash equal to $700,000,000 minus the Estimated Net Intercompany Payable and the Estimated Target Company Excess Net Debt (the "Election Consideration"); provided, however, Holdco may, subject to the terms of the Agreement, elect (the "Stock Election") to pay all or part of the Election Consideration in shares of Holdco Common Stock (any such portion, the "Election Amount"), in which case the Election Consideration will be adjusted as set forth in the Agreement, (d) the Company will pay to a subsidiary of OCI for the Cambridge-Purchased Equity Interests an amount in cash equal to $517,500,000 (the "Firewater One Consideration" and together with the Base Share Consideration and the Election Consideration, as adjusted pursuant to Section 1.2 of the Agreement, the "Consideration") and (e) MergerCo will merge with and into the Company, as a result of which the Company will become a wholly-owned, direct or indirect, subsidiary of Holdco and each issued and outstanding share of Cambridge Common Stock (other than Excluded Shares) shall be converted into the right to receive one share of Holdco Common Stock (the "Merger Consideration") (all such transactions and the other transactions contemplated by the Agreement, the "Transactions"). The terms and conditions of the Transactions are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Agreement.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, OCI and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transactions. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which is contingent upon consummation of the Transactions, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman, Sachs & Co. has entered into financing commitments and agreements, together with another lender, in each case subject to the terms of such commitments and agreements and pursuant to which we will receive fees. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time, including having acted as a joint book-running manager with respect to the public offering by the Company of the 5.150% senior notes due 2034 (aggregate principal amount $750,000,000) and 5.375% senior notes due 2044 (aggregate principal amount $750,000,000) in March 2014; as a financial advisor to the Company in connection with a contemplated merger with Yara International ASA that was not consummated in October 2014; and as a participant in the Company's revolving credit facility (aggregate principal amount $1,500,000,000) since March 2015. We may also in the future provide financial advisory and/or underwriting services to the Cambridge Parties, OCI and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement and the Ancillary Agreements; annual reports to stockholders and Annual Reports on Form 10-K of the Company and annual reports to shareholders of OCI for the five fiscal years ended December 31, 2014; certain interim reports to stockholders or shareholders and Quarterly Reports on Form 10-Q of the Company and a subsidiary of OCI; certain other communications from the Company and OCI to their respective stockholders or shareholders; certain publicly available research analyst reports for the Company and OCI; audited and unaudited financial statements for the Business for the five fiscal years ended December 31, 2014, certain internal analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for the Business prepared by the management of OCI, as adjusted by the management of the Company, in each case, as approved for our use by the Company (the "Forecasts"), including certain operating, tax and structural synergies projected by the management of the Company to result from the Transactions, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Business and the Company; reviewed the reported price and trading activity for the shares of common stock of the Company and the ordinary shares of OCI, respectively; compared certain financial information for the Business and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Business, the Purchased Companies, the Cambridge Parties or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the

Cambridge Parties, the Business or the Purchased Companies or on the expected benefits of the Transactions in any way meaningful to our analysis, including that the Company will acquire the Cambridge Purchased Equity Interests and will pay the Firewater One Consideration as set forth in the Agreement. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid for the Purchased Equity Interests pursuant to the Agreement. We do not express any view on, and our opinion does not address, any terms or aspects of the Agreement or the Transactions, or any other agreements or arrangements contemplated by the Transactions, including the Ancillary Agreements, the Stock Election, any ongoing obligations of the Cambridge Parties or allocation of the Consideration, the fairness of the Transactions to, any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or the Purchased Companies, or any class of such persons in connection with the Transactions, whether relative to the Consideration to be paid for the Purchased Equity Interests pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Holdco Common Stock will trade at any time or the impact of the Transactions on the solvency or viability of the Cambridge Parties, the Purchased Companies or OCI or the ability of the Cambridge Parties, the Purchased Companies or OCI to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid for the Purchased Equity Interests pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

ANNEX I—OPINION OF ZAOUI & CO.

August 6, 2015

Board of Directors
OCI N.V.
Honthorststraat 19
1071 DC Amsterdam
The Netherlands

Members of the Board of Directors:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than CF Industries Holdings, Inc. ("CF Industries") and its affiliates) of the outstanding ordinary shares, par value €1.00 per share (the "Company Shares") of OCI N.V. (the "Company") of the Aggregate Consideration (as defined below) to be received by such holders pursuant to the terms of the Combination Agreement dated August 6, 2015 by and among CF Industries, Darwin Holdings Limited ("Holdco"), Beagle Merger Company LLC ("MergerCo") and the Company (the "Combination Agreement") in respect of the transactions contemplated by the Combination Agreement (the "Transactions"). All capitalized terms used but not defined in this opinion shall have the meaning ascribed to such term in the Combination Agreement. All currency amounts are in U.S. dollars unless otherwise indicated.

        Pursuant to the terms of the Combination Agreement, the Company will contribute to Holdco the Holdco-Purchased Equity Interests in exchange for (i) (a) a number of shares of Holdco Common Stock in an amount equal to (1) the product of (A) (I) the number of shares of Cambridge Common Stock issued and outstanding as of immediately prior to the Effective Time plus (II) the number of shares of Cambridge Common Stock subject to, underlying or issuable in connection with the vesting, settlement or exercise of all Cambridge Equity Rights as of immediately prior to the Effective Time (determined using the treasury stock method) multiplied by (B) a fraction, the numerator of which is 256 and the denominator of which is 744 and less (2) the Convertible Bond Share Reduction Amount, and (ii) $700,000,000 in cash minus the Estimated Net Intercompany Payable and the Estimated Target Company Excess Net Debt (the "Election Consideration"); provided, however, under certain circumstances at the written election of Holdco (a "Stock Election"), Holdco may elect to pay all or a portion of the Election Consideration (the "Election Amount") in the form of Holdco Common Stock in which case the Election Consideration shall be: (a) an amount in cash equal to $700,000,000 minus (1) the Estimated Net Intercompany Payable minus (2) the Estimated Target Company Excess Net Debt minus (3) the Election Amount, and (b) a number of shares of Holdco Common Stock in an amount equal to (1) the Election Amount divided by (2) the Cambridge Average Price (clauses (i) and (ii) collectively, the "Wholly Owned Entity Consideration"). A subsidiary of the Company will also convey to a direct or indirect subsidiary of Holdco the Cambridge-Purchased Equity Interests in exchange for $517,500,000 (the "Firewater One Consideration") payable by CF Industries to such subsidiary of the Company. The Firewater One Consideration and the Wholly Owned Entity Consideration are collectively referred to herein as the "Aggregate Consideration". The Aggregate Consideration may be adjusted pursuant to the terms of the Consideration Agreement. As part of the Transactions, MergerCo will merge with and into CF Industries, with CF industries surviving the merger as a wholly-owned subsidiary of Holdco.

        Zaoui & Co. S.A. has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with our engagement, a substantial portion of which is contingent upon consummation of the Transactions, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the two years prior to the date hereof, we have provided financial advisory services to the Company. We may also in the future provide financial advisory services to the Company and its affiliates or CF Industries and its affiliates (including Holdco) for which we may receive compensation.

        In connection with this opinion, we have reviewed, among other things, a draft of the Combination Agreement; annual reports to shareholders of the Company for the three fiscal years ended December 31, 2014; annual reports to shareholders of CF Industries for the three fiscal years ended December 31, 2014; certain interim reports to shareholders of each of the Company and CF Industries; certain other communications from the Company to its shareholders and from CF Industries to its shareholders; certain publicly available research analyst reports for the Company and CF Industries; certain financial forecasts for the Company prepared by the management of the Company (the "Company Forecasts"); certain financial forecasts for CF Industries prepared by the management of CF Industries (the "CFI Forecasts"); and certain operating and financial synergies projected by the management of CF Industries to result from the Transactions (the "Synergies"). We have also participated in discussions with members of the senior managements of the Company and CF Industries regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Company, CF Industries and Holdco; reviewed the reported price and trading activity for the Company Shares and Cambridge Common Stock; compared certain financial and stock market information for the Company and CF Industries with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent comparable business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. At your direction, our analysis relating to the business and financial prospects for the Company and for CF Industries for purposes of this opinion has been made on the basis of the Company Forecasts and the CFI Forecasts, respectively. We have assumed, with your consent, that the Company Forecasts and the CFI Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of the Company and CF Industries, respectively and that the Company Forecasts, the CFI Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company (with respect to the Company Forecasts) and of CF Industries (with respect to the CFI Forecasts and the Synergies). We have further assumed, with your consent, that after completion of the Transactions, the Company will be solvent under all relevant laws applicable to the Company. We have not made any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, CF Industries, Holdco or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, CF Industries or Holdco or on the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the draft Combination Agreement, and the Aggregate Consideration will be paid, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We do not express any opinion as to any tax or other consequences that may result from the Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.

        Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company. In arriving at our opinion, we did not conduct a process to solicit interest from any third party with respect to any business combination or other extraordinary transaction in each case involving the sale of all or substantially all of the capital stock and / or assets involving the Company. This opinion addresses only the fairness from a financial point of view to the holders (other than CF Industries and its affiliates) of Company Shares as of the date hereof, of the Aggregate Consideration to be received by such holders pursuant to the Combination Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Combination Agreement or Transactions or any term or aspect of any other agreement or instrument contemplated by the Combination Agreement or entered into or amended in connection with the Transactions, including, the form or structure of the Transactions or the likely timeframe in which the Transactions will be consummated, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the Aggregate Consideration to be received to the holders (other than CF Industries and its affiliates) of Company Shares pursuant to the Combination Agreement or otherwise. We are not expressing any opinion as to the prices at which Company Shares, Holdco Common Stock or Cambridge Common Stock will trade at any time. Our opinion is not a solvency opinion and does not in any way address the impact of the Transactions on the solvency or viability of the Company, CF Industries or Holdco or the ability of the Company, CF Industries or Holdco to pay their respective obligations when they come due and does not in any way address any fraudulent conveyance considerations. Our opinion is necessarily based on economic, monetary, fiscal, market, regulatory and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments, changes in law or regulation or events occurring after the date hereof, it being understood that subsequent developments may affect this opinion and the assumptions used in preparing it.

        Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and may not be used for any other purpose without our prior written consent, except that a true and complete copy of this opinion may be included in its entirety in any filing the Company, CF Industries or Holdco is required to make in connection with the Transactions if such inclusion is expressly required by applicable law. In addition, this opinion does not constitute a recommendation as to whether any holder of Company Shares should vote in favor of the Transactions.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders (other than CF Industries and its affiliates) of Company Shares pursuant to the Transactions is fair from a financial point of view to such holders.

Very truly yours,

/s/ Zaoui & Co. S.A.

ZAOUI & CO. S.A

ANNEX J—OPINION OF MERRILL LYNCH INTERNATIONAL

CONFIDENTIAL

5 August, 2015

The Board of Directors
OCI N.V.Honthorststraat 19
1071 DC Amsterdam
The Netherlands

Members of the Board of Directors:

        We understand that OCI N.V. ("OCI") proposes to enter into a Combination Agreement (the "Agreement") between, among others, OCI and CF Industries Holding, Inc. ("CF"), pursuant to which, among other things, OCI will cause to be contributed certain assets into a newly formed UK domiciled company ("Holdco") and CF will merge with a subsidiary of Holdco to become a wholly owned subsidiary of Holdco. We understand that pursuant to the Agreement (i) the assets being contributed by OCI to Holdco are OCI Fertilizer International B.V., OCI Nitrogen B.V., OCI Chem 1 B.V. and OCI Personnel B.V. (the "Equity Interests"); (ii) OCI will cause to be transferred 45% of the capital stock of Firewater One S.a.r.l,(the "Firewater Stake", and the Equity Interests and Firewater Stake combined being the "Business") to CF; and (iii) CF will merge with a subsidiary of Holdco to become a wholly owned subsidiary of Holdco (collectively, the "Transaction"). We further understand that pursuant to the Agreement, the consideration for the Transaction to be received by OCI, its subsidiaries or its shareholders will be:-

  •
  25.6% of the enlarged issued equity share capital of Holdco; plus

  •
  an additional $700m to be satisfied in either cash or additional share capital of Holdco at closing of the Transaction, as agreed pursuant to the terms of the Agreement; plus

  •
  $517.5 million in cash;

as more particularly described in, and subject to certain adjustments set forth in, the Agreement, such share and cash consideration together being the "Consideration" .

        The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to OCI of the Consideration to be received in the Transaction.

        In connection with this opinion, we have, among other things:

  (a)
  reviewed certain publicly available business and financial information relating to the Business and CF;

  (b)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Business furnished to or discussed with us by the management of OCI, including certain financial forecasts relating to the Business prepared by the management of OCI (such forecasts, "Business Forecasts");

  (c)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of CF furnished to us by the management of OCI, including certain financial forecasts relating to CF prepared by the management of CF (such forecasts, "Buyer Forecasts");

  (d)
  reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the "Synergies") anticipated by the management of CF to result from the Transaction, including synergies related to structure and tax ("Structural Synergies");

  (e)
  discussed the past and current business, operations, financial condition and prospects of the Business with members of senior management of OCI;

  (f)
  reviewed the trading history for CF common stock and a comparison of such trading histories with the trading histories of other companies we deemed relevant;

  (g)
  compared certain financial information of the Business and CF with similar information of companies we deemed relevant;

  (h)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (i)
  reviewed a draft, dated August 4, 2015, of the Agreement (the "Draft Agreement"); and

  (j)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of OCI that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Business Forecasts, we have been advised by OCI, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of OCI as to the future financial performance of the Business. With respect to the Buyer Forecasts and Synergies including Structural Synergies, we have been advised by OCI that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CF as to the future financial performance of CF. We have relied, at the direction of OCI, on the assessments of the management of CF as to CF's ability to achieve the Synergies including Structural Synergies, and have assumed, with the consent of OCI, that the Synergies including Structural Synergies will be realised in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OCI, the Business or CF, nor have we made any physical inspection of the properties or assets of OCI, the Business or CF. We have not evaluated the solvency or fair value of OCI, the Business or CF under any laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of OCI, that the Transaction will be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on OCI, the Business or the contemplated benefits of the Transaction. We also have assumed, at the direction of OCI, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

        We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. We have not considered, and express no opinion on, the impact of the Transaction on the remaining assets and business of OCI. We understand that, in connection with the Transaction, a call option may be granted by OCI to Holdco over the remainder of the equity share capital in Firewater One S.a.r.l. We have not considered and have not taken into account such call option or any value thereof in arriving at our opinion. We were not requested to, and we did not, participate in the negotiation of the terms of the Transaction, nor were we requested to, and we did not, provide any advice or services in connection with the Transaction other than the delivery of this opinion. We express no view or opinion as to any such matters. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the business or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, to OCI of the Consideration to be received in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to OCI or with respect to the Business or in which OCI might engage or as to the underlying business decision of OCI to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of any shares including Holdco shares actually will be when issued or the prices at which any shares including Holdco shares will trade at any time, including following announcement or consummation of the Transaction.

        We have acted as financial advisor to the Board of Directors of OCI in connection with the Transaction solely to render this opinion and will receive a fee for our services, a portion of which is payable upon the earlier of OCI entering into a definitive agreement to effect the Transaction and the rendering of this opinion. In addition, OCI has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of OCI, CF and certain of their respective affiliates.

        We and our affiliates in the past have provided, and in the future may provide, investment banking, commercial banking and other financial services to OCI and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) Joint Financial Advisor to Orascom Construction in connection with the demerger and dual listing on NASDAQ Dubai and the EGX of OCI's engineering and construction business; (ii) Mandated Lead Arranger for a bridge loan facility and a permanent financing in connection with OCI Beaumont; (iii) Lead Left Bookrunner in connection with the OCI Partners LP IPO; and (iv) Joint Bookrunner for a financing in connection with Orascom Construction Industries' nitrogen fertilizer plant.

        In addition, we and our affiliates in the past may have provided, currently may be providing, and in the future may provide, investment banking, commercial banking and other financial (including credit or financing) services to CF and may have received or in the future may receive compensation for the rendering of these services.

        It is understood that this letter is for the benefit and use of the Board of Directors of OCI (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors of OCI. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our EMEA Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction is fair, from a financial point of view, to OCI.

Yours faithfully,

/s/ Merrill Lynch International

MERRILL LYNCH INTERNATIONAL

ANNEX K—MATERIALS FOR OCI'S EXTRAORDINARY GENERAL MEETING AS
REQUIRED BY DUTCH LAW

[Letterhead OCI NV]

INVITATION TO THE EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS

OCI N.V. (the Company) invites its shareholders to the Extraordinary General Meeting of Shareholders (the EGM), to be held on [    •    ] 2016 at [    •    ] (CET) [    •    ] Amsterdam, the Netherlands.

Agenda

1.
Opening and announcements.

2.
Proposal to approve (within the meaning of Section 2:107a of the Dutch Civil Code) the distribution of the Company's European, North American and global distribution businesses in order to consummate the Combination (resolution).

3.
Proposal to increase the issued share capital and amendment of the articles of association of the Company (resolution).

4.
Proposal to decrease the issued share capital and amendment of the articles of association of the Company (resolution).

5.
Proposal to extend the designation of the Board of Directors as the authorised body to issue shares in the share capital of the Company (resolution).

6.
Proposal to extend the designation of the Board of Directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares (resolution).

7.
Questions and close of meeting.

The full agenda, including explanatory notes, and the proposals to amend the articles of association of the Company are available at the offices of the Company and can be accessed via the website www.oci.nl. Copies of these can also be obtained there free of charge, and via ABN AMRO Bank N.V. (ABN AMRO) by telephone: +31 (0)20 3442000 or by email: corporate.broking@nl.abnamro.com.

Registration date

For this EGM those who (i) on [    •    ], after processing of all entries and deletions, are registered as a shareholder at this date (the Registration Date) and (ii) have submitted their application to attend, will be considered as having the right to attend and to vote at the meeting.

Registration and application

A holder of shares who wishes to attend the meeting must register with ABN AMRO (via www.abnamro.com/evoting) as of the Registration Date and no later than [    •    ] 2016, 17:30 (CET). A confirmation by the intermediary in which administration the holder is registered for the shares must be submitted to ABN AMRO, stating that such shares were registered in his/her name on the Registration Date. With this confirmation, intermediaries are furthermore requested to include the full address details of the relevant holder in order to be able to verify the shareholding on the Registration Date in an efficient manner.

Holders of shares will receive from ABN AMRO, through their intermediaries, a certificate of deposit number that will serve towards admission to the meeting. They must present this certificate when registering for the meeting.

Proxy and voting instructions

Shareholders who are not in a position to attend the EGM in person may, without prejudice to the above with regard to application, grant an electronic proxy or grant a proxy in writing to a party of their choice, or to an independent third party: J.J.C.A. Leemrijse, civil law notary in Amsterdam, the Netherlands and/ or her substitute (the notary).

Shareholders who wish to exercise their voting rights by an electronic proxy, which entails a voting instruction to the notary, can do this via www.abnamro.com/evoting no later than [    •    ] 2016, 17:30 (CET).

Forms to be used to grant a proxy in writing are available free of charge at the offices of the Company and at www.oci.nl. Shareholders who wish to attend this EGM by proxy must—without prejudice to the above application requirement—ensure that their proxy has ultimately been received on [    •    ] 2016 by J.J.C.A. Leemrijse, civil law notary in Amsterdam, the Netherlands, at the offices of Allen & Overy LLP (Apollolaan 15, 1077 AB Amsterdam, the Netherlands), or if sent in pdf-form electronically at her e-mail address: joyce.leemrijse@allenovery.com ultimately on [    •    ] 2016, 17:30 (CET). A copy of the written proxy must be shown at registration for the meeting.

Registration and identification at the meeting

Registration for admission to the meeting will take place from [    •    ] (CET) until the commencement of the meeting at [    •    ] (CET). After this time registration is no longer possible. Persons entitled to attend the meeting may be asked for identification prior to being admitted by means of a valid identity document, such as a passport or driver's license.

Written questions and information

From today until [    •    ] 2016 at the latest shareholders may submit written questions about the items on the agenda. These questions will, possibly combined, be dealt with and discussed at the meeting. For these questions and for general information please refer to the company secretary, Maud de Vries, by telephone: +31 (0)20 723 4500 or by email: maud.devries@oci.nl or to the investor relations director, Hans Zayed, by telephone: +31 (0)6 1825 1367 or by email: hans.zayed@oci.nl.

The Board of Directors
Amsterdam, [    •    ]

 EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF
OCI N.V.

OCI N.V. (the Company) invites its shareholders to the Extraordinary General Meeting of Shareholders, to be held on                                     2016 at [    •    ] hours CET at the [    •    ] in Amsterdam, [    •    ] Amsterdam, the Netherlands.

The entrance registration will start at [    •    ] hours CET and the meeting will begin at [    •    ] hours CET.

AGENDA

Agenda items 1 and 7 are solely for discussion and will not be put to a vote.

1.
Opening and announcements.

2.
Proposal to approve (within the meaning of Section 2:107a of the Dutch Civil Code) the distribution of the Company's European, North American and global distribution businesses in order to consummate the Combination (resolution).

3.
Proposal to increase the issued share capital and amendment of the articles of association of the Company (resolution).

4.
Proposal to decrease the issued share capital and amendment of the articles of association of the Company (resolution).

5.
Proposal to extend the designation of the Board of Directors as the authorised body to issue shares in the share capital of the Company (resolution).

6.
Proposal to extend the designation of the Board of Directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares (resolution).

7.
Questions and close of meeting.

All documents for the Extraordinary General Meeting of Shareholders, including the proposals to amend the articles of association of the Company and the shareholders circular/prospectus, are available at www.ocinv.nl.

 EXPLANATORY NOTES TO THE AGENDA
OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF OCI N.V.

As announced on 6 August 2015, the Company has entered into an agreement to combine the Company's European, North American and global distribution businesses with CF Industries Holdings, Inc.'s (CF Holdings) global assets (the Combination). Under the terms of the agreement, a new holding company domiciled in the United Kingdom will be established (New CF). CF Holdings will become a subsidiary of New CF and the Company will contribute certain companies that hold portions of the Company's European, North American and global distribution business to New CF in exchange for a fixed 25.6% of New CF's ordinary shares that, upon the consummation of the Combination, would be outstanding or subject to compensatory equity awards, subject to downward adjustment to account for the assumption by New CF of any of the Company's certain convertible bonds that remain outstanding as of the closing date of the Combination (the Base Share Consideration) and $700 million (subject to adjustment as provided in the agreement) to be paid in cash, ordinary shares of New CF or a mixture of cash and ordinary shares of New CF, as determined by CF Holdings in accordance with the terms of the agreement (the Additional Consideration). OCI will distribute pro rata to its shareholders an amount of New CF ordinary shares, as determined in the Board of Directors' reasonable discretion, but not less than 80%, of the sum of the Base Share Consideration plus the portion of the $700 million Additional Consideration paid in ordinary shares of New CF. In case of fractional shares as a result of the repayment the shareholders will be compensated in cash. More information and explanation about the Combination can be found in the shareholder circular/prospectus.

The proposal under item 2 is put to a vote as the consummation of the Combination is considered to be a decision of the Board of Directors which qualifies as an important change in the identity or character of the Company pursuant to the provisions of Section 2:107a of the Dutch Civil Code.

The proposals under item 3 and 4 aim to facilitate the distribution of New CF ordinary shares to the Company's shareholders by means of a repayment of capital in kind, consisting of the shares in New CF.

In order to ensure that enough share capital is available for making such repayment, first the Company's share capital will be increased by an amount, as to be determined by the Board of Directors, which will not be higher than the available (i) statutory reserves that can be converted into share capital plus (ii) freely distributable reserves (item 3). Subsequently, the Company's share capital will be reduced by such an amount as a result of which each ordinary share in the Company's capital will have a nominal value of EUR 0.01. Through this capital reduction, shares in New CF will be transferred to the Company's shareholders and (ii) the remainder (if any) of the amount by which the share capital is reduced will be added back to the share premium reserve (item 4).

It is emphasised that implementation of each of the resolutions of the general meeting under items 3 and 4 is conditional upon a decision of the Board of Directors.

Item 2—Proposal to approve (within the meaning of Section 2:107a of the Dutch Civil Code) the distribution of the Company's North American, European and Global Distribution businesses in order to consummate the Combination (resolution).

Reference is made to the shareholders circular/ prospectus for this meeting for a detailed explanation of the Combination.

Item 3—Proposal to increase the issued share capital and amendment of the articles of association of the Company (resolution).

It is proposed, subject to adoption of agenda item 4, on such a moment as the Board of Directors may determine, to increase the issued capital of the Company with an amount, as to be determined by the Board of Directors, not higher than the available (i) statutory reserves that can be converted into share capital plus (ii) freely distributable reserves by means of an increase of the nominal value of each ordinary share at the expense of the aforementioned reserves and for this purpose:

1.
amend articles 4.1 and 4.2 of the articles of association of the Company in conformity with the proposal prepared by Allen & Overy LLP (Amsterdam office) (Amendment 1); and

2.
authorise each executive director of the Company and also each civil law notary, deputy civil law notary and notarial assistant of Allen & Overy LLP, each of them severally, to have the deed of amendment of the articles of association executed.

As long as Amendment 1 is not effected, it can, together with the Amendment 2 (as defined below), be revoked by the general meeting.

Item 4—Proposal to decrease the issued share capital and amendment of the articles of association of the Company (resolution).

It is proposed, subject to adoption of agenda item 3, on such a moment as the Board of Directors may determine, to decrease the issued capital of the Company by such an amount as needed in order to result in a nominal value of EUR 0.01 for each ordinary share in issue. This capital reduction may, at the discretion of the Board of Directors, be effectuated by a repayment in kind, consisting of an amount of New CF ordinary shares, as determined in the Board of Directors' reasonable discretion, but not less than 80% of the sum of the Base Share Consideration plus the portion of the $700 million Additional Consideration paid in ordinary shares of New CF. In case of fractional shares as a result of the repayment in kind the shareholders will be compensated in cash.

The amount by which the amount of the capital reduction exceeds the value of the shares of New CF which are distributed will be added to the share premium reserve of the Company.

For this purpose, it is proposed to:

1.
amend articles 4.1 and 4.2 of the articles of association of the Company in conformity with the proposal prepared by Allen & Overy LLP (Amsterdam office) (Amendment 2); and

2.
authorise each executive director of the Company and also each civil law notary, deputy civil law notary and notarial assistant of Allen & Overy LLP, each of them severally, to have the deed of amendment of the articles of association executed.

As long as Amendment 2 is not effected, it can, together with Amendment 1, be revoked by the general meeting.

The decrease of issued share capital will be effected with due observance of the relevant provisions of Dutch law. This includes the requirement to deposit the shareholders' resolution with the Dutch Commercial Register. During a period of two months starting on the date of the announcement of the deposit any creditor of the Company may file objections to the contemplated capital reduction with the competent court.

Item 5—Proposal to extend the designation of the Board of Directors as the authorised body to issue shares in the share capital of the Company (resolution).

Under this agenda item, it is proposed unanimously by the Board of Directors to extend the designation of the Board of Directors as the authorised body to issue shares and to grant rights to subscribe for shares as provided for in article 6 of the articles of association of the Company for a period of 18 months, starting [    •    ] 2016 and ending [    •    ] 2017, in order to ensure continuing financial flexibility. The number of shares to be issued shall be limited to a maximum of 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs within the context of a merger or an acquisition, plus 1% of the capital if the issuance or the granting of rights occurs for the purpose of the 2014 Performance Share Plan, the 2015 Bonus / Matching Plan, and 2014 Employees Incentive Plan. The term "capital" means the issued capital from time to time. Resolutions by the Board of Directors to issue shares or to grant rights to subscribe for shares can only be adopted with the consent of the majority of the Non-Executive Directors.

Item 6—Proposal to extend the designation of the Board of Directors as the authorised body to restrict or exclude pre-emptive rights upon the issuance of shares (resolution).

Under this agenda item, it is proposed unanimously by the Board of Directors to extend the designation of the Board of Directors as the authorised body to restrict or exclude pre-emptive rights of existing shareholders upon the issuance of shares or the granting of rights to subscribe for shares as provided for in article 7 of the articles of association of the Company for a period of 18 months, starting [    •    ] 2016 and ending [    •    ] 2017. This authority shall be limited to a maximum of 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs within the context of a merger or an acquisition. The term "capital" means the issued capital from time to time. Resolutions by the Board of Directors to restrict or exclude pre-emptive rights can only be adopted with the consent of the majority of the Non-Executive Directors.

PROPOSALS TO AMEND THE ARTICLES OF ASSOCIATION
of
OCI N.V.,
with official seat in Amsterdam.

As these will be proposed for adoption at the extraordinary general meeting of shareholders
of OCI N.V. to be held on [    •    ] 2016.

Only the text of the articles to be changed in the current articles of association is stated in the first column and the text of the proposed new text is stated in the second column.

The text of the proposal below is an English translation of a proposal prepared in Dutch. In preparing the text below, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms. The concepts concerned may be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

PROPOSAL UNDER AGENDA ITEM 3

The proposal under agenda item 3 entails an increase of the issued capital of OCI N.V. with an amount not higher than the available (i) statutory reserves that can be converted into share capital plus (ii) the freely distributable reserves by increasing the nominal value of the shares, which increase will be chargeable at the expense of the aforementioned reserves of OCI N.V.

The new authorised capital will be the nominal value of the shares following the capital increase times the number of ordinary shares included in the authorised capital (300,000,000).

The proposal to increase the nominal value is subject to adoption of the proposal under agenda item 4 (described below) by the general meeting of shareholders.

The resolution to be adopted on the basis of this proposal, and together with the proposal under agenda item 4, may be revoked by the general meeting of shareholders, as long as the proposed amendment has not yet been effected.

Current text:		Proposed new text:
Article 4.1		Article 4.1
4.1	The authorised capital of the Company amounts to six billion euro (EUR 6,000,000,000)	4.1	The authorised capital of the Company amounts to • euro (EUR •).(1)
Article 4.2		Article 4.2
4.2	The authorised capital is divided into three hundred million (300,000,000) Shares, having a nominal value of twenty euro (EUR 20) each.	4.2	The authorised capital is divided into three hundred million (300,000,000) Shares, having a nominal value of • (EUR •) each.(2)

(1)
The authorised capital will be the nominal value of the shares following the capital increase times the number of ordinary shares included in the authorised capital (300,000,000).
(2)
The increase of the nominal value per issued share will be calculated based on basis of the amount by which the issued capital will be increased.

PROPOSAL UNDER AGENDA ITEM 4

After amendment of the articles 4.1 and 4.2 of the articles of association as described in the proposal under agenda item 3, the articles of association will be amended as described below. This proposal entails a decrease of the nominal value of the shares to EUR 0.01. In connection with said decrease a repayment per issued ordinary share will be made to the shareholders in the manner as described in the explanatory notes to the agenda of the general meeting. The reduction of the issued capital by decreasing the nominal value of the ordinary shares will take place in accordance with the relevant provisions prescribed by law.

This proposal is subject to adoption of the proposal under agenda item 3 in relation to the amendment of the articles 4.1 and 4.2 by the general meeting of shareholders.

Text following implementation of agenda item 3:		Proposed new text:
Article 4.1		Article 4.1
4.1	The authorised capital of the Company amounts to • euro (EUR •).	4.1	The authorised capital of the Company amounts to three million euro (EUR 3,000,000).
Article 4.2		Article 4.2
4.2	The authorised capital is divided into three hundred million (300,000,000) Shares, having a nominal value of • (EUR •) each.	4.2	The authorised capital is divided into three hundred million (300,000,000) Shares, having a nominal value of one eurocent (EUR 0.01) each.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Darwin Holdings Limited ("New CF") is currently a private limited company incorporated under the law of England and Wales, but will be re-registered as a public limited company prior to the effective time of the merger referred to in the proxy statement/prospectus and the shareholders circular/prospectus that are part of this registration statement.

        The following is only a general summary of certain aspects of English law and the New CF articles that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 and of the articles of association of New CF (the "New CF articles"), a form of which is included as Annex E to the proxy statement/prospectus and the shareholders circular/prospectus that are part of this registration statement.

        English law does not permit New CF to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against New CF. However, despite this prohibition, New CF is permitted to purchase and maintain insurance for a director or executive officer of New CF to protect them against any such liability. Shareholders can ratify, by ordinary resolution, a director's or certain officer's conduct amounting to negligence, default, breach of duty or breach of trust in relation to New CF. Sections 205, 206 and Chapter 7 of Part 10 of the U.K. Companies Act 2006 contain provisions protecting directors from liability.

        All statutory references in this Item 20 are to the U.K. Companies Act 2006.

        Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct). The terms on which such funds are given must include a requirement that the funds be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application.

        Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust in relation to the company or an associated company.

        Section 232(1) makes void any provision that purports to exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.

        Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

  (a)
  liability insurance within Section 233;

  (b)
  qualifying third-party indemnity provisions falling with Section 234; and

  (c)
  qualifying pension scheme indemnity provisions within Section 235.

        Section 233 permits liability insurance, commonly known as directors' and officers' liability insurance, purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

        Section 234 allows for a company to provide an indemnity against liability incurred by a director to someone other than the company or an associated company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Section 661 (relief in case of acquisition of shares by innocent nominee) or Section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

        Section 235 allows a company to provide an indemnity against liability incurred by a director that is a trustee of an occupational pension scheme in connection with the company's activities as trustee of the scheme. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings.

        Any indemnity provided under Section 234 or Section 235 must be disclosed in New CF's annual report in accordance with Section 236, copies of such indemnification provisions made available for inspection in accordance with Section 237 and every member has a right to inspect and request such copies under Section 238.

        Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to New CF can be ratified, in accordance with Section 239, by a resolution of the shareholders of New CF, disregarding the votes of the director (if a shareholder) and any connected shareholder,

        Under the New CF articles, subject to the provisions of the U.K. Companies Act 2006, New CF may, broadly, (a) indemnify to any extent any person who is a director, or a director of any associated company, against any loss, liability or expenditure sustained or incurred by him or her in the execution and discharge of the duties of his or her office or otherwise in relation thereto or in connection with New CF's or any such associated company's activities as the trustee of pension scheme and (b) purchase and maintain insurance for any person who is or was a director of New CF, or a director of an associated company, against any liability he or she may incur in respect of any act or omission in the actual on purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices.

        The section entitled "Comparison of Rights of Shareholders of CF Holdings, OCI and New CF" in the proxy statement/prospectus and the shareholders circular/prospectus that are part of this registration statement sets out the position under English law in relation to director and officer liability and indemnification. New CF expects to enter into deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity will require that New CF indemnify such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of New CF or another corporation at the request of New CF.

        New CF will arrange appropriate insurance cover in respect of legal action against directors of New CF and its consolidated subsidiaries. New CF will also provide protections for its and its consolidated subsidiaries' directors against personal financial exposure that they may incur in their capacity as such. These protections may include qualifying third party indemnity provisions for the benefit of directors of New CF and other such persons, including, where applicable, in their capacity as directors of the New CF consolidated subsidiaries.

Item 21.    Exhibits and Financial Statement Schedules

        The following exhibits are filed as part of, or are incorporated by reference into, this registration statement:

2.1		Combination Agreement, dated August 6, 2015, by and among CF Industries Holdings, Inc., Darwin Holdings Limited, Beagle Merger Company LLC and OCI N.V. (incorporated by reference to Exhibit 2.1 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.2		Amendment No. 1 to the Combination Agreement, dated November 6, 2015, by and among CF Industries Holdings, Inc., Darwin Holdings Limited, Beagle Merger Company LLC and OCI N.V.†

2.3		Shareholders' Agreement, dated August 6, 2015, by and among Darwin Holdings Limited, Capricorn Capital B.V., Leo Capital B.V., Aquarius Investments B.V. and OCI N.V. (incorporated by reference to Exhibit 2.2 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.4		Amendment No. 1 to the Shareholders' Agreement, dated November 6, 2015, by and among Darwin Holdings Limited, Capricorn Capital B.V., Leo Capital B.V., Aquarius Investments B.V. and OCI N.V.

2.5		Irrevocable Undertaking, dated August 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Capricorn Capital B.V. (incorporated by reference to Exhibit 2.3 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.6		Amendment No. 1 to the Irrevocable Undertaking, dated November 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Capricorn Capital B.V.

2.7		Irrevocable Undertaking, dated August 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Leo Capital B.V. (incorporated by reference to Exhibit 2.4 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.8		Irrevocable Undertaking, dated August 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Aquarius Investments B.V. (incorporated by reference to Exhibit 2.5 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

3.1		Form of Articles of Association of Darwin Holdings Limited (included as Annex E to the proxy statement/prospectus and the shareholders circular/prospectus that are part of this registration statement)

4.1		Trust Deed made on 25 September 2013 between OCI N.V. and BNY Mellon Corporate Trustee Services Limited

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the ordinary shares of New CF

8.1	*	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding certain tax matters

10.1		Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., the borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley Bank, N.A., Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as issuing banks (incorporated by reference to Exhibit 10.2 to CF Holdings' Current Report on Form 8-K filed with the SEC on September 23, 2015, File No. 001-32597)

10.2		364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., the borrowers from time to time party thereto, the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to CF Holdings' Current Report on Form 8-K filed with the SEC on September 23, 2015, File No. 001-32597)

23.1	*	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.1)

23.2	*	Consent of Cleary Gottlieb Steen and Hamilton LLP (included in Exhibit 8.1)

23.3		Consent of KPMG LLP

23.4		Consent of KPMG Accountants N.V.

24.1		Powers of attorney (included in signature page of this registration statement)

99.1		Consent of Morgan Stanley & Co. LLC

99.2		Consent of Goldman, Sachs & Co.

99.3		Consent of Zaoui & Co. S.A.

99.4		Consent of Merrill Lynch International

99.5		Rule 438 consent of Greg Heckman

99.6		Rule 438 consent of Alan Heuberger

99.7	*	Form of proxy card for CF Holdings special meeting

99.8	*	Form of proxy card for OCI extraordinary general meeting

*
To be filed by amendment

†
Annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any omitted annexes upon request by the U.S. Securities and Exchange Commission.

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any long-term debt instruments that have been omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.

The agreements filed or incorporated by reference as exhibits to this registration statement contain representations and warranties by the parties thereto. In the case of each such agreement, such representations and warranties of a party were made solely for the benefit of the other parties to such agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the applicable agreement by disclosures that were made to the other parties in connection with the negotiation of such agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in such agreement. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

  (i)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

  (ii)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (iii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iv)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (iii)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (iv)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (v)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (vi)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    •
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      •
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      •
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      •
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (vii)
  For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (viii)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (ix)
  That every prospectus (1) that is filed pursuant to paragraph (g) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (x)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (xi)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (xii)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 6, 2015.

DARWIN HOLDINGS LIMITED
By:	/s/ W. ANTHONY WILL
	Name:	W. Anthony Will
	Title:	President and Chief Executive Officer

Power of Attorney

        Each person whose signature appears below hereby constitutes and appoints W. Anthony Will, Dennis P. Kelleher, Richard A. Hoker and Douglas C. Barnard, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 6, 2015:

Signature	Title

/s/ W. ANTHONY WILL W. Anthony Will	President and Chief Executive Officer (Principal Executive Officer)
/s/ DENNIS P. KELLEHER Dennis P. Kelleher	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD A. HOKER Richard A. Hoker	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ DOUGLAS C. BARNARD Douglas C. Barnard	Director (Authorized Representative in the United States)

EXHIBIT INDEX

2.1		Combination Agreement, dated August 6, 2015, by and among CF Industries Holdings, Inc., Darwin Holdings Limited, Beagle Merger Company LLC and OCI N.V. (incorporated by reference to Exhibit 2.1 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.2		Amendment No. 1 to the Combination Agreement, dated November 6, 2015, by and among CF Industries Holdings, Inc., Darwin Holdings Limited, Beagle Merger Company LLC and OCI N.V.†

2.3		Shareholders' Agreement, dated August 6, 2015, by and among Darwin Holdings Limited, Capricorn Capital B.V., Leo Capital B.V., Aquarius Investments B.V. and OCI N.V. (incorporated by reference to Exhibit 2.2 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.4		Amendment No. 1 to the Shareholders' Agreement, dated November 6, 2015, by and among Darwin Holdings Limited, Capricorn Capital B.V., Leo Capital B.V., Aquarius Investments B.V. and OCI N.V.

2.5		Irrevocable Undertaking, dated August 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Capricorn Capital B.V. (incorporated by reference to Exhibit 2.3 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.6		Amendment No. 1 to the Irrevocable Undertaking, dated November 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Capricorn Capital B.V.

2.7		Irrevocable Undertaking, dated August 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Leo Capital B.V. (incorporated by reference to Exhibit 2.4 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

2.8		Irrevocable Undertaking, dated August 6, 2015, by and among CF Industries Holdings, Inc., OCI N.V. and Aquarius Investments B.V. (incorporated by reference to Exhibit 2.5 to CF Holdings' Current Report on Form 8-K filed with the SEC on August 12, 2015, File No. 001-32597)

3.1		Form of Articles of Association of Darwin Holdings Limited (included as Annex E to the proxy statement/prospectus and the shareholders circular/prospectus that are part of this registration statement)

4.1		Trust Deed made on 25 September 2013 between OCI N.V. and BNY Mellon Corporate Trustee Services Limited

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the ordinary shares of New CF

8.1	*	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding certain tax matters

10.1		Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., the borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley Bank, N.A., Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as issuing banks (incorporated by reference to Exhibit 10.2 to CF Holdings' Current Report on Form 8-K filed with the SEC on September 23, 2015, File No. 001-32597)

10.2		364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., the borrowers from time to time party thereto, the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to CF Holdings' Current Report on Form 8-K filed with the SEC on September 23, 2015, File No. 001-32597)

23.1	*	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.1)

23.2	*	Consent of Cleary Gottlieb Steen and Hamilton LLP (included in Exhibit 8.1)

23.3		Consent of KPMG LLP

23.4		Consent of KPMG Accountants N.V.

24.1		Powers of attorney (included in signature page of this registration statement)

99.1		Consent of Morgan Stanley & Co. LLC

99.2		Consent of Goldman, Sachs & Co.

99.3		Consent of Zaoui & Co. S.A.

99.4		Consent of Merrill Lynch International

99.5		Rule 438 consent of Greg Heckman

99.6		Rule 438 consent of Alan Heuberger

99.7	*	Form of proxy card for CF Holdings special meeting

99.8	*	Form of proxy card for OCI extraordinary general meeting

*
To be filed by amendment

†
Annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any omitted annexes upon request by the U.S. Securities and Exchange Commission.

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any long-term debt instruments that have been omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.

The agreements filed or incorporated by reference as exhibits to this registration statement contain representations and warranties by the parties thereto. In the case of each such agreement, such representations and warranties of a party were made solely for the benefit of the other parties to such agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the applicable agreement by disclosures that were made to the other parties in connection with the negotiation of such agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in such agreement. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.